As filed with the Securities and Exchange Commission on June 12, 2025

Registration No. 333-286043

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Yukon New Parent, Inc.
(to be renamed Mount Logan Capital Inc.)
(Exact name of Registrant as specified in its charter)

Delaware	6282	33-2698952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o 180 Degree Capital Corp.
7 N. Willow Street, Suite 4B
Montclair, New Jersey 07042
(973) 946-4500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel B. Wolfe
President and Chief Financial Officer
180 Degree Capital Corp.
7 N. Willow Street, Suite 4B
Montclair, New Jersey 07042
(973) 946-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

John J. Mahon, Esq.	Nikita Klassen	Kenneth E. Young, Esq.
Joshua A. Apfelroth, Esq.	Mount Logan Capital Inc.	Stephen R. Pratt, Esq.
Michael E. Ellis, Esq.	650 Madison Avenue, 3rd Floor	Dechert LLP
Proskauer Rose LLP	New York, NY 10022	3 Bryant Park
Eleven Times Square	212-891-2880	1095 Avenue of the Americas
New York, NY 10036		New York, NY 10036
212-969-3000		212-698-3500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. Yukon New Parent, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED [month day], 2025

LETTER TO SHAREHOLDERS OF MOUNT LOGAN CAPITAL INC.

Dear Mount Logan Capital Inc. (“Mount Logan”) shareholders,

The Mergers:

On January 16, 2025, Mount Logan and 180 Degree Capital Corp., a corporation organized under the laws of the State of New York (“180 Degree Capital”), entered into an Agreement and Plan of Merger, together with Yukon New Parent, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of 180 Degree Capital (“New Parent”), Polar Merger Sub, Inc., a corporation organized under the laws of the State of New York and a wholly-owned subsidiary of New Parent (“TURN Merger Sub”), and Moose Merger Sub, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of New Parent (“MLC Merger Sub”), to combine 180 Degree Capital and Mount Logan under a new publicly traded company, New Parent (the “Business Combination”). If the transactions contemplated by the Merger Agreement are consummated, New Parent will change its registered name with the Secretary of State of Delaware to “Mount Logan Capital Inc.” (and hereafter referred to as “New Mount Logan” in the accompanying preliminary joint proxy statement/prospectus) and will become a newly-listed public company on Nasdaq trading under the symbol “MLCI.”

The Merger Agreement provides for, subject to the terms and conditions therein: (i) the merger of TURN Merger Sub with and into 180 Degree Capital, with 180 Degree Capital being the surviving company, and a wholly-owned subsidiary of New Mount Logan (the “TURN Merger”); and (ii) the merger of MLC Merger Sub with and into Mount Logan, with Mount Logan being the surviving company, and a wholly-owned subsidiary of New Mount Logan (the “MLC Merger,” and together with the TURN Merger, the “Mergers”).

Immediately prior to the Mergers (and as a condition to closing of the Mergers), if approved by the Mount Logan shareholders, Mount Logan will domesticate from the Province of Ontario, Canada to the state of Delaware (the “MLC Domestication”). Accordingly, Mount Logan shareholders who are in favor of the Business Combination should vote in favor of the resolution in respect of the MLC Domestication.

The Consideration:

If the Mergers are completed, shareholders of each of Mount Logan and 180 Degree Capital will receive approximately [●] and [●] newly issued shares of common stock of New Mount Logan, respectively, based on the ratio of Mount Logan’s transaction equity value at signing of $67.4 million, subject to certain pre-closing adjustments, relative to the net asset value of 180 Degree Capital at closing. Based on the net asset value of 180 Degree Capital as of [month day], 2025, the estimated pro forma post-Mergers shareholder ownership of New Mount Logan would be approximately [60%] for current Mount Logan shareholders and [40%] for current 180 Degree Capital shareholders. For more information on the consideration to be paid in connection with the consummation of the Mergers including in respect of the estimated pro forma post-Mergers shareholder ownership of New Mount Logan, see the section entitled “The Mergers - Merger Consideration” and “Risk Factors - Risk Relating to the Mergers.”

The Meeting:

Mount Logan will hold a special meeting of their shareholders to vote on the MLC Domestication and the resolutions (the “Proposals”) necessary to complete the Mergers. Such special meeting is referred to as the “MLC Special Meeting.”

At the MLC Special Meeting, Mount Logan shareholders will be asked to vote on the following in respect of the Business Combination:

Proposal No. 1 - Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the MLC Merger;

Proposal No. 2 – Plan of Arrangement Proposal: a proposal to approve the Arrangement Resolution pursuant to section 182 of the OBCA involving, among other things, the continuance of Mount Logan from Ontario to the State of Delaware; and
Proposal No. 3 - New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan.
The Mount Logan board of directors (the “Mount Logan Board”) has unanimously determined that each of the MLC Domestication, the MLC Merger, and any other matters required to be approved or adopted by the Mount Logan shareholders in connection therewith, including the adoption of the 2025 Omnibus Incentive Plan by New Mount Logan is advisable and in the best interests of Mount Logan and its shareholders. It is expected that the board of directors of New Mount Logan will approve and ratify the 2025 Omnibus Incentive Plan of New Mount Logan post-Closing before any grants or issuances are made thereunder. The Mount Logan Board unanimously recommends that Mount Logan shareholders vote “FOR” THE BUSINESS COMBINATION PROPOSAL, “FOR” THE PLAN OF ARRANGEMENT PROPOSAL, and “FOR” THE NEW MOUNT LOGAN INCENTIVE PLAN PROPOSAL.
We urge you to read the enclosed preliminary joint proxy statement/prospectus, including the Annexes, carefully and in their entirety, as they include important information about the Business Combination. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 36 of the enclosed preliminary joint proxy statement/prospectus for a description of the risks that you should consider in evaluating the Business Combination.

Your vote is very important. We cannot complete the Business Combination unless Mount Logan shareholders approve the MLC Domestication and the MLC Merger. Whether or not you expect to attend the MLC Special Meeting, the details of which are described in the enclosed preliminary joint proxy statement/prospectus, please immediately submit your proxy by the Internet or by completing, signing, dating and returning your signed instrument of proxy in the enclosed prepaid return envelope.

Any Mount Logan shareholder with questions or who requires assistance in voting their shares should contact Mount Logan’s proxy solicitor for the MLC Special Meeting, toll-free at [●].

We look forward to the successful completion of the Business Combination.

Sincerely,

Edward (Ted) Goldthorpe
Chairman and Chief Executive Officer
Mount Logan Capital Inc.

Neither the Securities and Exchange Commission nor any state securities commission nor any Canadian securities regulatory authority has approved or disapproved of the securities to be issued pursuant to the Mergers or determined if the enclosed preliminary joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed preliminary joint proxy statement/prospectus is dated [month day], 2025, and is first being mailed to stockholders on or about [month day], 2025.

LETTER TO SHAREHOLDERS OF 180 DEGREE CAPITAL CORP.

Dear 180 Degree Capital Corp. (“180 Degree Capital”) shareholders,

The Mergers:

On January 16, 2025, Mount Logan and 180 Degree Capital entered into an Agreement and Plan of Merger, by and among 180 Degree Capital, Mount Logan Capital Inc., a corporation organized under the Laws of the Province of Ontario, Canada (“Mount Logan”), Yukon New Parent, Inc., a corporation organized under the Laws of the State of Delaware and a wholly-owned subsidiary of 180 Degree Capital (“New Parent”), Polar Merger Sub, Inc., a corporation organized under the Laws of the State of New York and a wholly-owned subsidiary of New Mount Logan (“TURN Merger Sub”), and Moose Merger Sub, LLC, a limited liability company formed under the Laws of the State of Delaware and a wholly-owned subsidiary of New Parent (“MLC Merger Sub”), to combine 180 Degree Capital and Mount Logan under a new publicly traded company, New Parent (the “Business Combination”). At the closing of the transactions contemplated by the Merger Agreement, New Parent will change its registered name with the Secretary of State of Delaware to “Mount Logan Capital Inc.” (and hereafter referred to as “New Mount Logan” in the accompanying preliminary joint proxy statement/prospectus).

The Merger Agreement provides for, subject to the terms and conditions therein: (i) the merger of TURN Merger Sub with and into 180 Degree Capital, with 180 Degree Capital being the surviving company, a wholly-owned subsidiary of New Mount Logan (the “TURN Merger”); and (ii) the merger of MLC Merger Sub with and into Mount Logan, with Mount Logan being the surviving company, a wholly-owned subsidiary of New Mount Logan (the “MLC Merger,” and together with the TURN Merger, the “Mergers”).

Following the completion of the Mergers, 180 Degree Capital plans to file for deregistration (the “Deregistration,” and together with the Mergers, the “Transactions”) as a management closed-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with the Securities and Exchange Commission (the “SEC”).

New Mount Logan will be the surviving entity as a newly-listed public company on Nasdaq trading under the symbol “MLCI.” For a summary of the business, assets and operations of New Mount Logan after completion of the Business Combination, see Annex F - “Information Concerning New Mount Logan Following the Business Combination”.

The Consideration:

If the Mergers are completed, shareholders of each of Mount Logan and 180 Degree Capital will receive approximately [●] and [●] newly issued shares of common stock of New Mount Logan, respectively based on the ratio of Mount Logan’s transaction equity value at signing of $67.4 million, subject to certain pre-closing adjustments, relative to the net asset value of 180 Degree Capital at closing. Based on the net asset value of 180 Degree Capital as of [month day], 2025, the estimated pro forma post-Mergers shareholder ownership of New Mount Logan would be approximately [60%] for current Mount Logan shareholders and [40%] for current 180 Degree Capital shareholders. For more information on the consideration to be paid in connection with the consummation of the Mergers including in respect of the estimated pro rata post-Mergers shareholder ownership of New Mount Logan, see the section entitled “The Mergers - Merger Consideration” and “Risk Factors - Risk Relating to the Mergers.”

The Meeting:

180 Degree Capital will hold a special meeting of its shareholders on [month day], 2025, to vote on the proposals necessary to complete the Mergers (the “180 Degree Capital Special Meeting”).

At the 180 Degree Capital Special Meeting, 180 Degree Capital shareholders will be asked to vote on:

•Proposal No. 1 - The Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the Mergers;

•Proposal No. 2 - The TURN 1940 Act Deregistration: a proposal to approve the deregistration of 180 Degree Capital as a management closed-end investment company registered under the 1940 Act;

•Proposal No. 3 - The New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan; and

•Proposal No. 4 - The Adjournment Proposal: a proposal to adjourn the 180 Degree Capital Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the 180 Degree Capital Special Meeting.

The 180 Degree Capital board of directors (the “180 Degree Capital Board”), on the recommendation of the 180 Degree Capital Special Committee, comprised solely of the 180 Degree Capital Independent Directors, has unanimously determined that the transactions contemplated by the Merger Agreement, including the Business Combination, the issuance of shares of New Mount Logan Common Stock in connection with the Mergers, and the adoption of the 2025 Omnibus Incentive Plan by New Mount Logan, are advisable, fair to, and in the best interests of, 180 Degree Capital and its shareholders; has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Business Combination and the issuance of shares of New Mount Logan Common Stock in connection with the Mergers. It is expected that the board of directors of New Mount Logan will approve and ratify the 2025 Omnibus Incentive Plan of New Mount Logan post-Closing before any grants or issuances are made thereunder. The 180 Degree Capital Board unanimously recommends that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal, “FOR” the TURN 1940 Act Deregistration Proposal, “FOR” the New Mount Logan Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

We urge you to read the enclosed preliminary joint proxy statement/prospectus, including the Annexes, carefully and in their entirety, as they include important information about the Business Combination. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 36 of the enclosed preliminary joint proxy statement/prospectus for a description of the risks that you should consider in evaluating the Business Combination.

Your vote is very important. We cannot complete the Business Combination unless 180 Degree Capital shareholders adopt the Merger Agreement and approve the transactions, including the Business Combination. Whether or not you expect to attend the 180 Degree Capital Special Meeting, the details of which are described in the enclosed preliminary joint proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.

180 Degree Capital shareholders with any questions or require assistance in voting their shares should call EQ Funds Solutions, LLC, 180 Degree Capital’s proxy solicitor for the 180 Degree Capital Special Meeting, toll-free at [●].

We look forward to the successful completion of the Business Combination.

Sincerely,

Kevin M. Rendino
Chairman and Chief Executive Officer
180 Degree Capital Corp.

Neither the Securities and Exchange Commission nor any state securities commission nor any Canadian securities regulatory authority has approved or disapproved of the securities to be issued pursuant to the Mergers or determined if the enclosed preliminary joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed preliminary joint proxy statement/prospectus is dated [month day], 2025, and is first being mailed to stockholders on or about [month day], 2025.

MOUNT LOGAN CAPITAL INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [month day], 2025
NOTICE IS HEREBY GIVEN that, in accordance with an order of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated [month day], 2025 (the “Interim Order”) a special meeting (the “MLC Special Meeting”) of the shareholders of Mount Logan Capital Inc. (“Mount Logan”) will be held, online only via live audio webcast, on [day of week], [month day], 2025 at [time] (Eastern time) for the following purposes:
1.to consider and, if deemed advisable, approve, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set out in the accompanying preliminary joint proxy statement/prospectus (the “Preliminary Joint Proxy Statement/Prospectus”), to approve a plan of arrangement (the “Plan of Arrangement”) pursuant to section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving, among other things, the continuance of Mount Logan out of the jurisdiction of the OBCA to the State of Delaware, as more fully described below and in the Preliminary Joint Proxy Statement/Prospectus (the “MLC Domestication”);
2.to consider and, if deemed advisable, approve, with or without variation a resolution (the “MLC Merger Resolution”) (including in their capacity as shareholders of Mount Logan following the MLC Domestication), the full text of which is set out in the accompanying Preliminary Joint Proxy Statement/Prospectus as Annex K, to authorize, approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of January 16, 2025, by and among Mount Logan, 180 Degree Capital Corp., a corporation organized under the Laws of the State of New York (“180 Degree Capital”), Yukon New Parent, Inc., a corporation organized under the Laws of the State of Delaware and a wholly-owned subsidiary of 180 Degree Capital, which will be renamed Mount Logan Capital Inc. (“New Mount Logan”), Polar Merger Sub, Inc., a corporation organized under the Laws of the State of New York and a wholly-owned subsidiary of New Mount Logan, and Moose Merger Sub, LLC, a limited liability company formed under the Laws of the State of Delaware and a wholly-owned subsidiary of New Mount Logan (“MLC Merger Sub”), pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement (including the prior consummation of the MLC Domestication), MLC Merger Sub shall be merged with and into Mount Logan, with Mount Logan as the surviving company;
3.to consider and, if deemed advisable, approve, with or without variation (including in their capacity as shareholders of Mount Logan following the MLC Domestication), a resolution, the full text of which is set out in the accompanying Preliminary Joint Proxy Statement/Prospectus, to approve the Mount Logan Capital Inc. 2025 Omnibus Incentive Plan; and
4.to transact such other business as may be properly brought before the MLC Special Meeting or any adjournment thereof (including in their capacity as shareholders of Mount Logan following the MLC Domestication).
Information relating to the items described above is set forth in the accompanying Preliminary Joint Proxy Statement/Prospectus.
Only shareholders of record as of [month day], 2025, the record date for the MLC Special Meeting, are entitled to receive notice of and to vote at the MLC Special Meeting. Shareholders who wish to vote at the MLC Special Meeting must attend the MLC Special Meeting via live audio webcast or deposit an instrument of proxy in accordance with the instructions set forth below and in the accompanying Preliminary Joint Proxy Statement/Prospectus.
Mount Logan will hold the MLC Special Meeting in a virtual only format, which will be conducted via live audio webcast. All shareholders, regardless of their geographic location and equity ownership, will have an equal opportunity to participate in the MLC Special Meeting and engage with management of Mount Logan as well as with other shareholders. The MLC Special Meeting will not take place at a physical location and therefore shareholders will not be able to attend the MLC Special Meeting in person. Each shareholder who is entitled to attend at shareholders’ meetings is encouraged to participate in the MLC Special Meeting and shareholders are urged to vote on matters to be considered via live audio webcast or by proxy.
Registered shareholders and duly appointed proxyholders will be able to attend, participate, vote and submit questions at the MLC Special Meeting online at [LUMI link to be inserted] (meeting identification number [●]). Non-registered shareholders (being shareholders who hold their shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the MLC Special Meeting only as guests. Guests will be able to listen to the MLC Special Meeting but will not be able to vote or ask questions. Inside this document, you will find important information and detailed instructions about how to participate in the MLC Special Meeting.
Pursuant to the Interim Order, registered holders of common shares of Mount Logan (“MLC Common Shares”) have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement (as defined in the accompanying Preliminary Joint Proxy Statement/Prospectus) becomes effective, to be paid the fair value of their MLC Common Shares in accordance with the provisions of section 185 of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. A registered holder of MLC Common Shares wishing to exercise rights of dissent with respect to the Arrangement must send to Mount Logan a written objection to the Arrangement Resolution, which written objection must be received by Mount Logan at Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario M5H 2V1, Attention: Corporate Secretary, not later than 5:00 p.m. (Toronto time) two business days immediately preceding the date of the MLC Special Meeting, and must otherwise strictly comply with the dissent procedures prescribed by the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. A shareholder’s right to dissent is more particularly described in the Preliminary Joint Proxy Statement/Prospectus. A copy of the Interim Order and the text of section 185 of the OBCA are set forth in Annex H and Annex I of the Preliminary Joint Proxy Statement/Prospectus, respectively.
Failure to strictly comply with the requirements set forth in section 185 of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, may result in the loss of any right of dissent. Persons who are beneficial owners of MLC Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only registered shareholders of Mount Logan are entitled to dissent. Accordingly, a beneficial owner of MLC Common Shares desiring to exercise this right must make arrangements for the MLC Common Shares beneficially owned by such shareholder to be registered in the shareholder’s name prior to the time the written objection to the Arrangement Resolution is required to be received by Mount Logan or, alternatively, make arrangements for the registered holder of such MLC Common Shares to dissent on the shareholder’s behalf. It is strongly suggested that any shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, may prejudice such shareholder’s right to dissent.
Shareholders that have any questions or need additional information with respect to the voting of their MLC Common Shares should consult their financial, legal, tax or other professional advisors.

DATED at Toronto, Ontario this [day][th] day of [month], 2025.
By Order of the Board of Directors

Edward (Ted) Goldthorpe Chief Executive Officer

IMPORTANT
It is desirable that as many shares as possible be represented at the MLC Special Meeting. If you do not expect to attend the MLC Special Meeting and would like your shares represented, please complete the enclosed instrument of proxy and return it as soon as possible in the envelope provided for that purpose. To be valid, all instruments of proxy must be delivered to the Proxy Department of Odyssey Trust Company, 67 Yonge Street, Suite 702, Toronto, Ontario, Canada M5E 1J8 not later than 48 hours, excluding Saturdays, Sundays and statutory holidays in the City of Toronto, prior to the time of the MLC Special Meeting or any adjournment thereof. Late instruments of proxy may be accepted or rejected by the chair of the MLC Special Meeting in his or her discretion but he or she is under no obligation to accept or reject any particular late instrument of proxy. As an alternative to completing and submitting an instrument of proxy, you may vote electronically on the internet at https://login.odysseytrust.com/pxlogin. Shareholders who wish to vote using the internet should follow the instructions in the enclosed instrument of proxy.

7 N. Willow Street, Suite 4B
Montclair, NJ 07042

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
OF 180 DEGREE CAPITAL CORP.

TO BE HELD ON [month day], 2025

Dear Stockholders,

A special meeting of 180 Degree Capital Corp. (“180 Degree Capital”) shareholders will be held on [month day], 2025, at [time], local time, at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042. As in recent years, we recommend that shareholders participate via webcast at https://join.freeconferencecall.com/180degreecapital or telephone at (609) 746-1082 passcode 415049.

This special meeting (the “180 Degree Capital Special Meeting”) has been called by the Board of Directors of 180 Degree Capital (the “180 Degree Capital Board”), and this notice is being issued at its direction. It has called this 180 Degree Capital Special Meeting to consider and vote on the following:

•Proposal No. 1 - The Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the Mergers;

•Proposal No. 2 - The TURN 1940 Act Deregistration Proposal: a proposal to approve the deregistration of 180 Degree Capital as a management closed-end investment company registered under the 1940 Act;

•Proposal No. 3 - The New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan; and

•Proposal No. 4 - The Adjournment Proposal: a proposal to adjourn the 180 Degree Capital Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the 180 Degree Capital Special Meeting.

The Business Combination Proposal and the TURN 1940 Act Deregistration Proposal are cross-conditioned on the approval of the other. The New Mount Logan Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this Preliminary Joint Proxy Statement/Prospectus. The Business Combination Proposal, the TURN 1940 Act Deregistration Proposal, the New Mount Logan Equity Incentive Plan Proposal and the Adjournment Proposal are collectively referred to as the “Proposals.” 180 Degree Capital will transact no other business at the 180 Degree Capital Special Meeting, except such business as may be properly brought before the 180 Degree Capital Special Meeting or any adjournment thereof by or at the direction of the 180 Degree Capital Board in accordance with the by-laws of 180 Degree Capital.

Only stockholders of record on the books of 180 Degree Capital at the close of business on [month day], 2025, will be entitled to vote at the 180 Degree Capital Special Meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the 180 Degree Capital Special Meeting if you hold 180 Degree Capital common shares as of such new record date.

THE 180 DEGREE CAPITAL BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL, “FOR” THE TURN 1940 ACT DEREGISTRATION PROPOSAL, “FOR” THE NEW MOUNT LOGAN EQUITY INCENTIVE PLAN PROPOSAL, AND “FOR” THE ADJOURNMENT PROPOSAL.

The accompanying Preliminary Joint Proxy Statement/Prospectus describes the Proposals in more detail. Please refer to the attached document, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the 180 Degree Capital Special Meeting. You are encouraged to read the entire document carefully before voting. A summary of the Merger Agreement is included in the accompanying Preliminary Joint Proxy Statement/Prospectus in the section entitled “The Merger Agreement” and a copy of the Merger Agreement is attached as Annex A to the accompanying Preliminary Joint Proxy Statement/Prospectus, each of which is incorporated by reference into this notice to the same extent as if fully set forth herein. In addition, see the section entitled “Risk Factors” beginning on page 36 of the Preliminary Joint Proxy Statement/Prospectus accompanying this notice for an explanation of the material risks associated with the Mergers and the other transactions contemplated by the Merger Agreement.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE 180 DEGREE CAPITAL SPECIAL MEETING VIA THE 180 DEGREE CAPITAL SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS.

If you have any questions concerning the Proposals, the Mergers or the accompanying Preliminary Joint Proxy Statement/Prospectus, would like additional copies or need help voting your 180 Degree Capital common shares, please contact 180 Degree Capital’s proxy solicitor:

EQ Fund Solutions, LLC
48 Wall Street, 22nd Floor
New York, NY 10005
[●]

Your vote is very important. The Mergers are conditioned on the approval of the Business Combination Proposal by 180 Degree Capital shareholders. Approval of the Business Combination Proposal requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding 180 Degree Capital common shares. 180 Degree Capital stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Kevin M. Rendino
Chairman and Chief Executive Officer
180 Degree Capital Corp.

REFERENCES TO ADDITIONAL INFORMATION

This Preliminary Joint Proxy Statement/Prospectus incorporates by reference important business and financial information about 180 Degree Capital Corp. (“180 Degree Capital”) and Mount Logan Capital Inc. (“Mount Logan”) from other documents that are not included in or delivered with this Preliminary Joint Proxy Statement/Prospectus, including documents that 180 Degree Capital has filed with the U.S. Securities and Exchange Commission (“SEC”) and Mount Logan has filed with Canadian securities regulators on the System for Electronic Data Analysis and Retrieval + (“SEDAR+”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” Information regarding 180 Degree Capital is available for you to review free of charge through the SEC’s website at https://www.sec.gov. Information regarding Mount Logan is available for you to review free of charge under Mount Logan’s SEDAR+ profile available on the Canadian securities regulator’s website at https://www.sedarplus.com.

180 Degree Capital shareholders may request copies of this Preliminary Joint Proxy Statement/Prospectus and any of the documents incorporated by reference herein or other information filed with the SEC or applicable Canadian securities regulatory authorities on SEDAR, by 180 Degree Capital or Mount Logan, as applicable, without charge, upon written or oral request to its principal executive office listed below:

180 Degree Capital Corp. 7 N. Willow Street, Suite 4B Montclair, NJ 07042 Attn: Corporate Secretary (973) 746-4500

To obtain timely delivery of these documents before the 180 Degree Special Meeting (as defined in the section entitled “Certain Defined Terms”), 180 Degree Capital shareholders must request the information no later than [month day], 2025 (which is five business days before the date of the 180 Degree Special Meeting).

In addition, 180 Degree Capital shareholders who have questions about the merger or this Preliminary Joint Proxy Statement/Prospectus, would like additional copies of this Preliminary Joint Proxy Statement/Prospectus or need to obtain proxy cards or other information related to the proxy solicitation, should contact EQ Funds Solutions, LLC, the proxy solicitor for 180 Degree Capital, toll-free at [●], or for banks and brokers, collect at [●].

Mount Logan shareholders who have questions about the merger or this Preliminary Joint Proxy Statement/Prospectus, would like additional copies of this Preliminary Joint Proxy Statement/Prospectus or need to obtain instruments of proxy or other information related to the voting of their shares, should contact their nominee (bank, trust company, securities broker, investment dealer or other nominee). In addition, [name of proxy solicitor] is available to answer any questions you might have in respect of the information contained in this Preliminary Joint Proxy Statement/Prospectus. Interested Mount Logan shareholders may contact [●], by telephone at: [●] (North American Toll Free) or [●] (Collect Outside North America); or by email at: [●].

ABOUT THIS PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

This Preliminary Joint Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by New Mount Logan (Registration No. 333-286043), constitutes a prospectus of New Mount Logan under Section 5 of the Securities Act of 1933 with respect to the shares of New Mount Logan Common Stock to be issued to 180 Degree Capital and Mount Logan shareholders in the Business Combination contemplated by the Merger Agreement. This document also constitutes a proxy statement of 180 Degree Capital under Section 14(a) of the Exchange Act of 1934, as amended, and a management information circular of Mount Logan under applicable corporate and securities laws in Canada. This Preliminary Joint Proxy Statement/Prospectus also constitutes a notice of the 180 Degree Capital Special Meeting to be held on [month day], 2025 and the MLC Special Meeting to be held on [month day], 2025.

180 Degree Capital has supplied all information contained or incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus relating to 180 Degree Capital, Yukon Merger Sub, Inc., Moose Merger Sub, LLC, and Polar Merger Sub, Inc. (the “180 Degree Capital Information”), and Mount Logan has supplied all such information relating to Mount Logan (the “Mount Logan Information”). 180 Degree Capital and Mount Logan have both contributed to such information relating to the Mergers and the other transactions contemplated by the Merger Agreement. With respect to the 180 Degree Capital Information, Mount Logan has relied exclusively upon 180 Degree Capital, without independent verification by Mount Logan. Although Mount Logan does not have any knowledge that would indicate that such information is untrue or incomplete, neither Mount Logan nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information including any of 180 Degree Capital’s financial statements, or for the failure by 180 Degree Capital to disclose events or information that may affect the completeness or accuracy of such information. With respect to the Mount Logan Information, 180 Degree Capital has relied exclusively upon Mount Logan, without independent verification by 180 Degree Capital. Although 180 Degree Capital does not have any knowledge that would indicate that such information is untrue or incomplete, neither 180 Degree Capital nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information including any of Mount Logan’s financial statements, or for the failure by Mount Logan to disclose events or information that may affect the completeness or accuracy of such information.

You should rely only on the information contained or incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus. 180 Degree Capital and Mount Logan have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus. This Preliminary Joint Proxy Statement/Prospectus is dated [month day], 2025 and you should not assume that the information contained in this Preliminary Joint Proxy Statement/Prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this Preliminary Joint Proxy Statement/Prospectus to 180 Degree Capital shareholders or Mount Logan shareholders nor the issuance by New Mount Logan of shares of New Mount Logan Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This Preliminary Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

For the purposes of U.S. Securities Laws, this Preliminary Joint Proxy Statement/Prospectus includes Mount Logan’s consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, and the unaudited condensed consolidated financial statements of Mount Logan for the three months ended March 31, 2025, in each case, prepared in accordance with U.S. GAAP. MLC Shareholders should be aware that the historical financial statements of Mount Logan filed pursuant to Canadian Securities Laws on Mount Logan’s SEDAR+ profile at www.sedarplus.com were prepared in accordance with IFRS, which differs from U.S. GAAP in certain material respects, and thus may not be comparable.

On May 16, 2025, Mount Logan received a decision from the Ontario Securities Commission (the “Decision”), as Mount Logan’s principal regulator under Canadian Securities Laws, providing Mount Logan exemptive relief from certain requirements under Canadian Securities Laws as relates to the management information circular of Mount Logan forming part of this Preliminary Joint Proxy Statement/Prospectus. Pursuant to Canadian Securities Laws, the financial statements of 180 Degree Capital, the unaudited pro forma condensed consolidated financial statements of New Mount Logan, and the management’s discussion and analysis of financial condition and results of operations of 180 Degree Capital included in the management information circular of Mount Logan forming part of this Preliminary Joint Proxy Statement/Prospectus (collectively, the “Materials”) are required to be prepared and audited (as applicable) in accordance with certain forms, accounting principles and accounting standards as specified by Canadian Securities Laws (collectively, the “Canadian Requirements”). Subject to the terms and conditions as set forth in the Decision, Mount Logan received exemptive relief from preparing and auditing (as applicable) the Materials included in the management information circular of Mount Logan forming part of this Preliminary Joint Proxy Statement/Prospectus in accordance with the Canadian Requirements, provided that the Materials are prepared and audited (as applicable) in accordance with analogous United States federal securities laws and related rules and regulations, accounting principles and accounting standards.

All references in this Preliminary Joint Proxy Statement/Prospectus to dollars or “$” are to U.S. dollars, unless otherwise indicated.

All references in this Preliminary Joint Proxy Statement/Prospectus to “C$” are to Canadian dollars.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the daily exchange rate as reported by the Bank of Canada. Such exchange rate on [month day], 2025 was C$[●] = $1.00.

	Period End	Average	Low	High
Year ended December 31,
(C$ per $)
2024	1.4389	1.3698	1.3316	1.4416
2023	1.3226	1.3497	1.3128	1.3875
2022	1.3544	1.3011	1.2451	1.3856
2021	1.2678	1.2535	1.2040	1.2942
2020	1.2732	1.3415	1.2718	1.4496
2019	1.2988	1.3269	1.2988	1.3600
			Low	High
Month ended,
(C$ per $)
June 2025 (through June [●], 2025)
May 2025			1.3731	1.3998
April 2025			1.3812	1.4348
March 2025			1.4268	1.4489
February 2025			1.4166	1.4603
January 2025			1.4330	1.4484
December 2024			1.4038	1.4416
November 2024			1.3854	1.4082
October 2024			1.3491	1.3916
September 2024			1.3462	1.3599

August 2024	1.3460	1.3858
July 2024	1.3613	1.3852
June 2024	1.3635	1.3767
May 2024	1.3615	1.3759
April 2024	1.3504	1.3821
March 2024	1.3471	1.3593
February 2024	1.3404	1.3574
January 2024	1.3316	1.3522
Source: Bank of Canada website

i

CERTAIN DEFINED TERMS
When used in this document, unless otherwise indicated in this document or the context otherwise requires:
•“40 Act Closing Date Plan” means, to the extent necessary in connection with Closing, to avoid having New Mount Logan be deemed an investment company under the 1940 Act (i.e., to avoid New Mount Logan failing the “40% test” in Section 3(a)(1)(C) of the 1940 Act), ensuring that, following Closing, the fair value of Mount Logan equates to 60% or more of New Mount Logan’s total assets (exclusive of cash and “government securities” (as defined in Section 2(a)(16) of the 1940 Act) and that the fair value of 180 Degree Capital equates to less than 40% of New Mount Logan’s total assets (exclusive of cash and government securities)), a mutually agreed plan between 180 Degree Capital and Mount Logan pursuant to which 180 Degree Capital would, in connection with Closing, either (1) convert certain investment assets to cash and distribute the cash to New Mount Logan, which cash New Mount Logan would in turn contribute to Mount Logan or one of its Subsidiaries, in connection with Closing or (2) distribute in kind certain investment assets to New Mount Logan, which assets New Mount Logan would in turn contribute on a cashless basis to Mount Logan or one of its Subsidiaries, in connection with Closing. The assets to be liquidated or distributed in kind by 180 Degree Capital will be subject to regulatory, tax and other considerations and mutual agreement of 180 Degree Capital and Mount Logan, with each of Mount Logan and 180 Degree Capital required to act reasonably in connection with such determination and the 40 Act Closing Date Plan to the extent required to be implemented.
•“180 Degree Capital” refers to 180 Degree Capital Corp., a corporation organized under the Laws of the State of New York;
•“180 Degree Capital Board” refers to the Board of Directors of 180 Degree Capital;
•“180 Degree Capital Independent Directors” refers to the independent members of the 180 Degree Capital Board in their capacity as such;
•“180 Degree Capital Record Date” refers to [month day], 2025;
•“180 Degree Capital Shareholders” refers to holders of TURN Common Shares;
•“180 Degree Capital Special Committee” refers to the special committee of the 180 Degree Capital Board comprised of 180 Degree Capital Independent Directors;
•“180 Degree Capital Special Meeting” refers to a special meeting of the shareholders of 180 Degree Capital;
•“1940 Act” refers to the Investment Company Act of 1940, as amended;
•“Advisers Act” refers to the Investment Advisers Act of 1940, as amended;
•“Arrangement” refers to the arrangement of Mount Logan under the provisions of Section 182 of the OBCA, on the terms and conditions set forth in the Plan of Arrangement as amended or varied from time to time in accordance with the terms of the Merger Agreement and the Plan of Arrangement or at the direction of the Court in the Final Order (with the prior written consent of Mount Logan and 180 Degree Capital, each acting reasonably);
•“Articles of Arrangement” refers to the articles of arrangement of Mount Logan in respect of the Arrangement, required by the OBCA to be sent to the OBCA Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to Mount Logan and 180 Degree Capital, each acting reasonably;
•“AUM” refers to assets under management;
•“BC Partners” refers to BC Partners LLP, an adviser of private equity and real estate funds affiliated with BCPA;
•“BC Partners PE/RE Affiliates” refers to affiliates of BC Partners involved in the private equity and real estate businesses, and, for the avoidance of doubt, does not include BCPA or the BCPA Credit Affiliates;
•“BCPA” refers to BC Partners Advisors L.P., an adviser of credit funds affiliated with BC Partners;

•“BCPA Credit Affiliates” refers to affiliates of BCPA involved in the credit business, and for the avoidance of doubt, does not include BC Partners or the BC Partners PE/RE Affiliates;
•“Business Combination” refers to the combination of the businesses of 180 Degree Capital and Mount Logan and any other transactions contemplated by and pursuant to the terms of the Merger Agreement;
•“Business Day” refers to any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Toronto, Ontario, Canada;
•“Canadian Securities Laws” refers to applicable Canadian provincial and territorial securities laws;
•“Certificate of Arrangement” refers to the certificate of Arrangement issued by the OBCA Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;
•“Certificates of Merger” refers to the certificate of merger to be filed by TURN Merger Sub and 180 Degree Capital with the New York Department of State, together with, unless the context otherwise requires, the certificate of merger to be filed by MLC Merger Sub and Mount Logan with the Secretary of State of the State of Delaware;
•“Closing” refers to the closing of the Mergers;
•“Closing Date” refers to 10:00 a.m., Eastern Time, on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless otherwise agreed in writing by the Parties to the Merger Agreement;
•“Closing MLC Net Asset Value” refers to an amount, as finally determined in accordance with Section 2.6(a) of the Merger Agreement, equal to the following: (i) the MLC NAV, minus (ii) the aggregate amount of cash dividends or in kind distributions (other than distributions of MLC Common Shares), if any, paid by Mount Logan to its stockholders during the Measurement Period (as defined in the Merger Agreement), excluding, for the avoidance of doubt, MLC Common Shares issued in the MLC Domestication, plus (iii) to the extent permitted under Section 6.2(a) of the Merger Agreement (giving effect for the avoidance of doubt to the first paragraph of Section 6.2), the value ascribed by Mount Logan to any new capital stock actually issued by Mount Logan during the Measurement Period in exchange for cash contributions (including cash contributed in connection with any exercise of MLC Warrants) or other assets actually received (including by way of any acquisition, however structured) during the Measurement Period, including for purposes of this clause (iii) new capital stock issued in connection with any acquisition, but excluding for purposes of this clause (iii), for the avoidance of doubt, (x) any equity issued as compensation to directors, officers, employees, contractors, service providers, any Affiliate (as defined in the Merger Agreement) of BCPA or any Affiliate (as defined in the Merger Agreement) of Mount Logan or any such equity the vesting of which occurs in connection with the Business Combination or otherwise and (y) MLC Common Shares issued in the MLC Domestication;
•“Closing TURN Net Asset Value” refers to an amount, as finally determined in accordance with Section 2.6(b) of the Merger Agreement, equal to the following: (i) the TURN NAV, minus (ii) TURN Transaction Expenses to the extent the same did not otherwise reduce on a dollar-for-dollar basis the calculation of TURN NAV, plus (iii) the amount of TURN Change of Control Severance Payments (as defined in the Merger Agreement) included in TURN Transaction Expenses pursuant to the foregoing clause (ii);
•“Code” refers to the Internal Revenue Code of 1986;
•“Combined Closing NAV” means the sum of (i) the Closing TURN Net Asset Value, plus (ii) the Closing MLC Net Asset Value;
•“Confidential Information” refers to any confidential or proprietary information supplied or otherwise provided by or on behalf of any other Party as specified in the Merger Agreement;
•“Court” refers to the Ontario Superior Court of Justice (Commercial List);
•“Delaware LLC Act” refers to the Delaware Limited Liability Company Act;
v

•“Deregistration” refers to the deregistration of 180 Degree Capital as a closed-end investment company registered under the 1940 Act with the SEC;
•“Determination Date” refers to a date no earlier than two (2) Business Days prior to the Closing Date;
•“DGCL” refers to the Delaware General Corporation Law;
•“Disclosed Canadian Personal Information” refers to Personal Information subject to Canadian Privacy and Data Security Laws that a Party receives from the other Party in connection with the Merger Agreement;
•“Dissent Procedures” refers to the procedures to be taken by a MLC Shareholder in exercising Dissent Rights;
•“Dissent Rights” refers to the rights of dissent in respect of the Arrangement as contemplated in the Plan of Arrangement;
•“Dissenting MLC Shareholders” refers to Registered MLC Shareholders who have duly and validly exercised their Dissent Rights in strict compliance with the Dissent Procedures and whose Dissent Rights have not been withdrawn or waived;
•“Effect” refers to any event, change, circumstance, effect, development, condition or occurrence;
•“Effective Time” refers to the date and time when the Mergers become effective as set forth in the Certificates of Merger;
•“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
•“Excluded Shares” means (a) with respect to the TURN Merger, TURN Common Shares owned by 180 Degree Capital, New Mount Logan, TURN Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries or (b) with respect to the MLC Merger, MLC Common Shares owned by Mount Logan, New Mount Logan, MLC Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries.
•“Fenchurch” refers to Fenchurch Advisory Partners US, LP, a financial advisor to the 180 Degree Capital Special Committee;
•“Final Order” refers to the order made after application to the Court approving the Arrangement, in form and substance acceptable to Mount Logan and 180 Degree Capital, each acting reasonably, as such order may be amended, supplemented, varied or modified by the Court (with the consent of both Mount Logan and 180 Degree Capital, each acting reasonably) or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to Mount Logan and 180 Degree Capital, each acting reasonably);
•“Governmental Entities” refers to any federal, state, provincial, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any stock exchange, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing;
•“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•“Indemnified Party” refers to each person who (i) is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of Mount Logan or 180 Degree Capital, as applicable, or any of their respective subsidiaries, or (ii) is now serving, or has served at any time prior to the date of the Merger Agreement or who serves or agrees to serve prior to the Effective Time, any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Mount Logan or 180 Degree Capital;
•“Interim Order” refers to the interim order of the Court made pursuant to the OBCA in a form acceptable to Mount Logan and 180 Degree Capital, each acting reasonably, providing for, among other things, the calling and the holding of the MLC Special Meeting and the MLC Domestication, as such order may be amended, supplemented or varied by the Court (with the consent of both Mount Logan and 180 Degree Capital, each acting reasonably);

•“Laws” refers to any federal, state, provincial, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity;
•“Liens” refers to all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances;
•“Merger Agreement” refers to the agreement and plan of merger among 180 Degree Capital, Mount Logan, New Mount Logan, Polar Merger Sub, and Moose Merger Sub, dated January 16, 2025, as it may from time to time be amended, modified or supplemented;
•“Merger Consideration” refers to, collectively, the MLC Merger Consideration and the TURN Merger Consideration;
•“Mergers” refers to the TURN Merger, together with, unless the context otherwise requires, the MLC Merger;
•“MI 61-101” refers to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as adopted by the securities regulatory authorities in the provinces of Alberta, Manitoba, Ontario, Québec and New Brunswick and presently in effect;
•“Minority MLC Shareholders” refers to all MLC Shareholders, other than New Mount Logan, 180 Degree Capital and any MLC Shareholder that meets the criteria set out in Section 8.1(2)(a) to (d), inclusive, of MI 61-101;
•“MLC Adverse Recommendation Change” refers to the (A) withdrawal or qualification (or to modify or amend in a manner adverse to 180 Degree Capital), or public proposal to withdraw or qualify (or otherwise modify or amend in a manner adverse to 180 Degree Capital), the MLC Recommendation and (B) taking of any action or making of any statement, filing or release, in connection with the MLC Special Meeting or otherwise, inconsistent with the MLC Recommendation;
•“MLC Common Shares” refers to, prior to giving effect to the MLC Domestication, common shares in the capital of Mount Logan and, after giving effect to the MLC Domestication, units representing membership interests of Mount Logan;
•“MLC Delaware Unit” refers to units representing membership interests of Mount Logan after giving effect to the MLC Domestication;
•“MLC Disclosure Letter” refers to the MLC disclosure letter to the Merger Agreement, dated January 16, 2025, as it may from time to time be amended, modified or supplemented.
•“MLC Domestication” refers to the continuance of Mount Logan pursuant to the OBCA from a corporation existing under and governed by the OBCA to a limited liability company existing under and governed by the Delaware LLC Act, as contemplated in the Plan of Arrangement, that will file IRS Form 8832 to elect to be treated as a corporation for U.S. federal income tax purposes; provided, that, prior to obtaining the approval of the shareholders of Mount Logan with respect to the MLC Matters, Mount Logan may, at its option and upon prior written approval of 180 Degree Capital (not to be unreasonably conditioned, delayed or withheld), cause the continuance of Mount Logan to a corporation incorporated under and governed by the Delaware General Corporation Law;
•“MLC Domestication Effective Date” refers to the date shown on the Certificate of Arrangement giving effect to the Arrangement;
•“MLC Domestication Effective Time” refers to 30 minutes prior to the effective time of the merger of MLC Merger Sub with and into Mount Logan as set forth in the certificate of merger that shall be filed by MLC Merger Sub and Mount Logan with the Delaware Secretary of State on the Effective Time;
•“MLC Exchange Ratio” refers to the product of: (i) the quotient of (x) one, divided by (y) the Outstanding MLC Delaware Units, multiplied by: (ii) the product of (x) New Mount Logan Shares for Issuance, multiplied by (y) the MLC NAV Multiplier;

•“MLC Intervening Event” refers to, with respect to Mount Logan, any event, change or development first occurring or arising after the date hereof that is material to Mount Logan and its subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, any member of the Mount Logan Board, as of or prior to the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by Mount Logan (or to be refrained from being taken by Mount Logan) pursuant to, the Merger Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an MLC Intervening Event: (i) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this MLC Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (ii) any change in the price, or change in trading volume, of the MLC Common Shares (provided, however, that the exception to this clause (ii) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an MLC Intervening Event has occurred); (iii) changes in general economic, social or political conditions or the financial markets in general; or (iv) general changes or developments in the industries in which Mount Logan and its subsidiaries operate, including general changes in Law after the date hereof across such industries;
•“MLC Investment Objectives” refers to Mount Logan’s investment objectives and policies as publicly disclosed and in effect immediately prior to the date of the Merger Agreement;
•“MLC Matters” refers to (i) the authorization, adoption and approval of the Merger Agreement and the MLC Merger and (ii) the MLC Domestication;
•“MLC Merger” refers to the merger of MLC Merger Sub with and into Mount Logan;
•“MLC Merger Consideration” refers to the right to receive a number of shares of New Mount Logan Common Stock equal to the MLC Exchange Ratio set forth in the Merger Agreement;
•“MLC Merger Sub” refers to Moose Merger Sub, LLC, a limited liability company formed under the Laws of the State of Delaware and a wholly-owned subsidiary of New Mount Logan;
•“MLC NAV” refers to $67,410,000;
•“MLC NAV Multiplier” refers to the difference of (i) one (1) minus (ii) the TURN NAV Multiplier;
•“MLC Recommendation” refers to, prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters, the determination of the Mount Logan Board, after consultation with its outside counsel, that the continued recommendation of the MLC Matters to its shareholders would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of Mount Logan under applicable law as a result of an MLC Superior Proposal, including withdrawing, qualifying, or modifying the recommendation that the Merger Agreement, the Business Combination contemplated by the Merger Agreement and the other MLC Matters are advisable and in the best interests of Mount Logan and the shareholders of Mount Logan and that the shareholders of Mount Logan adopt the Merger Agreement and authorize and approve the MLC Matters;
•“MLC Requisite Vote” refers to the affirmative vote of (i) two thirds of the votes cast on the Arrangement Resolution by MLC Shareholders present in person or represented by proxy and entitled to vote at the MLC Special Meeting, (ii) holders representing greater than 50% of all the issued and outstanding MLC Common Shares on the MLC Merger Resolution, and (iii) at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote;
•“MLC Shareholders” refers to the Registered MLC Shareholders or beneficial owners of MLC Common Shares as the context requires;
•“MLC Special Meeting” refers to the special meeting of the shareholders of Mount Logan, including any adjournments or postponements thereof, to consider and, if deemed advisable, to approve, among other things, the Arrangement Resolution and the MLC Merger Resolution;

•“MLC Superior Proposal” refers to a bona fide written Takeover Proposal that was not solicited in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of Mount Logan or more than 50% of the assets of MLC on a consolidated basis (i) on terms which the Mount Logan Board determines in good faith to be superior for the shareholders of Mount Logan (in their capacity as shareholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to the payment of the expense reimbursement obligations set forth in the Merger Agreement and any alternative proposed by 180 Degree Capital in accordance with the Merger Agreement), and (ii) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror, that the Mount Logan Board deems relevant) in accordance with its terms;
•“MLC Transfer Agent” refers to Odyssey Trust Company;
•“MLC Warrant Indentures” refers to, together, (i) the Warrant Indenture, dated as of January 26, 2024, between Mount Logan and Odyssey Trust Company and (ii) the Warrant Indenture, dated as of October 19, 2018, between Mount Logan (formerly Marret Resource Corp.) and Computershare Trust Company of Canada, in each case, providing for the issue of MLC Warrants;
•“MLC Warrants” refers to, together, the 2018 Warrants and 2024 Warrants;
•“Mount Logan” refers to Mount Logan Capital Inc., a corporation organized under the Laws of the Province of Ontario, Canada;
•“Mount Logan Board” refers to the Board of Directors of Mount Logan;
•“Nasdaq” refers to Nasdaq Global Market;
•“NAV” refers to net asset value;
•“New Mount Logan” refers to Yukon New Parent, Inc., a corporation organized under the Laws of the State of Delaware and a wholly-owned subsidiary of 180 Degree Capital, which will be renamed Mount Logan Capital Inc. at the time of Closing;
•“New Mount Logan Common Stock” refers to shares of New Mount Logan common stock, par value $0.001 per share;
•“New Mount Logan Shares for Issuance” refers to 13,000,000 or such other number as may be mutually agreed in writing by 180 Degree Capital and Mount Logan;
•“NI 45-102” refers to National Instrument 45-102 – Resale of Securities;
•“NI 51-102” refers to National Instrument 51-102 – Continuous Disclosure Obligations;
•“NI 71-102” refers to National Instrument 71-102 – Continuous Disclosure Obligations and Other Exemptions Relating to Foreign Issuers;
•“Notice of Application for Final Order” refers to the Notice of Application for Final Order substantially in the form set out in Annex J to this Preliminary Joint Proxy Statement/Prospectus;
•“OBCA” refers to the Business Corporations Act (Ontario);
•“OBCA Director” refers to the director appointed pursuant to section 278 of the OBCA;
•“Order” refers to any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity;
•“Outstanding MLC Delaware Units” refers to the number of MLC Delaware Units issued and outstanding as of immediately prior to the Effective Time;
•“Outstanding TURN Shares” refers to the number of TURN Common Shares issued and outstanding as of immediately prior to the Effective Time;
•“Parties” refers to the parties to the Merger Agreement;

•“Permit” refers to any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity;
•“Person” refers to an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization;
•“Personal Information” refers to (a) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (b) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws;
•“Plan of Arrangement” refers to the plan of arrangement, substantially in the form attached to the Merger Agreement, as amended, modified or supplemented from time to time in accordance with either (i) the Merger Agreement and the Plan of Arrangement; or (ii) at the direction of the Court in the Final Order, which Plan of Arrangement, for greater certainty, shall only be in respect of the MLC Domestication and not in respect of any other MLC Matter;
•“Privacy and Data Security Laws” refers to any Laws with which 180 Degree Capital or Mount Logan (as applicable) or any of its Subsidiaries is required to comply relating to anti-spam or the privacy, Processing or security of Personal Information, including regarding data breach disclosure and notification;
•“Processing” (or its conjugates) refers to any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information;
•“Registered MLC Shareholder” means a person or company whose name appears on the books and records of Mount Logan as a holder of MLC Common Shares;
•“SEC” refers to the U.S. Securities and Exchange Commission;
•“Section 3(a)(10) Exemption” refers to the exemption from registration requirements of the Securities Act provided by Section 3(a)(10) thereof;
•“Securities Act” refers to the United States Securities Act of 1933, as amended;
•“Special Meetings” refers to the MLC Special Meeting, together with the 180 Degree Capital Special Meeting;
•“Subsidiary,” when used with respect to any Person, refers to any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under generally accepted accounting principles;
•“Takeover Approval” refers to, with respect to either Mount Logan or 180 Degree Capital, after fulfilling its obligations set forth in the Merger Agreement, the adoption, approval or recommendation, or public proposal to adopt, approve or recommend, a Takeover Proposal, including entering into an agreement with respect thereto;
•“Takeover Proposal” refers to any inquiry, proposal, discussions, negotiations or offer from any Person or group of persons (other than Mount Logan or 180 Degree Capital or any of their respective affiliates) (i) with respect to a merger, arrangement, amalgamation, consolidation, tender offer, exchange offer, takeover bid, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Mount Logan or 180 Degree Capital, as applicable, or any of such Party’s respective subsidiaries, as applicable (excluding any internal reorganization involving only Mount Logan or 180 Degree Capital, as applicable, and/or one or more of their respective subsidiaries), or (ii) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (a) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of Mount Logan or 180 Degree Capital, as applicable (based on the most recent publicly disclosed financial statements of the applicable Party), and such Party’s respective subsidiaries, taken as a whole, or (b) 25% or more of the outstanding shares of capital stock of, or
x

other equity or voting interests in, Mount Logan or 180 Degree Capital, as applicable, in each case other than the Mergers and the other transactions contemplated by the Merger Agreement (including shares held by the acquiring party on or before the date of the Merger Agreement);
•“Tax Act” refers to the Income Tax Act (Canada), as amended;
•“Termination Date” refers to October 31, 2025;
•“TURN Adverse Recommendation Change” refers to the (A) withdrawal or qualification (or to modify or amend in a manner adverse to Mount Logan), or public proposal to withdraw or qualify (or otherwise modify or amend in a manner adverse to Mount Logan), the TURN Recommendation and (B) taking of any action or making of any statement, filing or release, in connection with the 180 Degree Capital Special Meeting or otherwise, inconsistent with the TURN Recommendation ;
•“TURN Common Shares” refers to 180 Degree Capital common shares, par value $0.03 per share;
•“TURN Disclosure Letter” refers to the 180 Degree Capital disclosure letter to the Merger Agreement, dated January 16, 2025, as it may from time to time be amended, modified or supplemented.
•“TURN Exchange Ratio” refers to the product of: (i) the quotient of (x) one, divided by (y) the Outstanding TURN Shares, multiplied by: (ii) the product of (x) New Mount Logan Shares for Issuance, multiplied by (y) the TURN NAV Multiplier;
•“TURN Intervening Event” refers to, with respect to 180 Degree Capital, any event, change or development first occurring or arising after the date of the Merger Agreement that is material to 180 Degree Capital and its subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, any member of the 180 Degree Capital Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by 180 Degree Capital (or to be refrained from being taken by 180 Degree Capital) pursuant to, the Merger Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an TURN Intervening Event: (i) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this TURN Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (ii) any change in the price, or change in trading volume, of the TURN Common Shares (provided, however, that the exception to this clause (ii) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an TURN Intervening Event has occurred), (iii) changes in general economic, social or political conditions or the financial markets in general, or (iv) general changes or developments in the industries in which 180 Degree Capital and its subsidiaries operate, including general changes in Law after the date hereof across such industries;
•“TURN Investment Objectives” refers to 180 Degree Capital’s investment objectives and policies as publicly disclosed and in effect immediately prior to the date of the Merger Agreement;
•“TURN Matters” refers to (i) the adoption of the Merger Agreement and (ii) the deregistration of 180 Degree Capital under the 1940 Act pursuant to Section 7.15 of the Merger Agreement;
•“TURN Merger” refers to the merger of TURN Merger Sub with and into 180 Degree Capital;
•“TURN Merger Consideration” refers to the right to receive a number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio set forth in the Merger Agreement;
•“TURN Merger Sub” refers to Polar Merger Sub, Inc., a corporation organized under the Laws of the State of New York and a wholly-owned subsidiary of New Mount Logan;
•“TURN NAV” refers to the net asset value of 180 Degree Capital, calculated using the same assumptions and methodologies, and applying the same categories of adjustments to net asset value, historically used by 180 Degree Capital in calculating the net asset value of 180 Degree Capital that has been publicly reported by 180 Degree Capital in its financial statements; provided that, notwithstanding anything in the Merger Agreement to the contrary, the TURN NAV shall be calculated (i) without taking into account any conversion of 180 Degree Capital investment assets to cash, any subsequent distribution of such cash by 180 Degree Capital to New Mount Logan or any of its Subsidiaries or any distribution in kind of 180 Degree Capital investment assets to New Mount Logan or any of its Subsidiaries, in each case, as required to implement the mutually agreed 40 Act Closing Date Plan, if applicable, and (ii) to the extent not settled prior to the Determination Date (such settlement to be documented in a form reasonably acceptable to Mount Logan) and reflected in the Closing TURN Net Asset Value, to include all current and future Liabilities (as defined in the Merger Agreement) under the Retiree Medical Benefit Plan (as defined in the Merger Agreement), in an amount equal to the figure actuarially determined and included in 180 Degree Capital’s Annual Report on Form N-CSR for the year ending December 31, 2024, net of any payments made under such plan through the Determination Date and reflected in the Closing TURN Net Asset Value;
•“TURN NAV Multiplier” refers to the quotient (rounded to the nearest fourth decimal place, with 0.00005 rounding up) of (i) the Closing TURN Net Asset Value, divided by (ii) the Combined Closing NAV (as defined in the Merger Agreement);
•“TURN Recommendation” refers to, prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters, the determination of the board of directors of 180 Degree Capital, after consultation with its outside counsel, that the continued recommendation of the TURN Matters to its shareholders would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of 180 Degree Capital under applicable law as a result of an TURN Superior Proposal, including withdrawing, qualifying, or modifying the recommendation that the Merger Agreement, the Business Combination contemplated by the Merger Agreement and the other TURN Matters are advisable and in the best interests of 180 Degree Capital and the shareholders of 180 Degree Capital and that the shareholders of 180 Degree Capital adopt the Merger Agreement and authorize and approve the TURN Matters;
•“TURN Requisite Vote” refers to the affirmative vote of (i) with respect to the adoption of the Merger Agreement, shares representing two thirds of the outstanding TURN Common Shares entitled to vote thereon, and (ii) with respect to the deregistration of 180 Degree Capital under the 1940 Act pursuant to the Merger Agreement, shares representing the majority of the outstanding TURN Common Shares entitled to vote thereon, each at a duly held meeting of such shareholders;
•“TURN Superior Proposal” refers to a bona fide written Takeover Proposal that was not solicited in violation of the Merger Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of 180 Degree Capital or more than 50% of the assets of 180 Degree Capital on a consolidated basis (i) on terms which the 180 Degree Capital Board determines in good faith to be superior for the shareholders of 180 Degree Capital (in their capacity as shareholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to the payment of the expense reimbursement obligations set forth in the Merger Agreement and any alternative proposed by Mount Logan in accordance with the Merger Agreement), and (ii) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror, that the 180 Degree Capital Board deems relevant) in accordance with its terms;
•“TURN Transaction Expenses” refers to the aggregate amount of all unpaid fees, costs, expenses and other amounts incurred or otherwise payable, directly or indirectly, by 180 Degree Capital, New Mount Logan, TURN Merger Sub, MLC Merger Sub or any of their respective Subsidiaries in connection with, arising from or related to (a) the negotiation, preparation, execution or delivery of the Merger Agreement or the consummation of the Business Combination, including all legal, accounting, proxy solicitation, financial printer, investment banking and financial advisory fees, costs and expenses of 180 Degree Capital, New Mount Logan, TURN Merger Sub, MLC Merger Sub or any of their respective Subsidiaries, in each case other than to the extent constituting Shared Expenses (as defined in the Merger Agreement); (b) all performance awards, deferred compensation, bonuses, including transaction bonuses and stay bonuses, change of control payments, retention payments, termination, severance or other bonuses or payments that are triggered or accelerated or otherwise due or payable in connection with or incident to (whether at or after Closing) the consummation of the Business Combination (including for the avoidance of doubt all retention bonus payments payable to each of Kevin M.

Rendino and Daniel B. Wolfe and any TURN Change of Control Severance Payments, including any gross-up or similar payments for Taxes (as defined in the Merger Agreement), (c) the employer’s portion of all payroll, employment, unemployment and similar Taxes applicable to any amounts set forth in the preceding subclause (b), (d) one hundred percent (100%) of (i) Transfer Taxes (as defined in the Merger Agreement) associated with the TURN Merger and (ii) the costs of obtaining a six (6) year tail insurance policy for director and officer liability for 180 Degree Capital; and (e) fifty percent (50%) of all Shared Expenses;
•“U.S. Securities Laws” refers to the Securities Act, the Exchange Act, the 1940 Act, the rules and regulations promulgated thereunder and any applicable U.S. state securities laws.

QUESTIONS AND ANSWERS

Questions and Answers about the Special Meetings

Q:    Why did I receive these materials?
A:    180 Degree Capital is furnishing these materials in connection with the solicitation of proxies by the 180 Degree Capital Board for use at the 180 Degree Capital Special Meeting to be held on [month day], 2025, at [time], local time, at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042 and via webcast at [https://join.freeconferencecall.com/180degreecapital or telephone at (609) 746-1082, passcode 415049], and any adjournments or postponements thereof.
Mount Logan is furnishing these materials in connection with the solicitation, by or on behalf of management of Mount Logan, of proxies for use at the MLC Special Meeting to be held on [day of week], [month day], 2025 at [time] (Eastern time) in a virtual only format which will be conducted via live audio webcast at [LUMI link to be inserted] (meeting identification number [●]), or at such other time or place to which the MLC Special Meeting may be postponed or adjourned.
This Preliminary Joint Proxy Statement/Prospectus and the accompanying materials are being mailed on or about [month day], 2025 to shareholders of record of 180 Degree Capital and Mount Logan described below and are available, in respect of materials relating to 180 Degree Capital, at https://ir.180degreecapital.com/sec-filings, and, in respect of materials relating to Mount Logan, under Mount Logan’s SEDAR+ profile at www.sedarplus.com.
Q:    What items will be considered and voted on at the 180 Degree Capital Special Meeting?
A:     At the 180 Degree Capital Special Meeting, 180 Degree Capital shareholders will be asked to approve the following proposals:
Proposal No. 1 - The Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the Mergers;

Proposal No. 2 - The TURN 1940 Act Deregistration Proposal: a proposal to approve the deregistration of 180 Degree Capital as a closed-end investment company registered under the 1940 Act;

Proposal No. 3 - The New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan; and

Proposal No. 4 - The Adjournment Proposal: a proposal to adjourn the 180 Degree Capital Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the 180 Degree Capital Special Meeting.

No other business may be presented or transacted at the 180 Degree Capital Special Meeting.

Q:    What items will be considered and voted on at the MLC Special Meeting?
A:     At the MLC Special Meeting, MLC Shareholders will be asked to approve the following proposals:
Proposal No. 1 - The Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the MLC Merger;

Proposal No. 2 – Plan of Arrangement Proposal: a proposal to approve the Arrangement Resolution pursuant to section 182 of the OBCA involving, among other things, the continuance of Mount Logan from Ontario to the State of Delaware; and
Proposal No. 3 - New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan.
Q:    How does the 180 Degree Capital Board recommend that 180 Degree Capital shareholders vote with respect to the proposals?
A:    The 180 Degree Capital Board unanimously recommends that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal, “FOR” the TURN 1940 Act Deregistration Proposal, “FOR” the New Mount Logan Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal.

Q:    How does the Mount Logan Board recommend that MLC Shareholders vote with respect to the proposals in respect of the Business Combination?
A:    The Mount Logan Board unanimously recommends that MLC Shareholders vote “FOR” the Arrangement Resolution, “FOR” the MLC Merger Resolution, and “FOR” the New Mount Logan Equity Incentive Plan Proposal.

Q:    Which 180 Degree Capital shareholders are eligible to vote?
A:    Only shareholders of record on the books of 180 Degree Capital at the close of business on [month day], 2025, will be entitled to receive notice of the 180 Degree Capital Special Meeting and to attend and vote at the 180 Degree Capital Special Meeting, or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the 180 Degree Capital Special Meeting if you hold TURN Common Shares as of such new record date. As of the record date, there were [●] TURN Common Shares outstanding.

Q:    Which MLC Shareholders are eligible to vote?
A:    Only shareholders of record on the books of Mount Logan at the close of business on [month day], 2025, will be entitled to receive notice of the MLC Special Meeting and to attend and vote at the MLC Special Meeting, or any adjournment or postponement thereof. As of the record date, there were [●] MLC Common Shares outstanding.

Q:    As a 180 Degree Capital shareholder, how many votes do I have?
A:    Each TURN Common Share held by a holder of record as of the record date has one vote on each matter properly brought before the 180 Degree Capital Special Meeting.

Q:    As a MLC Shareholder, how many votes do I have?
A:    Each MLC Common Share held by a holder of record as of the record date carries the right to two votes on each matter properly brought before the MLC Special Meeting.

Q:    What vote is required to approve the 180 Degree Capital proposals?
A:    Approval of the Business Combination Proposal requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting.
Approval of the TURN 1940 Act Deregistration Proposal requires the affirmative vote of holders of at least a “majority of the outstanding voting securities” as defined in the 1940 Act. Under the 1940 Act, the vote of holders of a “majority of the outstanding voting securities” means the affirmative vote of the holders of the lesser of (a) 67% or more of the TURN Common Shares present or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote, if the holders of more than 50% of the outstanding TURN Common Shares are present or represented by proxy, or (b) more than 50% of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting.

Approval of the New Mount Logan Equity Incentive Plan Proposal requires the affirmative vote of a majority of the TURN Common Shares cast at the 180 Degree Capital Special Meeting and entitled to vote.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the TURN Common Shares present in person or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote.

Q:    What vote is required to approve the Mount Logan proposals in respect of the Business Combination?
A:    To be effective, the MLC Merger Resolution must be approved at the MLC Special Meeting by: (i) holders representing greater than 50% of all the issued and outstanding MLC Common Shares; and (ii) at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote.

MLC Shareholders should be aware that under Section 18-209(b) of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, no approval of the members of MLC Delaware will be required to approve the MLC Merger. Pursuant to the terms of the MLC Delaware LLCA, effective concurrently with the MLC Domestication, the existing directors of Mount Logan will become the initial managers of MLC Delaware (the “Initial Managers”). Immediately thereafter, pursuant to the terms of the MLC Delaware LLCA, all the Initial Managers, except for Mr. Goldthorpe, will cease being managers of MLC Delaware and, in accordance with Section 18-209(b) of the Delaware LLC Act, Mr. Goldthorpe will be empowered to provide all required approvals and authorizations necessary to effectuate the MLC Merger. Assuming all conditions in the Merger Agreement required for consummation of the MLC Merger and the other transactions contemplated by the Merger Agreement are satisfied or waived (including approval of the MLC Merger Resolution by the MLC Shareholders), Mr. Goldthorpe, as Manager of MLC Delaware, will cause MLC Delaware to effectuate the MLC Merger following the MLC Domestication. Notwithstanding the foregoing features of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, Mount Logan will ask MLC Shareholders to approve at the MLC Special Meeting the MLC Merger as part of the Business Combination.

To be effective, the Arrangement Resolution must be approved at the MLC Special Meeting by at least 66 and 2/3% of the votes cast on the Arrangement Resolution by MLC Shareholders present in person or represented by proxy and entitled to vote at the MLC Special Meeting.
To be effective, the Incentive Plan Resolution must be approved at the MLC Special Meeting by the affirmative vote of a majority of the MLC Common Shares cast at the MLC Special Meeting and entitled to vote.
Q:    As a 180 Degree Capital shareholder, what constitutes a “quorum”?
A:    The 180 Degree Capital By-Laws provide that at any meeting of the 180 Degree Capital shareholders, the holders of a majority of the shares of stock then entitled to vote shall constitute a quorum for all purposes.

Q:    As a MLC Shareholder, what constitutes a “quorum”?
A:    The by-laws of Mount Logan provide that two persons present (either in person or virtually) each being a shareholder entitled to vote at the meeting, or a duly appointed proxyholder for an absent shareholder entitled to vote at the meeting, and holding or representing by proxy, not less than 5% of the total number of the issued shares of Mount Logan, shall constitute a quorum.

Q:    What will happen if there are not enough votes to have the 180 Degree Capital Special Meeting?
A:    If there are not sufficient votes to have a quorum at the 180 Degree Capital Special Meeting, the 180 Degree Capital Special Meeting may be adjourned from time to time without notice other than announcement at the 180 Degree Capital Special Meeting so that 180 Degree Capital can continue to seek more votes.

Q:    What will happen if there are not enough votes to have the MLC Special Meeting?
A:    If there are not sufficient votes to have a quorum at the MLC Special Meeting within 30 minutes after the time appointed for the MLC Special Meeting, then the MLC Special Meeting shall be adjourned to such date not being less than 30 days later and to such time and place as may be announced by the chairman at the meeting without notice of the adjourned meeting unless otherwise required pursuant to the by-laws of Mount Logan or applicable law.

Q:    As a 180 Degree Capital shareholder, how are “abstentions” treated?
A:    Abstentions will be treated as shares present for quorum purposes. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Business Combination Proposal and the TURN 1940 Act Deregistration Proposal.
Q:    Who will pay for the proxy solicitation?
A:    Mount Logan and 180 Degree Capital will each bear the cost of the solicitation related to the Proposals, including any costs directly associated with preparing, printing and mailing this Preliminary Joint Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Shareholders and proxy card to MLC Shareholders and 180 Degree Capital shareholders, respectively. For additional details regarding the treatment of Shared Expenses, which includes the foregoing expenses, please see the section titled “The Merger Agreement - Merger Consideration.” 180 Degree Capital intends to use the services of EQ Funds Solutions, LLC to aid in the distribution and collection of proxy votes for an estimated fee of $70,000, plus reasonable out-of-pocket expenses. [Mount Logan intends to use the services of [●] to aid in the distribution and collection of proxy votes for an estimated fee of $[●], plus reasonable out-of-pocket expenses.] No additional compensation will be paid to directors, officers or employees for such services.

Q:    Are any of the proposals contingent upon the approval of other proposals, and what happens if some, but not all, of the proposals are approved by 180 Degree Capital shareholders?
A:    Yes. The Business Combination Proposal and the TURN 1940 Act Deregistration Proposal are cross-conditioned on the approval of the other, as well as on the approval of the Arrangement Resolution and the MLC Merger Resolution by the MLC Shareholders at the MLC Special Meeting. The New Mount Logan Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal. If 180 Degree Capital shareholders do not approve the Business Combination Proposal, the 180 Degree Capital Board will consider what further actions to take, including adjourning the 180 Degree Capital Special Meeting to a later date and making a reasonable effort to solicit sufficient support for the Business Combination Proposal. If, following such adjournment, the 180 Degree Capital Board determines that the approval of the Business Combination Proposal is unlikely to occur, the 180 Degree Capital Board will consider alternatives. To avoid additional costs to 180 Degree Capital associated with seeking such alternatives, the 180 Degree Capital Board is recommending that 180 Degree Capital shareholders approve the Business Combination Proposal.

Please note that if 180 Degree Capital shareholders do not approve the Business Combination Proposal, 180 Degree Capital will not move forward with the TURN 1940 Act Deregistration Proposal or the New Mount Logan Equity Incentive Plan Proposal.

Q:    Are any of the proposals contingent upon the approval of other proposals, and what happens if some, but not all, of the proposals are approved by MLC Shareholders?
A:    Yes. The Arrangement Resolution and the MLC Merger Resolution are each cross-conditioned on the approval of the other, as well as on the approval of the Business Combination Proposal and the TURN 1940 Act Deregistration Proposal by the 180 Degree Capital shareholders at the 180 Degree Capital Special Meeting.

Please note that if MLC Shareholders do not approve the Arrangement Resolution, Mount Logan will not move forward with the MLC Merger Resolution or the Incentive Plan Resolution, and the Business Combination will not be completed.
Q:    As a 180 Degree Capital shareholder, how do I participate in the 180 Degree Capital Special Meeting and vote my shares?
A:    180 Degree Capital shareholders of record may vote virtually at the 180 Degree Capital Special Meeting or by proxy in accordance with the instructions provided below. A 180 Degree Capital shareholder may also authorize a proxy by telephone or through the internet using the toll-free telephone numbers or web address printed on your proxy card. [Authorizing a proxy by telephone or through the internet requires you to input the 16-digit control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or internet link.]

●    By telephone, by calling the toll-free number [ ] and following the recorded instructions;

●    By accessing the internet website at [ ] and following the instructions on the website; or

●    By mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

Q:    As a MLC Shareholder, how do I participate in the MLC Special Meeting and vote my shares?
A:    MLC Shareholders of record may vote virtually at the MLC Special Meeting or by proxy in accordance with the instructions provided below. A MLC Shareholder may also authorize a proxy through the internet using the web address printed on your instrument of proxy. Authorizing a proxy through the internet requires you to input the control number located on your instrument of proxy. After inputting the control number, you will be prompted to direct your proxy to vote on each resolution. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the internet link.

●    By accessing the internet website at [ ] and following the instructions on the website; or
●    By mail, by indicating their vote on each instrument of proxy received, signing and dating each instrument of proxy and returning each instrument of proxy in the prepaid envelope that accompanied the instrument of proxy.

Q:    How can I authorize a proxy to vote my shares?
A:    Please follow the instructions included on the enclosed proxy card or instrument of proxy, as applicable, or voting instruction form.

Q:    What if a 180 Degree Capital shareholder does not specify a choice for a matter when authorizing a proxy?
A:    All properly executed proxies representing TURN Common Shares received prior to the 180 Degree Capital Special Meeting will be voted in accordance with the instructions marked thereon. If a proxy card is signed and returned without any instructions marked, the TURN Common Shares will be voted “FOR” each of the proposals.

Q:    What if a MLC Shareholder does not specify a choice for a matter when authorizing a proxy?
A:    All properly executed proxies representing MLC Common Shares received prior to the MLC Special Meeting will be voted in accordance with the instructions marked thereon. If an instrument of proxy is signed and returned without any instructions marked, the MLC Common Shares will be voted “FOR” each of the resolutions.

Q:    If my TURN Common Shares or MLC Common Shares, as applicable, are held in a broker-controlled account or in “street name,” will my broker vote my shares for me?
A:    No. You should follow the instructions provided by your broker on your voting instruction form. It is important to note that your broker will vote your shares only if you provide instructions on how you would like your shares to be voted at the applicable Special Meeting.

Q:    As a 180 Degree Capital shareholder, how can I change my vote or revoke a proxy?
A:    Any proxy authorized may be revoked by notice from you at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the 180 Degree Capital Special Meeting, by attending the 180 Degree Capital Special Meeting and voting virtually, or by a notice, provided in writing and signed by you, delivered to 180 Degree Capital’s Secretary on any business day before the date of the 180 Degree Capital Special Meeting.

Q:    As a MLC Shareholder, how can I change my vote or revoke a proxy?
A:    Any proxy authorized may be revoked by notice from you at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the internet voting site, by obtaining and properly completing another instrument of proxy that is dated later than the original instrument of proxy and returning it, by mail, in time to be received before the MLC Special Meeting, by attending the MLC Special Meeting and voting virtually, or by a notice, provided in writing and signed by you, delivered to Mount Logan on any business day before the date of the MLC Special Meeting.

Q:    How will the final voting results be announced?
A:    Preliminary voting results will be announced at each Special Meeting. Final voting results will be published by 180 Degree Capital in a Form 425 filing within [●] Business Days after the date of the 180 Degree Capital Special Meeting.

Promptly following the MLC Special Meeting, Mount Logan will issue a news release announcing the results of the vote on each of the matters considered at the MLC Special Meeting, and file a report of voting results on its SEDAR+ profile at www.sedarplus.com as required by NI 51-102.
Q:    Are 180 Degree Capital shareholders able to exercise appraisal rights?
A:    No. 180 Degree Capital shareholders will not be entitled to exercise appraisal rights with respect to any matter to be voted upon at the 180 Degree Capital Special Meeting. Any 180 Degree Capital shareholder may abstain from voting or vote against any such matters.

Q:    Are MLC Shareholders able to exercise appraisal rights?
A:    If you are a registered holder of MLC Common Shares as of the record date of the MLC Special Meeting, you are entitled to dissent from the Arrangement Resolution, in the manner provided in Section 185 of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, and seek payment of the fair value of your MLC Common Shares. See the section entitled “Dissent Rights for MLC Shareholders in respect of the Arrangement” in this Preliminary Joint Proxy Statement/Prospectus for additional details.

MLC Shareholders are not entitled to exercise dissent rights with respect to any other matter to be voted on at the MLC Special Meeting. No appraisal rights are available under the Delaware LLC Act or the terms of the MLC Delaware LLCA (as defined below) agreement in respect of the Mergers.
Q:    As a 180 Degree Capital shareholder, whom should I contact for additional information about the proxy solicitation?
A:    Additional information can be obtained by calling EQ Funds Solutions, LLC, 180 Degree Capital’s proxy solicitor for the 180 Degree Capital Special Meeting, toll-free at [●]. 180 Degree Capital shareholders who do not vote their shares may receive ca call from 180 Degree Capital’s proxy solicitor.

Q:    As a MLC Shareholder, whom should I contact for additional information about the proxy solicitation?
A:    Additional information can be obtained by calling [●], Mount Logan’s proxy solicitor for the MLC Special Meeting, toll-free at [●].

Q:    What do I need to do now?
A:    We urge you to read the enclosed Preliminary Joint Proxy Statement/Prospectus, including the Annexes, carefully and in their entirety, as they include important information about the proposals. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 36 of the enclosed Preliminary Joint Proxy Statement/Prospectus for a description of the risks that you should consider in evaluating the Business Combination.

Questions and Answers about the Business Combination

Q:    What will happen in the TURN Merger and the MLC Merger?
A:    At the Effective Time, TURN Merger Sub will merge with and into 180 Degree Capital, and 180 Degree Capital will be the surviving company in the TURN Merger and will continue its existence as a corporation under the laws of the State of New York. At the Effective Time, MLC Merger Sub will merge with and into Mount Logan, and Mount Logan will be the surviving company in the MLC Merger and will continue its existence as a limited liability company under the laws of the State of Delaware with Mount Logan and 180 Degree Capital continuing as wholly-owned subsidiaries of New Mount Logan. By virtue of the Mergers, each TURN Common Share and each MLC Common Share, as applicable, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of New Mount Logan Common Stock, as discussed further in this Preliminary Joint Proxy Statement/Prospectus.

Q:    What are the benefits of the proposed Business Combination for 180 Degree Capital shareholders?
A:    The 180 Degree Capital Board unanimously recommends that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal. For a discussion of the factors considered by the 180 Degree Capital Board in reaching its decision to approve the Merger Agreement and the Business Combination contemplated by the Merger Agreement, including the Mergers, see the section entitled “The Mergers—180 Degree Capital’s Reasons for the Mergers and Recommendation of the 180 Degree Capital Board.”

Q:    What are the benefits of the proposed Business Combination for MLC Shareholders?
A:    The Mount Logan Board unanimously recommends that MLC Shareholders vote “FOR” each of the Arrangement Resolution, and the MLC Merger Resolution. For a discussion of the factors considered by the Mount Logan Board in reaching its decision to approve the Merger Agreement and the Business Combination contemplated by the Merger Agreement, including the Mergers, see the section entitled “The Mergers—Mount Logan’s Reasons for the Mergers and Recommendation of the Mount Logan Board.”

Q:    How will the combined company be managed following the Mergers?
A:    In accordance with the Merger Agreement, the New Mount Logan board of directors will be a classified board and will consist of seven (7) directors comprised of the following: Edward (Ted) Goldthorpe; four (4) independent directors (as defined in Nasdaq Listing Rule 5605(a)(2)) designated in writing by Mount Logan; one (1) independent director designated in writing by 180 Degree Capital; and one (1) independent director mutually agreed in writing by Mount Logan and 180 Degree Capital. The officers of New Mount Logan will be designated by Mount Logan, with Ted Goldthorpe to be appointed as Chief Executive Officer. The directors are expected to be [●].

Q:    Did the 180 Degree Capital Board receive an opinion from the 180 Degree Capital Special Committee’s financial advisor regarding the TURN Exchange Ratio?
A:    Yes. The 180 Degree Capital Board received an opinion from Fenchurch. For additional information, see the section entitled “The Mergers—Opinion of 180 Degree Capital’s Financial Advisor” and the full text of the written opinion of Fenchurch attached to this Preliminary Joint Proxy Statement/Prospectus as Annex B.

Q:    How many shares of New Mount Logan Common Stock will 180 Degree Capital shareholders own following the Mergers?
A:    Based on the estimated NAV of 180 Degree Capital as of [month day], 2025 of [$46.4] million the estimated pro forma post-merger shareholder ownership would be approximately [40%] for current 180 Degree Capital shareholders.

Q:    How many shares of New Mount Logan Common Stock will MLC Shareholders own following the Mergers?
A:    Based on a valuation of approximately [$67.4] million, before certain adjustments as applicable as defined in the Merger Agreement, the estimated pro forma post-merger shareholder ownership would be approximately [60%] for current MLC Shareholders.

Q:     How will the rights of TURN Common Shares compare to the rights of shares of New Mount Logan

Common Stock?

A:     The rights of TURN Common Shares will vary in certain ways from the rights of shares of New Mount Logan Common Stock. For more information, please see “Comparison of 180 Degree Capital Shareholders’ Rights.”

Q:    How will the rights of MLC Common Shares compare to the rights of shares of New Mount Logan Common Stock?
A:    The rights of MLC Common Shares will vary in certain ways from the rights of shares of New Mount Logan Common Stock. For more information, please see “Comparison of Mount Logan Shareholders’ Rights.”
Q:    Are the Mergers subject to any third party consents other than the applicable shareholder approvals described elsewhere?
A:    Under the Merger Agreement, 180 Degree Capital and Mount Logan have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to obtain as promptly as practicable all permits, consents, approvals, confirmations and authorizations of all third parties (including any required applications, notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), though at this time, no HSR Act related approval is expected to be required), in each case, that are necessary or advisable, to consummate the transactions contemplated by the Merger Agreement, including the Business Combination, in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of New Mount Logan following the Mergers.

Q:    What is the timetable for the Mergers?
A:    If the 180 Degree Capital shareholder and MLC Shareholder voting and other conditions to closing are satisfied, the Mergers are expected to take effect by mid-2025, or as soon as practicable thereafter.

Q:    Are the Mergers expected to be taxable events for 180 Degree Capital shareholders for U.S. federal income tax purposes?
A:    No. It is intended that the Mergers, taken together, will qualify as a non-taxable transfer to a corporation controlled by the transferors under Section 351 of the Code. If the Mergers, taken together, qualify as a non-taxable transaction under Section 351 of the Code, a 180 Degree Capital shareholder that receives shares of New Mount Logan generally will not recognize any gain or loss for U.S. federal income tax purposes (subject to the limitations and qualification set forth under the section entitled “Certain U.S. Federal Income Tax Consequences of the Mergers”).

Q:    Are the Mergers expected to be taxable events for MLC Shareholders for U.S. and Canadian federal income tax purposes?
A:    No. The Mergers are intended to qualify as tax-free for both U.S. and Canadian federal income tax purposes. This means it is expected that MLC Shareholders (other than Dissenting MLC Shareholders) will recognize no gain or loss for both U.S. and Canadian federal income tax purposes as a result of the Mergers (subject to the limitations and qualification set forth under “The Mergers - Certain U.S. Federal Income

Tax Consequences of the Mergers” and “The Mergers - Certain Canadian Federal Income Tax Consequences”).
Q:    As a 180 Degree Capital shareholder, how will the Deregistration affect me?
A:    180 Degree Capital is currently registered under the 1940 Act. The 1940 Act, among other things, (i) regulates the composition of the 180 Degree Capital Board; (ii) regulates the capital structure of 180 Degree Capital by limiting the issuance of senior equity and debt securities and limiting the issuance of stock options, rights and warrants and limits 180 Degree Capital’s ability to obtain leverage through derivative instruments; (iii) prohibits certain transactions between 180 Degree Capital and affiliated persons, including directors and officers of 180 Degree Capital or affiliated companies, unless such transactions are exempted by the SEC; (iv) prohibits the issuance of common stock at less than net asset value; (v) regulates the form, content and frequency of financial reports to shareholders; (vi) requires 180 Degree Capital to carry its assets at fair value rather than at cost in financial reports; (vii) requires that 180 Degree Capital file with the SEC periodic reports designed to disclose compliance with the 1940 Act and to present other financial information; (viii) prohibits 180 Degree Capital from changing the nature of its business or fundamental investment policies without the prior approval of its shareholders; (ix) restricts pyramiding of investment companies and the cross ownership of securities; (x) provides for the custody of securities and bonding of certain employees; (xi) prohibits voting trusts; (xii) provides that no securities may be issued for services or for property other than cash or securities except as a dividend or a distribution to security holders or in connection with a reorganization; (xiii) regulates the manner in which repurchases of TURN Common Shares may be effected; (xiv) regulates plans of reorganization, including mergers with affiliates; (xv) provides for enforcement by the SEC of the 1940 Act through administrative proceedings and court actions; (xvi) creates a right in private persons to bring injunctive and damage actions in federal courts to enforce compliance with certain limited provisions of the 1940 Act; (xvii) requires 180 Degree Capital to have a written code of ethics and compliance policies and procedures designed to prevent violations of federal securities laws and a chief compliance officer charged with administering these policies; and (xviii) prohibits 180 Degree Capital from limiting the liability of any director and officer for willful misfeasance, bad faith, gross negligence or reckless regard of the duties involved in the conduct of his or her office.

After Deregistration, 180 Degree Capital would no longer be subject to the foregoing regulation, all of which is designed to protect the interests of shareholders. Instead, 180 Degree Capital will be wholly-owned by New Mount Logan and, for purposes of the 1940 Act, will be excluded from the definition of an “investment company” by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and shareholders of New Mount Logan who indirectly own interests in 180 Degree Capital will no longer be afforded the regulatory protections of the 1940 Act.

Your vote is very important. We encourage you as a 180 Degree Capital shareholder or MLC Shareholder to authorize a proxy to vote your shares as soon as possible. If enough 180 Degree Capital shareholders or MLC Shareholders fail to cast their votes at the applicable Special Meeting, 180 Degree Capital and/or Mount Logan may not be able to hold the applicable Special Meeting or the vote on each proposal and will be required to incur additional solicitation costs in order to obtain sufficient shareholder participation. Whether or not you expect to attend the 180 Degree Capital Special Meeting or the MLC Special Meeting, the details of which are described in the enclosed Preliminary Joint Proxy Statement/Prospectus, please immediately submit your proxy by telephone, by the internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this Preliminary Joint Proxy Statement/Prospectus. This summary highlights selected information from this Preliminary Joint Proxy Statement/Prospectus and does not contain all of the information that may be important to you as a MLC Shareholder or a 180 Degree Capital shareholder. To understand the Business Combination fully and for a more complete description of the terms of the Business Combination, you should read carefully this entire Preliminary Joint Proxy Statement/Prospectus, its annexes and the other documents to which you are referred. Items in this summary include a section reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties

Mount Logan Capital Inc.

Mount Logan, an Ontario (Canada) corporation, is an alternative asset management and insurance solutions company that is focused on public and private debt securities in the North American market and the reinsurance of annuity products, primarily through its wholly-owned Subsidiaries Mount Logan Management LLC (“ML Management”) and Ability Insurance Company (“Ability”), respectively. ML Management, on behalf of the investors in the funds it manages and policyholders through Ability, also actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle. Mount Logan’s principal executive offices are located at 650 Madison Avenue, 3rd Floor, New York, NY 10022, and its telephone number is 212-891-2880.

MLC Common Shares are listed on Cboe Canada, trading under the symbol “MLC.”

180 Degree Capital Corp.

180 Degree Capital, a New York corporation, is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what it believes are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. 180 Degree Capital’s goal is that the result of its constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. 180 Degree Capital’s principal executive offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500.

TURN Common Shares are listed on Nasdaq, trading under the symbol “TURN.”

Yukon New Parent, Inc.

Yukon New Parent, Inc. (“New Mount Logan”), a Delaware corporation, was formed by 180 Degree Capital solely in contemplation of the Mergers, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Mergers, 180 Degree Capital and Mount Logan will be wholly-owned Subsidiaries of New Mount Logan, which will be renamed Mount Logan Capital Inc. Under the terms of the Merger Agreement, shareholders of each of 180 Degree Capital and Mount Logan will receive an amount of newly issued shares of common stock of New Mount Logan as described in the section “Merger Agreement - Merger Consideration.”
New Mount Logan Common Stock is expected to be listed on Nasdaq trading under the symbol “MLCI” after the Effective Time.

Polar Merger Sub, Inc.

TURN Merger Sub, a New York corporation, was formed by New Mount Logan solely in contemplation of the Mergers, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the TURN Merger, TURN Merger Sub will be merged with and into 180 Degree Capital, with 180 Degree Capital continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan. TURN Merger Sub’s principal executive offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500.
Moose Merger Sub, LLC

MLC Merger Sub, a Delaware limited liability company, was formed by New Mount Logan solely in contemplation of the Mergers, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the MLC Merger, MLC Merger Sub will be merged with and into Mount Logan, with Mount Logan continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan. MLC Merger Sub’s principal executive offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500.
The Mergers

Upon the terms and subject to the conditions set forth in the Merger Agreement, (i) in the TURN Merger, TURN Merger Sub will merge with and into 180 Degree Capital, with 180 Degree Capital being the surviving company, and a wholly-owned Subsidiary of New Mount Logan, and (ii) in the MLC Merger, MLC Merger Sub will merge with and into Mount Logan, with Mount Logan being the surviving company, and a wholly-owned Subsidiary of New Mount Logan.
Following the completion of the Mergers, the shareholders of 180 Degree Capital and Mount Logan will become the collective shareholders of New Mount Logan, the parent company of 180 Degree Capital and Mount Logan, and New Mount Logan will be a newly-listed public company on Nasdaq trading under the symbol “MLCI.” For a summary of the business, assets and operations of New Mount Logan after completion of the Business Combination, see Annex F - “Information Concerning New Mount Logan Following the Business Combination”. The following organizational chart shows the transactions contemplated by the Mergers and the ownership structure of New Mount Logan following the completion of the Mergers:
Pre-Mergers:

Post-Mergers:

Also following the completion of the Mergers, 180 Degree Capital plans to deregister as a closed-end investment company registered under the 1940 Act with the SEC.
At the Effective Time, by virtue of the TURN Merger, (i) each share of common stock, par value $0.001 per share, of TURN Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.001 per share, of 180 Degree Capital, and (ii) each TURN Common Share issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio, subject to the treatment of fractional shares pursuant to the Merger Agreement (see the “Merger Agreement – Merger Consideration”). By virtue of the applicable Merger all of the Excluded Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any payment or consideration therefor.
At the Effective Time, by virtue of the MLC Merger, (i) each unit representing a membership interest in MLC Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) unit representing a membership interest in Mount Logan, and (ii) each MLC Common Share issued and outstanding immediately prior to the Effective time but, for the avoidance of doubt, after giving effect to the MLC Domestication and, other than any Excluded Shares, will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the MLC Exchange Ratio, subject to the treatment of fractional shares pursuant to the Merger Agreement (see “Merger Agreement – Merger Consideration”). At the Effective Time, all of the Excluded Shares will no longer be outstanding and will be automatically cancelled and cease to exist, without any payment or consideration therefor.
If the relative NAVs of 180 Degree Capital and Mount Logan would result in either the TURN NAV Multiplier being greater than 50%, such that (i) shareholders of 180 Degree Capital would own in the aggregate more than 50% of the issued and outstanding shares of New Mount Logan Common Stock immediately after the Effective Time or (ii) any shareholder of 180 Degree Capital would be expected to own 25% or more of the issued and outstanding shares of New Mount Logan Common Stock immediately after the Effective Time, 180 Degree Capital will, prior to Closing and subject to the prior approval of Mount Logan, make in-kind distributions to its shareholders such that the TURN NAV Multiplier is less than 50% or such shareholder would not be entitled to 25% or more of the issued and outstanding New Mount Logan Common Stock immediately following the Effective Time, as applicable.

No fractional shares will be issued in connection with the Mergers, and any fractional shares to which an applicable holder of TURN Common Shares or MLC Common Shares would otherwise be entitled will be aggregated as to each such holder and such fraction will be rounded down to the nearest whole number of shares of New Mount Logan Common Stock.
180 Degree Capital does not expect to realize capital gains from the disposition of securities prior to the completion of the Mergers outside of the ordinary course of its business or its historical rate of investment turnover. The transaction costs of any such dispositions in the ordinary course of business are expected to be substantially similar to its historical transaction costs for such open-market trades. 180 Degree Capital has not historically distributed, and currently does not plan to initiate any distributions of, capital gains as it is in an undistributed loss position and does not currently anticipate that dispositions completed prior to the Mergers will result in it being in an undistributed gain position.

In addition, while no definitive timing for sale of the portfolio investments presently held by 180 Degree Capital has been determined, it is expected that New Mount Logan will undertake an orderly disposition of such portfolio investments subsequent to closing of the Mergers. In addition, New Mount Logan may transfer any such portfolio investments out from under 180 Degree Capital after completion of the Mergers in order to facilitate its deregistration under the 1940 Act.

Risk Factors

The Mergers and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks that are discussed in detail in the section entitled, “Risk Factors.” 180 Degree Capital shareholders and MLC Shareholders should carefully consider these risks before deciding how to vote on the Proposals to be voted on at their respective Special Meetings.

Risks Relating to the Mergers

•180 Degree Capital shareholders and MLC Shareholders will experience a reduction in percentage ownership and voting power in New Mount Logan as a result of the Business Combination.
•Sales of shares of New Mount Logan Common Stock after the completion of the Business Combination may cause the market price of New Mount Logan Common Stock to decline.
•Because the market price and the NAV per share of TURN Common Shares and the MLC Common Shares will fluctuate, 180 Degree Capital shareholders and MLC Shareholders cannot be sure of the market value of the Merger Consideration they will receive in connection with the Mergers.
•New Mount Logan may be unable to realize the benefits anticipated by the Business Combination, or it may take longer than anticipated to achieve such benefits.
•Any delay in completing the Business Combination may reduce or eliminate the benefits expected to be achieved thereunder.
•The Business Combination may trigger certain “anti-assignment” provisions and other restrictions in contracts of 180 Degree Capital, Mount Logan and/or their affiliates and the failure to obtain any required consents or waivers could adversely impact New Mount Logan.
•The opinion delivered to the 180 Degree Capital Board and the 180 Degree Capital Special Committee by the financial advisor to the 180 Degree Capital Special Committee prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions.
•The announcement and pendency of the proposed Business Combination could adversely affect each of 180 Degree Capital’s and Mount Logan’s business, financial results and operations.
•If the Business Combination does not close, neither 180 Degree Capital nor Mount Logan will benefit from the expenses incurred in pursuit of the Business Combination.

•The termination of the Merger Agreement could negatively impact 180 Degree Capital and Mount Logan.
•The Merger Agreement limits the ability of 180 Degree Capital and Mount Logan to pursue alternatives to the Business Combination.
•The Business Combination is subject to closing conditions, including shareholder and regulatory approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Business Combination not being completed, which may result in material adverse consequences to 180 Degree Capital’s and Mount Logan’s business and operations.
•Litigation filed against 180 Degree Capital and/or Mount Logan in connection with the Business Combination could result in substantial costs and could delay or prevent the Business Combination from being completed.
•180 Degree Capital and Mount Logan will be subject to operational uncertainties and contractual restrictions while the Business Combination is pending.
•180 Degree Capital and Mount Logan may, to the extent legally allowed, waive one or more conditions to the Business Combination without resoliciting shareholder approval.
•The shares of New Mount Logan Common Stock to be received by 180 Degree Capital shareholders and MLC Shareholders as a result of the Business Combination will have different rights associated with them than TURN Common Shares and MLC Common Shares currently held by them.
•The market price of New Mount Logan Common Stock after the Business Combination may be affected by factors different from those affecting TURN Common Shares and MLC Common Shares currently.
•180 Degree Capital shareholders do not have appraisal rights in connection with the Business Combination.
•The Mergers may not be treated as a tax-free exchange under Section 351(a) of the Code.
•The tax treatment of the Mergers for U.S. holders of MLC Warrants is uncertain.

•Upon consummation of the Business Combination, current 180 Degree Capital shareholders will no longer have the benefit of the protections afforded to equity holders of registered investment companies under the 1940 Act.

Risks Relating to Mount Logan and New Mount Logan

•A portion of New Mount Logan’s revenues, earnings and cash flow is expected to be highly variable, which may make it difficult for it to achieve steady earnings growth on a quarterly basis and may cause the price of shares of New Mount Logan Common Stock to be volatile.
•New Mount Logan will operate in highly competitive industries, which could limit its ability to achieve its growth strategies.
•New Mount Logan will rely on technology and information systems (including those of BCPA through its expected Servicing Agreement (as defined and described below) with BCPA), some of which are expected to be controlled by third-party vendors, to maintain the security of its information and technology networks and to conduct its businesses.
•New Mount Logan’s business, financial condition, results of operations, liquidity and cash flows will depend on the accuracy of its management’s assumptions and estimates.
•Some of the funds ML Management manages invest in illiquid assets, and some of the investments of New Mount Logan’s insurance business are expected to be relatively illiquid.
•New Mount Logan will rely on the financing markets for the operation of its business.

•New Mount Logan, and particularly its insurance business, may acquire various financial instruments for purposes of “hedging” or reducing its risks, which may be costly and ineffective and could reduce its cash available for distribution to its shareholders.
•Difficult political, market or economic conditions may adversely affect New Mount Logan’s businesses in many ways.
•Changes in laws or regulations governing New Mount Logan’s operations may adversely affect New Mount Logan’s business or cause New Mount Logan to alter its business strategy.
•Any changes in tax regulations or tax reform may have an adverse impact on investors and policyholders.
•There can be no guarantee as to the timing or amount of dividends, and shareholders may not receive dividends.
•New Mount Logan will incur increased costs as a result of operating as a U.S. public company.
•If New Mount Logan fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
•Any misconduct by Mount Logan’s current and former, and New Mount Logan’s future, employees, directors, advisers, third-party service providers or others affiliated with New Mount Logan could harm New Mount Logan.
•New Mount Logan will rely on BCPA and Key BCPA Personnel.
•New Mount Logan’s expected relationship with BCPA will result in significant actual and potential conflicts of interest that could impact New Mount Logan’s business.
•BCPA will be able to terminate the Staffing Agreement (as defined and described below) and Servicing Agreement upon 60 days’ written notice, and New Mount Logan, which is expected to have a limited number of employees, may not be able to find a suitable replacement for such services provided under those agreements within that time.
•Because New Mount Logan’s business model will depend upon relationships with various counterparties, the inability of BCPA to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect New Mount Logan’s business.
•The asset management business is competitive.
•New Mount Logan may be subject to focus by certain current or prospective clients or other stakeholders on environmental, social and governance matters.
•Valuations for illiquid assets under management entail significant complications.
•New Mount Logan, through ML Management, may only manage a limited number of funds and investments.
•New Mount Logan’s insurance business will be heavily regulated and changes in regulation could reduce New Mount Logan’s profitability.
•Ability operates in a highly competitive industry that includes a number of companies, many of which are larger and more well-known, which could limit Ability’s capacity to increase or maintain market share and/or margins.
•Differences between Ability’s policyholder behavior estimates, reserve assumptions and actual claims experience, in particular with respect to the timing and magnitude of claims and surrenders, may adversely affect Ability’s results of operations or financial condition.

•Ability’s historical growth rates may not be indicative of its future growth, and Ability may not be able to identify attractive insurance markets, reinsurance opportunities or investments with returns that are as favorable as Ability’s historical returns and grow new business volumes at historical levels.
•Interest rate fluctuations could negatively affect the income Ability derives from the difference between the interest rates it earns on its investments and interest it pays under its reinsurance contracts.
•Ability faces risks associated with business it reinsures and business it cedes to reinsurers.
•The determination of the amount of impairments and allowances for credit losses recognized on Ability’s investments is highly subjective.
•Ability’s liabilities for insurance products may prove to be inadequate, requiring Ability to increase liabilities which results in reduced net income and shareholders’ equity.
•Ability is subject to regulatory capital requirements in the United States.
•Ability faces risks from borrower clients.
•Second priority liens on collateral securing debt investments that Ability makes may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and Ability.
•Ability is subject to additional risks associated with investments in the form of loan participation interests.
•Ability may not be able to exercise control over borrower clients.
•Use of leverage and changes in interest rates may affect Ability’s cost of capital and net investment income.
Risks relating to 180 Degree Capital

•180 Degree Capital’s shares of common stock are trading at a discount to net asset value and may continue to do so in the future.
•Regulations governing 180 Degree Capital’s operation as a registered closed-end fund (“CEF”) may limit 180 Degree Capital’s ability to raise additional capital, as well as the way in which it does so, which could have a material adverse impact on 180 Degree Capital’s liquidity, financial condition and results of operations.
•180 Degree Capital is a non-diversified investment company within the meaning of the 1940 Act, and, therefore, is not limited with respect to the proportion of 180 Degree Capital’s assets that may be invested in securities of a single issuer.
•When 180 Degree Capital is a debt or minority equity investor in a portfolio company, 180 Degree Capital is often not in a position to exert influence on the entity, and other equity holders and management of the company may make decisions that could decrease the value of 180 Degree Capital’s portfolio holdings.
•180 Degree Capital’s business model depends upon the development and maintenance of strong referral relationships with asset managers, investment banking firms and other entities active in working with small publicly traded companies.
•180 Degree Capital’s equity securities may be affected by general economic and market conditions.
•180 Degree Capital’s financial condition and results of operations could be negatively affected if a significant investment fails to perform as expected.
•The value of 180 Degree Capital’s portfolio is subject to greater volatility than the value of companies with more broadly diversified investments.
•180 Degree Capital may expose itself to risks if it engages in hedging transactions.

•Quarterly results fluctuate and are not indicative of future quarterly performance.
•Investment in foreign securities could result in additional risks.
•180 Degree Capital’s strategy of writing covered calls and buying put options on public portfolio company securities held by it could result in it receiving a lower return for such investments than if it had not employed such a strategy.
•Investing in 180 Degree Capital’s stock is highly speculative and an investor could lose some or all of the amount invested.
•180 Degree Capital’s ability to enter into transactions with its affiliates is restricted.
•180 Degree Capital’s business may be adversely affected by the small size of 180 Degree Capital’s market capitalization.
•180 Degree Capital is dependent upon key management personnel for future success, and may not be able to retain them.
•The failure of cyber-security systems, as well as the occurrence of events unanticipated by 180 Degree Capital’s disaster recovery systems and management continuity planning, could impair 180 Degree Capital’s ability to conduct business effectively.
•180 Degree Capital is dependent on information systems and systems failures could disrupt 180 Degree Capital’s business, which may, in turn, negatively affect the market price of TURN Common Shares.
•180 Degree Capital is subject to risks associated with its strategy of increasing assets under management by raising third-party funds to manage.
•Ineffective internal controls could impact 180 Degree Capital’s business and operating results.
•180 Degree Capital may in the future choose to pay dividends in TURN Common Shares, in which case 180 Degree Capital shareholders may be required to pay tax in excess of the cash they receive.
•180 Degree Capital is authorized to issue preferred stock, which would convey special rights and privileges to its owners that are senior to those of common stock shareholders.
•Bank borrowing or the issuance of debt securities or preferred stock by 180 Degree Capital, to fund investments in portfolio companies or to fund 180 Degree Capital’s operating expenses, would make 180 Degree Capital’s total return to holders of TURN Common Shares more volatile.
•The need to satisfy certain asset diversification, gross income, and distributions requirements applicable to a RIC may limit investment flexibility of 180 Degree Capital.
•Failure to qualify as a RIC could reduce 180 Degree Capital’s net asset value and distributable income.
•A deemed dividend election could affect the value of TURN Common Shares.
•180 Degree Capital operates in a heavily regulated environment, and changes to, or non-compliance with, regulations and laws could harm 180 Degree Capital’s business.
•Market prices of TURN Common Shares will continue to be volatile.
•Governmental interventions may impact 180 Degree Capital’s investment strategies.
•180 Degree Capital’s compensation structure as an internally managed registered CEF could be materially different than 180 Degree Capital’s compensation structure if 180 Degree Capital was externally managed.
•Future sales of TURN Common Shares in the public market, if any, could cause 180 Degree Capital’s stock price to fall.
•A 180 Degree Capital shareholder has no right to require 180 Degree Capital to repurchase their shares.

•180 Degree Capital’s investments are subject to valuation risk, which is the risk that one or more of the assets in which 180 Degree Capital invests are priced incorrectly.
•Changing interest rates may have unpredictable effects on markets, heighten market volatility and detract from 180 Degree Capital’s performance to the extent it is exposed to such interest rates.
•180 Degree Capital may temporarily depart from its principal investment strategies by investing in high quality fixed-income securities.

Voting and Support Agreements

The directors and executive officers of Mount Logan and 180 Degree Capital as well as certain of their shareholders have entered into Voting and Support Agreements pursuant to which, among other things and subject to the terms thereof, they have agreed to vote their MLC Common Shares and TURN Common Shares in favor of the Business Combination.

180 Degree Capital’s Reasons for the Mergers and Recommendation of the 180 Degree Capital Board

The 180 Degree Capital Board consulted with 180 Degree Capital’s management as well as its legal and other advisors and considered numerous factors and, as a result, unanimously recommends that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal, “FOR” the TURN 1940 Act Deregistration Proposal, “FOR” the New Mount Logan Equity Incentive Plan, and “FOR” the Adjournment Proposal.
Certain material factors considered by the 180 Degree Capital Board that favored the conclusion of the 180 Degree Capital Board that the TURN Merger is in 180 Degree Capital’s best interests and the best interests of 180 Degree Capital’s shareholders included, among others:
•New Mount Logan is expected to benefit from: increased access to additional capital, a strengthened balance sheet, and increased analyst coverage as a result of its listing on a US exchange;
•Meaningful scaling and further diversification of business, as well as increased liquidity of public equity;
•Accelerated expansion of sourcing investments in the public markets;
•Mount Logan’s business model is highly complementary to 180 Degree Capital’s business model;
•The support of services that is expected to be provided by BCPA, which provides administrative services that leverage BCPA’s capabilities, strength, resources and scale as a global credit firm;
•An attractive valuation relative to industry comparables;
•The expectation that the Mergers will result in a compelling business model built on predictable earnings growth supported by durable fee and spread related earnings;
•The opinion of Fenchurch, the financial advisor to the 180 Degree Capital Special Committee, as more fully described in the section entitled “The Mergers—Opinion of 180 Degree Capital’s Financial Advisor”;
•That the TURN Merger is expected to qualify as a tax-free exchange for U.S. federal income tax purposes;
•The absence of an adverse impact on New Mount Logan’s regulatory obligations; and
•The Mergers are subject to the approval of the shareholders of 180 Degree Capital and Mount Logan.

The foregoing list does not include all the factors that the 180 Degree Capital Board considered in approving the proposed Business Combination and the Merger Agreement and recommending that the 180 Degree Capital shareholders approve Merger Agreement and the proposed Business Combination. For a further discussion of the material factors considered by the 180 Degree Capital Board in reaching its decision to approve the Merger

Agreement (as amended or modified) and the transactions contemplated by the Merger Agreement (as amended or modified), including the Business Combination, see the sections entitled “The Mergers—180 Degree Capital’s Reasons for the Mergers” and “Recommendation of the 180 Degree Capital Board.”
Mount Logan’s Reasons for the Mergers and Recommendation of the Mount Logan Board

The Mount Logan Board consulted with Mount Logan’s management as well as its legal and other advisors and considered numerous factors and, as a result, the Mount Logan Board, including its independent directors, determined that the MLC Merger is in Mount Logan’s best interests and the best interests of Mount Logan’s shareholders.

Certain material factors considered by the Mount Logan Board, including its independent directors, that favored the conclusion of the Mount Logan Board that the MLC Merger is in Mount Logan’s best interests and the best interests of Mount Logan’s shareholders included, among others:

•180 Degree Capital’s track record of investing in public markets and its deep network of relationships, which are expected to help further expand New Mount Logan’s business;
•New Mount Logan will have a larger balance sheet that will support future investment;
•the Business Combination will result in continuity of the management team, with Mount Logan’s current CEO, Ted Goldthorpe, expected to serve as Chairman and CEO of New Mount Logan, and Mount Logan will be entitled to appoint four independent directors (as defined in Nasdaq Listing Rule 5605(a)(2)) on New Mount Logan’s seven-person board;
•MLC Shareholders will receive proportionate ownership of New Mount Logan determined by reference to Mount Logan’s $67.4 million transaction equity value at signing of the Merger Agreement, subject to certain pre-closing adjustments, relative to 180 Degree Capital’s net asset value at Closing;
•the expected tax treatment of the MLC Merger;
•support of the Business Combination from directors, officers and shareholders of Mount Logan who collectively held approximately 29% of the outstanding MLC Common Shares as of January 16, 2025;
•Mount Logan’s ability to respond to an unsolicited bona fide written proposal that is or is reasonably likely to lead to an MLC Superior Proposal;
•the implied breakeven return on equity to shareholders of Mount Logan taking into account the economics and structuring of the Business Combination;
•the vigilance, patience and prudence of the Mount Logan management team in evaluating similar transactions;
•the Merger Agreement is the result of an arm’s length negotiation process and has been unanimously recommended by the Mount Logan Board, including independent directors;
•the required approvals of the shareholders of Mount Logan to the Business Combination is protective of their rights;
•shareholders of Mount Logan who do not vote in favor of the Arrangement Resolution will have dissent rights with respect to the Arrangement pursuant to the OBCA and the Interim Order;
•the potential for Mount Logan to deliver near and long term value to shareholders of Mount Logan as a result of the Business Combination, when compared to not consummating the Business Combination;
•the uncertainty surrounding Mount Logan’s ability to raise required financing if the Business Combination is not consummated;
•the absence of required material regulatory approvals, other than customary regulatory approvals;

•the requirement that 180 Degree Capital pay Mount Logan’s cost and expenses, up to $1,000,000, in certain circumstances if the Merger Agreement is terminated; and
•Mount Logan’s preexisting connections to the United States.
The foregoing list does not include all the factors that the Mount Logan Board considered in approving the Merger Agreement and recommending that MLC Shareholders approve the Merger Agreement, the MLC Domestication and the Business Combination as a whole. For a further discussion of the material factors considered by the Mount Logan Board, see “The Merger— Mount Logan's Reasons for the Merger.”

Opinion of 180 Degree Capital’s Financial Advisor
In connection with the Business Combination, Fenchurch rendered to the 180 Degree Capital Special Committee on January 16, 2025 its oral opinion, and confirmed its oral opinion by delivering to the 180 Degree Capital Special Committee its written opinion, dated January 16, 2025, as discussed in more detail in the section entitled “The Mergers—Opinion of 180 Degree Capital’s Financial Advisor,” to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the January Exchange Ratio (as defined on page 126) is fair, from a financial point of view, to the holders of TURN Common Shares, other than the Excluded Shares. The full text of Fenchurch’s opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Fenchurch in preparing the opinion, is attached as Annex B to this Preliminary Joint Proxy Statement/Prospectus and is incorporated herein by reference. Fenchurch’s written opinion was addressed to the 180 Degree Capital Special Committee (in their capacity as such) in connection with and for the purposes of their evaluation of the proposed Transaction, was directed only to the January Exchange Ratio and did not address any other aspect of the Transaction. Fenchurch expressed no opinion as to the underlying decision by 180 Degree Capital to engage in the Transaction or enter into the Agreement. Fenchurch’s opinion did not constitute a recommendation to the 180 Degree Capital Board or the 180 Degree Capital Special Committee in connection with the Transaction, and it does not constitute a recommendation to any stockholder of 180 Degree Capital or of any other entity as to how such stockholder should vote with respect to the Transaction or any other matter.

Overview of the Merger Agreement

The terms and conditions of the Mergers are contained in the Merger Agreement, a copy of which is attached hereto as Annex A. Mount Logan and 180 Degree Capital encourage you to read the Merger Agreement carefully and in its entirety.
The Merger Agreement provides for a business combination of 180 Degree Capital and Mount Logan through: (i) the merger of TURN Merger Sub with and into 180 Degree Capital, with 180 Degree Capital being the surviving company, and a wholly-owned Subsidiary of New Mount Logan; and (ii) the merger of MLC Merger Sub with and into Mount Logan, with Mount Logan being the surviving company, and a wholly-owned Subsidiary of New Mount Logan. New Mount Logan will be the parent entity of 180 Degree Capital and Mount Logan following the Business Combination and renamed “Mount Logan Capital Inc.”
If the Mergers are completed, each issued and outstanding TURN Common Share and each issued and outstanding MLC Common Share, other than, in each case, Excluded Shares, will be converted into the right to receive the applicable Merger Consideration.
Interests of 180 Degree Capital’s Directors and Executive Officers in the Mergers

In considering the recommendation of the 180 Degree Capital Board, 180 Degree Capital shareholders should be aware that 180 Degree Capital directors and executive officers may have certain interests in the Mergers that may be different from, or in addition to, the interests of 180 Degree Capital shareholders generally. The members of the 180 Degree Capital Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the 180 Degree Capital shareholders that they vote to approve the Business Combination Proposal at the 180 Degree Capital Special Meeting. These interests include:
•certain 180 Degree Capital executive officers are party to change in control and severance agreements with 180 Degree Capital that provide for severance benefits upon a qualifying termination, including enhanced severance benefits if a qualifying termination of the executive officer occurs within the period beginning three months prior to, and ending one year following, a “change in control” (which includes the Mergers) as described in the section entitled “Interests of 180 Degree Capital Directors and Executive Officers in the Mergers—Severance Entitlements”;
•certain 180 Degree Capital executive officers will receive cash retention bonuses payable after the closing date as described in the section entitled “Interests of 180 Degree Capital Directors and Executive Officers in the Mergers—Retention Bonuses”; and
•180 Degree Capital directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement as described in the section entitled “Interests of 180 Degree Capital Directors and Executive Officers in the Mergers—Director and Officer Indemnification and Insurance.”
For more information regarding these interests, see the section entitled “Interests of 180 Degree Capital Directors and Executive Officers in the Mergers.”
Interests of Mount Logan’s Directors and Executive Officers in the Mergers

In considering the recommendation of the Mount Logan Board, MLC Shareholders should be aware that Mount Logan directors and executive officers may have certain interests in the Mergers that may be different from, or in addition to, the interests of MLC Shareholders generally. The members of the Mount Logan Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the MLC Shareholders that they vote to approve the Arrangement Resolution and the MLC Merger Resolution at the MLC Special Meeting. These interests include:
•Each outstanding Mount Logan equity award held by an executive officer or director will receive the treatment, and is eligible for, the applicable vesting acceleration benefit described in the section entitled “Interests of Mount Logan Directors and Executive Officers in the Mergers—MLC RSU and MLC DEU Acceleration;”
•Certain Mount Logan directors and executive officers are expected to serve in director and executive roles for New Mount Logan and may enter into new individualized compensation arrangements; and
•Mount Logan directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement as described in the section entitled “Interests of Mount Logan Directors and Executive Officers in the Mergers—Director and Officer Indemnification and Insurance.”
For more information regarding these interests, see the section entitled “Interests of Mount Logan Directors and Executive Officers in the Mergers.”
Management of New Mount Logan

New Mount Logan’s business and affairs are managed under the direction of its Board of Directors (the “New Mount Logan Board”). At the time the Mergers are consummated, the New Mount Logan Board will consist of seven members, six of whom will qualify as “independent directors” as defined in Nasdaq Listing Rule 605(a)(2) (each such qualifying director, an “Independent Director”). The New Mount Logan Board appoints New Mount Logan’s officers, who serve at the discretion of the New Mount Logan Board. Edward (Ted) Goldthorpe is expected to serve as Chair of the Board and Chief Executive Officer of New Mount Logan. Mr. Goldthorpe is the Partner in charge of the Global Credit Business for BCPA. Henry Wang and Matthias Ederer will serve as co-presidents of New Mount Logan and are partners in the Global Credit Business for BCPA. Nikita Klassen will serve as the Chief Financial Officer of New Mount Logan and is a Senior Credit Controller at BCPA. David Held will serve as Chief Compliance Officer of New Mount Logan and holds the same position at BCPA.

For more information, see the section entitled “The Merger Agreement – Additional Agreements – Board of Directors.”

Treatment of Mount Logan Equity Awards and Warrants

With respect to Mount Logan’s equity awards, the Merger Agreement provides that, following the MLC Domestication and prior to the Effective Time, all outstanding issued restricted share units and dividend equivalent units will become fully vested with the holders ultimately receiving shares of New Mount Logan Common Stock for their MLC Delaware Units issued upon such vesting. For more information, see the section entitled “The Merger Agreement – Treatment of Equity Awards.”
With respect to the outstanding MLC Warrants, the Merger Agreement provides that, at or prior to the Effective Time, New Mount Logan will execute one or more supplemental indentures to the MLC Warrant Indentures to evidence and effectuate the assumption by New Mount Logan of the obligation to issue shares of New Mount Logan Common Stock upon the exercise of the MLC Warrants in accordance with their terms.
On October 19, 2018, Mount Logan issued warrants to acquire an aggregate of 20,468,128 MLC Common Shares (the “2018 Warrants”). As of December 31, 2024, Mount Logan had all 20,468,128 2018 Warrants outstanding which are exercisable at any time up to October 19, 2025. As a result of a reverse share split completed by Mount Logan on December 3, 2019, every eight (8) 2018 Warrants entitle the holder to receive, upon exercise, one MLC Common Share at a price of C$6.16 per common share. Accordingly, an aggregate of up to 2,558,516 MLC Common Shares were issuable upon the exercise of the 20,468,128 outstanding 2018 Warrants as of December 31, 2024.
On January 26, 2024, Mount Logan completed a private placement of debentures and warrants (the “2024 Warrants”). Each 2024 Warrant is exercisable to acquire MLC Common Share at a price of C$2.75 per share for a period of eight (8) years from the issuance thereof. Accordingly, an aggregate of up to 937,600 MLC Common Shares were issuable upon the exercise of the 937,600 outstanding 2024 Warrants as of December 31, 2024.
Prior to the Effective Time, 180 Degree Capital will cause New Mount Logan to execute one or more supplemental indentures to the MLC Warrant Indentures to evidence and effectuate the due assumption by New Mount Logan of all obligations of Mount Logan under such MLC Warrant Indentures, which supplemental indentures will obligate New Mount Logan to issue New Mount Logan Common Stock upon the exercise of any 2018 Warrants or 2024 Warrants outstanding under the MLC Warrant Indentures in accordance with their terms. In connection with this assumption of obligations, the MLC Warrants will be adjusted in accordance with their terms such that upon exercise of such MLC Warrants by a holder, such holder will receive a number of shares of New Mount Logan Common Stock (having regard to the MLC Exchange Ratio) in lieu of the number of MLC Common Shares such holder would have received if such MLC Warrants had been exercised prior to the Mergers, for the same aggregate consideration. If such assumption of obligations had taken place on [●], 2025, (i) the number of shares of New Mount Logan Common Stock that would have been issuable upon exercise of all outstanding 2018 Warrants would have been [●], and (ii) the number of shares of New Mount Logan Common Stock that would have been issuable upon exercise of all outstanding 2024 Warrants would have been [●], in each case, reflecting the MLC Exchange Ratio as at such date. The information in the prior sentence is provided for illustrative purposes only, and the numbers of shares of New Mount Logan Common Stock issuable in connection with any exercise following the assumption at the Effective Time may be higher or lower than the amounts set forth in the prior sentence to reflect the MLC Exchange Ratio as at the Effective Time. Following the Effective Time, New Mount Logan will comply with all terms and conditions of the MLC Warrant Indentures. Neither the 2018 Warrants nor the 2024 Warrants are

expected to be listed on any exchange in connection with the assumption by New Mount Logan at the Effective Time or thereafter.

Regulatory Approvals Required for the Mergers

The obligations of Mount Logan and 180 Degree Capital to consummate the Mergers are subject to, among other conditions, (i) the consent of the Ontario Securities Commission in respect of the MLC Domestication pursuant to the OBCA, (ii) the authorization of the Ministry of Public and Business Service Delivery for Mount Logan to continue out of Ontario to another jurisdiction, (iii) the consent of Cboe Canada in respect of the Business Combination, (iv) if required, the non-objection or approval of the Canadian securities regulators of the jurisdictions in which Crown Private Credit Partners Inc. is a registered firm (as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations) pursuant to Section 11.10 of National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations, (v) either (a) consent from the Nebraska Department of Insurance in respect of the Business Combination or (b) written confirmation from the Nebraska Department of Insurance that consent from the Nebraska Department of Insurance is not required in respect of the Business Combination, (vi) the filing with the SEC of this Preliminary Joint Proxy Statement/Prospectus in definitive form relating to the 180 Degree Capital Special Meeting and the MLC Special Meeting to be held in connection with the Merger Agreement and the Business Combination and of a registration statement on Form S-4 in which this Preliminary Joint Proxy Statement/Prospectus is included as a prospectus, and declaration of effectiveness of the registration statement by the SEC, and (vii) approval of listing of such New Mount Logan Common Stock on the Nasdaq, subject to official notice of issuance. For more information, see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers.”
Conditions to the Completion of the Mergers

In addition to the conditions described above, the obligations of Mount Logan and 180 Degree Capital to consummate the Mergers are subject to the satisfaction, or waiver, of the following conditions:
•the approval of the Arrangement Resolution by a vote of at least 66 and 2/3% of the votes cast on the Arrangement Resolution by MLC Shareholders present in person or represented by proxy and entitled to vote at the MLC Special Meeting;
•the approval and adoption of the Merger Agreement and the MLC Merger by a vote of: (i) holders representing greater than 50% of all the issued and outstanding MLC Common Shares; and (ii) at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote. MLC Shareholders should be aware that under Section 18-209(b) of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, no approval of the members of MLC Delaware will be required to approve the MLC Merger. Pursuant to the terms of the MLC Delaware LLCA, effective concurrently with the MLC Domestication, the existing directors of Mount Logan will become the Initial Managers. Immediately thereafter, pursuant to the terms of the MLC Delaware LLCA, all the Initial Managers, except for Mr. Goldthorpe, will cease being managers of MLC Delaware and, in accordance with Section 18-209(b) of the Delaware LLC Act, Mr. Goldthorpe will be empowered to provide all required approvals and authorizations necessary to effectuate the MLC Merger. Assuming all conditions in the Merger Agreement required for consummation of the MLC Merger and the other transactions contemplated by the Merger Agreement are satisfied or waived (including approval of the MLC Merger Resolution by the MLC Shareholders), Mr. Goldthorpe, as Manager of MLC Delaware, will cause MLC Delaware to effectuate the MLC Merger following the MLC Domestication. Notwithstanding the foregoing features of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, Mount Logan will ask MLC Shareholders to approve at the MLC Special Meeting the MLC Merger as part of the Business Combination;

•the adoption of the Merger Agreement by a vote of at least two-thirds of the outstanding TURN Common Shares entitled to vote thereon;
•the approval of the deregistration of 180 Degree Capital under the 1940 Act, by a vote of at least a majority of the outstanding TURN Common Shares entitled to vote thereon;
•receipt of all regulatory approvals, which regulatory approvals remain in full force and effect. For more information, see the section entitled “The Mergers—Regulatory Approvals Required for the Mergers”;
•the effectiveness of the registration statement of which this document forms a part and the absence of a stop order suspending the effectiveness of the registration or proceedings initiated by the SEC for that purpose;
•the shares of New Mount Logan Common Stock to be issued under the Merger Agreement in connection with the Mergers having been authorized for listing on the Nasdaq, subject to official notice of issuance;
•the 40 Act Closing Date Plan, if applicable, shall have been mutually agreed by Mount Logan and 180 Degree Capital and shall be implemented contemporaneously with the Closing; and
•the MLC Domestication shall have occurred or shall be occurring on the Closing Date prior to the Effective Time;
In addition, each party’s obligation to complete the Mergers is subject to, among other things, (1) the accuracy of certain representations and warranties of the other party, in each case, subject to the materiality standards set forth in the Merger Agreement, (2) the compliance, in all material respects, by the other party of all covenants and obligations required to be complied with by such party at or prior to the Effective Time, and (3) the absence of the occurrence of any material adverse effect on the other party and the receipt of certificates signed by a duly authorized executive officer of MLC certifying the fulfillment of the aforementioned conditions.
The obligation of Mount Logan to consummate the Mergers is subject to the satisfaction, or waiver, of the following additional conditions:
•180 Degree Capital shall have terminated certain specified contracts;
•Mount Logan shall have received the opinion of its counsel, Dechert LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will, taken together, qualify as an exchange as described in Section 351 of the Code; and
•the board of directors of New Mount Logan shall have been appointed in accordance with the Merger Agreement (see “Merger Agreement – Board of Directors of New Mount Logan”).
The obligation of 180 Degree Capital to consummate the Mergers is subject to the satisfaction, or waiver, of the following additional conditions:
•180 Degree Capital shall have received the opinion of its counsel, Proskauer Rose LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will, taken together, qualify as an exchange as described in Section 351 of the Code; and
•the period during which holders of MLC Common Shares can exercise their dissent rights shall have expired and holders of no more than 10% of the issued and outstanding MLC Common Shares shall have exercised (and not subsequently withdrawn or waived) such rights.

Neither Mount Logan nor 180 Degree Capital can be certain when, or if, the conditions to the Mergers will be satisfied or waived, or that the Mergers will be completed. See “The Merger Agreement – Conditions to Closing the Mergers.”
Closing of the Mergers

Unless the Parties agree otherwise, the Closing will take place on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). For more information on the conditions that must be satisfied or waived for the Mergers to occur, see “The Merger Agreement – Conditions to Closing the Mergers.” The Mergers will be effective on the date and time set forth in the Certificates of Merger filed with the Office of the Secretary of State of the State of New York, in accordance with the Laws of the State of New York, with respect to the TURN Merger, and the Secretary of State of the State of Delaware, in accordance with the Laws of the State of Delaware, with respect to the MLC Merger.
Expenses and Termination Amount

As of the date of this Preliminary Joint Proxy Statement/Prospectus, Mount Logan and 180 Degree Capital estimate that the fees and expenses that have been and are expected to be incurred in aggregate by each of Mount Logan and 180 Degree Capital in connection with the Mergers, the Merger Agreement and the Business Combination are approximately $7 million and $6-7 million, respectively.

The Merger Agreement contains certain termination rights for 180 Degree Capital and Mount Logan, each of which is discussed below in “Merger Agreement —Termination of the Merger Agreement.” The Merger Agreement provides that, in connection with the termination of the Merger Agreement by a party under specified circumstances, such Party may be required to reimburse the other party for the documented third-party fees and expenses incurred in connection with the negotiation, preparation and performance of the Merger Agreement and the other documents and agreements contemplated by the Merger Agreement in an amount not to exceed $1,000,000 in the aggregate (the “Expense Reimbursement Cap”). See “The Merger Agreement—Termination of the Merger Agreement – Termination – Expense Reimbursements” for a discussion of the circumstances that could result in the payment of the expense reimbursement. 180 Degree Capital or Mount Logan, as applicable, will be the entities entitled to receive any expense reimbursement under the Merger Agreement. The 180 Degree Capital Board and Mount Logan Board have each approved, through their respective approval of the Merger Agreement, the Expense Reimbursement Cap.
Rights of Dissent for Mount Logan Shareholders

The Interim Order is expected to provide that each Registered MLC Shareholder as of the close of business on the record date of the MLC Special Meeting will have the right to dissent and, if the Arrangement becomes effective, to be paid the fair value of their MLC Common Shares by Mount Logan, which shall be the fair value of such MLC Common Shares as of the close of the last business on the day before the Arrangement Resolution is approved by MLC Shareholders at the MLC Special Meeting, and such dissenting shareholders shall not be entitled to any other payment or consideration, including any payment that would be payable pursuant to the Mergers had such holders not exercised their Dissent Rights in respect of such MLC Common Shares. If a dissenting shareholder fails to strictly comply with the requirements of the Dissent Rights set out in Section 185 of the OBCA, as modified by the Plan of Arrangement and the Interim Order, such dissenting shareholder may lose his, her or its Dissent Rights. See the section entitled “Dissent Rights for MLC Shareholders in respect of the Arrangement” in this Preliminary Joint Proxy Statement/Prospectus. No appraisal rights are available under the Delaware LLC Act or the terms of the MLC Delaware LLCA in respect of the Mergers.

180 Degree Capital Shareholders Do Not Have Dissenters’ Rights
No shareholder of 180 Degree Capital will be entitled to exercise dissenters’ rights in connection with the Mergers under the Laws of the State of New York. See “The Mergers – 180 Degree Capital Shareholders Do Not Have Dissenters’ Rights.”
Comparison of rights of TURN Common Shares and MLC Common Shares, and shares of New Mount Logan Common Stock
The rights of TURN Common Shares and MLC Common Shares will vary in certain ways from the rights of shares of New Mount Logan common stock. For more information, please see “Comparison of 180 Degree Capital Shareholders’ Rights” and “Comparison of Mount Logan Shareholders’ Rights.”
Listing of New Mount Logan Common Stock

The Parties are required to use reasonable best efforts to cause the shares of New Mount Logan Common Stock to be issued as Merger Consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time. See “The Mergers – Listing of New Mount Logan’s Common Stock.”
Required Mount Logan Approval for the Mergers

To be effective, the Arrangement Resolution must be approved at the MLC Special Meeting by at least 66 and 2/3% of the votes cast on the Arrangement Resolution by MLC Shareholders present in person or represented by proxy and entitled to vote at the MLC Special Meeting.
To be effective, the MLC Merger Resolution must be approved at the MLC Special Meeting by: (i) holders representing greater than 50% of all the issued and outstanding MLC Common Shares; and (ii) at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote.
MLC Shareholders should be aware that under Section 18-209(b) of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, no approval of the members of MLC Delaware will be required to approve the MLC Merger. Pursuant to the terms of the MLC Delaware LLCA, effective concurrently with the MLC Domestication, the existing directors of Mount Logan will become the Initial Managers. Immediately thereafter, pursuant to the terms of the MLC Delaware LLCA, all the Initial Managers, except for Mr. Goldthorpe, will cease being managers of MLC Delaware and, in accordance with Section 18-209(b) of the Delaware LLC Act, Mr. Goldthorpe will be empowered to provide all required approvals and authorizations necessary to effectuate the MLC Merger. Assuming all conditions in the Merger Agreement required for consummation of the MLC Merger and the other transactions contemplated by the Merger Agreement are satisfied or waived (including approval of the MLC Merger Resolution by the MLC Shareholders), Mr. Goldthorpe, as Manager of MLC Delaware, will cause MLC Delaware to effectuate the MLC Merger following the MLC Domestication. Notwithstanding the foregoing features of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, Mount Logan will ask MLC Shareholders to approve at the MLC Special Meeting the MLC Merger as part of the Business Combination.

To be effective, the Incentive Plan Resolution must be approved at the MLC Special Meeting by the affirmative vote of a majority of the MLC Common Shares cast at the MLC Special Meeting and entitled to vote.
Required 180 Degree Capital Approval for the Mergers

Approval of the Business Combination Proposal requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting.

Approval of the TURN 1940 Act Deregistration Proposal requires the affirmative vote of holders of at least a “majority of the outstanding voting securities” as defined in the 1940 Act. Under the 1940 Act, the vote of holders of a “majority of the outstanding voting securities” means the affirmative vote of the holders of the lesser of (a) 67% or more of the TURN Common Shares present or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote, if the holders of more than 50% of the outstanding TURN Common Shares are present or represented by proxy.

Approval of the New Mount Logan Equity Incentive Plan Proposal requires the affirmative vote of a majority of the TURN Common Shares cast at the 180 Degree Capital Special Meeting and entitled to vote.

Approval of the Adjournment Proposal requires the affirmative vote of the TURN Common Shares present in person or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote.

MLC Special Meeting

The MLC Special Meeting will be held on [day of week], [month day], 2025 at [time] (Eastern time) in a virtual only format which will be conducted via live audio webcast at [LUMI link to be inserted] (meeting identification number [●]), or at such other time or place to which the MLC Special Meeting may be postponed or adjourned, for the purposes set forth in the MLC Notice.
The record date for determining the MLC Shareholders entitled to receive notice of and to vote at the MLC Special Meeting is [month day], 2025. Only MLC Shareholders of record as of the record date are entitled to receive notice of and to attend and vote at the MLC Special Meeting.
At the MLC Special Meeting, MLC Shareholders will be asked to vote on the following in respect of the Business Combination:

Proposal No. 1 - Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the MLC Merger;

Proposal No. 2 – Plan of Arrangement Proposal: a proposal to approve the Arrangement Resolution pursuant to section 182 of the OBCA involving, among other things, the continuance of Mount Logan from Ontario to the State of Delaware; and
Proposal No. 3 - New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan.
180 Degree Capital Special Meeting

Date, Time and Place. The 180 Degree Capital Special Meeting will be held on [month day], 2025, beginning at [time], local time, at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042. As in recent years, we recommend that shareholders participate via webcast at https://join.freeconferencecall.com/180degreecapital or telephone at (609) 746-1082 passcode 415049.

Purpose. The 180 Degree Capital Special Meeting is being held to consider and vote on the following Proposals:

•Proposal 1 – the Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the Mergers;

•Proposal 2 – the TURN 1940 Act Deregistration Proposal: a proposal to approve the deregistration of 180 Degree Capital as a closed-end investment company registered under the 1940 Act;

•Proposal 3 – the New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan; and

•Proposal 4 – the Adjournment Proposal – a proposal to adjourn the 180 Degree Capital Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the 180 Degree Capital Special Meeting.

Record Date; Voting Rights. The record date for the determination of 180 Degree Capital shareholders entitled to notice of and to vote at the 180 Degree Capital Special Meeting is [month day], 2025 (the “180 Degree Capital Record Date”). Only 180 Degree Capital shareholders who held TURN Common Shares of record at the close of business on the 180 Degree Capital Record Date are entitled to vote at the 180 Degree Capital Special Meeting and any adjournment or postponement of the 180 Degree Capital Special Meeting. Each TURN Common Share held by a holder of record as of the 180 Degree Capital Record Date has one vote on each matter to be considered at the 180 Degree Capital Special Meeting.

Quorum. In order for business to be conducted at the 180 Degree Capital Special Meeting, a quorum must be present. The presence at the 180 Degree Capital Special Meeting, virtually or represented by proxy, of 180 Degree Capital shareholders entitled to cast a majority of all the votes entitled to be cast at the 180 Degree Capital Special Meeting will constitute a quorum of 180 Degree Capital. Abstentions will be treated as shares present for quorum purposes.

Vote Required. The votes required for each proposal are as follows:

•Business Combination Proposal – requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting.

•TURN 1940 Act Deregistration Proposal – requires the affirmative vote of holders of at least a “majority of the outstanding voting securities” as defined in the 1940 Act. Under the 1940 Act, this means the affirmative vote of the holders of the lesser of: (a) 67% or more of the TURN Common Shares present or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote, if the holders of more than 50% of the outstanding TURN Common Shares are present or represented by proxy; or (b) more than 50% of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting.

•New Mount Logan Equity Incentive Plan Proposal: requires the affirmative vote of a majority of the TURN Common Shares cast at the 180 Degree Capital Special Meeting and entitled to vote.

•Adjournment Proposal – requires the affirmative vote of a majority of the TURN Common Shares present in person or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote.

As of the 180 Degree Capital Record Date, there were [●] TURN Common Shares issued and outstanding and entitled to vote. As of the 180 Degree Capital Record Date, 180 Degree Capital’s officers and directors owned and were entitled to vote [●] TURN Common Shares, representing approximately [●]% of the outstanding TURN Common Shares on the 180 Degree Capital Record Date.

Voting by Officers and Directors. The 180 Degree Capital directors and executive officers have entered into Voting and Support Agreements pursuant to which, among other things and subject to the terms thereof, they have agreed to vote their TURN Common Shares “FOR” each Proposal.

Certain U.S. Federal Income Tax Consequences of the Mergers

The following is a general discussion of (A) certain U.S. federal income tax consequences of the MLC Domestication to U.S. Holders (as defined below) of MLC Common Shares and (B) certain U.S. federal income tax consequences of the Mergers to (i) U.S. Holders (as defined below) of 180 Degree Capital and Mount Logan who receive common stock of New Mount Logan pursuant to the Mergers and (ii) solely with respect to the discussion set forth under “—U.S. Federal Income Tax Consequence of the Mergers to U.S. holders of MLC Warrants,” U.S. Holders of MLC Warrants. This discussion does not purport to be a complete description of all of the tax considerations applicable to New Mount Logan or its stockholders. This discussion assumes that the Mergers will be consummated in accordance with the Merger Agreement and as further described in this Preliminary Joint Proxy Statement/Prospectus.
In particular, this discussion does not address certain considerations that may be relevant to certain types of stockholders subject to special treatment under U.S. federal income tax laws, including stockholders that are not U.S. Holders (as defined below), stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, stockholders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes, beneficial owners of a stockholder, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, financial institutions, exchanging stockholders of Mount Logan or 180 Degree Capital that held their exchanged shares part of a straddle or a hedging or conversion transaction, real estate investment trusts, registered investment companies, banks and other financial institutions, stockholders whose functional currency is not the U.S. dollar, controlled foreign corporations, and passive foreign investment companies. This discussion does not discuss any aspects of U.S. estate or gift tax or non-U.S., state or local tax laws. This summary is limited to persons participating in the Mergers that held their TURN Common Shares or MLC Common Shares as capital assets (within the meaning of the Code).

This discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, each as of the date of this Preliminary Joint Proxy Statement/Prospectus and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. 180 Degree Capital and Mount Logan have not sought, and will not seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS would not assert, and that a court would not sustain, a position contrary to any of the tax consequences discussed herein.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of either: (i) TURN Common Shares or (ii) MLC Common Shares that is for U.S. federal income tax purposes:

•an individual who is a citizen or resident of the United States;
•a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;
•a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or
•an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TURN Common Shares or MLC Common Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds TURN Common Shares or MLC Common Shares and any partners in such partnership should consult their tax advisors regarding the tax consequences of the Mergers to them.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGERS. ALL HOLDERS OF TURN COMMON SHARES OR MLC COMMON SHARES OR MLC WARRANTS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS,

INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the MLC Domestication to U.S. Holders
The MLC Domestication is intended to be treated as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code. Assuming that this treatment applies, a U.S. Holder (i) will not recognize any gain or loss in connection with the MLC Domestication, (ii) will have a tax basis in the MLC Common Shares it holds after the MLC Domestication equal to the tax basis of MLC Delaware Units it held prior to the MLC Domestication and (iii) will have a holding period for the MLC Common Shares it holds after the MLC Domestication that includes the holding period for its MLC Delaware Units it held prior to the MLC Domestication.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders

The Mergers, taken together, are intended to qualify as a non-taxable transfer to a corporation controlled by the transferors within the meaning of Section 351 of the Code.

Neither 180 Degree Capital nor Mount Logan intends to obtain a ruling from the IRS with respect to the tax consequences of the Mergers. If the IRS were to successfully challenge whether the Mergers qualify as a non-taxable transaction under Section 351 of the Code, the tax consequences would differ materially from those described in this Preliminary Joint Proxy Statement/Prospectus.

Stock for stock. Assuming that the Mergers qualify as a non-taxable transaction under Section 351 of the Code, generally, a U.S. Holder that receives shares of New Mount Logan Common Stock in the Mergers:

•will not recognize any gain or loss in connection in the Mergers;
•will have a tax basis in the New Mount Logan Common Stock received in the Mergers equal to the tax basis of the TURN Common Shares or MLC Common Shares, as applicable, surrendered in exchange therefor; and
•will have a holding period for the New Mount Logan Common Stock received in the Mergers that includes its holding period for its TURN Common Shares or MLC Common Shares, as applicable, surrendered in exchange therefor.

The New Mount Logan Common Stock received in the Mergers by a U.S. Holder that acquired different blocks of TURN Common Shares or MLC Common Shares, as applicable, at different times or at different prices will be allocated pro rata to each block of TURN Common Shares or MLC Common Shares, as applicable, of such U.S. Holder, and the basis and holding period of such New Mount Logan Common Stock will be determined using a block for block approach and will depend on the basis and holding period of each block of TURN Common Shares or MLC Common Shares, as applicable, exchanged for such New Mount Logan Common Stock.

In the event that the Mergers do not qualify as a non-taxable transaction under Section 351 of the Code, the Mergers generally will be treated as a taxable sale or exchange of MLC Common Shares or TURN Common Shares, as applicable, by U.S. holders in exchange for New Mount Logan Common Stock. In such case, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its TURN Common Shares or MLC Common Shares (as applicable). Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the TURN Common Shares or MLC Common Shares, as applicable, exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at preferential rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of TURN Common Shares or MLC Common Shares is subject to certain limitations.

A U.S. holder’s adjusted tax basis in the TURN Common Shares or MLC Common Shares generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.

Tax Opinions.

180 Degree Capital and Mount Logan each has received an opinion of their respective counsels to the effect that the Mergers, taken together, qualify as a non-taxable transaction under Section 351 of the Code. However, these opinions of counsel are not binding on the IRS.

In order for the Mergers, taken together, to qualify as a non-taxable transaction under Section 351 of the Code, among other requirements, U.S. Holders simultaneously acquiring stock in New Mount Logan must together own and control at least 80% of the stock of New Mount Logan immediately after the Mergers.

Reporting Requirements.

If the Mergers, taken together, qualify as a non-taxable transaction under Section 351 of the Code, each U.S. Holder who owns 5% or more of the stock of New Mount Logan after the Mergers must file a statement with its tax return that provides information about the Mergers and about property that the U.S. Holder transferred in the transaction (listed in Treasury Regulation Section 1.351-3).

Each U.S. Holder should consult with its own tax advisor about information required to be maintained and filed in connection with the Mergers.

U.S. Federal Income Tax Consequence of the Mergers to U.S. holders of MLC Warrants.
The appropriate U.S. federal income tax treatment of the Mergers to U.S. holders of MLC Warrants whose MLC Warrants remain outstanding following the Effective Time and which will have the right to receive MLC Merger Consideration upon exercise of such MLC Warrants, is uncertain. It is possible that U.S. holders of MLC Warrants whose MLC Warrants remain outstanding following the Effective Time could be treated as if such holder exchanged their existing MLC Warrants for new MLC Warrants in a taxable transaction. If this treatment were to apply, such U.S. holder would generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the MLC Warrants and (ii) such U.S. holder’s adjusted tax basis in such MLC Warrants. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. holder’s holding period in the shares of Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at preferential rates. The deductibility of capital losses realized by a U.S. holder on a taxable sale or exchange of MLC Warrants is subject to certain limitations. U.S. holders of MLC Warrants are urged consult with their tax advisors regarding the treatment of their MLC Warrants in connection with the Mergers.
Treatment of Loss Carryforwards of 180 Degree Capital as a Consequence of the Mergers
As of December 31, 2024, 180 Degree Capital had loss carryforwards in aggregate of $23,460,501, long term. Capital losses for the year ended December 31, 2024, were $3,670,653. As of December 31, 2024, 180 Degree Capital had cumulative capital losses, which were derived during years when it failed as a RIC, totaling $10,438,040, which may be carried back 3 years or carried forward 5 years. As of December 31, 2024, 180 Degree Capital had post-enactment cumulative capital losses under the provisions of the Regulated Investment Company Modernization Act of 2010 (the "RIC Act"), which were derived during years when it qualified as a RIC, totaling $13,022,461. Post-enactment losses have no expiration date. As of December 31, 2024, 180 Degree Capital had approximately $91.4 million in operating loss carryforwards that begin to expire in 2026. As a result of the Business Combination, 180 Degree Capital’s operating and capital loss carryforwards are expected to be subject to limitations of future use to offset taxable capital gains and income, as applicable, pursuant to Section 382 of the Code.
Certain Canadian Federal Income Tax Consequences

For a summary of certain of the material Canadian federal income tax consequences of the Business Combination applicable to MLC Shareholders, see the section entitled “The Mergers - Certain Canadian Federal Income Tax Consequences” in this Preliminary Joint Proxy Statement/Prospectus. Such summary is not intended to be legal or tax advice. MLC Shareholders should consult their own tax advisors as to the tax consequences of the Business Combination to them having regard to their particular circumstances.
In particular, pursuant to the MLC Domestication, holders of MLC Common Shares prior to the MLC Domestication will hold MLC Delaware Units for a short period of time after the completion of the MLC Domestication and before completion of the MLC Merger.  It is unclear whether the MLC Delaware Units will be considered to be listed on a “designated stock exchange” for the purpose of the Tax Act. Therefore, it is unclear whether the MLC Delaware Units will be a qualified investment under the Tax Act for trusts governed by Registered Plans prior to the shares of New Mount Logan Common Stock being issued to MLC Shareholders.  MLC Shareholders are urged to consult their own tax advisors in this regard.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The MLC Common Shares are listed on Cboe Canada under the symbol “MLC” and TURN Common Shares are listed on the Nasdaq Global Market under the symbol “TURN.”

The following table sets forth the closing sale price of the MLC Common Shares reported on Cboe Canada and TURN Common Shares reported on the Nasdaq Global Market, respectively, as of (1) January 16, 2025, the last trading day before the public announcement of the execution of the Merger Agreement and (2) [month day], 2025, the latest practicable trading date before the date of this Preliminary Joint Proxy Statement/Prospectus.

	MLC Common Shares	TURN Common Shares
January 16, 2025	$1.7517 *	$3.75
[month day], 2025	$[●]	$[●]
* The closing price was C$2.52 which was converted into USD using a conversation ratio of 1.4396 C$/USD.

The market prices of the MLC Common Shares and TURN Common Shares have fluctuated since the date of the announcement of the Business Combination and will continue to fluctuate from the date of this Preliminary Joint Proxy Statement/Prospectus to the date of the 180 Degree Capital Special Meeting, the date of the MLC Special Meeting and the date the Business Combination is completed. No assurance can be given concerning the market prices of the MLC Common Shares or TURN Common Shares before completion of the Mergers or the market price of New Mount Logan Common Stock after completion of the Mergers.

Dividends

Mount Logan currently pays a regular quarterly dividend of C$0.02 per MLC Common Share.

180 Degree Capital does not pay cash dividends and 180 Degree Capital has no plan to declare or pay cash dividends in the foreseeable future. Under the terms of the Merger Agreement, 180 Degree Capital is not permitted to declare, set aside or pay any dividends or make other distributions in respect of any outstanding capital stock or other equity interests prior to the Effective Time without the prior written consent of Mount Logan. Mount Logan is not permitted to make, authorize, declare, pay or set aside any dividend on any outstanding shares of its capital stock or equity interests except for dividends paid in the ordinary course consistent with past practice (including Mount Logan’s quarterly dividend) prior to the Effective Time without the prior written consent of 180 Degree Capital.

It is currently anticipated that New Mount Logan will declare and pay a regular quarterly cash dividend on New Mount Logan Common Stock; however, any decision to declare and pay dividends in the future will be subject to the approval of the board of directors of New Mount Logan, after considering New Mount Logan’s operating results, financial condition, cash requirements, financing agreement restrictions and any other factors the board of directors of New Mount Logan may deem relevant.

Cautionary Statement Regarding Forward-Looking Statements

This Preliminary Joint Proxy Statement/Prospectus and oral statements made from time to time by representatives of 180 Degree Capital and Mount Logan, may contain certain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities legislation. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would,” “forecasts,” “seeks,” “future,” “proposes,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Forward-looking statements are not statements of historical fact and reflect Mount Logan’s and 180 Degree Capital’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the Business Combination involving Mount Logan and 180 Degree Capital, including future financial and operating results, Mount Logan’s and 180 Degree Capital’s plans, objectives, expectations and intentions, the expected timing and likelihood of completion of the Business Combination, and other statements that are not historical facts, including but not limited to future results of operations, projected cash flow and liquidity, business strategy, payment of dividends to shareholders of New Mount Logan, and other plans and objectives for future operations (including those of New Mount Logan). No assurances can be given that the forward-looking statements contained in this Preliminary Joint Proxy Statement/Prospectus will occur as projected, and actual results may differ materially from such predictions, forecasts, conclusions or projections. Forward-looking statements are based on current expectations, estimates and assumptions that Mount Logan and 180 Degree Capital believe to be current, reasonable and complete, although such statements are necessarily subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, predicted or forecasted.

These risks, uncertainties and assumptions include, without limitation:

•the ability to obtain the requisite Mount Logan and 180 Degree Capital shareholder approvals;
•the risk that Mount Logan or 180 Degree Capital may be unable to obtain governmental and regulatory approvals required for the Business Combination (and the risk that such approvals may result in the imposition of conditions that could adversely affect New Mount Logan or the expected benefits of the Business Combination);
•the risk that an event, change or other circumstance could give rise to the termination of the Business Combination;
•the risk that a condition to closing of the Business Combination may not be satisfied; the risk of delays in completing the Business Combination;
•the risk that the businesses will not be integrated successfully;
•the risk that any synergies from the Business Combination may not be fully realized or may take longer to realize than expected;
•the risk that any announcement relating to the Business Combination could have adverse effects on the market price of MLC Common Shares or TURN Common Shares;
•unexpected costs resulting from the Business Combination; the possibility that competing offers or acquisition proposals will be made;
•the risk of litigation related to the Business Combination;
•the risk that the credit ratings of New Mount Logan or its subsidiaries may be different from what the companies expect; the diversion of management time from ongoing business operations and opportunities as a result of the Business Combination;
•the risk of adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Business Combination; competition, government regulation or other actions; and the ability of management to execute its plans to meet its goals;
•risks associated with the evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions; natural and man-made disasters; and civil unrest, pandemics, and conditions that may result from legislative, regulatory, trade and policy changes; and
•other risks inherent in Mount Logan’s and 180 Degree Capital’s businesses.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.

For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the section entitled “Risk Factors” and Mount Logan’s and 180 Degree Capital’s respective periodic reports and other filings with the SEC and/or applicable Canadian securities regulatory authorities. See the section entitled “Where You Can Find More Information.”

The forward-looking statements included in this Preliminary Joint Proxy Statement/Prospectus are made only as of the date hereof. Mount Logan and 180 Degree Capital undertake no obligation to update any forward-looking statements to reflect actual results, new information, future events, changes in expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

RISK FACTORS

In addition to the other information included or incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus, shareholders should carefully consider the matters described below in determining whether to approve (i) in the case of 180 Degree Capital shareholders, the 180 Degree Capital Special Meeting proposals and (ii) in the case of MLC Shareholders, the MLC Special Meeting resolutions. The risks set out below and incorporated by reference herein, are not the only risks 180 Degree Capital and Mount Logan face and, following the Business Combination, New Mount Logan, will face. Additional risks and uncertainties not currently known to 180 Degree Capital or Mount Logan or that they currently deem to be immaterial also may materially adversely affect their or, following the Business Combination, New Mount Logan’s, business, financial condition or operating results. If any of the following events occur, 180 Degree Capital or Mount Logan or, following the Business Combination, New Mount Logan’s, business, financial condition or results of operations could be materially adversely affected. See also “Where You Can Find More Information” in this Preliminary Joint Proxy Statement/Prospectus.

Risks Relating to the Mergers

180 Degree Capital shareholders and MLC Shareholders will experience a reduction in percentage ownership and voting power in New Mount Logan as a result of the Business Combination.

180 Degree Capital shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in respect of New Mount Logan relative to their respective percentage ownership interests in 180 Degree Capital prior to the Business Combination. Consequently, 180 Degree Capital shareholders should generally expect to exercise less influence over the management and policies of New Mount Logan following the Business Combination than they currently exercise over the management and policies of 180 Degree Capital. Prior to completion of the Business Combination, subject to certain restrictions in the Merger Agreement and the prior written consent of Mount Logan, 180 Degree Capital may issue additional TURN Common Shares, which would further reduce the percentage ownership of New Mount Logan to be held by 180 Degree Capital shareholders. MLC Shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in respect of New Mount Logan relative to their respective ownership interests in Mount Logan prior to the Business Combination. Consequently, MLC Shareholders should generally expect to exercise less influence over the management and policies of New Mount Logan following the Business Combination than they currently exercise over the management and policies of Mount Logan. Prior to completion of the Business Combination, subject to certain restrictions in the Merger Agreement, Mount Logan may issue additional MLC Common Shares, which would further reduce the percentage ownership of New Mount Logan to be held by MLC Shareholders.

Sales of shares of New Mount Logan Common Stock after the completion of the Business Combination may cause the market price of New Mount Logan Common Stock to decline.

At the Effective Time, each TURN Common Share and each MLC Common Share issued and outstanding immediately prior to such time will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio and MLC Exchange Ratio, respectively. All of the shares of

New Mount Logan Common Stock issued and outstanding will be freely tradable after the Closing. Former 180 Degree Capital shareholders and former MLC Shareholders may decide not to hold the shares of New Mount Logan Common Stock that they will receive pursuant to the Merger Agreement. In addition, shareholders who acquire shares of New Mount Logan Common Stock following the Mergers may decide not to hold their shares for a significant period. In each case, such sales of New Mount Logan Common Stock could have the effect of depressing the market price for New Mount Logan Common Stock and may take place soon after the completion of the Mergers.

Because the market price and the NAV per share of TURN Common Shares and the MLC Common Shares will fluctuate, 180 Degree Capital shareholders and MLC Shareholders cannot be sure of the market value of the Merger Consideration they will receive in connection with the Mergers.

At the Effective Time, each TURN Common Share and each MLC Common Share issued and outstanding immediately prior to such time will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio and MLC Exchange Ratio, respectively. The market value of TURN Merger Consideration to be received by 180 Degree Capital shareholders upon completion of the TURN Merger may vary from the closing price of TURN Common Shares on the date the TURN Merger was announced, on the date of the 180 Degree Capital Special Meeting to consider the proposals in respect of the Business Combination and on the date the TURN Merger is completed. The market value of MLC Merger Consideration to be received by MLC Shareholders upon completion of the MLC Merger may vary from the closing price of MLC Common Shares on the date the MLC Merger was announced, on the date of the MLC Special Meeting to consider the resolutions in respect of the Business Combination and on the date the MLC Merger is completed. Both the TURN Merger Consideration and the MLC Merger Consideration may vary from their respective closing prices and NAV on the date the TURN Merger and MLC Merger are announced, respectively. Additionally, the TURN Exchange Ratio and MLC Exchange Ratio will fluctuate as 180 Degree Capital’s and Mount Logan’s respective NAVs change prior to the Closing.

Accordingly, at the time of the Special Meetings, 180 Degree Capital shareholders and MLC Shareholders, respectively, will not know or be able to calculate the market price of the Merger Consideration they would receive upon completion of the Business Combination. The market price and liquidity of the market for TURN Common Shares and the MLC Common Shares may be significantly affected by numerous factors, some of which are beyond 180 Degree Capital’s and Mount Logan’s control and may not be directly related to 180 Degree Capital’s or Mount Logan’s operating performance. These factors include:

•significant volatility in the market price and trading volume of securities of companies in 180 Degree Capital’s or Mount Logan’s sector, which are not necessarily related to the operating performance of these companies;
•changes in regulatory policies, accounting pronouncements or tax guidelines;
•changes in earnings or variations in operating results;
•changes in the value of 180 Degree Capital’s portfolio investments or Mount Logan’s assets, including as a result of general economic conditions, interest rate shifts and changes in the performance of 180 Degree Capital’s portfolio companies or Mount Logan;
•any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;
•departure of 180 Degree Capital’s or Mount Logan’s key personnel; and
•general economic trends and other external factors.

See “Cautionary Statement Regarding Forward-Looking Statements” for other factors that could cause the market price of TURN Common Shares and MLC Common Shares to change.

These factors are generally beyond the control of 180 Degree Capital and Mount Logan. The range of high and low sales prices per TURN Common Share as reported on the Nasdaq for the three-month period ended [month day], 2025 was a low of $[●] and a high of $[●]. The range of high and low sales prices per share of MLC Common Shares as reported on Cboe Canada for the three-month period ended [month day], 2025 was a low of $[●] and a high of $[●]. However, historical trading prices are not necessarily indicative of future performance. 180 Degree Capital shareholders and MLC Shareholders should obtain current market quotations for TURN Common Shares and MLC Common Shares, respectively, prior to the Special Meetings.

New Mount Logan may be unable to realize the benefits anticipated by the Business Combination or it may take longer than anticipated to achieve such benefits.

The realization of certain benefits anticipated as a result of the Business Combination will depend in part on the integration of 180 Degree Capital’s investment portfolio with Mount Logan’s investment portfolio and the integration of 180 Degree Capital’s business with Mount Logan’s business. There can be no assurance that 180 Degree Capital’s investment portfolio or business can be operated profitably or integrated successfully into Mount Logan’s operations in a timely fashion or at all. The dedication of management resources to such integration may detract attention from the day-to-day business of New Mount Logan, and there can be no assurance that there will not be substantial costs associated with the transition process or that there will not be other material adverse effects as a result of these integration efforts. Such effects, including incurring unexpected costs or delays in connection with such integration and failure of 180 Degree Capital’s or Mount Logan’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of New Mount Logan.

Any delay in completing the Business Combination may reduce or eliminate the benefits expected to be achieved thereunder.

The Business Combination is subject to a number of conditions beyond Mount Logan’s and 180 Degree Capital’s control that may prevent, delay or otherwise materially adversely affect their completion. Mount Logan and 180 Degree Capital cannot predict whether and when these other conditions will be satisfied. Any delay in completing the Business Combination could cause the combined company not to realize, or to be delayed in realizing, some or all of the synergies and other benefits that the parties expect to achieve if the Business Combination is successfully completed within its expected time frame. For more information, see the section “The Merger Agreement—Conditions to Closing of the Mergers” in this Preliminary Joint Proxy Statement/Prospectus.

The Business Combination may trigger certain “anti-assignment” provisions and other restrictions in contracts of 180 Degree Capital, Mount Logan and/or their affiliates and the failure to obtain any required consents or waivers could adversely impact New Mount Logan.

Certain agreements of each of 180 Degree Capital and Mount Logan or their respective affiliates may require the consent or waiver of one or more counterparties in connection with the Business Combination. The failure to obtain any such consent or waiver may permit such counterparties to terminate, or otherwise increase their rights or 180 Degree Capital’s or Mount Logan’s obligations under, any such agreement because the Business Combination or other transactions contemplated by the Merger Agreement may violate an anti-assignment or other similar provision relating to any of such transactions. If this occurs, New Mount Logan may have to seek to replace the applicable agreement with a new agreement or seek an amendment to such agreement. New Mount Logan, 180 Degree Capital and Mount Logan cannot assure you that New Mount Logan will be able to replace or amend any such agreement on comparable terms or at all. If any such agreement is material, the failure to obtain consents, amendments or waivers under, or to replace on similar terms or at all, any of these agreements could adversely affect the financial performance or results of operations of New Mount Logan following the Business Combination, including preventing New Mount Logan from operating a material part of 180 Degree Capital’s or Mount Logan’s business. In addition, the consummation of the Business Combination may violate, conflict with, result in a breach of provisions of, or the loss of any benefit under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation, acceleration or other change of any right or obligation (including any payment obligation) under, certain agreements of New Mount Logan, 180 Degree Capital or Mount Logan. Any such violation, conflict, breach, loss, default or other effect could, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, assets or business of New Mount Logan following completion of the Business Combination.

The opinion delivered to the 180 Degree Capital Board and the 180 Degree Capital Special Committee by the financial advisor to the 180 Degree Capital Special Committee prior to the signing of the Merger Agreement will not reflect changes in circumstances since the date of the opinions.

The opinion of the financial advisor to the 180 Degree Capital Special Committee (the “Fairness Opinion”) was delivered to the 180 Degree Capital Board and the 180 Degree Capital Special Committee on, and dated, January 16, 2025. Changes in the operations and prospects of 180 Degree Capital or Mount Logan, general market and economic conditions and other factors that may be beyond the control of 180 Degree Capital or Mount Logan may significantly alter 180 Degree Capital’s value or the price of TURN Common Shares or MLC Common Shares by the time the Business Combination is completed. The Fairness Opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of the Fairness Opinion. For a description of the Fairness Opinion, see “The Mergers - Opinion of 180 Degree Capital’s Financial Advisor.”

The announcement and pendency of the proposed Business Combination could adversely affect each of 180 Degree Capital’s and Mount Logan’s business, financial results and operations.

The announcement and pendency of the proposed Business Combination could cause disruptions in and create uncertainty surrounding each of 180 Degree Capital’s and Mount Logan’s business, including affecting relationships with existing and future commercial counterparties, which could have a significant negative impact on future revenues and results of operations, regardless of whether the Business Combination is completed. In addition, 180 Degree Capital and Mount Logan have diverted, and will continue to divert, management resources towards the completion of the Business Combination, which could have a negative impact on each of 180 Degree Capital’s and Mount Logan’s future revenues and results of operations. 180 Degree Capital and Mount Logan are also subject to restrictions on the conduct of their respective businesses prior to the completion of the Business Combination as provided in the Merger Agreement, generally requiring 180 Degree Capital and Mount Logan to conduct business only in the ordinary course and subject to specific limitations, including, among other things, certain restrictions on each of their ability to make certain investments and acquisitions, sell, transfer or dispose of their respective assets, amend their respective organizational documents and enter into or modify certain material contracts. These restrictions could prevent 180 Degree Capital or Mount Logan from pursuing otherwise attractive business opportunities, industry developments and future opportunities and may otherwise have a significant negative impact on the respective future investment income and results of operations of 180 Degree Capital and Mount Logan following the Business Combination.

If the Business Combination does not close, neither 180 Degree Capital nor Mount Logan will benefit from the expenses incurred in pursuit of the Business Combination.

The Business Combination may not be completed. If the Business Combination is not completed, 180 Degree Capital and Mount Logan will have incurred substantial expenses for which no ultimate benefit will have been received. Both companies have incurred out-of-pocket expenses in connection with the Business Combination for legal and accounting fees and financial printing and other related charges, and in the case of 180 Degree Capital’s investment banking much of which in each case will be incurred even if the Business Combination is not completed. See “The Merger Agreement – Termination Amount and Expenses; Liability for Breach.”

The termination of the Merger Agreement could negatively impact 180 Degree Capital and Mount Logan.

If the Merger Agreement is terminated, there may be various consequences, including:

•180 Degree Capital’s and Mount Logan’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Business Combination, without realizing any of the anticipated benefits of completing the Business Combination;
•the market price of TURN Common Shares or MLC Common Shares might decline to the extent that the market price of such TURN Common Shares or MLC Shares prior to termination reflects a market assumption that the Business Combination will be completed;

•in the case of 180 Degree Capital, it may not be able to find a party willing to pay an equivalent or more attractive price than the price Mount Logan agreed to pay in the Business Combination; and
•180 Degree Capital and Mount Logan will be obligated for the payment of expenses of the other under certain circumstances up to a $1,000,000 cap.
The Merger Agreement limits the ability of 180 Degree Capital and Mount Logan to pursue alternatives to the Business Combination.

The Merger Agreement contains provisions that limit each of 180 Degree Capital’s and Mount Logan’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of 180 Degree Capital or Mount Logan, as applicable. These provisions, which are typical for transactions of this type, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of 180 Degree Capital or Mount Logan from considering or proposing that acquisition or might result in a potential competing acquirer proposing to pay less consideration to acquire 180 Degree Capital or Mount Logan than it might otherwise have proposed to pay.

The Business Combination is subject to closing conditions, including shareholder and regulatory approvals, that, if not satisfied or (to the extent legally allowed) waived, will result in the Business Combination not being completed, which may result in material adverse consequences to 180 Degree Capital’s and Mount Logan’s business and operations.

The Business Combination is subject to closing conditions, including certain approvals of 180 Degree Capital shareholders and MLC Shareholders that, if not satisfied, will prevent the Business Combination from being completed. The closing condition that 180 Degree Capital shareholders approve the Business Combination Proposal may not be waived under applicable law and must be satisfied for the Business Combination to be completed. If 180 Degree Capital shareholders do not approve the Business Combination Proposal and the Business Combination is not completed, the resulting failure of the Business Combination could have a material adverse impact on 180 Degree Capital’s and Mount Logan’s business and operations. In addition, the closing condition that MLC Shareholders approve the Arrangement Resolution and the MLC Merger Resolution may not be waived under applicable law and must be satisfied for the Business Combination to be completed. If MLC Shareholders do not approve the Arrangement Resolution and the MLC Merger Resolution and the Business Combination is not completed, the resulting failure of the Business Combination could have a material adverse impact on 180 Degree Capital’s and Mount Logan’s business and operations. In addition to the required approvals of 180 Degree Capital shareholders and MLC Shareholders, the Business Combination is subject to a number of other conditions beyond 180 Degree Capital’s and Mount Logan’s control, including a required consent from the Nebraska Department of Insurance in respect of the Business Combination, that may prevent, delay or otherwise materially adversely affect completion of the Business Combination. 180 Degree Capital or Mount Logan cannot predict whether and when these other conditions will be satisfied.

Litigation filed against 180 Degree Capital and/or Mount Logan in connection with the Business Combination could result in substantial costs and could delay or prevent the Business Combination from being completed.

From time to time, 180 Degree Capital and Mount Logan may be subject to legal actions, including securities class action lawsuits and derivative lawsuits, as well as various regulatory, governmental and law enforcement inquiries, investigations and subpoenas in connection with the Business Combination. These or any similar securities class action lawsuits and derivative lawsuits, regardless of their merits, may result in substantial costs and divert management time and resources. An adverse judgment in such cases could have a negative impact on the liquidity and financial condition of New Mount Logan, 180 Degree Capital and/or Mount Logan and could prevent the Business Combination from being completed.

180 Degree Capital and Mount Logan will be subject to operational uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination may have an adverse effect on 180 Degree Capital and Mount Logan and, consequently, on New Mount Logan following completion of the Business Combination. These uncertainties may cause those that deal with 180 Degree Capital and/or Mount Logan to seek to change their existing business relationships with 180 Degree Capital and Mount Logan, respectively. In addition, the Merger Agreement restricts 180 Degree Capital and Mount Logan from taking certain actions that each might otherwise consider to be in its best interests. These restrictions may prevent 180 Degree Capital and/or Mount Logan from pursuing certain business opportunities that may arise prior to the completion of the Business Combination.

180 Degree Capital and Mount Logan may, to the extent legally allowed, waive one or more conditions to the Business Combination without resoliciting shareholder approval.

Certain conditions to 180 Degree Capital’s and Mount Logan’s respective obligations to complete the Business Combination may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by mutual agreement of 180 Degree Capital and Mount Logan. In the event that any such waiver does not require resolicitation of shareholders, the Parties to the Merger Agreement will have the discretion to complete the Business Combination without seeking further shareholder approval. The conditions requiring the approval of 180 Degree Capital shareholders and MLC Shareholders, respectively, however, cannot be waived.

The shares of New Mount Logan Common Stock to be received by 180 Degree Capital shareholders and MLC Shareholders as a result of the Business Combination will have different rights associated with them than TURN Common Shares and MLC Common Shares currently held by them.

The rights associated with TURN Common Shares and MLC Common Shares are different from the rights associated with New Mount Logan Common Stock. See “Comparison of Mount Logan Shareholders’ Rights” and “Comparison of 180 Degree Capital Shareholders’ Rights.”

The market price of New Mount Logan Common Stock after the Business Combination may be affected by factors different from those affecting TURN Common Shares and MLC Common Shares currently.

The businesses of 180 Degree Capital and Mount Logan differ and, accordingly, the results of operations of New Mount Logan and the market price of New Mount Logan Common Stock after the Business Combination may be affected by factors different from those currently affecting the independent results of operations of 180 Degree Capital and Mount Logan and the market prices of TURN Common Shares and MLC Common Shares. These factors include a larger shareholder base, a different portfolio composition and a different capital structure. Accordingly, the historical trading prices and financial results of 180 Degree Capital and Mount Logan, respectively, may not be indicative of these matters for New Mount Logan following the Business Combination. For a discussion of the business of 180 Degree Capital and Mount Logan and of certain factors to consider in connection with each of their respective business, see “The Merger Agreement - Conduct of Business Prior to Completion of the Mergers.”

180 Degree Capital shareholders do not have appraisal rights in connection with the Business Combination.

Appraisal rights are statutory rights that enable shareholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the applicable transaction. Under New York law, 180 Degree Capital shareholders will not have rights to an appraisal of the fair value of their shares in connection with the Business Combination.

The Mergers may not be treated as a tax-free exchange under Section 351(a) of the Code.

180 Degree Capital and Mount Logan intend that the Mergers will qualify as a tax-free exchange under Section 351(a) of the Code, and each expect to receive a legal opinion to that effect. However, if the United States Internal Revenue Service or a court determines that the Mergers should not be treated as a tax-free exchange under Section 351(a) of the Code, then a 180 Degree Capital and MLC Shareholder, as applicable, would generally recognize gains or losses for U.S. federal income tax purposes upon the exchange of TURN Common Shares or MLC Common Shares for New Mount Logan Common Stock in the Mergers.

The tax treatment of the Mergers for U.S. holders of MLC Warrants is uncertain.

The appropriate U.S. federal income tax treatment of the Mergers to U.S. holders of MLC Warrants whose MLC Warrants remain outstanding following the Effective Time and which will have the right to receive MLC Merger Consideration upon exercise of such MLC Warrants, is uncertain. It is possible that U.S. holders of MLC Warrants whose MLC Warrants remain outstanding following the Effective Time could be treated as if such holder exchanged their existing MLC Warrants for new MLC Warrants in a taxable transaction. If this treatment were to apply, such U.S. holder would generally recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the MLC Warrants and (ii) such U.S. holder’s adjusted tax basis in such MLC Warrants. U.S. holders of MLC Warrants are urged consult with their tax advisors regarding the treatment of their MLC Warrants in connection with the Mergers.

Upon consummation of the Business Combination, current 180 Degree Capital shareholders will no longer have the benefit of the protections afforded to equity holders of registered investment companies under the 1940 Act.

New Mount Logan will not be registered as an investment company under the 1940 Act. Accordingly, current 180 Degree Capital shareholders will no longer have the benefit of the protections afforded to equity holders of registered investment companies under the 1940 Act upon consummation of the Business Combination. See “Questions and Answers – Questions and Answers about the Business Combination – As a 180 Degree Capital shareholder, how will the Deregistration affect me?” Among other things, registered investment companies such as 180 Degree Capital are restricted in their ability to issue senior securities, including debt and preferred shares, pursuant to Section 18 under the 1940 Act. See “Risk Factors – Risks Relating to 180 Degree Capital – Regulations governing 180 Degree Capital’s operation as a registered CEF may limit 180 Degree Capital’s ability to raise additional capital…”

In addition, pursuant to Sections 17(a) and (d) under the 1940 Act, registered investment companies are generally not permitted to engage in transactions with affiliates—including cross trades with or co-investments alongside those affiliates—absent an available exemptive rule, or in the case of co-investments, an SEC interpretive position or SEC exemptive order permitting such transactions. Similarly, the 1940 Act imposes restrictions on the ability of registered investment companies to invest in certain types of issuers, including other registered investment companies and entities that operate in securities-related businesses, such as brokers, dealers and registered investment advisers. Because New Mount Logan will not be registered as an investment company under the 1940 Act, it may accordingly engage in the types of transactions described above that would otherwise have been impermissible for 180 Degree Capital prior to the consummation of the Business Combination.

Risks Relating to Mount Logan and New Mount Logan
Risks Related to the Business – General
A portion of New Mount Logan’s revenues, earnings and cash flow is expected to be highly variable, which may make it difficult for it to achieve steady earnings growth on a quarterly basis and may cause the price of shares of New Mount Logan Common Stock to be volatile.
As is the case for Mount Logan, a portion of New Mount Logan’s revenues, earnings and cash flow is expected to be highly variable, primarily due to the nature of the insurance business of Ability (which will become a subsidiary of New Mount Logan) and the fact that fees from New Mount Logan’s asset management business are expected to vary significantly from quarter to quarter and year to year. New Mount Logan may also experience fluctuations in its results from quarter to quarter and year to year due to a number of other factors, including changes in its operating expenses, policyholder behavior, the degree to which New Mount Logan will encounter competition and general economic and market conditions. New Mount Logan’s future results will also be dependent on the success of the vehicles ML Management manages, changes in the value of which may result in fluctuations in New

Mount Logan’s results. Such variability may lead to volatility in the trading price of shares of New Mount Logan Common Stock and cause New Mount Logan’s results for a particular period not to be indicative of New Mount Logan’s performance in a future period. It may be difficult for New Mount Logan to achieve steady growth in earnings and cash flow on a quarterly basis, which could in turn lead to adverse movements in the price of shares of New Mount Logan Common Stock or increased volatility in the price of shares of New Mount Logan Common Stock in general.
New Mount Logan will operate in highly competitive industries, which could limit its ability to achieve its growth strategies and could materially and adversely affect its businesses, financial condition, results of operations, cash flows and prospects.
As is the case for Mount Logan, New Mount Logan will operate in highly competitive markets and compete with a large number of investment management firms, private credit fund sponsors, U.S. and non-U.S. insurance and reinsurance companies and other financial institutions. In particular, New Mount Logan’s asset management business will face competition in the pursuit of clients, and its insurance business will face competition with respect to both the products it offers and insurance transactions it pursues. These competitive pressures may have a material and adverse effect on New Mount Logan’s growth, business, financial condition, results of operations, cash flows and prospects.
New Mount Logan will rely on technology and information systems (including those of BCPA through its expected Servicing Agreement with BCPA), some of which are expected to be controlled by third-party vendors, to maintain the security of its information and technology networks and to conduct its businesses, and any failures or interruptions of these systems could adversely affect its businesses and results of operations.
Mount Logan is subject, and New Mount Logan will be subject, to various risks and costs associated with the collection, handling, storage and transmission of proprietary or confidential information. In the ordinary course of New Mount Logan’s business, it will collect and store a range of data, including its proprietary business information and intellectual property, which may include personally identifiable information relating to its insurance business or of its employees, its investors, and other third parties, in data centers and on its or BCPA’s networks, and it will rely on technology and information systems in its business activities. New Mount Logan will rely on a host of information systems and hardware systems, including those of BCPA and BCPA’s third party vendors, for the secure processing, maintenance and transmission of this information, and the unavailability of these systems or the failure of these systems to perform as anticipated for any reason could disrupt its businesses and could result in decreased performance and increased operating costs, causing its businesses and results of operations to suffer.
There can be no assurance that the various procedures and controls New Mount Logan expects to utilize to mitigate the threat of cyberattacks or other similar incidents will be sufficient to prevent disruptions to its systems, especially because the cyberattack techniques used change frequently and are not recognized until launched, the full scope of a cyberattack may not be realized until an investigation has been performed and cyberattacks can originate from a wide variety of sources. Although New Mount Logan and BCPA will take protective measures to prevent and address potential cyberattacks, there can be no assurance that any of these measures will prove effective. The rapid evolution and increasing prevalence of artificial intelligence technologies may also increase New Mount Logan’s cybersecurity risks.
New Mount Logan expects to rely on BCPA and third-party service providers for certain aspects of its businesses, including for certain information systems and technology. New Mount Logan cannot guarantee that BCPA, third party vendors, service providers and lenders have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to New Mount Logan’s information technology systems or the BCPA or third-party information technology systems that support New Mount Logan’s business. New Mount Logan’s ability to monitor these third parties’ information security practices is limited, and they may not have adequate information security measures in place. In addition, if BCPA or one of New Mount Logan’s third-party counterparties suffers a security breach, New Mount Logan’s response may be limited or more difficult because it may not have direct access to their systems. A disaster, disruption or compromise in technology or infrastructure that supports New Mount Logan’s businesses, including a disruption involving electronic communications or other services used by New Mount Logan, may have an adverse impact on its ability to continue to operate its businesses without interruption, which could have a material adverse effect on New Mount Logan. These risks could increase due to the increasing use of cloud-based software services. In addition, costs related to data security threats or disruptions may not be fully insured or indemnified by other means.
As new technologies, including tools that harness generative artificial intelligence and other machine learning techniques, rapidly develop and become even more accessible, the use of such new technologies by New Mount Logan, its affiliates and its third party service providers and other vendors will present additional known and unknown risks, including, among others, the risk that confidential information may be stolen, misappropriated or disclosed and the risk that New Mount Logan and/or third party service providers or other vendors may rely on incorrect, unclear or biased outputs generated by such technologies, any of which could have an adverse impact on New Mount Logan and its business.
A significant actual or potential theft, loss, corruption, exposure, fraudulent, unauthorized or accidental use or misuse of personally identifiable or proprietary business data could result in significant remediation and other costs, fines, litigation and regulatory actions against New Mount Logan, in addition to significant reputational harm.
New Mount Logan’s business, financial condition, results of operations, liquidity and cash flows will depend on the accuracy of its management’s assumptions and estimates, and New Mount Logan could experience significant gains or losses if these assumptions and estimates differ significantly from actual results.
Mount Logan makes and relies on, and New Mount Logan is expected to make and rely on, certain assumptions and estimates regarding many matters related to its businesses, including interest rates, expenses and operating costs, tax assets and liabilities, tax rates, business mix, and contingent liabilities. New Mount Logan will also use these assumptions and estimates to make decisions crucial to its business operations. The factors influencing these various assumptions and estimates cannot be calculated or predicted with certainty, and if New Mount Logan’s assumptions and estimates differ significantly from actual outcomes and results, New Mount Logan’s business, financial condition, results of operations, liquidity and cash flows may be materially and adversely affected.
Some of the funds ML Management manages invest in illiquid assets, and some of the investments of New Mount Logan’s insurance business are expected to be relatively illiquid. Funds holding such assets and New Mount Logan, as applicable, may fail to realize profits from these assets for a considerable period of time, or lose some or all of the amount that is invested in these assets if such assets are required to be sold at inopportune times or in response to changes in applicable rules and regulations.
Some of the funds ML Management manages invest in securities or other financial instruments that are not publicly traded or are otherwise viewed as “illiquid.” In such cases, there may be limitations by contract or by applicable securities laws on the sale of such securities or financial instruments, such that they can only be sold after a period of time and then only at such times when New Mount Logan will not possess material nonpublic information. In addition, the ability to dispose of private credit investments prior to maturity is generally heavily dependent upon the secondary trading market for such instruments. Such markets may not be available. Accordingly, the funds ML Management manages may be forced, under certain conditions, to sell securities at a loss.
In addition, some investments by Ability, which will be New Mount Logan’s insurance business, are in securities that are not publicly traded or that otherwise lack liquidity. These relatively illiquid types of investments are recorded at fair value. If a material liquidity demand is triggered and New Mount Logan’s insurance business is unable to satisfy the demand with the sources of liquidity available to it, New Mount Logan’s insurance business could be forced to sell certain of its assets and there can be no assurance that it would be able to sell them for the values at which such assets are recorded and it might be forced to sell them at significantly lower prices. In some cases, New Mount Logan’s insurance business may also be prohibited by contract or applicable securities laws from selling such securities for a period of time. Thus, it may be impossible or costly to liquidate positions rapidly in order to meet unexpected obligations. This potential mismatch between the liquidity of assets and liabilities could have a material and adverse effect on New Mount Logan’s business, financial condition, results of operations and cash flows.
Further, governmental and regulatory authorities periodically review legislative and regulatory initiatives, and may promulgate new or revised, or adopt changes in the interpretation and enforcement of existing, rules and regulations at any time that may impact New Mount Logan’s investments. Such changes in regulatory requirements could disrupt market liquidity, make it more difficult for New Mount Logan to operate its business, and cause securities that are not publicly traded to lose value, any of which could have a material and adverse effect on its business, financial condition or results of operations.
New Mount Logan will rely on the financing markets for the operation of its business.
Mount Logan relies, and New Mount Logan will rely, on the debt and equity financing markets for the operation of its business. To the extent that debt and equity markets render financing difficult to obtain, refinance or extend, or more expensive, this may have a material and adverse effect on New Mount Logan’s business, financial condition, results of operations, liquidity and cash flows.
In particular, New Mount Logan’s insurance business will rely on access to lending and debt markets to provide capital and liquidity. Changes in debt financing markets may impact New Mount Logan’s insurance business’s access to capital and liquidity. Calculations of required insurance capital may move with market movements and result in greater capital needs during economic downturns. New Mount Logan’s insurance business may also need additional liquidity to pay insurance liabilities in excess of its assumptions.
The absence of available sources of debt financing for extended periods of time could materially and adversely affect New Mount Logan. In the event that New Mount Logan is unable to obtain debt financing, or can only obtain debt at an increased interest rate or otherwise on unfavorable terms, it may be forced to find alternative sources of financing (including equity), may have difficulty executing its business objectives or may generate profits that are lower than would otherwise be the case, any of which could lead to a decrease in the income earned by New Mount Logan. If New Mount Logan uses leverage in the future, shareholders should be aware that investments in leveraged entities are inherently more sensitive to declines in revenues, increases in expenses and interest rates and adverse economic, market and industry developments. As a result, the risk of loss associated with a leveraged entity is generally greater than for companies with comparatively less debt.
New Mount Logan, and particularly its insurance business, may acquire various financial instruments for purposes of “hedging” or reducing its risks, which may be costly and ineffective and could reduce its cash available for distribution to its shareholders.
As is the case for Mount Logan, New Mount Logan, and particularly its insurance business, may seek to hedge against certain risks by using financial instruments such as futures, options, swaps and forward contracts. These financial instruments may be purchased on exchanges or may be individually negotiated and traded in over-the-counter markets. Use of such financial instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the instrument being hedged. Use of hedging activities may not prevent significant losses and could increase New Mount Logan’s losses. Further, hedging transactions may reduce cash available to pay distributions to its shareholders.
Difficult political, market or economic conditions may adversely affect New Mount Logan’s businesses in many ways, which could materially reduce its revenue, net income and cash flow and adversely affect its financial prospects and condition.
Mount Logan’s businesses are, and New Mount Logan’s businesses will be, materially affected by conditions in the political environment and financial markets and economic conditions throughout the world, such as changes in interest rates, availability of credit, inflation rates (including persistent inflation), economic uncertainty, changes in laws, changes in governmental policy and regulatory reform, the ongoing Russia-Ukraine conflict, the conflicts in the Middle East, commodity prices, wars, other national and international political circumstances (including terrorist acts or security operations), natural disasters, climate change, pandemics or other severe public health crises and other events outside of New Mount Logan’s control. Market uncertainty and volatility could also be magnified as a result of the new U.S. administration and resulting uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies, such as tariffs on imports from various countries.
Both domestic and international markets continued to experience significant inflationary pressures in fiscal year 2024 and inflation rates in the United States could continue at elevated levels for the near term. Although the Federal Reserve in the United States and central banks in various other countries have started to cut interest rates as the rate of inflation slowly weakened, they may again raise interest rates in response to concerns about inflation in the future, which, coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. Interest rate increases or other government actions taken to reduce inflation could also result in recessionary pressures in many parts of the world. A recession could have a material and adverse effect on New Mount Logan’s business, financial condition, results of operations, liquidity and cash flows.
The ongoing conflict between Russia and Ukraine and the conflict in the Middle East have increased global economic and political uncertainty. Furthermore, governments in the United States, U.K., and EU have each imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia, and additional controls and sanctions could be enacted in the future. New Mount Logan cannot predict the impact these conflicts may have on the global economy or its business, financial condition and operations in the future. These conflicts may also heighten the impact of other risks described herein.
Volatility caused by political, market or economic conditions can materially hinder business growth and may adversely impact New Mount Logan’s operating results. Any such volatility may also increase the risk that cash flows generated from operations may differ from expectations in timing or amount. There is also a risk of both sector-specific and broad-based corrections and/or downturns in the equity and/or credit markets. New Mount Logan’s profitability may also be adversely affected by New Mount Logan’s fixed costs and the possibility that New Mount Logan would be unable to scale back other costs, within a time frame sufficient to match any further decreases in net income or increases in net losses relating to changes in market and economic conditions.
Moreover, Ability, which will be New Mount Logan’s insurance business, is materially affected by conditions in the capital markets and the U.S. economy generally, as well as by the global economy. Actual or perceived stressed conditions, volatility and disruptions in financial asset classes or various capital and credit markets may have an adverse effect on New Mount Logan’s insurance business, both because such conditions may decrease the returns on, and value of, its investment portfolio and because its liabilities are sensitive to changing market factors.
Changes in laws or regulations governing New Mount Logan’s operations may adversely affect New Mount Logan’s business or cause New Mount Logan to alter its business strategy.
As is the case for Mount Logan, New Mount Logan, and particularly its insurance business, is and will be subject to regulation at the municipal, local, state, and federal level, including in some cases in both the United States and Canada. New legislation may be enacted, or new interpretations, rulings or regulations could be adopted, including those governing the types of reinsurance products in which Ability deals, any of which could harm New Mount Logan and its shareholders, potentially with retroactive effect.
Additionally, any changes to the laws and regulations governing New Mount Logan or its business activities may cause New Mount Logan to alter its strategy to avail itself of new or different opportunities. Such changes could result in material differences to strategies and plans as set forth in this Preliminary Joint Proxy Statement/Prospectus and may result in New Mount Logan’s business focus shifting to other types of activities in which the management of New Mount Logan may have less expertise or little or no experience. Thus, any such changes, if they occur, could have a material adverse effect on New Mount Logan’s financial condition and results of operations.
Any changes in tax regulations or tax reform may have an adverse impact on investors and policyholders.
As is the case with Mount Logan, there is the potential that tax changes in the United States or Canada could result in adverse effects on New Mount Logan’s financial results and share price. New Mount Logan cannot predict how changes in tax legislation will affect New Mount Logan or New Mount Logan’s business (including Ability), but these provisions may in certain circumstances negatively affect New Mount Logan’s financial condition, results of operations, liquidity and cash flows.
There can be no guarantee as to the timing or amount of dividends, and shareholders may not receive dividends.
Holders of New Mount Logan Common Stock will not have a right to dividends on such shares unless declared by the New Mount Logan Board. The declaration of dividends will be at the discretion of the New Mount Logan Board, even if New Mount Logan has sufficient distributable cash to pay such dividends. The declaration of any dividend will depend on New Mount Logan’s financial results, cash requirements, future prospects and other factors deemed relevant by the New Mount Logan Board.
Dividends are not guaranteed, and the amount of any dividend may fluctuate or be reduced or eliminated. There can be no assurance as to the levels of dividends to be paid by New Mount Logan, if any. The market value of the New Mount Logan Common Stock may deteriorate if New Mount Logan is unable to pay dividends and such deterioration may be material.
Holders of New Mount Logan Common Stock will be entitled to receive only such dividends as the New Mount Logan Board may declare out of funds legally available for such payments. New Mount Logan is incorporated in Delaware and governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and/or for the preceding fiscal year. Under Delaware law, however, New Mount Logan will not be able to pay dividends out of net profits if, after New Mount Logan pays the dividend, New Mount Logan’s capital would be less than the capital represented by the outstanding stock of all classes, if any, having a preference upon the distribution of assets. New Mount Logan’s ability to pay dividends will be subject to New Mount Logan’s future earnings, capital requirements and financial condition, as well as its compliance with covenants related to any indebtedness of New Mount Logan or its subsidiaries and would only be declared in the discretion of the New Mount Logan Board. Additionally, subject to certain limited exceptions, income received by Ability may only be used for the benefit of policyholders, so such proceeds will not be available for the payment of dividends to holders of New Mount Logan Common Stock.
New Mount Logan will be subject to changes in accounting policies or accounting standards.
From time to time, the Financial Accounting Standards Board (the “FASB”) and the SEC can be expected to change their guidance governing the form and content of New Mount Logan’s external financial statements. In addition, accounting standard setters and those who interpret accounting principles generally accepted in the United States of America (“U.S. GAAP”), such as the FASB, the SEC and New Mount Logan’s outside auditors, may change or even reverse their previous interpretations or positions on how these standards should be applied. Such changes are expected to continue. Changes in U.S. GAAP and changes in current interpretations are beyond New Mount Logan’s control, can be hard to predict and could materially impact how it reports financial results and condition. In certain cases, New Mount Logan could be required to apply a new or revised guidance retroactively or apply existing guidance differently, which may result in restating prior period financial statements for material amounts. Additionally, significant changes to U.S. GAAP may require costly technology changes, additional training and personnel and other expenses that would negatively impact results of operations.
The value of New Mount Logan Common Stock may fluctuate.

The market value of New Mount Logan’s Common Stock will fluctuate with changes in, among other things, changes in the amount of New Mount Logan dividends, market reaction to any acquisitions or other transactions, and liquidity in the trading of New Mount Logan Common Stock. Such changes in value may occur as a result of various factors, including those described above and general economic and market conditions and the performance of New Mount Logan relative to entities engaged in similar businesses.
New Mount Logan will incur increased costs as a result of operating as a U.S. public company.
As a U.S. public company, New Mount Logan will incur significant legal, accounting, insurance and other expenses that Mount Logan has not incurred, or incurred only to a lesser extent, as a Canadian public company. Among other costs, New Mount Logan will incur costs associated with its compliance with the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules implemented by the SEC, and the listing standards of Nasdaq, and could incur costs in connection with possible shareholder litigation. The expenses incurred by U.S. public companies generally for reporting and corporate governance purposes have been increasing. New Mount Logan expects these laws and regulations to increase its legal and financial compliance costs and to make some activities more time-consuming and costly, although it is currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for New Mount Logan to obtain certain types of insurance, including director and officer liability insurance, and New Mount Logan may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for New Mount Logan to attract and retain qualified persons to serve on its board of directors, its board committees or as its executive officers. Furthermore, if New Mount Logan is unable to satisfy its obligations as a U.S. public company, it could be subject to delisting of the New Mount Logan Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.
If New Mount Logan fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
The Sarbanes-Oxley Act requires, among other things, that New Mount Logan maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, pursuant to Section 404 of the Sarbanes Oxley-Act, New Mount Logan is required to perform system and process evaluation and testing of its internal control over financial reporting to allow New Mount Logan’s management to furnish a report on, among other things, the effectiveness of New Mount Logan’s internal control over financial reporting.
In order to maintain and improve the effectiveness of New Mount Logan’s disclosure controls and procedures and internal control over financial reporting, it will expend significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, New Mount Logan may experience deficiencies in New Mount Logan’s controls.
During the evaluation and testing process of New Mount Logan’s internal controls in future years, if New Mount Logan identifies one or more material weaknesses in its internal control over financial reporting, it will be unable to certify that New Mount Logan’s internal control over financial reporting is effective. New Mount Logan cannot assure you that there will not be material weaknesses in its internal control over financial reporting in the future, and its testing, or the subsequent testing by its independent public accounting firm, may reveal deficiencies in New Mount Logan’s internal control over financial reporting that are deemed to be material weaknesses.
New Mount Logan’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in New Mount Logan’s disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm its results of operations or cause it to fail to meet New Mount Logan’s reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of its internal control over financial reporting that New Mount Logan is required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in New Mount Logan’s reported financial and other information, which would likely have a negative effect on the trading price of New Mount Logan Common Stock. In addition, if New Mount Logan is unable to continue to meet these requirements, New Mount Logan may not be able to remain listed on Nasdaq.
If New Mount Logan is unable to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control over financial reporting, investors could lose confidence in the reliability of New Mount Logan’s financial statements, the market price of New Mount Logan Common Stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on New Mount Logan’s business, results of operations and financial condition and could cause a decline in the market price of New Mount Logan Common Stock.
Any misconduct by Mount Logan’s current and former, and New Mount Logan’s future, employees, directors, advisers, third-party service providers or others affiliated with New Mount Logan could harm New Mount Logan by impairing New Mount Logan’s ability to attract and retain investors and by subjecting New Mount Logan to significant legal liability, regulatory scrutiny and reputational harm.
There is a risk that Mount Logan’s (and New Mount Logan’s future) employees, directors, advisers, third-party service providers or others affiliated with it could engage, including deliberately or recklessly, in misconduct or fraud that creates legal exposure for New Mount Logan and adversely affects its businesses. If anyone associated or affiliated with New Mount Logan were to engage, or be accused of engaging, in illegal or suspicious activities, harassment, impermissible discrimination, improper use or disclosure of confidential information, fraud, payment or solicitation of bribes, or any other type of similar misconduct or violation of other laws and regulations, New Mount Logan could suffer serious harm to its brand, reputation, be subject to penalties or sanctions, face difficulties in raising funds, suffer serious harm to New Mount Logan’s financial position and current and future business relationships, as well as face potentially significant litigation or investigations.
Climate change-related risks and regulatory and other efforts to address climate change could adversely affect New Mount Logan’s business.
Mount Logan does, and New Mount Logan will, face a number of risks associated with climate change, including risks related to the impact of U.S. and foreign climate-related legislation and regulation, as well as risks arising from climate-related business trends. Climate change-related regulations or interpretations of existing laws have resulted, and may continue to result, in enhanced disclosure obligations that could negatively affect New Mount Logan and also materially increase New Mount Logan’s regulatory burden. New Mount Logan may also face business trend-related climate risks. Certain asset management clients are increasingly taking climate-related risks into account in their investment decisions.
New Mount Logan will be subject to risks associated with pandemics, epidemics, disease outbreaks and other public health crises, which could impact New Mount Logan’s business, financial condition and results of operations in the future.
Mount Logan is, and New Mount Logan will be, subject to risks associated with pandemics, epidemics, disease outbreaks and other public health crises. Such public health crises could adversely affect New Mount Logan’s business in a number of ways, including by increasing volatility in the financial markets; preventing New Mount Logan from capitalizing on certain market opportunities; causing prolonged asset price inflation; hurting economic activity; straining New Mount Logan’s liquidity, which may impact New Mount Logan’s credit ratings and limit the availability of future financing; and reducing New Mount Logan’s ability to understand and foresee trends and changes in the markets in which New Mount Logan operate.

Delaware law, the amended and restated certificate of incorporation of New Mount Logan and the New Mount Logan amended and restated by-laws will contain certain provisions, including antitakeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The amended and restated certificate of incorporation of New Mount Logan, the New Mount Logan amended and restated by-laws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Mount Logan Board and therefore depress the trading price of the New Mount Logan Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Mount Logan Board or taking other corporate actions, including effecting changes in management. Among other things, the amended and restated certificate of incorporation of New Mount Logan and the New Mount Logan amended and restated by-laws include provisions regarding:
•the ability of the New Mount Logan Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the limitation of the liability of, and the indemnification of, New Mount Logan’s directors and officers;
•the right of the New Mount Logan Board to elect a director to fill a newly created directorship created by the expansion of the New Mount Logan Board or a vacancy resulting from the resignation or death of a director, which, in some cases, prevents stockholders from being able to fill vacancies on the New Mount Logan Board;
•controlling the procedures for the conduct and scheduling of the New Mount Logan Board and stockholder meetings;
•the ability of the New Mount Logan Board to amend the New Mount Logan amended and restated by-laws, which may allow the New Mount Logan Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the New Mount Logan amended and restated by-laws to facilitate an unsolicited takeover attempt;
•advance notice procedures with which stockholders must comply to nominate candidates to the New Mount Logan Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Mount Logan Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Mount Logan;
•the elimination of stockholders’ ability to act by written consent in lieu of a meeting of stockholders;

•the classification of the New Mount Logan Board into three classes, each serving a three-year term, and with each director only being able to be removed for cause, which could delay changes in the New Mount Logan Board by increasing the amount of time required to replace a majority of directors sitting on the New Mount Logan Board; and

•the exclusive right of the New Mount Logan Board to determine the number of directors constituting the whole Board.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Mount Logan Board or management.

In addition, because New Mount Logan has not chosen to be exempt from Section 203 of the DGCL, this provision could also delay or prevent a change of control that New Mount Logan stockholders may favor. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, subject to certain exceptions.
Any provision of the amended and restated certificate of incorporation of New Mount Logan, the New Mount Logan amended and restated by-laws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of New Mount Logan’s capital stock and could also affect the price that some investors are willing to pay for New Mount Logan’s common stock.
The amended and restated certificate of incorporation of New Mount Logan will designate the state courts of the State of Delaware in and for New Castle County as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Mount Logan’s stockholders, which could limit New Mount Logan’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Mount Logan or its directors, officers or other employees.
New Mount Logan’s amended and restated certificate of incorporation will provide that unless New Mount Logan consents in writing to the selection of an alternative forum, the state courts of the State of Delaware in and for New Castle County will be the sole and exclusive forum for (i) any derivative action or proceeding brought on New Mount Logan’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Mount Logan’s directors, officers, employees or agents to New Mount Logan or New Mount Logan stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws, (iv) any action seeking to interpret, apply, enforce or determine the validity of New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws; or (v) any action asserting a claim against New Mount Logan or any of New Mount Logan’s directors, officers, employees, or agents governed by the internal affairs doctrine. However, if no state court located within the State of Delaware has jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware. In addition, New Mount Logan’s amended and restated certificate of incorporation will provide that the foregoing provision will not apply to claims arising under the Securities Act or the Exchange Act or the respective rules and regulations promulgated thereunder; unless New Mount Logan consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder. These exclusive forum provisions may impose additional costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and may limit the ability of a stockholder to bring a claim in a judicial forum that such stockholder finds favorable for disputes with New Mount Logan or any of New Mount Logan directors, officers or stockholders, which may discourage lawsuits with respect to such claims. New Mount Logan stockholders will not be deemed to have waived New Mount Logan’s compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.
New Mount Logan’s amended and restated certificate of incorporation will provide that any person or entity purchasing or otherwise receiving or acquiring any interest in any shares of New Mount Logan’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the amended and restated certificate of incorporation of New Mount Logan.
This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Mount Logan or its directors, officers, stockholders, agents or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, which may discourage such lawsuits. New Mount Logan notes that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the amended and restated certificate of incorporation of New Mount Logan inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Mount Logan may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect New Mount Logan’s business, financial condition and results of operations and result in a diversion of the time and resources of New Mount Logan’s management and board of directors.
Risks related to Mount Logan’s Business – New Mount Logan’s Relationship with BCPA
New Mount Logan will rely on BCPA and Key BCPA Personnel.
As is the case with Mount Logan, the success of New Mount Logan, which is expected to have a limited number of employees, will depend, in large part, upon the skill, expertise and network of relationships of key BCPA personnel to develop and implement strategies that achieve New Mount Logan’s business objectives, and upon BCPA providing certain administrative and other services to New Mount Logan. The senior management of New Mount Logan will be comprised of substantially the same personnel as the senior management team of BCPA, and these individuals will have significant influence with respect to New Mount Logan’s business plans and policies. There can be no assurance that any such senior management individuals will continue to be associated with BCPA. The loss or reduction of the services of one or more such persons, including as a result of the death, disability or departure of one or more such persons, or to the extent any such persons do not dedicate sufficient time to Mount Logan, could have a material and adverse impact on the business or performance of New Mount Logan. In addition, such BCPA personnel have other responsibilities, including to BCPA, its clients and to other entities and organizations and, therefore, conflicts can be expected to arise in the allocation of investment opportunities and personnel and the management of time, services or functions. The fulfillment of such other responsibilities may not be in New Mount Logan’s best interests or in the best interest of New Mount Logan’s stockholders. In addition, BCPA and the BCPA Credit Affiliates are presently, and plan in the future to continue to be, involved with activities that are unrelated to or in direct conflict with those of New Mount Logan. As a result of these activities, BCPA, its officers and employees and the BCPA Credit Affiliates will have conflicts of interest in allocating their time between New Mount Logan and other activities in which they are or may become involved, including the management of funds advised by BCPA. The ability of BCPA and such personnel to access other resources for the benefit of New Mount Logan may be limited under certain circumstances. In addition, the success of New Mount Logan will depend to a significant extent on BCPA continuing to provide staffing, services and support to New Mount Logan pursuant to the arrangements described above. BCPA personnel, including New Mount Logan’s senior management that is shared with BCPA, will devote as much time to New Mount Logan as such individuals deem appropriate but that will not be the entirety of their time dedicated to business activities. See “Certain Relationships and Related Person Transactions of Mount Logan” for additional information.
New Mount Logan’s expected relationship with BCPA will result in significant actual and potential conflicts of interest that could impact New Mount Logan’s business.
As is the case with Mount Logan, New Mount Logan’s expected relationship with BCPA will result in significant actual and potential conflicts of interests. Addressing conflicts of interests (i) is complex, (ii) may result in New Mount Logan dedicating additional resources, incurring additional costs and implementing more administratively burdensome policies and procedures to address conflicts-related matters and (iii) may require New Mount Logan’s board of directors to spend considerable time analyzing and assessing conflicts-related matters. Such actions, together with the use of a special committee of disinterested directors or a board otherwise authorizing the disinterested directors to approve a transaction where actual or potential conflicts are present, may not result in terms that could otherwise be negotiated on an arm’s length basis between unrelated parties. New and different types of conflicts should be expected to arise in the future. BCPA and the BCPA Credit Affiliates engage in a broad range of business activities and have interests directly and indirectly in a wide range of enterprises. Such interests will conflict with and may adversely affect the performance and operations of New Mount Logan’s business. None of BCPA or the BCPA Credit Affiliates is generally restricted, relative to New Mount Logan, from engaging in any types of activities and accordingly, such activities are expected to compete with New Mount Logan. Moreover, in circumstances where New Mount Logan or a client of one of its subsidiaries is invested alongside any of the foregoing (including BCPA clients), conflicts will arise with respect to such holdings, which may create circumstances where different actions or decisions are made or taken with respect to New Mount Logan or such client of its subsidiary relative to BCPA or the BCPA Credit Affiliates, as the case may be. See “Certain Relationships and Related Person Transactions of Mount Logan” for additional information.
BCPA will be able to terminate the Staffing Agreement and Servicing Agreement upon 60 days’ written notice, and New Mount Logan, which is expected to have a limited number of employees, may not be able to find a suitable replacement for such services provided under those agreements within that time, resulting in a disruption in New Mount Logan’s operations, which could adversely affect New Mount Logan’s financial condition, business or results of operations.
New Mount Logan expects that BCPA will continue to provide it with staffing, administrative and other services that it has historically provided to Mount Logan pursuant to the arrangements that are described in more detail in the section titled “Certain Relationships and Related Person Transactions.” Pursuant to the terms of the Staffing Agreement and the Servicing Agreement, BCPA will have the right to terminate either agreement upon 60 days’ written notice. If BCPA terminates either agreement, it may be difficult to find replacement arrangements providing for similar expertise and the ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If replacement arrangements are not quickly identified, New Mount Logan’s business, results of operations and financial condition, together with New Mount Logan’s ability to pay distributions, are likely to be adversely affected and the value of New Mount Logan’s Common Stock may decline. In addition, the coordination of New Mount Logan’s management and administrative functions are likely to suffer if New Mount Logan is unable to identify and reach an agreement with a single institution having the expertise possessed by BCPA. Even if a comparable service provider or individuals performing such services are retained, their integration into New Mount Logan’s business and lack of familiarity with New Mount Logan’s business strategy may result in additional costs and time delays that may materially adversely affect New Mount Logan’s business, results of operations or financial condition.
BCPA’s liability is limited under the Servicing and Staffing Agreements, and New Mount Logan is required to indemnify BCPA against certain liabilities, which may lead BCPA to act in a riskier manner on New Mount Logan’s behalf than it would when acting for its own account.
Under the terms of the Staffing Agreement and the Servicing Agreement, as is the case for Mount Logan, BCPA will not assume any responsibility to New Mount Logan other than to render the services described in such agreements. Pursuant to the terms of such agreements, BCPA and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with BCPA will not be liable to New Mount Logan for their acts under such agreements, absent criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations. New Mount Logan will agree to indemnify, defend and protect BCPA and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with BCPA with respect to all damages, liabilities, costs and expenses arising out of or otherwise based upon the performance of any of BCPA’s duties or obligations under such agreements, and not arising out of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their duties and obligations under such agreements. These protections may lead BCPA to act in a riskier manner when acting on New Mount Logan’s behalf than it would when acting for its own account.
New Mount Logan’s financial condition and results of operations will depend in large part on BCPA’s ability to effectively support New Mount Logan’s business.
As is the case with Mount Logan, New Mount Logan’s ability to succeed in the future will depend on BCPA’s ability to effectively support New Mount Logan’s business, which depends, in turn, on BCPA’s ability to dedicate sufficient time and resources to New Mount Logan. Accomplishing execution of New Mount Logan’s business objectives on a cost-effective basis will depend in large part on BCPA’s ability to provide competent, attentive and efficient services and access to business opportunities through BCPA’s relationships. Even if New

Mount Logan is able to grow, any failure to manage that growth effectively could have a material and adverse effect on New Mount Logan’s business, financial condition, results of operations and prospects. The results of New Mount Logan’s operations will depend on many factors, including the availability of business opportunities, readily accessible funding alternatives in the financial markets and economic conditions. A number of entities compete with BCPA for business opportunities and some of those competitors are substantially larger and have considerably greater resources. In addition, New Mount Logan will compete with other entities that are managed by BCPA or the BCPA Credit Affiliates or in which BCPA or the BCPA Credit Affiliates have an interest. These competitive pressures could have a material and adverse effect on New Mount Logan’s business, financial condition or prospects. As a result of this competition, New Mount Logan can provide no assurance that it will be able to take advantage of attractive business opportunities that may arise from time to time.
Because New Mount Logan’s business model will depend upon relationships with various counterparties, the inability of BCPA to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect New Mount Logan’s business.
If BCPA fails to maintain its existing relationships, or develop new relationships, on which Mount Logan currently relies, and on which New Mount Logan will rely, to generate business opportunities, New Mount Logan may not be able to grow and its business could be materially and adversely impacted. In addition, entities and individuals with whom BCPA has relationships generally are not obligated to provide BCPA with business opportunities and, therefore, there is no assurance that such relationships will generate business opportunities for New Mount Logan.
Risks Related to Mount Logan’s Business – Asset Management
The asset management business is competitive.
The asset management business is competitive, with competition based on a variety of factors, including investment performance, business relationships, quality of service provided to clients, client liquidity and willingness to invest, fund terms (including fees), brand recognition and business reputation. New Mount Logan, through ML Management, will compete for prospective clients with a number of other asset managers, public and private funds, business development companies, interval funds and others. Numerous factors increase ML Management’s competitive risks, including:
•a number of ML Management competitors have greater financial, technical, marketing and other resources and more personnel than ML Management does;
•several of ML Management’s competitors have raised significant amounts of capital, and many of them have similar investment objectives to those of ML Management, which may create additional competition for prospective clients and investment opportunities;
•some of ML Management’s competitors may have a lower cost of capital and access to funding sources that are not expected to be available to ML Management, which may create competitive disadvantages for ML Management;
•some of ML Management’s competitors may be subject to less regulation and, accordingly, may have more flexibility to undertake and execute certain business or investments than ML Management does and/or bear less compliance expense than ML Management does;
•some of ML Management’s competitors may have better expertise or be regarded by prospective clients as having better expertise in a specific asset class or geographic region than ML Management does; and
•other industry participants may, from time to time, seek to recruit its investment professionals and other employees away from ML Management.

In addition, current or prospective clients of ML Management may negotiate for lower fees or more limited reimbursement requirements relating to expenses. Such economic terms may be less favorable, reducing ML Management’s financial opportunity from any such asset management activities.
These and other competitive pressures could adversely affect ML Management, which in turn may adversely impact New Mount Logan’s business, results of operations and financial condition.
Additionally, BCPA or the BCPA Credit Affiliates may establish one or more other asset management businesses, which may be competitive with ML Management and would lead to additional conflicts of interest. For example, individuals providing services to ML Management would likely be expected to provide similar services for any such new asset management business as well, and would face conflicts of interest in allocating time to the activities of ML Management and any such new asset management business. See the section “Certain Relationships and Related Person Transactions of Mount Logan” for additional information.
New Mount Logan may experience a decline in revenue associated with its asset management business for a variety of reasons.
Mount Logan’s asset management business derives, and New Mount Logan’s asset management business will derive, revenues from fees generated from advisory and other services such business provides.
Certain fees that ML Management may earn, such as origination, arranger, structuring and other similar fees, are driven in part by the pace at which ML Management sources investment opportunities. Any decline in such pace would reduce ML Management’s fee income from such sources. Likewise, any increase in the pace at which the clients ML Management manages exit investments would reduce origination, arranger, structuring and other similar fees to the extent additional investment opportunities are not available to redeploy all or a portion of the proceeds. New Mount Logan’s ability to maintain or grow these services, and the related fees ML Management will earn therefrom, will depend on a number of factors, some of which are outside New Mount Logan’s control, including conditions in the debt, equity or merger markets.
In addition, with respect to any clients that are funds regulated under the 1940 Act, each such fund’s investment management agreement must generally be re-approved annually by such fund’s board of directors or by the vote of a majority of the stockholders and the majority of the independent members of such fund’s board of directors. Moreover, as required by the 1940 Act, these contracts are terminable without penalty upon 60 days’ written notice. Because New Mount Logan, through ML Management, expects to receive management fees and other revenue from investment advisory agreements that are subject to the foregoing requirements, there can be no assurance that such agreements will remain in place, which could result in a loss of revenue.
If a client of ML Management performs poorly, ML Management may receive little or no performance fees, if applicable. In addition, poor performance may result in lower assets under management and a corresponding reduction in fee-related revenue. With respect to any private fund clients, if as a result of poor performance of later investments in a such a fund’s life, that fund does not achieve investment returns that exceed a specified return threshold for the life of the fund, ML Management could be obligated to repay the amount by which performance fees that were previously distributed to ML Management exceeds amounts to which ML Management is ultimately entitled.
New Mount Logan, through ML Management, is expected to receive collateral management fees pursuant to collateral management agreements for acting as the collateral manager of certain of the collateralized loan obligations (“CLOs”). If all the notes issued by one of the CLOs are redeemed, or if the collateral management agreement is otherwise terminated, ML Management will no longer receive collateral management fees from that CLO. In general, a collateral management agreement may be terminated both with and without cause at the direction of holders of a specified supermajority in principal amount of the notes issued by the CLO. Furthermore, such fees are based on the total amount of assets held by the CLO. If the assets held by the CLO are prepaid or go into default, ML Management will receive lower collateral management fees than expected or the collateral management fees may be eliminated. In addition, collateral management agreements typically provide that if certain over-

collateralization tests are failed, the collateral management agreement may be terminated by a vote of the security holders, which would result in ML Management’s loss of management fees from these CLOs.
In each instance, a decrease in the fees received by ML Management from its asset management activities will lead to a decrease in revenues and may have a materially adverse impact on New Mount Logan’s business and results of operations. The historical performance of Mount Logan’s asset management business should not be considered indicative of the future performance, which may vary considerably from historical performance.
New Mount Logan may be subject to focus by certain current or prospective clients or other stakeholders on environmental, social and governance matters.
Certain current or prospective clients, regulators and other stakeholders are increasingly focused on sustainability matters, such as climate change and environmental stewardship, human rights, support for local communities, corporate governance and transparency, or other environmental- or social-related areas. Certain stakeholder groups have increased their activism and scrutiny of asset managers’ approaches to considering sustainability matters as part of their investment management decision making. Moreover, a growing number of states having enacted or proposed policies or legislation or have engaged in related litigation regarding sustainability matters. Increased focus and activism related to sustainability matters may constrain New Mount Logan’s asset management-related business opportunities or otherwise negatively impact New Mount Logan’s prospects or results of operations.
Growing interest on the part of various stakeholders, including regulators, in sustainability factors and increased demand for, and scrutiny of, asset managers’ sustainability-related disclosure, have also increased the risk that asset managers could be perceived as, or accused of, making inaccurate or misleading statements regarding these matters. The occurrence of any of the foregoing could have a material and adverse impact on New Mount Logan’s business and could lead to inquiries, investigations, or lawsuits.
Additionally, New Mount Logan’s business could be adversely affected if it fails to comply with applicable sustainability regulations. If regulators enact new rules, it may materially and adversely affect New Mount Logan in various ways, including the incurrence of significant compliance costs and an increase in the risk of litigation and regulatory action.
Valuations for illiquid assets under management entail significant complications.
The value of any illiquid investments held by entities ML Management manages will generally be based on estimates of fair value as of the date of determination based on third-party valuations or models, or, in some cases, models developed by New Mount Logan. Because these valuations are inherently uncertain, they may fluctuate greatly from period to period. Also, they may vary greatly from the prices that would be obtained if the assets were to be liquidated on the date of the valuation. In addition, if any such illiquid investments are in industries or sectors that are unstable, in distress, or undergoing some uncertainty, such investments will be subject to rapid changes in value caused by sudden company-specific or industry-wide developments.
If realized values are significantly lower than the estimated value, there could be a decline in ML Management’s management fees (particularly expected performance fees, if any). If actual asset values turn out to be materially different compared to those determined by the valuations described above, clients could lose confidence in ML Management which could, in turn, negatively impact New Mount Logan’s business, operations and financial results.
New Mount Logan, through ML Management, may only manage a limited number of funds and investments.
New Mount Logan, through ML Management, may only manage a limited number of funds or products, and each fund or product may participate in a limited number of investments. Such investments may be concentrated within relatively few industries, sectors, countries or regions. Such investments may be exposed to one or more common or systemic risks as result. The performance of New Mount Logan’s asset management business may be negatively affected by the unfavorable performance of a limited subset of funds or products or a small group or type of investments. Any such unfavorable performance may have a material adverse effect on New Mount Logan’s business, operations and financial results.
Risks Related to the Business – Insurance
New Mount Logan’s insurance business will be heavily regulated and changes in regulation could reduce New Mount Logan’s profitability.
As is the case with Mount Logan, New Mount Logan’s insurance and reinsurance subsidiary will be Ability, which is highly regulated by insurance regulators in the United States and changes in regulations affecting the Ability’s insurance business may reduce New Mount Logan’s profitability and limit its growth. Ability operates in 42 U.S. states and the District of Columbia. The insurance and reinsurance industry are generally heavily regulated and Ability’s operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. The laws and regulations of the jurisdictions in which Ability operates may require Ability to, among other things, maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of its financial condition, and restrict payments of dividends and distributions of capital. Ability is also subject to laws and regulations that may restrict its ability to write insurance and reinsurance policies, make certain types of investments and distribute funds. With respect to investments, Ability must comply with applicable regulations regarding the type and concentration of investments it may make. These restrictions are set forth in investment guidelines that ML Management must comply with when providing investment management to Ability. These restrictions may limit Ability’s capacity to invest and ML Management’s ability to earn fees on those investments. In addition, Ability is subject to laws and regulations governing affiliate transactions. The investment management agreement between ML Management and Ability was approved by applicable insurance regulators, and any changes of such agreement, including with respect to fees, must receive applicable approval.
In connection with the conduct of Ability’s insurance and reinsurance business, it is crucial that Ability establish and maintain good working relationships with the various regulatory authorities having jurisdiction over its business. If those relationships and that reputation were to deteriorate, Ability’s business could be materially adversely affected. For example, Ability requires various consents and approvals from its regulators, both with respect to transactions Ability enters into and in the ordinary course of the conduct of its business. If Ability fails to maintain good working relationships with its regulators, it may become more difficult or impossible for Ability to obtain those consents and approvals, either on a timely basis or at all.
Regulations applicable to Ability and interpretations and enforcement of such regulations may change. Insurance regulators have increased their scrutiny of the insurance regulatory framework in the United States. Ability is unable to predict whether, when or in what form legislators will enact legislative and regulatory changes, and Ability cannot provide any assurances that more stringent restrictions will not be adopted from time to time in jurisdictions in which Ability conducts business.
The cost of compliance with existing laws and regulations is high and the cost of compliance with any new regulatory requirements could have a significant and negative effect on Ability’s business. Ability may not be able to comply fully with, or obtain desired exemptions from, any such new laws and regulations that govern the conduct of Ability’s business. Failure to comply with, or to obtain desired authorizations and/or exemptions under, any applicable laws could result in restrictions on Ability’s capacity to do business or undertake activities that are regulated in one or more of the jurisdictions in which Ability operates, could impact Ability’s potential growth and could subject Ability to fines and other sanctions. In addition, changes in the laws or regulations to which Ability is subject, or in the interpretations thereof by enforcement or regulatory agencies, could have a material adverse effect on Ability’s business, results of operations and financial condition.
Ability operates in a highly competitive industry that includes a number of companies, many of which are larger and more well-known, which could limit Ability’s capacity to increase or maintain market share and/or margins.

Ability operates in highly competitive markets and competes with large and small industry participants. Ability faces intense competition, based upon price, terms and conditions, relationships with distribution partners and other clients, quality of service, capital and perceived financial strength (including independent rating agencies’ ratings), technology, innovation, ease of use, capacity, product breadth, reputation and experience, brand recognition and claims processing.
Ability’s competitors include other insurers, reinsurers and other financial institutions that offer investment products. Many of Ability’s competitors are large and well-established, and some have greater market share or breadth of distribution, assume a greater level of risk while maintaining financial strength ratings, or have higher financial strength, claims-paying or credit ratings than Ability does or benefit, by offering various lines of insurance, from diversification of risks and possible positive impacts on capital requirements.
Ability’s competitors may also have lower operating costs than Ability, which may allow them to price insurance products, reinsurance solutions or acquisitions more competitively. Furthermore, Ability may face greater operational complexity when compared to competitors who offer a more limited range of products due to the breadth of Ability’s product offering.
The reinsurance industry is highly competitive, and Ability encounters significant competition in all lines of business from other reinsurance companies, as well as competition from other providers of financial services. Ability’s competitors vary by geographic market, and many of Ability’s competitors have greater financial resources than Ability does. Ability’s capacity to compete depends on, among other things, pricing and other terms and conditions of reinsurance agreements, Ability’s capacity to maintain strong financial strength ratings, and Ability’s service and experience in the types of business that Ability underwrites.
The insurance and reinsurance industries are subject to ongoing changes from market pressures brought about by customer demands, changes in law, changes in economic conditions such as interest rates and investment performance, technological innovation, marketing practices and new providers of insurance and reinsurance solutions. Failure to anticipate market trends or to differentiate Ability’s products and services may affect Ability’s capacity to grow or maintain its current position in the industry. A failure by the insurance industry to meet evolving consumer demands, including demands to address disparate impacts that may exist against certain groups in insurers’ underwriting and sales models, could adversely affect the insurance industry and Ability’s operating results. Similarly, Ability’s failure to meet the changing demands of its insurance company clients through innovative product development, effective distribution channels and investments in technology could negatively impact its financial performance over the long-term. Additionally, Ability’s failure to adjust its strategies in response to changing economic conditions could impact its competitive position and have a material adverse effect on its business, financial condition and results of operations.
Because of the highly competitive nature of the insurance industry, there can be no assurance that Ability will maintain or grow its market share, continue to identify attractive opportunities in either the individual or institutional markets, or that competitive pressure will not have a material adverse effect on Ability’s business, results of operations and financial condition.
Additionally, BCPA or the BCPA Credit Affiliates are likely to establish one or more other reinsurance businesses, which may be competitive with Ability and would lead to additional conflicts of interest. For example, individuals providing services to Ability would likely be expected to provide similar services for any such new reinsurance business as well, and would face conflicts of interest in allocating time to the activities of Ability and any such new reinsurance business. See the section “Certain Relationships and Related Person Transactions of Mount Logan” for additional information.
Differences between Ability’s policyholder behavior estimates, reserve assumptions and actual claims experience, in particular with respect to the timing and magnitude of claims and surrenders, may adversely affect Ability’s results of operations or financial condition.

Ability holds reserves to pay future policy benefits and claims. Ability’s reserves are estimated based on data and models that include many assumptions and projections, which are inherently uncertain and involve significant judgment, including assumptions as to the levels and/or timing of receipt or payment of premiums, benefits, claims, expenses, interest credits, investment results (including equity and other market returns), mortality, morbidity, longevity and persistency.
While Ability periodically reviews the adequacy of its reserves and the assumptions underlying those reserves, Ability cannot determine with precision the amounts that Ability will pay for, or the timing of payment of, actual benefits, claims and expenses or whether the assets supporting policy liabilities, together with future premiums, will grow to the level assumed prior to the payment of benefits or claims. For Ability’s reinsurance of fixed-rate annuities, reserves are equal to policyholder account balances before applicable surrender charges, and lapse, surrender rates and persistency assumptions are important assumptions used in calculating these reserves and drivers of profitability with respect to these products. Advances in technology, including predictive medical technology that enables consumers to select products better matched to their individual longevity or mortality risk profile and other medical breakthroughs that extend lives, could cause Ability’s future experience to deviate significantly from actuarial assumptions, which could significantly impact the level of reserves and profitability. The resulting acceleration of expense amortization, reduced spread or increased payments could have a material adverse effect on Ability’s business, financial condition and results of operations.
If actual experience differs significantly from assumptions or estimates, certain balances included in Ability’s balance sheet may not be adequate, particularly deferred acquisition costs, policy reserves and other actuarial balances. If Ability concludes that its reserves, together with future premiums, are insufficient to cover future policy benefits and claims, Ability would be required to increase its reserves and incur income statement charges for the period in which it makes the determination, which could have a material adverse effect on Ability’s business, financial condition and results of operations. An increase in the statutory reserves of Ability may negatively affect liquidity and capitalization.
Estimates used in the preparation of financial statements and models for insurance products may differ materially from actual experience.
U.S. GAAP requires the application of accounting guidance and policies that often involve a significant degree of judgment when accounting for insurance products. These estimates include, but are not limited to, premium persistency, future policy benefits and related expenses, valuation of embedded derivatives, valuation and impairment of investments and amortization of deferred revenues and expenses, and the valuation and impairment of goodwill recognized in accordance with the acquisition of Ability. These accounting estimates require the use of assumptions, some of which are highly uncertain at the time of estimation. These estimates are based on judgment, current facts and circumstances and, when applicable, internally developed models. Therefore, actual results could differ from these estimates, possibly in the near term. Inaccuracies could result in, among other things, an increase in policyholder benefit reserves or acceleration of the amortization of deferred revenues and expenses, which would result in a charge to earnings, a restatement of Ability’s historical financial statements or other material adjustments. Additionally, the potential for unforeseen developments, including changes in laws, regulations or accounting standards, may result in losses and loss expenses materially different from the reserves initially established.
In addition, Ability employs models to price products, calculate reserves and value assets, as well as evaluate risk and determine capital requirements, among other uses. These models rely on estimates and projections that are inherently uncertain, may use incomplete, outdated or incorrect data or assumptions and may not operate properly. As Ability’s business continues to expand and evolve, the number and complexity of models it employs has grown, increasing exposure to error in the design, implementation or use of models, including the associated data input, controls and assumptions, and the controls in place to mitigate their risk may not be effective in all cases.
Ability’s historical growth rates may not be indicative of its future growth, and Ability may not be able to identify attractive insurance markets, reinsurance opportunities or investments with returns that are as favorable as Ability’s historical returns and grow new business volumes at historical levels.

Ability’s historical growth rates may not reflect its future growth rates. While Ability anticipates that it will continue to grow by deepening existing and adding new distribution relationships in Ability’s individual market, pursuing attractive reinsurance opportunities and expanding its funding agreement business in the institutional market, taking advantage of investment opportunities to support Ability’s growth, developing new products and entering new markets, Ability may not be able to identify opportunities to do so. With future growth, there can be no guarantee that Ability’s net underwriting return will be as favorable as its historic returns. Weaker margins may challenge Ability’s capacity to grow profitably or at the returns targeted. Further, in order to maintain or increase investment returns, it may be necessary to expand the scope of Ability’s investing activities to asset classes in which Ability historically has not invested, which may increase the risk of Ability’s investment portfolio. If Ability is unable to find profitable growth opportunities, it will be more difficult for Ability to continue to grow, and could negatively affect its results of operations and financial condition.
Interest rate fluctuations could negatively affect the income Ability derives from the difference between the interest rates it earns on its investments and interest it pays under its reinsurance contracts.
Significant changes in interest rates expose reinsurance companies to the risk of reduced investment income or actual losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts. Both rising and declining interest rates can negatively affect the income Ability derives from these interest rate spreads. During periods of rising interest rates, Ability may be contractually obligated to reimburse its clients for the greater amounts they credit on certain interest-sensitive products. However, Ability may not have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates on its reinsurance contracts. During periods of falling interest rates, Ability’s investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. Ability may not be able to fully offset the decline in investment earnings with lower crediting rates on underlying annuity products related to certain of its reinsurance contracts. Ability’s asset/liability management programs and procedures may not reduce the volatility of its income when interest rates are rising or falling, and thus Ability cannot assure you that changes in interest rates will not affect its interest rate spreads. Changes in interest rates may also affect Ability’s business in other ways. Higher interest rates may result in increased surrenders on interest-based products of Ability’s clients, which may affect its fees and earnings on those products. Lower interest rates may result in lower sales of certain insurance and investment products of Ability’s clients, which would reduce the demand for its reinsurance of these products. If interest rates remain low for an extended period, it may adversely affect Ability’s cash flows, financial condition and results of operations.
Ability faces risks associated with business it reinsures and business it cedes to reinsurers and which could cause a material adverse effect on Ability’s business, results of operations and financial condition.
As part of Ability’s overall risk management strategy, it cedes business to other insurance companies through reinsurance. Ability’s inability to collect from its reinsurers (including reinsurance clients in transactions where Ability reinsures business net of ceded reinsurance) on its reinsurance claims could have a material adverse effect on Ability’s business, results of operations and financial condition. Although reinsurers are liable to Ability to the extent of the reinsurance coverage it acquires, Ability remains primarily liable as the direct insurer on all risks that it writes; therefore, Ability’s reinsurance agreements do not eliminate its obligation to pay claims. As a result, Ability is subject to the risk that it may not recover amounts due from reinsurers. The risk could arise primarily in two situations: (i) Ability’s reinsurers may dispute some of its reinsurance claims based on contract terms, and, as a result, Ability may receive partial or no payment; or (ii) Ability’s reinsurers may default on their obligations. While Ability may manage these risks through transaction-related diligence, contract terms, collateral requirements, hedging, and other oversight mechanisms, Ability’s efforts may not be successful. A reinsurer’s insolvency, or its inability or unwillingness to make payments due to Ability under the terms of the relevant reinsurance agreements, could have a material adverse effect on Ability’s business, results of operations and financial condition.
Ability also bears the risk that the companies that reinsure its mortality risk on a yearly renewable term, where the reinsurer may reset the premium and other terms each year, increase the premiums they charge to levels Ability deems unacceptable. If that occurs, Ability will either need to pay such increased premiums, which will affect margins and financial results, or alternatively, Ability will need to limit or potentially terminate reinsurance, which will increase the risks that Ability retains.
Conversely, Ability assumes liabilities from other insurance companies. Changes in the ratings, creditworthiness or market perception of such ceding companies or in the administration of policies reinsured to Ability could cause policyholders of contracts reinsured to Ability to surrender or lapse their policies in unexpected amounts. In addition, to the extent such ceding companies do not perform their obligations under the relevant reinsurance agreements, Ability may not achieve the results intended and could suffer unexpected losses. In either case, Ability has exposure to reinsurance clients, which could materially and adversely affect Ability’s business, financial condition, results of operations and cash flows.
The determination of the amount of impairments and allowances for credit losses recognized on Ability’s investments is highly subjective and could materially affect its results of operations or financial condition.
The determination of the amount of impairments and allowances for credit losses is based upon Ability’s periodic evaluation and assessment of known and inherent risks associated with the respective asset class and the specific investment being reviewed. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in allowances and impairments in its financial results as such evaluations are revised. Impairments result in a non-cash charge to earnings during the period in which the impairment charge is taken. Changes in allowances for credit losses can result in either a charge or credit to earnings.
For example, an allowance is recognized on Ability’s fixed maturity securities when the fair value of the security is less than its amortized cost basis and credit related losses are deemed to have occurred. The determination of the allowance requires assessment of the security’s expected future cash flows, which depend on a variety of macroeconomic factors and security-specific considerations. Similarly, the determination of the allowance on Ability’s mortgage and other loan receivables requires an assessment of expected credit losses that considers current, historical and forecasted macroeconomic data and loan-specific factors. As expectations change based on macroeconomic data and individual investment considerations, the associated allowance for credit losses can be adjusted, up or down.
There can be no assurance that management has accurately determined the amount of impairments and allowances for credit losses recognized in New Mount Logan’s financial statements and their potential impact on regulatory capital. Furthermore, additional impairments and allowance provisions may be taken in the future.
Ability’s liabilities for insurance products may prove to be inadequate, requiring Ability to increase liabilities which results in reduced net income and shareholders’ equity.
Liabilities for insurance products are calculated based on numerous assumptions including, but not limited to, investment yields, mortality, morbidity, withdrawals, lapses, cash flow assumptions and discount rates. Such assumptions are based on Ability’s experience, and in cases of limited experience, industry experience. Such assumptions also consider future expectations in policyholder behavior that may vary from past experience.
Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in life expectancy, regulatory actions, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities Ability establishes are necessarily based on estimates, assumptions, industry data and prior years’ statistics. Ability’s financial performance depends significantly upon the extent to which Ability’s actual claims experience and future expenses are consistent with the assumptions Ability used in setting its reserves. If Ability’s future claims are higher than its assumptions, and Ability’s reserves prove to be insufficient to cover Ability’s actual losses and expenses, Ability would be required to increase Ability’s liabilities, and this could have a material adverse effect on Ability’s results of operations and financial condition.
Ability is subject to regulatory capital requirements in the United States.

Ability’s business is subject to external capital requirements in the United States, as required by Nebraska statute. Regulatory capital requirements for Ability are determined in accordance with guidelines issued by the National Association of Insurance Commissioners (“NAIC”). The risk-based capital ratio (“RBC”) requirement is a statutory minimum level of capital that is based on two factors: an insurance company’s size, and the inherent riskiness of its financial assets and operations. That is, Ability must hold capital in proportion to its risk. Under those requirements, the amount of statutory capital and surplus maintained by an insurance company is to be determined based on the various risk factors related to it. The minimum RBC ratio for Ability is 200% and Ability must have a ratio in excess of 300% to be able to write new business. Ability’s RBC ratio is tested annually at the end of Ability’s financial year and was in excess of the minimum requirement as of December 31, 2024. From time to time during a particular financial year, Ability may take steps to increase its RBC ratio to ensure it remains above the minimum requirement or exceeds the ratio required to write new business, which steps may include, among other things, securing additional funding. Failure to meet or exceed the regulatory capital requirements issued by NAIC could significantly limit Ability’s ability to write new business.
Ability will face risks associated with credit.
The assets and other debt securities in which Ability will invest, including mortgage loans, are subject to credit and liquidity risk. Any loan investment may become a defaulted obligation for a variety of reasons, including non-payment of principal or interest, as well as covenant violations by the borrower in respect of the underlying loan documents. A defaulted loan may become subject to either substantial workout negotiations or restructuring, which may entail, among other things, a substantial reduction in the interest rate, a substantial write-down of principal, and a substantial change in the terms, conditions and covenants with respect to such defaulted loan. In addition, such negotiations or restructuring may be extensive and protracted over time, and therefore may result in substantial uncertainty with respect to the ultimate recovery on such defaulted loan. In addition, substantial costs in such situations may be imposed on Ability, further affecting the value of the investment. The liquidity in defaulted loans may also be limited, and to the extent that defaulted loans are sold, it is highly unlikely that the proceeds from such sale will be equal to the amount of unpaid principal and interest thereon, which would adversely affect New Mount Logan’s financial condition and consequently, the market value of shares of New Mount Logan Common Stock.
Ability will face due diligence risks.
The due diligence process undertaken by Ability in connection with investments that it expects to make or wishes to make, may not reveal all relevant facts in connection with an investment. Before making investments, Ability will conduct due diligence investigations that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence investigations, Ability may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence investigations and making an assessment regarding an investment, Ability relies on resources available, including information provided by the target of the investment and, in some circumstances, third party investigations. The due diligence investigations that are carried out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary.
Ability faces risks from borrower clients.
Each borrower client is also subject to risks which affect its financial condition. As Ability is not privy to all aspects of its clients’ businesses, it is impossible to predict exactly what risks borrowers will face. Nonetheless, typical risks include the following: (i) the success of Ability’s borrowers may depend on the management talents and efforts of certain key persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse effect on a borrower; (ii) borrowers may require additional working capital to carry out their business activities and to expand their businesses. If such working capital is not available, or is not available on beneficial terms, the financial performance and development of the businesses of the borrowers may be adversely affected; (iii) damage to the reputation of the borrowers’ brands could negatively impact consumer opinion of those businesses or their related products and services, which could have an adverse effect on their business; (iv) borrowers may face competition, including competition from companies with greater financial or other resources, more extensive development, manufacturing, marketing, and other capabilities. There can be no assurance that Ability’s borrower clients will be able to successfully compete against their competitors or that such competition will not have a material adverse effect on their businesses; (v) borrowers may experience reduced revenues from the loss of one or more customers representing a high percentage of their revenues; (vi) borrowers may experience reduced revenues due to an inability to meet regulatory requirements, or may experience losses of revenues due to unforeseeable changes in regulations imposed by various levels of government; (vii) borrowers may rely on government or other subsidy programs for revenue or profit generation, and changes to or elimination of such programs may have an adverse effect on the borrower; and (viii) borrowers may derive some of their revenues from foreign sources and may experience negative financial results based on foreign exchange losses, hedging costs or foreign investment restrictions.
Ability faces risks from prepayments by borrower clients.
Certain of Ability’s investments may be prepayable by the borrowers, subject to prepayment penalties. Ability is unable to predict if or when a borrower will make a prepayment. Typically, a borrower’s decision to prepay depends on its continued positive economic performance and the existence of favorable financing market conditions that permit the borrower to replace its existing financing with less expensive capital. As market conditions change frequently, it is difficult to predict if or when a borrower may deem market and business conditions to be favorable for prepayment. Prepayment by a borrower may have the effect of reducing the achievable yield of the loan to a level below that which was anticipated by Ability. Such a reduction may occur when Ability is unable to invest the funds prepaid by the borrower in other transactions with an expected yield greater than or equal to the yield Ability expected to receive from the prepaying borrower.
Ability faces risk of default by and bankruptcy of a borrower client.
A borrower’s failure to satisfy its borrowing obligations, including any covenants imposed by Ability, could lead to defaults and the termination of the borrower’s loans and enforcement against its assets. In order to protect and recover its investments, Ability may be required to bear significant expenses (including legal, accounting, valuation and transaction expenses) to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting borrower. In certain circumstances, a borrower’s default under one loan could also trigger cross-defaults under other agreements and jeopardize that borrower’s ability to meet its obligations under a loan agreement it may have with Ability.
Second priority liens on collateral securing debt investments that Ability makes may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and Ability.
Certain debt investments that Ability makes may be secured on a second priority basis by the same collateral securing first priority debt of such companies. The first priority liens on the collateral will secure the portfolio corporation’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by Ability under the agreements governing the loans. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before Ability. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the debt obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the debt obligations secured by the second priority liens, then Ability, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.
The rights Ability may have with respect to the collateral securing the debt investments it makes with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that

Ability enters into with the holders of senior debt. Under such an intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. Ability may not have the ability to control or direct such actions, even if its rights are adversely affected.
Ability is subject to additional risks associated with investments in the form of loan participation interests.
Ability invests in loan participation interests in which another lender or lenders share with it the rights, obligations and benefits of a loan made by an originating lender to a borrower. Accordingly, Ability will not be in privity of contract with a borrower because the other lender or participant is the record holder of the loan and, therefore, Ability will not have any direct right to any underlying collateral for the loan. These loan participations may be senior, pari passu or junior to the interests of the other lender or lenders in respect of distributions from the loan. Furthermore, Ability may not be able to control the pursuit of any rights or remedies under the loan, including enforcement proceedings in the event of default thereunder. In certain cases, the original lender or another participant may be able to take actions in respect of the loan that are not in Ability’s best interests. In addition, in the event that (1) the owner of the loan participation interest does not have the benefit of a perfected security interest in the lender’s rights to payments from the borrower under the loan or (2) there are substantial differences between the terms of the loan and those of the applicable loan participation interest, such loan participation interest could be recharacterized as an unsecured loan to a lender that is the record holder of the loan in such lender’s bankruptcy, and the assets of such lender may not be sufficient to satisfy the terms of such loan participation interest. Accordingly, Ability may face greater risks from loan participation interests than if it had made loans directly to the borrowers.
Ability faces risk on the collateral securing Ability’s loans.
Where the loans provided by Ability are secured by a lien on specified collateral of the borrower (particularly inventory, receivables and tangible fixed assets), there is no assurance that Ability will have obtained or properly perfected its liens, or that the value of the collateral securing any particular loan will protect Ability from suffering a partial or complete loss if the loan becomes non-performing and Ability moves to enforce against the collateral. In such event, New Mount Logan could suffer losses that could have a material adverse effect. In addition, during its underwriting process, Ability will make an estimate of the value of the collateral. A decrease in the market value of collateral assets at a rate greater than the rate projected by Ability may adversely affect the current realization values of such collateral. The degree of realization risk varies by the business of the borrower and the nature of the security.
Ability may not be able to exercise control over borrower clients.
Ability will not always be in a position to exercise control over its borrower clients or prevent decisions by the management or shareholders of a borrower that may affect the fair value of an Ability loan, or otherwise affect the ability of the borrower to repay its obligations to Ability. Furthermore, Ability does not intend to take significant equity positions in its borrower clients. The lack of liquidity of debt positions that Ability will typically hold in its borrower clients results in the risk that Ability may not be able to dispose of its exposure to the borrower in the instance where a borrower is underperforming. This could have a material adverse effect on New Mount Logan.
Ability faces risks related to securities of borrower clients.
Ability anticipates lending to both public and private companies, which may include bonus features granting Ability securities of the client. The securities issued by private companies will be subject to legal and other restrictions on resale or will be otherwise less liquid than publicly traded securities. To the extent Ability receives any form of securities issued by private companies, it may be difficult for Ability to dispose of such holdings if the need arises. Furthermore, if Ability is required to liquidate all or a portion of the securities it holds in an illiquid company, it may realize significantly less than the value at which it had previously recorded its holdings. In addition, Ability may face restrictions imposed by U.S. securities laws on its ability to liquidate or otherwise trade in securities of a borrower client, including, where Ability obtains material non- public information regarding such borrower.
Use of leverage and changes in interest rates may affect Ability’s cost of capital and net investment income.
Since Ability may from time to time use debt to finance a portion of its investments, its net investment income will depend, in part, upon the difference between the rate at which it borrows funds and the rate at which it invests those funds. As a result, New Mount Logan can offer no assurance that a significant change in market interest rates will not have a material adverse effect on Ability’s net investment income. In periods of rising interest rates when Ability has debt outstanding, Ability’s cost of funds will increase, which could reduce its net investment income. Ability expects that its long-term fixed-rate investments will be financed primarily with equity and long-term debt. Ability may use interest rate risk management techniques in an effort to limit its exposure to interest rate fluctuations. These activities may limit Ability’s capacity to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on New Mount Logan’s business, financial condition and results of operations.
The ability of Ability to service any future outstanding debt depends largely on its financial performance and is subject to prevailing economic conditions and competitive pressures. The amount of leverage that Ability will employ at any particular time will depend on its assessments of market and other factors at the time of any proposed borrowing. As a result of Ability’s use of leverage: (i) shares of New Mount Logan Common Stock may be exposed to incremental risk of loss and a decrease in the value of Ability’s loan portfolio would have a greater negative impact on the value of shares of New Mount Logan Common Stock if Ability did not use leverage; (ii) adverse changes in interest rates could reduce or eliminate the incremental income New Mount Logan receives from the proceeds of any leverage; (iii) Ability and, indirectly, New Mount Logan’s shareholders, will bear the entire cost of paying interest and repaying any borrowed funds; (iv) New Mount Logan’s ability to pay dividends on its common shares may be restricted by covenants or other restrictions imposed by Ability’s lenders; (v) Ability’s ability to amend its organizational documents or other agreements may be restricted if such amendments would result in a material adverse effect on its lenders; and (vi) Ability may, under some circumstances, be required to dispose of its assets under unfavorable market conditions in order to maintain its leverage, thus causing New Mount Logan to recognize a loss that might not otherwise have occurred. The extent to which the gains and losses associated with leveraged investing are increased will generally depend on the degree of leverage employed.
Risks Relating to 180 Degree Capital

Investing in 180 Degree Capital’s securities involves a number of significant risks. In addition to the other information contained in this joint proxy statement/prospectus, a 180 Degree Capital shareholder should carefully consider the following information before making an investment in 180 Degree Capital’s securities. The risk factors described below are the principal risk factors associated with an investment in 180 Degree Capital’s securities, as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to 180 Degree Capital's. In addition, the risk factors described below also describe the special risks of investing in a registered closed-end fund (“CEF”), including the risks associated with investing in a portfolio that includes small and developing or financially troubled businesses and/or thinly traded publicly traded securities of small publicly traded companies. Although the risks described below represent 180 Degree Capital’s material risks, they are not the only risks 180 Degree Capital faces. Additional risks and uncertainties not presently known to 180 Degree Capital, or not presently deemed material by it, might also impair 180 Degree Capital’s operations and performance. If any of the following events occur, 180 Degree Capital’s business, financial condition and results of operations could be materially and adversely affected. In such case, 180 Degree Capital’s net asset value and the trading price of TURN Common Shares could decline, and a 180 Degree Capital shareholder may lose all or part of his or her investment. If the Business Combination is completed, 180 Degree Capital is expected to deregister as an investment company under the 1940 Act and TURN Common Shares will no longer be listed on Nasdaq (for additional information, see “The Mergers – Deregistration and Delisting of 180 Degree Capital”), and thereafter, certain of the risks identified below relating to 180 Degree Capital’s status as an investment company under the 1940 Act and an investment in TURN Common Shares and the rights and other features of TURN Common Shares may no longer be applicable.
180 Degree Capital’s shares of common stock are trading at a discount to net asset value and may continue to do so in the future.

Shares of closed-end investment companies have frequently traded at a market price lower than the net asset value attributable to those shares. In part due to adverse economic conditions and increasing pressure within the financial sector, of which 180 Degree Capital is a part, TURN Common Shares have traded below 180 Degree Capital’s net asset value per share consistently since 2011. TURN Common Shares may continue to trade at a discount to net asset value in the future. The possibility that 180 Degree Capital’s shares of common stock may trade at a discount from net asset value over the long term is separate and distinct from the risk that 180 Degree Capital’s net asset value will decrease. 180 Degree Capital cannot predict whether TURN Common Shares will trade above, at, or below 180 Degree Capital’s net asset value. On December 31, 2024, TURN Common Shares closed at $3.67 per share, a discount of $0.97, or 20.9 percent, to 180 Degree Capital’s net asset value per share of $4.64 as of December 31, 2024. Should the proposed Business Combination be completed, New Mount Logan would be an operating company that does not report net asset value per share, and therefore the price per share of New Mount Logan Common Stock would not be measured based on a discount or premium to a net asset value per share.

Regulations governing 180 Degree Capital’s operation as a registered CEF may limit 180 Degree Capital’s ability to raise additional capital, as well as the way in which it does so, which could have a material adverse impact on 180 Degree Capital’s liquidity, financial condition and results of operations.

180 Degree Capital’s business in the future may require a substantial amount of capital. It may acquire additional capital from the issuance of senior securities (including debt and preferred stock), the issuance of additional TURN Common Shares or from securitization transactions. However, it may not be able to raise additional capital in the future on favorable terms, or at all. Additionally, 180 Degree Capital may only issue senior securities up to the maximum amount permitted by the 1940 Act. The 1940 Act permits 180 Degree Capital to issue senior securities only in amounts such that 180 Degree Capital’s asset coverage, as defined in the 1940 Act, equals at least 300 percent after such issuance or incurrence. If 180 Degree Capital’s assets decline in value and it fails to satisfy this test, 180 Degree Capital may be required to liquidate a portion of its investments and repay a portion of 180 Degree Capital’s indebtedness at a time when such sales or repayment may be disadvantageous, which could have a material adverse impact on 180 Degree Capital’s liquidity, financial condition and results of operations.

•Senior Securities. As a result of issuing senior securities, 180 Degree Capital would also be exposed to typical risks associated with leverage, including an increased risk of loss. If 180 Degree Capital issued preferred securities, such securities would rank “senior” to common stock in 180 Degree Capital’s capital structure, resulting in preferred shareholders having separate voting rights and possibly rights, preferences or privileges more favorable than those granted to holders of TURN Common Shares. Furthermore, the issuance of preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for TURN Common Shares or otherwise be in common shareholders’ best interest.

•Additional Common Stock. The 180 Degree Capital Board may decide to issue common stock to finance 180 Degree Capital’s operations rather than issuing debt or other senior securities. As a CEF, 180 Degree Capital is generally not able to issue TURN Common Shares at a price below net asset value without first obtaining the required approvals from 180 Degree Capital’s shareholders and 180 Degree Capital’s independent directors. In any such case, the price at which 180 Degree Capital’s securities are to be issued and sold may not be less than a price that, in the determination of the 180 Degree Capital Board, closely approximates the market value of such securities at the relevant time. 180 Degree Capital may also make rights offerings to its shareholders at prices per share less than the net asset value per share, subject to the requirements of the 1940 Act. If 180 Degree Capital raises additional funds by issuing more common stock or senior securities convertible into, or exchangeable for, TURN Common Shares, the percentage ownership of 180 Degree Capital’s shareholders at that time would decrease, and such shareholders may experience dilution.

180 Degree Capital had no senior securities outstanding as of March 31, 2025, and it does not have any plans to issue senior securities prior to Closing. At Closing, shareholders of 180 Degree Capital will own shares of New Mount Logan Common Stock, and New Mount Logan will not be subject to the asset coverage requirements of the 1940 Act.

180 Degree Capital is a non-diversified investment company within the meaning of the 1940 Act, and, therefore, is not limited with respect to the proportion of 180 Degree Capital’s assets that may be invested in securities of a single issuer.

180 Degree Capital is classified as a non-diversified investment company within the meaning of the 1940 Act, which means that it is not limited by the 1940 Act with respect to the proportion of 180 Degree Capital’s assets that it may invest in securities of a single issuer. To the extent that 180 Degree Capital assumes large positions in the securities of a small number of issuers, 180 Degree Capital’s net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. It may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. 180 Degree Capital does not have fixed guidelines for diversification, and therefore 180 Degree Capital’s investments could be concentrated in relatively few portfolio companies.

When 180 Degree Capital is a debt or minority equity investor in a portfolio company, 180 Degree Capital is often not in a position to exert influence on the entity, and other equity holders and management of the company may make decisions that could decrease the value of 180 Degree Capital’s portfolio holdings.
When 180 Degree Capital makes debt or minority equity investments, it is subject to the risk that a portfolio company may make business decisions with which it disagrees, and the other equity holders and management of such company may take risks or otherwise act in ways that do not serve 180 Degree Capital’s interests. As a result, a portfolio company may make decisions that could decrease the value of 180 Degree Capital’s investment.

180 Degree Capital’s business model depends upon the development and maintenance of strong referral relationships with asset managers, investment banking firms and other entities active in working with small publicly traded companies.

180 Degree Capital is substantially dependent on its informal relationships, which 180 Degree Capital uses to help identify and gain access to investment opportunities. If 180 Degree Capital fails to maintain its relationships with key firms, or if 180 Degree Capital fails to establish strong referral relationships with other firms or other sources of investment opportunities, 180 Degree Capital will not be able to grow its portfolio of equity investments and achieve its investment objective. In addition, persons with whom 180 Degree Capital has informal relationships are not obligated to inform it of investment opportunities, and therefore such relationships may not lead to the origination of equity or other investments. Any loss or diminishment of such relationships could effectively reduce 180 Degree Capital’s ability to identify attractive portfolio companies that meet its investment criteria, either for direct equity investments or for investments through private secondary market transactions or other secondary transactions.

180 Degree Capital’s equity securities may be affected by general economic and market conditions.

The success of 180 Degree Capital’s investment program may be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances. These factors may affect the level and volatility of securities prices and the liquidity of 180 Degree Capital’s investments. Unexpected volatility or illiquidity could impair 180 Degree Capital’s profitability or result in losses.

A significant portion of 180 Degree Capital’s investment portfolio normally consists of common stocks and other equity securities (including derivatives). The value of 180 Degree Capital’s equity securities varies in response to many factors, including, but not limited to, the activities and financial condition of individual companies, the business market in which individual companies compete and general market and economic conditions. Investments in small and microcapitalization public companies are generally riskier than investments in larger, well-established companies.

180 Degree Capital’s financial condition and results of operations could be negatively affected if a significant investment fails to perform as expected.

180 Degree Capital’s investment portfolio includes investments that may be significant individually or in the aggregate. If a significant investment in one or more companies fails to perform as expected, such a failure could have a material adverse effect on 180 Degree Capital’s financial condition and results of operations, and the magnitude of such effect could be more significant than if 180 Degree Capital had further diversified 180 Degree Capital’s portfolio.

The value of 180 Degree Capital’s portfolio is subject to greater volatility than the value of companies with more broadly diversified investments.

While 180 Degree Capital is subject to certain diversification requirements regarding the concentration of investments in any one industry or group of industries at the time of each investment, it does not choose investments based on a strategy of diversification. 180 Degree Capital also does not rebalance the portfolio should one or more of its portfolio companies increase substantially in value relative to the rest of the portfolio. Therefore, the value of 180 Degree Capital’s portfolio may be more vulnerable to microeconomic events affecting a single sector, industry or portfolio company and to general macroeconomic events that may be unrelated to its portfolio companies. These factors may subject the value of 180 Degree Capital’s portfolio to greater volatility than a company that follows a diversification strategy. Accordingly, an investment in TURN Common Shares may present greater risk to a 180 Degree Capital shareholder than an investment in a diversified company.

As of December 31, 2024, 180 Degree Capital’s largest 10 investments by value, excluding money market investments, accounted for approximately 98 percent of the value of its investment portfolio. 180 Degree Capital’s largest three investments, by value, excluding money market investments, Potbelly Corporation, Synchronoss Technologies, Inc., and Brightcove, Inc., accounted for approximately 25 percent, 20 percent and 11 percent, respectively, of 180 Degree Capital’s investment portfolio on December 31, 2024. Potbelly Corporation, Synchronoss Technologies, Inc. and Brightcove, Inc. are publicly traded companies.

180 Degree Capital may expose itself to risks if it engages in hedging transactions.

If 180 Degree Capital engages in hedging transactions, it may expose itself to risks associated with such transactions. 180 Degree Capital may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of 180 Degree Capital’s portfolio positions from changes in market conditions, currency exchange rates and market interest rates. Hedging against a decline in the values of 180 Degree Capital’s portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. It may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that 180 Degree Capital is not able to enter into a hedging transaction at an acceptable price. Moreover, for a variety of reasons, 180 Degree Capital may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent 180 Degree Capital from achieving the intended hedge and expose it to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.

Quarterly results fluctuate and are not indicative of future quarterly performance.

180 Degree Capital’s quarterly operating results fluctuate as a result of a number of factors. These factors include, among others, variations in, and the timing of, the recognition of realized and unrealized gains or losses, the degree to which 180 Degree Capital and its portfolio companies encounter competition in 180 Degree Capital’s markets, and general economic and capital markets conditions. As a result of these factors, results for any one quarter should not be relied upon as being indicative of performance in future quarters.

Investment in foreign securities could result in additional risks.

180 Degree Capital may invest in foreign securities. As of December 31, 2024, 180 Degree Capital did not hold any foreign securities. When 180 Degree Capital invests in securities of foreign issuers, 180 Degree Capital may be subject to risks not usually associated with owning securities of U.S. issuers. These risks can include fluctuations in foreign currencies, foreign currency exchange controls, social, political and economic instability, differences in securities regulation and trading, varying custody, brokerage and settlement practices and expenses, expropriation or nationalization of assets, difficulty in pricing, less public information about issuers of foreign securities, the unavailability of financial information regarding the foreign issuer or the difficulty of interpreting financial information prepared under foreign accounting standards, less liquidity and more volatility in foreign securities markets and foreign taxation issues. In addition, changes in government administrations or economic or monetary policies in the United States or abroad could result in appreciation or depreciation of 180 Degree Capital’s securities and could favorably or unfavorably affect 180 Degree Capital’s operations. It may also be more difficult to obtain and enforce a judgment against a foreign issuer. Any foreign investments made by 180 Degree Capital must be made in compliance with U.S. and foreign currency restrictions and tax laws restricting the amounts and types of foreign investments.

Although most of 180 Degree Capital’s investments are denominated in U.S. dollars, 180 Degree Capital may from time to time invest in securities that are denominated in foreign currencies. 180 Degree Capital’s investments denominated in a foreign currency are subject to the risk that the value of a particular currency may change in relation to the U.S. dollar, in which currency 180 Degree Capital maintains financial statements and valuations. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments.

As of December 31, 2024, 180 Degree Capital’s investments were not subject to foreign currency risk as they were all denominated in U.S. dollars.

180 Degree Capital’s strategy of writing covered calls and buying put options on public portfolio company securities held by it could result in it receiving a lower return for such investments than if it had not employed such a strategy.

There are several risks associated with transactions in options on securities. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. A decision as to whether, when and how to use options involves the exercise of skill and judgment, and even a well-conceived transaction may be unsuccessful to some degree because of market behavior or unexpected events. As the writer of a covered call option, 180 Degree Capital forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but has retained the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation as a writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price.

As the buyer of a put option, 180 Degree Capital may incur losses if the price per share of the underlying stock to that option is above the strike price of the put option at the time of expiration, which would result in 180 Degree Capital’s put option expiring without value. Such expiration would reduce 180 Degree Capital’s overall returns on 180 Degree Capital’s investment in those publicly traded securities once they are sold.

Investing in 180 Degree Capital’s stock is highly speculative and an investor could lose some or all of the amount invested.

180 Degree Capital’s investment objectives and strategies may result in losses in the value of 180 Degree Capital’s investment portfolio. 180 Degree Capital’s investments in small businesses, particularly 180 Degree Capital’s privately held portfolio companies, are highly speculative and, therefore, an investor in TURN Common Shares may lose his or her entire investment. The value of TURN Common Shares may decline and may be affected by numerous market conditions, which could result in the loss of some or all of the amount invested in TURN Common Shares. The securities markets frequently experience extreme price and volume fluctuations that affect market prices for securities of companies in general, and technology and very small capitalization companies in particular. Because of 180 Degree Capital’s focus on very small capitalization sectors, and because 180 Degree Capital is a very small capitalization company itself, 180 Degree Capital’s stock price is especially likely to be affected by these market conditions. General economic conditions may also affect the price of TURN Common Shares.

180 Degree Capital’s ability to enter into transactions with its affiliates is restricted.

180 Degree Capital is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of the SEC. Any person that owns, directly or indirectly, 5% or more of 180 Degree Capital’s outstanding voting securities will be 180 Degree Capital’s affiliate for purposes of the 1940 Act, and 180 Degree Capital will generally be prohibited from buying or selling any securities from or to such affiliate. The 1940 Act also prohibits certain “joint” transactions with certain of 180 Degree Capital’s affiliates, which could include investments in the same portfolio company (whether at the same or closely related times), without prior approval of the SEC. If a person becomes 180 Degree Capital’s affiliate, 180 Degree Capital will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or from entering into prohibited joint transactions with such persons, absent the prior approval of the SEC.

180 Degree Capital’s business may be adversely affected by the small size of 180 Degree Capital’s market capitalization.

Changes in regulations of the financial industry have adversely affected coverage of small capitalization companies such as 180 Degree Capital by financial analysts. A number of analysts that have covered 180 Degree Capital in the past are no longer able to continue to do so owing to changes in employment, to restrictions on the size of companies they are allowed to cover and/or the shut down of their firms’ operations. An inability to attract analyst coverage may adversely affect the liquidity of TURN Common Shares and 180 Degree Capital’s ability to raise capital from investors, particularly institutional investors. 180 Degree Capital’s inability to access the capital markets on favorable terms, or at all, may adversely affect 180 Degree Capital’s future financial performance. The inability to obtain adequate financing could force 180 Degree Capital to seek debt financing, self-fund strategic initiatives, or even forgo certain opportunities, which in turn could potentially harm 180 Degree Capital’s current and future performance.

180 Degree Capital is dependent upon key management personnel for future success, and may not be able to retain them.

None of 180 Degree Capital’s employees are subject to employment agreements. 180 Degree Capital’s ability to attract and retain personnel with the requisite credentials, experience and skills will depend on several factors including, but not limited to, 180 Degree Capital’s ability to offer competitive wages, benefits and professional growth opportunities. Many of the entities with which 180 Degree Capital will compete for experienced personnel, including investment funds and traditional financial services companies, will have greater resources than 180 Degree Capital.

180 Degree Capital is dependent upon the diligence and skill of its senior management and other key advisers for the selection, structuring, closing and monitoring of 180 Degree Capital’s investments. 180 Degree Capital uses lawyers and outside consultants to assist it in conducting due diligence when evaluating potential investments. 180 Degree Capital relies significantly on the diligence of its employees and advisers to obtain information in connection with 180 Degree Capital’s investment decisions. 180 Degree Capital’s future success depends to a significant extent on the continued service and coordination of 180 Degree Capital’s senior management team. The departure of any of 180 Degree Capital’s senior management or key advisers could materially and adversely affect 180 Degree Capital’s ability to implement its business strategy. 180 Degree Capital does not maintain for its benefit any key-person life insurance on any of 180 Degree Capital’s officers or employees.

The failure of cyber-security systems, as well as the occurrence of events unanticipated by 180 Degree Capital’s disaster recovery systems and management continuity planning, could impair 180 Degree Capital’s ability to conduct business effectively.

The occurrence of a disaster such as a cyber-attack, a natural catastrophe such as earthquakes, tornadoes and hurricanes, an industrial accident, events arising from local or larger scale political or social matters, including a terrorist attack or war, events unanticipated in 180 Degree Capital’s disaster recovery systems, major or prolonged power outages or network interruptions, public health crises, including infectious disease outbreaks, epidemics and pandemics or a support failure from external providers, could have an adverse effect on 180 Degree Capital’s ability to conduct business, its results of operations and its financial condition. This is particularly true if those events affect 180 Degree Capital’s computer-based data processing, transmission, storage, and retrieval systems or destroy data. If a significant number of 180 Degree Capital’s managers were unavailable in the event of a disaster, 180 Degree Capital’s ability to effectively conduct its business could be severely compromised.

180 Degree Capital depends upon computer systems to perform necessary business functions. Despite 180 Degree Capital’s implementation of a variety of security measures, its computer systems could be subject to cyber-attacks and unauthorized access, such as physical and electronic break-ins or unauthorized tampering. Like other companies, 180 Degree Capital may experience threats to 180 Degree Capital’s data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, and other information processed, stored in, and transmitted through 180 Degree Capital’s computer systems and networks. It could also cause interruptions or malfunctions in 180 Degree Capital’s operations, which could result in damage to its reputation, financial losses, litigation, increased costs, regulatory penalties and/or shareholder dissatisfaction or loss.

180 Degree Capital is dependent on information systems and systems failures could disrupt 180 Degree Capital’s business, which may, in turn, negatively affect the market price of TURN Common Shares.

180 Degree Capital’s business is dependent on 180 Degree Capital’s and third-party communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in 180 Degree Capital’s activities. 180 Degree Capital’s financial, accounting, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond 180 Degree Capital’s control, and adversely affect 180 Degree Capital’s business. These events, in turn, could have a material adverse effect on 180 Degree Capital’s operating results and negatively affect the market price of TURN Common Shares.

180 Degree Capital is subject to risks associated with its strategy of increasing assets under management by raising third-party funds to manage.

180 Degree Capital has announced its strategy to grow assets under management by raising one or more third-party funds to manage. It is possible that 180 Degree Capital will invest its own capital alongside or through these funds in portfolio companies. There is no assurance when and if 180 Degree Capital will be able to raise such fund(s) or, if raised, whether they will be successful.

180 Degree Capital’s executive officers and employees, in their capacity as the investment adviser of a fund, may manage other investment funds in the same or a related line of business as 180 Degree Capital does. Accordingly, they may have obligations to such other entities, the fulfillment of which may not be in the best interests of 180 Degree Capital or its shareholders.

Ineffective internal controls could impact 180 Degree Capital’s business and operating results.

180 Degree Capital’s internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If 180 Degree Capital fails to maintain the adequacy of its internal controls, including any failure to implement required new or improved controls, or if 180 Degree Capital experiences difficulties in their implementation, 180 Degree Capital’s business and operating results could be harmed and 180 Degree Capital could fail to meet its financial reporting obligations.

180 Degree Capital may in the future choose to pay dividends in TURN Common Shares, in which case 180 Degree Capital shareholders may be required to pay tax in excess of the cash they receive.

180 Degree Capital may distribute taxable dividends that are payable in part in TURN Common Shares. In accordance with certain applicable Treasury regulations and additional guidance issued by the Internal Revenue Service ("IRS"), a regulated investment company (“RIC,” as used in this section) may treat a distribution of its own common stock as fulfilling the RIC distribution requirements if each shareholder may elect to receive his or her entire distribution in either cash or common stock of the RIC, subject to a limitation that the aggregate amount of cash to be distributed to all shareholders must be at least 20 percent of the aggregate declared distribution. If too many shareholders elect to receive cash, each shareholder electing to receive cash must receive a pro rata amount of cash (with the balance of the distribution paid in common stock). Under current law, in no event will any shareholder that elects to receive cash receive less than 20 percent of his or her entire distribution in cash. If these and certain other requirements are met, for U.S. federal income tax purposes, the amount of the dividend paid in common stock will be equal in value to the amount of cash that could have been received instead of common stock. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income (or as long-term capital gain to the extent such distribution is properly reported as a capital gain dividend) to the extent of 180 Degree Capital’s current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. shareholder may be required to pay tax with respect to such dividends in excess of any cash received. If a U.S. shareholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of TURN Common Shares at the time of the sale. Furthermore, with respect to non-U.S. shareholders, 180 Degree Capital may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, if a significant number of 180 Degree Capital’s shareholders determine to sell TURN Common Shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of TURN Common Shares.

180 Degree Capital is authorized to issue preferred stock, which would convey special rights and privileges to its owners that are senior to those of common stock shareholders.

180 Degree Capital is currently authorized to issue up to 2,000,000 shares of preferred stock, under terms and conditions determined by the 180 Degree Capital Board. These shares would have a preference over TURN Common Shares with respect to dividends and liquidation. The statutory class voting rights of any preferred shares 180 Degree Capital would issue could make it more difficult for 180 Degree Capital to take some actions that might, in the future, be proposed by the 180 Degree Capital Board and/or holders of common stock, such as a merger, exchange of securities, liquidation or alteration of the rights of a class of 180 Degree Capital’s securities, if these actions were perceived by the holders of the preferred shares as not in their best interests. The issuance of preferred shares convertible into shares of common stock might also reduce the net income and net asset value per share of TURN Common Shares upon conversion.
Bank borrowing or the issuance of debt securities or preferred stock by 180 Degree Capital, to fund investments in portfolio companies or to fund 180 Degree Capital’s operating expenses, would make 180 Degree Capital’s total return to holders of TURN Common Shares more volatile.

Use of debt or preferred stock as a source of capital entails two primary risks. The first is the risk of leverage, which is the use of debt to increase the pool of capital available for investment purposes. The use of debt leverages 180 Degree Capital’s available common equity capital, magnifying the impact on net asset value of changes in the value of 180 Degree Capital’s investment portfolio. For example, a registered CEF that uses 33% leverage (that is, $50 of leverage per $100 of common equity) will show a 1.5% increase or decline in net asset value for each 1% increase or decline in the value of its total assets. The second risk is that the cost of debt or preferred stock financing may exceed the return on the assets the proceeds are used to acquire, thereby diminishing rather than enhancing the return to holders of TURN Common Shares. If 180 Degree Capital issues preferred shares or debt, the holders of TURN Common Shares would bear the cost of this leverage. To the extent that 180 Degree Capital uses debt or preferred stock financing for any purpose, these two risks would likely make 180 Degree Capital’s total return to holders of TURN Common Shares more volatile. In addition, 180 Degree Capital might be required to sell investments, in order to meet dividend, interest or principal payments, when it might be disadvantageous for 180 Degree Capital to do so.

As provided in the 1940 Act and subject to some exceptions, 180 Degree Capital can issue debt or preferred stock so long as 180 Degree Capital’s total assets immediately after the issuance, less some ordinary course liabilities, exceed 300% of the sum of the debt and any preferred stock outstanding. The debt or preferred stock may be convertible in accordance with SEC guidelines, which might permit 180 Degree Capital to obtain leverage at more attractive rates. The requirement under the 1940 Act to pay, in full, dividends on preferred shares or interest on debt before any dividends may be paid on TURN Common Shares means that dividends on TURN Common Shares from earnings may be reduced or eliminated. An inability to pay dividends on TURN Common Shares could conceivably result in 180 Degree Capital’s ceasing to qualify as a RIC under the Code, which would, in most circumstances, be materially adverse to the holders of TURN Common Shares.

As of December 31, 2024, 180 Degree Capital had no debt or preferred stock outstanding.

The need to satisfy certain asset diversification, gross income, and distributions requirements applicable to a RIC may limit investment flexibility of 180 Degree Capital.

To qualify as a RIC, among other requirements, 180 Degree Capital must meet certain asset diversification requirements at the end of each quarter of its taxable year, as well as certain gross income and distribution requirements at the end of its taxable year. Failure to meet these tests in any year may result in the failure of 180 Degree Capital to qualify as a RIC (see, below, “Failure to qualify as a RIC could reduce 180 Degree Capital’s net asset value and distributable income”). Satisfying these tests may require 180 Degree Capital to forgo certain investment opportunities or to borrow money or dispose of investments, including when it is disadvantageous to 180 Degree Capital to do so. In certain cases, 180 Degree Capital may choose to fail to qualify as a RIC, in which case the consequences to 180 Degree Capital would be as described below, under “Failure to qualify as a RIC could reduce 180 Degree Capital’s net asset value and distributable income.”

Failure to qualify as a RIC could reduce 180 Degree Capital’s net asset value and distributable income.

180 Degree Capital has elected to be treated as a RIC under the Code. For taxable years in which 180 Degree Capital qualifies as a RIC, 180 Degree Capital does not have to pay federal income taxes on 180 Degree Capital’s income (including realized gains) that is timely distributes to 180 Degree Capital’s shareholders. 180 Degree Capital did not qualify as a RIC in 2016, 2018, 2020, 2021, 2022, 2023 and 2024 (the “Non-RIC Years”). For any year in which 180 Degree Capital fails (or failed) to meet the requirements of qualification as a RIC, 180 Degree Capital generally would be taxed in the same manner as a C corporation, and distributions to 180 Degree Capital’s shareholders would not be deductible in computing 180 Degree Capital’s taxable income, which could materially and adversely impact the amount of cash available for distribution to 180 Degree Capital’s shareholders. In addition, to the extent that 180 Degree Capital had unrealized appreciation, it would need to establish reserves for taxes, which would reduce 180 Degree Capital’s net asset value accordingly. In addition, for any Non-RIC Years for which 180 Degree Capital accumulated earnings and profits (“E&P”), any future distributions will be treated as dividends to the extent of such accumulated E&P, potentially taxable as ordinary income. To maintain RIC status and avoid excise taxes, 180 Degree Capital may need to distribute accumulated E&P, which could impact cash flow, distribution policies, and net asset value. 180 Degree Capital does not expect to have a material tax liability in 2024 owing to net operating and capital losses that offset income and realized gains on investments during the year.

180 Degree Capital’s strategy of taking larger positions in a small number of portfolio companies has created more risk specifically relating to the asset diversification requirements of maintaining 180 Degree Capital’s RIC status.

A deemed dividend election could affect the value of TURN Common Shares.

If 180 Degree Capital, as a RIC, decides to make a deemed distribution of realized net capital gains and retains the net realized capital gains for any taxable year, also referred to as a deemed dividend, 180 Degree Capital would have to establish appropriate reserves for taxes that 180 Degree Capital would have to pay on behalf of shareholders. It is possible that establishing reserves for taxes could have a material adverse effect on the value of TURN Common Shares. Additionally, if 180 Degree Capital decides to make a deemed distribution and changes in tax law occur that would increase the dividend tax rates for individuals and corporations, the net benefit to shareholders from a deemed distribution could be adversely affected. Such changes, therefore, could reduce the overall benefit to 180 Degree Capital’s shareholders from 180 Degree Capital’s status as a RIC.

180 Degree Capital operates in a heavily regulated environment, and changes to, or non-compliance with, regulations and laws could harm 180 Degree Capital’s business.

180 Degree Capital is subject to substantive SEC regulations as a registered CEF. Securities and tax laws and regulations governing 180 Degree Capital’s activities may change in ways adverse to 180 Degree Capital and its shareholders’ interests, and interpretations of these laws and regulations may change with unpredictable consequences. Any change in the laws or regulations that govern 180 Degree Capital’s business could have an adverse impact on it and its operations. Changing laws, regulations and standards relating to corporate governance, valuation, public disclosure and market regulation, including the Sarbanes-Oxley Act of 2002 and the Dodd Frank Act, new SEC regulations, new federal accounting standards and Nasdaq Stock Market rules, create additional expense and uncertainty for publicly traded companies in general, and for registered CEFs in particular. These new or changed laws, regulations and standards are subject to varying interpretations in many cases because of their lack of specificity, and as a result, their application in practice may evolve over time, which may well result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

180 Degree Capital is committed to maintaining high standards of corporate governance and public disclosure. As a result, 180 Degree Capital’s efforts to comply with evolving laws, regulations and standards have and will continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. 180 Degree Capital’s transition from a business development company to a registered CEF has decreased the amount of regulation applicable to 180 Degree Capital’s business as a registered CEF is not subject to certain of the reporting requirements and regulation under the Exchange Act that otherwise apply to business development companies and is exempt from certain reporting and internal control audit requirements under the Sarbanes-Oxley Act. Future changes in regulations could result in 180 Degree Capital incurring significant additional expenses and diversion of time of management to regulation and compliance related tasks, which could have a material adverse effect on 180 Degree Capital’s financial performance. If 180 Degree Capital’s efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, 180 Degree Capital’s reputation may be harmed.

Market prices of TURN Common Shares will continue to be volatile.

180 Degree Capital expects that the market price of TURN Common Shares will continue to be volatile. The price of TURN Common Shares may be higher or lower than the price that current 180 Degree shareholders paid for their shares, depending on many factors, some of which are beyond 180 Degree Capital’s control and may not be directly related to 180 Degree Capital’s operating performance. These factors include, but are not limited to, the following:

•stock market and capital markets conditions;
•internal developments within 180 Degree Capital with respect to its personnel, financial condition and compliance with all applicable regulations;
•announcements regarding any of 180 Degree Capital’s portfolio companies;
•announcements regarding developments in the life sciences, energy or electronics-related fields in general;
•announcements regarding government funding and initiatives associated with the development of life sciences, energy or electronics-related products;
•a mismatch between the long-term nature of 180 Degree Capital’s business and the short-term focus of many investors;
•significant volatility in the market price and trading volume of securities of registered CEFs, RICs or other financial services companies;
•changes in regulatory policies or tax guidelines with respect to registered CEFs or RICs;
•general economic conditions and trends; and/or
•departures of key personnel.

180 Degree Capital will not have control over many of these factors, but it expects that its stock price may be influenced by them. As a result, the price of TURN Common Shares may be volatile, and a 180 Degree Capital shareholder may lose all or part of his or her investment. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of the price of TURN Common Shares, 180 Degree Capital may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from 180 Degree Capital’s business.

Governmental interventions may impact 180 Degree Capital’s investment strategies.

Extreme volatility and illiquidity in markets has in the past led to, and may in the future lead to, extensive governmental interventions in equity, credit and currency markets. Generally, such interventions are intended to reduce volatility and precipitous drops in value. It is impossible to predict when these restrictions will be imposed, what the interim or permanent restrictions will be and/or the effect of such restrictions on 180 Degree Capital’s strategies.
180 Degree Capital’s compensation structure as an internally managed registered CEF could be materially different than 180 Degree Capital’s compensation structure if 180 Degree Capital was externally managed.

As an internally managed registered CEF, 180 Degree Capital’s compensation structure is determined by the 180 Degree Capital Board. This structure currently includes salary and bonus. 180 Degree Capital is not generally permitted to employ an incentive compensation structure that directly ties performance of 180 Degree Capital’s investment portfolio and results of operations to compensation owing to 180 Degree Capital’s status as a CEF under the 1940 Act. 180 Degree Capital is also not permitted to issue incentive compensation in the form of stock or stock options.

This compensation structure contrasts to that of an externally managed CEF, where management fees used to pay salaries and bonuses of the employees of the external adviser are determined based on a percentage of total (gross) assets, and cash-based incentive compensation is determined based on the performance of the CEF's investment portfolio and operating performance.

The differences between the compensation structure of 180 Degree Capital’s internally managed CEF and that of an externally managed CEF could lead to material differences in the compensation of 180 Degree Capital’s management team when compared with such compensation that would have been due if 180 Degree Capital was externally managed. For example, for the fiscal year ended December 31, 2024, salaries and benefits accounted for approximately 4.1 percent of total assets. Owing primarily to a reduction in the number of full-time employees, 180 Degree Capital currently expects salaries and benefits to be lower for the fiscal year ending December 31, 2025. That said, this percentage could be higher if 180 Degree Capital’s total assets decrease as of the end of 2025 or could be lower if 180 Degree Capital’s total assets increase as of the end of 2025. If 180 Degree Capital was externally managed, the management fees that would be used to pay such expenses would be fixed based on the investment advisory agreement between the CEF and the adviser.

Future sales of TURN Common Shares in the public market, if any, could cause 180 Degree Capital’s stock price to fall.

Sales of a substantial number of TURN Common Shares in offerings, such as follow-on public offerings, registered direct or PIPE transactions, or rights offerings, or the perception that these sales might occur, could depress the market price of TURN Common Shares and could impair 180 Degree Capital’s ability to raise capital through the sale of additional equity securities.

180 Degree Capital’s investments are subject to valuation risk, which is the risk that one or more of the assets in which 180 Degree Capital invests are priced incorrectly.

180 Degree Capital is currently focused on investing in what it believes are deeply undervalued microcapitalization publicly traded companies. 180 Degree Capital’s publicly traded and public company-related securities account for approximately 100 percent of the value of its portfolio of investments. Although these companies are publicly traded, their stock may not trade at high volumes and/or 180 Degree Capital may own a significant portion of a company's outstanding stock, which may restrict 180 Degree Capital’s ability to sell its positions in an orderly fashion. Additionally, prices at which sales can be made may be volatile and materially different than the closing prices of such positions at each financial statement date. 180 Degree Capital may also be subject to restrictions on transfer and/or other lock-up provisions after these companies complete public offerings and/or if 180 Degree Capital invests in unregistered securities of public companies. Many of 180 Degree Capital’s legacy privately held and publicly traded companies tend to not have attained profitability, and many of these companies also lack management depth and have limited or no history of operations. Because of the speculative nature of 180 Degree Capital’s investments and the lack of a liquid market for and restrictions on transfers of privately held investments, there is greater risk of loss relative to traditional marketable investment securities.

As of the fiscal year ended December 31, 2024, approximately 2 percent of 180 Degree Capital’s portfolio, excluding money market investments, was fair-valued and comprised of securities of legacy privately held companies, rights to potential future milestone payments, as well as its warrants of Potbelly Corporation and options and restricted common stock of Synchronoss Technologies, Inc., which are securities of publicly traded companies. Because there is typically no public or readily ascertainable market for 180 Degree Capital’s securities of its legacy privately held companies, 180 Degree Capital’s Valuation Committee, which is comprised of all of the independent members of the 180 Degree Capital Board, is responsible for determining the valuation of 180 Degree Capital’s assets within the guidelines established by the 180 Degree Capital Board, pursuant to Rule 2a-5 under the 1940 Act. The values are determined in accordance with 180 Degree Capital’s Valuation Procedures and are subject to significant estimates and judgments. The fair value of the securities in 180 Degree Capital’s portfolio may differ significantly from the values that would be placed on these securities if a ready market for the securities existed. Additionally, inputs may become available after a financial statement date that could result in a material change in value at a future financial statement date from the value reported in the current financial statements. Any changes in valuation are recorded in 180 Degree Capital’s Consolidated Statement of Operations as "Change in unrealized appreciation (depreciation) on investments" on its most recently filed shareholder report on Form N-CSR. Changes in valuation of any of 180 Degree Capital’s investments in privately held companies from one period to another may be significant.

Changing interest rates may have unpredictable effects on markets, heighten market volatility and detract from 180 Degree Capital’s performance to the extent it is exposed to such interest rates.

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. 180 Degree Capital may invest in both short- and long-term U.S. government and agency securities. To the extent that 180 Degree Capital invests in short- and long-term U.S. government and agency securities, changes in interest rates result in changes in the value of these obligations that result in an increase or decrease of 180 Degree Capital’s net asset value. The level of interest rate risk exposure at any given point in time depends on the market environment, the expectations of future price and market movements, and the quantity and duration of long-term U.S. government and agency securities held by 180 Degree Capital, and it will vary from period to period.

In addition, market interest rates for high-yield corporate debt may be an input in determining the value of 180 Degree Capital’s investments in debt securities of privately held and publicly traded companies. Significant changes in these market rates could affect the value of 180 Degree Capital’s debt securities as of the valuation date. While 180 Degree Capital does not currently have any investments in debt securities with floating interest rates, investment income in such securities should 180 Degree Capital acquire them in the future could be adversely affected by changes in interest rates.

180 Degree Capital may temporarily depart from its principal investment strategies by investing in high quality fixed-income securities.
During periods of adverse market conditions in the equity securities markets, or otherwise for defensive purposes, 180 Degree Capital may temporarily invest all or a substantial portion of its assets in high quality fixed-income securities, including money market instruments, including U.S. government securities, commercial paper, and certificates of deposit, as well as shares of money market mutual funds, or may temporarily hold cash or cash equivalents in such amounts as 180 Degree Capital deems appropriate under the circumstances. If a U.S. Government agency or instrumentality in which 180 Degree Capital invests defaults and the U.S. Government does not stand behind the obligation, the value of 180 Degree Capital’s investment portfolio could fall.
THE PARTIES TO THE MERGERS
Mount Logan Capital Inc.

Mount Logan, an Ontario (Canada) corporation, is an alternative asset management and insurance solutions company that is focused on public and private debt securities in the North American market and the reinsurance of annuity products, primarily through its wholly-owned Subsidiaries ML Management and Ability, respectively. Mount Logan also actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle. Mount Logan’s principal executive offices are located at 650 Madison Avenue, 3rd Floor, New York, NY 10022, and its telephone number is 212-891-2880.

MLC Common Shares are listed on Cboe Canada, trading under the symbol “MLC.”

180 Degree Capital Corp.

180 Degree Capital, a New York corporation, is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what it believes are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. 180 Degree Capital’s goal is that the result of its constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. 180 Degree Capital’s principal executive offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500.

TURN Common Shares are listed on Nasdaq, trading under the symbol “TURN.”

Yukon New Parent, Inc.

Yukon New Parent, Inc. (“New Mount Logan”), a Delaware corporation, was formed by 180 Degree Capital solely in contemplation of the Mergers, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Mergers, 180 Degree Capital and Mount Logan will be wholly-owned Subsidiaries of New Mount Logan, which will be renamed Mount Logan Capital Inc. Under the terms of the Merger Agreement, shareholders of each of 180 Degree Capital and Mount Logan will receive an amount of newly issued shares of common stock of New Mount Logan as described in the section “Merger Agreement - Merger Consideration.”
New Mount Logan Common Stock is expected to be listed on Nasdaq trading under the symbol “MLCI” after the Effective Time.

Polar Merger Sub, Inc.

TURN Merger Sub, a New York corporation, was formed by New Mount Logan solely in contemplation of the Mergers, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the TURN Merger, TURN Merger Sub will be merged with and into 180 Degree Capital, with 180 Degree Capital continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan. TURN Merger Sub’s principal executive offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500.
Moose Merger Sub, LLC

MLC Merger Sub, a Delaware limited liability company, was formed by New Mount Logan solely in contemplation of the Mergers, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the MLC Merger, MLC Merger Sub will be merged with and into Mount Logan, with Mount Logan continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan. MLC Merger Sub’s principal executive offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500.

THE MOUNT LOGAN MEETING

This Preliminary Joint Proxy Statement/Prospectus is provided in connection with the solicitation of proxies by management of Mount Logan for use at the MLC Special Meeting. The MLC Special Meeting will be held on [day of week], [month day], 2025 at [time] (Eastern time) in a virtual only format which will be conducted via live audio webcast at [LUMI link to be inserted] (meeting identification number [●]), or at such other time or place to which the MLC Special Meeting may be postponed or adjourned, for the purposes set forth in the Notice of Meeting of Mount Logan accompanying this Preliminary Joint Proxy Statement/Prospectus (the “MLC Notice”).
Information in respect of Mount Logan in this Preliminary Joint Proxy Statement/Prospectus is given as of [month day], except as otherwise indicated herein.

MEETING ATTENDANCE AND PARTICIPATION INFORMATION
Meeting Attendance and Participation Information
Virtual Only Meeting
Mount Logan will hold the MLC Special Meeting in a virtual only format, which will be conducted via live audio webcast. All MLC Shareholders, regardless of their geographic location and equity ownership, will have an equal opportunity to participate in the MLC Special Meeting and engage with directors and management of Mount Logan as well as with other MLC Shareholders.
Attending and Participating at the MLC Special Meeting

The MLC Special Meeting will be hosted online by way of live audio webcast. It is important that you are connected to the internet at all times during the MLC Special Meeting in order to vote when balloting commences. It is each MLC Shareholder’s responsibility to ensure connectivity for the duration of the MLC Special Meeting. In order to participate online, MLC Shareholders must have a valid username, which is the 12-digit control number located on the reverse of the MLC Shareholder’s form of proxy or voting instruction form. MLC Shareholders that wish to appoint a third party as their proxy appointee to attend the MLC Special Meeting will need to insert such person’s name in the blank space provided in the form of proxy or voting instruction form and follow the instructions for submitting such form of proxy or voting instruction form, and as an additional step, will need to email Odyssey Trust Company (“Odyssey”) at appointee@odysseytrust.com to register the appointment in order for them to receive a username. Odyssey will provide, via email, the login credentials to appointed proxy holders provided the appointment was registered correctly and in time. A summary of the information MLC Shareholders will need to attend and participate in the MLC Special Meeting is provided below as well as in the virtual meeting user guide provided by Odyssey accompanying this Preliminary Joint Proxy Statement/Prospectus.
Attending the MLC Special Meeting
MLC Shareholders and duly appointed proxyholders can attend the meeting online by going to [LUMI link to be inserted] and entering the meeting identification number [●].
•Registered MLC Shareholders (as defined below) and duly appointed proxyholders can participate in the MLC Special Meeting by clicking “I have a login” and entering a Username and Password before the start of the meeting.

◦Registered MLC Shareholders – The 12-digit control number located on the reverse of the form of proxy is the Username, and the Password is [“mount2025”].

◦Duly appointed proxyholders – Odyssey will provide the proxyholder with a Username by e-mail after the voting deadline has passed. The Password to the meeting is [“mount2025”].

•Voting at the meeting will only be available for Registered MLC Shareholders and duly appointed proxyholders. Non-Registered MLC Holders (as defined below) who have not appointed themselves may attend the meeting by clicking “I am a guest” and completing the online form.

Participating in the MLC Special Meeting
Registered MLC Shareholders that have a 12-digit control number, along with duly appointed proxyholders who were assigned a Username by Odyssey (please see the information under the heading “Appointment of a Proxy and Proxy Registration” below) will be able to vote and submit questions during the MLC Special Meeting. To do so, please go to [LUMI link to be inserted] and enter the meeting identification number [●] prior to the start of the meeting to login. Click on “I have a login” and enter your 12-digit control number or Username along with the password [“mount2025”]. Non-Registered MLC Holders who have not appointed themselves to vote at the MLC Special Meeting may login as a guest, by clicking on “I am a guest” and completing the online form.

Non-Registered MLC Holders who do not have a 12-digit control number or Username will only be able to attend as a guest to allow them listen to the MLC Special Meeting; however, they will not be able to vote or submit questions. Please see the information under the heading “Appointment of a Proxy and Proxy Registration – Non-Registered MLC Holders” for an explanation of why certain shareholders may not receive a form of proxy.

Please see the information under the heading “Appointment of a Proxy and Proxy Registration” below for important details regarding voting at the MLC Special Meeting.

PROXY RELATED INFORMATION
Proxy Related Information
Solicitation of Proxies

This Preliminary Joint Proxy Statement/Prospectus is provided in connection with the solicitation of proxies by management of Mount Logan for use at the MLC Special Meeting. The MLC Special Meeting will be held on [day of week], [month day], 2025 at [time] (Eastern time) in a virtual only format which will be conducted via live audio webcast at [LUMI link to be inserted] (meeting identification number [●]), or at such other time or place to which the MLC Special Meeting may be postponed or adjourned, for the purposes set forth in the MLC Notice.
It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by regular employees of Mount Logan without special compensation, at nominal cost. The costs of solicitation will be borne by Mount Logan. Mount Logan will pay the reasonable expenses of persons who are the registered but not beneficial owners of MLC Common Shares for forwarding copies of the MLC Notice, MLC Instrument of Proxy (as hereinafter defined), Preliminary Joint Proxy Statement/Prospectus and related material to beneficial owners. Mount Logan will provide, without cost to such persons, upon request to the Corporate Secretary of Mount Logan, additional copies of the foregoing documents required for this purpose.
Accompanying this Preliminary Joint Proxy Statement/Prospectus is a form of proxy for use at the MLC Special Meeting (the “MLC Instrument of Proxy”). Each MLC Shareholder who is entitled to attend at the MLC Special Meeting is encouraged to participate in the MLC Special Meeting and MLC Shareholders are urged to vote on matters to be considered via live audio webcast or by proxy.
Appointment of a Proxy and Proxy Registration
The persons named as proxyholders in the MLC Instrument of Proxy accompanying this Preliminary Joint Proxy Statement/Prospectus are directors or officers of Mount Logan and are representatives of Mount Logan’s management for the MLC Special Meeting. A MLC Shareholder who wishes to appoint some other person (who need not be a MLC Shareholder) as his, her or its representative at the MLC Special Meeting may do so by either: (i) crossing out the names of the management nominees AND legibly printing the other person’s name in the blank space provided in the accompanying MLC Instrument of Proxy; or (ii) completing another valid form of proxy. In either case, the completed form of proxy must be delivered to the Corporate Secretary of Mount Logan, at the place and within the time specified herein for the deposit of proxies.

A MLC Shareholder who appoints a proxy who is someone other than the management representatives named in the MLC Instrument of Proxy should notify the nominee of the appointment, obtain the nominee’s consent to act as proxy, and provide instructions on how the MLC Common Shares are to be voted. The form of proxy should be dated and executed by the MLC Shareholder or an attorney authorized in writing, with proof of such authorization attached (where an attorney executed the proxy form).

MLC Shareholders who wish to appoint a third-party proxyholder to represent them at the MLC Special Meeting must submit their proxy or voting instruction form (if applicable) prior to registering your proxyholder. Registering your proxyholder is an additional step once you have submitted your proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Username to participate in the MLC Special Meeting. To register a proxyholder, MLC Shareholders MUST send an email to appointee@odysseytrust.com by no later than [time] (Eastern Time) on [month day], 2025 or if the MLC Special Meeting is adjourned or postponed, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, before the commencement of such adjourned or postponed MLC Special Meeting and provide Odyssey with their proxyholder’s contact information, amount of MLC Common Shares appointed and name of the broker where the MLC Common Shares are held, so that Odyssey may provide the proxyholder with a Username via email.

If you are a United States beneficial holder, to attend, participate or vote at the virtual MLC Special Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the MLC Special Meeting. United States beneficial holders should follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the MLC Special Meeting, you must submit a copy of your legal proxy to Odyssey. Requests for registration should be directed to:
Odyssey Trust Company
67 Yonge Street
Suite 702
Toronto, Ontario
M5E 1J8
OR
Email at appointee@odysseytrust.com

A proxy can be submitted to Odyssey either in person, or by mail or courier, to 67 Yonge Street, Suite 702, Toronto, Ontario, M5E 1J8, or via the internet at https://vote.odysseytrust.com. The proxy must be deposited with Odyssey by no later than [time] (Eastern Time) on [month day], or if the MLC Special Meeting is adjourned or postponed, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, before the commencement of such adjourned or postponed MLC Special Meeting. After such time, the chair of the MLC Special Meeting may accept or reject a form of proxy delivered to him or her in his or her discretion but is under no obligation to accept or reject any particular late MLC Instrument of Proxy.
Registered Shareholders
A Registered MLC Shareholder may vote MLC Common Shares owned by it at the MLC Special Meeting in one of two ways – either by themselves by participating in the MLC Special Meeting as set out above or by proxy.

Non-Registered MLC Holders

The information set forth in this section is of significant importance to many MLC Shareholders as a substantial number of MLC Shareholders do not hold MLC Common Shares in their own name and thus are considered non-registered beneficial MLC Shareholders. Only registered holders of MLC Common Shares or the persons they appoint as their proxyholder are permitted to vote at the MLC Special Meeting. However, in many cases, MLC Common Shares beneficially owned by a person (a “Non-Registered MLC Holder”) are registered either: (i) in the name of an intermediary (an “Intermediary”) (including, among others, banks, trust companies, securities dealers, brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans) that the Non-Registered MLC Holder deals with in respect of the MLC Common Shares; or (ii) in the name of a clearing agency (such as the Canadian Depository for Securities Limited) of which the Intermediary is a participant. Non-Registered MLC Holders should note that only proxies deposited by MLC Shareholders whose names appear on the records of Mount Logan as the registered holders of MLC Common Shares can be recognized and acted upon at the MLC Special Meeting. In accordance with the requirements of the Canadian Securities Administrators, Mount Logan will have distributed copies of the MLC Notice, this Preliminary Joint Proxy Statement/Prospectus and the enclosed MLC Instrument of Proxy to the clearing agencies and Intermediaries for onward distribution to Non-Registered MLC Holders. If you are a Non-Registered MLC Holder, your Intermediary will be the entity legally entitled to vote your MLC Common Shares at the MLC Special Meeting. MLC Common Shares held by an Intermediary can only be voted upon the instructions of the Non-Registered MLC Holder. Without specific instructions, Intermediaries are prohibited from voting MLC Common Shares.
Applicable regulatory policy requires Intermediaries to seek voting instructions from Non-Registered MLC Holders in advance of the MLC Special Meeting. Often, the form of proxy supplied to a Non-Registered MLC Holder by its Intermediary is identical to the form of proxy provided to registered MLC Shareholders; however, its purpose is limited to instructing the registered MLC Shareholder how to vote on behalf of the Non-Registered MLC Holder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy. The Non-Registered MLC Holder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Alternatively, the Non-Registered MLC Holder may call a toll-free telephone number or access the internet to provide instructions regarding the voting of MLC Common Shares held by the Non-Registered MLC Holder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of MLC Common Shares to be represented at the MLC Special Meeting. A Non-Registered MLC Holder receiving a voting instruction form cannot use that voting instruction form to vote MLC Common Shares directly at the MLC Special Meeting, as the voting instruction form must be returned as directed by Broadridge well in advance of the MLC Special Meeting in order to have such MLC Common Shares voted.
Non-Registered MLC Holders should ensure that instructions respecting the voting of their MLC Common Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary or Broadridge, as applicable. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Non-Registered MLC Holders in order to ensure that their MLC Common Shares are voted at the MLC Special Meeting.
    Although a Non-Registered MLC Holder may not be recognized directly at the MLC Special Meeting for the purpose of voting MLC Common Shares registered in the name of their Intermediary, a Non-Registered MLC Holder may attend the MLC Special Meeting as proxyholder for the Intermediary and vote the MLC Common Shares in that capacity. Non-Registered MLC Holders who wish to attend the MLC Special Meeting and indirectly vote their MLC Common Shares as a proxyholder should enter their own names in the blank space on the form of proxy or voting instruction form provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the MLC Special Meeting. In order to vote, Non-Registered MLC Holders who appoint themselves as a proxyholder MUST register with Odyssey by sending an email to appointee@odysseytrust.com after submitting their voting instruction form in order to receive a Username (please see the information under the heading “Appointment of a Proxy and Proxy Registration” above for details).

    The purpose of the above-noted procedures is to permit Non-Registered MLC Holders to direct the voting of the MLC Common Shares which they beneficially own. Non-Registered MLC Holders should carefully follow the instructions and procedures of their Intermediary or Broadridge, as applicable, including those regarding when and where the form of proxy or voting instruction form is to be delivered.

    Pursuant to National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), Mount Logan is distributing copies of proxy-related materials in connection with the MLC Special Meeting indirectly to non-objecting beneficial owners of MLC Common Shares. Mount Logan is not relying on the notice-and-access delivery procedures set out in NI 54-101 to distribute copies of proxy-related materials in connection with the MLC Special Meeting. Mount Logan does not intend to pay for Intermediaries to deliver copies of the proxy-related materials to objecting beneficial owners. Objecting beneficial owners will not receive the proxy-related materials in respect of the MLC Special Meeting unless the Intermediary holding MLC Common Shares on behalf of the objecting beneficial owner assumes the cost of delivery.

Revoking a Proxy
A MLC Shareholder who has validly given a proxy may revoke it for any matter upon which a vote has not already been cast by the proxyholder appointed in the proxy. If a MLC Shareholder who has submitted a proxy attends the MLC Special Meeting via the webcast and has accepted the terms and conditions when entering the MLC Special Meeting online, any votes cast by such MLC Shareholder on a ballot will be counted and the submitted proxy will be disregarded. In addition to revocation in any other manner permitted by law, a proxy may be revoked with an instrument in writing signed and delivered to either the registered office of Mount Logan at Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1, at any time up to and including the last business day preceding the date of the MLC Special Meeting, or any adjournment thereof at which the proxy is to be used, or deposited with the chair of the MLC Special Meeting on the day of the MLC Special Meeting, or any adjournment thereof. The document used to revoke a proxy must be in writing and completed and signed by the MLC Shareholder or his or her attorney authorized in writing or, if the MLC Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. As well, a MLC Shareholder who has given a proxy may attend the MLC Special Meeting virtually (or where the MLC Shareholder is a corporation, its authorized representative may attend), revoke the proxy (by indicating such intention to the chair of the MLC Special Meeting before the proxy is exercised) and vote at the MLC Special Meeting (or withhold from voting). If a MLC Shareholder has voted on the internet or by telephone and wishes to change such vote, such MLC Shareholder may vote again through such means before [time] a.m. (Eastern Time) on [month day] or at least 48 hours, excluding Saturdays, Sundays and statutory holidays, before any adjournment or postponement of the MLC Special Meeting.
Signature on Proxies
The MLC Instrument of Proxy must be executed by the MLC Shareholder or his or her duly appointed attorney authorized in writing or, if the MLC Shareholder is a corporation, by a duly authorized officer whose title must be indicated. An MLC Instrument of Proxy signed by a person acting as attorney or in some other representative capacity should indicate that person’s capacity (following his or her signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has been previously filed with Mount Logan).
Voting of Proxies
Each MLC Shareholder may instruct his, her or its proxyholder on how to vote his, her or its MLC Common Shares by completing the blanks on the MLC Instrument of Proxy. MLC Common Shares represented by the enclosed MLC Instrument of Proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated instructions. In the absence of such direction, such MLC Common Shares will be voted IN FAVOR OF PASSING THE RESOLUTIONS DESCRIBED IN THE INSTRUMENT OF PROXY AND BELOW. If any amendment or variation to the matters identified in the MLC Notice is proposed at the MLC Special Meeting or any adjournment or postponement thereof, or if any other matters properly come before the MLC Special Meeting or any adjournment or postponement thereof, the accompanying MLC Instrument of Proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the appointed proxyholder. As at the date of this Preliminary Joint Proxy Statement/Prospectus, the management of Mount Logan knows of no such amendments or variations or other matters to come before the MLC Special Meeting.
Unless otherwise stated, MLC Common Shares represented by a valid MLC Instrument of Proxy will be voted: (i) in favor of the Arrangement Resolution; (ii) in favor of the MLC Merger Resolution; and (iii) in favor of the Incentive Plan Resolution.
All references to MLC Shareholders in this Preliminary Joint Proxy Statement/Prospectus and the accompanying MLC Instrument of Proxy and MLC Notice are to Registered MLC Shareholders unless specifically stated otherwise.
A Registered MLC Shareholder, or a Non-Registered MLC Holder who has appointed themselves or a third-party proxyholder to represent them at the MLC Special Meeting, will appear on a list of shareholders prepared by Odyssey, the transfer agent and registrar for the MLC Special Meeting. To have their MLC Common Shares voted at the Meeting, each Registered MLC Shareholder or proxyholder will be required to enter their control number or Username provided by Odyssey at [LUMI link to be inserted] and enter the Meeting ID number [●] prior to the start of the MLC Special Meeting. In order to vote, Non-Registered MLC Holders who appoint themselves as a proxyholder MUST register with Odyssey by sending an email to appointee@odysseytrust.com after submitting their voting instruction form in order to receive a Username (please see the information under the heading “Appointment of a Proxy and Proxy Registration” above for details).
Voting Shares and MLC Record Date
MLC Shareholders of record as of [month day], 2025 (the “MLC Record Date”) are entitled to receive the MLC Notice and to attend and vote at the MLC Special Meeting. The failure of any MLC Shareholder to receive a copy of the MLC Notice does not deprive the MLC Shareholder of the right to vote at the MLC Special Meeting. Only holders of MLC Common Shares as of the MLC Record Date are entitled to vote such MLC Common Shares at the MLC Special Meeting.
As at the MLC Record Date, Mount Logan had an aggregate of [month day] issued and outstanding MLC Common Shares, each of which carries the right to two votes in respect of each of the matters properly coming before the MLC Special Meeting. As at the MLC Record Date, an aggregate of [●] MLC Common Shares were held by Minority MLC Shareholders.
The MLC Common Shares are the voting shares of Mount Logan which are issued and outstanding as of the MLC Record Date.
Principal Holders of Voting Securities
To the knowledge of the directors and executive officers of Mount Logan, as at the date of this Preliminary Joint Proxy Statement/Prospectus, no person or corporation beneficially owns, or exercises control or direction over, directly or indirectly, more than 10% of the issued and outstanding MLC Common Shares.
MATTERS TO BE ACTED UPON AT THE MLC SPECIAL MEETING
Matters to Be Acted Upon at The MLC Special Meeting
To the knowledge of the Mount Logan Board, the only matters to be brought before the MLC Special Meeting are set forth in the accompanying MLC Notice. These matters are described in turn under the headings below.

Approval of the MLC Merger

At the MLC Special Meeting, MLC Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation, the MLC Merger Resolution, the full text of which is set out in Annex K (the “MLC Merger Resolution”).

Background to the Mergers

The Mergers, and the Business Combination as a whole, are the result of arm’s length negotiations conducted between Mount Logan and its legal counsel, and 180 Degree Capital and its legal counsel and financial advisor. For a summary of the material events leading up to the negotiation of the Merger Agreement and the material meetings, negotiations and discussions between the Parties that preceded the execution, and announcement, of the Merger Agreement, please see the section titled “The Mergers – Background of the Mergers.”

Effects of the Mergers

Pursuant to the terms of the Merger Agreement, at the Effective Time, (a) in the TURN Merger, TURN Merger Sub will merge with and into 180 Degree Capital, the separate corporate existence of TURN Merger Sub will cease, and 180 Degree Capital will be the surviving company and will continue its existence as a corporation under the Laws of the State of New York, and (b) in the MLC Merger MLC Merger Sub will merge with and into Mount Logan, the separate existence of MLC Merger Sub will cease, and Mount Logan will be the surviving company and will continue its existence as a limited liability company under the Laws of the State of Delaware. At the Closing, shareholders of Mount Logan and 180 Degree Capital will receive shares of common stock of New Mount Logan registered under the Securities Act, and New Mount Logan is expected to be listed on Nasdaq as a reporting company under the Exchange Act.

Following the completion of the Mergers, New Mount Logan, the parent company of 180 Degree Capital and Mount Logan, is expected to be a newly-listed public company on Nasdaq trading under the symbol “MLCI.” See the section titled “The Merger Agreement.”

MLC Shareholders

Under the terms of the Merger Agreement, MLC Shareholders (other than any holders of Excluded Shares or any Dissenting MLC Shareholders) will ultimately receive the MLC Merger Consideration in consideration for each MLC Common Share. See “The Merger Agreement – Exchange of Shares in the Mergers” and “The Merger Agreement - Merger Consideration.”

If the Business Combination is completed, New Mount Logan will use the “push out” method for the delivery of the applicable number of shares of New Mount Logan Common Stock to be issued to the MLC Shareholders. Accordingly, MLC Shareholders of record on the close of business the day prior to Effective Time will be provided with Direct Registration System advices representing their respective shares of New Mount Logan Common Stock distributed in connection with the Business Combination shortly after the completion of the Business Combination. The share certificates representing MLC Common Shares should be retained by the holders thereof and not be forwarded to Mount Logan or New Mount Logan or their respective transfer agents. No certificates or Direct Registration System advices for fractional shares of New Mount Logan Common Stock and shares of New Mount Logan Common Stock will be rounded down and no MLC Shareholder will be entitled to any compensation in respect of fractional shares of New Mount Logan Common Stock.

MLC Warrant Holders
In accordance with the Merger Agreement, all MLC Warrants outstanding immediately prior to the Effective Time will remain outstanding and, following the Effective Time, shall entitle the holder thereof to receive, upon the subsequent exercise of such holder’s MLC Warrant, in accordance with its terms, in lieu of each MLC

Common Share to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the MLC Merger Consideration. Each MLC Warrant shall continue to be governed by and be subject to the terms of the applicable warrant agreement evidencing such MLC Warrant with respect to all other terms and conditions.

    MLC RSU/DEU Holders

In accordance with the Merger Agreement and following the MLC Domestication but prior to the MLC Merger, all outstanding MLC Delaware RSUs and MLC Delaware DEUs issued pursuant to Mount Logan’s Performance and Restricted Share Unit Plan (the “MLC PR Plan”) will become fully vested with the holders ultimately receiving shares of New Mount Logan Common Stock for their MLC Delaware Units issued upon vesting of the MLC Delaware RSUs and MLC Delaware DEUs.

MLC Shareholder Approval

To be effective, the MLC Merger Resolution must be approved at the MLC Special Meeting by: (i) 50% of the outstanding shares entitled to vote at the MLC Special Meeting; and (ii) at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote.

MLC Shareholders should be aware that under Section 209(b) of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective immediately after the MLC Domestication until the Effective Time of the MLC Merger, no approval of the members of MLC Delaware will be required to approve the merger of MLC Delaware. Pursuant to the terms of the MLC Delaware LLCA, effective concurrently with the MLC Domestication, the existing directors of Mount Logan will become the Initial Managers of MLC Delaware. Immediately thereafter, pursuant to the terms of the MLC Delaware LLCA, all the Initial Managers, except for Mr. Goldthorpe, will cease being managers of MLC Delaware and, in accordance with Section 209(b) of the Delaware Limited Liability Company Act, Mr. Goldthorpe will be empowered to provide all required approvals and authorizations necessary to effectuate the MLC Merger. Assuming all conditions in the Merger Agreement required for consummation of the MLC Merger and the other transactions contemplated by the Merger Agreement are satisfied or waived (including approval of the MLC Merger Resolution by the MLC Shareholders), Mr. Goldthorpe, as Manager of MLC Delaware, will cause MLC Delaware to effectuate the MLC Merger following the MLC Domestication. Notwithstanding the foregoing features of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective immediately after the MLC Domestication until the Effective Time of the MLC Merger, Mount Logan will ask MLC Shareholders to approve at the MLC Special Meeting the MLC Merger as part of the Business Combination.

Regulatory Approvals

The MLC Common Shares are listed and posted for trading on Cboe Canada and the TURN Common Shares are listed and posted for trading on the Nasdaq. It is a condition of the Business Combination that the shares of New Mount Logan Common Stock issuable to MLC Shareholders be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time. It is also a condition to the completion of the Business Combination that Cboe Canada approve the Business Combination contemplated thereby. See “Canadian Securities Laws – Reporting Status and Listing.”

Recommendation of the Mount Logan Board

The Mount Logan Board has concluded that the MLC Merger and the Business Combination is advisable and in the best interests of Mount Logan and the MLC Shareholders and, as such, has authorized submission of the MLC Merger Resolution to the MLC Shareholders.

The Mount Logan Board unanimously recommends that MLC Shareholders vote FOR the MLC Merger Resolution. See the section entitled “The Mergers – Mount Logan’s Reasons for the Mergers and

Recommendation of the Mount Logan Board” for a summary of the factors considered by the Mount Logan Board in evaluating and approving the Merger Agreement and the Business Combination as a whole and in making its conclusions and recommendation.

In the absence of contrary instructions, the persons named in the accompanying MLC Instrument of Proxy intend to vote FOR the MLC Merger Resolution.
Approval of the Arrangement

    At the MLC Special Meeting, MLC Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set out in Exhibit D of Annex A, to approve a plan of arrangement (the “Plan of Arrangement”) pursuant to section 182 of the OBCA involving, among other things, the continuance of Mount Logan from Ontario to the State of Delaware.

    Pursuant to the Plan of Arrangement, Mount Logan is seeking to continue out from the jurisdiction of the OBCA and domesticate as a limited liability company existing under and governed by the Delaware LLC Act for the purposes of facilitating the MLC Merger and the Business Combination. Assuming all conditions precedent to the completion of the Business Combination have been satisfied or waived, other than the completion of the MLC Domestication and the Mergers, it is expected that the MLC Domestication will occur, followed immediately by the completion of the Mergers in which event the Business Combination will be completed. Notwithstanding that all conditions to the completion of the MLC Domestication have been satisfied, including approval of the Arrangement Resolution by MLC Shareholders, Mount Logan does not intend to complete the MLC Domestication unless the Mergers will be completed immediately thereafter resulting in the completion of the Business Combination.

If made, the Final Order will constitute the basis for the Section 3(a)(10) Exemption with respect to any deemed issuance or exchange of the securities that may be considered to have occurred in connection with the MLC Domestication.

The Plan of Arrangement is attached as Exhibit C to Annex A to this Preliminary Joint Proxy Statement/Prospectus. Readers are encouraged to carefully review the Plan of Arrangement, as it contains the specific terms and conditions governing the Arrangement.

Reasons for the Arrangement

It is a condition precedent to the completion of the Mergers and the Business Combination that Mount Logan will have been continued from a corporation existing under and governed by the OBCA to a limited liability company existing under and governed by the Delaware LLC Act. In connection with the MLC Domestication, among other things, (i) the name of Mount Logan upon and following the MLC Domestication will be “Mount Logan Capital Intermediate LLC” (“MLC Delaware”); (ii) each issued and outstanding MLC Common Share (other than MLC Common Shares held by Dissenting MLC Shareholders) will be deemed to be one Outstanding MLC Delaware Unit; (iii) each outstanding common share purchase warrant of Mount Logan entitling the holder thereof to acquire, upon due exercise, MLC Common Shares upon payment of the applicable exercise price (a “MLC Warrant”) will be deemed to be a common share purchase warrant of MLC Delaware (a “MLC Delaware Warrant”), exercisable to receive an equal number of MLC Delaware Units in accordance with the terms thereof; (iv) each outstanding restricted share unit of Mount Logan entitling the holder thereof to receive, in accordance with the terms thereof, a MLC Common Share (a “MLC RSU”) will be deemed to be a restricted share unit of MLC Delaware (a “MLC Delaware RSU”) entitling the holder thereof to receive, in accordance with the terms thereof, a MLC Delaware Unit; (v) each outstanding dividend equivalent unit of Mount Logan entitling the holder thereof to receive, in accordance with the terms thereof, a MLC Common Share (a “MLC DEU”) will be deemed to be a dividend equivalent unit of MLC Delaware (a “MLC Delaware DEU”) entitling the holder thereof to receive, in accordance with the terms thereof, a MLC Delaware Unit (vi) the property of Mount Logan will continue to be the property of MLC Delaware; (vii) MLC Delaware will continue to be liable for the obligations of Mount Logan; (viii) any existing cause of action, claim, or liability to prosecution of Mount Logan will be unaffected; (ix) any civil, criminal or administrative action or proceeding pending by or against Mount Logan may be continued to be prosecuted by or against MLC Delaware; and (x) a conviction against Mount Logan may be enforced against MLC Delaware or a ruling, order or judgment in favor of or against Mount Logan may be enforced by or against MLC Delaware.

The Arrangement Resolution authorizes the directors of Mount Logan, at their discretion, without notice to or approval of the MLC Shareholders, to, among other things and subject to the terms of the Merger Agreement, not proceed with the Arrangement and related transactions. The full text of the Arrangement Resolution is attached to this Preliminary Joint Proxy Statement/Prospectus as Exhibit D of Annex A. At the MLC Special Meeting, MLC Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation, the Arrangement Resolution.

MLC Shareholder Approval

To be effective, the Arrangement Resolution must be approved at the MLC Special Meeting by at least 66 2/3% of the votes cast on the Arrangement Resolution by MLC Shareholders present in person or represented by proxy and entitled to vote at the MLC Special Meeting.

If the Arrangement Resolution is not approved at the MLC Special Meeting, then neither the MLC Domestication nor the Mergers will proceed and the Business Combination will not be completed. MLC Shareholders who are in favor of the Business Combination should vote in favor of the Arrangement Resolution. MLC Shareholders have dissent rights in respect of the Arrangement Resolution as further discussed below.

Regulatory Approvals

The OBCA requires that Mount Logan obtain the consent of the Ontario Securities Commission, the consent of the Minister of Finance (Ontario), and the authorization of the Ministry of Public and Business Service Delivery in order for the MLC Domestication to proceed (collectively, the “MLC Domestication Regulatory Approvals”). Following the approval of the Arrangement Resolution at the MLC Special Meeting, Mount Logan will proceed with obtaining of each of the MLC Domestication Regulatory Approvals.

Additionally, completion of the Business Combination is subject to the consent of Cboe Canada. For additional information, please see the section titled “Approval of the MLC Merger – Regulatory Approvals.”

Court Approval

The OBCA requires that the Court approve the Arrangement.

On [●], 2025, Mount Logan obtained the Interim Order providing for the calling and holding of the MLC Special Meeting and other procedural matters and filed a Notice of Application for the Final Order to approve the Arrangement. Copies of the Interim Order and the Notice of Application are attached as Annex H and Annex J, respectively, to this Preliminary Joint Proxy Statement/Prospectus.

Subject to the terms of the Merger Agreement, if the Arrangement Resolution and the MLC Merger Resolution are approved at the MLC Special Meeting, and the approval of the Business Combination Proposal and the TURN 1940 Act Deregistration Proposal are approved at the 180 Degree Capital Special Meeting, Mount Logan will make application to the Court for the Final Order on [●] 2025, or as soon thereafter as counsel may be heard. At the hearing, the Court will consider, among other things, the fairness of the terms and conditions of the Arrangement and the rights and interests of every person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

The hearing for the Final Order is currently scheduled for [●], 2025 at [time] (Toronto Time) at the Commercial List, Ontario Superior Court of Justice located at 330 University Avenue, Toronto, Ontario. Any MLC Shareholder or any other interested party desiring to appear at the hearing is required to file with the Court and serve upon Mount Logan, on or before 5:00 p.m. (Toronto time) on [●], 2025, a notice of its intention to appear, including an address for service in Toronto, Ontario (or alternatively, email address for service by email), together with any evidence or materials which are to be presented to the Court. Service on Mount Logan is to be effected by delivery to Wildeboer Dellelce LLP, Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1, Attention: Sanjeev Patel.

For further information regarding the Court hearing and the rights of MLC Shareholders in connection with the Court hearing, see the Interim Order attached at Annex H to this Preliminary Joint Proxy Statement/Prospectus and the filed Notice of Application attached as Annex J to this Preliminary Joint Proxy Statement/Prospectus. The Notice of Application constitutes notice of the Court hearing of the application for the Final Order and is the only such notice of that proceeding.

The Section 3(a)(10) Exemption provides an exemption from the registration requirements of the U.S. Securities Act for securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by a court authorized to grant such approval after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear and have received timely and adequate notice thereof. If made, the Final Order will constitute the basis for the Section 3(a)(10) Exemption with respect to any deemed issuance or exchange of the securities that may be considered to have occurred in connection with the Arrangement. Prior to the hearing on the Final Order, the Court has been or will be informed of this effect of the Final Order.

For additional information in respect of the Mergers and the Business Combination, see the section titled “Approval of the MLC Merger” below.

Comparison of the OBCA and the DGCL

As discussed above, the MLC Domestication will not be completed unless the Mergers and the Business Combination can be completed immediately thereafter. Accordingly, MLC Shareholders who receive MLC Delaware Units pursuant to the Plan of Arrangement are not expected to be a holder of MLC Delaware Units for a meaningful amount of time. Rather, the MLC Delaware Units, once deemed to be issued, are expected to be immediately converted into the right to receive shares of New Mount Logan Common Stock issuable by New Mount Logan, a corporation existing under the DGCL, pursuant to the terms and conditions of the Merger Agreement. MLC Delaware and the MLC Delaware Units will be governed by the Delaware LLC Act and the terms of the form of MLC Delaware’s limited liability company agreement (“MLC Delaware LLCA”), which will become effective concurrently with the MLC Domestication. Holders of MLC Common Shares will not be entitled to appraisal rights following the Continuation pursuant to the Delaware LLC Act and the terms of the MLC Delaware LLCA. The form of the MLC Delaware LLCA is attached as an exhibit hereto and MLC Shareholders are encouraged to read the entire document for further information about its terms and conditions.

Please see the section titled “Comparison of Mount Logan Shareholders’ Rights” for a comparison of the key provisions of the OBCA and the DGCL.

Dissent Rights for MLC Shareholders in respect of the Arrangement

If you are a Registered MLC Shareholder, you are entitled to dissent from the Arrangement Resolution, in the manner provided in Section 185 of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, provided that, notwithstanding Subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in Subsection 185(6) of the OBCA must be received by Mount Logan not later than 5:00 p.m. (Toronto time) two Business Days immediately preceding the date of the MLC Special Meeting (as it may be adjourned or postponed from time to time).

In addition to any other restrictions under Section 185 of the OBCA (as modified by the Interim Order, the Plan of Arrangement and any other order of the Court), Non-Registered MLC Holders and holders of securities convertible for MLC Common Shares (including MLC Warrants and MLC RSUs) are not entitled to exercise Dissent Rights.

The following brief summary of the rights of Registered MLC Shareholders to dissent from the Arrangement Resolution is not a comprehensive statement of the procedures to be followed by a Dissenting MLC Shareholder who seeks payment of the fair value of their MLC Common Shares. This summary is qualified in its entirety by the provisions of Section 185 of the OBCA, the full text of which is set forth in Annex I to this Preliminary Joint Proxy Statement/Prospectus, the Interim Order and the Plan of Arrangement. The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein.

A Registered MLC’s Shareholder’s failure to follow exactly the procedures set forth in Section 185 of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, will result in the loss of such Registered MLC Shareholder’s Dissent Rights. Any MLC Shareholder that wishes to dissent in respect of the Arrangement Resolution should obtain their own legal advice and carefully read the Plan of Arrangement (see Exhibit C of Annex A), the provisions of Section 185 of the OBCA (see Annex I) and the Interim Order (see Annex H). In addition to any other restrictions under Section 185 of the OBCA (as modified by the Interim Order, the Plan of Arrangement and any other order of the Court), holders of securities exercisable for, or convertible into, MLC Common Shares, such as the MLC Warrants and the MLC RSUs, are not entitled to exercise Dissent Rights, nor are MLC Shareholders who vote or have instructed (without revocation) a proxyholder to vote such MLC Common Shares in favor of the Arrangement Resolution (but only in respect of such MLC Common Shares).

Dissenting MLC Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the MLC Common Shares held by them and in respect of which Dissent Rights have been validly exercised to Mount Logan free and clear of all Liens as provided in Section 2.2(a) of the Plan of Arrangement, and if they:

1.ultimately are entitled to be paid fair value for such MLC Common Shares, then such Dissenting MLC Shareholders shall be paid the fair value of such MLC Common Shares by Mount Logan, which shall be the fair value of such MLC Common Shares as of the close of business on the day before the Arrangement Resolution is adopted by MLC Shareholders, and such Dissenting MLC Shareholders shall not be entitled to any other payment or consideration, including any payment that would be payable pursuant to the Mergers had such holders not exercised their Dissent Rights in respect of such MLC Common Shares; or

2.ultimately are not entitled, for any reason, to be paid fair value for such MLC Common Shares, then such Dissenting MLC Shareholders shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of MLC Common Shares.

In no circumstances shall Mount Logan or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those MLC Common Shares in respect of which such Dissent Rights are sought to be exercised. For greater certainty, Mount Logan and any other person shall not be required to recognize Dissenting MLC Shareholders as MLC Shareholders in respect of which Dissent Rights have been validly exercised after the completion of the MLC Domestication in accordance with the Plan of Arrangement, and the names of such Dissenting MLC Shareholders shall be removed from the securities register of Mount Logan, as applicable, in respect of the MLC Common Shares for which Dissent Rights have been validly exercised at the same time as the completion of such transfer at the MLC Domestication Effective Time. There can be no assurance that a Dissenting MLC Shareholder will receive consideration for its MLC Common Shares of equal or greater value than the then current market price of the MLC Common Shares or of equal or greater value than the consideration that such Dissenting MLC Shareholder would have received under the Mergers.

The exercise of Dissent Rights does not deprive a Registered MLC Shareholder of the right to vote at the MLC Special Meeting. However, a MLC Shareholder is not entitled to exercise Dissent Rights in respect of the Arrangement Resolution if such holder votes any of the MLC Common Shares beneficially held by such holder in favor of the Arrangement Resolution.

A Dissenting MLC Shareholder is required to send a written objection to the Arrangement Resolution to Mount Logan prior to the MLC Special Meeting. The execution or exercise of a proxy against the Arrangement Resolution or not voting on the Arrangement Resolution does not constitute a written objection for purposes of the right to dissent under Section 185 of the OBCA.

Mount Logan shall, within ten (10) days after the Arrangement Resolution is approved by the MLC Shareholders, send to each applicable Dissenting MLC Shareholder a notice that the Arrangement Resolution has been adopted, stating that Mount Logan intends to act, or has acted, on the authority of the Arrangement Resolution and advise the Dissenting MLC Shareholder of the manner in which dissent is to be completed under Section 185 of the OBCA.

If the Arrangement Resolution is approved by the MLC Shareholders as required at the MLC Special Meeting, and if Mount Logan notifies the Dissenting MLC Shareholders of its intention to act upon the Arrangement Resolution, pursuant to Section 185 of the OBCA, the Dissenting MLC Shareholder is then required, within twenty (20) days after receipt of such notice, to send to Mount Logan a signed written notice setting out the Dissenting MLC Shareholder’s name and address, the number and class of MLC Common Shares in respect of which the Dissenting MLC Shareholder dissents and that the Dissent Right is being exercised in respect of all of the Dissenting MLC Shareholder’s MLC Common Shares. The written notice shall also include demand for payment of the fair value of such MLC Common Shares. Within thirty (30) days after sending such written notice, the Dissenting MLC Shareholder must send to Mount Logan or the MLC Transfer Agent the share certificate or certificates, if any, representing the MLC Common Shares in respect of which the Dissenting MLC Shareholder has exercised Dissent Rights.

A Dissenting MLC Shareholder who does not send to Mount Logan or the MLC Transfer Agent, as applicable, within the required period of time, the required notices or the certificates representing the MLC Common Shares in respect of which the Dissenting MLC Shareholder has dissented may forfeit its Dissent Rights. Upon delivery of these documents, the Dissenting MLC Shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares, except where the Dissenting MLC Shareholder withdraws the notice referred to above before Mount Logan makes an offer, Mount Logan fails to make an offer and the Dissenting MLC Shareholder withdraws notice, or the directors revoke the Arrangement Resolution, in which case the Dissenting MLC Shareholder’s rights are reinstated as of the date the Dissenting MLC Shareholder sent the notice referred to above.

If the matters provided for in the Arrangement Resolution become effective, then Mount Logan will be required to send, not later than the seventh (7th) day after the later of the MLC Domestication Effective Date and the day the demand for payment is received, to each Dissenting MLC Shareholder whose demand for payment has been received, a written offer to pay for the MLC Common Shares of such Dissenting MLC Shareholder for such amount as the Mount Logan Board considers to be fair value accompanied by a statement showing how the fair value was determined, unless there are reasonable grounds for believing that Mount Logan is, or after the payment would be, unable to pay its liabilities as they become due or the realizable value of Mount Logan’s assets, as applicable, would thereby be less than the aggregate of its liabilities. Mount Logan must pay for the MLC Common Shares of a Dissenting MLC Shareholder within ten (10) days after an offer made as described above has been accepted by a Dissenting MLC Shareholder, but any such offer lapses if Mount Logan does not receive an acceptance thereof within thirty (30) days after such offer has been made. Every offer made by Mount Logan for MLC Common Shares shall be on the same terms. If such offer is not made or accepted within fifty (50) days after the MLC Domestication Effective Date, Mount Logan may apply to the Court to fix the fair value of such MLC Common Shares. There is no obligation of Mount Logan to apply to the Court. If Mount Logan fails to make such an application, a Dissenting MLC Shareholder has the right to so apply within a further 20 days.

Addresses for Notice

All notices to Mount Logan of dissent to the Arrangement Resolution pursuant to Section 185 of the OBCA should be addressed to the attention of the individual set out below and be received not later than 5:00 p.m. (Toronto time) two business days immediately preceding the date of the MLC Special Meeting, or any date to which the MLC Special Meeting may be postponed or adjourned to:

Mount Logan Capital Inc.
Suite 800, Wildeboer Dellelce Place
365 Bay Street
Toronto, Ontario M5H 2V1

Attention: Corporate Secretary
Facsimile: 416-361-1790

Dissent Right Condition

Under the Merger Agreement, it is a condition of the Arrangement that MLC Shareholders holding not more than 10% of the outstanding MLC Common Shares shall have validly exercised Dissent Rights (and not withdrawn or waived such exercise).

Recommendation of the Mount Logan Board

The Mount Logan Board has concluded that the Arrangement, as well as the MLC Merger and the Business Combination, are advisable and in the best interests of Mount Logan and the MLC Shareholders and, as such, has authorized submission of the Arrangement Resolution to the MLC Shareholders for approval and the Arrangement to the Court for the Final Order.

In coming to its conclusion and recommendations in respect of the Arrangement, the Mount Logan Board considered, among others, the following factors:

1.The MLC Domestication is a condition to the completion of the MLC Merger and the Business Combination and must occur in order for the MLC Merger to occur and for the Business Combination to be completed.

2.A continuance of Mount Logan out from the jurisdiction of the OBCA to the State of Delaware is permitted to occur pursuant to section 181 of the OBCA (the “OBCA Statutory Continuance Provisions”) without the use of the “arrangement” provisions set out in section 182 of the OBCA, however, the MLC Domestication is proposed to occur by way of the Arrangement solely for the purpose of the Final Order constituting the basis for the Section 3(a)(10) Exemption with respect to any deemed issuance or exchange of the securities that may be considered to have occurred in connection with the MLC Domestication. If the 3(a)(10) Exemption were not available, Mount Logan would be required to file a registration statement with the SEC in order to register the MLC Delaware Units, notwithstanding that immediately following the completion of the MLC Domestication the MLC Delaware Units will be converted into the right to receive shares of New Mount Logan Common Stock. The preparation and filing of such a registration statement would result in Mount Logan incurring costs and expenses that would be in excess of the costs and expenses incurred by proceeding with the MLC Domestication by way of the Arrangement, and would result in additional time to complete the Business Combination.

3.The Arrangement provides MLC Shareholders with substantially similar rights in respect of the Arrangement compared to the OBCA Statutory Continuance Provisions, including that the Arrangement Resolution must be approved by special resolution and that MLC Shareholders are entitled to rights of dissent.

4.MLC Shareholders that oppose the Arrangement, and accordingly, the MLC Merger and the Business Combination, may, subject to compliance with certain conditions, dissent with respect to the Arrangement Resolution and be entitled to be paid the fair value for their MLC Common

Shares in accordance with Section 185 of the OBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court.

The Mount Logan Board unanimously recommends that MLC Shareholders vote FOR the Arrangement Resolution. The determination of the Mount Logan Board is based on the factors set out above as well as those reasons set out in the section titled “The Mergers - Mount Logan’s Reasons for the Mergers and Recommendation of the Mount Logan Board.”

In the absence of contrary instructions, the persons named in the accompanying MLC Instrument of Proxy intend to vote FOR the Arrangement Resolution.
Approval of the Incentive Plan

At the MLC Special Meeting, MLC Shareholders will be asked to consider and, if deemed advisable, approve, with or without variation the Incentive Plan Resolution, the full text of which is set out in Annex K (the “Incentive Plan Resolution”). The Incentive Plan Resolution asks the MLC Shareholders to approve and adopt the 2025 Omnibus Incentive Plan (the “2025 Plan”). See the sections entitled “Description of 2025 Omnibus Incentive Plan” and “180 Degree Capital Proposal No. 3 – The New Mount Logan Equity Incentive Plan Proposal – Terms of the 2025 Plan” for a summary of the 2025 Plan.

An aggregate number of shares of New Mount Logan Common Stock that shall not exceed 2,600,000 will be reserved for issuance under the 2025 Plan. It is expected that the board of directors of New Mount Logan will approve and ratify the 2025 Plan post-Closing before any grants or issuances are made thereunder. If approved by the shareholders, the effective date of the 2025 Plan will be the Closing Date. The 2025 Plan is described in more detail below. If approved by the shareholders, the 2025 Plan will be administered by the New Mount Logan Board or by the compensation committee of the New Mount Logan Board, which will have the authority to make awards under the 2025 Plan.

After careful consideration, the MLC Board believes that approving the 2025 Plan is in the best interests of MLC and its shareholders. The general purpose of the 2025 Plan is to enhance the profitability and value of New Mount Logan for the benefit of its shareholders by enabling New Mount Logan to offer cash and stock-based incentives in order to attract, retain and reward employees, directors and consultants. If approved, the 2025 Plan will enable New Mount Logan to provide cash and stock-based incentives that strengthen the mutuality of interests between employees, directors and consultants who participate in the 2025 Plan and the shareholders of New Mount Logan.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, New Mount Logan intends to file with the SEC a registration statement on Form S-8 covering the shares of New Mount Logan Common Stock issuable under the 2025 Plan.

Required Vote

To be effective, the Incentive Plan Resolution must be approved at the MLC Special Meeting by the affirmative vote of a majority of the MLC Common Shares cast at the MLC Special Meeting and entitled to vote.

Recommendation of the Mount Logan Board

The Mount Logan Board has concluded that the 2025 Plan is advisable and in the best interests of Mount Logan and the MLC Shareholders and, as such, has authorized submission of the Incentive Plan Resolution to the MLC Shareholders.

The Mount Logan Board unanimously recommends that MLC Shareholders vote FOR the Incentive Plan Resolution. See the sections entitled “Description of 2025 Omnibus Incentive Plan” and “180 Degree Capital Proposal No. 3 – The New Mount Logan Equity Incentive Plan Proposal – Terms of the 2025 Plan” for a summary of the New Mount Logan Equity Incentive Plan.

In the absence of contrary instructions, the persons named in the accompanying MLC Instrument of Proxy intend to vote FOR the Incentive Plan Resolution.
Indebtedness of Directors and Executive Officers of Mount Logan

No individual who is, or at any time during the financial year ended December 31, 2024 was, a director or executive officer of Mount Logan, no proposed nominee for election as a director of Mount Logan, or any associate of any of them is, or at any time since the beginning of the financial year ended December 31, 2024 has been, indebted to Mount Logan or any of its subsidiaries or was indebted to another entity, which indebtedness is, or was at any time during the financial year ended December 31, 2024, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Mount Logan or any of its subsidiaries.
Interest of Informed Persons in Material Transactions

Other than as described herein, no director or executive officer of Mount Logan, nor any proposed nominee for election as a director of Mount Logan, nor any other insider of Mount Logan, nor any associate or affiliate of any one of them, has or has had, at any time since the beginning of the financial year ended December 31, 2024, any material interest, direct or indirect, in any transaction or proposed transaction that has materially affected or would materially affect Mount Logan or any of its subsidiaries.
Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as otherwise disclosed in this joint proxy/prospectus, no person who has been a director or executive officer of Mount Logan at any time since the beginning of the financial year ended December 31, 2024, no proposed nominee for election as a director of Mount Logan nor any associate or affiliate of such persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the MLC Special Meeting.

Solicitation of Proxies

Mount Logan and 180 Degree Capital will each bear the cost of the solicitation related to the Proposals, including any costs directly associated with preparing, filing, printing and mailing this Preliminary Joint Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Shareholders and proxy card to MLC Shareholders and 180 Degree Capital shareholders, respectively. For additional details regarding the treatment of Shared Expenses, which includes the foregoing expenses, please see the section titled “The Merger Agreement –Merger Consideration”. [Mount Logan intends to use the services of [●] to aid in the distribution and collection of proxy votes for an estimated fee of $[●], plus reasonable out-of-pocket expenses.] No additional compensation will be paid to directors, officers or employees for such services.

Additional Information

Additional information relating to Mount Logan may be found under Mount Logan’s SEDAR+ profile at www.sedarplus.com.

Additional financial information is provided in Mount Logan’s financial statements and Management’s Discussion and Analysis for the year ended December 31, 2024, which are available under Mount Logan’s SEDAR+ profile at www.sedarplus.com or by request to Mount Logan’s registered office at the following address:
Mount Logan Capital Inc.
c/o Wildeboer Dellelce LLP
365 Bay Street
Suite 800
Toronto, Ontario
M5H 2V1

Phone: (416) 361-3121

THE 180 DEGREE CAPITAL SPECIAL MEETING

General

This Preliminary Joint Proxy Statement/Prospectus is being provided to 180 Degree Capital shareholders as part of a solicitation of proxies by the 180 Degree Capital Board for use at the 180 Degree Capital Special Meeting. This Preliminary Joint Proxy Statement/Prospectus provides 180 Degree Capital shareholders with important information about the 180 Degree Capital Special Meeting and should be read carefully and in its entirety.

Date, Time and Place of the 180 Degree Capital Special Meeting

The 180 Degree Capital Special Meeting will be held on [month day], 2025, at [time], local time, at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042. As in recent years, we recommend that shareholders participate via webcast at https://join.freeconferencecall.com/180degreecapital or telephone at (609) 746-1082 passcode 415049.

Purposes of the 180 Degree Capital Special Meeting

The 180 Degree Capital Special Meeting is being held to consider and vote on the following Proposals:

•Proposal 1 – the Business Combination Proposal: a proposal to adopt the Merger Agreement and approve the TURN Merger;

•Proposal 2 – the TURN 1940 Act Deregistration Proposal: a proposal to approve the deregistration of 180 Degree Capital as a closed-end investment company registered under the 1940 Act;

•Proposal 3 – the New Mount Logan Equity Incentive Plan Proposal: a proposal to approve the 2025 Omnibus Incentive Plan of New Mount Logan; and

•Proposal 4 – the Adjournment Proposal: a proposal to adjourn the 180 Degree Capital Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the 180 Degree Capital Special Meeting.

Recommendation of the 180 Degree Capital Board

The 180 Degree Capital Board unanimously recommends that 180 Degree Capital shareholders vote:

•Proposal 1 – “FOR” the Business Combination Proposal;

•Proposal 2 – “FOR” the TURN 1940 Act Deregistration Proposal

•Proposal 3 – “FOR” the New Mount Logan Equity Incentive Plan Proposal; and

•Proposal 4 - “FOR” the Adjournment Proposal.

The 180 Degree Capital Board, on the recommendation of the 180 Degree Capital Special Committee, comprised solely of the 180 Degree Capital Independent Directors, has unanimously determined that the transactions contemplated by the Merger Agreement, including the Business Combination, the issuance of shares of New Mount Logan Common Stock in connection with the Mergers, and the adoption of the 2025 Plan by New Mount Logan, are advisable, fair to, and in the best interests of, 180 Degree Capital and its shareholders; has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Business Combination and the issuance of shares of New Mount Logan Common Stock in connection with the Mergers. It is expected that the board of directors of New Mount Logan will approve and ratify the 2025 Plan post-Closing before any grants or issuances are made thereunder. The 180 Degree Capital Board unanimously recommends that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal, “FOR” the TURN 1940 Act Deregistration Proposal, “FOR” the New Mount Logan Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

This Preliminary Joint Proxy Statement/Prospectus contains important information regarding these Proposals and factors that 180 Degree Capital shareholders should consider when deciding how to cast their votes. 180 Degree Capital shareholders are encouraged to read the entire document carefully, including the Annexes to and documents incorporated by reference into this Preliminary Joint Proxy Statement/Prospectus, for more detailed information regarding the Merger Agreement and transactions contemplated thereunder.

Record Date

The record date for the determination of 180 Degree Capital shareholders entitled to notice of and to vote at the 180 Degree Capital Special Meeting is [month day], 2025. Only 180 Degree Capital shareholders who held TURN Common Shares of record at the close of business on [month day], 2025 are entitled to vote at the 180 Degree Capital Special Meeting and any adjournment or postponement of the 180 Degree Capital Special Meeting. As of the 180 Degree Capital Record Date, there were [●] TURN Common Shares issued and outstanding and entitled to vote. Each TURN Common Share held by a holder of record as of the 180 Degree Capital Record Date has one vote on each matter to be considered at the 180 Degree Capital Special Meeting.

Quorum

In order for business to be conducted at the 180 Degree Capital Special Meeting, a quorum must be present. The presence at the 180 Degree Capital Special Meeting, virtually or represented by proxy, of 180 Degree Capital shareholders entitled to cast a majority of all the votes entitled to be cast at the 180 Degree Capital Special Meeting will constitute a quorum of 180 Degree Capital. Abstentions will be treated as shares present for quorum purposes.

If a quorum is not present or if there are not sufficient votes for the approval of the Proposals, the 180 Degree Capital Special Meeting may be adjourned or postponed to permit the further solicitation of proxies.

A 180 Degree Capital shareholder vote may be taken on any of the Proposals in this Preliminary Joint Proxy Statement/Prospectus prior to any such adjournment if there are sufficient votes for approval of such Proposal.

Broker Non-Votes and Abstentions

Shares held by a broker or other nominee for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on non-routine Proposals are considered “broker non-votes.” The Proposals are non-routine matters for 180 Degree Capital and so no broker non-votes are expected. As a result, if a 180 Degree Capital shareholder holds shares in “street name” through a broker, bank or other nominee, such broker, bank or nominee will not be permitted to exercise voting discretion with respect to the Proposals. Abstentions will not count as affirmative votes cast and will therefore have the same effect as votes “against” the Business Combination Proposal and the TURN 1940 Act Deregistration Proposal.

Vote Required

The votes required for each proposal are as follows:

•Proposal 1—the Business Combination Proposal. The approval of the Business Combination Proposal requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting. Abstentions will have the same effect as votes “against” the Business Combination Proposal. The Business Combination Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected.

Proxies received will be voted “FOR” the Business Combination Proposal, unless a 180 Degree Capital shareholder designates otherwise.

•Proposal 2—the TURN 1940 Act Deregistration Proposal. The approval of the TURN 1940 Act Deregistration Proposal requires the affirmative vote of holders of at least a “majority of the outstanding voting securities” as defined in the 1940 Act. Under the 1940 Act, the vote of holders of a “majority of the outstanding voting securities” means the affirmative vote of the holders of the lesser of (a) 67% or more of the TURN Common Shares present or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote, if the holders of more than 50% of the outstanding TURN Common Shares are present or represented by proxy or (b) more than 50% of the outstanding TURN Common Shares entitled to vote at the 180 Degree Capital Special Meeting. Abstentions will have the same effect as votes “against” the TURN 1940 Act Deregistration Proposal. The TURN 1940 Act Deregistration Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. Proxies received will be voted “FOR” the TURN 1940 Act Deregistration Proposal, unless a 180 Degree Capital shareholder designates otherwise.

•Proposal 3—the New Mount Logan Equity Incentive Plan Proposal. The approval of the New Mount Logan Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority the TURN Common Shares cast at the 180 Degree Capital Special Meeting and entitled to vote. The New Mount Logan Equity Incentive Plan Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. Proxies received will be voted “FOR” the New Mount Logan Equity Incentive Plan Proposal, unless a 180 Degree Capital shareholder designates otherwise.

•Proposal 4—the Adjournment Proposal. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the TURN Common Shares present in person or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote. Abstentions will have the same effect as votes “against” the Adjournment Proposal. The Adjournment Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. Proxies received will be voted “FOR” the Adjournment Proposal, unless a 180 Degree Capital shareholder designates otherwise.

Voting of Management

On the 180 Degree Capital Record Date, 180 Degree Capital’s officers and directors owned and were entitled to vote [●] TURN Common Shares, representing approximately [●]% of the outstanding TURN Common Shares on the 180 Degree Capital Record Date. 180 Degree Capital’s officers and directors signed voting agreements relating to the Business Combination Proposal.

Voting of Proxies

180 Degree Capital encourages 180 Degree Capital shareholders to vote their shares, either by voting virtually at the 180 Degree Capital Special Meeting or by voting by proxy, which means that 180 Degree Capital shareholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the 180 Degree Capital shareholder’s instructions. If 180 Degree Capital shareholders execute a proxy without specifying their voting instructions, such 180 Degree Capital shareholders’ shares will be voted in accordance with the 180 Degree Capital Board’s recommendation. If any other business is brought before the 180 Degree Capital Special Meeting, 180 Degree Capital shareholders’ shares will be voted at the 180 Degree Capital Board’s discretion unless 180 Degree Capital shareholders specifically state otherwise on their proxies.

180 Degree Capital shareholders may revoke a proxy at any time before it is exercised by notifying 180 Degree Capital’s Secretary in writing, by submitting a properly executed, later-dated proxy, or by voting virtually at the 180 Degree Capital Special Meeting. Any 180 Degree Capital shareholder entitled to vote at the 180 Degree Capital Special Meeting may attend the 180 Degree Capital Special Meeting and vote virtually, whether or not such 180 Degree Capital shareholder has previously voted his or her shares via proxy or wishes to change a previous vote.

A 180 Degree Capital shareholder may vote virtually at the 180 Degree Capital Special Meeting or by proxy in accordance with the instructions provided below. A 180 Degree Capital shareholder may also authorize a proxy by telephone or through the internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or internet link.

•By internet: [●].
•By telephone: [●] to reach a toll-free, automated touchtone voting line, or [●] Monday through Friday [9:00 a.m. until 10:00 p.m. Eastern Time] and Saturday and Sunday [10:00 a.m. until 6:00 p.m. Eastern Time] to reach a toll-free, live operator line.

•By mail: You may vote by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States.

Please allow sufficient time for your proxy card to be received on or prior to [time], Eastern Time, on [month day], 2025.

Revocability of Proxies

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the 180 Degree Capital Special Meeting, by attending the 180 Degree Capital Special Meeting and voting virtually, or by a notice, provided in writing and signed by the 180 Degree Capital shareholder, delivered to 180 Degree Capital’s Secretary on any business day before the date of the 180 Degree Capital Special Meeting.

Solicitation of Proxies

Mount Logan and 180 Degree Capital will each bear the cost of the solicitation related to the Proposals, including any costs directly associated with preparing, filing, printing and mailing this Preliminary Joint Proxy Statement/Prospectus and the accompanying Notice of Special Meeting of Shareholders and proxy card to MLC Shareholders and 180 Degree Capital shareholders, respectively. For additional details regarding the treatment of Shared Expenses, which includes the foregoing expenses, please see the section titled, “The Merger Agreement - Merger Consideration.” 180 Degree Capital intends to use the services of EQ Funds Solutions, LLC to aid in the distribution and collection of proxy votes for an estimated fee of $70,000, plus reasonable out-of-pocket expenses. No additional compensation will be paid to directors, officers or employees for such services.

Adjournments

The 180 Degree Capital Special Meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of TURN Common Shares present in person or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote thereon. Even if a quorum is present, the 180 Degree Capital Special Meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Business Combination Proposal, the TURN 1940 Act Deregistration Proposal and the New Mount Logan Equity Incentive Plan Proposal if a majority of votes are cast in favor of the Adjournment Proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the 180 Degree Capital Special Meeting.

Appraisal Rights

180 Degree Capital shareholders do not have the right to exercise appraisal rights with respect to any matter to be voted upon at the 180 Degree Capital Special Meeting.

Other Matters

As this is a special meeting, no additional business may be conducted beyond items listed in the Notice of Special Meeting of Shareholders. If, however, any other matters, including adjournments, are properly brought before the 180 Degree Capital Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their discretion.

Questions and Additional Information

180 Degree Capital shareholders with any questions or require assistance in voting their shares should call EQ Funds Solutions, LLC, 180 Degree Capital’s proxy solicitor for the 180 Degree Capital Special Meeting, toll-free at: [●].

180 DEGREE CAPITAL SHAREHOLDERS SHOULD CAREFULLY READ THIS PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGERS. IN PARTICULAR, 180 DEGREE CAPITAL SHAREHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT WHICH IS ATTACHED HERETO AS ANNEX A.

180 DEGREE CAPITAL PROPOSAL NO. 1 - THE BUSINESS COMBINATION PROPOSAL

Introduction

The 180 Degree Capital Board is asking 180 Degree Capital’s shareholders to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers. Upon completion of the Mergers, and subject to the terms and conditions of the Merger Agreement, each TURN Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, in accordance with the Merger Agreement, the number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio, which is described in the section entitled “The Mergers—Merger Consideration.” The Mergers and the terms and conditions of the Merger Agreement are discussed in greater detail in this Preliminary Joint Proxy Statement/Prospectus under the sections entitled “The Mergers” and “The Merger Agreement.”

Approval of the Business Combination Proposal is required for the completion of the Mergers.

Reasons for the Proposed Mergers
For a discussion of the factors considered by the 180 Degree Capital Board in reaching its decision to approve the Merger Agreement and the Business Combination contemplated thereby, including the Mergers, see the section entitled “The Mergers—180 Degree Capital’s Reasons for the Mergers and Recommendation of the 180 Degree Capital Board.”
Further Information Regarding the Mergers

Appraisal Rights
180 Degree Capital shareholders do not have the right to exercise appraisal rights with respect to the Business Combination Proposal. Accordingly, to the extent that a 180 Degree Capital shareholder objects to the Business Combination Proposal, such 180 Degree Capital shareholder will not have the right to have a court judicially determine (and the 180 Degree Capital shareholder will not receive) the fair value for its TURN Common Shares under the provisions of the NYBCL governing appraisal rights.

Required Vote
The approval of the Business Combination Proposal requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding TURN Common Shares at a meeting at which a quorum is present. Abstentions will have the same effect as votes “against” the Business Combination Proposal. The Business Combination Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. Proxies received will be voted “FOR” the Business Combination Proposal, unless a 180 Degree Capital shareholder designates otherwise.
The 180 Degree Capital Board believes that adoption of the Business Combination Proposal is in the best interests of 180 Degree Capital and its shareholders and has unanimously recommended that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal.
180 DEGREE CAPITAL PROPOSAL NO. 2 - THE TURN 1940 ACT DEREGISTRATION PROPOSAL

Introduction

If the Business Combination Proposal is approved and the Mergers and other transactions contemplated by the Merger Agreement have been consummated, 180 Degree Capital will seek deregistration of the company on Form N-8F (the “Deregistration”) with the SEC as an investment company under the 1940 Act. Deregistration would involve prohibiting the public offering of 180 Degree Capital’s shares and would mean that in the future, 180 Degree Capital would be excluded from the definition of an investment company by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and, accordingly, would not be required to register under or be regulated by the 1940 Act. The Business Combination Proposal is discussed in greater detail in this Preliminary Joint Proxy Statement/Prospectus under the section “Proposal No. 1: The Business Combination Proposal.”
Set forth below is a summary of the 180 Degree Capital Board’s considerations in approving the TURN 1940 Act Deregistration Proposal.
Reasons for the Proposed Change
If the Business Combination Proposal is approved and the Mergers and other transactions contemplated by the Merger Agreement have been consummated, management of 180 Degree Capital and the 180 Degree Capital Board believes that it would no longer be in the company’s or shareholders’ best interests to remain registered as an investment company pursuant to the 1940 Act. Management of 180 Degree Capital and the 180 Degree Capital Board considered that Deregistration is expected to result in a substantial reduction in the regulatory burden to which 180 Degree Capital is currently subject, which is expected to result in decreased administrative costs. Upon deregistering under the 1940 Act, 180 Degree Capital would cease to be subject to the regulations of the 1940 Act and, among other things, would no longer be required to file certain periodic reports with the SEC, which could result in increased operational flexibility to 180 Degree Capital. Management of 180 Degree Capital devotes considerable time to issues related to compliance with the 1940 Act and 180 Degree Capital incurs substantial legal and accounting fees with respect to such matters. The costs of this regulation are borne by 180 Degree Capital and its shareholders. The 180 Degree Capital Board also considered that, as a result of Deregistration, 180 Degree Capital shareholders would lose the protective safeguards of the 1940 Act, which are described in the section “Regulatory Effects of the Deregistration” below. The 180 Degree Capital Board believes that the costs of compliance with the 1940 Act are substantial, especially when compared to the relative size and net income of 180 Degree Capital, and that it would be in the best interest of shareholders for 180 Degree Capital to cease to be regulated under the 1940 Act.

Regulatory Effects of the Deregistration

As a registered investment company, 180 Degree Capital is subject to extensive regulation under the 1940 Act. The 1940 Act, among other things,

•regulates the composition of the 180 Degree Capital Board, requiring that 180 Degree Capital be managed by a board of directors, at least 40% of whom are not “interested persons” of 180 Degree Capital, as defined in the 1940 Act;
•regulates the capital structure of 180 Degree Capital by limiting the issuance of senior equity and debt securities and limiting the issuance of stock options, rights and warrants and limits 180 Degree Capital’s ability to obtain leverage through derivative instruments;
•prohibits certain transactions between 180 Degree Capital and affiliated persons, including directors and officers of 180 Degree Capital or affiliated companies, unless such transactions are exempted by the SEC;
•prohibits the issuance of common stock at less than net asset value;
•regulates the form, content and frequency of financial reports to shareholders;
•requires 180 Degree Capital to carry its assets at fair value rather than at cost in financial reports;
•requires that 180 Degree Capital file with the SEC periodic reports designed to disclose compliance with the 1940 Act and to present other financial information;
•restricts 180 Degree Capital from changing the nature of its business or fundamental investment policies without the prior approval of its shareholders;
•prohibits pyramiding of investment companies and the cross ownership of securities;
•provides for the custody of securities under conditions designed to assure the safety of 180 Degree Capital’s assets;
•provides for the bonding of certain employees;
•prohibits voting trusts;
•provides that no securities may be issued for services or for property other than cash or securities except as a dividend or a distribution to security holders or in connection with a reorganization;
•regulates the manner in which repurchases of TURN Common Shares may be effected;
•regulates plans of reorganization, including mergers with affiliates;
•provides for enforcement by the SEC of the 1940 Act through administrative proceedings and court actions;
•creates a right in private persons to bring injunctive and damage actions in federal courts to enforce compliance with certain limited provisions of the 1940 Act;
•requires 180 Degree Capital to have a written code of ethics and compliance policies and procedures designed to prevent violations of federal securities laws and a chief compliance officer charged with administering these policies; and
•prohibits 180 Degree Capital from limiting the liability of any director and officer for willful misfeasance, bad faith, gross negligence or reckless regard of the duties involved in the conduct of his or her office.

Upon the Deregistration, 180 Degree Capital will no longer be subject to the foregoing regulations, all of which are designed to protect the interests of 180 Degree Capital shareholders. Instead, 180 Degree Capital would operate as a private investment fund excluded from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act, and, accordingly, would not be required to registered under or be regulated by the 1940 Act, and 180 Degree Capital shareholders would no longer be afforded the regulatory protections of the 1940 Act.

Process of Deregistration

If the Deregistration is approved by 180 Degree Capital shareholders, officers of 180 Degree Capital will prepare and submit an application for an order of deregistration as an investment company on 180 Degree Capital’s behalf under Section 8(f) of the 1940 Act by making a filing with the SEC on Form N-8F. After reviewing the application, the SEC may require 180 Degree Capital to supply additional information, which may result in one or more amendments to the application. The SEC can on its own motion or on the motion of any interested party order a public hearing on the application. There can be no assurance with respect to the timing of the Deregistration order, or that the SEC will grant 180 Degree Capital’s application.

Further Information Regarding the Proposed Change

Appraisal Rights
180 Degree Capital shareholders do not have the right to exercise appraisal rights with respect to the TURN 1940 Act Deregistration Proposal. Accordingly, to the extent that a 180 Degree Capital shareholder objects to the TURN 1940 Act Deregistration Proposal, such 180 Degree Capital shareholder will not have the right to have a court judicially determine (and the 180 Degree Capital shareholder will not receive) the fair value for its TURN Common Shares under the provisions of the NYBCL governing appraisal rights.
Required Vote
The approval of the TURN 1940 Act Deregistration Proposal requires the affirmative vote of holders of at least a “majority of the outstanding voting securities” as defined in the 1940 Act. Under the 1940 Act, the vote of holders of a “majority of the outstanding voting securities” means the vote of the holders of the lesser of (a) 67% or more of the voting securities present or represented by proxy at the 180 Degree Capital Special Meeting if the holders of more than 50% of the voting securities are present or represented by proxy or (b) more than 50% of the outstanding voting securities. Abstentions will have the same effect as votes “against” the TURN 1940 Act Deregistration Proposal. The TURN 1940 Act Deregistration Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. Proxies received will be voted “FOR” the TURN 1940 Act Deregistration Proposal, unless a 180 Degree Capital shareholder designates otherwise.
The 180 Degree Capital Board believes that adoption of the TURN 1940 Act Deregistration Proposal is in the best interests of 180 Degree Capital and its shareholders and has unanimously recommended that 180 Degree Capital shareholders vote “FOR” the TURN 1940 Act Deregistration Proposal.

180 DEGREE CAPITAL PROPOSAL NO. 3 - THE NEW MOUNT LOGAN EQUITY INCENTIVE PLAN PROPOSAL

The New Mount Logan Equity Incentive Plan Proposal asks the 180 Degree Capital shareholders to approve and adopt the 2025 Plan. An aggregate number of shares of New Mount Logan Common Stock that shall not exceed 2,600,000 will be reserved for issuance under the 2025 Plan. It is expected that the board of directors of New Mount Logan will approve and ratify the 2025 Plan post-Closing before any grants or issuances are made thereunder. If approved by the shareholders, the effective date of the 2025 Plan will be the Closing Date. The 2025 Plan is described in more detail below and in the section entitled “Description of 2025 Omnibus Incentive Plan.” A copy of the 2025 Plan is attached as Annex E to this joint proxy statement/prospectus. If approved by the shareholders, the 2025 Plan will be administered by the members of the New Mount Logan Board who qualify as independent directors or by the compensation committee of the New Mount Logan Board, which will have the authority to make awards under the 2025 Plan.

After careful consideration, the 180 Degree Capital Board believes that approving the 2025 Plan is in the best interests of 180 Degree Capital and its shareholders. The general purpose of the 2025 Plan is to enhance the profitability and value of New Mount Logan for the benefit of its shareholders by enabling New Mount Logan to offer cash and stock-based incentives in order to attract, retain and reward employees, directors and consultants. If approved, the 2025 Plan will enable New Mount Logan to provide cash and stock-based incentives that strengthen the mutuality of interests between employees, directors and consultants who participate in the 2025 Plan and the shareholders of New Mount Logan.

Terms of the 2025 Plan

The following summary of the principal terms of the 2025 Plan is qualified in its entirety by the full text of the 2025 Plan, a copy of which is attached as Annex E to this Preliminary Joint Proxy Statement/Prospectus. You may also obtain, free of charge, a copy of the 2025 Plan by writing to [●] at [●].

Administration. A committee of the New Mount Logan Board, comprised of independent directors, will administer the 2025 Plan (the “Administrator”). For this purpose, the role of Administrator for the 2025 Plan will be delegated to the compensation committee of the New Mount Logan Board. The Administrator determines which eligible individuals shall be granted awards under the 2025 Plan. Along with other authority granted to the Administrator under the 2025 Plan, the Administrator may (i) select recipients of awards, (ii) determine the number of shares subject to awards, (iii) determine the terms and conditions of awards, (iv) modify, extend or renew awards and (v) allow participants to satisfy withholding tax obligations through a reduction of shares.

Available Shares; Lapsed Awards. An aggregate number of shares of New Mount Logan Common Stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2025 Plan shall not exceed 2,600,000 shares of New Mount Logan Common Stock. Notwithstanding the foregoing, shares of New Mount Logan Common Stock issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by New Mount Logan or any of its subsidiaries shall not reduce the shares of New Mount Logan Common Stock available under the 2025 Plan, and to the extent permitted by the rules of the stock exchange on which the shares of New Mount Logan Common Stock are then listed or quoted, shares under a shareholder approved plan of an acquired company may be used for awards under the 2025 Plan and do not reduce the shares of New Mount Logan Common Stock available under the 2025 Plan. If any outstanding award under the 2025 Plan is forfeited, expired, terminated, settled for cash or unearned, in whole or in part, or cancelled for any reason (where applicable, without having been exercised in full), then the number of shares subject to the 2025 Plan shall be increased by the portion of such awards so forfeited, expired, terminated, cash-settled, unearned or cancelled and such forfeited, expired, terminated, cash-settled, unearned or cancelled shares may again be awarded under the 2025 Plan. Shares of New Mount Logan Common Stock tendered in payment of the exercise price or withholding taxes with respect to an award shall not become, or again be, available for awards under the 2025 Plan. Additionally, the aggregate number of shares of New Mount Logan Common Stock that may be issued or used with respect to any Incentive Stock Option (“ISO”) shall not exceed the number of shares reserved for issuance under the 2025 Plan (subject to adjustment as provided for in the 2025 Plan).

Eligibility. Individuals eligible to receive awards under the 2025 Plan include New Mount Logan’s employees, officers, directors and consultants. Approximately [●] employees, [●] officers, [●] directors and [●] consultants will be eligible to participate in the 2025 Plan, if approved, as of the Closing Date. The Administrator determines from time to time the participants to whom awards will be granted.

Incentive Awards. The 2025 Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock, performance awards, as well as other awards (described in the 2025 Plan). The 2025 Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash, securities or other property. An award will vest, and an option or SAR will become exercisable, in accordance with the schedule set forth in the applicable award agreement, subject to the minimum vesting period as described in the 2025 Plan.

Stock Option. A stock option is the right to purchase shares of New Mount Logan Common Stock at a future date at a specified price per share not less than the fair market value of a share of New Mount Logan Common Stock on the date of grant, unless otherwise determined by the Administrator, or, in the case of an ISO granted to a 10 percent stockholder, 110% of such share’s fair market value. An option may either be an Incentive Stock Option (“ISO”) or a non-qualified stock option. ISO benefits are taxed differently from non-qualified stock options, as described under “Federal Income Tax Treatment of Awards under the 2025 Plan,” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the 2025 Plan. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

SARs. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of New Mount Logan Common Stock on the date of exercise of the SAR over the exercise price of the SAR. A SAR may be granted in conjunction with a stock option or otherwise. The exercise price of a SAR will be established by the Administrator at the time of grant but will not be less than the fair market value of a share of the New Mount Logan Common Stock on the date of grant (or, if granted in conjunction with an ISO to a 10 percent stockholder, 110% of such share’s fair market value).

Restricted Stock. A restricted stock award is typically for a fixed number of shares of New Mount Logan Common Stock, subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares, the duration of the restriction period and the conditions under which the shares may be forfeited. The Administrator may waive any restriction period and any other conditions under appropriate circumstances (such as death or disability). Generally, during the restriction period, the participant will have all of the rights of a shareholder with respect to the shares of restricted stock, including the right to vote the shares of restricted stock and to receive dividends, provided that, unless provided in an award agreement, any such dividends will be deferred until the expiration of the applicable restriction period or the attainment of any applicable performance goals, in each case subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted stock.

Other Stock-Based Awards. The Administrator may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance stock units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2025 Plan that are payable in cash or denominated or payable in or valued by shares of New Mount Logan Common Stock or factors that influence the value of such shares. The Administrator may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum service period. The performance goals for performance-based other stock-based awards generally may be based on one or more of the objective criteria set forth in the 2025 Plan and discussed in general below. Unless otherwise provided in an award agreement, the payment of dividends, if any, will be deferred until the vesting of the underlying award and subject to the same forfeiture conditions as such underlying award.

Other Cash-Based Awards. The Administrator may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Administrator will determine, including, without limitation, being subject to the satisfaction of vesting conditions or being awarded as a discretionary bonus that is not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Administrator may accelerate the vesting of such award in its discretion.

Performance Awards. A performance award is an award payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals or, if applicable, upon any continuous service requirement following the attainment of the relevant performance goals, either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Administrator. If the performance award is payable in shares of restricted stock, the shares will be transferrable to the participant only upon the attainment of the relevant performance goals, or in combination with any continuous service requirement. Based on service, performance and/or other factors or criteria, the Administrator may, at or after grant, accelerate the vesting of all or any part of any performance award. Unless otherwise provided in an award agreement, the payment of dividends, if any, will be deferred until the attainment of the relevant performance goals and subject to the same forfeiture conditions as the underlying performance award.

Transfer Restrictions. Subject to certain exceptions, awards under the 2025 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable during the recipient’s lifetime only by such recipient.

Adjustments or Changes in Capitalization. In the event of any subdivision (by any split, recapitalization or otherwise) or combination (by reverse split, combination or otherwise) of shares of New Mount Logan Common Stock, change in the shares of New Mount Logan Common Stock by reason of a merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all of the assets or business of New Mount Logan or event having an effect substantially similar to the foregoing, or other change in the capital structure of New Mount Logan, the Administrator may make or provide for proportionate adjustments and/or substitutions (if any) as it deems equitable under the circumstances in its sole discretion to prevent dilution or enlargement of participant’s rights under outstanding awards under the 2025 Plan.

Change in Control. In the event of a Change in Control (as defined under the 2025 Plan), except as may otherwise be provided by the Administrator in an award agreement, awards will be treated in accordance with one or more of the following methods as determined by the Administrator: (1) awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Administrator in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of restricted stock or any other award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the restricted stock or other award shall, where appropriate in the sole discretion of the Administrator, receive the same distribution as other common stock on such terms as determined by the Administrator; provided that the Administrator may decide to award additional restricted stock or other awards in lieu of any cash distribution; (2) awards may be purchased for an amount of cash, securities or other property equal to the excess (if any) of the highest price per share of New Mount Logan Common Stock paid in any transaction related to a Change in Control of New Mount Logan with respect to the shares of New Mount Logan Common Stock covered by such awards, over the applicable exercise price per share (if any) under such awards, provided that any cash or other consideration payable upon the purchase of such awards may be subject to vesting terms substantially similar to those that applied to such awards immediately prior to the Change in Control and/or earn-out, escrow, indemnification, holdback or similar arrangements, to the extent such arrangements are applicable to consideration paid to other equity holders of New Mount Logan in connection with the Change in Control; or (3) all outstanding and unexercised stock options, stock appreciation rights or any other stock-based award that provides for a participant elected exercise may be terminated by delivering notice of termination to each participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such participant shall have the right to exercise in full all of such participant’s awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the award agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

Minimum Vesting Period. Notwithstanding any other provision of the 2025 Plan, awards granted under the 2025 Plan may not become vested, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (i) such limitation shall not apply to awards granted for up to an aggregate of five percent (5%) of the shares of New Mount Logan Common Stock available under the 2025 Plan, (ii) such limitation shall not apply to awards made to non-employee directors and (iii) the Administrator may, in its sole discretion, accelerate the vesting of awards subject to such limitation in the event of a Change in Control or upon the participant’s death, disability, termination without cause or termination for good reason or similar term, if applicable.

Amendments to and Termination of the 2025 Plan. Notwithstanding any other provision of the 2025 Plan, the New Mount Logan Board may at any time amend any or all of the provisions of the 2025 Plan and/or awards granted thereunder, or suspend or terminate the 2025 Plan and awards thereunder entirely, retroactively or otherwise, subject to shareholder approval in certain instances (as set forth in the 2025 Plan); provided, however, that, unless otherwise required by law or specifically provided in the 2025 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant. The Administrator may amend the terms of any outstanding award, prospectively or retroactively, provided that no such amendment will impair the rights of any participant without the consent of such participant. Unless earlier terminated by the New Mount Logan Board, the 2025 Plan will automatically terminate on the tenth anniversary of the date it is approved by shareholders and no award shall be granted under the 2025 Plan on or after that date.

Recoupment of Awards. The 2025 Plan provides that awards granted under the 2025 Plan are subject to the Mount Logan Capital, Inc. Compensation Recovery Policy that New Mount Logan will have in place at the consummation of the Mergers and to any and all forfeiture and recoupment policies that New Mount Logan has or may have in place whether required by the Exchange Act, Nasdaq listing standards, or under any applicable rules and regulations promulgated by the SEC, or otherwise.

United States Federal Income Tax. Federal income tax consequences related to awards under the 2025 Plan are summarized below in the section entitled “Description of 2025 Omnibus Incentive Plan.”

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, New Mount Logan intends to file with the SEC a registration statement on Form S-8 covering the shares of New Mount Logan Common Stock issuable under the 2025 Plan.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the 2025 Plan is hereby authorized and approved, to be effective immediately upon the consummation of the Business Combination.”

Required Vote

The approval of the New Mount Logan Equity Incentive Plan Proposal requires the affirmative vote of a majority of the TURN Common Shares cast at the 180 Degree Capital Special Meeting and entitled to vote. The New Mount Logan Equity Incentive Plan Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. If the Business Combination Proposal is not approved, the New Mount Logan Equity Incentive Plan Proposal will not be presented at the 180 Degree Capital Special Meeting.

Recommendation of the 180 Degree Capital Board

The 180 Degree Capital Board believes that adoption of the New Mount Logan Equity Incentive Plan Proposal is in the best interests of 180 Degree Capital and its shareholders and has unanimously recommended that 180 Degree Capital shareholders vote “FOR” the New Mount Logan Equity Incentive Plan Proposal.

180 DEGREE CAPITAL PROPOSAL NO. 4 - THE ADJOURNMENT PROPOSAL

The 180 Degree Capital Special Meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the 180 Degree Capital Special Meeting to approve one or more of the Proposals.

180 Degree Capital is asking 180 Degree Capital shareholders to authorize the holder of any proxy solicited by the 180 Degree Capital Board to vote in favor of any adjournment of the 180 Degree Capital Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the 180 Degree Capital Special Meeting to approve one or more Proposals.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the TURN Common Shares present in person or represented by proxy at the 180 Degree Capital Special Meeting and entitled to vote, even if less than a quorum is so present. Abstentions will have the same effect as votes “against” the Adjournment Proposal. The Adjournment Proposal is a non-routine matter for 180 Degree Capital and so no broker non-votes are expected. Proxies received will be voted “FOR” the Adjournment Proposal, unless a 180 Degree Capital shareholder designates otherwise.

The vote on the Adjournment Proposal is separate and apart from the vote on any other Proposal set forth in this Preliminary Joint Proxy Statement/Prospectus. Accordingly, you may vote to approve the Business Combination Proposal and the TURN 1940 Act Deregistration Proposal (each of which are cross-conditioned on the approval of the other) and vote to approve the New Mount Logan Equity Incentive Plan Proposal (which is conditioned on the approval of the Business Combination Proposal) and vote not to approve the Adjournment Proposal, and vice versa.

The 180 Degree Capital Board has unanimously recommended that 180 Degree Capital shareholders vote “FOR” the Adjournment Proposal.

THE MERGERS

General

Mount Logan, 180 Degree Capital, New Mount Logan, MLC Merger Sub and TURN Merger Sub have entered into the Merger Agreement, which provides for the business combination of Mount Logan and 180 Degree Capital in an all-stock transaction. The business combination will occur through the merger of MLC Merger Sub with and into Mount Logan, with Mount Logan continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan, and simultaneously with the MLC Merger, the merger of TURN Merger Sub with and into 180 Degree Capital, with 180 Degree Capital continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan. As a result of the Mergers, the separate existence of MLC Merger Sub and TURN Merger Sub will cease and Mount Logan and 180 Degree Capital will continue its existence under the NYBCL and Delaware LLC Act, respectively, as surviving entities and as wholly-owned Subsidiaries of New Mount Logan. Following the completion of the Mergers, New Mount Logan, the parent company of 180 Degree Capital and Mount Logan, will be a newly-listed public company on Nasdaq trading under the symbol “MLCI.” For a summary of the business, assets and operations of New Mount Logan after completion of the Business Combination, see Annex F - “Information Concerning New Mount Logan Following the Business Combination”.
The following organizational chart shows the transactions contemplated by the Mergers and the ownership structure of New Mount Logan following the completion of the Mergers:
Pre-Mergers:

Post-Mergers:

Merger Consideration

If the Mergers are completed, at the Effective Time, (i) each share of common stock, par value $0.001 per share, of TURN Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.03 per share, of 180 Degree Capital, (ii) each TURN Common Share issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio, subject to the treatment of fractional shares pursuant to the Merger Agreement, (iii) each share of New Mount Logan Common Stock issued and outstanding immediately prior to the Effective Time will be redeemed by New Mount Logan and such shares will be cancelled and will cease to exist and no consideration will be issued in redemption therefor, (iv) each unit representing a membership interest in MLC Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one unit representing a membership interest in Mount Logan, and (v) each MLC Common Share issued and outstanding immediately prior to the Effective Time but, for the avoidance of doubt, after giving effect to the MLC Domestication and other than any Excluded Shares, will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the MLC Exchange Ratio, subject to the treatment of fractional shares pursuant to the Merger Agreement.
No fractional shares will be issued in connection with the Mergers, and any fractional shares to which an applicable holder of TURN Common Shares or MLC Common Shares would otherwise be entitled will be aggregated as to each such holder and such fraction will be rounded down to the nearest whole number of shares of New Mount Logan Common Stock.
180 Degree Capital does not expect to realize capital gains from the disposition of securities prior to the completion of the Mergers outside of the ordinary course of its business or its historical rate of investment turnover. The transaction costs of any such dispositions in the ordinary course of business are expected to be substantially similar to its historical transaction costs for such open-market trades. 180 Degree Capital has not historically distributed, and currently does not plan to initiate any distributions of, capital gains as it is in an undistributed loss position and does not currently anticipate that dispositions completed prior to the Mergers will result in it being in an undistributed gain position.

In addition, while no definitive timing for sale of the portfolio investments presently held by 180 Degree Capital has been determined, it is expected that New Mount Logan will undertake an orderly disposition of such portfolio investments subsequent to closing of the Mergers. In addition, New Mount Logan may transfer any such portfolio investments out from under 180 Degree Capital after completion of the Mergers in order to facilitate its deregistration under the 1940 Act.

Background of the Mergers

The Mergers and the provisions of the Merger Agreement are the result of arm’s length negotiations conducted between representatives of Mount Logan and 180 Degree Capital. The following chronology summarizes the key meetings and material negotiations and discussions that led to the signing and public announcement of the Merger Agreement. The following chronology does not purport to catalog every conversation between Mount Logan and 180 Degree Capital and their respective representatives and other parties.

The Mount Logan Board, together with Mount Logan’s management team, regularly evaluates Mount Logan’s historical performance, future growth prospects and overall strategic direction in light of the evolving business and economic environment. This evaluation has entailed reviewing Mount Logan’s long-term strategy as a standalone company and considering potential opportunities for business combinations, acquisition or sale transactions and other financial and strategic alternatives in the asset management and insurance solutions space with a view towards enhancing shareholder value.

The 180 Degree Capital Board, together with 180 Degree Capital’s management team, including Kevin M. Rendino, Chief Executive Officer, and Daniel B. Wolfe, President, Chief Financial Officer and Chief Compliance Officer, both of whom also serve on the 180 Degree Capital Board, regularly evaluates 180 Degree Capital’s historical performance, future growth prospects and overall strategic direction in light of the evolving business and economic environment. This evaluation has entailed reviewing 180 Degree Capital’s long-term strategy as a standalone company, potential options that could lead to a narrowing of the discount between the price of TURN Common Shares and its net asset value, and considering potential opportunities for business combinations and other financial and strategic alternatives with a view towards enhancing shareholder value. Consideration of each of these options and strategic alternatives was communicated in 180 Degree Capital’s initial announcement of a Discount Management Program on November 13, 2023, and in subsequent updates regarding the first measurement period of the Discount Management Program throughout 2024. As noted in 180 Degree Capital’s initial announcement of its Discount Management Program, the 180 Degree Capital Board set two measurement periods of January 1, 2024, to December 31, 2024, and January 1, 2025, to June 30, 2025. Should TURN Common Shares trade at an average daily discount to NAV of more than the current average trading discount of other equity-focused closed end funds, or 12%, during either of these measurement periods, the 180 Degree Capital Board noted it would consider all available options including, but not limited to, significant expansion of 180 Degree Capital’s stock buyback program, cash distributions, or a tender offer. 180 Degree Capital subsequently noted in future press releases beginning in November 2024, that such considerations could also include other strategic options.

On July 1, 2024, at the request of Parker A. Weil, a member of the 180 Degree Capital Board, Mr. Rendino and Mr. Weil met in person with Steven Wayne, an Operating Advisor at BCPA to discuss topics of mutual interest related to asset management and the prior experience of Mount Logan and BCPA with strategic transactions. Mr. Weil believed that the perspectives of Mr. Wayne could be useful to 180 Degree Capital’s Board as it evaluated potential strategic options for 180 Degree Capital given Mr. Wayne’s experience considering similar options for a business development company, OHA Investment Corporation (“OHAI”), that he managed and which was merged with Portman Ridge Finance Corporation, a business development company managed by Sierra Crest Investment Management LLC (“SCIM”), an investment adviser majority owned by BCPA and in which Mount Logan has a minority interest. Upon the conclusion of this meeting, Mr. Rendino and Mr. Wayne agreed to schedule a follow-up meeting to continue the conversation with the inclusion of Mr. Wolfe.

On July 18, 2024, Messrs. Rendino and Wolfe met in person with Mr. Wayne to continue the prior discussion. During this meeting, the participants discussed, among other things, the sale of OHAI, the potential benefits of a combination of 180 Degree Capital and Mount Logan, and potential synergies between 180 Degree Capital and Mount Logan. The parties agreed to continue conversations and to include additional representatives of Mount Logan in the next meeting.

On July 28, 2024, Mr. Wayne proposed to Mr. Wolfe that 180 Degree Capital enter into a non-disclosure agreement in advance of the next planned meeting on July 30, 2024, following which representatives of 180 Degree

Capital and BCPA negotiated the terms of a mutual non-disclosure agreement. On July 29, 2024, 180 Degree Capital and BCPA entered into a mutual non-disclosure agreement.

On July 30, 2024, Mr. Wolfe and Robert E. Bigelow, 180 Degree Capital’s VP of Fund Development, met in person with Edward Goldthorpe, Mount Logan’s Chairman and Chief Executive Officer, Olivier Fioroni, a Senior Manager at Mount Logan, and Mr. Wayne, to discuss potential options for a collaboration between 180 Degree Capital and Mount Logan and other topics of mutual interest. During this meeting, the participants discussed the potential combination of Mount Logan and 180 Degree Capital.

On August 9, 2024, the entire 180 Degree Capital Board met via videoconference and Messrs. Rendino and Wolfe provided the 180 Degree Capital Board with an update on their initial meetings with representatives of Mount Logan, including management’s recommendation that 180 Degree Capital engage in further discussions with Mount Logan regarding a potential strategic transaction. At the meeting, the 180 Degree Capital Board authorized and instructed management of 180 Degree Capital to engage in further discussions with representatives of Mount Logan to further explore the merits of a potential strategic transaction between the 180 Degree Capital and Mount Logan.

On August 14, 2024, Mr. Wayne provided Messrs. Rendino, Wolfe and Bigelow an initial due diligence request list for 180 Degree Capital and background materials on Mount Logan and BCPA.

On August 27, 2024, Mr. Wolfe provided Messrs. Wayne and Fioroni responses to the initial due diligence request list and materials responsive thereto.

On September 11, 2024, Messrs. Rendino and Wolfe met in person with Messrs. Goldthorpe, Wayne and Fioroni to discuss structures for a potential combination of the two companies and the background of Mount Logan’s history of acquisitions. The discussion included a detailed review of 180 Degree Capital’s access to investment opportunities in small capitalization public companies as well as its investment philosophy and approach. The discussion also included a review of Mount Logan’s asset management and insurance businesses. The meeting attendees also discussed how 180 Degree Capital’s access and approach to engagements with companies could be complementary to the capabilities of Mount Logan, in addition to Mount Logan’s strategic interest to list on a U.S. exchange and invest additional capital into its asset management and insurance businesses. Upon conclusion of this meeting, both parties agreed to conduct more in-depth due diligence on the other company’s businesses.

From September 13, 2024 to October 2, 2024, Messrs. Rendino and Wolfe and all of the other members of the 180 Degree Capital Board interviewed three potential financial advisers, including Fenchurch. In addition, on September 18, 2024 and September 25, 2024, Messrs. Rendino and Wolfe met via videoconference and in-person, respectively, with Messrs. Fioroni and Wayne and Jordan Mangum, Principal at BCPA, to conduct detailed reviews of 180 Degree Capital’s investment portfolio.

On October 7, 2024, 180 Degree Capital received a non-binding indication of interest (the “Mount Logan LOI”) from Mount Logan that proposed terms for a potential merger of Mount Logan with 180 Degree Capital. The Mount Logan LOI proposed a NAV-for-NAV transaction with the proportion of newly-issued shares of the combined entity being set based on the respective net asset value of each entity at the time of closing. The Mount Logan LOI further proposed that the portion of newly-issued shares to be issued to 180 Degree Capital shareholders would be based on the value of 180 Degree Capital’s publicly traded holdings as of the date of closing, and be held in escrow and would be adjusted higher or lower based on the realized value of such securities, subject to a hurdle rate of 7.0%. The Mount Logan LOI also noted the expectation that a minimum to be determined amount of 180 Degree Capital’s net asset value would be comprised of cash at closing, and that the management and members of the board of directors of Mount Logan would comprise the management and board of directors of the combined company.

On October 10, 2024, the entire 180 Degree Capital Board held a meeting via videoconference with participation from 180 Degree Capital’s outside counsel, Proskauer Rose LLP (“Proskauer”), to discuss the receipt of the Mount Logan LOI. At this meeting, the 180 Degree Capital Board formed the 180 Degree Capital Special Committee comprised of Parker A. Weil (as Chairman), Stacy R. Brandom and Richard P. Shanley, each of whom serves on the 180 Degree Capital Board and was determined by the 180 Degree Capital Board to be “independent” under the rules of the SEC and Nasdaq, not an “interested person” of 180 Degree Capital as such term is defined in Section 2(a)(19) of the 1940 Act and disinterested with respect to the proposed transaction with Mount Logan. The 180 Degree Capital Board unanimously authorized the 180 Degree Capital Special Committee to evaluate the Mount Logan LOI as well as any other potential strategic alternatives for 180 Degree Capital, including whether or not to proceed with any proposed transaction, the final terms and conditions of any definitive agreements pertaining to any proposed strategic transaction and the applicable consideration payable to 180 Degree Capital and its shareholders resulting therefrom, subject in each case to the approval of the 180 Degree Capital Board prior to the execution of any final definitive agreements with respect to any such transaction. The 180 Degree Capital Board also unanimously authorized the 180 Degree Capital Special Committee to engage independent financial, legal and other advisors as the 180 Degree Capital Special Committee deemed necessary or advisable in connection with carrying out its responsibilities.

On October 11, 2024, the entire 180 Degree Capital Special Committee held a meeting via videoconference that included participation from Messrs. Rendino and Wolfe and a representative of Fenchurch. At this meeting, and with the representative of Fenchurch not present during the portion of such discussion, the 180 Degree Capital Special Committee discussed the strengths and weaknesses of each of the financial advisors that met with the 180 Degree Capital Board and resolved unanimously to select Fenchurch as the 180 Degree Capital Special Committee’s exclusive financial adviser. The 180 Degree Capital Special Committee and the representative of Fenchurch then discussed the Mount Logan LOI and a proposed response to such proposal. Following the meeting, a representative of Fenchurch delivered the 180 Degree Capital Special Committee’s response to Mount Logan on behalf of the 180 Degree Capital Special Committee and conveyed to Mount Logan that while it believed it was appropriate and worthwhile for 180 Degree Capital to begin due diligence on Mount Logan, there were a number of items from the Mount Logan LOI that required further discussion, including that (i) while the 180 Degree Capital Special Committee believed that the distribution of ownership of the combined company based on the ratio to NAV of each of Mount Logan and 180 Degree Capital appeared to be a reasonable method for determining the distribution of ownership of the combined company, the inclusion of an escrow or other holdback mechanism applicable to the shares of the combined company to be issued to 180 Degree Capital shareholders would not be acceptable, (ii) the potential benefits of 180 Degree Capital’s tax loss carryforwards should be analyzed and taken into account in valuing 180 Degree Capital, as they are not currently included in 180 Degree Capital’s reported NAV, and (iii) the combined company’s board of directors should have representation from 180 Degree Capital commensurate with 180 Degree Capital shareholders’ post-Closing ownership percentage of the combined company.

On October 14, 2024, 180 Degree Capital delivered an initial due diligence request list to Mount Logan.

On October 17, 2024, Messrs. Rendino and Wolfe and Fenchurch met in person with Messrs. Fioroni, Wayne and Mangum as well as Nikita Klassen, Chief Financial Officer of Mount Logan, and Anna Elliot, President of Ability Insurance Company, a wholly-owned subsidiary of Mount Logan, and Blake Carr, Chief Financial Officer, of Ability Insurance Company, to conduct due diligence on Mount Logan’s asset management and insurance businesses.

On October 21, 2024, Messrs. Rendino and Wolfe met in person with Fenchurch to prepare for an upcoming meeting with representatives of Mount Logan scheduled for later that day, as well as the potential timeline and workstreams associated with the outreach to potential alternative counterparties.

On October 21, 2024, Messrs. Rendino and Wolfe and representatives of Fenchurch met in person with Messrs. Fioroni, Wayne and Magnum and Ms. Klassen to discuss the operating expenses of 180 Degree Capital, including synergies that would potentially be available as a combined entity.

On October 24, 2024, Messrs. Rendino and Wolfe and representatives of Fenchurch met via videoconference to review and discuss a preliminary list of potential counterparties identified by Fenchurch as part of the planned outreach efforts to identify potential alternatives to the proposed transaction with Mount Logan. Fenchurch noted that it had preliminary discussions on a no-names basis with a number of the entities on the list to gauge interest and to explore how each would view the prospects of a potential transaction. Substantially all of the entities identified and those with which Fenchurch had preliminary conversations that expressed potential interest in further discussions were registered funds or business development companies that traded below net asset value and were interested in a potential transaction as a way to increase assets under management in such entities. Fenchurch also noted that it had held initial conversations with a foreign operating company that expressed potential interest in a transaction that would result in a public listing on a US exchange.

On November 1, 2024, 180 Degree Capital received access to an electronic data room for Mount Logan. Between November 1, 2024 and January 16, 2025, 180 Degree Capital and its advisors, including Proskauer, who were also provided access to the electronic data room, conducted due diligence with respect to Mount Logan, during which time various requests for additional documentation and information were exchanged between 180 Degree Capital and Mount Logan and their respective advisors, which for Mount Logan included Dechert LLP (“Dechert”) and Wildeboer Dellelce LLP.

On November 4, 2024, Messrs. Rendino and Wolfe and representatives of Fenchurch met in person with Messrs. Goldthorpe, Fioroni and Wayne to discuss updates to 180 Degree Capital’s portfolio holdings, including potential value-creating catalysts, timelines on which such catalysts could occur and current estimates from the management of 180 Degree Capital for potential returns on such investments.

On November 5, 2024, 180 Degree Capital received an updated indication of interest from Mount Logan (the “Updated Mount Logan LOI”) that proposed a transaction based on the NAV of each entity at closing with no escrows, holdbacks or adjustments post-Closing. The Updated Mount Logan LOI also modified the expected composition of the board of directors of the combined company to be primarily comprised of individuals appointed or approved by Mount Logan, and that representation from individuals appointed or approved by 180 Degree Capital would be determined at a later stage. Mount Logan also requested that 180 Degree Capital enter into an exclusivity agreement for 30 business days to complete due diligence and negotiate definitive documents for the proposed combination.

On November 5, 2024, the entire 180 Degree Capital Special Committee held a meeting via videoconference that included participation from Messrs. Rendino and Wolfe and a representative from Proskauer to discuss the revised proposal and potential granting of exclusivity to Mount Logan. During such meeting, the 180 Degree Capital Special Committee considered the potential risks and benefits associated with agreeing to Mount Logan’s request for exclusivity and discussed the considerations associated with pausing a broader sale process during such exclusivity period. The 180 Degree Capital Special Committee also considered discussions with Fenchurch regarding its initial outreach to potential alternative counterparties and Fenchurch’s determination that it had not identified alternative counterparties or transactions that presented the unique, strategic benefits of the proposed strategic transaction with Mount Logan and that substantially all of the parties that expressed initial interest to engage in further discussions regarding a potential strategic transaction were closed-end funds or business development companies that traded at a discount to their NAV and viewed a potential transaction as an opportunity to increase the size of their funds. Following a detailed discussion that included the acknowledgment that Mount Logan had conveyed its strong disinclination to proceed with further discussions in the absence of exclusivity and noting that Mount Logan had in large part incorporated the proposed changes requested by the 180 Degree Capital Special Committee in the Updated Mount Logan LOI, the 180 Degree Capital Special Committee unanimously recommended to the 180 Degree Capital Board that 180 Degree Capital enter into the proposed exclusivity agreement with Mount Logan. Later that day, the entire 180 Degree Capital Board met and approved entering into the exclusivity agreement with Mount Logan.

On November 7, 2024, Mount Logan and 180 Degree Capital executed the exclusivity agreement (the “Exclusivity Agreement”) that provided for exclusivity of negotiations between 180 Degree Capital and Mount Logan for a period of 30 business days, with an extension for an additional 30 business days unless either party elected to opt out of such extension at each party’s individual discretion. Pursuant to the Exclusivity Agreement, Mount Logan agreed to restrictions on its ability to solicit certain employees of 180 Degree Capital for a one-year period.

On November 11, 2024, 180 Degree Capital provided Mount Logan with an updated and expanded due diligence list.

On November 12, 2024, the entire 180 Degree Capital Special Committee met via videoconference, with participation from Messrs. Rendino and Wolfe, to discuss updates on the status of discussions with Mount Logan, including regarding the potential structure of the proposed transaction, the timeline for potentially signing a merger agreement and the status of the due diligence review of Mount Logan.

Beginning on November 15, 2024, the 180 Degree Capital Special Committee began to receive weekly (and at times more frequent) updates from 180 Degree Capital’s management, specifically Messrs. Rendino and Wolfe, regarding the proposed strategic transaction with Mount Logan.

On November 19, 2024, a shareholder of 180 Degree Capital who frequently employs activist investor strategies (“180 Shareholder A”) contacted Messrs. Rendino and Wolfe via email requesting to speak regarding a proposal such shareholder characterized as “very compelling” without providing additional specifics about such proposal. Mr. Rendino informed Mr. Wayne of the email from 180 Shareholder A and requested approval under the Exclusivity Agreement to have a call with 180 Shareholder A to seek additional information regarding such shareholder’s proposal. Mount Logan provided such approval.

On November 20, 2024, Messrs. Rendino and Wolfe held a call with 180 Shareholder A during which 180 Shareholder A proceeded to request that 180 Degree Capital engage with Source Capital, Inc. (“SOR”) regarding a potential combination of 180 Degree Capital and SOR. Mr. Rendino and Mr. Wolfe noted that 180 Degree Capital would require execution of a customary non-disclosure agreement for further discussions to take place with 180 Shareholder A or any other party regarding a potential transaction. 180 Shareholder A declined to enter into a non-disclosure agreement.

From November 26, 2024 to November 27, 2024, the entire 180 Degree Capital Special Committee interviewed three law firms to potentially serve as independent legal counsel to the 180 Degree Capital Special Committee.

On December 3, 2024, the 180 Degree Capital Special Committee unanimously approved the engagement of Katten Muchin Rosenman LLP (“Katten”) as independent legal counsel to the 180 Degree Capital Special Committee following, among other items, a review of Katten’s experience and a determination that Katten qualified as “independent legal counsel,” as that term is defined in the 1940 Act, after considering the factors set forth in Rule 0-1(a)(6) under the 1940 Act.

On December 6, 2024, Mount Logan provided 180 Degree Capital with a detailed term sheet regarding the potential merger transaction (the “December 6 Term Sheet”). The December 6 Term Sheet contemplated, among other things, an exchange ratio based on each of Mount Logan’s and 180 Degree Capital’s respective net asset values and mutual termination rights for failure to obtain requisite shareholder approval for the proposed transaction and changes in recommendation by the other party’s board of directors in favor of the proposed transaction, each in exchange for uncapped reimbursement of the applicable party’s transaction expenses.

On December 7, 2024, the entire 180 Degree Capital Special Committee held a meeting via videoconference with representatives of Fenchurch and Katten to discuss the December 6 Term Sheet. During such meeting, the entire 180 Degree Capital Special Committee and its advisors discussed the 180 Degree Capital Special Committee’s fiduciary duties, the terms set forth in the December 6 Term Sheet, including the structure of the proposed transaction and its tax implications, the methodologies for calculating net asset value for purposes of determining the exchange ratio, the amount of potential termination fees and attendant termination rights and the potential benefits of requesting a provision permitting 180 Degree Capital to potentially seek out competing offers for a period of time following execution of a definitive agreement (a “go-shop provision”). The 180 Degree Capital Special Committee unanimously directed Katten to convey to Proskauer the 180 Degree Capital Special Committee’s views and recommendations regarding the December 6 Term Sheet, which included, among other items, a request to clarify how the net asset values of both Mount Logan and 180 Degree Capital would be calculated prior to the closing of the proposed transaction given the differences in how such entities calculate their respective net asset values.

On December 9, 2024, the entire 180 Degree Capital Special Committee held a meeting via videoconference with representatives of Fenchurch and Katten to discuss a draft issues list prepared by Proskauer relating to the December 6 Term Sheet, which issues list incorporated the views and recommendations of the 180 Degree Capital Special Committee that were previously provided. The 180 Degree Capital Special Committee reviewed the issues list and discussed the attendant termination rights in the December 6 Term Sheet, including a desire to negotiate for a go-shop provision.

Later that day, 180 Degree Capital provided Mount Logan with comments on the December 6 Term Sheet that incorporated the comments provided by the 180 Degree Capital Special Committee (the “December 9 Issues List”), which included, among other things, a proposal for a go-shop period of at least thirty days and an indication that uncapped expense reimbursement was an unacceptable termination fee.

Also on December 9, 2024, the 180 Degree Capital Board received a letter from First Pacific Advisors, LP, the investment manager of SOR, that proposed a business combination between SOR and 180 Degree Capital. The letter did not contain any proposed terms for such a combination. The entire 180 Degree Capital Special Committee instructed 180 Degree Capital’s management, specifically Messrs. Rendino and Wolfe, to seek approval from Mount Logan to speak with SOR regarding the letter from its investment manager, as was required under the Exclusivity Agreement. Mount Logan provided such approval.

On December 11, 2024, Messrs. Rendino and Wolfe met with representatives of SOR via videoconference, during which it informed SOR that 180 Degree Capital would not be able to engage in discussions with SOR without an executed non-disclosure agreement in place. Subsequent to this call, 180 Degree Capital provided a draft non-disclosure agreement to representatives of SOR for review and comment. SOR provided comments on the draft non-disclosure agreement on December 17, 2024, to which 180 Degree Capital provided further comments on December 19, 2024. No further communications with respect to the draft non-disclosure agreement occurred between 180 Degree Capital and SOR at that time.

Also on December 11, 2024, Mount Logan provided 180 Degree Capital with comments on the December 9 Issues List. Mount Logan’s response did not include any counterproposal with respect to the proposed go-shop provision or termination fee construct and instead indicated that such terms were to be discussed.

On December 12, 2024, the entire 180 Degree Capital Special Committee held a meeting via videoconference with representatives of Fenchurch and Katten to discuss the status of the proposed merger between Mount Logan and 180 Degree Capital. During such meeting, the 180 Degree Capital Special Committee discussed, among other items, the mechanics and benefits of the proposed go-shop provision and the formulation of Mount Logan’s net asset value, including with respect to the different accounting standards used by Mount Logan and 180 Degree Capital.

On December 12, 2024, Mount Logan provided 180 Degree Capital with additional comments on the December 9 Issues List that incorporated the comments provided on December 11, 2024 (the “December 12 Issues List”). The December 12 Issues List indicated that Mount Logan would be willing to consider a 30-day go-shop provision, but only if 180 Degree Capital would agree to a tiered break fee equal to 4% of the 180 Degree Capital enterprise value if an alternative transaction was entered into during the go-shop period and 6% of the 180 Degree Capital enterprise value if an alternative transaction was entered into thereafter, plus in each case, a $500,000 expense reimbursement. The December 12 Issues List further indicated that, if no go-shop provision were included, Mount Logan would be willing to forego a termination fee and cap expense reimbursement at $1,000,000 in the event the Merger Agreement was terminated in connection with an alternative transaction.

On December 13, 2024, 180 Degree Capital provided Mount Logan with comments on the December 12 Issues List that incorporated comments provided by the 180 Degree Capital Special Committee and included a proposal from the 180 Degree Capital Special Committee to use a fixed value for Mount Logan to better reflect its status as an operating company and net asset value at closing for 180 Degree Capital to determine the ratio of ownership of the merged entity (the “December 13 Issues List”). This approach of a fixed value for Mount Logan was also proposed due to the uncertainty of what Mount Logan’s shareholder equity would be under U.S. GAAP until the conversion was completed.

On December 16, 2024, the 180 Degree Capital Special Committee held a meeting via videoconference, with participation from Messrs. Rendino and Wolfe and representatives of Fenchurch and Katten, at which Katten provided a presentation on fiduciary duties and Fenchurch provided a valuation presentation on Mount Logan following Fenchurch’s analysis of valuation information provided by Mount Logan, with Messrs. Rendino and Wolfe and representatives of Fenchurch attending the meeting only during the course of Fenchurch’s presentation.

On December 17, 2024, Mount Logan provided 180 Degree Capital with comments on the December 13 Issues List, which indicated Mount Logan’s agreement to use a fixed value for Mount Logan for purposes of determining the final exchange ratio.

Also on December 17, 2024, 180 Shareholder A entered into a non-disclosure agreement with 180 Degree Capital, and a shareholder of 180 Degree Capital who frequently employs activist investor strategies (“180 Shareholder B”) issued an open letter to 180 Degree Capital shareholders, which was publicly filed with the SEC. In its open letter, 180 Shareholder B noted that, among other things, (i) 180 Shareholder B had proposed to Mr. Rendino in October 2023, among others, that 180 Degree Capital undertake a conditionally triggered tender offer, (ii) in the view of 180 Shareholder B, the 180 Degree Capital Board had not taken sufficient steps to address shareholder concerns, and (iii) 180 Shareholder B had delivered notice to nominate three director candidates for election at the next annual meeting of 180 Degree Capital shareholders. The 180 Degree Capital Special Committee was advised of the issuance of the open letter. Messrs. Rendino and Wolfe and 180 Shareholder A discussed the proposed transaction with Mount Logan on December 18, 2024.

On December 18, 2024, Mount Logan communicated to 180 Degree Capital and Fenchurch a proposed fixed value for Mount Logan of $68.7 million that would be adjusted by subsequent distributions, share issuances and certain debt refinance expenses.

On December 19, 2024, the 180 Degree Capital Special Committee held a meeting via videoconference with representatives of Fenchurch and Katten to further discuss the valuation information provided by Mount Logan and outstanding matters relating to the draft term sheet between Mount Logan and 180 Degree Capital. During such meeting, the 180 Degree Capital Special Committee considered the proposed valuation of Mount Logan, and evaluated specific components of such valuation. The 180 Degree Capital Special Committee then addressed certain outstanding matters relating to the draft merger term sheet, including the attendant termination rights, whether a go-shop period would be provided and the payment of expenses in connection with a termination of a merger agreement. The 180 Degree Capital Special Committee considered in depth factors it believed relevant with respect to the potential go-shop provision and determined that, in light of the significantly higher termination fee proposed by MLC for inclusion of a go-shop provision, the public attention that 180 Degree Capital had already garnered due to its announcement of the Discount Management Program, recent activist shareholder announcements and the extended period between execution of the Merger Agreement and the holding of the 180 Degree Capital shareholder vote on the transaction during which time other interested bidders may make unsolicited offers, it was reasonable to accept a no-shop provision in lieu of a go-shop provision that includes the ability of the 180 Degree Capital Board to, upon receipt of an unsolicited takeover proposal and a determination that proceeding with the potential merger between 180 Degree Capital and Mount Logan would be reasonably likely to be inconsistent with the fiduciary duties of the 180 Degree Capital Board, among other items, withdraw any recommendation to the shareholders of 180 Degree Capital to approve a potential merger between 180 Degree Capital and Mount Logan (the “Fiduciary Out”), and an expense reimbursement capped at $1,000,000 if such Fiduciary Out is exercised. The 180 Degree Capital Special Committee also noted that it did not object to the automatic 30-business-day-extension of the Exclusivity Agreement with Mount Logan that was upcoming in light of the progress being made towards a potential transaction.

Regular updates relating to the status of the proposed merger between 180 Degree Capital and Mount Logan, including drafts of transaction documents, were thereafter provided to the 180 Degree Capital Special Committee prior to its next meeting on January 16, 2025.

On December 20, 2024, Mount Logan provided to 180 Degree Capital and Fenchurch an updated proposed fixed valuation of $67.4 million of Mount Logan that incorporated feedback from the 180 Degree Capital Special Committee following its meeting on December 19, 2024. This proposed fixed valuation is lower than the approximately $103 million in shareholder equity of Mount Logan as of March 31, 2025, and therefore 180 Degree Capital Shareholders are expected to own more of New Mount Logan than they would have if Mount Logan’s value in the transaction were based on shareholder equity rather than a fixed value.

On December 21, 2024, 180 Degree Capital engaged Osler, Hoskin & Harcourt LLP as outside Canadian counsel.

On December 23, 2024, the exclusivity period under the Exclusivity Agreement between Mount Logan and 180 Degree Capital was automatically extended for an additional 30 business days until February 6, 2025, at 5:00 PM ET.

On December 23, 2024, representatives of Dechert delivered an initial draft merger agreement to representatives of Proskauer and Katten. Between December 23, 2024 and execution of the Merger Agreement on January 16, 2025, the Parties negotiated and shared drafts of the Merger Agreement with each other.

On December 26, 2024, a shareholder of 180 Degree Capital (“180 Shareholder C”) entered into a non-disclosure agreement with 180 Degree Capital. Messrs. Rendino and Wolfe and 180 Shareholder C discussed the proposed transaction with Mount Logan and discussed the possibility of 180 Shareholder C entering into a voting agreement in support of the proposed transaction with Mount Logan. Following subsequent discussions with representatives of 180 Degree Capital and Mount Logan, on January 14, 2025 180 Shareholder C agreed to enter into a voting agreement in support of the proposed transaction with Mount Logan.

On January 7, 2025, the Mount Logan Board held a meeting via videoconference at which management of Mount Logan provided a detailed presentation to the Mount Logan Board regarding the terms of the Business Combination, including detailed information in respect of 180 Degree Capital and its business and the potential benefits of the Business Combination to Mount Logan and its shareholders. The Mount Logan Board expressed its indicative support of the proposed Business Combination, subject to subsequent approval by the Mount Logan Board of the proposed final Merger Agreement.

On January 16, 2025, the 180 Degree Capital Special Committee held a meeting via videoconference at which all members of the 180 Degree Capital Special Committee were present, along with representatives of Katten. Messrs. Rendino and Wolfe and representatives of Proskauer and Fenchurch were also present during portions of the meeting. Materials for the meeting, including final drafts of the Merger Agreement and related transaction documents, were provided to the 180 Degree Capital Special Committee on January 15, 2025 and January 16, 2025 in advance of the meeting. Representatives from Fenchurch provided a review of Fenchurch’s financial analysis of the proposed merger between 180 Degree Capital and Mount Logan and rendered an oral opinion, confirmed by delivery of a written opinion dated January 16, 2025, that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Fenchurch as set forth in its opinion, the January Exchange Ratio was fair, from a financial point of view, to the holders of TURN Common Shares, other than Excluded Shares. Representatives of Proskauer then summarized the legal due diligence performed on Mount Logan by Proskauer on behalf of 180 Degree Capital and representatives of Katten summarized the material terms of the final draft of the Merger Agreement. Questions from the 180 Degree Capital Special Committee were addressed during each of the presentations from Fenchurch, Proskauer and Katten. The 180 Degree Capital Special Committee and Katten then met in executive session in which they engaged in a detailed discussion regarding the potential benefits and drawbacks associated with the Merger Agreement and the Business Combination contemplated thereby. Following such discussion, the 180 Degree Capital Special Committee unanimously adopted resolutions, after due consideration, review and discussion, recommending to the 180 Degree Capital Board the approval of the Merger Agreement and other related transaction documents and matters.

Immediately following the 180 Degree Capital Special Committee meeting on January 16, 2025, the 180 Degree Capital Board met via videoconference with all members in attendance along with representatives from Proskauer, Katten and Fenchurch. Following additional discussion and consideration of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (including the factors described under the heading “Recommendation of the 180 Degree Capital Corp. Board of Directors and Reasons for the Merger”), the 180 Degree Capital Board unanimously (i) determined that it is in the best interests of 180 Degree Capital and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the Business Combination contemplated thereby, including the Mergers, and (iii) resolved to recommend that 180 Degree Capital shareholders adopt the Merger Agreement and directed that such matter be submitted for the consideration of 180 Degree Capital shareholders at the 180 Degree Capital Special Meeting.

On January 16, 2025, the Mount Logan Board unanimously (i) determined that it is in the best interests of Mount Logan and its shareholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the Business Combination contemplated thereby, including the Mergers, and (iii) resolved to recommend that MLC Shareholders adopt the Merger Agreement and vote in favor of the MLC Domestication and the MLC Merger and directed that such matters be submitted for the consideration of MLC Shareholders at the MLC Special Meeting.

180 Degree Capital received executed signature pages for voting agreements from 180 Shareholder C on January 14, 2025, and from all of the directors and officers of 180 Degree Capital on January 16, 2025.

Thereafter, in the evening of January 16, 2025, Mount Logan, 180 Degree Capital, New Mount Logan, TURN Merger Sub, and MLC Merger Sub executed the Merger Agreement and the officers and directors of 180 Degree Capital entered into voting agreements in support of the Business Combination contemplated by the Merger Agreement.

Before the opening of trading of the U.S. stock markets on January 17, 2025, Mount Logan and 180 Degree Capital issued a joint press release announcing the execution of the Merger Agreement.

On January 24, 2025, the 180 Degree Capital Board received a publicly filed, non-binding proposal from SOR proposing a merger between SOR and 180 Degree Capital in an all-stock transaction valuing 180 Degree Capital at 101% of its net asset value, subject to certain pre-closing adjustments and conditions, including, but not limited to, liquidation of substantially all of 180 Degree Capital’s investment securities (the “SOR Merger Proposal”).

On January 27, 2025, 180 Shareholder B issued a press release commenting on the SOR Merger Proposal. The 180 Degree Capital Special Committee was advised of the issuance of this release.

On January 27, 2025, the 180 Degree Capital Special Committee held a meeting via videoconference at which all members of the 180 Degree Capital Special Committee were present, along with representatives of Fenchurch and Katten, to discuss the SOR Merger Proposal. Messrs. Rendino and Wolfe and representatives of Proskauer were also present during portions of the meeting. The 180 Degree Capital Special Committee and other attendees discussed the SOR Merger Proposal at length, including its potential advantages and disadvantages, 180 Degree Capital’s obligations under the Merger Agreement and whether the SOR Merger Proposal constituted, or was reasonably likely to constitute, a TURN Superior Proposal. Following such discussion, the 180 Degree Capital Special Committee met in executive session with Katten and Fenchurch to further discuss the SOR Merger Proposal. After considering the discussion and advice received, and after considering the various factors relevant to its determination regarding the SOR Merger Proposal, the 180 Degree Capital Special Committee unanimously adopted resolutions (i) resolving that the SOR Merger Proposal did not constitute a TURN Superior Proposal and did not, at that time, otherwise satisfy the criteria set forth in Section 7.10(a) of the Merger Agreement, and (ii) reaffirming, and recommending that the 180 Degree Capital Board reaffirm, that it continues to support the Merger Agreement and the Business Combination contemplated thereby. The 180 Degree Capital Board subsequently met on January 27, 2025, where it reaffirmed the matters determined by the 180 Degree Capital Special Committee, and on January

29, 2025, 180 Degree Capital issued a press release responding to the SOR Merger Proposal, which set forth such determinations of the 180 Degree Capital Board and 180 Degree Capital Special Committee, together with the 180 Degree Capital Board’s belief that the Business Combination would provide unique and value-creating benefits.

On February 4, 2025, SOR issued a press release commenting on 180 Degree Capital’s response to the SOR Merger Proposal. No modifications to the terms of the SOR Merger Proposal were proposed in this release. The 180 Degree Capital Special Committee was advised of the issuance of this release. Following SOR’s February 4, 2025 release, there has been no further outreach to 180 Degree Capital from SOR.

On February 11, 2025, 180 Shareholder B issued a press release commenting on the proposed Business Combination. The 180 Degree Capital Special Committee was advised of the issuance of this release.

Mount Logan’s Reasons for the Mergers and Recommendation of the Mount Logan Board

During the course of its deliberations and in arriving at its decision to enter into the Merger Agreement, the Mount Logan Board met formally and informally to review, consider and discuss (including with various combinations of members of senior management of Mount Logan, Mount Logan’s operating advisors and employees of BCPA, as well as Mount Logan’s legal and other advisors) numerous factors in connection with the transactions, including the Business Combination, including the ones described below. On January 16, 2025, the Mount Logan Board, including the independent directors of the Mount Logan Board, unanimously determined that the Business Combination is in the best interests of Mount Logan and Mount Logan’s shareholders, and recommended that the Mount Logan’s shareholders approve the MLC Domestication and the MLC Merger and such other matters required to be approved or adopted by the shareholders of Mount Logan in order to effect the Business Combination.

The Mount Logan Board, including the independent directors of the Mount Logan Board, weighed various benefits and risks in considering the proposed Business Combination, both with respect to the immediate effects on Mount Logan and its shareholders and with respect to the potential benefits that could be experienced by New Mount Logan after the consummation of the proposed Business Combination. Some of the material factors considered by the Mount Logan Board that assisted it in concluding that the proposed Business Combination is in the best interests of Mount Logan and its shareholders included, among others:

Nasdaq Listing and Potential for Increased Liquidity. New Mount Logan anticipates being a U.S.-domiciled, Nasdaq-listed operating company with two established business segments, asset management and insurance solutions. The MLC Common Shares are, and have been, thinly traded since being listed on Cboe Canada since October 2018 and the Business Combination provides MLC Shareholders with the opportunity to participate in an entity with a larger capitalization and a broader shareholder base with the potential for enhanced liquidity, which will create an enhanced ability to access capital markets and broader funding sources.

Larger Balance Sheet. New Mount Logan will have a larger balance sheet that is expected to allow New Mount Logan to scale through investment into other organic and inorganic growth opportunities across its asset management and insurance solutions businesses. This increased revenue and cost synergies resulting from the Business Combination is expected to strengthen the independent balance sheet of New Mount Logan.

Leadership and Governance. At closing, Mount Logan’s current chief executive officer, Ted Goldthorpe, is expected to serve as chairman and chief executive officer of New Mount Logan. New Mount Logan will have a seven-member board of directors, comprised of Ted Goldthorpe as Chairman, four additional independent directors designated by Mount Logan, one independent director designated by 180 Degree Capital, and one independent director mutually agreed to by Mount Logan and 180 Degree Capital.

Ownership of New Mount Logan. Under the terms of the Merger Agreement, shareholders of each of Mount Logan and 180 Degree Capital will receive an amount of newly issued shares of New Mount Logan Common Stock based on the ratio of Mount Logan’s transaction equity value at signing of $67.4 million, subject to certain pre-closing adjustments, relative to the net asset value of 180 Degree Capital at closing. Based on the net asset value of

180 Degree Capital as of [month day], 2025, the estimated post-transaction shareholder ownership of New Mount Logan is expected to be approximately [60%] for MLC Shareholders and [40%] for 180 Degree Capital shareholders.

180 Degree Capital Investment Capabilities and Network of Relationships. 180 Degree Capital’s track record of investing in public markets and its deep network of relationships are expected to help fuel expansion of Mount Logan’s bespoke private credit solutions into publicly traded companies. New Mount Logan’s alternative asset management platform would retain Mount Logan’s fee generating $2.4 billion assets under management (as of September 30, 2024) and would have expanded sourcing opportunities in public markets supported by 180 Degree Capital’s capabilities and deep network of relationships.180 Degree Capital Investment Capabilities and Network of Relationships. 180 Degree Capital’s track record of investing in public markets and its deep network of relationships are expected to help fuel expansion of Mount Logan.

Expected Tax Treatment of the MLC Merger. The MLC Merger is anticipated to be treated as a tax-free exchange for U.S. federal income tax purposes and Canadian federal income tax purposes and MLC Shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes or Canadian federal income tax purposes as a result of the MLC Merger (subject to the qualifications set forth under “Certain U.S. Federal Income Tax Consequences of the Mergers” and “The Mergers - Certain Canadian Federal Income Tax Consequences”).

Support by Directors, Officers and Shareholders. Directors, officers and shareholders of Mount Logan who collectively hold approximately 29% of the outstanding MLC Common Shares as of January 16, 2025, entered into Voting Agreements pursuant to which they have agreed to vote in favor of the MLC Merger and the MLC Domestication.

Ability to Respond to Superior Proposals. Under the terms of the Merger Agreement, the Mount Logan Board is able to respond to any unsolicited bona fide written proposal that, having regard for all the terms and conditions of such proposal, is or is reasonably likely to lead to an MLC Superior Proposal.

Implied Breakeven Return on Equity. Due to the fixed cost nature of running a public company, the required return on equity to shareholders of Mount Logan in order for the Business Combination to be accretive to them is limited.

Comparison to Similarly Contemplated Transactions. Mount Logan’s management team has spent several years evaluating transactions similar to the Business Combination and has been vigilant, patient and prudent in determining the best transaction for its shareholders. As part of its ongoing evaluation of Mount Logan’s business, management had analyzed potential strategic transactions, however, in each such instance, management’s analysis never progressed beyond early stages, as a result of a combination of due diligence or valuation issues or an absence of strategic fit. These discussions with counterparties were preliminary and had not progressed to the point where there was an agreement as to price or any other material term. Thus, the Mount Logan board of directors believed that those acquisition opportunities previously identified, as well as any that might be identified in the future, would not necessarily create the immediate enhancement in value for Mount Logan stockholders presented by the Business Combination.

Negotiated Transaction. The Merger Agreement is the result of an arm’s length negotiation process and includes terms and conditions that are reasonable in the circumstances, and has been unanimously recommended by the Mount Logan Board, including the independent directors of the Mount Logan Board.

MLC Shareholders’ Approval. The required approvals of the shareholders of Mount Logan are protective of the rights of the shareholders of Mount Logan. The Arrangement Resolution must be approved by at least 66⅔% of the votes cast by the shareholders of Mount Logan present in person or represented by proxy and entitled to vote at the MLC Special Meeting. To be effective, the MLC Merger Resolution must be approved at the MLC Special Meeting by: (i) holders representing greater than 50% of all the issued and outstanding MLC Common Shares; and (ii) at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote. MLC Shareholders should be aware that under Section 18-209(b) of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, no approval of the members of MLC Delaware will be required to approve the MLC Merger. Pursuant to the terms of the MLC Delaware LLCA, effective concurrently with the MLC Domestication, the existing directors of Mount Logan will become the Initial Managers. Immediately thereafter, pursuant to the terms of the MLC Delaware LLCA, all the Initial Managers, except for Mr. Goldthorpe, will cease being managers of MLC Delaware and, in accordance with Section 18-209(b) of the Delaware LLC Act, Mr. Goldthorpe will be empowered to provide all required approvals and authorizations necessary to effectuate the MLC Merger. Assuming all conditions in the Merger Agreement required for consummation of the MLC Merger and the other transactions contemplated by the Merger Agreement are satisfied or waived (including approval of the MLC Merger Resolution by the MLC Shareholders), Mr. Goldthorpe, as Manager of MLC Delaware, will cause MLC Delaware to effectuate the MLC Merger following the MLC Domestication. Notwithstanding the foregoing features of the Delaware LLC Act and the terms of the MLC Delaware LLCA that will be effective concurrently with the MLC Domestication until the Effective Time of the MLC Merger, Mount Logan will ask MLC Shareholders to approve at the MLC Special Meeting the MLC Merger as part of the Business Combination.

Dissent Rights. Registered. MLC Shareholders who do not vote in favor of the Arrangement Resolution will have the right under Canadian law to be paid the “fair value” of their MLC Common Shares pursuant to the proper exercise of their dissent rights.

Uncertain Ability of Mount Logan to Deliver Value to Shareholders of Mount Logan. Based on current and historical information on Mount Logan’s business, operations, assets, financial condition and operating results, the ability of Mount Logan to deliver near and long term value to shareholders of Mount Logan by remaining in its current form compared to the potential benefits of a Business Combination is uncertain.

Uncertain Ability to Raise Financing. If the Business Combination is not completed, Mount Logan will be required to obtain financing in order to meet its cash commitments and to continue to fund its business and business development efforts. There are no assurances that such financing will be available to Mount Logan on terms that are satisfactory to Mount Logan or at all having regard to the current state of the capital markets in Canada. If the Business Combination is not completed and Mount Logan is not able to secure sources of financing, Mount Logan may be required to scale back its business and business development activities which could have a material adverse effect on Mount Logan’s business prospects.

Absence of Significant Regulatory Approvals. The fact that there are not expected to be any material regulatory approvals required in connection with the Business Combination, other than consent from the Nebraska Department of Insurance and other customary regulatory approvals.

Other Considerations. In addition, the Mount Logan Board considered that the Merger Agreement provides that 180 Degree Capital will be required to pay the costs and expenses of MLC, up to a cap of $1,000,000 in certain circumstances if the Merger Agreement is terminated.

U.S. Based Business. Mount Logan has strong connections to the United States, including (i)  a majority of Mount Logan’s directors and executive officers are composed of U.S. citizens or residents; (ii) a majority of Mount Logan’s assets are located in the United States; and (iii) Mount Logan’s business is administered principally in the United States, all of which will be the case for New Mount Logan upon completion of the Business Combination. The Business Combination will establish New Mount Logan as a U.S.-based company which is expected to enhance New Mount Logan’s ability to maximize opportunities and relationships with its current and future U.S. stakeholders and enable New Mount Logan to compete with its peers, most of which are U.S. based companies. Having the business of Mount Logan conducted by a corporation incorporated in the United States is expected to facilitate New Mount Logan’s ability to negotiate and complete mergers, acquisitions, business combinations and other transactions with United States domiciled companies. The shares of New Mount Logan Common Stock listed on Nasdaq are expected to be more accessible to U.S. institutional investors that are permitted to allocate only a portion of their funds for investment in securities of foreign corporations, which allows for more opportunities and capital that may be available to New Mount Logan that were not available to Mount Logan. In addition, by becoming subject solely to U.S. tax laws, New Mount Logan will eliminate many of the income tax complexities associated with incorporation of Mount Logan outside the United States, including in respect of transactions with other U.S. companies that could have adverse tax consequences if the business of Mount Logan were to continue to be conducted through a Canadian corporation.

When considering the information described above, including all of the anticipated effects of the proposed Business Combination on Mount Logan and its shareholders and the related information, the Mount Logan Board noted that information based on assumptions may be incorrect, is subject to change, and may fluctuate over time. The Mount Logan Board noted that there is no assurance that any of the potential benefits to Mount Logan or its shareholders as a result of the proposed Business Combination will be realized, including any anticipated synergies, and that New Mount Logan could experience detrimental effects that had not been anticipated.

In the course of its deliberations, the Mount Logan Board also considered a variety of risks and other potentially negative factors, including (which are not in any relative order of importance):

•there are risks to Mount Logan if the Business Combination is not completed, including the costs to Mount Logan in pursuing the Business Combination, the diversion of management’s attention away from conducting Mount Logan’s business in the ordinary course and the potential impact on Mount Logan’s current business relationships (including with current, future and prospective employees, clients and partners);
•the completion of the Business Combination is subject to unanticipated factors or conditions that prevent such completion, and the rights of 180 Degree Capital to terminate the Merger Agreement in certain circumstances;
•limitations contained in the Merger Agreement on Mount Logan’s ability to solicit additional interest from third parties, as well as the fact that if the Merger Agreement is terminated in certain circumstances, Mount Logan will be required to reimburse 180 Degree Capital for its costs and expenses in respect of the Business Combination, which may be a deterrent to other parties proposing an alternate transaction that may be more advantageous to MLC Shareholders;
•in considering the recommendation of the Mount Logan Board to vote for the Arrangement Resolution and the MLC Merger Resolution, MLC Shareholders should be aware that certain directors of Mount Logan have certain interests in connection with the Business Combination that may present them with actual or potential conflicts of interest in connection with the Business Combination. See the section titled “Interests of Mount Logan Directors and Executive Officers in the Mergers”;
•each of Mount Logan and 180 Degree Capital has the right to terminate the Merger Agreement in certain circumstances. Accordingly, there is no certainty, nor can Mount Logan provide any assurance, that the Merger Agreement will not be terminated by any of Mount Logan or 180 Degree Capital before the completion of the Business Combination. For example, 180 Degree Capital has the right, in certain circumstances, to terminate the Merger Agreement if changes occur that have a Material Adverse Effect (as defined in the Merger Agreement) on or after the date of the Merger Agreement. Although a Material Adverse Effect excludes certain events that are beyond the control of Mount Logan, Mount Logan cannot provide any assurance that a change having a Material Adverse Effect will not occur before the Effective Time, in which case 180 Degree Capital could elect to terminate the Merger Agreement and the Business Combination would not proceed;
•pursuant to the Merger Agreement, Mount Logan must obtain the MLC requisite vote, and pursuant to the Interim Order and MI 61-101, as the MLC Merger will constitute a “business combination,” the MLC Merger Resolution must also be approved by at least a majority of the votes cast on the MLC Merger Resolution by the Minority MLC Shareholders present or represented by proxy at the MLC Special Meeting and entitled to vote;
•pursuant to the Merger Agreement, Mount Logan has agreed to certain interim operating covenants intended to ensure that Mount Logan and its subsidiaries carry on business in the ordinary course of business consistent with past practice, except as required or expressly authorized by the Merger Agreement. These operating covenants cover a broad range of activities and business practices. Consequently, it is possible that a business opportunity will arise that is out of the ordinary course or is not consistent with past practices, and that Mount Logan will not be able to pursue or undertake the opportunity due to its covenants in the Merger Agreement; and
•certain costs related to the Business Combination, such as legal, accounting and certain financial advisor fees, must be paid by Mount Logan even if the Business Combination is not completed.

This discussion of the information and factors that the Mount Logan Board considered in making its decision is not intended to be exhaustive, but includes the material factors considered by the Mount Logan Board. Because of the wide variety of factors considered in connection with its evaluation of the proposed Business Combination and Merger Agreement and the complexity of those matters, Mount Logan’s Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the Mount Logan Board may have given different weights to different factors.

The Mount Logan Board, including the independent directors of the Mount Logan Board, considered all of these factors and others as a whole and, on balance, determined the proposed Business Combination to be in the best interests of Mount Logan and Mount Logan’s shareholders and unanimously approved the proposed Business Combination and the Merger Agreement.

180 Degree Capital’s Reasons for the Mergers and Recommendation of the 180 Degree Capital Board

The 180 Degree Capital Board has unanimously determined that the Business Combination contemplated by the Merger Agreement, including the TURN Merger and the issuance of shares of New Mount Logan Common Stock in connection with the Mergers, are advisable, fair to, and in the best interests of, 180 Degree Capital and its shareholders. Accordingly, the 180 Degree Capital Board, upon recommendation of the 180 Degree Capital Special Committee, has unanimously approved, adopted and declared advisable the Merger Agreement and the Business Combination contemplated by the Merger Agreement, including the TURN Merger and the issuance of shares of New Mount Logan Common Stock in connection with the Mergers, and the 2025 Plan. It is expected that the New Mount Logan Board will approve and ratify the plan post-Closing before any grants or issuances are made thereunder. The 180 Degree Capital Board unanimously recommends that 180 Degree Capital shareholders vote “FOR” the Business Combination Proposal, “FOR” the TURN 1940 Act Deregistration Proposal, “FOR” the New Mount Logan Equity Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

The 180 Degree Capital Board consulted with and received the advice of 180 Degree Capital’s outside legal and financial advisors, held discussions with 180 Degree Capital’s management and considered a number of factors that the 180 Degree Capital Board believed supported its decision to enter into the Merger Agreement and to recommend its approval by the 180 Degree Capital shareholders, including the unanimous recommendation of the 180 Degree Capital Special Committee. The 180 Degree Capital Board came to this decision following a comprehensive review of 180 Degree Capital’s strategic opportunities to increase shareholder value. In evaluating the Mergers and the terms of the Merger Agreement, the 180 Degree Capital Board and the 180 Degree Capital Special Committee reviewed comparative information about 180 Degree Capital and Mount Logan. The 180 Degree Capital Special Committee and the 180 Degree Capital Board also considered the anticipated reasonable expectations of 180 Degree Capital shareholders, market dynamics and regulatory and legal issues. In addition, the 180 Degree Capital Special Committee and the 180 Degree Capital Board reviewed comprehensive information regarding the anticipated benefits and possible risks to New Mount Logan and New Mount Logan shareholders as a result of the Mergers.

Some of the material factors considered by the 180 Degree Capital Board included, but were not limited to, the following:

•New Mount Logan is expected to benefit from: 1) increased access to additional capital through the Mount Logan platform of approximately $2.3 billion in assets under management (as of the time of the 180 Degree Capital Board’s review), 2) access to investment opportunities sourced by Mount Logan, BCPA and the BCPA Credit Affiliates, 3) a strengthened balance sheet, which will enable accelerated investment into an actionable pipeline of M&A opportunities and organic initiatives to scale business, and 4) increased analyst coverage as a result of its listing on a U.S. exchange;
•Meaningful scaling and further diversification of business, as well as increased liquidity of public equity;
•Accelerated expansion of sourcing investments in the public markets through existing 180 Degree Capital relationships that expand substantially when coupled with the substantial capital base of Mount Logan and its investment partners owing to the ability to address capital structure solutions and other opportunities that would otherwise be too large for 180 Degree Capital to participate in as a stand-alone entity;
•Management’s belief that Mount Logan’s business model is highly complementary to 180 Degree Capital’s business model of investing in and working with small, publicly traded companies to unlock value through constructive activism. 180 Degree Capital has historically participated in recapitalization financings through investment in common stock. 180 Degree Capital has also had opportunities in the past to invest in non-equity securities and/or lead large recapitalizations that were beyond the capital resources of the company at the time. Mount Logan’s business of providing credit solutions is a natural extension of 180 Degree Capital’s investment approach and could enable the combined company to identify and invest in opportunities that would otherwise not be available as stand-alone entities;
•New Mount Logan’s infrastructure is expected to be supported by BCPA through a servicing support agreement, which provides administrative services that leverage BCPA’s capabilities, strength, resources and scale as a global private credit firm;
•An attractive valuation relative to industry comparables, which is expected to provide substantial upside value creation opportunities for shareholders;
•The expectation that the Mergers will result in a compelling business model built on predictable earnings growth supported by durable fee and spread related earnings;
•The opinion of Fenchurch, the financial advisor to the 180 Degree Capital Special Committee, as more fully described in the section entitled “The Mergers—Opinion of 180 Degree Capital’s Financial Advisor”;
•That the TURN Merger is expected to qualify as a tax-free exchange for U.S. federal income tax purposes;
•The Merger Agreement is the result of an arm's length negotiation process and includes terms and conditions that are reasonable in the circumstances, and has been unanimously recommended by the 180 Degree Capital Board, including the independent directors of the 180 Degree Capital Board;
•The absence of an adverse impact on New Mount Logan’s regulatory obligations; and
•The Mergers are subject to the approval of the shareholders of 180 Degree Capital and Mount Logan.

In the course of its deliberations, the 180 Degree Capital Board also considered a variety of risks and other potentially negative factors, including (which are not in any relative order of importance):

•the possibility that the Business Combination might not be consummated and the effect of the public announcement and pendency of the Business Combination and 180 Degree Capital’s performance of its obligations under the Merger Agreement on (i) 180 Degree Capital’s business, operations and financial performance and (ii) the market price of the TURN Common Shares;
•180 Degree Capital’s limited remedies in the event of the termination of the Merger Agreement, including the fact that any reimbursement by Mount Logan for fees and expenses incurred by 180 Degree Capital in connection with the negotiation, preparation and performance of the Merger Agreement is limited to $1,000,000;

•the potential reimbursement by 180 Degree Capital of up to $1,000,000 in connection with fees and expenses incurred by Mount Logan in connection with the negotiation, preparation and performance of Merger Agreement in the event the Merger Agreement is terminated in certain situations;
•disruptions to 180 Degree Capital’s business;
•interests that 180 Degree Capital’s directors and executive officers may have with respect to the TURN Merger, in addition to their interests as shareholders generally; and
•restrictions on the conduct of 180 Degree Capital’s business prior to the completion of the TURN Merger;

The 180 Degree Capital Board acknowledged that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the information and factors that the 180 Degree Capital Board considered is not intended to be exhaustive but is meant to include the material factors regarding the Mergers that the 180 Degree Capital Board considered, which are not necessarily presented in order of relative importance. In light of the complexity and wide variety of factors that the 180 Degree Capital Board considered, the 180 Degree Capital Board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the 180 Degree Capital Board. Rather, the 180 Degree Capital Board made its recommendation based on the totality of the information available to the 180 Degree Capital Board. In addition, individual members of the 180 Degree Capital Board may have given different weights to different factors.

The foregoing description of the 180 Degree Capital Board’s consideration of the factors supporting the Mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of 180 Degree Capital’s Financial Advisor
Pursuant to an engagement letter, dated October 11, 2024, the 180 Degree Capital Special Committee retained Fenchurch as its financial advisor in connection with the Transaction and to deliver a fairness opinion in connection with the Transaction.
In connection with Fenchurch’s opinion, the 180 Degree Capital Special Committee directed Fenchurch to base its analyses and its opinion on (i) financial information, dated as of January 10, 2025, regarding the net asset value of 180 Degree Capital (which value was approximately $45,157,000) (the “180 Degree Capital January Net Asset Value”), (ii) the MLC NAV, (iii) an adjustment to the 180 Degree Capital January Net Asset Value based on estimated Transaction expenses of approximately $2,515,000 and (iv) the number of issued and outstanding shares, as of January 10, 2025, of TURN Common Shares (which number was 10,000,141) (such information described in foregoing clauses (i)-(iv), the “January Exchange Ratio Information”). If these were the adjusted net asset values and shares issued and outstanding as of the Determination Date, each TURN Common Share entitled to be converted into the right to receive shares of New Mount Logan Common Stock, would be converted into 0.5037 shares of New Mount Logan Common Stock (the “January Exchange Ratio”).
At a meeting of the 180 Degree Capital Special Committee on January 16, 2025, Fenchurch rendered to the 180 Degree Capital Special Committee its oral opinion, and confirmed its oral opinion by delivering to the 180 Degree Capital Special Committee its written opinion, dated January 16, 2025, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the January Exchange Ratio is fair, from a financial point of view, to the holders of TURN Common Shares, other than the Excluded Shares. For the avoidance of doubt, Fenchurch did not express any opinion as to the TURN Exchange Ratio.

The full text of the written opinion of Fenchurch, dated January 16, 2025, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Preliminary Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of Fenchurch’s opinion set forth in this Preliminary Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. 180 Degree Capital shareholders are urged to read the opinion in its entirety. Fenchurch’s written opinion was addressed to the 180 Degree Capital Special Committee (in their capacity as such) in connection with and for the purposes of their evaluation of the proposed Transaction, was directed only to the January Exchange Ratio and did not address any other aspect of the Transaction. Fenchurch’s opinion did not constitute a recommendation to the 180 Degree Capital Special Committee in connection with the Transaction, and does not constitute a recommendation to any stockholder of 180 Degree Capital or of any other entity as to how such stockholder should vote with respect to the Transaction or any other matter.

In arriving at its opinion, Fenchurch, among other things:
•reviewed the Agreement;
•reviewed certain publicly available business and financial information concerning 180 Degree Capital and Mount Logan and the industries in which they operate;
•compared the financial and operating performance of 180 Degree Capital and Mount Logan with publicly available information concerning certain other companies Fenchurch deemed relevant and reviewed the current and historical market prices of TURN Common Shares and MLC Common Shares and certain publicly traded securities of such other companies;
•reviewed intra-quarter internally prepared and maintained holding reports, cash and estimates of liabilities of 180 Degree Capital;
•reviewed certain internally prepared financial analyses relating to Mount Logan fiscal years 2024 through 2029 that were prepared by management of Mount Logan and approved for Fenchurch’s use by the 180 Degree Capital Special Committee (collectively, the “MLC Projections”); and
•performed such other financial studies and analyses and considered such other information as Fenchurch deemed appropriate for the purposes of its opinion.
In addition, Fenchurch held discussions with the 180 Degree Capital Special Committee, 180 Degree Capital’s management, Mount Logan’s management and representatives of BCPA with respect to certain aspects of the Transaction, and the past and current business operations of 180 Degree Capital and Mount Logan, the financial condition and future prospects and operations of 180 Degree Capital and Mount Logan, the effects of the Transaction on the financial condition and future prospects of 180 Degree Capital and Mount Logan, and certain other matters Fenchurch believed necessary or appropriate to its inquiry.
In giving its opinion, with the 180 Degree Capital Special Committee’s consent, Fenchurch relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Fenchurch or otherwise reviewed by or for Fenchurch. Fenchurch also, with the 180 Degree Capital Special Committee’s consent, based its analyses with respect to Mount Logan solely on Mount Logan’s asset management business, and did not attribute, with the 180 Degree Capital Special Committee’s consent, any value to the spread-related earnings of Mount Logan’s insurance business. Fenchurch did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter, dated as of October 11, 2024, with the 180 Degree Capital Special Committee, Fenchurch is not in any respect responsible for the accuracy or completeness of, and did not undertake any obligation or responsibility to independently verify, such information, nor has Fenchurch been furnished with any such verification. Fenchurch did not conduct, and was not provided with, any valuation or appraisal of any assets or liabilities of 180 Degree Capital or Mount Logan (other than the January Exchange Ratio Information) or the investment portfolio of 180 Degree Capital or Mount Logan, nor did Fenchurch

evaluate the solvency of 180 Degree Capital or Mount Logan under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to Fenchurch (including the MLC Projections), Fenchurch assumed, with the 180 Degree Capital Special Committee’s consent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by 180 Degree Capital’s management (in the case of any analyses and forecasts provided to Fenchurch by 180 Degree Capital’s management) and Mount Logan’s management (in the case of the MLC Projections and any other analyses and forecasts provided to Fenchurch by Mount Logan’s management) to the expected future results of operations and financial condition of 180 Degree Capital and Mount Logan, respectively. Fenchurch did not express any view as to such analyses or forecasts (including the MLC Projections), or the assumptions on which they were based. Fenchurch also assumed, with the 180 Degree Capital Special Committee’s consent, that the Transaction and the other transactions contemplated by the Agreement will qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended, for United States federal income tax purposes, and will be consummated as described in the Agreement. Fenchurch also assumed, with the 180 Degree Capital Special Committee’s consent, that the representations and warranties made by 180 Degree Capital and Mount Logan in the Agreement are and will be true and correct in all respects material to its analysis. Fenchurch is not a legal, regulatory, accounting, actuarial or tax expert and did not undertake any obligation or responsibility to conduct any assessment with respect to such issues. Fenchurch further assumed, with the 180 Degree Capital Special Committee’s consent, that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on 180 Degree Capital or Mount Logan or on the contemplated benefits of the Transaction.
Fenchurch’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Fenchurch as of, the date of such opinion. It should be understood that subsequent developments may affect its opinion and that Fenchurch does not have any obligation to update, revise, or reaffirm its opinion. Fenchurch’s opinion is limited to the fairness, from a financial point of view, to the holders of TURN Common Shares, other than Excluded Shares (as defined in the Agreement), of the January Exchange Ratio, and Fenchurch expressed no opinion as to the fairness of the January Exchange Ratio to any other holders of TURN Common Shares or as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of 180 Degree Capital or as to the underlying decision by 180 Degree Capital to engage in the Transaction. Furthermore, Fenchurch expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the January Exchange Ratio or with respect to the fairness of any such compensation. Fenchurch expressed no opinion as to the net asset value of 180 Degree Capital or Mount Logan, as to the price at which TURN Common Shares or MLC Common Shares will trade at any future time or as to the impacts of the MLC Domestication on the financial condition of 180 Degree Capital or Mount Logan. Additionally, Fenchurch expressed no opinion as to any other transactions undertaken in connection with the Transaction, or any other agreement, arrangement or understanding contemplated by the Transaction, any related transactions or otherwise, or any terms, aspects or implications of such transactions, agreements, arrangements or understandings.
The decision to enter into the Agreement was solely that of the 180 Degree Capital Special Committee and Fenchurch’s opinion and financial analysis were only one of the many factors considered by the 180 Degree Capital Special Committee in its evaluation of the Transaction and should not be viewed as determinative of the views of the 180 Degree Capital Special Committee with respect to the Transaction or the January Exchange Ratio.
In accordance with customary investment banking practice, Fenchurch employed generally accepted valuation methodologies in rendering its opinion to the 180 Degree Capital Special Committee on January 16, 2025 and contained in the presentation delivered to the 180 Degree Capital Special Committee on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by Fenchurch in connection with rendering its opinion to the 180 Degree Capital Special Committee and does not purport to be a complete description of the analyses or data presented by Fenchurch. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Fenchurch, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Fenchurch’s analyses.
180 Degree Capital Analysis
Net Asset Value Analysis. Using publicly available information, market data as of January 10, 2025 and the January Exchange Ratio Information, Fenchurch calculated and analyzed (i) 180 Degree Capital’s per share market price as of January 10, 2025 as a multiple of 180 Degree Capital’s net asset value per share (“P/NAV”), which resulted in a P/NAV multiple of 0.85x, and (ii) 180 Degree Capital’s P/NAV multiple for the five year period ended January 10, 2025, which resulted in an average P/NAV multiple of 0.72x during such period. Fenchurch then compared these P/NAV multiples to the P/NAV multiple of 1.00x implied by the January Exchange Ratio.

Selected Transactions Analysis. Fenchurch considered certain financial terms of certain merger transactions occurring in the last two years that involved a closed-end fund and exercised professional judgment and experience when considering the relevance and comparability. While these transactions were used to analyze transaction multiples of closed-end fund mergers, the transactions involved two closed-end funds, whereas the proposed transaction anticipates a merger between a closed-end fund and operating company. The transactions selected by Fenchurch are set forth in the table below. For each selected transaction, Fenchurch calculated and analyzed the P/NAV multiple of the combined company implied by the transaction value, in each case, based on publicly available financial information.The following presents the results of this analysis:

Parties	Announcement Date	P/NAV
Blue Owl Technology Finance Corp. and Blue Owl Technology Finance Corp. II	November 2024	1.00x (stock)
abrdn Income Credit Strategies and First Trust/abrdn Global Opportunity Income Fund	September 2024	1.00x (stock)
abrdn Global Infrastructure Income Fund and Macquarie/First Trust Global Infra/Utilities Dividend Income Fund	September 2024	1.00x (stock)
Blue Owl Capital Corporation and Blue Owl Capital Corporation III	August 2024	1.00x (stock)
Carlyle Secured Lending, Inc. and Carlyle Secured Lending III	August 2024	1.00x (stock)
Alliance Trust and Witan Investment Trust	June 2024	1.00x (stock) 0.98 (cash)
Golub Capital BDC, Inc. and Golub Capital BDC 3	January 2024	1.00x (stock)
Franklin BSP Capital Corporation and Franklin BSP Lending Corporation	October 2023	1.00x (stock)
Kayne Anderson Energy Infrastructure Fund and Kayne Anderson NextGen Energy & Infrastructure	August 2023	1.00x (stock) 0.95 (cash)
Crescent Capital BDC, Inc. and First Eagle Alternative Capital BDC, Inc.	March 2023	1.00x (stock)
Fenchurch then compared these P/NAV multiples to the P/NAV multiple of 1.00x implied by the January Exchange Ratio.
No company used in these analyses is identical or directly comparable to 180 Degree Capital. Accordingly, an evaluation of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics and other factors that could affect the public trading or other values of the companies involved.
Other Information. For reference only and not as a component of its fairness analysis, Fenchurch reviewed the share price performance for the five year period ended January 10, 2025 for each of the S&P 500 Index, Russell 1000 Index, SPDR Portfolio S&P 600 Small Cap ETF and S&P/TSX Composite Index (rebased to 100), and compared such performance to the historical performance of 180 Degree Capital’s share price during such period (rebased to 100).
Mount Logan Analysis

Public Company Analysis. Fenchurch reviewed and compared specific financial, operating and public trading data relating to Mount Logan Capital with similar information for selected publicly-traded companies in the asset management industry. The selected comparable companies (the “Mount Logan Capital Peers”) were Apollo Global Management, Inc., Ares Management Corporation, Blackstone Inc., Blue Owl Capital Inc., Brookfield Corporation, Carlyle Group Inc., GCM Grosvenor Inc., Hamilton Lane Inc., KKR & Co Inc., Stepstone Group Inc. and TPG Inc. Although none of the Mount Logan Capital Peers are directly comparable to Mount Logan Capital, the Mount Logan Capital Peers included were selected by Fenchurch in the exercise of its professional judgment and experience because they are publicly traded companies in the asset management industry with operations that, for purposes of its analysis, may be considered similar to certain operations of Mount Logan Capital. A select number of publicly traded companies in the asset management industry were excluded for a variety of reasons, including, but not limited to, business / product mix and lack of exposure to alternative credit. Fenchurch reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values for Mount Logan on a standalone basis, in each case by reference to these Mount Logan Peers.
    Trading Comparables
Using publicly available information and market data as of January 10, 2025, Fenchurch calculated each Mount Logan Peer’s per share market price as a multiple of its estimated distributable earnings per share for each of the calendar year ended December 31, 2025 (“P / 2025E Distributable Earnings”) and the calendar year ended December 31, 2026 (“P / 2026E Distributable Earnings”). The results of this selected comparable company analysis are summarized below:

	Low	High	Mean
P / 2025E Distributable Earnings	11.5x	31.4x	24.1x
P/ 2026E Distributable Earnings	10.6x	26.7x	20.7x
Accordingly, Fenchurch selected in its professional judgment (i) a P / 2025E Distributable Earnings multiple range of 11.5x to 16.5x and applied such range to Mount Logan’s adjusted distributable earnings, which Fenchurch calculated based on the MLC Projections after giving effect to certain adjustments to the extent appropriate in Fenchurch’s professional judgment (“Adjusted Distributable Earnings”), for the calendar year ended December 31, 2025, and (ii) a P / 2026E Distributable Earnings multiple range of 10.5x to 15.5x and applied such range to Mount Logan’s Adjusted Distributable Earnings for the calendar year ended December 31, 2026. Using these reference ranges, Fenchurch calculated, (x) in respect of the calculations described in foregoing clause (i), an illustrative range of implied equity value of Mount Logan of approximately $62 million to $89 million and (y) in respect of the calculations described in foregoing clause (ii), an illustrative range of implied equity value of Mount Logan of approximately $82 million to $121 million. Fenchurch then compared the exchange ratio implied by the midpoint of each range to the January Exchange Ratio.
Sum-of-the-Parts
Using publicly available information, Fenchurch calculated each Mount Logan Peer’s (other than GCM Grosvenor Inc. and Stepstone Group Inc., each of which was not included in the applicable analyst research reports that Fenchurch used to perform such calculations) per share market price as a multiple of its estimated fee-related earnings per share for each of the calendar year ended December 31, 2025 (“P / 2025E Fee-Related Earnings”) and

the calendar year ended December 31, 2026 (“P / 2026E Fee-Related Earnings”). The results of this selected comparable company analysis are summarized below:

	Low	High	Mean
P / 2025E Fee-Related Earnings	13.4x	32.4x	27.1x
P / 2026E Fee-Related Earnings	12.5x	37.0x	30.5x
Accordingly, Fenchurch selected in its professional judgment (i) a P / 2025E Fee-Related Earnings multiple range of 13.5x to 18.5x and applied such range to Mount Logan’s Adjusted Distributable Earnings (including incentive-related earnings that are payable within one year and not subject to clawback) for the calendar year ended December 31, 2025 and (ii) a P / 2026E Fee-Related Earnings multiple range of 12.5x to 17.5x and applied such range to Mount Logan’s Adjusted Distributable Earnings (including incentive-related earnings that are payable within one year and not subject to clawback) for the calendar year ended December 31, 2026. Using these reference ranges, Fenchurch calculated, (x) in respect of the calculations described in foregoing clause (i), an illustrative range of implied equity value of Mount Logan of approximately $73 million to $100 million and (y) in respect of the calculations described in foregoing clause (ii), an illustrative range of implied equity value of Mount Logan of approximately $98 million to $137 million. Fenchurch then compared the exchange ratio implied by the midpoint of each range to the January Exchange Ratio.
No company used in these analyses is identical or directly comparable to Mount Logan. Accordingly, an evaluation of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which Mount Logan is compared.

Selected Transactions Analysis. Fenchurch considered certain financial terms of certain merger transactions involving companies that operated in the asset management industry. Fenchurch selected these transactions in the exercise of its professional judgment and experience because Fenchurch deemed them to be sufficiently similar to the Transaction in size, scope and impact on the industry. The transactions selected by Fenchurch are set forth in the table below:

Target	Acquiror	Announcement Date
Landmark Partners	Ares Management Corporation	March 2021
AMP Capital’s Infrastructure Debt Platform	Ares Management Corporation	December 2021
Western Technology Investment	P10 Inc.	August 2022
Angelo, Gordon & Co. L.P	TPG Inc.	May 2023
Sculptor Capital Management Inc.	Rithm Capital Corp.	November 2023
Monroe Capital Corp	Wendel SE	October 2024
HPS Investment Partners	BlackRock Inc.	December 2024
For each precedent transaction, Fenchurch reviewed the total enterprise value (calculated as the equity value based on fully diluted shares outstanding, plus debt and debt-like-items, and less cash and cash equivalents, after giving effect to certain adjustments, to the extent appropriate in Fenchurch’s professional judgment) of the target company in the transaction based upon the consideration payable in the transaction (including earnout payments to the extent applicable) as a multiple of the target company’s estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the extent such information was available (“EV / EBITDA”). All of these calculations were performed and based on publicly available financial data at the time of announcement of the relevant transaction. The following summarizes the result of these calculations:

	Low	High	Mean
EV/ EBITDA	14.4x	35.5x	21.6x

Accordingly, Fenchurch selected in its professional judgment an EV / EBITDA multiple range of 11.0x to 16.0x and applied such range to Mount Logan’s estimated EBITDA for the twelve-month period ended December 31, 2025 implied by the MLC Projections. Using these reference ranges, after adjusting by subtracting $63.3 million of net debt (based on balance sheet data as of September 30, 2024), Fenchurch calculated an illustrative range of implied equity value of Mount Logan of approximately $76 million to $139 million. Fenchurch then compared the exchange ratio implied by the midpoint of such range to the January Exchange Ratio.
No company used in these analyses is identical or directly comparable to Mount Logan. Accordingly, an evaluation of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics and other factors that could affect the public trading or other values of the companies involved.
Discounted Cash Flow. In order to estimate the equity value of Mount Logan, Fenchurch performed a discounted cash flow analysis of Mount Logan. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount factor that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the estimated enterprise value of Mount Logan using the discounted cash flow method, Fenchurch added (i) Mount Logan’s projected after-tax unlevered free cash flows for the period from January 1, 2025 through December 31, 2029 based on the MLC Projections to (ii) ranges of “terminal values” of Mount Logan as of December 31, 2029, and discounted such amounts to their present value as of January 1, 2025 using a range of selected discount factors.
The after-tax unlevered free cash flows were calculated by taking the tax-affected fee-related earnings of Mount Logan and subtracting corporate overhead, in each case, as set forth in the MLC Projections. The residual value of Mount Logan at the end of the projection period, or “terminal value,” was estimated by applying a perpetuity growth rate of 2% to Mount Logan’s estimated unlevered free cash flow. The unlevered free cash flows and terminal values were then discounted to present value as of January 1, 2025 using discount factors ranging from 0.58 to 0.94 for the unlevered free cash flows and a discount factor of 0.54 for the terminal value, which were selected based on Fenchurch’s analysis of the weighted average cost of capital of Mount Logan.
Based on its analysis, after adjusting by subtracting $63.3 million of net debt (based on balance sheet data as of September 30, 2024), Fenchurch calculated an illustrative implied equity value of Mount Logan of $104.5 million. Fenchurch then compared the exchange ratio implied by such value to the January Exchange Ratio.
Other Information. For reference only and not as a component of its fairness analysis, Fenchurch (i) calculated (1) Mount Logan’s per share market price as of January 10, 2025 as a multiple of Mount Logan’s Adjusted Distributable Earnings for the calendar year ended December 31, 2025 and (2) the price per MLC Common Share implied by the January Exchange Ratio as a multiple of Mount Logan’s Adjusted Distributable Earnings for the calendar year ended December 31, 2025, which resulted in multiples of 8.6x and 12.5x, respectively, and (ii) reviewed Mount Logan’s share price performance for the five year period ended January 10, 2025 for each of the S&P 500 Index, Russel 1000 Index, SPDR Portfolio S&P 600 Small Cap ETF and S&P/TSX Composite Index (rebased to 100), and compared such performance to the historical performance of Mount Logan’s share price during such period (rebased to 100).
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Fenchurch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Fenchurch believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Fenchurch with respect to the actual value of 180 Degree Capital or Mount Logan. The order of analyses described does not represent the relative importance or weight given to those analyses by Fenchurch. In arriving at its opinion, Fenchurch did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Fenchurch considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the Parties and their advisors. Accordingly, forecasts and analyses used or made by Fenchurch are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Fenchurch’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.
As a part of its investment banking business, Fenchurch and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Fenchurch was selected to advise the 180 Degree Capital Special Committee with respect to the Transaction and deliver an opinion to the 180 Degree Capital Special Committee with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with 180 Degree Capital, Mount Logan and the industries in which they operate. For services rendered in connection with the Transaction (including the delivery of Fenchurch’s opinion), Fenchurch will receive a fee from 180 Degree Capital of $1.5 million, of which $500,000 became payable to Fenchurch upon delivery of its opinion (of which $250,000 is creditable towards any fees payable upon the consummation of the Transaction), and the balance of which will become payable only if the Transaction is consummated. In addition, 180 Degree Capital agreed to indemnify Fenchurch for certain liabilities arising out of its engagement.
Fenchurch is an independently-managed affiliate of a multinational banking group. During the two years preceding the date of its opinion, the commercial banking division of such group has provided project financing to affiliates of BC Partners for which it has received fees totaling approximately $2,653,000 during such period and may receive additional fees in the future. Except with respect to the Transaction, Fenchurch did not advise, or receive fees from, 180 Degree Capital during this period.

MLC Projections

(in millions)	2024E	2025E	2026E	2027E	2028E	2029E
Asset management revenue (incl. Ability)	$21.9	$26.4	$27.0	$28.5	$32.1	$36.1
(-) Cash benefit from managed fund(s)	(1.3)	(1.9)	(2.0)	(2.1)	(2.1)	(2.2)
(-) Asset management and corporate expenses and taxes (est. 24% tax rate)	(27.0)	(22.4)	(20.6)	(20.0)	(21.3)	(22.7)
Asset management net income	(6.4)	2.1	4.4	6.4	8.7	11.2
(+) Cash benefit from managed fund(s)	1.3	1.9	2.0	2.1	2.1	2.2
Distributable earnings	(5.1)	4.0	6.4	8.5	10.8	13.4
(+) Non-cash expenses	3.0	3.1	3.3	3.5	3.6	3.8
Distributable cash earnings	$(2.1)	$7.1	$9.7	$12.0	$14.4	$17.2
(-) Cash benefit from managed fund(s) and dividend income	(1.7)	(2.2)	(2.3)	(2.4)	(2.4)	(2.5)
(+) Corporate and interest expenses	11.6	10.2	9.9	9.9	10.1	10.3
Fee-related earnings	$7.8	$15.1	$17.3	$19.5	$22.1	$25.0
(+) Cash benefit from managed fund(s)	1.3	1.9	2.0	2.1	2.1	2.2
Adjusted fee-related earnings	$9.1	$17.0	$19.3	$21.6	$24.2	$27.2
Important Assumptions, Exclusions and Limitations of the MLC Projections
•The MLC Projections exclude (i) Mount Logan’s book value as of December 31, 2024 and March 31, 2025, of approximately $100 million and (ii) consideration with respect to the spread‑related earnings of $13.7 million that historically have accrued to Mount Logan’s benefit. Had such items been included, the MLC Projections—and any valuation metrics derived therefrom—would differ materially. In addition, the MLC Projections were prepared on the basis that the underlying investment funds managed or advised by Mount Logan will perform in line with historical averages. Material changes in the actual performance, positive or negative, by these funds could cause the resulting financial performance of Mount Logan to be materially different from that reflected in the MLC Projections.

•The MLC Projections are forward‑looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the U.S. Private Securities Litigation Reform Act of 1995 and Canadian Securities Laws. They are subject to significant risks and uncertainties and actual results may differ materially from those expressed or implied. See “Risk Factors” and “Cautionary Note Regarding Forward‑Looking Statements.”

•Mount Logan specifically disclaims any undertaking to update or revise the MLC Projections, whether as a result of new information, future events or otherwise. The inclusion of the MLC Projections should not be regarded as an indication that Mount Logan or its management considers the MLC Projections to be predictive of actual future performance or that the MLC Projections should be relied upon in any way in making a decision regarding the proposed Business Combination, any investment in Mount Logan, or any other matter.

•Mount Logan, as a matter of course, does not make public long-term projections relating to financial matters or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Mount Logan provided the MLC Projections, which consisted of certain unaudited forecasted financial analyses, to Fenchurch in connection with its evaluation of the proposed Business Combination solely for purposes of Fenchurch providing financial advice to the 180 Degree Capital Special Committee. The MLC Projections were prepared for internal use and not with a view to public disclosure. The MLC Projections, any related summary of the MLC Projections, and any related information are not being provided to influence the decision of 180 Degree Capital Shareholders or MLC Shareholders to vote for the respective Business Combination Proposal being presented to them. The MLC Projections were not prepared with a view to compliance with U.S. GAAP, published guidelines of the SEC or any other published standards or guidelines. Neither Mount Logan nor any other person makes any representation regarding the MLC Projections or the ultimate performance of Mount Logan compared to the MLC Projections or any other prospective financial information. The MLC Projections are not fact and reflect numerous assumptions and estimates, all of which are difficult to predict. Accordingly, there can be no assurance that the MLC Projections or any other prospective financial information will be realized, and actual results could vary significantly.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, each of Mount Logan and 180 Degree Capital entered into Voting Agreements with stockholders holding approximately 23% of the MLC Common Shares and approximately 20% of the TURN Common Shares. Pursuant to the Voting Agreements, each stockholder agreed to (1) attend each shareholders’ meeting concerning proposals related to the Mergers, the Merger Agreement, the TURN Matters or MLC Matters (as applicable), any Takeover Proposal, or any other transaction contemplated by the Merger Agreement, and (2) vote or cause to be voted (including by proxy or written consent, if applicable) all TURN Common Shares or MLC Common Shares owned at any time by such shareholder (a) in favor of the adoption of the Merger Agreement and any other transactions or matters expressly contemplated by the Merger Agreement, (b) against any action or proposal in favor of a Takeover Proposal, without regard to the terms of such Takeover Proposal, (c) against any other action, agreement or transaction that is intended, or that would or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other transactions expressly contemplated by the Merger Agreement or the performance by the shareholder of his, her or its obligations under the Voting Agreement, (d) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Mount Logan or 180 Degree Capital (as applicable) contained in the Merger Agreement, or of the shareholder contained in the Voting Agreement, and (e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. In addition, during the term of the Voting Agreement, each signatory irrevocably granted to, and appointed, 180 Degree Capital, Mount Logan and any designee of 180 Degree Capital or Mount Logan, as such signatory’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in such signatory’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) all of the stock owned by such signatory in accordance with the Voting Agreement.
In addition, in the Voting Agreement, each signatory agreed not to (a) solicit any proposal against the Merger Agreement, the Mergers, or any Takeover Proposal, (b) initiate a vote with respect to any Takeover Proposal, or (c) vote any of his, her or its stock in favor of any Takeover Proposal.
The form of Mount Logan Voting Agreement is attached hereto as Annex C and the form of 180 Degree Capital Voting Agreement is attached hereto as Annex D.
Regulatory Approvals and Related Matters

The obligations of Mount Logan and 180 Degree Capital to consummate the Mergers are subject to, among other conditions, (i) the consent of the Ontario Securities Commission in respect of the MLC Domestication pursuant to the OBCA, (ii) the authorization of the Ministry of Public and Business Service Delivery for Mount Logan to continue out of Ontario to another jurisdiction, (iii) the consent of Cboe Canada in respect of the Business Combination, (iv) if required, the non-objection or approval of the Canadian securities regulators of the jurisdictions in which Crown Private Credit Partners Inc. is a registered firm (as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations) pursuant to Section 11.10 of National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations, (v) either (a) consent from the Nebraska Department of Insurance in respect of the Business Combination or (b) written confirmation from the Nebraska Department of Insurance that consent from the Nebraska Department of Insurance is not required in respect of the Business Combination, (vi) the filing with the SEC of this Preliminary Joint Proxy Statement/Prospectus in definitive form relating to the 180 Degree Capital Special Meeting and the MLC Special Meeting to be held in connection with the Merger Agreement and the Business Combination and of a registration statement on Form S-4 in which this Preliminary Joint Proxy Statement/Prospectus is included as a prospectus, and declaration of effectiveness of the registration statement by the SEC, and (vii) approval of listing of such New Mount Logan Common Stock on the Nasdaq, subject to official notice of issuance.
Except as otherwise provided in the Merger Agreement, the Parties have agreed to use their reasonable best efforts to cooperate with each other to do all things necessary, proper or advisable under applicable Law to consummate the Mergers, including obtaining applicable consents, waivers or approvals of any third parties, including any Governmental Entities.
If the conditions described above are not satisfied or (to the extent legally allowed) waived, the Business Combination will not be completed, which may result in material adverse consequences to 180 Degree Capital’s and Mount Logan’s business and operations.

Canadian Securities Law Consequences

The following discussion is only a general overview of certain requirements of Canadian Securities Laws relating to the Business Combination that may be applicable to MLC Shareholders, to holders of MLC Warrants, MLC RSUs and MLC DEUs and to New Mount Logan after the Effective Time. Each MLC Shareholder is urged to consult such shareholder’s professional advisors to determine the Canadian conditions and restrictions applicable to trades in the shares of New Mount Logan Common Stock issuable pursuant to the MLC Merger.
Reporting Status and Listing
Mount Logan is a reporting issuer in each of the provinces of Canada. The MLC Common Shares are currently listed on Cboe Canada. Following completion of the Business Combination, Mount Logan (after completion of the MLC Merger) will become a wholly-owned subsidiary of New Mount Logan and it is anticipated that New Mount Logan will apply to the applicable Canadian securities regulators to have Mount Logan cease to be a reporting issuer and that the MLC Common Shares will be delisted from Cboe Canada.
Upon completion of the Business Combination, New Mount Logan will become a reporting issuer in each of the provinces of Canada and will be an “SEC foreign issuer” within the meaning of NI 71-102. As an “SEC foreign issuer” within the meaning of NI 71-102, New Mount Logan will be exempt from most of the continuous disclosure requirements set out in NI 51-102 provided New Mount Logan complies with the equivalent continuous disclosure requirements applicable to New Mount Logan under applicable U.S. Securities Laws and files its reports required under applicable U.S. Securities Laws in all provinces of Canada. MLC Shareholders should be aware that the historical financial statements of Mount Logan filed pursuant to Canadian Securities Laws were prepared in accordance with IFRS and were subject to auditing and auditor independence standards in Canada. As an “SEC foreign issuer” within the meaning of NI 71-102, New Mount Logan’s financial statements and information filed under applicable U.S. Securities Laws will be prepared in accordance with U.S. GAAP, which differs from IFRS in certain material respects, and are subject to auditing and auditor independence standards in the United States, and thus may not be comparable to financial statements and information of Canadian reporting issuers prepared in accordance with IFRS.
In addition, while the shares of New Mount Logan Common Stock will be listed on the Nasdaq, they will not be listed on any stock exchange in Canada.
Resale of Shares of New Mount Logan Common Stock
The issuance of shares of New Mount Logan Common Stock pursuant to the MLC Merger will constitute a distribution of securities that is exempt from the prospectus requirements of applicable Canadian Securities Laws. Shares of New Mount Logan Common Stock issued pursuant to the MLC Merger may be resold in Canada, provided: (i) that New Mount Logan is a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (which calculation of time may include the time Mount Logan was a reporting issuer prior to the MLC Merger); (ii) the trade is not a "control distribution" as defined in NI 45-102; (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling security holder is an “insider” or “officer” of New Mount Logan (as such terms are defined by applicable Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that New Mount Logan is in default of applicable Canadian Securities Laws.
In addition, the first trade in the shares of New Mount Logan Common Stock issued pursuant to the MLC Merger will be exempt from the prospectus requirements of applicable Canadian Securities Laws as New Mount Logan will be a foreign issuer on the distribution date and New Mount Logan was not a reporting issuer in any jurisdiction of Canada on the distribution date, provided that the trade is made through an exchange, or a market outside of Canada or to a person or company outside of Canada.
Each MLC Shareholder and holder of MLC Warrants is urged to consult such shareholder’s professional advisors to determine the Canadian conditions and restrictions applicable to trades in the shares of New Mount Logan Common Stock issuable pursuant to the MLC Merger, including the shares of New Mount Logan Common Stock issuable upon exercise of the MLC Delaware Warrants.
To the extent that an MLC Shareholder or holder of MLC Warrants resides in a non-Canadian jurisdiction, the shares of New Mount Logan Common Stock received by such shareholder pursuant to the MLC Merger or issuable to such warrantholder upon exercise of such MLC Warrants may be subject to certain additional trading restrictions under applicable securities laws in such jurisdiction. All MLC Shareholders and holders of MLC Warrants residing outside Canada are advised to consult their own legal advisors regarding such resale restrictions. See “The Mergers – U.S. Federal Securities Law Consequences.”
Multilateral Instrument 61-101
    Mount Logan is subject to the requirements of MI 61-101, which regulates certain transactions to ensure fair treatment of securityholders in transactions which raise the potential for conflicts of interest, generally requiring enhanced disclosure, approval by a majority of securityholders excluding interested parties, and, in certain instances, independent valuations. The protections afforded by MI 61-101 apply to "business combinations" (as defined in MI 61-101) which are transactions that result in the interests of securityholders being terminated without their consent, subject to certain exceptions.
The MLC Merger will constitute a “business combination” for the purposes of MI 61-101 if, among other things, any “related parties” (as defined in MI 61-101) directly or indirectly, as a consequence of the MLC Merger receive a “collateral benefit” (as defined in MI 61-101).
Collateral Benefit
A “collateral benefit” (as defined in MI 61-101) includes any benefit that a “related party” of an issuer (which includes the directors and senior officers of the issuer) is entitled to receive, directly or indirectly, as a consequence of the transaction, including without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to past or future services as an employee, director or consultant of the issuer. MI 61-101 excludes from the meaning of collateral benefit a payment per security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer, of an affiliated entity of such issuer or of a successor to the business of such issuer where (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) at the time of the transaction the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer (the “De Minimis Holdings Exception”), or (ii) the related party discloses to an independent committee of the issuer the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities he or she beneficially owns and the independent committee acting in good faith determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value of the consideration the related party will receive pursuant to the terms of the transaction for the equity securities he or she beneficially owns (the “De Minimis Value Exception”), and the independent committee's determination is disclosed in the disclosure document for the transaction.
Pursuant to the Merger Agreement and following the MLC Domestication, all outstanding MLC Delaware RSUs and MLC Delaware DEUs issued pursuant to Mount Logan’s Performance and Restricted Share Unit Plan will become fully vested with the holders ultimately receiving shares of New Mount Logan Common Stock for their MLC Delaware Units issued upon vesting of the MLC Delaware RSUs and MLC Delaware DEUs. (the “RSU/DEU Acceleration”). See the section entitled “Merger Agreement - Treatment of Mount Logan Equity Awards” and “Interests of Mount Logan Directors and Executive Officers in the Mergers.”

The RSU/DEU Acceleration may be considered a “collateral benefit” to each director or senior officer of Mount Logan that is a holder thereof; provided however that, except with respect to Edward Goldthorpe, Chief Executive Officer of Mount Logan, and Perry Dellelce, Director of Mount Logan, as discussed below, such benefits fall within the De Minimis Holdings Exception. Edward Goldthorpe and Perry Dellelce are, however, deemed to be receiving a “collateral benefit” as neither the De Minimis Holdings Exception nor the De Minimis Value Exception apply to them. Accordingly, as further detailed below, other than MLC Common Shares owned by Edward Goldthorpe and Perry Dellelce, all MLC Common Shares held by Mount Logan’s directors and senior officers can be counted in determining whether “minority approval” required to approve the MLC Merger is obtained.
Minority Shareholder Approval
The MLC Merger is a “business combination” as certain “related parties,” in connection with the MLC Merger, are receiving a "collateral benefit," as described above, each as defined in accordance with MI 61-101.
As a result, the MLC Merger Resolution will require "minority approval" in accordance with MI 61-101, which will require approval by a majority of the votes cast, excluding the votes attached to securities beneficially owned, or over which control or direction is exercised, by “related parties” of Mount Logan who can be considered to be receiving a "collateral benefit" in connection with the MLC Merger, or are "related parties" or "joint actors" (as defined in MI 61-101) of such related parties.
The votes attached to MLC Common Shares beneficially owned, or over which control or direction is exercised, if any, by each of Nikita Klassen, Matthias Ederer, Henry Wang, David Held, Rudolph Reinfrank, Buckley Ratchford, David Allen and Sabrina Liak, each of whom is a director and/or a senior officer of Mount Logan, are not excluded for the purpose of minority approval, on the basis that each such person falls within the De Minimis Holdings Exception.
This minority approval is in addition to the requirement that the MLC Merger Resolution be approved by holders representing greater than fifty-percent of all issued and outstanding MLC Common Shares.
For purposes of the minority approval requirements of MI 61-101, all of the [●] MLC Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by Edward Goldthorpe, Chief Executive Officer, Director and Chairman of the Board of Mount Logan, and Perry Dellelce, Director of Mount Logan, or their related parties or joint actors, representing, as of the MLC Record Date, approximately [●] of the issued and outstanding MLC Common Shares, on an undiluted basis, will be excluded in determining whether minority approval for the MLC Merger is obtained.
As of the MLC Record Date, the MLC Common Shares to be excluded for purposes of the minority approval requirement are set out below:

Related Party	No. of MLC Common Shares	Percentage of Outstanding MLC Common Shares as of the MLC Record Date
Edward Goldthorpe	[●]	[●]%
Perry Dellelce	[●]	[●]%
Total	[●]	[●]%

Formal Valuation
Mount Logan is not required to obtain a formal valuation in respect of the MLC Merger as the MLC Merger is not a transaction described in section 4.3 of MI 61-101.
Disclosure of Prior Valuations
To the knowledge of Mount Logan and its directors and senior officers, after reasonable inquiry, there have been no prior valuations in respect of Mount Logan (as contemplated in MI 61-101) in the 24 months prior to the date of the Merger Agreement and no bona fide prior offer (as contemplated in MI 61-101) that relates to the transactions contemplated by the Business Combination has been received by Mount Logan during the 24 months before the execution of the Merger Agreement.
Trading History, Purchases and Sales of Securities
The MLC Common Shares are listed and posted for trading on Cboe Canada under the symbol “MLC.” Following the completion of the Business Combination, Mount Logan will apply to have the MLC Common Shares delisted from Cboe Canada.
The following table sets forth the volume of the MLC Common Shares traded on Cboe Canada and the trading price range in the six month period preceding the date of the Merger Agreement. On January 16, 2025, the last trading date prior to the date of announcement of the Merger Agreement, the closing price of the MLC Common Shares was C$2.52.

Month	High (C$)	Low (C$)	Volume
July 2024	2.00	1.96	121,617
August 2024	2.01	1.99	61,975
September 2024	2.00	1.85	69,481
October 2024	2.10	1.86	892,961
November 2024	2.60	1.90	276,714
December 2024	2.73	2.00	653,490
January 1 – January 16, 2025	2.70	2.50	49,314
Note:
(1)    Source: Bloomberg
Ownership of Securities of Mount Logan
As of the MLC Record Date, the directors and executive officers of MLC and their associates and affiliates, as a group, beneficially owned, directly or indirectly, or exercised Mount Logan or direction over, an aggregate of [●] MLC Common Shares representing approximately [●]% of the outstanding MLC Common Shares on a non- diluted basis, and [●] MLC RSUs (including MLC DEUs), representing, together with their [●] MLC Common Shares, approximately [●]% of the outstanding MLC Common Shares on a partially-diluted basis (assuming the vesting and settlement of their MLC RSUs and MLC DEUs for MLC Common Shares). All MLC Common Shares

held by the directors and executive officers of Mount Logan will be treated in the same manner under the MLC Merger as MLC Common Shares held by every other MLC Shareholder. The MLC RSUs and MLC DEUs will be affected by the RSU/DEU Acceleration in accordance with the Merger Agreement and the MLC PR Plan.
The following table sets out the MLC Common Shares and MLC RSUs (including MLC DEUs) beneficially owned, directly or indirectly, or over which control or direction was exercised (and the percentage they represent of the outstanding MLC Common Shares and MLC RSUs (including MLC DEUs), as the case may be) by the directors and executive officers of Mount Logan, or their respective associates or affiliates, as of the MLC Record Date:

MLC Common Shares and MLC RSUs (including MLC DEUs) Beneficially Owned, Directly or Indirectly, or over which Control or Direction is Exercised
	MLC Common Shares(1)	MLC RSUs (including MLC DEUs)
Edward Goldthorpe Director, Chief Executive Officer	[●] [●]%	[●] [●]%
Nikita Klassen Chief Financial Officer, Corporate Secretary	[●] [●]%	[●] [●]%
David Held Chief Compliance Officer	[●] [●]%	[●] [●]%
Matthias Ederer Co-President	[●] [●]%	[●] [●]%
Henry Wang Co-President	[●] [●]%	[●] [●]%
Rudolph Reinfrank Lead Director	[●] [●]%	[●] [●]%
Perry Dellelce Director	[●] [●]%	[●] [●]%
Sabrina Liak Director	[●] [●]%	[●] [●]%
David Allen Director	[●] [●]%	[●] [●]%
Buckley Ratchford Director	[●] [●]%	[●] [●]%
Notes:
(1)Based on [●] MLC Common Shares and [●] MLC RSUs (including MLC DEUs) issued and outstanding as of the MLC Record Date. The information as to MLC Common Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, not being within the knowledge of Mount Logan, has been furnished by each respective director and executive officer, as applicable.
The directors and executive officers of Mount Logan entered into the Voting and Support Agreements pursuant to which, among other things and subject to the terms thereof, they have agreed to vote their MLC Common Shares in favor of the Arrangement Resolution and the MLC Merger Resolution. See “The Mergers –Voting and Support Agreements.”
Previous Purchases and Sales

On January 26, 2024, Mount Logan issued 18,752 debenture units for gross proceeds of approximately C$18.8 million. Each debenture unit consisted of: (i) one 8.85% paid-in-kind unsecured debenture in the principal amount of $1,000, and (ii) 50 warrants, each of which is exercisable to acquire one common share of Mount Logan at a price of C$2.75 per share for a period of eight (8) years from the issuance thereof, provided that the warrants are not permitted to be exercised within the first twelve (12) months from the issuance thereof.
On March 19, 2024, Mount Logan issued 64,004 MLC Common Shares to settle certain vested MLC RSUs and MLC DEUs under the MLC PR Plan. On November 22, 2024, Mount Logan issued 97,664 MLC Common Shares to settle certain vested MLC RSUs and MLC DEUs under the MLC PR Plan. On December 11, 2024, Mount Logan issued 209 MLC Common Shares to settle certain vested MLC RSUs and MLC DEUs under the MLC PR Plan. On February 18, 2025, Mount Logan issued 60,082 MLC Common Shares to settle certain vested MLC RSUs and MLC DEUs under the MLC PR Plan.
On April 2, 2024, Mount Logan issued 2,108 MLC DEUs to the holders of MLC RSUs in accordance with the MLC PR Plan. On May 31, 2024, Mount Logan issued 1,885 MLC DEUs to the holders of MLC RSUs in accordance with the MLC PR Plan. On August 30, 2024, Mount Logan issued 1,435,700 MLC RSUs and 1,904 MLC DEUs to the holders of MLC RSUs, each in accordance with the MLC PR Plan. On November 29, 2024, Mount Logan issued 10,919 MLC DEUs to the holders of MLC RSUs in accordance with the MLC PR Plan. On January 15, 2025, Mount Logan issued 652,135 MLC RSUs in accordance with the MLC PR Plan. On April 10, 2025, Mount Logan issued 10,533 MLC DEUs to the holders of MLC RSUs in accordance with the MLC PR Plan.
On January 30, 2025, Mount Logan issued an aggregate of 2,693,071 MLC Common Shares at a price of C$2.67 per share in connection with the acquisition of a minority interest in Runway Growth Capital LLC.
On February 5, 2025, Mount Logan issued 17,315 MLC Common Shares in satisfaction of C$45,019 of debt obligations owed in connection with the provision of certain consulting services.
Previous Distributions
The following table summarizes details of the MLC Common Shares distributed by Mount Logan during the five years preceding the date hereof.

Date	Nature of Issuance/Exercise	Number and Type of Securities of MLC Issued (Aggregate Cash Proceeds C$)	Price per MLC Share (C$)
October 27, 2020	Private Placement	6,108,199 MLC Common Shares $16,797,547.25	$2.75
November 25, 2020	Private Placement	250,182 MLC Common Shares $688,00	$2.75
May 7, 2021	Private Placement	223,214 MLC Common Shares $624,999.20	$2.80
July 20, 2021	Private Placement	2,165,000 MLC Common Shares $6,928,000.00	$3.20
October 29, 2021	Shares issued as partial consideration for the Ability Insurance Company acquisition	1,579,671 MLC Common Shares (N/A)	$3.92

October 29, 2021	Shares issued as partial consideration for Capitala Investment Advisors, LLC acquisition	1,258,931 MLC Common Shares (N/A)	$3.93
June 30, 2023	Private Placement	357,142 MLC Common Shares $1,000,000.00	$2.80
July 5, 2023	Shares issued as partial consideration for Ovation Fund Management II LLC and Ovation Partners, LP membership interest and asset acquisitions	3,186,398 MLC Common Shares (N/A)	$2.83
March 15, 2024	Settlement of vested MLC RSUs and MLC DEUs	64,004 MLC Common Shares (N/A)	$2.00
November 22, 2024	Settlement of vested MLC RSUs and MLC DEUs	97,664 MLC Common Shares (N/A)	$1.90
December 11, 2024	Settlement of vested MLC RSUs and MLC DEUs	209 MLC Common Shares (N/A)	$2.40
January 30, 2025	Shares issued as partial consideration for Runway Growth Capital LLC minority investment	2,693,071 MLC Common Shares (N/A)	$2.67
February 4, 2025	MLC Common Shares for Debt	17,315 MLC Common Shares (N/A)	$2.60
February 18, 2025	Settlement of vested MLC RSUs and MLC DEUs	60,082 MLC Common Shares (N/A)	$2.70

Dividends or Capital Distributions
On March 22, 2023, Mount Logan announced the declaration of a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of April 4, 2023. On May 11, 2023, Mount Logan announced the declaration of a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of May 18, 2023. On August 9, 2023, Mount Logan announced the declaration of a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of August 22, 2023. On November 8, 2023, Mount Logan announced the declaration of a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of November 20, 2023. On March 13, 2024, Mount Logan declared a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of March 25, 2024. On May 9, 2024, Mount Logan declared a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of May 22, 2024. On August 8, 2024, Mount Logan declared a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of August 22, 2024. On November 7, 2024, Mount Logan declared a cash dividend in the amount of C$0.02 per MLC Common Share payable to shareholders of record as of November 22, 2024. On March 13, 2025, Mount Logan announced the declaration of a cash dividend in the amount of C$0.02 per common share payable to shareholders of record as of April 3, 2025. The foregoing dividends were designated as eligible dividends for the purpose of the Tax Act and any similar provincial or territorial legislation.

Material Changes in the Affairs of MLC
Except as described or referred to in this Preliminary Joint Proxy Statement/Prospectus, the directors and officers of Mount Logan are not aware of any material facts concerning the securities of Mount Logan or of any matter not disclosed in this Preliminary Joint Proxy Statement/Prospectus that has not previously been generally disclosed and that would reasonably be expected to affect the decision of the MLC Shareholders to vote in favor of or against the Arrangement Resolution or the MLC Merger Resolution.

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this Preliminary Joint Proxy Statement/Prospectus forms a part, the New Mount Logan Common Stock issued in the Mergers will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for New Mount Logan Common Stock issued to any 180 Degree Capital shareholder who may be deemed an “affiliate” of New Mount Logan after the completion of the Mergers. This Preliminary Joint Proxy Statement/Prospectus does not cover resales of New Mount Logan Common Stock received by any person upon the completion of the Mergers, and no person is authorized to make any use of this Preliminary Joint Proxy Statement/Prospectus, or the registration statement on Form S-4 of which this Preliminary Joint Proxy Statement/Prospectus forms a part, in connection with any resale of New Mount Logan Common Stock.
Certain Canadian Federal Income Tax Consequences
The following summary describes the principal Canadian federal income tax consequences under the Tax Act of the MLC Domestication and the MLC Merger. This summary is generally applicable to MLC Shareholders who beneficially own their MLC Common Shares and who, at all relevant times, for purposes of the Tax Act (i) deal at arm’s length with each of Mount Logan and 180 Degree Capital, (ii) are not affiliated with Mount Logan or 180 Degree Capital, and (iii) hold MLC Common Shares as capital property (a “Holder”). The MLC Common Shares will generally be considered to be capital property to the applicable Holder unless such shares are held by the Holder in the course of carrying on a business of buying and selling securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary assumes that Mount Logan will cease to be resident in Canada for purposes of the Tax Act at the time of the MLC Domestication and that from the time of the MLC Domestication and at all relevant times thereafter Mount Logan will be a resident of the United States for the purpose of the Canada-United States Income Tax Convention (the “U.S. Treaty”) and will be entitled to the benefits of the U.S. Treaty.
This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”). No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in applicable law, whether by legislative, regulatory, administrative or judicial action or administrative policy or assessing practice nor does it take into account other federal tax legislation or considerations or those of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary does not apply to a Holder (i) that is a “specified financial institution” for the purposes of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act, (iii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act, (iv) that reports its “Canadian tax results” for the purposes of the Tax Act in a currency other than Canadian currency, (v) that has entered into or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (each as defined in the Tax Act) in respect of the MLC Common Shares or the New Mount Logan Common Stock, (vi) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada, (vii) in respect of whom New Mount Logan will be a “foreign affiliate” for purposes of the Tax Act; (viii) that is a partnership, (ix) that has acquired any MLC Common Shares upon the exercise of an employee stock option or other employee compensation plan or otherwise in the course of employment, or (x) that is exempt from Tax under Part I of the Tax Act. In addition, this summary does not address the tax considerations for holders of MLC RSUs, MLC DEUs, MLC Warrants or any other outstanding equity awards of Mount Logan. Holders of such securities should consult with their own tax advisors.
This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian income tax considerations. Consequently, Holders are urged to consult their own tax advisors to determine the particular tax effects to them of the MLC Domestication and MLC Merger and of any other consequences to them in connection with the MLC Domestication and MLC Merger under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws, having regard to their own particular circumstances.
Tax Consequences to Shareholders Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”).
Effect of the MLC Domestication
Resident Holders will not be considered to have disposed of their MLC Common Shares by reason only of the MLC Domestication. Accordingly, the MLC Domestication will not cause the Resident Holder to realize a capital gain or loss on their MLC Common Shares and there will be no effect on the adjusted cost base of their MLC Common Shares.
Effect of the MLC Merger
It is expected that the MLC Merger will be a “foreign merger” for purposes of the Tax Act. As a result, pursuant to subsection 87(8) of the Tax Act a Holder of MLC Common Shares (other than a Holder that elects for such subsection not to apply, as discussed below) will be deemed to dispose of such stock for proceeds of disposition equal to the aggregate adjusted cost base of MLC Common Shares to the Holder immediately before the MLC Merger and will be deemed to acquire New Mount Logan Common Stock on the MLC Merger at a cost equal to the same amount. Accordingly, such a Holder will not realize any capital gain or capital loss as a result of the MLC Merger.
A Resident Holder of MLC Common Shares who elects for subsection 87(8) not to apply to the disposition of such Resident Holder’s MLC Common Shares in the MLC Merger will be considered to have disposed of their MLC Common Shares for proceeds of disposition equal to the fair market value of the shares of New Mount Logan Common Stock received in exchange therefor on the MLC Merger. Such a Resident Holder of MLC Common Shares will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Resident Holder of the MLC Common Shares immediately before the MLC Merger and will acquire the shares of New Mount Logan Common Stock at a cost equal to the fair market value of such shares of New Mount Logan Common Stock. For a description of the treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below.
Dividends on New Mount Logan Common Stock
After the MLC Domestication and the MLC Merger, dividends received on New Mount Logan Common Stock will be required to be included in the Resident Holder’s income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Resident Holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income.
After the MLC Domestication and the MLC Merger, any U.S. non-resident withholding tax on such dividends generally should be eligible, subject to certain limitations under the Tax Act, to be credited against the Resident Holder’s income tax or deducted from income.

Disposition of New Mount Logan Common Stock
After the MLC Domestication and the MLC Merger, a disposition or deemed disposition of New Mount Logan Common Stock by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such New Mount Logan Common Stock immediately before the disposition. See “Taxation of Capital Gain or Capital Loss” immediately below.
Taxation of Capital Gains and Capital Losses
Subject to Proposed Amendments released on August 12, 2024 and September 23, 2024 (the “Capital Gains Tax Proposals”), generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in computing the income of that Resident Holder, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be applied to reduce taxable capital gains realized by the Resident Holder in that year. Allowable capital losses for the year in excess of taxable capital gains generally may be applied by the Resident Holder to reduce net taxable capital gains realized in any of the three preceding taxation years or in any subsequent year, subject to the detailed provisions of the Tax Act (as proposed to be amended by the Capital Gains Tax Proposals).
The Capital Gains Tax Proposals would, if enacted, generally increase a Resident Holder’s capital gains inclusion rate for a taxation year from one-half (1/2) to two-thirds (2/3). However, under the Capital Gains Tax Proposals, a Resident Holder that is an individual (excluding most types of trusts) is effectively required to include in income only one-half of net capital gains realized (taking into account capital gains or losses realized indirectly through a trust or partnership) in a taxation year up to a maximum of $250,000, with the two-thirds (2/3) inclusion rate applying to the portion of net capital gains realized in the year that exceed $250,000.
The foregoing summary only generally describes the considerations applicable under the Capital Gains Tax Proposals, and is not an exhaustive summary of the considerations that could arise in respect of the Capital Gains Tax Proposals. On January 31, 2025, the Minister of Finance announced that the date on which the capital gains inclusion rate would increase from one-half to two-thirds (2/3) would be deferred from June 25, 2024 to January 1, 2026. There is substantial uncertainty regarding whether the Capital Gains Tax Proposals will be enacted in its current form or at all. Resident Holders should consult their own tax advisors with regard to the Capital Gains Tax Proposals.
In the case of a Resident Holder that is a corporation, the amount of any capital loss arising on a disposition, or deemed disposition, of any MLC Common Shares may be reduced by the amount of dividends received, or deemed to have been received, by it on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns any shares.
Capital gains realized by a Resident Holder that is an individual (including certain trusts) may be relevant for purposes of calculating liability for alternative minimum tax under the Tax Act.
Additional Refundable Tax
A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year, or a “substantive CCPC” (as defined in the Tax Act) at any time in the year, may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, including any taxable capital gains, interest, and dividends or deemed dividends that are not deductible in computing the Resident Holder’s taxable income.
Foreign Property Information Reporting

A Resident Holder that is a “specified Canadian entity” (as such term is defined in the Tax Act) for a taxation year or fiscal period whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), which will include the New Mount Logan Common Stock, at any time in the year or fiscal period exceeds CAD$100,000 is required to file an information return for the year or period disclosing prescribed information in respect of such property. Such holders are advised to consult their own tax advisors.
Offshore Investment Fund Property Rules
The “offshore investment fund property” rules in the Tax Act (the “OIFP Rules”) may, in certain circumstances, require a taxpayer to include in income in each taxation year an imputed return which is determined based on the cost of offshore investment fund properties held by the taxpayer multiplied by a prescribed interest rate.
An offshore investment fund property generally includes shares of a non-resident corporation to the extent that such shares may reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investments in certain specified types of assets, including commodities and foreign currencies. It is unclear whether the New Mount Logan Common Stock will satisfy this definition. However, a Holder will only be subject to the OIFP Rules in respect of New Mount Logan Common Stock to the extent that it may reasonably be concluded, having regard to all the circumstances, that one of the main reasons for the Holder acquiring, holding or having such share is to derive a benefit from portfolio investments in such assets in such a manner that the amount of tax payable by the Holder on income, profit or gain from such assets for any particular year is significantly less than the tax that would have been payable under Part I of the Tax Act had the Holder held such assets directly.
The OIFP Rules are complex and their application will potentially depend, in part, on the reasons for a Holder acquiring, holding or having the New Mount Logan Common Stock. Holders should consult their own tax advisors regarding the application of these rules based on their particular circumstances.
Dissenting Resident Holders of MLC Domestication
A Resident Holder that properly exercises Dissent Rights in respect of its MLC Common Shares (a “Dissenting Resident Holder”) will dispose of its MLC Common Shares to Mount Logan and will be entitled to be paid the fair value of such MLC Common Shares. Although not free from doubt, such Dissenting Resident Holder should be deemed to have received a dividend equal to the amount, if any, by which such payment (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement) exceeds the “paid-up capital” of such MLC Common Shares for purposes of the Tax Act immediately before that time.
A Dissenting Resident Holder will be required to include in computing its income for a taxation year any dividend deemed to be received on the MLC Common Shares. In the case of a Dissenting Resident Holder that is an individual (including certain trusts), any such dividend will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit if Mount Logan validly designates the dividend as an “eligible dividend.” There may be limitations on Mount Logan’s ability to designate such dividends as eligible dividends.
In the case of a Dissenting Resident Holder that is a corporation, any such dividend generally will be included in computing such Dissenting Resident Holder’s income as a dividend and will ordinarily be deductible in computing its taxable income subject to all other limitations under the Tax Act. In certain circumstances, a taxable dividend received by a Dissenting Resident Holder that is a corporation will be treated under the Tax Act as proceeds of disposition or a capital gain. Dissenting Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.
A “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on any dividend that it is deemed to receive on MLC Common Shares to the extent that the dividend is deductible in computing the corporation’s taxable income.

A Dissenting Resident Holder who transfers MLC Common Shares to Mount Logan for cancellation will also be considered to have disposed of their MLC Common Shares for proceeds of disposition equal to the amount paid to such Dissenting Resident Holder (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement), less the amount of any deemed dividend arising on the transfer described above. The Dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Dissenting Resident Holder’s MLC Common Shares. For a description of the tax treatment of capital gains or capital loss, see “Taxation of Capital Gains and Capital Losses” above.
A Dissenting Resident Holder will also be required to include in computing its income any interest awarded by a court in connection with the Arrangement.
Dissenting Resident Holders should consult their own tax advisors with respect to the Canadian income tax consequences of exercising their Dissent Rights.
Eligibility for Investment
Provided the New Mount Logan Common Stock are listed on a designated stock exchange (which, for purposes of the Tax Act, currently includes the Nasdaq), the New Mount Logan Common Stock will, immediately after the MLC Merger, be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan, tax-free savings account, first home savings account (collectively, “Registered Plans”), or a deferred profit sharing plan.

Pursuant to the MLC Domestication, holders of MLC Common Shares prior to the MLC Domestication will hold MLC Delaware Units for a short period of time following the completion of the MLC Domestication and before completion of the MLC Merger.  Although the ticker representing the MLC Common Shares (which will become MLC Delaware Units on the MLC Domestication) will continue to be listed on a designated stock exchange (which, for purposes of the Tax Act, currently includes Cboe Canada) during such short period, it is unclear whether the MLC Delaware Units themselves will be considered listed on the Cboe Canada during such short period for purposes of the Tax Act. Therefore it is unclear whether the MLC Delaware Units will be a “qualified investment” under the Tax Act for trusts governed by Registered Plans prior to the shares of New Mount Logan Common Stock being issued to MLC Shareholders. MLC Shareholders are urged to consult their own tax advisors in this regard.

Notwithstanding the foregoing, if the New Mount Logan Common Stock are a “prohibited investment” for a Registered Plan, the holder, subscriber or annuitant of the Registered Plan (the “Plan Holder”), as the case may be, will be subject to a penalty tax as set out in the Tax Act. New Mount Logan Common Stock will generally be a “prohibited investment” for a Registered Plan if the Plan Holder does not deal at arm’s length with New Mount Logan for purposes of the Tax Act or has a “significant interest” (as defined in the Tax Act) in New Mount Logan. In addition, the New Mount Logan Common Stock will generally not be a prohibited investment if such shares are “excluded property” as defined in the Tax Act for purposes of the prohibited investment rules.

Regarding the MLC Common Shares, the MLC Domestication will not, in and of itself, cause the MLC Common Shares to cease to be a qualified investment under the Tax Act for trusts governed by Registered Plans.

Plan Holders are advised to consult their own tax advisors with respect to whether MLC Common Shares and New Mount Logan Common Stock are “prohibited investments” in their particular circumstances and the tax consequences of New Mount Logan Common Stock being acquired or held by a Registered Plan.

Tax Consequences to Shareholders Not Resident in Canada
This portion of the summary is generally applicable to a Holder who is a MLC Shareholder and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, MLC Common Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere or are “authorized foreign banks” (as defined in the Tax Act) and any such Non-Resident Holders should consult their own tax advisors.
Effect of the MLC Domestication
Non-Resident Holders will not be considered to have disposed of their MLC Common Shares by reason only of the MLC Domestication. Accordingly, the MLC Domestication will not cause the Non-Resident Holder to realize a capital gain or loss on their MLC Common Shares and there will be no effect on the adjusted cost base of their MLC Common Shares.
After the MLC Domestication, Non-Resident Holders will not be subject to Canadian withholding tax on dividends received from Mount Logan or New Mount Logan.
Effect of the MLC Merger
For a description of the tax consequences of the MLC Merger to Non-Resident Holders, see the first paragraph of “Tax Consequences to Shareholders Resident in Canada - Effect of the MLC Merger” above.
Dissenting Shareholders of MLC Domestication
A Non-Resident Holder that properly exercises Dissent Rights in respect of its MLC Common Shares (a “Dissenting Non-Resident Holder”) will dispose of its MLC Common Shares to Mount Logan and will be entitled to be paid the fair value of such MLC Common Shares. Although not free from doubt, such Dissenting Non-Resident Holder may be deemed to have received a dividend equal to the amount, if any, by which such payment (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement) exceeds the “paid-up capital” of such MLC Common Shares for purposes of the Tax Act immediately before that time.
A dividend deemed to be received by a Dissenting Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be substantiated under the terms of an applicable tax treaty. For example, a dividend deemed to be received by a Dissenting Non-Resident Holder that is a resident of the United States for purposes of the U.S. Treaty, is fully entitled to benefits under the U.S. Treaty and is the beneficial owner of such dividends will generally be subject to withholding tax at a treaty-reduced rate of 15% (or 5% if the beneficial owner of such dividends is a company that owns at least 10% of the MLC Common Shares). Dissenting Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement, if any, to relief under an applicable tax treaty, if applicable.
A Dissenting Non-Resident Holder who transfers MLC Common Shares to Mount Logan for cancellation will also be considered to have disposed of their MLC Common Shares for proceeds of disposition equal to the amount paid to such Non-Dissenting Resident Holder (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement), less the amount of any deemed dividend arising on the transfer described above.
The Dissenting Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain unless the MLC Common Shares are “taxable Canadian property” to the Dissenting Non-Resident Holder at the time of the transfer and such gain is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty (if any). Generally, provided that the MLC Common Shares are listed on a “designated stock exchange” (which currently includes Cboe Canada) at the time of disposition, the MLC Common Shares will not be taxable Canadian property of a Dissenting Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding that time: (a) one or any combination of (i) the Dissenting Non-Resident Holder, (ii) persons with whom the Dissenting Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act and (iii) a partnership in which the Dissenting Non-Resident Holder or such non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued MLC Common Shares or any other issued class of Mount Logan’s shares; and (b) more than 50% of the fair market value of the MLC Common Shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii), whether or not such property exists. In addition, the MLC Common Shares may be deemed to be taxable Canadian property of a Dissenting Non-Resident Holder in certain circumstances specified in the Tax Act.
In the event the MLC Common Shares are “taxable Canadian property” of a Dissenting Non-Resident Holder and the Dissenting Non-Resident Holder is not entitled to an exemption pursuant to the provisions of an applicable tax treaty (if any), any capital gain or capital loss realized by the Dissenting Non-Resident Holder will be treated in the same manner as described under the heading “Taxation of Capital Gains and Capital Losses” above.
Generally, a Dissenting Non-Resident Holder will not be subject to Canadian income or withholding tax under the Tax Act on any interest awarded by a court in connection with the Arrangement.
Certain U.S. Federal Income Tax Consequences of the Mergers

The Mergers, taken together, will be treated as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code. Shareholders of 180 Degree Capital and Mount Logan are not expected to recognize gain or loss in connection with the Mergers given that such shareholders shall receive only New Mount Logan Common Stock as consideration for the Mergers.
As of December 31, 2024, 180 Degree Capital had loss carryforwards in aggregate of $23,460,501, long term. Capital losses for the year ended December 31, 2024, were $3,670,653. As of December 31, 2024, 180 Degree Capital had cumulative capital losses, which were derived during years when it failed as a RIC, totaling $10,438,040, which may be carried back 3 years or carried forward 5 years. As of December 31, 2024, 180 Degree Capital had post-enactment cumulative capital losses under the provisions of the RIC Act, which were derived during years when it qualified as a RIC, totaling $13,022,461. Post-enactment losses have no expiration date. As of December 31, 2024, 180 Degree Capital had approximately $91.4 million in operating loss carryforwards that begin to expire in 2026. As a result of the Business Combination, 180 Degree Capital’s operating and capital loss carryforwards are expected to be subject to limitations of future use to offset taxable capital gains and income, as applicable, pursuant to Section 382 of the Code.

Mount Logan Shareholder Dissent Rights

The Interim Order provides that each Registered MLC Shareholder as of the close of business on the record date of the MLC Special Meeting will have the right to dissent and, if the Arrangement becomes effective, to be paid the fair value of their MLC Common Shares by Mount Logan, which shall be the fair value of such MLC Common Shares as of the close of business on the day before the Arrangement Resolution is approved by MLC Shareholders at the MLC Special Meeting, and such dissenting shareholders shall not be entitled to any other payment or consideration, including any payment that would be payable pursuant to the Mergers had such holders not exercised their Dissent Rights in respect of such MLC Common Shares. If a dissenting shareholder fails to strictly comply with the requirements of the Dissent Rights set out in Section 185 of the OBCA, as modified by the Plan of Arrangement and the Interim Order, such dissenting shareholder may lose his, her or its Dissent Rights. See the section entitled “Dissent Rights for MLC Shareholders in respect of the Arrangement” in this Preliminary Joint Proxy Statement/Prospectus. No appraisal rights following the Continuation are available under the Delaware LLC Act or the terms of the MLC Delaware LLCA in respect of the Mergers.
180 Degree Capital Shareholder Dissent Rights

No shareholder of 180 Degree Capital will be entitled to exercise dissenters’ rights in connection with the Mergers under the Laws of the State of New York.

Expected Accounting Treatment of the Mergers
180 Degree Capital and Mount Logan have performed an analysis of the various reorganization steps to effectuate the Business Combination between 180 Degree Capital and Mount Logan including creation of New Mount Logan. At the completion of the Mergers:

•180 Degree Capital becomes a wholly-owned subsidiary of New Mount Logan through its merger with TURN Merger Sub, in which 180 Degree Capital is the surviving business;
•Mount Logan becomes a wholly-owned subsidiary of New Mount Logan through its merger with Moose Merger Sub LLC, in which Mount Logan is surviving business;
•180 Degree Capital and Mount Logan become wholly-owned legal subsidiaries of New Mount Logan.

While New Mount Logan will be the legal acquiror of Mount Logan, for accounting purposes, the transaction will be treated as a reverse acquisition and accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. This determination is primarily based on the fact that, subsequent to the consummation of the transaction, former Mount Logan equity holders will have a majority of the voting rights of the combined company, former Mount Logan equity holders will have the ability to nominate a majority of the members of the board of directors of the combined company, and Mount Logan senior management will comprise the senior management roles of New Mount Logan, including the roles of Chief Executive Officer, Co-Presidents and Chief Financial Officer, and be responsible for the day-to-day operations. As such, New Mount Logan, including 180 Degree Capital as a wholly-owned subsidiary of New Mount Logan, will be treated as the “acquired” company for accounting purposes.

Accordingly, for financial reporting purposes, the assets and liabilities of Mount Logan will be stated at historical carrying values and its consolidated financial statements will be presented as the predecessor to the combined company in the historical financial statements following the consummation of the transaction. The assets and liabilities of 180 Degree Capital will be recorded at their fair values measured as of the acquisition date. If such excess exists based on preliminary estimated fair values of the assets acquired and liabilities assumed, goodwill will be recognized in this transaction. The results of 180 Degree Capital will be presented within the consolidated results of Mount Logan from the date of acquisition going forward.

The final allocation of the purchase price will be determined after the Mergers are completed and after completion of a final analysis to determine the estimated relative fair values of each of 180 Degree Capital’s and Mount Logan’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments and other items of either 180 Degree Capital or Mount Logan, as applicable, as compared to the information shown in this Preliminary Joint Proxy Statement/Prospectus, may occur. Accordingly, the final adjustments may be materially different from the pro forma adjustments presented in this Preliminary Joint Proxy Statement/Prospectus.

Listing of New Mount Logan Common Stock

The Parties are required to use reasonable best efforts to cause the shares comprising the Merger Consideration to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.
Delisting of MLC Common Shares

The MLC Common Shares are currently listed on Cboe Canada. Following completion of the Business Combination, Mount Logan (after completion of the MLC Merger) will become a wholly-owned subsidiary of New Mount Logan and it is anticipated that New Mount Logan will apply to the applicable Canadian securities regulators to have Mount Logan cease to be a reporting issuer and that the MLC Common Shares will be delisted from Cboe Canada. See “The Mergers – Canadian Securities Law Consequences.”

Deregistration and Delisting of 180 Degree Capital
Following the Effective Time, New Mount Logan will take all necessary actions to deregister 180 Degree Capital as an investment company under the 1940 Act. Specifically, 180 Degree Capital will file an application on Form N-8F with the SEC on the basis that 180 Degree Capital qualifies for an exclusion from the definition of an “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and has therefore abandoned its registration under the 1940 Act, or on such other basis as mutually agreed upon by Mount Logan and 180 Degree Capital.

Prior to the Closing Date, 180 Degree Capital will use its reasonable best efforts to take all actions necessary to facilitate the delisting of TURN Common Shares from Nasdaq, in accordance with applicable laws and Nasdaq rules and policies.

THE MERGER AGREEMENT

The following summary, which includes the material terms of the Merger Agreement, is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this Preliminary Joint Proxy Statement/Prospectus and is incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. 180 Degree Capital and Mount Logan encourage you to read the Merger Agreement carefully and in its entirety.
Structures of Mergers

Pursuant to the terms of the Merger Agreement, at the Effective Time, (a) in the TURN Merger, TURN Merger Sub will merge with and into 180 Degree Capital, the separate corporate existence of TURN Merger Sub will cease, and 180 Degree Capital will be the surviving company and will continue its existence as a corporation under the Laws of the State of New York, and (b) in the MLC Merger MLC Merger Sub will merge with and into Mount Logan, the separate existence of MLC Merger Sub will cease, and Mount Logan will be the surviving company and will continue its existence as a limited liability company under the Laws of the State of Delaware. Immediately prior to the consummation of the Mergers, Mount Logan will domesticate from the Province of Ontario (Canada) to a Delaware limited liability company. At the Closing, shareholders of Mount Logan and 180 Degree Capital will receive shares of common stock of New Mount Logan registered under the Securities Act, and New Mount Logan is expected to be listed on Nasdaq as a reporting company under the Exchange Act.
Following the completion of the Mergers, New Mount Logan, the parent company of 180 Degree Capital and Mount Logan, will be a newly-listed public company on Nasdaq trading under the symbol “MLCI.” For a summary of the business, assets and operations of New Mount Logan after completion of the Business Combination, see Annex F - “Information Concerning New Mount Logan Following the Business Combination”.
Also following the completion of the Mergers, New Mount Logan will cause 180 Degree Capital to deregister as a closed-end investment company registered under the 1940 Act with the SEC.
Effective Time of Mergers

Unless the Parties agree in writing otherwise, the Closing will take place on the date that is three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).
The TURN Merger will become effective as set forth in the Certificate of Merger that will be filed by TURN Merger Sub and 180 Degree Capital with the Secretary of State of the State of New York. The MLC Merger will become effective as set forth in the Certificate of Merger that will be filed by MLC Merger Sub and Mount Logan with the Secretary of State of the State of Delaware.

Merger Consideration

If the Mergers are consummated, (a) each share of common stock, par value $0.001 per share, of TURN Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.001 per share, of 180 Degree Capital, (b) each share of New Mount Logan Common Stock issued and outstanding immediately prior to the Effective Time will be redeemed by New Mount Logan and such shares will be cancelled, will cease to exist and no consideration will be issued in redemption therefor, (c) subject to the terms of the Merger Agreement, each TURN Common Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the TURN Exchange Ratio, as more fully described below (the “TURN Merger Consideration”), subject to the treatment of fractional shares pursuant to the Merger Agreement, (d) each unit representing a membership interest in MLC Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) unit representing a membership interest in Mount Logan, and (e) subject to the terms of the Merger Agreement, each MLC Common Share issued and outstanding immediately prior to the Effective Time, but for the avoidance of doubt, and after giving effect to the MLC Domestication (other than any Excluded Shares) will be converted into the right to receive a number of shares of New Mount Logan Common Stock equal to the MLC Exchange Ratio, as more fully described below (the “MLC Merger Consideration” and together with the TURN Merger Consideration, the “Merger Consideration”), subject to the treatment of fractional shares pursuant to the Merger Agreement.
The 180 Degree Capital and Mount Logan exchange ratios are calculated based on each of Mount Logan’s and 180 Degree Capital’s respective NAV as of the Closing, which will be determined in accordance with the terms of the Merger Agreement, as described in more detail below. The TURN Exchange Ratio is calculated by obtaining (a) the quotient of (i) one (1), divided by (ii) the Outstanding TURN Shares, multiplied by (b) the product of (i) the New Mount Logan Shares for Issuance, multiplied by (ii) the quotient (rounded to the nearest fourth decimal place with 0.00005 rounding up) of (x) the Closing TURN Net Asset Value, divided by (y) the Combined Closing NAV. The MLC Exchange Ratio is calculated by obtaining (a) the quotient of (i) one (1), divided by (ii) the outstanding MLC Common Shares, multiplied by (b) the product of (i) the New Mount Logan Shares for Issuances, multiplied by (ii) the MLC NAV Multiplier. The TURN Exchange Ratio and the MLC Exchange Ratio will each be equitably adjusted (to the extent not already taken into account in determining the applicable NAVs) if, from the date 180 Degree Capital or Mount Logan delivers its respective net asset value calculation to the other party until the Effective Time, the number of outstanding TURN Common Shares or MLC Common Shares, respectively, increase, decrease, change into or are exchanged for a different number or kind of shares or securities as a result of any reclassification, merger, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities will have been authorized and declared with a record date within such period.
180 Degree Capital’s NAV as of the Closing is calculated as the value of the net assets of 180 Degree Capital, calculated using the same assumptions and methodologies and applying the same categories of adjustments to net asset value, historically used by 180 Degree Capital in calculating the NAV of 180 Degree Capital that has been publicly reported by 180 Degree Capital in its financial statements. 180 Degree Capital’s NAV is calculated (a) without taking into account any conversion of 180 Degree Capital investment assets into cash. any subsequent distribution of such cash by 180 Degree Capital to New Mount Logan or any of its Subsidiaries or any distribution in kind of 180 Degree Capital investment assets to New Mount Logan or any of its Subsidiaries, in each case, as required to implement the 40 Act Closing Date Plan, if applicable, and (b) includes, to the extent not settled at least two (2) Business Days prior to Closing, (the “Determination Date”), all current and future liabilities related to the Harris & Harris Group, Inc. Retiree Medical Benefit Plan, in an amount equal to the figure actuarially determined and included in 180 Degree Capital’s annual report for the year ending December 31, 2024, net of any payments made under such plan through the Determination Date. At the Closing, 180 Degree Capital’s NAV will be calculated in accordance with the above, and in addition will be (i) reduced for TURN Transaction Expenses to the extent the same did not reduce, on a dollar-for-dollar basis, the calculation of 180 Degree Capital’s NAV, and (ii) increased by the amount of the TURN Change of Control Severance Payments included in TURN Transaction Expenses.

The TURN Transaction Expenses include the aggregate amount of all unpaid fees, costs, expenses and other amounts incurred or otherwise payable, directly or indirectly, by 180 Degree Capital, New Mount Logan, TURN Merger Sub, MLC Merger Sub or any of their respective Subsidiaries in connection with, arising from or related to (a) the negotiation, preparation, execution or delivery of the Merger Agreement or the consummation of the Business Combination, including all legal, accounting, proxy solicitation, financial printer, investment banking and financial advisory fees, costs and expenses of 180 Degree Capital, New Mount Logan, TURN Merger Sub, MLC Merger Sub or any of their respective Subsidiaries, in each case other than to the extent constituting (i) any filing fees payable in connection with the notifications, filings, registrations, submission and other materials required to satisfy the regulatory approvals required at Closing, (ii) the fees and expenses incurred in connection with the paying and exchange agreement engaged in connection with the Business Combination, and (iii) all registration and other filing fees payable to the SEC, Canadian securities regulators or Cboe Canada in respect of, and all legal accounting, proxy solicitation and financial printer fees, costs and expenses incurred by any Party in connection with, the filing of this Preliminary Joint Proxy Statement/Prospectus (collectively, the “Shared Expenses”); (b) all performance awards, deferred compensation, bonuses, including transaction bonuses and stay bonuses, change of control payments, retention payments, termination, severance or other bonuses or payments that are triggered or accelerated or otherwise due or payable in connection with or incident to (whether at or after Closing) the consummation of the Business Combination (including for the avoidance of doubt all retention bonus payments payable to each of Kevin M. Rendino and Daniel B. Wolfe and any TURN Change of Control Severance Payments), including any gross-up or similar payments for Taxes, (c) the employer’s portion of all payroll, employment, unemployment and similar Taxes applicable to any amounts set forth in the preceding subclause (b), (d) one hundred percent (100%) of (i) transfer taxes associated with the TURN Merger and (ii) the costs of obtaining a six (6) year tail insurance policy for director and officer liability for 180 Degree Capital; and (e) fifty percent (50%) of all Shared Expenses.
Mount Logan’s NAV as of the Closing is calculated as $67,410,000, (i) reduced by the aggregate amount of cash dividends or in kind distributions (other than distributions of MLC Common Shares), if any, paid by Mount Logan to its stockholders during the period between the date of the Merger Agreement through the Determination Date (excluding any MLC Common Shares issued in the MLC Domestication) and (ii) increased by the value ascribed by Mount Logan to any new capital stock actually issued by Mount Logan during the period beginning on the date of the Merger Agreement through the Determination Date in exchange for cash contributions (including cash contributed in connection with exercise of any warrants) or other assets actually received (including by way of any acquisition, however structured) during the interim period (other than stock issued to employees or other service providers of Mount Logan or in connection with any acquisition).
If the relative NAVs of 180 Degree Capital and Mount Logan would result in either the TURN NAV Multiplier being greater than 50% such that shareholders of 180 Degree Capital would own in the aggregate more than 50% of the issued and outstanding shares of New Mount Logan Common Stock immediately after the Effective Time or any shareholder of 180 Degree Capital being expected to own 25% or more of the issued and outstanding shares of New Mount Logan Common Stock immediately after the Effective Time, 180 Degree Capital will, prior to Closing and subject to the prior approval of Mount Logan, make in-kind distributions to its shareholders such that the TURN NAV Multiplier is less than 50% or such shareholder would not be entitled to 25% or more of the issued and outstanding New Mount Logan Common Stock immediately following the Effective Time, as applicable. The in-kind distributions may be comprised of cash and/or freely tradable common stock of publicly traded portfolio companies held by 180 Degree Capital as of the Determination Date. The determination of which assets are distributed to shareholders of 180 Degree Capital will be determined by 180 Degree Capital and be subject to approval by Mount Logan. There will be no consent or notice required in connection with any distribution to 180 Degree Capital Shareholders. The valuation of any securities distributed in-kind will be set based on the closing price of such securities on the Determination Date, and any such distribution would occur prior to Closing.
For example, if 180 Degree Capital’s NAV as of the Determination Date was $75 million and Mount Logan’s NAV as of the Determination Date was $67.41 million, 180 Degree Capital will, subject to the prior approval of Mount Logan, make distributions such that 180 Degree Capital Shareholders would receive approximately $7.725 million in cash and/or shares of freely tradable publicly traded common stock of 180 Degree

Capital’s portfolio holdings, in aggregate, and 180 Degree Capital and Mount Logan Shareholders would own approximately 49.9% and 50.1% of New Mount Logan, respectively.

No fractional shares of New Mount Logan Common Stock will be issued upon the conversion of TURN Common Shares or MLC Common Shares. As to any fraction of a share to which any holder of TURN Common Shares or MLC Common Shares exchanged pursuant to the Mergers would be entitled (after aggregating all fractional shares of New Mount Logan Common Stock to which such holder would be entitled in respect of such exchanged TURN Common Shares or MLC Common Shares, as applicable), such fraction will be rounded down to the nearest whole number.
Treatment of Mount Logan Equity Awards

Prior to the Effective Time and in connection with the Mergers, Mount Logan will cause all restricted share units of Mount Logan which are issued and outstanding as of the Effective Time to be accelerated in accordance with the terms and conditions of the performance and restricted share unit plan of Mount Logan and applicable award agreement. For more information, please see “The Mount Logan Meeting -- MLC RSU/DEU Holders.”
Assumption of Warrants

On October 19, 2018, Mount Logan issued warrants to acquire an aggregate of 20,468,128 MLC Common Shares (the “2018 Warrants”). As of December 31, 2024, Mount Logan had all 20,468,128 2018 Warrants outstanding which are exercisable at any time up to October 19, 2025. As a result of a reverse share split completed by Mount Logan on December 3, 2019, every eight (8) 2018 Warrants entitle the holder to receive, upon exercise, one MLC Common Share at a price of C$6.16 per common share. Accordingly, an aggregate of up to 2,558,516 MLC Common Shares were issuable upon the exercise of the 20,468,128 outstanding 2018 Warrants as of December 31, 2024.
On January 26, 2024, Mount Logan completed a private placement of debentures and warrants (the “2024 Warrants”). Each 2024 Warrant is exercisable to acquire one MLC Common Share at a price of C$2.75 per share for a period of eight (8) years from the issuance thereof. Accordingly, an aggregate of up to 937,600 MLC Common Shares were issuable upon the exercise of the 937,600 outstanding 2024 Warrants as of December 31, 2024.
Prior to the Effective Time, 180 Degree Capital will cause New Mount Logan to execute one or more supplemental indentures to the Warrant Indentures to evidence and effectuate the due assumption by New Mount Logan of all obligations of Mount Logan under such Warrant Indentures, which supplemental indentures will obligate New Mount Logan to issue New Mount Logan Common Stock upon the exercise of any 2018 Warrants or 2024 Warrants outstanding under the Warrant Indentures in accordance with their terms. In connection with this assumption of obligations, the MLC Warrants will be adjusted in accordance with their terms such that upon exercise of such MLC Warrants by a holder, such holder will receive a number of shares of New Mount Logan Common Stock (having regard to the MLC Exchange Ratio) in lieu of the number of MLC Common Shares such holder would have received if such MLC Warrants had been exercised prior to the Mergers, for the same aggregate consideration. If such assumption of obligations had taken place on [●], 2025, (i) the number of shares of New Mount Logan Common Stock that would have been issuable upon exercise of all outstanding 2018 Warrants would have been [●], and (ii) the number of shares of New Mount Logan Common Stock that would have been issuable upon exercise of all outstanding 2024 Warrants would have been [●], in each case, reflecting the MLC Exchange Ratio as at such date. The information in the prior sentence is provided for illustrative purposes only, and the numbers of shares of New Mount Logan Common Stock issuable in connection with any exercise following the assumption at the Effective Time may be higher or lower than the amounts set forth in the prior sentence to reflect the MLC Exchange Ratio as at the Effective Time. Following the Effective Time, New Mount Logan will comply with all terms and conditions of the Warrant Indentures. Neither the 2018 Warrants nor the 2024 Warrants are expected to be listed on any exchange in connection with the assumption by New Mount Logan at the Effective Time or thereafter.

Conversion of Shares; Exchange of Shares in the Mergers

Pursuant to the Mergers, (i) all of the TURN Common Shares and all MLC Common Shares converted into the right to receive the applicable Merger Consideration pursuant to the Merger Agreement will no longer be outstanding and will automatically be cancelled and will cease to exist, and each such TURN Common Share and each MLC Common Share will thereafter represent only the right to receive the applicable Merger Consideration.
Post-Effective Time Distributions

If any dividend or distribution having a record date at or following the Effective Time is declared by New Mount Logan in respect of the New Mount Logan Common Stock, such declaration will apply to all shares of New Mount Logan Common Stock issuable or issued pursuant to the Merger Agreement that remain outstanding as of the payment date of such dividend or distribution.
Withholding

New Mount Logan, Mount Logan, 180 Degree Capital and the paying agent and exchange agent, as applicable, will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as each determines in good faith are required to be deducted and withheld with respect to the making of such payment under applicable tax laws. If any amounts are withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated as having been paid to the recipient from whom they were withheld.
Representations and Warranties

The Merger Agreement contains representations and warranties made by each of 180 Degree Capital and Mount Logan. 180 Degree Capital has made representations and warranties regarding, among other things:
•corporate organization, including incorporation and qualification;
•no other business of New Mount Logan, TURN Merger Sub and MLC Merger Sub;
•capitalization;
•subsidiaries;
•power and authority to execute, deliver and perform obligations under the Merger Agreement and other transaction documents;
•the absence of conflicts between the execution of the Merger Agreement and consummation of the Business Combination, on one hand, and the organizational documents of 180 Degree Capital, applicable Laws or orders, permits, contracts or other obligations of 180 Degree Capital or its Subsidiaries, on the other hand;
•required government filings and consents;
•SEC reports and financial statements;
•internal controls and disclosure controls and procedures;
•broker’s fees;
•absence of certain changes and actions since December 31, 2023;
•compliance with applicable laws and permits;
•compliance with applicable anti-money laundering, anti-bribery, anti-terrorism and sanctioned county laws;
•state takeover laws;

•the accuracy and completeness of information supplied for inclusion in this document;
•tax matters;
•absence of certain litigation, orders or investigations;
•employment and labor matters, including with respect to employee benefit plans;
•certain types of contracts;
•affiliate arrangements;
•insurance coverage;
•intellectual property and data privacy matters;
•environmental matters;
•real property;
•investment assets;
•appraisal rights;
•the valuation of certain investment assets;
•opinion of its financial advisor; and
•investment advisor matters.
Mount Logan has made representations and warranties regarding, among other things:
•corporate organization, including incorporation and qualification;
•capitalization;
•subsidiaries;
•power and authority to execute, deliver and perform obligations under the Merger Agreement and other transaction documents;
•the absence of conflicts between the execution of the Merger Agreement and consummation of the Business Combination, on one hand, and the organizational documents of Mount Logan, applicable Laws or orders, permits, contracts or other obligations of Mount Logan or its Subsidiaries, on the other hand;
•required government filings and consents;
•Canadian Securities Authorities reports and financial statements;
•internal controls and disclosure controls and procedures;
•broker’s fees;
•absence of certain changes and actions since December 31, 2023;
•compliance with applicable laws and permits;
•compliance with applicable anti-money laundering, anti-bribery, anti-terrorism and sanctioned county laws;
•state takeover laws;
•the accuracy and completeness of information supplied for inclusion in this document;
•tax matters;
•absence of certain litigation, orders or investigations;
•employment and labor matters, including with respect to employee benefit plans;

•certain types of contracts;
•affiliate arrangements;
•insurance coverage;
•intellectual property and data privacy matters;
•environmental matters;
•real property;
•investment assets;
•appraisal rights;
•investment advisor matters;
•fund matters;
•collateral benefit matters; and
•insurance business matters.
The representations and warranties of 180 Degree Capital and Mount Logan were made as of specific dates, may be subject to important qualifications and limitations agreed to by the Parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating risk between the Parties rather than to establish matters as facts. The Merger Agreement is described in, and included as Annex A to, this document only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Parties or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead, should be read only in conjunction with the information provided elsewhere in this document.
For purposes of the Merger Agreement, “Material Adverse Effect” with respect to Mount Logan or 180 Degree Capital, as applicable, means any event, change, circumstance, effect, development, condition or occurrence (an “Effect”) that, individually or together with any one or more event, changes, circumstances, effects, developments, conditions or occurrences, has, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of, in the case of 180 Degree Capital, 180 Degree Capital and its Subsidiaries, taken as a whole, or, in the case of Mount Logan, Mount Logan and its Subsidiaries, taken as a whole; or (b) a material adverse effect on the ability of, in the case of 180 Degree Capital, 180 Degree Capital, New Mount Logan, TURN Merger Sub or MLC Merger Sub or, in the case of Mount Logan, Mount Logan, to consummate the Business Combination prior to the Termination Date. Solely with respect to clause (a), a Material Adverse Effect will not include and, in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, will be deemed not to include any Effect to the extent resulting from or arising out of:
i.changes in the economic or securities, credit, financial or other capital market conditions generally (including changes in interest rates or changes in prices of debt or equity securities);
ii.a change or condition affecting the industries in which 180 Degree Capital or its Subsidiaries, or Mount Logan or its Subsidiaries, as applicable, operate generally;
iii.any changes or proposed changes after the date of the Merger Agreement in Laws or accounting regulations or principles (including U.S. GAAP and IFRS) or their respective interpretation or enforcement;
iv.any change after the date of the Merger Agreement in general political, regulatory, legislative or business conditions, acts of terrorism or war or the worsening thereof, including protests, riots or the engagement by the United States of America or any other country in hostilities, whether or not pursuant to a declaration of a national emergency or war, cybercrime, cyberterrorism or civil unrest;
v.disease outbreak or any other pandemic or the worsening thereof (including the impact on economies generally and the results of any actions taken by any Governmental Entity in response thereto), earthquakes, hurricanes or other natural disasters or acts of God;
vi.any failure, in and of itself, by, in the case of 180 Degree Capital, 180 Degree Capital or any of its Subsidiaries, or, in the case of Mount Logan, Mount Logan or any of its Subsidiaries, to meet any internal forecast or projection (provided, that the underlying causes of such failures or decline may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect,” be taken into account and shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur);
vii.the taking of any action required to comply with the Merger Agreement or to which the other party has provided its express written consent or the failure to take any action prohibited by the Merger Agreement;
viii.changes in the trading price or trading volume of TURN Common Shares or MLC Common Shares, in and of itself; and
ix.the negotiation, execution or performance of the Merger Agreement or any agreement ancillary thereto, the announcement of the Merger Agreement and the Business Combination contemplated by the Merger Agreement and the identity of, or any facts or circumstances related to, the other party.
The exceptions in (i), (ii), (iii), (iv) and (v) above shall not apply to the extent that such effect disproportionately impacts in the case of 180 Degree Capital, 180 Degree Capital and its Subsidiaries, taken as a whole, or, in the case of Mount Logan, Mount Logan and its Subsidiaries, taken as a whole, relative to other similarly situated industry participants (in which case, only such incremental disproportionate impact may be taken into account in determining whether there was or has been a Material Adverse Effect).
Conduct of Business Prior to Completion of the Mergers

180 Degree Capital
180 Degree Capital has undertaken customary covenants that place restrictions on it and its Subsidiaries until completion of the Mergers. In general, 180 Degree Capital has agreed that before the completion of the Mergers, except as may be required by Law, as expressly contemplated by the Merger Agreement, as set forth in the TURN Disclosure Letter or with the prior written consent of Mount Logan, it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to, in all material respects, conduct its business in the ordinary course of business consistent with past practice and the TURN Investment Objectives and use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships in all material respects.
In addition, before the completion of the Mergers, 180 Degree Capital has agreed that, except as may be required by Law or as expressly contemplated by the Merger Agreement or as set forth in the TURN Disclosure Letter, 180 Degree Capital will not, and will not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Mount Logan, and subject to certain exceptions:
•issue, deliver, sell or grant, encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any voting debt or other voting securities, or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;

•(i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire by tender offer or otherwise, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;
•sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice and the TURN Investment Objectives, (ii) encumbrances required to secure indebtedness of 180 Degree Capital or any of its Subsidiaries outstanding as of the date of the Merger Agreement pursuant to the terms of such indebtedness as in effect as of the date of the Merger Agreement or (iii) of obsolete equipment;
•acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments of any kind, except for (i) subject to the requirements of clause (ii) that follows, if applicable, any such acquisition or investment conducted in the ordinary course of business consistent with past practice and the TURN Investment Objectives, or (ii) any investment (x) in liquid, “Level 1” securities (as determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820),” issued by the Financial Accounting Standards Board) traded on a national securities exchange where the size of the position is no more than 12.5% of the daily average float for such security measured based on daily weighted average over the immediately preceding 20 trading days and (y) that is not an existing portfolio company of BCPA or any of its affiliates (including for this purpose any of its or their managed or advised funds or vehicles) to the extent that such investment would reasonably be expected to limit BCPA or any of its affiliates from entering into transactions with such portfolio company based on the requirements and limitations of the 1940 Act;
•amend any of its governing documents;
•implement or adopt any material change in 180 Degree Capital’s tax or financial accounting principles, practices or methods;
•except as may be required by applicable Law or the terms of any employee benefit plan as in effect as of the date of the Merger Agreement, (i) hire or terminate (other than for cause), or provide notice of termination to, any employee, officer, director, independent contractor or consultant, (ii) establish, amend, become a party to, commit to adopt or terminate any employee benefit plan, (iii) grant any increase in the base salary, hourly wage, severance entitlements or other compensation or benefits to any employee, officer, director or other individual service provider, or (iv) enter into any labor or collective bargaining agreement;
•make, change or revoke any material election in respect of taxes, change any annual tax accounting period, adopt or change any material method of tax accounting, file or amend any material tax returns or file claims for material tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity with respect to any tax, waive or extend any statute of limitations period in respect of a material amount of taxes, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in a material tax Liability;;
•take or agree to take any action that would reasonably be expected to prevent the Mergers from qualifying for the intended tax treatment set forth in the Merger Agreement;

•incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, except for draw-downs with respect to financing arrangements existing as of the date of the Merger Agreement;
•make or agree to make any capital expenditure;
•enter into any new line of business;
•enter into any material contract;
•terminate, cancel, renew or agree to any material amendment of, change in or waiver under any material contract;
•settle, cancel, waive, release or otherwise compromise any proceeding against it;
•(i) pay, discharge or satisfy any indebtedness for borrowed money, or (ii) cancel any material indebtedness;
•merge or consolidate with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•enter into any contract with any affiliate;
•terminate, cancel or let lapse any material insurance policy or fail to file any material claim under any insurance policy in a timely manner as required by any such insurance policy; or
•agree to take, make any commitment to take, or adopt any resolutions authorizing any of the foregoing actions.
Mount Logan
Mount Logan has undertaken customary covenants that place restrictions on it and its Subsidiaries until completion of the Mergers. In general, Mount Logan has agreed that before the completion of the Mergers, except as may be required by Law, as expressly contemplated by the Merger Agreement, as set forth in the MLC Disclosure Letter or with the prior written consent of 180 Degree Capital, it will, and will cause each of its Subsidiaries to use commercially reasonable efforts to, in all material respects, conduct its business in the ordinary course of business consistent with past practice and the MLC Investment Objectives and use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships.
In addition, before the completion of the Mergers, Mount Logan has agreed that, except as may be required by Law or as expressly contemplated by the Merger Agreement or as set forth in the MLC Disclosure Letter, Mount Logan will not, and will not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of 180 Degree Capital, and subject to certain exceptions:
•issue, deliver, sell or grant, encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any voting debt or other voting securities, or (iii) any securities convertible into or exercisable or exchangeable for, or any other rights to acquire, any such shares or other securities;
•(i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends paid in the ordinary course of business consistent with past practice (including Mount Logan’s quarterly dividend), (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire by tender offer or otherwise, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock;
•sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its material assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and the MLC Investment Objectives;
•acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation or purchase, or otherwise or make any other investments of any kind except for any such acquisition or investment conducted in the ordinary course of business consistent with past practice and the MLC Investment Objectives (ii) encumbrances required to secure indebtedness of Mount Logan or any of its Subsidiaries outstanding as of the date of the Merger Agreement or (iii) obsolete equipment;
•acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments of any kind, except for any such acquisition or investment conducted in the ordinary course of business consistent with past practice and the MLC Investment Objectives;
•amend any of its governing documents;
•implement or adopt any material change in its tax or financial accounting principles, practices or methods;
•make, change or revoke any material election in respect of Taxes, change any annual tax accounting period, adopt or change any material method of tax accounting, file or amend any material tax returns or file claims for material tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any governmental entity with respect to any tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in a material tax liability;
•take or agree to take any action that would reasonably be expected to prevent the Mergers from qualifying for the intended tax treatment set forth in the Merger Agreement;
•incur any indebtedness for borrowed money or guarantee any indebtedness of another Person;
•make or agree to make any capital expenditure other than in the ordinary course of business consistent with past practice;
•enter into any new line of business outside of the asset management, insurance or receivable servicing;
•settle, cancel, waive, release or otherwise compromise any proceeding against it;
•(i) pay, discharge or satisfy any indebtedness for borrowed money, or (ii) cancel any material indebtedness;
•merge, amalgamate or consolidate with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•terminate, cancel or let lapse any material insurance policy (or fail to file any material claim under any insurance policy in a timely manner as required by any such insurance policy;
•enter into any contract with any affiliate; or
•agree to take, make any commitment to take, or adopt any resolutions authorizing any of the foregoing actions.
Additional Agreements

Access to Information; Reasonable Best Efforts
Subject to the terms of the Merger Agreement and applicable Law, each of Mount Logan and 180 Degree Capital are obligated to afford to the directors, officers, accountants, counsel, advisors and other representatives of the other party reasonable access during normal business hours to its properties, books, contracts and records for the purpose of preparing for Closing and any related post-Closing integration and, during such period, to make available to the other party all other information concerning its business and properties as the other party may reasonably request in connection therewith.
The Merger Agreement obligates the Parties to cooperate with each other and use reasonable best efforts to take all actions, and to do, and to assist and reasonably cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law to consummate and make effective the Business Combination, including taking the steps set forth in the Merger Agreement to consummate the Business Combination, causing the conditions precedent set forth in the Merger Agreement to be satisfied, obtaining applicable consents, waivers or approvals of any third parties, including any Governmental Entities, defending any proceedings challenging the Merger Agreement, the transactions contemplated by the Merger Agreement or the performance by the Parties of their obligations under the Merger Agreement, and executing and delivering such instruments, and taking such other actions, as the Parties may reasonably require in order to carry out the intent of the Merger Agreement. In taking the forgoing actions, the Parties are obligated to, subject to applicable Law, consult with each other on all the information that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Business Combination and to act reasonably and as promptly as practical in doing so. The Parties are also obligated to reasonably consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and permits of all Governmental Entities necessary or advisable to consummate the Business Combination, and to keep each other reasonably apprised of the status of matters relating to completion of the Business Combination.
Regulatory Matters
The Parties are obligated to use reasonable best efforts to, as promptly as practicable following the date of the Merger Agreement, obtain consents or approvals from, or make any notice filings or registrations with, any applicable Governmental Entity as may be required in connection with consummation of the Business Combination, including the preparation and filing of (i) this document, (ii) articles of merger or equivalent instruments in connection with the Mergers and (iii) any applications, notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (though as of the date of this Preliminary Joint Proxy Statement/Prospectus, no HSR Act-related approval is expected to be required). In addition, Mount Logan is obligated to use reasonable best efforts to:
•make application to the Ontario Securities Commission requesting the consent of the Ontario Securities Commission in respect of the MLC Domestication pursuant to the OBCA, which application was filed on [●], 2025;
•make application in a manner reasonably acceptable to 180 Degree Capital for a hearing before the Ontario Superior Court of Justice (Commercial List) (the “Court”) pursuant to Section 182 of the

OBCA seeking the Interim Order and, in cooperation with 180 Degree Capital, proceed with such application and diligently pursue obtaining the Interim Order as set forth in the Merger Agreement;
•assuming certain conditions set forth in the Merger Agreement are satisfied, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue obtaining the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event submitting not later than three (3) Business Days after the special resolution approving the MLC Matters is passed at the MLC Special Meeting;
•make application to the Ontario Ministry by filing a Form 5265E – Authorization to Continue Out of BCA, Business Corporations Act;
•prepare and file a notice to the Minister of Innovation, Science and Economic Development of the completion of the Business Combination to be provided under the Investment Canada Act;
•if required, cause the filing by Crown Private Credits Partners Inc. pursuant to Section 11.10 of National Instrument 31-103 – Registration Requirements to be made; and
•make application to obtain a consent to the Business Combination from the Nebraska Department of Insurance.
In connection with such filings, the Parties are required to cooperate with one another, to keep the other party informed of any communications received from Governmental Entities and permit the other party to review such communications and to keep the other reasonably apprised of the status of matters relating to completion of the Mergers.
Shareholder Approvals; Court and Arrangement Matters
Mount Logan has agreed to hold the MLC Special Meeting as promptly as practicable following the later of (i) the effectiveness of this document and (ii) the date the Interim Order is issued, for the purpose of obtaining the approval of the MLC Shareholders of the MLC Matters. Mount Logan will be required to use its reasonable best efforts to obtain from its shareholders the vote required to approve the MLC Matters, and such obligations will not be affected by the existence of any Takeover Proposals or any MLC Adverse Recommendation Change.
Similarly, 180 Degree Capital has agreed to hold the 180 Degree Capital Special Meeting as promptly as practicable following the effectiveness of this document, for the purpose of obtaining the approval of TURN shareholders of the TURN Matters. 180 Degree Capital will be required to use its reasonable best efforts to obtain from its shareholders the vote required to approve the TURN Matters, and such obligations will not be affected by the existence of any Takeover Proposals or any TURN Adverse Recommendation Change.
The Parties have agreed that the Arrangement will be implemented in accordance with and subject to the terms and conditions of the Merger Agreement and the Plan of Arrangement, that the Articles of Arrangement will implement the Plan of Arrangement and that Mount Logan will send the Articles of Arrangement to the OBCA Director prior to the Effective Time.
Nasdaq Listing
The Parties are required to use reasonable best efforts to cause the shares of New Mount Logan Common Stock to be issued as the Merger Consideration under the Merger Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

Indemnification; Directors’ and Officers’ Insurance
The Parties have agreed that all rights to indemnification, advancement of expenses, and exculpation by Mount Logan or 180 Degree Capital, as applicable, now existing in favor of each Person who (i) is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of Mount Logan or 180 Degree Capital, as applicable, or any of their respective Subsidiaries, or (ii) is now serving, or has served at any time prior to the date of the Merger Agreement or who serves or agrees to serve prior to the Effective Time, any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Mount Logan or 180 Degree Capital (each, an “Indemnified Party”) as such rights are provided in the organizational documents of Mount Logan or 180 Degree Capital, as applicable, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts set forth on the MLC Disclosure Letter or TURN Disclosure Letter, as applicable, will be assumed by New Mount Logan. Each of Mount Logan and 180 Degree Capital, as applicable, will retain such indemnification obligations on a joint and several basis with New Mount Logan. For a period of six (6) years from the Effective Time, New Mount Logan, 180 Degree Capital and Mount Logan will maintain in effect the exculpation, indemnification, and advancement of expenses provisions of their respective organizational documents as in effect as of the date of the Merger Agreement with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and will not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party.
180 Degree Capital and Mount Logan will each obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of each of their existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six (6) years from and after the Effective Time with coverage and amounts not less than, and terms and conditions that are no less advantageous to the insureds as, their existing policies with respect to matters existing or occurring at or prior to the Effective Time.
Publicity
180 Degree Capital and Mount Logan will each consult with the other before issuing or causing the publication of any press release or other public announcement with respect to the Merger Agreement or the Business Combination, except as may be required by applicable Law or the rules and regulations of the Nasdaq and Cboe Canada and, to the extent such press release or disclosure is issued or made, Mount Logan or 180 Degree Capital, as applicable, will have used commercially reasonable efforts to advise the other party of, and consult with the other party regarding, the text of such disclosure. 180 Degree Capital and Mount Logan may make public statements (including in response to questions by analysts, investors or those attending industry conferences or financial analyst conference calls) that are consistent with, and do not include information (other than immaterial information) not included in, previous public disclosures made in compliance with the Merger Agreement.
No Solicitation
Each of Mount Logan and 180 Degree Capital has agreed to, and to cause its Subsidiaries, and its and their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated all discussions or negotiations with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal from a third party and not to: (i) directly or indirectly solicit, initiate, knowingly facilitate or knowingly encourage or take any other action (including by providing information) designed to, or which would reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its shareholders) with respect to any Takeover Proposal (other than discussions solely to clarify whether a proposal or offer constitutes a Takeover Proposal), (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement, other than an acceptable confidentiality agreement) or enter into any contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other Transaction, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than Mount Logan, 180 Degree Capital or their respective affiliates or representatives) any non-public information with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal (other than to state that the terms of the Merger Agreement prohibit such negotiations or discussions, or discussions solely to clarify whether a proposal or offer constitutes a Takeover Proposal), (iv) publicly propose or publicly announce an intention to take any of the foregoing actions, or (v) grant any (x) approval pursuant to any takeover statute to any Person (other than Mount Logan, 180 Degree Capital or their respective affiliates) or with respect to any transaction (other than the Business Combination) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of Mount Logan or 180 Degree Capital, other than, with respect to this clause (y), a waiver of a standstill or similar agreement to allow a third party to make a private Takeover Proposal to the 180 Degree Capital Board or Mount Logan Board, as applicable.
If Mount Logan or 180 Degree Capital receives a Takeover Proposal or similar request for information, it must notify the other party as promptly as reasonably practicable (and in any event within twenty-four (24) hours), provide the other party with copies of any written materials received by it in connection thereto, and keep the other party informed on a reasonably current basis of the status (including the status of negotiations) of such Takeover Proposal or similar request for information.
Mount Logan and 180 Degree Capital Recommendations
Mount Logan Recommendation
If, prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters, (i) Mount Logan receives a bona fide unsolicited Takeover Proposal from a third party, and (ii) the Mount Logan Board determines in good faith, after consultation with its outside legal counsel and its financial advisors, that such Takeover Proposal constitutes or is reasonably likely to result in a MLC Superior Proposal, then Mount Logan may engage in discussions and negotiations with such third party so long as certain notice and other procedural requirements are satisfied.
Upon the Mount Logan Board making a determination that a Takeover Proposal constitutes or is reasonably likely to result in a MLC Superior Proposal, Mount Logan must provide written notice to 180 Degree Capital, within twenty-four (24) hours of such determination, advising 180 Degree Capital that (a) the Mount Logan Board has received a MLC Superior Proposal, (b) specifying, in reasonable detail, the material terms and conditions of such MLC Superior Proposal, and including (to the extent available) a copy of the definitive written agreement or other materials with respect to such MLC Superior Proposal, and (c) identifying the Person making such MLC Superior Proposal. Thereafter, Mount Logan and 180 Degree Capital will cooperate and negotiate in good faith (to the extent 180 Degree Capital desires to negotiate) during the five (5) calendar day period (subject to certain extensions) following receipt of such notice to make adjustments to the terms and conditions of the Merger Agreement such that the Mount Logan Board would be able to determine that such MLC Superior Proposal is no longer a MLC Superior Proposal and proceed with the continued recommendation of the MLC Matters to Mount Logan’s shareholders.
If, prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters and following the five (5) calendar day period above, the Mount Logan Board determines, in its reasonable good faith judgment, after consultation with its outside counsel and financial advisor and after giving effect to any proposed adjustments to the terms and conditions of the Merger Agreement, that such MLC Superior Proposal remains a MLC Superior Proposal, and that the continued recommendation of the MLC Matters to MLC Shareholders would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of Mount Logan under applicable Law as a result of an MLC Superior Proposal, the Mount Logan Board may make an MLC Adverse Recommendation Change or Mount Logan may terminate the Merger Agreement and enter into a definitive agreement with respect to such MLC Superior Proposal, subject to compliance with the terms of the Merger Agreement and the reimbursement of expenses incurred by 180 Degree Capital in connection with the Business Combination in an amount not to exceed $1,000,000 in the aggregate.

If, prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters an MLC Intervening Event occurs, Mount Logan must (i) provide written notice to 180 Degree Capital at least five (5) calendar days before changing the Mount Logan Board recommendation in favor of the MLC Matters to Mount Logan’s shareholders in response to such MLC Intervening Event, and (ii) negotiate during such five (5) calendar day period with 180 Degree Capital (to the extent 180 Degree Capital desires to negotiate) in good faith to make adjustments to the terms and conditions of the Merger Agreement as would not permit the Mount Logan Board to change the affirmative recommendation of the MLC Matters to Mount Logan’s shareholders in respect of such MLC Intervening Event. If, following this five (5) calendar day period, the Mount Logan Board determines, after consulting with outside legal counsel and its financial advisor, that the continued recommendation of the MLC Matters to MLC Shareholders, after taking into account any adjustments made by 180 Degree Capital in respect of such MLC Intervening Event would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the Mount Logan Board under applicable Law as a result of such MLC Intervening Event, the Mount Logan Board may change the Mount Logan Board recommendation in favor of the MLC Matters to Mount Logan’s shareholders in response to such MLC Intervening Event. In such case, 180 Degree Capital may terminate the Merger Agreement subject to compliance with the terms of the Merger Agreement, and Mount Logan would be required to reimburse 180 Degree Capital for its expenses incurred in connection with the Business Combination in an amount not to exceed $1,000,000 in the aggregate.
180 Degree Capital Recommendation
If, prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters, (i) 180 Degree Capital receives a bona fide unsolicited Takeover Proposal from a third party and (ii) the 180 Degree Capital Board determines in good faith, after consultation with its outside legal counsel and its financial advisors, that such Takeover Proposal constitutes or is reasonably likely to result in a TURN Superior Proposal, then 180 Degree Capital may engage in discussions and negotiations with such third party so long as certain notice and other procedural requirements are satisfied.
Upon making a determination that a Takeover Proposal constitutes or is reasonably likely to result in a TURN Superior Proposal, 180 Degree Capital must provide written notice to Mount Logan, within twenty-four (24) hours of such determination, advising Mount Logan that (a) the 180 Degree Capital Board has received a TURN Superior Proposal, (b) specifying, in reasonable detail, the material terms and conditions of such TURN Superior Proposal, and including (to the extent available) a copy of the definitive written agreement or other materials with respect to such TURN Superior Proposal, and (c) identifying the Person making such TURN Superior Proposal. Thereafter, 180 Degree Capital and Mount Logan will cooperate and negotiate in good faith (to the extent Mount Logan desires to negotiate) during the five (5) calendar day period (subject to certain extensions) following receipt of such notice to make adjustments to the terms and conditions of the Merger Agreement such that the 180 Degree Capital Board would be able to determine that such TURN Superior Proposal is no longer a TURN Superior Proposal and proceed with the continued recommendation of the TURN Matters to 180 Degree Capital’s shareholders.
If, prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters and following the five (5) calendar day period above, the 180 Degree Capital Board determines, in its reasonable good faith judgment, after consultation with its outside counsel and financial advisor and after giving effect to any proposed adjustments to the terms and conditions of the Merger Agreement, that such TURN Superior Proposal remains a TURN Superior Proposal, and that the continued recommendation of the TURN Matters to 180 Degree Capital shareholders would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of 180 Degree Capital under applicable Law as a result of a TURN Superior Proposal, the 180 Degree Capital Board may make a TURN Adverse Recommendation Change or TURN may terminate the Merger Agreement and enter into a definitive agreement with respect to such TURN Superior Proposal, subject to compliance with the terms of the Merger Agreement and the reimbursement of expenses incurred by Mount Logan in connection with the Business Combination in an amount not to exceed $1,000,000 in the aggregate.
If, prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters a TURN Intervening Event occurs, 180 Degree Capital must (i) provide written notice to Mount Logan at least five (5)

calendar days before changing the 180 Degree Capital Board recommendation in favor of the TURN Matters to 180 Degree Capital’s shareholders in response to such TURN Intervening Event, and (ii) negotiate during such five (5) calendar day period with Mount Logan (to the extent Mount Logan desires to negotiate) in good faith to make adjustments to the terms and conditions of the Merger Agreement as would not permit the 180 Degree Capital Board to change the affirmative recommendation of the TURN Matters to 180 Degree Capital’s shareholders in respect of such TURN Intervening Event. If, following this five (5) calendar day period, the 180 Degree Capital Board determines, after consulting with outside legal counsel and its financial advisor, that the continued recommendation of the TURN Matters to 180 Degree Capital shareholders, after taking into account any adjustments made by Mount Logan in respect of such TURN Intervening Event would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the 180 Degree Capital Board under applicable Law as a result of such TURN Intervening Event, the 180 Degree Capital Board may change the 180 Degree Capital Board recommendation in favor of the TURN Matters to 180 Degree Capital’s shareholders in response to such TURN Intervening Event. In such case, Mount Logan may terminate the Merger Agreement subject to compliance with the terms of the Merger Agreement, and 180 Degree Capital would be required to reimburse Mount Logan for its expenses incurred in connection with the Business Combination in an amount not to exceed $1,000,000 in the aggregate.
Takeover Statutes and Provisions
Neither Mount Logan nor 180 Degree Capital will take any action that would cause the Business Combination to be subject to the requirements imposed by any takeover statute, and each of Mount Logan and 180 Degree Capital will take all necessary steps within its control to exempt such Business Combination from, or, if necessary, challenge the validity or applicability of, any applicable takeover statute.
Equityholder Litigation
Each of the Parties will promptly notify the other party in writing of, and reasonably cooperate and consult with the other Party in connection with the defense and settlement of, any proceeding by any of such party’s equityholders against such party, its affiliates or any of their respective directors, officers or employees, in each case based upon, arising out of or relating to the Merger Agreement or the Business Combination or any request or demand from an equityholder to enter into any kind of settlement or similar accommodation agreement of any kind. In addition, each of the Parties will keep the other Parties reasonably informed of any material developments in connection with any such proceeding or request or demand and will not settle any such proceeding or request or demand without the prior written consent of each of the other Parties (such consent not to be unreasonably delayed, conditioned or withheld).
Section 16 Matters
Prior to the Effective Time, each of the 180 Degree Capital Board and the board of directors of New Mount Logan will take all such steps as may be required to cause any dispositions of TURN Common Shares (including derivative securities with respect to TURN Common Shares) or acquisitions of New Mount Logan Common Stock, in each case, resulting from the Business Combination by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from liability pursuant to Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable Law.
Deregistration; Delisting
Following the Effective Time, New Mount Logan will cause 180 Degree Capital to deregister as an investment company under the 1940 Act by filing an application on Form N-8F on the basis that 180 Degree Capital qualifies for an exclusion from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and therefore has abandoned its registration under the 1940 Act, or such other basis as Mount Logan and 180 Degree Capital shall mutually agree upon.

Prior to the Closing Date, 180 Degree Capital will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and the rules and policies of Nasdaq to enable the delisting of the TURN Common Shares from Nasdaq.
Prior to the Closing Date, Mount Logan will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and the rules and policies of Nasdaq and Cboe Canada, as applicable, to enable the delisting of the MLC Common Shares from the Cboe Canada.
Mount Logan will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable under applicable Law to cause Mount Logan to cease being a reporting issuer as promptly as practicable following the Effective Time.
Board of Directors of New Mount Logan
Immediately prior to the Effective Time, in accordance with the Merger Agreement, 180 Degree Capital, as the sole stockholder of New Mount Logan, will take all such action so that, immediately after the Effective Time, the board of directors of New Mount Logan will be comprised of seven (7) members, consisting of the following Persons (to the extent such Persons qualify and are willing and able to serve):
•Edward (Ted) Goldthorpe;
•Four Independent Directors (as defined in Nasdaq Listing Rule 5605(a)(2)) designated in writing by Mount Logan;
•One (1) Independent Director designated in writing by 180 Degree Capital; and
•One (1) Independent Director mutually agreed in writing by Mount Logan and 180 Degree Capital.
If any individual designated by 180 Degree Capital or Mount Logan fails to qualify or otherwise refuses or is unable to serve, 180 Degree Capital or Mount Logan as applicable, will designate an alternative individual. If Ted Goldthorpe fails to qualify or otherwise refuses or is unable to serve, Mount Logan will designate an alternative individual.
The officers of New Mount Logan will be designated by Mount Logan, with Ted Goldthorpe to be appointed as Chief Executive Officer.
Tax Matters
Unless otherwise required by applicable Law, the Parties will use reasonable best efforts to cause the Mergers to qualify as an exchange under Section 351 of the Code and will promptly notify the Parties to any challenges to such treatment by any Governmental Entity and file all tax returns consistent with such treatment. In connection thereto, Proskauer Rose LLP, on behalf of 180 Degree Capital, and Dechert on behalf of Mount Logan, will each issue a tax opinion in the form attached to the Merger Agreement and dated as of the Closing Date, substantially to the effect that, the Mergers will, taken together, qualify as an exchange described in Section 351 of the Code. In rendering such opinions, counsel may require and rely upon customary representations contained in certificates of officers of 180 Degree Capital and Mount Logan.
The Parties to the Merger Agreement intend that the MLC Merger be treated as a tax-deferred “foreign merger” as defined in subsection 87(8.1) of the Tax Act and will act accordingly.
New Mount Logan will bear and timely pay all transfer taxes incurred, and the Parties will cooperate in filing all necessary tax returns with respect to transfer taxes.

Confidentiality
Subject to certain exceptions specified in the Merger Agreement, each party will, and will cause its respective Subsidiaries and its and their respective representatives to, keep any confidential or proprietary information supplied or otherwise provided by or on behalf of any other party confidential (“Confidential Information”), and to use, and cause its respective Subsidiaries and its and their respective representatives to use, the Confidential Information only in connection with the Business Combination. The forgoing confidentiality obligations will terminate upon the Closing if the Business Combination is consummated.
Conditions to Closing the Mergers

Conditions to Each Party’s Closing Obligations
The respective obligations of the Parties to effect the Mergers will be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
•The required approvals of Mount Logan and 180 Degree Capital shareholders are obtained at their respective shareholder meetings;
•no order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of any transactions contemplated by the Business Combination is in effect and there is no proceeding by any Governmental Entity of competent jurisdiction pending that challenges any transactions contemplated by the Business Combination or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of any transactions contemplated by the Business Combination;
•all of the regulatory approvals set forth herein under the heading “Regulatory Matters” have been obtained and remain in full force and effect and any statutory waiting periods required pursuant to any Law in respect thereof has expired;
•the registration statement, of which this document forms a part, has become effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose has been initiated by the SEC;
•the shares of New Mount Logan Common Stock to be issued under the Merger Agreement in connection with the Mergers have been authorized for listing on Nasdaq, subject to official notice of issuance;
•the 40 Act Closing Date Plan, if applicable, shall have been mutually agreed by Mount Logan and 180 Degree Capital and implemented contemporaneously with Closing; and
•the MLC Domestication has occurred or is occurring on the Closing Date prior to the Effective Time.
Conditions to Mount Logan’s Closing Obligations
The obligations of Mount Logan to effect the Mergers are also subject to the satisfaction or waiver by Mount Logan, at or prior to the Effective Time, of the following conditions:
•the representations and warranties of 180 Degree Capital, pertaining to:
i.its capitalization are true and correct in all respects as of the date of the Merger Agreement and the Closing Date (other than any such representation or warranty that speaks only as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except for inaccuracies, individually or in the aggregate, that are de minimis in nature;
ii.the corporate organization of 180 Degree Capital, New Mount Logan, and TURN Merger Sub, the governing documents of 180 Degree Capital, the business activities of New Mount Logan, TURN Merger Sub and MLC Merger Sub, power and authority, due and valid execution and delivery of the Merger Agreement and other agreements ancillary thereto and broker’s fees are true and correct in all material respects as of the date of the Merger Agreement and the Closing Date (other than any such representation or warranty that speaks only as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) without regard to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications;
iii.all other matters are true and correct in all respects as of the date of the Merger Agreement and the Closing Date (other than any such representation or warranty that speaks only as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), without regard (except for the representation and warranty pertaining to the absence of any Material Adverse Effect) to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to 180 Degree Capital;
•180 Degree Capital has performed, in all material respects, all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;
•since the date of the Merger Agreement, there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of 180 Degree Capital that is continuing;
•180 Degree Capital has delivered a certificate signed by a duly authorized executive officer of 180 Degree Capital, dated as of the Closing Date, certifying the fulfillment of the foregoing conditions as set forth in the Merger Agreement;
•180 Degree Capital has terminated certain contracts set forth in the TURN Disclosure Letter;
•Mount Logan has received the opinion of its counsel, Dechert (or another nationally recognized tax counsel reasonably satisfactory to 180 Degree Capital), in form and substance as attached to the Merger Agreement, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will, taken together, qualify as an exchange described in Section 351 of the Code; and
•the board of directors of New Mount Logan have been appointed in accordance with all requirements set forth in the Merger Agreement.
Conditions to 180 Degree Capital’s Obligations
The obligations of 180 Degree Capital to effect the Mergers are also subject to the satisfaction or waiver by 180 Degree Capital, at or prior to the Effective Time, of the following conditions:
•the representations and warranties of Mount Logan pertaining to:

i.its capitalization are true and correct in all respects as of the date of the Merger Agreement and the Closing Date (other than any such representation or warranty that speaks only as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except for inaccuracies, individually or in the aggregate, that are de minimis in nature;
ii.its corporate organization, its governing documents, power and authority, due and valid execution and delivery of the Merger Agreement and other agreements ancillary thereto and broker’s fees are true and correct in all material respects as of the date of the Merger Agreement and the Closing Date (other than any such representation or warranty that speaks only as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) without regard to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications;
iii.all other matters are true and correct in all respects as of the date of the Merger Agreement and the Closing Date (other than any such representation or warranty that speaks only as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), without regard (except for the representation and warranty pertaining to the absence of any Material Adverse Effect) to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Mount Logan;
•Mount Logan has performed, in all material respects, all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;
•since the date of the Merger Agreement there has not occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of Mount Logan that is continuing;
•Mount Logan has delivered a certificate signed by a duly authorized executive officer of Mount Logan, dated as of the Closing Date, certifying the fulfillment of the foregoing conditions as set forth in the Merger Agreement;
•180 Degree Capital has received the opinion of its counsel, Proskauer Rose LLP (or another nationally recognized tax counsel reasonably satisfactory to Mount Logan), in form and substance as attached to the Merger Agreement, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will, taken together, qualify as an exchange described in Section 351 of the Code; and
•the period during which holders of MLC Common Shares can exercise their dissent rights will have expired, and the holders of MLC Common Shares representing not more than ten percent (10%) of the issued and outstanding MLC Common Shares will have exercised (and not subsequently withdrawn or waived) such rights.

Termination of the Merger Agreement
Right to Terminate
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the MLC Matters by the shareholders of Mount Logan or the TURN Matters by the shareholders of 180 Degree Capital:
•by mutual written consent of Mount Logan and 180 Degree Capital;
•by either Mount Logan or 180 Degree Capital, if:
i.a final, non-appealable injunction, order or Law is entered that prohibits or restrains the consummation of the Business Combination; provided, that the right to terminate the Merger Agreement on this basis will not be available to any party who is in material breach (including in the case of 180 Degree Capital, if New Mount Logan, TURN Merger Sub or MLC Merger Sub is in material breach) of any of its representations, warranties, covenants or other agreements in the Merger Agreement that was the primary cause of, or primarily resulted in, such final, non-appealable injunction, order or Law being threatened or entered, unless such breach was primarily or principally caused by the other Party’s breach (including breach by New Mount Logan, TURN Merger Sub or MLC Merger Sub in the case of Mount Logan) of any of its representations, warranties, covenants or other agreements in the Merger Agreement;
ii.the Closing has not occurred on or before the Termination Date; provided, that the Termination Date will be automatically extended by sixty (60) days in the event the Closing has not occurred due to either a (a) regulatory approval set forth in the Merger Agreement or (b) the MLC Matters having not been approved by the MLC Requisite Vote or the TURN Matters having not been approved by the TURN Requisite Vote; provided, further, that the right to terminate the Merger Agreement on this basis will not be available to any party who is in material breach (including in the case of 180 Degree Capital, if New Mount Logan, TURN Merger Sub or MLC Merger Sub is in material breach) of any of its representations, warranties, covenants or other agreements in the Merger Agreement that was the primary cause of, or primarily resulted in, the failure of any conditions set forth in Article VIII of the Merger Agreement to be satisfied, unless such breach was primarily or principally caused by the other party’s breach (including breach by New Mount Logan, TURN Merger Sub or MLC Merger Sub in the case of Mount Logan) of any of its representations, warranties, covenants or other agreements in the Merger Agreement;
iii.the shareholders of 180 Degree Capital fail to approve the TURN Matters by the TURN Requisite Vote of 180 Degree Capital’s shareholders at a duly held meeting of 180 Degree Capital’s shareholders or at any adjournment or postponement thereof taken in accordance with the Merger Agreement at which the TURN Matters have been voted upon; or
iv.the shareholders of Mount Logan fail to approve the MLC Matters by the MLC Requisite Vote of Mount Logan’s shareholders at a duly held meeting of Mount Logan’s shareholders or at any adjournment or postponement thereof taken in accordance with the Merger Agreement at which the MLC Matters have been voted upon;
•by Mount Logan, if:
i.180 Degree Capital, New Mount Logan, TURN Merger Sub or MLC Merger Sub breach any of their respective representations, warranties, covenants and agreements under the Merger Agreement, which breach, either individually or in the aggregate, would result in, the failure of certain Mount Logan closing conditions and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of written notice thereof by Mount Logan to 180 Degree Capital; provided, that the right to terminate the Merger Agreement on this basis will not be available to Mount Logan if Mount Logan is then in material breach of any of its representations, warranties or covenants contained in the Merger Agreement, unless such breach was primarily or principally caused by 180 Degree Capital’s, New Mount Logan’s, TURN Merger Sub’s or MLC Merger Sub’s breach of any of its respective representations, warranties, covenants or other agreements in the Merger Agreement;
ii.at any time prior to the time the MLC Requisite Vote with respect to the MLC Matters is obtained, (a) Mount Logan is not in material breach of its no-solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties, (b) the Mount Logan Board authorizes Mount Logan to enter into, and Mount Logan enters into, a definitive contract with respect to a MLC Superior Proposal, and (c) Mount Logan complies with the expense reimbursement provisions set forth in the Merger Agreement;
iii.any of 180 Degree Capital, New Mount Logan, TURN Merger Sub or MLC Merger Sub breaches, in any material respect, its no-solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within ten (10) days after the giving of written notice thereof by Mount Logan to 180 Degree Capital; or
iv.prior to obtaining the TURN Requisite Vote in respect of the TURN Matters, (a) a TURN Adverse Recommendation Change and/or Takeover Approval with respect to 180 Degree Capital has occurred, (b) 180 Degree Capital has failed to include in this Preliminary Joint Proxy Statement/Prospectus the recommendation of the 180 Degree Capital Board that 180 Degree Capital’s shareholders vote in favor of the TURN Matters, (c) a Takeover Proposal with respect to 180 Degree Capital has been publicly announced and 180 Degree Capital fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the 180 Degree Capital Board that 180 Degree Capital’s shareholders vote in favor of the TURN Matters, or (d) a tender or exchange offer relating to any TURN Common Shares has been commenced by a third party and 180 Degree Capital does not send to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the 180 Degree Capital Board recommends rejection of such tender or exchange offer; provided, that, if an event permitting termination on this basis has occurred, such right of Mount Logan to terminate the Merger Agreement will expire at 5:00 pm (New York City time) on the tenth (10th) Business Day following the date on which 180 Degree Capital provides written notice to Mount Logan specifying the occurrence of such event;
•by TURN, if:
i.Mount Logan breaches any of its representations, warranties, covenants and agreements under the Merger Agreement, which breach, either individually or in the aggregate, would result in, the failure of certain 180 Degree Capital closing conditions and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of written notice thereof by 180 Degree Capital to Mount Logan; provided, that the right to terminate the Merger Agreement on this basis will not be available to 180 Degree Capital if 180 Degree Capital, New Mount Logan, TURN Merger Sub or MLC Merger Sub is then in material breach of any of its representations, warranties or covenants contained in the Merger Agreement, unless such breach was primarily or principally caused by Mount Logan’s breach of any of its representations, warranties, covenants or other agreements in the Merger Agreement;
ii.at any time prior to the time the TURN Requisite Vote with respect to the TURN Matters is obtained, (a) none of 180 Degree Capital, New Mount Logan, TURN Merger Sub or MLC Merger Sub is in material breach of its no-solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties, (b) the 180 Degree Capital Board authorizes 180 Degree Capital to enter into, and 180 Degree Capital enters into, a definitive contract with respect to a TURN Superior Proposal and (c) 180 Degree Capital complies with the expense reimbursement provisions set forth in the Merger Agreement;
iii.Mount Logan breaches, in any material respect, its no-solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within ten (10) days after the giving of written notice thereof by 180 Degree Capital to Mount Logan; or
iv.prior to obtaining the MLC Requisite Vote in respect of the MLC Matters, (a) an MLC Adverse Recommendation Change and/or Takeover Approval with respect to Mount Logan has occurred, (b) Mount Logan fails to include in this Preliminary Joint Proxy Statement/Prospectus the recommendation of the Mount Logan Board that Mount Logan’s shareholders vote in favor of the MLC Matters, (c) a Takeover Proposal with respect to Mount Logan has been publicly announced and Mount Logan fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Mount Logan Board that Mount Logan’s shareholders vote in favor of the MLC Matters, or (d) a tender or exchange offer or takeover bid relating to any MLC Common Shares has been commenced by a third party and Mount Logan does not send to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer or takeover bid, a statement disclosing that the Mount Logan Board recommends rejection of such tender or exchange offeror takeover bid; provided, that, if an event permitting termination on this basis has occurred, such right of 180 Degree Capital to terminate the Merger Agreement will expire at 5:00 pm (New York City time) on the tenth (10th) Business Day following the date on which Mount Logan provides written notice to 180 Degree Capital specifying the occurrence of such event.
Termination - Expense Reimbursements
Set forth below are summaries of the expense reimbursement obligations that may be payable if the Merger Agreement is terminated in certain circumstances prior to consummation of the Mergers.
The Merger Agreement provides for the payment by 180 Degree Capital to Mount Logan no later than two (2) Business Days after the date Mount Logan delivers supporting documentation, of an amount equal to the documented third-party fees and expenses of Mount Logan, including the documented fees and expenses of counsel and other professionals retained by Mount Logan that were incurred in connection with the negotiation, preparation and performance of the Merger Agreement and the other documents and agreements contemplated by the Merger Agreement, in an amount not to exceed $1,000,000 in the aggregate, if the Merger Agreement is terminated as (in each case pursuant to the applicable provisions of the Merger Agreement):
•by either Mount Logan or 180 Degree Capital, for the failure of the shareholders of 180 Degree Capital to approve the TURN Matters;
•by Mount Logan, for 180 Degree Capital’s, New Mount Logan’s, TURN Merger Sub’s or MLC Merger Sub’s uncured breach, in any material respect, of any of its no-solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties;
•by Mount Logan, for a TURN Adverse Recommendation Change and/or Takeover Approval with respect to 180 Degree Capital has occurred;
•by Mount Logan, if 180 Degree Capital fails to recommend in this Preliminary Joint Proxy Statement/Prospectus that the 180 Degree Capital shareholders vote in favor of the TURN Matters;

•by Mount Logan, if a Takeover Proposal is announced and 180 Degree Capital fails to reaffirm its recommendation that the TURN shareholders vote in favor of the TURN Matters;
•by Mount Logan, if a tender or exchange offer relating to TURN Common Shares is initiated by a third party and the 180 Degree Capital Board does not recommend rejection of such tender or exchange offer; or
•by 180 Degree Capital, if 180 Degree Capital enters into a TURN Superior Proposal.
The Merger Agreement provides for the payment by Mount Logan to 180 Degree Capital, no later than two (2) Business Days after the date 180 Degree Capital delivers supporting documentation, of an amount equal to the documented third-party fees and expenses of 180 Degree Capital, including the documented fees and expenses of counsel and other professionals retained by 180 Degree Capital that were incurred in connection with the negotiation, preparation and performance of the Merger Agreement and the other documents and agreements contemplated by the Merger Agreement, in an amount not to exceed $1,000,000 in the aggregate, if the Merger Agreement is terminated (in each case pursuant to the applicable provisions of the Merger Agreement):
•by either Mount Logan or 180 Degree Capital, for the failure of the shareholders of Mount Logan to approve the MLC Matters;
•by 180 Degree Capital, for Mount Logan’s uncured breach, in any material respect, of any of its no-solicitation obligations relating to the solicitation and administration of Takeover Proposals from third parties;
•by 180 Degree Capital, if an MLC Adverse Recommendation Change and/or Takeover Approval with respect to Mount Logan has occurred;
•by 180 Degree Capital, if Mount Logan fails to recommend in this Preliminary Joint Proxy Statement/Prospectus that the MLC Shareholders vote in favor of the MLC Matters;
•by 180 Degree Capital, if a Takeover Proposal is announced and Mount Logan fails to reaffirm its recommendation that the MLC Shareholders vote in favor of the MLC Matters;
•by 180 Degree Capital, if a tender or exchange offer or takeover bid relating to MLC Common Shares is initiated by a third party and the Mount Logan Board does not recommend rejection of such tender or exchange offer or takeover bid; or
•by Mount Logan, if Mount Logan enters into an MLC Superior Proposal.
Effect of Termination
If the Merger Agreement is validly terminated, it will become void and have no further force or effect and there will be no liability on the part of Mount Logan, 180 Degree Capital, New Mount Logan, TURN Merger Sub, MLC Merger Sub, or their respective affiliates or Subsidiaries or any of their respective directors or officers, except that (i) Mount Logan and 180 Degree Capital will remain liable to each other for any liabilities or damages incurred arising out of (a) any willful or intentional material breach of the Merger Agreement prior to such termination, including the refusal by a Party to consummate the Closing when such Party was obligated to do so in accordance with the terms of the Merger Agreement and (b) any knowing and intentional common law fraud under New York law by a Party arising prior to such termination in the making of the express representations and warranties set forth in the Merger Agreement, including in the closing certificates to be delivered pursuant to the terms of the Merger Agreement (which, for the avoidance of doubt, will not include equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence or recklessness), (ii) certain designated provisions of that certain letter agreement, dated as of November 7, 2024, by and between Mount Logan and TURN, will survive termination in accordance with their respective terms, and (iii) certain specified provisions of the Merger Agreement will survive such termination. If the Merger Agreement is terminated, all filings, applications and other submissions made pursuant to the Merger Agreement, to the extent practicable, will be withdrawn from the Governmental Entity or other person to which they were made.
Expenses and Fees
In general, all fees and expenses incurred in connection with the Mergers, the Merger Agreement and the Business Combination will be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, subject to the expense reimbursement provisions and treatment of TURN Transaction Expenses and Shared Expenses as specified in the Merger Agreement. As of the date of this Preliminary Joint Proxy Statement/Prospectus, Mount Logan and 180 Degree Capital estimate that the fees and expenses that have been and are expected to be incurred in aggregate by each of Mount Logan and 180 Degree Capital in connection with the Mergers, the Merger Agreement and the Business Combination are approximately $7 million and $6-7 million, respectively.
Amendment to the Merger Agreement

At any time prior to the Effective Time, the Merger Agreement and the Plan of Arrangement may be amended, supplemented or modified only by an instrument in writing signed on behalf of each of the Parties, with such action taken or authorized by their respective boards of directors, at any time before or after obtaining the MLC Requisite Vote in respect of the MLC Matters or the TURN Requisite Vote in respect of the TURN Matters. After obtaining the MLC Requisite Vote in respect of the MLC Matters or the TURN Requisite Vote in respect of the TURN Matters, there may not be any amendment, supplement or modification of the Merger Agreement that requires approval by the shareholders of Mount Logan or 180 Degree Capital, respectively, unless such approval has been obtained. In connection with any amendment, supplement or modification of the Plan of Arrangement, no approval may be unreasonably delayed, conditioned or withheld by 180 Degree Capital, New Mount Logan, TURN Merger Sub or MLC Merger Sub.
Specific Performance
Mount Logan and 180 Degree Capital have agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. To that end, the parties agreed that each will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the Parties agree that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
Non-Recourse
Mount Logan and 180 Degree Capital have agreed in the Merger Agreement that all proceedings that may be based upon, arise out of or relate to the Merger Agreement, or the negotiation, execution or performance of the Merger Agreement, may be made only against the entities that are expressly identified as Parties thereto. No Person who is not a named Party to the Merger Agreement, including any past, present or future direct or indirect, equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, affiliates, members, managers, general or limited partners, lender, financing source or assignees (and any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) of any named Party to the Merger Agreement, shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any liabilities arising under, in connection with or related to the Merger Agreement or for any claim or proceeding based on, in respect of, or by reason of the Merger Agreement or its negotiation or execution; and each Party waives and releases all such liabilities against any such non-Party Affiliate.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Mount Logan and 180 Degree Capital, which are included elsewhere in this Preliminary Joint Proxy Statement/Prospectus. See “Index to Financial Statements.”

180 Degree Capital and Mount Logan have performed an analysis of the various reorganization steps to effectuate the Business Combination between 180 Degree Capital and Mount Logan including creation of New Mount Logan. At the completion of the Mergers:

•180 Degree Capital becomes a wholly-owned subsidiary of New Mount Logan through its merger with TURN Merger Sub, in which 180 Degree Capital is the surviving business;
•Mount Logan becomes a wholly-owned subsidiary of New Mount Logan through its merger with Moose Merger Sub LLC, in which Mount Logan is surviving business;
•180 Degree Capital and Mount Logan become wholly-owned legal subsidiaries of New Mount Logan.

While New Mount Logan will be the legal acquiror of Mount Logan, for accounting purposes, the transaction will be treated as a reverse acquisition and accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. This determination is primarily based on the fact that, subsequent to the consummation of the transaction, former Mount Logan equity holders will have a majority of the voting rights of the combined company, former Mount Logan equity holders will have the ability to nominate a majority of the members of the board of directors of the combined company, and Mount Logan senior management will comprise the senior management roles of New Mount Logan, including the roles of Chief Executive Officer, Co-Presidents and Chief Financial Officer, and be responsible for the day-to-day operations. As such, New Mount Logan, including 180 Degree Capital as a wholly-owned subsidiary of New Mount Logan, will be treated as the “acquired” company for accounting purposes.

Accordingly, for financial reporting purposes, the assets and liabilities of Mount Logan will be stated at historical carrying values and its consolidated financial statements will be presented as the predecessor to the combined company in the historical financial statements following the consummation of the transaction. The assets and liabilities of 180 Degree Capital will be recorded at their fair values measured as of the acquisition date. If such excess exists based on preliminary estimated fair values of the assets acquired and liabilities assumed, goodwill will be recognized in this transaction. The results of 180 Degree Capital will be presented within the consolidated results of Mount Logan from the date of acquisition going forward.

The final allocation of the purchase price will be determined after the Mergers are completed and after completion of a final analysis to determine the estimated relative fair values of each of 180 Degree Capital’s and Mount Logan’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments and other items of either 180 Degree Capital or Mount Logan, as applicable, as compared to the information shown in this Preliminary Joint Proxy Statement/Prospectus, may occur. Accordingly, the final adjustments may be materially different from the pro forma adjustments presented in this Preliminary Joint Proxy Statement/Prospectus.

The following unaudited pro forma consolidated financial statements give effect to the transaction as follows:

•The historical unaudited consolidated balance sheet of New Mount Logan as of March 31, 2025, and the historical unaudited statement of assets and liabilities of 180 Degree Capital as of March 31, 2025, adjusted to conform to that of the statement of financial position of Mount Logan on a pro forma basis depicting the accounting for the business combination and related transactions.

•The historical audited consolidated statement of operations of 180 Degree Capital for the twelve months ended December 31, 2024, and historical unaudited interim consolidated statement of operations as of March 31, 2025, adjusted to conform to that of the historical consolidated statement of operations presentation of Mount Logan on a pro forma basis assuming the business combination and related transactions had been consummated on January 1, 2024 (i.e., the beginning of the earliest period presented). New Mount Logan did not have operations during the audit period of January 7, 2025 (inception) to February 7, 2025 or the unaudited interim period of January 7, 2025 (inception) to March 31, 2025.

The following unaudited pro forma condensed combined financial statements have been prepared using the audited financial statements of 180 Degree Capital for the year ended December 31, 2024, the audited financial statements for New Mount Logan for the period ended February 7, 2025, the audited financial statements of Mount Logan for the year ended December 31, 2024, the unaudited interim consolidated financial statements of 180 Degree Capital for the three-month period ending March 31, 2025, the unaudited interim consolidated financial statements of New Mount Logan for the three-month period ending March 31, 2025, and the unaudited interim condensed consolidated financial statements of Mount Logan for the three-month period ending March 31, 2025.

The following unaudited pro forma condensed financial information has been prepared in accordance with Article 11 of Regulation S-X” (“Article 11 of Regulation S-X”).

The following unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Business Combination been completed at the beginning of the applicable period presented, nor the impact of expense efficiencies, asset dispositions, dividends and other factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Assets
Asset Management:
Cash and cash equivalents		$2,563	$369	$7,130	(a)			$10,062
Investments		25,570	—	34,384	(b)			59,954
Unaffiliated privately held companies			—	—	(b)			—
Unaffiliated publicly traded securities			21,603	(21,603)	(b)			—
Non-controlled affiliated privately held companies			75	(75)	(b)			—
Non-controlled affiliated publicly traded companies			12,283	(12,283)	(b)			—
Unaffiliated derivative investments			327	(327)	(b)			—
Non-controlled affiliated derivative investments			26	(26)	(b)			—
Unaffiliated rights to milestone payments			70	(70)	(b)			—
US Treasury securities money market shares			7,130	(7,130)	(a)			—
Receivable from securities sold	—	—	4,186	—		—		4,186
Intangible assets		25,030	—					25,030
Prepaid expenses			169	—				169
Other assets		9,578	37	—		2,017	(A)	11,632
	$—	$62,741	$46,275	$—		$2,017		$111,033
Insurance Solutions:
Cash and cash equivalents		104,522	—	—				104,522
Restricted Cash		12,526						12,526
Investments		884,060	—	—				884,060
Assets of consolidated variable interest entities
Cash and cash equivalents		18,723	—	—				18,723
Investments		132,393	—	—				132,393
Other assets		1,089	—	—				1,089
Reinsurance recoverable		265,288	—	—				265,288
Intangible assets		2,444	—	—				2,444
Deferred acquisition costs		5,962						5,962
Goodwill		55,697	—	—				55,697
Other assets		20,208	—	—				20,208

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
		$1,502,912	$—					$1,502,912
Total assets	$—	$1,565,653	$46,275	$—		$2,017		$1,613,945

Liabilities
Asset Management:				—				—
Due to related parties		8,994	—	—				8,994
Debt obligations		74,058	—	—				74,058
Accrued expenses and other liabilities		10,090	1,709	—				11,799
				—		3,833	(B)	3,833
				—		770	(B)	770
Post retirement plan liabilities			345	—				345
	$—	$93,142	$2,054	$—		$4,603		$99,799
Insurance:
Insurance liabilities		776,664	—	—				776,664
Interest sensitive contract liabilities		327,435	—	—				327,435
Funds held under reinsurance contracts		238,371	—	—				238,371
Debt obligations		17,250						17,250
Derivatives		1,864						1,864
Accrued expenses and other liabilities		7,857	—	—				7,857
		1,369,441						1,369,441
Total liabilities	$—	$1,462,583	$2,054	$—		$4,603		$1,469,240

Shareholders' Equity
Common Shares / Stock	—	121,372	335	—				121,707
						(335)	(C)	(335)
Treasury Stock		—	(6,261)	—		6,261	(C)	—
Warrants		1,426	—	—				1,426
Additional Paid-In Capital		7,825	101,578	—		(101,578)	(C)	7,825
						42,404	(C)	42,404
Retained Earnings		(65,383)	—	(51,432)	(c)	51,432	(C)	(65,383)
						(770)	(B)	(770)
Total distributable earnings (loss)		—	(51,432)	51,432	(c)			—
Accumulated Other Comprehensive Income (Loss) ("AOCI")		37,830	—	—				37,830

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Total Shareholders' Equity (Net Assets Under Investment Company Financial Reporting)		$103,070	$44,220			$(2,586)	(B) (C)	$144,704
Total Liabilities and Shareholders' Equity (Net Assets Under Investment Company Financial Reporting)		1,565,653	46,274			2,017		1,613,944

Shares outstanding			10,000	—	(d)
Net asset value per outstanding share			$4.42	—	(d)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Revenue
Asset Management:
Management Fee	$—	$3,240		$—				$3,240
Incentive fees	—	299		—				299
Equity investment earning	—	282		—				282
Other Revenue	—			109	(e)			109
	$—	$3,821		$109		$—		$3,930
Insurance Solutions:
Net Premiums	—	(4,013)		—				(4,013)
Insurance revenue	—	860		—				860
Net investment income	—	14,951		—				14,951
Net gains (losses) from investment activities	—	1,472		—				1,472
Net revenues of consolidated variable interest entities	—	3,633		—				3,633
Net gains (losses) on funds withheld	—	(5,750)		—				(5,750)
Other income	—	76		—				76
	—	11,229		—		—		11,229
Total Revenue	$—	15,050		$109		$—		$15,159

Investment Company Reporting Income
Board Fees-Cash			$16	$(16)	(e)	$—		$—
Board Fees-Stock Grant			93	(93)	(e)	—		—
Dividend Income			107	(107)	(f)	—		—
Interest-Unaffiliated money market fund securities			71	(71)	(g)	—		—

Total Investment Company Reporting Income			$287	$(287)	(e) (f) (g)			$—

Expenses
Asset Management:
Administration and servicing fees	—	1,237	—	—		—		1,237
Transaction costs	—	4,545	—	—		—		4,545
Amortization and impairment of intangible assets	—	910	—	—		—		910
Interest and other credit facility expenses	—	1,946	—	—		—		1,946

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
General, administrative and other	$—	$1,723	$—	$3,766	(h)	$—		$5,489
						1,609	(D)	1,609
						770	(D)	770
Compensation and Benefits	—	2,380	681			2,224	(E)	5,285
						(332)	(F)	(332)
Administration and operations	—	—	14	(14)	(h)	—		—
Professional fees	—	—	3,527	(3,527)	(h)	—		—
Rent	—	—	10	(10)	(h)	—		—
Insurance expense	—	—	52	(52)	(h)	—		—
Directors' fees and expenses	—	—	71	(71)	(h)	—		—
Custody fees	—	—	3	(3)	(h)	—		—
Software	—	—	88	(88)	(h)	—		—
Other	—	—	1	(1)	(h)	—		—
		$12,741	$4,447	$—		$4,271		$21,459
Insurance:								—
Net policy benefits and claims	—	1,793	—	—				1,793
Interest sensitive contract benefits	—	3,818	—	—				3,818
Amortization of deferred acquisition costs	—	555	—	—				555
Compensation and benefits	—	244	—	—				244
Interest expense	—	328	—	—				328
General, administrative and other	$—	$3,686	$—	$—				$3,686
		10,424						10,424
Total Expenses	$—	$23,165	$4,447	$—		$4,271		$31,883

Net gains (losses) from investment activities	—	841	—	2,029	(j)(k)	—		2,870
Dividend income	—	38	—	107	(f)	—		145
Interest income	$—	$268	$—	$71	(g)	$—		$339
Other income (loss), net	$—	$299	$—	$—		$—		$299
Total Investment Income (Loss)	$—	$1,446	$—	$2,207	(k)	$—		$3,653

Income (Loss) Before Taxes	$—	$(6,669)	$(4,160)	$2,029	(k)	$(4,271)		$(13,071)

Income Tax (expense) benefit	—	(36)	—	—		—		(36)

Net income (loss)	$—	$(6,705)	$(4,160)	$2,029	(k)	$(4,271)		$(13,107)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan

Earnings Per Share
Basic	$—	$(0.24)		$—		$—		$(1.01)
Diluted	—	—		—		—		—
Weighted Average Shares of Common Shares Outstanding
Basic	—	27,760		—		(16,745)	(G)	13,000
Diluted	—	27,760		—		(16,745)	(G)	13,000

Other comprehensive income (loss):
Other comprehensive income (loss), before tax:								—
Unrealized investment gains (losses) on available-for-sale securities	—	2,604		—		—		2,604
Unrealized gains (losses) on hedging instruments	—	3,328		—		—		3,328
Remeasurement gains (losses) on future policy benefits related to discount rate	—	(5,143)		—		—		(5,143)
Other comprehensive income (loss), before tax	$—	$789		$—		$—		$789
Income tax expense (benefit) related to other comprehensive income (loss)	$—	$—		$—		$—		$—
Other comprehensive income (loss)	$—	$789		$—		$—		$789
Comprehensive income (loss)	$—	$(5,916)		$—		$—		$(5,916)

Net realized (loss) gain from investments:
Unaffiliated privately held companies			$100	$(100)	(i)	$—		$—
Unaffiliated publicly traded securities			2,060	(2,060)	(i)	—		—
Net realized loss from investments			2,160	(2,160)				—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2025 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Change in unrealized appreciation (depreciation) on investments:
Unaffiliated privately held companies			$(100)	$100	(j)	$—		$—
Unaffiliated publicly traded securities			(1,576)	1,576	(j)	—		—
Non-controlled affiliated publicly traded securities			1,545	(1,545)	(j)	—		—
Net change in unrealized appreciation on investments			$(131)	$131		$—		$—
Net realized loss and change in unrealized appreciation on investments			$2,029	$(2,029)		$—		$—
Net decrease in net assets resulting from operations	$—	$—	$(2,131)	$2,131	(l)	$—		$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Revenue
Asset Management:
Management Fee	$—	$11,131	$—	$—				$11,131
Incentive fees	—	3,198	—	—				3,198
Equity investment earning	—	680	—	—				680
Other Revenue	—		—	142	(e)			142
	—	15,009	—	142		—		15,151
Insurance Solutions:
Net Premiums	$—	(15,479)	$—	$—				$(15,479)
Insurance revenue	$—	266	$—	$—				$266
Net investment income	—	74,638	—	—				74,638
Net gains (losses) from investment activities	—	(8,211)	—	—				(8,211)
Net revenues of consolidated variable interest entities	—	15,082	—	—				15,082
Net gains (losses) on funds withheld	—	(32,056)	—	—				(32,056)
Other income	—	541	—	—				541
	—	34,781	—	—		—		34,781
Total Revenue	$—	49,790	$—	$142		$—		$49,932

Investment Company Reporting Income
Board Fees-Cash	$—	—	$65	$(65)	(e)			$—
Board Fees-Stock Grant	—	—	77	(77)	(e)			—
Interest-Unaffiliated money market fund securities	—	—	53	(53)	(g)			—

Total Investment Company Reporting Income	$—	$—	$195	$(195)	(e) (g)	$—		$—

Expenses
Asset Management:
Administration and servicing fees	$—	$5,895	$—	$—				$5,895
Transaction costs	—	2,174	—	—				2,174
Amortization and impairment of intangible assets	—	3,582	—	—				3,582
Interest and other credit facility expenses	—	7,001	—	—				7,001
General, administrative and other	—	6,480	—	2,280	(h)			8,760

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
						5,162	(D)	5,162
						5,613	(D)	5,613
Compensation and Benefits	—	8,412	1,933			2,432	(E)	12,778
						(593)	(F)	(593)
Administration and operations	—	—	274	(274)	(h)			—
Professional fees	—	—	1,345	(1,345)	(h)			—
Rent	—	—	39	(39)	(h)			—
Insurance expense	—	—	201	(201)	(h)			—
Directors' fees and expenses	—	—	232	(232)	(h)			—
Custody fees	—	—	29	(29)	(h)			—
Software	—	—	155	(155)	(h)			—
Other	—	—	6	(6)	(h)			—
	—	33,544	4,214	—		12,614		50,372
Insurance:
Net policy benefits and claims	$—	$(10,091)	$—	$—				$(10,091)
Interest sensitive contract benefits	—	14,972	—	—				14,972
Amortization of deferred acquisition costs	—	2,175	—	—				2,175
Compensation and benefits		1,367	—	—				1,367
Interest expense		1,313	—	—				1,313
General, administrative and other	—	16,276	—	—				16,276
	—	26,012						26,012
Total Expenses	$—	$59,556	$4,214	$—		$12,614		$76,384

Net gains (losses) from investment activities	—	(1,531)	—	154	(i)(j)			(1,377)
Dividend income	—	356	—	—				356
Interest income	—	1,091	—	53	(g)			1,144
Other income (loss), net	$—	$69	$—	$—	(g)			$69
Total Investment Income (Loss)	$—	$(15)	$—	$207	(k)	$—		$192

Income (Loss) / Net investment (Loss) for Investment Company Reporting Before Taxes	$—	$(9,781)	$(4,019)	$154	(k)	$(12,614)		$(26,260)

Income Tax (expense) benefit	$—	$(606)	$—	$—		$—		$(606)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Net income (loss) / Net investment (Loss) for Investment Company Reporting	$—	$(10,387)	$(4,019)	$154	(k)	(12,614)		$(26,866)

Earnings Per Share
Basic	—	(0.40)	—					(2.07)
Diluted	—	(0.40)	—					(2.07)
Weighted Average Shares of Common Shares Outstanding	—		—
Basic	—	25,809	—			(16,193)	(G)	13,000
Diluted	—	25,809	—			(16,193)	(G)	13,000

Other comprehensive income (loss):
Other comprehensive income (loss), before tax:			$—					$—
Unrealized investment gains (losses) on available-for-sale securities	—	7,555	—	—				7,555
Unrealized gains (losses) on hedging instruments		(5,192)	—	—				(5,192)
Remeasurement gains (losses) on future policy benefits related to discount rate		7,592	—	—				7,592
Other comprehensive income (loss), before tax	—	9,955	—	—				9,955
Income tax expense (benefit) related to other comprehensive income (loss)	$—	$—	$—	$—				$—
Other comprehensive income (loss)	$—	$9,955	$—	$—				$9,955
Comprehensive income (loss)	$—	$(432)	$—	$—				$(432)

Net realized (loss) gain from investments:
Unaffiliated privately held companies	$—	$—	$(809)	$809	(i)			$—
Unaffiliated publicly traded securities	—	—	(3,002)	3,002	(i)			—
Non-controlled affiliated publicly traded securities	—	—	(22)	22	(i)			—
Unaffiliated rights	—	—	162	(162)	(i)			—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024 (in thousands, except per share data)
	Historical			Pro Forma
	New Mount Logan	Mount Logan	180 Degree Capital	Reclassification Adjustments	Note 2	Adjustments	Note 3	New Mount Logan
Net realized loss from investments	$—	$—	$(3,671)	$3,671				$—
Change in unrealized appreciation (depreciation) on investments:
Unaffiliated privately held companies	$—	$—	$749	$(749)	(j)			$—
Unaffiliated publicly traded securities	—	—	4,723	(4,723)	(j)			—
Non-controlled affiliated privately held companies	—	—	(126)	126	(j)			—
Non-controlled affiliated publicly traded securities	—	—	(1,386)	1,386	(j)			—
Unaffiliated rights to payments	—	—	(136)	136	(j)			—
Net change in unrealized appreciation on investments	$—	$—	$3,824	$(3,824)				$—
Net realized loss and change in unrealized appreciation on investments	$—	$—	$153	$(153)				$—
Net decrease in net assets resulting from operations	$—	$—	$(3,866)	$3,866	(l)			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(all amounts are in thousands)

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of New Mount Logan, Mount Logan and 180 Degree Capital. The unaudited pro forma combined balance sheet as of March 31, 2025 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statement of operations for the year ended December 31, 2024 and three-month period ended March 31, 2025, give pro forma effect to the Business Combination as if it had occurred as of the beginning of the earliest period presented, respectively.

The transaction is being accounted for under the acquisition method of accounting, and accordingly, the allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2025, using currently available information. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on New Mount Logan’s financial position and results of operations may differ significantly from the pro forma amounts included herein. New Mount Logan expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Business Combination.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•the final amount of TURN Transaction Expenses of 180 Degree Capital that will impact the merger consideration received by holders of TURN Common Shares;

•changes in the estimated fair value of 180 Degree Capital’s assets acquired and liabilities assumed as of the Closing, which could result from changes in the fair values of its investment holdings and its post-retirement plan liabilities, and others;

•the tax bases of 180 Degree Capital’s assets and liabilities as of the Closing; and

•the risk factors described in the section entitled “Risk Factors” beginning on page 36.

The preliminary fair value assessment of the assets acquired and liabilities assumed expected to be recorded if the Business Combination was completed on March 31, 2025, is as follows:

180 Degree Capital Corp. Net Asset Value as of March 31, 2025	$44,220
Business Combination-related expenses(1)	(1,817)
Total estimated purchase price	42,404

Investments in securities and other financial instruments, at value:
Unaffiliated publicly traded equity and equity-related securities	21,603
Unaffiliated money market fund securities	7,130
Non-controlled affiliated publicly traded equity and equity-related securities	12,283
Non-controlled affiliated legacy privately held equity and equity-related securities	75
Unaffiliated derivative securities	327
Non-controlled affiliated derivative securities	26
Unaffiliated rights to payments	70

Receivable from securities sold	4,186
Cash	369
Prepaid expenses	169
Other assets	37
Amounts attributable to assets acquired	46,275

Accounts payable and accrued liabilities	1,709
Change in control and severance agreement liabilities	2,017
Business Combination-related expenses(1)	1,817
Post-retirement plan liabilities	345
Amounts attributable to liabilities assumed	5,888

Total identifiable net assets	40,387
Goodwill	$2,017

(1) Business Combination-related expenses reflect those estimated expenses incurred by 180 Degree Capital that are not included in net asset value as of March 31, 2025, and would reduce the merger consideration of holders of TURN Common Shares as part of the Business Combination pursuant to the Merger Agreement rather than a pro forma adjustment of the combined business.

Note 2 - Reclassification Adjustments

The following reclassification adjustments have been made to conform 180 Degree Capital’s historical financial information to Mount Logan’s financial statement presentation.

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)Represents the reclassification of 180 Degree Capital’s $6 million of shares of money-market funds to New Mount Logan’s Cash and Cash Equivalents.

(b)Represents the reclassification of 180 Degree Capital’s investments in securities and other financial instruments, at value, separated into categories based on type of investment and voting ownership to New Mount Logan’s Investments. There are no material differences anticipated between the critical accounting policies of 180 Degree Capital and New Mount Logan, including with respect to the valuation of investments.

(c)Represents the reclassification of 180 Degree Capital’s Total distributable earnings (loss) to New Mount Logan’s Retained earnings.

(d)As a CEF, 180 Degree Capital reports net asset value and net asset value per share on its consolidated statement of assets and liabilities. New Mount Logan will not be a CEF, and therefore Net asset value would be reported as Total equity and the sum of Net asset value and Total liabilities would be New Mount Logan’s Total liabilities and equity. Additionally, there is no equivalent reporting of Net asset value per share on New Mount Logan’s financial statements and therefore no reclassification is made.

Unaudited Pro Forma Condensed Combined Statement of Operations:

(e)Represents the reclassification of fees received from the service of an employee of 180 Degree Capital on the board of directors of a portfolio company of 180 Degree Capital to New Mount Logan’s Other revenue.

(f)Reflects the reclassification of 180 Degree Capital’s dividend income earned from investments to New Mount Logan’s Investment income (Loss) - Asset Management.

(g)Reflects the reclassification of 180 Degree Capital’s interest income earned from securities of money market funds to New Mount Logan’s Investment income (Loss) - Asset Management.

(h)Reflects the reclassification of 180 Degree Capital’s operating expenses that are reported in separate line items to New Mount Logan’s General, administrative and other.

(i)Reflects the reclassification of 180 Degree Capital’s net realized (loss) gain from investments separated into categories based on type of investment and voting ownership to New Mount Logan’s Net gains (losses) from investment activities.

(j)Reflects the reclassification of 180 Degree Capital’s reporting of Unrealized appreciation (depreciation) on investments separated into categories based on type of investment and voting ownership to New Mount Logan’s Net gains (losses) from investment activities.

(k)Reflects the reclassification of 180 Degree Capital’s reporting of Total investment income (loss) before and after taxes to New Mount Logan’s Net income before and after taxes.

(l)As a CEF, 180 Degree Capital reports net decrease in net assets resulting from operations on its consolidated statement of operations. New Mount Logan will not be a CEF, and therefore this line item will not be part of its consolidated statement of operations.

Note 3 - Pro Forma Adjustments

The pro forma adjustments and reclassifications included in the unaudited pro forma condensed combined financial statement information are as follows:

(A)Goodwill, representing the excess of the purchase price paid over 180 Degree Capital’s preliminary estimates of the fair value of the assets acquired and liabilities assumed, has been recorded.

(B)Accounts payable has been adjusted to reflect Business Combination-related expenses as follows:

Change in control and severance agreement	$2,017
Portion of retention bonuses payable post-March 31, 2025	208
180 Degree Capital estimated business-combination expenses post-March 31, 2025	1,609
Mount Logan estimated business-combination expenses post-March 31, 2025	770
Net change in accounts payable	$4,604

(C)The adjustment to total equity reflects the elimination of 180 Degree Capital’s historical equity and the contribution of the merger consideration to 180 Degree Capital shareholders as described below.

	Common Stock	Additional Paid In Capital	Retained Loss	Treasury Stock
Write off of 180 Degree Capital Equity	$(335)	$(101,578)	$51,432	$6,261
Merger Consideration to 180 Degree Capital Shareholders	0	42,404	0	0
Net change in equity	(335)	(59,174)	51,432	6,261

(D)The adjustment reflects estimated merger expenses incurred between March 31, 2025, and Closing for 180 Degree Capital and Mount Logan, respectively, as follows:

For the three month period ended March 31, 2025:

180 Degree Capital estimated business-combination expenses post-March 31, 2025	$1,609,026
Mount Logan estimated business-combination expenses post-March 31, 2025	770,312

For the year ended December 31, 2024:

180 Degree Capital estimated business-combination expenses post-December 31, 2024	$5,161,576
Mount Logan estimated business-combination expenses post-December 31, 2024	5,613,346

(E)The adjustment reflects the approximate severance payments and retention bonuses that would be acquisition costs due to certain employees of 180 Degree Capital upon Closing. See “Interests of 180 Directors and Executive Officers in the Mergers” for more information.

For the three month period ended March 31, 2025:

Change in control and severance agreement	$2,016,768
Portion of retention bonuses payable post-March 31, 2025	207,500

For the year ended December 31, 2024:

Change in control and severance agreement and retention bonus payments	$2,016,768
Retention bonus payments post-December 31, 2024	415,000

(F)This adjustment reflects the removal of stock compensation expense as all Mount Logan RSUs will have been vested upon completion of the merger for the three-month period ended March 31, 2025, and the year ended December 31, 2024.

(G)This adjustment reflects the net change in number of shares outstanding for the calculation of earnings per share (basic and diluted) for the three month period ending March 31, 2025 and the year ended December 31, 2024, respectively, as follows:

Changes in shares outstanding
Shares of Mount Logan outstanding as of March 31, 2025	27,760
Vesting of restricted stock in conjunction with the Business Combination	1,985
Total shares outstanding for New Mount Logan post-Business Combination	13,000
Pro forma reduction in shares outstanding	(16,745)

Shares of Mount Logan outstanding as of December 31, 2024	27,760
Vesting of restricted stock in conjunction with the Business Combination	1,433
Total shares outstanding for New Mount Logan post-Business Combination	13,000
Pro forma reduction in shares outstanding	(16,193)

INTERESTS OF MOUNT LOGAN DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

The Mount Logan directors and executive officers may have certain interests in the Mergers that may be different from, or in addition to, the interests of MLC Shareholders generally. The members of the Mount Logan Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the MLC shareholders that they vote to approve the Arrangement Resolution and the MLC Merger Resolution at the MLC Special Meeting. Mount Logan’s directors and executive officers for purposes of the discussion below are Edward Goldthorpe (Director and Chief Executive Officer), Nikita Klassen (Chief Financial Officer), Henry Wang (Co-President), Matthias Ederer (Co-President), David Held (Chief Compliance Officer), Sabrina Liak (Director), Perry Dellelce (Director), David Allen (Director), Buckley Ratchford (Director) and Rudolph Reinfrank (Director). Other than the interests and benefits described below, none of Mount Logan’s directors and executive officers or, to the knowledge of Mount Logan’s directors or executive officers, any of their respective associates or affiliates, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon in connection with the Mergers that would materially affect the Mergers.

Edward (Ted) Goldthorpe is expected to serve as Chair of the Board and Chief Executive Officer of New Mount Logan. Matthias Ederer, Henry Wang, Nikita Klassen and David Held are expected to serve as executive officers of New Mount Logan. Such individuals may enter into new individualized compensation arrangements and may participate in cash or equity incentive (including the 2025 Plan) or other benefit plans to be maintained by New Mount Logan. As of the date of this Preliminary Joint Proxy Statement/Prospectus, no compensation arrangements between such persons and New Mount Logan have been established.

All of the benefits received, or to be received, by Mount Logan’s directors or executive officers as a result of the Mergers are, and will be, solely in connection with their services as Mount Logan directors or executive officers. No benefit has been, or will be, conferred for the purpose of increasing the value of consideration payable to any such person for the Mount Logan Shares held by such persons and no consideration is, or will be, conditional on the person supporting the Mergers.

MLC RSU and MLC DEU Acceleration

Certain Mount Logan directors and executive officers were granted MLC RSUs and MLC DEUs pursuant to the MLC PR Plan. Prior to the MLC Merger and in connection with the MLC Domestication, each MLC RSU will be deemed to be an MLC Delaware RSU, and each MLC DEU will be deemed to be an MLC Delaware DEU. In accordance with the Merger Agreement, following the MLC Domestication but prior to the MLC Merger, all outstanding MLC Delaware RSUs and MLC Delaware DEUs will become fully vested, with the respective Mount Logan directors and executive officers ultimately receiving shares of New Mount Logan Common Stock for their MLC Delaware Units issued upon such vesting.

The chart below sets forth, as of [month day], 2025, for each Mount Logan director and executive officer, as applicable: (1) the number of MLC RSUs held by each such director or executive officer; (2) the number of MLC DEUs held by each such director or executive officer; (3) the value of the consideration related to the MLC RSUs to be received as a result of the Business Combination; and (4) the value of the consideration related to the MLC DEUs to be received as a result of the Business Combination. The chart below assumes no MLC RSUs and MLC DEUs are settled between [●] and the Effective Time.

Mount Logan Director or Executive Officer	Number of MLC RSUs (#)	Number of MLC DEUs (#)	Value of the Consideration related to the MLC RSUs (C$)(1)(2)	Value of the Consideration related to the MLC DEUs (C$)(1)(2)
Edward Goldthorpe (Director and Chief Executive Officer)	[●]	[●]	[●]	[●]
Nikita Klassen (Chief Financial Officer)	[●]	[●]	[●]	[●]
Henry Wang (Co-President)	[●]	[●]	[●]	[●]
Matthias Ederer (Co-President)	[●]	[●]	[●]	[●]
David Held (Chief Compliance Officer),	[●]	[●]	[●]	[●]
Sabrina Liak (Director)	[●]	[●]	[●]	[●]
Perry Dellelce (Director)	[●]	[●]	[●]	[●]
David Allen (Director)	[●]	[●]	[●]	[●]
Buckley Ratchford (Director)	[●]	[●]	[●]	[●]
Rudolph Reinfrank (Director)	[●]	[●]	[●]	[●]

Notes:
(1)     Based on Mount Logan’s transaction equity value at signing of the Merger Agreement, on January 16, 2025, of $67.4 million and the estimated net asset value of 180 Degree Capital as of January 15, 2025.
(2)     Amounts are presented for illustrative purposes only as if the Business Combination were completed on [month day], 2025. Actual amounts may be higher or lower having regard to the MLC Exchange Ratio as at the Effective Time.

Director and Officer Indemnification and Insurance

As described in the section entitled “Additional Agreements–Indemnification; Directors’ and Officers’ Insurance,” Mount Logan directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

INTERESTS OF 180 DEGREE CAPITAL DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

180 Degree Capital directors and executive officers may have certain interests in the Mergers that may be different from, or in addition to, the interests of 180 Degree Capital shareholders generally. The members of the 180 Degree Capital Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend to the 180 Degree Capital shareholders that they vote to approve the Business Combination Proposal at the 180 Degree Capital Special Meeting. 180 Degree Capital’s directors and executive officers for purposes of the discussion below are Kevin M. Rendino (Chairman, Chief Executive Officer and

Portfolio Manager), Daniel B. Wolfe (President, Chief Financial Officer and Chief Compliance Officer), Parker A. Weil (Independent Director), Robert E. Bigelow (Vice President, Head of Fund Development), Richard P. Shanley (Independent Director), Stacy R. Brandom (Independent Director) and Alicia M. Gift (Senior Controller, Secretary and Treasurer).
Severance Entitlements
Certain 180 Degree Capital executive officers are party to change in control and severance agreements with 180 Degree Capital that provide for severance benefits upon a qualifying termination, including enhanced severance benefits for certain officers if such termination occurs within the period beginning three months prior to, and ending 12 months following, a change in control (“Change in Control Period”).
Under the change in control and severance agreements, if an executive officer’s (other than Ms. Gift’s) employment is terminated by 180 Degree Capital without cause (excluding termination due to death or disability) or if the executive officer resigns for good reason (as defined in the applicable agreement), and such termination occurs outside of the Change of Control Period, the executive officer will be entitled to receive: (i) accrued compensation, including wages, expense reimbursements, and other benefits due under company-provided plans and policies; (ii) severance payments equal to 12 months of the executive officer’s base salary, paid in periodic installments in accordance with the company’s normal payroll schedule; (iii) a pro-rata portion of the executive officer’s incentive compensation for the fiscal year of termination, provided that such payment is subject to the achievement of the applicable performance metrics under the incentive plan; and (iv) reimbursement of COBRA premiums for up to 12 months, subject to earlier termination upon the executive officer obtaining similar coverage elsewhere or becoming eligible for Medicare. Ms. Gift is not entitled to the foregoing severance benefits and would be eligible for severance only if terminated without cause during the Change in Control Period (as described below).
If an executive officer’s termination under these same circumstances occurs during the Change in Control Period, the executive officer will be eligible to receive: (i) accrued compensation, including wages, expense reimbursements, and other benefits due under company-provided plans and policies; (ii) a lump-sum severance payment (less applicable withholding taxes) equal to 12 months of annual base salary, payable no later than 74 days following termination; provided, however, that for executives (other than Ms. Gift) if the executive’s employment terminated prior to the Change in Control. The portion of severance (if any) that is not exempt from Section 409A of the Code will be paid in installments as described above and, the lump-sum amount will be reduced by the amount payable in installments; (iii) a pro-rata portion of the executive officer’s incentive compensation based on a target minimum annual cash compensation including base salary of $831,000 and $728,000 for Mr. Rendino and Mr. Wolfe, respectively, and minimum annual bonus of $50,000 for Ms. Gift, and payable either upon the first payroll after the release deadline or at the originally scheduled time under the incentive plan, depending on applicable tax requirements, (iv) reimbursement of COBRA premiums for up to 12 months, subject to earlier termination upon the executive officer obtaining similar coverage elsewhere or becoming eligible for Medicare.
No severance benefits will be provided if an executive officer voluntarily resigns, except in the case of resignation for good reason (which, for the avoidance of doubt, does not apply to Ms. Gift), or is terminated for cause. Similarly, no severance benefits will be provided for terminations due to death or disability.
The receipt of severance payments and benefits is contingent on the executive officer signing and not revoking a release of claims in favor of 180 Degree Capital. Certain severance payments considered “deferred compensation” under Section 409A may also be subject to a six-month delay if required under Section 409A of the Code.
In the event that severance or other benefits constitute parachute payments under Section 280G of the Code and would trigger excise taxes under Section 4999, such benefits will either be paid in full or reduced to $1 below the threshold for excise tax liability, whichever results in the greater after-tax benefit for the executive officer. Any required reduction will follow a specified order, and an independent firm will determine the applicable amounts.

No amendments or modifications to any executive’s employment agreement were entered into in connection with or in specific contemplation of the transaction.
Retention Bonuses
Messrs. Rendino and Wolfe were awarded retention bonuses equal to 50 percent of each of their base salaries, with half paid upon signing of the Merger Agreement and half payable upon closing of the transaction.
Director and Officer Indemnification and Insurance.
As described in the section entitled “Additional Agreements–Indemnification; Directors’ and Officers’ Insurance,” 180 Degree Capital directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.
MANAGEMENT OF NEW MOUNT LOGAN

Board of Directors and Executive Officers
New Mount Logan’s business and affairs are managed under the direction of its Board of Directors (the “New Mount Logan Board”). The New Mount Logan Board consists of seven members, six of whom qualify as “independent directors” as defined in Nasdaq Listing Rule 5605(a)(2) (each such qualifying director, an “Independent Director”). The New Mount Logan Board appoints New Mount Logan’s officers, who serve at the discretion of the New Mount Logan Board. The responsibilities of the New Mount Logan Board include oversight of the valuation of New Mount Logan’s assets, corporate governance activities, oversight of New Mount Logan’s financing arrangements and oversight of New Mount Logan’s investment activities.

The New Mount Logan Board's role in managing New Mount Logan is one of oversight. Oversight of New Mount Logan’s investment activities extends to oversight of the risk management processes employed by New Mount Logan. The New Mount Logan Board anticipates reviewing risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of the management team of New Mount Logan as necessary and periodically requesting the production of risk management reports or presentations. The goal of the New Mount Logan Board's risk oversight function is to ensure that the risks associated with New Mount Logan’s investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the New Mount Logan Board's oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the financial condition and results of operations of New Mount Logan.

The New Mount Logan Board will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The scope of each committee's responsibilities is discussed in greater detail below. The New Mount Logan Board may determine to form additional committees in the future.

Edward (Ted) Goldthorpe is expected to serve as Chair of the New Mount Logan Board. The New Mount Logan Board believes that it is in the best interests of New Mount Logan shareholders for Mr. Goldthorpe to serve as Chair of the New Mount Logan Board because Mr. Goldthorpe’s extensive knowledge of and experience in the financial services industry qualify Mr. Goldthorpe to serve as the Chair of the New Mount Logan Board.

The New Mount Logan Board believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. Each director holds office for the term to which he or she is elected or appointed and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation, retirement, disqualification or removal.

Directors
The following information regarding the New Mount Logan Board is as of [month day], 2025:

Name	Age	Position(s) Held	Director Since	Other Public Company Directorships Held by Directors During the Past Five Years
Interested Director
Edward (Ted) Goldthorpe	[●]	Chair of the Board and Chief Executive Officer	2025	[●]

Independent Directors
[TBD][1]	[TBD]	Director	2025	[TBD]
[TBD][1]	[TBD]	Director	2025	[TBD]
[TBD][1]	[TBD]	Director	2025	[TBD]
[TBD][1]	[TBD]	Director	2025	[TBD]
[TBD][2]	[TBD]	Director	2025	[TBD]
[TBD][3]	[TBD]	Director	2025	[TBD]
1.This director was designated in writing by Mount Logan in accordance with the Merger Agreement.
2.This director was designated in writing by 180 Degree Capital in accordance with the Merger Agreement.
3.This director was designated in writing by Mount Logan and 180 Degree Capital in accordance with the Merger Agreement.
The address for each director is c/o Yukon New Parent, Inc., 650 Madison Avenue, 3rd Floor, New York, NY 10022.
Officers Who Are Not Directors
The following information regarding New Mount Logan’s officers who are not directors is as of [month day], 2025:

Name	Age	Position(s) Held	Principal Occupation(s) During Past Five Years
Matthias Ederer	[●]	Co-President	[●]
Henry Wang	[●]	Co-President	[●]
Nikita Klassen	[●]	Chief Financial Officer and Corporate Secretary	[●]
David Held	[●]	Chief Compliance Officer	[●]
The address for each executive officer is c/o Yukon New Parent, Inc., 650 Madison Avenue, 3rd Floor, New York, NY 10022.
Biographical Information

Interested Director

Edward Goldthorpe: Mr. Edward Goldthorpe is the Partner in charge of the Global Credit Business for BCPA. Previously, he was the President of Apollo Investment Corporation and the Chief Investment Officer of Apollo Investment Management, heading its U.S. Opportunistic Platform. Prior to Apollo, Mr. Goldthorpe worked at Goldman Sachs for 13 years where he most recently ran the bank loan distressed investing desk and spent considerable time in their Special Situations Group. Mr. Goldthorpe currently serves on the Global Advisory Board for the Queen’s School of Business and serves on the board of directors for Crescent Point Energy, Her Justice, the Canadian Olympic Foundation and Capitalize for Kids. Mr. Goldthorpe holds a Bachelor of Commerce from Queen’s University.
Independent Directors

[TBD]

[TBD]

[TBD]

[TBD]

[TBD]

[TBD]

Executive Officers Who are Not Directors

Matthias Erderer: [●]

Henry Wang: [●]

Nikita Klassen: Ms. Klassen currently serves as Chief Financial Officer and Corporate Secretary of Mount Logan. She previously served as Senior Controller of Mount Logan and has over 14 years of experience in the financial services industry, including roles as Director, Accounting Policy at Silicon Valley Bank; Vice President, SEC Reporting and Accounting Policy at Galaxy Digital (TSX: GLXY); and Director, Global Accounting Policy and Advisory at American Express (NYSE: AXP). Ms. Klassen has also previously provided audit and consulting services in various roles over a 6 year career at PricewaterhouseCoopers LLP. Ms. Klassen holds a Bachelor of

Commerce (Hons) degree from the Asper School of Business at the University of Manitoba and is a Chartered Professional Accountant (Canada).

David Held: [●]
Board Leadership and Structure
The New Mount Logan Board monitors and performs an oversight role with respect to New Mount Logan’s business and affairs, including with respect to New Mount Logan’s financial condition and performance, compliance with regulatory requirements and the services, expenses and performance of New Mount Logan’s service providers, including the services provided by BCPA pursuant to the Servicing Agreement (as defined and described below). Among other things, the New Mount Logan Board approves the appointment of New Mount Logan’s executive officers, reviews and monitors the services and activities performed by BCPA pursuant to the Servicing Agreement, as well as New Mount Logan's executive officers, and approves the engagement and reviews the performance of the independent registered public accounting firm.

Under New Mount Logan’s amended and restated by-laws, the New Mount Logan Board may designate a Chair to preside over the meetings of the New Mount Logan Board and meetings of the shareholders and to act as a liaison with New Mount Logan, counsel and other directors generally between meetings. The Chair serves as a key point person for dealings between management and the directors. The Chair also may perform such other functions or duties as may be delegated or assigned by the New Mount Logan Board from time to time. New Mount Logan does not have a fixed policy as to whether the Chair of the New Mount Logan Board should be an Independent Director and New Mount Logan will maintain the flexibility to select the Chair and reorganize the leadership structure from time to time, based on criteria that are in New Mount Logan and New Mount Logan shareholders' best interests at such times.
New Mount Logan recognizes that different board leadership structures are appropriate for companies in different situations. New Mount Logan intends to re-examine its corporate governance policies on an ongoing basis to ensure that they continue to meet its needs.
The New Mount Logan Board's Role in Risk Oversight
The New Mount Logan Board performs its risk oversight function primarily through (i) its standing committees, which report to the entire New Mount Logan Board, and (ii) active monitoring of New Mount Logan’s executive officers and New Mount Logan’s compliance policies and procedures.
As described below in more detail under "Committees of the New Mount Logan Board," the Audit Committee assists the New Mount Logan Board in fulfilling its risk oversight responsibilities. The Audit Committee's risk oversight responsibilities include overseeing accounting and financial reporting processes, New Mount Logan’s systems of internal controls regarding finance and accounting and audits of New Mount Logan’s financial statements.
New Mount Logan recognizes that different board roles in risk oversight are appropriate for companies in different situations. New Mount Logan intends to re-examine the manner in which the New Mount Logan Board administers its oversight function on an ongoing basis to ensure that it continues to meet its needs.
Committees of the New Mount Logan Board
The New Mount Logan Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and may establish additional committees in the future. New Mount Logan requires each director to make a diligent effort to attend all New Mount Logan Board and committee meetings as well as each annual meeting of the shareholders.

Audit Committee
The members of the Audit Committee will be [●], [●] and [●]. [●] will serve as the chairperson of the Audit Committee. The New Mount Logan Board has determined that [●] is an “audit committee financial expert” as defined under the rules of the SEC. The responsibilities of the Audit Committee will include: (i) the integrity of New Mount Logan’s financial statements and financial reporting process; (ii) the systems of internal accounting and financial controls; (iii) the performance of New Mount Logan’s internal audit function and independent auditors; (iv) the independent auditor’s qualifications and independence; (v) the annual independent audit of New Mount Logan’s financial statements; (vi) the selection and performance of New Mount Logan ’s compliance officer; (vii) the effectiveness of the structure and operations of New Mount Logan’s compliance program; (viii) New Mount Logan’s compliance with each of New Mount Logan’s Code of Conduct and the Code of Ethics for Senior Financial Officers and other legal compliance and ethics programs established by management and the New Mount Logan Board of Directors; (ix) New Mount Logan’s compliance with applicable legal and regulatory requirements; and (x) New Mount Logan’s policies in respect of risk assessment and risk management, including the security of and risks related to computerized information systems and data privacy. In so doing, the Audit Committee is responsible for maintaining free and open communication among its members, the independent registered public accounting firm, the internal auditors and New Mount Logan’s management.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee will be [●], [●] and [●]. [●] will serve as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will operate pursuant to a charter approved by the New Mount Logan Board. The charter will set forth the responsibilities of the Nominating and Corporate Governance Committee, including selecting, researching and nominating directors for election by the shareholders, selecting nominees to fill vacancies on the New Mount Logan Board or a committee of the New Mount Logan Board, monitoring New Mount Logan’s corporate governance structure, developing and recommending to the New Mount Logan Board a set of corporate governance principles and overseeing the evaluation of the New Mount Logan Board and management.

The Nominating and Corporate Governance Committee seeks candidates who possess the background, skills and experience to make a significant contribution to New Mount Logan, the New Mount Logan Board and its shareholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:
•are of high character and integrity;
•are accomplished in their respective fields, with superior credentials and recognition;
•have relevant experience upon which to be able to offer advice and guidance to management;
•have sufficient time available to devote to New Mount Logan’s affairs;
•are able to work with the other members of the New Mount Logan Board and contribute to New Mount Logan’s success;
•can represent the long-term interests of shareholders as a whole; and
•are selected such that the New Mount Logan Board represents a range of backgrounds and experience.
Compensation Committee
The members of the Compensation Committee will be [●], [●] and [●]. [●] will serve as chair of the Compensation Committee. The Compensation Committee will operate pursuant to a charter approved by the New Mount Logan Board. New Mount Logan expects that each of the members of the Compensation Committee will qualify as a “non-employee director” under Rule 16b-3 under the Exchange Act. The Compensation Committee charter will set forth the responsibilities of the Compensation Committee, including determining, or recommending to the New Mount Logan Board for determination, any issuances under the 2025 Plan (as described below), evaluating and approving New Mount Logan’s executive officer and director compensation plans, policies and programs and preparing the Compensation Discussion and Analysis report for inclusion in New Mount Logan’s annual proxy statement filed with the SEC.
Compensation of Executive Officers
New Mount Logan’s executive officers will receive direct compensation from New Mount Logan. Certain of New Mount Logan’s executive officers, through their ownership interest in or management positions with BCPA and BC Partners, may be entitled to a portion of any profits earned by BCPA, BC Partners or their respective affiliates (including any fees payable to BCPA under the terms of the Servicing Agreement, less expenses incurred by BCPA in performing its services under the Servicing Agreement). BCPA, BC Partners or their respective affiliates may pay additional salaries, bonuses, and individual performance awards or individual performance bonuses to New Mount Logan’s executive officers in addition to their ownership interest.

In connection with the Closing, New Mount Logan intends to adopt the 2025 Plan. The 2025 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of New Mount Logan and its subsidiaries, as well as others performing consulting or advisory services for New Mount Logan, will be eligible for grants under the 2025 Plan. The purpose of the 2025 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in New Mount Logan’s long-term success or compensation based on their performance in fulfilling their personal responsibilities. For more information on the 2025 Plan, see the section entitled “Description of 2025 Omnibus Incentive Plan.”

Compensation of Directors
The Independent Directors’ annual fee is $[●]. In addition, the chair of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional annual fee of $[●]. The Independent Directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each regular New Mount Logan Board meeting, each special meeting, and each committee meeting. No compensation is expected to be paid to New Mount Logan’s Interested Director on account of his service as a Director.

DESCRIPTION OF NEW MOUNT LOGAN SHARE CAPITAL

In connection with the MLC Merger, New Mount Logan will amend and restate its certificate of incorporation and its by-laws. The following description summarizes the material terms of New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws, which will be in effect immediately following the MLC Merger, as well as relevant sections of the DGCL. The following description is not complete and is qualified by reference to the full text of New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws, forms of which have been filed as exhibits to this Preliminary Joint Proxy Statement/Prospectus, as well as the applicable provisions of the DGCL.

As of the MLC Record Date, an aggregate of 1,000 shares of New Mount Logan Common Stock are issued and outstanding, all of which are owned by 180 Degree Capital and were issued on January 7, 2025, at a price of $0.001 per share. Pursuant to the MLC Merger, the former holders of MLC Common Shares will receive shares of New Mount Logan Common Stock, and pursuant to the TURN Merger, the former holders of TURN Common Shares will receive shares of New Mount Logan Common Stock.

As of the MLC Record Date, New Mount Logan does not have any issued and outstanding securities other than as described above. Upon completion of the Business Combination, the only outstanding securities of New

Mount Logan will be the shares of New Mount Logan Common Stock issued pursuant to the MLC Merger and the TURN Merger.

General

Upon completion of the MLC Merger, New Mount Logan’s authorized capital stock will consist of:

•150,000,000 shares of common stock, par value $0.001 per share.

•50,000,000 shares of preferred stock, par value $0.001 per share.

Upon completion of the MLC Merger, there will be:

•[13,000,000] shares of New Mount Logan Common Stock outstanding.

Common Stock

Holders of shares of New Mount Logan Common Stock will be entitled to the rights set forth below.

Voting Rights

Each holder of shares of New Mount Logan Common Stock will be entitled to one vote per share of New Mount Logan Common Stock on all matters which may be submitted to the holders of shares of New Mount Logan Common Stock. At any meeting of New Mount Logan stockholders, the holders of more than 50% of the issued and outstanding shares entitled to vote at such meeting must be present in person or represented by proxy in order to constitute a quorum.

At any meeting of New Mount Logan stockholders, all questions, except as otherwise expressly provided by statute, New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws, will be determined by vote of the holders of a majority of the issued and outstanding shares present in person or represented by proxy at such meeting and entitled to vote. Except as otherwise required by law, a nominee for election as a director will be elected to the New Mount Logan Board at a meeting at which a quorum is present if the number of votes cast, in person or by proxy, by the holders of shares entitled to vote thereon, “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election; provided that, if the number of director nominees exceeds the number of directors to be elected, then each nominee will be elected by a plurality of the votes cast, in person or by proxy, by the holders of shares entitled to vote thereon, at the meeting at which a quorum is present.

New Mount Logan’s amended and restated by-laws will provide that any director may be removed from office at any time, but only for cause, by vote of the holders of a majority of the issued and outstanding shares entitled to vote generally in the election of directors.

Dividend Rights

Each holder of shares of New Mount Logan’s Common Stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the New Mount Logan Board out of any assets lawfully available for the payment of dividends.

Liquidation, Dissolution and Winding-Up Rights

In the event of a liquidation, dissolution or winding-up of New Mount Logan, each holder of shares of New Mount Logan Common Stock will be entitled to ratable distribution of New Mount Logan’s net assets that remain after the payment in full of all liabilities.

Other Rights

Holders of shares of New Mount Logan Common Stock will have no preemptive or conversion rights to purchase, subscribe for or otherwise acquire any shares of New Mount Logan Common Stock or other securities. There are no redemption or sinking fund provisions applicable to the shares of New Mount Logan Common Stock.

Preferred Stock

New Mount Logan’s amended and restated certificate of incorporation will provide that shares of preferred stock of New Mount Logan may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock of New Mount Logan authorized, and with such powers, including voting powers, if any, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions adopted by the New Mount Logan Board providing for the issue of such shares of preferred stock of New Mount Logan. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock of New Mount Logan, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The New Mount Logan Board will be able to, without stockholder approval, issue preferred stock of New Mount Logan with voting and other rights that could adversely affect the voting power and other rights of the holders of New Mount Logan Common Stock and could have anti-takeover effects. Each series of shares of preferred stock of New Mount Logan: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, New Mount Logan, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of New Mount Logan (or any other securities of New Mount Logan) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the issue of any additional shares (including additional shares of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by New Mount Logan or any subsidiary of, any outstanding shares of New Mount Logan, if any; and (viii) may have such other preferences, qualifications, privileges, options and other relative or special rights and limitations, if any; as are stated and expressed in the resolution or resolutions adopted by the New Mount Logan Board providing for the issue of such shares of preferred stock of New Mount Logan.

Anti-Takeover Effects of Various Provisions of Delaware Law, New Mount Logan’s Amended and Restated Certificate of Incorporation and New Mount Logan’s Amended and Restated By-laws

Provisions of the DGCL, New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws could make it more difficult to acquire New Mount Logan by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, may have the effect of discouraging certain types of coercive takeover practices and takeover bids that the New Mount Logan Board may consider inadequate and to encourage persons seeking to acquire control of New Mount Logan to first negotiate with the New Mount Logan Board. New Mount Logan believes the benefits of increased protection of New Mount Logan’s Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure New Mount Logan outweigh the disadvantages of discouraging takeover or acquisition proposals, including because negotiation of these proposals could result in an improvement of the terms of the proposals.

Delaware Anti-Takeover Statute

New Mount Logan will be subject to Section 203 of the DGCL. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as each of those terms is defined in Section 203 of the DGCL) for a period of three years following the time that such stockholder became an interested stockholder, unless, among other exclusions:

•prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (1) owned by persons who are directors and also officers and (2) held in employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock.

The existence of Section 203 of the DGCL would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the New Mount Logan Board, including discouraging takeover attempts that might result in a premium over the then-prevailing market price for the shares of New Mount Logan Common Stock held by New Mount Logan stockholders.

A Delaware corporation may “opt out” of Section 203 of the DGCL by including a provision expressly electing not to be governed by Section 203 of the DGCL in its original certificate of incorporation or in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting stock. New Mount Logan will not elect to “opt out” of Section 203 of the DGCL.

Size of Board and Vacancies

New Mount Logan’s amended and restated by-laws will provide that the New Mount Logan Board will consist of not less than 5 nor more than 11 directors, the actual number to be determined by the New Mount Logan Board from time to time. Upon completion of the MLC Merger, the New Mount Logan Board will consist of 7 directors.

New Mount Logan’s amended and restated certificate of incorporation and amended and restated by-laws will provide for a classified New Mount Logan Board with three-year staggered terms. The directors will be divided into three classes, as nearly equal in number as possible.

New Mount Logan’s amended and restated by-laws will provide that any vacancies in the New Mount Logan Board, by reason of death, resignation or otherwise (other than a vacancy due to stockholders removing a director for cause), may be filled by a majority of the directors then in office, although less than a quorum, and that vacancies in the New Mount Logan Board as a result of a removal of a director for cause will be filled by the stockholders entitled to vote on the election of the director so removed. In addition, New Mount Logan’s amended and restated certificate of incorporation will provide that any newly created directorship to be filled by reason of an increase in the number of directors on the New Mount Logan Board may be filled by election by a majority of the directors then in office, although less than a quorum.

Special Stockholder Meetings

New Mount Logan’s amended and restated by-laws will provide that special meetings of the stockholders for any proper purpose or purposes may be called at any time by the Chief Executive Officer, or pursuant to a resolution approved by a majority of the entire board of directors.

Stockholder Action by Written Consent

New Mount Logan’s amended and restated certificate of incorporation will provide that holders of shares of New Mount Logan Common Stock will not be able to act by written consent.

Requirements for Advance Notification of Stockholder Proposals

New Mount Logan’s amended and restated by-laws will establish advance notice procedures for business (including any nominations for director) to be properly brought by a stockholder before an annual or special meeting of New Mount Logan stockholders. In addition, New Mount Logan’s amended and restated by-laws will require that, in order to submit a nomination for director, a stockholder must also submit all information relating to such person that is required to be disclosed in solicitations of proxies as well as certain other information.

No Cumulative Voting

The DGCL provides that stockholders of a company are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. New Mount Logan’s amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock

The New Mount Logan amended and restated certificate of incorporation will give the New Mount Logan Board the authority to issue preferred stock, which could potentially be used to discourage attempts by third parties to obtain control of New Mount Logan through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly. The New Mount Logan Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of shares of New Mount Logan Common Stock.

Amendments to Certificate of Incorporation

New Mount Logan’s amended and restated certificate of incorporation will provide that New Mount Logan reserves the right to amend, alter, change or repeal any provision contained in New Mount Logan’s amended and restated certificate of incorporation, in the manner prescribed by applicable law.

Amendments to By-laws

New Mount Logan’s amended and restated certificate of incorporation will provide that the New Mount Logan Board may make, alter, amend or repeal the by-laws without the assent or vote of the stockholders. The New Mount Logan amended and restated certificate of incorporation will also provide that stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the by-laws by the affirmative vote by the holders of not less than a majority of the outstanding shares.

New Mount Logan’s amended and restated by-laws will provide that such by-laws may be amended, altered or repealed by resolution adopted by a majority of the New Mount Logan Board at any special or regular meeting of the New Mount Logan Board without the assent or vote of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

New Mount Logan’s amended and restated by-laws will further provide that New Mount Logan’s by-laws may be amended, altered, changed, added to or repealed at any annual or special meeting of New Mount Logan stockholders by the affirmative vote by the holders of not less than a majority of the outstanding shares, and in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for certain breaches of fiduciary duties as directors or officers, subject to exceptions. New Mount Logan’s amended and restated certificate of incorporation will include such an exculpation provision. New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for certain costs and losses for actions taken as New Mount Logan’s director or officer, or for serving at New Mount Logan’s request as a director or officer or another position at another corporation or enterprise, as the case may be, subject to exceptions and limitations. New Mount Logan’s amended and restated by-laws will also provide that New Mount Logan must advance reasonable expenses to New Mount Logan directors and officers, subject to New Mount Logan’s receipt of an undertaking from the indemnified party as may be required under the DGCL. New Mount Logan’s amended and restated by-laws will provide that New Mount Logan shall purchase and maintain directors’ and officers’ liability insurance to protect New Mount Logan and New Mount Logan’s directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against New Mount Logan’s directors and officers, even though such an action, if successful, might otherwise benefit New Mount Logan and New Mount Logan stockholders. However, these provisions will not limit or eliminate New Mount Logan’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or and officer’s fiduciary duty of care. The limitation of liability and indemnification provisions that will be in New Mount Logan’s amended and restated certificate of incorporation will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, New Mount Logan pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding against New Mount Logan or any of New Mount Logan’s directors, officers or employees for which indemnification is sought.

Exclusive Forum

New Mount Logan’s amended and restated certificate of incorporation will provide that unless New Mount Logan consents in writing to the selection of an alternative forum, the state courts of the State of Delaware in and for New Castle County will be the sole and exclusive forum for:

•any derivative action or proceeding brought on New Mount Logan’s behalf;

•any action asserting a claim of breach of a fiduciary duty owed by any of New Mount Logan’s directors, officers, employees or agents to New Mount Logan or New Mount Logan stockholders;

•any action asserting a claim arising pursuant to any provision of the DGCL or New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws;

•any action seeking to interpret, apply, enforce or determine the validity of New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws; or

•any action asserting a claim against New Mount Logan or any of New Mount Logan’s directors, officers, employees, or agents governed by the internal affairs doctrine.

However, if no state court located within the State of Delaware has jurisdiction over any such action, the action may be brought instead in the United States District Court for the District of Delaware.

In addition, New Mount Logan’s amended and restated certificate of incorporation will provide that unless New Mount Logan consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware will be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

These exclusive forum provisions may impose additional costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware and may limit the ability of a stockholder to bring a claim in a judicial forum that such stockholder finds favorable for disputes with New Mount Logan or any of New Mount Logan directors, officers or stockholders, which may discourage lawsuits with respect to such claims. New Mount Logan stockholders will not be deemed to have waived New Mount Logan’s compliance with the federal securities laws and the rules and regulations thereunder as a result of these exclusive forum provisions.

Authorized but Unissued Shares

New Mount Logan’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without further vote or action by New Mount Logan stockholders. New Mount Logan may use additional shares for a variety of purposes, including to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could also discourage attempts by third parties to obtain control of New Mount Logan through a merger, tender offer or proxy contest or otherwise by making such attempts more difficult or more costly.

Listing

New Mount Logan has applied to list New Mount Logan shares of common stock on Nasdaq under the symbol “MLCI.”

Transfer Agent and Registrar

The transfer agent and registrar for shares of New Mount Logan Common Stock will be [●]. The address of the transfer agent and registrar is [●].

DESCRIPTION OF 2025 OMNIBUS INCENTIVE PLAN

In connection with the Closing, New Mount Logan intends to adopt the 2025 Omnibus Incentive Plan (the “2025 Plan”). The 2025 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of New Mount Logan and its subsidiaries, as well as others performing consulting or advisory services for New Mount Logan, will be eligible for grants under the 2025 Plan. The purpose of the 2025 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in New Mount Logan’s long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2025 Plan, qualified in its entirety by reference to the full text of the 2025 Plan, which is attached to this Preliminary Joint Proxy Statement/Prospectus as Annex E.

Administration. The 2025 Plan will be administered by a committee of the New Mount Logan Board comprised of independent directors (the “Administrator”). For this purpose, the role of Administrator for the 2025 Plan will be delegated to the compensation committee of the New Mount Logan Board. Among the Administrator’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2025 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2025 Plan as it deems necessary or proper. The Administrator has authority to administer and interpret the 2025 Plan, to grant discretionary awards under the 2025 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of New Mount Logan Common Stock to be covered by each award, to make all other determinations in connection with the 2025 Plan and the awards thereunder as the Administrator deems necessary or desirable and to delegate authority under the 2025 Plan to New Mount Logan’s executive officers; provided that no participant in the 2025 Plan may execute any award agreement granting awards to such participant and any delegation shall be subject to all limitations prescribed by applicable law and/or the rules of any national securities exchange or national securities association, as applicable. To the extent New Mount Logan seeks to obtain the benefit of exemptions available under Rule 16b-3 under the Exchange Act, the applicable compensation may be approved by “non-employee directors” or “outside directors,” respectively.

Available Shares; Adjustments. The 2025 Plan reserves an aggregate number of 2,600,000 shares of New Mount Logan Common Stock for issuance in accordance with the 2025 Plan’s terms. The aggregate number of shares of New Mount Logan Common Stock that may be issued or used with respect to any ISO shall not exceed the number of shares reserved for issuance under the 2025 Plan (subject to adjustment as provided for in the 2025 Plan). The number of shares available for issuance under the 2025 Plan may be subject to adjustment in the event of any subdivision (by any split, recapitalization or otherwise) or combination (by reverse split, combination or otherwise) of shares of New Mount Logan Common Stock, change in the shares of New Mount Logan Common Stock by reason of a merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all of the assets or business of New Mount Logan or event having an effect substantially similar to the foregoing, or other change in the capital structure of New Mount Logan. In the event of any of these occurrences, the Administrator may make such proportionate adjustments and/or substitutions (if any) as it considers equitable under the circumstances in its sole discretion to, among other things, the number and kind of shares, options or other property available for issuance under the 2025 Plan or covered by grants previously made under the 2025 Plan. The shares available for issuance under the 2025 Plan may be, in whole or in part, either authorized and unissued shares of New Mount Logan Common Stock or shares of New Mount Logan Common Stock held in or acquired for New Mount Logan’s treasury. In general, if awards under the 2025 Plan are for any reason cancelled for any reason (where applicable, without having been exercised in full), settled for cash or unearned (in whole or in part), or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2025 Plan.

Eligibility for Participation. Members of the New Mount Logan Board, as well as employees and officers of, and consultants to, New Mount Logan or any of its subsidiaries and affiliates, are eligible to receive awards under the 2025 Plan.

Award Agreement. Awards granted under the 2025 Plan will be evidenced by award agreements, which need not be identical, that provide vesting conditions and forfeiture provisions, terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a Change in Control, as defined in the 2025 Plan, or other circumstances determined by the Administrator, and conditions related to the participant’s employment, each as determined by the Administrator.

Stock Options. The Administrator may grant nonqualified stock options to eligible individuals and ISOs only to eligible employees. The Administrator will determine the number of shares of New Mount Logan Common Stock subject to each option, the term of each option, which may not exceed 10 years, or five years in the case of an incentive stock option granted to a 10 percent stockholder, the exercise price, the vesting schedule and other conditions, and the other material terms of each option. No incentive stock option or, unless otherwise determined by the Administrator at the time of grant, nonqualified stock option, may have an exercise price less than the fair market value of a share of New Mount Logan Common Stock at the time of grant or, in the case of an incentive stock option granted to a 10 percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Administrator at grant, and the exercisability of such options may be accelerated by the Administrator.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights (“SARs”) either with a stock option, which may be exercised only at such times and to the extent the related stock option is exercisable (a “Tandem SAR”), or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of New Mount Logan Common Stock or cash, as determined by the Administrator, equal in value to the excess of the fair market value of one share of New Mount Logan Common Stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related stock option in the case of a Tandem SAR and will be the fair market value of a share of New Mount Logan Common Stock on the date of grant in the case of a Non-Tandem SAR. The Administrator may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a Change in Control or such other event as the Administrator may designate at the time of grant or thereafter.

Restricted Stock. The Administrator may award shares of restricted stock. Except as otherwise provided in an award agreement, the recipient generally has the rights of a stockholder with respect to shares of restricted stock, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon vesting of the applicable shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. Unless provided otherwise in an award agreement, the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period or the attainment of any applicable performance goals, in each case subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted stock.

Recipients of restricted stock will be required to enter into a restricted stock agreement with New Mount Logan that states the restrictions to which the shares are subject, which may include service requirements and/or satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Administrator will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. The performance goals for performance-based restricted stock generally may be based on one or more of the objective criteria set forth in the 2025 Plan.

Other Stock-Based Awards. The Administrator may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance stock units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2025 Plan that are payable in cash or denominated or payable in or valued by shares of New Mount Logan Common Stock or factors that influence the value of such shares. The Administrator may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum service period. The performance goals for performance-based other stock-based awards generally may be based on one or more of the objective criteria set forth in the 2025 Plan and discussed in general below. Unless otherwise provided in an award agreement, the payment of dividends, if any, will be deferred until the attainment of the vesting of the underlying award and subject to the same restrictions on transferability and forfeitability as the underlying award.

Other Cash-Based Awards. The Administrator may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Administrator will determine, including, without limitation, being subject to the satisfaction of vesting conditions or being awarded as a discretionary bonus that is not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Administrator may accelerate the vesting of such award in its discretion.

Performance Awards. The Administrator may grant a performance award to a participant payable upon the attainment of specific performance goals. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals or, if applicable, upon any continuous service requirement following the attainment of the relevant performance goals, either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the Administrator. If the performance award is payable in shares of restricted stock, the shares will be transferrable to the participant only upon the attainment of the relevant performance goals, or in combination with any continuous service requirement. Based on service, performance and/or other factors or criteria, the Administrator may, at or after grant, accelerate the vesting of all or any part of any performance award. Unless otherwise provided in an award agreement, the payment of dividends, if any, will be deferred until the attainment of the relevant performance goals and subject to the same restrictions on transferability and forfeitability as the underlying performance award.

Minimum Vesting Period. Notwithstanding any other provision of the 2025 Plan, awards granted under the 2025 Plan may not become vested, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (i) such limitation shall not apply to awards granted for up to an aggregate of five percent (5%) of the shares of New Mount Logan Common Stock available under the 2025 Plan, (ii) such limitation shall not apply to awards made to non-employee directors and (iii) the Administrator may, in its sole discretion, accelerate the vesting of awards subject to such limitation in the event of a Change in Control or upon the participant’s death, disability, termination without cause or termination for good reason or similar term, if applicable.

Change in Control. In the event of a Change in Control (as defined under the 2025 Plan), except as may otherwise be provided by the Administrator in an award agreement, awards will be treated in accordance with one or more of the following methods as determined by the Administrator: (1) awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Administrator in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of restricted stock or any other award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the restricted stock or other award shall, where appropriate in the sole discretion of the Administrator, receive the same distribution as other common stock on such terms as determined by the Administrator; provided that the Administrator may decide to award additional restricted stock or other awards in lieu of any cash distribution; (2) awards may be purchased for an amount of cash, securities or other property equal to the excess (if any) of the highest price per share of New Mount Logan Common Stock paid in any transaction related to a Change in Control of New Mount Logan with respect to the shares of New Mount Logan Common Stock covered by such awards, over the applicable exercise price per share (if any) under such awards, provided that any cash or other consideration payable upon the purchase of such awards may be subject to vesting terms substantially similar to those that applied to such awards immediately prior to the Change in Control and/or earn-out, escrow, indemnification, holdback or similar arrangements, to the extent such arrangements are applicable to consideration paid to other equity holders of New Mount Logan in connection with the Change in Control; or (3) all outstanding and unexercised stock options, stock appreciation rights or any other stock-based award that provides for a participant elected exercise may be terminated by delivering notice of termination to each participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such participant shall have the right to exercise in full all of such participant’s awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the award agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of New Mount Logan Common Stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination. Notwithstanding any other provision of the 2025 Plan, the New Mount Logan Board may at any time amend any or all of the provisions of the 2025 Plan and/or awards granted thereunder, or suspend or terminate the Plan and awards thereunder entirely, retroactively or otherwise, subject to stockholder approval in certain instances (as set forth in the 2025 Plan); provided, however, that, unless otherwise required by law or specifically provided in the 2025 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant. The Administrator may amend the terms of any outstanding award, prospectively or retroactively, provided that no such amendment will impair the rights of any participant without the consent of such participant. Unless earlier terminated by the New Mount Logan Board, the 2025 Plan will automatically terminate on the tenth anniversary of the date it is approved by shareholders and no award shall be granted under the 2025 Plan on or after that date.

Transferability. Awards granted under the 2025 Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the Administrator may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards. The 2025 Plan provides that awards granted under the 2025 Plan are subject to the Mount Logan Capital, Inc. Compensation Recovery Policy that New Mount Logan will have in place at the consummation of the Mergers and to any and all forfeiture and recoupment policies that New Mount Logan has or may in the future have in place, whether required by the Exchange Act, Nasdaq listing standards, applicable rules and regulations promulgated by the SEC, or otherwise.

Effective Date; Term. The 2025 Plan is expected to be adopted by the New Mount Logan Board post-Closing before any grants or issuances are made thereunder, subject to approval by the 180 Degree Capital shareholders at the 180 Degree Capital Special Meeting. No award will be granted under the 2025 Plan on or after the 10-year anniversary of the 2025 Plan. Any award outstanding under the 2025 Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Following the Closing, New Mount Logan intends to file with the SEC a registration statement on Form S-8 covering the New Mount Logan Common Stock issuable under the 2025 Plan.

Certain United States Federal Income Tax Aspects

Federal income tax consequences relating to awards under the 2025 Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe employment tax or state, local or international tax consequences.

For non-qualified stock options, New Mount Logan is generally entitled to deduct, subject to Section 162(m) of the Code (as described below), and the optionee will recognize taxable income in, an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, New Mount Logan is generally not entitled to a deduction, nor does the participant recognize income at the time of exercise. The current U.S. federal income tax consequences of other awards authorized under the 2025 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses are generally subject to income tax at the time of payment; cash-based awards are generally subject to income tax at the time of payment; and compensation otherwise effectively deferred is subject to income tax when paid. Mount Logan will generally have a corresponding deduction at the time the participant recognizes income, subject to Code limitations. However, as discussed above, for those awards subject to incentive stock option treatment, New Mount Logan would generally have no corresponding compensation deduction.

If an award is accelerated under the 2025 Plan in connection with a change in control (as this term is used under the Code), New Mount Logan may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1 million.

New Plan Benefits

Awards are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2025 Plan.

COMPARISON OF MOUNT LOGAN SHAREHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of MLC Common Shares under the OBCA, the articles of amalgamation of Mount Logan, as amended, and the amended and restated by-laws of Mount Logan, prior to the completion of the Mergers, and the rights of holders of shares of New Mount Logan Common Stock. Mount Logan is existing under the laws of the Province of Ontario and New Mount Logan is incorporated under the laws of the State of Delaware. The differences between the rights of MLC Shareholders and New Mount Logan stockholders primarily result from differences between the laws of the Province of Ontario and the laws of the State of Delaware, as well as differences between the organizational documents of Mount Logan and New Mount Logan. As a result of the Mergers, holders of MLC Common Shares who receive MLC Merger Consideration in respect of their MLC Common Shares (as momentarily first replaced by MLC Delaware Units upon completion of the MLC Domestication) will become holders of New Mount Logan Common Stock. As a result, following the Mergers and the MLC Domestication, the rights of MLC Shareholders who become New Mount Logan stockholders in the Mergers will be governed by the laws of the State of Delaware and will also then be governed by the New Mount Logan amended and restated certificate of incorporation and the New Mount Logan amended and restated by-laws.

This section does not include a complete description of all differences between the rights of MLC Shareholders and New Mount Logan stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in the rights in this section is not intended to indicate that other differences that may be equally important do not exist. In addition, this section does not include a comparison of the differences between the rights of holders of MLC Common Shares and the rights of holders of MLC Delaware Units (which will exist for a moment in time, after completion of the MLC Domestication and before completion of the Mergers), but rather a comparison of the rights of holders of the MLC Common Shares directly to the rights of holders of the New Mount Logan Common Stock to be issued to holders of MLC Delaware Units upon completion of the Mergers. All Mount Logan stockholders are urged to read carefully the relevant provisions of the OBCA and DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the relevant provisions of the OBCA and DGCL, as well as the full text of the Mount Logan articles of amalgamation (as amended), the Mount Logan by-laws (as amended and restated), the Mount Logan governance guidelines, the New Mount Logan amended and restated certificate of incorporation, the New Mount Logan amended and restated by-laws and the New Mount Logan corporate governance guidelines. For information on how to obtain a copy of Mount Logan and New Mount Logan governing documents, see the section entitled “Where You Can Find More Information.”

MLC Shareholders	New Mount Logan Stockholders
Authorized Capital Stock
Mount Logan is authorized to issue an unlimited number of MLC Common Shares and an unlimited number of preference shares, issuable in series.

As of [month day], 2025, the record date for the MLC Special Meeting, there were [●] MLC Common Shares outstanding and nil preference shares outstanding.

New Mount Logan is authorized to issue up to [150,000,000] million shares of common stock, par value $0.001 per share, and [50,000,000] million shares of preferred stock, par value $0.001 per share (“New Mount Logan Preferred Stock”).

The New Mount Logan board is authorized to issue New Mount Logan Preferred Stock from time to time in one or more classes or series and, with respect to each such class or series, to fix the designations, powers, preferences and relative, participating, optional, or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, if any.

As of [month day], 2025, the date of this Preliminary Joint Proxy Statement/Prospectus, there are expected to be outstanding immediately following the Effective Time approximately [13,000,000] shares of New Mount Logan Common Stock and no shares of New Mount Logan Preferred Stock.

Voting Rights
The Mount Logan articles provide that each holder of MLC Common Shares is entitled to two votes for each MLC Common Share held of record by such holder at all annual and special meetings of Mount Logan.

The DGCL provides that, unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of New Mount Logan Common Stock held by such stockholder. The New Mount Logan amended and restated certificate of incorporation does not alter the default. As such, each holder of shares of New Mount Logan Common Stock is entitled to one vote for each share of New Mount Logan Common Stock held by the stockholder on the record date for any action, on all matters on which the New Mount Logan stockholders are entitled to vote.

MLC Shareholders	New Mount Logan Stockholders
Quorum and Adjournment of Shareholder Meetings
The OBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

The Mount Logan by-laws provide that at any meeting of the shareholders, two persons present, and holding or representing by proxy not less than 5% of the total number of the issued shares of Mount Logan then entitled to vote, shall constitute a quorum for all purposes, except as otherwise provided by law or the articles.

The Mount Logan by-laws also provide that any meeting of shareholders may be adjourned by the chairman with the consent of the meeting. If a meeting of shareholders is adjourned for less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

The New Mount Logan amended and restated by-laws provide that holders of more than 50% of the then outstanding shares of stock of New Mount Logan entitled to vote at a meeting of stockholders, present in person or by proxy, constitutes a quorum at any meeting of the stockholders for the transaction of business, except as otherwise provided by law or by the New Mount Logan amended and restated certificate of incorporation.

The New Mount Logan amended and restated by-laws provide that the chairperson of the stockholder meeting or the holders of record of more than 50% of the shares of stock of New Mount Logan entitled to vote at a meeting of the stockholders shall have the power to adjourn such meeting. If the adjournment is for more than 30 days, or if after such adjournment a new record date for the adjourned meeting is fixed pursuant to the New Mount Logan amended and restated by-laws, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such meeting. If the stockholder meeting is adjourned by the stockholders, the resumption of such stockholder meeting shall occur at such time and place as shall be determined by a vote of the holders of record of more than 50% of the then outstanding shares entitled to vote at such meeting of the stockholders.

MLC Shareholders	New Mount Logan Stockholders
Number of Directors and Composition of Board of Directors
The OBCA requires a minimum of three directors for a public corporation, but requires that at least one-third of those directors not be officers or employees of the corporation or its affiliates.

Where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. Where such special resolution has been passed, the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders.

The Mount Logan by-laws provide that the number of directors shall be the number as specified in the articles or, where a minimum and maximum number of directors is provided for in the articles, the number of directors shall be the number of directors determined from time to time by special resolution or, if a special resolution empowers the directors to determine the number, the number of directors determined by resolution of the board.

The DGCL provides that the board of directors of a corporation must consist of one or more members, each of whom shall be a natural person.

The New Mount Logan amended and restated by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire board of directors, but shall consist of not less than five (5) Directors nor more than eleven (11) Directors.

MLC Shareholders	New Mount Logan Stockholders
Election of Directors
Under the OBCA, unless expressly elected for a stated term, each director ceases to hold office at the close of the first annual meeting of shareholders following their election. However, if directors are not elected at a meeting of shareholders, the incumbent directors continue in office until successors are elected. The shareholders of a corporation shall, by ordinary resolution at each annual meeting at which an election of directors is required, elect directors to hold office for a term ending not later than the close of the third annual meeting of shareholders following the election. If a director is appointed or elected to fill a vacancy, that director holds office for the unexpired term of the director’s predecessor.

The Mount Logan by-laws provide that the election of directors shall take place at the first meeting of shareholders and at each succeeding annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors as specified in the articles or, if a minimum and maximum number of directors is provided for in the articles, the number of directors determined by special resolution or, if the special resolution empowers the directors to determine the number, the number of directors determined by resolution of the board.

The DGCL generally provides that directors shall be elected at an annual meeting called for that purpose.

The New Mount Logan amended and restated by-laws provide that directors shall be elected at each annual meeting of the stockholders. In an uncontested election of directors at any meeting of the stockholders, a nominee for director shall be elected to the board of directors by receiving a higher number of shares voting “for” such director as compared to the number of votes cast “against” that director (with “abstentions” and “broker nonvotes” not counted as a vote cast either for or against such nominee’s election). In a contested election of directors at any meeting of stockholders, each director will be elected by a plurality of the votes validly cast at such election. If directors are to be so elected by a plurality of the votes validly cast, stockholders shall not be permitted to vote against a nominee.

MLC Shareholders	New Mount Logan Stockholders
Removal of Directors; Filling Vacancies on the Board of Directors
Under the OBCA, subject to the articles of the corporation and certain exceptions, a vacancy among the directors may be filled by a quorum of directors except when the vacancy results from an increase in the number or the maximum number of directors or from failure to elect the number of directors required to be elected at any meeting of shareholders. Each director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election unless their office is vacated earlier.

Subject to the OBCA, MLC Shareholders may by ordinary resolution passed at a meeting specially called for such purpose remove any director from office and the vacancy created by such removal may be filled at the same meeting failing which it may be filled by a quorum of the directors. A quorum of the board may fill a vacancy in the board, except a vacancy resulting from an increase in the number or maximum number of directors or from a failure of the shareholders to elect the number of directors required to be elected at any meeting of shareholders.

In the absence of a quorum of the board, or if the vacancy has arisen from a failure of the shareholders to elect the number of directors required to be elected at any meeting of shareholders, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy. If the directors then in office fail to call such meeting or if there are no directors then in office, any shareholder may call the meeting.

Under the DGCL, the directors of a corporation may, by the certificate of incorporation or by an initial by-law, be divided into one, two or three classes.

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

The New Mount Logan amended and restated certificate of incorporation and the New Mount Logan amended and restated by-laws provide that subject to the rights, if any, of the holders of Preferred Stock, directors shall be divided into three classes designated Class I, Class II, and Class III, with the number of directors in each class to be as nearly equal in number as possible. Directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in [2026], directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in [2027] and directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in [2028]. At each succeeding annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for 3-year terms.

MLC Shareholders	New Mount Logan Stockholders

Pursuant to the DGCL and the New Mount Logan amended and restated by-laws, any director may be removed at any time, but only for cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of New Mount Logan entitled to vote generally in the election of directors. Subject to the rights of the holders of any series of preferred stock of New Mount Logan, any vacancy in the board of directors caused by any such removal by the stockholders shall be filled at such meeting by the stockholders entitled to vote for the election of the director so removed.

If any vacancies occur in the board of directors of New Mount Logan, by reason of death, resignation or otherwise (other than stockholder removal for cause), or if the authorized number of directors shall be increased, the directors then in office shall continue to act and such vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy shall hold office until the next election of the class of directors for which such director has been chosen and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

MLC Shareholders	New Mount Logan Stockholders
Director Nominations by Shareholders
The Mount Logan by-laws allow shareholders to nominate a candidate (or candidates) for election to the Mount Logan board, provided the stockholders comply with the procedures, and are eligible stockholders, as set forth in the Mount Logan by-laws.

The Mount Logan by-laws require that, in the case of an annual meeting of shareholders, written notice of the nomination be provided to Mount Logan’s Secretary not less than 30 days before the date of such meeting; provided, however, that (A) if the meeting is called for a date that is less than 50 days after the date on which the first notice to the shareholders or first public announcement of the date of the meeting was made, notice by the nominating shareholder shall be made not less than the close of business on the 10th day after the meeting notice date; and (B) if the Corporation uses “notice-and-access” (as defined in 54-101) to send proxy-related materials to shareholders in connection with a meeting, notice must be received not less than 40 days before the date of the meeting. In the case of a special meeting of shareholders (which is not an annual and special meeting), called for the purpose of electing directors, written notice of the nomination must be provided to Mount Logan’s Secretary not later than the close of business on the 15th day after the meeting notice date.

In order for a nomination for director to be considered, the nomination notice must include, as to each nominee (if applicable) and the nominating shareholder, the information required by Mount Logan by-laws.

The New Mount Logan amended and restated by-laws allow stockholders to nominate a candidate (or candidates) for election to the New Mount Logan board, provided the stockholder (i) was a stockholder of record at the time of providing the notice of nomination, on the record date for the determination of stockholders of New Mount Logan entitled to vote at the meeting and at the time of the annual meeting; (ii) is entitled to vote at such meeting; and (iii) complies with the notice provisions set forth in the New Mount Logan amended and restated by-laws.

The New Mount Logan amended and restated by-laws require that to be timely, a stockholder’s notice for the nomination of persons for election to the board of directors must be delivered and received by the Secretary of New Mount Logan in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the date on which New Mount Logan first released its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary of the preceding year’s annual meeting and ends 30 days after such first anniversary, or if no annual meeting was held in the preceding year, such stockholder’s notice must be delivered by the 10th day following the day the public announcement of the date of such annual meeting is first made.

MLC Shareholders	New Mount Logan Stockholders
Written Resolutions of Shareholders
The Mount Logan by-laws provide that whenever the vote of shareholders is required or permitted in connection with any corporate action, a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditor in accordance with the OBCA.

The New Mount Logan amended and restated certificate of incorporation and amended and restated by-laws provide that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

MLC Shareholders	New Mount Logan Stockholders
Amending of Governing Documents
Under the OBCA, certain amendments to the charter documents of a corporation (such as changing its name, creating new classes of shares or dividing a class of shares) submitted to a special meeting of shareholders require a resolution passed by not less than 66 2⁄3% of the votes cast by the shareholders on the resolution authorizing the amendments. Unless the articles provide otherwise, in the case of certain amendments, holders of shares of a class are entitled to vote separately as a class regardless of whether or not the class otherwise carries the right to vote. For the same specified amendments, holders of a series of a class are entitled to vote separately only if the series is affected in a manner different from other shares of the same class.

Under the OBCA, unless the articles, the by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. In that instance, the directors must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal.

A resolution to amalgamate an OBCA corporation or continue an OBCA corporation to another jurisdiction requires a special resolution passed by the holders of each share.

Under the DGCL, amendments to the certificate of incorporation generally must be made and effected in the following manner: (1) if the corporation has capital stock, the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and either calls a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directs that the amendment proposed be considered at the next annual meeting of the stockholders; and (2) subject to certain exceptions, the holders of a majority of shares entitled to vote on the matter, as well as a majority of the outstanding stock of each class or series entitled to vote separately on the amendment as described in the next two sentences, adopt the amendment. Class voting rights exist with respect to amendments to the certificate of incorporation that (i) subject to certain exceptions, increase or decrease the aggregate number of authorized shares of such class, (ii) increase or decrease the par value of the shares of such class, or (iii) alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If the amendment adversely affects one or more series of a class but not so affect the entire class, then only the series of shares so affected is entitled to vote separately on the amendment. Under the DGCL, the board of directors may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

Under the New Mount Logan amended and restated certificate of incorporation, the board of directors is authorized to amend, alter, change or repeal any provision contained in the New Mount Logan amended and restated by-laws, in the manner prescribed by applicable law. The stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the New Mount Logan amended and restated by-laws by the affirmative vote by the holders of not less than a majority of the outstanding shares.

MLC Shareholders	New Mount Logan Stockholders
Annual Meeting of Shareholders
Under the OBCA, the directors of a corporation are required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting. All shareholders at the record date are entitled to notice of the meeting and have the right to attend and vote at the meeting. Under the Mount Logan by-laws, the annual meeting of shareholders shall be held at such time, on such day, in each year as the board, the Chairman of the board or the President may from time to time determine. In the absence of a determination with respect to the location at some place in Canada (or outside Canada if the shareholders entitled to vote at the meeting agree), the meeting of shareholders shall be held at Mount Logan’s registered office or elsewhere in the municipality in which the registered office is situate.

The New Mount Logan amended and restated by-laws, provide that the annual meeting of the stockholders shall be held at such place, within or without the State of Delaware, such date, and such time as designated by the board of directors and set forth in the notice or waiver of notice of the meeting. The New Mount Logan amended and restated by-laws provide that written or printed notice of the place, date and hour of the meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting. The New Mount Logan amended and restated by-laws provide that no notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice whether before or after the meeting.

Special Meetings of Shareholders
The Mount Logan by-laws provide that special meetings of the shareholders may be called by only the Chairman of the Board, the board of directors or the President then in office. Notice of the time and place of each meeting of shareholders shall be given in the manner provided for in the by-laws not less than 21 days nor more than 50 days before the date of the meeting to each director, to the auditor and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting.

The New Mount Logan amended and restated by-laws provide that special meetings of the stockholders for any proper purpose or purposes may be called at any time by the Chief Executive Officer, or pursuant to a resolution approved by a majority of the entire board of directors.

Constitution and Residency of Directors
The OBCA prohibits the following persons from being directors of a corporation: (a) anyone who is less than eighteen years of age, (b) anyone who has been found under the Substitute Decisions Act, 1992 or under the Mental Health Act to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere, (c) a person who is not an individual and (d) a person who has the status of bankrupt. There is no requirement for a certain number of directors to be resident Canadians.
The DGCL requires that directors of Delaware corporations be natural persons. New Mount Logan will be subject to such DGCL provisions with respect to directors being natural persons.

MLC Shareholders	New Mount Logan Stockholders
Forum Selection
The Mount Logan constating documents do not require any exclusive forum with respect to legal actions against or involving Mount Logan.
Pursuant to New Mount Logan’s amended and restated certificate of incorporation, unless New Mount Logan consents to a different forum, (x) the federal district court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder and (y) the state courts of the State of Delaware in and for New Castle County (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on New Mount Logan’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Mount Logan’s directors, officers, employees or agents to New Mount Logan or New Mount Logan stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws, (iv) any action seeking to interpret, apply, enforce or determine the validity of New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws; or (v) any action asserting a claim against New Mount Logan or any of New Mount Logan’s directors, officers, employees, or agents governed by the internal affairs doctrine.

In addition, New Mount Logan’s amended and restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Mount Logan shall be deemed to have notice of and consented to the foregoing forum selection provisions.

MLC Shareholders	New Mount Logan Stockholders
Derivative Action
Under the OBCA, registered or beneficial shareholders, former registered or beneficial shareholders, directors or officers or former directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person may apply to a court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. No action may be brought and no intervention in an action may be made unless the complainant has given 14 days notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action, (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. A complainant is not required to give notice if all of the directors of the corporation or its subsidiary are defendants in the action.

Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received shares in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of. In addition, under Delaware common law, the stockholder must remain a stockholder throughout the litigation.

New Mount Logan stockholders will be subject to the foregoing legal requirements with respect to derivative suits.

MLC Shareholders	New Mount Logan Stockholders
Limitation of Liability of Directors and Officers
No provision in a contract, the articles, the by-laws or a resolution may relieve a director or officer from the duty to act in accordance with the OBCA or the regulations or relieve him or her from liability for a breach thereof.

A director has complied with their duties to: (a) act honestly and in good faith with a view to the best interests of the corporation and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on: (i) financial statements of the corporation represented to him or her by an officer of the corporation or in a written report of the auditor of the corporation to present fairly the financial position of the corporation in accordance with generally accepted accounting principles; (ii) on an interim or other financial report of the corporation represented to him or her by an officer of the corporation to present fairly the financial position of the corporation in accordance with generally accepted accounting principles; (iii) a report or advice of an officer or employee of the corporation, where it is reasonable in the circumstances to rely on the report or advice; or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

The Mount Logan by-laws provide that to the fullest extent permitted by the OBCA, no director or officer for the time being of Mount Logan shall be liable for any loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of Mount Logan and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The DGCL provides that a corporation may limit or eliminate a director’s and an officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or as an officer, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions by a director or an officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director’s willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

The New Mount Logan amended and restated certificate of incorporation limits the liability of directors and officers for money damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any repeal or modification of these protections will not affect rights existing at the time of the change.

MLC Shareholders	New Mount Logan Stockholders
Indemnification of Directors and Officers
The by-laws of Mount Logan provide that it shall indemnify a director or officer, a former director or officer or another individual who acts or acted at the corporation’s request as a director or officer, or another individual acting or has acted in similar capacity, of another entity (each an “Indemnifiable Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. Under the OBCA, a corporation may not indemnify an individual unless:

(a) the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may with the approval of a court, indemnify an Indemnifiable Person, or advance monies to an Indemnifiable Person, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made party because of the individual’s association with the corporation or other entity against all costs, charges and expenses reasonably incurred by individual in connection with such action, if the individual fulfils the requirements under (a) above.

An Indemnifiable Person is entitled to indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (a) and (b) above.

Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with a third party action, suit or proceeding, and against expenses actually and reasonably incurred in the defense or settlement of such action or suit, provided that there is a determination that the individual acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. The DGCL further provides that a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed derivative suit against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if there is a determination that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Indemnification determinations for current directors and officers must be made by: (i) a majority of the disinterested directors, even though less than a quorum; (ii) a committee of such disinterested directors designated by a majority vote of such disinterested directors, even though less than a quorum; (iii) independent legal counsel in a written opinion if there are no such disinterested directors or if such directors so direct; or (iv) the stockholders.

MLC Shareholders	New Mount Logan Stockholders

The DGCL requires indemnification of current or former directors and officers for expenses actually and reasonably incurred by such person relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the DGCL, a corporation may advance expenses relating to the defense of any action, suit or proceeding to directors, officers, employees, and agents contingent in certain circumstances upon those individuals’ entering into an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

New Mount Logan’s amended and restated certificate of incorporation will include such an exculpation provision. New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as New Mount Logan’s director or officer, or for serving at New Mount Logan’s request as a director or officer or another position at another corporation or enterprise, as the case may be. New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated certificate of incorporation will provide that New Mount Logan shall indemnify the corporation’s current and former directors and officers to the fullest extent permitted by law. New Mount Logan’s amended and restated by-laws will also provide that New Mount Logan shall, to the fullest extent permitted by law, indemnify and advance reasonable expenses to New Mount Logan directors and officers. New Mount Logan’s advancement obligation will be subject to New Mount Logan’s receipt of an undertaking from the indemnified party to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified. New Mount Logan’s amended and restated by-laws will provide that New Mount Logan shall carry directors’ and officers’ liability insurance to protect New Mount Logan and New Mount Logan’s directors, officers and certain employees for some liabilities.

MLC Shareholders	New Mount Logan Stockholders
Anti-Takeover Provisions and Other Protections
The OBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations. However, MI 61-101 addresses business combinations and related party transactions. See “The Mergers – Canadian Securities Law Consequences.”

Such matters as take-over bids, issuer bids or self tenders, going-private transactions and transactions with directors, officers, significant shareowners and other related parties to which Mount Logan is a party are subject to regulation by Canadian provincial securities legislation and administrative policies and rules and instruments of Canadian securities administrators. Such legislation. administrative policies, rules and instruments may impose shareowner approval requirements separate and apart from the OBCA.

Pursuant to Section 203 of the DGCL any person who becomes an “interested stockholder” (as that term is defined in Section 203), which generally occurs, subject to additional terms and exceptions, where a person acquires beneficial ownership of 15% or more of a New Mount Logan’s stock, may not engage in certain “business combinations” (as that term is defined in Section 203) with New Mount Logan for a period of three years following the time the person became an interested stockholder, unless (i) the New Mount Logan board has approved, prior to the interested stockholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of New Mount Logan’s stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans), or (iii) the business combination is approved by the New Mount Logan board and authorized by the affirmative vote (at a special meeting) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder, subject to additional exclusions set forth in Section 203.

Additionally, as described elsewhere herein, the New Mount Logan Board will be classified into three classes; New Mount Logan stockholders will not be able to take action via written consent; the New Mount Logan amended and restated by-laws establish advance notice procedures for business (including any nominations for director) to be properly brought by a stockholder before an annual or special meeting; additional shares of authorized but unissued MLC Common Stock or preferred stock may be issued without stockholder consent; and New Mount Logan’s amended and restated certificate of incorporation includes exclusive forum selection provisions; all of which could have the effect of making attempts to obtain control of New Mount Logan through a merger, tender offer or proxy contest or otherwise more difficult or more costly.

MLC Shareholders	New Mount Logan Stockholders
Appraisal or Dissenters’ Rights
The OBCA provides that shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. Such matters include, among others: (i) an amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation’s articles to add, remove or change any provisions restricting the issue, transfer or ownership of shares of the class; (iii) an amendment to the corporation’s articles to add, remove or change any restriction on the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business; and (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Generally, pursuant to the DGCL, stockholders of a Delaware corporation have a right to have the fair value of their stock appraised by the Delaware Court of Chancery in certain mergers and other similar transactions, including consolidations, conversions, transfers, domestications, and continuances, provided that stockholders comply with Section 262 of the DGCL in making a demand for such appraisal rights. However, pursuant to Section 262 of the DGCL, stockholders have no appraisal rights in the event of a merger or similar transaction if (among other exceptions) at the record date for determining stockholders entitled to vote on or provide written consent to such transaction the shares otherwise subject to appraisal are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders and stockholders are required by the terms of the merger agreement to accept for their stock: (i) shares of stock of the surviving corporation; (ii) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) a combination of such shares and cash.

New Mount Logan will be subject to such DGCL provisions with respect to appraisal and dissenters’ rights.

MLC Shareholders	New Mount Logan Stockholders
Dividends
Under the OBCA a corporation may pay dividends to its shareholders, subject to the articles of the corporation and any unanimous shareholders agreement, by money or property unless the corporation has reasonable grounds for believing that (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Under Section 170 of the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The New Mount Logan amended and restated certificate of incorporation provides that holders of any outstanding series of New Mount Logan preferred stock will be entitled to receive, when and as declared by the New Mount Logan Board, out of funds legally available for the payment thereof, dividends at the rates fixed by the New Mount Logan Board for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on New Mount Logan common stock with respect to the same dividend period.

The New Mount Logan amended and restated certificate of incorporation provides that Holders of New Mount Logan common stock will be entitled to receive, subject to the rights of any holders of New Mount Logan preferred stock, ratably on a per share basis such dividends and other distributions in cash, stock or property of New Mount Logan as may be declared by the New Mount Logan board from time to time out of the assets or funds of New Mount Logan legally available therefor.

Stockholder Rights Plan
Mount Logan does not currently have a stockholder rights plan.	New Mount Logan does not currently have a stockholder rights plan.
Transactions with Directors and Officers

MLC Shareholders	New Mount Logan Stockholders
The OBCA requires that a director or officer of a corporation who, (a) is a party to a material contract or transaction or proposed material contract or transaction with the corporation; or (b) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest. The disclosure required shall be made, in the case of a director, (a) at the meeting at which a proposed contract or transaction is first considered; (b) if the director was not then interested in a proposed contract or transaction, at the first meeting after he or she becomes so interested; (c) if the director becomes interested after a contract is made or a transaction is entered into, at the first meeting after he or she becomes so interested; or (d) if a person who is interested in a contract or transaction later becomes a director, at the first meeting after he or she becomes a director. Similar disclosures are required in the case of an officer.

Under the OBCA, directors do not need to abstain from voting on matters relating to director compensation, indemnity or insurance under the OBCA, or are otherwise with an affiliate.

New Mount Logan will adopt a formal written policy that will be effective upon the completion of the Merger setting forth policies and procedures for the review and approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC.

Section 144 of the DGCL provides safe harbor procedures for acts or transactions in which one or more directors or officers as well as controlling stockholders and members of control groups have interests or relationships that might render them interested or not independent with respect to the act or transaction. If one of the statutory safe harbors applies, the act or transaction at issue may not be the subject of equitable relief or give rise to an award of damages against a director or officer. Section 144 of the DGCL provides that certain acts or transactions involving interested directors or officers will be protected if the act or transaction is (1) approved or recommended by a majority of the disinterested directors, either serving on a board of directors or a committee of the board of directors acting with knowledge as to the material facts, (2) approved or ratified by an informed, uncoerced, affirmative vote of a majority of the votes cast by the disinterested stockholders entitled to vote thereon, or (3) fair to the corporation. If a majority of the directors are not disinterested directors with respect to the act or transaction, any such disinterested director approval or recommendation must be provided through a disinterested director committee that consists of two or more directors. In addition, Section 144 sets forth statutory definitions of what parties constitute a controlling stockholder or control group and provides safe harbor procedures that can be followed to insulate from challenge specified acts or transactions from which a controlling stockholder or control group receives a unique benefit. A controlling stockholder transaction that does not constitute a “going private transition” is entitled to the statutory safe harbor protection if it is (1) approved or recommended by a fully empowered committee of two or more disinterested directors acting with knowledge of the material facts, (2) approved or ratified by the informed and uncoerced vote of a majority of the votes cast by the disinterested stockholders entitled to

MLC Shareholders	New Mount Logan Stockholders

vote thereon, or (3) fair to the corporation. A controlling stockholder transaction that constitutes a “going private transaction” with a controlling stockholder may be entitled to the statutory safe harbor protection if items (1) and (2) of the foregoing sentence are both obtained or the act or transaction is fair to the corporation. Section 144 of the DGCL also provides, among other things, criteria for determining the independence and disinterestedness of directors and stockholders and provides for a heightened presumption of disinterestedness and independence where directors satisfy exchange rules for independence that can only be rebutted upon substantial and particularized allegations that the director is interested or not independent.

Record Date
The Mount Logan by-laws provide that the board may fix in advance a date, preceding the date of any meeting of shareholders by not more than 60 days and not less than 30 days, as a record date for the determination of the shareholders entitled to notice of the meeting, provided that notice of any such record date shall be given not less than seven (7) days before such record date by newspaper advertisement in the manner provided in the OBCA and, if any shares of Mount Logan are listed for trading on a stock exchange in Canada, by written notice to each such stock exchange. If no record date is so fixed, the record date for the determination of the shareholders entitled to notice of the meeting shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

The New Mount Logan amended and restated by-laws provide that in order to determine the stockholders entitled to notice of, or entitled to vote at, any meeting of stockholders or any adjournment thereof, the New Mount Logan Board may fix in advance a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the New Mount Logan Board, not exceeding sixty (60) days, nor less than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or entitled to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, among other exceptions, that the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals
Under the OBCA, any registered or beneficial owner of shares entitled to be voted at a meeting of shareholders may submit to a corporation a notice of a proposal and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal.

The New Mount Logan amended and restated by-laws allow shareholders to bring business before annual meetings of stockholders (other than nominations of persons for election to the board of directors), provided the stockholder (i) was a stockholder of record at the time of providing the notice described herein, on the record date for determination of stockholders entitled to vote at the meeting and at the time of the annual meeting; (ii) is entitled to vote at such meeting; and (iii) complies with the notice provisions set forth in the New Mount Logan amended and restated by-laws.

MLC Shareholders	New Mount Logan Stockholders

The New Mount Logan amended and restated by-laws provide that for any business (other than nominations of persons for election to the board of directors) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form as described in the amended and restated by-laws to the Secretary of New Mount Logan; any such proposed business must be a proper matter for stockholder action and the stockholder and the Stockholder Associated Person (as defined in the amended and restated by-laws) must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in the amended and restated by-laws).

The New Mount Logan amended and restated by-laws require that to be timely, a stockholder’s notice for such business must be delivered and received by the Secretary of New Mount Logan in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the date on which New Mount Logan first released its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary of the preceding year’s annual meeting and ends 30 days after such first anniversary, or if no annual meeting was held in the preceding year, such stockholder’s notice must be delivered by the 10th day following the day the public announcement of the date of such annual meeting is first made.

The New Mount Logan amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter, amend or repeal the by-laws without the assent or vote of the stockholders of New Mount Logan. The New Mount Logan amended and restated certificate of incorporation further provides that stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the by-laws by the affirmative vote by the holders of not less than a majority of New Mount Logan’s outstanding shares.

MLC Shareholders	New Mount Logan Stockholders

The New Mount Logan amended and restated by-laws provide that the New Mount Logan amended and restated by-laws may be amended, altered or repealed (i) at any regular or special meeting of the stockholders by vote of the stockholders holding a majority (unless the New Mount Logan amended and restated certificate of incorporation requires a larger vote) of the outstanding stock and in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or (ii) by resolution adopted by a majority of the New Mount Logan Board at any regular or special meeting without the assent or vote of the stockholders if, in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of the meeting.

By-Law Amendment
Under the OBCA, the board of directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If a by-law or amendment or repeal of a by-law is rejected by the shareholders, or if the directors of a corporation do not submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, then such by-law, amendment or repeal will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

The New Mount Logan amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter, amend or repeal the by-laws without the assent or vote of the stockholders of New Mount Logan. The New Mount Logan amended and restated certificate of incorporation further provides that stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the by-laws by the affirmative vote by the holders of not less than a majority of New Mount Logan’s outstanding shares.

The New Mount Logan amended and restated by-laws provide that the New Mount Logan amended and restated by-laws may be amended, altered or repealed (i) at any regular or special meeting of the stockholders by vote of the stockholders holding a majority (unless the New Mount Logan Certificate of Incorporation requires a larger vote) of the outstanding stock and in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or (ii) by resolution adopted by a majority of the New Mount Logan Board at any regular or special meeting without the assent or vote of the stockholders if, in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of the meeting.

COMPARISON OF 180 DEGREE CAPITAL SHAREHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of TURN Common Shares and the rights of holders of shares of New Mount Logan Common Stock. 180 Degree Capital is incorporated under the laws of the State of New York and New Mount Logan is incorporated under the laws of the State of Delaware. The differences between the rights of 180 Degree Capital shareholders and New Mount Logan stockholders primarily result from differences between the laws of the State of New York and the laws of the State of Delaware, as well as differences between the organizational documents of 180 Degree Capital and New Mount Logan. As a result of the Mergers, holders of TURN Common Shares who receive Merger Consideration in respect of their TURN Common Shares will become holders of shares of New Mount Logan Common Stock. As a result, following the Mergers, the rights of 180 Degree Capital shareholders who become New Mount Logan stockholders in the Mergers will be governed by the laws of the State of Delaware and will also then be governed by New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws.
This section does not include a complete description of all differences between the rights of 180 Degree Capital shareholders and New Mount Logan stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in the rights in this section is not intended to indicate that other differences that may be equally important do not exist. All 180 Degree Capital shareholders are urged to read carefully the relevant provisions of the New York Business Corporation Law (“NYBCL”) and Delaware General Corporation Law (“DGCL”), as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the relevant provisions of NYBCL and DGCL, as well as the full text of each of 180 Degree Capital’s Certificate of Incorporation and Certificate of Amendment of the Certificate of Incorporation (together, the “180 Degree Capital Certificate of Incorporation”), 180 Degree Capital’s By-Laws (the “180 Degree Capital By-Laws”), New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws. For information on how to obtain a copy of each of 180 Degree Capital and New Mount Logan governing documents, see the section entitled “Where You Can Find More Information.”

180 Degree Capital Shareholders	New Mount Logan Stockholders
Authorized Capital Stock
180 Degree Capital is authorized to issue up to 17,000,000 shares of stock. Of these, 15,000,000 shares are classified as common stock, par value $0.03 per share, and 2,000,000 shares are classified as preferred stock, par value $0.10 per share (“180 Degree Capital preferred stock”).

The 180 Degree Capital Board is authorized to divide shares of 180 Degree Capital preferred stock into one or more series, to issue the shares of 180 Degree Capital preferred stock in such series, and to fix the number of shares to be included in each series, and the designation, relative rights, preferences and limitations of all shares of each series.

As of [month day], 2025, the record date for the 180 Degree Capital Special Meeting, there were outstanding 10,000,141 TURN Common Shares, and there were no outstanding shares of any series of 180 Degree Capital preferred stock.
New Mount Logan is authorized to issue up to [150,000,000] million shares of common stock, par value $0.001 per share, and [50,000,000] million shares of preferred stock, par value $0.001 per share (“New Mount Logan Preferred Stock”).

The New Mount Logan board is authorized to issue New Mount Logan Preferred Stock from time to time in one or more classes or series and, with respect to each such class or series, to fix the designations, powers, preferences and relative, participating, optional, or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, if any.

As of [month day], 2025, the date of this Preliminary Joint Proxy Statement/Prospectus, there are expected to be outstanding immediately following the Effective Time approximately [13,000,000] shares of New Mount Logan Common Stock and no shares of New Mount Logan Preferred Stock.
Voting Rights
The 180 Degree Capital By-Laws provide that at each meeting of the shareholders, every holder of stock then entitled to vote is entitled to one vote for each share of stock registered in the shareholder’s name, except as otherwise provided in the 180 Degree Capital Certificate of Incorporation.	The DGCL provides that, unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of New Mount Logan Common Stock held by such stockholder. The New Mount Logan amended and restated certificate of incorporation does not alter the default. As such, each holder of shares of New Mount Logan Common Stock is entitled to one vote for each share of New Mount Logan Common Stock held by the stockholder on the record date for any action, on all matters on which the New Mount Logan stockholders are entitled to vote.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Quorum and Adjournment
The 180 Degree Capital By-Laws provide that at any meeting of the shareholders, the holders of a majority of the shares of stock then entitled to vote shall constitute a quorum for all purposes, except as otherwise provided by law or the 180 Degree Capital Certificate of Incorporation.

The 180 Degree Capital By-Laws also provide that any meeting of shareholders may be adjourned to a designated time and place by a vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote, even though less than a quorum is so present. No notice of such an adjourned meeting need be given, other than by announcement at the meeting, and any business may be transacted which might have been transacted at the meeting as originally called.
The New Mount Logan amended and restated by-laws provide that holders of more than 50% of the then outstanding shares of stock of New Mount Logan entitled to vote at a meeting of stockholders, present in person or by proxy, constitutes a quorum at any meeting of the stockholders for the transaction of business, except as otherwise provided by law or by the New Mount Logan amended and restated certificate of incorporation.

The New Mount Logan amended and restated by-laws provide that the chairperson of the stockholder meeting or the holders of record of more than 50% of the shares of stock of New Mount Logan entitled to vote at a meeting of the stockholders shall have the power to adjourn such meeting. If the adjournment is for more than 30 days, or if after such adjournment a new record date for the adjourned meeting is fixed pursuant to the New Mount Logan amended and restated by-laws, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such meeting. If the stockholder meeting is adjourned by the stockholders, the resumption of such stockholder meeting shall occur at such time and place as shall be determined by a vote of the holders of record of more than 50% of the then outstanding shares entitled to vote at such meeting of the stockholders.
Record Date
The 180 Degree Capital By-Laws provide that in lieu of closing the books of 180 Degree Capital, for the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the 180 Degree Capital Board may fix, in advance, a date, not exceeding sixty (60) days, nor less than ten (10) days, as the record date for any such determination of shareholders.
The New Mount Logan amended and restated by-laws provide that in order to determine the stockholders entitled to notice of, or entitled to vote at, any meeting of stockholders or any adjournment thereof, the New Mount Logan Board may fix in advance a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the New Mount Logan Board, not exceeding sixty (60) days, nor less than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or entitled to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, among other exceptions, that the board of directors may fix a new record date for the adjourned meeting.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Number of Directors and Composition of Board of Directors
The 180 Degree Capital By-Laws provide that the number of directors of 180 Degree Capital shall be determined from time to time by resolutions of the directors, who shall hold office for the term of one year and until their successors are duly elected and qualify. The number of directors may be less than three (3) when all of the shares are owned by less than three (3) shareholders, but in such event the number of directors may not be less than the number of shareholders. Directors need not be shareholders.

There are currently five (5) members on the 180 Degree Capital Board. Each of the Audit Committee, Compensation Committee, Nominating Committee and Valuation Committee are comprised of directors who are independent under the rules of the Nasdaq Global Market.
The DGCL provides that the board of directors of a corporation must consist of one or more members, each of whom shall be a natural person.

The New Mount Logan amended and restated by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire board of directors, but shall consist of not less than five (5) Directors nor more than eleven (11) Directors.
Election of Directors
The 180 Degree Capital By-Laws provide that subject to any rights of the holders of any class or series of stock to elect directors separately, a plurality of the votes cast by shareholders of the outstanding stock of 180 Degree Capital entitled to vote, represented in person or by proxy, at any meeting of the shareholders called for the purpose of the election of directors at which a quorum is present, or in lieu thereof, written consent of all of the shareholders entitled to vote, shall be sufficient to elect a director.	The DGCL generally provides that directors shall be elected at an annual meeting called for that purpose.

The New Mount Logan amended and restated by-laws provide that directors shall be elected at each annual meeting of the stockholders. In an uncontested election of directors at any meeting of the stockholders, a nominee for director shall be elected to the board of directors by receiving a higher number of shares voting “for” such director as compared to the number of votes cast “against” that director (with “abstentions” and “broker nonvotes” not counted as a vote cast either for or against such nominee’s election). In a contested election of directors at any meeting of stockholders, each director will be elected by a plurality of the votes validly cast at such election. If directors are to be so elected by a plurality of the votes validly cast, stockholders shall not be permitted to vote against a nominee.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Removal of Directors; Filling Vacancies on the Board of Directors
Except where the 180 Degree Capital Certificate of Incorporation contains provisions authorizing cumulative voting or the election of one or more directors by class or their election by holders of bonds, or requires all action by shareholders to be by a greater vote, any one or more of the directors may be removed, (a) for cause, at any time, by vote of the shareholders holding a majority of the outstanding stock of 180 Degree Capital entitled to vote, represented in person or by proxy, at any special meeting of the shareholders or by written consent of all of the shareholders entitled to vote, or (b) for cause, by action of the 180 Degree Capital Board at any regular or special meeting of the 180 Degree Capital Board. Shareholders may not remove directors without cause. A vacancy or vacancies occurring from such removal may be filled at a special meeting of shareholders called for such purpose or at a regular or special meeting of the 180 Degree Capital Board.	Under the DGCL, the directors of a corporation may, by the certificate of incorporation or by an initial by-law, be divided into one, two or three classes.

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

The New Mount Logan amended and restated certificate of incorporation and the New Mount Logan amended and restated by-laws provide that subject to the rights, if any, of the holders of Preferred Stock, directors shall be divided into three classes designated Class I, Class II, and Class III, with the number of directors in each class to be as nearly equal in number as possible. Directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in [2026], directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in [2027] and directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in [2028]. At each succeeding annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for 3-year terms.

180 Degree Capital Shareholders	New Mount Logan Stockholders

Pursuant to the DGCL and the New Mount Logan amended and restated by-laws, any director may be removed at any time, but only for cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of New Mount Logan entitled to vote generally in the election of directors. Subject to the rights of the holders of any series of preferred stock of New Mount Logan, any vacancy in the board of directors caused by any such removal by the stockholders shall be filled at such meeting by the stockholders entitled to vote for the election of the director so removed.

If any vacancies occur in the board of directors of New Mount Logan, by reason of death, resignation or otherwise (other than stockholder removal for cause), or if the authorized number of directors shall be increased, the directors then in office shall continue to act and such vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy shall hold office until the next election of the class of directors for which such director has been chosen and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Director Nominations by Shareholders
Subject to the rights of holders of any class or series of shares having a preference over the common shares as to dividends or upon liquidation, only persons who are nominated in accordance with the procedures set forth in the 180 Degree Capital By-Laws shall be eligible for election as directors of the 180 Degree Capital. Nominations of persons for election to the 180 Degree Capital Board may be made (a) by or at the direction of the 180 Degree Capital Board (or any duly authorized committee thereof) or (b) by any shareholder of 180 Degree Capital (i) who is a shareholder of record on the date of the giving of notice provided for in Section 10 of the 180 Degree Capital By-Laws and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in Section 10 of the 180 Degree Capital By-Laws.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of 180 Degree Capital. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of 180 Degree Capital (i) with respect to an annual meeting of shareholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, if the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. With respect to special meetings of shareholders called for the purpose of electing directors, a shareholder must have given notice in proper written form to the Secretary not later than the close of business on the tenth (10th) day following the day on which 180 Degree Capital’s notice of the date of the meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.
The New Mount Logan amended and restated by-laws allow stockholders to nominate a candidate (or candidates) for election to the New Mount Logan board, provided the stockholder (i) was a stockholder of record at the time of providing the notice of nomination, on the record date for the determination of stockholders of New Mount Logan entitled to vote at the meeting and at the time of the annual meeting; (ii) is entitled to vote at such meeting; and (iii) complies with the notice provisions set forth in the New Mount Logan amended and restated by-laws.

The New Mount Logan amended and restated by-laws require that to be timely, a stockholder’s notice for the nomination of persons for election to the board of directors must be delivered and received by the Secretary of New Mount Logan in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the date on which New Mount Logan first released its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary of the preceding year’s annual meeting and ends 30 days after such first anniversary, or if no annual meeting was held in the preceding year, such stockholder’s notice must be delivered by the 10th day following the day the public announcement of the date of such annual meeting is first made.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Shareholder Proposals
No business (other than nominations for the election of directors, if made in compliance with Section 10 of the 180 Degree Capital By-Laws) may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the 180 Degree Capital Board (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the 180 Degree Capital Board (or any duly authorized committee thereof) or (c) a proper matter for shareholder action and otherwise properly brought before the annual meeting by any shareholder of 180 Degree Capital (i) who is a shareholder of record on the date of the giving of the notice provided for in Section 11 of the 180 Degree Capital By-Laws and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in Section 11 of the 180 Degree Capital By-Laws. Section 11 of the 180 Degree Capital By-Laws is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act.

In addition to any other applicable requirement, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of 180 Degree Capital.

The New Mount Logan amended and restated by-laws allow shareholders to bring business before annual meetings of stockholders (other than nominations of persons for election to the board of directors), provided the stockholder (i) was a stockholder of record at the time of providing the notice described herein, on the record date for determination of stockholders entitled to vote at the meeting and at the time of the annual meeting; (ii) is entitled to vote at such meeting; and (iii) complies with the notice provisions set forth in the New Mount Logan amended and restated by-laws.

The New Mount Logan amended and restated by-laws provide that for any business (other than nominations of persons for election to the board of directors) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form as described in the amended and restated by-laws to the Secretary of New Mount Logan; any such proposed business must be a proper matter for stockholder action and the stockholder and the Stockholder Associated Person (as defined in the amended and restated by-laws) must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in the amended and restated by-laws).

The New Mount Logan amended and restated by-laws require that to be timely, a stockholder’s notice for such business must be delivered and received by the Secretary of New Mount Logan in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the date on which New Mount Logan first released its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary of the preceding year’s annual meeting and ends 30 days after such first anniversary, or if no annual meeting was held in the preceding year, such stockholder’s notice must be delivered by the 10th day following the day the public announcement of the date of such annual meeting

180 Degree Capital Shareholders	New Mount Logan Stockholders
Action by Written Consent of Shareholders
The 180 Degree Capital By-Laws provide that whenever by any provision of statute or of the 180 Degree Capital Certificate of Incorporation or of the 180 Degree Capital By-Laws the vote of shareholders at a meeting is required or permitted to be taken in connection with any corporate action, the meeting and vote of shareholders may be dispensed with, if all the shareholders who would have been entitled to vote upon the action if such meeting were held, shall consent in writing to such corporate action being taken.
The New Mount Logan amended and restated certificate of incorporation and amended and restated by-laws provide that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting of the stockholders and may not be effected by any written consent of the stockholders.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Certificate of Incorporation Amendments
Pursuant to Section 803 of the NYBCL, subject to limited exceptions, amendments to the 180 Degree Capital Certificate of Incorporation may be authorized by vote of the 180 Degree Capital Board, followed by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

In addition, Section 804 of the NYBCL provides that if a proposed amendment would adversely affect the rights of the holders of shares of only one or more series of any class, but not the entire class, then only the holders of those series whose rights would be affected shall be considered a separate class for the purposes of Section 804 of the NYBCL.	Under the DGCL, amendments to the certificate of incorporation generally must be made and effected in the following manner: (1) if the corporation has capital stock, the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and either calls a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directs that the amendment proposed be considered at the next annual meeting of the stockholders; and (2) subject to certain exceptions, the holders of a majority of shares entitled to vote on the matter, as well as a majority of the outstanding stock of each class or series entitled to vote separately on the amendment as described in the next two sentences, adopt the amendment. Class voting rights exist with respect to amendments to the certificate of incorporation that (i) subject to certain exceptions, increase or decrease the aggregate number of authorized shares of such class, (ii) increase or decrease the par value of the shares of such class, or (iii) alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If the amendment adversely affects one or more series of a class but not so affect the entire class, then only the series of shares so affected is entitled to vote separately on the amendment. Under the DGCL, the board of directors may amend a corporation’s by-laws if so authorized in the certificate of incorporation.

Under the New Mount Logan amended and restated certificate of incorporation, the board of directors is authorized to amend, alter, change or repeal any provision contained in the New Mount Logan amended and restated by-laws, in the manner prescribed by applicable law. The stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the New Mount Logan amended and restated by-laws by the affirmative vote by the holders of not less than a majority of the outstanding shares.

180 Degree Capital Shareholders	New Mount Logan Stockholders
By-law Amendments
The 180 Degree Capital By-Laws provide that any provision of the By-Laws may be amended (i) at any shareholders’ meeting by vote of the shareholders holding a majority (unless the 180 Degree Capital Certificate of Incorporation requires a larger vote) of the outstanding stock having voting power, represented either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting, or (ii) at any regular or special meeting of the 180 Degree Capital Board by a majority (unless the 180 Degree Capital Certificate of Incorporation requires a larger vote) vote of the entire 180 Degree Capital Board, but any amendment so made by the 180 Degree Capital Board may be altered or repealed by the shareholders.
The New Mount Logan amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter, amend or repeal the by-laws without the assent or vote of the stockholders of New Mount Logan. The New Mount Logan amended and restated certificate of incorporation further provides that stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the by-laws by the affirmative vote by the holders of not less than a majority of New Mount Logan’s outstanding shares.

The New Mount Logan amended and restated by-laws provide that the New Mount Logan by-laws may be amended, altered or repealed (i) at any regular or special meeting of the stockholders by vote of the stockholders holding a majority (unless the New Mount Logan amended and restated certificate of incorporation requires a larger vote) of the outstanding stock and in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, or (ii) by resolution adopted by a majority of the New Mount Logan Board at any regular or special meeting without the assent or vote of the stockholders if, in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of the meeting.

Annual Meetings of Shareholders; Notice of Meetings
The 180 Degree Capital By-Laws provide that the annual meeting of shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on the date selected by the 180 Degree Capital Board in each calendar year, and may be held at such place or places within or without the State of New York, as shall be fixed by the directors and stated in the notice of the meeting.

The 180 Degree Capital By-Laws also provide that a notice of the annual meeting shall be given to each shareholder entitled to vote, at least ten (10) days prior to the meeting.

The New Mount Logan amended and restated by-laws, provide that the annual meeting of the stockholders shall be held at such place, within or without the State of Delaware, such date, and such time as designated by the board of directors and set forth in the notice or waiver of notice of the meeting. The New Mount Logan amended and restated by-laws provide that written or printed notice of the place, date and hour of the meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting. The New Mount Logan amended and restated by-laws provide that no notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice whether before or after the meeting.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Special Meetings of Shareholders; Notice of Meetings
The 180 Degree Capital By-Laws provide that special meetings of the shareholders for any purpose or purposes may be called by only the Chairman, the Chief Executive Officer or a majority of the entire 180 Degree Capital Board then in office.

The 180 Degree Capital By-Laws also provide that a notice of a special meeting, stating the time, place and purpose or purposes thereof, shall be given to each shareholder entitled to vote, at least ten (10) days prior to the meeting. The notice shall also set forth at whose direction it is being issued.	The New Mount Logan amended and restated by-laws provide that special meetings of the stockholders for any proper purpose or purposes may be called at any time by the Chief Executive Officer, or pursuant to a resolution approved by a majority of the entire board of directors.
Forum Selection
The 180 Degree Capital Certificate of Incorporation and the 180 Degree Capital By-Laws do not require any exclusive forum with respect to legal actions against or involving 180 Degree Capital.	Pursuant to New Mount Logan’s amended and restated certificate of incorporation, unless New Mount Logan consents to a different forum, (x) the federal district court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the respective rules and regulations promulgated thereunder and (y) the state courts of the State of Delaware in and for New Castle County (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on New Mount Logan’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Mount Logan’s directors, officers, employees or agents to New Mount Logan or New Mount Logan stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws, (iv) any action seeking to interpret, apply, enforce or determine the validity of New Mount Logan’s amended and restated certificate of incorporation or New Mount Logan’s amended and restated by-laws; or (v) any action asserting a claim against New Mount Logan or any of New Mount Logan’s directors, officers, employees, or agents governed by the internal affairs doctrine.

In addition, New Mount Logan’s amended and restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Mount Logan shall be deemed to have notice of and consented to the foregoing forum selection provisions.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Limitation of Liability of Directors and Officers
The 180 Degree Capital Certificate of Incorporation provides that each person who at any time is or was a director or officer of 180 Degree Capital shall be indemnified by 180 Degree Capital to the fullest extent permitted by the NYBCL as it may be amended or interpreted from time to time, including the advancing of expenses, subject to any limitations imposed by the 1940 Act and the rules and regulations promulgated thereunder.

The 180 Degree Capital Certificate of Incorporation also provides that, to the fullest extent permitted by New York law, as it may be amended or interpreted from time to time, subject to the limitations imposed by the 1940 Act and the rules and regulations promulgated thereunder, no director or officer of 180 Degree Capital shall be personally liable to 180 Degree Capital or its shareholders for any act or failure to act in any capacity for which such person would be entitled to indemnification hereunder. No amendment of the 180 Degree Capital Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a director or officer of 180 Degree Capital under Article 8 of the 180 Degree Capital Certificate of Incorporation in respect of any act or omission that occurred prior to such amendment or repeal.

The DGCL provides that a corporation may limit or eliminate a director’s and an officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or as an officer, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions by a director or an officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director’s willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

The New Mount Logan amended and restated certificate of incorporation limits the liability of directors and officers for money damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any repeal or modification of these protections will not affect rights existing at the time of the change.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Indemnification of Directors and Officers
The 180 Degree Capital By-Laws provide that 180 Degree Capital shall indemnify, to the fullest extent permitted by applicable law, any person made, or threatened to be made, a party to, or who is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was or has agreed to become a director or officer of 180 Degree Capital, or serves or served or has agreed to serve any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of 180 Degree Capital. Indemnified expenses include judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with such action or proceeding, or any appeal therein, and such indemnification shall also include the right to be paid advances of any expenses. However, no indemnification shall be provided to any person who is adjudged in a final adjudication to have (i) committed acts in bad faith or whose acts were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Furthermore, 180 Degree Capital may indemnify any person to whom 180 Degree Capital is permitted by applicable law or the 180 Degree Capital By-Laws to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the NYBCL or any other law or the 180 Degree Capital By-Laws or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that the 180 Degree Capital By-Laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by Section 6 of the 180 Degree Capital By-Laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, resolution of shareholders or directors or otherwise.
Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with a third party action, suit or proceeding, and against expenses actually and reasonably incurred in the defense or settlement of such action or suit, provided that there is a determination that the individual acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. The DGCL further provides that a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed derivative suit against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if there is a determination that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Indemnification determinations for current directors and officers must be made by: (i) a majority of the disinterested directors, even though less than a quorum; (ii) a committee of such disinterested directors designated by a majority vote of such disinterested directors, even though less than a quorum; (iii) independent legal counsel in a written opinion if there are no such disinterested directors or if such directors so direct; or (iv) the stockholders.

180 Degree Capital Shareholders	New Mount Logan Stockholders

The DGCL requires indemnification of current or former directors and officers for expenses actually and reasonably incurred by such person relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the DGCL, a corporation may advance expenses relating to the defense of any action, suit or proceeding to directors, officers, employees, and agents contingent in certain circumstances upon those individuals’ entering into an undertaking to repay any advances if it is determined ultimately that those individuals are not entitled to be indemnified.

New Mount Logan’s amended and restated certificate of incorporation will include such an exculpation provision. New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated by-laws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as New Mount Logan’s director or officer, or for serving at New Mount Logan’s request as a director or officer or another position at another corporation or enterprise, as the case may be. New Mount Logan’s amended and restated certificate of incorporation and New Mount Logan’s amended and restated certificate of incorporation will provide that New Mount Logan shall indemnify the corporation’s current and former directors and officers to the fullest extent permitted by law. New Mount Logan’s amended and restated by-laws will also provide that New Mount Logan shall, to the fullest extent permitted by law, indemnify and advance reasonable expenses to New Mount Logan directors and officers. New Mount Logan’s advancement obligation will be subject to New Mount Logan’s receipt of an undertaking from the indemnified party to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified. New Mount Logan’s amended and restated by-laws will provide that New Mount Logan shall carry directors’ and officers’ liability insurance to protect New Mount Logan and New Mount Logan’s directors, officers and certain employees for some liabilities.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Anti-Takeover Provisions and Other Protections
Section 912 of the NYBCL provides that a New York corporation may not engage in a business combination with any interested shareholder of such corporation for a period of five (5) years following the interested shareholder’s stock acquisition date unless such business combination or the purchase of stock made by such interested shareholder on such interested shareholder's stock acquisition date is approved by the board of directors of such corporation prior to such interested shareholder's stock acquisition date. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions.

In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the board of directors before such interested shareholder's stock acquisition date, or where the purchase of stock had been approved by the board of directors before the stock acquisition date; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting for that purpose no earlier than five years after the stock acquisition date; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.

The 180 Degree Capital By-Laws do not contain any provisions electing not to be governed by Section 912 of the NYBCL.
Pursuant to Section 203 of the DGCL any person who becomes an “interested stockholder” (as that term is defined in Section 203), which generally occurs, subject to additional terms and exceptions, where a person acquires beneficial ownership of 15% or more of a New Mount Logan’s stock, may not engage in certain “business combinations” (as that term is defined in Section 203) with New Mount Logan for a period of three years following the time the person became an interested stockholder, unless (i) the New Mount Logan board has approved, prior to the interested stockholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of New Mount Logan’s stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans), or (iii) the business combination is approved by the New Mount Logan board and authorized by the affirmative vote (at a special meeting) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder, subject to additional exclusions set forth in Section 203.

Additionally, as described elsewhere herein, the New Mount Logan Board will be classified into three classes; New Mount Logan stockholders will not be able to take action via written consent; the New Mount Logan amended and restated by-laws establish advance notice procedures for business (including any nominations for director) to be properly brought by a stockholder before an annual or special meeting; additional shares of authorized but unissued MLC Common Stock or preferred stock may be issued without stockholder consent; and New Mount Logan’s amended and restated certificate of incorporation includes exclusive forum selection provisions; all of which could have the effect of making attempts to obtain control of New Mount Logan through a merger, tender offer or proxy contest or otherwise more difficult or more costly.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Appraisal or Dissenters’ Rights
Section 910 of the NYBCL permits shareholders to dissent from a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all the assets of a corporation or share exchange, if they follow certain statutorily defined procedures, and receive payment in the amount of the fair value of their shares. However, dissenters’ rights do not apply in a merger to shareholders of (i) the parent corporation in a merger with its subsidiary; (ii) the surviving corporation, except in a merger pursuant to which certain specified changes to the rights of the shares held by such shareholders are effected; and (iii) a company whose shares are listed on a national securities exchange at the record date for the vote to approve the merger.	Generally, pursuant to the DGCL, stockholders of a Delaware corporation have a right to have the fair value of their stock appraised by the Delaware Court of Chancery in certain mergers and other similar transactions, including consolidations, conversions, transfers, domestications, and continuances, provided that stockholders comply with Section 262 of the DGCL in making a demand for such appraisal rights. However, pursuant to Section 262 of the DGCL, stockholders have no appraisal rights in the event of a merger or similar transaction if (among other exceptions) at the record date for determining stockholders entitled to vote on or provide written consent to such transaction the shares otherwise subject to appraisal are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders and stockholders are required by the terms of the merger agreement to accept for their stock: (i) shares of stock of the surviving corporation; (ii) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) a combination of such shares and cash.

New Mount Logan will be subject to such DGCL provisions with respect to appraisal and dissenters’ rights.

180 Degree Capital Shareholders	New Mount Logan Stockholders
Dividends
The 180 Degree Capital By-Laws provide that the 180 Degree Capital Board may declare dividends from time to time upon the capital stock of 180 Degree Capital from the surplus or net profits available therefor.
Under Section 170 of the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The New Mount Logan amended and restated certificate of incorporation provides that holders of any outstanding series of New Mount Logan preferred stock will be entitled to receive, when and as declared by the New Mount Logan Board, out of funds legally available for the payment thereof, dividends at the rates fixed by the New Mount Logan Board for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on New Mount Logan common stock with respect to the same dividend period.

The New Mount Logan amended and restated certificate of incorporation provides that Holders of New Mount Logan common stock will be entitled to receive, subject to the rights of any holders of New Mount Logan preferred stock, ratably on a per share basis such dividends and other distributions in cash, stock or property of New Mount Logan as may be declared by the New Mount Logan board from time to time out of the assets or funds of New Mount Logan legally available therefor.

Shareholder Rights Plan
180 Degree Capital does not currently have a shareholder rights plan.	New Mount Logan does not currently have a stockholder rights plan.

NO DISSENTERS’ RIGHTS

Under Section 910 of the NYBCL, 180 Degree Capital shareholders will not be entitled to dissenters’ rights in connection with the Mergers. If the Mergers are completed, 180 Degree Capital shareholders will not receive any consideration, and their TURN Common Shares will remain outstanding and will constitute shares of New Mount Logan following the completion of the Mergers. Accordingly, 180 Degree Capital shareholders are not entitled to any dissenters’ rights in connection with the Mergers.

The Interim Order provides that each Registered MLC Shareholder as of the close of business on the record date of the MLC Special Meeting will have the right to dissent and, if the Arrangement becomes effective, to be paid the fair value of their MLC Common Shares by Mount Logan, which shall be the fair value of such MLC Common Shares as of the close of business on the day before the Arrangement Resolution is approved by MLC Shareholders, and such dissenting shareholders shall not be entitled to any other payment or consideration, including any payment that would be payable pursuant to the Mergers had such holders not exercised their Dissent Rights in respect of such MLC Common Shares. If a dissenting shareholder fails to strictly comply with the requirements of the Dissent Rights set out in Section 185 of the OBCA, as modified by the Plan of Arrangement and the Interim Order, such dissenting shareholder may lose his, her or its Dissent Rights. See the section entitled “Dissent Rights for MLC Shareholders in respect of the Arrangement” in this Preliminary Joint Proxy Statement/Prospectus. No appraisal rights following the Continuation are available under the Delaware LLC Act or the terms of the MLC Delaware LLCA agreement in respect of the Mergers.

BUSINESS OF MOUNT LOGAN

Formed in 2018, Mount Logan is a leading, diversified alternative asset management and insurance solutions platform. Mount Logan’s mission is to provide its investors access to a diversified and differentiated set of private market investment solutions to address their capital needs. Mount Logan conducts its business primarily in the United States through its two business segments: Asset Management and Insurance Solutions. ML Management, Mount Logan’s wholly-owned subsidiary and SEC-registered investment adviser, manages a significant portion of Mount Logan’s Assets Under Management (“AUM”) across its various managed funds supported by permanent and semi-permanent capital bases. Mount Logan tailors its asset management platform to serve high-growth client segments within the institutional, retail, and insurance markets. ML Management also directly manages the capital of Mount Logan’s wholly-owned insurance company, Ability, for the benefit of policyholders. Ability, a Nebraska domiciled insurer, specializes in reinsuring annuity products for the increasing number of individuals seeking to fund retirement needs and represents all of Mount Logan’s insurance solutions operations.

Mount Logan’s Businesses

Asset Management

Mount Logan’s Asset Management segment focuses on generating recurring fee streams across a diversified set of credit investing strategies. Mount Logan raises, invests and manages funds, accounts and other vehicles with an emphasis on private credit and private market solutions. As of March 31, 2025, Mount Logan had total AUM of $2.4 billion.

As an alternative asset manager, through ML Management and Sierra Crest Investment Management LLC (“SCIM”), Mount Logan’s wholly- and partially-owned SEC-registered investment advisers (“RIAs”), respectively, Mount Logan earns management and incentive fees for providing investment advisory and management services to multiple diversified investment vehicles, which include Mount Logan’s Insurance Solutions segment. The majority of these vehicles are indefinite term and permanent or semi-permanent capital, generating recurring management and fee-related performance fees that are measured and received on a recurring basis. These vehicles are primarily focused on middle-market North American and European direct and indirect private loan origination across the capital structure, as well as corporate credit, specialty finance, and other mandates across managed accounts and CLOs. Mount Logan benefits from its investment in and expansion into high-growth areas of private credit and private solutions investing, including asset-backed finance, opportunistic credit, and venture and growth lending. Beyond participation in the traditional primary and secondary credit markets, through its origination and corporate solutions capabilities, Mount Logan seeks to originate assets with attractive risk-adjusted returns in the funds it manages through rigorous and deep diligence on the opportunities it assesses.

Through its RIAs, Mount Logan seeks to provide a full credit cycle investment offering, with the ability to opportunistically allocate capital to fill the white space created as other capital sources retrench due to both secular and cyclical investing trends. In its private lending strategies, Mount Logan invests in well-established middle-market businesses that operate across a wide range of industries, with no concentration in any one industry. Mount Logan employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. As part of its opportunistic allocation of capital, Mount Logan can invest in primary and secondary structured products and non-traditional credit instruments, regulatory capital relief investments, structured equity, as well as asset investing, special situations, and in certain cases, stressed or distressed debt.

Mount Logan has experience managing levered vehicles, both public and private, and seeks to enhance returns through the prudent use of leverage with a conservative approach that prioritizes downside protection and capital preservation. Mount Logan believes this strategy and approach offers attractive risk-adjusted returns with lower volatility given the potential for fewer defaults and greater resilience through market cycles.

Permanent or Semi-Permanent Capital

Included within Mount Logan’s investing strategies above is $1.5 billion of permanent or semi-permanent capital, out of the $2.4 billion of total AUM as of March 31, 2025. As of March 31, 2025, permanent capital includes, without limitation, certain assets in Mount Logan’s credit strategy, including assets relating to publicly traded and non-traded vehicles, and assets managed for certain of Mount Logan’s Insurance Solutions clients, which have indefinite or long-term investment horizons, and in specific cases provide stable sources of funding while allowing for liquidity access for investors through redemption mechanisms. Mount Logan does not include in its permanent or semi-permanent capital those investment funds or vehicles that are not closed-ended, or those that are not actively investing or raising new capital, as well as any investment fund or vehicle in process of winding down its operations, including investment and portfolio management-related activities.

The amount of fees charged for managing these assets depends on the underlying investment strategy, vehicle being managed, liquidity profile, and, ultimately, Mount Logan’s ability to generate returns for its clients. After expenses associated with generating fee-related revenues, Mount Logan measures the resulting earnings stream’s “Fee Related Earnings” or “FRE”, which represents the primary performance measure for the Asset Management segment. FRE is the sum of all recurring fees underpinned by asset management activities including but not limited to: (i) management and servicing fees, (ii) interest income attributable to investment management activity, (iii) equity investment earnings related to fee generating vehicles, and (iv) fee-related performance fees from certain managed funds with indefinite terms, measured and received on a recurring basis and not dependent on realization events of the underlying investments, less (x) fee related compensation expense, excluding equity-based compensation, and (y) other associated operating expenses, which excludes growth investments into the retail distribution platform, amortization of acquisition-related intangible assets, interest and other credit facility expenses, foreign exchange-related gains and losses, and other non-recurring, nonmaterial items that are not required for the management of the underlying assets and investments.

Historically, Mount Logan focused on strategic acquisitions and partnerships to expand its asset management capabilities, including but not limited to (i) the 2020 transaction alongside SCIM, whereby SCIM became the investment advisor to the Alternative Credit Income Fund (“ACIF”), (ii) the purchase of, and subsequent increase in, a minority stake in SCIM, which manages Portman Ridge Finance Corp. (“PTMN”), a closed-end, externally managed, non-diversified investment company that has elected to be treated as a Business Development Company (“BDC”) under the Investment Company Act of 1940, (iii) the 2021 acquisition of certain assets from Capitala Investment Advisors, LLC, whereby ML Management became the manager of Logan Ridge Finance Corp. (formerly Capitala Finance Corp.), also a BDC, and (iv) the transaction with Ovation Partners, LP, for the management of its alternative income platform, which included the transfer of employees to ML Management to support its specialty finance and asset-backed finance efforts across commercial lending, real estate lending, consumer finance, and litigation finance.

The Asset Management segment also holds minority stake interests in (i) Runway Growth Capital, which is a private credit, SEC-registered investment adviser managing $1.2 billion AUM with a specific orientation on providing growth capital to sponsored (i.e., venture-backed) and non-sponsored companies, and (ii) two Canadian alternative asset managers focused on investment grade, high yield, private credit, and asset-backed investment strategies. The minority stake in Runway Growth Capital was made during the first quarter of 2025, but for purposes of this filing is not considered a significant acquisition in accordance with Rule 3-09 of Regulation S-X.

Mount Logan is differentiated by the scale, depth, diversity, and investment performance of its funds and investment solutions. The diversity of Mount Logan’s credit products and private market solutions demonstrates Mount Logan’s focus on expanding and enhancing its capabilities, in support of investment performance on behalf of its investment clients. Mount Logan believes the achievement of attractive risk-adjusted returns will continue to support growth in AUM and the recurring fee streams it earns across the vehicles it manages.
Insurance Solutions

Mount Logan acquired Ability in the fourth quarter of 2021. Today, Ability is a Nebraska domiciled reinsurer of annuity products. Upon closing of the acquisition of Ability, ML Management entered into an investment management agreement with Ability (the “Ability IMA”) to manage certain of Ability’s assets that are within the scope of ML Management’s expertise in providing investment management advisory services (the assets of Ability managed by ML Management are referred to herein as the “Managed Ability Portfolio”). Ability then shifted the focus of its insurance business away from legacy insurance products, and reoriented around retirement solutions products, including multi-year guaranteed annuities (“MYGA”). Ability’s long-term goal is to build a platform that can both insure and reinsure a diverse set of competitive annuity and life insurance products.

The acquisition of Ability by Mount Logan combined two products that Mount Logan believes are, and will continue to be, in high demand – insurance solutions and alternative asset management. Mount Logan, through its acquisition of Ability, brought the insurance business additional capital to support growth, a stronger investment portfolio through ML Management’s repositioning of the portfolio, stability and continuity of liability management, and new growth opportunities that Mount Logan believes will provide increased security to policyholders. The acquisition positioned Mount Logan for a new stage of growth, as the stronger capital base and alignment allows Mount Logan to scale asset and liability origination for the benefit of Ability’s policyholders as well as Mount Logan and its shareholders.

Mount Logan is focused on generating spread income, or Spread Related Earnings (“SRE”), within its Insurance Solutions segment for the benefit of policyholders, through (i) sourcing long-term liabilities and (ii) using the origination and investment capabilities of its Asset Management business to source or originate assets that fit Ability’s targeted risk and return characteristics. SRE represents the difference between actual earnings generated on the assets and investments made and the interest or crediting rate guaranteed to policyholders or participants. Mount Logan views SRE as a critical measurement for assessing the profitability of the Insurance Solutions segment, as it excludes the impact of certain market volatility and other one-time, non-core components of income or loss. Rather than increasing allocations to higher risk securities to increase yields, or returns, on the assets invested, Ability and ML Management focus on proprietary origination of high-quality, predominantly senior secured loans and assets, which Mount Logan believes reduces downside risk.

Mount Logan’s asset management expertise supports the sourcing and underwriting of assets for Ability’s portfolio. Ability is invested in a diverse array of high-grade fixed income assets including corporate bonds, structured securities and commercial real estate loans, as well as senior secured loans. Ability manages its interest rate risk through hedging activity to lower its overall net floating rate position. Ability also maintains holdings in less interest rate-sensitive investments, including CLOs, non-agency RMBS, and various types of structured products, consistent with its strategy of pursuing incremental yield by assuming liquidity and complexity risk, rather than assuming incremental credit risk.

Ability’s Products

Ability currently reinsures annuity products, consisting of MYGA, and is licensed in 42 states and the District of Columbia. Mount Logan acquired Ability in the fourth quarter of 2021. As part of the transaction, Mount Logan invested $10 million of capital into Ability to strengthen its balance sheet and launch a platform for the reinsurance of annuities. The reinsurance of annuity products commenced in the second quarter of 2022. Subsequently, Mount Logan has contributed an incremental $21.6 million of capital and investments into Ability.

Annuities are a contract with an insurer where individuals agree to pay a certain amount of money, either in a lump sum or through installments, which entitles them to receive a series of payments at a future date. MYGA products are single premium deferred individual annuity contracts, providing consumers with an attractive, low-risk, predictable, and tax deferred investment option.

Effective April 1, 2022, Mount Logan, through Ability, closed a reinsurance agreement with Atlantic Coast Life Insurance Company (“ACL”) pursuant to which Ability assumed a 20% quota share coinsurance of up to $150.0 million of premium of MYGA policies beginning January 1, 2021. Effective July 1, 2022, Ability closed on an additional reinsurance agreement with Sentinel Security Life Insurance Company (“SSL”) to assume a 20% quota share coinsurance of up to $100.0 million of premium of MYGA policies. These quota share coinsurance agreements were met as of July 10, 2023. On January 10, 2024, Mount Logan, through Ability, amended the reinsurance agreements with ACL and with SSL, pursuant to which Ability would assume a 20% quota share coinsurance of premium of MYGA policies issued and approved on or after October 1, 2023. Ability elected to terminate the amended reinsurance agreements, effective June 30, 2024, to diversify and grow liability origination away from the initial counterparties, ACL and SSL. On March 31, 2025, Ability entered a new reinsurance treaty for additional MYGA with National Security Group (“NSG”), further diversifying its reinsurance partners.

To support growth in the insurance solutions segment, as of March 31, 2025, Mount Logan has invested $31.6 million directly into Ability to provide the capital support required to enter into the previously mentioned reinsurance agreements, as well as provide additional capital to evaluate new reinsurance opportunities as they are presented to Ability.

Ability has a runoff book of long-term care (“LTC”) business, which Mount Logan classifies as Ability’s legacy business. Ability has several reinsurance agreements to reinsure the long-term care portfolio's morbidity risk. Ability is no longer insuring new long-term care risk. The last LTC policy Ability wrote was in the early 2000’s, and thus, LTC has not been a core focus of the insurance business for multiple decades.

Reinsurance Channels

Ability is focused on reinsurance through quota-share agreements in the form or flow or block trades, as well as acquisitions, which supports Ability’s liability origination efforts across market environments. As Ability continues to grow, it remains disciplined in its evaluation of liabilities that are core to its strategy.

Capital

Ability believes it has a strong capital position and is well positioned to meet policyholder and other obligations, which it determines through various internal capital metrics tracked by management. The amount of capital required to support Ability’s core operating strategies is determined based on internal modeling and analysis of economic risk, as well as inputs from rating agency capital models and consideration of National Association of Insurance Commissioners (“NAIC”) risk-based capital (“RBC”) requirements. Capital in excess of this required amount is considered excess equity capital, which is available to deploy.

Ability’s Market Opportunity

Ability participates in a large U.S. market that it expects to grow in part due to several demographic trends. As measured by annual premiums written, annuities are the largest product line in the life and annuity sector. Annuities play an important role in retirement planning by providing individuals with stable, tax-efficient sources of income. In 2024, annuity premiums totaled $434.1 billion, up 13% year over year, accordingly to LIMRA’s U.S. Individual Annuity Sales survey, which represents 92% of the U.S. annuity market. The most common annuities are fixed and variable and may be written on an individual or group basis. The current products Ability reinsures are fixed annuities written on an individual basis.

There is an increasing demand for retirement solutions as a growing portion of the U.S. population is of retirement age and the retirement income needs of retirees are expected to increase. The number of people of retirement age has increased significantly since 2010, driven by the aging of the “Baby Boomer” generation. The U.S. population over 65 years old is forecast to grow from 57.8 million in 2022 to an estimated 78.3 million in the next 20 years, according to the U.S. Census Bureau, Population Estimates and Projections. This study also forecasted that the U.S. population aged over 65 years old is expected to grow by 44% from 2020 to 2040, while the total U.S. population is expected to grow by only 12%. Currently, 17.3% of the U.S. population is 65 or older, which is projected to rise to 22% by 2040, according to the ACL. The UN’s Population Statistics group has also forecasted that the global population aged 65 and over is expected to double from 0.8 billion to 1.6 billion, increasing from 10% to 17% of the total population, by mid-century. This demographics-driven demand has been further supported by a higher interest rate environment, which has enabled annuity providers to enhance their product offerings with more attractive crediting rates, strengthening the overall value proposition for consumers.

Annuities play an increasingly vital role in retirement planning, offering retirees stable, tax-efficient, and guaranteed income streams. In 2023, total fixed-rate deferred annuity sales reached $164.9 billion, representing a 46% increase over the previous record set in 2022. MYGA sales rose to $53 billion in 2023, up 48% year-over-year, according to LIMRA. The solid growth in MYGA demand has been a key driver of the overall expansion in the fixed annuity market. Ability’s current product focus is centered on individual MYGA offerings, where Ability sees continued opportunity for growth.

Growth Strategy

Mount Logan’s management team is focused on growing Mount Logan across its primary business segments, Asset Management and Insurance Solutions, both via organic reinvestment into each business segment and through inorganic growth efforts, including mergers, acquisitions, strategic partnerships, and joint ventures.

Asset Management

Beginning in 2020, Mount Logan expanded its focus from a lending-oriented credit platform to an alternative asset management platform in the United States. Since 2018, Mount Logan has closed 14 acquisitions and strategic investments, thereby increasing its permanent and semi-permanent capital bases. As of March 31, 2025, Mount Logan had total AUM of $2.4 billion.

Mount Logan’s medium-term plan is to leverage its fixed cost base towards scaling its Asset Management AUM. The Asset Management growth strategy is centered around AUM and Fee Related Earnings expansion, further diversifying Mount Logan’s credit investment capabilities and products offered to its institutional retail and insurance clients, as well as enhancing the market presence of its credit investment business. Mount Logan believes that increased AUM comes through new fund launches and sub-advisory relationships, which benefit from strong underlying fund performance and Mount Logan’s historical track record.

In addition, Mount Logan will continue to pursue merger and acquisition opportunities to increase scale from its existing private credit platform and to broaden its growing investment capabilities. Through these strategic initiatives, Mount Logan aims to solidify its position as a leading alternative asset manager and insurance solutions provider in North America.

Insurance Solutions

Mount Logan, following the acquisition of Ability in 2021, strategically positioned its insurance solutions segment to capitalize on the growing demand for retirement solutions products, with an initial focus on MYGA. MYGA, with its guaranteed returns and fixed tenor, make it a suitable product for both insurance companies and policyholders with minimal complexity and a high-level of predictability, often offering greater insured returns relative to comparable risk-free rates.

Mount Logan’s long-term plans are to broaden the suite of insurance products it reinsures, including but not limited to Fixed Indexed Annuities (“FIA”) and pre-need products. Any new reinsurance treaties Mount Logan enters into will be filed with and approved by appropriate state insurance regulatory authorities before being executed. Mount Logan is also actively evaluating expanding into the direct writing of new insurance and retirement products.

Mount Logan’s growth strategy focuses on leveraging its asset management expertise and capabilities to optimize the insurance investment portfolio and ensure the stability and growth of the assets and liabilities of the business. By investing MYGA premiums into diversified assets, Mount Logan aims to generate attractive risk-adjusted returns, which supports repayment to policyholders and contributes to spread income.

Additionally, Mount Logan is actively exploring new growth opportunities through strategic partnerships and acquisitions, supporting Mount Logan’s long-term goal of building a comprehensive insurance solutions platform capable of insuring and reinsuring a diverse set of competitive annuity and life insurance products.

Mount Logan believes that its multi-faceted approach to growth via organic and inorganic initiatives, including prudent asset management, will strengthen its Insurance Solutions segment’s positioning in the market, and provides increased benefits to policyholders, resulting in continued success in the competitive insurance and retirement solutions landscape.

Competition

Asset Management

The competition is high in the asset management industry, and more specifically the alternative asset management space in which Mount Logan primarily operates. Mount Logan faces competition from a large number of asset managers that focus on the management of public and private funds, as well as commercial and investment banks, merchant banks, commercial financing companies, institutional investors, insurance companies and, to the extent they provide an alternative form of financing, private equity funds.

With respect to Mount Logan’s investment strategies and the deployment of capital, Mount Logan primarily competes with other private markets solutions providers within North America and Europe that specialize in private credit. Mount Logan endeavors to maintain strong relationships with general partners and other alternative asset managers who manage investment funds, as well as the general investment community that can include investment banks, commercial banks, advisors, brokers, legal firms, and accountants. Mount Logan’s non-sponsored, or non-private equity-backed, deals are sourced through a proprietary and robust network of industry contacts and other channels including existing relationships with owners or management teams of middle market companies, family-owned businesses, and niche industry players. Mount Logan views the non-sponsored channel as less competitive given the wide dispersion of opportunities across North America and Europe, which are harder to source, evaluate, and underwrite. However, because of the increasing demand for private credit investments and growth across the industry, there can be no assurance that Mount Logan will be able to invest all of the capital it raises in investments that meet our risk-adjusted return thresholds, or that the size of investment opportunities available to Mount Logan will meet its investment sizing targets.

To grow its business, Mount Logan must compete for investor capital, both within its existing investor base and the broader investor universe that is actively seeking to deploy capital into the private markets, and specifically funds managed by alternative asset managers like ML Management. Historically, Mount Logan’s ability to raise additional capital, and thus grow AUM, is based on a variety of factors, including but not limited to:
•Investment performance across Mount Logan’s managed and sub-advised investment strategies;
•Ability to originate and execute private credit investment opportunities;
•Nature and duration of investor relationships;
•Quality of service;
•Fund terms, including fees;
•Brand recognition of the platforms through which Mount Logan operates as well as the brand recognition of the firms which Mount Logan partners with, including BCPA and Runway Growth Capital;
•Ability to customize product offerings to fit Mount Logan’s institutional, retail, and insurance client specifications; and
•Ability to provide cost effective and comprehensive range of services and products.

Competition is also high to attract and retain highly qualified investment professionals and support functions personnel. Mount Logan’s ability to continue to compete effectively within its industry will depend upon its ability to attract new employees and to motivate and retain its existing employees.

Insurance Solutions

Mount Logan operates in a highly competitive industry through its Insurance Solutions operating subsidiary, Ability. Ability reinsures annuity products, which compete with fixed rate, fixed index, and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank products, and other investment and retirement funding alternatives offered by other asset managers, banks, and broker/dealers.

The products Ability reinsures may compete with products of other insurance companies, financial intermediaries and other institutions based on several features, including crediting rates, index options, policy terms and conditions, ratings, reputation, and distributor compensation.

Many of Ability’s competitors are well-established, and have greater market share, broader networks, and maintain financial strength ratings from A.M. Best, which Ability does not have today. Larger competitors can have lower operating costs, enabling them to participate in transactions at more competitive pricing levels for insurance products, reinsurance solutions, and acquisitions. This pricing pressure could affect Mount Logan’s Insurance Solutions platform’s ability to maintain or increase profitable growth. Ability has primarily grown through MYGA block reinsurance transactions and flow reinsurance, and increased competition within these insurance products could impact transaction pricing, potentially challenging future growth.

Regulatory and Compliance Matters

Mount Logan’s businesses, as well as the financial services and insurance industries generally, are subject to extensive regulation in the United States and around the world. Virtually all aspects of Mount Logan’s business are subject to various laws and regulations, some of which are summarized below. Under these laws and regulations, agencies that regulate investment advisers, investment funds, insurance businesses, and other individuals and entities have broad administrative powers, including the power to limit, restrict, or prohibit the regulated entity or person from carrying on business if it fails to comply with such laws and regulations. Failure to comply with applicable regulatory and compliance requirements may result in a variety of consequences, including fines; administrative measures; suspension of voting rights; suspension of individual employees; limitations on engaging in certain lines of business for specified periods of time or mandatory disposal of interests in any affected regulated entity; revocation of investment adviser, insurance, and other registrations; licenses, or charters; censures; and other regulatory sanctions. The legal and regulatory requirements applicable to Mount Logan’s business are ever evolving and may become more restrictive, which may make compliance with applicable requirements more difficult or expensive, or otherwise restrict Mount Logan’s ability to conduct its business activities in the manner in which they are now conducted. Mount Logan’s businesses have operated for many years within a legal framework that requires being able to monitor and comply with a broad range of legal and regulatory developments that affect Mount Logan’s activities. However, additional legislation, changes in rules promulgated by self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect Mount Logan’s mode of operation and profitability. The complex regulatory frameworks governing financial institutions, insurance companies, and insurance distributors and their respective holding companies and subsidiaries, as well as those with investments in them, are very detailed and technical. Accordingly, the discussion below is general in nature, does not purport to be complete and is current only as of the date of this Preliminary Joint Proxy Statement/Prospectus.

Regulation under the Advisers Act

Mount Logan conducts its advisory business primarily through ML Management and SCIM, each of which is registered as an investment adviser with the SEC under the Advisers Act. ML Management and SCIM are subject to, among other Advisers Act provisions, the anti-fraud provisions of the Advisers Act and to fiduciary duties derived from these provisions, which apply to the RIA’s relationships with their advisory clients globally, including funds that the RIAs manage. These provisions and duties impose restrictions and obligations on the RIA with respect to their dealings with their fund investors and their investments, including for example restrictions on agency cross and principal transactions. ML Management and SCIM are subject to periodic SEC examinations and other requirements under the Advisers Act and related regulations primarily intended to benefit advisory clients. These additional requirements relate, among other things, to maintaining an effective and comprehensive compliance program, record-keeping and reporting requirements and disclosure requirements. The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations, and other censures and fines.

Insurance Regulation

Ability is subject to extensive regulation and supervision by the states in which it is domiciled, particularly with respect to their financial condition. Ability is domiciled in Nebraska, where it is regulated and supervised by the Nebraska Department of Insurance (“NEDOI”). Ability is also subject to regulation by all states in which the company transacts business; oversight that, in practice, often focuses on review of Ability’s market conduct. Ability is licensed to conduct insurance business, and is therefore subject to regulation and supervision by insurance regulators, in 42 states and the District of Columbia.

The extent and scope of insurance regulation varies between jurisdictions, but most jurisdictions have laws and regulations governing the financial security of insurers, including admittance of assets for purposes of calculating statutory surplus, standards of solvency, reserves, reinsurance, capital adequacy, and the business conduct of insurers.

In addition, statutes and regulations require the licensing of insurers and their agents, the approval of policy forms and related materials, and the approval of rates. State statutes and regulations also prescribe the permitted types and concentrations of investments by insurers. The primary purpose of this insurance industry regulation is to protect policyholders. Life insurance companies are required to file detailed quarterly and annual financial statements with insurance regulatory authorities in each of the jurisdictions in which they are licensed to do business, and their operations are subject to periodic examination by such authorities. Regulators have discretionary authority, in connection with the continued licensing of insurance companies, to limit or prohibit the insurance company’s ability to continue to do business if, in their judgment, the regulators determine that an insurer is not maintaining necessary statutory surplus or capital or if the further transaction of business will be detrimental to its policyholders.

The amount of dividends that Ability may pay in any twelve-month period, without prior approval by its domestic insurance regulator, is restricted under the laws of Nebraska.

Mount Logan, an insurance holding company, together with its insurance subsidiary, Ability, is subject to the insurance holding company system laws of Nebraska. These laws generally require insurers that are members of such insurance holding company’s system to register with the jurisdiction’s insurance regulatory authorities, to file reports disclosing certain information, including the insurance holding company’s capital structure, ownership, management, financial condition, enterprise risk, and own risk and solvency assessment.

These laws also require disclosure of certain qualifying transactions between Ability and any of Mount Logan’s other subsidiaries or affiliates. Such transactions could include loans, investments, sales, service agreements, and reinsurance agreements among other similar inter-affiliate transactions. These laws also require that intercompany transactions be fair and reasonable and not adversely affect the interests of policyholders. In certain circumstances, the insurance company must give prior notice of the transaction to the insurance department in its state of domicile, and the insurance department must either approve or disapprove the subject intercompany transaction within defined periods. Further, these laws require that an insurer’s surplus following any dividends or distributions to shareholder affiliates is reasonable in relation to the insurer’s outstanding liabilities and its financial needs.

The insurance holding company laws in some states, including Nebraska, require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s parent company. Generally, to obtain approval from the insurance commissioner for any acquisition of control of an insurance company or its parent company, the proposed acquirer must file with the applicable commissioner an application containing information regarding:

(i)the identity and background of the acquirer and its affiliates;
(ii)the nature, source and amount of funds to be used to carry out the acquisition;
(iii)the financial statements of the acquirer and its affiliates;
(iv)any potential plans for disposition of the securities or business of the insurer;
(v)the number and type of securities to be acquired;
(vi)any contracts with respect to the securities to be acquired;
(vii)any agreements with broker-dealers; and
(viii)other relevant matters.

Different jurisdictions may have similar or additional requirements for prior approval of any acquisition of control of an insurance or reinsurance company licensed or authorized to transact business in those jurisdictions. Additional requirements may include re-licensing or subsequent approval for renewal of existing licenses upon an acquisition of control.

Statutory Examinations

Ability is required to file detailed quarterly and annual financial statements, prepared in accordance with statutory accounting practices (“SAP”), with regulatory officials in each of the jurisdictions in which they conduct business. As part of their routine regulatory oversight process, the NEDOI conducts periodic detailed examinations, generally once every three to five years, of the books, records, accounts and operations of Ability. The NEDOI began its regularly-scheduled triennial examination of Ability for the period of 2020-2022 in August 2023, completing its examination and issuing its final report on October 25, 2024.

Financial Tests

The NAIC has developed a set of financial relationships or “tests,” known as the Insurance Regulatory Information System, or IRIS, which is designed for early identification of companies that may require special attention or action by insurance regulatory authorities. Insurance companies submit data annually to the NAIC, which in turn analyzes the data by utilizing ratios. State insurance regulators review this statistical report, which is available to the public, together with an analytical report, prepared by and available only to state insurance regulators, to identify insurance companies that appear to require immediate regulatory attention. A “usual range” of results for each ratio is used as a benchmark.

Risk-Based Capital Requirements

In order to enhance the regulation of insurers’ solvency, the NAIC has adopted a model law to implement RBC requirements for life insurers. All states have adopted the NAIC’s model law or a substantively similar law. The NAIC Risk-Based Capital Model Act requires insurance companies to submit an annual RBC Report, which compares an insurer’s total adjusted capital with its authorized control level RBC. A company’s RBC is calculated by using a specified formula that applies factors to various specified assets, premium, claim, expense, and reserve items. The factors are higher for those items with greater underlying risk and lower for items with less underlying risk.

The RBC Report is used by insurance regulators to set in motion appropriate regulatory actions relating to insurers that show indications of weak or deteriorating conditions. RBC is an additional standard for minimum capital requirements that insurers must meet to avoid being placed in receivership by regulators. The annual RBC Report, and the information contained therein, is not intended by the NAIC as a means to rank insurers.

RBC is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. It provides a means of setting the capital requirement in which the degree of risk taken by the insurer is the primary determinant. The value of an insurer’s

Total Adjusted Capital, which is the sum of its year-end statutory capital and surplus, in relation to its RBC, together with its trend in its Total Adjusted Capital, is used as a basis for determining regulatory action that a state insurance regulator may be authorized or required to take with respect to an insurer.

Ability is subject to risk based capital ("RBC") standards and other minimum capital and surplus requirements imposed by state laws. Regulatory capital requirements for Ability are determined in accordance with statutory requirements of the Nebraska Department of Insurance. The minimum RBC ratio for Ability is 200% and Ability must have a ratio in excess of 300% to be able to reinsure new business. Regulatory action is triggered beginning at 200% RBC and below. The regulatory action varies with Risk based capital level as follows: (i) if a company's total adjusted capital is less than 200% but greater than or equal to 150% of its authorized control level RBC, the company shall submit a risk-based capital plan to the regulatory authority highlighting conditions which contributed to lower adjusted capital and proposing corrective actions aimed at improving its capital position; (ii) if a company's total adjusted capital is less than 150% but greater than or equal to 70% of its authorized control level RBC, the regulatory authority will perform such examination and analysis of the assets, liabilities, and operations including a review of its risk-based capital plan of the company as deemed necessary and issue an order specifying the corrective actions that must be taken; (iii) if a company's total adjusted capital is less than 70%, the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. Ability’s RBC ratio is tested annually at the end of Ability’s financial year and estimated on a quarterly basis.

Market Conduct Exams

Ability is subject to periodic market conduct exams (“MCE”) in any jurisdiction where it does business. An MCE typically entails review of business activities, such as operations and management, complaint handling, marketing and sales, producer licensing, policyholder service, underwriting, and claims handling. Regulators may impose fines and penalties upon finding violations of regulations governing such business activities.

Form Approvals

Ability is subject to state laws and regulations regarding form approvals. In most states, insurance policies are subject to prior regulatory approval in the state in which the policy is sold.

Unfair Claims Practices

Insurance companies are prohibited by state statutes from engaging in unfair claims practice. Unfair claims practices include, but are not limited to, misrepresenting pertinent facts or insurance policy provisions; failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies; and attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled.

Regulation of Investments

Ability is subject to state laws that restrict the kinds of investments it may make. These laws require diversification of investment portfolios and limit the amounts of investments in certain asset categories, such as below-investment grade fixed income securities, equity real estate, other equity investments, and derivatives. Failure to comply with these requirements and limitations could cause affected investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, could require the divestiture of such non-qualifying investments. Ability’s investment guidelines, including its Derivative Use Plan, have been filed with the NEDOI.

Statutory Accounting Practices

SAP are a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer’s solvency. Statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer’s domiciliary state.

U.S. GAAP is concerned with a company’s solvency, but is also concerned with other financial measurements, principally income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriately matching revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as compared to SAP.

Enterprise Risk and other Developments

The NAIC, as part of its solvency modernization initiative, has engaged in a concerted effort to strengthen the ability of U.S. state insurance regulators to monitor U.S. insurance holding company groups. The holding company reform efforts at the NAIC culminated in December 2010 in the adoption of significant amendments to the NAIC’s Insurance Holding Company System Regulatory Act (the “Model Holding Company Act”) and its Insurance Holding Company System Model Regulation (the “Model Holding Company Regulation”). Among other things, the revised Model Holding Company Act and Model Holding Company Regulation explicitly address “enterprise” risk — the risk that an activity, circumstance, event, or series of events involving one or more affiliates of an insurer will, if not remedied promptly, be likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole — and require annual reporting of potential enterprise risk as well as access to information to allow the state insurance regulator to assess such risk. In addition, the Model Holding Company Act amendments include a requirement to the effect that any person divesting control over an insurer must provide 30 days’ notice to the regulator and the insurer (with an exception for cases where a Form A is being filed). The amendments direct the domestic state insurance regulator to determine those instances in which a divesting person will be required to file for and obtain approval of the transaction. Some form of the 2010 amendments to the Model Holding Company Act and the Model Holding Company Act Regulation has been adopted in all states.

Consumer Protection Laws and Privacy and Data Security Regulation

Federal and state consumer protection laws affect Mount Logan’s operations. As part of the Dodd-Frank Act, Congress established the Consumer Financial Protection Bureau to supervise and regulate institutions that provide certain financial products and services to consumers. In addition, the Gramm-Leach-Bliley Act of 1999 implemented fundamental changes in the regulation of the financial services industry in the United States and includes privacy and security requirements for financial institutions, including obligations to protect and safeguard consumers’ nonpublic personal information and records, limitations on the re-disclosure and re-use of such information, and requirements to notify customers and other individuals about their policies and practices relating to their collection and disclosure of such information and their practices relating to protecting the security and confidentiality of that information.

In addition to federal and other financial institution-specific privacy laws and regulations, an increasing number of states are considering and passing comprehensive privacy legislation. The issues surrounding data security and the safeguarding of consumers’ protected information are under increasing regulatory scrutiny by state and federal regulators.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MOUNT LOGAN

The following discussion should be read in conjunction with Mount Logan Capital Inc.'s condensed consolidated financial statements and the related notes within this quarterly report. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section of this report entitled “Item 1A. Risk Factors.” The highlights listed below have had significant effects on many items within our condensed consolidated financial statements and affect the comparison of the current period’s activity with those of prior periods.
Nature of Business
General
Mount Logan’s Business
Mount Logan, together with its consolidated subsidiaries is an alternative asset management and insurance solutions company. Mount Logan manages its business through two business segments: Asset Management and Insurance Solutions. Its Asset Management segment is focused on investing in and actively managing credit investment opportunities in North America through its wholly-owned subsidiary Mount Logan Management LLC (“ML Management”). The Insurance Solutions segment is conducted by Ability Insurance Company (“Ability”), a Nebraska domiciled insurer, that specializes in reinsuring annuity products for the increasing number of individuals seeking to fund retirement needs. Ability also holds a run-off book of long-term care policies. As of March 31, 2025, Mount Logan had a team of 29 employees.
Asset Management
Our Asset Management segment focuses on generating recurring asset management fee streams across a variety of credit investing strategies. Mount Logan raises, invests and manages funds, accounts and other vehicles with an emphasis on private credit. As of March 31, 2025, Mount Logan had a total AUM of $2.4 billion.
As an alternative asset manager, through Mount Logan’s wholly and partially owned SEC-registered investment advisers (“RIAs”), Mount Logan earns management and incentive fees for providing investment advisory and management services to multiple diversified investment vehicles, which include Mount Logan’s Insurance Solutions segment. The majority of these vehicles are permanent or semi-permanent capital, generating recurring management and fee-related performance fees from indefinite term vehicles, that are measured and received on a recurring basis, primarily focused on North American and European direct and indirect private loan origination in the middle-market across the capital structure, as well as corporate credit, specialty finance, and other mandates across managed accounts and CLOs. Mount Logan benefits from its investment in and expansion into high-growth areas of private credit and private solutions investing, including asset-backed finance, opportunistic credit, and venture and growth lending. Beyond participation in the traditional primary and secondary credit markets, through Mount Logan’s origination and corporate solutions capabilities, Mount Logan seeks to originate assets with attractive risk-adjusted returns, in the funds Mount Logan manages, through the employment of rigorous and deep diligence on the opportunities Mount Logan assesses.
Through Mount Logan’s RIAs, Mount Logan seeks to invest in well-established middle market businesses that operate across a wide range of industries (i.e., no concentration in any one industry). Mount Logan employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. Mount Logan has experience managing levered vehicles, both public and private, and seek to enhance returns through the prudent use of leverage with a conservative approach that prioritizes downside protection and capital preservation. Mount Logan believes this strategy and approach offers attractive risk-adjusted returns with lower volatility featuring the potential for fewer defaults and greater resilience through market cycles.

The amount of fees charged for managing these assets depends on the underlying investment strategy, vehicle being managed, liquidity profile, and, ultimately, Mount Logan’s ability to generate returns for Mount Logan’s clients. After expenses associated with generating fee-related revenues, Mount Logan measures the resulting earnings stream “Fee Related Earnings” or “FRE”, which represents the primary performance measure for the Asset Management segment. FRE is the sum of (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses. FRE excludes non-fee generating revenues and expenses, transaction-related charges, equity-based compensation costs, the amortization of intangible assets, the operating results of VIEs that are included in the consolidated financial statements, and any other non-recurring income and expenses. In addition, FRE excludes interest and other financing costs related to the Company not attributable to any specific segment, and corporate overhead expenses incurred to support the operations of the business rather than directly fee-related. Management considers these types of costs corporate in nature, and are included only for reconciliation purposes to income (loss) before income tax (provision) benefit.
The Asset Management segment also holds minority interests in two Canadian asset managers and in Sierra Crest Investment Management ("SCIM"), which manages Portman Ridge Finance Corp. ("Portman"), a United States business development company, and Alternative Credit Income Fund ("ACIF"), a closed-end interval fund that invests in a portfolio of public and private credit investments. SCIM is majority owned by BCPA.
Insurance Solutions
Mount Logan’s Insurance Solutions segment is operated by Ability, a Nebraska domiciled insurer and reinsurer of long-term care ("LTC") policies and retirement savings products, licensed in 42 states and the District of Columbia. Upon closing of the acquisition of Ability in late 2021, ML Management entered into an investment management agreement with Ability (the "Ability IMA") to manage certain of Ability’s assets that are within the scope of ML Management’s expertise in providing investment management advisory services (the assets of Ability managed by ML Management referred to herein as the "Managed Ability Portfolio"). In the second quarter of 2022, management began to implement its plan to expand and diversify the Insurance Solutions business, including ceasing to insure new long-term care risk and, instead, reinsuring multi-year guaranteed annuity ("MYGA") policies. The Insurance Solutions segment also includes the economic benefits of the three Cornhusker CLOs (collectively, the "Cornhusker CLOs"), which represent consolidated variable interest entities ("VIEs"). Annuity policies are contracts with insurers where individuals agree to pay a certain amount of money, either in a lump sum or through installments, which entitles them to receive a series of payments at a future date.
Long-term care insurance policies reimburse policyholders a daily amount, upon meeting certain requirements, for services to assist with daily living as they age. Ability's long-term care portfolio's morbidity risk has been largely reinsured to third-parties.
A reinsurance contract is a type of insurance contract that is issued by an entity (the reinsurer) to compensate another entity (the cedant) for claims arising from insurance contract(s) issued by the cedant.
Consistent with the overall business strategy, Ability assumes certain policy risks written by other insurance companies and cedes insurance risks to reinsurers. Reinsurance accounting is applied for reinsurance transactions when risk transfer provisions have been met. Ability reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. Ability does not have any assumed or ceded reinsurance contracts for the LTC line of business that do not meet risk transfer requirements. The MYGA line of business does not meet the risk requirements to qualify as an insurance contract and is therefore considered an investment contract.

Ability uses ceded reinsurance contracts in the normal course of business to manage its risk exposure. For each of its reinsurance agreements, cessions under reinsurance agreements do not discharge Ability’s obligations as the primary insurer. Reinsurance assets represent the benefit derived from reinsurance agreements in force at the reporting date, considering the financial condition of the reinsurer. Amounts recoverable from reinsurers are estimated in accordance with the terms of the relevant reinsurance contract and historical reinsurance recovery information. Amounts recoverable from reinsurers are based on what Ability believes are reasonable estimates and the balance is reported as an asset in the Insurance section of the Consolidated Statements of Financial Position. However, the ultimate amount of the reinsurance recoverable is not known until all claims are settled.
Mount Logan provides a full suite of services for Ability's investment portfolio, including direct investment management, asset allocation, mergers and acquisitions asset diligence and certain operational support services, including investment compliance, tax, legal and risk management support. Mount Logan’s Insurance Solutions business focuses on generating spread income by combining the two core competencies of (1) sourcing long-term, persistent liabilities through reinsurance treaties and (2) using the scale and reach of Mount Logan’s Asset Management business to actively source or originate assets with Ability's preferred risk and return characteristics. Ability's investment philosophy is to invest a portion of its assets in securities that earn an incremental yield by taking measured liquidity and complexity risk and capitalize on its long-dated, persistent liability profile to prudently achieve higher net investment earned rates, rather than assuming incremental credit risk. Because Ability maintains discipline in reinsuring attractively priced liabilities, it has the ability to invest in a broad range of high-quality assets to generate attractive earnings.
Mount Logan uses Spread Related Earnings (“SRE”) to assess the performance of the Insurance Solutions segment. SRE is a component of Segment Income that is used to assess the performance of the Insurance Solutions segment, excluding certain market volatility, which consists of investment gains (losses), other income and certain general, administrative & other expenses. For the Insurance Solutions segment, SRE equals the sum of (i) the net investment earnings on Insurance Solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses. SRE represents the difference between actual earnings generated on the assets and investments made and the interest or crediting rate guaranteed to policyholders or participants. Rather than increasing allocations to higher risk securities to increase yields, or returns, on the assets invested, Ability and ML Management focus on proprietary origination of high-quality, predominantly senior secured loans and assets, which Mount Logan believes reduce downside risk.
The diagram below depicts Mount Logan’s current organizational structure:

Note: The organizational structure chart above depicts a simplified version of the Mount Logan structure. It does not include all legal entities in the structure.
Business Environment
Industry Trends and Market Conditions
Mount Logan’s asset management and insurance solutions businesses are affected by the conditions in the political environment and financial markets and economic conditions of the United States, such as changes in interest rates, availability of credit, and inflation rates (including persistent inflation). These conditions can significantly impact the performance of Mount Logan’s business, including, but not limited to, the valuation of investments, including those of the vehicles Mount Logan manages, and related income Mount Logan may recognize.
Mount Logan carefully monitors economic and market conditions that could potentially give rise to market volatility and affect its business operations, which include inflation and benchmark interest rates. According to the U.S. Bureau of Labor Statistics, the annual U.S. inflation rate decreased slightly from 2.9% as of December 31, 2024 to 2.4% as of March 31, 2025. This easing of inflation was part of a broader trend of declining inflationary pressures. The Federal Reserve finished the first quarter of 2025 with a benchmark interest rate target range of 4.25% to 4.5%, unchanged from its December 2024 meeting. While the Federal Reserve in the United States and central banks in other countries have begun to cut interest rates as inflation rates have gradually weakened, they may raise rates again in the future due to ongoing inflation concerns. This potential increase, combined with reduced government spending and financial market volatility, could further elevate economic uncertainty and associated risks. Additionally, interest rate hikes or other government measures aimed at curbing inflation might lead to recessionary pressures globally. Such a recession could significantly and adversely impact Mount Logan’s business, financial condition, operational results, liquidity, and cash flows.
Moreover, Ability is materially affected by conditions in the capital markets and the U.S. economy generally. Actual or perceived stressed conditions, volatility and disruptions in financial asset classes or various capital and credit markets may have an adverse effect on Mount Logan’s insurance business because such conditions may decrease the returns on, and value of, its investment portfolio.
Interest Rate Environment
Medium and long-term rates decreased in the first quarter of 2025, with the U.S. 10-year Treasury yield at 4.23% as of March 31, 2025 compared to 4.58% as of December 31, 2024. Short term rates decreased in the first quarter of 2025, with the 3-month secured overnight financing rate at 4.29% as of March 31, 2025 compared to 4.31% as of December 31, 2024.
With respect to the Insurance Solutions segment, Ability's investment portfolio consists predominantly of fixed maturity investments. Both rising and declining interest rates can negatively affect the income Ability derives from these interest rate spreads. During periods of rising interest rates, Ability may be contractually obligated to reimburse its clients for the greater amounts they credit on certain interest-sensitive products. However, Ability may not have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates on its reinsurance contracts. During periods of falling interest rates, Ability’s investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. Ability may not be able to fully offset the decline in investment earnings with lower crediting rates on underlying annuity products related to certain of its reinsurance contracts. Higher interest rates may result in increased surrenders on interest-based products of Ability’s clients, which may affect its fees and earnings on those products. Lower interest rates may result in lower sales of certain insurance and investment products of Ability’s clients, which would reduce the demand for its reinsurance of these products. If interest rates remain low for an extended period, it may adversely affect Ability’s cash flows, financial condition and results of operations. Ability addresses interest rate risk through managing the duration of the liabilities it sources with assets it acquires through asset/liability management (“ALM”) programs. As part of its investment strategy, Ability purchases floating rate investments, which are expected to perform well in a rising interest rate environment and are expected to underperform in a declining rate environment. Ability manages its floating interest rate risk in a declining rate environment through hedging activity.
As of March 31, 2025, Ability's net invested asset portfolio included $375 million of floating rate investments, or 52% of its net invested assets. In periods of prolonged low interest rates, the net investment spread may be negatively impacted by reduced investment income to the extent that Ability is unable to adequately reduce policyholder crediting rates due to policyholder guarantees in the form of minimum crediting rates or otherwise due to market conditions. A significant majority of the MYGA policies Ability reinsures have crediting rates that reset upon renewal. While Ability has the contractual right to not accept the renewals, its willingness to do so may be limited by competitive pressures.
Significant interest rate risk may arise from mismatches in the timing of cash flows from Ability’s assets and liabilities. Management of interest rate risk at the company-wide level, and at the various operating company levels, is one of the main risk management activities in which MLC senior management engages.
Interest rate sensitivity
The following table summarizes the potential impact on net income of hypothetical base rate changes in interest rates on Mount Logan’s debt investments, future policy benefits, and interest rate swaps assuming a parallel shift in the yield curve, with all other variables remaining constant for the Insurance Solutions segment. The impact of interest rates sensitivity on the Asset Management segment is immaterial.

As at	March 31, 2025	December 31, 2024
50 basis point increase (1)	$4,152	$578
50 basis point decrease (1)	(8,258)	(11,778)
(1)Losses are presented in brackets and gains are presented as positive numbers
Actual results may differ significantly from these sensitivity analyses. As such, the sensitivities should only be viewed as directional estimates of the underlying sensitivities for the respective factors based on the assumptions outlined above.
During the first quarter of 2024, Mount Logan entered into interest rate swaps to economically hedge fair value interest rate risk on floating rate debt investments. Mount Logan does not designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. Derivatives are initially measured at fair value with subsequent changes therein recognized in the Consolidated Statements of Comprehensive Income (Loss). Mount Logan's derivative instruments are disclosed below:

As at March 31, 2025	Notional	Derivative assets	Derivative liabilities
Interest rate swaps	$187,000	$—	$1,864
Total	187,000	—	1,864

As at December 31, 2024	Notional	Derivative assets	Derivative liabilities
Interest rate swaps	$187,000	$—	$5,192
Total	187,000	—	5,192
The interest rate swaps are recorded in the Consolidated Statement of Financial Position as "Derivatives" within the Insurance Solutions segment with the mark-to-market changes in fair value being recorded as part of "Net gains (losses) from investment activities" within the Insurance Solutions segment on the Consolidated Statement of Comprehensive Income.

Restricted cash posted as collateral consists of cash deposited at a bank that is pledged as collateral in connection with the interest rate swaps. The table below represents the cash posted as collateral associated with open derivative positions:

As at	March 31, 2025	December 31, 2024
Restricted cash posted as collateral	$12,526	$15,716
Total	12,526	15,716
Overview of Results of Operations
Financial Measures under U.S. GAAP - Asset Management
The following discussion of financial measures under U.S. GAAP is based on Mount Logan's Asset Management business as of March 31, 2025.
Revenues
Management fees
Mount Logan provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee. The significant growth of assets Mount Logan manages has had a positive effect on Mount Logan’s revenues. Management fees are determined quarterly using an annual rate which are generally based upon (i) a percentage of the capital committed during the commitment period, and thereafter based on the remaining invested capital of unrealized investments, or (ii) net asset value, gross assets, or as otherwise provided in the respective agreements. Management fees are recognized over time, during the period in which the related services are performed.
Incentive fees
Mount Logan provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee, as discussed above and, in some cases an incentive fee, a type of performance revenue. The incentive fee consists of two parts: (i) an income incentive fee which is based on pre-incentive fee net investment income in excess of a hurdle rate and (ii) a capital gains incentive fee which is based on cumulative realized capital gains and losses and unrealized capital depreciation. Incentive fees are considered a form of variable consideration as they are based on the fund achieving certain investment return hurdles. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund.
The following table summarizes Mount Logan’s (i) management fees and (ii) incentive fees by fee generating vehicle:

	As of March 31,		As of March 31,		For the three months ended			For the three months ended			Quarter on Quarter change in Total Fees
	2025	2024	2025	2024	March 31, 2025			March 31, 2024
	Management Fees Receivable (7)		Incentive Fees Receivable (7)		Management Fees	Incentive Fees	Total Fees	Management Fees	Incentive Fees	Total Fees	$ Change	% Change
Fee Generating Vehicle

Ability (including consolidated VIEs) (1)	$1,043	$516	$—	$—	$1,167	$—	$1,167	$1,429	$—	$1,429	$(262)	-18%
BDCs (2)	805	893	—	—	805	—	805	893	—	893	(87)	-10%
CLOs (3)	1,006	843	—	—	750	—	750	672	—	672	78	12%
Interval Funds (4)	517	36	299	271	797	299	1,096	141	271	412	684	166%
Ovation Funds (5)	208	285	—	443	649	—	649	763	633	1,396	(747)	-54%
Other (6)	$93	$48	$—	$—	$239	$—	$239	$122	$—	$122	$118	97%
Total Fees	$3,671	$2,620	$299	$714	$4,407	$299	$4,706	$4,020	$903	$4,923	$(217)	-4%
(1)ML Management earns a base management fee of 1% on the average statutory book value of the portion of Ability’s investments it manages. Management fees earned by ML Management from Ability are eliminated on consolidation.
(2)ML Management earns a base management fee of 1.75% on the gross assets of Logan Ridge Finance Corporation. Management fees earned indirectly through ML Management’s 24.99% interest in SCIM, which is the manager of Portman, are excluded as management fee revenue, but are paid as cash distributions from SCIM.
(3)ML Management as the adviser to two CLOs, 2018-01 and 2019-01, earns senior and subordinated management fees on these vehicles, calculated on the outstanding collateral balance. CLO 2018-1 earns 0.25% senior and 0.35% subordinated fees, and 2019-1 earns 0.25% senior and 0.25% subordinated fees. These rates are fixed for the life of the transaction and are not subject to repricing.
(4)ML Management is the adviser to OCIF and earns management and incentive fees directly from this fund. Base management fees are earned at 1.25% of gross assets. Incentive fees are realized when the fund reaches a hurdle rate of return each quarter, based on the pre-incentive fee net investment income. When OCIF’s pre-incentive net investment income – i.e. interest income, dividend income and any other income accrued during the calendar quarter, less OCIF’s operating expenses for the quarter – exceeds the hurdle rate of return on OCIF’s adjusted capital of 1.5% (or 6% annualized), ML Management earns an incentive fee at 15% of the pre-incentive fee net investment income. All incentive fees recognized are considered realized as they are calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding calendar quarter. All recorded incentive fees have been subsequently received in cash. Separately, Mount Logan receives the economics of ACIF, which is an interval fund advised by SCIM, via a servicing agreement with SCIM over ACIF. The SCIM servicing fee over ACIF is excluded.
(5)Mount Logan as the general partner accrues base management fees, calculated monthly, due and payable either monthly or quarterly in arrears at 0.125% of the net assets in the Ovation funds. Incentive fees, calculated monthly, due and payable quarterly in arrears, are calculated as 10% of pre-incentive fee distributable income. If pre-incentive fee distributable income amounts do not exceed 0% in any fiscal quarter, such shortfall (a “High Watermark Shortfall”) will carry forward to subsequent quarters. No incentive fees are payable to the general partner in any fiscal quarter in which a High Watermark Shortfall exists.

(6)Consists of several small, closed end private funds which are sub-advised by ML Management at 1% of net assets, as well as management fees earned from a portfolio of Vista Life & Casualty Reinsurance Company’s (Vista) assets to which ML Management was appointed as the investment manager of, effective March 2025, at a rate of 1% on the average statutory book value of investments under management. Only fees which are crystallized and not subject to reversal are recognized and included.
(7)Management and incentive fees receivable are part of Other assets on the Consolidated Statement of Financial Position.

The fee rates described above are contractually fixed, however Mount Logan retains the right to voluntarily waive all or a portion of any management or incentive fee in circumstances where doing so would better align the economic interests of Mount Logan and the investors in a particular vehicle. Any such waiver would be approved by the applicable fund board.

Expenses
Compensation and Benefits
The most significant expense in Mount Logan’s Asset Management business is compensation and benefits expense. This consists of fixed salary, discretionary and non-discretionary bonuses, profit sharing expense associated with the performance fees earned and compensation expense associated with the vesting of non-cash equity-based awards. Mount Logan’s current compensation arrangements with certain of its employees include non-cash equity-based awards, which are considered to be ‘performance-based incentives.’ The non-cash equity-based awards are granted subject to management’s discretion and approval by the Board of Directors. There are no clawback provisions associated with the non-cash equity-based awards; however, they are subject to a time-based vesting requirement and continued employment. To date, Mount Logan has not paid any profit sharing associated with performance fees. Because of these performance-based incentives, as Mount Logan’s net revenues increase, Mount Logan’s compensation costs rise. Mount Logan’s compensation costs also reflect the increased investment in people as Mount Logan continues to grow its AUM both organically and inorganically.
Mount Logan grants equity awards to certain directors, officers, service providers and employees, consisting of Restricted Stock Units ("RSUs") that generally vest and become exercisable in annual installments depending on the award terms. See Note 19 Equity based Compensation to Mount Logan’s condensed consolidated financial statements for further discussion of equity-based compensation.
Administration and servicing fees
On November 20, 2018, Mount Logan entered into a servicing agreement (the “Servicing Agreement”) with BCPA. Under the terms of the Servicing Agreement, BCPA as servicing agent (the "Servicing Agent") performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of Mount Logan, including, without limitation, office facilities, equipment, bookkeeping and record keeping services and such other services the Servicing Agent, subject to review by the Board, shall from time to time deem necessary or useful to perform its obligations under this Servicing Agreement. The Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services.
Unless earlier terminated as described below, the Servicing Agreement will remain in effect from year-to-year if approved annually by (i) the vote of the Board and (ii) the vote of a majority of Mount Logan’s independent directors. The Servicing Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice by the vote of the Board or by the Servicing Agent.
Mount Logan reimburses BCPA for an allocable portion of compensation paid to Mount Logan’s Chief Financial Officer, associated management personnel (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of Mount Logan), and out-of-pocket expenses. While the Servicing Agent performs certain administrative functions for Mount Logan, the management functions of Mount Logan are wholly performed by Mount Logan’s management team.
Mount Logan provides administrative and reporting services to SCIM in respect of the management of ACIF in exchange for a servicing fee. The servicing fee is variable consideration as it is calculated quarterly based on the fees received by SCIM under its advisory agreement with ACIF, less a specified fee retained by SCIM, debt servicing expense, compensation and other certain expenses SCIM incurs in connection with investment advisory services it provides to ACIF. As Mount Logan determined it acts as the agent in this relationship, Mount Logan recognizes in income the amount it is entitled to receive or obligated to pay. In the Consolidated Statements of Financial Position, uncollected amounts are classified as Due from related parties when money is owed to Mount Logan and money owed by Mount Logan is presented as Due to related parties.
Financial Measures under U.S. GAAP - Insurance Solutions
The following discussion of financial measures under U.S. GAAP is based on Mount Logan’s Insurance Solutions business, which is operated by Ability, as of March 31, 2025.
Revenues
Net premiums
Net premiums for long-duration contracts, including products with fixed and guaranteed premiums and benefits, are recognized as revenue when due from policyholders. Insurance premiums are reported net of reinsurance ceded premiums.
Product charges
Product charges mainly include surrender charges on MYGA product which are earned when assessed against policyholder account balances during the period.
Net investment income
Net investment income is a significant component of Ability's total revenues. Ability recognizes investment income as it accrues or is legally due, net of investment management and custody fees. Investment income on fixed maturity securities includes coupon interest, as well as the amortization of any premium and the accretion of any discount. Investment income on equity securities represents dividend income and preferred coupon interest.
Net gains (losses) from investment activities
Investment related gains (losses) primarily consist of (i) realized gains and losses on sales of investments, (ii) unrealized gains and losses on trading securities, (iii) unrealized gains and losses on equity securities, (iv) changes in the fair value of the embedded derivatives and derivatives not designated as a hedge, and (v) changes in the provision for credit losses.
Net revenues of consolidated variable interest entities
Changes in the fair value of the consolidated VIEs’ assets and liabilities and related interest, dividend and other income and expenses are presented within net revenues of consolidated variable interest entities.

Net investment income (loss) on funds withheld
Net gains (losses) on funds withheld consists of investment activity pertaining to funds withheld assets which includes any interest income, unrealized gains, and losses, and realized gains and losses from sales of these assets.
Ceded reinsurance – Funds withheld with Front Street Re
Mount Logan has a coinsurance with funds withheld arrangement with Front Street Re covering a significant portion of the LTC business (the “Medico” block of policies). Under the funds withheld arrangement, assets are retained by Mount Logan; however, all investment activity pertaining to those assets are passed through to Front Street Re. Investment activity includes any interest income, unrealized gains, and losses, and realized gains and losses from sales of these assets.  The liability for this funds held arrangement is in the liability section of the Insurance section of the Consolidated Statements of Financial Position, and the income statement items related to this contract are in the line item net investment income (loss) on funds withheld in the Insurance section of the Consolidated Statement of Operations.
Ceded reinsurance – Modified coinsurance with Vista Life and Casualty Reinsurance Company
Mount Logan also has a modified coinsurance (“Modco”) agreement with Vista Life and Casualty Reinsurance Company (“Vista”). Pursuant to such agreement, Mount Logan retains assets in a designated custody account to support the quota share of the ceded Modco reserves. Similar to a funds withheld arrangement, all investment activity pertaining to those assets are passed through to Vista. Investment activity includes any interest income, unrealized gains, and losses, and realized gains and losses from sales on these assets.  The liability for this funds held agreement is netted against the reinsurance recoverable of the Insurance section of the Consolidated Statements of Financial Position, and the income statement items related to this contract are in the line item net investment income (loss) on funds withheld in the Insurance Consolidated Statement of Operations.
Expenses
Interest sensitive contract benefits
Liabilities for the MYGA investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. Changes in interest sensitive contract liabilities, excluding deposits and withdrawals, are recorded in interest sensitive contract benefits or product charges on the consolidated statements of operations.
Net policy benefit and claims
Net policy benefit and claims represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums. The liability is measured for each group of contracts (i.e., cohorts) using current cash flow assumptions. Contracts are grouped into cohorts by line of business, product type and cash flow streams, based on the date the policy was acquired (which for the entire LTC portfolio is the date of the acquisition of Ability Insurance). Future policy benefit reserves are adjusted each period because of updating lifetime net premium ratios for differences between actual and expected experience with the retroactive effect of those variances recognized in current period earnings. Mount Logan reviews at least annually in the third quarter, future policy benefit reserves cash flow assumptions, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings.
As Mount Logan’s LTC business is in run-off, the locked-in discount rate is used for the computation of interest accretion on future policy benefit reserves recognized in earnings. However, cash flows used to estimate future policy benefit reserves are also discounted using an upper-medium grade (i.e., low credit risk) fixed-income instrument yield reflecting the duration characteristics of the liabilities and is updated each reporting period with changes recorded in Accumulated Other Comprehensive Income (“AOCI”). As a result, changes in the current discount rate at each reporting period are recognized as an adjustment to AOCI and not earnings each period, whereas, changes relating to cash flow assumptions are recognized in the Insurance Statement of Earnings (Loss).
Amortization of deferred acquisition costs
Mount Logan incurs significant costs in connection with its renewals for its MYGA business. Costs that are related directly to the successful acquisition or renewal of MYGA contracts are capitalized as Deferred Acquisition Costs (“DAC”).  Such costs for Mount Logan are comprised mostly of incremental direct costs of contract acquisitions, which for Mount Logan are primarily commissions. Deferred acquisition costs will be amortized to expense on a straight-line basis, at the individual level over the expected term of the related contract.
All other acquisition-related costs, as well as all indirect costs, are expensed as incurred.
Compensation and Benefits
This consists of fixed salary, discretionary and non-discretionary bonuses.
Interest expense
This includes interest expense on the debt obligations.
General, administrative and other
General, administrative and other expenses include normal operating expenses, integration, restructuring and other non-operating expenses.
Other Financial Measures under U.S. GAAP
Income Taxes
Mount Logan’s income tax expense remained relatively flat in the first quarter of 2025 compared to the first quarter of 2024. In 2025 Mount Logan incurred an income tax expense of less than $0.1 million while in 2024 Mount Logan received a small tax benefit of less than $0.1 million.
Managing Business Performance - Key Segment and Non-U.S. GAAP Performance Measures
Mount Logan believes that the presentation of Segment Income supplements a reader’s understanding of the economic operating performance of each of Mount Logan’s segments.
Segment Income is the key performance measure used by management in evaluating the performance of the Asset Management and Insurance Solutions segments. See Note 22. Segment Income to the condensed consolidated financial statements for more details regarding the components of Segment Income and management’s consideration of Segment Income. Mount Logan believes that Segment Income is helpful for an understanding of Mount Logan’s business and that investors should review the same supplemental financial measure that management uses to analyze Mount Logan’s segment performance. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed in “Overview of Results of Operations” that have been prepared in accordance with U.S. GAAP.
Fee Related Earnings and Spread Related Earnings
Fee Related Earnings (“FRE”) is a component of Segment Income that is used to assess the performance of the Asset Management segment. FRE is the sum of (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses.
FRE excludes non-fee generating revenues and expenses, transaction-related charges, equity-based compensation costs, the amortization of intangible assets, the operating results of VIEs that are included in the consolidated financial statements, and any other non-recurring income and expenses. In addition, FRE excludes interest and other financing costs related to the Company not attributable to any specific segment, and corporate overhead expenses incurred to support the operations of the business rather than directly fee-related. Management considers these types of costs corporate in nature, and are included only for reconciliation purposes to income (loss) before income tax (provision) benefit.
Spread Related Earnings (“SRE”) is a component of Segment Income that is used to assess the performance of the Insurance Solutions segment, excluding certain market volatility, which consists of investment gains (losses), other income and certain general, administrative & other expenses. For the Insurance Solutions segment, SRE equals the sum of (i) the net investment earnings on Insurance Solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses.
Cost of funds includes liability costs associated with the crediting cost on MYGA liabilities as well as other liability costs. Other liability costs include DAC amortization, the cost of liabilities associated with LTC, net of reinsurance, which includes change in reserves, premiums, actual claim experience including related expenses and certain product charges related to MYGA.
Mount Logan uses FRE and SRE as measures of operating performance, not as measures of liquidity. These measures should not be considered in isolation or as a substitute for net income or other income data prepared in accordance with U.S. GAAP. The use of these measures without consideration of their related U.S. GAAP measures is not adequate due to the adjustments described above.
Results of Operations
Below is a discussion of Mount Logan’s consolidated statements of operations for the three months ended March 31, 2025 and 2024. For additional analysis of the factors that affected Mount Logan’s results at the segment level, see “Segment Analysis” below:

	Three months ended March 31,
	2025	2024	Change ($)	Change (%)
	($ in thousands)
REVENUES
Asset Management
Management fees	3,240	2,591	649	25%
Incentive fees	299	903	(604)	-67%
Equity investment earning	282	224	58	26%
	3,821	3,718	103	3%
Insurance Solutions
Net Premiums	(4,013)	(3,613)	(400)	11%
Product charges	860	34	826	NM
Net investment income	14,951	17,377	(2,426)	-14%
Net gains (losses) from investment activities	1,472	(774)	2,246	-290%
Net revenues of consolidated variable interest entities	3,633	4,679	(1,046)	-22%
Net investment income (loss) on funds withheld	(5,750)	(7,386)	1,636	-22%

	Three months ended March 31,
	2025	2024	Change ($)	Change (%)
	($ in thousands)
Other income	76	82	(6)	-7%
	11,229	10,399	830	8%
Total revenues	15,050	14,117	933	7%
EXPENSES
Asset Management
Administration and servicing fees	1,237	1,423	(186)	-13%
Transaction costs	4,545	251	4,294	NM
Compensation and benefits	2,380	1,703	677	40%
Amortization and impairment of intangible assets	910	482	428	89%
Interest and other credit facility expenses	1,946	1,702	244	14%
General, administrative and other	1,723	2,232	(509)	-23%
	12,741	7,793	4,948	63%

Insurance Solutions
Net policy benefit and claims (remeasurement gain on policy liabilities of $81 and $5,425 for the three months ended March 31, 2025 and 2024, respectively)	1,793	(4,261)	6,054	-142%
Interest sensitive contract benefits	3,818	3,405	413	12%
Amortization of deferred acquisition costs	555	487	68	14%
Compensation and benefits	244	184	60	33%
Interest expense	328	328	—	—%
General, administrative and other (including related party amounts of $1,732 and $1,767 for the three months ended March 31, 2025 and 2024, respectively)	3,686	4,334	(648)	-15%
	10,424	4,477	5,947	133%
Total expenses	23,165	12,270	10,895	89%
Investment and other income (Loss) - Asset Management
Net gains (losses) from investment activities	841	(218)	1,059	-486%
Dividend income	38	112	(74)	-66%
Interest income	268	271	(3)	-1%
Other income (loss), net	299	—	299	—%
Total investment income (loss)	1,446	165	1,281	776%
Income (loss) before taxes	(6,669)	2,012	(8,681)	-431%
Income tax (expense) benefit — Asset Management	(36)	5	(41)	-820%
Net income (loss)	(6,705)	2,017	(8,722)	-432%
Note: “NM” denotes not meaningful.
In this section, references to 2025 refer to the three months ended March 31, 2025 and references to 2024 refer to the three months ended March 31, 2024.
Asset Management Segment
Revenues
Revenues were $3.8 million in 2025, an increase of $0.1 million from $3.7 million in 2024, driven by an increase in management fees and equity investment earnings, offset by a decrease in incentive fees.

Management fees increased by $0.6 million to $3.2 million in 2025 from $2.6 million in 2024. The increase in management fees was primarily attributable to higher fees earned from Opportunistic Credit Interval Fund (“OCIF”) due to increased AUM, partially offset by a decrease in management fees from Ovation Alternative Income Fund and Ovation Alternative Income Fund-A LP (collectively the “Ovation funds”) due to the decline in AUM from their wind down, which was announced in mid-2024.
The $0.6 million decrease in incentive fees was driven by investment write-downs in the Ovation funds which resulted in $nil Ovation incentive fees being earned in 2025, compared to $0.6 million earned in 2024.
Equity investment earnings increased by less than $0.1 million due to better net income results in SCIM, which were primarily driven by the decrease in professional fee spend due to active management efforts to reduce costs.
Expenses
Expenses were $12.7 million in 2025, an increase of $4.9 million from $7.8 million in 2024, driven by increases in transaction costs, compensation and benefits, amortization and impairment of intangibles and interest and credit facility expenses, offset by decreases in general, administrative and other expenses, and administrative and servicing fees.
Transaction costs increased $4.3 million in 2025 primarily due to deal costs related to Mount Logan’s merger with TURN, partially offset by the lower credit facility fees as the amendment occurred in 2024.
Compensation and benefits increased $0.7 million in 2025 primarily due to increased headcount, RSUs granted and quarterly guaranteed bonus accruals.
Amortization and impairment of intangible assets increased $0.4 million in 2025 due to a decrease in the remaining useful life and change in amortization method on the IMA purchased in the Ovation GP acquisition, as the underlying fund is being wound down.

Interest and other credit facility expenses increased $0.2 million in 2025 primarily due to increased borrowings from upsizing our existing credit facility during the fourth quarter of 2024 and growing paid in kind interest on the debenture units.
The increase in expenses was offset by a $0.5 million decrease in general, administrative and other expenses attributable to the expiration of transition services agreements on assets purchased and non-recurring costs incurred in 2024 related to one of the BDCs managed by ML Management.

Administration and servicing fees were lower by $0.2 million due to the decrease in net economic loss attributable to Mount Logan’s service agreement with SCIM and the decrease in sub-investment management expenses. The decrease in economic loss attributable to the servicing agreement with SCIM was primarily driven by a $0.6 million decrease in expenses under the agreement due to compensation costs moving directly to Mount Logan. Sub-investment management expenses decreased primarily due to fee waivers provided by one sub-investment manager. The decrease in administration and servicing fees was partially offset by an increase in administrative fees due to additional headcount.

Investment and Other Income (Loss)
Total investment and other income increased $1.3 million primarily driven by the increase in unrealized gain on the seller note issued in relation to the Capitala acquisition (refer to note 11 of the condensed consolidated financial statements for further details regarding Mount Logan’s debt obligations). Other income also contributed to the increase due to tax refunds received in relation to prior period tax returns. The increase in total investment and other income was partially offset by a decrease in dividend income from the partial redemption of OCIF shares.

Insurance Solutions Segment
Revenues
Revenues were $11.2 million in 2025, an increase of $0.8 million from $10.4 million in 2024. The increase was primarily driven by increases in net gains (losses) from investment activities, net investment income (loss) on funds withheld, and product charges. These increases were partially offset by decreases in net investment income, net revenue of consolidated VIEs, and net premiums.
Net gains (losses) from investment activities were gains of $1.5 million in 2025, an increase of $2.3 million from losses of ($0.8) million in 2024, primarily due to a favorable change in the fair value of investment assets. The favorable change in the fair value of investment assets was primarily driven by a decrease in U.S. Treasury rates and bond yields in 2025 compared to 2024, which resulted in an increase in the fair value of existing bonds in 2025 compared to 2024. Consequently, there were higher unrealized gains on these bonds in 2025 compared to 2024.
Net investment income (loss) on funds withheld were a loss of ($5.8) million in 2025, which reflects an decrease of $1.6 million from a loss of ($7.4) million in 2024. This decrease was primarily driven by higher investment related expense on funds withheld assets under the Modco arrangement with Vista. This decrease was partially offset by the favorable change in the fair value of investment assets related to reinsurers under funds withheld/modco arrangement resulting in lower unrealized losses. The favorable change in the fair value was primarily driven by a decrease in bond yield in 2025 compared to 2024.
Product charges were $0.9 million in 2025, which reflects an increase of $0.8 million from $0.1 million in 2024, primarily driven by an increase in surrenders of MYGA policies in 2025 compared to 2024 which resulted in higher surrender charges/product charges paid by policyholders in 2025.
Net investment income was $15.0 million in 2025, a decrease of $2.4 million from $17.4 million in 2024, primarily driven by the decrease in U.S. treasury rates and bond yields, interest expense associated with the interest rate swap in 2025 and higher investment related expense on funds withheld assets under the Modco arrangement with Vista.
Net revenues of consolidated VIEs were $3.6 million in 2025, a decrease of $1.1 million from $4.7 million in 2024, primarily driven by lower investments balance and lower interest rates in 2025 compared to 2024.
Net premiums were ($4.0) million in 2025, a decrease of $0.4 million from ($3.6) million in 2024. The negative net premiums resulted from ceded premiums exceeding direct/assumed premiums within the LTC business. The decrease in net premiums was primarily driven by an increase of $0.2 million in ceded premium related to the LTC business compared to 2024, as well as a decrease of $0.2 million in direct/assumed premium compared to 2024.
Expenses
Expenses were $10.4 million in 2025, an increase of $5.9 million from $4.5 million in 2024. The increase was driven by increases in net policy benefit & claims, interest sensitive contract benefits, DAC amortization, and compensation & benefits, partially offset by a decrease in general, administrative & other expenses.
Net policy benefits and claims were $1.8 million in 2025, an increase of $6.1 million from ($4.3) million in 2024, primarily driven by remeasurement gains of $5.4 million due to the one-time benefit of an in-force update in the LTC business as well as the unfavorable impact of the decrease in treasury yields in 2025 compared to 2024.
Interest sensitive contract benefits were $3.8 million in 2025, an increase of $0.4 million from $3.4 million in 2024, primarily driven by interest accretion on higher interest sensitive contract liabilities in 2025 compared to 2024.

DAC amortization was $0.6 million in 2025, an increase of $0.1 million from $0.5 million in 2024, primarily due to additional MYGA business assumed in the second quarter of 2024, which resulted in higher DAC and its amortization in 2025 compared to 2024.
General, administrative & other expenses were $3.7 million in 2025, a decrease of $0.6 million from $4.3 million in 2024. Expenses were lower in 2025 primarily due to lower assumed expenses due to the cessation of MYGA flow in the second quarter of 2024.
Income Tax (Provision) Benefit
Mount Logan’s income tax expense was less than $0.1 million in 2025, an increase from the income tax benefit of less than $0.1 million in 2024. Income taxes were higher in 2025 due to certain book to tax adjustments that reduced Mount Logan’s deferred tax asset balance within the quarter and an increase in Mount Logan’s Canadian current income tax liability as a result of establishing a new Canadian taxable corporation to complete the acquisition of Runway. The (provision) benefit for income taxes includes federal, state, local and foreign income taxes, resulting in an effective income tax rate of (0.54%) and (0.23%) for 2025 and 2024, respectively. The most significant reconciling items between the U.S. federal statutory income tax rate and the effective income tax rate were due to the following: (i) foreign accrual property income, as Mount Logan Capital is a Canadian tax paying entity and (ii) changes in deferred tax assets. Mount Logan does not expect a material increase to its consolidated effective tax rate or earnings and results of operations as a result of the utilization of the deferred tax assets, though Mount Logan can provide no assurance that the impacts will not be material in future years. See Note 17. Income Taxes to the condensed consolidated financial statements for further details regarding Mount Logan’s income tax (provision) benefit.
Segment Analysis
Discussed below are Mount Logan’s results of operations for each of Mount Logan’s reportable segments. They represent the segment information available and utilized by management to assess performance and to allocate resources. See Note 22. Segments to Mount Logan’s condensed consolidated financial statements for more information regarding Mount Logan’s segment reporting.
Asset Management
The following table presents FRE, the performance measure of Mount Logan’s Asset Management segment.

Three months ended March 31,	2025	2024
Asset Management
Management fees	$4,407	$4,020
Incentive fees	299	903
Equity investment earnings	282	224
Interest income(1)	268	271
Fee-related compensation	(1,471)	(1,084)
Other operating expenses:
Administration and servicing fees	(733)	(1,057)
General, administrative and other	(772)	(1,075)
Fee related earnings	2,280	2,202
(1)Represents interest income on a loan asset related to a fee generating vehicle
Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024

In this section, references to 2024 refer to the three months ended March 31, 2025, and references to 2024 refer to the three months ended March 31, 2024.
FRE was $2.3 million in 2025, an increase of $0.1 million compared to $2.2 million in 2024. FRE was relatively flat primarily because the increase in management fees along with the decrease in other operating expenses were offset by decreases in incentive fees and increases in fee-related compensation.
The increase in management fees was primarily attributable to higher fees earned from OCIF due to increased AUM, partially offset by a decrease in management fees from the Ovation funds due to the decline in AUM from their wind down, and the decrease in management fees from Ability due to one-time expenses which are not expected to continue throughout the remainder of 2025.
The decrease in other operating expenses was primarily driven by the expiration of transition services agreements on assets purchased, the decrease in professional services fee spend due to active management efforts to reduce costs, and a decrease in servicing fees under the agreement with SCIM over ACIF.
Mount Logan’s servicing agreement with SCIM is for ACIF, an interval fund, and is calculated as the gross management and incentive fees paid by ACIF net of expenses incurred under the servicing agreement. During 2025, expenses decreased by $0.6 million primarily due to compensation costs moving directly to Mount Logan’s fee-related compensation line, driving the decrease in net economic loss attributable to the performance of ACIF.
Incentive fees decreased due to investment write-downs in the Ovation funds which resulted in $nil Ovation incentive fees being earned in 2025, compared to $0.6 million earned in 2024.
The increase in fee-related compensation was driven by corresponding growth in fee related revenues and increased headcount.

Asset Management Operating Metrics
Assets Under Management
The following presents Mount Logan’s total AUM by vehicle (in millions):

	Three months ended March 31,
	2025
(in millions)	Ability (including consolidated VIEs) (1)	BDCs (2)	CLOs (3)	Interval Funds (4)	Ovation Funds	Other (5)	Total
Change in Total AUM (6)
Beginning of Period	$746	$306	$564	$410	$212	$111	$2,349
Inflows	54	11	—	41	—	8	114
Outflows	(5)	(31)	—	(30)	(18)	—	(84)
Net Flows	49	(20)	—	11	(18)	8	30
Realizations	—	(6)	(32)	(7)	(4)	—	(49)
Market activity and other	2	10	(4)	5	17	4	34
Inter-vehicle eliminations (7)	—	—	—	(4)	—	—	(4)
End of Period	$797	$290	$528	$415	$207	$123	$2,360

	Three months ended March 31,
	2024
(in millions)	Ability (including consolidated VIEs) (1)	BDCs (2)	CLOs (3)	Interval Funds (4)	Ovation Funds	Other (5)	Total
Change in Total AUM (6)
Beginning of Period	$695	$334	$634	$342	$255	$66	$2,326
Inflows	46	13	—	47	—	21	127
Outflows	(28)	(35)	—	(11)	(1)	—	(75)
Net Flows	18	(22)	—	36	(1)	21	52
Realizations	—	(9)	(33)	(7)	(4)	—	(53)
Market activity and other	3	41	5	10	9	1	69
Inter-vehicle eliminations (7)	—	—	—	(8)	—	—	(8)
End of Period	$716	$344	$606	$373	$259	$88	$2,386
(1)Ability’s AUM excludes assets held under the funds withheld and modco agreements, and includes a portion of the Vista assets to which ML Management was appointed as the investment manager of, effective March 2025,
(2)ML Management manages Logan Ridge Finance Corporation and through another subsidiary, owns a 24.99% interest in SCIM, which is the manager of Portman.
(3)ML Management is the adviser to two CLOs 2018-01 and 2019-01.
(4)ML Management is the adviser to OCIF. Separately Mount Logan receives the economics of ACIF, which is an interval fund advised by SCIM, via a servicing agreement with SCIM over ACIF.

(5)Consists of several small closed end private funds and AUM which is sub-advised by ML Management.
(6)Inflows generally represent new capital which includes capital contributions, subscriptions, dividend reinvestments, draw downs on leverage facilities, and new MYGA flows and managed reinsurance assets added at Ability. Outflows include redemptions, pay downs on leverage facilities, and claims and benefits payments at Ability. Realizations represent distributions of realized income, repurchases of capital, and repayments on CLO notes. Market activity and other generally represents realized and unrealized gains (losses) on investments and other changes in AUM.

(7)Represents ACIF’s investment in OCIF.

(8)Several of the above funds are still subject to their annual audits, thus the AUM quoted above represents management’s best estimate of AUM as of March 31, 2025, but may be subject to change.
Three months ended March 31, 2025 versus three months ended March 31, 2024
Total AUM was $2.4 billion at March 31, 2025, an increase from $2.3 billion at December 31, 2024. The increase is attributable to growth in Ability’s AUM from additional capital contribution and the addition of a portion of the Vista portfolio of assets to which Mount Logan has been appointed manager. Mount Logan also saw an increase in interval fund assets as OCIF continued to scale. The total increase in AUM was offset by decreases in AUM across the BDCs, CLOs and Ovation funds. BDC assets decreased due to the underlying decline in performance of assets in their portfolios. CLO assets will continue to decline given both are in post reinvestment period and continue to harvest their assets. Ovation funds’ AUM will also continue to decline pursuant to their wind down.
Insurance Solutions
The following table presents Spread Related Earnings, the performance measure of Mount Logan’s Insurance Solutions segment:

Three months ended March 31,	2025	2024
Insurance Solutions
Net investment income and realized gain (loss), net	13,013	13,037
Cost of funds	(9,319)	(3,210)
Compensation and benefits	(244)	(184)
Interest expense	(328)	(328)
General, administrative and other	(3,086)	(3,887)
Spread related earnings	36	5,428
In this section, references to 2025 refer to the three months ended March 31, 2025, and references to 2024 refer to the three months ended March 31, 2024.
Spread Related Earnings
SRE was less than $0.1 million in 2025, a decrease of $5.4 million, or 99%, compared to $5.4 million in 2024. The decrease in SRE was primarily driven by higher cost of funds, partially offset by lower general, administrative & other expenses.
Cost of funds increased by $6.1 million, primarily driven by an unfavorable in-force update to the LTC business in the first quarter of 2025 whereas the first quarter of 2024 benefited from a favorable in-force update resulted in a $5.3 million increase in the cost of funds. Additionally, the first quarter of 2025 we observed higher net benefits and an increased provision for credit losses on reinsurance recoverable compared to 2024, which resulted in an additional $0.8 million increase in cost of funds.
General, administrative & other expenses decreased by $0.8 million in 2025 primarily as a result of a decrease in assumed expenses due to the cessation of MYGA flow in the second quarter of 2024.
Net Investment Spread

	Three months ended March 31,
	2025	2024	Change
Net investment income and realized gain or (loss), net	1.74%	1.86%	(12)bps
Cost of funds (1)	(1.26)%	(1.23)%	(3)bps
Net Investment spread	0.48%	0.63%	(15)bps
(1)Excludes changes in future policy benefits liabilities of LTC line of business, to calculate net investment spread, which result from changes in actuarial assumptions and future cash flow projections.
Net investment spread was 0.48% in 2025, a decrease of 15 basis points compared to 0.63% in 2024, primarily driven by lower net investment income and realized gain or (loss) and higher costs of funds in 2025 compared to 2024.
Net investment income and realized gain or (loss) percent represents a percent of net investment income and realized gain (loss) over average net invested assets. Net investment income and realized gain (loss) was flat in 2025 compared to 2024. However, net investment income percent was lower in 2025 primarily due to higher average net invested assets compared to 2024.
Cost of funds percent represents the percent of cost of funds over average net invested assets. Cost of funds were higher in 2025 compared to 2024 primarily due to an unfavorable in-force update to LTC business in the first quarter of 2025 whereas the first quarter of 2024 had a favorable in-force update.
Net invested assets represent investments that directly back Insurance Solutions segment’s net reserve liabilities as well as surplus assets. Net invested assets for Insurance Solutions segment includes (a) total investments on the consolidated statements of financial position, with available-for-sale securities, trading securities and mortgage loans at cost or amortized cost, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) VIE assets, and (f) net investment payables and receivables. Net invested assets exclude the investment assets under funds withheld arrangement with FSR and assets under Modco agreement with Vista. Net invested assets also exclude mark-to-market adjustment (net unrealized gains (losses)) including provision for credit losses recognized in consolidated statement of operations during the year.
Investment Portfolio and Net Investment Spread
Ability had total investments, including related parties and consolidated VIEs, of $1,017 million and $1,043 million as of March 31, 2025, and March 31, 2024, respectively. Total investments have decreased by 2.5% compared to 2024, which is primarily driven by the dispositions of investment assets. Ability’s investment strategy seeks to achieve sustainable risk-adjusted returns through the disciplined management of its investment portfolio against its duration of liabilities. The investment strategies focus primarily on a buy and hold asset allocation strategy that may be adjusted periodically in response to changing market conditions and the nature of Ability’s liability profile. Ability takes advantage of its generally persistent liability profile by identifying investment opportunities with an emphasis on earning incremental yield by taking measured liquidity and complexity risk rather than assuming incremental credit risk. Ability has selected a diverse array of primarily high-grade fixed income assets including corporate bonds, structured securities and commercial real estate loans, among others. Ability also maintains holdings in floating rate and less rate-sensitive instruments, including CLOs, non-agency RMBS and various types of structured products, both as an expression of its macroeconomic views as well as to capture incremental returns versus fixed rate instruments. Depending on its market outlook, Ability will use financial hedges to increase or reduce its exposure to various macroeconomic factors, including interest rate, foreign currency exchange rate, and / or performance of market indices. In addition to its fixed income portfolio, Ability opportunistically allocates to alternative investments where it primarily focuses on fixed income-like, cash flow-based investments.
Liquidity and Capital Resources
Overview
Mount Logan primarily derives revenues and cash flows from the assets it manages and the retirement savings products it issues and reinsures. Based on management’s experience, Mount Logan believes that its current liquidity position, together with the cash generated from revenues will be sufficient to meet Mount Logan’s anticipated expenses and other working capital needs for at least the next 12 months. For the longer-term liquidity needs of the Asset Management business, Mount Logan expects to continue to fund the Asset Management business’s operations through management fees and incentive fees received. The principal sources of liquidity for the Insurance Solutions segment, in the ordinary course of business, are operating cash flows and holdings of cash, cash equivalents and other readily marketable assets. At March 31, 2025, Mount Logan had $125.8 million of unrestricted cash and cash equivalents.
Primary Uses of Cash
Over the next 12 months, Mount Logan expects its primary liquidity needs will be to:
•support the future growth of Mount Logan's businesses through strategic corporate investments;
•pay Mount Logan’s operating expenses, including, compensation, general, administrative, and other expenses;
•make payments to policyholders for surrenders, withdrawals and payout benefits;
•make interest and principal payments on funding agreements;
•pay taxes; and
•pay cash dividends.
Over the long term, Mount Logan believes it will be able to (i) grow Mount Logan's Assets Under Management and generate positive investment performance in the funds Mount Logan manages, which it expects will allow us to grow its management fees and incentive fees and (ii) grow the investment portfolio of insurance solutions services, in each case in amounts sufficient to cover Mount Logan’s long-term liquidity requirements, which may include:
•supporting the future growth of our businesses;
•creating new or enhancing existing products and investment platforms;
•making payments to policyholders;
•pursuing new strategic corporate investment opportunities; and
•paying interest and principal on Mount Logan’s financing arrangements.

Cash Flow Analysis
The section below discusses in more detail Mount Logan’s primary sources and uses of cash and the primary drivers of cash flows within Mount Logan’s consolidated statements of cash flows:

	Three months ended March 31,
(in thousands)	2025	2024
Operating activities	$(7,782)	$(41,304)
Investing activities	$53,170	$(17,601)
Financing activities	$(8,759)	$48,787
Cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs, end of period	$138,334	$80,102
Operating Activities
Mount Logan’s operating activities support its Asset Management and Insurance Solutions activities. The primary sources of cash within operating activities include: (a) management and performance fees, (b) insurance premiums, (c) reinsurance recoverable, (d) proceeds for sales of investments from Mount Logan’s consolidated VIEs and (e) cash interest received from investments. The primary uses of cash within operating activities include: (a) investment purchases from Mount Logan’s consolidated VIEs (b) compensation and non-compensation related expenses, (c) benefit payments, (d) cash interest paid on debt obligations and (e) other operating expenses. A significant use of cash within operating activities pertain to future policy benefits incurred in the LTC business. As the LTC business is in run-off, this activity is expected to have less of an impact to cash outflow over time.
•During the three months ended March 31, 2025 and March 31, 2024, cash used in operating activities reflects Asset Management expense reimbursements to BCPA under the servicing agreement for third-party costs incurred, and interest expense on borrowings. Cash used in operating activities also reflects net cash benefit payments associated with the LTC business, purchases of investments by consolidated VIEs, policy acquisition costs, and other operating expenses within Insurance Solutions segment. These outflows were partially offset by inflows of management fees, realized incentive fees, distributions from SCIM, investment income, reinsurance recoverables related to the LTC business and proceeds from the sale of investments held by consolidated VIEs within Insurance Solutions.
Investing Activities
Mount Logan’s investing activities support the growth of its business. The primary sources of cash within investing activities include sales, maturities and repayments of investments. The primary uses of cash within investing activities include: (a) acquisition of consolidated business(es) and (b) purchases and acquisitions of new investments. The cash flow activities related to MYGA products is split across investing activities and financing activities. As the Company assumes new MYGA products, the receipt of cash is reported in financing activities and the corresponding purchase of securities is reported in investing activities. As a result, as the MYGA portfolio grows, these cash flow activities while related, will continue to present an inflow to financing activities and an outflow to investing activities.
•During the three months ended March 31, 2025, cash provided by investing activities primarily reflects the sales, maturities and repayment of investments, partially offset by purchase of investments, mainly available-for-sale (“AFS”) and mortgage loans within Insurance Solutions.
•During the three months ended March 31, 2024, cash used in investing activities primarily reflects the purchase of investments due to the deployment of significant cash inflows from the reinsurance of MYGA contracts within Insurance Solutions, partially offset by the sales, maturities and repayments of investments.

Financing Activities
Mount Logan’s financing activities reflect its capital market transactions and transactions with equity holders. The primary sources of cash within financing activities primarily include proceeds from debt issuances and proceeds from reinsurance of MYGA. The primary uses of cash within financing activities include dividends paid and repayments of debt.
•During the three months ended March 31, 2025, cash used in financing activities primarily reflects surrenders or benefit payments related to MYGA policies (classified as investment-type contracts) within the Insurance Solutions segment, and the repayment of debt within the Asset Management segment. These outflows were partially offset by increased borrowings in the Insurance Solutions segment.
•During the three months ended March 31, 2024, cash provided by financing activities primarily reflects proceeds from the issuance of debenture units under the Asset Management segment and net inflows associated with the reinsurance of new MYGA contracts within the Insurance Solutions segment. These inflows were partially offset by repayments on borrowings within Asset Management.
Contractual Obligations, Commitments and Contingencies
For a summary and a description of the nature of Mount Logan’s commitments, contingencies and contractual obligations, see Note 23. Commitments and contingencies to the condensed consolidated financial statements.
Consolidated VIEs
Mount Logan manages its liquidity needs by evaluating unconsolidated cash flows; however, Mount Logan’s financial statements reflect the financial position of Mount Logan as well as consolidated VIEs. The primary sources and uses of cash at Mount Logan's consolidated VIEs include: (a) proceeds from sales, maturities and repayments of investments and (b) purchase of investments.
Dividends and Distributions
For information regarding the quarterly dividends that were made to common stockholders and distribution equivalents on participating securities, see Note 18. Equity to the condensed consolidated financial statements. Although Mount Logan currently expects to pay dividends, Mount Logan may not pay dividends if, among other things, Mount Logan does not have the cash necessary to pay the dividends. To the extent it does not have sufficient cash on hand to pay dividends, Mount Logan may have to borrow funds to pay dividends, or it may determine not to pay dividends. The primary source of funds for dividends is distributions from Mount Logan’s operating subsidiaries, which are expected to be adequate to fund dividends and other cash flow requirements based on current estimates of future obligations. The ability of these operating subsidiaries to make distributions to Mount Logan will depend on satisfying applicable law with respect to such distributions, including surplus and minimum solvency requirements among others. On March 13, 2025 Mount Logan declared a cash dividend of C$0.02 per share of its common stock, which was paid on April 10, 2025, to holders of record at the close of business on April 3, 2025.
Asset Management Liquidity
Mount Logan’s Asset Management business requires limited capital resources to support the working capital or operating needs of the business. For the Asset Management business’s longer term liquidity needs, Mount Logan expects to continue to fund the Asset Management business’s operations through management fees and performance fees received. Liquidity needs are also met through proceeds from borrowings and equity issuances as described in Note 11. Debt Obligations and Note 18. Equity to the condensed consolidated financial statements, respectively. From time to time, if Mount Logan determines that market conditions are favorable after taking into account Mount Logan’s liquidity requirements, we may seek to raise proceeds through the issuance of additional debt or equity instruments.
At March 31, 2025, the Asset Management business had $2.6 million of unrestricted cash and cash equivalents.
Future Debt Obligations
The Asset Management business had long-term debt of $75.3 million at March 31, 2025, which includes notes with maturities in 2025, 2027, 2031 and 2032. There are also scheduled incremental repayments of principal on the credit facility in 2025 and 2026. See Note 11. Debt obligations to the condensed consolidated financial statements for further information regarding the Asset Management business’s debt arrangements.
Future Cash Flows
Mount Logan’s ability to execute Mount Logan’s business strategy, particularly Mount Logan’s ability to increase Mount Logan’s AUM, depends on Mount Logan’s ability to establish new funds and to raise additional investor capital within such funds. Mount Logan’s liquidity will depend on a number of factors, such as Mount Logan’s ability to project our financial performance, which is highly dependent on the funds it manage and its ability to manage our projected costs, fund performance, access to credit facilities, compliance with the existing credit agreement, as well as industry and market trends. Also during economic downturns the funds Mount Logan manages might experience cash flow issues or liquidate entirely. In these situations, Mount Logan might be asked to reduce or eliminate the management fee and incentive fees it charges, which could adversely impact Mount Logan’s cash flow in the future. An increase in the fair value of the investments of the funds Mount Logan manages, by contrast, could favorably impact its liquidity through higher management fees where the management fees are calculated based on the net asset value, gross assets or adjusted assets. Additionally, higher incentive fees not yet realized would generally result when investments appreciate over their cost basis which would not have an impact on the Asset Management business’s cash flow until realized.
Consideration of Financing Arrangements
As noted above, the Asset Management business has and may continue to issue debt to supplement its liquidity. The decision to enter into a particular financing arrangement is made after careful consideration of various factors, including the Asset Management business’s cash flows from operations, future cash needs, current sources of liquidity, demand for the Asset Management business’s debt or parent's equity, and prevailing interest rates.
Insurance Solutions Liquidity and funding risk
Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities as they fall due or can only do so on terms that are materially disadvantageous. Prudent liquidity risk management includes maintaining sufficient cash on hand and the availability of funding through an adequate amount of committed credit facilities. Mount Logan also has the ability to raise additional liquidity through the issuance of debt, and through the sale of its portfolio investments. Periodic cash flow forecasts are performed to ensure Ability has sufficient cash to meet operational and financing costs.
Liquid assets
Liquid assets, including high-quality assets that are marketable, can be pledged as security for borrowings, and can be converted to cash in a time frame that meets liquidity and funding requirements.

As at	March 31, 2025	December 31, 2024
Cash and cash equivalents(1)	$123,245	$77,055
Restricted cash	12,526	15,716
Investments	602,750	637,048
Receivable for investments sold	23	17,045
Accrued interest and dividend receivable(1)	18,782	18,580
Total liquid assets	$757,326	$765,444
(1) Cash and cash equivalents and accrued interest & dividend receivable includes cash and cash equivalent and accrued interest of consolidated VIEs, respectively.
The liquid assets held by Mount Logan's insurance company, Ability, are subject to restrictions which prevent Mount Logan from transferring these assets to other entities within the group without insurance regulatory approvals. These assets are not restricted for use within the insurance company.
Insurance Subsidiaries’ Operating Liquidity
The primary cash flow sources for Ability include retirement services product inflows, investment income, and principal repayments on its investments. Uses of cash include investment purchases, payments to policyholders for surrenders, withdrawals and payout benefits, interest and principal payments on funding agreements and outstanding debt, policy acquisition and general operating costs.
Ability’s policyholder obligations are generally long-term in nature. However, policyholders may elect to withdraw some, or all, of their account value in amounts that exceed Ability’s estimates and assumptions over the life of an annuity contract. Ability includes provisions within its annuity policies, such as surrender charges and market value adjustments, which are intended to protect it from early withdrawals. As of March 31, 2025, and March 31, 2024, approximately 76% of Ability’s MYGA policies were subject to penalty upon surrender. In addition, as of March 31, 2025, and March 31, 2024, approximately 83% and 92%, respectively, of policies contained Market Value Adjustments (“MVAs”) that may also have the effect of limiting early withdrawals if interest rates increase but may encourage early withdrawals by effectively subsidizing a portion of surrender charges when interest rates decrease.
Dividends from Insurance Subsidiaries
The NAIC has established minimum capital requirements in the form of RBC that factors the type of business written by an insurance company, the quality of its assets and various other aspects of its business to develop a minimum level of capital known as “authorized control level risk-based capital” and compares this level to adjusted statutory capital that includes capital and surplus as reported under SAP, plus certain investment reserves. Should the ratio of adjusted statutory capital to control level RBC fall below 200%, a series of remedial actions by the affected company would be required. As of December 31, 2024, and 2023, the RBC ratio of Ability was 325% and 400%, respectively.
The ability to pay dividends is limited by applicable laws and regulations of the jurisdiction where Ability is domiciled, as well as agreement(s) entered into with regulators. These laws and regulations require, among other things, Ability to maintain minimum solvency requirements and limit the amount of dividends Ability can pay. Nebraska state insurance laws and regulations require that the statutory surplus following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for its financial needs.
Future Debt Obligations

Ability had long-term debt of $17.3 million as of March 31, 2025, which includes notes with maturities in 2028, 2032, and 2033. See Note 11. Debt obligations to the condensed consolidated financial statements for further information regarding Ability’s debt arrangements.
Capital
Ability believes it has a strong capital position and is well positioned to meet policyholder and other obligations. Ability measures capital sufficiency using various internal capital metrics which reflect management’s view on the various risks inherent to its business, the amount of capital required to support its core operating strategies and the amount of capital necessary to maintain its current ratings in a recessionary environment. The amount of capital required to support Ability’s core operating strategies is determined based upon internal modeling and analysis of economic risk, as well as inputs from rating agency capital models and consideration of NAIC risk-based capital (“RBC”) requirements. Capital in excess of this required amount is considered excess equity capital, which is available to deploy. As of December 31, 2024, and December 31, 2023, Ability’s RBC ratio was 325% and 400%, respectively. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk.
Critical Accounting Estimates
This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon the consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. A summary of our significant accounting policies is presented in Note 2. Summary of significant accounting policies to our condensed consolidated financial statements. The following is a summary of our accounting policies that are affected most by judgments, estimates and assumptions.
Critical Accounting Estimates - Overall
Consolidation
Mount Logan assesses all entities in which Mount Logan has a variable interest for consolidation including management companies, insurance companies, investment companies, collateralized loan obligations (“CLOs”), and other entities. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses and/or receive expected residual returns. Fees earned by Mount Logan that (i) include terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length, (ii) are commensurate with the level of effort required to provide those services, and (iii) where Mount Logan does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered to be variable interests.
Pursuant to its consolidation policy, once Mount Logan determines it has a variable interest in an entity, Mount Logan considers whether the entity is a VIE. Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities ("VOEs") under the voting interest model.
An entity is a VIE if one of the following conditions exist: (a) the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support, (b) the holders of the equity at risk (as a group) lack the ability to make decisions about the activities that most significantly impact the entity’s economic performance, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the legal entity, their rights to receive the expected residual returns of the legal entity, or both and substantially all of the legal entity's activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. Limited partnerships and other similar entities where limited partners, not affiliated with the general partner, have not been granted (i) substantive participation rights or (ii) substantive rights to either dissolve the partnership or remove the general partner are VIEs.

Mount Logan consolidates VIEs in which it is the primary beneficiary. Mount Logan is the primary beneficiary if it holds a controlling financial interest which is defined as possessing both (a) the power to direct the activities of a VIE that most significantly impact the VIE's economic performance and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  Mount Logan determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion on an ongoing basis if facts and circumstances change.
Entities determined not to be VIEs are VOEs and are evaluated under the voting interest model. Mount Logan typically consolidates VOEs when it has a majority voting interest.
Each entity is assessed for consolidation individually considering the specific facts and circumstances surrounding that entity. The consolidation assessment, including the determination whether an entity is a VIE or VOE, depends on the facts and circumstances for each entity, and therefore Mount Logan’s investment companies may qualify as VIEs or VOEs.
With respect to CLOs (which are generally VIEs), as collateral manager, Mount Logan generally has the power to direct the activities of the CLO that most significantly impact the CLO’s economic performance. In some, but not all cases, Mount Logan, through its ownership in the CLOs, may have variable interests that represent an obligation to absorb losses of, or a right to receive benefits from, the CLO that could potentially be significant to the CLO. In cases where Mount Logan has both the power to direct the activities of the CLO that most significantly impact the CLO’s economic performance and the obligation to absorb losses of the CLO or the right to receive benefits from the CLO that could potentially be significant to the CLO, Mount Logan is deemed to be the primary beneficiary and consolidates the CLO.
Assets and liabilities of the consolidated VIEs are primarily presented in separate sections within the Consolidated Statements of Financial Position. Changes in the fair value of the consolidated VIEs’ assets and liabilities and related interest, dividend and other income and expenses are primarily presented within revenues of consolidated variable interest entities and Income of consolidated variable interest entities, for the Asset Management and Insurance Solutions segments, respectively, in the Consolidated Statements of Operations.
Income Taxes
Significant judgment is required in determining tax expense and in evaluating certain and uncertain tax positions. Mount Logan recognizes the tax benefit of uncertain tax positions when the position is “more likely than not” to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. If a tax position is not considered more likely than not to be sustained, then no benefits of the position are recognized. Mount Logan’s tax positions are reviewed and evaluated quarterly to determine whether Mount Logan has uncertain tax positions that require financial statement recognition.
Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amount of assets and liabilities and their respective tax bases using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period during which the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that all or a portion of the deferred tax assets will not be realized.
Critical Accounting Estimates- Asset Management Segment
Investments, at Fair Value
On a quarterly basis, Mount Logan utilizes a valuation committee consisting of members from senior management, to review and approve the valuation results related to the investments of the funds ML Management manages. Mount Logan also retains external valuation firms to provide third-party valuation consulting services to

Mount Logan, which consist of certain limited procedures that management identifies and requests them to perform. The limited procedures provided by the external valuation firms assist management with validating their valuation results or determining fair value. Mount Logan performs various back-testing procedures to validate their valuation approaches, including comparisons between expected and observed outcomes, forecast evaluations and variance analyses. However, because of the inherent uncertainty of valuation, the estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material. The fair values of the investments in the funds Mount Logan manages can be impacted by changes to the assumptions used in the underlying valuation models. There have been no material changes to the valuation approaches utilized during the periods that Mount Logan’s financial results are presented in this report.
Fair Value of Financial Instruments
Except for Mount Logan’s debt obligations (each as defined in Note 11. Debt obligations to Mount Logan’s condensed consolidated financial statements), Mount Logan's financial instruments are recorded at fair value or at amounts whose carrying values approximate fair value. See “Investments, at Fair Value” above. While Mount Logan's valuations of portfolio investments are based on assumptions that Mount Logan believes are reasonable under the circumstances, the actual realized gains or losses will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may ultimately differ significantly from the assumptions on which the valuations were based. Financial instruments’ carrying values generally approximate fair value because of the short-term nature of those instruments or variable interest rates related to the borrowings.
Revenue Recognition
Management Fees
ML Management provides investment management services to investment funds, CLOs, and other vehicles in exchange for a management fee. Management fees are determined quarterly using an annual rate which are generally based upon (i) a percentage of the capital committed during the commitment period, and thereafter based on the remaining invested capital of unrealized investments, or (ii) net asset value, gross assets, or as otherwise provided in the respective agreements. Management fees are recognized over time, during the period in which the related services are performed.
Incentive Fees
ML Management provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee, as discussed above and, in some cases an incentive fee, a type of performance revenue. The incentive fee consists of two parts: (i) an income incentive fee which is based on pre-incentive fee net investment income in excess of a hurdle rate and (ii) a capital gains incentive fee which is based on cumulative realized capital gains and losses and unrealized capital depreciation. Incentive fees are considered a form of variable consideration as they are based the fund achieving certain investment return hurdles. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund.
Critical Accounting Estimates - Insurance Solutions Segment
Investments
Mount Logan is responsible for the fair value measurement of investments presented in the consolidated financial statements. Mount Logan performs regular analysis and review of its valuation techniques, assumptions and inputs used in determining fair value to evaluate if the valuation approaches are appropriate and consistently applied, and the various assumptions are reasonable. Mount Logan also performs quantitative and qualitative analysis and review of the information and prices received from commercial pricing services and broker-dealers, to verify it represents a reasonable estimate of the fair value of each investment. In addition, Mount Logan uses both internally-developed and commercially-available cash flow models to analyze the reasonableness of fair values using credit spreads and other market assumptions, where appropriate. For investment funds, Mount Logan typically recognizes its investment, including those for which it has elected the fair value option, based on net asset value information provided by the general partner or related asset manager. For a discussion of investment funds for which it has elected the fair value option, see Note 8. Fair value measurements to the condensed consolidated financial statements.
Valuation of Fixed Maturity Securities, Equity Securities and Mortgage Loans
The following tables presents the fair value of fixed maturity securities, equity securities and mortgage loans, including those with related parties and those held by consolidated VIEs, by fair value hierarchy. Investments classified as Equity Method for which the FVO has not been elected have been excluded from the table below:

	Fair Value Measurements
March 31, 2025	Level 1	Level 2	Level 3	NAV	Total
Financial assets
Asset Management
Equity securities	$1,296	$—	$5,372	$—	$6,668
Total financial assets — Asset Management	1,296	—	5,372	—	6,668
Insurance Solutions
Debt securities:
U.S. government and agency	—	8,218	—	—	8,218
U.S. state, territories and municipalities	—	5,336	—	—	5,336
Other government and agency	—	2,366	—	—	2,366
Corporate	—	217,053	5,039	—	222,092
Asset and mortgage-backed securities	—	340,973	15,323	—	356,296
Corporate loans	—	7,456	117,525	—	124,981
Equity securities	272	2,236	2,931	1,964	7,403
Other invested assets	—	—	4,007	—	4,007
Total financial assets — Insurance Solutions	272	583,638	144,825	1,964	730,699
Corporate loans of consolidated VIEs	—	—	132,252	—	132,252
Equity of consolidated VIEs	—	—	141	—	141
Total financial assets including consolidated VIEs	272	583,638	277,218	1,964	863,092
Total financial assets	$1,568	$583,638	$282,590	$1,964	$869,760

Financial liabilities
Asset Management
Debt obligations	$—	$—	$503	$—	$503
Total financial liabilities — Asset Management	—	—	503	—	503
Insurance Solutions
Ceded reinsurance - embedded derivative	—	33,404	—	0	33,404
Interest rate swaps	—	1,864	—	0	1,864
Total financial liabilities — Insurance Solutions	—	35,268	—	0	35,268
Total financial liabilities	$—	$35,268	$503	$0	$35,771

Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Financial assets
Asset Management

	Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Equity securities	$1,777	$—	$499	$—	$2,276
Total financial assets — Asset Management	1,777	—	499	—	2,276
Insurance Solutions
Debt securities:
U.S. government and agency	—	8,075	—	—	8,075
U.S. state, territories and municipalities	—	5,252	—	—	5,252
Other government and agency	—	2,369	—	—	2,369
Corporate	—	226,249	—	—	226,249
Asset and mortgage-backed securities	—	364,875	8,641	—	373,516
Corporate loans	—	—	114,734	—	114,734
Equity securities	310	11,134	2,918	2,042	16,404
Other invested assets	—	—	4,575	—	4,575
Total financial assets — Insurance Solutions	310	617,954	130,868	2,042	751,174
Corporate loans of consolidated VIEs	—	—	125,757	—	125,757
Equity securities of consolidated VIEs	—	—	141	—	141
Total financial assets including consolidated VIEs	310	617,954	256,766	2,042	877,072
Total financial assets	$2,087	$617,954	$257,265	$2,042	$879,348

Financial liabilities
Asset Management
Debt obligations	$—	$—	$1,471	$—	$1,471
Total financial liabilities — Asset Management	—	—	1,471	—	1,471
Insurance Solutions
Ceded reinsurance - embedded derivative	—	34,770	—	0	34,770
Interest rate swaps	—	5,192	—	0	5,192
Total financial liabilities — Insurance Solutions	—	39,962	—	0	39,962
Total financial liabilities	$—	$39,962	$1,471	$0	$41,433

Goodwill
We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of one of our reporting units may exceed its fair value. In evaluating the recoverability of goodwill, we perform a qualitative analysis at the reporting unit level to determine whether there are any events or circumstances that would indicate it is more likely than not that the fair value of our recorded goodwill exceeds its carrying value. Based on the results of this analysis, an annual goodwill impairment test may be completed based on an analysis of the discounted future cash flows generated by the underlying assets. The process of determining whether goodwill is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Future cash flow estimates are based partly on economic trends such as interest rates and market conditions, which are beyond our control and are likely to fluctuate. While we believe that our estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in our impairment tests. Such analyses are particularly sensitive to changes in estimates of future cash flows and discount rates. Changes to these estimates might result in material changes in fair value and determination of the recoverability of goodwill, which may result in charges against earnings and a reduction in the carrying value of our goodwill in the future. We complete our annual goodwill impairment analyses in the fourth quarter of each period presented using an October 1 measurement date. For the years ended December 31, 2024 and December 31, 2023, we determined there were no events or circumstances that indicated that the carrying value exceeded the fair value.

Derivatives

Freestanding derivatives are instruments that Ability has entered into as part of their overall risk management strategies. Such contracts include interest rate swaps to convert floating-rate interest receipts to fixed-rate interest receipts to reduce exposure to interest rate changes. All derivatives are recognized in Derivatives liability and are presented on a gross basis in the Consolidated Statements of Financial Position and measured at fair value. Changes in fair value are recorded in Accumulated Other Comprehensive Income as the swaps are in hedging relationships, with changes in fair value reclassified into Interest income in the same period as the hedged transactions affect earnings. Any interest accruals will flow through earnings as adjustments to Interest income. Ability’s derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. Ability attempts to reduce this risk by limiting its counterparties to major financial institutions with strong credit ratings.
To qualify for hedge accounting, at the inception of the hedging relationship, Ability formally documents its risk management objective and strategy for undertaking the hedging transaction. This documentation identifies how the hedging instrument is expected to mitigate the designated risk related to the hedged item and the method that will be used to retrospectively and prospectively assess the hedge effectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the hedge accounting relationship.
Ability issues and reinsures products or purchases investments that contain embedded derivatives. If it determines an embedded derivative has economic characteristics not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for separately, unless the Fair Value Option (“FVO”) is elected on the host contract. Under the FVO, bifurcation of the embedded derivative is not necessary as the entire contract is carried at fair value with all related gains and losses recognized in Net gains (losses) from investment activities in the Consolidated Statements of Operations. Embedded derivatives are carried at fair value in the Consolidated Statements of Financial Position in the same line item as the host contract.
Additionally, reinsurance agreements written on a funds withheld or modco basis contain embedded derivatives. Ability has determined that the obligation to pay the total return on the assets supporting the funds withheld liability represents a total return swap with a floating rate leg. The fair value of embedded derivatives on funds withheld and modco agreements is computed as the unrealized gain (loss) on the underlying assets and is included within the funds withheld under reinsurance contracts in the Consolidated Statements of Financial Position.
The change in the fair value of the embedded derivatives is recorded in Net investment income (loss) on funds withheld in the Consolidated Statements of Operations. Ceded earnings from funds withheld liability and changes in the fair value of embedded derivatives are reported in operating activities in the Consolidated Statements of Cash Flows. Contributions to and withdrawals from funds withheld liability are reported in operating activities in the Consolidated Statements of Cash Flows.
Ability’s insurance operations include providing reinsurance related to LTC, as well as MYGA products. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks. MYGA contracts were deemed to be investment contracts. Insurance revenue is comprised primarily of premiums and investment income. For traditional long-duration insurance contracts, Mount Logan reports premiums as revenue when due. Premiums received on MYGA products (a product without significant mortality risk) are not reported as revenue but rather as deposit liabilities. Mount Logan recognizes revenue for charges and assessments on these contracts, mostly relating to surrender charges. Interest credited to policyholder accounts is charged to expense.
Future policy benefit reserves represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums. The liability is measured for each group of contracts (i.e., cohorts) using current cash flow assumptions. Contracts are grouped into cohorts by line of business, product type and cash flow streams, based on the date the policy was acquired (which for the entire LTC portfolio is the date of the acquisition of Ability Insurance). Future policy benefit reserves are adjusted each period because of updating lifetime net premium ratios for differences between actual and expected experience with the retroactive effect of those variances recognized in current period earnings. Ability reviews at least annually in the third quarter, future policy benefit reserves cash flow assumptions, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings.
As Ability’s LTC business is in run-off, the locked-in discount rate is used for the computation of interest accretion on future policy benefit reserves recognized in earnings. However, cash flows used to estimate future policy benefit reserves are also discounted using an upper-medium grade (i.e., low credit risk) fixed-income instrument yield reflecting the duration characteristics of the liabilities and is updated each reporting period with changes recorded in AOCI. As a result, changes in the current discount rate at each reporting period are recognized as an adjustment to AOCI and not earnings each period, whereas, changes relating to cash flow assumptions are recognized in the Insurance Solutions Statement of Earnings (Loss).
Liabilities for the MYGA investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. See Note 14. Interest sensitive contract liabilities for further information.
Recent Accounting Pronouncements
A list of recent accounting pronouncements that are relevant to Mount Logan and its industries is included in Note 2. Summary of significant accounting policies to Mount Logan’s condensed consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MOUNT LOGAN

The following discussion should be read in conjunction with Mount Logan Capital Inc.'s consolidated financial statements and the related notes as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section of this report entitled “Item 1A. Risk Factors.” The highlights listed below have had significant effects on many items within our consolidated financial statements and affect the comparison of the current period’s activity with those of prior periods.
Nature of Business
General
Mount Logan’s Business
Mount Logan, together with its consolidated subsidiaries is an alternative asset management and insurance solutions company. Mount Logan manages its business through two business segments: Asset Management and Insurance Solutions. Its Asset Management segment is focused on investing in and actively managing credit investment opportunities in North America through its wholly-owned subsidiary Mount Logan Management LLC (“ML Management”). The Insurance Solutions segment is conducted by Ability Insurance Company (“Ability”), a Nebraska domiciled insurer, that specializes in reinsuring annuity products for the increasing number of individuals seeking to fund retirement needs. Ability also holds a run-off book of long-term care policies. As of December 31, 2024, Mount Logan had a team of 30 employees.
Asset Management
Our Asset Management segment focuses on generating recurring asset management fee streams across a variety of credit investing strategies. Mount Logan raises, invests and manages funds, accounts and other vehicles with an emphasis on private credit. As of December 31, 2024, Mount Logan had a total AUM of $2.3 billion.
As an alternative asset manager, through Mount Logan’s wholly and partially owned SEC-registered investment advisers (“RIAs”), Mount Logan earns management and incentive fees for providing investment advisory and management services to multiple diversified investment vehicles, which include Mount Logan’s Insurance Solutions segment. The majority of these vehicles are permanent or semi-permanent capital, generating recurring management and fee-related performance fees from indefinite term vehicles, that are measured and received on a recurring basis, primarily focused on North American and European direct and indirect private loan origination in the middle-market across the capital structure, as well as corporate credit, specialty finance, and other mandates across managed accounts and CLOs. Mount Logan benefits from its investment in and expansion into high-growth areas of private credit and private solutions investing, including asset-backed finance, opportunistic credit, and venture and growth lending. Beyond participation in the traditional primary and secondary credit markets, through Mount Logan’s origination and corporate solutions capabilities, Mount Logan seeks to originate assets with attractive risk-adjusted returns, in the funds Mount Logan manages, through the employment of rigorous and deep diligence on the opportunities Mount Logan assesses.
Through Mount Logan’s RIAs, Mount Logan seeks to invest in well-established middle market businesses that operate across a wide range of industries (i.e., no concentration in any one industry). Mount Logan employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. Mount Logan has experience managing levered vehicles, both public and private, and seek to enhance returns through the prudent use of leverage with a conservative approach that prioritizes downside protection and capital preservation. Mount Logan believes this strategy and approach offers attractive risk-adjusted returns with lower volatility featuring the potential for fewer defaults and greater resilience through market cycles.

The amount of fees charged for managing these assets depends on the underlying investment strategy, vehicle being managed, liquidity profile, and, ultimately, Mount Logan’s ability to generate returns for Mount Logan’s clients. After expenses associated with generating fee-related revenues, Mount Logan measures the resulting earnings stream “Fee Related Earnings” or “FRE”, which represents the primary performance measure for the Asset Management segment. FRE is the sum of (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses. FRE excludes non-fee generating revenues and expenses, transaction-related charges, equity-based compensation costs, the amortization of intangible assets, the operating results of VIEs that are included in the consolidated financial statements, and any other non-recurring income and expenses. In addition, FRE excludes interest and other financing costs related to the Company not attributable to any specific segment, and corporate overhead expenses incurred to support the operations of the business rather than directly fee-related. Management considers these types of costs corporate in nature, and are included only for reconciliation purposes to income (loss) before income tax (provision) benefit.
The Asset Management segment also holds minority interests in two Canadian asset managers and in Sierra Crest Investment Management ("SCIM"), which manages Portman Ridge Finance Corp. ("Portman"), a United States business development company, and Alternative Credit Income Fund ("ACIF"), a closed-end interval fund that invests in a portfolio of public and private credit investments. SCIM is majority owned by BCPA.
Insurance Solutions
Mount Logan’s Insurance Solutions segment is operated by Ability, a Nebraska domiciled insurer and reinsurer of long-term care ("LTC") policies and retirement savings products, licensed in 42 states and the District of Columbia. Upon closing of the acquisition of Ability in late 2021, ML Management entered into an investment management agreement with Ability (the "Ability IMA") to manage certain of Ability’s assets that are within the scope of ML Management’s expertise in providing investment management advisory services (the assets of Ability managed by ML Management referred to herein as the "Managed Ability Portfolio"). In the second quarter of 2022, management began to implement its plan to expand and diversify the Insurance Solutions business, including ceasing to insure new long-term care risk and, instead, reinsuring multi-year guaranteed annuity ("MYGA") policies. The Insurance Solutions segment also includes the economic benefits of the three Cornhusker CLOs (collectively, the "Cornhusker CLOs"), which represent consolidated variable interest entities ("VIEs"). Annuity policies are contracts with insurers where individuals agree to pay a certain amount of money, either in a lump sum or through installments, which entitles them to receive a series of payments at a future date.
Long-term care insurance policies reimburse policyholders a daily amount, upon meeting certain requirements, for services to assist with daily living as they age. Ability's long-term care portfolio's morbidity risk has been largely reinsured to third-parties.
A reinsurance contract is a type of insurance contract that is issued by an entity (the reinsurer) to compensate another entity (the cedant) for claims arising from insurance contract(s) issued by the cedant.
Consistent with the overall business strategy, Ability assumes certain policy risks written by other insurance companies and cedes insurance risks to reinsurers. Reinsurance accounting is applied for reinsurance transactions when risk transfer provisions have been met. Ability reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. Ability does not have any assumed or ceded reinsurance contracts for the LTC line of business that do not meet risk transfer requirements. The MYGA line of business does not meet the risk requirements to qualify as an insurance contract and is therefore considered an investment contract.

Ability uses ceded reinsurance contracts in the normal course of business to manage its risk exposure. For each of its reinsurance agreements, cessions under reinsurance agreements do not discharge Ability’s obligations as the primary insurer. Reinsurance assets represent the benefit derived from reinsurance agreements in force at the reporting date, considering the financial condition of the reinsurer. Amounts recoverable from reinsurers are estimated in accordance with the terms of the relevant reinsurance contract and historical reinsurance recovery information. Amounts recoverable from reinsurers are based on what Ability believes are reasonable estimates and the balance is reported as an asset in the Insurance section of the Consolidated Statements of Financial Position. However, the ultimate amount of the reinsurance recoverable is not known until all claims are settled.
Mount Logan provides a full suite of services for Ability's investment portfolio, including direct investment management, asset allocation, mergers and acquisitions asset diligence and certain operational support services, including investment compliance, tax, legal and risk management support. Mount Logan’s Insurance Solutions business focuses on generating spread income by combining the two core competencies of (1) sourcing long-term, persistent liabilities through reinsurance treaties and (2) using the scale and reach of Mount Logan’s Asset Management business to actively source or originate assets with Ability's preferred risk and return characteristics. Ability's investment philosophy is to invest a portion of its assets in securities that earn an incremental yield by taking measured liquidity and complexity risk and capitalize on its long-dated, persistent liability profile to prudently achieve higher net investment earned rates, rather than assuming incremental credit risk. Because Ability maintains discipline in reinsuring attractively priced liabilities, it has the ability to invest in a broad range of high-quality assets to generate attractive earnings.
Mount Logan uses Spread Related Earnings (“SRE”) to assess the performance of the Insurance Solutions segment. SRE is a component of Segment Income that is used to assess the performance of the Insurance Solutions segment, excluding certain market volatility, which consists of investment gains (losses), other income and certain general, administrative & other expenses. For the Insurance Solutions segment, SRE equals the sum of (i) the net investment earnings on Insurance Solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses. SRE represents the difference between actual earnings generated on the assets and investments made and the interest or crediting rate guaranteed to policyholders or participants. Rather than increasing allocations to higher risk securities to increase yields, or returns, on the assets invested, Ability and ML Management focus on proprietary origination of high-quality, predominantly senior secured loans and assets, which Mount Logan believes reduce downside risk.
The diagram below depicts Mount Logan’s current organizational structure:

Note: The organizational structure chart above depicts a simplified version of the Mount Logan structure. It does not include all legal entities in the structure.
Business Environment
Industry Trends and Market Conditions
Mount Logan’s asset management and insurance solutions businesses are affected by the conditions in the political environment and financial markets and economic conditions of the United States, such as changes in interest rates, availability of credit, and inflation rates (including persistent inflation). These conditions can significantly impact the performance of Mount Logan’s business, including, but not limited to, the valuation of investments, including those of the vehicles Mount Logan manages, and related income Mount Logan may recognize.
Mount Logan carefully monitors economic and market conditions that could potentially give rise to market volatility and affect its business operations, which include inflation and benchmark interest rates. The US inflation rates experienced a notable change from 2023 to 2024. According to the U.S. Bureau of Labor Statistics, the annual U.S. inflation rate decreased from 3.4% as of December 31, 2023, to 2.9% as of December 31, 2024. This easing of inflation was part of a broader trend of declining inflationary pressures during that period. The Federal Reserve initiated its first rate cut in nearly three years in September 2024, bringing the rate to 5.13%. By December 2024, the Federal Reserve made its final interest rate decision of the year, capping a year during which the central bank provided some financial relief to borrowers weary of the inflation-related high-interest rate environment . While the Federal Reserve in the United States and central banks in other countries have begun to cut interest rates as inflation rates have gradually weakened, they may raise rates again in the future due to ongoing inflation concerns. This potential increase, combined with reduced government spending and financial market volatility, could further elevate economic uncertainty and associated risks. Additionally, interest rate hikes or other government measures aimed at curbing inflation might lead to recessionary pressures globally. Such a recession could significantly and adversely impact Mount Logan’s business, financial condition, operational results, liquidity, and cash flows.
Moreover, Ability is materially affected by conditions in the capital markets and the U.S. economy generally. Actual or perceived stressed conditions, volatility and disruptions in financial asset classes or various capital and credit markets may have an adverse effect on Mount Logan’s insurance business because such conditions may decrease the returns on, and value of, its investment portfolio.
Interest Rate Environment
Medium and long-term rates increased in 2024, with the U.S. 10-year Treasury yield at 4.58% as of December 31, 2024 compared to 3.88% as of December 31, 2023. Short term rates decreased in 2024, with the 3-month secured overnight financing rate at 4.31% as of December 31, 2024 compared to 5.33% as of December 31, 2023.
With respect to the Insurance Solutions segment, Ability's investment portfolio consists predominantly of fixed maturity investments. Both rising and declining interest rates can negatively affect the income Ability derives from these interest rate spreads. During periods of rising interest rates, Ability may be contractually obligated to reimburse its clients for the greater amounts they credit on certain interest-sensitive products. However, Ability may not have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates on its reinsurance contracts. During periods of falling interest rates, Ability’s investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. Ability may not be able to fully offset the decline in investment earnings with lower crediting rates on underlying annuity products related to certain of its reinsurance contracts. Higher interest rates may result in increased surrenders on interest-based products of Ability’s clients, which may affect its fees and earnings on those products. Lower interest rates may result in lower sales of certain insurance and investment products of Ability’s clients, which would reduce the demand for its reinsurance of these products. If interest rates remain low for an extended period, it may adversely affect Ability’s cash flows, financial condition and results of operations. Ability addresses interest rate risk through managing the duration of the liabilities it sources with assets it acquires through asset/liability management (“ALM”) programs. As part of its investment strategy, Ability purchases floating rate investments, which are expected to perform well in a rising interest rate environment and are expected to underperform in a declining rate environment. Ability manages its floating interest rate risk in a declining rate environment through hedging activity.
As of December 31, 2024, Ability's net invested asset portfolio included $382 million of floating rate investments, or 53% of its net invested assets. In periods of prolonged low interest rates, the net investment spread may be negatively impacted by reduced investment income to the extent that Ability is unable to adequately reduce policyholder crediting rates due to policyholder guarantees in the form of minimum crediting rates or otherwise due to market conditions. A significant majority of the MYGA policies Ability reinsures have crediting rates that reset upon renewal. While Ability has the contractual right to not accept the renewals, its willingness to do so may be limited by competitive pressures.
Significant interest rate risk may arise from mismatches in the timing of cash flows from Ability’s assets and liabilities. Management of interest rate risk at the company-wide level, and at the various operating company levels, is one of the main risk management activities in which MLC senior management engages.
Interest rate sensitivity
The following table summarizes the potential impact on net income of hypothetical base rate changes in interest rates on Mount Logan’s debt investments, future policy benefits, and interest rate swaps assuming a parallel shift in the yield curve, with all other variables remaining constant for the insurance solutions segment. The impact of interest rates sensitivity on the Asset Management segment is immaterial.

As at	December 31, 2024	December 31, 2023
50 basis point increase (1)	$578	$13,798
50 basis point decrease (1)	(11,778)	(15,277)
(1)Losses are presented in brackets and gains are presented as positive numbers
Actual results may differ significantly from these sensitivity analyses. As such, the sensitivities should only be viewed as directional estimates of the underlying sensitivities for the respective factors based on the assumptions outlined above.
During the first quarter of 2024, Mount Logan entered into interest rate swaps to economically hedge fair value interest rate risk on floating rate debt investments. Mount Logan does not designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. Derivatives are initially measured at fair value with subsequent changes therein recognized in the Consolidated Statements of Comprehensive Income (Loss). Mount Logan's derivative instruments are disclosed below:

As at December 31, 2024	Notional	Derivative assets	Derivative liabilities
Interest rate swaps	$187,000	$—	$5,192
Total	187,000	—	5,192

As at December 31, 2023	Notional	Derivative assets	Derivative liabilities
Interest rate swaps	$—	$—	$—
Total	—	—	—
The interest rate swaps are recorded in the Consolidated Statement of Financial Position as "Derivatives" within the insurance segment with the mark-to-market changes in fair value being recorded as part of "Net gains (losses) from investment activities" within the insurance segment on the Consolidated Statement of Comprehensive Income.

Restricted cash posted as collateral consists of cash deposited at a bank that is pledged as collateral in connection with the interest rate swaps. The table below represents the cash posted as collateral associated with open derivative positions:

As at	December 31, 2024	December 31, 2023
Restricted cash posted as collateral	$15,716	$—
Total	15,716	—
Overview of Results of Operations
Financial Measures under U.S. GAAP - Asset Management
The following discussion of financial measures under U.S. GAAP is based on Mount Logan's Asset Management business as of December 31, 2024.
Revenues
Management fees
Mount Logan provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee. The significant growth of assets Mount Logan manages has had a positive effect on Mount Logan’s revenues. Management fees are determined quarterly using an annual rate which are generally based upon (i) a percentage of the capital committed during the commitment period, and thereafter based on the remaining invested capital of unrealized investments, or (ii) net asset value, gross assets, or as otherwise provided in the respective agreements. Management fees are recognized over time, during the period in which the related services are performed.
Incentive fees
Mount Logan provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee, as discussed above and, in some cases an incentive fee, a type of performance revenue. The incentive fee consists of two parts: (i) an income incentive fee which is based on pre-incentive fee net investment income in excess of a hurdle rate and (ii) a capital gains incentive fee which is based on cumulative realized capital gains and losses and unrealized capital depreciation. Incentive fees are considered a form of variable consideration as they are based on the fund achieving certain investment return hurdles. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund.
The following table summarizes Mount Logan’s (i) management fees and (ii) incentive fees by fee generating vehicle:

	As of December 31,		As of December 31,		For the year ended			For the year ended			Year on Year change in Total Fees
	2024	2023	2024	2023	December 31, 2024			December 31, 2023
	Management Fees Receivable (7)		Incentive Fees Receivable (7)		Management Fees	Incentive Fees	Total Fees	Management Fees	Incentive Fees	Total Fees	$ Change	% Change
Fee Generating Vehicle

Ability (including consolidated VIEs) (1)	$526	$—	$—	$—	$5,626	$—	$5,626	$4,247	$—	$4,247	$1,379	32%
BDCs (2)	834	869	—	—	3,486	—	3,486	3,660	—	3,660	(174)	-5%
CLOs (3)	779	1,022	—	—	3,059	—	3,059	3,029	—	3,029	30	1%
Interval Funds (4)	157	25	544	—	908	1,706	2,614	25	38	64	2,551	4002%
Ovation Funds (5)	269	297	—	329	2,935	1,491	4,426	2,222	1,244	3,466	960	28%
Other (6)	$74	$57	$—	$—	$742	$—	$742	$197	$—	$197	$545	276%
Total Fees	$2,639	$2,271	$544	$329	$16,757	$3,198	$19,954	$13,380	$1,283	$14,663	$5,291	36%
(1)ML Management earns a base management fee of 1% on the average statutory book value of the portion of Ability’s investments it manages. Management fees earned by ML Management from Ability are eliminated on consolidation.
(2)ML Management earns a base management fee of 1.75% on the gross assets of Logan Ridge Finance Corporation. Management fees earned indirectly through ML Management’s 24.99% interest in SCIM, which is the manager of Portman, are excluded as management fee revenue, but are paid as cash distributions from SCIM.
(3)ML Management as the adviser to two CLOs, 2018-01 and 2019-01, earns senior and subordinated management fees on these vehicles, calculated on the outstanding collateral balance. CLO 2018-1 earns 0.25% senior and 0.35% subordinated fees, and 2019-1 earns 0.25% senior and 0.25% subordinated fees. These rates are fixed for the life of the transaction and is not subject to repricing.
(4)ML Management is the adviser to OCIF and earns management and incentive fees directly from this fund. Base management fees are earned at 1.25% of gross assets. Incentive fees are realized when the fund reaches a hurdle rate of return each quarter, based on the pre-incentive fee net investment income. When OCIF’s pre-incentive net investment income – i.e. interest income, dividend income and any other income accrued during the calendar quarter, less OCIF’s operating expenses for the quarter – exceeds the hurdle rate of return on OCIF’s adjusted capital of 1.5% (or 6% annualized), ML Management earns an incentive fee at 15% of the pre-incentive fee net investment income. All incentive fees recognized are considered realized as they are calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding calendar quarter. All recorded incentive fees have been subsequently received in cash. Separately, Mount Logan receives the economics of ACIF, which is an interval fund advised by SCIM, via a servicing agreement with SCIM over ACIF. The SCIM servicing fee over ACIF is excluded.
(5)Mount Logan as the general partner accrues base management fees, calculated monthly, due and payable either monthly or quarterly in arrears at 0.125% of the net assets in the Ovation funds. Incentive fees, calculated monthly, due and payable quarterly in arrears, are calculated as 10% of pre-incentive fee distributable income. If pre-incentive fee distributable income amounts do not exceed 0% in any fiscal quarter, such shortfall (a “High Watermark Shortfall”) will carry forward to subsequent quarters. No incentive fees are payable to the general partner in any fiscal quarter in which a High Watermark Shortfall exists.

(6)Consists of several small, closed end private funds which are sub-advised by ML Management at 1% of net assets, as well as management fees earned from a portfolio of Vista Life & Casualty Reinsurance Company’s (Vista) assets to which ML Management was appointed as the investment manager of, effective March 2025, at a rate of 1% on the average statutory book value of investments under management. Only fees which are crystallized and not subject to reversal are recognized and included.
(7)Management and incentive fees receivable are part of Other assets on the Consolidated Statement of Financial Position.

The fee rates described above are contractually fixed, however Mount Logan retains the right to voluntarily waive all or a portion of any management or incentive fee in circumstances where doing so would better align the economic interests of Mount Logan and the investors in a particular vehicle. Any such waiver would be approved by the applicable fund board.

Expenses
Compensation and Benefits
The most significant expense in Mount Logan’s Asset Management business is compensation and benefits expense. This consists of fixed salary, discretionary and non-discretionary bonuses, profit sharing expense associated with the performance fees earned and compensation expense associated with the vesting of non-cash equity-based awards. Mount Logan’s current compensation arrangements with certain of its employees include non-cash equity-based awards, which are considered to be ‘performance-based incentives.’ The non-cash equity-based awards are granted subject to management’s discretion and approval by the Board of Directors. There are no clawback provisions associated with the non-cash equity-based awards; however, they are subject to a time-based vesting requirement and continued employment. To date, Mount Logan has not paid any profit sharing associated with performance fees. Because of these performance-based incentives, as Mount Logan’s net revenues increase, Mount Logan’s compensation costs rise. Mount Logan’s compensation costs also reflect the increased investment in people as Mount Logan continues to grow its AUM both organically and inorganically.

Mount Logan grants equity awards to certain directors, officers, service providers and employees, consisting of Restricted Stock Units ("RSUs") that generally vest and become exercisable in annual installments depending on the award terms. See note 20 to Mount Logan’s consolidated financial statements for further discussion of equity-based compensation.
Administration and servicing fees
On November 20, 2018, Mount Logan entered into a servicing agreement (the “Servicing Agreement”) with BCPA. Under the terms of the Servicing Agreement, BCPA as servicing agent (the "Servicing Agent") performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of Mount Logan, including, without limitation, office facilities, equipment, bookkeeping and record keeping services and such other services the Servicing Agent, subject to review by the Board, shall from time to time deem necessary or useful to perform its obligations under this Servicing Agreement. The Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services.
Unless earlier terminated as described below, the Servicing Agreement will remain in effect from year-to-year if approved annually by (i) the vote of the Board and (ii) the vote of a majority of Mount Logan’s independent directors. The Servicing Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice by the vote of the Board or by the Servicing Agent.
Mount Logan reimburses BCPA for an allocable portion of compensation paid to Mount Logan’s Chief Financial Officer, associated management personnel (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of Mount Logan), and out-of-pocket expenses. While the Servicing Agent performs certain administrative functions for Mount Logan, the management functions of Mount Logan are wholly performed by Mount Logan’s management team.
Mount Logan provides administrative and reporting services to SCIM in respect of the management of ACIF in exchange for a servicing fee. The servicing fee is variable consideration as it is calculated quarterly based on the fees received by SCIM under its advisory agreement with ACIF, less a specified fee retained by SCIM, debt servicing expense, compensation and other certain expenses SCIM incurs in connection with investment advisory services it provides to ACIF. As Mount Logan determined it acts as the agent in this relationship, Mount Logan recognizes in income the amount it is entitled to receive or obligated to pay. In the Consolidated Statements of Financial Position, uncollected amounts are classified as Due from related parties when money is owed to Mount Logan and money owed by Mount Logan is presented as Due to related parties.
Financial Measures under U.S. GAAP - Insurance Solutions
The following discussion of financial measures under U.S. GAAP is based on Mount Logan’s Insurance Solutions business, which is operated by Ability, as of December 31, 2024.
Revenues
Net premiums
Net premiums for long-duration contracts, including products with fixed and guaranteed premiums and benefits, are recognized as revenue when due from policyholders. Insurance premiums are reported net of reinsurance ceded premiums.
Product charges
Product charges mainly include surrender charges on MYGA product which are earned when assessed against policyholder account balances during the period.
Net investment income
Net investment income is a significant component of Ability's total revenues. Ability recognizes investment income as it accrues or is legally due, net of investment management and custody fees. Investment income on fixed maturity securities includes coupon interest, as well as the amortization of any premium and the accretion of any discount. Investment income on equity securities represents dividend income and preferred coupon interest.
Net gains (losses) from investment activities
Investment related gains (losses) primarily consist of (i) realized gains and losses on sales of investments, (ii) unrealized gains and losses on trading securities, (iii) unrealized gains and losses on equity securities, (iv) changes in the fair value of the embedded derivatives and derivatives not designated as a hedge, and (v) changes in the provision for credit losses.
Net revenues of consolidated variable interest entities
Changes in the fair value of the consolidated VIEs’ assets and liabilities and related interest, dividend and other income and expenses are presented within net revenues of consolidated variable interest entities.

Net investment income (loss) on funds withheld
Net gains (losses) on funds withheld consists of investment activity pertaining to funds withheld assets which includes any interest income, unrealized gains, and losses, and realized gains and losses from sales of these assets.
Ceded reinsurance – Funds withheld with Front Street Re
Mount Logan has a coinsurance with funds withheld arrangement with Front Street Re covering a significant portion of the LTC business (the “Medico” block of policies). Under the funds withheld arrangement, assets are retained by Mount Logan; however, all investment activity pertaining to those assets are passed through to Front Street Re. Investment activity includes any interest income, unrealized gains, and losses, and realized gains and losses from sales of these assets.  The liability for this funds held arrangement is in the liability section of the Insurance section of the Consolidated Statements of Financial Position, and the income statement items related to this contract are in the line item net investment income (loss) on funds withheld in the Insurance section of the Consolidated Statement of Operations.
Ceded reinsurance – Modified coinsurance with Vista Life and Casualty Reinsurance Company
Mount Logan also has a modified coinsurance (“Modco”) agreement with Vista Life and Casualty Reinsurance Company (“Vista”). Pursuant to such agreement, Mount Logan retains assets in a designated custody account to support the quota share of the ceded Modco reserves. Similar to a funds withheld arrangement, all investment activity pertaining to those assets are passed through to Vista. Investment activity includes any interest income, unrealized gains, and losses, and realized gains and losses from sales on these assets.  The liability for this funds held agreement is netted against the reinsurance recoverable of the Insurance section of the Consolidated Statements of Financial Position, and the income statement items related to this contract are in the line item net investment income (loss) on funds withheld in the Insurance Consolidated Statement of Operations.
Expenses
Interest sensitive contract benefits
Liabilities for the MYGA investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. Changes in interest sensitive contract liabilities, excluding deposits and withdrawals, are recorded in interest sensitive contract benefits or product charges on the consolidated statements of operations.
Net policy benefit and claims
Net policy benefit and claims represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums. The liability is measured for each group of contracts (i.e., cohorts) using current cash flow assumptions. Contracts are grouped into cohorts by line of business, product type and cash flow streams, based on the date the policy was acquired (which for the entire LTC portfolio is the date of the acquisition of Ability Insurance). Future policy benefit reserves are adjusted each period because of updating lifetime net premium ratios for differences between actual and expected experience with the retroactive effect of those variances recognized in current period earnings. Mount Logan reviews at least annually in the third quarter, future policy benefit reserves cash flow assumptions, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings.
As Mount Logan’s LTC business is in run-off, the locked-in discount rate is used for the computation of interest accretion on future policy benefit reserves recognized in earnings. However, cash flows used to estimate future policy benefit reserves are also discounted using an upper-medium grade (i.e., low credit risk) fixed-income instrument yield reflecting the duration characteristics of the liabilities and is updated each reporting period with changes recorded in Accumulated Other Comprehensive Income (“AOCI”). As a result, changes in the current discount rate at each reporting period are recognized as an adjustment to AOCI and not earnings each period, whereas, changes relating to cash flow assumptions are recognized in the Insurance Statement of Earnings (Loss).
Amortization of deferred acquisition costs
Mount Logan incurs significant costs in connection with its renewals for its MYGA business. Costs that are related directly to the successful acquisition or renewal of MYGA contracts are capitalized as Deferred Acquisition Costs (“DAC”).  Such costs for Mount Logan are comprised mostly of incremental direct costs of contract acquisitions, which for Mount Logan are primarily commissions. Deferred acquisition costs will be amortized to expense on a straight-line basis, at the individual level over the expected term of the related contract.
All other acquisition-related costs, as well as all indirect costs, are expensed as incurred.
Compensation and Benefits
This consists of fixed salary, discretionary and non-discretionary bonuses.
Interest expense
This includes interest expense on the debt obligations.
General, administrative and other
General, administrative and other expenses include normal operating expenses, integration, restructuring and other non-operating expenses.
Other Financial Measures under U.S. GAAP
Income Taxes
Mount Logan’s income tax expense increased year over year from $0.4 million to $0.6 million as there was more income subject to tax in 2024 compared to 2023 relating to Mount Logan’s US operations due to a true up of unrealized carry being recognized as income for tax purposes in 2024.
Managing Business Performance - Key Segment and Non-U.S. GAAP Performance Measures
Mount Logan believes that the presentation of Segment Income supplements a reader’s understanding of the economic operating performance of each of Mount Logan’s segments.
Segment Income is the key performance measure used by management in evaluating the performance of the Asset Management and Insurance Solutions segments. See note 23 to the consolidated financial statements for more details regarding the components of Segment Income and management’s consideration of Segment Income. Mount Logan believes that Segment Income is helpful for an understanding of Mount Logan’s business and that investors should review the same supplemental financial measure that management uses to analyze Mount Logan’s segment performance. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed in “Overview of Results of Operations” that have been prepared in accordance with U.S. GAAP.
Fee Related Earnings and Spread Related Earnings
Fee Related Earnings (“FRE”) is a component of Segment Income that is used to assess the performance of the Asset Management segment. FRE is the sum of (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses.
FRE excludes non-fee generating revenues and expenses, transaction-related charges, equity-based compensation costs, the amortization of intangible assets, the operating results of VIEs that are included in the consolidated financial statements, and any other non-recurring income and expenses. In addition, FRE excludes interest and other financing costs related to the Company not attributable to any specific segment, and corporate overhead expenses incurred to support the operations of the business rather than directly fee-related. Management considers these types of costs corporate in nature, and are included only for reconciliation purposes to income (loss) before income tax (provision) benefit.
Spread Related Earnings (“SRE”) is a component of Segment Income that is used to assess the performance of the Insurance Solutions segment, excluding certain market volatility, which consists of investment gains (losses), other income and certain general, administrative & other expenses. For the Insurance Solutions segment, SRE equals the sum of (i) the net investment earnings on Insurance Solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses.
Cost of funds includes liability costs associated with the crediting cost on MYGA liabilities as well as other liability costs. Other liability costs include DAC amortization, the cost of liabilities associated with LTC, net of reinsurance, which includes change in reserves, premiums, actual claim experience including related expenses and certain product charges related to MYGA.
Mount Logan uses FRE and SRE as measures of operating performance, not as measures of liquidity. These measures should not be considered in isolation or as a substitute for net income or other income data prepared in accordance with U.S. GAAP. The use of these measures without consideration of their related U.S. GAAP measures is not adequate due to the adjustments described above.
Results of Operations
Below is a discussion of Mount Logan’s consolidated statements of operations for the years ended December 31, 2024 and 2023. For additional analysis of the factors that affected Mount Logan’s results at the segment level, see “Segment Analysis” below:

	Years Ended
	December 31, 2024	December 31, 2023	Change ($)	Change (%)
	($ in thousands)
'REVENUES
Asset Management
'Management fees	11,131	9,134	1,997	22%
Incentive fees	3,198	1,283	1,915	149%
Equity investment earning	680	1,124	(444)	-40%
	15,009	11,541	3,468	30%
Insurance Solutions
Net Premiums	(15,479)	(17,288)	1,809	-10%
Product charges	266	134	132	99%
Net investment income	74,638	69,688	4,950	7%
Net gains (losses) from investment activities	(8,211)	16,246	(24,457)	-151%
Net revenues of consolidated variable interest entities	15,082	16,889	(1,807)	-11%
Net investment income (loss) on funds withheld	(32,056)	(51,641)	19,585	-38%

	Years Ended
	December 31, 2024	December 31, 2023	Change ($)	Change (%)
	($ in thousands)
Other income	541	1,013	(472)	-47%
	34,781	35,041	(260)	-1%
'Total revenues	49,790	46,582	3,208	7%
EXPENSES
Asset Management
Administration and servicing fees	5,895	2,943	2,952	100%
Transaction costs	2,174	3,721	(1,547)	-42%
Compensation and benefits	8,412	3,405	5,007	147%
Amortization and impairment of intangible assets	3,582	1,504	2,078	138%
Interest and other credit facility expenses	7,001	5,977	1,024	17%
General, administrative and other	6,480	10,529	(4,049)	-38%
	33,544	28,079	5,465	19%

Insurance Solutions
Net policy benefit and claims (remeasurement gain on policy liabilities of $16,237 and $11,757 for the year ended December 31, 2024 and 2023, respectively)	(10,091)	(5,491)	(4,600)	84%
Interest sensitive contract benefits	14,972	9,443	5,529	59%
Amortization of deferred acquisition costs	2,175	1,652	523	32%
Compensation and benefits	1,367	2,019	(652)	-32%
Interest expense	1,313	513	800	156%
General, administrative and other (including related party amounts of $7,169 and $7,360 for the year ended December 31, 2024 and 2023, respectively)	16,276	19,210	(2,934)	-15%
	26,012	27,346	(1,334)	-5%
Total expenses	59,556	55,425	4,131	7%
Investment and other income (Loss) - Asset Management
Net gains (losses) from investment activities	(1,531)	(104)	(1,427)	1372%
Dividend income	356	584	(228)	-39%
Interest income	1,091	1,087	4	—%
Other income (loss), net	69	—	69	—%
Net revenues of consolidated variable interest entities	—	964	(964)	-100%
Total investment income (loss)	(15)	2,531	(2,546)	-101%
Income (loss) before taxes	(9,781)	(6,312)	(3,469)	55%
Income tax (expense) benefit — asset management	(606)	(391)	(215)	55%
Net income (loss)	(10,387)	(6,703)	(3,684)	55%
In this section, references to 2024 refer to the year ended December 31, 2024 and references to 2023 refer to the year ended December 31, 2023.
Asset Management Segment
Revenues
Revenues were $15.0 million in 2024, an increase of $3.5 million from $11.5 million in 2023, driven by an increase in management and incentive fees partially offset by a decrease in equity investment earnings.

Management fees increased by $2.0 million to $11.1 million in 2024 from $9.1 million in 2023. The increase in management fees was primarily attributable to higher fees earned from Opportunistic Credit Interval Fund (“OCIF”) due to increased AUM, a full year of management fees from Ovation Alternative Income Fund and Ovation Alternative Income Fund-A LP (collectively the “Ovation funds”) managed funds compared to 2023 during which the Ovation GP acquisition closed in the third quarter, and First Trust continuing to scale with increased AUM.
The $1.9 million increase in incentive fees was primarily driven by incentive fees earned from OCIF of $1.7 million in 2024 compared to close to $nil in 2023. The increase in OCIF incentive fee was primarily due to growth in OCIF’s pre-incentive fee net investment income (NII). The growth in NII was driven by OCIF’s increased fundraising which allowed OCIF to deploy additional capital into yielding assets. Net assets increased from around $37.9 million to $145.7 million year on year while operating expenses remained relatively flat. All incentive fees recognized are realized incentive fees as they are calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding calendar quarter. All recorded incentive fees have been subsequently received in cash.

The increase in revenue was partially offset by a decrease in equity investment earnings due to the loss of significant influence over the investment in OCIF in the third quarter of 2023 and decreased performance in SCIM.
Expenses
Expenses were $33.5 million in 2024, an increase of $5.5 million from $28.1 million in 2023, driven by increases in administrative and servicing fees, compensation and benefits, amortization and impairment of intangibles and interest and credit facility expenses, offset by decreases in general, administrative and other expenses, and transaction costs.
Administration and servicing fees increased $3.0 million in 2024 due to additional headcount, increased net economic loss attributable to Mount Logan's service agreement with SCIM, and an increase in sub-investment management expenses.
Compensation and benefits increased $5.0 million in 2024 primarily due to increased headcount and costs associated with the operations of Ovation GP, RSUs granted and quarterly guaranteed bonus accruals from the third quarter of 2024 onwards.
Amortization and impairment of intangible assets increased $2.1 million in 2024 due to an impairment loss in the fourth quarter of 2024 on the IMA purchased in the Ovation GP acquisition as well as a decrease in the remaining useful life of that intangible asset, as the underlying fund is being wound down.
Interest and other credit facility expenses increased $1.0 million in 2024 primarily due to increased borrowings from upsizing our existing credit facility during the second quarter of 2023 and the issuance of debenture units during the first quarter of 2024, as well as refinancing costs incurred in the fourth quarter of 2024.
The increase in expenses was offset by a $4.0 million decrease in general, administrative and other expenses attributable to significantly lower professional services fee spend due to active management efforts to reduce costs, the expiration of transition services agreements on assets purchased and fee-sharing agreements associated with the CLOs, and the improved performance of OCIF. Transaction costs were also lower by $1.5 million due to reduced deal activity in most of 2024 compared to 2023.
Investment and Other Income (Loss)
Total investment and other loss were close to $nil in 2024, a decrease of $2.5 million from $2.5 million of investment income in 2023. This decrease was primarily driven by an increase in unrealized losses on equity security investments compared to 2023, and the decrease in interest income attributable to consolidated VIEs as Mount Logan deconsolidated its interest in 2018-01 when it was no longer the primary beneficiary.

Insurance Solutions Segment
Revenues
Revenues were $34.8 million in 2024, a decrease of $0.3 million from $35.0 million in 2023. The decrease was primarily driven by a decrease in net gains (losses) from investment activities and a decrease in net revenue of consolidated VIEs. These decreases were partially offset by an increase in net premiums, an increase in net investment income and an increase in net investment income (loss) on funds withheld.
Net gains (losses) from investment activities were ($8.2) million in 2024, a decrease of $24.5 million from $16.2 million in 2023, primarily due to an unfavorable change in the fair value of investment assets and also due to an unfavorable change in the provision for credit losses. The unfavorable change in the fair value of investment assets was primarily driven by an increase in bond yield in 2024 compared to 2023, which resulted in decrease in the fair value of existing bonds in 2024 compared to 2023. Consequently, there were higher unrealized losses on these bonds in 2024 compared to 2023. The unfavorable change in the provision for credit losses of $4.1 million was primarily driven by deterioration in credit ratings of certain mortgage loans.
Net revenues of consolidated VIEs were $15.1 million in 2024, a decrease of $1.8 million from $16.9 million in 2023, primarily driven by lower realized gains on the sale of investments in 2024 compared to 2023 and also due to lower accretion of discounts in 2024 compared to 2023. This decrease was partially offset by favorable returns on underlying assets.
Net premiums were ($15.5) million in 2024, an increase of $1.8 million from ($17.3) million in 2023. The negative net premiums resulted from ceded premiums exceeding direct/assumed premiums within the LTC business. The increase in net premiums was primarily driven by a decrease of $5.2 million in ceded premium related to LTC business compared to 2023, which was partially offset by a decrease of $3.4 million in direct/assumed premium compared to 2023.
Net investment income was $74.6 million in 2024, an increase of $5.0 million from $69.6 million in 2023, primarily driven by growth in the Insurance Segment's investment portfolio and higher rates on new deployment in comparison to existing portfolio related to the higher interest rate environment.
Net investment income (loss) on funds withheld were ($32.1) million in 2024, which reflects an increase of $19.5 million from ($51.6) million in 2023. The corresponding balance sheet account, funds withheld under reinsurance contracts, reflects the collateral payable to reinsurers for the LTC block of business. Typically, when the investments held as collateral as part of the funds withheld decrease in value, the funds withheld liability also decreases. Thus, the unfavorable change in the fair value of investment assets related to reinsurers under funds withheld/modco arrangement resulted in higher unrealized losses. The unfavorable change in the fair value of investment assets related to reinsurers under funds withheld/modco arrangement was primarily driven by an increase in bond yield in 2024 compared to 2023.
Expenses
Expenses were $26.0 million in 2024, a decrease of $1.3 million from $27.3 million in 2023. The decrease was driven by a decrease in net policy benefit & claims, a decrease in general, administrative & other expenses and a decrease in compensation & benefits, partially offset by an increase in interest sensitive contract benefits, an increase in interest expense and an increase in DAC amortization.
Net policy benefits and claims were ($10.0) million in 2024, a decrease of $4.6 million from ($5.5) million in 2023, primarily driven by a favorable in-force updates and favorable assumption changes related to the LTC business in 2024, partially offset by higher interest accretion in 2024 compared to 2023.
General, administrative & other expenses were $16.3 million in 2024, a decrease of $2.9 million from $19.2 million in 2023. Expenses were higher in 2023 primarily due to the one-time implementation cost of IFRS 17.

Compensation and benefits were $1.4 million in 2024, a decrease of $0.6 million from $2.0 million in 2023, primarily driven by departure of employees in 2024. This reduction in cost is anticipated to be temporary in nature.
Interest sensitive contract benefits were $15.0 million in 2024, an increase of $5.5 million from $9.4 million in 2023, primarily driven by growth in the Insurance Segment's MYGA business and higher rates on new MYGA.
Interest expense was $1.3 million in 2024, an increase of $0.8 million from $0.5 million in 2023, primarily due to a full year of interest expense in 2024 on a new surplus note which was issued in August 2023 and had only 4 months worth of interest expense in 2023.
DAC amortization was $2.2 million in 2024, an increase of $0.5 million from $1.7 million in 2023, primarily due to growth in insurance segment's MYGA business resulted in higher DAC and its amortization.
Income Tax (Provision) Benefit
Mount Logan’s income tax expense was $0.6 million in 2024, an increase of $0.2 million from $0.4 million in 2023. Income taxes were higher in 2024 due to higher taxable income attributable to Mount Logan’s Asset Management segment, which primarily operates in the US, including a catch up tax expense for unrealized carry being recognized as income for tax purposes in one of the fund’s managed by Mount Logan. The (provision) benefit for income taxes includes federal, state, local and foreign income taxes, resulting in an effective income tax rate of (6.2%) for 2024 and 2023, respectively. The most significant reconciling items between the U.S. federal statutory income tax rate and the effective income tax rate were due to the following: (i) foreign accrual property income, as Mount Logan Capital is a Canadian tax paying entity and (ii) changes in deferred tax assets. Mount Logan does not expect a material increase to its consolidated effective tax rate or earnings and results of operations as a result of the utilization of the deferred tax assets, though Mount Logan can provide no assurance that the impacts will not be material in future years. See note 18 to the consolidated financial statements for further details regarding Mount Logan’s income tax (provision) benefit.
Segment Analysis
Discussed below are Mount Logan’s results of operations for each of Mount Logan’s reportable segments. They represent the segment information available and utilized by management to assess performance and to allocate resources. See note 23 to Mount Logan’s consolidated financial statements for more information regarding Mount Logan’s segment reporting.
Asset Management
The following table presents FRE, the performance measure of Mount Logan’s Asset Management segment.

For the year ended	December 31, 2024	December 31, 2023
Asset Management
Management fees	$16,758	$13,990
Incentive fees	3,198	1,283
Equity investment earnings	680	1,124
Interest income(1)	1,091	1,087
Fee-related compensation	(5,665)	(1,895)
Other operating expenses:
Administration and servicing fees	(4,290)	(1,907)
General, administrative and other	(2,693)	(4,725)
Fee related earnings	9,079	8,957

(1)Represents interest income on a loan asset related to a fee generating vehicle
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
In this section, references to 2024 refer to the year ended December 31, 2024, and references to 2023 refer to the year ended December 31, 2023.
FRE was $9.1 million in 2024, an increase of $0.1 million compared to $9.0 million in 2023. FRE was flat primarily because increases in management and incentive fees were offset by increases in fee-related compensation and administration and servicing fees.
The increase in management fees was primarily attributable to higher fees earned from OCIF due to growth in AUM, a full year of management fees from the funds managed by the Ovation GP compared to 2023 during which the Ovation GP acquisition closed in the third quarter, and First Trust continuing to scale with increased AUM.
The increase in incentive fees was primarily attributable to fees earned from OCIF of $1.7 million in 2024 compared to close to $nil in 2023, reflecting improved fund performance.
The growth in revenues was offset by increases in fee-related compensation and other operating expenses. The increase in fee-related compensation was driven by corresponding growth in fee related revenues and increased headcount. The increase in other operating expenses was primarily driven by additional headcount which support the Asset Management segment, an increase in net economic loss attributable to Mount Logan's service agreement with SCIM, and an increase in sub-investment management expenses. Mount Logan’s servicing agreement with SCIM is for ACIF, an interval fund, and is calculated as the gross management and incentive fees paid by ACIF net of expenses incurred under the servicing agreement. During 2024, management and performance fees decreased compared to 2023, while expenses remained fairly consistent. As a result, the increase in net economic loss attributable to the performance of ACIF drove the increase in operating expenses of the Asset Management segment. Sub-management expenses increased as the Asset Management segment only entered into sub-management agreements from the fourth quarter of 2023 with third parties to help manage Ability’s growing portfolio of assets.
Asset Management Operating Metrics
Assets Under Management
The following presents Mount Logan’s total AUM by vehicle (in millions):

	Year ended December 31,
	2024
(in millions)	Ability (including consolidated VIEs) (1)	BDCs (2)	CLOs (3)	Interval Funds (4)	Ovation Funds	Other (5)	Total
Change in Total AUM (6)
Beginning of Period	$695	$334	$634	$342	$255	$66	$2,326
Inflows	73	116	—	147	8.00	44	388
Outflows	(23)	(172)	—	(73)	(7)	(3)	(278)
Net Flows	50	(56)	—	74	1	41	110
Realizations	—	(34)	(68)	(32)	(26)	(2)	(162)
Market activity and other	1	61	(2)	25	(19)	5	71
Inter-vehicle eliminations (7)	—	—	—	(5)	—	—	(5)
End of Period	$746	$305	$564	$404	$211	$110	$2,340

	Year ended December 31,
	2023
(in millions)	Ability (including consolidated VIEs) (1)	BDCs (2)	CLOs (3)	Interval Funds (4)	Ovation Funds	Other (5)	Total
Change in Total AUM (6)
Beginning of Period	$543	$370	$637	$292	$273	$49	$2,164
Inflows	150	75	—	98	33.00	29	385
Outflows	(6)	(144)	—	(43)	(61)	(17)	(271)
Net Flows	144	(69)	—	55	(28)	12	114
Realizations	—	(33)	—	(21)	(12)	1	(65)
Market activity and other	8	67	(3)	17	22	6	117
Inter-vehicle eliminations (7)	—	—	—	(8)	—	—	(8)
End of Period	$695	$335	$634	$335	$255	$68	$2,322
(1)Ability’s AUM excludes assets held under the funds withheld and modco agreements.
(2)ML Management manages Logan Ridge Finance Corporation and through another subsidiary, owns a 24.99% interest in SCIM, which is the manager of Portman.
(3)ML Management is the adviser to two CLOs 2018-01 and 2019-01.
(4)ML Management is the adviser to OCIF. Separately Mount Logan receives the economics of ACIF, which is an interval fund advised by SCIM, via a servicing agreement with SCIM over ACIF.
(5)Consists of several small closed end private funds and AUM which is sub-advised by ML Management.

(6)Inflows generally represent new capital which includes capital contributions, subscriptions, dividend reinvestments, draw downs on leverage facilities, and new MYGA flows and managed reinsurance assets added at Ability. Outflows include redemptions, pay downs on leverage facilities, and claims and benefits payments at Ability. Realizations represent distributions of realized income, repurchases of capital, and repayments on CLO notes. Market activity and other generally represents realized and unrealized gains (losses) on investments and other changes in AUM.

(7)Represents ACIF’s investment in OCIF.

(8)Several of the above funds are still subject to their annual audits, thus the AUM quoted above represents management’s best estimate of AUM as of December 31, 2024, but may be subject to change.
Year ended December 31, 2024 versus year ended December 31, 2023
Total AUM was $2.3 billion at December 31, 2024, remaining relatively flat from $2.3 billion at December 31, 2023. Mount Logan saw an increase in interval fund assets, as OCIF’s AUM increased significantly as it has continued to scale, since it was seeded in 2022. Additionally, the sub advisory relationship continued to grow in 2024, leading to a positive increase in AUM. These increases were offset by slight decreases in AUM with the CLOs Mount Logan manages as they begin harvesting their assets as well as a slight decline in the BDC assets due to the underlying decline in performance of several assets in their portfolios. The Ovation funds’ AUM will continue to decline pursuant to their winddown, which was announced in mid-2024.
Insurance Solutions
The following table presents Spread Related Earnings, the performance measure of Mount Logan’s Insurance Solutions segment:

For the year ended	December 31, 2024	December 31, 2023
Insurance Solutions
Net investment income and realized gain (loss), net	$53,477	$50,202
Cost of funds	(22,269)	(22,758)
Compensation and benefits	(1,367)	(2,019)
Interest expense	(1,313)	(513)
General, administrative and other	(14,788)	(15,730)
Spread related earnings	$13,740	$9,182
In this section, references to 2024 refer to the year ended December 31, 2024, and references to 2023 refer to the year ended December 31, 2023.
Spread Related Earnings
SRE was $13.7 million in 2024, an increase of $4.5 million, or 50%, compared to $9.2 million in 2023. The increase in SRE was primarily driven by higher net investment earnings, lower general, administrative & other expenses and lower compensation cost, partially offset by higher interest cost.
Net investment earnings increased $3.3 million, primarily driven by growth in the insurance segment's investment portfolio and higher rates on new deployment in comparison to existing portfolio related to the higher interest rate environment.
Compensation and benefits decreased by $0.6 million, primarily driven by departure of employees in 2024. This reduction in cost is expected to be temporary in nature.

Interest expense increased by $0.8 million, primarily due to full year interest expense in 2024 on a new surplus note, which was issued in August 2023 and had only 4 months’ worth of interest expense in 2023.
General, administrative & other expenses decreased by $0.9 million primarily as a result of efforts to reduce overall costs in 2024.
Net Investment Spread

	Years ended December 31,
	2024	2023	Change
Net investment income and realized gain or (loss), net	7.4%	8.3%	-89bps
Cost of funds (1)	(5.3)%	(5.7)%	37bps
Net Investment spread	2.1%	2.6%	-52bps
(1)Excludes changes in future policy benefits liabilities of LTC line of business, to calculate net investment spread, which resulted from change in actuarial assumptions and future cash flow projections.
Net investment spread was 2.1% in 2024, a decrease of 52 basis points compared to 2.6% in 2023, primarily driven by lower net investment income and realized gain or (loss) percent in 2024 verses 2023 which was partially offset by lower percent of costs of funds.
Net investment income and realized gain or (loss) percent represents a percent of net investment income and realized gain (loss) over average net invested assets. Net investment income and realized gain (loss) was higher in 2024 compared to 2023 primarily driven by growth in the insurance segment's investment portfolio and higher rates on new deployment. However, net investment income percent was lower in 2024 primarily due to higher average net invested assets compared to 2023.
Cost of funds percent represents a percent of cost of funds over average net invested assets. Cost of funds were higher in 2024 compared to 2023 primarily due to higher crediting cost of MYGA liabilities and higher amortization of DAC which was partially offset by lower cost of liabilities for LTC line of business. However, cost of funds percent was lower due to higher average net invested assets in 2024 compared to 2023
Net invested assets represent investments that directly back insurance segment’s net reserve liabilities as well as surplus assets. Net invested assets for insurance segment includes (a) total investments on the consolidated statements of financial position, with available-for-sale securities, trading securities and mortgage loans at cost or amortized cost, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) VIE assets, and (f) net investment payables and receivables. Net invested assets exclude the investment assets under funds withheld arrangement with FSR and assets under Modco agreement with Vista. Net invested assets also exclude mark-to-market adjustment (net unrealized gains (losses)) including provision for credit losses recognized in consolidated statement of operations during the year.
Investment Portfolio and Net Investment Spread
Ability had total investments, including related parties and consolidated VIEs, of $1,042 million and $1,009 million as of December 31, 2024, and December 31, 2023, respectively. Total investments have risen by 3.3% compared to 2023, which is primarily driven by acquisition of new investments into Ability's portfolio. Ability’s investment strategy seeks to achieve sustainable risk-adjusted returns through the disciplined management of its investment portfolio against its duration of liabilities. The investment strategies focus primarily on a buy and hold asset allocation strategy that may be adjusted periodically in response to changing market conditions and the nature of Ability’s liability profile. Ability takes advantage of its generally persistent liability profile by identifying investment opportunities with an emphasis on earning incremental yield by taking measured liquidity and complexity risk rather than assuming incremental credit risk. Ability has selected a diverse array of primarily high-grade fixed income assets including corporate bonds, structured securities and commercial real estate loans, among others. Ability also maintains holdings in floating rate and less rate-sensitive instruments, including CLOs, non-agency RMBS and various types of structured products, both as an expression of its macroeconomic views as well as to capture incremental returns versus fixed rate instruments. Depending on its market outlook, Ability will use financial hedges to increase or reduce its exposure to various macroeconomic factors, including interest rate, foreign currency exchange rate, and / or performance of market indices. In addition to its fixed income portfolio, Ability opportunistically allocates to alternative investments where it primarily focuses on fixed income-like, cash flow-based investments.
Liquidity and Capital Resources
Overview
Mount Logan primarily derives revenues and cash flows from the assets it manages and the retirement savings products it issues and reinsures. Based on management’s experience, Mount Logan believes that its current liquidity position, together with the cash generated from revenues will be sufficient to meet Mount Logan’s anticipated expenses and other working capital needs for at least the next 12 months. For the longer-term liquidity needs of the Asset Management business, Mount Logan expects to continue to fund the Asset Management business’s operations through management fees and incentive fees received. The principal sources of liquidity for the Insurance Solutions segment, in the ordinary course of business, are operating cash flows and holdings of cash, cash equivalents and other readily marketable assets. At December 31, 2024, Mount Logan had $86.0 million of unrestricted cash and cash equivalents.
Primary Uses of Cash
Over the next 12 months, Mount Logan expects its primary liquidity needs will be to:
•support the future growth of Mount Logan's businesses through strategic corporate investments;
•pay Mount Logan’s operating expenses, including, compensation, general, administrative, and other expenses;
•make payments to policyholders for surrenders, withdrawals and payout benefits;
•make interest and principal payments on funding agreements;
•pay taxes; and
•pay cash dividends.
Over the long term, Mount Logan believes it will be able to (i) grow Mount Logan's Assets Under Management and generate positive investment performance in the funds Mount Logan manages, which it expects will allow us to grow its management fees and incentive fees and (ii) grow the investment portfolio of insurance solutions services, in each case in amounts sufficient to cover Mount Logan’s long-term liquidity requirements, which may include:
•supporting the future growth of our businesses;
•creating new or enhancing existing products and investment platforms;
•making payments to policyholders;
•pursuing new strategic corporate investment opportunities; and
•paying interest and principal on Mount Logan’s financing arrangements.

Cash Flow Analysis
The section below discusses in more detail Mount Logan’s primary sources and uses of cash and the primary drivers of cash flows within Mount Logan’s consolidated statements of cash flows:

	Years ended December 31,
(in thousands)	2024	2023
Operating activities	$(37,768)	$(48,942)
Investing activities	(26,497)	(74,476)
Financing activities	75,749	128,721
Cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs, end of period	$101,704	$90,220
Operating Activities
Mount Logan’s operating activities support its Asset Management and Insurance Solutions activities. The primary sources of cash within operating activities include: (a) management and performance fees, (b) insurance premiums, (c) reinsurance recoverable, (d) proceeds for sales of investments from Mount Logan’s consolidated VIEs and (e) cash interest received from investments. The primary uses of cash within operating activities include: (a) investment purchases from Mount Logan’s consolidated VIEs (b) compensation and non-compensation related expenses, (c) benefit payments, (d) cash interest paid on debt obligations and (e) other operating expenses. A significant use of cash within operating activities pertain to future policy benefits incurred in the LTC business. As the LTC business is in run-off, this activity is expected to have less of an impact to cash outflow over time.

•During the year ended December 31, 2024, cash used in operating activities reflects cash inflows of management fees, realized incentive fees revenues, net investment income, and reinsurance recoverables offset by cash paid for interest on funding agreements, taxes, benefit payments, policy acquisition costs and other operating expenses. Net cash provided by operating activities includes net cash used in Mount Logan’s consolidated VIEs, which primarily includes purchases of VIEs’ investments offset by net proceeds from the sale of VIEs’ investments.
•We financed our negative cashflow from operations during the year ended December 31, 2024 through increased borrowings of the Asset Management business. We monitor our cash flow projections on a current basis and take active measures to obtain the funding it requires to continue our operations. However, these cash flow projections are subject to various uncertainties concerning their fulfillment such as the ability to increase revenues by establishing new funds and to raise additional investor capital within such funds as well as continuing to grow and scale our Insurance Solutions business. When disbursements for claims, policy acquisition costs and other operating expenses exceed premium inflows, cash flow from insurance operations is negative. The effect on cash flow from operations is partially offset by cash flow from investment income. Additionally, cash inflows from investment maturities of both short-term investments and longer-term maturities are available to supplement other operating cash flows.
•During the year ended December 31, 2023, cash used in operating activities reflects cash inflows of management fees, incentive fees, net investment income, offset by cash paid for interest on funding agreements, policy acquisition costs, reinsurance recoverables, and operating expenses. Net cash provided by operating activities includes net cash used in Mount Logan’s consolidated VIEs, which primarily includes purchases of VIEs’ investments, offset by net proceeds from the sale of VIEs’ investments.
•We financed our negative cashflow from operations during the year ended December 31, 2023 through increased borrowings of the Asset Management and Insurance Solutions businesses.

Mount Logan’s ability to execute Mount Logan’s business strategy, particularly Mount Logan’s ability to increase Mount Logan’s AUM, depends on Mount Logan’s ability to establish new funds and to raise additional investor capital within such funds. Mount Logan’s liquidity will depend on a number of factors, such as Mount Logan’s ability to project our financial performance, which is highly dependent on the funds it manage and its ability to manage our projected costs, fund performance, access to credit facilities, compliance with existing credit agreement, as well as industry and market trends. Also during economic downturns the funds Mount Logan manages might experience cash flow issues or liquidate entirely. In these situations, Mount Logan might be asked to reduce or eliminate the management fee and incentive fees it charges, which could adversely impact Mount Logan’s cash flow in the future. An increase in the fair value of the investments of the funds Mount Logan manages, by contrast, could favorably impact its liquidity through higher management fees where the management fees are calculated based on the net asset value, gross assets or adjusted assets. Additionally, higher incentive fees not yet realized would generally result when investments appreciate over their cost basis which would not have an impact on the Asset Management business’s cash flow until realized.
Investing Activities
Mount Logan’s investing activities support the growth of its business. The primary sources of cash within investing activities include sales, maturities and repayments of investments. The primary uses of cash within investing activities include: (a) acquisition of consolidated business(es) and (b) purchases and acquisitions of new investments. The cash flow activities related to MYGA products is split across investing activities and financing activities. As the Company assumes new MYGA products, the receipt of cash is reported in financing activities and the corresponding purchase of securities is reported in investing activities. As a result, as the MYGA portfolio grows, these cash flow activities while related, will continue to present an inflow to financing activities and an outflow to investing activities.

•During the year ended December 31, 2024, cash used in investing activities primarily reflects the purchase of investments, mainly available-for-sale (“AFS”) and mortgage loans, due to the deployment of significant cash inflows from Ability's growth, partially offset by the sales, maturities and repayments of investments.
•During the year ended December 31, 2023, cash used in investing activities primarily reflects the purchase of investments due to the deployment of significant cash inflows from Ability's growth, partially offset by the sales, maturities and repayments of investments, and cash used to acquire Ovation.
Financing Activities
Mount Logan’s financing activities reflect its capital market transactions and transactions with equity holders. The primary sources of cash within financing activities primary include proceeds from debt issuances and proceeds from reinsurance of MYGA. The primary uses of cash within financing activities include dividends paid and repayments of debt.
•During the year ended December 31, 2024, cash provided by financing activities primarily reflects cash received from increased borrowings of the Asset Management business partially offset by repayment of debt and dividends to shareholders as well as annuity payments, net of cash inflows of the insurance solutions business for investment-type policies.
•During the year ended December 31, 2023, cash provided by financing activities primarily reflects cash received from increased borrowings of the Asset Management business and insurance solutions business partially offset by repayment of borrowings from the Asset Management business and annuity payments, net of cash inflows of the Insurance Solutions business for investment-type policies.
Contractual Obligations, Commitments and Contingencies

For a summary and a description of the nature of Mount Logan’s commitments, contingencies and contractual obligations, see note 24 to the consolidated financial statements.
Consolidated VIEs
Mount Logan manages its liquidity needs by evaluating unconsolidated cash flows; however, Mount Logan’s financial statements reflect the financial position of Mount Logan as well as consolidated VIEs. The primary sources and uses of cash at Mount Logan's consolidated VIEs include: (a) proceeds from sales, maturities and repayments of investments and (b) purchase of investments.
Dividends and Distributions
For information regarding the quarterly dividends that were made to common stockholders and distribution equivalents on participating securities, see note 19 to the consolidated financial statements. Although Mount Logan currently expects to pay dividends, Mount Logan may not pay dividends if, among other things, Mount Logan does not have the cash necessary to pay the dividends. To the extent it does not have sufficient cash on hand to pay dividends, Mount Logan may have to borrow funds to pay dividends, or it may determine not to pay dividends. The primary source of funds for dividends is distributions from Mount Logan’s operating subsidiaries, which are expected to be adequate to fund dividends and other cash flow requirements based on current estimates of future obligations. The ability of these operating subsidiaries to make distributions to Mount Logan will depend on satisfying applicable law with respect to such distributions, including surplus and minimum solvency requirements among others. On March 13, 2025 Mount Logan declared a cash dividend of C$0.02 per share of its common stock, which was paid on April 10, 2025, to holders of record at the close of business on April 3, 2025.
Asset Management Liquidity
Mount Logan’s Asset Management business requires limited capital resources to support the working capital or operating needs of the business. For the Asset Management business’s longer term liquidity needs, Mount Logan expects to continue to fund the Asset Management business’s operations through management fees and performance fees received. Liquidity needs are also met through proceeds from borrowings and equity issuances as described in note 12 and note 19 to the consolidated financial statements, respectively. From time to time, if Mount Logan determines that market conditions are favorable after taking into account Mount Logan’s liquidity requirements, we may seek to raise proceeds through the issuance of additional debt or equity instruments.
At December 31, 2024, the Asset Management business had $8.9 million of unrestricted cash and cash equivalents.
Future Debt Obligations
The Asset Management business had long-term debt of $76.3 million at December 31, 2024, which includes notes with maturities in 2025, 2027, 2031 and 2032. There are also scheduled incremental repayments of principal on the credit facility in 2025 and 2026. See note 12 to the consolidated financial statements for further information regarding the Asset Management business’s debt arrangements.
Future Cash Flows
Mount Logan’s ability to execute Mount Logan’s business strategy, particularly Mount Logan’s ability to increase Mount Logan’s AUM, depends on Mount Logan’s ability to establish new funds and to raise additional investor capital within such funds. Mount Logan’s liquidity will depend on a number of factors, such as Mount Logan’s ability to project our financial performance, which is highly dependent on the funds it manage and its ability to manage our projected costs, fund performance, access to credit facilities, compliance with existing credit agreement, as well as industry and market trends. Also during economic downturns the funds Mount Logan manages might experience cash flow issues or liquidate entirely. In these situations, Mount Logan might be asked to reduce or eliminate the management fee and incentive fees it charges, which could adversely impact Mount Logan’s cash flow in the future. An increase in the fair value of the investments of the funds Mount Logan manages, by contrast, could favorably impact its liquidity through higher management fees where the management fees are calculated based on the net asset value, gross assets or adjusted assets. Additionally, higher incentive fees not yet realized would generally result when investments appreciate over their cost basis which would not have an impact on the Asset Management business’s cash flow until realized.
Consideration of Financing Arrangements
As noted above, the Asset Management business has and may continue to issue debt to supplement its liquidity. The decision to enter into a particular financing arrangement is made after careful consideration of various factors, including the Asset Management business’s cash flows from operations, future cash needs, current sources of liquidity, demand for the Asset Management business’s debt or parent's equity, and prevailing interest rates.
Insurance Solutions Liquidity and funding risk
Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with its financial liabilities as they fall due or can only do so on terms that are materially disadvantageous. Prudent liquidity risk management includes maintaining sufficient cash on hand and the availability of funding through an adequate amount of committed credit facilities. Mount Logan also has the ability to raise additional liquidity through the issuance of debt, and through the sale of its portfolio investments. Periodic cash flow forecasts are performed to ensure Ability has sufficient cash to meet operational and financing costs.
Liquid assets
Liquid assets, including high-quality assets that are marketable, can be pledged as security for borrowings, and can be converted to cash in a time frame that meets liquidity and funding requirements.

As at	December 31, 2024	December 31, 2023
Cash and cash equivalents(1)	$77,055	$89,230
Restricted cash	15,716	—
Investments	637,048	645,559
Receivable for investments sold	17,045	6,511
Accrued interest and dividend receivable(1)	18,580	18,521
Total liquid assets	$765,444	$759,821
(1) Cash and cash equivalents and accrued interest & dividend receivable includes cash and cash equivalent and accrued interest of consolidated VIEs, respectively.
The liquid assets held by Mount Logan's insurance company, Ability, are subject to restrictions which prevent Mount Logan from transferring these assets to other entities within the group without insurance regulatory approvals. These assets are not restricted for use within the insurance company.
Insurance Subsidiaries’ Operating Liquidity
The primary cash flow sources for Ability include retirement services product inflows, investment income, and principal repayments on its investments. Uses of cash include investment purchases, payments to policyholders for surrenders, withdrawals and payout benefits, interest and principal payments on funding agreements and outstanding debt, policy acquisition and general operating costs.
Ability’s policyholder obligations are generally long-term in nature. However, policyholders may elect to withdraw some, or all, of their account value in amounts that exceed Ability’s estimates and assumptions over the life of an annuity contract. Ability includes provisions within its annuity policies, such as surrender charges and market value adjustments, which are intended to protect it from early withdrawals. As of December 31, 2024, and December 31, 2023, approximately 76% and 78%, respectively, of Ability’s annuity liabilities were subject to penalty upon surrender. In addition, as of December 31, 2024, and December 31, 2023, approximately 85% and 98%, respectively, of policies contained Market Value Adjustments (“MVAs”) that may also have the effect of limiting early withdrawals if interest rates increase but may encourage early withdrawals by effectively subsidizing a portion of surrender charges when interest rates decrease.
Dividends from Insurance Subsidiaries
The NAIC has established minimum capital requirements in the form of RBC that factors the type of business written by an insurance company, the quality of its assets and various other aspects of its business to develop a minimum level of capital known as “authorized control level risk-based capital” and compares this level to adjusted statutory capital that includes capital and surplus as reported under SAP, plus certain investment reserves. Should the ratio of adjusted statutory capital to control level RBC fall below 200%, a series of remedial actions by the affected company would be required. As of December 31, 2024, and 2023, the RBC ratio of Ability was 325% and 400%, respectively.
The ability to pay dividends is limited by applicable laws and regulations of the jurisdiction where Ability is domiciled, as well as agreement(s) entered into with regulators. These laws and regulations require, among other things, Ability to maintain minimum solvency requirements and limit the amount of dividends Ability can pay. Nebraska state insurance laws and regulations require that the statutory surplus following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for its financial needs.
Future Debt Obligations
Ability had long-term debt of $14.3 million as of December 31, 2024, which includes notes with maturities in 2028 and 2032. See note 12 to the consolidated financial statements for further information regarding Ability’s debt arrangements.
Capital
Ability believes it has a strong capital position and is well positioned to meet policyholder and other obligations. Ability measures capital sufficiency using various internal capital metrics which reflect management’s view on the various risks inherent to its business, the amount of capital required to support its core operating strategies and the amount of capital necessary to maintain its current ratings in a recessionary environment. The amount of capital required to support Ability’s core operating strategies is determined based upon internal modeling and analysis of economic risk, as well as inputs from rating agency capital models and consideration of NAIC risk-based capital (“RBC”) requirements. Capital in excess of this required amount is considered excess equity capital, which is available to deploy. As of December 31, 2024, and December 31, 2023, Ability’s RBC ratio was 325% and 400%, respectively. The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk.
Critical Accounting Estimates
This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon the consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates. A summary of our significant accounting policies is presented in note 2 to our consolidated financial statements. The following is a summary of our accounting policies that are affected most by judgments, estimates and assumptions.
Critical Accounting Estimates - Overall

Consolidation
Mount Logan assesses all entities in which Mount Logan has a variable interest for consolidation including management companies, insurance companies, investment companies, collateralized loan obligations (“CLOs”), and other entities. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses and/or receive expected residual returns. Fees earned by Mount Logan that (i) include terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length, (ii) are commensurate with the level of effort required to provide those services, and (iii) where Mount Logan does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered to be variable interests.
Pursuant to its consolidation policy, once Mount Logan determines it has a variable interest in an entity, Mount Logan considers whether the entity is a VIE. Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities ("VOEs") under the voting interest model.
An entity is a VIE if one of the following conditions exist: (a) the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support, (b) the holders of the equity at risk (as a group) lack the ability to make decisions about the activities that most significantly impact the entity’s economic performance, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the legal entity, their rights to receive the expected residual returns of the legal entity, or both and substantially all of the legal entity's activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. Limited partnerships and other similar entities where limited partners, not affiliated with the general partner, have not been granted (i) substantive participation rights or (ii) substantive rights to either dissolve the partnership or remove the general partner are VIEs.
Mount Logan consolidates VIEs in which it is the primary beneficiary. Mount Logan is the primary beneficiary if it holds a controlling financial interest which is defined as possessing both (a) the power to direct the activities of a VIE that most significantly impact the VIE's economic performance and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.  Mount Logan determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion on an ongoing basis if facts and circumstances change.
Entities determined not to be VIEs are VOEs and are evaluated under the voting interest model. Mount Logan typically consolidates VOEs when it has a majority voting interest.
Each entity is assessed for consolidation individually considering the specific facts and circumstances surrounding that entity. The consolidation assessment, including the determination whether an entity is a VIE or VOE, depends on the facts and circumstances for each entity, and therefore Mount Logan’s investment companies may qualify as VIEs or VOEs.
With respect to CLOs (which are generally VIEs), as collateral manager, Mount Logan generally has the power to direct the activities of the CLO that most significantly impact the CLO’s economic performance. In some, but not all cases, Mount Logan, through its ownership in the CLOs, may have variable interests that represent an obligation to absorb losses of, or a right to receive benefits from, the CLO that could potentially be significant to the CLO. In cases where Mount Logan has both the power to direct the activities of the CLO that most significantly impact the CLO’s economic performance and the obligation to absorb losses of the CLO or the right to receive benefits from the CLO that could potentially be significant to the CLO, Mount Logan is deemed to be the primary beneficiary and consolidates the CLO.
Assets and liabilities of the consolidated VIEs are primarily presented in separate sections within the Consolidated Statements of Financial Position. Changes in the fair value of the consolidated VIEs’ assets and liabilities and related interest, dividend and other income and expenses are primarily presented within revenues of consolidated variable interest entities and Income of consolidated variable interest entities, for the Asset Management and Insurance Solutions segments, respectively, in the Consolidated Statements of Operations.

Income Taxes
Significant judgment is required in determining tax expense and in evaluating certain and uncertain tax positions. Mount Logan recognizes the tax benefit of uncertain tax positions when the position is “more likely than not” to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. If a tax position is not considered more likely than not to be sustained, then no benefits of the position are recognized. Mount Logan’s tax positions are reviewed and evaluated quarterly to determine whether Mount Logan has uncertain tax positions that require financial statement recognition.
Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amount of assets and liabilities and their respective tax bases using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period during which the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that all or a portion of the deferred tax assets will not be realized.
Critical Accounting Estimates- Asset Management Segment
Investments, at Fair Value
On a quarterly basis, Mount Logan utilizes a valuation committee consisting of members from senior management, to review and approve the valuation results related to the investments of the funds ML Management manages. Mount Logan also retains external valuation firms to provide third-party valuation consulting services to Mount Logan, which consist of certain limited procedures that management identifies and requests them to perform. The limited procedures provided by the external valuation firms assist management with validating their valuation results or determining fair value. Mount Logan performs various back-testing procedures to validate their valuation approaches, including comparisons between expected and observed outcomes, forecast evaluations and variance analyses. However, because of the inherent uncertainty of valuation, the estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material. The fair values of the investments in the funds Mount Logan manages can be impacted by changes to the assumptions used in the underlying valuation models. There have been no material changes to the valuation approaches utilized during the periods that Mount Logan’s financial results are presented in this report.
Fair Value of Financial Instruments
Except for Mount Logan’s debt obligations (each as defined in note 12 to Mount Logan’s consolidated financial statements), Mount Logan's financial instruments are recorded at fair value or at amounts whose carrying values approximate fair value. See “Investments, at Fair Value” above. While Mount Logan's valuations of portfolio investments are based on assumptions that Mount Logan believes are reasonable under the circumstances, the actual realized gains or losses will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may ultimately differ significantly from the assumptions on which the valuations were based. Financial instruments’ carrying values generally approximate fair value because of the short-term nature of those instruments or variable interest rates related to the borrowings.
Revenue Recognition
Management Fees
ML Management provides investment management services to investment funds, CLOs, and other vehicles in exchange for a management fee. Management fees are determined quarterly using an annual rate which are generally based upon (i) a percentage of the capital committed during the commitment period, and thereafter based on the remaining invested capital of unrealized investments, or (ii) net asset value, gross assets, or as otherwise provided in the respective agreements. Management fees are recognized over time, during the period in which the related services are performed.
Incentive Fees
ML Management provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee, as discussed above and, in some cases an incentive fee, a type of performance revenue. The incentive fee consists of two parts: (i) an income incentive fee which is based on pre-incentive fee net investment income in excess of a hurdle rate and (ii) a capital gains incentive fee which is based on cumulative realized capital gains and losses and unrealized capital depreciation. Incentive fees are considered a form of variable consideration as they are based the fund achieving certain investment return hurdles. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund.
Critical Accounting Estimates - Insurance Solutions Segment
Investments
Mount Logan is responsible for the fair value measurement of investments presented in the consolidated financial statements. Mount Logan performs regular analysis and review of its valuation techniques, assumptions and inputs used in determining fair value to evaluate if the valuation approaches are appropriate and consistently applied, and the various assumptions are reasonable. Mount Logan also performs quantitative and qualitative analysis and review of the information and prices received from commercial pricing services and broker-dealers, to verify it represents a reasonable estimate of the fair value of each investment. In addition, Mount Logan uses both internally-developed and commercially-available cash flow models to analyze the reasonableness of fair values using credit spreads and other market assumptions, where appropriate. For investment funds, Mount Logan typically recognizes its investment, including those for which it has elected the fair value option, based on net asset value information provided by the general partner or related asset manager. For a discussion of investment funds for which it has elected the fair value option, see note 9 to the consolidated financial statements.
Valuation of Fixed Maturity Securities, Equity Securities and Mortgage Loans
The following tables presents the fair value of fixed maturity securities, equity securities and mortgage loans, including those with related parties and those held by consolidated VIEs, by fair value hierarchy. Investments classified as Equity Method for which the FVO has not been elected have been excluded from the table below:

	Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Financial assets
Asset Management
Equity securities	$1,777	$—	$499	$—	$2,276
Total financial assets — Asset Management	1,777	—	499	—	2,276
Insurance Solutions
Debt securities:
U.S. government and agency	—	8,075	—	—	8,075
U.S. state, territories and municipalities	—	5,252	—	—	5,252
Other government and agency	—	2,369	—	—	2,369
Corporate	—	226,249	—	—	226,249
Asset and mortgage-backed securities	—	364,875	8,641	—	373,516
Corporate loans	—	—	114,734	—	114,734
Equity securities	310	11,134	2,918	2,042	16,404

	Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Other invested assets	—	—	4,575	—	4,575
Total financial assets — Insurance Solutions	310	617,954	130,868	2,042	751,174
Equity securities of consolidated VIEs	—	—	141	—	141
Corporate loans of consolidated VIEs	—	—	125,757	—	125,757
Total financial assets including consolidated VIEs	310	617,954	256,766	2,042	877,072
Total financial assets	$2,087	$617,954	$257,265	$2,042	$879,348

Financial liabilities
Asset Management
Debt obligations	$—	$—	$1,471	$—	$1,471
Total financial liabilities — Asset Management	—	—	1,471	—	1,471
Insurance Solutions
Ceded reinsurance - embedded derivative	—	34,770	—	0	34,770
Interest rate swaps	—	5,192	—	0	5,192
Total financial liabilities — Insurance Solutions	—	39,962	—	0	39,962
Total financial liabilities	$—	$39,962	$1,471	$0	$41,433

	Fair Value Measurements
December 31, 2023	Level 1		Level 2		Level 3		NAV	Total
Financial assets
Asset Management
Equity securities	$4,386		$—		$1,670		$—	$6,056
Total financial assets — Asset Management	$4,386		$—		$1,670		$—	$6,056
Insurance Solutions
Debt securities:
U.S. government and agency	—		7,845		—		—	7,845
U.S. state, territories and municipalities	—		5,471		—		—	5,471
Other government and agency	—		2,396		—		—	2,396
Corporate	—		191,346		—		—	191,346
Asset and mortgage-backed securities	—		369,338		2,240		—	371,578
Corporate loans	—		28,039		104,588		—	132,627
Equity securities	345		12,088		3,107		2158	17,698
Other invested assets	—		—		10,605		—	10,605
Total financial assets — Insurance Solutions	345		616,523		120,540		2,158	739,566
Corporate loans of consolidated VIEs	—		—		124,637		0	124,637
Total financial assets including consolidated VIEs	345	—	616,523	—	245,177	—	2,158	864,203
Total financial assets	$4,731		$616,523		$246,847		$2,158	$870,259

Financial liabilities
Asset Management
Debt obligations	$—		$—		$1,175		$—	$1,175
Total financial liabilities — Asset Management	—		—		1,175		—	1,175
Insurance Solutions
Ceded reinsurance - embedded derivative	—		34,882		—		—	34,882
Total financial liabilities — Insurance Solutions	—		34,882		—		—	34,882
Total financial liabilities	$—		$34,882		$1,175		$—	$36,057

Goodwill
We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of one of our reporting units may exceed its fair value. In evaluating the recoverability of goodwill, we perform a qualitative analysis at the reporting unit level to determine whether there are any events or circumstances that would indicate it is more likely than not that the fair value of our recorded goodwill exceeds its carrying value. Based on the results of this analysis, an annual goodwill impairment test may be completed based on an analysis of the discounted future cash flows generated by the underlying assets. The process of determining whether goodwill is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Future cash flow estimates are based partly on economic trends such as interest rates and market conditions, which are beyond our control and are likely to fluctuate. While we believe that our estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in our impairment tests. Such analyses are particularly sensitive to changes in estimates of future cash flows and discount rates. Changes to these estimates might result in material changes in fair value and determination of the recoverability of goodwill, which may result in charges against earnings and a reduction in the carrying value of our goodwill in the future. We complete our annual goodwill impairment analyses in the fourth quarter of each period presented using an October 1 measurement date. For the years ended December 31, 2024 and December 31, 2023, we determined there were no events or circumstances that indicated that the carrying value exceeded the fair value.

Derivatives
Freestanding derivatives are instruments that Ability has entered into as part of their overall risk management strategies. Such contracts include interest rate swaps to convert floating-rate interest receipts to fixed-rate interest receipts to reduce exposure to interest rate changes. All derivatives are recognized in Derivatives liability and are presented on a gross basis in the Consolidated Statements of Financial Position and measured at fair value. Changes in fair value are recorded in Accumulated Other Comprehensive Income as the swaps are in hedging relationships, with changes in fair value reclassified into Interest income in the same period as the hedged transactions affect earnings. Any interest accruals will flow through earnings as adjustments to Interest income. Ability’s derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. Ability attempts to reduce this risk by limiting its counterparties to major financial institutions with strong credit ratings.
To qualify for hedge accounting, at the inception of the hedging relationship, Ability formally documents its risk management objective and strategy for undertaking the hedging transaction. This documentation identifies how the hedging instrument is expected to mitigate the designated risk related to the hedged item and the method that will be used to retrospectively and prospectively assess the hedge effectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the hedge accounting relationship.
Ability issues and reinsures products or purchases investments that contain embedded derivatives. If it determines an embedded derivative has economic characteristics not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for separately, unless the Fair Value Option (“FVO”) is elected on the host contract. Under the FVO, bifurcation of the embedded derivative is not necessary as the entire contract is carried at fair value with all related gains and losses recognized in Net gains (losses) from investment activities in the Consolidated Statements of Operations. Embedded derivatives are carried at fair value in the Consolidated Statements of Financial Position in the same line item as the host contract.
Additionally, reinsurance agreements written on a funds withheld or modco basis contain embedded derivatives. Ability has determined that the obligation to pay the total return on the assets supporting the funds withheld liability represents a total return swap with a floating rate leg. The fair value of embedded derivatives on funds withheld and modco agreements is computed as the unrealized gain (loss) on the underlying assets and is included within the funds withheld under reinsurance contracts in the Consolidated Statements of Financial Position.
The change in the fair value of the embedded derivatives is recorded in Net investment income (loss) on funds withheld in the Consolidated Statements of Operations. Ceded earnings from funds withheld liability and changes in the fair value of embedded derivatives are reported in operating activities in the Consolidated Statements of Cash Flows. Contributions to and withdrawals from funds withheld liability are reported in operating activities in the Consolidated Statements of Cash Flows.
Ability’s insurance operations include providing reinsurance related to LTC, as well as MYGA products. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks. MYGA contracts were deemed to be investment contracts. Insurance revenue is comprised primarily of premiums and investment income. For traditional long-duration insurance contracts, Mount Logan reports premiums as revenue when due. Premiums received on MYGA products (a product without significant mortality risk) are not reported as revenue but rather as deposit liabilities. Mount Logan recognizes revenue for charges and assessments on these contracts, mostly relating to surrender charges. Interest credited to policyholder accounts is charged to expense.
Future policy benefit reserves represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums. The liability is measured for each group of contracts (i.e., cohorts) using current cash flow assumptions. Contracts are grouped into cohorts by line of business, product type and cash flow streams, based on the date the policy was acquired (which for the entire LTC portfolio is the date of the acquisition of Ability Insurance). Future policy benefit reserves are adjusted each period because of updating lifetime net premium ratios for differences between actual and expected experience with the retroactive effect of those variances recognized in current period earnings. Ability reviews at least annually in the third quarter, future policy benefit reserves cash flow assumptions, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings.
As Ability’s LTC business is in run-off, the locked-in discount rate is used for the computation of interest accretion on future policy benefit reserves recognized in earnings. However, cash flows used to estimate future policy benefit reserves are also discounted using an upper-medium grade (i.e., low credit risk) fixed-income instrument yield reflecting the duration characteristics of the liabilities and is updated each reporting period with changes recorded in AOCI. As a result, changes in the current discount rate at each reporting period are recognized as an adjustment to AOCI and not earnings each period, whereas, changes relating to cash flow assumptions are recognized in the Insurance Solutions Statement of Earnings (Loss).
Liabilities for the MYGA investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. See Note 15 Interest sensitive contract liabilities for further information.
Recent Accounting Pronouncements
A list of recent accounting pronouncements that are relevant to Mount Logan and its industries is included in Note 2 to Mount Logan’s consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF MOUNT LOGAN

Mount Logan Relationship with BCPA and its Affiliates

Since October 19, 2018, BC Partners Investment Holdings, an affiliate of BCPA, has held a minority equity investment in Mount Logan. As of [●], 2025, such investment amounts to approximately [●]% of the outstanding Mount Logan Common Shares. Upon consummation of the Mergers, it is expected that BC Partners Investment Holdings will continue to have a minority equity interest in New Mount Logan, and in the future, other entities affiliated with BCPA may have an equity interest in New Mount Logan.

Servicing Agreement

Since November 20, 2018, BCPA, as servicing agent (the “Servicing Agent”), performs (or oversees, or arranges for the performance of) the administrative services necessary for the operation of Mount Logan, including, without limitation, office facilities, equipment, bookkeeping and recordkeeping services and such other services as the Servicing Agent, subject to review by Mount Logan’s Board of Directors, shall from time to time deem necessary or useful to perform its obligations under the servicing agreement (as amended from time to time, the “Servicing Agreement”). The Servicing Agreement, by its terms, is subject to annual approval by the Mount Logan Board.

Mount Logan pays the Servicing Agent an amount equal to its allocable portion of the Servicing Agent’s overhead resulting from its obligations under the Servicing Agreement, including rent and the allocable portion of the cost of Mount Logan’s Chief Financial Officer and associated personnel. The Servicing Agent, from time to time, pay amounts owed by Mount Logan to third-party providers of goods or services, and Mount Logan subsequently reimburse the Servicing Agent for such amounts paid on its behalf at cost.

For the years ended December 31, 2024, 2023 and 2022, Mount Logan incurred fees payable to the Servicing Agent under the Servicing Agreement of $2.7 million, $2.2 million, and $1.3 million under Asset Management and $0.3 million, $0.3 million and $0.2 million under Insurance Solutions. For the three months ended March 31, 2025 and 2024, Mount Logan incurred fees payable to the Servicing Agent of $0.8 million and $0.7 million under Asset Management and $0.3 million and $0.2 million under Insurance Solutions. As of December 31, 2024, Mount Logan owed the Servicing Agent $7.6 million and $1.0 million for Asset Management and Insurance Solutions respectively under the Servicing Agreement. As of March 31, 2025, Mount Logan owed the Servicing Agent $5.9 million and $1.0 million for Asset Management and Insurance Solutions, respectively. Because Mount Logan expects the Business Combination to strengthen its balance sheet and improve its liquidity, consummation of the Business Combination is expected to increase the likelihood that the combined business following the completion of the Business Combination will have sufficient cash to pay amounts owed to the Servicing Agent in a timely manner.

Upon the consummation of the Mergers, New Mount Logan intends to becomes a party to the Servicing Agreement with BCPA to enable New Mount Logan to receive the management and administrative functions that are currently provided to Mount Logan pursuant to the Servicing Agreement.

New Mount Logan will rely on the Servicing Agent or personnel provided by the Servicing Agent to perform certain management and administrative services functions, and the personnel at the Servicing Agent performing such services are presently, and plan in the future to continue to be, involved with activities that are unrelated to New Mount Logan. The Servicing Agent will cause its employees to only devote as much time to New Mount Logan’s business as the Servicing Agent, in its judgment, determines is reasonably required, which will be less than their full time. Therefore, the Servicing Agent, its personnel and the BCPA Credit Affiliates will face conflicts of interest in allocating time, services and functions between New Mount Logan and BCPA and the BCPA Credit Affiliates.

The foregoing description of the Servicing Agreement is not complete and covers only certain key terms. The Servicing Agreement is attached as an exhibit hereto, and you are encouraged to read the entire document for further information about its terms and conditions.

Staffing Agreement

On October 1, 2020, BCPA and ML Management entered into a Staffing Agreement (the “Staffing Agreement” and together with the Servicing Agreement, the “BCPA Arrangements”), pursuant to which certain designated BCPA employees provide services to ML Management, as described in more detail below. The Staffing Agreement allows ML Management and BCPA to share personnel for a variety of investment advisory activities. Pursuant to the Staffing Agreement, BCPA may allocate costs and expenses relating to the Staffing Agreement as agreed to between ML Management and BCPA. The Staffing Agreement, by its terms, can be terminated upon sixty (60) days’ prior written notice to the non-terminating party or as otherwise mutually agreed between BCPA and ML Management.

The foregoing description of the Staffing Agreement is not complete and covers only certain key terms. The Staffing Agreement is attached as an exhibit hereto and you are encouraged to read the entire document for further information about its terms and conditions.

The BCPA Arrangements allow Mount Logan to leverage BCPA’s infrastructure and scale, including the resources of BCPA’s credit team.

Senior Management

Mount Logan’s senior management team is comprised of substantially the same personnel as the senior management team of BCPA, and such personnel have in the past, and may in the future, serve in similar or other capacities for BCPA or to future investment vehicles affiliated with BCPA, such as in an advisory capacity to other managed accounts or investment vehicles or as members of an investment or advisory committee or a board of directors (or similar governing body) for one or more investment funds, corporations, foundations or other organizations. As a result, such personnel with management functions are involved with both Mount Logan and other activities unrelated to Mount Logan, which could create conflicts of interest as described in more detail below.

Investments and Other Transactions and Matters involving BCPA, the BCPA Credit Affiliates, BC Partners, and the BC Partners PE/RE Affiliates

BCPA, together with its affiliate BC Partners, is a global alternative asset manager focused on private credit, private equity and real estate, and currently collectively manages approximately $40 billion of assets. Because of the global nature of its business and its breadth across different verticals, BCPA, the BCPA Credit Affiliates, BC Partners and the BC Partners PE/RE Affiliates have interests of differing types in a broad range of companies.

Mount Logan has engaged, and may in the future engage, in the following activities: (i) investing alongside, or buying certain assets from, or selling certain assets to BCPA or the BCPA Credit Affiliates in which some or all of the foregoing have an interest; or (ii) entering into commercial transactions in the ordinary course of its business with BCPA or the BCPA Credit Affiliates (x) in which some or all of the foregoing have an interest or (y) in which some or all of the foregoing directly or indirectly benefit from Mount Logan engaging in commercial activities with such companies, which in each case has created or could create a benefit for BCPA or the BCPA Credit Affiliates or otherwise had or could have a more favorable result for BCPA or the BCPA Credit Affiliates as compared to Mount Logan. Additional details about these arrangements can be found below.

Investment Advisory Services Arrangements

SCIM

Mount Logan holds a minority ownership interest in SCIM of [24.99]% as of [●]. SCIM provides investment advisory services and is majority owned by BCPA. Because SCIM is majority owned by BCPA, Mount Logan will have a limited role in determining the business activities and strategic direction of SCIM. In addition, BCPA has caused and may continue to cause SCIM to undertake activities or transactions that have different impacts on BCPA as compared to Mount Logan, and Mount Logan will generally not be able to block or alter the nature of such activities or the terms or conditions of such transactions.

On January 20, 2025, Portman Ridge Finance Corporation (“PTMN”) and Logan Ridge Finance Corporation (“LRFC”), business development companies managed by SCIM and ML Management, respectively, announced a proposed merger transaction pursuant to which LRFC will merge with and into PTMN (the “Proposed Merger”), subject to the receipt of certain approvals and the satisfaction of other closing conditions. Pursuant to the Proposed Merger, PTMN will be the surviving public entity and will continue to be advised by SCIM. LRFC will cease to exist and accordingly, ML Management will no longer have any business development company clients immediately after the closing of the Proposed Merger. The Proposed Merger is expected to be completed in the second calendar quarter of 2025.

BCPA

Due to the overlapping nature of the business of ML Management and BCPA and Mount Logan’s reliance on the BCPA Arrangements, conflicts may exist with BCPA, including those described below.

ML Management relies heavily upon the expertise and relationships developed by the employees of BCPA (generally provided to them through the Staffing Agreement) to identify and evaluate potential investment opportunities for clients. As a result, personnel of BCPA who are provided to ML Management (generally through the Staffing Agreement) work on projects unrelated to Mount Logan, which creates conflicts in the allocation of management or other resources and related costs.

In addition, the advisory services that ML Management provides to its clients, and that BCPA provides to its clients, often in reliance upon the same employees, create conflicts of interests.

From time to time, ML Management expects to invest in securities or other financial instruments of an issuer for a client that are senior or junior to securities or financial instruments of the same issuer that are bought for or held by another client of BCPA or a proprietary account. In such circumstances, if an issuer enters bankruptcy or undergoes a capital restructuring, ML Management clients holding securities that are senior in preference might have the right to pursue the issuer’s assets to fully satisfy the issuer’s indebtedness to the client, and as a fiduciary, ML Management could have an obligation to pursue aggressive remedies on behalf of such clients, including to the detriment of BCPA’s clients. The reverse situation could also arise. An ML Management client holding junior securities also might not have access to sufficient assets of the issuer to completely satisfy its bankruptcy claim against the issuer and could suffer loss.

In addition, the payment by clients receiving investment advisory services at varying rates can create an incentive for BCPA, whose employees manage ML Management pursuant to the Staffing Agreement, to direct ML Management to disproportionately allocate time, services or functions to clients paying management fees and/or incentive fees at a higher rate, or direct ML Management to allocate investment opportunities to such clients. BCPA and ML Management seek to mitigate risks and conflicts of interest with respect to differing fee arrangements by, among other things, allocating investments among clients with similar investment programs but different fee structures in a manner consistent with BCPA’s and ML Management’s investment allocation policy.

Commercial Transactions with Portfolio Companies of Funds Advised by BCPA or BC Partners and Other Companies

Private equity funds advised by BC Partners have ownership interests in a broad range of companies. Mount Logan and its subsidiaries have entered, and New Mount Logan may in the future enter, into commercial transactions in the ordinary course of its business with some of these companies, including the sale of goods and services and the purchase of goods and services. These transactions could provide indirect benefits to BC Partners and the BC Partners PE/RE Affiliates. For example, because the Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services, certain service providers provide services to ML Management, while also providing similar or related services to other BCPA or BC Partners entities and/or portfolio investments of Mount Logan and/or funds advised by BCPA or BC Partners. Ability also uses service providers that provide similar or related services to other BCPA or BC Partners entities and/or portfolio investments of Mount Logan and/or funds advised by BCPA or BC Partners. Payments to such service providers indirectly benefit BC Partners (which does not manage the day-to-day affairs of its portfolio companies) and/or the BC Partners PE/RE Affiliates to the extent any of the foregoing has an ownership or other interest in any such service providers. These relationships may influence BCPA in deciding whether to select such service providers to perform services for New Mount Logan, and may incentivize BCPA to engage such a service provider over a different third party.

Allocation of Investment Opportunities

Because BCPA and its clients invest in similar, or the same assets as, Mount Logan and clients of ML Management, BCPA and Mount Logan are presented with a variety of conflicts of interests related to investments. In particular, it is likely that investments that are suitable for clients of ML Management will also be suitable for clients of BCPA. BCPA and ML Management have implemented an allocation policy applicable to ML Management, BCPA and the BCPA Credit Affiliates pursuant to which investment opportunities are allocated among their respective clients. The allocation policy provides that, to the extent any clients have investment objectives or guidelines that overlap, in whole or in part, investment opportunities that fall within such common objectives or guidelines will be generally be allocated pro rata, subject to, among other limitations, (A) any applicable investment parameters, limitations and other contractual provisions, (B) available capital of participating clients, and (C) legal, tax, accounting, regulatory and other considerations deemed relevant by such clients. While the allocation policy has been designed to reasonably assure fair and equitable treatment over time, it does not guarantee that any client will participate in each or every investment that is consistent with its mandate.

Co-Investment Opportunities

Co-investments can occur when an investment is shared between a ML Management fund and one or more affiliated or third-party investors, including investors in funds sponsored or advised by BCPA. There are expected to be circumstances where an amount that would have otherwise been invested by an ML Management fund (even if such opportunity was sourced through Mount Logan) will instead be allocated to such other investors (including investors in funds sponsored or advised by BCPA). There is no guarantee for any investor in an ML Management fund that it will be offered any co-investment opportunities that are offered to others. As a general matter, the allocation of co-investment opportunities is entirely discretionary, subject to the organizational documents of such investment vehicles. BCPA and ML Management will generally take into account various facts and circumstances deemed relevant in allocating co-investment opportunities pursuant to a co-investment allocation policy.

Additionally, it can be expected that BCPA will, from time to time, enter into arrangements or strategic relationships with third parties, including other asset managers, financial firms or other businesses or companies, which, among other things, may provide for referral, sourcing or sharing of investment opportunities. While it is possible that an ML Management client will, along with BCPA itself, benefit from the existence of those arrangements and/or relationships, it is also possible that investment opportunities that would otherwise be presented to or made by an ML Management affiliated fund would instead be referred (in whole or in part) to such third parties.

Purchases and Sales of Assets

As stated above, Mount Logan and clients of ML Management have, and may in the future, engage in investing alongside, or buying certain assets from, or selling certain assets to BCPA or the BCPA Credit Affiliates in which some or all of the foregoing may have an interest. BCPA and ML Management have adopted policies and procedures designed to address related conflicts that may arise in the context of cross trades. Pursuant to current policies and procedures, BCPA and ML Management will only effect such a cross trade if they were to first determine that such trade is in the best interests of the affected clients, and then only in compliance with the requirements of applicable law, and the governing documents of the affected clients, including obtaining any required informed consent.

Other Matters

BCPA may come into possession of confidential or material, non-public information (including as a result of information that BC Partners and/or BCPA may have access to). Consequently, Mount Logan may be restricted from initiating a transaction or selling an investment which, if such information had not been known to it, it otherwise would have initiated or sold. Additionally, BCPA and the BCPA Credit Affiliates may enter into information sharing and use arrangements with clients or portfolio companies, which may give BCPA access to data that it would not otherwise obtain in the ordinary course and could further increase the universe of such information that BCPA has in its possession.

Policy Regarding Transactions with Related Persons

New Mount Logan will adopt a formal written policy that will be effective upon the completion of the Merger setting forth policies and procedures for the review and approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC. New Mount Logan’s related person policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Corporate Secretary any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which New Mount Logan was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. New Mount Logan’s Corporate Secretary will then promptly communicate that information to New Mount Logan’s audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that New Mount Logan has already committed to, the business purpose of the proposed transaction and the benefits of the proposed transaction to New Mount Logan and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review (including as a result of their relationship with BCPA and/or the BCPA Credit Affiliates) will be required to abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. As part of its review, the committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

BUSINESS OF 180 DEGREE CAPITAL

180 Degree Capital is an internally managed, non-diversified, registered closed-end investment company ("CEF") under the Investment Company Act of 1940, (the "1940 Act").

Investment Objectives and Policies

180 Degree Capital’s investment objective is to generate capital appreciation and current income from investments and investment-related activities such as managed funds. The restrictions identified as fundamental below, along with 180 Degree Capital’s investment objective, are 180 Degree Capital’s only fundamental policies as a registered CEF. Fundamental policies may not be changed without the approval of the holders of a majority of 180 Degree Capital’s outstanding voting securities, as defined in the 1940 Act. As a matter of fundamental policy, 180 Degree Capital will not:

1.Issue senior securities, borrow money from banks, brokers or other lenders, or engage in transactions involving the issuance by 180 Degree Capital of "senior securities" representing indebtedness, except to the extent permitted under the 1940 Act or the rules, regulations or interpretations thereof.

2.Underwrite securities of other issuers, except insofar as 180 Degree Capital may be deemed an underwriter under the Securities Act in connection with the disposition of 180 Degree Capital’s portfolio securities. 180 Degree Capital may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the 1940 Act or the rules, regulations or interpretations thereof.

3.Invest more than 25% of 180 Degree Capital’s total assets in the securities of companies or entities engaged in any one industry, or group of industries. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities.

4.Purchase or sell real estate or interests in real estate (except that 180 Degree Capital may (a) purchase and sell real estate or interests in real estate in connection with the orderly liquidation of investments, or in connection with foreclosure on collateral, or (b) own the securities of companies that are in the business of buying, selling or developing real estate).

5.Purchase or sell commodities or commodity contracts, but 180 Degree Capital may purchase and sell foreign currency and enter into foreign currency forward contracts, and may engage in other transactions in financial instruments, in each case to the extent permitted under 180 Degree Capital’s investment policies as in effect from time to time.

6.Make loans of money or securities to other persons, except through purchasing fixed-income securities or other debt instruments, lending portfolio securities or entering into repurchase agreements in a manner inconsistent with 180 Degree Capital’s investment policies.

With respect to these investment restrictions, if a percentage restriction is adhered to at the time of entering into the investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of 180 Degree Capital’s total assets, unless otherwise stated or required by law, will not constitute a violation of the restriction or policy.

In accordance with the foregoing, 180 Degree Capital may also purchase securities on margin, sell securities short, and write call options with respect to securities in its portfolio, in each case to the extent 180 Degree Capital is permitted to do so under the 1940 Act. In addition, in connection with the issuance of any senior securities, 180 Degree Capital will be required as a registered CEF to maintain an asset coverage ratio of at least 300%, generally reflecting the ratio of its total assets to senior securities that are indebtedness (or 200% in the case of senior securities representing stock, generally reflecting the ratio of 180 Degree Capital’s total assets to total senior securities outstanding).

In addition to the above fundamental policies and as discussed in more detail below, 180 Degree Capital may invest up to 100% of its assets in equity securities issued by publicly traded or privately held operating companies, which may be acquired directly in privately negotiated transactions or in secondary market purchases.

Investment Strategy

180 Degree Capital’s investment strategy is focused on generating capital appreciation and current income from investments in what it believes are deeply undervalued, small publicly traded companies where 180 Degree Capital believes it can positively impact the business and valuation through constructive activism. This investment strategy is not a fundamental policy and may be changed without requiring approval from shareholders prior to making such change.

180 Degree Capital believes it combines new perspectives with the historical knowledge and experience of managing the current portfolio, and that these complementary sets of experiences and skills in investment management and in working with management teams to build businesses can be a foundation for future growth. 180 Degree Capital further believes it will be able to generate income and grow net asset value per share for shareholders over shorter, more predictable timeframes than 180 Degree Capital has experienced historically.

While there are other fund managers that invest in smaller publicly traded companies, 180 Degree Capital believes that these managers are often not able to engage with, or are not interested in engaging with, such companies on an active basis. 180 Degree Capital believes its expertise and focus on constructive activism could be an attractive complement to other investors in the space, and that its simplified structure and focus could lead to partnerships or other opportunities. 180 Degree Capital further believes that the universe of potential partners for its strategy is substantially larger than those focused on privately held investments, and that it will be in a strong position to seek these strategic partnership opportunities with the current and future assets of 180 Degree Capital.

180 Degree Capital’s investment approach is comprised of a patient examination of available opportunities through thorough due diligence and close involvement with management of its portfolio companies. 180 Degree Capital currently invests its capital directly into portfolio companies or through purchases of securities of publicly traded companies through open-market purchases and private placements. 180 Degree Capital has in the past and may in the future seek to invest its capital alongside capital from other investors through co-investment funds that it controls. Such funds could provide benefits to 180 Degree Capital including 1) the generation of income from management fees; 2) the potential to participate economically in the returns of the funds invested above and beyond the returns generated from investment of its capital; 3) the ability for 180 Degree Capital to increase the amount of capital under its control invested per portfolio company; and 4) in cases where it may partner with others, 180 Degree Capital gains access to market intelligence and complementary expertise.

180 Degree Capital believes it provides three core benefits to its shareholders. First, 180 Degree Capital’s go-forward investment strategy offers investors the opportunity to leverage its experience, extensive diligence and active portfolio management of what 180 Degree Capital believes are significantly undervalued publicly traded companies that may be difficult to replicate on an individual basis. Second, 180 Degree Capital provides access for accredited investors to co-invest with it in its portfolio companies when 180 Degree Capital’s management determines that such co-investment is appropriate for it and such investors. Third, 180 Degree Capital is able to invest opportunistically in multiple types of securities to take advantage of market inefficiencies.

Neither 180 Degree Capital’s investments, nor an investment in it, is intended to constitute a balanced investment program. 180 Degree Capital expects to be risk seeking rather than risk averse in its investment approach. To such end, 180 Degree Capital reserves the fullest possible freedom of action, subject to its Certificate of Incorporation, Amended and Restated By-Laws, applicable law and regulations, and policy statements contained herein. There is no assurance that 180 Degree Capital’s investment objective will be achieved.

Investment Securities

180 Degree Capital has discretion in the investment of its capital to achieve its objectives within the restrictions of its fundamental policies. 180 Degree Capital focuses its investments on what it believes are deeply undervalued, small publicly traded companies where it believes it can positively impact the business and valuation through constructive activism. These businesses can range in stage from pre-revenue to generating positive cash flow.

180 Degree Capital does not currently limit its investments to any security type. 180 Degree Capital’s securities investments may consist of private, public or governmental issuers of any type, subject to the restrictions imposed on it as a registered CEF under the 1940 Act. Investments may include the following:

•Equity, equity-related securities (including warrants and options) and debt with equity features from either private or public issuers;

•Debt obligations of all types having varying terms with respect to security or credit support, subordination, purchase price, interest payments and maturity;

•Foreign securities;

•Miscellaneous investments.

The following is a summary description of the types of assets in which 180 Degree Capital may invest, the investment strategies it may use, and the attendant risks associated with its investments and strategies.

Equity, Equity-Related Securities and Debt with Equity Features

180 Degree Capital may invest in equity, equity-related securities and debt with equity features. These securities include common stock or units, preferred stock or units, debt instruments convertible into common or preferred stock or units, limited partnership interests, other beneficial ownership interests and warrants, options or other rights to acquire or agreements to sell any of the foregoing.

180 Degree Capital’s investments in publicly traded securities may include relatively small, emerging growth companies that management believes are deeply undervalued. These investments may be through open-market transactions, through secondary offerings of primary securities or through private placements in publicly traded companies ("PIPEs"). Securities purchased in PIPE transactions are typically subject to a lock-up agreement for 180 days or longer, or are issued as unregistered securities that are not freely tradable for at least six months.

Warrants, options and convertible or exchangeable securities generally give the investor the right to acquire specified equity securities of an issuer at a specified price during a specified period or on a specified date. Warrants and options fluctuate in value in relation to the value of the underlying security and the remaining life of the warrant or option. Convertible or exchangeable securities fluctuate in value both in relation to the intrinsic value of the security without the conversion or exchange feature and in relation to the value of the conversion or exchange feature, which is like a warrant or option. When 180 Degree Capital invests in these securities, it incurs the risk that the option feature will expire worthless, thereby either eliminating or diminishing the value of its investment.

180 Degree Capital may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of its portfolio positions from changes in market conditions, currency exchange rates and market interest rates. Hedging against a decline in the values of 180 Degree Capital’s portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions.

Even if 180 Degree Capital has registration rights to make its investments in unlisted securities more marketable, a considerable amount of time may elapse between a decision to sell or register the securities for sale and the time when 180 Degree Capital is able to sell the securities. The prices obtainable upon sale may be adversely affected by market conditions, by the level of average trading volume of the underlying stock as compared with the position offered for sale or negative conditions affecting the issuer during the intervening time. 180 Degree Capital may elect to hold formerly restricted securities after they have become freely marketable, either because they remain relatively illiquid or because it believes that they may appreciate in value. During this holding period, the value of these securities may decline and be especially volatile. If 180 Degree Capital needs funds for investment or working capital purposes, it might need to sell marketable securities at disadvantageous times or prices.

Debt Investments

180 Degree Capital may hold debt securities, including in privately held and thinly traded public companies. Debt obligations may include U.S. government and agency securities, commercial paper, bankers’ acceptances, receivables or other asset-based financing, notes, bonds, debentures, or other debt obligations of any nature and repurchase agreements related to these securities. These obligations may have varying terms with respect to security or credit support, subordination, purchase price, interest payment and length of time to maturity from private, public or governmental issuers of any type located anywhere in the world. 180 Degree Capital may invest in debt obligations of companies with operating histories that are unprofitable or marginally profitable, that have negative net worth or are involved in bankruptcy or reorganization proceedings, or that are start-up or development-stage small businesses. In addition, 180 Degree Capital may participate in the acquisition or divestiture of companies or divisions of companies through issuance or receipt of debt obligations.

180 Degree Capital’s investments in debt obligations may be of varying quality, including non-rated, unsecured and highly speculative debt investments with limited marketability. Investments in lower-rated and non-rated securities, commonly referred to as "junk bonds," including 180 Degree Capital’s non-convertible debt investments, are subject to special risks, including a greater risk of loss of principal and non-payment of interest. Generally, lower-rated and non-rated securities offer a higher return potential than higher-rated securities, but involve greater volatility of price and greater risk of loss of income and principal, including the possibility of default or bankruptcy of the issuers of these securities. Lower-rated securities and comparable non-rated securities will likely have large uncertainties or major risk exposure to adverse economic conditions and are predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal in accordance with the terms of the obligation. In addition, issuers of lower-rated securities and comparable non-rated securities are often highly leveraged and may not have more traditional methods of financing available to them; therefore, their ability to service their debt obligations during an economic downturn or during sustained periods of rising interest rates may be impaired. The risk of loss owing to default by these issuers is significantly greater because lower-rated securities and comparable non-rated securities generally are unsecured and frequently are subordinated to the prior payment of senior indebtedness. 180 Degree Capital may incur additional expenses to the extent that it is required to seek recovery upon a default in the payment of principal or interest on its portfolio holdings.

The markets in which lower-rated securities or comparable non-rated securities are traded generally are more limited than those in which higher-rated securities are traded. The existence of limited markets for these securities may restrict 180 Degree Capital’s ability to obtain accurate market quotations for the purposes of valuing lower-rated or non-rated securities and calculating net asset value or to sell securities at their fair value. The market values of lower-rated and non-rated securities also tend to be more sensitive to individual corporate developments and changes in economic conditions than higher-rated securities. The occurrence of adverse conditions and uncertainties to issuers of lower-rated securities would likely reduce the value of lower-rated or non-rated securities held by it, with a commensurate effect on the value of 180 Degree Capital’s shares, when applicable.

The market values of investments in debt securities that carry no equity conversion rights usually reflect yields generally available on securities of similar quality and type at the time purchased. When interest rates decline, the market value of a debt portfolio already invested at higher yields can be expected to rise if the securities are protected against early call. Similarly, when interest rates increase, the market value of a debt portfolio already invested at lower yields can be expected to decline. Deterioration in credit quality also generally causes a decline in market value of the security, while an improvement in credit quality generally leads to increased value.

Foreign Securities

180 Degree Capital may make investments in securities of issuers whose principal operations are conducted outside the United States, and whose earnings and securities are stated in foreign currency. In comparison with otherwise comparable investments in securities of U.S. issuers, currency exchange risk of securities of foreign issuers is a significant variable. The value of these investments to 180 Degree Capital will vary with the relation of the currency in which they are denominated to the U.S. dollar, as well as with intrinsic elements of value such as credit risk, interest rates and performance of the issuer. Investments in foreign securities also involve risks relating to economic and political developments, including nationalization, expropriation of assets, currency exchange freezes and local recession. Securities of many foreign issuers are less liquid and more volatile than those of comparable U.S. issuers. In addition, accounting and financial reporting standards that prevail outside of the United States. generally may differ from U.S. standards and, consequently, less information is typically available concerning companies located outside of the United States. than for those located in the United States. Interest, dividend or other income and capital gains on 180 Degree Capital’s foreign securities may be subject to withholding and other taxes that may not be recoverable by 180 Degree Capital. 180 Degree Capital may seek to hedge all or part of the currency risk of its investments in foreign securities through the use of futures, options and forward currency purchases or sales.

Securities Lending Activities

Although 180 Degree Capital does not currently intend to engage in securities lending, it may do so in the future. Prior to engaging in securities lending, 180 Degree Capital will enter into securities lending agreements. Once 180 Degree Capital enters into such agreements, it may lend its portfolio securities in an amount not exceeding one-third of its total assets to financial institutions such as banks and brokers if the loan is collateralized in accordance with applicable regulations. Under the present regulatory requirements which govern loans of portfolio securities, the loan collateral must, on each business day, be at least equal to the value of the loaned securities and must consist of cash, letters of credit of domestic banks or domestic branches of foreign banks, or securities of the U.S. government or its agencies. To be acceptable as collateral, letters of credit must obligate a bank to pay amounts demanded by 180 Degree Capital if the demand meets the terms of the letter. Such terms and the issuing bank would have to be satisfactory to 180 Degree Capital. Any loan might be secured by any one or more of the three above-referenced types of collateral. The 180 Degree Capital Board has a fiduciary obligation to recall a loan in time to vote proxies if it has knowledge that a vote concerning a material event regarding the securities will occur. As such, the terms of 180 Degree Capital’s loans must permit 180 Degree Capital to reacquire loaned securities on five days’ notice or in time to vote on any material matter and must meet certain tests under the Code.

The primary risk in securities lending is a default by the borrower during a sharp rise in price of the borrowed security resulting in a deficiency in the collateral posted by the borrower. 180 Degree Capital will seek to minimize this risk by requiring that the value of the securities loaned be computed each day and additional collateral be furnished each day if required. In addition, 180 Degree Capital is exposed to the risk of delay in recovery of the loaned securities or possible loss of rights in the collateral should the borrower become insolvent. All investments made with the collateral received are subject to the risks associated with such investments. If such investments lose value, 180 Degree Capital will have to cover the loss when repaying the collateral.

180 Degree Capital will bear the entire risk of loss on any reinvested collateral received in connection with securities lending.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF 180 DEGREE CAPITAL

You should read the following discussion of 180 Degree Capital’s financial condition and results of operations in conjunction with the consolidated financial statements and the related notes thereto and other financial information included elsewhere in this Preliminary Joint Proxy Statement/Prospectus. The following discussion contains forward-looking statements that reflect 180 Degree Capital’s current plans, estimates and beliefs. 180 Degree Capital’s historical results are not necessarily indicative of the results that may be expected for any period in the future. 180 Degree Capital’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Preliminary Joint Proxy Statement/Prospectus, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

180 Degree Capital is an internally managed, non-diversified, registered closed-end investment company ("CEF") under the Investment Company Act of 1940, (the "1940 Act"). For tax purposes, 180 Degree Capital has elected to be treated as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). However, as is discussed in detail in Note 9 in 180 Degree Capital’s Shareholder Report on Form N-CSR dated February 14, 2025, which is incorporated by reference to this Preliminary Joint Proxy Statement/Prospectus, 180 Degree Capital did not qualify as a RIC in 2016, 2018, 2020, 2021, 2022, 2023 and 2024 (the “Non-RIC Years”), but it had no net taxable income during its Non-RIC Years. 180 Degree Capital was incorporated under the laws of the state of New York in August 1981. 180 Degree Capital is overseen by the 180 Degree Capital Board and managed by its officers and has no external investment adviser.

Impact of General Economic Risk Factors on 180 Degree Capital’s Business and Investments

As with any closed-end fund that invests in common stocks, 180 Degree Capital is subject to market risk—the possibility that common stock prices will decline over short and/or extended periods of time due to overall market, financial, and economic conditions, trends or events, governmental or central bank actions and/or interventions, changes in investor sentiment, armed conflicts, economic sanctions and countermeasures in response to sanctions, market disruptions caused by trade disputes or other factors, political developments, major cybersecurity events and acts of terrorism, the global and domestic effects of a pandemic or epidemic, contagion effects on the finance sector and the overall economy from banking industry instability, and other factors that may or may not be directly related to the issuer of a security held by 180 Degree Capital. Economies and financial markets throughout the world are increasingly interconnected, and economic, financial, or political events in one country or region could have profound impacts on global economies or markets. Armed conflicts in Europe and the Middle East, as well as any banking industry instability, may adversely affect global economies, markets, industries, and individual companies in ways that cannot necessarily be foreseen. As a result, the value of a 180 Degree Capital shareholder’s investment in 180 Degree Capital will fluctuate, sometimes sharply and unpredictably, and he or she could lose money over short and/or long periods of time.

The prices of equity securities of the smaller companies in which 180 Degree Capital invests are generally more volatile than those of larger-cap securities. In addition, because these securities tend to have significantly lower trading volumes than larger-cap securities, 180 Degree Capital may have difficulty selling holdings or may only be able to sell holdings at prices substantially lower than what it believes they are worth. Therefore, investing in 180 Degree Capital may involve considerably more risk of loss and its returns may differ significantly from funds investing in larger-cap companies or other asset classes. No assurance can be given that 180 Degree Capital will achieve its investment goals.

While 180 Degree Capital is subject to certain diversification requirements regarding the concentration of investments in any one industry or group of industries at the time of each investment, it does not choose investments based on a strategy of diversification. 180 Degree Capital also does not rebalance the portfolio should one of its portfolio companies increase or decrease in value substantially relative to the rest of the portfolio.  Therefore, the value of its portfolio may be more vulnerable to microeconomic events affecting a single sector, industry or portfolio company and to general macroeconomic events that may be unrelated to its portfolio companies. These factors may subject the value of its portfolio to greater volatility than a company that follows a diversification strategy.

Liquidity and Capital Resources

The sources of liquidity that 180 Degree Capital uses to make investments and fund its operations primarily come from its cash and sales of its investments rather than income from investments or other sources. The investments held by 180 Degree Capital as of March 31, 2025, December 31, 2024, and December 31, 2023 were primarily in publicly traded securities. Although 180 Degree Capital’s holdings of these companies are publicly traded, their stock may not trade at high volumes and prices may be volatile, which may restrict 180 Degree Capital’s ability to sell its positions at any given time. While 180 Degree Capital’s daily liquidity may fluctuate based on the increase or decrease in the value of its investments, it does not believe such fluctuations materially impact its day-to-day operations owing to its holdings of primarily freely tradable common stock of publicly listed companies and the fact that it does not have any debt or senior securities outstanding as of March 31, 2025.

180 Degree Capital may maintain a substantial amount of cash on its balance sheet as it seeks to identify investment opportunities. As of March 31, 2025, December 31, 2024, and December 31, 2023, approximately $7.1 million, $6.0 million, and approximately $0.1 million of 180 Degree Capital’s cash, respectively, was invested in money market mutual funds that invest solely in U.S. treasury securities, respectively.

As of March 31, 2025, December 31, 2024 and December 31, 2023, 180 Degree Capital’s cash and securities of publicly traded companies were approximately $45.9 million, $47.1 million and $49.1 million, respectively.

The decrease in its cash and securities of publicly traded companies of approximately $1.2 million from December 31, 2024, to March 31, 2025, was primarily owing to cash paid for operating expenses of approximately $3.0 million, a net change in unrealized depreciation of less than $0.1 million, offset by a net realized gain of approximately $2.1 million and cash used for investments and received from the sale of investments during the three months ended March 31, 2025, as follows:

Company	Purchases/Cost	Sales Proceeds
Ascent Industries Co.	$0	$133,731
Aviat Networks, Inc.	210,768	0
Brightcove, Inc.	0	4,688,431
Intevac, Inc.	0	4,186,388
Lantronix, Inc.	34,949	0
Mama's Creations, Inc.	122,552	0
Synchronoss Technologies, Inc. (1)	92,953	0
Miscellaneous Common Stocks (2)	193,561	0
Total Publicly Traded Equity and Equity-Related Securities Purchases and Sales Proceeds	$654,783	$9,008,550

AutoTech Ventures Management I, LLC	$0	$100,000
Total Legacy Privately Held Equity and Equity-Related Securities Cost and Sales Proceeds	$0	$100,000
Total Purchases/Cost and Sales Proceeds	$654,783	$9,108,550

(1) During the period ended March 31, 2025, the Company received restricted stock units from Synchronoss Technologies, Inc. ("SNCR") which were issued to the Company for Kevin Rendino's service on the Board of Directors of SNCR. These restricted stock units had a cost basis of $92,953 on the date the restricted stock units vested. Amounts related to restricted stock units are also presented as "Board fee from portfolio companies - stock grant" on the Company's Consolidated Statement of Cash Flows.

(2) Miscellaneous Common Stocks are unrestricted common stocks of publicly traded companies that the Company has not disclosed publicly.

The decrease in its cash and securities of publicly traded companies of approximately $2.0 million from December 31, 2023, to December 31, 2024, is primarily owing to cash paid for operating expenses of approximately $3.5 million offset by a net realized loss of approximately $3.0 million, a net change in unrealized appreciation of approximately $3.3 million, and cash used for investments and received from the sale of investments during the year ended December 31, 2024, as follows:

Company	Purchases/Cost	Sales Proceeds/Distributions
Arena Group Holdings, Inc.	$1,642	$0
Ascent Industries Co.	708,237	0
Aviat Networks, Inc.	2,639,612	2,108,445
Brightcove, Inc.	2,402,187	1,447,727
Commercial Vehicle Group, Inc.	589,174	121,404
comScore, Inc.	1,200,384	5,371
D-Wave Quantum, Inc.	0	774,036
Hudson Technologies, Inc.	639,950	570,387
Intevac, Inc.	383,020	145,984
Lantronix, Inc.	2,416,520	2,530,071
Mama's Creations, Inc.	0	3,316,833
Potbelly Corporation	940,062	4,153,834
Quantum Corporation	504,633	4,028,108
Rayonier Advanced Materials, Inc.	0	2,003,300
RF Industries, Ltd.	82,684	0
Synchronoss Technologies, Inc. (1)	253,404	0
Miscellaneous Common Stocks (2)	58,706	45,857
Total Publicly Traded Equity and Equity-Related Securities Purchases and Sales Proceeds	$12,820,215	$21,251,357

Rights to Milestone Payments from Acquisition of TARA Biosystems, Inc.	$0	$1,311,311
Magnolia Neurosciences Corporation	0	119,416
AutoTech Ventures Management I, LLC	0	3,914
Total Legacy Privately Held Equity and Equity-Related Securities Cost and Distributions	$0	$1,434,641
Total Purchases/Cost and Sales Proceeds/Distributions	$12,820,215	$22,685,998

(1) During the year ended December 31, 2024, 180 Degree Capital received restricted stock units from Synchronoss Technologies, Inc. ("SNCR") which were issued to 180 Degree Capital for Kevin M. Rendino's service on the board of directors of SNCR. These restricted stock units had a cost basis of $77,040 on the date the restricted stock units vested. Amounts related to restricted stock units are also presented as "Board fee from portfolio companies - stock grant" (see 180 Degree Capital's Consolidated Statement of Cash Flows incorporated by reference to this Preliminary Joint Proxy Statement/Prospectus).

(2) Miscellaneous Common Stocks are unrestricted common stocks of publicly traded companies that 180 Degree Capital has not disclosed publicly.

Except for a rights offering, 180 Degree Capital is generally not able to issue and sell its common stock at a price below its net asset value per share, exclusive of any distributing commission or discount, without shareholder approval. As of March 31, 2025, 180 Degree Capital’s net asset value per share was $4.42 per share and its closing market price was $3.97 per share. 180 Degree Capital does not currently have shareholder approval to issue or sell shares below its net asset value per share.

Results of Operations
180 Degree Capital presents the financial results of its operations utilizing U.S. GAAP for investment companies. On this basis, the principal measure of 180 Degree Capital’s financial performance during any period is the net increase (decrease) in its net assets resulting from its operating activities, which is the sum of the following three elements:
Net Investment Income (Loss) - the difference between 180 Degree Capital’s income from interest, dividends, and fees and its operating expenses.
Net Realized Gain (Loss) from Investments - the difference between the net proceeds of sales of portfolio securities and their stated cost.
Net Change in Unrealized Appreciation (Depreciation) on Investments - the net unrealized change in the value of 180 Degree Capital’s investment portfolio.

Owing to the structure and objectives of 180 Degree Capital’s business, 180 Degree Capital generally seeks to generate increases in its net assets from operations through net investment gains generated from long-term appreciation and monetization of its investments. 180 Degree Capital has relied, and continue to rely, primarily on proceeds from sales of investments, rather than on investment income, to defray a significant portion of its operating expenses.

The potential for, or occurrence of, inflation could result in rising interest rates for government-backed debt. 180 Degree Capital may also invest in both short- and long-term U.S. government and agency securities. To the extent that it invests in short- and long-term U.S. government and agency securities, changes in interest rates result in changes in the value of these obligations that result in an increase or decrease of 180 Degree Capital’s net asset value. The level of interest rate risk exposure at any given point in time depends on the market environment, the expectations of future price and market movements, and the quantity and duration of long-term U.S. government and agency securities held by 180 Degree Capital, and it will vary from period to period. During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital did not hold any U.S. government securities.

Comparison of the Three Month Periods Ended March 31, 2025 and March 31, 2024

During the three month periods ended March 31, 2025, and March 31, 2024, 180 Degree Capital had net (decreases) increases in net assets resulting from operations of $(2,131,827) and $1,386,437, respectively.

Investment Income and Expenses

Comparison of Three Months Ended March 31, 2025, and March 31, 2024

During the three months ended March 31, 2025, and March 31, 2024, 180 Degree Capital had net investment losses of $4,160,181 and $1,052,975, respectively. The increase in net investment losses was primarily owing to an increase in operating expenses of $3,370,619, primarily related to professional fees associated with the proposed Business Combination, offset in part by an increase in investment income of $263,214. During the three months ended March 31, 2025, and March 31, 2024, 180 Degree Capital had net investment losses, before income taxes, of $4,160,181 and $1,052,776, respectively. Income tax expense for the three months ended March 31, 2025, and March 31, 2024, were $0 and $199, respectively.

During the three months ended March 31, 2025, and March 31, 2024, 180 Degree Capital had total investment income of $286,924 and $23,710, respectively. Investment income increased primarily owing to dividend income related to distributions from Intevac, Inc., the receipt of board fees related to the service of Kevin M. Rendino on the board of directors of SNCR, a portfolio company of 180 Degree Capital, and an increase in interest income from cash held in money market funds. The 1940 Act restricts the ability of affiliates, including officers, to receive fees or remuneration for any services, including serving on boards of directors, from any company in which 180 Degree Capital has an investment. As such, all remuneration for such services is paid directly to 180 Degree Capital and, in the case of equity-based compensation, such affiliate assigns all economic benefit from such equity-based compensation to 180 Degree Capital at the time of such grant. The value of equity-based compensation at the time of grant and recognized as income is determined using the Black-Scholes-Merton model for stock options and the closing price on the date of grant less a discount for lack of marketability for restricted stock. The board fees related to the service of Mr. Rendino on the board of directors of SNCR are determined by SNCR and are not contractually governed through any agreement between 180 Degree Capital and SNCR. Cash board fees are generally paid on a quarterly basis in arrears. Mr. Rendino was also granted shares of restricted stock of SNCR pursuant to SNCR’s annual grant of restricted stock to all of the members of its board of directors. Mr. Rendino has also historically been granted options for the purchase of common stock of SNCR as compensation for his appointment to the board of directors of SNCR. Mr. Rendino has entered into assignment and assumption agreements for all stock-based compensation received from SNCR that provides all economic, voting and control of such equity-based compensation to 180 Degree Capital. Mr. Rendino does not receive any additional compensation from SNCR for his service as a member of the board of directors of SNCR. The equity-based grants are subject to time-based vesting provisions related to Mr. Rendino’s service on the board of directors of SNCR, and are not subject to any other clawback provisions. Mr. Rendino’s appointment to the board of directors of SNCR was not subject to any agreement between 180 Degree Capital and SNCR.

During the three months ended March 31, 2025, and March 31, 2024, 180 Degree Capital had total operating expenses of $4,447,105 and $1,076,486, respectively. The increase in operating expenses was primarily owing to increases in professional fees related to the proposed Business Combination, software expenses, directors fees and salaries, bonuses and benefits offset by declines in administration and operations and custody expenses.

Salaries, bonus and benefits increased by $93,900, or 16.0%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily as a result of the payment of retention bonuses related to the proposed Business Combination of approximately $200,000, offset in part by a reduction in the number of employees.

Professional fees increased by $3,323,578, or 1633.5%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily as a result of an increase in expenses related to the proposed Business Combination, including approximately $2.5 million in legal fees, approximately $800,000 in fees paid and/or due to the financial advisor to the 180 Degree Capital Special Committee, and approximately $40,000 in additional accounting-related fees.

Administration and operations expenses decreased by $116,587, or 89.2%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily as a result of decreases in and timing of general office and administration expenses.

Directors expenses increased by $12,917, or 22.2%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily due to fees paid to the special committee of 180 Degree Capital’s Board related to the proposed Business Combination.

Insurance expenses increased by $2,092, or 4.2%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily due to an increase in the cost of 180 Degree Capital’s directors and officers insurance policy.

Software expenses increased by $59,266, or 208.6%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily due to expenses related to the preparation and filing of regulatory documents related to the proposed Business Combination.

Rent expenses increased by $337, or 3.5%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily due to the annual increase in rent for 180 Degree Capital’s corporate office.

Custody expenses decreased by $4,145, or 55.3%, for the three months ended March 31, 2025, as compared with the three months ended March 31, 2024, primarily due to a decline in the value of legacy privately held investments in 2025 versus 2024.

Realized Gains and Losses from Investments

During the three months ended March 31, 2025, and March 31, 2024, 180 Degree Capital realized net gains on investments of $2,159,507 and $2,398,121, respectively.

During the three months ended March 31, 2025, 180 Degree Capital realized net gain of $2,159,507 consisting of the following realized (losses) and gains:

Realized (Loss)/Gain
Public Portfolio Company
Brightcove, Inc.	$2,413,845
Ascent Industries, Co.	26,071
Intevac, Inc.	(380,410)

Legacy Private Portfolio Company
AutoTech Venutres Management I, LLC	100,000

During the three months ended March 31, 2024, 180 Degree Capital realized a net gain of $2,398,121 consisting of the following realized (losses) and gains:

Realized (Loss)/Gain
Public Portfolio Company
Potbelly Corporation	$2,516,051
Mama's Creation, Inc.	483,548
Aviat Network, Inc.	86,863
Intevac, Inc.	(17,970)
Lantronix Inc	(70,805)
Rayonier Advanced Materials, Inc.	(761,078)

Legacy Private Portfolio Company
Rights to Milestones from Acquisition of TARA Biosystems, Inc.	161,512

Unrealized Appreciation and Depreciation from Investments

During the three months ended March 31, 2025, and March 31, 2024, 180 Degree Capital had unrealized net changes in (depreciation) appreciation on investments of $(131,153) and $41,291, respectively.

During the three months ended March 31, 2025, 180 Degree Capital had an increase in net unrealized (depreciation) on investments of $(131,153) consisting of the following changes in unrealized (depreciation) and appreciation:

Change in Unrealized Appreciation / (Depreciation)
Public Portfolio Company
Brightcove, Inc.	$(2,308,487)
Lantronix Inc	(1,073,153)
Commercial Vehicle Group, Inc.	(545,300)
Potbelly Corporation (Warrants)	(24,302)
Aviat Network, Inc.	(15,234)
Miscellaneous Common Stocks	(8,211)
Synchronoss Technologies, Inc. (Options)	3,945
Mama's Creation, Inc.	7,648
Synchronoss Technologies, Inc. (RSU)	26,166
Potbelly Corporation	98,208
RF Industries, Ltd.	368,555
Arena Group Holdings, Inc.	387,267
comScore, Inc.	412,464
Ascent Industries, Co.	528,863
Intevac, Inc.	1,008,368
Synchronoss Technologies, Inc.	1,102,676

Legacy Private Portfolio Company
AutoTech Venutres Management I, LLC	(100,000)
Rights to Milestones from Acquisition of TARA Biosystems, Inc.	(626)

During the three months ended March 31, 2024, 180 Degree Capital had an increase in net unrealized appreciation on investments of $41,291 consisting of the following changes in unrealized appreciation and (depreciation):

Change in Unrealized (Depreciation) / Appreciation
Public Portfolio Company
Synchronoss Technologies, Inc.	$1,826,387
D-Wave Quantum, Inc.	893,123
Quantum Corporation	792,735
Rayonier Advanced Materials, Inc.	732,107
Ascent Industries, Co.	193,980
Potbelly Corporation (Warrants)	117,909
RF Industries, Ltd.	26,611
Potbelly Corporation	21,804
Synchronoss Technologies, Inc. (Options)	4,952
Commercial Vehicle Group, Inc.	(186,155)

Change in Unrealized (Depreciation) / Appreciation
Intevac, Inc.	(423,940)
Mama's Creation, Inc.	(445,439)
Brightcove, Inc.	(473,745)
comScore, Inc.	(510,290)
Arena Group Holdings, Inc.	(1,189,430)
Lantronix Inc	(1,190,078)

Legacy Private Portfolio Company
Rights to Milestones from Acquisition of TARA Biosystems, Inc.	(136,678)
EchoPixel, Inc.	(12,536)
Magnolia Neurosciences Corporation	(17)
Raveanna Pharmaceuticals, Inc.	(9)

Comparison of Years Ended December 31, 2024 and December 31, 2023

During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital had net decreases in net assets resulting from operations of $3,866,158 and $13,671,591, respectively.

Investment Income and Expenses

Comparison of Years Ended December 31, 2024, and December 31, 2023

During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital had net investment losses of $4,019,686 and $3,711,441, respectively. The increase in net investment losses was primarily owing to an increase in operating expenses of $448,745, primarily related to professional fees associated with the proposed Business Combination, offset in part by an increase in investment income of $139,820. During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital had net investment losses, before income taxes, of $4,019,533 and $3,710,608, respectively. Income tax expense for the years ended December 31, 2024 and December 31, 2023 were $153 and $833, respectively.

During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital had total investment income of $194,813 and $54,993, respectively. Investment income increased primarily owing to the receipt of board fees related to the service of Kevin M. Rendino on the board of directors of SNCR, a portfolio company of 180 Degree Capital, and an increase in interest income from cash held in money market funds. The 1940 Act restricts the ability of affiliates, including officers, to receive fees or remuneration for any services, including serving on boards of directors, from any company in which 180 Degree Capital has an investment. As such, all remuneration for such services is paid directly to 180 Degree Capital and, in the case of equity-based compensation, such affiliate assigns all economic benefit from such equity-based compensation to 180 Degree Capital at the time of such grant. The value of equity-based compensation at the time of grant and recognized as income is determined using the Black-Scholes-Merton model for stock options and the closing price on the date of grant less a discount for lack of marketability for restricted stock. The board fees related to the service of Mr. Rendino on the board of directors of SNCR are determined by SNCR and are not contractually governed through any agreement between 180 Degree Capital and SNCR. Cash board fees are generally paid on a quarterly basis in arrears. Mr. Rendino was also granted shares of restricted stock of SNCR pursuant to SNCR’s annual grant of restricted stock to all of the members of its board of directors. Mr. Rendino has also historically been granted options for the purchase of common stock of SNCR as compensation for his appointment to the board of directors of SNCR. Mr. Rendino has entered into assignment and assumption agreements for all stock-based compensation received from SNCR that provides all economic, voting and control of such equity-based compensation to 180 Degree Capital. Mr. Rendino does not receive any additional compensation from SNCR for his service as a member of the board of directors of SNCR. The equity-based grants are subject to time-based vesting provisions related to Mr. Rendino’s service on the board of directors of SNCR, and are not subject to any other clawback provisions. Mr. Rendino’s appointment to the board of directors of SNCR was not subject to any agreement between 180 Degree Capital and SNCR.

During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital had total operating expenses of $4,214,346 and $3,765,601, respectively. The increase in operating expenses was primarily owing to increases in professional fees and administration and operations offset by declines in salaries, bonus and benefits, directors, insurance and software expenses.

Salaries, bonus and benefits decreased by $39,393, or 2.0%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily as a result of a decrease in the projected benefit obligation expense accrual for medical and mandatory retirement benefits of $274,806, offset by an increase in aggregate compensation to employees of $235,413.

Professional fees increased by $576,919, or 75.1%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily as a result of an increase in legal expenses related to the proposed Business Combination. During the year ended December 31, 2024, approximately $700,000 of legal expenses were directly related to the proposed Business Combination. This amount was offset primarily by a reduction in legal expenses related to 180 Degree Capital’s investment-related activist efforts in the year ended December 31, 2024, as compared with the year ended December 31, 2023.

Administration and operations expenses increased by $19,023, or 7.4%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily as a result of increases in general office and administration expenses.

Directors expenses decreased by $21,017, or 8.3%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily due to 180 Degree Capital’s Board having one less director in 2024 versus 2023.

Insurance expenses decreased by $30,058, or 13.0%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily due to a decline in the cost of 180 Degree Capital’s directors and officers insurance policy.

Software expenses decreased by $53,423, or 25.7%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily due to the decision to not renew certain software licenses related to the valuation of legacy privately held investments.

Rent expenses increased by $2,353, or 6.5%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily due to the annual increase in rent for 180 Degree Capital’s corporate office.

Custody expenses decreased by $3,294, or 10.3%, for the year ended December 31, 2024, as compared with the year ended December 31, 2023, primarily due to a decline in the value of legacy privately held investments in 2024 versus 2023.

Realized Gains and Losses from Investments

During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital realized net losses on investments of $(3,670,653) and $(5,695,394), respectively.

During the year ended December 31, 2024, 180 Degree Capital realized a net loss of $3,670,653 consisting of the following realized (losses) and gains:

Realized (Loss)/Gain
Public Portfolio Company
Quantum Corporation	$(5,263,700)
Rayonier Advanced Materials, Inc.	(786,374)
Aviat Networks, Inc.	(531,167)
Lantronix, Inc.	(489,799)
D-Wave Quantum, Inc.	(271,318)
Brightcove, Inc.	(153,495)
Hudson Technologies, Inc.	(69,563)
Commercial Vehicle Group, Inc.	(26,923)
Intevac, Inc.	(26,812)
comScore, Inc.	(21,759)
Miscellaneous Common Stocks	(13,252)
Mama's Creations, Inc.	1,892,940
Potbelly Corporation	2,737,799

Legacy Private Portfolio Company
Magnolia Neurosciences Corporation	(704,399)
Ravenna Pharmaceuticals, Inc.	(108,257)
Rights to Milestones from Acquisition of TARA Biosystems, Inc.	161,512
AutoTech Ventures Management I, LLC	3,914

During the year ended December 31, 2023, 180 Degree Capital realized a net loss of $5,695,394 consisting of the following realized (losses) and gains:

Realized (Loss)/Gain
Public Portfolio Company
Parabellum Acquisition Partners, LLC	$(2,923,003)
Rayonier Advanced Materials, Inc.	(389,782)
Jerash Holdings US, Inc.	(306,986)
Quantum Corporation	(126,115)
Synchronoss Technologies, Inc.	(108,620)
D-Wave Quantum, Inc.	(21,701)
Brightcove, Inc.	(12,369)
Miscellaneous Common Stocks	(9,156)
OpGen, Inc.	(785)
Lantronix, Inc.	33,833
Mama's Creations, Inc.	133,281
VSE Corporation	295,430
Commercial Vehicle Group, Inc.	490,053

Realized (Loss)/Gain
Public Portfolio Company
Intevac, Inc.	796,691
Potbelly Corporation	$1,118,151
Alta Equipment Group, Inc.	4,036,850

Legacy Private Portfolio Company
Nanosys, Inc.	(4,996,577)
AgBiome, LLC	(3,021,746)
Rights to Milestone Payments from Acquisition of BioVex Group, Inc.	(548,998)
Phylagen, Inc.	(233,845)

180 Degree Capital recognized $100,000 in realized gain for the sale of its equity in 180 Degree Capital BD, LLC, a wholly-owned subsidiary of 180 Degree Capital, during the year ended December 31, 2023.

Unrealized Appreciation and Depreciation from Investments

During the years ended December 31, 2024, and December 31, 2023, 180 Degree Capital had unrealized net changes in appreciation (depreciation) on investments of $3,824,181 and $(4,264,756), respectively.

During the year ended December 31, 2024, 180 Degree Capital had an increase in net unrealized appreciation on investments of $3,824,181 consisting of the following changes in unrealized appreciation and (depreciation):

Change in Unrealized Appreciation / (Depreciation)
Public Portfolio Company
Quantum Corporation	$7,662,979
Brightcove, Inc.	2,955,693
Synchronoss Technologies, Inc.	2,894,869
Rayonier Advanced Materials, Inc.	643,175
Ascent Industries, Co.	595,575
RF Industries, Ltd.	396,814
D-Wave Quantum, Inc.	367,678
Lantronix, Inc.	71,643
Synchronoss Technologies, Inc. (Restricted Common Stock)	26,625
Synchronoss Technologies, Inc. (Options)	9,521
Potbelly Corporation (Warrants)	(115,927)
Intevac, Inc.	(709,731)
Arena Group Holdings, Inc.	(1,030,070)
Mama's Creations, Inc.	(1,266,296)
Commercial Vehicle Group, Inc.	(1,684,197)
Potbelly Corporation	(3,163,911)

Change in Unrealized Appreciation / (Depreciation)
comScore, Inc.	(4,316,529)
Magnolia Neurosciences Corporation	705,679
Ravenna Pharmaceuticals, Inc.	93,167
AutoTech Venutres Management I, LLC	(50,000)

Legacy Private Portfolio Company
EchoPixel, Inc.	$(126,439)
Rights to Milestones from Acquisition of TARA Biosystems, Inc.	(136,137)

During the year ended December 31, 2023, 180 Degree Capital had an increase in net unrealized (depreciation) on investments of $(4,264,756) consisting of the following changes in unrealized (depreciation) and appreciation:

Change in Unrealized (Depreciation) / Appreciation
Public Portfolio Company
Arena Group Holdings, Inc.	$(6,758,319)
Quantum Corporation	(2,201,782)
Alta Equipment Group, Inc.	(2,156,329)
Intevac, Inc.	(1,934,572)
comScore, Inc.	(1,650,366)
RF Industries, Ltd.	(869,368)
Brightcove, Inc.	(647,206)
Rayonier Advanced Materials, Inc.	(643,175)
D-Wave Quantum, Inc.	(442,819)
Miscellaneous Common Stocks	(26)
OpGen, Inc.	785
Synchronoss Technologies, Inc. (Options)	12,629
Commercial Vehicle Group, Inc.	192,236
Parabellum Acquisition Partners, LLC	216,431
Potbelly Corporation (Warrants)	251,854
Ascent Industries, Co.	258,008
Jerash Holdings US, Inc.	335,155
Synchronoss Technologies, Inc.	527,050
Lantronix, Inc.	1,143,781
Mama's Creations, Inc.	1,266,296
Potbelly Corporation	$6,047,130

Legacy Private Portfolio Company

Change in Unrealized (Depreciation) / Appreciation
AgBiome, LLC	(2,628,788)
AutoTech Venutres Management I, LLC	(68,534)
Legacy Private Portfolio Company
Ravenna Pharmaceuticals, Inc.	(1,323)
Magnolia Neurosciences Corporation	34,135
EchoPixel, Inc.	42,553
Rights to Milestones from Acquisition of TARA Biosystems, Inc.	135,318
Phylagen, Inc.	233,845
Rights to Milestone Payments from Acquisition of BioVex Group, Inc.	548,998
Nanosys, Inc.	4,491,647

Cash Flow

Three Months Ended March 31, 2025

Net cash used by operating activities for the three months ended March 31, 2025, was $183,485, primarily reflecting proceeds from the sale of public investments, not including of receivables for securities sold, of $4,822,162 and receipt of payments on the wind-down of legacy privately held investments of $100,000, offset by the purchase of investments of $1,691,488, and the cash payment of operating expenses of $3,047,189.

Year Ended December 31, 2024

Net cash provided by operating activities for the year ended December 31, 2024, was $269,933, primarily reflecting proceeds from the sale of public investments of $21,251,357 and receipt of payments from achievement of milestones or wind-down of legacy privately held investments of $1,434,641, offset by the purchase of investments of $18,646,730, and the cash payment of operating expenses of $3,769,335.

Year Ended December 31, 2023

Net cash provided by operating activities for the year ended December 31, 2023, was $1,285,829, primarily reflecting proceeds from the sale of public investments of $22,053,720, receipt of payment from achievement of milestones or sale of legacy privately held investments of $1,658,916, and the sale of 180 Degree Capital BD, LLC of $100,000, offset by the purchase of investments of $18,701,303, and the cash payment of operating expenses of $3,825,504.

Financial Condition

As of March 31, 2025, 180 Degree Capital’s total assets and net assets were $46,274,665 and $44,220,175, respectively. As of December 31, 2024, 180 Degree Capital’s total and net assets were $47,610,060 and $46,352,002, respectively. As of December 31, 2023, 180 Degree Capital’s total and net assets were $51,170,949 and $50,218,160, respectively.

As of March 31, 2025, 180 Degree Capital’s net asset value per share was $4.42, as compared with $4.64 as of December 31, 2024, and $5.02 as of December 31, 2023. As of March 31, 2025, December 31, 2024, and December 31, 2023, 180 Degree Capital had 10,000,141 shares outstanding.

March 31, 2025

The decrease in total asssets and net assets of $1,335,395, or 2.8%, and $2,131,827, or 4.6%, as of March 31, 2025, from December 31, 2024, respectively, was primarily owing to payment of operating expenses offset in part by an increase in the value of 180 Degree Capital’s investments. The following table shows the largest increases and decreases in value for the year ended March 31, 2025:

Portfolio Company	Total Q/Q Net Change	Total Q/Q Net Change / Share	% Change
Largest Increases in Q1 2025
Synchronoss Technologies, Inc.	$1,102,676	$0.11	13%
Intevac, Inc.	$734,711	$0.07	21%
Ascent Industries Co.	$554,934	$0.06	13%
comScore, Inc.	$412,464	$0.04	18%
Arena Group Holdings, Inc.	$387,267	$0.04	29%
Largest Decreases in Q1 2025
Lantronix, Inc.	$(1,073,152)	$(0.11)	(40)%
Commercial Vehicle Group, Inc.	$(545,300)	$(0.06)	(54)%
Potbelly Corporation (Warrants)	$(24,302)	$0.00	(7)%

Substantially all of 180 Degree Capital’s total assets were in securities of publicly traded companies, money market securities and cash as of the three months ended March 31, 2025.

Public Portfolio
Portfolio Company	Shares Owned at 3/31/25	Value at 3/31/25	% of Total Assets
Common Stocks
Potbelly Corporation	1,091,206	$10,377,369	22.4%
Synchronoss Technologies, Inc.[1]	878,788	$9,531,425	20.6%
Ascent Industries Co.	366,860	$4,644,448	10.0%
comScore, Inc.	400,451	$2,751,098	5.9%
RF Industries, Ltd.	472,506	$2,216,053	4.8%
Arena Group Holdings, Inc.	992,992	$1,717,876	3.7%
Lantronix, Inc.	668,711	$1,665,090	3.6%
Commercial Vehicle Group, Inc.	410,000	$471,500	1.0%
Aviat Networks, Inc.	10,200	$195,534	0.4%
Miscellaneous Common Stocks	55,000	$185,350	0.4%
Mama's Creations, Inc.	20,000	$130,200	0.3%
Derivatives
Potbelly Corporation Warrants for Purchase of Common Stock	80,605	$327,256	0.7%
Synchronoss Technologies, Inc. Options for Purchase of Common Stock	3,334	$26,095	0.1%
Public Portfolio Totals		$34,239,294	74.0%

Total Legacy Private Portfolio		$144,830	0.3%
1 Includes 24,000 shares of restricted stock issued to Kevin M. Rendino as compensation for being a member of the board of directors of SNCR. All economic and control of these securities has been assigned to 180 Degree Capital Corp.

180 Degree Capital ended with the following percentages of its net assets invested by industry, other than money market investments as of March 31, 2025:

Industry	Value as of March 31, 2025	% of Net Assets
Advertising	$2,751,098	6.2%
Application Software	9,557,520	21.6%
Communications Equipment	1,860,624	4.2%
Construction Machinery & Heavy Trucks	471,500	1.1%
Electronic Manufacturing Services	2,216,053	5.0%
Health Care Equipment	75,000	0.2%
Health Care Technology	0	0.0%
Interactive Media & Services	1,717,876	3.9%
Miscellaneous Holdings	185,350	0.4%
Packaged Foods & Meats	130,200	0.3%
Pharmaceuticals	69,830	0.2%
Restaurants	10,704,625	24.2%
Steel	4,644,448	10.5%
Total	$34,384,124

December 31, 2024

The decrease in total and net assets of $3,560,889, or 7.0%, and $3,866,158, or 7.7%, as of December 31, 2024, from December 31, 2023, respectively, was primarily owing to payment of operating expenses offset in part by an increase in the value of 180 Degree Capital’s investments. The following table shows the largest increases and decreases in value for the year ended December 31, 2024:

Portfolio Company	Total Y/Y Net Change	Total Y/Y Net Change / Share	% Change
Largest Increases in 2024
Synchronoss Technologies, Inc.	$2,894,868	$0.29	55%
Brightcove, Inc.	$2,802,196	$0.28	87%
Quantum Corporation	$2,399,279	$0.24	147%
Mama's Creations, Inc.	$626,644	$0.06	23%
Ascent Industries Co.	$595,575	$0.06	16%
Largest Decreases in 2024
comScore, Inc.	$(4,338,304)	$(0.43)	(65)%
Commercial Vehicle Group, Inc.	$(1,711,120)	$(0.17)	(60)%
Arena Group Holdings, Inc.	$(1,030,069)	$(0.10)	(44)%
Intevac, Inc.	$(736,542)	$(0.07)	(17)%
Aviat Networks, Inc.	$(531,167)	$(0.05)	(20)%

Substantially all of 180 Degree Capital’s total assets were in securities of publicly traded companies, money market securities and cash as of the year ended December 31, 2024.

Public Portfolio
Portfolio Company	Shares Owned at 12/31/24	Value at 12/31/24	% of Total Assets
Common Stocks
Potbelly Corporation	1,091,206	$10,279,161	21.6%
Synchronoss Technologies, Inc.[1]	866,788	$8,309,630	17.5%
Brightcove, Inc.	1,053,580	$4,583,073	9.6%
Ascent Industries Co.	377,750	$4,223,245	8.9%
Intevac, Inc.	1,046,597	$3,558,430	7.5%
Lantronix, Inc.	656,139	$2,703,293	5.7%
comScore, Inc.	400,451	$2,338,634	4.9%
RF Industries, Inc.	472,506	$1,847,498	3.9%
Arena Group Holdings, Inc.	992,992	$1,330,609	2.8%
Commercial Vehicle Group, Inc.	410,000	$1,016,800	2.1%
Derivatives
Potbelly Corporation Warrants for Purchase of Common Stock	80,605	$351,558	0.7%
Synchronoss Technologies, Inc. Options for Purchase of Common Stock	3,334	$22,150	0.0%
Public Portfolio Totals		$40,564,081	85.2%

Total Legacy Private Portfolio		$245,456	0.5%
1 Includes 12,000 shares of restricted stock issued to Kevin M. Rendino as compensation for being a member of the board of directors of SNCR. All economic and control of these securities has been assigned to 180 Degree Capital Corp.

180 Degree Capital ended with the following percentages of its net assets invested by industry, other than money market investments as of December 31, 2024:

Industry	Value as of December 31, 2024	% of Net Assets
Advertising	$2,338,634	5.0%
Application Software	8,331,780	18.0%
Asset Management & Custody Banks	100,000	0.2%
Communications Equipment	2,703,293	5.8%
Construction Machinery & Heavy Trucks	1,016,800	2.2%
Electronic Manufacturing Services	1,847,498	4.0%
Health Care Equipment	75,000	0.2%
Health Care Technology	0	0.0%
Interactive Media & Services	1,330,609	2.9%
Internet Services & Infrastructure	4,583,073	9.9%
Pharmaceuticals	70,456	0.2%
Restaurants	10,630,719	22.9%
Steel	4,223,245	9.1%
Technology Hardware, Storage & Peripherals	3,558,430	7.7%
Total	$40,809,537

December 31, 2023

The decrease in total and net assets of $15,781,659, or 23.6%, and $15,326,989, or 23.4%, as of December 31, 2023, from December 31, 2022, respectively, was primarily owing to decreases in the value of 180 Degree Capital’s investments and payment of operating expenses. The following table shows the largest increases and decreases in value for the year ended December 31, 2023:

Largest increases and decreases in value for the year ended December 31, 2023:

Portfolio Company	Total Y/Y Net Change	Total Y/Y Net Change / Share	% Change
Largest Increases in 2023
Potbelly Corporation	$7,165,282	$0.72	80%
Alta Equipment Group, Inc.	$1,892,670	$0.19	26%
Mama’s Creations, Inc.	$1,399,577	$0.14	86%
Lantronix, Inc.	$1,177,613	$0.12	38%
Commercial Vehicle Group, Inc.	$682,289	$0.07	18%
Largest Decreases in 2023
Arena Group Holdings, Inc.	$(6,758,319)	$(0.68)	(74)%
Parabellum Acquisition Holdings, LLC	$(2,706,573)	$(0.27)	(100)%
Quantum Corporation	$(2,327,897)	$(0.23)	(64)%
comScore, Inc.	$(1,650,369)	$(0.17)	(23)%
Intevac, Inc.	$(1,137,881)	$(0.11)	(14)%

As of December 31, 2023, substantially all of 180 Degree Capital’s total assets were in cash, money market securities and securities of public companies, with less than 4% in legacy privately held investments.

Public Portfolio
Portfolio Company	Shares Owned at 12/31/23	Value at 12/31/23	% of Total Assets
Common Stocks
Potbelly Corporation	1,335,801	$13,919,046	27.2%
Synchronoss Technologies, Inc.	826,849	$5,134,732	10.0%
comScore, Inc.	328,258	$5,481,909	10.7%
Arena Group Holdings, Inc.	991,192	$2,359,037	4.6%
Commercial Vehicle Group, Inc.	322,418	$2,260,150	4.4%
Intevac, Inc.	939,337	$4,057,936	7.9%
Quantum Corporation	3,221,192	$1,124,196	2.2%
Lantronix, Inc.	552,048	$3,235,001	6.3%
Rayonier Advanced Materials, Inc.	530,000	$2,146,500	4.2%
Ascent Industries Co.	305,380	$2,919,433	5.7%
Mama's Creations, Inc.	547,900	$2,690,189	5.3%
RF Industries, Ltd.	450,000	$1,368,000	2.7%
D-Wave Quantum, Inc.	770,000	$677,677	1.3%
Brightcove, Inc.	319,079	$826,415	1.6%

Derivatives
Potbelly Corporation Warrants for Purchase of Common Stock	80,605	$467,485	0.9%
Synchronoss Technologies, Inc. Options for Purchase of Common Stock	3,334	$12,629	0.0%
Public Portfolio Totals		$48,680,335	95.1%

Total Legacy Private Portfolio		$1,841,457	3.6%

180 Degree Capital ended with the following percentages of its net assets invested by industry, other than money market investments as of December 31, 2023:

Industry	Value as of December 31, 2023	% of Net Assets
Advertising	$5,481,909	10.9%
Application Software	5,147,361	10.2%
Asset Management & Custody Banks	150,000	0.3%
Communications Equipment	3,235,001	6.4%
Construction Machinery & Heavy Trucks	2,260,150	4.5%
Electronic Manufacturing Services	1,368,000	2.7%
Health Care Equipment	201,439	0.4%
Health Care Technology	0	0.0%
Interactive Media & Services	2,359,037	4.7%
Internet Services & Infrastructure	826,415	1.6%
Packaged Foods & Meats	2,690,189	5.4%
Pharmaceuticals	1,490,018	3.0%
Restaurants	14,386,531	28.6%
Specialty Chemicals	2,146,500	4.3%
Steel	2,919,433	5.8%
Technology Hardware, Storage & Peripherals	5,859,809	11.7%
Total	$50,521,792

Contractual Obligations

180 Degree Capital did not have any material contractual obligations as of March 31, 2025.

Critical Accounting Policies

180 Degree Capital’s management’s discussion and analysis of its financial condition and results of operations is based on 180 Degree Capital’s financial statements, which have been prepared in accordance with U.S. GAAP for investment companies. The preparation of these financial statements requires 180 Degree Capital to make estimates and assumptions that may affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions.

While 180 Degree Capital’s significant accounting policies are described in more detail in Note 2 in 180 Degree Capital’s Shareholder Report on Form N-CSR dated February 14, 2025, which is incorporated by reference to this Preliminary Joint Proxy Statement/Prospectus, 180 Degree Capital believes the following accounting policies used in the preparation of its financial statements require the most significant judgments and estimates.

Portfolio Investment Valuations. Investments are stated at "value" as defined in the 1940 Act and in the applicable regulations of the SEC and in accordance with U.S. GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the board of directors for all other assets. 180 Degree Capital’s Valuation Committee, comprised of all of the independent members of the 180 Degree Capital Board, is responsible for determining the valuation of 180 Degree Capital’s assets within the guidelines established by the 180 Degree Capital Board, pursuant to SEC Rule 2a-5. 180 Degree Capital’s Valuation Committee receives information and recommendations from management. 180 Degree Capital may from time to time use an independent valuation firm to review select portfolio company valuations on an as needed basis. The independent valuation firm, when engaged by 180 Degree Capital, does not provide independent valuations. The fair values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable. 180 Degree Capital’s Valuation Committee values 180 Degree Capital's investment assets as of the end of each calendar quarter and as of any other time requested by the 180 Degree Capital Board.

Accounting Standards Codification Topic 820, "Fair Value Measurements," ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach and the hybrid approach.

•Market Approach (M): The market approach focuses on inputs and not techniques. The market approach may use quantitative inputs such as prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities and the values of market multiples derived from a set of comparable companies. The market approach may also use qualitative inputs such as progress toward milestones, the long-term potential of the business, current and future financing requirements and the rights and preferences of certain securities versus those of other securities. The selection of the relevant inputs used to derive value under the market approach requires judgment considering factors specific to the significance and relevance of each input to deriving value.
•Income Approach (I): The income approach focuses on techniques and not inputs. The income approach uses valuation techniques to convert future amounts (for example, revenue, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques; option-pricing models, such as the Black-Scholes-Merton formula (a closed-form model) and a binomial model (a lattice model), which incorporate present value techniques; and the multi-period excess earnings method, which is used to measure the fair value of certain assets.
•Hybrid Approach (H): The hybrid approach uses elements of both the market approach and the income approach. The hybrid approach calculates values using the market and income approach, individually. The resulting values are then distributed among the share classes based on probability of exit outcomes.

ASC Topic 820 classifies the inputs used to measure fair value by these approaches into the following hierarchy:

•Level 1 (L1): Unadjusted quoted prices in active markets for identical assets or liabilities;

•Level 2 (L2): Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 inputs are in those markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers; and

•Level 3 (L3): Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are those inputs that reflect 180 Degree Capital’s own assumptions that market participants would use to price the asset or liability based upon the best available information.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement and are not necessarily an indication of risks associated with the investment.

As of March 31, 2025, 180 Degree Capital’s financial statements include investments fair valued by the 180 Degree Capital Board of $720,965. The fair values were determined in good faith by, or under the direction of, the 180 Degree Capital Board. The fair value amount includes the values of 180 Degree Capital’s investments in legacy privately held companies and rights to future milestone payments, as well as its warrants for the purchase of common stock of Potbelly Corporation, its options for the purchase of common stock of SNCR, and its restricted common stock of SNCR.

Post-Retirement Benefit Plan Assumptions

180 Degree Capital historically administered a plan to provide medical and dental insurance for retirees and their spouses who, at the time of their retirement, attained certain years of service with 180 Degree Capital and a certain age (the "Medical Benefit Retirement Plan"). On April 27, 2017, the 180 Degree Capital Board terminated the plan. The termination does not affect benefits accrued by former employees who are grandfathered under the former terms of the plan, and the termination of the plan does not affect benefits accrued by certain former employees who were grandfathered under the amended terms of the plan. The Medical Benefit Retirement Plan was terminated for all other employees.

In accounting for the plan, which is completed annually, the assumption made for the discount rate was 5.37 percent for the year ended December 31, 2024. The discount rate was calculated using the December 31, 2024 FTSE Pension Liability Index. The assumed health care cost trend rate is assumed to be 7.5 percent in 2024 grading down to 6.60 percent uniformly over 3 years and then following the Getzen model thereafter for medical and 5 percent per year for dental.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS OF MOUNT LOGAN

The following table sets forth certain information with respect to the beneficial ownership of MLC Common Shares as of [month day], 2025, for:

•	each member of the Mount Logan Board;
•	each named executive officer of Mount Logan;
•	the members of the Mount Logan Board and Mount Logan’s current executive officers as a group; and
•	each person known by Mount Logan to beneficially own 5% or more of the outstanding MLC Common Shares.
Mount Logan has determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to Mount Logan’s securities. Unless otherwise indicated below, to Mount Logan’s knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all MLC Common Shares that they beneficially own, subject to community property laws where applicable. Mount Logan has deemed MLC Common Shares subject to restricted stock units and dividend equivalent units outstanding as of [month day], 2025 that were exercisable or issuable or will become exercisable or issuable within 60 days of the closing of the Business Combination to be outstanding and to be beneficially owned by the person holding the restricted stock unit or dividend equivalent unit for the purpose of computing the percentage ownership of that person, but has not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Mount Logan has based percentage ownership of MLC Common Shares on [●] MLC Common Shares outstanding as of [month day], 2025.

Security Ownership of Other Beneficial Owners
Based on information available to Mount Logan as of [month day], 2025, Mount Logan knew of no person who beneficially owned 5% of the outstanding MLC Common Shares, except as set forth below.

5% Shareholders	Shares Beneficially Owned	Ownership Percentage(1)
[EQUINITI TRUST COMPANY LLC AS AGENT FOR RUNWAY GROWTH CAPITAL LLC] [48 WALL ST FL 22, NEW YORK NY 10005-2984]	[●]	[●]%
[EJF CAPITAL LLC] [2107 WILSON BLVD STE 410, ARLINGTON VA 22201-3042]	[●]	[●]%
[H-CA HOLDINGS LLC] [415 BEDFORD RD STE 102, PLEASANTVILLE NY 10570-3014]	[●]	[●]%

(1) As of [month day], 2025, there were [●] MLC Common Shares outstanding.

Security Ownership of Mount Logan Directors and Executive Officers

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Mount Logan Capital Inc., 650 Madison Avenue, 3rd Floor, New York, NY 10022.

Directors and Executive Officers	Shares Beneficially Owned	Ownership %(1)
Edward Goldthorpe	[●]	[●]%
Perry Dellelce	[●]	[●]%
Sabrina Liak	[●]	[●]%

Rudolph Reinfrank	[●]	[●]%
David Allen	[●]	[●]%
Buckley Ratchford	[●]	[●]%
Matthias Ederer	[●]	[●]%
Henry Wang	[●]	[●]%
Nikita Klassen	[●]	[●]%
David Held	[●]	[●]%
All directors and executive officers as a group ([10] individuals)	[●]	[●]%

*    Less than 1%
(1)     As of [month day], 2025, there were [●] MLC Common Shares outstanding.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS OF 180 DEGREE CAPITAL

The following table sets forth, as of [month day], 2025, the beneficial ownership information of each current 180 Degree Capital director, as well as 180 Degree Capital’s executive officers, each person known to it to beneficially own 5% or more of the outstanding TURN Common Shares, and the 180 Degree Capital executive officers and directors as a group. Percentage of beneficial ownership is based on [●] TURN Common Shares outstanding as of [month day], 2025.

To 180 Degree Capital’s knowledge, except as indicated in the footnotes to the table, each of the shareholders listed below has sole voting and/or investment power with respect to TURN Common Shares beneficially owned by such shareholder. The address of all 180 Degree Capital executive officers and directors is c/o 180 Degree Capital Corp., 7 North Willow Street, Suite 4B, Montclair, NJ 07042.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned
Independent Directors:
Stacy R. Brandom	[●]	[●]%
Richard P. Shanley	[●]	[●]%
Parker A. Weil	[●]	[●]%

Interested Directors(2):
Kevin M. Rendino(3)	[●]	[●]%
Daniel B. Wolfe(4)	[●]	[●]%

Executive Officers:
Robert E. Bigelow, III	[●]	[●]%
Alicia M. Gift	[●]	[●]%

All directors and executive officers as a group (7 persons)	[●]	[●]%

Five Percent Shareholders:
Punch & Associates Investment Management, Inc.(5)	[●]	[●]%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Shares Owned
7701 France Avenue South, Suite 300
Edina, MN 55435
*    Less than 1 percent.
(1)Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “1934 Act”).
(2)Denotes an individual who is an “interested person” as defined in the Investment Company Act of 1940 (the “1940 Act”).
(3)Includes 788,633 shares owned jointly with wife.
(4)Includes 3,716 shares owned jointly with wife.
(5)Based on information obtained in a Schedule 13F filed on February 14, 2025, Punch & Associates Investment Management, Inc. has sole dispositive and voting power for these shares.

The following table sets forth the dollar range of 180 Degree Capital’s equity securities beneficially owned by each of 180 Degree Capital’s directors and executive officers as of [month day], 2025.

Name of Director or Nominee	Dollar Range of Equity Securities Beneficially Owned (1)
Independent Directors:
Stacy R. Brandom	[●]
Richard P. Shanley	[●]
Parker A. Weil	[●]

Interested Directors:
Kevin M. Rendino	[●]
Daniel B. Wolfe	[●]

Executive Officers:
Robert E. Bigelow	[●]
Alicia M. Gift	[●]

(1)    Dollar ranges are as follows: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000 or over $1,000,000.

OTHER MATTERS

180 Degree Capital
The 180 Degree Capital Board knows of no other matter that is likely to come before the 180 Degree Capital Special Meeting or that may properly come before the 180 Degree Capital Special Meeting. However, if any other matters properly come before the 180 Degree Capital Special Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.
Pursuant to the 180 Degree Capital By-Laws, if less than a quorum is present at the 180 Degree Capital Special Meeting or if an insufficient number of votes is present for the adoption of the Proposals at such meeting, the 180 Degree Capital Special Meeting may be adjourned from time to time without notice other than announcement at the 180 Degree Capital Special Meeting.

Mount Logan
The Mount Logan Board knows of no other matter that is likely to come before the MLC Special Meeting or that may properly come before the MLC Special Meeting. However, if any other matters properly come before the MLC Special Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.
If there are less than two persons present holding or representing by proxy less than 5% of the total number of MLC Common Shares then entitled to vote at the MLC Special Meeting within 30 minutes after the time appointed for the MLC Special Meeting, then the MLC Special Meeting shall be adjourned to such date not being less than 30 days later and to such time and place as may be announced by the chairman at the meeting without notice of the adjourned meeting unless otherwise required pursuant to the by-laws of Mount Logan or applicable law.
HOUSEHOLDING OF PROXY MATERIALS

Only one copy of this Preliminary Joint Proxy Statement/Prospectus may be delivered to two or more shareholders of 180 Degree Capital or Mount Logan who share an address, unless contrary instructions from one or more of such shareholders have been provided to 180 Degree Capital or Mount Logan, as applicable.
On written or oral request, 180 Degree Capital or Mount Logan, as applicable, will deliver promptly a separate copy of this Preliminary Joint Proxy Statement/Prospectus to a shareholder at a shared address to which a single copy of this Preliminary Joint Proxy Statement/Prospectus was delivered. Shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of 180 Degree Capital’s or Mount Logan’s proxy statements and annual reports should provide written or oral notice to 180 Degree Capital or Mount Logan, as applicable:

180 Degree Capital Corp. 7 N. Willow Street, Suite 4B Montclair, NJ 07042 Attn: Corporate Secretary (973) 746-4500	Mount Logan Capital Inc. 650 Madison Avenue, 3rd Floor New York, NY 10022 Attn: Corporate Secretary (212) 891-2880

TRANSFER AGENT

The transfer agent for Mount Logan is Odyssey Trust Company.

The transfer agent for 180 Degree Capital is Equiniti Trust Company, LLC.

The transfer agent for New Mount Logan is [●].

TRADEMARK NOTICE

This Preliminary Joint Proxy Statement/Prospectus may include the trademarks, trade names and service marks of Mount Logan and its subsidiaries and 180 Degree Capital and its subsidiaries, which are protected under applicable intellectual property laws and are the property of either Mount Logan or 180 Degree Capital, as applicable.
This Preliminary Joint Proxy Statement/Prospectus may also contain trademarks, trade names and service marks of other companies, all of which are the property of their respective owners.
Solely for convenience, trademarks, trade names and service marks referred to in this Preliminary Joint Proxy Statement/Prospectus and the information incorporated herein, including logos, artwork and other visual displays, may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Mount Logan, 180 Degree Capital or the applicable owner will not assert, to the fullest extent permitted under applicable law, its respective rights or the right of any applicable licensor to these trademarks, trade names and service marks.
Neither Mount Logan nor 180 Degree Capital intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of Mount Logan or 180 Degree Capital by, these other parties.
WHERE YOU CAN FIND MORE INFORMATION

New Mount Logan has filed a registration statement on Form S-4 to register with the SEC the New Mount Logan Common Stock to be issued to MLC Shareholder and 180 Degree Capital shareholders in connection with the Mergers. This Preliminary Joint Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of New Mount Logan in addition to being a proxy statement of 180 Degree Capital and a management information circular of Mount Logan for their respective Special Meetings. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Mount Logan and 180 Degree Capital. The rules and regulations of the SEC allow Mount Logan and 180 Degree Capital to omit certain information included in the registration statement from this Preliminary Joint Proxy Statement/Prospectus.
180 Degree Capital and Mount Logan file annual, semi-annual, quarterly and current reports, proxy statements, management information circulars, material change reports and other information with the SEC and applicable Canadian securities regulatory authorities, as applicable. The SEC and applicable Canadian securities regulatory authorities maintain websites that contain documents that include such information regarding issuers that file electronically with the SEC and applicable Canadian securities regulatory authorities, including 180 Degree Capital and Mount Logan, as applicable, which you can access at www.sec.gov and www.sedarplus.com. Copies of these documents and other information filed with the SEC may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. In addition, you may obtain free copies of the documents 180 Degree Capital and Mount Logan file with the SEC and applicable Canadian securities regulatory authorities, including the registration statement on Form S-4 of which this Preliminary Joint Proxy Statement/Prospectus forms a part, by going to 180 Degree Capital’s and Mount Logan’s websites at https://ir.180degreecapital.com/ and https://mountlogancapital.ca, respectively. The websites of 180 Degree Capital and Mount Logan are provided as inactive textual references only. The information contained on or accessible through the websites of 180 Degree Capital and Mount Logan (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this Preliminary Joint Proxy Statement/Prospectus, and is not incorporated by reference herein.
Statements contained or incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC or applicable Canadian securities regulatory authorities, as applicable. The SEC and applicable Canadian securities regulatory authorities allow 180 Degree Capital and Mount Logan, as applicable, to “incorporate by reference” in this Preliminary Joint Proxy Statement/Prospectus, or make secondary documents a part of this filing by attaching the secondary document as an exhibit, documents that 180 Degree Capital and Mount Logan file with the SEC and applicable Canadian securities regulatory authorities, as applicable, including certain information required to be included in the registration statement on Form S-4 of which this Preliminary Joint Proxy Statement/Prospectus forms a part. This means that 180 Degree Capital and Mount Logan can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this Preliminary Joint Proxy Statement/Prospectus, and later information that180 Degree Capital and Mount Logan file with the SEC or applicable Canadian securities regulatory authorities, as applicable, will update and supersede that information. Each of 180 Degree Capital and Mount Logan incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable Special Meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with rules promulgated by the SEC or applicable Canadian securities regulatory authorities, as applicable). Such documents are considered to be a part of this Preliminary Joint Proxy Statement/Prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. These documents contain important information about 180 Degree Capital’s and Mount Logan’s businesses and financial performance.
For the purposes of the filing of this Preliminary Joint Proxy Statement/Prospectus with the SEC and for persons resident in or otherwise subject to applicable securities laws in the United States who receive or view this Preliminary Joint Proxy Statement/Prospectus, the following documents contain important information about 180 Degree Capital and New Mount Logan incorporates them by reference (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):
•180 Degree Capital’s Shareholder Report on Form N-CSR dated February 14, 2025
•180 Degree Capital’s Shareholder Report on Form N-CSRS dated August 19, 2024
•180 Degree Capital’s Shareholder Report on Form N-CSR dated February 20, 2024
•180 Degree Capital’s Amended Registration Statement on Form N-2 dated June 29, 2017, filed under the 1940 Act
Such documents are considered to be a part of this Preliminary Joint Proxy Statement/Prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
180 Degree Capital has supplied all such information relating to 180 Degree Capital, as well as all pro forma financial information, and Mount Logan has supplied all information contained in or incorporated by reference into this Preliminary Joint Proxy Statement/Prospectus relating to Mount Logan, as well as all pro forma financial information.
Documents incorporated by reference are available from 180 Degree Capital or Mount Logan, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this Preliminary Joint Proxy Statement/Prospectus. 180 Degree Capital shareholders or MLC Shareholders, as applicable, may request a copy of this Preliminary Joint Proxy Statement/Prospectus, any of the documents incorporated by reference in this Preliminary Joint Proxy Statement/Prospectus or other information concerning 180 Degree Capital or Mount Logan, without charge, through the SEC’s website at www.sec.gov, on SEDAR+ at www.sedarplus.com or by written or telephonic request to:

For 180 Degree Capital shareholders:	For Mount Logan shareholders:
180 Degree Capital Corp. 7 N. Willow Street, Suite 4B Montclair, NJ 07042 Attn: Corporate Secretary (973) 746-4500	Mount Logan Capital Inc. 365 Bay Street, Suite 800 Toronto, ON M5H 2V1 Attn: Corporate Secretary (212) 891-2880

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable Special Meeting. Therefore, if you would like to request documents from 180 Degree Capital, please do so by [month day], 2025 in order to receive them before the 180 Degree Capital Special Meeting.
You should rely only on the information contained in or incorporated by reference into this Preliminary Joint Proxy Statement/Prospectus to vote on the Business Combination Proposal, the TURN 1940 Act Deregistration Proposal, the New Mount Logan Equity Incentive Plan Proposal, and the Adjournment Proposal at the 180 Degree Capital Special Meeting and the Business Combination Proposal, the Plan of Arrangement Proposal, and the New

Mount Logan Equity Incentive Plan Proposal at the MLC Special Meeting. Neither 180 Degree Capital nor Mount Logan has authorized anyone to provide you with information that is different from what is contained in this Preliminary Joint Proxy Statement/Prospectus.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Preliminary Joint Proxy Statement/Prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Preliminary Joint Proxy Statement/Prospectus does not extend to you.
This Preliminary Joint Proxy Statement/Prospectus is dated [month day], 2025. You should not assume that the information in it (or incorporated by reference) is accurate as of any date other than that date or the date of such incorporated document, as applicable, and neither its mailing to 180 Degree Capital shareholders or MLC Shareholders nor the issuance of New Mount Logan Common Stock in the Mergers will create any implication to the contrary.
LEGAL MATTERS

Certain U.S. federal income tax consequences relating to the Preliminary Joint Proxy Statement/Prospectus will be passed upon for 180 Degree Capital by Proskauer Rose LLP.

Certain legal matters in connection with the validity of securities being offered by this Preliminary Joint Proxy Statement/Prospectus will be passed upon for New Mount Logan by Proskauer Rose LLP.
EXPERTS

180 Degree Capital
The consolidated financial statements of 180 Degree Capital as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, included in this Preliminary Joint Proxy Statement/Prospectus, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
Mount Logan
The consolidated financial statements of Mount Logan as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, included in this Preliminary Joint Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
Yukon New Parent, Inc. (New Mount Logan)
The consolidated financial statements of Yukon New Parent, Inc. as of February 7, 2025, included in this Preliminary Joint Proxy Statement/Prospectus, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

MOUNT LOGAN CAPITAL INC.

180 DEGREE CAPITAL CORP.

Page No.
Consolidated Financial Highlights for the Years Ended December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020	F-153
Consolidated Schedule of Investments for the Year Ended December 31, 2024	F-155
Notes to the Consolidated Financial Statements for the Year Ended December 31, 2024	F-160

2023 Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (EisnerAmper LLP, New York, NY: PCAOB ID #274)	F-181
Consolidated Statement of Assets and Liabilities at December 31, 2023	F-182
Consolidated Statement of Operations for the Fiscal Year Ending December 31, 2023	F-183
Consolidated Statement of Cash Flows for the Fiscal Year Ending December 31, 2023	F-184
Consolidated Statement of Changes in Net Assets for the Years Ended December 31, 2023 and December 31, 2022	F-185
Consolidated Financial Highlights for the Years Ended December 31, 2023, December 31, 2022, December 31, 2021, December 31, 2020 and December 31, 2019	F-186
Consolidated Schedule of Investments for the Year Ended December 31, 2023	F-187
Notes to the Consolidated Financial Statements for the Year Ended December 31, 2023	F-195

Unaudited Consolidated Financial Statements
Consolidated Statement of Assets and Liabilities as of March 31, 2025	F-182
Consolidated Statement of Operations for the Three Months Ended March 31, 2025 and March 31, 2024	F-183
Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2025	F-184
Consolidated Statement of Changes in Net Assets for the Three Months Ended March 31, 2025	F-185
Consolidated Financial Highlights for the Period Ended March 31, 2025, and the Years Ended December 31, 2023, December 31, 2022, December 31, 2021, December 31, 2020 and December 31, 2019	F-186
Consolidated Schedule of Investments for the Period Ended March 31, 2025	F-187
Notes to the Consolidated Financial Statements for the Period Ended March 31, 2025	F-195

YUKON NEW PARENT, INC.

Deloitte & Touche LLP
30 Rockefeller Plaza
New York, NY 10112-0015
USA

Tel: +1 212 492 4000
Fax: +1 212 489 1689
www.deloitte.com

INDEPENDENT AUDITOR’S REPORT
To the Shareholders and Board of Directors of
Mount Logan Capital Inc.
Opinion
We have audited the consolidated financial statements of Mount Logan Capital Inc. (“MLC“ or the ”Company“), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements and Schedule 1: Summary of Investments – Other Than Investments in Related Parties listed in the Index (collectively referred to as the ”financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ Deloitte & Touche LLP
May 5, 2025

MOUNT LOGAN CAPITAL INC. CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands, except per share data)	December 31, 2024	December 31, 2023
ASSETS
Asset Management
Cash and cash equivalents	$8,933	$990
Investments (including related party amounts of $20,871 and $24,739 at December 31, 2024 and 2023, respectively)	21,370	26,410
Intangible assets	25,940	29,522
Other assets (including related party amounts of $2,657 and $2,598 at December 31, 2024 and 2023, respectively)	9,179	8,063
	65,422	64,985
Insurance Solutions
Cash and cash equivalents	51,999	60,485
Restricted cash	15,716	—
Investments (including related party amounts of $23,659 and $24,706 at December 31, 2024 and 2023, respectively)	915,556	884,288
Assets of consolidated variable interest entities
Cash and cash equivalents	25,056	28,745
Investments	125,898	124,637
Other assets	1,048	1,194
Reinsurance recoverable	259,454	276,119
Intangible assets	2,444	2,444
Deferred acquisition costs	6,524	6,342
Goodwill	55,697	55,697
Other assets	37,135	26,168
	1,496,527	1,466,119
Total assets	$1,561,949	$1,531,104
LIABILITIES
Asset Management
Due to related parties	$10,470	$12,113
Debt obligations	74,963	59,205
Accrued expenses and other liabilities	5,669	3,470
	91,102	74,788
Insurance Solutions
Future policy benefits	769,533	811,839
Interest sensitive contract liabilities	334,876	256,569
Funds held under reinsurance contracts	239,918	238,253
Debt obligations	14,250	14,250
Derivatives	5,192	—
Accrued expenses and other liabilities	2,995	30,149
	1,366,764	1,351,060
Total liabilities	1,457,866	1,425,848

The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC. CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands, except per share data)	December 31, 2024	December 31, 2023
Commitments and Contingencies (See Note 24)
EQUITY
Common shares	116,118	115,607
Warrants	1,426	1,129
Additional paid-in-capital	7,777	7,820
Retained earnings (accumulated deficit)	(58,279)	(46,386)
Accumulated other comprehensive income (loss)	37,041	27,086
Total equity	104,083	105,256
Total liabilities and equity	$1,561,949	1,531,104
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended
(in thousands, except per share data)	December 31, 2024	December 31, 2023
REVENUES
Asset Management
Management fees	$11,131	$9,134
Incentive fees	3,198	1,283
Equity investment earning	680	1,124
	15,009	11,541
Insurance Solutions
Net premiums	(15,479)	(17,288)
Product charges	266	134
Net investment income	74,638	69,688
Net gains (losses) from investment activities	(8,211)	16,246
Net revenues of consolidated variable interest entities	15,082	16,889
Net investment income (loss) on funds withheld	(32,056)	(51,641)
Other income	541	1,013
	34,781	35,041
Total revenues	49,790	46,582
EXPENSES
Asset Management
Administration and servicing fees	5,895	2,943
Transaction costs	2,174	3,721
Compensation and benefits	8,412	3,405
Amortization and impairment of intangible assets	3,582	1,504
Interest and other credit facility expenses	7,001	5,977
General, administrative and other	6,480	10,529
	33,544	28,079
Insurance Solutions
Net policy benefit and claims (remeasurement gain on policy liabilities of $16,237 and $11,757 for the year ended December 31, 2024 and 2023, respectively)	(10,091)	(5,491)
Interest sensitive contract benefits	14,972	9,443
Amortization of deferred acquisition costs	2,175	1,652
Compensation and benefits	1,367	2,019
Interest expense	1,313	513
General, administrative and other (including related party amounts of $7,169 and $7,360 for the year ended December 31, 2024 and 2023, respectively)	16,276	19,210
	26,012	27,346
Total expenses	59,556	55,425
Investment and other income (loss) - Asset Management
Net gains (losses) from investment activities	(1,531)	(104)
Dividend income	356	584
Interest income	1,091	1,087
Other income (loss), net	69	—
Net revenues of consolidated variable interest entities	—	964
Total investment and other income (loss)	(15)	2,531
Income (loss) before taxes	(9,781)	(6,312)
Income tax (expense) benefit — Asset Management	(606)	(391)
Net income (loss)	$(10,387)	$(6,703)
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended
(in thousands, except per share data)	December 31, 2024	December 31, 2023
Earnings per share
Net income (loss) attributable to common shareholders - Basic and diluted	$(0.40)	$(0.28)
Weighted average shares outstanding – Basic and diluted	25,809,370	23,942,587
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended
(in thousands, except per share data)	December 31, 2024	December 31, 2023

Net income (loss)	$(10,387)	$(6,703)
Other comprehensive income (loss), before tax:
Unrealized investment gains (losses) on available-for-sale securities	7,555	11,771
Unrealized gains (losses) on hedging instruments	(5,192)	—
Remeasurement gains (losses) on future policy benefits related to discount rate	7,592	(21,924)
Other comprehensive income (loss), before tax	9,955	(10,153)
Income tax expense (benefit) related to other comprehensive income (loss)	—	—
Other comprehensive income (loss)	9,955	(10,153)
Comprehensive income (loss)	$(432)	$(16,856)
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except for number of shares)

Year ended December 31, 2024	Number of Voting Common Shares	Common Shares	Warrants	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (loss)	Total Equity
Balance at December 31, 2023	25,733,735	$115,607	$1,129	$7,820	$(46,386)	$27,086	$105,256
Issuance of warrants	—	—	297	—	—	—	297
Equity based compensation	—	—	—	574	—	—	574
Restricted stock release	161,877	511	—	(617)	—	—	(106)
Shareholder dividends	—	—	—	—	(1,506)	—	(1,506)
Net income (loss)	—	—	—	—	(10,387)	—	(10,387)
Other comprehensive income (loss)	—	—	—	—	—	9,955	9,955
Balance at December 31, 2024	25,895,612	$116,118	$1,426	$7,777	$(58,279)	$37,041	$104,083

Year ended December 31, 2023	Number of Voting Common Shares	Common Shares	Warrants	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at December 31, 2022	22,190,195	$108,055	$1,129	$7,511	$(38,269)	$37,239	$115,665
Share issuance for investment in fixed income asset manager	357,142	754	—	—	—	—	754
Share issuance for Ovation acquisition	3,186,398	6,798	—	—	—	—	6,798
Equity based compensation	—	—	—	309	—	—	309
Shareholder dividends	—	—	—	—	(1,414)	—	(1,414)
Net income (loss)	—	—	—	—	(6,703)	—	(6,703)
Other comprehensive income (loss)	—	—	—	—	—	(10,153)	(10,153)
Balance at December 31, 2023	25,733,735	$115,607	$1,129	$7,820	$(46,386)	$27,086	$105,256
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years ended December 31,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$(10,387)	$(6,703)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net realized (gains) losses on investments	(226)	(1,372)
Net realized (gains) losses on foreign currency	5	(6)
Net change in unrealized (gains) losses on investments	8,449	(14,778)
Net change in (gain) loss on foreign currency	62	(26)
Change in fair value of debt obligation	296	645
Payment in-kind interest	(2,702)	264
Equity investment earnings	(680)	(1,124)
Amortization of debt issuance costs	359	331
Amortization of deferred acquisition costs	2,175	1,652
Amortization of intangible assets	1,747	1,504
Net amortization of premiums and accretion of discounts on investments	(625)	(2,000)
Impairment of intangible assets	1,835	—
Equity based compensation	468	309
Changes in consolidation	—	(18,924)
Increase (decrease) in estimated credit losses	4,231	822
(Increase) decrease in operating assets:
Due from affiliates	—	12
Reinsurance recoverable	16,665	(12,021)
Change in deferred acquisition costs	(2,357)	(4,065)
Distributions from equity method investments	1,939	2,217
Other assets	(12,082)	(1,233)
Other assets of consolidated VIEs	146	318
Purchases of investments by consolidated VIEs	(118,110)	(112,329)
Proceeds from sale of investments by consolidated VIEs	115,866	90,285
Increase (decrease) in operating liabilities:
Due to affiliates	(1,648)	11,003
Future policy benefits	(34,714)	(4,778)
Interest sensitive contract liabilities	14,972	9,443
Funds held under reinsurance contracts	1,665	6,414
Accrued expenses and other liabilities	(25,117)	5,198
Net cash used in operating activities	$(37,768)	$(48,942)

Investing Activities
Purchases of investments	$(317,259)	$(217,396)
Proceeds from sales and repayments of investments	290,762	144,095
Acquisition of Ovation, net of cash acquired	—	(329)
Payments to acquire intangible assets	—	(846)
Net cash used in investing activities	$(26,497)	$(74,476)

Financing Activities
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years ended December 31,
(in thousands)	2024	2023
Shareholder dividends	$(1,506)	$(1,414)
Proceeds from borrowings of asset management business	31,603	9,500
Repayments of borrowings of asset management business	(17,413)	(3,452)
Financing costs paid and deferred	(270)	(297)
Proceeds from borrowings of insurance business	—	12,000
Deposits on investment-type policies and contracts	72,818	119,885
Withdrawals on investment-type policies and contracts	(9,483)	(7,501)
Net cash provided by financing activities	$75,749	$128,721

Net increase (decrease) in cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs	11,484	5,303
Cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs, beginning of the period	90,220	84,917
Cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs, end of period	$101,704	$90,220

Cash, cash equivalents, restricted cash and cash and cash equivalents of consolidated VIEs
Asset Management
Cash and cash equivalents	8,933	990
Total Asset Management	8,933	990
Insurance Solutions
Cash and cash equivalents	51,999	60,485
Restricted cash	15,716	—
Cash and cash equivalents of consolidated VIEs	25,056	28,745
Total Insurance Solutions	92,771	89,230
Total cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs	$101,704	$90,220

Supplemental disclosures of cash flow information
Interest received	$90,863	$82,618
Interest paid	4,832	5,204
Dividends received	1,881	1,251
Income taxes paid	828	917

Supplemental Disclosures of Non-Cash Investing and Financing Activities
Contingent value rights write off	—	(2,950)
Issuance of common shares for investment in fixed income asset manager	—	754
Operating lease right-of-use asset exchanged for lease liabilities	—	352
Cashless repayment on borrowings	13,636	—
Issuance of common shares for vested Restricted Share Units	511	—
Issuance of common shares for the Ovation acquisition	—	6,798

Supplemental Disclosure of Cash Flow Information of Consolidated VIEs
Changes in consolidation
Investments, at fair value	—	265,976
Other assets	—	5,256
Debt obligations	—	(285,180)
Accrued expenses and other liabilities	—	(4,976)
The accompanying notes are an integral part of these Consolidated Financial Statements.

MOUNT LOGAN CAPITAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except share and per share data, and except where noted)

Note 1. Organization

Mount Logan ("MLC," the "Company" or "we"), together with its consolidated subsidiaries is a diversified alternative asset management and insurance solutions platform. Our mission is to provide our investors access to a diversified and differentiated set of private market investment solutions to address their capital needs. Mount Logan conducts its business primarily in the United States through its two business segments: Asset Management and Insurance Solutions. Our Asset Management segment is conducted by Mount Logan Management LLC (“ML Management”), our SEC-registered investment adviser, manages a significant portion of our Assets Under Management (“AUM”) across our various managed funds supported by permanent and semi-permanent capital bases. Management also directly manages the capital of our wholly-owned insurance company, Ability Insurance Company (“Ability”), for the benefit of policyholders. The Company’s Insurance Solutions segment is conducted by Ability, a Nebraska domiciled insurer, specializes in reinsuring annuity products for the increasing number of individuals seeking to fund retirement needs and represents all of our insurance solutions operations.

Note 2. Basis of Presentation

Basis of presentation

The Consolidated Financial Statements ("Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The results of the Company and its subsidiaries are presented on a consolidated basis. All intercompany transactions and balances are eliminated on consolidation.
The Company's Asset Management and Insurance Solutions segments possess distinct characteristics, and as a result are presented separately from each other. The Company believes that separate presentation provides a more informative view of the Company’s consolidated financial position and results of operations than an aggregated presentation and that reporting insurance solutions separately is appropriate given, among other factors, the relative significance of Ability's policy liabilities, which do not provide recourse to the remaining assets of MLC.
The summary of the significant accounting policies includes a section for common accounting policies and an accounting policy section for each of the two operating segments when a policy is specific to one operating segment and not the other. Unless otherwise specified, the significant accounting policy applies to both segments.
Due to rounding, numbers presented throughout these Consolidated Financial Statements may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.
Significant accounting policies - overall

Consolidation

These Consolidated Financial Statements include the financial statements of the Company and its controlled subsidiaries and entities. The Company assesses all entities in which the Company has a variable interest for consolidation including management companies, insurance companies, investment companies, collateralized loan obligations (“CLOs”), and other entities. A variable interest is an investment or other interest that will absorb portions of an entity’s expected losses and/or receive expected residual returns. Fees earned by the Company that (i) include terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length, (ii) are commensurate with the level of effort required to provide those services, and (iii) where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered to be variable interests.

Pursuant to its consolidation policy, once the Company determines it has a variable interest in an entity, the Company considers whether the entity is a variable interest entity (“VIE”). Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities ("VOEs") under the voting interest model.
An entity is a VIE if one of the following conditions exist: (a) the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support, (b) the holders of the equity at risk (as a group) lack the ability to make decisions about the activities that most significantly impact the entity’s economic performance, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the legal entity, their rights to receive the expected residual returns of the legal entity, or both and substantially all of the legal entity's activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. Limited partnerships and other similar entities where limited partners, not affiliated with the general partner, have not been granted (i) substantive participation rights or (ii) substantive rights to either dissolve the partnership or remove the general partner are VIEs.
The Company consolidates VIEs in which it is the primary beneficiary. The Company is the primary beneficiary if it holds a controlling financial interest which is defined as possessing both (a) the power to direct the activities of a VIE that most significantly impact the VIE's economic performance and (b) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion on an ongoing basis if facts and circumstances change.
Entities determined not to be VIEs are VOEs and are evaluated under the voting interest model. The Company typically consolidates VOEs when it has a majority voting interest.
Each entity is assessed for consolidation individually considering the specific facts and circumstances surrounding that entity. The consolidation assessment, including the determination whether an entity is a VIE or VOE, depends on the facts and circumstances for each entity, and therefore the Company’s investment companies may qualify as VIEs or VOEs.
With respect to CLOs (which are generally VIEs), as collateral manager, the Company generally has the power to direct the activities of the CLO that most significantly impact the CLO’s economic performance. In some, but not all cases, the Company, through its ownership in the CLOs, may have variable interests that represent an obligation to absorb losses of, or a right to receive benefits from, the CLO that could potentially be significant to the CLO. In cases where the Company has both the power to direct the activities of the CLO that most significantly impact the CLO's economic performance and the obligation to absorb losses of the CLO or the right to receive benefits from the CLO that could potentially be significant to the CLO, the Company is deemed to be the primary beneficiary and consolidates the CLO.
Assets of the consolidated VIEs are primarily presented in separate sections within the Consolidated Statements of Financial Position. Changes in the fair value of the consolidated VIEs’ assets and liabilities and related interest, dividend and other income and expenses are primarily presented within Revenues of consolidated variable interest entities in the Consolidated Statements of Operations.
Use of estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Significant estimates and assumptions include but are not limited to estimating fair values of certain financial instruments (including derivatives), impairment of investments and allowances for expected credit losses, goodwill and intangible assets, insurance liabilities and reinsurance recoverables, income taxes, performance obligations and incentive fees, and equity based compensation. Actual results could differ from those estimates, and such differences could be material.

Cash and cash equivalents
The Company considers all highly liquid short-term investments, including money market funds, with original maturities of three months or less when purchased to be cash equivalents. Interest income from Cash and cash equivalents is recorded within the Investment and other income (loss) – Asset Management and Net investment income for Insurance Solutions in the Consolidated Statements of Operations. The carrying values of the money market funds represent their fair values due to their short-term nature. Substantially all of the Company’s cash on deposit is in interest bearing accounts with financial institutions and exceed insured limits.
Restricted cash
Restricted cash represents balances that are restricted as to withdrawal or usage. Restricted cash posted as collateral consists of cash deposited at a bank that is pledged as collateral in connection with the interest rate swaps.
Foreign currency translation
The functional currency is the currency of the primary economic environment in which an entity operates. If a subsidiary has a functional currency different from the Company’s reporting currency, the subsidiary’s results are translated into the reporting currency as follows:
•Assets and liabilities are translated at the closing rate as of the date of that Consolidated Balance Sheet
•Income and expenses for each Consolidated Statement of Operations and Consolidated Statement of Comprehensive Income (Loss) are translated at average exchange rates for the period
•All resulting exchange differences are recognized as a separate component of Accumulated other comprehensive income (loss) (“AOCI”)
When a subsidiary is sold or substantially liquidated, the cumulative amount in AOCI related to the subsidiary is recognized in the Consolidated Statements of Operations.
Foreign currency transactions
Transactions in foreign currencies are converted into the functional currency using exchange rates that approximate those prevailing at the date of the transactions. The Company remeasures monetary assets and liabilities denominated in a currency that is different from functional currency. The effect of this remeasurement process results in gains and losses that are recognized in the Consolidated Statements of Operations. Foreign currency transactions, such as, purchases and sales of investments, income and expenses, contributions and dividends to shareholders, are converted at the exchange rate prevailing on the respective dates of such transactions.
Investments
Investment transactions are recorded on trade date. Transaction costs incurred to acquire financial assets measured at fair value through earnings are recognized as an expense as incurred. Transaction costs incurred to acquire financial assets measured at cost are amortized over the contractual life of the instrument using the effective interest method. The periodic movement in fair value of financial assets measured at fair value through earnings is recorded as an unrealized gain or loss within Net gains (losses) from investment activities in the Consolidated Statements of Operations.

Realized gains or losses on investments are calculated, using the first-in, first-out (“FIFO”) method, as the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment. Realized gains or losses on investments include investments charged off during the period, net of recoveries.
Interest income
Interest income is recognized using the effective interest method and recorded within Interest income for Asset Management segment and Net investment income for the Insurance Solutions segment on the Consolidated Statements of Operations. Discounts from and premiums to par value are accreted or amortized into Interest income over the contractual life of the investment using the effective interest method.
Debt securities and loans will be put on nonaccrual status when delinquent in principal and/or interest payments for a period exceeding 90 days. Any previously recognized interest receivable will be reversed through interest income once the instrument is put on nonaccrual status and determined to be on the cost recovery method.
In determining the accounting for individual payments on a nonaccrual loan or security, the Company will evaluate the instrument to determine whether doubt exists about the ultimate collectability of the cost basis. If collectability of the cost basis in the instrument is in doubt, any payment received on a nonaccrual instrument should be applied to reduce the cost basis to the extent necessary to eliminate such doubt.
When the Company can demonstrate that doubt about the ultimate collectability of the cost basis no longer exists, subsequent interest payments received may be recorded as Interest income on a cash basis.
Dividend income
Dividend income on preferred equity securities is recorded on the accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the declaration date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies.
Equity method investments
For equity investments in entities which the Company exercises significant influence, but does not meet the requirements for consolidation, and has not elected the FVO, the Company uses the equity method of accounting. The Company has significant influence when it can influence operating and financial policies of an investee, which can be indicated in several ways, including, but not limited to: (i) representation on the board of directors, (ii) participation in policy-making processes, and (iii) extent of ownership. Under the equity method of accounting, the Company records its share of the underlying income or loss of such entities adjusted for distributions. The Company recognizes its share of the underlying net income or loss of such entities, using best available information, in Equity investment earning for the Company in its Consolidated Statement of Operations. The initial carrying amount of an equity method investment equals the Company’s cost basis, including transaction costs. The carrying amount is subsequently adjusted for the Company’s share of the investees’ profit, dividends received, and the differences, if any, between the Company’s cost of the investment and the underlying equity in the net assets that arose upon acquisition. The Company evaluates its equity method investments for which it has not elected FVO for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. During the years ended December 31, 2024 and December 31, 2023, there were no impairment charges related to equity method investments.
The carrying amounts of all equity method investments are recorded in investments in the Consolidated Statements of Financial Position. If the Company loses significant influence over the investee, the Company will record its retained investment based on current carrying value as of that date. The subsequent accounting will depend on the accounting policy of the investment.

The Company evaluates each of its equity method investments to determine if any were significant, as defined by guidance from the Securities and Exchange Commission, to consider if the Company is required to present separate financial statements and additional information for its equity method investments. As of, and for the years ended December 31, 2024 and December 31, 2023, no equity method investment held by the Company met the significance criteria individually or in aggregate. As such, the Company is not required to present separate financial statements or supplemental information for any of its equity method investments.
Refer to the Note 22 Related Parties for more information on the Company’s equity method investments.
Allowance for credit losses
Credit losses for mortgage loans and other loans and receivables
The current expected credit losses (CECL) methodology is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable (R&S) forecasts that affect the collectability of the reported financial asset balances. If the asset’s life extends beyond the R&S forecast period, then historical experience is considered over the remaining life of the assets in the allowance. The resulting allowance is adjusted in each subsequent reporting period in the consolidated statement of income to reflect changes in history, current conditions and forecasts as well as changes in asset positions and portfolios. The allowance is a valuation account that is deducted from the amortized cost of the financial asset to present the net amount that management expects to collect on the financial asset over its expected life. All financial assets carried at amortized cost are in the scope of the CECL methodology, while assets measured at fair value are excluded.
The Company’s estimation of expected credit losses requires management to make assumptions regarding the likelihood and severity of credit loss events and their impact on expected cash flows, which drive the probability of default (PD), loss given default (LGD) and exposure at default in the Company’s credit loss methods, where the Company discounts the expected credit loss using discounting techniques.
The Company’s forecasts of the U.S. employment rate represent the key macroeconomic variable that most significantly affects its estimate of expected credit losses. The Company forecasts over the next four quarters and reverts to historical experience on a straight-line basis.
The Company estimates expected credit losses over the contractual term of the financial asset, which is adjusted for expected prepayments. Expected extensions are not considered unless the option to extend the loan are unilaterally held by the borrower. Credit enhancements are included in the assessment when embedded in the financial asset and not freestanding.
Expected credit losses are calculated on a pooled basis where financial assets share similar risk characteristics. The Company maintains a watch list and assigns a risk rating of 1 – 5 for each loan to gauge potential credit risk. The loans are then pooled by risk rating to determine the expected credit loss for the pool. The risk rating levels are the following:
Level 1     Borrower is performing above expectations and the trends and risk factors since origination or acquisition are generally favorable.
Level 2     Borrower is generally performing as expected and the risk factors are similar to the risk at the time of origination or acquisition.
Level 3     Borrower performing below expectations and the risk factors increased since origination or acquisition.
Level 4     Borrower performing materially below expectations and the risk factors increased materially since origination or acquisition. Borrower generally breaches debt covenants and loan payments(s) may be past due.

Level 5     Borrower performing significantly below expectations and the risk factors increased significantly since origination or acquisition. Borrower breached most or all debt covenants, loan payments(s) are significantly past due. Principal not expected to be repaid in full.
The loss likelihood and severity models use both internal and external information and are sensitive to forecast of macroeconomic conditions. Regression of information predicated on peer performance is utilized and management has elected the upper bound of the case scenario where PD/LGD estimates will be above the model midpoint. This process more adequately quantifies uncertainties or subjectively assesses risk.
For defaulted loans where repayment is based on sale or operations of the collateral, the Company will evaluate the fair value of the collateral to determine the measurement of expected credit losses. The Company excludes interest receivable from the measurement of expected credit losses and the Company will reverse interest income in a timely manager when loans are placed on nonaccrual. When all or a portion of a loan is deemed uncollectible, the uncollectible portion of the carrying amount of the loan is charged off against the allowance. If the Company recovers all or a portion of an amount previously written off on a credit impaired loan, the recovery is recognized through the allowance account. Expected credit losses are reported in “Net gains (losses) from investment activities” for loans and “Net policy and claims” for reinsurance recoverables.
The Company will measure expected credit losses arising from off-balance sheet commitments, including loan commitments, that are not unconditionally cancellable by the Company. This allowance for credit losses for off-balance sheet commitments is determined using methods consistent with those used for the associated mortgage and other loan receivable class and is recognized in Accrued expenses and other liabilities in the Consolidated Statements of Financial Position, since there is no funded asset for the committed amount.
Credit losses for available-for-sale securities
Available-for-sale (“AFS”) securities with a fair value that has declined below amortized cost are evaluated for impairment. If the Company intends to sell a security or it is more likely than not that it would be required to sell a security before the recovery of its amortized cost, the security is written down to its fair value and any impairment is immediately recognized in “Net gains (losses) from investment activities”. If neither of these conditions exist, the decline in fair value is evaluated to determine whether a credit loss exists and an allowance for credit losses should be recognized.
For AFS securities, relevant facts and circumstances are qualitatively considered in evaluating whether a decline below fair value is credit-related. Relevant facts and circumstances include but are not limited to: (1) the extent to which the fair value is less than amortized cost; (2) changes in credit ratings, (3) adverse conditions related to the security’s industry or geographical area, (4) failure to make scheduled payments, and (5) other known changes in the financial condition of the issuer or quality of any underlying collateral or credit enhancements.
Management uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. The review of expected future cash flows can include assumptions about economic risks (e.g., unemployment, real estate prices), loan specific information (delinquency rates and loan-to-value ratios), facts and circumstances relevant to the security and the issuer, and secondary sources of repayment (e.g., credit enhancements).
Credit impairments are measured as the difference between the security’s amortized cost and the present value of expected cash flows discounted at the current effective interest rate. The credit impairment is subject to a floor equal to the fair value of the security and is recognized immediately in “Net gains (losses) from investment activities”. Any non-credit impairment will continue to be recorded in accumulated other comprehensive income. The Company continues to monitor impaired AFS securities for changes in the measurement of credit losses which will be reflected through adjustments to the allowance. Amounts are charged off against the allowance for credit losses when deemed uncollectible and any recoveries are recognized as a realized gain.

Financial instruments held by consolidated VIEs
The consolidated VIEs are primarily CLOs. Their investments include loans, debt securities, and equity securities held at fair value. Net income attributable to the Company reflects the Company’s own economic interests in the consolidated CLOs, including (i) changes in the fair value of the beneficial interests retained by the Company and (ii) beneficial interests that represent compensation for collateral management services. Using the measurement alternative for consolidated collateralized financing entities, the Company measures both the financial assets and financial liabilities of the consolidated CLOs using the fair value of the financial assets or financial liabilities, whichever are more observable. When the financial assets are more observable, the financial assets are measured at fair value. In consolidation, the financial liabilities are measured as the sum of (i) the fair value of financial assets and (ii) the carrying value of any nonfinancial assets held temporarily, less the sum of (i) the fair value of any beneficial interests owned by the Company and (ii) the carrying value of any beneficial interests that represent compensation for services. When financial liabilities are more observable, the financial liabilities are measured at fair value. In consolidation, the financial assets are measured as the sum of (i) the fair value of financial liabilities, (ii) the fair value of any beneficial interests retained by the Company, and (iii) the carrying value of any beneficial interests that represent compensation for services, less the carrying value of any nonfinancial assets held temporarily.
Fair value of financial instruments

Fair value measurement

Fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Where available, fair value is based on observable market prices or parameters, or derived from such prices or parameters. Where observable prices or inputs are not available, valuation techniques are applied. These valuation techniques involve varying levels of management estimation and judgement, the degree of which is dependent on a variety of factors. The actual realized gains or losses will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may ultimately differ significantly from the assumptions on which the valuations were based.
U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and less judgment used in measuring fair value
The Company undertakes a multi-step valuation process, which includes, among other procedures, the following:
•The Company’s quarterly valuation process begins with each investment being initially valued by the investment professionals responsible for the respective portfolio investment. The Company may utilize an independent valuation firm from time to time to provide valuation on material illiquid securities.
•The Company will review the recommended valuations and determine the fair value of each investment. Valuations that are not based on readily available market quotations will be valued in good faith based on, among other things, the input of management and, where applicable, other third-parties.
The Company classifies fair value measurements within a hierarchy which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are:

Level 1     Unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date. The type of investments included in Level I include listed equities and listed securities. The Company does not adjust the quoted price for these investments, even in situations where the Company may hold a large position and a sale could reasonably affect the quoted price.
Level 2     Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. Such inputs may be quoted prices for similar assets or liabilities, quoted markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full character of the financial instrument, or inputs that are derived principally from, or corroborated by, observable market information. Investments which are generally included in this category include illiquid debt securities and less liquid, privately held or restricted equity securities, for which some level of recent trading activity has been observed.
Level 3     Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs may be based on our own assumptions about how market participants would price the asset or liability or may use Level 2 inputs, as adjusted, to reflect specific investment attributes relative to a broader market assumption. These inputs into the determination of fair value may require significant management judgment or estimation. Even if observable market data for comparable performance or valuation measures (earnings multiples, discount rates, other financial/valuation ratios, etc.) are available, such investments are grouped as Level 3 if any significant data point that is not also market observable (private company earnings, cash flows, etc.) is used in the valuation methodology.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument when the fair value is based on unobservable inputs. The Company evaluates these inputs and recognizes transfers between levels, if any, at the end of each reporting period.
A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.
When a security is valued based on broker quotes, the Company subjects those quotes to various criteria in making the determination as to whether a particular financial instrument would qualify for classification as Level 2 or Level 3. These criteria include, but are not limited to, the number and quality of the broker quotes, the standard deviations of the observed broker quotes, and the percentage deviation from external pricing services.
Debt securities: These financial instruments are generally valued using inputs obtained from dealers or market makers, and where these values are not available, generally valued based on a range of valuations determined by management or an independent valuation firm. Valuation models are based on discounted cash flow or enterprise value analyses, for which the key inputs are determined based on market comparables, which incorporate similar instruments from similar issuers.
Real estate and mortgage loans: The Company's investments in real estate and mortgage loans are illiquid, structured investments that are specific to the property and its operating performance. As there are no observable inputs, these investments are classified as Level 3 on the fair value hierarchy.
Fair value option

The Company elects the fair value option (“FVO”) to carry certain financial assets and financial liabilities at fair value, with changes in fair value recognized in the Consolidated Statements of Operations. The FVO election is irrevocable and is applied to financial instruments on an individual basis at initial recognition or at eligible remeasurement events. Transaction costs incurred to acquire financial assets which are accounted for under the FVO are expensed as incurred. The Company elected to present the accretion of purchase discounts and the amortization of purchase premiums separately from the changes in fair value. Interest income on interest-bearing financial instruments is based on the stated interest rates adjusted for the accretion of purchase discounts and the amortization of purchase premiums.
The Company elects FVO for certain debt securities collateralizing insurance contract liabilities to substantially reduce any accounting mismatch arising from changes in fair value of these assets and changes in the value of their related insurance contract liabilities. The Company also elects FVO on certain financial liabilities which contain embedded derivatives. By electing the FVO, the Company accounts for the entire financial liability at fair value with changes in fair value recognized in earnings, and therefore does not need to account for the derivative separately from the host contract. Additionally, the Company elects the FVO on certain loan assets and equity securities which the Company manages on a fair value basis.
Business combinations

The Company accounts for business combinations using the acquisition method of accounting where the consideration transferred for the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date. Contingent consideration obligations that are elements of the consideration transferred are recognized as of the acquisition date as part of the fair value transferred in exchange for the acquired business. Acquisition-related costs incurred in connection with a business combination are expensed as incurred.
Goodwill

Goodwill represents the excess of cost over the fair value of identifiable net assets of an acquired business. Goodwill is recorded as a separate line item in the Consolidated Statements of Financial Position for Insurance Solutions and included in Other assets for Asset Management. Refer to Note 11 Goodwill and intangible assets for disclosure regarding the goodwill recorded.
Goodwill is tested annually for impairment or more frequently if circumstances indicate impairment may have occurred. The impairment test is performed at the reporting unit level, which is generally at the level of the Company’s operating segments, or a level below. The Asset Management segment comprises a single reporting unit (Asset Management), while the Insurance Solutions segment includes two reporting units: long-term care insurance (“LTC”) and multi-year guaranteed annuity products (“MYGA”). The initial assessment for impairment under the qualitative approach (commonly known as “step zero”) is to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than the carrying amount, a quantitative assessment is performed to measure the amount of impairment loss, if any. The quantitative assessment includes comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized equal to the lesser of (a) the difference between the carrying amount of the reporting unit and its fair value and (b) the total carrying amount of the reporting unit’s goodwill.
Intangible assets
The Company’s intangible assets include investment management contracts included in the Asset Management segment and state insurance licenses in the Insurance Solutions segment. Investment management contracts include payments made to purchase existing investment management contracts from third-party investment managers. The Company recognizes indefinite and definite lived investment management contracts. State insurance licenses are deemed intangible assets with an indefinite useful life. The indefinite useful life assessment for the state insurance licenses is based off the circumstances that these licenses are incapable of being separated from the entity and sold, arise from a contractual and legal right to write insurance policies in respective licensed states, and the expected future economic benefits attributable to the asset will flow to the entity.
Intangible assets with definite useful lives are measured at cost less accumulated amortization and accumulated impairment losses. Amortization is recorded using either the straight-line method or another systematic basis that reflects the pattern in which future economic benefits are expected to be consumed over the remaining useful life of the intangible asset. The useful life is based on the estimated periods that the Company expects to collect management fees, which range from 4 to 7 years. Amortization expense is recognized in the Consolidated Statements of Operations in Amortization and impairment of intangible assets. The indefinite useful life assessment for certain investment management contracts is based on the ability to renew these contracts indefinitely. In addition, there are no legal, regulatory or contractual provisions that limit the useful lives of these intangible assets. Intangible assets with definite useful lives are periodically tested for recoverability when indicators are present that indicate carrying amount of the asset or the asset group is not recoverable. A two-step recoverability test is performed where in first step asset is considered impaired when the carrying amount of asset or the asset group is less than future undiscounted cash flows attributed to asset or the asset group. In second step, an impairment charge is determined as the difference between fair value of the asset less the carrying value of the asset.
Intangible assets with indefinite useful lives are not amortized but are subject to an annual impairment test which is performed more frequently if an indication that it is not recoverable arises. Intangible assets are reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Intangible assets are first qualitatively assessed for indicators of impairment by looking at relevant events and circumstances that can affect the significant inputs used to determine the fair value of the indefinite-lived intangible assets. When results of qualitative test indicate that it is more likely than not that an intangible asset is impaired, a quantitative test is performed comparing intangible asset’s fair value to its carrying value. Intangible assets that are determined to be impaired are written down to their recoverable amount. The recoverable amount is the higher of the value in use and the fair value less costs to sell. If the carrying value exceeds the recoverable amount, these assets are considered impaired.
Additional information regarding intangible assets is included in Note 11 Goodwill and intangible assets.
Compensation and benefits

Compensation consists of base salary, benefits, discretionary and non-discretionary bonuses, severance, and stock-based awards. Compensation costs are recorded in compensation and benefits in the Consolidated Statements of Operations.
Certain employees and non-employees who provide services to the Company are granted equity-based awards as compensation that are measured based on the grant date fair value of the award. Equity-based employee awards that require future service are expensed over the relevant period of service. Under the Company’s performance and restricted share unit (“RSU”) plan (the “RSU Plan”), participants may be granted RSUs, each of which represents a conditional right to receive a common share in the future. The RSUs granted under this plan generally vest over a three -year period with 33% vesting on the first, second and third anniversary. Upon vesting, the RSUs will convert into an equivalent number of shares of common stock. The amount of expense relating to the RSUs is based on the closing market price of the Company’s common stock converted at the applicable exchange rate on the date of grant and is amortized on a straight-line basis over the applicable requisite service period.
Earnings per share
Basic earnings per share is calculated by dividing net income or loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated in the same manner, except that the number of shares is increased to assume the issuance of potentially dilutive shares using the treasury stock method, unless the effect of such increase would be anti-dilutive. Diluted earnings or loss per share attributable to common stockholders is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. Any potentially dilutive shares are excluded from the calculation for periods when there is a net loss attributable to common stockholders to avoid anti-dilutive effects.
Income taxes
The Company’s Consolidated Financial Statements present current and deferred income tax balances for both domestic and foreign operations, including U.S. federal, state and local income taxes. Any interest and penalties when incurred would be reflected within Income tax (expense) benefit as applicable, in the accompanying Consolidated Statements of Financial Position.
Deferred Income Taxes
Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. When evaluating the realizability of the deferred tax assets, all evidence, both positive and negative, is considered. Items considered when evaluating the need for a valuation allowance include the ability to carry back losses, future reversals of existing temporary differences, tax planning strategies, and expectations of future earnings.
For a particular tax-paying component of an entity and within a particular tax jurisdiction, deferred tax assets and liabilities are offset and presented as a single amount within Other assets or Accrued expenses and other liabilities, as applicable, in the accompanying Consolidated Statements of Financial Position.
Uncertain Tax Positions
The Company analyzes its tax filing positions in all jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, the Company determines that uncertainties in tax positions exist, a reserve is established. The reserve for uncertain tax positions is recorded in Accrued and Other Liabilities in the accompanying Consolidated Statements of Financial Position. The Company recognizes accrued interest and penalties related to uncertain tax positions within the provision for income taxes in the Consolidated Statements of Operations.
The Company assesses uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (b) those tax positions that meet the more-likely-than-not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Any required liability reduces the tax benefit from the position to the amount determined under step (b), above.
Debt issuance costs
Debt issuance costs consist of costs incurred in obtaining financing and are amortized over the term of the financing using the effective interest method. These costs are generally recorded as a direct deduction from the carrying amount of the related debt liability in the Consolidated Statements of Financial Position. Costs incurred as a result of debt modification are either capitalized or expensed depending on if debt is considered extinguished or modified.

Warrants

The Company accounts for warrants as either equity or liabilities based on an assessment of the warrants’ terms. The assessment considers whether the warrants are freestanding financial instruments, if the warrants are required to be classified as a liability or meet the definition of a derivative asset or a liability under derivative guidance. When the warrants meet the definition of a derivative, the Company evaluates whether warrants meet the scope exception that allow warrants to be classified as equity. The common scope exception applied to derivate warrants is that warrants are considered indexed to the Company’s equity which allows warrants to be classified as equity. Warrant classification assessment requires the use of judgment, is conducted at the time of issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For warrants that either meet the liability classification or are a derivative asset or liability without an available scope exception to classify as equity, warrants are initially and subsequently measured at fair value with changes in fair value presented in the current period earnings. Warrants that meet all of the criteria to be recorded as equity, are required to be recorded as a component of Additional paid-in capital in the Consolidated Statements of Financial Position at the time of issuance.
Recently adopted accounting pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts (Topic 944). The update provides guidance to the existing recognition, measurement, presentation and disclosure requirements for long-duration contracts issued by an insurance entity. The FASB subsequently issued ASU 2019-09 in November 2019 and ASU 2020-11 in November 2020, which amended the effective date for this standard and provided transition relief to facilitate early application for long duration contracts. The standard will now take effect for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022.

These updates amend four key areas pertaining to the accounting and disclosures for long-duration insurance and investment contracts and are commonly referred to as long duration targeted improvements (“LDTI”).

1.The update requires cash flow assumptions used to measure the liability for future policy benefits to be updated at least annually and no longer allows a provision for adverse deviation. The remeasurement of the liability associated with the update of assumptions is required to be recognized in net income. Loss recognition testing is eliminated for traditional and limited-payment contracts. The update also requires the discount rate used in measuring the liability to be an upper-medium grade fixed income instrument yield, which is to be updated at each reporting date. The change in liability due to changes in the discount rate is to be recognized in OCI.
2.The update simplifies the amortization of DAC and other balances amortized in proportion to premiums, gross profits, or gross margins, requiring such balances to be amortized on a constant level basis over the expected term of the contracts. Deferred costs are required to be written off for unexpected contract terminations but are not subject to impairment testing.
3.The update requires certain contract features meeting the definition of market risk benefits to be measured at fair value. The change in fair value of the market risk benefits is to be recognized in net income, excluding the portion attributable to changes in instrument-specific credit risk which is recognized in OCI.
4.The update also introduces disclosure requirements around the liability for future policy benefits, policyholder account balances, market risk benefits, and deferred acquisition costs. This includes disaggregated rollforwards of these balances and information about significant inputs, judgments, assumptions and methods used in their measurement.

The Company adopted these updates on January 1, 2023 and, for all provisions of the update, applied a retrospective transition approach. Refer to Note 13, Deferred acquisition costs through Note 16, Reinsurance for the effects of long-duration targeted improvements (“LDTI”) on the Consolidated Financial Statements.

In June 2022, the FASB issued ASU 2022-03, ASC 820, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. According to ASU 2022-03, an entity should not consider the contractual sale restriction when measuring the equity security’s fair value and an entity is not allowed to recognize a contractual sale restriction as a separate unit of account. ASU 2022-03 is effective for fiscal years beginning after

December 15, 2023, and interim periods within those fiscal years. The Company adopted this accounting standard effective January 1, 2024 and its adoption on a prospective basis did not have a material impact on the consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances disclosure of significant segment expenses by requiring disclosure of significant segment expenses regularly provided to the chief operating decision maker, extending certain annual disclosures to interim periods, and permitting more than one measure of segment profit or loss to be reported under certain conditions. The amendments are effective for the Company in years beginning after December 15, 2023, and interim periods within years beginning after December 15, 2024. Early adoption of ASU 2023-07 is permitted, including adoption in any interim period for which financial statements have not been issued. The Company adopted this effective January 1, 2023 and has provided comparative segment disclosures including effects of this ASU for annual periods ending December 31, 2023, and December 31, 2024.

Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires additional quantitative and qualitative income tax disclosures to allow readers of the financial statements to assess how the Company’s operations, related tax risks and tax planning affect its tax rate and prospects for future cash flows. For public business entities, ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that the adoption of this ASU will have on its Consolidated Financial Statements.
In March 2024, the FASB issued ASU 2024-01, Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies how an entity determines whether a profits interest or similar award (hereafter a “profits interest award”) is (1) within the scope of FASB ASC 718, Share-Based Payments, or (2) not a share-based payment arrangement and therefore within the scope of other guidance. This ASU will be effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The Company has determined that the ASU will not have a material impact on its Consolidated Financial Statements.
In March 2024, the FASB issued ASU 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements. This ASU contains amendments to the Codification that remove references to various FASB Concepts Statements. The effort facilitates Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance and other minor improvements. While the amendments are not expected to result in significant changes for most entities, the FASB provided transition guidance since some entities could be affected. This ASU will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has determined that the ASU will not have a material impact on its Consolidated Financial Statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures. This ASU requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The ASU requires presentation in a tabular format of each pertinent expense category on the face of the income statement, such as employee compensation, depreciation, amortization of intangible assets, and other applicable expenses. This ASU will be effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption of the ASU is permitted, including adoption in any interim period for which financial statements have not been issued. The Company is currently evaluating the impact of adopting this ASU on its Consolidated Financial Statements.

Significant accounting policies – Asset Management

The material accounting policies applicable to the Asset Management business are described below.
Revenues

The Company provides investment management and related services to investment funds, CLOs, and other vehicles. The Company’s contracts generally impose single performance obligations, each consisting of a series of similar related services to the customers. The performance obligations are generally satisfied over time as the customers simultaneously receive and consume the benefits of the services rendered and are measured using an output method. The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled in exchange for those goods or services (i.e., the transaction price). When determining the transaction price, the Company recognizes variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Additionally, when another party is involved in the Company’s provision of services, the Company determines whether it is the principal which results in the Company presenting revenue gross with a corresponding expense, or is an agent which results in net revenue presentation. The Company evaluates each arrangement separately, considering the transfer of control of the services, as well as, each party’s rights and obligations, including price discretion, inventory risk, and primary responsibility to the end customer.
Customers are billed regularly, typically quarterly and shortly after the control of services have been transferred to the customer. Amounts billed are recorded as receivables and require payment on a short-term basis and, therefore, the contracts do not contain a significant financing component. Additionally, the Company’s customers do not have a right to return the provided services. Fees earned from the Company’s consolidated entities are eliminated in consolidation.
The Company’s revenues include (i) Management fees, (ii) Incentive fees, (iii) Servicing fees, and (iv) Performance allocations.
Management fees
The Company provides investment management services to investment funds, CLOs, and other vehicles in exchange for a management fee. Management fees are determined quarterly using an annual rate which are generally based upon (i) a percentage of the capital committed during the commitment period, and thereafter based on the remaining invested capital of unrealized investments, or (ii) net asset value, gross assets, or as otherwise provided in the respective agreements. Management fees are recognized over time, during the period in which the related services are performed. Uncollected amounts are classified as Other assets in the Consolidated Statements of Financial Position.
Incentive fees
The Company provides investment management services to investment funds, CLOs, managed accounts and other vehicles in exchange for a management fee, as discussed above and, in some cases an incentive fee, a type of performance revenue. The incentive fee consists of two parts: (i) an income incentive fee which is based on pre-incentive fee net investment income in excess of a hurdle rate and (ii) a capital gains incentive fee which is based on cumulative realized capital gains and losses and unrealized capital depreciation. Incentive fees are considered a form of variable consideration as they are based the fund achieving certain investment return hurdles. Accordingly, the recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund. Uncollected amounts are classified as Other assets in the Consolidated Statements of Financial Position.
Servicing fees

The Company provides administrative and reporting services to Sierra Crest Investment Management LLC (“SCIM”) in respect of the management of an investment fund (“ACIF”) in exchange for a servicing fee. The servicing fee is variable consideration as it is calculated quarterly based on the fees received by SCIM under its advisory agreement with ACIF, less a specified fee retained by SCIM, debt servicing expense, compensation and other certain expenses SCIM incurs in connection with investment advisory services it provides to ACIF. As the Company determined it acts as the agent in this relationship, the Company recognizes in income the amount it is entitled to receive or obligated to pay. In the Consolidated Statements of Financial Position, uncollected amounts are classified as Due from related parties when money is owed to the Company and money owed by the Company is presented as Due to related parties.
Performance allocations
The Company provides investment management services to investment funds in exchange for a management fee as discussed above and, in some cases a performance allocation. Performance allocations are an allocation of capital that the Company receives in exchange for managing an investment company and are based on pre-incentive fee net investment income in excess of a hurdle rate. Performance allocations are variable consideration as these fees receive an allocation of capital after the investors receive a defined internal rate of return. As variable consideration, recognition of such fee is deferred until it is probable that a significant reversal in the amount of cumulative revenue will not occur, which is generally upon liquidation of the investment fund. Uncollected amounts are classified as Other assets in the Consolidated Statements of Financial Position.
Investments
Investments consist of loans and equity securities.
Loans
Loans consist of corporate loans that are classified as held for investment (“HFI”) since the Company has the ability and intent to hold the loan in the foreseeable future. These assets are recorded at amortized cost basis on the financial statements. The amortized cost basis is the amount the investment is originated or acquired, adjusted for applicable accrued interest, accretion, or amortization of premium, discount, and net deferred fees or costs, and an allowance for credit losses.
Equity securities
Equity securities consist primarily of investments in common stock of companies and mutual funds. These investments are recognized at fair value with changes in fair value recognized in earnings.
Significant accounting policies – Insurance Solutions
The material accounting policies applicable to the Insurance Solutions business are described below.
Investments
Investments consist primarily of the following: U.S. government and agency obligations; U.S. state, territories and municipalities obligations, government and agency obligations, corporate, CLOs, corporate loans, asset and mortgage-backed securities, mortgage loans, equity securities, and other invested assets.
Debt securities
The Company accounts for its debt securities at fair value as either AFS or under the fair value option. Classification is dependent on a variety of factors, including expected holding period. The Company makes the accounting policy election at the time of purchase or at eligible remeasurement events.

Unrealized gains and losses for AFS debt securities, calculated as the difference between fair value and amortized cost basis, exclusive of allowances for credit losses, are generally reflected in AOCI. The deferred income tax consequences of unrealized holding gains and losses on AFS securities are also reported in OCI, resulting in a net presentation within OCI. Any component of the overall change in fair value that may be associated with foreign exchange gains and losses on an AFS securities is treated in a manner consistent with the remaining overall change in the instrument’s fair value.
Gains and losses from debt securities under fair value option and sales of an AFS securities that result in gains and losses are recognized in Net gains (losses) from investment activities in the Consolidated Statements of Operations. The gain or loss for AFS debt securities are recognized on a FIFO basis and calculated as the difference between the sale proceeds and the security’s amortized cost basis (reduced by any allowance for credit losses).
Equity securities
Equity securities consist primarily of investments in common stock of companies and mutual funds. These investments are recognized at fair value with changes in fair value recognized in earnings. Certain investments are valued using the net asset value (“NAV”) per share equivalent calculated by the investment manager as a practical expedient to determine an independent fair value.
Mortgage loans
Mortgage loans are classified as HFI and are reported in the Consolidated Statements of Financial Position at their amortized cost basis. The amortized cost basis is the amount the investment is originated or acquired, adjusted for applicable accrued interest, accretion, or amortization of premium, discount, and net deferred fees or costs, and an allowance for credit losses.
Fair value option
The Company may elect the FVO to carry at fair value for certain financial assets and financial liabilities, including certain debt securities.
Other invested assets
Other invested assets include CLOs, asset-backed securities, and corporate loans. CLOs and asset-backed securities are recognized at fair value using the FVO. Corporate loans are recognized as either HFI or FVO.
Derivative instruments
Freestanding derivatives are instruments that the Company has entered into as part of their overall risk management strategies. Such contracts include interest rate swaps to convert floating-rate interest receipts to fixed-rate interest receipts to reduce exposure to interest rate changes. All derivatives are recognized in Derivatives liability and are presented on a gross basis in the Consolidated Statements of Financial Position and measured at fair value. Changes in fair value are recorded in Accumulated Other Comprehensive Income as the swaps are in hedging relationships, with changes in fair value reclassified into Interest income in the same period as the hedged transactions affect earnings. Any interest accruals will flow through earnings as adjustments to Interest income. The Company’s derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. The Company attempts to reduce this risk by limiting its counterparties to major financial institutions with strong credit ratings.
To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction. This documentation identifies how the hedging instrument is expected to mitigate the designated risk related to the hedged item and the method that will be used to retrospectively and prospectively assess the hedge effectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the hedge accounting relationship.
The Company issues and reinsures products or purchases investments that contain embedded derivatives. If it determines an embedded derivative has economic characteristics not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for separately, unless the FVO is elected on the host contract. Under the FVO, bifurcation of the embedded derivative is not necessary as the entire contract is carried at fair value with all related gains and losses recognized in Net gains (losses) from investment activities in the Consolidated Statements of Operations. Embedded derivatives are carried at fair value in the Consolidated Statements of Financial Position in the same line item as the host contract.
Additionally, reinsurance agreements written on a funds withheld or modco basis contain embedded derivatives. The Company has determined that the obligation to pay the total return on the assets supporting the funds withheld liability represents a total return swap with a floating rate leg. The fair value of embedded derivatives on funds withheld and modco agreements is computed as the unrealized gain (loss) on the underlying assets and is included within the funds withheld under reinsurance contracts in the Consolidated Statements of Financial Position.
The change in the fair value of the embedded derivatives is recorded in Net investment income (loss) on funds withheld in the Consolidated Statements of Operations.
Insurance
The Company’s insurance operations include providing insurance and reinsurance related to LTC, and reinsurance for MYGA products. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks. The MYGA contracts were deemed to be investment contracts as reported as Interest sensitive contract liabilities in the Consolidated Statements of Financial Position. Insurance revenue is comprised primarily of premiums and investment income. For traditional long-duration insurance contracts, the Company reports premiums as revenue when due. Premiums received on MYGA products (a product without significant mortality risk) are not reported as revenue but rather as deposit liabilities. The Company recognizes revenue for charges on these contracts, mostly relating to surrender charges. Interest credited to policyholder accounts is charged to expense.
Future policy benefit reserves represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums. The liability is measured for each group of contracts (i.e., cohorts) using current cash flow assumptions. Contracts are grouped into cohorts by line of business, product type and cash flow streams, based on the date the policy was acquired (which for the entire LTC portfolio is the date of the acquisition of Ability Insurance). Future policy benefit reserves are adjusted each period because of updating lifetime net premium ratios for differences between actual and expected experience with the retroactive effect of those variances recognized in current period earnings. The Company reviews at least annually in the third quarter, future policy benefit reserves cash flow assumptions, and if the review concludes that the assumptions need to be updated, future policy benefit reserves are adjusted retroactively based on the revised net premium ratio using actual historical experience, updated cash flow assumptions, and the locked-in discount rate with the effect of those changes recognized in current period earnings.
As the Company’s LTC business is in run-off, the locked-in discount rate is used for the computation of interest accretion on future policy benefit reserves recognized in earnings. However, cash flows used to estimate future policy benefit reserves are also discounted using an upper-medium grade (i.e., low credit risk) fixed-income instrument yield reflecting the duration characteristics of the liabilities and is updated each reporting period with changes recorded in AOCI. As a result, changes in the current discount rate at each reporting period are recognized as an adjustment to AOCI and not earnings each period, whereas, changes relating to cash flow assumptions are recognized in the Insurance Solutions section of the Consolidated Statements of Operations.

Liabilities for the MYGA investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest through the financial statement date. See Note 15 Interest sensitive contract liabilities for further information.
Reinsurance
A reinsurance contract is a type of insurance contract that is issued by an entity (the reinsurer) to compensate another entity (the cedant) for claims arising from insurance contract(s) issued by the cedant.
Consistent with the overall business strategy, the Company assumes certain policy risks written by other insurance companies and cedes insurance risks to reinsurers. Reinsurance accounting is applied for reinsurance transactions when risk transfer provisions have been met. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. The Company does not have any assumed or ceded reinsurance contracts for the LTC line of business that do not meet risk transfer requirements. As noted above, the assumed MYGA line of business does not meet the risk requirements as noted above and is therefore considered an investment contract under U.S. GAAP.
The Company uses ceded reinsurance contracts in the normal course of business to manage its risk exposure. For each of its reinsurance agreements, cessions under reinsurance agreements do not discharge the Company’s obligations as the primary insurer. Reinsurance assets represent the benefit derived from reinsurance agreements in-force at the reporting date, considering the financial condition of the reinsurer. Amounts recoverable from reinsurers are estimated in accordance with the terms of the relevant reinsurance contract and historical reinsurance recovery information. Amounts recoverable from reinsurers are based on what the Company believes are reasonable estimates and the balance is reported as an asset in the Insurance section of the Consolidated Statements of Financial Position. However, the ultimate amount of the Reinsurance recoverable is not known until all claims are settled.
Ceded reinsurance – Funds withheld with Front Street Re
The Company has a coinsurance with funds withheld arrangement with Front Street Re covering a significant portion of the LTC business (the “Medico” block of policies). Under the funds withheld arrangement, assets are retained by the Company; however, all investment activity pertaining to those assets are passed through to Front Street Re. Investment activity includes any interest income, unrealized gains, and losses, and realized gains and losses from sales on these assets. The liability for this Funds Held agreement is in the liability section of the Insurance section of the Consolidated Statements of Financial Position, and the income statement items related to this contract are in the line item Net investment income (loss) on funds withheld in the Insurance Solutions section of the Consolidated Statements of Operations.
Ceded reinsurance – Modified coinsurance with Vista Life and Casualty Reinsurance Company
The Company also has a modified coinsurance (“Modco”) agreement with Vista Life and Casualty Reinsurance Company (“Vista”). Pursuant to such agreement, the Company retains assets in a designated custody account to support the quota share of the ceded Modco reserves. Similar to a funds withheld arrangement, all investment activity pertaining to those assets are passed through to Vista. Investment activity includes any interest income, unrealized gains, and losses, and realized gains and losses from sales on these assets. The liability for this fund held agreement is netted against the reinsurance recoverable of the Insurance section of the Consolidated Statements of Financial Position, and the income statement items related to this contract are in the line item Net investment income (loss) on funds withheld in the Insurance Solutions section of the Consolidated Statements of Operations.
Ceded reinsurance – Embedded derivatives
As the return on receivables or payable balances under the arrangements with Front Street Re and Vista are not clearly and closely related to the host insurance contract, these contracts are deemed to contain embedded derivatives, which are measured at fair value based on the fair value of the assets held by the Company in designated portfolios to support the underlying liability. The fair value of the embedded derivatives for the funds withheld and Modco agreements are included in the Funds held under reinsurance contracts (Front Street Re) and reinsurance contract assets line items (Vista) in the Consolidated Statements of Financial Position, respectively.
Deferred acquisition costs (“DAC”)
The Company incurs significant costs in connection with its renewals for its MYGA business. Costs that are related directly to the successful acquisition or renewal of MYGA contracts are capitalized as DAC. Such costs for the Company are comprised mostly of incremental direct costs of contract acquisitions and renewals, which for the Company are primarily commissions. DAC related to products with significant revenue streams from sources other than investment of the policyholder funds or with significant surrender charges are amortized to expense on a straight-line basis, at the individual level over the expected term of the related contract. The amortization of deferred acquisition costs is recorded within Amortization of deferred acquisition costs in the Consolidated Statements of Operations.
All other acquisition-related costs, as well as all indirect costs, are expensed as incurred.
Note 3. Business Combinations

Acquisition of Ovation

On July 5, 2023, the Company completed the transactions under its membership interest and asset purchase agreement (the “Ovation Purchase Agreement”) to acquire 100% of the interests of Ovation Fund Management II LLC (“Ovation”), a Texas-based specialty-finance focused asset manager, and in connection therewith ML Management became the investment advisor to the platform. Ovation’s platform is focused on investments in commercial lending, real estate lending, consumer finance and litigation finance, and contributes to the Company’s fee related earnings. The Company paid $0.3 million in cash and issued an aggregate of 3,186,398 common shares with a fair value of $6.8 million for a total purchase consideration of $7.1 million. On closing of the acquisition, Ovation’s line of credit remained in place and had an outstanding balance of $1.9 million. Management of the Ovation platform is part of the Company’s Asset Management segment.
The acquisition of Ovation was accounted for as a business combination and the Company was identified as the accounting acquirer. The acquisition of Ovation was accounted for using the acquisition method. The acquisition resulted in the Company recording excess consideration paid of $1.0 million to goodwill and is primarily attributable to expected synergies of the combined businesses and the acquisition of an assembled workforce knowledgeable of the asset management industry. The goodwill and intangible asset resulting from the acquisition are tax deductible.
The following table summarizes information related to this acquisition as of the acquisition date.

Fair value of consideration transferred
Common stock	$6,798
Cash	339
Total	$7,137

Recognized amounts of identifiable assets acquired and liabilities assumed:
Assets:
Cash	$10
Accounts receivable	149
Deferred incentive fees	632
Prepaid expenses	23
ROU asset	261
Intangible asset – Investment Management Agreement	7,250

Liabilities:
Accounts payable	58
Interest payable	6
Lease liability	261
Line of credit	1,863
Total identifiable net assets	6,137
Goodwill	$1,000

Total transaction costs related to the Ovation acquisition of $0.9 million were expensed during the year ended December 31, 2023. These costs are included within Transaction costs in the Consolidated Statements of Operations.
As part of the acquisition of Ovation, an intangible asset representing the Investment Management Agreement for the Ovation sponsored funds – Ovation Alternative Income Fund-A LP and Ovation Alternative Income Fund LP was recognized. For tax purposes, both the investment management agreement and goodwill are considered deductible for tax purposes. The Investment Management Agreement has been deemed to have a useful life of ten years. This useful life has been revised down to four years at December 31, 2024. See further detail on the impairment assessment of this intangible asset in Note 11 Goodwill and intangible assets. The line of credit was repaid during the year ended December 31, 2023.
As of July 5, 2023, Ovation’s financial results are reflected in these Consolidated Financial Statements. Ovation’s revenues of $3.5 million and net loss of $0.9 million are included in the Consolidated Statement of Operations for the year ended December 31, 2023.

Note 4. Net gains (losses) from investment activities

The table below summarizes the net gains (losses) from investment activities:

For the years ended December 31,	2024				2023
	Net realized gains (losses)	Net unrealized gains (losses)	Credit Losses	Total	Net realized gains (losses)	Net unrealized gains (losses)	Credit losses	Total
Asset Management
Debt securities:
Corporate	$—	$—	$—	$—	$(2,950)	$—	$—	$(2,950)
Equity securities	338	(1,573)	—	(1,235)	82	(271)	—	(189)
Contingent value right	—	—	—	—	2,950	—	—	2,950
Debt obligation	—	(296)	—	(296)	—	85	—	85
Net gains (losses) from investment activities — Asset Management	338	(1,869)	—	(1,531)	82	(186)	—	(104)
Investments of consolidated VIEs	—	—	—	—	(53)	544	—	491
Notes payable of consolidated VIEs	—	—	—	—	—	(731)	—	(731)
Net gains (losses) from investment activities — Asset Management including consolidated VIEs	$338	$(1,869)	$—	$(1,531)	$29	$(373)	$—	$(344)

Insurance Solutions
Debt securities:
U.S. state, territories and municipalities	$(5)	$(10)	$—	$(15)	$(2)	$77	$—	$75
Other government and agency	—	(18)	—	(18)	—	8	—	8
Corporate	(165)	(3,710)	—	(3,875)	1	6,723	—	6,724
Asset and mortgage- backed securities	(158)	4,041	—	3,883	433	8,188	—	8,621
Corporate loans	110	(594)	—	(484)	(84)	687	—	603
Mortgage loans	—	—	(4,693)	(4,693)	4	(2)	(996)	(994)
Equity securities	(3)	785	—	782	(133)	1,063	—	930
Other invested assets	2	(4,255)	462	(3,791)	14	91	174	279
Net gains (losses) from investment activities — Insurance Solutions	(219)	(3,761)	(4,231)	(8,211)	233	16,835	(822)	16,246
Investments of consolidated VIEs	107	(3,177)	—	(3,070)	1,116	(2,303)	—	(1,187)
Net gains (losses) from investment activities — Insurance Solutions including consolidated VIEs	$(112)	$(6,938)	$(4,231)	$(11,281)	$1,349	$14,532	$(822)	$15,059

Note 5. Net investment income

Net investment income for the Insurance Solutions segment is comprised primarily of Interest income and Dividend income from common and preferred stock. The table below summarizes Net investment income:

For the years ended December 31,	2024	2023
Debt securities	$54,253	$45,634
Corporate loans	8,985	8,567
Mortgage loans	9,091	11,734
Equity securities	1,765	1,220
Other	3,740	3,956
Gross investment income:	77,834	71,111
Less:
Investment expenses	(3,196)	(1,423)
Net investment income	$74,638	$69,688

Investment income - consolidated VIEs	18,152	18,076
Net investment income — Insurance Solutions including consolidated VIEs	$92,790	$87,764
Note 6. Investments

The following table outlines the carrying value of the Company’s investments:

As of	December 31, 2024	December 31, 2023
Asset Management
Corporate loans	$13,287	$13,287
Equity securities	2,276	6,056
Equity method	5,807	7,067
Total investments - Asset Management	$21,370	$26,410

Insurance Solutions
Debt securities	$615,460	$578,635
Corporate loans	114,735	132,628
Mortgage loans	147,640	123,725
Equity securities	16,404	17,698
Other invested assets	21,317	31,602
Total investments - Insurance Solutions	$915,556	$884,288
Corporate loans of consolidated VIEs	125,757	124,637
Equity securities of consolidated VIEs	141	—
Total investments - Insurance Solutions, including consolidated VIEs	1,041,454	1,008,925
Total investments	$1,062,824	$1,035,335

Financial assets

The following tables summarize the measurement categories of financial assets held by the Company as of December 31, 2024, and December 31, 2023:

As of December 31, 2024	Fair value	Amortized cost	Fair value option	Total(1)
Financial assets
Asset Management
Corporate loans	$—	$13,287	$—	$13,287
Equity securities	2,276	—	—	2,276
Total financial assets — Asset Management(2)	$2,276	$13,287	$—	$15,563

Insurance Solutions
Debt securities:
U.S. government and agency	$8,075	$—	$—	$8,075
U.S. state, territories and municipalities	3,370	—	1,882	5,252
Other government and agency	—	—	2,369	2,369
Corporate	119,895	—	106,354	226,249
Asset and mortgage-backed securities	253,935	—	119,581	373,516
Corporate loans	—	—	114,734	114,734
Mortgage loans	—	147,640	—	147,640
Equity securities	16,404	—	—	16,404
Other invested assets(3)	3,632	16,742	943	21,317
Total financial assets — Insurance Solutions	$405,311	$164,382	$345,863	$915,556
Corporate loans of consolidated VIEs	—	—	125,757	125,757
Equity securities of consolidated VIEs	141	—	—	141
Total financial assets — Insurance Solutions, including consolidated VIEs	405,452	164,382	471,620	1,041,454
Total financial assets	$407,728	$177,669	$471,620	$1,057,017
(1)The methodologies used in determining the values of investments are described in Note 2 Summary of significant accounting policies.
(2)The MLC US Holdings Credit Facility (as hereinafter defined) is collateralized by assets held by MLC US Holdings, including assets totaling $31.2 million as of December 31, 2024.
(3)Other invested assets primarily include structured securities and loan receivables.

As of December 31, 2023	Fair value	Amortized cost	Fair value option	Total(1)
Financial assets
Asset Management
Corporate loans	$—	$13,287	$—	$13,287
Equity securities(2)	6,056	—	—	6,056
Total financial assets — Asset Management(3)	$6,056	$13,287	$—	$19,343
Insurance Solutions
Debt securities:
U.S. government and agency	$7,845	$—	$—	$7,845
U.S. state, territories and municipalities	3,560	—	1,911	5,471
Other government and agency	—	—	2,396	2,396
Corporate	82,314	—	109,032	191,346
Asset and mortgage-backed securities	254,040	—	117,538	371,578
Corporate loans	—	—	132,627	132,627
Mortgage loans	—	123,725	—	123,725
Equity securities	17,698	—	—	17,698
Other invested assets(4)	4,971	20,997	5,634	31,602
Total financial assets — Insurance Solutions	$370,428	$144,722	$369,138	$884,288
Corporate loans of consolidated VIEs	—	—	124,637	124,637
Total financial assets — Insurance Solutions, including consolidated VIEs	370,428	144,722	493,775	1,008,925
Total financial assets	$376,484	$158,009	$493,775	$1,028,268
(1)The methodologies used in determining the values of investments are described in Note 2 Summary of significant accounting policies.
(2)On April 29, 2022, ML Management seeded Opportunistic Credit Interval Fund ("OCIF"), a closed-end, diversified management investment company $0.1 million. On October 5, 2022, ML Management invested an additional $4.0 million in OCIF. Investment in OCIF was reclassified from equity method Investment to equity securities at September 30, 2023 due to the decrease in ownership interest to below 20%.
(3)The MLC US Holdings Credit Facility (as hereinafter defined) is collateralized by assets held by MLC US Holdings, including assets totaling $27.8 million as of December 31, 2023.
(4)Other invested assets primarily include structured securities and loan receivables.

Available-for-sale – Insurance Solutions

The following table represents the amortized cost, gross unrealized gains, gross unrealized losses, and fair value of AFS investments by asset type:

As of December 31, 2024	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value(1)
Financial assets
Insurance Solutions
Debt securities:
U.S. government and agency	$8,627	$13	$(565)	$8,075
U.S. state, territories and municipalities	4,268	—	(898)	3,370
Corporate	133,527	1,196	(14,827)	119,896
Asset and mortgage-backed securities	258,482	2,089	(6,637)	253,934
Other invested assets	5,321	—	(1,689)	3,632
Total AFS — Insurance Solutions	$410,225	$3,298	$(24,616)	$388,907

As of December 31, 2023	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value(1)
Financial assets
Insurance Solutions
Debt securities:
U.S. government and agency	$8,376	$25	$(557)	$7,844
U.S. state, territories and municipalities	4,381	—	(821)	3,560
Corporate	94,686	958	(13,330)	82,314
Asset and mortgage-backed securities	269,041	1,056	(16,056)	254,041
Other invested assets	5,118	26	(173)	4,971
Total AFS — Insurance Solutions	$381,602	$2,065	$(30,937)	$352,730

(1)There is no allowance for credit losses for AFS investments for both years ended December 31, 2024 and December 31, 2023.

The maturity distribution for AFS securities is as follows:

	December 31, 2024
	Cost or amortized cost	Fair value
Due in one year or less	$20,820	$20,833
Due after one year through five years	80,245	80,388
Due after five years through ten years	150,279	147,571
Due after ten years	158,881	140,115
Total AFS securities	$410,225	$388,907

Actual maturities can differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
The following table provides information about AFS securities for which an allowance for credit losses has not been recorded aggregated by category and length of time that securities have been continuously in an unrealized loss position:

	Less than 12 months		12 months or more		Total
As of December 31, 2024	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Insurance Solutions
Debt securities:
U.S. government and agency	$983	$(50)	$4,725	$(515)	$5,708	$(565)
U.S. state, territories and municipalities	—	—	3,370	(898)	3,370	(898)
Corporate	31,867	(629)	48,706	(14,199)	80,573	(14,828)
Asset and mortgage-backed securities	50,961	(1,405)	91,990	(5,231)	142,951	(6,636)
Other invested assets	—	—	3,632	(1,689)	3,632	(1,689)
Total AFS securities in a continuous loss position	$83,811	$(2,084)	$152,423	$(22,532)	$236,234	$(24,616)

	Less than 12 months		12 months or more		Total
As of December 31, 2023	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Insurance Solutions
Debt securities:
U.S. government and agency	$—	$—	$5,475	$(557)	$5,475	$(557)
U.S. state, territories and municipalities	—	—	3,560	(821)	3,560	(821)
Corporate	9,551	(77)	49,219	(13,252)	58,770	(13,329)
Asset and mortgage-backed securities	26,183	(2,026)	195,064	(14,031)	221,247	(16,057)
Other invested assets	4,971	(173)	—	—	4,971	(173)
Total AFS securities in a continuous loss position	$40,705	$(2,276)	$253,318	$(28,661)	$294,023	$(30,937)

Unrealized gains and losses can be created by changing interest rates or several other factors, including changing credit spreads. The Company had gross unrealized losses on below investment grade AFS securities of $24.6 million and $30.9 million as of December 31, 2024 and December 31, 2023, respectively. The single largest unrealized loss on AFS securities was $1.2 million and $1.3 million as of December 31, 2024, and December 31, 2023, respectively. The Company had 359 and 286 positions in an unrealized loss position as of December 31, 2024, and December 31, 2023, respectively.
As of December 31, 2024, and December 31, 2023, AFS securities in an unrealized loss position for 12 months or more consisted of 216 and 261 debt securities. These debt securities primarily relate to Corporate, and U.S. state, municipal and political subdivisions securities, which have depressed values due primarily to an increase in interest rates since the purchase of these securities. Unrealized losses were not recognized in net income on these debt securities since the Company neither intends to sell the securities nor does it believe that it is more likely than not that it will be required to sell these securities before recovery of their cost or amortized cost basis. For securities with significant declines in value, individual security level analysis was performed utilizing underlying collateral default expectations, market data, and industry analyst reports.
Mortgage and corporate loans

Mortgage and corporate loans consist of the following:

	December 31, 2024	December 31, 2023
Asset Management
Corporate loans	$13,586	$13,586
Total corporate loans	13,586	13,586
Allowance for credit losses	(299)	(299)
Total corporate loans, net of allowance for credit losses	$13,287	$13,287

Insurance Solutions
Commercial real estate mortgage loans	$60,429	$60,449
Multi-family mortgage loans	93,186	64,529
Other invested assets - corporate loans	17,820	22,537
Total mortgage and corporate loans	171,435	147,515
Allowance for credit losses	(7,053)	(2,793)
Total mortgage and other invested assets - corporate loans, net of allowance for credit losses	$164,382	$144,722

The maturity distribution for commercial real estate, multi-family mortgage loans and corporate loans were as follows as of December 31, 2024:

Asset Management	Corporate loans
2025	$—
2026	—
2027	—
2028	—
2029 and thereafter	13,586
Total	$13,586

Insurance Solutions	Commercial real estate mortgage loans	Multi-family mortgage loans	Other invested assets - corporate loans	Total loans
2025	$32,024	$62,060	$—	$94,084
2026	15,416	24,857	—	40,273
2027	8,079	6,269	—	14,348
2028	4,910	—	—	4,910
2029 and thereafter	—	—	17,820	17,820
Total	$60,429	$93,186	$17,820	$171,435

Actual maturities could differ from contractual maturities, because borrowers may have the right to prepay (with or without prepayment penalties) and loans may be refinanced.
The carrying value by credit risk and loan type were as follows:

Asset Management	December 31,
Loans – carrying value by credit risk	2024		2023
Level 1	$13,586	100%	$13,586	100%
Level 2	—	—%	—	—%
Level 3	—	—%	—	—%
Level 4	—	—%	—	—%
Level 5	—	—%	—	—%
Total by credit risk	$13,586	100%	$13,586	100%

Asset Management	December 31,
Loans – carrying value by loan type	2024		2023
Corporate loans	$13,586	100%	$13,586	100%
Total by loan type	$13,586	100%	$13,586	100%

Insurance Solutions	December 31,
Loans – carrying value by credit risk	2024		2023
Level 1	$22,731	13.3%	$27,531	18.7%
Level 2	83,448	48.6%	79,334	53.8%
Level 3	6,997	4.1%	24,902	16.9%
Level 4	—	—%	6,305	4.3%
Level 5	58,259	34.0%	9,443	6.4%
Total by credit risk	$171,435	100%	$147,515	100%

Insurance Solutions	December 31,
Loans – carrying value by loan type	2024		2023
Commercial real estate mortgage loans	$60,429	35.2%	$60,449	41.0%
Multi-family mortgage loans	93,186	54.4%	64,529	43.7%
Other invested assets - corporate loans	17,820	10.4%	22,537	15.3%
Total by loan type	$171,435	100%	$147,515	100%

The following table summarizes the activity related to the allowance for credit losses for the years ended December 31, 2024 and 2023:

Asset Management	Corporate loans	Total loans
Balance, December 31, 2023	$299	$299
Charge-offs	—	—
Recoveries	—	—
Provision for credit losses	—	—
Balance, December 31, 2024	$299	$299

Insurance Solutions	Commercial real estate mortgage loans	Multi-family mortgage loans	Corporate loans	Total loans
Balance, December 31, 2023	$632	$620	$1,541	$2,793
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Provision for credit losses	1,983	2,740	(463)	4,260
Balance, December 31, 2024	$2,615	$3,360	$1,078	$7,053

Asset Management	Corporate loans	Total loans
Balance, December 31, 2022	$299	$299
Charge-offs	—	—
Recoveries	—	—
Provision for credit losses	—	—
Balance, December 31, 2023	$299	$299

Insurance Solutions	Commercial real estate mortgage loans	Multi-family mortgage loans	Corporate loans	Total loans
Balance, December 31, 2022	$46	$97	$1,715	$1,858
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Provision for credit losses	586	523	(174)	935
Balance, December 31, 2023	$632	$620	$1,541	$2,793

The following table presents an analysis of past-due loans:

	December 31, 2024
Asset Management	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Corporate loans	$—	$—	$—	$—	$13,586	$13,586
Total corporate loans	$—	$—	$—	$—	$13,586	$13,586

	December 31, 2024
Insurance Solutions	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Commercial real estate mortgage loans	$—	$—	$—	$10,799	$49,630	$60,429
Multi-family mortgage loans	—	—	—	10,969	82,217	93,186
Other invested assets - corporate loans	—	—	—	—	17,820	17,820
Total mortgage and other invested assets - corporate loans	$—	$—	$—	$21,768	$149,667	$171,435

	December 31, 2023
Asset Management	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Corporate loans	$—	$—	$—	$—	$13,586	$13,586
Total corporate loans	$—	$—	$—	$—	$13,586	$13,586

	December 31, 2023
Insurance Solutions	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Commercial real estate mortgage loans	$—	$—	$—	$3,998	$56,451	$60,449
Multi-family mortgage loans	—	—	—	5,445	59,084	64,529
Other invested assets - corporate loans	—	—	—	—	22,537	22,537
Total mortgage and other invested assets - corporate loans	$—	$—	$—	$9,443	$138,072	$147,515

The Company designates individually evaluated loans on nonaccrual status as collateral-dependent loans, as well as other loans that management of the Company designates as having higher risk. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses.

The following represents total nonaccrual loans:

	December 31, 2024
Insurance Solutions	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Commercial real estate mortgage loans	$—	$10,799	$10,799
Multi-family mortgage loans	—	10,969	10,969
Other invested assets - corporate loans	—	—	—
Total loans	$—	$21,768	$21,768

	December 31, 2023
Insurance Solutions	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Commercial real estate mortgage loans	$—	$3,998	$3,998
Multi-family mortgage loans	—	5,445	5,445
Other invested assets - corporate loans	—	—	—
Total loans	$—	$9,443	$9,443

The following represents accrued interest receivables written off:

For the year ended	December 31, 2024	December 31, 2023
Insurance Solutions
Commercial real estate mortgage loans	$1,034	$—
Multi-family mortgage loans	—	33
Other invested assets - corporate loans	—	—
Total accrued interest receivables written off	$1,034	$33

The following table represents the portfolio of mortgage and corporate loans by origination year as of December 31, 2024 and 2023:

Performance status as of December 31, 2024	2024	2023	2022	2021	2020	Prior	Total
Asset Management
Corporate loans
Level 1	$—	$—	$—	$—	$13,586	$—	$13,586
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total corporate loans	$—	$—	$—	$—	$13,586	$—	$13,586

Insurance Solutions
Commercial real estate loans
Level 1	$—	$4,910	$—	$—	$—	$—	$4,910
Level 2	4,000	15,416	11,800	3,661	—	—	34,877
Level 3	—	—	—	4,482	—	—	4,482
Level 4	—	—	—	—	—	—	—
Level 5	6,720	4,079	1,914	—	—	3,447	16,160
Total commercial real estate loans	10,720	24,405	13,714	8,143	—	3,447	60,429
Multi-family loans
Level 1	—	—	—	—	—	—	—
Level 2	33,389	5,469	—	9,715	—	—	48,573
Level 3	—	—	2,515	—	—	—	2,515
Level 4	—	—	—	—	—	—	—
Level 5	—	—	8,714	21,782	11,602	—	42,098
Total multi-family loans	33,389	5,469	11,229	31,497	11,602	—	93,186
Other invested assets - corporate loans
Level 1	48	596	74	17,102	—	—	17,820
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total other invested assets - corporate loans	48	596	74	17,102	—	—	17,820
Total mortgage and corporate loans	$44,157	$30,470	$25,017	$56,742	$11,602	$3,447	$171,435

Performance status as of December 31, 2023	2023	2022	2021	2020	2019	Prior	Total
Asset Management
Corporate loans
Level 1	$—	$—	$—	$13,586	$—	$—	$13,586
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total corporate loans	$—	$—	$—	$13,586	$—	$—	$13,586

Insurance Solutions
Commercial real estate loans
Level 1	$4,994	$—	$—	$—	$—	$—	$4,994
Level 2	9,565	18,520	6,054	—	—	3,447	37,586
Level 3	—	1,914	11,957	—	—	—	13,871
Level 4	—	—	—	—	—	—	—
Level 5	3,998	—	—	—	—	—	3,998
Total commercial real estate loans	18,557	20,434	18,011	—	—	3,447	60,449
Multi-family loans
Level 1	—	—	—	—	—	—	—
Level 2	5,035	3,326	28,706	4,681	—	—	41,748
Level 3	—	11,031	—	—	—	—	11,031
Level 4	—	—	—	—	—	—	—
Level 5	—	—	5,195	6,555	—	—	11,750
Total multi-family loans	5,035	14,357	33,901	11,236	—	—	64,529
Other invested assets - corporate loans
Level 1	756	94	21,687	—	—	—	22,537
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total other invested assets - corporate loans	756	94	21,687	—	—	—	22,537
Total mortgage and corporate loans	$24,348	$34,885	$73,599	$11,236	$—	$3,447	$147,515

The following represents the carrying value of collateral-dependent loans of the Company as of December 31, 2024 and December 31, 2023:

	December 31, 2024	December 31, 2023
Commercial real estate mortgage loans	$10,799	$3,998

The Company maintains a separate reserve for credit losses on off-balance sheet credit exposures, including unfunded loan commitments, which is included in Accrued expenses and other liabilities on the Consolidated Statements of Financial Position. The reserve for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses in the income statement. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Company's other loan portfolio segments described above, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. The unfunded off-balance sheet credit line commitments for Corporate Loans accounted for as HFI was $1.4 million for Asset Management and $4.7 million for Insurance Solutions as of December 31, 2024 (December 31, 2023: $1.4

million and $13.0 million, for Asset Management and Insurance Solutions, respectively)

The liability for credit losses on off-balance sheet credit exposures for these loans included in Accrued expenses and other liabilities was less than $0.1 million for both Asset Management and Insurance Solutions as of December 31, 2024 and December 31, 2023, respectively. Refer to Note 24 Commitments and contingencies for additional information of the Company’s investment commitments.
Note 7. Derivatives

The Company uses derivative instruments to manage interest rate risk. See Note 2 Summary of significant accounting policies and Note 9 Fair value measurements for a description of our accounting policies for derivatives and for information about the fair value hierarchy for derivatives.
The following table presents the notional amount and fair value of freestanding derivative instruments:

	December 31, 2024			December 31, 2023
	Notional amount	Assets	Liabilities	Notional amount	Assets	Liabilities
Derivatives designated as hedges
Interest rate swaps	$187,000	$—	$5,192	$—	$—	$—

Derivatives designated as hedges

Cash flow hedges

The Company uses interest rate swaps to convert floating-rate interest receipts to fixed-rate interest receipts to reduce exposure to interest rate changes. The interest rate swaps will expire by October 2036. During the year ended December 31, 2024, the Company reported losses of $5.2 million in OCI associated with these hedges. There were no amounts deemed ineffective during the year ended December 31, 2024. As of December 31, 2024, $0.9 million is expected to be reclassified into expense as part as earnings within the next 12 months.
Embedded derivatives
The Company has embedded derivatives which are required to be separated from their host contracts and reported as derivatives. Host contracts include reinsurance agreements structured on a modco or funds withheld basis. The fair value of the embedded derivative liability is $34.8 million and $34.9 million as of December 31, 2024, and 2023, respectively.
Credit risk

The Company may be exposed to credit-related losses in the event of counterparty nonperformance on derivative financial instruments. Generally, the current credit exposure of the Company’s derivative contracts is the fair value at the reporting date less any collateral received from the counterparty.
The Company manages credit risk related to derivatives by entering into transactions with creditworthy counterparties. Where possible, the Company maintains collateral arrangements and uses master netting agreements that provide for a single net payment from one counterparty to another at each due date and upon termination. The Company has also established counterparty exposure limits, where possible, in order to evaluate if there is sufficient collateral to support the net exposure. Collateral arrangements typically require the posting of collateral in connection with its derivative instruments. Collateral agreements often contain posting thresholds, some of which may vary depending on the posting party’s financial strength ratings.
There is no difference between the current presentation of the fair value of the interest rate swaps and the presentation of fair value of the interest rate swaps after the application of any right of offset, as of December 31, 2024.
Note 8. Variable interest entities
Consolidated VIEs

    Consolidated VIEs include CLOs managed by the Company. The assets of consolidated VIEs are not available to creditors of the Company, and the investors in these consolidated VIEs have no recourse against the assets of the Company.

During the year ended December 31, 2023, the Company deconsolidated one CLO as the Company ceased to meet the primary beneficiary criteria, when the Company’s guarantee of a third-party investor’s return expired. Upon deconsolidation, no gain or loss was recognized due to the Company’s election to measure the notes of the CLO equal to the assets of the CLO. Refer to Note 2 Summary of significant accounting policies for more information on the election to measure notes equivalent to the assets of the CLO. Upon deconsolidation, the Company continues to serve as the collateral manager and owns certain beneficial interests in the CLO, which were measured at fair value as of the date of deconsolidation.
Revenues of consolidated VIEs – Asset Management

The following summarizes the Consolidated Statements of Operations activity of the consolidated VIEs:

For the years ended	December 31, 2024	December 31, 2023
Interest income	$—	$10,738
Interest and other expenses	—	(9,534)
Net investment income	—	1,204
Unrealized gain/(loss) on note payable	—	(731)
Unrealized gain/(loss) on investments	—	544
Realized gain/(loss) on investments	—	(53)
Net gains (losses) from investment activities	—	(240)
Net revenues of consolidated variable interest entities	$—	$964

Revenues of consolidated VIEs - Insurance Solutions

The following summarizes the Consolidated Statements of Operations activity of the consolidated VIEs:

For the years ended	December 31, 2024	December 31, 2023
Investment income	$18,767	$18,696
Investment expense	(615)	(620)
Net investment income	18,152	18,076
Unrealized gain/(loss) on investments	(3,177)	(2,303)
Realized gain/(loss) on investments	107	1,116
Net gains (losses) from investment activities	(3,070)	(1,187)
Net revenues of consolidated variable interest entities	$15,082	$16,889

Unconsolidated VIEs

The Company has variable interests in VIEs which it was determined not to be the primary beneficiary. The Company’s variable interests include equity interests, loans, and beneficial interests in CLOs and other entities, which are recorded in Investments in the Consolidated Statements of Financial Position. The following table presents the maximum exposure to losses relating to these VIEs for which the Company has a variable interest, but that it is not the primary beneficiary. The Company has exposure beyond the carrying value of its variable interests due to unfunded commitments on loans.

	December 31, 2024		December 31, 2023
	Carrying amount	Maximum exposure to loss	Carrying amount	Maximum Exposure to Loss
Asset Management
Variable interests	$29	$29	$889	$889
Variable interests in related parties	21,004	22,417	21,173	22,586
Total Asset Management	$21,033	$22,446	$22,062	$23,475

Insurance Solutions
Variable interests	$17,689	$17,689	$22,748	$22,748
Variable interests in related parties	19,333	19,333	19,430	19,430
Total Insurance Solutions	$37,022	$37,022	$42,178	$42,178

Total	$58,055	$59,468	$64,240	$65,653

Note 9. Fair value measurements

The following tables summarize the valuation of assets and liabilities measured at fair value by fair value hierarchy. Investments classified as Equity Method for which the FVO has not been elected have been excluded from the table below.

	Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Financial assets
Asset Management
Equity securities	$1,777	$—	$499	$—	$2,276
Total financial assets — Asset Management	$1,777	$—	$499	$—	$2,276
Insurance Solutions
Debt securities:
U.S. government and agency	$—	$8,075	$—	$—	$8,075
U.S. state, territories and municipalities	—	5,252	—	—	5,252
Other government and agency	—	2,369	—	—	2,369
Corporate	—	226,249	—	—	226,249
Asset and mortgage-backed securities	—	364,875	8,641	—	373,516
Corporate loans	—	—	114,734	—	114,734
Equity securities	310	11,134	2,918	2,042	16,404
Other invested assets	—	—	4,575	—	4,575
Total financial assets — Insurance Solutions	$310	$617,954	$130,868	$2,042	$751,174
Equity securities of consolidated VIEs	—	—	141	—	141
Corporate loans of consolidated VIEs	—	—	125,757	—	125,757
Total financial assets including consolidated VIEs	$310	$617,954	$256,766	$2,042	$877,072

	Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Total financial assets	$2,087	$617,954	$257,265	$2,042	$879,348

Financial liabilities
Asset Management
Debt obligations	$—	$—	$1,471	$—	$1,471
Total financial liabilities — Asset Management	$—	$—	$1,471	$—	$1,471
Insurance Solutions
Ceded reinsurance - embedded derivative	$—	$34,770	$—	$—	$34,770
Interest rate swaps	—	5,192	—	—	5,192
Total financial liabilities — Insurance Solutions	$—	$39,962	$—	$—	$39,962
Total financial liabilities	$—	$39,962	$1,471	$—	$41,433

	Fair Value Measurements
December 31, 2023	Level 1		Level 2		Level 3		NAV	Total
Financial assets
Asset Management
Equity securities	$4,386		$—		$1,670		$—	$6,056
Total financial assets — Asset Management	$4,386		$—		$1,670		$—	$6,056
Insurance Solutions
Debt securities:
U.S. government and agency	$—		$7,845		$—		$—	$7,845
U.S. state, territories and municipalities	—		5,471		—		—	5,471
Other government and agency	—		2,396		—		—	2,396
Corporate	—		191,346		—		—	191,346
Asset and mortgage-backed securities	—		369,338		2,240		—	371,578
Corporate loans	—		28,039		104,588		—	132,627
Equity securities	345		12,088		3,107		2,158	17,698
Other invested assets	—		—		10,605		—	10,605
Total financial assets — Insurance Solutions	$345		$616,523		$120,540		$2,158	$739,566
Corporate loans of consolidated VIEs	—		—		124,637		—	124,637
Total financial assets including consolidated VIEs	345	—	616,523	—	245,177	—	2,158	864,203
Total financial assets	$4,731		$616,523		$246,847		$2,158	$870,259

Financial liabilities
Asset Management
Debt obligations	$—		$—		$1,175		$—	$1,175
Total financial liabilities — Asset Management	$—		$—		$1,175		$—	$1,175
Insurance Solutions
Ceded reinsurance - embedded derivative	$—		$34,882		$—		$—	$34,882
Total financial liabilities — Insurance Solutions	$—		$34,882		$—		$—	$34,882
Total financial liabilities	$—		$34,882		$1,175		$—	$36,057

The availability of observable inputs can vary depending on the financial asset and is affected by a wide variety of factors, including, for example, the type of instrument, whether the instrument has recently been issued, whether the instrument is traded on an active exchange or in the secondary market, and current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires additional judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized as Level 3. The variability and availability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and 3, as discussed further below.
Transfers between level 1 and level 2

The Company records transfers of assets between Level 1 and Level 2 at their fair values at the end of each reporting period. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. Conversely, assets are transferred from Level 2 to Level 1 when transaction volume and frequency are indicative of an active market. During the year ended December 31, 2024 and December 31, 2023, there were no assets transferred between Level 1 and Level 2.
Transfers between level 1 or 2 and level 3

The Company records transfers of assets between Level 1 or 2 and Level 3 at the end of each reporting period. Assets are transferred into Level 3 when there is a lack of observable valuation inputs.

Conversely, assets are transferred out of Level 3 when valuation inputs become observable. Whether the assets are transferred into Level 1 or 2 will depend on whether the prices are unadjusted and quoted in an active market.
The following tables summarize changes in the Company’s investment portfolio measured and reporting at fair value for which Level 3 inputs were used in determining fair value:

					Net Change in Unrealized Appreciation (Depreciation)
Year Ended December 31, 2024	Balance December 31, 2023	Purchases	Sales and Repayments	Net Realized Gain (Loss)	Included in Income	Included in OCI	Transfer in (1)	Transfer out (1)	Balance December 31, 2024	Change in Unrealized Gains (Losses) included in Income on Level 3 Assets and Liabilities Still Held	Change in Unrealized Gains (Losses) included in OCI on Level 3 Assets and Liabilities Still Held
Financial assets
Asset Management
Equity securities	$1,670	$—	$—	$—	$(1,171)	$—	$—	$—	$499	$(1,171)	$—
Total assets — Asset Management	1,670	—	—	—	(1,171)	—	—	—	499	(1,171)	—
Insurance Solutions
Debt securities:
Corporate	—	—	—	—	—	—	—	—	—	—	—
Asset and mortgage-backed securities	2,240	—	(1,008)	—	(3)	(23)	7,435	—	8,641	—	(23)
Corporate loans	104,588	41,474	(68,113)	85	(655)	—	37,355	—	114,734	(348)	—
Equity securities	3,107	—	(250)	—	61	—	—	—	2,918	61	—
Other invested assets	10,605	—	(579)	2	(3,911)	(1,542)	—	—	4,575	(4,255)	(1,542)
Total assets — Insurance Solutions	120,540	41,474	(69,950)	87	(4,508)	(1,565)	44,790	—	130,868	(4,542)	(1,565)
Equity securities of consolidated VIEs	—	131	—	—	10	—	—	—	141	10	—
Corporate loans of consolidated VIEs	124,637	117,972	(115,866)	107	(1,093)	—	—	—	125,757	(3,180)	—

					Net Change in Unrealized Appreciation (Depreciation)
Year Ended December 31, 2024	Balance December 31, 2023	Purchases	Sales and Repayments	Net Realized Gain (Loss)	Included in Income	Included in OCI	Transfer in (1)	Transfer out (1)	Balance December 31, 2024	Change in Unrealized Gains (Losses) included in Income on Level 3 Assets and Liabilities Still Held	Change in Unrealized Gains (Losses) included in OCI on Level 3 Assets and Liabilities Still Held
Total financial assets including consolidated VIEs - Insurance Solutions	245,177	159,577	(185,816)	194	(5,591)	(1,565)	44,790	—	256,766	(7,712)	(1,565)
Total financial assets	$246,847	$159,577	$(185,816)	$194	$(6,762)	$(1,565)	$44,790	$—	$257,265	$(8,883)	$(1,565)

Financial liabilities
Asset Management
Debt obligations	$1,175	$—	$—	$296	$—	$—	$—	$—	$1,471	$(296)	$—
Total financial liabilities — Asset Management	$1,175	$—	$—	$296	$—	$—	$—	$—	$1,471	$(296)	$—
(1)Transfers into Level 3 are due to decrease in the quantity and reliability of broker quotes obtained. Transfers out of Level 3 are due to an increase in the quantity and reliability of broker quotes obtained. Transfers are assumed to have occurred at the end of the period.

					Net Change in Unrealized Appreciation (Depreciation)
	Balance December 31, 2022	Purchases	Sales and Repayments	Net Realized Gain (Loss)	Included in Income	Included in OCI	Transfer in (1)	Transfer out (1)	Change in Consolidation	Balance December 31, 2023	Change in Unrealized Gains (Losses) included in Income on Level 3 Assets and Liabilities Still Held	Change in Unrealized Gains (Losses) included in OCI on Level 3 Assets and Liabilities Still Held
Financial assets
Asset Management
Debt securities:
Corporate	$2,950	$—	$—	$(2,950)	$—	$—	$—	$—	$—	$—	$—	$—
Equity securities	980	754	—	—	(64)	—	—	—	—	1,670	(64)	—
Total assets — Asset Management	3,930	754	—	(2,950)	(64)	—	—	—	—	1,670	(64)	—
Corporate loans of consolidated VIEs	158,337	21,345	(23,411)	—	(959)	—	10,582	(1,507)	(164,387)	—	—	—
Total financial assets including consolidated VIEs — Asset Management	162,267	22,099	(23,411)	(2,950)	(1,023)	—	10,582	(1,507)	(164,387)	1,670	(64)	—
Insurance Solutions
Debt securities:
Corporate	1,891	—	(1,901)	10	—	—	—	—	—	—	—	—

					Net Change in Unrealized Appreciation (Depreciation)
	Balance December 31, 2022	Purchases	Sales and Repayments	Net Realized Gain (Loss)	Included in Income	Included in OCI	Transfer in (1)	Transfer out (1)	Change in Consolidation	Balance December 31, 2023	Change in Unrealized Gains (Losses) included in Income on Level 3 Assets and Liabilities Still Held	Change in Unrealized Gains (Losses) included in OCI on Level 3 Assets and Liabilities Still Held
Asset and mortgage-backed securities	2,530	—	(132)	—	1	(398)	1,230	(991)	—	2,240	—	(398)
Corporate loans	83,894	51,956	(48,166)	(91)	897	—	16,098	—	—	104,588	805	—
Equity securities	—	3,176	—	—	(69)	—	—	—	—	3,107	(69)	—
Other invested assets	6,545	5,113	(1,270)	14	350	(147)	—	—	—	10,605	43	(147)
Total assets — Insurance Solutions	94,860	60,245	(51,469)	(67)	1,179	(545)	17,328	(991)	—	120,540	779	(545)
Corporate loans of consolidated VIEs	100,443	112,329	(90,286)	1,114	1,037	—	—	—	—	124,637	(2,303)	—
Total financial assets including consolidated VIEs - Insurance Solutions	195,303	172,574	(141,755)	1,047	2,216	(545)	17,328	(991)	—	245,177	(1,524)	(545)
Total financial assets	$357,570	$194,673	$(165,166)	$(1,903)	$1,193	$(545)	$27,910	$(2,498)	$(164,387)	$246,847	$(1,588)	$(545)

Financial liabilities
Asset Management
Debt obligations	$1,261	$—	$—	$—	$(86)	$—	$—	$—	$—	$1,175	$86	$—
Contingent value right	2,950	—	—	(2,950)	—	—	—	—	—	—	—	—
Total liabilities — Asset Management	4,211	—	—	(2,950)	(86)	—	—	—	—	1,175	86	—
Notes payable of consolidated VIEs	267,857	—	—	—	391	—	—	—	(268,248)	—	—	—
Total financial liabilities — Asset Management	$272,068	$—	$—	$(2,950)	$305	$—	$—	$—	$(268,248)	$1,175	$86	$—
(1) Transfers into Level 3 are due to a decrease in the quantity and reliability of broker quotes obtained. Transfers out of Level 3 are due to an increase in the quantity and reliability of broker quotes obtained. Transfers are assumed to have occurred at the end of the period.

The valuation techniques and significant unobservable inputs used in Level 3 valuations were as follows:

		Quantitative Information about Level 3 Fair Value Measurements
December 31, 2024	Fair value	Valuation technique/ methodology	Unobservable input	Range (weighted average)
Financial assets
Asset Management
Equity securities	$30	Discounted cash flow	Discount rate	22.0% - 27.0% (24.5%)
Equity securities	469	Enterprise value	Multiple	5.13x - 6.13x (5.63x)
Total — Asset Management	$499
Insurance Solutions
Debt securities (1):
Asset and mortgage-backed securities	$53	Recent transaction	Transaction price	NA
Asset and mortgage-backed securities	8,588	Discounted cash flow	Discount rate	5.7% - 9.3% (8.0%)
Corporate loans	113,062	Discounted cash flow	Discount rate	3.6% - 17.5% (10.6%)
Corporate loans	1,672	Enterprise value	Multiple	0.3x - 8.25x (8.04x)
Equity securities	2,918	Discounted cash flow	Discount rate	10.1% - 10.1% (10.1%)
Other invested assets	4,575	Discounted cash flow	Discount rate	14.9% - 19.3% (18.4%)
Total — Insurance Solutions	$130,868
Equity securities of consolidated VIEs	141	Discounted cash flow	Discount rate	14.37% - 14.37% (14.37%)
Corporate loans of consolidated VIEs	50,585	Recent transaction	Transaction price	NA
Corporate loans of consolidated VIEs	75,172	Discounted cash flow	Discount rate	4.3% - 17.1% (6.7%)
Total assets of consolidated VIEs - Insurance Solutions	125,898
Total financial assets including consolidated VIEs - Insurance Solutions	$256,766
Total investments	$257,265

Financial liabilities
Asset Management
Debt obligation	$1,471	Enterprise valuation	Revenue multiple	Not Meaningful (NA)
		Enterprise valuation	EBITDA	Not Meaningful (NA)
		Income Approach	Required rate of return	Not Meaningful (NA)
Total financial liabilities - Asset Management	$1,471
Total financial liabilities	$1,471

(1) For debt securities where the recent transaction price does not estimate fair value, the Company determines the fair value utilizing a yield analysis.

		Quantitative Information about Level 3 Fair Value Measurements
December 31, 2023	Fair value	Valuation technique/ methodology	Unobservable input	Range (weighted average)
Financial assets
Asset management
Equity securities	$888	Discounted cash flow	Discount rate	28.5%-33.5% (31.0%)
Equity securities	782	Enterprise value	Multiple	4.5x - 5.5x (5.0x)
Total — Asset Management	$1,670
Insurance
Debt securities(1):
Asset and mortgage-backed securities	$130	Recent transaction	Transaction price	NA
Asset and mortgage-backed securities	2,110	Discounted cash flow	Discount rate	5.3% - 5.6% (5.4%)
Corporate loans	104,588	Discounted cash flow	Discount rate	5.3% - 24.4% (12.0%)
Equity securities	330	Enterprise value	Multiple	8.25x - 9.25x (8.75x)
Equity securities	2,777	Discounted cash flow	Discount rate	11.1% - 11.3% (11.2%)
Other invested assets	10,606	Discounted cash flow	Discount rate	9.5% - 20.4% (15.3%)
Total — Insurance Solutions	120,541
Corporate loans of consolidated VIEs	51,332	Recent transaction	Transaction price	NA
Corporate loans of consolidated VIEs	73,305	Discounted cash flow	Discount rate	5.3% - 14.2% (10.3%)
Total assets of consolidated VIEs - Insurance Solutions	124,637
Total financial assets including consolidated VIEs - Insurance Solutions	$245,178
Total financial assets	$246,848
Financial liabilities
Asset Management
Debt obligations	$1,175	Enterprise valuation	Revenue multiple	Not Meaningful (NA)
		Enterprise valuation	EBITDA	Not Meaningful (NA)
		Income approach	Required rate of return	Not Meaningful (NA)
Total financial liabilities - Asset Management	1,175
Total financial liabilities	$1,175

(1) For debt securities where the recent transaction price does not estimate fair value, the Company determines the fair value utilizing a yield analysis.

The Company typically determines the fair value of its performing Level 3 debt investments utilizing a yield analysis. In a yield analysis, a price is ascribed for each investment based upon an assessment of current and expected market yields for similar investments and risk profiles. Additional consideration is given to the expected life, portfolio company performance since close, and other terms and risks associated with an investment. Among other factors, a determinant of risk is the amount of leverage used by the portfolio company relative to the total enterprise value of the company, and the rights and remedies of the Company’s investment within each portfolio company’s capital structure.
Significant unobservable inputs include an illiquidity spread as well as a credit spread, both of which increase the discount rate. These rates are initially set at a level such that the loan valuation equals the initial purchase cost of the loan and are subsequently adjusted at each valuation date to reflect management’s current assessment of market conditions as well as of loan-specific credit and illiquidity risk. Discount rates are subject to adjustment based on both management’s current assessment of market conditions and the economic performance of individual investments. The significant unobservable inputs used in the fair value measurement of the Company’s Level 3 debt securities primarily include current market yields, including relevant market indices, but may also include quotes from brokers, dealers, and pricing services as indicated by comparable investments.
Financial instruments not carried at fair value

The following tables present carrying amounts and fair values of the Company’s financial assets and liabilities which are not carried at fair value as of December 31, 2024, and 2023:

			Fair Value Hierarchy
December 31, 2024	Carrying value	Fair value	Level 1	Level 2	Level 3
Financial Assets
Asset Management
Debt securities:
Corporate loans	$13,287	$13,184	$—	$—	$13,184
Total financial assets — Asset Management	$13,287	$13,184	$—	$—	$13,184
Insurance Solutions
Mortgage loans	$147,640	$153,619	$—	$—	$153,619
Other invested assets	16,742	16,512	—	—	16,512
Total financial assets — Insurance Solutions	$164,382	$170,131	$—	$—	$170,131
Total financial assets	$177,669	$183,315	$—	$—	$183,315
Financial Liabilities
Asset Management
Debt obligations	$73,492	$69,776	$—	$—	$69,776
Total financial liabilities — Asset Management	$73,492	$69,776	$—	$—	$69,776
Insurance Solutions
Debt obligations	$14,250	$14,450	$—	$—	$14,450
Interest sensitive contract liabilities	334,876	334,876	—	334,876	—
Total financial liabilities —Insurance Solutions	$349,126	$349,326	$—	$334,876	$14,450
Total financial liabilities	$422,618	$419,102	$—	$334,876	$84,226

			Fair Value Hierarchy
December 31, 2023	Carrying value	Fair value	Level 1	Level 2	Level 3
Financial Assets
Asset Management
Debt securities:
Corporate	$13,287	$13,161	$—	$—	$13,161
Total financial assets — Asset Management	$13,287	$13,161	$—	$—	$13,161
Insurance Solutions
Mortgage loans	$123,725	$124,985	$—	$—	$124,985
Other invested assets	20,997	20,893	—	—	20,893
Total financial assets — Insurance Solutions	$144,722	$145,878	$—	$—	$145,878
Total financial assets	$158,009	$159,039	$—	$—	$159,039
Financial Liabilities
Asset Management
Debt Obligations	$58,030	$54,903	$—	$—	$54,903
Total financial liabilities — Asset Management	$58,030	$54,903	$—	$—	$54,903
Insurance Solutions
Debt Obligations	$14,250	$14,650	$—	$—	$14,650
Interest sensitive contract liabilities	256,569	256,569	—	256,569	—
Total financial liabilities — Insurance Solutions	$270,819	$271,219	$—	$256,569	$14,650
Total financial liabilities	$328,849	$326,122	$—	$256,569	$69,553

Fair value option

The following table presents the net realized and unrealized gains (losses) on financial instruments for which the FVO was elected:

For the years ended December 31,	2024			2023
	Net realized gains (losses)	Net unrealized gains (losses)	Total	Net realized gains (losses)	Net unrealized gains (losses)	Total
Asset Management
Debt securities:
Corporate	$—	$—	$—	$(2,950)	$—	$(2,950)
Contingent value right	—	—	—	2,950	—	2,950
Debt obligation	—	(296)	(296)	—	85	85

For the years ended December 31,	2024			2023
	Net realized gains (losses)	Net unrealized gains (losses)	Total	Net realized gains (losses)	Net unrealized gains (losses)	Total
Net gains (losses) from investment activities — Asset Management	—	(296)	(296)	—	85	85
Investments of consolidated VIEs	—	—	—	(53)	544	491
Notes payable of consolidated VIEs	—	—	—	—	(731)	(731)
Net gains (losses) from investment activities — Asset Management including consolidated VIEs	$—	$(296)	$(296)	$(53)	$(102)	$(155)

Insurance Solutions
Debt securities:
U.S. government and agency	$—	$—	$—	$—	$—	$—
U.S. state, territories and municipalities	—	(10)	(10)	—	77	77
Other government and agency	—	(18)	(18)	—	8	8
Corporate	—	(3,710)	(3,710)	1	6,723	6,724
Asset and mortgage- backed securities	21	4,041	4,062	30	8,188	8,218
Corporate loans	110	(594)	(484)	(84)	685	601
Mortgage loans	—	—	—	—	—	—
Equity securities	—	—	—	—	—	—
Other invested assets	2	(4,255)	(4,253)	14	91	105
Net gains (losses) from investment activities — Insurance Solutions	$133	$(4,546)	$(4,413)	$(39)	$15,772	$15,733
Investments of consolidated VIEs	107	(3,177)	(3,070)	1,116	(2,303)	(1,187)
Net gains (losses) from investment activities — Insurance Solutions including consolidated VIEs	$240	$(7,723)	$(7,483)	$1,077	$13,469	$14,546

The following table presents information for loans which the Company elected the FVO.

December 31, 2024	Unpaid Principal Balance	Mark to Fair Value	Fair Value

Insurance Solutions
Corporate loans	$117,823	$(3,089)	$114,734
Other invested assets	5,756	(4,813)	943
Insurance Solutions	$123,579	$(7,902)	$115,677
Corporate loans of consolidated VIEs	132,194	(6,296)	125,898
Insurance Solutions including consolidated VIEs	$255,773	$(14,198)	$241,575

December 31, 2023	Unpaid Principal Balance	Mark to Fair Value	Fair Value

Insurance Solutions
Corporate loans	$135,256	$(2,629)	$132,627
Other invested assets	6,552	(918)	5,634
Insurance Solutions	$141,808	$(3,547)	$138,261
Corporate loans of consolidated VIEs	129,445	(4,808)	124,637
Insurance Solutions including consolidated VIEs	$271,253	$(8,355)	$262,898

As of December 31, 2024 and December 31, 2023, there were no loans accounted for at fair value under the FVO which were 90 days or more past-due or in non-accrual status.
The following table presents the estimated amount of gains (losses) included in earnings attributable to changes in instrument-specific credit risk on corporate loans for which the Company elected the FVO.

For the years ended December 31,	2024	2023
Asset Management
Corporate loans of consolidated VIEs	$—	$(1,942)
Asset Management including consolidated VIEs	$—	$(1,942)

Insurance Solutions
Corporate loans	$75	$—
Other invested assets	(4,253)	105
Insurance Solutions	(4,178)	105
Corporate loans of consolidated VIEs	(863)	174
Insurance Solutions including consolidated VIEs	$(5,041)	$279

The portion of gains and losses attributable to changes in instrument-specific credit risk is estimated by identifying loans with changes in credit ratings meeting certain criteria.
Note 10. Revenue from service contracts

The following table summarizes the Company’s revenue from service contracts for Asset Management:

Year Ended December 31,	2024	2023
Management fees	$11,131	$9,134
Incentive fees	3,198	1,283
Servicing fees (expense)(1)	(2,494)	(291)
Performance allocation	—	—

(1) Servicing fees was a net expense for the Company as reimbursements to SCIM for certain costs and the specified investment advisory fee retained by SCIM exceeded the net economic benefit derived under the ACIF advisory agreement, for the years ended December 31, 2024, and December 31, 2023. Servicing fees are included within Administration and servicing fees in the Consolidated Statements of Operations.
Note 11. Goodwill and intangible assets

Goodwill

The changes in the carrying amount of goodwill by reportable segment during the years ended December 31, 2024 and 2023 were as follows:

	December 31, 2024		December 31, 2023
	Asset Management	Insurance Solutions	Asset Management	Insurance Solutions
Balance, beginning of period	$1,000	$55,697	$—	$55,697
Ovation acquisition (Note 3)	—	—	1,000	—
Balance, end of period	$1,000	55,697	$1,000	$55,697

See Note 3 Business combinations for further disclosure regarding the goodwill recorded as a result of the Ovation Merger. The Company performed its annual goodwill impairment assessment in the fourth quarter and did not identify any impairment as of December 31, 2024, and December 31, 2023.
Intangible assets

Intangible assets consist of the following as of December 31, 2024, and December 31, 2023:

	December 31, 2024
	Gross carrying amount	Accumulated amortization	Accumulated impairment	Net carrying amount
Asset Management
Intangible assets — indefinite life
Investment management contracts	$19,204	$—	$—	$19,204
Intangible assets — definite life
Investment management contracts	13,379	(4,808)	(1,835)	6,736
Total intangible assets — Asset Management	32,583	(4,808)	(1,835)	25,940

Insurance Solutions
Intangible assets — indefinite life
State insurance licenses	2,444	—	—	2,444
Total intangible assets — Insurance Solutions	$2,444	$—	$—	$2,444

	December 31, 2023
	Gross carrying amount	Accumulated amortization	Accumulated impairment	Net carrying amount
Asset Management
Intangible assets — indefinite life
Investment management contracts	$19,204	$—	$—	$19,204
Intangible assets — definite life
Investment management contracts	13,379	(3,061)	—	10,318
Total intangible assets — Asset Management	32,583	(3,061)	—	29,522

Insurance Solutions
Intangible assets — indefinite life
State insurance licenses	2,444	—	—	2,444
Total intangible assets — Insurance Solutions	$2,444	$—	$—	$2,444

On July 25, 2024, Ovation Fund Management II LLC (“OFM II”), a wholly owned subsidiary of the Company, announced the determination to dissolve and wind up the Ovation Alternative Income Fund LP (“OAIF”) – a fund from which the Company collects management and incentive fees under an investment management agreement (“IMA”). The remaining useful life of the IMA was re-assessed and revised from 9 years down to 4 years in line with the expected wind down time frame of the fund as at October 1, 2024. The Company will continue to earn management fees and potentially incentive fees under the IMA until all assets are sold or liquidated out of OAIF. However, the fee stream will decrease as the fund's net asset value ("NAV") and net income decreases. Given the expected decrease in NAV from anticipated asset exit dates, the decrease in aggregate fees expected over the remaining useful life of the IMA indicated the intangible asset was impaired. Accordingly, the IMA has been written down to its recoverable amount of $4.5 million.
The remaining useful life of the Ovation IMA remains 4 years as at December 31, 2024, reflecting the period over which future economic benefits will be received by the Company under the IMA. The amortization method will also be prospectively changed from straight line to percentage of net asset value (“NAV”) decline in OAIF to better reflect the pattern in which the IMA’s future economic benefits are expected to be consumed.
The Company performed its annual intangible asset impairment assessment in the fourth quarter. In 2024, the Company identified that the Ovation IMA was impaired and as a result an impairment loss of $1.8 million was recognized in the Consolidated Statements of Operations for the year ended December 31, 2024. There was no impairment recognized during the year ended December 31, 2023.
The following table represents estimated intangible amortization expense as of December 31, 2024:

As of	December 31, 2024
2025	$3,511
2026	2,024
2027	1,114
2028	87
2029 and thereafter	—
Total	$6,736

Note 12. Debt obligations

Asset Management

MLC US Holdings Credit Facility
On August 20, 2021, MLC US Holdings entered into a credit facility with a large US-based asset manager, as administrative agent and collateral agent for the lenders, whereby MLC US Holdings may borrow up to $25.0 million by December 31, 2021 (the “MLC US Holdings Credit Facility”). On September 19, 2022, MLC US Holdings entered into an amendment to its existing credit agreement to increase the term loan available thereunder by $4.5 million. The primary use of the proceeds from the amendment was to seed Opportunistic Credit Interval Fund (“OCIF”), an interval fund managed by ML Management. On May 2, 2023, MLC US Holdings entered into an amendment to the MLC US Holdings Credit Facility to increase the term loan available thereunder by an additional $4.5 million. The primary use of the proceeds from the most recent amendment was to finance the acquisition of Ovation on July 5, 2023, and other related fees and expenses. On December 17, 2024, MLC US Holdings entered into an amendment to upsize the facility by $13.0 million to support key business initiatives as well as for general corporate purposes and paying related transaction fees and expenses. The MLC US Holdings Credit Facility matures on August 20, 2027.
Amounts drawn under the MLC US Holdings Credit Facility initially bore interest at London Interbank Offer Rate (“LIBOR") plus a spread of 7.50%. The benchmark, LIBOR, was replaced by the secured overnight financing rate ("SOFR") upon the transition from LIBOR on May 2, 2023. Upon the most recent amendment, the credit facility bears interest based on a pricing step-down mechanism as the business continues to perform, which is expected to reduce the Company's cost of debt over time. Payments of principal and interest are made on each payment date, with the remaining principal outstanding and accrued but unpaid interest payable on August 20, 2027. The MLC US Holdings Credit Facility is collateralized by assets held by MLC US Holdings. The Company is a guarantor of the MLC US Holdings Credit Facility.
The most recent amendment was treated as a debt modification as the instruments were not substantially different since the present value of the cash flows of the modified debt were less than 10 percent different from the present value of the remaining cash flows of the original debt. Costs paid to the lenders of $0.4 million were capitalized and includes an original issuance discount (“OID”) and are amortized through interest expense. Costs paid to third party providers of $0.3 million were expensed.
The Company was in compliance with all debt covenants.
Seller notes
On July 1, 2021, the Company completed the acquisition of the management contract for the investment company, Logan Ridge Finance Corporation, from Capitala Investment Advisors, LLC (“CIA”), through, in part, the issuance of an unsecured promissory note of $4.0 million, which bears no interest and is payable on July 1, 2025. The repayment amount on the maturity date will be adjusted to reflect the performance of the investment portfolio of Logan Ridge Finance Corporation since closing and shall not be less than $nil or more than $6.0 million. The Company elected to account for this note under the FVO, where the Company marks the note to fair value each reporting period, with changes in fair value recognized in earnings.
On October 29, 2021, the Company completed the Ability Acquisition through in part the issuance of an unsecured promissory note of $15.0 million, which bears interest at 5.0% per annum and is payable by October 29, 2031.
Promissory note
On October 20, 2022, Lind Bridge L.P. (“Lind Bridge”), a limited partnership controlled by the Company, as borrower, issued a promissory note to a third-party lender (the “Initial Lind Bridge Note”) for $7.5 million. The

Initial Lind Bridge Note bears interest at a rate per annum of 7.5% on the unpaid principal amount and matures on October 20, 2029. On August 14, 2023, Lind Bridge issued an additional promissory note to a third-party lender for $5.0 million (the “Subsequent Lind Bridge Note” and collectively the “Lind Bridge Notes”). The Subsequent Lind Bridge Note bears interest at a rate per annum of 7.5% on the unpaid principal amount and matures on April 1, 2025. The Company has guaranteed the obligations of Lind Bridge under the Lind Bridge Notes. The proceeds of the Lind Bridge Notes were used to support the reinsurance of additional annuities in Ability and maintain required statutory surplus. During the first quarter of 2024, the Company repaid the indebtedness under the Lind Bridge Notes in full, resulting in prepayments on the Subsequent Lind Bridge Note at an effective interest rate of 16.0% per annum.
The Lind Bridge Notes were extinguished with consideration at the carrying amount of the financial liabilities, resulting in no gain or loss. The Company raised $18.8 million new debt through the issuance of 18,752 Debenture Units on a non-brokered private placement basis (the "Debenture Unit Offering"). Each Debenture Unit consists of: (i) one 8.85% paid-in-kind unsecured debenture of the Company in the principal amount of less than $0.1 million maturing on the date that is eight (8) years from the issuance thereof, and (ii) 50 common share purchase warrants of the Company, each of which is exercisable to acquire one common share of the Company at a price of C$2.75 Canadian Dollars (“CAD” or “C$”) per share for a period of eight (8) years, from the issuance thereof, provided that the warrants are not permitted to be exercised within the first twelve (12) months from the issuance thereof.
Debt obligations consisted of the following as of December 31, 2024 and December 31, 2023:

As of December 31, 2024	Maturity date	Stated interest rate	Effective interest rate	Extension options	Total facility	Outstanding balance
Seller note — Capitala Acquisition(1)	July 2025	—	—	N/A	$4,000	$1,471
MLC US Holdings Credit Facility (2)	August 2027	SOFR +7.50%	12.37%	N/A	40,000	40,000
Seller note — Ability Acquisition	October 2031	5.0%	5.0%	N/A	15,000	15,000
Debenture units (3)	January 2032	8.5%	8.9%	N/A	18,752	19,821
Total debt					$77,752	$76,292

(1)The Company elected FVO for the Seller note – Capitala Acquisition. The following balance represents the fair value of the note as of December 31, 2024.
(2)The MLC US Holdings Credit Facility is secured by all assets and interests in assets and proceeds owned and acquired by MLC US Holdings.
(3)The warrants issued with the Debenture Units are recorded in equity at fair value upon issuance and therefore are not required to be subsequently remeasured at fair value on an ongoing basis.

As of December 31, 2023	Maturity date	Stated interest rate	Effective interest rate	Extension options	Total facility	Outstanding balance
Subsequent Lind Bridge Note	April 2025	7.5% PIK (3)	7.5% PIK	N/A	$5,000	$5,315
Seller note — Capitala Acquisition(1)	July 2025	—	—	N/A	4,000	1,175
MLC US Holdings Credit Facility (2)	August 2027	SOFR +7.50%	13.16%	N/A	34,000	30,794
Initial Lind Bridge Note	October 2029	7.5% PIK (3)	7.5% PIK	N/A	7,500	8,210
Seller note — Ability Acquisition	October 2031	5.0%	5.0%	N/A	15,000	15,000
Total debt					$65,500	$60,494
(1)The Company elected FVO for the Seller note – Capitala Acquisition. The following balance represents the fair value of the note as of December 31, 2023.

(2)The MLC US Holdings Credit Facility is secured by all assets and interests in assets and proceeds owned and acquired by MLC US Holdings.
(3)Payment in kind (“PIK”) interest.

The scheduled principal repayments are as follows:

As of	December 31, 2024
2025	$3,471
2026	2,000
2027	39,000
2028	12,000
2029 and thereafter	19,821
76,292
Transaction costs (net of amortization)	(1,329)
Total debt	$74,963

For the year ended December 31, 2024, interest expense, including the amortization of debt issuance costs and PIK interest, was $7.0 million (December 31, 2023 – $6.0 million).
Insurance Solutions
Debt obligations
Ability has the following surplus notes outstanding as of December 31, 2024 and December 31, 2023:

As at December 31, 2024	Date issued	Date of maturity	Interest rate	Par value	Carrying value of note	Interest and/or principal paid during current year (1)
Sentinel Security Life Insurance Company	2/25/2013	June 2028	5.00%	$2,250	$2,250	$113
Pavonia Life Insurance Company of Michigan	8/30/2023	December 2032	10.00%	12,000	12,000	1,200
Total surplus notes				$14,250	$14,250	$1,313

As at December 31, 2023	Date issued	Date of maturity	Interest rate	Par value	Carrying value of note	Interest and/or principal paid during current year (2)
Sentinel Security Life Insurance Company	2/25/2013	June 2028	5.00%	$2,250	$2,250	$113
Pavonia Life Insurance Company of Michigan	8/30/2023	December 2032	10.00%	12,000	12,000	400
Total surplus notes				$14,250	$14,250	$513
(1)Reflects interest and/or principal paid for the year ended December 31, 2024.
(2)Reflects interest and/or principal paid for the year ended December 31, 2023.

Refer to Note 9 Fair value measurements for fair value of financial liabilities carried at amortized cost.
The surplus notes are subordinated in right of payment of all indebtedness, policy claims, and other creditor claims. The note issued to Sentinel Security Life Insurance Company had an initial maturity date of June 12, 2023;

however, in the second quarter of 2023, Ability renewed the note, extending the date of maturity to June 12, 2028. On August 30, 2023, Ability, completed a private offering of $12.0 million aggregate principal amount of 10.0% Surplus Notes due December 2032. Payments of interest or principal shall be paid only if Ability has the required levels of statutory surplus and upon prior authorization by the Director of the Nebraska Department of Insurance.
The following table shows the reconciliation of debt obligations for the Company:

For the year ended	December 31, 2024	December 31, 2023
Asset management
Balance at the beginning of the period	$59,205	$50,432
Cashflows:
Proceeds from borrowings	31,603	9,500
Repayments of borrowings	(17,413)	(3,452)
Financing costs paid and deferred	(270)	(297)
Non-cash changes:
Assumption of debt from acquisition of Ovation	—	1,863
Amortization of deferred financing costs	359	331
PIK interest(1)	1,677	913
Change in fair value of debt obligation	296	(85)
Transaction costs capitalized through the Debenture Units' initial fair value	(198)	—
Initial equity classified warrant value issued with Debenture Units	(296)	—
Balance at the end of the period - Asset Management	$74,963	$59,205
Insurance
Balance at the beginning of the period	$14,250	$2,250
Cashflows:
Proceeds from borrowings	—	12,000
Repayments of borrowings	—	—
Balance at the end of the period - Insurance Solutions	$14,250	$14,250

(1) The following PIK balances do not include $4.4 million and $0.6 million of PIK related to Insurance Solutions investments as of December 31, 2024, and 2023, respectively.

Note 13. Deferred acquisition costs

Information regarding total DAC for December 31, 2024, and December 31, 2023:

	Balance at January 1, 2024	Capitalization	Amortization	Balance at December 31, 2024
DAC:
MYGA	$6,342	$2,357	$(2,175)	$6,524

	Balance at January 1, 2023	Capitalization	Amortization	Balance at December 31, 2023
DAC:
MYGA	$3,929	$4,065	$(1,652)	$6,342

Significant methodologies and assumptions

The Company amortizes DAC related to long-duration contracts on a straight-line basis, at the individual level over the expected term of the related contract.
The amortization expense for DAC is included in the Amortization of deferred acquisition costs in the Consolidated Statements of Operations. The estimated future amortization expense related to DAC for the future years is as follows:

As of	December 31, 2024
2025	$1,903
2026	1,933
2027	1,575
2028	852
2029 and thereafter	261
Total	$6,524

Note 14. Future policy benefits and related reinsurance recoverable
Future policy benefits comprise substantially all obligations to insureds in the Company’s insurance operations. A summary of future policy benefits and reinsurance recoverable are presented below.

As of	December 31, 2024	December 31, 2023
Reinsurance recoverable
Long term care reinsurance	$445,847	$463,470
Other	4,378	4,416
Modco investments Vista(1)	(190,771)	(191,767)
Total reinsurance recoverable	$259,454	$276,119

Future policy benefits
Long term care insurance	$765,155	$807,423
Other	4,378	4,416
Total future policy benefits	$769,533	$811,839

Funds held under reinsurance contracts
Funds held arrangement Front Street Re(1)	$239,918	$238,253

(1) The Company has a coinsurance or modified coinsurance with funds withheld arrangement with its two reinsurers. The Modco agreement with Vista Re dictates that the assets held as collateral are held with the legal right of offset to the related insurance contract liabilities. Therefore, the collateral held for this agreement is netted against the reserves under this contract. The agreement with Front Street Re does not have the legal right of offset therefore the reserves are not presented net of the collateral held, instead they are in the line item “Funds held under reinsurance contracts” in the Consolidated Statements of Financial Position.

The following tables summarize balances of and changes in future policy benefits reserves:

Long-term care	December 31, 2024	December 31, 2023
Present value of expected net premiums
Balance, beginning of year	$363,367	$411,233

Beginning balance at locked-in discount rate	$405,083	$475,650
Effect of changes in cashflow assumptions	(7,514)	—
Effect of actual variances from expected experience	(12,435)	(24,196)
Adjusted balance, beginning of year	385,134	451,454
Interest accrual	6,611	4,481
Net premiums collected	(48,040)	(50,852)
Effect of foreign currency	—	—
Ending balance at locked-in discount rate	343,705	405,083
Effect of changes in discount rate assumptions	(37,499)	(41,716)
Balance, end of year	$306,206	$363,367

Present value of Expected Future Policy Benefits
Balance, beginning of year	$1,170,790	$1,200,018

Beginning balance at locked-in discount rate	$1,388,196	$1,492,075
Effect of changes in cashflow assumptions	1,102	—
Effect of actual variances from expected experience	1,399	(12,148)
Adjusted balance, beginning of year	1,390,697	1,479,927
Interest accrual	23,700	14,722
Benefit payments	(108,041)	(106,449)
Ending balance at locked-in discount rate	$1,306,356	$1,388,200

Long-term care	December 31, 2024	December 31, 2023
Present value of expected net premiums
Effect of changes in discount rate assumptions	(234,995)	(217,410)
Balance, end of year	$1,071,361	$1,170,790
Net future policy benefit reserves(1)	$765,155	$807,423

Less: Reinsurance recoverables, net of allowance for credit losses (2)	(445,847)	(463,470)
Net future policy benefit reserves, after reinsurance recoverables	$319,308	$343,953

(1)Net future policy benefit reserves excludes $4.4 million as of December 31, 2024, and 2023 for each year, respectively, of Medico assumed reserves which are 100% ceded. These balances are included within the Future policy benefits line in the Consolidated Statements of Financial Position.
(2)Reinsurance recoverables, net of allowance for credit losses excludes $4.4 million of reinsurance recoverable as of December 31, 2024 and 2023, respectively. These balances are included within the Reinsurance recoverables line in the Consolidated Statements of Financial Position.

The 2024 and 2023 annual reviews of future policy benefit reserves cash flow assumptions resulted in charges to net earnings, indicating claims experience was outside of our expectations due to both updates to the inforce policy position of the block (actual policy terminations – mortality, lapse, and benefit reductions – varying from expectations) and changes to expected future claims assumptions based upon actual experience.
The following tables provides the amount of undiscounted and discounted expected future gross premiums and expected future benefits and expenses for the LTC line of business:

	December 31, 2024		December 31, 2023
Long-term care	Undiscounted	Discounted (1)	Undiscounted	Discounted (1)

Expected future gross premiums	$414,531	$306,206	$486,746	$363,367
Benefit payments	1,840,853	1,071,361	1,938,974	1,170,790

(1)Discount was determined using the current discount rate as of December 31, 2024, and December 31, 2023.

The following table provides the weighted-average durations of and weighted-average interest rates for the liability for future policy benefits:

Long-term care	December 31, 2024	December 31, 2023
Weighted-average duration of liability (years) @ current rate	10.27	11.01
Weighted-average duration of liability (years) @ original rate	12.44	12.87
Weighted-average interest rate at current rate	5.26%	4.74%
Weighted-average interest rate at original rate	3.05%	2.94%

Note 15. Interest sensitive contract liabilities

The following table shows the outstanding Interest sensitive contract liabilities which represents the policyholder balances for MYGA product line:

	December 31, 2024	December 31, 2023
Balance, beginning of year	$256,569	$134,742
Deposits	72,818	119,885
Product charges	(266)	(134)
Surrenders and withdrawals	(2,982)	(3,238)
Benefit payments	(6,235)	(4,129)
Interest credited	14,972	9,443
Balance, end of year	$334,876	$256,569
Weighted-average annual crediting rate	5.00%	4.00%

At period end:
Cash surrender value	$303,035	$225,735

Net amount a risk:
In the event of death (1)	$334,876	$256,569

(1)For benefits that are payable in the event of death, the net amount at risk is generally defined as the current death benefit in excess of the current account balances at the Consolidated Statements of Financial Position date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts at the Consolidated Statements of Financial Position date.

MYGA policyholder account balances totaled $334.9 million and $256.6 million, as of December 31, 2024, and 2023, respectively. Changes in policyholder account balances are primarily attributed to deposits associated with new MYGA policies assumed of $72.8 million and $119.9 million and interest credited of $15.0 million and $9.4 million for the years ended December 31, 2024 and December 31, 2023, respectively. These increases were partially offset by surrenders, withdrawals and benefits of $9.5 million and $7.5 million for the years ended December 31, 2024 and December 31, 2023, respectively. Interest on policyholder account balances is generally credited at minimum guaranteed rates, primarily between 2% and 7% at both December 31, 2024, and December 31, 2023.
Note 16. Reinsurance

The Company enters into reinsurance agreements primarily as a purchaser of reinsurance for its LTC line of business and also as a provider of reinsurance for the LTC and MYGA lines of business. The Company participates in reinsurance activities in order to limit losses, minimize exposure to significant risks and provide additional capacity for future growth.
Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse the Company for the ceded amount in the event a claim is paid. Cessions under reinsurance agreements do not discharge the Company’s obligation as the primary insurer. In the event that reinsurers do not meet their obligations under the terms of the reinsurance agreements, Reinsurance recoverable balances could become uncollectible.
Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks.
Reinsurance recoverable

The Company reinsures its business through two reinsurers. The Company monitors ratings and evaluates the financial strength of its reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. The Company uses collateral for its reinsurance recoverable with funds withheld accounts. These reinsurance recoverable balances are stated net of allowance for expected credit loss of $0.8 million and $1.2 million at December 31, 2024, and December 31, 2023, respectively. The Company had $450.2 million and $467.9 million of net ceded Reinsurance recoverable at December 31, 2024, and December 31, 2023, respectively. The Company had $31.1 million and $37.9 million of unsecured Reinsurance recoverable balances at December 31, 2024 and December 31, 2023, respectively.
The amounts in the Consolidated Statements of Financial Position include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows at:

Long-term care	December 31, 2024	December 31, 2023
Reinsurance recoverable
Reinsurance ceded, net of allowance on for credit losses	$259,454	$276,119
Total reinsurance recoverable	$259,454	$276,119

Future policy benefits
Direct	$666,617	$702,096
Reinsurance assumed	102,916	109,743
Total future policy benefits	$769,533	$811,839

The amounts in the Consolidated Statements of Comprehensive Income (Loss) include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows:

Long-term care
For the years ended	December 31, 2024	December 31, 2023
Net premiums
Direct premiums	$43,801	$46,881
Reinsurance assumed	4,179	4,463
Reinsurance ceded	(63,459)	(68,632)
Total net premiums	$(15,479)	$(17,288)

Net policy benefit and claims (remeasurement gain on policy liabilities of $16,237 and $11,757, respectively)
Direct	$76,994	$61,567
Reinsurance assumed	6,277	8,615
Reinsurance ceded, net of provision for credit losses(1)	(93,362)	(75,673)
Total net policyholder benefits and claims	$(10,091)	$(5,491)

(1) The provision for credit losses for reinsurance recoverables for the years ended December 31, 2024, and December 31, 2023 is ($0.4) million and $0.1 million, respectively.
Note 17. Other assets and Accrued expenses and other liabilities

Other assets consist of the following:

As of	December 31, 2024	December 31, 2023
Asset Management
Management fee receivable - related parties	$2,113	$2,270
Incentive fee receivable - related parties	544	328
Deferred tax assets	2,296	1,353
Prepaid income taxes	476	1,195
Accrued interest and dividends receivable	1,909	819
Ovation goodwill	1,000	1,000
Operating lease right of use asset	560	375
Deferred offering costs	—	116
Prepaid insurance	222	378
Other	59	229
Total other assets — Asset Management	9,179	8,063
Insurance Solutions
Accrued investment income	17,532	17,328
Receivable for investments sold (1)	17,045	6,511
Guaranty funds on deposit	99	113
Other	2,459	2,216
Total other assets — Insurance Solutions	37,135	26,168
Interest receivable of consolidated VIEs	1,048	1,194
Total other assets —— Insurance Solutions including consolidated VIEs	38,183	27,362
Total other assets	$47,362	$35,425

(1)Represents amounts due from third-parties for investment sales for which a cash settlement has not occurred.

Other liabilities and accrued expenses consist of the following:

As of	December 31, 2024	December 31, 2023
Asset Management
Payable for investments purchased (1)	$—	$100
Operating lease liabilities	572	375
Accounts payable and accrued liabilities	5,097	2,995
Total accrued expenses and other liabilities — Asset Management	5,669	3,470
Insurance Solutions
Payable for investments purchased (1)	—	9,592
Other accrued expenses	2,995	20,557
Total accrued expenses and other liabilities — Insurance Solutions	2,995	30,149
Total accrued expenses and other liabilities	$8,664	$33,619
(1)Represents amounts owed to third-parties for investment purchases for which a cash settlement has not occurred.

Note 18. Income taxes

Current tax is the amount of income tax recoverable (payable) in respect of the taxable loss (profit) for a period. Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities for accounting and tax purposes. Deferred income tax assets and liabilities are measured at the tax rates expected to apply when temporary differences reverse. Current and deferred taxes are offset only when they are levied by the same tax authority, on the same entity or group of entities, and when there is a legal right to offset.
Income earned through the Company's foreign subsidiaries is generally taxed in the foreign country in which they operate. Canada also taxes the income earned through the Company's controlled foreign subsidiaries and a deduction is allowed for certain foreign taxes paid on such income.
The effective income tax rate reflected in the Consolidated Statements of Operations varies from the Canadian tax rate of 26.50 percent for the year ended December 31, 2024 (December 31, 2023 – 26.50 percent) for the items outlined in the following table.

	Year Ended December 31,
	2024	2023
Income (loss) before taxes	$(9,781)	$(6,312)
Income tax rate	26.5%	26.5%
Income tax expense at Canadian statutory tax rate	(2,592)	(1,673)
Permanent differences in tax rate on income not subject to tax	1,368	73
Valuation allowance on deferred tax assets	(1,375)	2,508
Foreign rate differentials	(104)	121
Foreign accrual property income impact	2,947	(566)
Other	362	(72)
Income tax expense (benefit) — Asset Management	$606	$391
Deferred tax assets
The details of income (loss) before income taxes by jurisdiction for Asset Management are as follows:

	Year Ended December 31,
	2024	2023
Canadian	$(9,178)	$(9,922)
Foreign	(603)	3,610
Income (loss) before taxes	$(9,781)	$(6,312)

The details of the income tax provision by jurisdiction for Asset Management are as follows:

	Year Ended December 31,
	2024	2023
Current tax
Canadian	$—	$—
Foreign	1,547	335
Total current tax	1,547	335

Deferred tax
Canadian	—	—
Foreign	(941)	56
Total deferred tax	(941)	56

Income tax expense (benefit) — Asset Management	$606	$391

Deferred tax assets and liabilities consists of the following temporary differences:

	Year Ended December 31,
	2024	2023
Assets
Tax benefit of loss carryforward	$20,275	$22,512
Tax benefit of expenditure pools	13,415	14,555
Deferred acquisition costs	6,009	5,861
Unrealized losses on remeasurement of investments	10,478	8,912
Other assets tax value in excess of book value	10,284	5,323
Total deferred tax assets	60,461	57,163
Valuation allowance	(44,604)	(45,539)
Total deferred tax assets, net of valuation allowance	$15,857	$11,624

Liabilities
Insurance reserves	$(12,172)	$(9,826)
Other	(1,389)	(445)
Total deferred tax liabilities	$(13,561)	$(10,271)

Net deferred tax assets	$2,296	$1,353
The Company has assessed the realizability of deferred tax assets as recognized by tax jurisdiction and tax paying component. This assessment considered recent history and projections of future taxable income, the ability to carryback tax losses under the local tax law, existing deferred tax liabilities, and prudent and feasible tax planning strategies. Based upon this assessment, the Company has recognized a valuation allowance of $44.6 million. Of this amount, $31.2 million is related to Canadian operations and $13.4 million is related Ability Insurance Company.
Income taxes paid in cash (net of refunds) for the year ended December 31, 2024 were $0.8 million (December 31, 2023 - $0.9 million).
The Company considers its significant tax jurisdictions to include Canada and the United States. The Company remains subject to income tax examination in Canada for years after 2017, and U.S. federal jurisdiction for year after 2020.
Note 19. Equity

Common shares

The Company is authorized to issue an unlimited number of common shares, without par value, for unlimited consideration. The common shares are not redeemable or convertible. Dividends are declared by the Board at its discretion. Historically, the Board has declared dividends on a quarterly basis and the amount can vary from quarter to quarter.
The Company issued shares of common stock in settlement of vested RSUs, during the year ended December 31, 2024, and December 31, 2023. There were 25,895,612 common shares issued and outstanding at December 31, 2024 (December 31, 2023 – 25,733,735). The Company issued 161,877 shares (net of tax) in respect of vested RSUs (inclusive of Dividend Equivalent Units (“DEUs”)) during the year ended December 31, 2024. The Company issued an aggregate of 357,142 common shares in consideration for the acquisition of a minority interest in Marret Asset Management Inc., and an aggregate of 3,186,398 common shares as partial consideration for the acquisition of Ovation, during the year ended December 31, 2023. There were no other transactions with shareholders for the years ended December 31, 2024 and December 31, 2023.

Preference shares

The Company is authorized to issue an unlimited number of preference shares, without par value, in series, for unlimited consideration. There were no preference shares outstanding as of December 31, 2024, and December 31, 2023.
Dividends

Dividends to the Company's shareholders are recorded on the declaration date. The payment of any cash dividend to shareholders of the Company in the future will be at the discretion of the Board and will depend on, among other things, the financial condition, capital requirements and earnings of the Company, and any other factors that the Board may consider relevant.
The Business Corporations Act (Ontario) ("OBCA") provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. Furthermore, holders of common shares may be subject to the prior dividends rights of holders of preference shares, if any, then outstanding.
The following table reflects the distributions declared on the common shares of the Company during the years ended December 31, 2024, and December 31, 2023:

			Dividend amount per share		Total dividend amount
Declaration Date	Record Date	Payment Date	CAD	USD (1)	CAD	USD (1)
March 13, 2024	March 25, 2024	April 2, 2024	$0.020	$0.015	$516	$383
May 9, 2024	May 22, 2024	May 31, 2024	0.020	0.015	516	375
August 8, 2024	August 22, 2024	August 30, 2024	0.020	0.015	516	375
November 7, 2024	November 22, 2024	November 29, 2024	0.020	0.014	518	373
					$2,066	$1,506
March 22, 2023	April 4, 2023	April 14, 2023	$0.020	$0.016	$444	$324
May 10, 2023	May 18, 2023	May 31, 2023	0.020	0.015	444	331
August 9, 2023	August 22, 2023	August 31, 2023	0.020	0.015	515	386
November 8, 2023	November 20, 2023	November 30, 2023	0.020	0.015	515	373
					$1,918	$1,414
(1)Dividends are issued and paid in CAD. For reporting purposes, amounts recorded in equity are translated to USD using the daily exchange rate on the date of declaration.

Warrants

In connection with the private placement on July 20, 2021, the Company issued an aggregate of 76,923 broker warrants, each of which is exercisable to acquire one common share at any time up to January 20, 2023 at an exercise price of C$3.90. All broker warrants expired unexercised during 2023. The Company issued to shareholders who made an election to acquire warrants under the Arrangement warrants to acquire an aggregate of 20,468,128 common shares of the Company (the "Arrangement Warrants"). As a result of a share consolidation completed on December 3, 2019, every eight (8) Arrangement Warrants entitled the holder to receive, upon exercise, one common share of the Company at a price of C$6.16 per common share. The Arrangement Warrants are exercisable at any time up to October 19, 2025. Accordingly, an aggregate of up to 2,558,516 common shares are issuable upon the exercise of the 20,468,128 outstanding Arrangement Warrants as at December 31, 2024 and December 31, 2023.
Separately on January 26, 2024, the Company issued 50 common share purchase warrants for each of the 18,752 Debenture Units ("Debenture Units") that were issued on a non-brokered private placement (refer to Note 12

Debt obligations for further detail). Each of the debt warrants is exercisable to acquire one common share of the Company at a price of C$2.75 per share for a period of eight (8) years, from the issuance thereof, provided that the warrants are not permitted to be exercised within the first twelve (12) months from the issuance thereof. Accordingly, an aggregate of up to 937,600 common shares are issuable upon the exercise of the 937,600 outstanding debt warrants as at December 31, 2024.
Accumulated other comprehensive income (loss)

	Unrealized investment gains (losses) on available-for-sale securities	Unrealized gains (losses) on hedging instruments	Remeasurement gains (losses) on future policy benefits related to discount rate	Cumulative translation adjustment	Accumulated other comprehensive income (loss)
Balance at December 31, 2023	$(28,872)	$—	$77,816	$(21,858)	$27,086
Other comprehensive income (loss), before reclassifications	7,902	(5,192)	7,593	—	10,303
Less: reclassification adjustments for gains (losses) realized	(348)	—	—	—	(348)
Less: Income tax expense (benefit)	—	—	—	—	—
Balance at December 31, 2024	$(21,318)	$(5,192)	$85,409	$(21,858)	$37,041

	Unrealized investment gains (losses) on available-for-sale securities	Unrealized gains (losses) on hedging instruments	Remeasurement gains (losses) on future policy benefits related to discount rate	Cumulative translation adjustment	Accumulated other comprehensive income (loss)
Balance at December 31, 2022	$(40,643)	$—	$99,739	$(21,858)	$37,238
Other comprehensive income (loss), before reclassifications	11,513	—	(21,923)	—	(10,410)
Less: reclassification adjustments for gains (losses) realized	258	—	—	—	258
Less: Income tax expense (benefit)	—	—	—	—	—
Balance at December 31, 2023	$(28,872)	$—	$77,816	$(21,858)	$27,086

Note 20. Equity based compensation

Stock option plan and performance and restricted share unit plan

On May 30, 2019, the Company’s shareholders approved (i) a stock option plan (the “Option Plan”) and (ii) the RSU Plan, which were each re-approved by the shareholders on June 7, 2024. On June 7, 2024, the shareholders approved certain amendments to both the Option Plan and RSU Plan to, among other things, increase the rolling limit thereunder from 10% to 15% of the common shares then issued and outstanding.

Option Plan

The Option Plan provides that the administrators may, from time to time, at their discretion, grant to directors, officers, employees and certain other service providers of the Company or its subsidiaries options to purchase common shares of the Company in connection with their employment or position. The aggregate number of common shares that are issuable under the Option Plan upon the exercise of options which have been granted and are outstanding, together with common shares that are issuable pursuant to outstanding awards and grants under any other share compensation arrangement of the Company (including the RSU Plan), shall not at any time exceed 15% of the common shares then issued and outstanding. The purchase price for any common shares underlying an option shall not be less than the fair market value of a common share on the date the option is granted, being the closing price of the common shares on the NEO Exchange on the last trading day before the date of grant. Options granted under the Option Plan have a maximum term of 10 years from the date of grant.
There were no options or awards issued or outstanding under the Option Plan as of December 31, 2024 (December 31, 2023 – nil).
RSU Plan

The aggregate number of common shares that are issuable under the RSU Plan to pay awards which have been granted and are outstanding under the RSU Plan, together with common shares that are issuable pursuant to outstanding awards or grants under any other share compensation arrangement of the Company (including the Option Plan), shall not exceed at any time 15% of the common shares then issued and outstanding.
RSU grants are made in the form of equity-settled awards that typically vest one-third annually beginning one year after the grant date (unless approved otherwise by the Board to vest based on specified terms over a specified period), whereby one vested RSU will be exchanged for one common share. The grant date fair value of each equity-settled RSU unit is calculated based on the grant date’s previous day closing price per common share of the Company on Cboe Canada.
The Company awarded 1,435,700 RSUs with a grant date fair value of $2.3 million during the year ended December 31, 2024. No RSUs were awarded in 2023.
The Company recorded equity-based compensation expense related to RSUs awarded from profit sharing arrangements of $0.6 million and $0.3 million, during the years ended December 31, 2024, and December 31, 2023, respectively. There was $2.4 million of total unrecognized equity-based compensation expense related to unvested RSUs, which is expected to be recognized over a weighted-average term of 2.5 years, as of December 31, 2024. The Company has elected to account for forfeitures as they occur. Expense is recognized on a straight line basis over the life of the award.
A summary of the status of service-vesting awards granted under the RSU Plan for years ended December 31, 2024, and December 31, 2023 is presented below:

	RSUs and DEUs Outstanding
	RSUs	Weighted average grant date fair value	DEUs	Weighted average grant date fair value	Total
Unvested balance, January 1, 2023	$291,587	$3.16	$7,101	$2.66	$298,688
Granted	—	—	9,891	2.15	9,891
Vested	(97,190)	3.16	(2,341)	2.66	(99,531)
Forfeitures	—	—	—	—	—
Unvested balance, December 31, 2023	$194,397	$3.16	$14,651	$2.31	$209,048
Granted	1,435,700	1.57	16,927	1.50	1,452,627
Vested	(129,127)	2.77	(7,299)	2.31	(136,426)
Forfeitures	(91,190)	1.75	(1,107)	2.06	(92,297)
Unvested balance, December 31, 2024	$1,409,780	$1.67	$23,172	$1.73	$1,432,952
Note 21. Earnings per share

    Basic earnings per share is calculated by dividing net income or loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated in the same manner, with further adjustments made to reflect the dilutive impact of instruments convertible into the Company’s common shares.
The Company has granted RSUs that provide the right to receive, subject to vesting during continued employment, shares of common stock pursuant to the RSU Plan. Any dividend equivalent paid to an employee on RSUs will be returned to the Company upon forfeiture of the award by the employee. Unvested RSUs that are entitled to forfeitable dividend equivalents do not qualify as participating securities and are excluded in the Company’s basic and diluted earnings per share computations. Vested RSUs qualify as participating securities and are included in the Company’s diluted earnings per share computation.
The Company also has issued warrants which are exercisable to acquire one common share at a defined exercise price.
The following table sets forth the computation of basic and diluted income (loss) per common share for the years ended December 31, 2024, and December 31, 2023:

For the year ended	December 31, 2024	December 31, 2023
Basic earnings per share
Net income (loss)	$(10,387)	$(6,703)
Weighted-average number of common shares outstanding	25,809,370	23,942,587
Basic earnings per share	$(0.40)	$(0.28)

Diluted earnings per share
Net income (loss)	$(10,387)	$(6,703)
Weighted-average number of common shares outstanding	25,809,370	23,942,587
Incremental Common Shares
Assumed exercise of warrants (1)	—	—
Common shares potentially issuable (2)	—	—
Weighted-average number of diluted common shares outstanding	25,809,370	23,942,587
Diluted earnings per share	$(0.40)	$(0.28)

(1)For the year ended December 31, 2024, the Arrangement Warrants are excluded from the calculation of diluted earnings per share given the exercise price is greater than the average market price of the Company's common stock (i.e., they were "out of the money"). The debt warrants are also excluded as they would have been anti-dilutive. For the year ended December 31, 2023, both the Arrangement Warrants and debt warrants are excluded from the calculation of diluted earnings per share given the exercise price on both sets of warrants is greater than the average market price of the Company's common shares, and would also have been anti-dilutive.
(2)For the year ended December 31, 2024, and December 31, 2023, RSUs granted are anti-dilutive and are excluded from the calculation of diluted earnings per share.

The following table summarizes the anti-dilutive securities that are excluded from the computation of diluted income (loss) per share:

For the year ended	December 31, 2024	December 31, 2023
Anti-dilutive Securities
Weighted-average number of unexcercised warrants	3,431,897	2,577,483
Weighted-average number RSUs outstanding, inclusive of DEUs	572,101	215,528
Total common shares equivalent	4,003,998	2,793,011

Note 22. Related parties
Servicing Agreement
On November 20, 2018, the Company entered into a servicing agreement (the “Servicing Agreement”) with BC Partners Advisors L.P. ("BCPA"). Under the terms of the Servicing Agreement, BCPA as servicing agent (the "Servicing Agent") performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of the Company, including, without limitation, office facilities, equipment, bookkeeping and recordkeeping services and such other services the Servicing Agent, subject to review by the Board, shall from time to time deem necessary or useful to perform its obligations under this Servicing Agreement. The Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services.
Unless earlier terminated as described below, the Servicing Agreement will remain in effect from year-to-year if approved annually by (i) the vote of the Board and (ii) the vote of a majority of the Company’s directors who are not parties to the Servicing Agreement or a "related party" of the Servicing Agent, or of any of its affiliates. The Servicing Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice by the vote of the Board or by the Servicing Agent.
The Company reimburses BCPA for an allocable portion of compensation paid to the Company’s Chief Financial Officer, associated management personnel (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company), and out-of-pocket expenses. While the Servicing Agent performs certain administrative functions for the Company, the management functions of the Company are wholly performed by the Company’s management team. For the year ended December 31, 2024, the Company incurred administrative fees of $3.9 million (December 31, 2023 – $3.7 million). As at December 31, 2024, administration fees payable to BCPA was $1.2 million (December 31, 2023–$1.3 million).
Transactions with Affiliates - servicing fees
The Company, through MLC US Holdings, a wholly-owned subsidiary of the Company, provides certain administrative services to SCIM in respect of the management of an investment fund ("ACIF") in exchange for a servicing fee. Servicing fees are determined quarterly based on an amount equal to the aggregate base management fee and incentive fees received by SCIM from ACIF in respect of such quarter, net of debt servicing expense, a quarterly fee to be retained by SCIM comprised of a specified amount, and an allocable portion of the compensation of SCIM’s investment professionals in connection with their performance of investment advisory services for ACIF (collectively, the "Retained Benefits"). In addition, SCIM is reimbursed by MLC US Holdings quarterly for certain expenses it incurs in connection with the investment advisory services provided to ACIF. Pursuant to this arrangement, the Company receives the net economic benefit derived by SCIM under the ACIF advisory agreement, subject to the holdback of the Retained Benefits and expense reimbursements. For the year ended December 31, 2024, the Company incurred servicing fees of $2.5 million (December 31, 2023 – $0.3 million).
The Company, through MLC US Holdings, a wholly-owned subsidiary of the Company, issued a promissory note to SCIM on October 30, 2020, with a maturity of October 30, 2040. The note’s value is not to exceed $15M and bears interest at 8.0% per annum, payable quarterly, for the first 10 years. During the second 10 years outstanding, repayments of the note shall occur in equal quarterly installment payments, bearing interest at 8.0% per annum, plus an additional 2% annually on overdue principal. For the year ended December 31, 2024, the total value of the note was $13.6 million (December 31, 2023: $13.6 million). For the year ended December 31, 2024, total interest income was $1.1 million (December 31, 2023: $1.1 million). As at December 31, 2024, the total accrued interest income receivable was $1.9 million (December 31, 2023: $0.8 million).
Potential Conflicts of Interest
The Company's senior management team is comprised of substantially the same personnel as the senior management team of BCPA, and such personnel may serve in similar or other capacities for BCPA or to future investment vehicles affiliated with BC Partners. As a result, such personnel provide investment advisory services to the Company and certain investment vehicles considered affiliates of BC Partners.
Compensation of Key Management Personnel
The Company's key management personnel are those personnel who have the authority and responsibility for planning, directing and controlling the activities of the Company. Directors (both executive and non-executive) are considered key personnel. Certain directors and officers of the Company are affiliated with BCPA. For the year ended December 31, 2024, the Chief Executive Officer ("CEO") and Co-presidents will receive no cash salary or bonuses of any kind. Instead, their compensation will be 100% equity-based compensation granted pursuant to the Company's security-based compensation arrangements that vests over time for services rendered. The CEO and Co-presidents had a total of 659,557 Restricted Share Units ("RSUs"), inclusive of DEUs outstanding as at December 31, 2024 (December 31, 2023 - 165,664), which vest over two to three years. There were 595,000 RSUs and 8,441 DEUs declared and issued to the CEO and Co-presidents during the year ended December 31, 2024 (December 31, 2023 - nil RSUs and 5,313 DEUs). See Note 20 Equity Based Compensation and Note 21 Earnings Per Share for more information. No person or employee of the Servicing Agent or its affiliates that serves as a director of the Company receives any compensation from the Company for his or her services as a director.
Common shares held by directors and officers of the Company who are affiliated with BCPA at December 31, 2024 were 804,679 (December 31, 2023 – 645,370).
Other Transactions with BCPA or their Affiliates
The Servicing Agent may, from time to time, pay amounts owed by the Company to third-party providers of goods or services, and the Company will subsequently reimburse the Servicing Agent for such amounts paid on its behalf. Amounts payable to the Servicing Agent are settled in the normal course of business without any formal payment terms. As at December 31, 2024, operating expenses reimbursable to BC Partners for amounts paid on behalf of the Company was $7.4 million (December 31, 2023 – $11.4 million).
The Company may, from time to time, enter into transactions in the normal course of operations with entities that are considered affiliates involved in the credit business of BCPA (“BCPA Credit Affiliates”). At December 31, 2024, Asset Management held investments with affiliates of BCPA Credit Affiliates totaling $20.9 million (December 31, 2023 – $24.7 million), and Insurance Solutions held investments with affiliates of BCPA Credit Affiliates totaling $23.7 million (December 31, 2023 – $24.7 million). On these investments, Asset

Management recognized (i) interest income of $1.1 million for the year ended December 31, 2024 (December 31, 2023 - $1.1 million), (ii) earnings on equity method investments of $0.7 million for the year ended December 31, 2024 (December 31, 2023 - $1.1 million), and (iii) dividend income on equity securities of $0.4 million for the year ended December 31, 2024 (December 31, 2023: $0.4 million). On these investments, Insurance Solutions recognized (i) interest income of $2.4 million for the year December 31, 2024 (December 31, 2023 - $1.6 million) and (ii) dividend income of $0.3 million for the year ended December 31, 2024 (December 31, 2023 - $0.2 million).
Further, for the year ended December 31, 2024, the Company incurred expenses of $7.2 million (December 31, 2023 - $7.4 million) to an affiliate, for third party administrative services relating to Ability for administering its long-term care block of business. As at December 31, 2024, there was a payable to this affiliate of $0.6 million (December 31, 2023 – $0.6 million).
Note 23. Segments

The Company conducts its business through two reportable segments: Asset Management and Insurance Solutions. The Company defines operating segments by type of product and business line. The Asset Management segment comprises of a single operating segment encompassing all fee generating activities. The Insurance Solutions segment consists of two product lines within the insurance business, LTC and MYGA, that are a single reportable segment.
Segment information is utilized by the Company’s chief operating decision maker (“CODM”) to assess performance and to allocate resources. The Company’s Chief Executive Officer (“CEO”) is the CODM, who is also solely responsible for decisions related to the allocation of resources on a company-wide basis.
For each segment, the CODM uses the key measure of Segment Income to allocate resources (including employees, financial or capital resources) to that segment in the annual budget and forecasting process. The performance is measured by the Company’s CODM on an unconsolidated basis because the CODM makes operating decisions and assesses the performance of each of the Company’s business segments based on financial and operating metrics and data that exclude the effects of consolidation. Each reportable segment is then responsible for managing its operating results, developing products, defining strategies for services and distributions based on the profile and needs of its business and market.
Segment Income
Segment Income is the key performance measure used by the CODM in evaluating the performance of the asset management and insurance solutions segments. The CODM uses Segment Income to make key operating decisions such as the following:
•decisions related to the allocation of resources such as staffing decisions, including hiring and locations for deployment of the new hires;
•decisions related to capital deployment such as providing capital to facilitate growth for the business and/or to facilitate expansion into new businesses;
•decisions related to expenses, such as determining annual discretionary bonuses and equity-based compensation awards to its employees and/or service providers.
Segment Income is a measure of profitability and has certain limitations in that it does not take into account certain items included under U.S. GAAP. Segment Income is the sum of (i) Fee Related Earnings and (ii) Spread Related Earnings. Segment Income excludes the effects of the consolidation of each segment, taxes and related payables, and other items unique to deriving each segment’s performance metric as explained respectively below.

Segment Income may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. We use Segment Income as a measure of operating performance, not as a measure of liquidity. Segment Income should not be considered in isolation or as a substitute for net income or other income data prepared in accordance with U.S. GAAP. The use of Segment Income without consideration of related U.S. GAAP measures is not adequate due to the adjustments described above. Management compensates for these limitations by using Segment Income as a supplemental measure to U.S. GAAP results, to provide a more complete understanding of our performance as management measures it. A reconciliation of Segment Income to its most directly comparable U.S. GAAP measure of income (loss) before income tax provision can be found in this footnote.
Fee Related Earnings
Fee Related Earnings (“FRE”) is a component of Segment Income that is used to assess the performance of the Asset Management segment. FRE is the sum of (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses.
FRE excludes non-fee generating revenues and expenses, transaction-related charges, equity-based compensation costs, the amortization of intangible assets, the operating results of VIEs that are included in the consolidated financial statements, and any other non-recurring income and expenses. In addition, FRE excludes interest and other financing costs related to the Company not attributable to any specific segment, and corporate overhead expenses incurred to support the operations of the business rather than directly fee-related. Management considers these types of costs corporate in nature, and are included only for reconciliation purposes to income (loss) before income tax (provision) benefit.
Spread Related Earnings
Spread Related Earnings (“SRE”) is a component of Segment Income that is used to assess the performance of the Insurance Solutions segment, excluding certain market volatility, which consists of investment gains (losses), other income and certain general, administrative & other expenses. For the Insurance Solutions segment, SRE equals the sum of (i) the net investment earnings on Insurance Solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses.
Cost of funds includes liability costs associated with the crediting cost on MYGA liabilities as well as other liability costs. Other liability costs include DAC amortization, the cost of liabilities associated with LTC, net of reinsurance, which includes change in reserves, premiums, actual claim experience including related expenses and certain product charges related to MYGA.
The following presents financial data for the Company’s reportable segments and the reconciliation of Segment Income to Income (loss) before taxes reported in the Consolidated Statements of Operations

For the year ended	December 31, 2024	December 31, 2023
Asset Management
Management fees	$16,758	$13,990
Incentive fees	3,198	1,283
Equity investment earnings	680	1,124
Interest income(1)	1,091	1,087
Fee-related compensation	(5,665)	(1,895)
Other operating expenses:
Administration and servicing fees	(4,290)	(1,907)
General, administrative and other	(2,693)	(4,725)
Fee related earnings	9,079	8,957
Insurance Solutions
Net investment income and realized gain (loss), net	53,477	50,202
Cost of funds	(22,269)	(22,758)
Compensation and benefits	(1,367)	(2,019)
Interest expense	(1,313)	(513)
General, administrative and other	(14,788)	(15,730)
Spread related earnings	13,740	9,182
Segment income	$22,819	$18,139
Asset Management Adjustments:
Intersegment management fee eliminations	$(5,627)	$(4,245)
Eliminations related to consolidated VIEs(2)	—	(611)
Administration and servicing fees(4)	(1,605)	(1,036)
Transaction costs	(2,174)	(3,721)
Compensation and benefits(4)	(2,173)	(1,200)
Equity-based compensation(4)	(363)	(200)
Amortization and impairment of intangible assets	(3,582)	(1,504)
Interest and other credit facility expenses	(7,001)	(5,977)
General, administrative and other(4)	(3,787)	(5,804)
Net gains (losses) from investment activities	(1,531)	(104)
Dividend income	356	584
Net revenues of consolidated VIEs(3)	—	964
Other income (loss), net	69	—
Insurance Solutions Adjustments:
Equity-based compensation(4)	(211)	(110)
Net unrealized gains (losses) from investment activities	(9,651)	(3,265)
Other income	541	1,013
Intersegment management fee eliminations	5,627	4,245
General, administrative and other(5)	(1,488)	(3,480)
Income (loss) before taxes	$(9,781)	$(6,312)

(1)Represents interest income on a loan asset related to a fee generating vehicle.
(2)Represents management fees from consolidated VIEs during the period which are eliminated on consolidation. The VIEs were deconsolidated as at December 31, 2023.
(3)Represents net income of consolidated VIEs for the period during which they were consolidated for the year ended December 31, 2023.
(4)Represents corporate overhead allocated to each segment.
(5)Represents costs incurred by the insurance segment for purposes of U.S. GAAP reporting but not the day-to-day operations of the insurance company.

The following presents financial data for the Company’s reportable segments and the reconciliation of Segment Revenue to Total revenue reported in the Consolidated Statements of Operations:

For the year ended	December 31, 2024	December 31, 2023
Segment Revenues
Asset Management	$21,727	$17,484
Insurance Solutions	53,477	50,202
Total segment revenues	75,204	67,686
Asset Management Adjustments:
Intersegment management fee eliminations	(5,627)	(4,245)
Interest income	(1,091)	(1,087)
Eliminations related to consolidated VIEs(1)	—	(611)
Insurance Solutions Adjustments:
Net Premiums	(15,479)	(17,288)
Product charges	266	134
Net gains (losses) from investment activities	(9,651)	(3,265)
Other income	541	1,013
Intersegment management fee eliminations	5,627	4,245
Total revenues	$49,790	$46,582
(1)Represents management fees from a consolidated VIE during the period which are eliminated in consolidation. The VIE was deconsolidated during the year ended December 31, 2023.
The following presents financial data for the Company’s reportable segments and the reconciliation of the Company’s total reportable segment assets to total assets reported in the Consolidated Statements of Financial Position:

As of	December 31, 2024	December 31, 2023
Segments Assets
Asset Management	$124,377	$122,192
Insurance Solutions	1,496,527	1,466,119
Total segment assets	1,620,904	1,588,311
Asset Management Adjustments:
Intersegment investments	(53,601)	(53,601)
Intersegment receivables	(5,354)	(3,606)
Total assets	$1,561,949	$1,531,104

Note 24. Commitments and contingencies

Investment commitments
In the normal course of business, the Company may enter into commitments to fund investments, which are not reflected in the Consolidated Financial Statements. There were $1.4 million and $43.2 million of outstanding investment commitments as of December 31, 2024 for Asset Management and Insurance Solutions, respectively (December 31, 2023 – $1.4 million and $37.2 million).
In connection with the Capitala Acquisition, ML Management issued a promissory note to CIA for $4.0 million, which pursuant to the terms in the agreement, may increase to $6.0 million, based on the maturity date asset values of a predefined list of assets held by Logan Ridge. Refer to Note 12 Debt obligations for the expected cash outflow on this liability based on the fair value as of December 31, 2024.

Service agreements
In connection with the Capitala Acquisition, ML Management entered into a transition services agreement with CIA to provide certain non-investment advisory services upon reasonable request. There were no outstanding service fees as of December 31, 2024 (December 31, 2023 – $0.3 million) given the transition services agreement expired on March 31, 2024.
Contingent liabilities and litigation
The Company may be subject to lawsuits in the normal course of business. Insurance in particular is a highly regulated industry and lawsuits related to claim payments should be expected in the normal course of business. In the Asset Management business certain types of investment vehicles, especially those offered to individual investors, may subject the Company to a variety of risks, including new and greater levels of public and regulatory scrutiny, regulation, risk of litigation and reputation risk, which could materially and adversely affect the Company. Other potential lawsuits include allegations of mis-selling in the Insurance Solutions segment, among others. The Company considers this risk to be less likely given that Ability no longer directly writes insurance policies.
Ability at different times may receive notifications of the insolvency of various insurance companies. It is expected that such insolvencies would result in a Guaranty Fund Assessment against Ability at some future date. At this time, the Company is unable to estimate the possible amounts, if any, of such assessments as no data is available from the National Organization of Life and Health Guaranty Associations in the United States. Accordingly, the Company is unable to determine the impact, if any, that such assessments may have on its financial position or results of operations.
Ability is subject to lawsuits and regulatory actions in the normal course of business that do not arise from or directly relate to claims on insurance policies. This category of business litigation typically involves, among other things, allegations of underwriting errors or misconduct and litigation related to regulatory activity. These nonclaims litigation matters are considered when determining general expense accruals are necessary. As of December 31, 2024, there were no litigation related expense accruals. Potential legal and regulatory actions are subject to inherent uncertainties, and future events could change management’s assessment of the probability or estimated amount of potential losses from pending or threatened legal and regulatory matters. A future adverse ruling by the courts in any pending cases could have a material adverse impact on the financial condition of Ability. Based on management’s best assessment at this time, Ability is adequately reserved for these cases as of December 31, 2024.
Note 25. Capital management and regulatory requirements

The Company’s equity consists of capital and debt. In order to maintain or adjust the capital structure, the Company actively manages its equity as capital and may adjust the amount of debt borrowings, dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets. The Company's capital management framework takes into account the requirements of the Company as a whole as well as the needs and requirements of each of its subsidiaries. The Company’s officers and senior management are responsible for managing the Company’s capital and do so through quarterly portfolio management meetings and regular review of financial information.
As of December 31, 2024, the Company was in compliance with all financial covenants in its debt facilities. These include restrictions on the distribution capacity from MLC US Holdings to the Company.
Insurance capital requirements
Ability is subject to minimum capital and surplus requirements. Insurance companies typically operate in excess of such requirements. Failure to maintain such minimum capital will result in regulatory actions, including in certain circumstances regulatory takeover of the insurance company.

Ability is subject to risk based capital ("RBC") standards and other minimum capital and surplus requirements imposed by state laws. Regulatory capital requirements for Ability are determined in accordance with statutory requirements of the Nebraska Department of Insurance. The RBC requirement is a statutory minimum level of capital that is based on multiple factors including: an insurance company's size, and the inherent riskiness of its financial assets, liabilities and operations. That is, the company must hold capital in proportion to its risk. The RBC formula is intended to measure the adequacy of the insurance company’s statutory surplus in relation to the risks inherent in its business. The RBC formula requires higher surplus in relation to items deemed to have higher risk. Regulatory action is triggered beginning at 200% RBC and below. The minimum RBC ratio for Ability is 200% and Ability must have a ratio in excess of 300% to be able to reinsure new business. Ability’s RBC ratio is tested annually at the end of Ability’s financial year and estimated on a quarterly basis.  When calculated at December 31, 2024 it was in excess of the minimum requirement.  From time to time during a particular financial year, Ability may take steps to increase its RBC ratio to ensure it remains above the minimum requirement or exceeds the ratio required to write new business, which steps may include, among other things, securing additional funding. Ability’s minimum capital requirements do not require a minimum level of cash to be held. Ability does not have to include cash as part of its regulatory capital provided the minimum capital requirements are satisfied.
Insurance subsidiary dividend restrictions
Ability’s statutory statements are presented on the basis of accounting practices determined by the Nebraska Department of Insurance (“NEDOI”). The NEDOI recognizes only permits and/or prescribes certain statutory accounting practices determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under insurance law. The amount of dividends that Ability may pay in a twelve-month period, without prior approval by Ability, is restricted by the laws of Nebraska.
Under Nebraska law, dividends payable from Ability's unassigned funds during any twelve-month period without prior approval of the state’s Insurance Director are limited to the greater of 10% of Ability’s surplus as shown on the immediately preceding calendar year’s statutory financial statement on file with the NEDOI or 100% net gain from operations for the prior calendar year. Any dividend in excess of such limitation must be approved by the Insurance Director. Based on these restrictions, Ability could not pay any dividends to its parent absent regulatory approval as of each of December 31, 2024 and December 31, 2023.
Note 26. Concentration of Risks

Our current operations subject us to the following concentrations of risk:
Insurance Solutions

Historically, we have had a concentration of revenue from our MYGA product line which is part of our insurance operations, as the MYGA products are assumed solely from two insurance companies, ACL and SSL. We have made a decision to no longer assume business from ACL and SSL as of June 30, 2024; however, the Company is currently looking to expand this business line with other insurance/reinsurance companies. See Note 27 Subsequent Events for information regarding new reinsurance partners.
Certain concentrations of credit risk related to reinsurance recoverable exist with the insurance organizations listed in the table below:

As of December 31, 2024	A.M. Best credit rating	Net reinsurance recoverable (1)	Funds withheld payable	Net reinsurance credit exposure
Medico Insurance Company	A	$4,376	$—	$4,376
Front Street Re	Not Rated	266,629	239,918	26,711
Vista Life and Casualty Reinsurance Co	Not Rated	179,220	190,771	—
Total		$450,225	$430,689	$31,087

As of December 31, 2023	A.M. Best credit rating	Net reinsurance recoverable (1)	Funds withheld payable	Net reinsurance credit exposure
Medico Insurance Company	A	$4,414	$—	$4,414
Front Street Re	Not Rated	271,119	238,253	32,866
Vista Life and Casualty Reinsurance Co	Not Rated	192,353	191,767	586
Total		$467,886	$430,020	$37,866

(1)Includes credit loss allowance of $0.8 million and $1.2 million as of December 31, 2024 and 2023, respectively, held against reinsurance recoverable.
Further, our Insurance Solutions segment has the following investment concentration risk:

	December 31, 2024		December 31, 2023
	Fair value	% of total	Fair value	% of total
Insurance Solutions
United States	$643,438	70%	$614,148	69%
Canada	6,579	1%	7,609	1%
Other	265,539	29%	262,531	30%
	915,556	100%	884,288	100%
Insurance Solutions consolidated VIEs
United States	120,144	95%	118,080	95%
Canada	1,075	1%	2,327	2%
Other	4,679	4%	4,230	3%
	125,898	100%	124,637	100%
	$1,041,454		$1,008,925
The asset management segment does not have meaningful investment concentration risk.
Note 27. Subsequent events

Management of the Company has evaluated subsequent events through the date these financial statements were issued. Based upon this evaluation, management has determined there were no items requiring adjustment of the financial statements. Management does note the following:
On January 17, 2025, the Company announced that it had entered into a definitive agreement to combine with 180 Degree Capital Corp. ("180 Degree Capital") (Nasdaq: TURN) in an all-stock transaction (the "Business Combination"). The surviving entity is expected to be a Delaware corporation operating as Mount Logan Capital Inc. ("New Mount Logan") listed on Nasdaq under the symbol MLCI. In connection with the Business Combination, shareholders of the Company will receive proportionate ownership of New Mount Logan determined by reference to the Company's transaction equity value at signing, subject to certain pre-closing adjustments, relative to 180 Degree Capital's net asset value ("NAV") at closing.
On January 30, 2025, the Company announced it had successfully completed its previously announced minority investment in Runway Growth Capital LLC ("Runway"), alongside BCPA and certain of the BCPA Credit Affiliates, which are acquiring the remaining outstanding ownership in Runway. On closing, the Company issued to former Runway members an aggregate of 2,693,071 common shares of the Company at a deemed price of C$2.67, which was determined based on the 20-day volume-weighted average price prior to and including January 27, 2025. Runway will continue to serve as investment adviser to its managed funds, including Runway Growth Finance Corp. (Nasdaq: RWAY), a business development company, and to other private funds.
On January 15, 2025, the Company issued 652,135 restricted share units in accordance with the RSU Plan.
On February 4, 2025, the Company issued 17,315 common shares of the Company in satisfaction of less than $0.1 million of debt obligations owed in connection with the provision of certain consulting services.
On February 18, 2025, the Company issued 60,082 common shares of the Company (net of shares withheld for tax) to settle vested RSUs (inclusive of DEUs).
On January 30, 2025, Portman Ridge Finance Corporation (Nasdaq: PTMN) and Logan Ridge Finance Corporation (Nasdaq: LRFC) announced that they have entered into an agreement under which LRFC will merge with and into PTMN (the "Proposed Merger"), subject to the receipt of certain shareholder approvals and the satisfaction of other closing conditions. Pursuant to the Proposed Merger agreement, Portman Ridge will be the surviving public entity and will continue to trade on the Nasdaq under the symbol “PTMN.” The Company currently earns management fees under an IMA with LRFC. The IMA is recognized as an indefinite life intangible asset under the Asset Management business. Given the Proposed Merger is still subject to approval, there is no impact to the Consolidated Financial Statements.
On March 13, 2025, the Board declared a cash dividend in the amount of C$0.02 per common share to be paid on April 10, 2025 to shareholders of record on April 3, 2025.
On March 31, 2025, Ability issued a surplus note for $3.0 million to Atlantic Coast Life Insurance Company bearing interest at SOFR+6% per year, payable at maturity on March 31, 2033.
On March 31, 2025, Ability entered a new reinsurance treaty for additional MYGA with National Security Group (“NSG”), further diversifying its reinsurance partners.

MOUNT LOGAN CAPITAL INC.
Schedule I
Summary of Investments - Other Than Investments in Related Parties

	December 31, 2024
(In thousands)	Cost or amortized cost	Fair value	Amount shown on the balance sheet
Debt securities:
U.S. government and agency	$8,627	$8,075	$8,075
U.S. state, territories and municipalities	6,493	5,252	5,252
Other government and agency	3,219	2,369	2,369
Corporate	276,064	226,249	226,249
Asset and mortgage-backed securities	361,235	355,841	355,841
Total debt securities	655,638	597,786	597,786
Equity securities
Common stock	—	—	—
Preferred stock	14,354	14,052	14,052
Total equity securities	14,354	14,052	14,052
Loans	117,799	114,734	114,734
Mortgage loans	147,640	153,613	147,640
Other invested assets - corporate loans	16,742	16,512	16,742
Other invested assets	5,041	943	943
Total investments — Insurance Solutions	957,214	897,640	891,897
Corporate loans of consolidated VIEs	132,204	125,757	125,757
Equity securities of consolidated VIEs	131	141	141
Total investments - Insurance Solutions, consolidated VIEs	132,335	125,898	125,898
Total investments - Insurance Solutions, including consolidated VIEs	$1,089,549	$1,023,538	$1,017,795

MOUNT LOGAN CAPITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except per share data)	March 31, 2025	December 31, 2024
ASSETS
Asset Management
Cash and cash equivalents	$2,563	$8,933
Investments (including related party amounts of $25,197 and $20,871 at March 31, 2025 and December 31, 2024, respectively)	25,570	21,370
Intangible assets	25,030	25,940
Other assets (including related party amounts of $2,928 and $2,657 at March 31, 2025 and December 31, 2024, respectively)	9,578	9,179
	62,741	65,422
Insurance Solutions
Cash and cash equivalents	104,522	51,999
Restricted cash	12,526	15,716
Investments (including related party amounts of $22,943 and $23,659 at March 31, 2025 and December 31, 2024, respectively)	884,060	915,556
Assets of consolidated variable interest entities
Cash and cash equivalents	18,723	25,056
Investments	132,393	125,898
Other assets	1,089	1,048
Reinsurance recoverable	265,288	259,454
Intangible assets	2,444	2,444
Deferred acquisition costs	5,962	6,524
Goodwill	55,697	55,697
Other assets	20,208	37,135
	1,502,912	1,496,527
Total assets	$1,565,653	$1,561,949
LIABILITIES
Asset Management
Due to related parties	$8,994	$10,470
Debt obligations	74,058	74,963
Accrued expenses and other liabilities	10,090	5,669
	93,142	91,102
Insurance Solutions
Future policy benefits	776,664	769,533
Interest sensitive contract liabilities	327,435	334,876
Funds held under reinsurance contracts	238,371	239,918
Debt obligations	17,250	14,250
Derivatives	1,864	5,192
Accrued expenses and other liabilities	7,857	2,995
	1,369,441	1,366,764
Total liabilities	1,462,583	1,457,866

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except per share data)	March 31, 2025	December 31, 2024
Commitments and Contingencies (See Note 23)
EQUITY
Common shares	121,372	116,118
Warrants	1,426	1,426
Additional paid-in-capital	7,825	7,777
Retained earnings (accumulated deficit)	(65,383)	(58,279)
Accumulated other comprehensive income (loss)	37,830	37,041
Total equity	103,070	104,083
Total liabilities and equity	$1,565,653	$1,561,949
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three months ended March, 31
(in thousands, except per share data)	2025	2024
REVENUES
Asset Management
Management fees	$3,240	$2,591
Incentive fees	299	903
Equity investment earning	282	224
	3,821	3,718
Insurance Solutions
Net premiums	(4,013)	(3,613)
Product charges	860	34
Net investment income	14,951	17,377
Net gains (losses) from investment activities	1,472	(774)
Net revenues of consolidated variable interest entities	3,633	4,679
Net investment income (loss) on funds withheld	(5,750)	(7,386)
Other income	76	82
	11,229	10,399
Total revenues	15,050	14,117
EXPENSES
Asset Management
Administration and servicing fees	1,237	1,423
Transaction costs	4,545	251
Compensation and benefits	2,380	1,703
Amortization and impairment of intangible assets	910	482
Interest and other credit facility expenses	1,946	1,702
General, administrative and other	1,723	2,232
	12,741	7,793
Insurance Solutions
Net policy benefit and claims (remeasurement gain on policy liabilities of $81 and $5,425 for the three months ended March 31, 2025 and 2024, respectively)	1,793	(4,261)
Interest sensitive contract benefits	3,818	3,405
Amortization of deferred acquisition costs	555	487
Compensation and benefits	244	184
Interest expense	328	328
General, administrative and other (including related party amounts of $1,732 and $1,767 for the three months ended March 31, 2025 and 2024, respectively)	3,686	4,334
	10,424	4,477
Total expenses	23,165	12,270
Investment and other income (loss) - Asset Management
Net gains (losses) from investment activities	841	(218)
Dividend income	38	112
Interest income	268	271
Other income (loss), net	299	—
Total investment and other income (loss)	1,446	165
Income (loss) before taxes	(6,669)	2,012
Income tax (expense) benefit — Asset Management	(36)	5
Net income (loss)	$(6,705)	$2,017
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three months ended March, 31
(in thousands, except per share data)	2025	2024
Earnings per share
Net income (loss) attributable to common shareholders - Basic	$(0.24)	$0.08
Net income (loss) attributable to common shareholders - Diluted	(0.24)	0.08
Weighted average shares outstanding – Basic	27,759,728	25,745,692
Weighted average shares outstanding – Diluted	27,759,728	26,004,444
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three months ended March 31,
(in thousands, except per share data)	2025	2024

Net income (loss)	$(6,705)	$2,017
Other comprehensive income (loss), before tax:
Unrealized investment gains (losses) on available-for-sale securities	2,604	3,224
Unrealized gains (losses) on hedging instruments	3,328	(672)
Remeasurement gains (losses) on future policy benefits related to discount rate	(5,143)	6,221
Other comprehensive income (loss), before tax	789	8,773
Income tax expense (benefit) related to other comprehensive income (loss)	—	—
Other comprehensive income (loss)	789	8,773
Comprehensive income (loss)	$(5,916)	$10,790
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)
(in thousands, except for number of shares)

Three Months Ended March 31, 2025	Number of Voting Common Shares	Common Shares	Warrants	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (loss)	Total Equity
Balance at December 31, 2024	25,895,612	$116,118	$1,426	$7,777	$(58,279)	$37,041	$104,083
Share issuance	2,693,071	5,000	—	—	—	—	5,000
Equity based compensation	17,315	45	—	333	—	—	378
Restricted stock release	60,082	209	—	(285)	—	—	(76)
Shareholder dividends	—	—	—	—	(399)	—	(399)
Net income (loss)	—	—	—	—	(6,705)	—	(6,705)
Other comprehensive income (loss)	—	—	—	—	—	789	789
Balance at March 31, 2025	28,666,080	$121,372	$1,426	$7,825	$(65,383)	$37,830	$103,070

Three Months Ended March 31, 2024	Number of Voting Common Shares	Common Shares	Warrants	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance at December 31, 2023	25,733,735	$115,607	$1,129	$7,820	$(46,386)	$27,086	$105,256
Issuance of warrants	—	—	297	—	—	—	297
Equity based compensation	—	—	—	75	—	—	75
Restricted stock release	64,004	238	—	(290)	—	—	(52)
Shareholder dividends	—	—	—	—	(383)	—	(383)
Net income (loss)	—	—	—	—	2,017	—	2,017
Other comprehensive income (loss)	—	—	—	—	—	8,773	8,773
Balance at March 31, 2024	25,797,739	$115,845	$1,426	$7,605	$(44,752)	$35,859	$115,983
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three months ended March 31,
(in thousands)	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$(6,705)	$2,017
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net realized (gains) losses on investments	296	(288)
Net realized (gains) losses on foreign currency	—	—
Net change in unrealized (gains) losses on investments	(1,332)	833
Net change in (gain) loss on foreign currency	(1)	18
Change in fair value of debt obligation	(968)	147
Payment in-kind interest	16	(276)
Equity investment earnings	(282)	(224)
Amortization of debt issuance costs	125	89
Amortization of deferred acquisition costs	555	487
Amortization of intangible assets	910	482
Net amortization of premiums and accretion of discounts on investments	18	(213)
Equity based compensation	302	23
Increase (decrease) in estimated credit losses	(42)	152
(Increase) decrease in operating assets:
Due from affiliates	—	—
Reinsurance recoverable	1,869	13,663
Change in deferred acquisition costs	7	(1,242)
Distributions from equity method investments	475	617
Other assets	(496)	2,796
Other assets of consolidated VIEs	(41)	(134)
Purchases of investments by consolidated VIEs	(17,873)	(34,733)
Proceeds from sale of investments by consolidated VIEs	11,417	21,765
Increase (decrease) in operating liabilities:
Due to affiliates	(1,476)	(1,584)
Future policy benefits	(5,715)	(19,835)
Interest sensitive contract liabilities	3,818	3,405
Funds held under reinsurance contracts	(1,547)	(2,980)
Accrued expenses and other liabilities	8,888	(26,289)
Net cash used in operating activities	$(7,782)	$(41,304)

Investing Activities
Purchases of investments	$(38,757)	$(78,203)
Proceeds from sales and repayments of investments	91,927	60,602
Net cash provided by (used in) investing activities	$53,170	$(17,601)

Financing Activities
Shareholder dividends	$—	$—
Proceeds from borrowings of asset management business	—	18,752
Repayments of borrowings of asset management business	(500)	(14,063)
Financing costs paid and deferred	—	—
Proceeds from borrowings of insurance business	3,000	—
Deposits on investment-type policies and contracts	—	46,052
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three months ended March 31,
(in thousands)	2025	2024
Withdrawals on investment-type policies and contracts	(11,259)	(1,954)
Net cash provided by (used in) financing activities	$(8,759)	$48,787

Net increase (decrease) in cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs	36,629	(10,118)
Cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs, beginning of the period	101,705	90,220
Cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs, end of period	$138,334	$80,102

Cash, cash equivalents, restricted cash and cash and cash equivalents of consolidated VIEs
Asset Management
Cash and cash equivalents	2,563	2,602
Total Asset Management	2,563	2,602
Insurance Solutions
Cash and cash equivalents	104,522	51,114
Restricted cash	12,526	12,253
Cash and cash equivalents of consolidated VIEs	18,723	14,133
Total Insurance Solutions	135,771	77,500
Total cash, cash equivalents and restricted cash, and cash and cash equivalents of consolidated VIEs	$138,334	$80,102

Supplemental disclosures of cash flow information
Interest received	$20,810	$21,339
Interest paid	2,836	1,534
Dividends received	404	442
Income taxes paid	37	2
Supplemental Disclosures of Non-Cash Investing and Financing Activities
Cashless repayment on borrowings	—	13,636
Issuance of common shares for vested Restricted Share Units	209	238
Issuance of common shares for investment purchases	5,000	—
Issuance of common shares for share based compensation	45	—
The accompanying notes are an integral part of these Condensed Consolidated Financial Statements (Unaudited).

MOUNT LOGAN CAPITAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(All amounts in thousands, except share and per share data, and except where noted)

Note 1. Organization

Mount Logan ("MLC," the "Company" or "we"), together with its consolidated subsidiaries is a diversified alternative asset management and insurance solutions platform. Our mission is to provide our investors access to a diversified and differentiated set of private market investment solutions to address their capital needs. Mount Logan conducts its business primarily in the United States through its two business segments: Asset Management and Insurance Solutions. Our Asset Management segment is conducted by Mount Logan Management LLC (“ML Management”), our SEC-registered investment adviser, manages a significant portion of our Assets Under Management (“AUM”) across our various managed funds supported by permanent and semi-permanent capital bases. Management also directly manages the capital of our wholly-owned insurance company, Ability Insurance Company (“Ability”), for the benefit of policyholders. The Company’s Insurance Solutions segment is conducted by Ability, a Nebraska domiciled insurer, specializes in reinsuring annuity products for the increasing number of individuals seeking to fund retirement needs and represents all of our insurance solutions operations.

Note 2. Summary of significant accounting policies

Basis of presentation

The accompanying unaudited Condensed Consolidated Financial Statements ("Condensed Consolidated Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain disclosures included in the annual audited Consolidated Financial Statements have been condensed or omitted as they are not required for interim Consolidated Financial Statements. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These Condensed Consolidated Financial Statements should be read in conjunction with the annual audited Consolidated Financial Statements included elsewhere in this preliminary joint proxy statement/prospectus.

The condensed consolidated financial statements reflect all adjustments, both normal and recurring which, in the opinion of management, are necessary for the fair presentation of the Company’s condensed consolidated statements of operations and condensed consolidated statements of financial position for the periods presented.

The results of the Company and its subsidiaries are presented on a consolidated basis. All intercompany transactions and balances are eliminated on consolidation.

The Company's Asset Management and Insurance Solutions segments possess distinct characteristics, and as a result are presented separately from each other. The Company believes that separate presentation provides a more informative view of the Company’s consolidated financial position and results of operations than an aggregated presentation and that reporting insurance solutions separately is appropriate given, among other factors, the relative significance of Ability's policy liabilities, which do not provide recourse to the remaining assets of MLC.
The summary of the significant accounting policies includes a section for common accounting policies and an accounting policy section for each of the two operating segments when a policy is specific to one operating segment and not the other. Unless otherwise specified, the significant accounting policy applies to both segments.
Due to rounding, numbers presented throughout these Condensed Consolidated Financial Statements may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.
Recently adopted accounting pronouncements

In March 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-01, Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies how an entity determines whether a profits interest or similar award (hereafter a “profits interest award”) is (1) within the scope of FASB ASC 718, Share-Based Payments, or (2) not a share-based payment arrangement and therefore within the scope of other guidance. This ASU is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The Company adopted this accounting standard effective January 1, 2025 and its adoption on a prospective basis did not have an impact on the Condensed Consolidated Financial Statements.
Recently issued accounting pronouncements
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires additional quantitative and qualitative income tax disclosures to allow readers of the financial statements to assess how the Company’s operations, related tax risks and tax planning affect its tax rate and prospects for future cash flows. For public business entities, ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that the adoption of this ASU will have on its Condensed Consolidated Financial Statements.
In March 2024, the FASB issued ASU 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements. This ASU contains amendments to the Codification that remove references to various FASB Concepts Statements. The effort facilitates Codification updates for technical corrections such as conforming amendments, clarifications to guidance, simplifications to wording or the structure of guidance and other minor improvements. While the amendments are not expected to result in significant changes for most entities, the FASB provided transition guidance since some entities could be affected. This ASU will be effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has determined that the ASU will not have a material impact on its Condensed Consolidated Financial Statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures. This ASU requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. The ASU requires presentation in a tabular format of each pertinent expense category on the face of the income statement, such as employee compensation, depreciation, amortization of intangible assets, and other applicable expenses. This ASU will be effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption of the ASU is permitted, including adoption in any interim period for which financial statements have not been issued. The Company is currently evaluating the impact of adopting this ASU on its Condensed Consolidated Financial Statements.

Note 3. Net gains (losses) from investment activities

The table below summarizes the net gains (losses) from investment activities:

For the three months ended March 31,	2025				2024
	Net realized gains (losses)	Net unrealized gains (losses)	Credit releases (losses)	Total	Net realized gains (losses)	Net unrealized gains (losses)	Credit releases (losses)	Total
Asset Management
Equity securities	$60	$(187)	$—	$(127)	$—	$(71)	$—	$(71)
Debt obligation	—	968	—	968	—	(147)	—	(147)
Net gains (losses) from investment activities — Asset Management	60	781	—	841	—	(218)	—	(218)

For the three months ended March 31,	2025				2024
	Net realized gains (losses)	Net unrealized gains (losses)	Credit releases (losses)	Total	Net realized gains (losses)	Net unrealized gains (losses)	Credit releases (losses)	Total

Insurance Solutions
Debt securities:
U.S. state, territories and municipalities	$(4)	$57	$—	$53	$(5)	$8	$—	$3
Other government and agency	—	(1)	—	(1)	—	29	—	29
Corporate	(10)	1,186	—	1,176	—	(1,888)	—	(1,888)
Asset and mortgage- backed securities	(158)	115	—	(43)	88	1,465	—	1,553
Corporate loans	2	789	—	791	25	(602)	—	(577)
Mortgage loans	—	—	12	12	—	—	(460)	(460)
Equity securities	(246)	90	—	(156)	(3)	305	—	302
Other invested assets	—	(390)	30	(360)	—	(44)	308	264
Net gains (losses) from investment activities — Insurance Solutions	(416)	1,846	42	1,472	105	(727)	(152)	(774)
Investments of consolidated VIEs	60	(326)	—	(266)	183	(53)	—	130
Net gains (losses) from investment activities — Insurance Solutions including consolidated VIEs	$(356)	$1,520	$42	$1,206	$288	$(780)	$(152)	$(644)

Note 4. Net investment income

Net investment income for the Insurance Solutions segment is comprised primarily of Interest income and Dividend income from common and preferred stock. The table below summarizes Net investment income:

For the three months ended March 31,	2025	2024
Debt securities	$13,034	$12,558
Corporate loans	1,699	2,776
Derivatives	(436)	—
Mortgage loans	2,826	2,001
Equity securities	176	889
Other	460	557
Gross investment income:	17,759	18,781
Less:
Investment expenses	(2,808)	(1,404)
Net investment income	$14,951	$17,377
Investment income of consolidated VIEs	3,899	4,549
Net investment income — Insurance Solutions, including consolidated VIEs	$18,850	$21,926

Note 5. Investments

The following table outlines the carrying value of the Company’s investments:

As of	March 31, 2025	December 31, 2024
Asset Management
Corporate loans	$13,287	$13,287
Equity securities	6,668	2,276
Equity method	5,615	5,807
Total investments - Asset Management	$25,570	$21,370

Insurance Solutions
Debt securities	$594,308	$615,460
Corporate loans	124,981	114,735
Mortgage loans	136,485	147,640
Equity securities	7,403	16,404
Other invested assets	20,883	21,317
Total investments - Insurance Solutions	$884,060	$915,556
Corporate loans of consolidated VIEs	132,252	125,757
Equity securities of consolidated VIEs	141	141
Total investments - Insurance Solutions, including consolidated VIEs	1,016,453	1,041,454
Total investments	$1,042,023	$1,062,824

Financial assets

The following tables summarize the measurement categories of financial assets held by the Company as of March 31, 2025, and December 31, 2024:

As of March 31, 2025	Fair value	Amortized cost	Fair value option	Total
Financial assets
Asset Management
Corporate loans	$—	$13,287	$—	$13,287
Equity securities	6,668	—	—	6,668
Total financial assets — Asset Management(1)	$6,668	$13,287	$—	$19,955

Insurance Solutions
Debt securities:
U.S. government and agency	$8,218	$—	$—	$8,218
U.S. state, territories and municipalities	3,402	—	1,934	5,336
Other government and agency	—	—	2,366	2,366
Corporate	115,821	—	106,271	222,092
Asset and mortgage-backed securities	240,555	—	115,741	356,296
Corporate loans	—	—	124,981	124,981
Mortgage loans	—	136,485	—	136,485
Equity securities	7,403	—	—	7,403
Other invested assets(2)	3,435	16,876	572	20,883
Total financial assets — Insurance Solutions	$378,834	$153,361	$351,865	$884,060
Corporate loans of consolidated VIEs	—	—	132,252	132,252
Equity securities of consolidated VIEs	141	—	—	141
Total financial assets — Insurance Solutions, including consolidated VIEs	378,975	153,361	484,117	1,016,453
Total financial assets	$385,643	$166,648	$484,117	$1,036,408

(1)The MLC US Holdings Credit Facility (as hereinafter defined) is collateralized by assets held by MLC US Holdings, including assets totaling $29.1 million as of March 31, 2025.
(2)Other invested assets primarily include structured securities and loan receivables.

As of December 31, 2024	Fair value	Amortized cost	Fair value option	Total
Financial assets
Asset Management
Corporate loans	$—	$13,287	$—	$13,287
Equity securities	2,276	—	—	2,276
Total financial assets — Asset Management(1)	$2,276	$13,287	$—	$15,563
Insurance Solutions
Debt securities:
U.S. government and agency	8,075	$—	$—	$8,075
U.S. state, territories and municipalities	$3,370	$—	$1,882	$5,252
Other government and agency	—	—	2,369	2,369
Corporate	119,895	—	106,354	226,249
Asset and mortgage-backed securities	253,935	—	119,581	373,516
Corporate loans	—	—	114,734	114,734
Mortgage loans	—	147,640	—	147,640
Equity securities	16,404	—	—	16,404
Other invested assets(2)	3,632	16,742	943	21,317
Total financial assets — Insurance Solutions	$405,311	$164,382	$345,863	$915,556
Corporate loans of consolidated VIEs	—	—	125,757	125,757
Equity securities of consolidated VIEs	141	—	—	141
Total financial assets — Insurance Solutions, including consolidated VIEs	405,452	164,382	471,620	1,041,454
Total financial assets	$407,728	$177,669	$471,620	$1,057,017

(1)The MLC US Holdings Credit Facility (as hereinafter defined) is collateralized by assets held by MLC US Holdings, including assets totaling $31.2 million as of December 31, 2024.
(2)Other invested assets primarily include structured securities and loan receivables.

Available-for-sale – Insurance Solutions

The following table represents the cost or amortized cost, gross unrealized gains, gross unrealized losses, and fair value of AFS investments by asset type:

As of March 31, 2025	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value(1)
Financial assets
Insurance Solutions
Debt securities:
U.S. government and agency	$8,638	$9	$(429)	$8,218
U.S. state, territories and municipalities	4,211	—	(809)	3,402
Corporate	128,135	1,294	(13,608)	115,821
Asset and mortgage-backed securities	243,817	2,212	(5,473)	240,556
Other invested assets	5,344	—	(1,910)	3,434
Total AFS — Insurance Solutions	$390,145	$3,515	$(22,229)	$371,431

As of December 31, 2024	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value(1)
Financial assets
Insurance Solutions
Debt securities:
U.S. government and agency	$8,627	$13	$(565)	$8,075
U.S. state, territories and municipalities	4,268	—	(898)	3,370
Corporate	133,527	1,196	(14,827)	119,896
Asset and mortgage-backed securities	258,482	2,089	(6,637)	253,934
Other invested assets	5,321	—	(1,689)	3,632
Total AFS — Insurance Solutions	$410,225	$3,298	$(24,616)	$388,907

(1)There is no allowance for credit losses for AFS investments as of March 31, 2025 and December 31, 2024.

The maturity distribution for AFS securities is as follows:

	March 31, 2025
	Cost or amortized cost	Fair value
Due in one year or less	$2,145	$2,149
Due after one year through five years	81,630	82,174
Due after five years through ten years	144,492	141,884
Due after ten years	161,878	145,224
Total AFS securities	$390,145	$371,431

Actual maturities can differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
The following table provides information about AFS securities for which an allowance for credit losses has not been recorded aggregated by category and length of time that securities have been continuously in an unrealized loss position:

	Less than 12 months		12 months or more		Total
As of March 31, 2025	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Insurance Solutions
Debt securities:
U.S. government and agency	$525	$(13)	$4,825	$(416)	$5,350	$(429)
U.S. state, territories and municipalities	—	—	3,402	(809)	3,402	(809)
Corporate	20,267	(437)	45,580	(13,171)	65,847	(13,608)
Asset and mortgage-backed securities	49,702	(1,301)	84,145	(4,172)	133,847	(5,473)
Other invested assets	—	—	3,435	(1,910)	3,435	(1,910)
Total AFS securities in a continuous loss position	$70,494	$(1,751)	$141,387	$(20,478)	$211,881	$(22,229)

	Less than 12 months		12 months or more		Total
As of December 31, 2024	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Insurance Solutions
Debt securities:
U.S. government and agency	$983	$(50)	$4,725	$(515)	$5,708	$(565)
U.S. state, territories and municipalities	—	—	3,370	(898)	3,370	(898)
Corporate	31,867	(629)	48,706	(14,199)	80,573	(14,828)
Asset and mortgage-backed securities	50,961	(1,405)	91,990	(5,231)	142,951	(6,636)
Other invested assets	—	—	3,632	(1,689)	3,632	(1,689)
Total AFS securities in a continuous loss position	$83,811	$(2,084)	$152,423	$(22,532)	$236,234	$(24,616)
Unrealized gains and losses can be created by changing interest rates or several other factors, including changing credit spreads. The Company had gross unrealized losses on below investment grade AFS securities of $4.3 million and $24.6 million as of March 31, 2025 and December 31, 2024, respectively. The single largest unrealized loss on AFS securities was $1.3 million and $1.2 million as of March 31, 2025 and December 31, 2024, respectively. The Company had 334 and 359 positions in an unrealized loss position as of March 31, 2025 and December 31, 2024, respectively.
As of March 31, 2025 and December 31, 2024, AFS securities in an unrealized loss position for 12 months or more consisted of 206 and 216 debt securities. These debt securities primarily relate to Corporate, and U.S. state, municipal and political subdivisions securities, which have depressed values due primarily to an increase in interest rates since the purchase of these securities. Unrealized losses were not recognized in net income on these debt securities since the Company neither intends to sell the securities nor does it believe that it is more likely than not that it will be required to sell these securities before recovery of their cost or amortized cost basis. For securities with significant declines in value, individual security level analysis was performed utilizing underlying collateral default expectations, market data, and industry analyst reports.
Mortgage and corporate loans

Mortgage and corporate loans consist of the following:

	March 31, 2025	December 31, 2024
Asset Management
Corporate loans	$13,586	$13,586
Total corporate loans	13,586	13,586
Allowance for credit losses	(299)	(299)
Total corporate loans, net of allowance for credit losses	$13,287	$13,287

Insurance Solutions
Commercial real estate mortgage loans	$68,263	$60,429
Multi-family mortgage loans	74,187	93,186
Other invested assets - corporate loans	17,924	17,820
Total mortgage and corporate loans	160,374	171,435
Allowance for credit losses	(7,013)	(7,053)
Total mortgage and other invested assets - corporate loans, net of allowance for credit losses	$153,361	$164,382

The maturity distribution for commercial real estate, multi-family mortgage loans and corporate loans were as follows as of March 31, 2025:

Asset Management	Corporate loans
Remainder of 2025	$—
2026	—
2027	—
2028	—
2029	—
2030 and thereafter	13,586
Total	$13,586

Insurance Solutions	Commercial real estate mortgage loans	Multi-family mortgage loans	Other invested assets - corporate loans	Total loans
Remainder of 2025	$21,967	$31,898	$—	$53,865
2026	33,320	35,990	—	69,310
2027	8,079	6,299	—	14,378
2028	4,897	—	—	4,897
2029	—	—	—	—
2030 and thereafter	—	—	17,924	17,924
Total	$68,263	$74,187	$17,924	$160,374

Actual maturities could differ from contractual maturities, because borrowers may have the right to prepay (with or without prepayment penalties) and loans may be refinanced.
The carrying value by credit risk and loan type were as follows:

Asset Management
Loans – carrying value by credit risk	March 31, 2025		December 31, 2024
Level 1	$13,586	100%	$13,586	100%
Level 2	—	—%	—	—%
Level 3	—	—%	—	—%
Level 4	—	—%	—	—%
Level 5	—	—%	—	—%
Total by credit risk	$13,586	100%	$13,586	100%

Asset Management
Loans – carrying value by loan type	March 31, 2025		December 31, 2024
Corporate loans	$13,586	100%	$13,586	100%
Total by loan type	$13,586	100%	$13,586	100%

Insurance Solutions
Loans – carrying value by credit risk	March 31, 2025		December 31, 2024
Level 1	$22,821	14.2%	$22,731	13.3%
Level 2	72,149	45.0%	83,448	48.6%
Level 3	7,060	4.4%	6,997	4.1%
Level 4	—	—%	—	—%
Level 5	58,344	36.4%	58,259	34.0%
Total by credit risk	$160,374	100%	$171,435	100%

Insurance Solutions
Loans – carrying value by loan type	March 31, 2025		December 31, 2024
Commercial real estate mortgage loans	$68,264	42.6%	$60,429	35.2%
Multi-family mortgage loans	74,186	46.2%	93,186	54.4%
Other invested assets - corporate loans	17,924	11.2%	17,820	10.4%
Total by loan type	$160,374	100%	$171,435	100%

The following tables summarizes the activity related to the allowance for credit losses for the three months ended March 31, 2025 and 2024:

Asset Management	Corporate loans	Total loans
Balance, December 31, 2024	$299	$299
Charge-offs	—	—
Recoveries	—	—
Provision for credit losses	—	—
Balance, March 31, 2025	$299	$299

Insurance Solutions	Commercial real estate mortgage loans	Multi-family mortgage loans	Corporate loans	Total loans
Balance, December 31, 2024	$2,615	$3,360	$1,078	$7,053
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Provision for credit losses	1	(11)	(30)	(40)
Balance, March 31, 2025	$2,616	$3,349	$1,048	$7,013

Asset Management	Corporate loans	Total loans
Balance, December 31, 2023	$299	$299
Charge-offs	—	—
Recoveries	—	—
Provision for credit losses	—	—
Balance, March 31, 2024	$299	$299

Insurance Solutions	Commercial real estate mortgage loans	Multi-family mortgage loans	Corporate loans	Total loans
Balance, December 31, 2023	$632	$620	$1,541	$2,793
Charge-offs	—	—	—	—
Recoveries	—	—	—	—
Provision for credit losses	165	277	(308)	134
Balance, March 31, 2024	$797	$897	$1,233	$2,927

The following tables present an analysis of past-due loans:

	March 31, 2025
Asset Management	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Corporate loans	$—	$—	$—	$—	$13,586	$13,586
Total corporate loans	$—	$—	$—	$—	$13,586	$13,586

	March 31, 2025
Insurance Solutions	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Commercial real estate mortgage loans	$—	$—	$—	$10,799	$57,464	$68,263
Multi-family mortgage loans	—	—	—	10,984	63,203	74,187
Other invested assets - corporate loans	—	—	—	—	17,924	17,924
Total mortgage and other invested assets - corporate loans	$—	$—	$—	$21,783	$138,591	$160,374

	December 31, 2024
Asset Management	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Corporate loans	$—	$—	$—	$—	$13,586	$13,586
Total corporate loans	$—	$—	$—	$—	$13,586	$13,586

	December 31, 2024
Insurance Solutions	Loans 30-59 days past due	Loans 60-89 days past due	Loans 90 days or more past due	Nonaccrual loans	Current loans	Total loans
Commercial real estate mortgage loans	$—	$—	$—	$10,799	$49,630	$60,429
Multi-family mortgage loans	—	—	—	10,969	82,217	93,186
Other invested assets - corporate loans	—	—	—	—	17,820	17,820
Total mortgage and other invested assets - corporate loans	$—	$—	$—	$21,768	$149,667	$171,435

The Company designates individually evaluated loans on nonaccrual status as collateral-dependent loans, as well as other loans that management of the Company designates as having higher risk. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses.

The following represents total nonaccrual loans:

	March 31, 2025
Insurance Solutions	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Commercial real estate mortgage loans	$—	$10,799	$10,799
Multi-family mortgage loans	—	10,984	10,984
Other invested assets - corporate loans	—	—	—
Total loans	$—	$21,783	$21,783

	December 31, 2024
Insurance Solutions	Nonaccrual loans with no allowance	Nonaccrual loans with an allowance	Total nonaccrual loans
Commercial real estate mortgage loans	$—	$10,799	$10,799
Multi-family mortgage loans	—	10,969	10,969
Other invested assets - corporate loans	—	—	—
Total loans	$—	$21,768	$21,768

There were no accrued interest receivables written off for the three months ended March 31, 2025 and 2024.

The following table represents the portfolio of mortgage and corporate loans by origination year as of March 31, 2025 and December 31, 2024:

Performance status as of March 31, 2025	2025	2024	2023	2022	2021	Prior	Total
Asset Management
Corporate loans
Level 1	$—	$—	$—	$—	$—	$13,586	$13,586
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total corporate loans	$—	$—	$—	$—	$—	$13,586	$13,586

Insurance Solutions
Commercial real estate loans
Level 1	$—	$—	$4,897	$—	$—	$—	$4,897
Level 2	—	11,500	15,964	11,800	3,460	—	42,724
Level 3	—	—	—	—	4,482	—	4,482
Level 4	—	—	—	—	—	—	—
Level 5	—	6,720	4,079	1,914	—	3,447	16,160
Total commercial real estate loans	—	18,220	24,940	13,714	7,942	3,447	68,263
Multi-family loans
Level 1	—	—	—	—	—	—	—
Level 2	—	14,240	5,469	—	9,715	—	29,424
Level 3	—	—	—	2,578	—	—	2,578
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	8,714	21,829	11,642	42,185
Total multi-family loans	—	14,240	5,469	11,292	31,544	11,642	74,187
Other invested assets - corporate loans
Level 1	104	48	596	74	17,102	—	17,924
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total other invested assets - corporate loans	104	48	596	74	17,102	—	17,924
Total mortgage and corporate loans	$104	$32,508	$31,005	$25,080	$56,588	$15,089	$160,374

Performance status as of December 31, 2024	2024	2023	2022	2021	2020	Prior	Total
Asset Management
Corporate loans
Level 1	$—	$—	$—	$—	$13,586	$—	$13,586
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total corporate loans	$—	$—	$—	$—	$13,586	$—	$13,586

Insurance Solutions
Commercial real estate loans
Level 1	$—	$4,910	$—	$—	$—	$—	$4,910
Level 2	4,000	15,416	11,800	3,661	—	—	34,877
Level 3	—	—	—	4,482	—	—	4,482
Level 4	—	—	—	—	—	—	—
Level 5	6,720	4,079	1,914	—	—	3,447	16,160
Total commercial real estate loans	10,720	24,405	13,714	8,143	—	3,447	60,429
Multi-family loans
Level 1	—	—	—	—	—	—	—
Level 2	33,389	5,469	—	9,715	—	—	48,573
Level 3	—	—	2,515	—	—	—	2,515
Level 4	—	—	—	—	—	—	—
Level 5	—	—	8,714	21,782	11,602	—	42,098
Total multi-family loans	33,389	5,469	11,229	31,497	11,602	—	93,186
Other invested assets - corporate loans
Level 1	48	596	74	17,102	—	—	17,820
Level 2	—	—	—	—	—	—	—
Level 3	—	—	—	—	—	—	—
Level 4	—	—	—	—	—	—	—
Level 5	—	—	—	—	—	—	—
Total other invested assets - corporate loans	48	596	74	17,102	—	—	17,820
Total mortgage and corporate loans	$44,157	$30,470	$25,017	$56,742	$11,602	$3,447	$171,435

The following represents the carrying value of collateral-dependent loans of the Company as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Commercial real estate mortgage loans	$10,799	$10,799

The Company maintains a separate reserve for credit losses on off-balance sheet credit exposures, including unfunded loan commitments, which is included in Accrued expenses and other liabilities on the Condensed Consolidated Statements of Financial Position. The reserve for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit losses in the income statement. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Company's other loan portfolio segments described above, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. The unfunded off-balance sheet credit line commitments for Corporate Loans accounted for as held for investments (“HFI”) was $1.4 million for Asset Management and $3.1 million for Insurance Solutions as of March

31, 2025 (December 31, 2024: $1.4 million and $4.7 million, for Asset Management and Insurance Solutions, respectively)

The liability for credit losses on off-balance sheet credit exposures for these loans included in Accrued expenses and other liabilities was less than $0.1 million for both Asset Management and Insurance Solutions as of March 31, 2025 and December 31, 2024, respectively. Refer to Note 23. Commitments and contingencies for additional information of the Company’s investment commitments.
Note 6. Derivatives

The Company uses derivative instruments to manage interest rate risk. See Note 8. Fair value measurements for information about the fair value hierarchy for derivatives.
The following table presents the notional amount and fair value of freestanding derivative instruments:

	March 31, 2025			December 31, 2024
	Notional amount	Assets	Liabilities	Notional amount	Assets	Liabilities
Derivatives designated as hedges
Interest rate swaps	$187,000	$—	$1,864	$187,000	$—	$5,192

Derivatives designated as hedges

Cash flow hedges

The Company uses interest rate swaps to convert floating-rate interest receipts to fixed-rate interest receipts to reduce exposure to interest rate changes. The interest rate swaps will expire by October 2036. During the three months ended March 31, 2025, the Company reported losses of $1.9 million in Other Comprehensive Income (“OCI”) associated with these hedges. There were no amounts deemed ineffective during the three months ended March 31, 2025. As of March 31, 2025, $0.6 million is expected to be reclassified into expense as part as earnings within the next 12 months.
Embedded derivatives
The Company has embedded derivatives which are required to be separated from their host contracts and reported as derivatives. Host contracts include reinsurance agreements structured on a modco or funds withheld basis. The fair value of the embedded derivative liability is $33.4 million and $34.8 million as of March 31, 2025 and December 31, 2024, respectively.
Credit risk

The Company may be exposed to credit-related losses in the event of counterparty nonperformance on derivative financial instruments. Generally, the current credit exposure of the Company’s derivative contracts is the fair value at the reporting date less any collateral received from the counterparty.
The Company manages credit risk related to derivatives by entering into transactions with creditworthy counterparties. Where possible, the Company maintains collateral arrangements and uses master netting agreements that provide for a single net payment from one counterparty to another at each due date and upon termination. The Company has also established counterparty exposure limits, where possible, in order to evaluate if there is sufficient collateral to support the net exposure. Collateral arrangements typically require the posting of collateral in connection with its derivative instruments. Collateral agreements often contain posting thresholds, some of which may vary depending on the posting party’s financial strength ratings.
There is no difference between the current presentation of the fair value of the interest rate swaps and the presentation of fair value of the interest rate swaps after the application of any right of offset, as of March 31, 2025.
Note 7. Variable interest entities
Consolidated VIEs

    Consolidated VIEs include CLOs managed by the Company. The assets of consolidated VIEs are not available to creditors of the Company, and the investors in these consolidated VIEs have no recourse against the assets of the Company.

Revenues of consolidated VIEs - Insurance Solutions

The following summarizes the Condensed Consolidated Statements of Operations activity of the consolidated VIEs:

For the three months ended March 31,	2025	2024
Investment income	$4,034	$4,648
Investment expense	(135)	(99)
Net investment income	3,899	4,549
Unrealized gain/(loss) on investments	(326)	(53)
Realized gain/(loss) on investments	60	183
Net gains (losses) from investment activities	(266)	130
Net revenues of consolidated variable interest entities	$3,633	$4,679

Unconsolidated VIEs

The Company has variable interests in VIEs which it was determined not to be the primary beneficiary. The Company’s variable interests include equity interests, loans, and beneficial interests in CLOs and other entities, which are recorded in Investments in the Condensed Consolidated Statements of Financial Position. The following table presents the maximum exposure to losses relating to these VIEs for which the Company has a variable interest, but that it is not the primary beneficiary. The Company has exposure beyond the carrying value of its variable interests due to unfunded commitments on loans.

	March 31, 2025		December 31, 2024
	Carrying amount	Maximum exposure to loss	Carrying amount	Maximum Exposure to Loss
Asset Management
Variable interests	$18	$18	$29	$29
Variable interests in related parties	26,079	27,492	21,004	22,417
Total Asset Management	$26,097	$27,510	$21,033	$22,446

Insurance Solutions
Variable interests	$17,451	$17,451	$17,689	$17,689
Variable interests in related parties	18,833	18,833	19,333	19,333
Total Insurance Solutions	$36,284	$36,284	$37,022	$37,022

Total	$62,381	$63,794	$58,055	$59,468

Note 8. Fair value measurements
The following tables summarize the valuation of assets and liabilities measured at fair value by fair value hierarchy. Investments classified as Equity Method for which the FVO has not been elected have been excluded from the table below.

	Fair Value Measurements
March 31, 2025	Level 1	Level 2	Level 3	NAV	Total
Financial assets
Asset Management
Equity securities	$1,296	$—	$5,372	$—	$6,668
Total financial assets — Asset Management	$1,296	$—	$5,372	$—	$6,668
Insurance Solutions
Debt securities:
U.S. government and agency	$—	$8,218	$—	$—	$8,218
U.S. state, territories and municipalities	—	5,336	—	—	5,336
Other government and agency	—	2,366	—	—	2,366
Corporate	—	217,053	5,039	—	222,092
Asset and mortgage-backed securities	—	340,973	15,323	—	356,296
Corporate loans	—	7,456	117,525	—	124,981
Equity securities	272	2,236	2,931	1,964	7,403
Other invested assets	—	—	4,007	—	4,007
Total financial assets — Insurance Solutions	$272	$583,638	$144,825	$1,964	$730,699
Corporate loans of consolidated VIEs	—	—	132,252	—	132,252
Equity of consolidated VIEs	—	—	141	—	141
Total financial assets including consolidated VIEs	$272	$583,638	$277,218	$1,964	$863,092
Total financial assets	$1,568	$583,638	$282,590	$1,964	$869,760

Financial liabilities
Asset Management
Debt obligations	$—	$—	$503	$—	$503

	Fair Value Measurements
March 31, 2025	Level 1	Level 2	Level 3	NAV	Total
Total financial liabilities — Asset Management	$—	$—	$503	$—	$503
Insurance Solutions
Ceded reinsurance - embedded derivative	$—	$33,404	$—	$—	$33,404
Interest rate swaps	—	1,864	—	—	1,864
Total financial liabilities — Insurance Solutions	$—	$35,268	$—	$—	$35,268
Total financial liabilities	$—	$35,268	$503	$—	$35,771

	Fair Value Measurements
December 31, 2024	Level 1	Level 2	Level 3	NAV	Total
Financial assets
Asset Management
Equity securities	$1,777	$—	$499	$—	$2,276
Total financial assets — Asset Management	$1,777	$—	$499	$—	$2,276
Insurance Solutions
Debt securities:
U.S. government and agency	$—	$8,075	$—	$—	$8,075
U.S. state, territories and municipalities	—	5,252	—	—	5,252
Other government and agency	—	2,369	—	—	2,369
Corporate	—	226,249	—	—	226,249
Asset and mortgage-backed securities	—	364,875	8,641	—	373,516
Corporate loans	—	—	114,734	—	114,734
Equity securities	310	11,134	2,918	2,042	16,404
Other invested assets	—	—	4,575	—	4,575
Total financial assets — Insurance Solutions	$310	$617,954	$130,868	$2,042	$751,174
Equity securities of consolidated VIEs	—	—	141	—	141
Corporate loans of consolidated VIEs	—	—	125,757	—	125,757
Total financial assets including consolidated VIEs	$310	$617,954	$256,766	$2,042	$877,072
Total financial assets	$2,087	$617,954	$257,265	$2,042	$879,348

Financial liabilities
Asset Management
Debt obligations	$—	$—	$1,471	$—	$1,471
Total financial liabilities — Asset Management	$—	$—	$1,471	$—	$1,471
Insurance Solutions
Ceded reinsurance - embedded derivative	$—	$34,770	$—	$—	$34,770
Interest rate swaps	—	5,192	—	—	5,192
Total financial liabilities — Insurance Solutions	$—	$39,962	$—	$—	$39,962
Total financial liabilities	$—	$39,962	$1,471	$—	$41,433

The availability of observable inputs can vary depending on the financial asset and is affected by a wide variety of factors, including, for example, the type of instrument, whether the instrument has recently been issued, whether the instrument is traded on an active exchange or in the secondary market, and current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires additional judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized as Level 3. The variability and availability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and 3, as discussed further below.

Transfers between level 1 and level 2

The Company records transfers of assets between Level 1 and Level 2 at their fair values at the end of each reporting period. Assets are transferred out of Level 1 when they are no longer transacted with sufficient frequency and volume in an active market. Conversely, assets are transferred from Level 2 to Level 1 when transaction volume and frequency are indicative of an active market. During the three months ended March 31, 2025 and March 31, 2024, there were no assets transferred between Level 1 and Level 2.
Transfers between level 1 or 2 and level 3

The Company records transfers of assets between Level 1 or 2 and Level 3 at the end of each reporting period. Assets are transferred into Level 3 when there is a lack of observable valuation inputs.
Conversely, assets are transferred out of Level 3 when valuation inputs become observable. Whether the assets are transferred into Level 1 or 2 will depend on whether the prices are unadjusted and quoted in an active market.
The following tables summarize changes in the Company’s investment portfolio measured and reporting at fair value for which Level 3 inputs were used in determining fair value:

					Net Change in Unrealized Appreciation (Depreciation)
Three months ended March 31, 2025	Beginning Balance	Purchases	Sales and Repayments	Net Realized Gain (Loss)	Included in Income	Included in OCI	Transfer in (1)	Transfer out (1)	Ending Balance	Change in Unrealized Gains (Losses) included in Income on Level 3 Assets and Liabilities Still Held	Change in Unrealized Gains (Losses) included in OCI on Level 3 Assets and Liabilities Still Held
Financial assets
Asset Management
Equity securities	$499	$5,000	$—	$—	$(127)	$—	$—	$—	$5,372	$(127)	$—
Total assets — Asset Management	499	5,000	—	—	(127)	—	—	—	5,372	(127)	—
Insurance Solutions
Debt securities:
Corporate	—	—	—	—	—	39	5,000	—	5,039	—	39
Asset and mortgage-backed securities	8,641	—	(228)	—	(1)	58	6,853	—	15,323	—	58
Corporate loans	114,734	2,851	(846)	—	786	—	—	—	117,525	782	—
Equity securities	2,918	—	—	—	13	—	—	—	2,931	13	—
Other invested assets	4,575	—	—	—	(370)	(198)	—	—	4,007	(390)	(198)
Total assets — Insurance Solutions	130,868	2,851	(1,074)	—	428	(101)	11,853	—	144,825	405	(101)
Equity securities of consolidated VIEs	141	—	—	—	—	—	—	—	141	—	—
Corporate loans of consolidated VIEs	125,757	17,872	(11,417)	60	(20)	—	—	—	132,252	(326)	—
Total financial assets including consolidated VIEs - Insurance Solutions	256,766	20,723	(12,491)	60	408	(101)	11,853	—	277,218	79	(101)
Total financial assets	$257,265	$25,723	$(12,491)	$60	$281	$(101)	$11,853	$—	$282,590	$(48)	$(101)

Financial liabilities
Asset Management
Debt obligations	$1,471	$—	$—	$—	$(968)	$—	$—	$—	$503	$968	$—
Total financial liabilities — Asset Management	$1,471	$—	$—	$—	$(968)	$—	$—	$—	$503	$968	$—
(1)Transfers into Level 3 are due to decrease in the quantity and reliability of broker quotes obtained. Transfers out of Level 3 are due to an increase in the quantity and reliability of broker quotes obtained. Transfers are assumed to have occurred at the end of the period.

					Net Change in Unrealized Appreciation (Depreciation)
Three months ended March 31, 2024	Beginning Balance	Purchases	Sales and Repayments	Net Realized Gain (Loss)	Included in Income	Included in OCI	Transfer in (1)	Transfer out (1)	Change in Consolidation	Ending Balance	Change in Unrealized Gains (Losses) included in Income on Level 3 Assets and Liabilities Still Held	Change in Unrealized Gains (Losses) included in OCI on Level 3 Assets and Liabilities Still Held
Financial assets
Asset Management
Equity securities	$1,670	$—	$—	$—	$(55)	$—	$—	$—	$—	$1,615	$(55)	$—
Total assets — Asset Management	1,670	—	—	—	(55)	—	—	—	—	1,615	(55)	—
Insurance Solutions
Debt securities:
Corporate	—	—	—	—	—	—	—	—	—	—	—	—
Asset and mortgage-backed securities	2,240	—	(17)	—	—	(54)	4,435	—	—	6,604	—	(54)
Corporate loans	104,588	8,017	(6,970)	2	(364)	—	22,996	—	—	128,269	(373)	—
Equity securities	3,107	—	(250)	—	(51)	—	—	—	—	2,806	(51)	—
Other invested assets	10,606	—	—	—	(18)	(186)	—	—	—	10,402	(44)	(186)
Total assets — Insurance Solutions	120,541	8,017	(7,237)	2	(433)	(240)	27,431	—	—	148,081	(468)	(240)
Equity securities of consolidated VIEs	—	131	—	—	—	—	—	—	—	131	—	—
Corporate loans of consolidated VIEs	124,637	34,602	(21,763)	123	350	—	—	—	—	137,949	(53)	—
Total financial assets including consolidated VIEs - Insurance Solutions	245,178	42,750	(29,000)	125	(83)	(240)	27,431	—	—	286,161	(521)	(240)
Total financial assets	$246,848	$42,750	$(29,000)	$125	$(138)	$(240)	$27,431	$—	$—	$287,776	$(576)	$(240)

Financial liabilities
Asset Management
Debt obligations	$1,175	$—	$—	$—	$147	$—	$—	$—	$—	$1,322	$(147)	$—
Total liabilities — Asset Management	1,175	—	—	—	147	—	—	—	—	1,322	(147)	—
Total financial liabilities — Asset Management	$1,175	$—	$—	$—	$147	$—	$—	$—	$—	$1,322	$(147)	$—
(1) Transfers into Level 3 are due to a decrease in the quantity and reliability of broker quotes obtained. Transfers out of Level 3 are due to an increase in the quantity and reliability of broker quotes obtained. Transfers are assumed to have occurred at the end of the period.

The valuation techniques and significant unobservable inputs used in Level 3 valuations were as follows:

		Quantitative Information about Level 3 Fair Value Measurements
March 31, 2025	Fair value	Valuation technique/ methodology	Unobservable input	Range (weighted average)
Financial assets
Asset management
Equity securities	$18	Discounted cash flow	Discount rate	22.5% - 27.5% (25.0%)
Equity securities	354	Enterprise Value	Multiple	6.76x - 7.76x (7.26x)
Equity securities	5,000	Recent transaction	Transaction price	NA
Total — Asset Management	$5,372
Insurance
Debt securities(1):
Asset and mortgage-backed securities	$41	Recent transaction	Transaction price	NA
Asset and mortgage-backed securities	15,282	Discounted cash flow	Discount rate	4.2% - 8.6% (6.8%)
Corporate	5,039	Discounted cash flow	Discount rate	7.8% - 7.8% (7.8%)
Corporate loans	117,486	Discounted cash flow	Discount rate	-0.2% - 19.9% (9.8%)
Corporate loans	39	Enterprise value	Multiple	0.3x - 0.3x (0.3x)
Equity securities	2,931	Discounted cash flow	Discount rate	10.4% - 10.4% (10.4%)
Other invested assets	4,007	Discounted cash flow	Discount rate	0.0% - 18.6% (15.9%)
Total — Insurance Solutions	$144,825
Equity securities of consolidated VIEs	141	Discounted cash flow	Discount rate	14.4% - 14.4% (14.4%)
Corporate loans of consolidated VIEs	36,089	Recent transaction	Transaction price	NA
Corporate loans of consolidated VIEs	96,163	Discounted cash flow	Discount rate	6.8% - 19.7% (10.1%)
Total assets of consolidated VIEs - Insurance Solutions	132,393
Total financial assets including consolidated VIEs - Insurance Solutions	$277,218
Total financial assets	$282,590
Financial liabilities
Asset Management
Debt obligations	$503	Enterprise valuation	Revenue multiple	Not Meaningful (NA)
		Enterprise valuation	EBITDA	Not Meaningful (NA)
		Income approach	Required rate of return	Not Meaningful (NA)

		Quantitative Information about Level 3 Fair Value Measurements
March 31, 2025	Fair value	Valuation technique/ methodology	Unobservable input	Range (weighted average)
Total financial liabilities - Asset Management	$503
Total financial liabilities	$503
(1) For debt securities where the recent transaction price does not estimate fair value, the Company determines the fair value utilizing a yield analysis.

		Quantitative Information about Level 3 Fair Value Measurements
December 31, 2024	Fair value	Valuation technique/ methodology	Unobservable input	Range (weighted average)
Financial assets
Asset Management
Equity securities	$30	Discounted cash flow	Discount rate	22.0% - 27.0% (24.5%)
Equity securities	469	Enterprise value	Multiple	5.13x - 6.13x (5.63x)
Total — Asset Management	$499
Insurance Solutions
Debt securities (1):
Asset and mortgage-backed securities	$53	Recent transaction	Transaction price	NA
Asset and mortgage-backed securities	8,588	Discounted cash flow	Discount rate	5.7% - 9.3% (8.0%)
Corporate loans	113,062	Discounted cash flow	Discount rate	3.6% - 17.5% (10.6%)
Corporate loans	1,672	Enterprise value	Multiple	0.3x - 8.25x (8.04x)
Equity securities	2,918	Discounted cash flow	Discount rate	10.1% - 10.1% (10.1%)
Other invested assets	4,575	Discounted cash flow	Discount rate	14.9% - 19.3% (18.4%)
Total — Insurance Solutions	$130,868
Equity securities of consolidated VIEs	141	Discounted cash flow	Discount rate	14.37% - 14.37% (14.37%)
Corporate loans of consolidated VIEs	50,585	Recent transaction	Transaction price	NA
Corporate loans of consolidated VIEs	75,172	Discounted cash flow	Discount rate	4.3% - 17.1% (6.7%)
Total assets of consolidated VIEs - Insurance Solutions	125,898
Total financial assets including consolidated VIEs - Insurance Solutions	$256,766
Total investments	$257,265

Financial liabilities
Asset Management
Debt obligation	$1,471	Enterprise valuation	Revenue multiple	Not Meaningful (NA)
		Enterprise valuation	EBITDA	Not Meaningful (NA)
		Income Approach	Required rate of return	Not Meaningful (NA)

		Quantitative Information about Level 3 Fair Value Measurements
December 31, 2024	Fair value	Valuation technique/ methodology	Unobservable input	Range (weighted average)
Total financial liabilities - Asset Management	$1,471
Total financial liabilities	$1,471

(1) For debt securities where the recent transaction price does not estimate fair value, the Company determines the fair value utilizing a yield analysis.
The Company typically determines the fair value of its performing Level 3 debt investments utilizing a yield analysis. In a yield analysis, a price is ascribed for each investment based upon an assessment of current and expected market yields for similar investments and risk profiles. Additional consideration is given to the expected life, portfolio company performance since close, and other terms and risks associated with an investment. Among other factors, a determinant of risk is the amount of leverage used by the portfolio company relative to the total enterprise value of the company, and the rights and remedies of the Company’s investment within each portfolio company’s capital structure.
Significant unobservable inputs include an illiquidity spread as well as a credit spread, both of which increase the discount rate. These rates are initially set at a level such that the loan valuation equals the initial purchase cost of the loan and are subsequently adjusted at each valuation date to reflect management’s current assessment of market conditions as well as of loan-specific credit and illiquidity risk. Discount rates are subject to adjustment based on both management’s current assessment of market conditions and the economic performance of individual investments. The significant unobservable inputs used in the fair value measurement of the Company’s Level 3 debt securities primarily include current market yields, including relevant market indices, but may also include quotes from brokers, dealers, and pricing services as indicated by comparable investments.
Financial instruments not carried at fair value

The following tables present carrying amounts and fair values of the Company’s financial assets and liabilities which are not carried at fair value as of March 31, 2025 and December 31, 2024:

			Fair Value Hierarchy
March 31, 2025	Carrying value	Fair value	Level 1	Level 2	Level 3
Financial Assets
Asset Management
Corporate loans	$13,287	$13,130	$—	$—	$13,130
Total financial assets — Asset Management	$13,287	$13,130	$—	$—	$13,130
Insurance Solutions
Mortgage loans	$136,485	$142,452	$—	$—	$142,452
Other invested assets	16,876	16,497	—	—	16,497
Total financial assets — Insurance Solutions	$153,361	$158,949	$—	$—	$158,949
Total financial assets	$166,648	$172,079	$—	$—	$172,079
Financial Liabilities
Asset Management
Debt obligations	$73,555	$70,783	$—	$—	$70,783
Total financial liabilities — Asset Management	$73,555	$70,783	$—	$—	$70,783
Insurance Solutions

Debt obligations	$17,250	$17,477	$—	$—	$17,477
Interest sensitive contract liabilities	327,435	327,435	—	327,435	—
Total financial liabilities —Insurance Solutions	$344,685	$344,912	$—	$327,435	$17,477
Total financial liabilities	$418,240	$415,695	$—	$327,435	$88,260

			Fair Value Hierarchy
December 31, 2024	Carrying value	Fair value	Level 1	Level 2	Level 3
Financial Assets
Asset Management
Corporate loans	$13,287	$13,184	$—	$—	$13,184
Total financial assets — Asset Management	$13,287	$13,184	$—	$—	$13,184
Insurance Solutions
Mortgage loans	$147,640	$153,619	$—	$—	$153,619
Other invested assets	16,742	16,512	—	—	16,512
Total financial assets — Insurance Solutions	$164,382	$170,131	$—	$—	$170,131
Total financial assets	$177,669	$183,315	$—	$—	$183,315
Financial Liabilities
Asset Management
Debt obligations	$73,492	$69,776	$—	$—	$69,776
Total financial liabilities — Asset Management	$73,492	$69,776	$—	$—	$69,776
Insurance Solutions
Debt obligations	$14,250	$14,450	$—	$—	$14,450
Interest sensitive contract liabilities	334,876	334,876	—	334,876	—
Total financial liabilities —Insurance Solutions	$349,126	$349,326	$—	$334,876	$14,450
Total financial liabilities	$422,618	$419,102	$—	$334,876	$84,226

Fair value option

The following table presents the net realized and unrealized gains (losses) on financial instruments for which the FVO was elected:

For the three months ended March 31,	2025			2024
	Net realized gains (losses)	Net unrealized gains (losses)	Total	Net realized gains (losses)	Net unrealized gains (losses)	Total
Asset Management
Debt obligation	$—	$968	$968	$—	$(147)	$(147)
Net gains (losses) from investment activities — Asset Management	$—	$968	$968	$—	$(147)	$(147)

Insurance Solutions
Debt securities:
U.S. government and agency	$—	$—	$—	$—	$—	$—
U.S. state, territories and municipalities	—	57	57	—	8	8

For the three months ended March 31,	2025			2024
	Net realized gains (losses)	Net unrealized gains (losses)	Total	Net realized gains (losses)	Net unrealized gains (losses)	Total
Other government and agency	—	(1)	(1)	—	29	29
Corporate	(50)	1,186	1,136	—	(1,888)	(1,888)
Asset and mortgage- backed securities	(146)	115	(31)	31	1,465	1,496
Corporate loans	2	789	791	25	(602)	(577)
Mortgage loans	—	—	—	—	—	—
Equity securities	—	—	—	—	—	—
Other invested assets	—	(390)	(390)	—	(44)	(44)
Net gains (losses) from investment activities — Insurance Solutions	$(194)	$1,756	$1,562	$56	$(1,032)	$(976)
Investments of consolidated VIEs	60	(326)	(266)	183	(64)	119
Net gains (losses) from investment activities — Insurance Solutions including consolidated VIEs	$(134)	$1,430	$1,296	$239	$(1,096)	$(857)
The following table presents information for loans which the Company elected the FVO.

March 31, 2025	Unpaid Principal Balance	Mark to Fair Value	Fair Value

Insurance Solutions
Corporate loans	$125,888	$(907)	$124,981
Other invested assets	5,756	(5,184)	572
Insurance Solutions	$131,644	$(6,091)	$125,553
Corporate loans of consolidated VIEs	138,721	(6,469)	132,252
Insurance Solutions including consolidated VIEs	$270,365	$(12,560)	$257,805

December 31, 2024	Unpaid Principal Balance	Mark to Fair Value	Fair Value

Insurance Solutions
Corporate loans	$117,823	$(3,089)	$114,734
Other invested assets	5,756	(4,813)	943
Insurance Solutions	$123,579	$(7,902)	$115,677
Corporate loans of consolidated VIEs	132,194	(6,296)	125,898
Insurance Solutions including consolidated VIEs	$255,773	$(14,198)	$241,575

As of March 31, 2025 and December 31, 2024, there were no loans accounted for at fair value under the FVO which were 90 days or more past-due or in non-accrual status.

The following table presents the estimated amount of gains (losses) included in earnings attributable to changes in instrument-specific credit risk on corporate loans for which the Company elected the FVO.

For the three months ended March 31,	2025	2024
Insurance Solutions
Corporate loans	$368	$(59)
Other invested assets	(390)	(44)
Insurance Solutions	(22)	(103)
Corporate loans of consolidated VIEs	(247)	(167)
Insurance Solutions including consolidated VIEs	$(269)	$(270)

The portion of gains and losses attributable to changes in instrument-specific credit risk is estimated by identifying loans with changes in credit ratings meeting certain criteria.
Note 9. Revenue from service contracts
The following table summarizes the Company’s revenue from service contracts for Asset Management:

Three months ended March 31,	2025	2024
Management fees	$3,240	$2,591
Incentive fees	299	903
Servicing fees (expense)(1)	(298)	(556)
Performance allocation	—	—
(1) Servicing fees was a net expense for the Company as reimbursements to SCIM for certain costs and the specified investment advisory fee retained by SCIM exceeded the net economic benefit derived under the ACIF advisory agreement, for the three months ended March 31, 2025, and March 31, 2024. Servicing fees are included within Administration and servicing fees in the Condensed Consolidated Statements of Operations.

Note 10. Goodwill and intangible assets
Goodwill

The carrying amount of goodwill by reportable segment as of March 31, 2025 and December 31, 2024 was $1.0 million for Asset Management, respectively, which is included in Other assets in the Condensed Consolidated Statements of Financial Position, and $55.7 million for Insurance Solutions, respectively.
Intangible assets

Intangible assets consist of the following as of March 31, 2025 and December 31, 2024:

	March 31, 2025
	Gross carrying amount	Accumulated amortization	Accumulated impairment	Net carrying amount
Asset Management
Intangible assets — indefinite life
Investment management contracts	$19,204	$—	$—	$19,204
Intangible assets — definite life
Investment management contracts	11,544	(5,718)	—	5,826
Total intangible assets — Asset Management	30,748	(5,718)	—	25,030

Insurance Solutions
Intangible assets — indefinite life
State insurance licenses	2,444	—	—	2,444
Total intangible assets — Insurance Solutions	$2,444	$—	$—	$2,444

	December 31, 2024
	Gross carrying amount	Accumulated amortization	Accumulated impairment	Net carrying amount
Asset Management
Intangible assets — indefinite life
Investment management contracts	$19,204	$—	$—	$19,204
Intangible assets — definite life
Investment management contracts	13,379	(4,808)	(1,835)	6,736
Total intangible assets — Asset Management	32,583	(4,808)	(1,835)	25,940

Insurance Solutions
Intangible assets — indefinite life
State insurance licenses	2,444	—	—	2,444
Total intangible assets — Insurance Solutions	$2,444	$—	$—	$2,444

The following table represents estimated intangible amortization expense as of March 31, 2025:

As of	March 31, 2025
Remainder of 2025	$3,436
2026	1,520
2027	802
2028	68
2029	—
2030 and thereafter	—
Total	$5,826

Note 11. Debt obligations

Asset Management

MLC US Holdings Credit Facility

On August 20, 2021, MLC US Holdings entered into a credit facility with a large US-based asset manager, as administrative agent and collateral agent for the lenders, whereby MLC US Holdings may borrow up to $25.0 million by December 31, 2021 (the “MLC US Holdings Credit Facility”). On September 19, 2022, MLC US Holdings entered into an amendment to its existing credit agreement to increase the term loan available thereunder by $4.5 million. The primary use of the proceeds from the amendment was to seed Opportunistic Credit Interval Fund (“OCIF”), an interval fund managed by ML Management. On May 2, 2023, MLC US Holdings entered into an amendment to the MLC US Holdings Credit Facility to increase the term loan available thereunder by an additional $4.5 million. The primary use of the proceeds from the most recent amendment was to finance the acquisition of Ovation on July 5, 2023, and other related fees and expenses. On December 17, 2024, MLC US Holdings entered into an amendment its existing credit agreement to upsize the facility thereunder by approximately $13.0 million to support key business initiatives as well as for general corporate purposes and paying related transaction fees and expenses. The MLC US Holdings Credit Facility matures on August 20, 2027.
Amounts drawn under the MLC US Holdings Credit Facility initially bore interest at London Interbank Offer Rate (“LIBOR") plus a spread of 7.50%. The benchmark, LIBOR, was replaced by the secured overnight financing rate ("SOFR") upon the transition from LIBOR on May 2, 2023. Upon the most recent amendment to the MLC US Holdings Credit Facility, the credit facility bears interest based on a pricing step-down mechanism as the business continues to perform, which is expected to reduce the Company's cost of debt over time. Payments of principal and interest are made on each payment date, with the remaining principal outstanding and accrued but unpaid interest payable on August 20, 2027. The MLC US Holdings Credit Facility is collateralized by assets held by MLC US Holdings. The Company is a guarantor of the MLC US Holdings Credit Facility.
The most recent amendment to the MLC US Holdings Credit Facility was treated as a debt modification as the instruments were not substantially different since the present value of the cash flows of the modified debt were less than 10 percent different from the present value of the remaining cash flows of the original debt. As of December 31, 2024, costs paid to the lenders of $0.4 million were capitalized and included an original issuance discount (“OID”) and were amortized through interest expense.
The Company was in compliance with all debt covenants for all periods presented.
Seller notes
On July 1, 2021, the Company completed the acquisition of the management contract for the investment company, Logan Ridge Finance Corporation (“Logan Ridge”), from Capitala Investment Advisors, LLC (“CIA”), through, in part, the issuance of an unsecured promissory note of $4.0 million, which bears no interest and is payable on July 1, 2025. The repayment amount on the maturity date will be adjusted to reflect the performance of the investment portfolio of Logan Ridge Finance Corporation since closing and shall not be less than $nil or more than $6.0 million. The Company elected to account for this note under the FVO, where the Company marks the note to fair value each reporting period, with changes in fair value recognized in earnings.
On October 29, 2021, the Company completed the Ability Acquisition through in part the issuance of an unsecured promissory note of $15.0 million, which bears interest at 5.0% per annum and is payable by October 29, 2031.
Promissory note
On January 29, 2024, the Company raised $18.8 million of debt through the issuance of 18,752 Debenture Units on a non-brokered private placement basis (the "Debenture Unit Offering"). Each Debenture Unit consists of: (i) one 8.85% paid-in-kind unsecured debenture of the Company in the principal amount of less than $0.1 million maturing on the date that is eight (8) years from the issuance thereof, and (ii) 50 common share purchase warrants of the Company, each of which is exercisable to acquire one common share of the Company at a price of C$2.75 Canadian Dollars (“CAD” or “C$”) per share for a period of eight (8) years, from the issuance thereof, provided that the warrants are not permitted to be exercised within the first twelve (12) months from the issuance thereof.

Debt obligations consisted of the following as of March 31, 2025 and December 31, 2024:

As of March 31, 2025	Maturity date	Stated interest rate	Effective interest rate	Extension options	Total facility	Outstanding balance
Seller note — Capitala Acquisition(1)	July 2025	—	—	N/A	$4,000	$503
MLC US Holdings Credit Facility (2)	August 2027	SOFR +7.50%	12.37%	N/A	40,000	39,500
Seller note — Ability Acquisition	October 2031	5.0%	5.0%	N/A	15,000	15,000
Debenture units (3)	January 2032	8.5%	8.9%	N/A	18,752	20,258
Total debt					$77,752	$75,261

(1)The Company elected FVO for the Seller note – Capitala Acquisition. The following balance represents the fair value of the note as of March 31, 2025.
(2)The MLC US Holdings Credit Facility is secured by all assets and interests in assets and proceeds owned and acquired by MLC US Holdings.
(3)The warrants issued with the Debenture Units are recorded in equity at fair value upon issuance and therefore are not required to be subsequently remeasured at fair value on an ongoing basis.

As of December 31, 2024	Maturity date	Stated interest rate	Effective interest rate	Extension options	Total facility	Outstanding balance
Seller note — Capitala Acquisition(1)	July 2025	—	—	N/A	$4,000	$1,471
MLC US Holdings Credit Facility (2)	August 2027	SOFR +7.50%	12.37%	N/A	40,000	40,000
Seller note — Ability Acquisition	October 2031	5.0%	5.0%	N/A	15,000	15,000
Debenture units (3)	January 2032	8.5%	8.9%	N/A	18,752	19,821
Total debt					$77,752	$76,292
(1)The Company elected FVO for the Seller note – Capitala Acquisition. The following balance represents the fair value of the note as of December 31, 2024.
(2)The MLC US Holdings Credit Facility is secured by all assets and interests in assets and proceeds owned and acquired by MLC US Holdings.

(3)The warrants issued with the Debenture Units are recorded in equity at fair value upon issuance and therefore are not required to be subsequently remeasured at fair value on an ongoing basis.

The scheduled principal repayments are as follows:

As of	March 31, 2025
Remainder of 2025	$2,003
2026	2,000
2027	39,000
2028	3,000
2029	3,000
2030 and thereafter	26,258
75,261
Transaction costs (net of amortization)	(1,203)
Total debt	$74,058

For the three months ended March 31, 2025, interest expense, including the amortization of debt issuance costs and PIK interest, was $1.9 million (March 31, 2024 – $1.7 million).
Insurance Solutions
Debt obligations
Ability has the following surplus notes outstanding as of March 31, 2025 and December 31, 2024:

As at March 31, 2025	Date issued	Date of maturity	Interest rate	Par value	Carrying value of note
Sentinel Security Life Insurance Company	2/25/2013	June 2028	5.00%	$2,250	$2,250
Pavonia Life Insurance Company of Michigan	8/30/2023	December 2032	10.00%	12,000	12,000
Atlantic Coast Life Insurance Company	3/31/2025	March 2033	6% plus SOFR	3,000	3,000
Total surplus notes				$17,250	$17,250

As at December 31, 2024	Date issued	Date of maturity	Interest rate	Par value	Carrying value of note
Sentinel Security Life Insurance Company	2/25/2013	June 2028	5.00%	$2,250	$2,250
Pavonia Life Insurance Company of Michigan	8/30/2023	December 2032	10.00%	12,000	12,000
Total surplus notes				$14,250	$14,250

For the three months ended March 31, 2025, interest paid was $0.3 million (March 31, 2024 - $0.3 million).
Refer to Note 8. Fair value measurements for fair value of financial liabilities carried at amortized cost.
The surplus notes are subordinated in right of payment of all indebtedness, policy claims, and other creditor claims. The note issued to Sentinel Security Life Insurance Company had an initial maturity date of June 12, 2023; however, in the second quarter of 2023, Ability renewed the note, extending the date of maturity to June 12, 2028. On August 30, 2023, Ability, completed a private offering of $12.0 million aggregate principal amount of 10.0% Surplus Notes due December 2032. On March 31, 2025, Ability, completed another private offering for an aggregate of $3.0 million principal amount of 6%+SOFR Surplus Notes with interest and principal due and payable on March 31, 2033. Payments of interest or principal shall be paid only if Ability has the required levels of statutory surplus and upon prior authorization by the Director of the Nebraska Department of Insurance.

Note 12. Deferred acquisition costs

Information regarding total deferred acquisition costs (“DAC”) for March 31, 2025 and March 31, 2024:

	For the three months ended March 31, 2025
	Beginning Balance	Capitalization (1)	Amortization	Ending Balance
DAC:
MYGA	$6,524	$(7)	$(555)	$5,962

	For the three months ended March 31, 2024
	Beginning Balance	Capitalization	Amortization	Ending Balance
DAC:
MYGA	$6,342	$1,242	$(487)	$7,097
(1) Negative capitalization represents return of commission due to cancellation of policies.

Significant methodologies and assumptions

The Company amortizes DAC related to long-duration contracts on a straight-line basis, at the individual level over the expected term of the related contract.
The amortization expense for DAC is included in the Amortization of deferred acquisition costs in the Condensed Consolidated Statements of Operations. The estimated future amortization expense related to DAC for the future years is as follows:

As of	March 31, 2025
Remainder of 2025	$1,426
2026	1,925
2027	1,524
2028	736
2029	206
2030 and thereafter	145
Total	$5,962

Note 13. Future policy benefits and related reinsurance recoverable
Future policy benefits comprise substantially all obligations to insureds in the Company’s insurance operations. A summary of future policy benefits and reinsurance recoverable are presented below.

As of	March 31, 2025	December 31, 2024
Reinsurance recoverable
Long term care reinsurance	$450,641	$445,847
Other	4,427	4,378
Modco investments Vista(1)	(189,780)	(190,771)
Total reinsurance recoverable	$265,288	$259,454

Future policy benefits
Long term care insurance	$772,235	$765,155
Other	4,429	4,378
Total future policy benefits	$776,664	$769,533

Funds held under reinsurance contracts
Funds held arrangement Front Street Re(1)	$238,371	$239,918

(1) The Company has a coinsurance or modified coinsurance with funds withheld arrangement with its two reinsurers. The Modco agreement with Vista Re dictates that the assets held as collateral are held with the legal right of offset to the related insurance contract liabilities. Therefore, the collateral held for this agreement is netted against the reserves under this contract. The agreement with Front Street Re does not have the legal right of offset therefore the reserves are not presented net of the collateral held, instead they are in the line item “Funds held under reinsurance contracts” in the Condensed Consolidated Statements of Financial Position.

The following tables summarize balances of and changes in future policy benefits reserves:

	Three months ended March 31,
Long-term care	2025	2024
Present value of expected net premiums
Balance, beginning of year	$306,206	$363,367

Beginning balance at locked-in discount rate	$343,705	$405,083
Change in effect in cashflow assumptions	—	—
Effect of actual variances from expected experience	(349)	(211)
Adjusted balance, beginning of year	343,356	404,872
Interest accrual	1,874	1,756
Net premiums collected	(11,790)	(12,491)
Effect of foreign currency	—	—
Ending balance at locked-in discount rate	333,440	394,137
Effect of changes in discount rate assumptions	(32,689)	(44,742)
Balance, end of year	$300,751	$349,395

Present value of Expected Future Policy Benefits
Balance, beginning of year	$1,071,361	$1,170,790

Beginning balance at locked-in discount rate	$1,306,356	$1,388,200
Change in effect in cashflow assumptions	—	—
Effect of actual variances from expected experience	4,610	(1,825)
Adjusted balance, beginning of year	1,310,966	1,386,375
Interest accrual	7,203	6,049
Benefit payments	(27,843)	(26,478)

	Three months ended March 31,
Long-term care	2025	2024
Ending balance at locked-in discount rate	$1,290,326	$1,365,946
Effect of changes in discount rate assumptions	(217,340)	(235,171)
Balance, end of year	$1,072,986	$1,130,775
Net future policy benefit reserves(1)	$772,235	$781,380

Less: Reinsurance recoverables, net of allowance for credit losses (2)	(450,641)	(449,024)
Net future policy benefit reserves, after reinsurance recoverables	$321,594	$332,356

(1)Net future policy benefit reserves excludes $4.4 million as of March 31, 2025, and 2024, respectively, of Medico assumed reserves which are 100% ceded.
(2)Reinsurance recoverables, net of allowance for credit losses excludes $4.4 million of reinsurance recoverable as of March 31, 2025 and March 31, 2024.

In the first quarter of 2025, the underlying cash flow assumptions remained unchanged. The effect of actual variances from expected experience observed a $5 million increase in the liability for future policy benefits, mainly driven by higher claims on the Guardian block of LTC line of business.

In the first quarter of 2024, the underlying cash flow assumptions remained unchanged. The effect of actual variances from expected experience observed a $1.6 million decrease in the liability for future policy benefits, mainly driven by lower claims on the Guardian block of LTC line of business.

The following tables provides the amount of undiscounted and discounted expected future gross premiums and expected future benefits and expenses for the LTC line of business:

Three months ended March 31,	2025		2024
Long-term care	Undiscounted	Discounted (1)	Undiscounted	Discounted (1)
Expected future gross premiums	$413,962	$300,751	$486,114	$349,395
Benefit payments	1,844,288	1,072,986	1,934,229	1,130,775

(1)Discount was determined using the current discount rate as of March 31, 2025, and March 31, 2024.

The following table provides the weighted-average durations of and weighted-average interest rates for the liability for future policy benefits:

	Three months ended March 31,
Long-term care	2025	2024
Weighted-average duration of liability (years) at current rate	10.49	10.87
Weighted-average duration of liability (years) at original rate	12.56	12.96
Weighted-average interest rate at current rate	5.10%	4.96%
Weighted-average interest rate at original rate	3.03%	2.94%

Note 14. Interest sensitive contract liabilities

The following table shows the outstanding Interest sensitive contract liabilities which represents the policyholder balances for MYGA product line:

	Three months ended March 31,
	2025	2024
Balance, beginning of year	$334,876	$256,569
Deposits	—	46,052
Product charges	(860)	(34)
Surrenders and withdrawals	(8,319)	(552)
Benefit payments	(2,080)	(1,368)
Interest credited	3,818	3,405
Balance, end of year	$327,435	$304,072
Weighted-average annual crediting rate	5.00%	5.00%

At period end:
Cash surrender value	$297,851	$262,996

Net amount a risk:
In the event of death (1)	$327,435	$304,070

(1)For benefits that are payable in the event of death, the net amount at risk is generally defined as the current death benefit in excess of the current account balances at the Condensed Consolidated Statements of Financial Position date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts at the Condensed Consolidated Statements of Financial Position date.

MYGA policyholder account balances totaled $327.4 million and $304.1 million, as of March 31, 2025, and 2024, respectively. Changes in policyholder account balances are primarily attributed to deposits associated with new MYGA policies assumed of $nil and $46.1 million and interest credited of $3.8 million and $3.4 million for the three months ended March 31, 2025 and March 31, 2024, respectively. These increases were partially offset by surrenders, withdrawals, benefits and product charges of $11.3 million and $2.0 million for the three months ended March 31, 2025 and March 31, 2024, respectively. Interest on policyholder account balances is generally credited at minimum guaranteed rates, primarily between 2% and 7% at both March 31, 2025, and March 31, 2024.
Note 15. Reinsurance

The Company enters into reinsurance agreements primarily as a purchaser of reinsurance for its LTC line of business and also as a provider of reinsurance for the LTC and MYGA lines of business. The Company participates in reinsurance activities in order to limit losses, minimize exposure to significant risks and provide additional capacity for future growth.
Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse the Company for the ceded amount in the event a claim is paid. Cessions under reinsurance agreements do not discharge the Company’s obligation as the primary insurer. In the event that reinsurers do not meet their obligations under the terms of the reinsurance agreements, Reinsurance recoverable balances could become uncollectible.
Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks.
Reinsurance recoverable

The Company reinsures its business through two reinsurers. The Company monitors ratings and evaluates the financial strength of its reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. The Company uses collateral for its reinsurance recoverable with funds withheld accounts. These reinsurance recoverable balances are stated net of allowance for expected credit loss of $0.9 million and $0.8 million at March 31, 2025 and December 31, 2024, respectively. The Company had $455.1 million and $450.2 million of net ceded Reinsurance recoverable at March 31, 2025 and December 31, 2024, respectively. The Company had $34.0 million and $31.1 million of unsecured Reinsurance recoverable balances at March 31, 2025 and December 31, 2024, respectively.
The amounts in the Condensed Consolidated Statements of Financial Position include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows at:

Long-term care	March 31, 2025	December 31, 2024
Reinsurance recoverable
Reinsurance ceded, net of allowance on for credit losses	$265,288	$259,454
Total reinsurance recoverable	$265,288	$259,454

Future policy benefits
Direct	$669,136	$666,617
Reinsurance assumed	107,528	102,916
Total future policy benefits	$776,664	$769,533

The amounts in the Condensed Consolidated Statements of Comprehensive Income (Loss) include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows:

Long-term care
For the three months ended March 31,	2025	2024
Net premiums
Direct premiums	$10,967	$11,168
Reinsurance assumed	1,090	1,144
Reinsurance ceded	(16,070)	(15,925)
Total net premiums	$(4,013)	$(3,613)

Net policy benefit and claims (remeasurement gain on policy liabilities of $81 and $5,425, respectively)
Direct	$15,220	$13,317
Reinsurance assumed	5,621	441
Reinsurance ceded, net of provision for credit losses(1)	(19,048)	(18,019)
Total net policyholder benefits and claims	$1,793	$(4,261)

(1) The provision for credit losses for reinsurance recoverables for the three months ended March 31, 2025, and March 31, 2024 is $0.1 million and $(0.4) million, respectively.
Note 16. Other assets and Accrued expenses and other liabilities
Other assets consist of the following:

As of	March 31, 2025	December 31, 2024
Asset Management
Management fee receivable - related parties	$2,629	$2,113
Incentive fee receivable - related parties	299	544
Deferred tax assets	2,417	2,296
Prepaid income taxes	354	476
Accrued interest and dividends receivable	2,177	1,909
Ovation goodwill	1,000	1,000
Operating lease right of use asset	524	560
Deferred offering costs	—	—
Prepaid insurance	119	222
Other	59	59
Total other assets — Asset Management	9,578	9,179
Insurance Solutions
Accrued investment income	17,693	17,532
Receivable for investments sold (1)	23	17,045
Guaranty funds on deposit	67	99
Other	2,425	2,459
Total other assets — Insurance Solutions	20,208	37,135
Interest receivable of consolidated VIEs	1,089	1,048
Total other assets — Insurance Solutions including consolidated VIEs	21,297	38,183
Total other assets	$30,875	$47,362

(1)Represents amounts due from third-parties for investment sales for which a cash settlement has not occurred.

Other liabilities and accrued expenses consist of the following:

As of	March 31, 2025	December 31, 2024
Asset Management
Payable for investments purchased (1)	$—	$—
Operating lease liabilities	532	572
Accounts payable and accrued liabilities	9,558	5,097
Total accrued expenses and other liabilities — Asset Management	10,090	5,669
Insurance Solutions
Payable for investments purchased (1)	—	—
Other accrued expenses	7,857	2,995
Total accrued expenses and other liabilities — Insurance Solutions	$7,857	$2,995
Total accrued expenses and other liabilities	$17,947	$8,664
(1)Represents amounts owed to third-parties for investment purchases for which a cash settlement has not occurred.

Note 17. Income taxes

Current tax is the amount of income tax recoverable (payable) in respect of the taxable loss (profit) for a period. Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities for accounting and tax purposes. Deferred income tax assets and liabilities are measured at the tax rates expected to apply when temporary differences reverse. Current and deferred taxes are offset only when they are levied by the same tax authority, on the same entity or group of entities, and when there is a legal right to offset.
Income earned through the Company's foreign subsidiaries is generally taxed in the foreign country in which they operate. Canada also taxes the income earned through the Company's controlled foreign subsidiaries and a deduction is allowed for certain foreign taxes paid on such income.
The effective income tax rate reflected in the Condensed Consolidated Statements of Operations varies from the Canadian tax rate of 26.5 percent for the three months ended March 31, 2025 (March 31, 2024 – 26.5 percent) for the items outlined in the following table.

	Three months ended March 31,
	2025	2024
Income (loss) before taxes	$(6,669)	$2,012
Income tax rate	26.5%	26.5%
Income tax expense at Canadian statutory tax rate	(1,767)	533
Permanent differences in tax rate on income not subject to tax	817	(48)
Deferred tax asset not recognized	2,130	(4,486)
Effect of tax rate of foreign jurisdictions	(11)	(164)
Foreign accrual property income impact	(1,015)	4,245
Other	(118)	(85)
Income tax expense (benefit) — Asset Management	$36	$(5)
Deferred tax assets
The details of income (loss) before income taxes by jurisdiction for Asset Management are as follows:

	Three months ended March 31,
	2025	2024
Canadian	$(6,909)	$(1,353)
Foreign	240	3,365
Income (loss) before taxes	$(6,669)	$2,012

The details of the income tax provision by jurisdiction for Asset Management are as follows:

	Three months ended March 31,
	2025	2024
Current tax
Canadian	$17	$—
Foreign	141	165
Total current tax	158	165

Deferred tax
Canadian	—	—
Foreign	(122)	(170)
Total deferred tax	(122)	(170)

Income tax expense (benefit) — Asset Management	$36	$(5)

Deferred tax assets and liabilities consists of the following temporary differences:

	March 31, 2025	December 31, 2024
Assets
Tax benefit of loss carryforward	$21,422	$20,275
Tax benefit of expenditure pools	13,437	13,415
Deferred acquisition costs	6,146	6,009
Unrealized losses on remeasurement of investments	11,515	10,478
Other assets tax value in excess of book value	10,584	10,284
Total deferred tax assets	63,104	60,461
Valuation allowance	(46,270)	(44,604)
Total deferred tax assets, net of valuation allowance	$16,834	$15,857

Liabilities
Insurance reserves	$(11,978)	$(12,172)
Other	(2,439)	(1,389)
Total deferred tax liabilities	$(14,417)	$(13,561)

Net deferred tax assets	$2,417	$2,296
The Company considers its significant tax jurisdictions to include Canada and the United States. The Company remains subject to income tax examination in Canada for years after 2017, and U.S. federal jurisdiction for year after 2020.
Note 18. Equity

Common shares

The Company is authorized to issue an unlimited number of common shares, without par value, for unlimited consideration. The common shares are not redeemable or convertible. Dividends are declared by the Board at its discretion. Historically, the Board has declared dividends on a quarterly basis and the amount can vary from quarter to quarter.
As of March 31, 2025, there were 28,666,080 common shares issued and outstanding (March 31, 2024 – 25,797,739). The Company issued 60,082 shares (net of tax) in respect of vested RSUs (inclusive of Dividend Equivalent Units (“DEUs”)), 17,315 shares in satisfaction of debt obligations owed in connection with the provision of certain consulting services, and 2,693,071 common shares for the minority investment in Runway Growth Capital LLC (“Runway”) during the three months ended March 31, 2025. The Company issued 64,004 shares (net of tax) in respect of vested RSUs (inclusive of DEUs) during the three months ended March 31, 2024. There were no other transactions with shareholders for the three months ended March 31, 2025 and 2024.
Preference shares

The Company is authorized to issue an unlimited number of preference shares, without par value, in series, for unlimited consideration. There were no preference shares outstanding as of March 31, 2025 and December 31, 2024.
Dividends

Dividends to the Company's shareholders are recorded on the declaration date. The payment of any cash dividend to shareholders of the Company in the future will be at the discretion of the Board and will depend on, among other things, the financial condition, capital requirements and earnings of the Company, and any other factors that the Board may consider relevant.
The Business Corporations Act (Ontario) ("OBCA") provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. Furthermore, holders of common shares may be subject to the prior dividends rights of holders of preference shares, if any, then outstanding.
The following table reflects the distributions declared on the common shares of the Company during the three months ended March 31, 2025 and March 31, 2024:

			Dividend amount per share		Total dividend amount
Declaration Date	Record Date	Payment Date	CAD	USD (1)	CAD	USD (1)
March 13, 2025	April 3, 2025	April 10, 2025	$0.020	$0.014	$573	$399
					$573	$399

March 13, 2024	March 25, 2024	April 2, 2024	$0.020	$0.015	$516	$383
					$516	$383
(1)Dividends are issued and paid in CAD. For reporting purposes, amounts recorded in equity are translated to USD using the daily exchange rate on the date of declaration.

Warrants

On October 19, 2018, the Company (formerly Marret Resource Corp.) announced the completion of a plan of arrangement under the provisions of the Business Corporations Act (Ontario) pursuant to which, among other things, each common share in the capital of the Company was exchanged for one common share in the capital of the company created pursuant to the arrangement and pursuant to which the Company changed its name to Mount Logan Capital Inc. (the "Arrangement"). Upon closing of the Arrangement and in accordance with the terms of the Arrangement, the Company issued to shareholders who made an election to acquire warrants under the Arrangement warrants to acquire an aggregate of 20,468,128 common shares of the Company (the "Arrangement Warrants"). As at March 31, 2025 and December 31, 2024, the Company had 20,468,128 Arrangement Warrants outstanding, which are exercisable at any time up to October 19, 2025. As a result of a share consolidation completed on December 3, 2019, every eight (8) Arrangement Warrants entitled the holder to receive, upon exercise, one common share of the Company at a price of C$6.16 per common share. Accordingly, an aggregate of up to 2,558,516 common shares are issuable upon the exercise of the 20,468,128 outstanding Arrangement Warrants as at March 31, 2025 and December 31, 2024.

Separately on January 26, 2024, the Company issued 50 common share purchase warrants for each of the 18,752 debenture units that were issued on a non-brokered private placement (refer to Note 11. Debt obligations for further detail). Each of the debt warrants is exercisable to acquire one common share of MLC at a price of C$2.75 per share for a period of eight (8) years, from the issuance thereof, provided that the warrants are not permitted to be exercised within the first twelve (12) months from the issuance thereof. Accordingly, an aggregate of up to 937,600 common shares are issuable upon the exercise of the 937,600 outstanding debt warrants as at March 31, 2025 (December 31, 2024 - 937,600).

Accumulated other comprehensive income (loss)

	Unrealized investment gains (losses) on available-for-sale securities	Unrealized gains (losses) on hedging instruments	Remeasurement gains (losses) on future policy benefits related to discount rate	Cumulative translation adjustment	Accumulated other comprehensive income (loss)
Balance at December 31, 2024	$(21,318)	$(5,192)	$85,409	$(21,858)	$37,041
Other comprehensive income (loss), before reclassifications	2,628	2,892	(5,143)	—	377
Less: reclassification adjustments for gains (losses) realized	24	(436)	—	—	(412)
Less: Income tax expense (benefit)	—	—	—	—	—
Balance at March 31, 2025	$(18,714)	$(1,864)	$80,266	$(21,858)	$37,830

	Unrealized investment gains (losses) on available-for-sale securities	Unrealized gains (losses) on hedging instruments	Remeasurement gains (losses) on future policy benefits related to discount rate	Cumulative translation adjustment	Accumulated other comprehensive income (loss)
Balance at December 31, 2023	$(28,872)	$—	$77,816	$(21,858)	$27,086
Other comprehensive income (loss), before reclassifications	3,276	(672)	6,221	—	8,825
Less: reclassification adjustments for gains (losses) realized	52	—	—	—	52
Less: Income tax expense (benefit)	—	—	—	—	—
Balance at March 31, 2024	$(25,648)	$(672)	$84,037	$(21,858)	$35,859

Note 19. Equity based compensation
Stock option plan and performance and restricted share unit plan

On May 30, 2019, the Company’s shareholders approved (i) a stock option plan (the “Option Plan”) and (ii) the RSU Plan, which were each re-approved by shareholders of the Company on June 7, 2024. On June 7, 2024, shareholders of the Company approved certain amendments to both the Option Plan and RSU Plan to, among other things, increase the rolling limit thereunder from 10% to 15% of the common shares then issued and outstanding.

Option Plan

The Option Plan provides that the administrators may, from time to time, at their discretion, grant to directors, officers, employees and certain other service providers of the Company or its subsidiaries options to purchase common shares of the Company in connection with their employment or position. The aggregate number of common shares that are issuable under the Option Plan upon the exercise of options which have been granted and are outstanding, together with common shares that are issuable pursuant to outstanding awards and grants under any other share compensation arrangement of the Company (including the RSU Plan), shall not at any time exceed 15% of the common shares then issued and outstanding. The purchase price for any common shares underlying an option shall not be less than the fair market value of a common share on the date the option is granted, being the closing price of the common shares listed on Cboe Canada on the last trading day before the date of grant. Options granted under the Option Plan have a maximum term of 10 years from the date of grant.
There were no options or awards issued or outstanding under the Option Plan as of March 31, 2025 (December 31, 2024 – nil).
RSU Plan

The aggregate number of common shares that are issuable under the RSU Plan to pay awards which have been granted and are outstanding under the RSU Plan, together with common shares that are issuable pursuant to outstanding awards or grants under any other share compensation arrangement of the Company (including the Option Plan), shall not exceed at any time 15% of the common shares then issued and outstanding.
RSU grants are made in the form of equity-settled awards that typically vest one-third annually beginning one year after the grant date (unless approved otherwise by the Board to vest based on specified terms over a specified period), whereby one vested RSU will be exchanged for one common share. The grant date fair value of each equity-settled RSU unit is calculated based on the grant date’s previous day closing price per common share of the Company on Cboe Canada.
The Company awarded 652,135 RSUs with a grant date fair value of $1.2 million during the three months ended March 31, 2025. No RSUs were awarded during the three months ended March 31, 2024.
The Company recorded equity-based compensation expense related to RSUs awarded from profit sharing arrangements of $0.3 million and $0.1 million, during the three months ended March 31, 2025 and March 31, 2024, respectively. There was $2.6 million of total unrecognized equity-based compensation expense related to unvested RSUs, which is expected to be recognized over a weighted-average term of 2.2 years, as of March 31, 2025. The Company has elected to account for forfeitures as they occur. Expense is recognized on a straight line basis over the life of the award.
A summary of the status of service-vesting awards granted under the RSU Plan for the three months ended March 31, 2025 is presented below:

	RSUs and DEUs Outstanding
	RSUs	Weighted average grant date fair value	DEUs	Weighted average grant date fair value	Total
Unvested balance, January 1, 2025	1,409,780	$1.67	23,172	$1.73	1,432,952
Granted	652,135	1.69	—	—	652,135
Vested	(86,968)	3.16	(13,011)	1.92	(99,979)
Forfeitures	—	—	—	—	—
Unvested balance, March 31, 2025	1,974,947	$1.61	10,161	$1.49	1,985,108

Note 20. Earnings per share

    Basic earnings per share is calculated by dividing net income or loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated in the same manner, with further adjustments made to reflect the dilutive impact of instruments convertible into the Company’s common shares.
The Company has granted RSUs that provide the right to receive, subject to vesting during continued employment, shares of common stock pursuant to the RSU Plan. Any dividend equivalent paid to an employee on RSUs will be returned to the Company upon forfeiture of the award by the employee. Unvested RSUs that are entitled to forfeitable dividend equivalents do not qualify as participating securities and are excluded in the Company’s basic and diluted earnings per share computations. Vested RSUs qualify as participating securities and are included in the Company’s diluted earnings per share computation.
The Company also has issued warrants which are exercisable to acquire one common share at a defined exercise price.
The following table sets forth the computation of basic and diluted income (loss) per common share for the three months ended March 31, 2025, and March 31, 2024:

	Three months ended March 31,
	2025	2024
Basic earnings per share
Net income (loss)	$(6,705)	$2,017
Weighted-average number of common shares outstanding	27,759,728	25,745,692
Basic earnings per share	$(0.24)	$0.08

Diluted earnings per share
Net income (loss)	$(6,705)	$2,017
Weighted-average number of common shares outstanding	27,759,728	25,745,692
Incremental Common Shares
Assumed exercise of warrants (1)	—	—
Common shares potentially issuable (2)	—	258,752
Weighted-average number of diluted common shares outstanding	27,759,728	26,004,444
Diluted earnings per share	$(0.24)	$0.08

(1)For the three months ended March 31, 2025 and 2024, respectively, both the Arrangement Warrants and debt warrants are excluded from the calculation of diluted earnings per share given the exercise price on both sets of warrants is greater than the average market price of the Company's common shares (i.e., they were "out of the money"), and they also would have been anti-dilutive.
(2)For the three months ended March 31, 2025, RSUs granted were anti-dilutive and are excluded from the calculation of diluted earnings per share.

The following table summarizes the anti-dilutive securities that are excluded from the computation of diluted income (loss) per share:

	Three months ended March 31,
	2025	2024
Anti-dilutive Securities
Weighted-average number of unexcercised warrants	3,496,116	3,235,672
Weighted-average number RSUs outstanding, inclusive of DEUs	1,935,318	—
Total common shares equivalent	5,431,434	3,235,672

Note 21. Related parties
Servicing Agreement
On November 20, 2018, the Company entered into a servicing agreement (the “Servicing Agreement”) with BC Partners Advisors L.P. ("BCPA"). Under the terms of the Servicing Agreement, BCPA as servicing agent (the "Servicing Agent") performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of the Company, including, without limitation, office facilities, equipment, bookkeeping and recordkeeping services and such other services the Servicing Agent, subject to review by the Board, shall from time to time deem necessary or useful to perform its obligations under this Servicing Agreement. The Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services.
Unless earlier terminated as described below, the Servicing Agreement will remain in effect from year-to-year if approved annually by (i) the vote of the Board and (ii) the vote of a majority of the Company’s directors who are not parties to the Servicing Agreement or a "related party" of the Servicing Agent, or of any of its affiliates. The Servicing Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice by the vote of the Board or by the Servicing Agent.
The Company reimburses BCPA for an allocable portion of compensation paid to the Company’s Chief Financial Officer, associated management personnel (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company), and out-of-pocket expenses. While the Servicing Agent performs certain administrative functions for the Company, the management functions of the Company are wholly performed by the Company’s management team. For the three months ended March 31, 2025, the Company incurred administrative fees of $1.1 million (March 31, 2024 – $0.9 million). As of March 31, 2025, administrative fees payable to BCPA was $1.4 million (December 31, 2024–$1.2 million).
Transactions with Affiliates - servicing fees
The Company, through MLC US Holdings, a wholly-owned subsidiary of the Company, provides certain administrative services to SCIM in respect of the management of an investment fund ("ACIF") in exchange for a servicing fee. Servicing fees are determined quarterly based on an amount equal to the aggregate base management fee and incentive fees received by SCIM from ACIF in respect of such quarter, net of debt servicing expense, a quarterly fee to be retained by SCIM comprised of a specified amount, and an allocable portion of the compensation of SCIM’s investment professionals in connection with their performance of investment advisory services for ACIF (collectively, the "Retained Benefits"). In addition, SCIM is reimbursed by MLC US Holdings quarterly for certain expenses it incurs in connection with the investment advisory services provided to ACIF. Pursuant to this arrangement, the Company receives the net economic benefit derived by SCIM under the ACIF advisory agreement, subject to the holdback of the Retained Benefits and expense reimbursements. For the three months ended March 31, 2025, the Company incurred servicing fees of $0.3 million (March 31, 2024 – $0.6 million).
The Company, through MLC US Holdings, a wholly-owned subsidiary of the Company, issued a promissory note to SCIM on October 30, 2020, with a maturity of October 30, 2040. The note’s value is not to exceed $15M and bears interest at 8.0% per annum, payable quarterly, for the first 10 years. During the second 10 years outstanding, repayments of the note shall occur in equal quarterly installment payments, bearing interest at 8.0% per annum, plus an additional 2% annually on overdue principal. As of March 31, 2025, the outstanding principal value of the note was $13.6 million (December 31, 2024: $13.6 million). For the three months ended March 31, 2025, total interest income was $0.3 million (March 31, 2024: $0.3 million). As of March 31, 2025, the total accrued interest income receivable was $2.2 million (December 31, 2024: $1.9 million).
Potential Conflicts of Interest
The Company's senior management team is comprised of substantially the same personnel as the senior management team of BCPA, and such personnel may serve in similar or other capacities for BCPA or to future investment vehicles affiliated with BC Partners. As a result, such personnel provide investment advisory services to the Company and certain investment vehicles considered affiliates of BC Partners.
Compensation of Key Management Personnel
The Company's key management personnel are those personnel who have the authority and responsibility for planning, directing and controlling the activities of the Company. Directors (both executive and non-executive) are considered key personnel. Certain directors and officers of the Company are affiliated with BCPA. For the three months ended March 31, 2025, the Chief Executive Officer ("CEO") and Co-presidents received no cash salary or bonuses of any kind. Instead, their compensation was 100% equity-based compensation granted pursuant to the Company's security-based compensation arrangements that vest over time for services rendered. The CEO and Co-presidents had a total of 599,576 Restricted Share Units ("RSUs"), inclusive of DEUs outstanding as at March 31, 2025 (December 31, 2024 - 659,557), which vest over two to three years. There were 4,792 DEUs declared to the CEO and Co-presidents during the three months ended March 31, 2025 (March 31, 2024 - 1,133) though not issued until April 10, 2025 consistent with the dividend payment date. See Note 19. Equity based compensation and Note 20. Earnings per share for more information. No person or employee of the Servicing Agent or its affiliates that serves as a director of the Company receives any compensation from the Company for his or her services as a director.
Common shares held by directors and officers of the Company who are affiliated with BCPA at of March 31, 2025 were 837,003 (December 31, 2024 – 804,679).
Other Transactions with BCPA or their Affiliates
The Servicing Agent may, from time to time, pay amounts owed by the Company to third-party providers of goods or services, and the Company will subsequently reimburse the Servicing Agent for such amounts paid on its behalf. Amounts payable to the Servicing Agent are settled in the normal course of business without any formal payment terms. As of March 31, 2025, operating expenses reimbursable to BC Partners for amounts paid on behalf of the Company was $5.4 million (December 31, 2024 – $7.4 million).
The Company may, from time to time, enter into transactions in the normal course of operations with entities that are considered affiliates involved in the credit business of BCPA (“BCPA Credit Affiliates”). At March 31, 2025, Asset Management held investments with affiliates of BCPA Credit Affiliates totaling $25.2 million (December 31, 2024 – $20.9 million), and Insurance Solutions held investments with affiliates of BCPA Credit Affiliates totaling $22.9 million (December 31, 2024 – $23.7 million). On these investments, Asset Management recognized (i) interest income of $0.3 million for the three months ended March 31, 2025 (March 31, 2024 - $0.3 million), (ii) earnings on equity method investments of $0.3 million for the three months ended March 31, 2025 (March 31, 2024 - $0.2 million), and (iii) dividend income on equity securities of less than $0.1 million for the three months ended March 31, 2025 (March 31, 2024: $0.1 million). On these investments, Insurance Solutions recognized (i) interest income of $0.3 million for the three months ended March 31, 2025 (March 31, 2024 - $0.6 million) and (ii) dividend income of $0.1 million for the three months ended March 31, 2025 (March 31, 2024 - less than $0.1 million).
Further, for the three months ended March 31. 2025, the Company incurred expenses of $1.7 million (March 31, 2024 - $1.8 million) to an affiliate, for third party administrative services relating to Ability for administering its long-term care block of business. As of March 31, 2025, there was a payable to this affiliate of $1.1 million (December 31, 2024 – $0.6 million).
Note 22. Segments

The Company conducts its business through two reportable segments: Asset Management and Insurance Solutions. The Company defines operating segments by type of product and business line. The Asset Management segment comprises of a single operating segment encompassing all fee generating activities. The Insurance Solutions segment consists of two product lines within the insurance business, LTC and MYGA, that are a single reportable segment.
Segment information is utilized by the Company’s chief operating decision maker (“CODM”) to assess performance and to allocate resources. The Company’s Chief Executive Officer (“CEO”) is the CODM, who is also solely responsible for decisions related to the allocation of resources on a company-wide basis.
For each segment, the CODM uses the key measure of Segment Income to allocate resources (including employees, financial or capital resources) to that segment in the annual budget and forecasting process. The performance is measured by the Company’s CODM on an unconsolidated basis because the CODM makes operating decisions and assesses the performance of each of the Company’s business segments based on financial and operating metrics and data that exclude the effects of consolidation. Each reportable segment is then responsible for managing its operating results, developing products, defining strategies for services and distributions based on the profile and needs of its business and market.
Segment Income
Segment Income is the key performance measure used by the CODM in evaluating the performance of the asset management and insurance solutions segments. The CODM uses Segment Income to make key operating decisions such as the following:
•decisions related to the allocation of resources such as staffing decisions, including hiring and locations for deployment of the new hires;
•decisions related to capital deployment such as providing capital to facilitate growth for the business and/or to facilitate expansion into new businesses;
•decisions related to expenses, such as determining annual discretionary bonuses and equity-based compensation awards to its employees and/or service providers.
Segment Income is a measure of profitability and has certain limitations in that it does not take into account certain items included under U.S. GAAP. Segment Income is the sum of (i) Fee Related Earnings and (ii) Spread Related Earnings. Segment Income excludes the effects of the consolidation of each segment, taxes and related payables, and other items unique to deriving each segment’s performance metric as explained respectively below.
Segment Income may not be comparable to similarly titled measures used by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. We use Segment Income as a measure of operating performance, not as a measure of liquidity. Segment Income should not be considered in isolation or as a substitute for net income or other income data prepared in accordance with U.S. GAAP. The use of Segment Income without consideration of related U.S. GAAP measures is not adequate due to the adjustments described above. Management compensates for these limitations by using Segment Income as a supplemental measure to U.S. GAAP results, to provide a more complete understanding of our performance as management measures it. A reconciliation of Segment Income to its most directly comparable U.S. GAAP measure of income (loss) before income tax provision can be found in this footnote.
Fee Related Earnings

Fee Related Earnings (“FRE”) is a component of Segment Income that is used to assess the performance of the Asset Management segment. FRE is the sum of (i) management fees, (ii) performance fees received from certain managed funds (iii) equity investment earnings related to fee generating vehicles, and (iv) interest income attributable to investment management activity, less (a) fee-related compensation, excluding equity-based compensation, and (b) other associated operating expenses, which excludes amortization of acquisition-related intangible assets and interest and other credit facility expenses.
FRE excludes non-fee generating revenues and expenses, transaction-related charges, equity-based compensation costs, the amortization of intangible assets, the operating results of VIEs that are included in the Condensed Consolidated Financial Statements, and any other non-recurring income and expenses. In addition, FRE excludes interest and other financing costs related to the Company not attributable to any specific segment, and corporate overhead expenses incurred to support the operations of the business rather than directly fee-related. Management considers these types of costs corporate in nature, and are included only for reconciliation purposes to income (loss) before income tax (provision) benefit.
Spread Related Earnings
Spread Related Earnings (“SRE”) is a component of Segment Income that is used to assess the performance of the Insurance Solutions segment, excluding certain market volatility, which consists of investment gains (losses), other income and certain general, administrative & other expenses. For the Insurance Solutions segment, SRE equals the sum of (i) the net investment earnings on Insurance Solutions segment’s net invested assets (excluding investment earnings on funds held under reinsurance contracts and modified coinsurance agreement), less (ii) cost of funds (as described below), (iii) compensation and benefits, (iv) interest expense and (v) operating expenses.
Cost of funds includes liability costs associated with the crediting cost on MYGA liabilities as well as other liability costs. Other liability costs include DAC amortization, the cost of liabilities associated with LTC, net of reinsurance, which includes change in reserves, premiums, actual claim experience including related expenses and certain product charges related to MYGA.
The following presents financial data for the Company’s reportable segments and the reconciliation of Segment Income to Income (loss) before taxes reported in the Condensed Consolidated Statements of Operations

Three months ended March 31,	2025	2024
Asset Management
Management fees	$4,407	$4,020
Incentive fees	299	903
Equity investment earnings	282	224
Interest income(1)	268	271
Fee-related compensation	(1,471)	(1,084)
Other operating expenses:
Administration and servicing fees	(733)	(1,057)
General, administrative and other	(772)	(1,075)
Fee related earnings	2,280	2,202
Insurance Solutions
Net investment income and realized gain (loss), net	13,013	13,037
Cost of funds	(9,319)	(3,210)
Compensation and benefits	(244)	(184)
Interest expense	(328)	(328)
General, administrative and other	(3,086)	(3,887)
Spread related earnings	36	5,428
Segment income	$2,316	$7,630
Asset Management Adjustments:
Intersegment management fee eliminations	$(1,167)	$(1,429)
Administration and servicing fees(2)	(504)	(366)
Transaction costs	(4,545)	(251)
Compensation and benefits(2)	(577)	(544)
Equity-based compensation	(212)	(49)
Amortization and impairment of intangible assets	(910)	(482)
Interest and other credit facility expenses	(1,946)	(1,702)
General, administrative and other(2)	(951)	(1,157)
Net gains (losses) from investment activities	841	(218)
Dividend income	38	112
Other income (loss), net	299	—
Insurance Solutions Adjustments:
Equity-based compensation	(120)	(26)
Net unrealized gains (losses) from investment activities	126	(570)
Other income	76	82
Intersegment management fee eliminations	1,167	1,429
General, administrative and other(3)	(600)	(447)
Income (loss) before taxes	$(6,669)	$2,012

(1)Represents interest income on a loan asset related to a fee generating vehicle.
(2)Represents corporate overhead allocated to each segment.
(3)Represents costs incurred by the insurance segment for purposes of U.S. GAAP reporting but not the day-to-day operations of the insurance company.

The following presents financial data for the Company’s reportable segments and the reconciliation of Segment Revenue to Total revenue reported in the Condensed Consolidated Statements of Operations:

Three months ended March 31,	2025	2024
Segment Revenues
Asset Management	$5,256	$5,418
Insurance Solutions	13,013	13,037
Total segment revenues	18,269	18,455
Asset Management Adjustments:
Intersegment management fee eliminations	(1,167)	(1,429)
Interest income	(268)	(271)
Insurance Solutions Adjustments:
Net Premiums	(4,013)	(3,613)
Product charges	860	34
Net gains (losses) from investment activities	126	(570)
Other income	76	82
Intersegment management fee eliminations	1,167	1,429
Total revenues	$15,050	$14,117
The following presents financial data for the Company’s reportable segments and the reconciliation of the Company’s total reportable segment assets to total assets reported in the Condensed Consolidated Statements of Financial Position:

As of	March 31, 2025	December 31, 2024
Segments Assets
Asset Management	$124,980	$124,377
Insurance Solutions	1,502,912	1,496,527
Total segment assets	1,627,892	1,620,904
Asset Management Adjustments:
Intersegment investments	(56,101)	(53,601)
Intersegment receivables	(6,138)	(5,354)
Total assets	$1,565,653	$1,561,949

Note 23. Commitments and contingencies

Investment commitments
In the normal course of business, the Company may enter into commitments to fund investments, which are not reflected in the Condensed Consolidated Financial Statements. There were $1.4 million and $39.2 million of outstanding investment commitments as of March 31, 2025 for Asset Management and Insurance Solutions, respectively (December 31, 2024 – $1.4 million and $43.2 million).
In connection with the Capitala Acquisition, ML Management issued a promissory note to CIA for $4.0 million, which pursuant to the terms in the agreement, may increase to $6.0 million, based on the maturity date asset values of a predefined list of assets held by Logan Ridge. Refer to Note 11. Debt obligations for the expected cash outflow on this liability based on the fair value as of March 31, 2025.
Contingent liabilities and litigation
The Company may be subject to lawsuits in the normal course of business. Insurance in particular is a highly regulated industry and lawsuits related to claim payments should be expected in the normal course of business. In the Asset Management business certain types of investment vehicles, especially those offered to individual investors, may subject the Company to a variety of risks, including new and greater levels of public and regulatory scrutiny, regulation, risk of litigation and reputation risk, which could materially and adversely affect the

Company. Other potential lawsuits include allegations of mis-selling in the Insurance Solutions segment, among others. The Company considers this risk to be less likely given that Ability no longer directly writes insurance policies.
Ability at different times may receive notifications of the insolvency of various insurance companies. It is expected that such insolvencies would result in a Guaranty Fund Assessment against Ability at some future date. At this time, the Company is unable to estimate the possible amounts, if any, of such assessments as no data is available from the National Organization of Life and Health Guaranty Associations in the United States. Accordingly, the Company is unable to determine the impact, if any, that such assessments may have on its financial position or results of operations.
Ability is subject to lawsuits and regulatory actions in the normal course of business that do not arise from or directly relate to claims on insurance policies. This category of business litigation typically involves, among other things, allegations of underwriting errors or misconduct and litigation related to regulatory activity. These nonclaims litigation matters are considered when determining general expense accruals are necessary. As of March 31, 2025, there were no litigation related expense accruals. Potential legal and regulatory actions are subject to inherent uncertainties, and future events could change management’s assessment of the probability or estimated amount of potential losses from pending or threatened legal and regulatory matters. A future adverse ruling by the courts in any pending cases could have a material adverse impact on the financial condition of Ability. Based on management’s best assessment at this time, Ability is adequately reserved for these cases as of March 31, 2025.
Note 24. Capital management and regulatory requirements

The Company’s capital structure consists of equity and debt. In order to maintain or adjust the capital structure, the Company actively manages its equity as capital and may adjust the amount of debt borrowings, dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets. The Company's capital management framework takes into account the requirements of the Company as a whole as well as the needs and requirements of each of its subsidiaries. The Company’s officers and senior management are responsible for managing the Company’s capital and do so through quarterly portfolio management meetings and regular review of financial information.
As of March 31, 2025, the Company was in compliance with all financial covenants in its debt facilities. These include restrictions on the distribution capacity from MLC US Holdings to the Company.
Insurance capital requirements
Ability is subject to minimum capital and surplus requirements. Insurance companies typically operate in excess of such requirements. Failure to maintain such minimum capital will result in regulatory actions, including in certain circumstances regulatory takeover of the insurance company.
Ability is subject to risk based capital ("RBC") standards and other minimum capital and surplus requirements imposed by state laws. Regulatory capital requirements for Ability are determined in accordance with statutory requirements of the Nebraska Department of Insurance. The RBC requirement is a statutory minimum level of capital that is based on multiple factors including: an insurance company's size, and the inherent riskiness of its financial assets, liabilities and operations. That is, the company must hold capital in proportion to its risk. The RBC formula is intended to measure the adequacy of the insurance company’s statutory surplus in relation to the risks inherent in its business. The RBC formula requires higher surplus in relation to items deemed to have higher risk. Regulatory action is triggered beginning at 200% RBC and below. The minimum RBC ratio for Ability is 200% and Ability must have a ratio in excess of 300% to be able to reinsure new business. Ability’s RBC ratio is tested annually at the end of Ability’s financial year and estimated on a quarterly basis.  When calculated at December 31, 2024 it was 325.098% which was in excess of the minimum requirement.  From time to time during a particular financial year, Ability may take steps to increase its RBC ratio to ensure it remains above the minimum requirement or exceeds the ratio required to write new business, which steps may include, among other things, securing additional funding. Ability’s minimum capital requirements do not require a minimum level of cash to be held. Ability does not have to include cash as part of its regulatory capital provided the minimum capital requirements are satisfied.
Insurance subsidiary dividend restrictions
Ability’s statutory statements are presented on the basis of accounting practices determined by the Nebraska Department of Insurance (“NEDOI”). The NEDOI recognizes only permits and/or prescribes certain statutory accounting practices determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under insurance law. The amount of dividends that Ability may pay in a twelve-month period, without prior approval by Ability, is restricted by the laws of Nebraska.
Under Nebraska law, dividends payable from Ability's unassigned funds during any twelve-month period without prior approval of the state’s Insurance Director are limited to the greater of 10% of Ability’s surplus as shown on the immediately preceding calendar year’s statutory financial statement on file with the NEDOI or 100% net gain from operations for the prior calendar year. Any dividend in excess of such limitation must be approved by the Insurance Director. Based on these restrictions, Ability could not pay any dividends to its parent absent regulatory approval as of each of March 31, 2025 and December 31, 2024.
Note 25. Concentration of Risks

Our current operations subject us to the following concentrations of risk:
Insurance Solutions
Historically, we have assumed our MYGA products, which is a part of our insurance operations, from two insurance companies, ACL and SSL. We have made a decision to no longer assume business from ACL and SSL as of June 30, 2024. However, the Company will continue to earn investment income from the cash proceeds of the existing MYGA contracts and the holders will continue to be a diversified base of numerous individuals. Effective March 31, 2025, Ability entered a new reinsurance treaty for additional MYGA with National Security Group (“NSG”), further diversifying its reinsurance partners.

Certain concentrations of credit risk related to reinsurance recoverable exist with the insurance organizations listed in the table below:

As at March 31, 2025	A.M. Best credit rating	Net reinsurance recoverable (1)	Funds withheld payable	Net reinsurance credit exposure
Medico Insurance Company	A	$4,427	$—	$4,427
Front Street Re	Not Rated	267,962	238,371	29,591
Vista Life and Casualty Reinsurance Co	Not Rated	182,679	189,780	—
Total		$455,068	$428,151	$34,018

As at December 31, 2024	A.M. Best credit rating	Net reinsurance recoverable (1)	Funds withheld payable	Net reinsurance credit exposure
Medico Insurance Company	A	$4,376	$—	$4,376
Front Street Re	Not Rated	266,629	239,918	26,711
Vista Life and Casualty Reinsurance Co	Not Rated	179,220	190,771	—
Total		$450,225	$430,689	$31,087

(1)Includes credit loss allowance of $0.9 million and $0.8 million as of March 31, 2025 and December 31, 2024, respectively, held against reinsurance recoverable.
Further, our Insurance Solutions segment has the following investment concentration risk:

	March 31, 2025
	Fair value	% of total
Insurance Solutions
United States	$622,203	70%
Cayman Islands	218,500	25%
Other(1)	43,357	5%
Total insurance solutions	884,060	100%
Insurance Solutions consolidated VIEs
United States	126,560	95%
Other(2)	5,833	5%
Total insurance solutions consolidated VIEs	132,393	100%
Total	$1,016,453
(1) Other consists of nominal investments primarily in Bermuda, Canada, and United Kingdom.
(2) Other consists of nominal investments primarily in Ireland and Canada.

	December 31, 2024
	Fair value	% of total
Insurance Solutions
United States	$643,438	70%
Canada	6,579	1%
Other(1)	265,539	29%
Total insurance solutions	915,556	100%
Insurance Solutions consolidated VIEs
United States	120,144	95%
Canada	1,075	1%
Other	4,679	4%
Total insurance solutions consolidated VIEs	125,898	100%
Total	$1,041,454
(1) Other consists of nominal investments primarily in Cayman Islands, Bermuda, and United Kingdom.
The Asset Management segment does not have meaningful investment concentration risk.
Note 26. Subsequent events

Management of the Company has evaluated subsequent events through the date these financial statements were issued. Based upon this evaluation, management has determined there were no items requiring adjustment of the financial statements. Management does note the following:
On May 15, 2025, the Board declared a cash dividend in the amount of C$0.02 per common share to be paid on June 2, 2025 to shareholders of record on May 27, 2025.

MOUNT LOGAN CAPITAL INC.
Schedule I
Summary of Investments - Other Than Investments in Related Parties

	March 31, 2025
(In thousands)	Cost or amortized cost	Fair value	Amount shown on the balance sheet
Debt securities:
U.S. government and agency	$8,637	$8,218	$8,218
U.S. state, territories and municipalities	6,431	5,336	5,336
Other government and agency	3,216	2,366	2,366
Corporate	269,405	222,092	222,092
Asset and mortgage-backed securities	343,029	339,024	339,024
Total debt securities	630,718	577,036	577,036
Equity securities
Common stock	—	—	—
Preferred stock	5,259	5,167	5,167
Total equity securities	5,259	5,167	5,167
Loans	127,258	124,981	124,981
Mortgage loans	136,485	142,452	136,485
Other invested assets - corporate loans	16,876	16,497	16,876
Other invested assets	5,060	572	572
Total investments — Insurance Solutions	921,656	866,705	861,117
Corporate loans of consolidated VIEs	139,026	132,252	132,252
Equity securities of consolidated VIEs	131	141	141
Total investments - Insurance Solutions, consolidated VIEs	139,157	132,393	132,393
Total investments - Insurance Solutions, including consolidated VIEs	$1,060,813	$999,098	$993,510

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of 180 Degree Capital Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of assets and liabilities of 180 Degree Capital Corp. (the “Company”), including the consolidated schedule of investments, as of December 31, 2024, and the related consolidated statements of operations and cash flows for the year then ended, and the consolidated statements of changes in net assets and the consolidated financial highlights for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). The consolidated financial highlights for each of the years in the three-year period ended December 31, 2022 were audited by another independent registered public accounting firm whose report, dated February 27, 2023, expressed an unqualified opinion on those consolidated financial highlights. In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024, and the consolidated results of their operations and their cash flows for the year then ended, the changes in their net assets and financial highlights for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2024, by correspondence with the custodian, transfer agent and issuers of privately offered securities. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2023.

EISNERAMPER LLP
New York, New York
February 13, 2025

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2024
ASSETS
Investments in securities and other financial instruments, at value:
Unaffiliated publicly traded equity and equity-related securities (cost: $33,568,275)	$29,542,109
Unaffiliated money market fund securities (cost: $6,000,000)	6,000,000
Unaffiliated legacy privately held equity and equity-related securities (cost: $0)	100,000
Non-controlled affiliated publicly traded equity and equity-related securities (cost: $26,358,680)	10,648,264
Non-controlled affiliated legacy privately held equity and equity-related securities (cost: $6,496,930)	75,000
Unaffiliated derivative securities (cost: $224,849)	351,558
Non-controlled affiliated derivative securities (cost: $0)	22,150
Unaffiliated rights to payments (cost: $0)	70,456
Cash	552,100
Prepaid expenses	216,568
Other assets	31,855
Total assets	$47,610,060
LIABILITIES & NET ASSETS

Accounts payable and accrued liabilities	$905,578
Post-retirement plan liabilities	352,480
Total liabilities	$1,258,058
Commitments and contingencies (Note 10)
Net assets	$46,352,002
Net assets are comprised of:
Preferred stock, $0.10 par value, 2,000,000 shares authorized; none issued	$0
Common stock, $0.03 par value, 15,000,000 shares authorized; 11,541,079 issued	334,594
Additional paid in capital	101,578,029
Total accumulated distributable loss	(49,299,698)
Treasury stock, at cost 1,540,938 shares	(6,260,923)
Net assets	$46,352,002
Shares outstanding	10,000,141
Net asset value per outstanding share	$4.64

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2024
Income:
Board fees from portfolio companies	$65,000
Board fees from portfolio companies - stock grant	77,040
Interest-Unaffiliated money market fund securities	52,773
Total income	194,813
Operating fees and expenses:
Salaries, bonuses and benefits	1,933,457
Professional	1,345,206
Administration and operations	274,379
Directors	232,500
Insurance	201,240
Software	154,526
Rent	38,598
Custody	28,646
Other	5,794
Total operating expenses	4,214,346
Net investment loss before income tax expense	(4,019,533)
Income tax expense	153
Net investment loss	(4,019,686)
Net realized (loss) gain from investments:
Unaffiliated publicly traded equity and equity-related securities	(3,001,664)
Unaffiliated legacy privately held equity and equity-related securities	(808,742)
Non-controlled affiliated publicly traded equity and equity-related securities	(21,759)
Unaffiliated rights to payments	161,512
Net realized loss from investments	(3,670,653)
Change in unrealized appreciation (depreciation) on investments:
Unaffiliated publicly traded equity and equity-related securities	4,723,425
Unaffiliated legacy privately held equity and equity-related securities	748,845
Non-controlled affiliated publicly traded equity and equity-related securities	(1,385,514)
Non-controlled affiliated legacy privately held equity and equity-related securities	(126,439)
Unaffiliated rights to payments	(136,136)
Net change in unrealized appreciation on investments	3,824,181
Net realized loss and change in unrealized appreciation on investments	153,528
Net decrease in net assets resulting from operations	$(3,866,158)
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2024
Cash flows provided by operating activities:
Net decrease in net assets resulting from operations	$(3,866,158)
Adjustments to reconcile net decrease in net assets resulting from operations to net cash provided by operating activities:
Net realized loss from investments	3,670,653
Net change in unrealized appreciation on investments	(3,824,181)
Board fees from portfolio companies - stock grant	(77,040)
Depreciation of fixed assets	6,207
Purchase of unaffiliated publicly traded equity and equity-related securities	(11,366,427)
Purchase of non-controlled affiliated publicly traded equity and equity-related securities	(1,376,748)
Purchase of unaffiliated money market fund securities, net	(5,903,555)
Proceeds from sale of unaffiliated publicly traded equity and equity-related securities	21,245,986
Proceeds from sale of unaffiliated legacy privately held equity and equity-related securities	123,330
Proceeds from sale of non-controlled affiliated publicly traded and equity-related securities	5,371
Distribution from unaffiliated rights to payments	1,311,311

Changes in assets and liabilities:
Decrease in prepaid expenses	1,521
Increase in other assets	(21,684)
Decrease in post-retirement plan liabilities	(274,806)
Increase in accounts payable and accrued liabilities	616,153
Net cash provided by operating activities	269,933
Net increase in cash	269,933
Cash at beginning of the year	282,167
Cash at end of the year*	$552,100
Supplemental disclosures of cash flow information:
Income taxes paid	$153

* The Company had $6,000,000 held in money market securities as of December 31, 2024, that is not treated as cash or a cash equivalent for reporting purposes.
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31, 2024	Year Ended December 31, 2023

Changes in net assets from operations:
Net investment loss	$(4,019,686)	$(3,711,441)
Net realized loss on investments	(3,670,653)	(5,695,394)
Net change in unrealized appreciation (depreciation) on investments	3,824,181	(4,264,756)
Net decrease in net assets resulting from operations	(3,866,158)	(13,671,591)

Changes in net assets from capital stock transactions:
Treasury stock purchase	—	(1,655,398)
Net decrease in net assets resulting from capital stock transactions	—	(1,655,398)
Net decrease in net assets	(3,866,158)	(15,326,989)
Net Assets:
Beginning of the year	50,218,160	65,545,149
End of the year	$46,352,002	$50,218,160

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED FINANCIAL HIGHLIGHTS

	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022		Year Ended Dec. 31, 2021		Year Ended Dec. 31 2020#

Per Share Operating Performance:
Net asset value per share, beginning of the year	$5.02	$6.32	$10.66		$9.28		$9.18
Net investment loss*	(0.40)	(0.38)	(0.25)		(0.33)		(0.05)
Net realized (loss) gain*	(0.37)	(0.56)	0.21		0.20		(0.11)
Net change in unrealized (depreciation) appreciation on investments and options*[1]	0.39	(0.42)	(4.30)		1.51		0.26
Total from investment operations*	(0.38)	(1.36)	(4.34)		1.38		0.10

Net increase as a result of purchase of treasury stock	0.00	0.06	0.00		0.00		0.00
Net (decrease) increase in net asset value	(0.38)	(1.30)	(4.34)		1.38		0.10
Net asset value per share, end of the year	$4.64	$5.02	$6.32		$10.66		$9.28

Stock price per share, end of the year	$3.67	$4.10	$5.28		$7.35		$6.66
Total return based on stock price	(10.49)%	(22.35)%	(28.16)%		10.36%		3.26%
Supplemental Data:
Net assets, end of the year	$46,352,002	$50,218,160	$65,545,149		$110,575,952		$96,317,794
Ratio of expenses to average net assets	8.88%	6.39%	3.20%	^	5.87%	^	4.61%	^
Ratio of net investment loss to average net assets	(8.47)%	(6.30)%	(2.88)%		(3.26)%		(0.59)%
Portfolio turnover	26.61%	31.56%	30.95%		44.46%		35.16%
Number of shares outstanding, end of the year	10,000,141	10,000,141	10,373,820		10,373,820		10,373,820

# Reflect a 1-for-3 reverse stock split that became effective on January 4, 2021.
* Based on average shares outstanding.
^ The Company has entered into an expense offsetting arrangement with one of its unaffiliated brokers relating to broker fees paid. The total broker fee charged to the Company was applied as a credit to fees charged by an affiliate of the unaffiliated broker who the Company subscribes to for data services billed during the year. The Company received an offset to expense totaling approximately $20,600, $84,800, and $31,900, with that broker for the years ended December 31, 2022-2020, respectively.

1 Net unrealized losses include rounding adjustments to reconcile change in net asset value per share.

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2024

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
76.8% of net assets at value

Unaffiliated Publicly Traded Equity and Equity-Related Securities -
63.7% of net assets at value

Arena Group Holdings, Inc. (3)		Interactive Media & Services
Provides a shared digital publishing, advertising and distribution platform
Common Stock	(L1)		992,992	$9,807,981	$1,330,609

Ascent Industries Co. (3)		Steel
Manufactures metals and chemicals
Common Stock	(L1)		377,750	3,949,047	4,223,245

Brightcove, Inc. (3)		Internet Services & Infrastructure
Provides video hosting and publishing services
Common Stock	(L1)		1,053,580	2,274,585	4,583,073

Commercial Vehicle Group, Inc. (3)		Construction Machinery & Heavy Trucks
Supplier of vehicle components
Common Stock	(L1)		410,000	2,259,403	1,016,800

Intevac, Inc. (3)		Technology Hardware, Storage & Peripherals
Develops solutions for the application and engineering of thin-films
Common Stock	(L1)		1,046,597	4,566,798	3,558,430

Lantronix, Inc. (3)		Communications Equipment
Provides secure data access and management solutions
Common Stock	(L1)		656,139	2,163,508	2,703,293

Potbelly Corporation (3)		Restaurants
Operates a chain of sandwich shops
Common Stock	(L1)		1,091,206	5,622,618	10,279,161

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2024

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
76.8% of net assets at value (cont.)

Unaffiliated Publicly Traded Equity and Equity-Related Securities -
63.7% of net assets at value (cont.)

RF Industries, Ltd. (3)		Electronic Manufacturing Services
Provides products that enable wired and wireless communications
Common Stock	(L1)		472,506	$2,924,335	$1,847,498

Total Unaffiliated Publicly Traded Equity and Equity-Related Securities (cost: $33,568,275)					$29,542,109

Unaffiliated Money Market Fund Securities -
12.9% of net assets at value

JPMorgan 100% U.S. Treasury Securities Money Market Fund - Premier
(Yield 4.10%)	(L1)		3,000,000	$3,000,000	$3,000,000

JPMorgan 100% U.S. Treasury Securities Money Market Fund - Capital
(Yield 4.35%)	(L1)		3,000,000	3,000,000	3,000,000

Total Unaffiliated Money Market Fund Securities (cost: $6,000,000)					$6,000,000

Unaffiliated Legacy Privately Held Equity and Equity-Related Securities -
0.2% of net assets at value

AutoTech Ventures Management I, LLC (3)(4)(5)		Asset Management & Custody Banks
Venture capital investing in automotive-related companies
LLC Interests (acquired 12/1/17)	(M) (L3)		0	$0	$100,000

Total Unaffiliated Legacy Privately Held Equity and Equity-Related Securities (cost: $0)					$100,000

Total Investments in Unaffiliated Equity and Equity-Related Securities (cost: $39,568,275)					$35,642,109

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2024

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (2) -
23.1% of net assets at value

Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities -
23.0% of net assets at value

comScore, Inc. (3)(6)		Advertising
Provides technology and services that measure audiences, brands and consumer behavior
Common Stock	(L1)		400,451	$13,348,438	$2,338,634

Synchronoss Technologies, Inc. (3)(6)		Application Software
Provides white-label cloud storage, messaging and other digital analytic services
Common Stock	(L1)		854,788	12,933,202	8,205,965
Common Stock (4)(7)	(M) (L2)		12,000	77,040	103,665
				13,010,242	8,309,630

Total Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities (cost: $26,358,680)					$10,648,264

Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities -
0.1% of net assets at value

EchoPixel, Inc. (3)(4)(8)		Health Care Equipment
Develops virtual reality 3-D visualization software for life sciences and health care applications
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(M) (L3)		4,194,630	$1,250,000	$44,044
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(M) (L3)		1,476,668	500,000	15,505
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(M) (L3)		1,471,577	350,000	15,451
				2,100,000	75,000

HALE.life Corporation (3)(4)(8)		Health Care Technology
Develops a platform to facilitate precision health and medicine
Common Stock (acquired 3/1/16)	(I) (L3)		1,000,000	$10	$0
Series Seed-1 Convertible Preferred Stock (acquired 3/28/17)	(I) (L3)		11,000,000	1,896,920	0
Series Seed-2 Convertible Preferred Stock (acquired 12/28/18)	(I) (L3)		12,083,132	2,500,000	0
				4,396,930	0

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2024

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (2) -
23.1% of net assets at value (cont.)

Total Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities (cost: $6,496,930)					$75,000

Total Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (cost: $32,855,610)					$10,723,264

Total Investments in Publicly Traded Equity and Equity-Related Securities, Money Market Funds, and Legacy Privately Held Equity and Equity-Related Securities (cost: $72,423,885)					$46,365,373

Derivative Securities -
0.8% of net assets at value
Unaffiliated Derivative Securities (2) -
0.8% of net assets at value

Potbelly Corporation (3)(6)		Restaurants
Operates a chain of sandwich shops
Warrants for the Purchase of Common Stock expiring 2/12/26 (acquired 2/10/21)	(I) (L3)		80,605	$224,849	$351,558

Total Unaffiliated Derivative Securities (cost: $224,849)					$351,558

Non-Controlled Affiliated Derivative Securities (2) -
0.0% of net assets at value

Synchronoss Technologies, Inc. (3)(4)(6)(7)		Application Software
Provides white-label cloud storage, messaging and other digital analytic services
Stock Options for Common Stock Expiring 12/4/30 (acquired 12/4/23)	(I) (L3)		3,334	$—	$22,150

Total Non-Controlled Affiliated Derivative Securities (cost: $0)					$22,150

Total Derivative Securities (cost: $224,849)					$373,708

Total Investments (cost: $72,648,734)					$46,739,081

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2024

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Other Financial Instruments (9) -

Unaffiliated Rights to Payments (Illiquid) (2) -
0.2% of net assets at value

Rights to Milestone Payments from Acquisition of TARA Biosystems, Inc. (acquired 4/1/22) (3)(4)(8)(10)	(I) (L3)	Pharmaceuticals	$0	$0	$70,456

Total Unaffiliated Rights to Payments (cost: $0)					$70,456

Total Investments in Publicly Traded and Privately Held Equity, Money Market Fund and Equity-Related Securities, Derivative Securities and Other Financial Instruments (cost: $72,648,734)					$46,809,537

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2024

Notes to Consolidated Schedule of Investments

(1)See Note 2. Summary of Significant Accounting Policies: Portfolio Investment Valuation.
(2)Investments in unaffiliated securities consist of investments in which the Company owns less than five percent of the voting shares of the portfolio company. Investments in non-controlled affiliated securities consist of investments in which the Company owns five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where the Company controls one or more seats on the portfolio company’s board of directors but do not control the company. Investments in controlled affiliated securities consist of investments in which the Company owns 25 percent or more of the outstanding voting rights of the portfolio company or otherwise control the company, including control of a majority of the seats on the board of directors, or more than 25 percent of the seats on the board of directors, with no other entity or person in control of more director seats than us.
(3)Represents a non-income producing investment. Investments that have not paid dividends or interest within the last 12 months or are on non-accrual status for at least 12 consecutive months are considered to be non-income producing.
(4)The Company is subject to legal restrictions on the sale of all or a portion of our investment(s) in this company. The total amount of restricted securities held is $371,271, or 0.8 percent of net assets.
(5)The Company received LLC Interests of 1.25 percent in AutoTech Ventures Management I, LLC ("AutoTech") pursuant to an Administrative Services Agreement between us and AutoTech and due to us following the termination of a former employee of the Company. These LLC Interests were separate from the compensation received for providing the administrative services under the agreement that were paid in cash. The LLC interests have a capital percentage of 0 percent.
(6)The Company is the Investment Manager of a separately managed account ("SMA") that owns shares of these portfolio companies. Under our investment management agreement for the SMA, the Company has the right to control the votes of the securities held by the SMA. The Company has voting ownership between 5 percent and 25 percent in these companies directly or when the shares held by us and our SMA are aggregated.
(7)These restricted shares of common stock and stock options for the purchase of common stock were granted to Kevin Rendino in connection with his service as a member of the Board of Directors of Synchronoss Technologies, Inc. Mr. Rendino entered into an assignment and assumption agreement with the Company that transfers all beneficial and voting interest to the Company.
(8)These securities are held by the Company's wholly owned subsidiary, 180 Degree Private Holdings, LLC ("180PH"), which were transferred from the Company to 180PH in the fourth quarter of 2020. The acquisition dates of the securities reflect the dates such securities were obtained by the Company rather than the transfer date.
(9)Other financial instruments are holdings of the Company that do not meet the definition of a security or a derivative.
(10)If all the remaining milestones are met, the Company would receive approximately $2.7 million. There can be no assurance as to how much of the remaining approximately $2.7 million in potential milestone-based payments will ultimately be realized or when they will be realized, if at all.
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

180 Degree Capital Corp. (including its wholly owned subsidiaries, the "Company," "us," "our" and "we"), withdrew its election to be treated as a business development company on March 30, 2017, and subsequently returned to its prior status as a registered non-diversified closed-end management investment company ("Closed-End Fund" or "CEF") under the Investment Company Act of 1940 (the "1940 Act"). We operate as an internally managed investment company whereby our officers and employees, under the general supervision of our Board of Directors, conduct our operations. From May 22, 2020 to December 24, 2024, we were also registered with the Securities and Exchange Commission as a Registered Investment Adviser under the Investment Advisers Act of 1940 (the "Advisers Act").

180 Degree Private Holdings, LLC ("180PH"), is a wholly owned limited liability company that was created in October 2020 to hold certain of the Company's securities of privately held companies. 180PH is consolidated for financial reporting purposes and is a disregarded entity for tax purposes under the Internal Revenue Code ("Code").

180 Degree Capital BD, LLC ("180BD") was a 100 percent owned subsidiary of the Company that was sold to an unrelated buyer and the transaction closed in February 2023. 180BD was registered by the Company as a broker-dealer with the Financial Industry Regulatory Authority ("FINRA") that was formed to provide services to the Company related to fundraising for co-investment funds and not for investment returns. Historically, the Company consolidated 180BD for financial reporting purposes.

The Company was the Managing Member of 180 Degree Capital Management, LLC ("180CM"), a limited liability company formed to facilitate the opportunity for interested investors to co-invest alongside the Company in individual publicly traded portfolio companies. The Company filed a certificate of cancellation for 180CM in November 2024.

As of December 31, 2024, the Company manages approximately $1.9 million in net assets in a separately managed account ("SMA").

The Company may, in certain cases, receive management fees and carried interest on profits generated on invested capital from any capital under management if and when capital is raised and if and when profits are realized, respectively. The Company did not consolidate the operations of any capital managed in separate series of 180CM, and does not consolidate its separately managed account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

Principles of Consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the US ("GAAP") and Articles 6 and 12 of Regulation S-X of the Securities Exchange Commission ("SEC") and include the accounts of the Company and its wholly owned subsidiaries. The Company is an investment company following accounting and reporting guidance in Accounting Standards Codification 946. In accordance with GAAP and Regulation S-X under 17 C.F.R. Part 210, the Company may only consolidate its interests in investment company subsidiaries and controlled operating companies whose business consists of providing services to the Company. Prior to February 2023, our wholly owned subsidiary, 180BD, was a controlled operating company that provided services to us and was, therefore, consolidated. 180PH is a controlled operating company that provide services to us and is, therefore, consolidated. All significant intercompany accounts and transactions were eliminated in the consolidated financial statements.

Use of Estimates. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates, and the differences could be material. The most significant estimates relate to the fair valuations of our investments.

Portfolio Investment Valuations. Investments are stated at "value" as defined in the 1940 Act and in the applicable regulations of the SEC and in accordance with GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the Board of Directors for all other assets. The Valuation Committee, comprised of all of the independent Board members, is responsible for determining the valuation of the Company’s assets within the guidelines established by the Board of Directors, pursuant with SEC Rule 2a-5. The Valuation Committee receives information and recommendations from management. The Company may from time to time use an independent valuation firm to review select portfolio company valuations on an as needed basis. The independent valuation firm, when engaged by the Company, does not provide independent valuations. The fair values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable. The Valuation Committee values the Company's investment assets as of the end of each calendar quarter and as of any other time requested by the Board of Directors.

Accounting Standards Codification Topic 820, "Fair Value Measurements," ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach and the hybrid approach.

•Market Approach (M): The market approach focuses on inputs and not techniques. The market approach may use quantitative inputs such as prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities and the values of market multiples derived from a set of comparable companies. The market approach may also use qualitative inputs such as progress toward milestones, the long-term potential of the business, current and future financing requirements and the rights and preferences of certain securities versus those of other securities. The selection of the relevant inputs used to derive value under the market approach requires judgment considering factors specific to the significance and relevance of each input to deriving value.
•Income Approach (I): The income approach focuses on techniques and not inputs. The income approach uses valuation techniques to convert future amounts (for example, revenue, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques; option-pricing models, such as the Black-Scholes-Merton formula (a closed-form model) and a binomial model (a lattice model), which incorporate present value techniques; and the multi-period excess earnings method, which is used to measure the fair value of certain assets.
•Hybrid Approach (H): The hybrid approach uses elements of both the market approach and the income approach. The hybrid approach calculates values using the market and income approach, individually. The resulting values are then distributed among the share classes based on probability of exit outcomes.

ASC Topic 820 classifies the inputs used to measure fair value by these approaches into the following hierarchy:

•Level 1 (L1): Unadjusted quoted prices in active markets for identical assets or liabilities;

•Level 2 (L2): Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 inputs are in those markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers; and

•Level 3 (L3): Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are those inputs that reflect our own assumptions that market participants would use to price the asset or liability based upon the best available information.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement and are not necessarily an indication of risks associated with the investment.

As of December 31, 2024, our financial statements include investments fair valued by the Board of Directors of $722,829. The fair values were determined in good faith by, or under the direction of, the Board of Directors. The fair value amount includes the values of our investments in legacy privately held companies and rights to future milestone payments, as well as our warrants for the purchase of common stock of Potbelly Corporation, our options for the purchase of common stock of Synchronoss Technologies, Inc., and our restricted common stock of Synchronoss Technologies, Inc.

Cash. Cash includes demand deposits. Cash is carried at cost, which approximates fair value.

Unaffiliated Rights to Payments. At December 31, 2024, the outstanding potential milestone from the acquisition of TARA Biosystems, Inc., by Valo Health, LLC were valued at $70,456. The milestone payments are valued using the probability-adjusted, present value of proceeds from future payments that would be due upon successful completion of certain regulatory milestones. There can be no assurance as to how much of the amounts related to milestone payments that we will ultimately realize or when they will be realized, if at all.

Prepaid Expenses. We include prepaid insurance premiums in "Prepaid expenses." Prepaid insurance premiums are recognized over the term of the insurance contract and are included in "Insurance" in the Company's Consolidated Statement of Operations.

Property and Equipment. Property and equipment are included in "Other assets" and are carried at $3,592 at December 31, 2024, representing cost of $229,818, less accumulated depreciation of $226,226. Depreciation is provided using the straight-line method over the estimated useful lives of the property and equipment. We estimate the useful lives to be five to ten years for furniture and fixtures, and three years for computer equipment.

Post-Retirement Plan Liabilities. Until it was terminated on April 27, 2017, the Company provided a Retiree Medical Benefit Plan for employees who met certain eligibility requirements. Until it was terminated on May 5, 2011, the Company also provided an Executive Mandatory Retirement Benefit Plan for certain individuals employed by us in a bona fide executive or high policy-making position. The net periodic post-retirement benefit cost includes service cost and interest cost on the accumulated post-retirement benefit obligation. Unrecognized actuarial gains and losses are recognized as net periodic benefit cost, pursuant to the Company's historical accounting policy in "Salaries, bonus and benefits" in the Company's Consolidated Statement of Operations. The impact of plan amendments was amortized over the employee's average service period as a reduction of net periodic benefit cost. Unamortized prior service cost was fully amortized during 2017 as a result of the termination of the Retiree Medical Benefit Plan.

Interest Income Recognition. Interest income, including amortization of premium and accretion of discount, is recorded on an accrual basis. When accrued interest is determined not to be recoverable, the Company ceases accruing interest and writes off any previously accrued interest. Write-offs are netted in interest income. Securities are deemed to be non-income producing if investments have not paid dividends or interest within the last 12 months or are on non-accrual status for at least 12 consecutive months. When the fair value of a security that includes PIK interest is less than the accrued interest, the Company may place the security on non-accrued status.

Board Fees From Portfolio Companies. The Company recognizes revenues from board fees as those services are provided.
Management Fees and Performance Fees/Carried Interest from Managed Funds. The Company may be entitled to receive management fees and performance fees from clients including separately managed accounts (SMAs) and special purpose vehicles (SPVs). When applicable, the Company accrues management fees on SPVs that are to be paid upon liquidation of the entity regardless of performance. Performance fees or carried interest, if any, is paid annually by SMAs based on a fixed percentage of the increase in net assets during the year. Performance fees on SPVs, if any, are generally paid based on the amount of increase in net assets at the time of any distribution of capital above the amount of initial invested capital plus accrued expenses. The timing and payment terms of management fees and performance fees for future client accounts may be different than those of our current SMAs.

The Company does not include accruals for carried interest in the consolidated financial statements until such carried interest is received and/or the Company concludes that it is probable that a reversal of any accrual will not occur. The Company did not earn or accrue any carried interest in the year ended December 31, 2024.

Other Income. The Company may purchase restricted securities issued by publicly traded companies that include provisions that provide for payment of partial liquidated damages in the event the issuer does not meet obligations specified in the purchase agreement or other ancillary documents associated with the transaction. These obligations most commonly are associated with the filing of registration statements and/or being up to date with the filing of the issuer's financial statements with the SEC.

Put and Call Options. The Company may purchase options on publicly traded securities as an investment and/or with the intention of limiting its downside risk. When the Company purchases an option, an amount equal to the premium paid is recorded in the Consolidated Statement of Assets and Liabilities as an investment. The Company may also purchase an option at one price and write/sell an option at another price in a simultaneous transaction referred to as a spread. The amount of these assets is subsequently marked-to-market to reflect the current value of the options. In the event that the options are exercised, the Company would be required to deliver those shares to the counterparty. When the options expire unexercised, the Company realizes a loss on the premium paid, or the difference between the premium paid and the premium received, as applicable.

Rent Expense. The Company currently leases and runs daily operations in approximately 1,250 square feet of office space in Montclair, New Jersey. Either the Company or the landlord may terminate the lease at any time with two months' written notice to either party. On November 17, 2021, the Company amended its month-to-month lease to a lease with annual pricing through December 31, 2024, at an average price during the three years covered by the amendment of approximately $30 per square foot. On June 11, 2024, the Company extended the lease agreement for an additional year, starting January 1, 2025 through December 31, 2025, at a price of approximately $32 per square foot. All other terms and conditions remain in full force and effect.

Realized Gain or Loss and Unrealized Appreciation or Depreciation of Portfolio Investments. Realized gain or loss is recognized when an investment is disposed of and is computed as the difference between the Company's cost basis in the investment at the disposition date and the net proceeds received from such disposition. Realized gain or loss on investment transactions are determined by specific identification. Unrealized appreciation or depreciation is computed as the difference between the fair value of the investment and the cost basis of such investment.

Income Taxes. As discussed in Note 9. Income Taxes, the Company did not qualify as a regulated investment company ("RIC") under Subchapter M of the Code in 2024, and will therefore be taxed as a C-Corporation in 2024. The Company did not accrue for any income taxes as of December 31, 2024 as it did not generate ordinary income. The Company has capital loss carryforwards that can be used to offset net realized capital gains. The Company also has operating loss carryforwards that can be used to offset operating income and net realized capital gains in years when it fails to qualify as a RIC. The Company recognizes interest and penalties in income tax expense. See Note 9. Income Taxes for further discussion.

Foreign Currency Translation. The accounting records of the Company are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies against U.S. dollars on the date of valuation. If Company has assets denominated in foreign currencies, it does not isolate the portion of the results of operations that arises from changes in foreign currency rates on investments held on its Consolidated Statement of Operations.

Securities Transactions. Securities transactions are accounted for on the date the transaction for the purchase or sale of the securities is entered into by the Company (i.e., trade date). Securities transactions outside conventional channels, such as private transactions, are recorded as of the date the Company obtains the right to demand the securities purchased or to collect the proceeds from a sale and incurs the obligation to pay for the securities purchased or to deliver the securities sold.

Concentration of Credit Risk. The Company places its cash with financial institutions and, at times, cash held in depository accounts may exceed the Federal Deposit Insurance Corporation's insured limit and is subject to the credit risk of such institutions to the extent it exceeds such limit.

Recent Accounting Pronouncements and Adoptions. On November 4, 2024, the Financial Accounting Standards Board ("FASB") issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses." This ASU requires that certain costs to be disclosed in each relevant expense captions. The guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2026, and early adoption is permitted. This ASU is not expected to have a material impact on the Company's consolidated financial statements.

On June 30, 2022, the FASB issued ASU 2022-03, "Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions." This ASU clarified that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The guidance was effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. This ASU was adopted and did not have a material impact on the Company's consolidated financial statements.

NOTE 3. BUSINESS RISKS AND UNCERTAINTIES

Our business activities contain elements of risk. We consider the principal types of market risk to be valuation risk, diversification risk, interest rate risk and foreign currency risk. Although we are risk-seeking rather than risk-averse in our investments, we consider the management of risk to be essential to our business.

Investment Objective

Our investment objective is to generate capital appreciation and current income from investments and investment-related activities such as managed funds and accounts.

Investment Strategy

Our investment strategy on future new investments is focused on generating capital appreciation and current income from investments in what we believe are deeply undervalued, small publicly traded companies where we believe we can positively impact the business and valuation through constructive activism. Historically, our investment strategy was to achieve long-term capital appreciation investing in venture capital investments. While we continue to provide such resources to our existing legacy portfolio companies, we no longer make venture capital investments. We classify our legacy portfolio companies as Legacy Privately Held Equity and Equity-Related Securities.

We believe we combine new perspectives with the historical knowledge and experience of managing the current portfolio. Our investment approach is comprised of a patient examination of available opportunities through due diligence and close involvement with management of our portfolio companies. We invest our capital directly into portfolio companies or through purchases of securities of publicly traded companies directly and through open-market purchases. We may seek to invest our capital alongside capital from other investors through that we control.

We have discretion in the investment of our capital to achieve our objectives by investing in various types of assets, and we do not currently limit our investments to any security type. Our investments may include, among other asset types: equity, equity-related securities (including warrants and options) and debt with equity features from either private or public issuers; debt obligations of all types having varying terms with respect to security or credit support, subordination, purchase price, interest payments and maturity; foreign securities; and miscellaneous investments.

Investment Policies

Fundamental policies may not be changed without the approval of the holders of a majority of our voting securities, as defined in the 1940 Act. As a matter of fundamental policy, the Company will not:

(1) Issue senior securities, borrow money from banks, brokers or other lenders, or engage in transactions involving the issuance by us of "senior securities" representing indebtedness, except to the extent permitted under the 1940 Act or the rules, regulations or interpretations thereof.

(2) Underwrite securities of other issuers, except insofar as we may be deemed an underwriter under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the disposition of our portfolio securities. We may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the 1940 Act or the rules, regulations or interpretations thereof.

(3) Invest more than 25% of our total assets in the securities of companies or entities engaged in any one industry, or group of industries. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities.

(4) Purchase or sell real estate or interests in real estate (except that we may (a) purchase and sell real estate or interests in real estate in connection with the orderly liquidation of investments, or in connection with foreclosure on collateral, or (b) own the securities of companies that are in the business of buying, selling or developing real estate).

(5) Purchase or sell commodities or commodity contracts, but we may purchase and sell foreign currency and enter into foreign currency forward contracts, and may engage in other transactions in financial instruments, in each case to the extent permitted under the Company's investment policies as in effect from time to time.

(6) Make loans of money or securities to other persons, except through purchasing fixed-income securities or other debt instruments, lending portfolio securities or entering into repurchase agreements in a manner consistent with our investment policies. With respect to these investment restrictions, if a percentage restriction is adhered to at the time of entering into the investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of our total assets, unless otherwise stated or required by law, will not constitute a violation of the restriction or policy.

Valuation Risk

We are currently focused on investing in what we believe are deeply undervalued microcapitalization publicly traded companies. Our publicly traded and public company-related securities account for approximately 100 percent of the value of our portfolio of investments. Although these companies are publicly traded, their stock may not trade at high volumes and/or we may own a significant portion of a company's outstanding stock, which may restrict our ability to sell our positions in an orderly fashion and prices at which sales can be made may be volatile and materially different than the closing prices of such positions at each financial statement date. We may also be subject to restrictions on transfer and/or other lock-up provisions after these companies complete public offerings and/or if we invest in unregistered securities of public companies. Many of our legacy privately held and publicly traded companies tend to not have attained profitability, and many of these companies also lack management depth and have limited or no history of operations. Because of the speculative nature of our investments and the lack of a liquid market for and restrictions on transfers of privately held investments, there is greater risk of loss relative to traditional marketable investment securities.

Approximately 2 percent of our portfolio, excluding money market investments, was fair valued and comprised of securities of legacy privately held companies and rights to potential future milestone payments, as well as our warrants of Potbelly Corporation and options and restricted common stock of Synchronoss Technologies, Inc. which are securities of publicly traded companies. Because there is typically no public or readily ascertainable market for our securities of our legacy privately held companies, the valuation of the securities in that portion of our portfolio is determined in good faith by our Valuation Committee, which is comprised of all of the independent members of our Board of Directors. The values are determined in accordance with our Valuation Procedures and are subject to significant estimates and judgments. The fair value of the securities in our portfolio may differ significantly from the values that would be placed on these securities if a ready market for the securities existed. Additionally, inputs may become available after a financial statement date that could result in a material change in value at a future financial statement date from the value reported in the current financial statements. Any changes in valuation are recorded in the Company's Consolidated Statement of Operations as "Change in unrealized appreciation (depreciation) on investments." Changes in valuation of any of our investments in privately held companies from one period to another may be significant.

Diversification Risk

While we are subject to certain diversification requirements regarding the concentration of investments in any one industry or group of industries at the time of each investment, we do not choose investments based on a strategy of diversification. We also do not rebalance the portfolio should one of our portfolio companies increase in value substantially relative to the rest of the portfolio.  Therefore, the value of our portfolio may be more vulnerable to microeconomic events affecting a single sector, industry or portfolio company and to general macroeconomic events that may be unrelated to our portfolio companies. These factors may subject the value of our portfolio to greater volatility than a company that follows a diversification strategy. As of December 31, 2024, our largest 10 investments by value, excluding money market investments, accounted for approximately 98 percent of the value of our investment portfolio. Our largest three investments, by value, excluding money market investments, Potbelly Corporation, Synchronoss Technologies, Inc., and Brightcove, Inc., accounted for approximately 25 percent, 20 percent and 11 percent, respectively, of our investment portfolio at December 31, 2024. Potbelly Corporation, Synchronoss Technologies, Inc. and Brightcove, Inc. are publicly traded companies.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We may invest in both short- and long-term U.S. government and agency securities. To the extent that we invest in short- and long-term U.S. government and agency securities, changes in interest rates result in changes in the value of these obligations that result in an increase or decrease of our net asset value. The level of interest rate risk exposure at any given point in time depends on the market environment, the expectations of future price and market movements, and the quantity and duration of long-term U.S. government and agency securities held by the Company, and it will vary from period to period.

In addition, market interest rates for high-yield corporate debt may be an input in determining value of our investments in debt securities of privately held and publicly traded companies. Significant changes in these market rates could affect the value of our debt securities as of the valuation date of measurement of value. While we do not currently have any investments in debt securities with floating interest rates, investment income in such securities should we acquire them in the future could be adversely affected by changes in interest rates.

Foreign Currency Risk

We may from time to time invest in securities that are denominated in foreign currencies. As of December 31, 2024, our investments were not subject to foreign currency risk as they were all denominated in U.S. dollars.

NOTE 4. FAIR VALUE OF INVESTMENTS

At December 31, 2024, our financial assets valued at fair value were categorized as follows in the fair value hierarchy:

	Fair Value Measurement at Reporting Date Using:
Description	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2024
Publicly Traded Equity and Equity-Related Securities:
Common Stock	$40,086,708	$103,665	$0	$40,190,373
Money Market Mutual Funds - Institutional Class Shares	6,000,000	0	0	6,000,000
Warrants/Stock Options	0	0	373,708	373,708

Legacy Privately Held Equity and Equity-Related Securities:
Preferred Stock	$0	$0	$75,000	$75,000
Common Stock	0	0	0	0
LLC Interests	0	0	100,000	100,000
Total Investments:	$46,086,708	$103,665	$548,708	$46,739,081

Other Financial Instruments:
Rights to Milestone Payments	$0	$0	$70,456	$70,456
Total Financial Assets:	$46,086,708	$103,665	$619,164	$46,809,537

Significant Unobservable Inputs

The table below presents the valuation technique and quantitative information about the significant unobservable inputs utilized by the Company in the fair value measurements of Level 3 assets. Unobservable inputs are those inputs for which little or no market data exists and, therefore, require an entity to develop its own assumptions.

	Value as of December 31, 2024	Valuation Approach(es)	Unobservable Input(s)	Range(s) (Weighted Average(a))

			Volatility	43.6% - 79.9% (45.7%)
Warrants / Options	$373,708	Income Approach	Time to Exit (Years)	1.1 - 5.9 (1.4)
Preferred Stock	0	Income Approach	Public Comparable Adjustment (Including Non-Performance Risk)	-100.0% (0.0%)
Preferred Stock	75,000	Market Approach	Bid/Ask	$75,000 ($75,000)
Common Stock	0	Income Approach	Public Comparable Adjustment (Including Non-Performance Risk)	-100.0% (-100.0%)
LLC Profit Interests	100,000	Market Approach	Bid/Ask	$100,000 ($100,000)
			Probability of Achieving Independent Milestones	5.0% (5.0%)
			Probability of Achieving Dependent Milestones	2.4% - 3.7% (3.1%)
Rights to Payments	70,456	Income Approach	Time to Cash Flows (Years)	2.5 - 4.5 (3.5)
Total	$619,164

(a) Weighted average based on fair value at December 31, 2024.

Valuation Methodologies and Inputs for Level 3 Assets

The following sections describe the valuation techniques and significant unobservable inputs used to measure Level 3 assets.

Preferred Stock, LLC Interests, and Common Stock

Preferred stock, LLC interests, and common stock are valued by either a market, income or hybrid approach using internal models with inputs, most of which are not market observable. Common inputs for valuing Level 3 investments include prices from recently executed private transactions in a company’s securities or unconditional firm offers, revenue multiples of comparable publicly traded companies, merger and acquisition ("M&A") transactions consummated by comparable companies, discounts for lack of marketability, rights and preferences of the class of securities we own as compared with other classes of securities the portfolio company has issued, particularly related to potential liquidity scenarios of an initial public offering ("IPO") or an acquisition transaction, estimated time to exit, volatilities of comparable publicly traded companies and management’s best estimate of risk attributable to non-performance risk. Certain securities are valued using the present value of future cash flows. Common inputs for valuing Level 2 investments include adjustment for lack of marketability on unregistered securities, and material information released by public companies subsequent to the closing price on date of the valuation.

We may also consider changes in market values for sets of comparable companies when recent private transaction information is not available and/or in consideration of non-performance risk. We define non-performance risk as the risk that the price per share (or implied valuation of a portfolio company) or the effective yield of a debt security of a portfolio company, as applicable, does not appropriately represent the risk that a portfolio company with negative cash flow will be: (a) unable to raise capital, will need to be shut down and will not return our invested capital; or (b) able to raise capital, but at a valuation significantly lower than the implied post-money valuation of the last round of financing.  We assess non-performance risk for each private portfolio company quarterly. Our assessment of non-performance risk typically includes an evaluation of the financial condition and operating results of the company, the company's progress towards milestones, and the long-term potential of the business and technology of the company and how this potential may or may not affect the value of the shares owned by us. An increase to the non-performance risk or a decrease in the private offering price of a future round of financing from that of the most recent round would result in a lower fair value measurement and/or a change in the distribution of value among the classes of securities we own.

Option pricing models place a high weighting on liquidation preferences, which means that small differences in how the preferences are structured can have a material effect on the fair value of our securities at the time of valuation and also on future valuations should additional rounds of financing occur with senior preferences. As such, valuations calculated by option pricing models may not increase if 1) rounds of financing occur at higher prices per share, 2) liquidation preferences include multiples on investment, 3) the amount of invested capital is small and/or 4) liquidation preferences are senior to prior rounds of financing. Additionally, an increase in the volatility assumption generally increases the enterprise value calculated in an option pricing model. An increase in the time to exit assumption also generally increases the enterprise value calculated in an option pricing model. Variations in the expected time to exit or expected volatility assumptions have a significant impact on fair value.

Warrants and Stock Options

We use the Black-Scholes-Merton option-pricing model to determine the fair value of warrants and stock options held in our portfolio unless there is a publicly traded active market for such securities or another indication of value such as a sale of the portfolio company or an expectation that we may exercise the security prior to expiration. Option pricing models, including the Black-Scholes-Merton model, require the use of subjective input assumptions, including expected volatility, expected life, expected dividend rate, and expected risk-free rate of return. In the Black-Scholes-Merton model, variations in the expected volatility or expected term assumptions have a significant impact on fair value.

An input to the Black-Scholes-Merton option-pricing model is the value per share of the type of stock for which the warrant is exercisable as of the date of valuation. This input is derived according to the methodologies discussed in "Preferred Stock, Preferred Units, LLC Interests, Common Stock and Common Units."

Rights to Milestone Payments

Rights to milestone payments are valued using a probability-weighted discounted cash flow model. We are entitled to potential future payments from the acquisition of TARA Biosystems, Inc. by Valo Health, LLC. We assign probabilities to the achievements of the various milestones. Milestones identified as independent milestones can be achieved irrespective of the achievement of other contractual milestones. Dependent milestones are those that can only be achieved after another, or series of other, milestones are achieved. The interest rates used in these models are observable inputs from sources such as the published interest rates for corporate bonds of the acquiring or comparable companies.

Changes in Valuation Approaches

During the year ended December 31, 2024, the valuation approach for EchoPixel, Inc., changed from the Income Approach to the Market Approach owing to the primary input of a bid/ask spread being used as the basis for determining value rather than option pricing models.

The following chart shows the components of change in the financial assets categorized as Level 3 for the year ended December 31, 2024:

	Beginning Balance 1/1/2024	Total Realized Gains (Loss) Included in Changes in Net Assets		Transfers	Total Unrealized (Depreciation) Appreciation Included in Changes in Net Assets	Investments in Portfolio Companies	Disposals and Settlements	Ending Balance 12/31/2024	Amount of Total Appreciation (Depreciation) for the Year included in Changes in Net Assets Attributable to the Change in Unrealized Gains or Losses Relating to Assets Still Held at the Reporting Date

Warrants/Stock Options	$480,114	$(112,854)	1	$0	$6,448	$0	$0	$373,708	$(106,406)

Preferred Stock	319,975	(597,307)	1	0	466,386	0	(114,054)	75,000	(126,439)

Common Stock	15,091	(108,258)		0	93,167	0	0	0	0

LLC Interests	150,000	0		0	(50,000)	0	0	100,000	(50,000)

Rights to Milestone Payments	1,356,391	161,512	1	0	(136,136)	0	(1,311,311)	70,456	(136,137)

Total	$2,321,571	$(656,907)		$0	$379,865	$0	$(1,425,365)	$619,164	$(418,982)

1 Represents gross realized gains or gross realized losses.

NOTE 5. INDUSTRY DIVERSIFICATION

The following table shows the percentage of our net assets invested by industry, other than money market investments, as of December 31, 2024.

Industry	Value as of December 31, 2024	% of Net Assets	Value as of December 31, 2024	% of Net Assets
Advertising			$2,338,634	5.0%
Unaffiliated Portfolio Companies	$0	0.0%
Non-Controlled Affiliated Portfolio Companies	2,338,634	5.0%
Application Software			8,331,780	18.0%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	8,331,780	18.0%
Asset Management & Custody Banks			100,000	0.2%
Unaffiliated Portfolio Companies	100,000	0.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Communications Equipment			2,703,293	5.8%
Unaffiliated Portfolio Companies	2,703,293	5.8%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Construction Machinery & Heavy Trucks			1,016,800	2.2%
Unaffiliated Portfolio Companies	1,016,800	2.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Electronic Manufacturing Services			1,847,498	4.0%
Unaffiliated Portfolio Companies	1,847,498	4.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Health Care Equipment			75,000	0.2%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	75,000	0.2%
Health Care Technology			0	0.0%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Interactive Media & Services			1,330,609	2.9%
Unaffiliated Portfolio Companies	1,330,609	2.9%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Internet Services & Infrastructure			4,583,073	9.9%
Unaffiliated Portfolio Companies	4,583,073	9.9%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Pharmaceuticals			70,456	0.2%
Unaffiliated Portfolio Companies	70,456	0.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Restaurants			10,630,719	22.9%
Unaffiliated Portfolio Companies	10,630,719	22.9%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Steel			4,223,245	9.1%
Unaffiliated Portfolio Companies	4,223,245	9.1%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Technology Hardware, Storage & Peripherals			3,558,430	7.7%
Unaffiliated Portfolio Companies	3,558,430	7.7%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Total	$40,809,537		$38,962,039

NOTE 6. DERIVATIVES

During the year ended December 31, 2024, the Company did not purchase or sell any derivative securities. The Company was assigned all economic benefit for options for the purchase of Common Stock and restricted stock units of Synchronoss Technologies, Inc., that were issued to Kevin M. Rendino, Chairman, Chief Executive Officer and Portfolio Manager of the Company for his service on the Board of Directors of Synchronoss Technologies.

The following table presents the effect of derivatives held during the year ended December 31, 2024, along with the respective location in the consolidated financial statements.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES:

	Assets		Liabilities
Derivatives	Location	Fair Value	Location	Fair Value
Warrants for the purchase of Common Stock of Potbelly Corporation expiring 2/12/26 (acquired 2/10/21)	Investments	$351,558	--	--

Stock Options for the purchase of Common Stock of Synchronoss Technologies, Inc. expiring 12/4/30 (acquired 12/4/23)	Investments	22,150	--	--

CONSOLIDATED STATEMENT OF OPERATIONS:

Derivatives	Location	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)
Warrants for the purchase of Common Stock of Potbelly Corporation expiring 2/12/26	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	$0	$(115,927)

Warrants for the purchase of Common Stock of Magnolia Neurosciences Corporation expiring 8/3/28	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	(112,854)	112,854

Stock Options for the purchase of Common Stock of Synchronoss Technologies, Inc. expiring 12/4/30	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	0	9,521

NOTE 7. OFFICERS' AND BOARD OF DIRECTORS' COMPENSATION

The aggregate compensation (salaries, 401(k) employer match, medical and dental benefits) paid by the Company during the year ended December 31, 2024, to its officers amounted to approximately $1.8 million. As of December 31, 2024, there is no accrual for deferred bonuses.

The aggregate compensation paid by the Company to the independent members of its Board of Directors during the year ended December 31, 2024 was $232,500.

Certain officers and directors currently and may in the future serve as members of the board of directors of our portfolio companies, including our controlled portfolio companies. These officers and directors do not receive any compensation for serving in such roles directly from the portfolio companies. Any such cash compensation paid by portfolio companies to members of their respective boards of directors is paid directly to the Company. In the case of securities-based compensation (restricted stock or stock options), the officer or director due such compensation assigns all beneficial interest, including but not limited to economic benefit and voting control, to such securities over to the Company.

NOTE 8. EMPLOYEE BENEFITS

401(k) Plan

We adopted a 401(k) Plan covering substantially all of our employees. Matching contributions to the plan are at the discretion of the Compensation Committee. For the year ended December 31, 2024, the Compensation Committee approved a 100 percent match, which amounted to approximately $122,333.

Medical Benefit Retirement Plan

We historically administered a plan to provide medical and dental insurance for retirees and their spouses who, at the time of their retirement, attained certain years of service with us and a certain age (the "Medical Benefit Retirement Plan"). On April 27, 2017, the Board of Directors terminated the plan. The termination does not affect benefits accrued by former employees who are grandfathered under the former terms of the plan, and the termination of the plan does not affect benefits accrued by certain former employees who were grandfathered under the amended terms of the plan. The Medical Benefit Retirement Plan was terminated for all other employees. At December 31, 2024, we had $352,480 accrued for accumulated post-retirement benefit obligation for certain of these former employees, which is included in "Post-retirement plan liabilities" on the Company's Consolidated Statement of Assets and Liabilities.

The post-retirement plan is unfunded and has no assets. The following disclosures about changes in the benefit obligation under the plan to provide medical and dental insurance for retirees are as of the measurement date of December 31, 2024:

2024
Accumulated post-retirement benefit obligation - December 31, 2023	$494,944
Interest cost	22,140
Actuarial gain	(132,342)
Benefits paid	(32,262)
Accumulated post-retirement benefit obligation - December 31, 2024	$352,480

In accounting for the plan, the assumption made for the discount rate was 5.37 percent for the year ended December 31, 2024. The discount rate was calculated using the December 31, 2024 FTSE Pension Liability Index. The assumed health care cost trend rates is assumed to be 7.5 percent in 2024 grading down to 6.60 percent uniformly over 3 years and then following the Getzen model thereafter for medical and 5 percent per year for dental.

The following is the net periodic post-retirement benefit cost for the year ended December 31, 2024:

2024
Interest cost on accumulated post-retirement benefit obligation	$22,140
Amortization of net gain	(19,978)
Net periodic post-retirement benefit cost	$2,162

The Company estimates the following benefits to be paid in each of the following years:

2025	$23,529
2026	44,400
2027	45,098
2028	25,607
2029	25,890
2030 through 2034	125,967

For the year ended December 31, 2024, net unrecognized actuarial loss of $112,364 resulted primarily from the decrease in the discount rate, which represents $132,342 of actuarial gain arising during the year, and from a reclassification adjustment of $19,978 that decreased the net periodic benefit cost for the year.

Executive Mandatory Retirement Benefit Plan

On May 5, 2011, the Board of Directors terminated the Amended and Restated Executive Mandatory Retirement Benefit Plan. Our former President accrued benefits under this plan prior to his retirement, and the termination of this plan had no impact on his accrued benefits. Following his death in October 2024, the Company has no further liabilities regarding these benefits as of December 31, 2024.

NOTE 9. INCOME TAXES

The Company filed for the 1999 tax year to elect treatment as a RIC under Subchapter M of the Code and qualified for the same treatment for the years 2000 through 2015, as well as 2017 and 2019. The Company did not qualify as a RIC under Subchapter M of the Code in 2016, 2018, 2020, 2021, 2022, 2023 and 2024. The Company did not have net taxable income in any of 2016, 2018, 2020, 2021, 2022, 2023 or 2024, so the failure to qualify as a RIC did not result in a tax liability for the Company. Under the Code, if the Company fails to qualify as a RIC three years in a row, it would be subject to taxation as a C-Corporation on built-in gains should realization of those gains occur within five years of the date of the last annual failure even if the Company qualified as a RIC in a future year.

As of December 31, 2024, the Company did not qualify as a RIC, and will therefore be taxed as a C-Corporation in 2024, as a result of failing certain Diversification Tests. The failure to qualify as a RIC in 2024 will be the fifth year in a row that such qualification was not attained. As of December 31, 2024, the Company did not have any built-in gains that would be subject to taxation as a C-Corporation should the Company qualify as a RIC in a future year. Additionally, should the Company qualify as a RIC in a future year, it would be required to distribute any accumulated and undistributed ordinary income and/or undistributed long-term capital gains. As of December 31, 2024, the Company did not have any undistributed ordinary income and/or undistributed long-term capital gains. As a C-Corporation, the Company is permitted to use historical operating loss carryforwards to offset income and gains for tax purposes. As of December 31, 2024, the Company had approximately $91.4 million in operating loss carryforwards that begin to expire in 2026.

The Company's status as a RIC is irrevocable, but qualification is measured both quarterly and annually. Given the Company's status as a RIC and that the ability or inability to use such operating loss carryforwards depends on qualification metrics measured in each taxable year separate from prior years, the Company does not include a deferred tax asset and valuation allowance on deferred tax asset on its Consolidated Statement of Assets and Liabilities.

Under certain circumstances, even if we qualified for Subchapter M treatment for a given year, we might act in a subsequent year to ensure that we would be taxed in that subsequent year as a C Corporation, rather than as a RIC. We will fail to qualify for RIC tax treatment for a taxable year if we do not satisfy the 90 percent Income Test, the Diversification Tests or Annual Distribution Requirement for such year. In the event we do not satisfy the 90 percent Income Test, Diversification Tests or the Annual Distribution Requirement for any taxable year, we will be subject to federal tax with respect to all our taxable income, whether or not distributed. In addition to the corporate tax that would be paid by the Company, all our distributions to shareholders in that situation generally will be taxable as ordinary dividends and generally subject to up to a 30 percent withholding tax if received by a non-U.S. shareholder, although such dividends may qualify for long-term capital gain treatment as "qualified dividends" for U.S. shareholders meeting certain holding period requirements. If the aggregate values of our non-qualifying assets remain below 50 percent of total assets and no non-qualifying asset represents more than 25 percent of the total assets, we will continue to pass the Diversification Tests. Rather than selling portfolio companies that are performing well in order to pass our RIC Diversification Tests, we may opt instead not to qualify as a RIC. We will choose to take such action only if we believe that the result of the action will benefit the Company and our shareholders.

For federal tax purposes, the Company’s 2021 through 2023 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations. Generally, for New Jersey state tax purposes, the Company’s 2020 through 2023 tax years remain open for examination by the tax authorities under a four-year statute of limitations. The Company will file its 2024 federal and state taxes.
For the year ended December 31, 2024, the Company recorded a consolidated expense of $153 in federal, state and local income taxes.
The Company updated certain components of capital accounts on a tax-basis in 2024, to reflect a return of capital statement of position ("ROCSOP") adjustment. This ROCSOP adjustment includes the reclassification of $4,019,686 of accumulated net operating loss into additional paid in capital. This reclassification results primarily from certain non-deductible expenses and net operating loss. There is no impact to net asset value per share as a result of this ROCSOP adjustment. This adjustment may change in future years if the Company does not qualify as a RIC in a given tax year.
As of December 31, 2024, the Company's net unrealized depreciation of $25,839,197 was comprised of unrealized depreciation of $33,964,151 and unrealized appreciation is $8,124,954. The book cost of investments is $72,648,734. As of December 31, 2024, the Company's net tax unrealized depreciation of $24,878,811 was comprised of tax unrealized depreciation of $33,003,765 and tax unrealized appreciation is $8,124,954. The tax cost of investments is $71,688,348. As of December 31, 2024, the Company was in a loss position and therefore did not have any undistributed ordinary income and/or undistributed long-term capital gains.

As of December 31, 2024, we had loss carryforwards in aggregate of $23,460,501, long term. Capital losses for the year ended December 31, 2024, were $3,670,653. As of December 31, 2024, we had cumulative capital losses, which were derived during years when the Company failed as a RIC, totaling $10,438,040, which may be carried back 3 years or carried forward 5 years. As of December 31, 2024, we had post-enactment cumulative capital losses under the provisions of the Regulated Investment Company Modernization Act of 2010 (the "Act"), which were derived during years when the Company qualified as a RIC, totaling $13,022,461. Post-enactment losses have no expiration date.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "2017 Act") was enacted, which among other changes, lowered the tax rates for corporations and how future loss carryforwards can be used against future gains. The change of the federal corporate tax rate from 35 percent to 21 percent in the 2017 Act may impact future decisions regarding the issuance of deemed dividends should the Company failed to qualify as a RIC under Subchapter M of the Code and be in a net taxable gain position on investments.
NOTE 10. COMMITMENTS AND CONTINGENCIES

Portfolio companies may seek additional capital in the future and any decision by the Company to not participate in the round of financing could result in outcomes that negatively impact the value of the Company's securities of those portfolio companies.

On June 11, 2024, the Company signed an extension of its lease to December 31, 2025, under substantially similar terms of its original lease. Upon an event of default, the lease provides that the landlord may terminate the lease and require us to pay all rent that would have been payable during the remainder of the lease or until the date the landlord re-enters the premises.

NOTE 11. PORTFOLIO PURCHASES AND SALES

During the year ended December 31, 2024:

Company	Purchases/Cost	Sales Proceeds/Distributions
Arena Group Holdings, Inc.	$1,642	$0
Ascent Industries Co.	708,237	0
Aviat Networks, Inc.	2,639,612	2,108,445
Brightcove, Inc.	2,402,187	1,447,727
Commercial Vehicle Group, Inc.	589,174	121,404
comScore, Inc.	1,200,384	5,371
D-Wave Quantum, Inc.	0	774,036
Hudson Technologies, Inc.	639,950	570,387
Intevac, Inc.	383,020	145,984
Lantronix, Inc.	2,416,520	2,530,071
Mama's Creations, Inc.	0	3,316,833
Potbelly Corporation	940,062	4,153,834
Quantum Corporation	504,633	4,028,108
Rayonier Advanced Materials, Inc.	0	2,003,300
RF Industries, Ltd.	82,684	0
Synchronoss Technologies, Inc. (1)	253,404	0
Miscellaneous Common Stocks (2)	58,706	45,857
Total Publicly Traded Equity and Equity-Related Securities Purchases and Sales Proceeds	$12,820,215	$21,251,357

Rights to Milestone Payments from Acquisition of TARA Biosystems, Inc.	$0	$1,311,311
Magnolia Neurosciences Corporation	0	119,416
AutoTech Ventures Management I, LLC	0	3,914
Total Legacy Privately Held Equity and Equity-Related Securities Cost and Distributions	$0	$1,434,641
Total Purchases/Cost and Sales Proceeds/Distributions	$12,820,215	$22,685,998

(1) During the year ended December 31, 2024, the Company received restricted stock units from Synchronoss Technologies, Inc. ("SNCR") which were issued to the Company for Kevin Rendino's service on the Board of Directors of SNCR. These restricted stock units had a cost basis of $77,040 on the date the restricted stock units vested. Amounts related to restricted stock units are also presented as "Board fee from portfolio companies - stock grant" on the Company's Consolidated Statement of Cash Flows.

(2) Miscellaneous Common Stocks are unrestricted common stocks of publicly traded companies that the Company has not disclosed publicly.

NOTE 12. SHARE REPURCHASE PROGRAM

On August 5, 2024, our Board reauthorized the repurchase of up to $5 million of the Company's common stock within a six-month period from the date of notice to investors, which notice was mailed on or about August 20, 2024. As of December 31, 2024, no repurchases under this reauthorization have occurred.

NOTE 13. RELATED PARTY TRANSACTIONS

We have historically provided managerial assistance to some of our portfolio companies, including serving as members of the board of directors. In certain cases, we receive fees for providing such assistance. During the year ended December 31, 2024, we received fees totaling $65,000 in cash and $77,040 in stock grant, included in the Company's Consolidated Statement of Operations in "Board fees from portfolio companies."

NOTE 14. SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events through the date these financial statements were issued. Based upon this evaluation, management has determined there were no items requiring adjustment of the financial statements. Management does note the following:

On January 17, 2025, the Company announced that it had entered into a definitive agreement (the "Merger Agreement") to combine with Mount Logan Capital Inc. ("Mount Logan") in an all-stock transaction (the "Business Combination"). The surviving entity is expected to be a Delaware corporation operating as Mount Logan Capital Inc. ("New Mount Logan") listed on Nasdaq under the symbol MLCI. In connection with the Business Combination, 180 Degree Capital shareholders will receive proportionate ownership of New Mount Logan determined by reference to 180 Degree Capital's net asset value at closing relative to a valuation of Mount Logan of approximately $67.4 million at signing, subject to certain pre-closing adjustments. The Business Combination is currently expected to close in mid-2025, subject to regulatory and shareholder approvals. There are no changes to the Company's Investment Policies or Investment Objectives in conjunction with the signing of the definitive agreement for the Business Combination. In conjunction with the signing of the Merger Agreement, the Company paid $500,000 for a fairness opinion to Fenchurch Advisory Partners US, Inc. ("Fenchurch"), a financial advisor retained by the special committee of the Board of Directors of the Company. The Company has agreed to pay Fenchurch a net fee of $1,000,000 should the Business Combination close successfully.

NOTE 15. INVESTMENTS AND ADVANCES TO AFFILIATES - SCHEDULE 12-14

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Net Realized Gain (Loss)	Value as of December 31, 2023	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of December 31, 2024
NON-CONTROLLED AFFILIATED LEGACY PRIVATELY HELD EQUITY & EQUITY-RELATED SECURITIES(E):
EchoPixel, Inc.	Series Seed Convertible Preferred Stock	$0	$0	$105,304	$0	$(61,260)	$(61,260)	$44,044
	Series Seed-2 Convertible Preferred Stock	0	0	37,818	0	(22,313)	(22,313)	15,505
	Series A-2 Convertible Preferred Stock	0	0	58,317	0	(42,866)	(42,866)	15,451
HALE.life Corporation	Common Stock	$0	$0	$0	$0	$0	$0	$0
	Series Seed-1 Convertible Preferred Stock	0	0	0	0	0	0	0
	Series Seed-2 Convertible Preferred Stock	0	0	0	0	0	0	0
Total Non-Controlled Affiliated Legacy Privately Held Equity & Equity-Related Securities		$0	$0	$201,439	$0	$(126,439)	$(126,439)	$75,000

NON-CONTROLLED AFFILIATED PUBLICLY TRADED EQUITY & EQUITY-RELATED SECURITIES(E):
comScore, Inc.	Common Stock	$0	$(21,759)	$5,481,909	$0	$(3,143,275)	$(4,316,529)	$2,338,634
Synchronoss Technologies, Inc.	Common Stock	$0	$0	$5,134,732	$3,071,233	$0	$2,894,869	$8,205,965
	Common Stock - Restricted	0	0	0	103,665	0	26,625	103,665
	Options for Common Stock	0	0	12,629	9,521	0	9,521	22,150
		$0	$(21,759)	$10,629,270	$3,184,419	$(3,143,275)	$(1,385,514)	$10,670,414
Total Non- Controlled Affiliated Publicly Traded Equity & Equity-Related Securities		$0	$(21,759)	$10,830,709	$3,184,419	$(3,269,714)	$(1,511,953)	$10,745,414

(A)Common stock, warrants, options, membership units and, in some cases, preferred stock are generally non-income producing and restricted. The principal amount of debt and the number of shares of common and preferred stock and number of membership units are shown in the accompanying Consolidated Schedule of Investments as of December 31, 2024.

(B)Represents the total amount of interest or dividends credited/(debited) to income for the portion of the period an investment was a control or affiliate investment, as appropriate. Amounts credited to preferred or common stock represent accrued bridge note interest related to conversions that occurred during the year ended December 31, 2024.

(C)Gross additions include increases in investments resulting from new portfolio investments, paid-in-kind interest or dividends, the amortization of discounts and fees. Gross additions also include net increases in unrealized appreciation or decreases in unrealized depreciation.

(D)Gross reductions include decreases in investments resulting from principal collections related to investment repayments or sales, the amortization of premiums and acquisition costs. Gross reductions also include net increases in unrealized depreciation or decreases in unrealized appreciation.

(E)"Non-Controlled Affiliated" is defined as ownership of five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where we hold the right to appoint one or more members to the portfolio company’s board of directors, but less than 25 percent of the members of the board of directors.

Line for Schedule of Investments	Method / Level	Primary Industry	# of Shares Purchased/Principal	Cost of TURN's Investment	Valuation
Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities
comScore, Inc.		Advertising
Common Stock	(L1)		400,451	$13,348,438	$2,338,634
Synchronoss Technologies, Inc.		Application Software
Common Stock	(L1)		854,788	$12,933,202	$8,205,965
Common Stock - Restricted	(M) (L3)		12,000	77,040	103,665
				$13,010,242	$8,309,630
Total Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities (23.0%)				$26,358,680	$10,648,264

Legacy Privately Held Equity and Equity-Related Securities
EchoPixel, Inc.		Health Care Equipment
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(M) (L3)		4,194,630	$1,250,000	$44,044
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(M) (L3)		1,476,668	500,000	15,505
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(M) (L3)		1,471,577	350,000	15,451
				$2,100,000	$75,000
HALE.life Corporation		Health Care Technology
Common Stock (acquired 3/1/16)	(I) (L3)		1,000,000	$10	$0
Series Seed-1 Convertible Preferred Stock (acquired 3/28/17)	(I) (L3)		11,000,000	1,896,920	0
Series Seed-2 Convertible Preferred Stock (acquired 12/28/18)	(I) (L3)		12,083,132	2,500,000	0
				$4,396,930	$0

Total Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities (0.2%)				$6,496,930	$75,000

Non-Controlled Affiliated Derivative Securities
Synchronoss Technologies, Inc.		Application Software
Stock Options for Common Stock Expiring 12/4/30 (acquired 12/4/23)	(I) (L3)		3,334	$0	$22,150
Total Non-Controlled Affiliated Derivative Securities (0.0%)				$0	$22,150

Total Non-Controlled Affiliated Securities (23.2%)				$32,855,610	$10,745,414

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of 180 Degree Capital Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of assets and liabilities of 180 Degree Capital Corp. (the “Company”), including the consolidated schedule of investments as of December 31, 2023, and the related consolidated statements of operations, cash flows, and changes net in assets, and the consolidated financial highlights for the year then ended, and the related notes (collectively referred to as the “financial statements”). The consolidated statement of changes in net assets for the year ended December 31, 2022, and the consolidated financial highlights for each of the years in the four-year period ended December 31, 2022 were audited by another independent registered public accounting firm whose report, dated February 27, 2023, expressed an unqualified opinion on the consolidated statement of changes in net assets and the consolidated financial highlights. In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, the consolidated results of its operations and its cash flows, consolidated changes in its net assets and the consolidated financial highlights for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2023, by correspondence with the custodian, transfer agent and issuers of privately offered securities. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ EisnerAmper LLP
New York, New York
February 20, 2024

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2023
ASSETS
Investments in securities and other financial instruments, at value:
Unaffiliated publicly traded equity and equity-related securities (cost: $30,544,168)	$21,305,497
Unaffiliated legacy privately held equity and equity-related securities (cost: $819,619)	283,627
Non-controlled affiliated publicly traded equity and equity-related securities (cost: $40,836,951)	26,894,724
Non-controlled affiliated legacy privately held equity and equity-related securities (cost: $6,496,930)	201,439
Unaffiliated derivative securities (cost: $112,854)	0
Non-controlled affiliated derivative securities (cost: $224,849)	480,114
Unaffiliated rights to payments (cost: $1,149,799)	1,356,391
Unaffiliated money market fund securities (cost: $96,445)	96,445
Cash	282,167
Prepaid expenses	218,089
Lease asset	36,078
Other assets	16,378
Total assets	$51,170,949
LIABILITIES & NET ASSETS

Post-retirement plan liabilities	$627,286
Accounts payable and accrued liabilities	289,425
Lease obligation	36,078
Total liabilities	$952,789
Commitments and contingencies (Note 10)
Net assets	$50,218,160
Net assets are comprised of:
Preferred stock, $0.10 par value, 2,000,000 shares authorized; none issued	$0
Common stock, $0.03 par value, 15,000,000 shares authorized; 11,541,079 issued	334,594
Additional paid in capital	105,597,715
Total accumulated distributable loss	(49,453,226)
Treasury stock, at cost 1,540,938 shares	(6,260,923)
Net assets	$50,218,160
Shares outstanding	10,000,141
Net asset value per outstanding share	$5.02

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2023
Income:
Dividend	$28,156
Interest-Unaffiliated money market fund securities	26,837
Total income	54,993
Operating fees and expenses:
Salaries, bonus and benefits	1,972,850
Professional	768,287
Administration and operations	255,356
Directors	253,517
Insurance	231,298
Software	207,949
Rent	36,245
Custody	31,940
Other	8,159
Total operating expenses	3,765,601
Net investment loss before income tax expense	(3,710,608)
Income tax expense	833
Net investment loss	(3,711,441)
Net realized gain (loss) from investments:
Unaffiliated publicly traded equity and equity-related securities	4,919,236
Unaffiliated legacy privately held equity and equity-related securities	(8,252,168)
Non-controlled affiliated publicly traded equity and equity-related securities	1,009,539
Controlled affiliated equity and equity-related securities	(2,923,003)
Unaffiliated rights to payments	(548,998)
Net realized loss from investments	(5,795,394)
Sale of equity-180 Degree Capital BD, LLC (Note 2)	100,000
Net realized loss	(5,695,394)
Change in unrealized (depreciation) appreciation on investments:
Unaffiliated publicly traded equity and equity-related securities	(5,699,016)
Unaffiliated legacy privately held equity and equity-related securities	2,060,982
Non-controlled affiliated publicly traded equity and equity-related securities	(1,570,022)
Non-controlled affiliated legacy privately held equity and equity-related securities	42,553
Controlled affiliated equity and equity-related securities	216,431
Unaffiliated rights to payments	684,316
Net change in unrealized depreciation on investments	(4,264,756)
Net realized loss and change in unrealized depreciation on investments	(9,960,150)
Net decrease in net assets resulting from operations	$(13,671,591)
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2023
Cash flows provided by operating activities:
Net decrease in net assets resulting from operations	$(13,671,591)
Adjustments to reconcile net decrease in net assets resulting from operations to net cash provided by operating activities:
Net realized loss	5,695,394
Net change in unrealized depreciation on investments	4,264,756
Depreciation of fixed assets	9,073
Purchase of unaffiliated publicly traded equity and equity-related securities	(13,494,045)
Purchase of non-controlled affiliated publicly traded equity and equity-related securities	(5,110,813)
Purchase of unaffiliated money market fund securities, net	(96,445)
Proceeds from sale of unaffiliated publicly traded equity and equity-related securities	19,757,440
Proceeds from sale of unaffiliated legacy privately held equity and equity-related securities	37,175
Proceeds from sale of non-controlled affiliated publicly traded and equity-related securities	2,296,280
Distribution from unaffiliated rights to payments	1,621,741
Proceeds from sale equity of 180 Degree Capital BD, LLC	100,000
Changes in assets and liabilities:
Decrease in receivable from managed funds	152,151
Decrease in receivable from securities sold	108,512
Decrease in prepaid expenses	32,350
Increase in other assets	(313)
Decrease in other receivables	2,278
Decrease in post-retirement plan liabilities	(18,351)
Decrease in accounts payable and accrued liabilities	(218,792)
Decrease in payable for securities purchased	(180,971)
Net cash provided by operating activities	1,285,829
Cash flows from investing activities
Purchase of fixed assets	(3,723)
Net cash used in investing activities	(3,723)
Cash flows from financing activities
Purchase of treasury stock	(1,655,398)
Net cash used in financing activities	(1,655,398)
Net decrease in cash	(373,292)
Cash at beginning of the year	655,459
Cash at end of the year	$282,167
Supplemental disclosures of cash flow information:
Income taxes paid	$833

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31, 2023	Year Ended December 31, 2022

Changes in net assets from operations:
Net investment loss	$(3,711,441)	$(2,583,203)
Net realized (loss) gain	(5,695,394)	2,204,654
Net change in unrealized depreciation on investments	(4,264,756)	(44,652,254)
Net decrease in net assets resulting from operations	(13,671,591)	(45,030,803)

Changes in net assets from capital stock transactions:
Treasury stock purchase	(1,655,398)	0
Net decrease in net assets resulting from capital stock transactions	(1,655,398)	0
Net decrease in net assets	(15,326,989)	(45,030,803)
Net Assets:
Beginning of the year	65,545,149	110,575,952
End of the year	$50,218,160	$65,545,149

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED FINANCIAL HIGHLIGHTS

	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022		Year Ended Dec. 31, 2021		Year Ended Dec. 31 2020#		Year Ended Dec. 31 2019#

Per Share Operating Performance:
Net asset value per share, beginning of the year	$6.32	$10.66		$9.28		$9.18		$7.92
Net investment loss*	(0.38)	(0.25)		(0.33)		(0.05)		(0.48)
Net realized (loss) gain*	(0.56)	0.21		0.20		(0.11)		0.93
Net change in unrealized (depreciation) appreciation on investments and options*[1]	(0.42)	(4.30)		1.51		0.26		0.81
Total from investment operations*	(1.36)	(4.34)		1.38		0.10		1.26

Net increase as a result of purchase of treasury stock	0.06	0.00		0.00		0.00		0.00
Net (decrease) increase in net asset value	(1.30)	(4.34)		1.38		0.10		1.26
Net asset value per share, end of the year	$5.02	$6.32		$10.66		$9.28		$9.18

Stock price per share, end of the year	$4.10	$5.28		$7.35		$6.66		$6.45
Total return based on stock price	(22.35)%	(28.16)%		10.36%		3.26%		22.86%
Supplemental Data:
Net assets, end of the year	$50,218,160	$65,545,149		$110,575,952		$96,317,794		$95,213,639
Ratio of expenses to average net assets	6.39%	3.20%	^	5.87%	^	4.61%	^	6.42%	^
Ratio of net investment loss to average net assets	(6.30)%	(2.88)%		(3.26)%		(0.59)%		(5.42)%
Portfolio turnover	31.56%	30.95%		44.46%		35.16%		30.17%
Number of shares outstanding, end of the year	10,000,141	10,373,820		10,373,820		10,373,820		10,373,820

# Reflect a 1-for-3 reverse stock split that became effective on January 4, 2021.
* Based on average shares outstanding.
^ The Company has entered into an expense offsetting arrangement with one of its unaffiliated brokers relating to broker fees paid. The total broker fee charged to the Company was applied as a credit to fees charged by an affiliate of the unaffiliated broker who the Company subscribes to for data services billed during the year. The Company received an offset to expense totaling approximately $20,600, $84,800, $31,900, and $15,700, with that broker for the years ended December 31, 2022-2019, respectively.

1 Net unrealized losses include rounding adjustments to reconcile change in net asset value per share.

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
43.2% of net assets at value

Unaffiliated Publicly Traded Equity and Equity-Related Securities -
42.4% of net assets at value

Ascent Industries Co. (3)		Steel
Manufactures metals and chemicals
Common Stock	(L1)		305,380	$3,240,810	$2,919,433

Brightcove, Inc. (3)		Internet Services & Infrastructure
Provides video hosting and publishing services
Common Stock	(L1)		319,079	1,473,621	826,415

Commercial Vehicle Group, Inc. (3)		Construction Machinery & Heavy Trucks
Supplier of vehicle components
Common Stock	(L1)		322,418	1,818,556	2,260,150

D-Wave Quantum, Inc. (3)(4)		Technology Hardware, Storage & Peripherals
Develops high-performance quantum computing systems
Common Stock	(L1)		770,000	1,045,355	677,677

Intevac, Inc. (3)		Technology Hardware, Storage & Peripherals
Develops solutions for the application and engineering of thin-films
Common Stock	(L1)		939,337	4,356,573	4,057,936

Lantronix, Inc. (3)		Communications Equipment
Provides secure data access and management solutions
Common Stock	(L1)		552,048	2,766,859	3,235,001

Mama's Creations, Inc. (3)		Packaged Foods & Meats
Sells specialty pre-prepared and refigerated foods
Common Stock	(L1)		547,900	1,423,893	2,690,189

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

43.2% of net assets at value (cont.)

Unaffiliated Publicly Traded Equity and Equity-Related Securities -
42.4% of net assets at value (cont.)

Quantum Corporation (3)		Technology Hardware, Storage & Peripherals
Provides high-density data storage and high-speed data processing solutions
Common Stock	(L1)		3,221,192	$8,787,175	$1,124,196

Rayonier Advanced Materials, Inc. (3)		Specialty Chemicals
Produces specialty cellulose fibers
Common Stock	(L1)		530,000	2,789,675	2,146,500

RF Industries, Ltd. (3)		Electronic Manufacturing Services
Provides products that enable wired and wireless communications
Common Stock	(L1)		450,000	2,841,651	1,368,000

Total Unaffiliated Publicly Traded Equity and Equity-Related Securities (cost: $30,544,168)					$21,305,497

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
43.2% of net assets at value (cont.)

Unaffiliated Money Market Fund Securities -
0.2% of net assets at value

JPMorgan 100% U.S. Treasury Securities Money Market Mutual Fund
Institutional Class Shares (Yield 5.23%)	(L1)		96,445	$96,445	$96,445

Total Unaffiliated Money Market Fund Securities (cost: $96,445)					$96,445

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
43.2% of net assets at value (cont.)
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Unaffiliated Legacy Privately Held Equity and Equity-Related Securities -
0.6% of net assets at value

AutoTech Ventures Management I, LLC (3)(5)(6)		Asset Management & Custody Banks
Venture capital investing in automotive-related companies
LLC Interests (acquired 12/1/17)	(M) (L3)		0	$0	$150,000

Magnolia Neurosciences Corporation (3)(5)(7)(8)		Pharmaceuticals
Develops novel therapeutics for treatment of neurodegeneration
Series A Convertible Preferred Stock (acquired 8/3/18)	(I) (L3)		862,872	711,361	118,536

Ravenna Pharmaceuticals, Inc. (3)(5)(7)(8)(9)		Pharmaceuticals
Holding company for intellectual property in oncology therapeutics
Common Stock (acquired 5/14/20-8/26/21)	(M) (L3)		2,785,274	108,258	15,091

Total Unaffiliated Legacy Privately Held Equity and Equity-Related Securities (cost: $819,619)					$283,627

Total Investments in Unaffiliated Equity and Equity-Related Securities (cost: $31,460,232)					$21,685,569

Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (2) -
53.9% of net assets at value

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities -
53.5% of net assets at value

Arena Group Holdings, Inc. (3)(10)		Interactive Media & Services
Provides a shared digital publishing, advertising and distribution platform
Common Stock	(L1)		991,192	$9,806,339	$2,359,037

comScore, Inc. (3)(10)		Advertising
Provides technology and services that measure audiences, brands and consumer behavior
Common Stock	(L1)		328,258	12,175,182	5,481,909

Potbelly Corporation (3)(10)		Restaurants
Operates a chain of sandwich shops
Common Stock	(L1)		1,335,801	6,098,592	13,919,046

Synchronoss Technologies, Inc. (3)(10)		Application Software
Provides white-label cloud storage, messaging and other digital analytic services
Common Stock	(L1)		826,849	12,756,838	5,134,732

Total Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities (cost: $40,836,951)					$26,894,724

Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (2) -
53.9% of net assets at value (cont.)

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities -
0.4% of net assets at value

EchoPixel, Inc. (3)(5)(7)		Health Care Equipment
Develops virtual reality 3-D visualization software for life sciences and health care applications
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(I) (L3)		4,194,630	$1,250,000	$105,304
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(I) (L3)		1,476,668	500,000	37,818
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(I) (L3)		1,471,577	350,000	58,317
				2,100,000	201,439

HALE.life Corporation (3)(5)(7)		Health Care Technology
Develops a platform to facilitate precision health and medicine
Common Stock (acquired 3/1/16)	(I) (L3)		1,000,000	10	0
Series Seed-1 Convertible Preferred Stock (acquired 3/28/17)	(I) (L3)		11,000,000	1,896,920	0
Series Seed-2 Convertible Preferred Stock (acquired 12/28/18)	(I) (L3)		12,083,132	2,500,000	0
				4,396,930	0

Total Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities (cost: $6,496,930)					$201,439

Total Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (cost: $47,333,881)					$27,096,163

Total Investments in Publicly Traded Equity and Equity-Related Securities, Money Market Funds, and Legacy Privately Held Equity and Equity-Related Securities (cost: $78,794,113)					$48,781,732

Derivative Securities -
1.0% of net assets at value

Unaffiliated Derivative Securities (2) -
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

0.0% of net assets at value

Magnolia Neurosciences Corporation (3)(5)(7)(8)		Pharmaceuticals
Developed neurodegeration therapeutics
Warrants for the Purchase of Common Stock expiring 8/3/28 (acquired 8/26/21)	(I) (L3)		138,059	$112,854	$0

Total Unaffiliated Derivative Securities (cost: $112,854)					$0

Non-Controlled Affiliated Derivative Securities (2) -
1.0% of net assets at value

Potbelly Corporation (3)(10)		Restaurants
Operates a chain of sandwich shops
Warrants for the Purchase of Common Stock expiring 2/12/26 (acquired 2/10/21)	(I) (L3)		80,605	$224,849	$467,485

Synchronoss Technologies, Inc. (3)(5)(10)(11)		Application Software
Provides white-label cloud storage, messaging and other digital analytic services
Stock Options for Common Stock Expiring 12/4/30 (acquired 12/4/23)	(I) (L3)		3,334	0	12,629

Total Non-Controlled Affiliated Derivative Securities (cost: $224,849)					$480,114

Total Derivative Securities (cost: $337,703)					$480,114

Total Investments (cost: $79,131,816)					$49,261,846

Other Financial Instruments (12) -

Unaffiliated Rights to Payments (2) -
2.7% of net assets at value

The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF DECEMBER 31, 2023

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Rights to Milestone Payments from Acquisition of TARA Biosystems, Inc. (acquired 4/1/22) (3)(5)(7)(13)	(I) (L3)	Pharmaceuticals	$1,149,799	$1,149,799	$1,356,391

Total Unaffiliated Rights to Payments (cost: $1,149,799)					$1,356,391

Total Investments in Publicly Traded and Privately Held Equity, Money Market Fund and Equity-Related Securities, Derivative Securities and Other Financial Instruments (cost: $80,281,615)					$50,618,237
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Schedule of Investments

(1)See Note 2. Summary of Significant Accounting Policies: Portfolio Investment Valuation.
(2)Investments in unaffiliated securities consist of investments in which the Company owns less than five percent of the voting shares of the portfolio company. Investments in non-controlled affiliated securities consist of investments in which the Company owns five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where the Company controls one or more seats on the portfolio company’s board of directors but do not control the company. Investments in controlled affiliated securities consist of investments in which the Company owns 25 percent or more of the outstanding voting rights of the portfolio company or otherwise control the company, including control of a majority of the seats on the board of directors, or more than 25 percent of the seats on the board of directors, with no other entity or person in control of more director seats than us.
(3)Represents a non-income producing investment. Investments that have not paid dividends or interest within the last 12 months or are on non-accrual status for at least 12 consecutive months are considered to be non-income producing.
(4)D-Wave Quantum Inc., ("QBTS") was formed through the merger of D-Wave Systems, Inc., and DPCM Capital, Inc., a special purpose acquisition company (SPAC). D-Wave Systems, Inc. was a legacy private portfolio holding of the Company. The Company initially invested in D-Wave Systems, Inc. starting in 2008 and through 2014, acquiring various classes of preferred stock. While the shares of QBTS owned by the Company are registered, the Company entered into a lockup agreement with QBTS that prevented the Company from trading or hedging these shares until February 5, 2023. As of that date, the Company's shares of common stock of QBTS are no longer subject to lockup restrictions.
(5)The Company is subject to legal restrictions on the sale of all or a portion of our investment(s) in this company. The total amount of restricted securities held is $1,854,086, or 3.7 percent of net assets.
(6)The Company received LLC Interests of 1.25 percent in AutoTech Ventures Management I, LLC ("AutoTech") pursuant to an Administrative Services Agreement between us and AutoTech and due to us following the termination of a former employee of the Company. These LLC Interests were separate from the compensation received for providing the administrative services under the agreement that were paid in cash. The LLC interests have a capital percentage of 0 percent.
(7)These securities are held by the Company's wholly owned subsidiary, 180 Degree Private Holdings, LLC ("180PH"), which were transferred from the Company to 180PH in the fourth quarter of 2020. The acquisition dates of the securities reflect the dates such securities were obtained by the Company rather than the transfer date.
(8)Represents a non-operating entity that exists to collect future payments from licenses or other engagements, monetize assets for future distributions to investors and debt holders, or is in the process of shutting down and distributing remaining assets according to a liquidation waterfall.
(9)The Company received shares of Ravenna Pharmaceuticals, Inc., as part of the consideration of the acquisition of Petra Pharma Corporation.
(10)The Company is the Investment Manager of separately managed accounts ("SMAs") that owns shares of these portfolio companies. Under our investment management agreement for the SMAs, the Company has the right to control the votes of the securities held by the SMAs. The Company has voting ownership between 5 percent and 25 percent in these companies when the shares held by us and our SMAs are aggregated.
(11)These stock options were granted to Kevin Rendino upon his appointment to the Board of Directors of Synchronoss Technologies, Inc. Mr. Rendino entered into an assignment and assumption agreement with the Company that transfers all beneficial and voting interest to the Company.
(12)Other financial instruments are holdings of the Company that do not meet the definition of a security or a derivative.
(13)If all the remaining milestones are met and the time-based payments are completed, the Company would receive approximately $4.0 million. Of this amount, approximately $1.3 million is due to be paid to the Company on April 1, 2024. There can be no assurance as to how much of the remaining approximately $2.7 million in potential milestone-based payments will ultimately be realized or when they will be realized, if at all.
The accompanying notes are an integral part of these consolidated financial statements.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

180 Degree Capital Corp. (including its wholly owned subsidiaries, the "Company," "us," "our" and "we"), withdrew its election to be treated as a business development company on March 30, 2017, and subsequently returned to its prior status as a registered non-diversified closed-end management investment company ("Closed-End Fund" or "CEF") under the Investment Company Act of 1940 (the "1940 Act"). We operate as an internally managed investment company whereby our officers and employees, under the general supervision of our Board of Directors, conduct our operations. As of May 22, 2020, we are also registered with the Securities and Exchange Commission as a Registered Investment Adviser under the Investment Advisers Act of 1940 (the "Advisers Act").

180 Degree Private Holdings, LLC ("180PH"), is a wholly owned limited liability company that was created in October 2020 to hold certain of the Company's securities of privately held companies. 180PH was consolidated for financial reporting purposes and is a disregarded entity for tax purposes under the Internal Revenue Code ("Code").

180 Degree Capital BD, LLC ("180BD") was a 100 percent owned subsidiary of the Company that was sold to an unrelated buyer and the transaction closed in February 2023. 180BD was registered by the Company as a broker-dealer with the Financial Industry Regulatory Authority ("FINRA") that was formed to provide services to the Company related to fundraising for co-investment funds and not for investment returns. Historically, the Company consolidated 180BD for financial reporting purposes.

The Company is the Managing Member of 180 Degree Capital Management, LLC ("180CM"), a limited liability company formed to facilitate the opportunity for interested investors to co-invest alongside the Company in individual publicly traded portfolio companies. As of December 31, 2023, the Company has no capital under management in 180CM.

The Company was the General Partner of 180 Phoenix Fund, L.P., ("180 Phoenix") a limited partnership formed to facilitate the opportunity to manage capital for investors in a traditional limited partnership structure. The Company did not raise capital into 180 Phoenix. Based on conversations with potential investors that indicated more interest in management of separate accounts rather than a limited partnership structure, in December 2023, the Company elected to file a certificate of cancellation to terminate the existence of the entity.

As of December 31, 2023, the Company manages approximately $10.6 million in net assets in two separately managed accounts ("SMA").

The Company may, in certain cases, receive management fees and carried interest on profits generated on invested capital from any capital under management if and when capital is raised and if and when profits are realized, respectively. The Company does not consolidate the operations of any capital managed in separate series of 180CM, or in the separately managed accounts.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

Principles of Consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the US ("GAAP") and Articles 6 and 12 of Regulation S-X of the Securities Exchange Commission ("SEC") and include the accounts of the Company and its wholly owned subsidiaries. The Company is an investment company following accounting and reporting guidance in Accounting Standards Codification 946. In accordance with GAAP and Regulation S-X under 17 C.F.R. Part 210, the Company may only consolidate its interests in investment company subsidiaries and controlled operating companies whose business consists of providing services to the Company. Prior to February 2023, our wholly owned subsidiary, 180BD, was a controlled operating company that provided services to us and was, therefore, consolidated. 180PH is a controlled operating company that provide services to us and is, therefore, consolidated. All significant intercompany accounts and transactions were eliminated in the consolidated financial statements.

Accounting Standards Codification (ASC) Topic 810, "Consolidation,” provides guidance on the consolidation of financial statements when a company has control over another entity. ASC 810-10-40 addresses the accounting for the deconsolidation of a subsidiary and outlines the criteria for determining when to deconsolidate a subsidiary. The Company derecognized 180BD as the Company ceased to have a controlling financial interest of 180BD as of February 2023, following the sale of its equity of 180BD to an unrelated third party. The Company recognized $100,000 in net realized gain on the deconsolidation.

Use of Estimates. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates, and the differences could be material. The most significant estimates relate to the fair valuations of our investments.

Portfolio Investment Valuations. Investments are stated at "value" as defined in the 1940 Act and in the applicable regulations of the SEC and in accordance with GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the Board of Directors for all other assets. The Valuation Committee, comprised of all of the independent Board members, is responsible for determining the valuation of the Company’s assets within the guidelines established by the Board of Directors, pursuant with SEC Rule 2a-5. The Valuation Committee receives information and recommendations from management. The Company may from time to time use an independent valuation firm to review select portfolio company valuations on an as needed basis. The independent valuation firm, when engaged by the Company, does not provide independent valuations. The fair values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable. The Valuation Committee values the Company's investment assets as of the end of each calendar quarter and as of any other time requested by the Board of Directors.

Accounting Standards Codification Topic 820, "Fair Value Measurements," ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach and the hybrid approach.

•Market Approach (M): The market approach focuses on inputs and not techniques. The market approach may use quantitative inputs such as prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities and the values of market multiples derived from a set of comparable companies. The market approach may also use qualitative inputs such as progress toward milestones, the long-term potential of the business, current and future financing requirements and the rights and preferences of certain securities versus those of other securities. The selection of the relevant inputs used to derive value under the market approach requires judgment considering factors specific to the significance and relevance of each input to deriving value.
•Income Approach (I): The income approach focuses on techniques and not inputs. The income approach uses valuation techniques to convert future amounts (for example, revenue, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques; option-pricing models, such as the Black-Scholes-Merton formula (a closed-form model) and a binomial model (a lattice model), which incorporate present value techniques; and the multi-period excess earnings method, which is used to measure the fair value of certain assets.
•Hybrid Approach (H): The hybrid approach uses elements of both the market approach and the income approach. The hybrid approach calculates values using the market and income approach, individually. The resulting values are then distributed among the share classes based on probability of exit outcomes.

ASC Topic 820 classifies the inputs used to measure fair value by these approaches into the following hierarchy:

•Level 1 (L1): Unadjusted quoted prices in active markets for identical assets or liabilities;

•Level 2 (L2): Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 inputs are in those markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers; and

•Level 3 (L3): Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are those inputs that reflect our own assumptions that market participants would use to price the asset or liability based upon the best available information.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement and are not necessarily an indication of risks associated with the investment.

As of December 31, 2023, our financial statements include investments fair valued by the Board of Directors of $2,321,571. The fair values were determined in good faith by, or under the direction of, the Board of Directors. The fair value amount includes the values of our investments in legacy privately held companies and rights to future milestone payments, as well as our warrants of Potbelly Corporation and Magnolia Neurosciences Corporation, and our stock options for common stock of Synchronoss Technologies, Inc.

Cash. Cash includes demand deposits. Cash is carried at cost, which approximates fair value.

Unaffiliated Rights to Payments. At December 31, 2023, the outstanding potential milestone and time-based payments from the acquisition of TARA Biosystems, Inc., by Valo Health, LLC were valued at $1,356,391. The milestone payments are valued using the probability-adjusted, present value of proceeds from future payments that would be due upon successful completion of certain regulatory milestones. There can be no assurance as to how much of the amounts related to milestone payments that we will ultimately realize or when they will be realized, if at all. The time-based payments are valued using a discount for time-value of money that includes estimated default risk of the acquirer.

Prepaid Expenses. We include prepaid insurance premiums in "Prepaid expenses." Prepaid insurance premiums are recognized over the term of the insurance contract and are included in "Insurance" in the Company's Consolidated Statement of Operations.

Property and Equipment. Property and equipment are included in "Other assets" and are carried at $9,799 at December 31, 2023, representing cost of $229,818, less accumulated depreciation of $220,019. Depreciation is provided using the straight-line method over the estimated useful lives of the property and equipment. We estimate the useful lives to be five to ten years for furniture and fixtures, and three years for computer equipment.

Post-Retirement Plan Liabilities. Until it was terminated on April 27, 2017, the Company provided a Retiree Medical Benefit Plan for employees who met certain eligibility requirements. Until it was terminated on May 5, 2011, the Company also provided an Executive Mandatory Retirement Benefit Plan for certain individuals employed by us in a bona fide executive or high policy-making position. The net periodic post-retirement benefit cost includes service cost and interest cost on the accumulated post-retirement benefit obligation. Unrecognized actuarial gains and losses are recognized as net periodic benefit cost, pursuant to the Company's historical accounting policy in "Salaries, bonus and benefits" in the Company's Consolidated Statement of Operations. The impact of plan amendments was amortized over the employee's average service period as a reduction of net periodic benefit cost. Unamortized prior service cost was fully amortized during 2017 as a result of the termination of the Retiree Medical Benefit Plan.

Interest Income Recognition. Interest income, including amortization of premium and accretion of discount, is recorded on an accrual basis. When accrued interest is determined not to be recoverable, the Company ceases accruing interest and writes off any previously accrued interest. Write-offs are netted in interest income. Securities are deemed to be non-income producing if investments have not paid dividends or interest within the last 12 months or are on non-accrual status for at least 12 consecutive months. When the fair value of a security that includes PIK interest is less than the accrued interest, the Company may place the security on non-accrued status.

Board Fees From Portfolio Companies. The Company recognizes revenues from fee income from board fees as those services are provided.

Management Fees and Performance Fees/Carried Interest from Managed Funds. As a Registered Investment Adviser under the Advisers Act, the Company may be entitled to receive management fees and performance fees from clients including separately managed accounts (SMAs) and special purpose vehicles (SPVs). When applicable, the Company accrues management fees on SPVs that are to be paid upon liquidation of the entity regardless of performance. Performance fees or carried interest, if any, is paid annually by SMAs based on a fixed percentage of the increase in net assets during the year. Performance fees on SPVs, if any, are generally paid based on the amount of increase in net assets at the time of any distribution of capital above the amount of initial invested capital plus accrued expenses. The timing and payment terms of management fees and performance fees for future client accounts may be different than those of our current SMAs.

The Company does not include accruals for carried interest in the consolidated financial statements until such carried interest is received and/or the Company concludes that it is probable that a reversal of any accrual will not occur. The Company did not earn or accrue any carried interest in the year ended December 31, 2023.

Other Income. The Company may purchase restricted securities issued by publicly traded companies that include provisions that provide for payment of partial liquidated damages in the event the issuer does not meet obligations specified in the purchase agreement or other ancillary documents associated with the transaction. These obligations most commonly are associated with the filing of registration statements and/or being up to date with the filing of the issuer's financial statements with the SEC.

Put and Call Options. The Company may purchase options on publicly traded securities as an investment and/or with the intention of limiting its downside risk. When the Company purchases an option, an amount equal to the premium paid is recorded in the Consolidated Statement of Assets and Liabilities as an investment. The Company may also purchase an option at one price and write/sell an option at another price in a simultaneous transaction referred to as a spread. The amount of these assets is subsequently marked-to-market to reflect the current value of the options. In the event that the options are exercised, the Company would be required to deliver those shares to the counterparty. When the options expire unexercised, the Company realizes a loss on the premium paid, or the difference between the premium paid and the premium received, as applicable.

Rent Expense. The Company currently leases and runs daily operations in approximately 1,250 square feet of office space in Montclair, New Jersey. Prior to November 17, 2021, the Company leased this space on a month-to-month basis at a base rent of approximately $26 per square foot per year. On November 17, 2021, the Company entered into a three-year lease extension that set the average base rent beginning January 1, 2022, at approximately $30 per square foot over the term of the extension. Either the Company or the landlord may terminate the lease at any time with two months' written notice to either party. As of December 31, 2023, the present value of the future lease payments (lease liability) is recorded as an asset and a liability in the Company's Consolidated Statement of Assets and Liabilities. The amount is calculated using weighted average discount rate of 1.32 percent and weighted based on the terms of the lease agreement. As of December 31, 2023, the remaining commitment on the lease is less than $40,000.

Realized Gain or Loss and Unrealized Appreciation or Depreciation of Portfolio Investments. Realized gain or loss is recognized when an investment is disposed of and is computed as the difference between the Company's cost basis in the investment at the disposition date and the net proceeds received from such disposition. Realized gain or loss on investment transactions are determined by specific identification. Unrealized appreciation or depreciation is computed as the difference between the fair value of the investment and the cost basis of such investment.

Income Taxes. As discussed in Note 9. Income Taxes, the Company did not qualify as a regulated investment company ("RIC") under Subchapter M of the Code in 2023, and will therefore be taxed as a C-Corporation in 2023. The Company did not accrue for any income taxes as of December 31, 2023 as it did not generate ordinary income. The Company has capital loss carryforwards that can be used to offset net realized capital gains. The Company also has operating loss carryforwards that can be used to offset operating income and net realized capital gains in years when it fails to qualify as a RIC. The Company recognizes interest and penalties in income tax expense. See Note 9. Income Taxes for further discussion.

Foreign Currency Translation. The accounting records of the Company are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies against U.S. dollars on the date of valuation. If Company has assets denominated in foreign currencies, it does not isolate the portion of the results of operations that arises from changes in foreign currency rates on investments held on its Consolidated Statement of Operations.

Securities Transactions. Securities transactions are accounted for on the date the transaction for the purchase or sale of the securities is entered into by the Company (i.e., trade date). Securities transactions outside conventional channels, such as private transactions, are recorded as of the date the Company obtains the right to demand the securities purchased or to collect the proceeds from a sale and incurs the obligation to pay for the securities purchased or to deliver the securities sold.

Concentration of Credit Risk. The Company places its cash with financial institutions and, at times, cash held in depository accounts may exceed the Federal Deposit Insurance Corporation's insured limit and is subject to the credit risk of such institutions to the extent it exceeds such limit.

Recent Accounting Pronouncements and Adoptions. On December 14, 2023, the Financial Accounting Standards Board ("FASB") issued ASU 2023-09, "Income Taxes (Topic 740): Improvements to Income Tax Disclosures." This ASU requires additional disaggregation of the reconciliation between the statutory and effective tax rate for an entity and of income taxes paid, both of which are disclosures required by current GAAP. The amendments improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2024, and early adoption is permitted. This ASU is not expected to have a material impact on the Company's consolidated financial statements as the Company does not have tax liabilities in foreign jurisdictions.

On October 9, 2023, the FASB issued ASU 2023-06, "Disclosure Improvements: Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative." This ASU amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification (the “Codification”). This ASU was issued in response to the SEC’s August 2018 Final Rule 2 that updated and simplified disclosure requirements that the SEC believed were “redundant, duplicative, overlapping, outdated, or superseded.” The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure requirement from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. The new guidance is intended to align GAAP requirements with those of the SEC and to facilitate the application of GAAP for all entities. This ASU is not expected to have a material impact on the Company's consolidated financial statements.

NOTE 3. BUSINESS RISKS AND UNCERTAINTIES

Our business activities contain elements of risk. We consider the principal types of market risk to be valuation risk, diversification risk, interest rate risk and foreign currency risk. Although we are risk-seeking rather than risk-averse in our investments, we consider the management of risk to be essential to our business.

Investment Objective

Our investment objective is to generate capital appreciation and current income from investments and investment-related activities such as managed funds and accounts.

Investment Strategy

Our investment strategy on future new investments is focused on generating capital appreciation and current income from investments in what we believe are deeply undervalued, small publicly traded companies where we believe we can positively impact the business and valuation through constructive activism. Historically, our investment strategy was to achieve long-term capital appreciation investing in venture capital investments. While we continue to provide such resources to our existing legacy portfolio companies, we no longer make venture capital investments. We classify our legacy portfolio companies as Legacy Privately Held Equity and Equity-Related Securities.

We believe we combine new perspectives with the historical knowledge and experience of managing the current portfolio. Our investment approach is comprised of a patient examination of available opportunities through due diligence and close involvement with management of our portfolio companies. We invest our capital directly into portfolio companies or through purchases of securities of publicly traded companies directly and through open-market purchases. We may seek to invest our capital alongside capital from other investors through that we control.

We have discretion in the investment of our capital to achieve our objectives by investing in various types of assets, and we do not currently limit our investments to any security type. Our investments may include, among other asset types: equity, equity-related securities (including warrants and options) and debt with equity features from either private or public issuers; debt obligations of all types having varying terms with respect to security or credit support, subordination, purchase price, interest payments and maturity; foreign securities; and miscellaneous investments.

Investment Policies

Fundamental policies may not be changed without the approval of the holders of a majority of our voting securities, as defined in the 1940 Act. As a matter of fundamental policy, the Company will not:

(1) Issue senior securities, borrow money from banks, brokers or other lenders, or engage in transactions involving the issuance by us of "senior securities" representing indebtedness, except to the extent permitted under the 1940 Act or the rules, regulations or interpretations thereof.

(2) Underwrite securities of other issuers, except insofar as we may be deemed an underwriter under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the disposition of our portfolio securities. We may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the 1940 Act or the rules, regulations or interpretations thereof.

(3) Invest more than 25% of our total assets in the securities of companies or entities engaged in any one industry, or group of industries. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities.

(4) Purchase or sell real estate or interests in real estate (except that we may (a) purchase and sell real estate or interests in real estate in connection with the orderly liquidation of investments, or in connection with foreclosure on collateral, or (b) own the securities of companies that are in the business of buying, selling or developing real estate).

(5) Purchase or sell commodities or commodity contracts, but we may purchase and sell foreign currency and enter into foreign currency forward contracts, and may engage in other transactions in financial instruments, in each case to the extent permitted under the Company's investment policies as in effect from time to time.

(6) Make loans of money or securities to other persons, except through purchasing fixed-income securities or other debt instruments, lending portfolio securities or entering into repurchase agreements in a manner consistent with our investment policies. With respect to these investment restrictions, if a percentage restriction is adhered to at the time of entering into the investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of our total assets, unless otherwise stated or required by law, will not constitute a violation of the restriction or policy.

Valuation Risk

We historically invested in privately held companies, the securities of which are inherently illiquid. We are currently focused on investing in what we believe are deeply undervalued microcapitalization publicly traded companies. Our publicly traded and public company-related securities account for approximately 96 percent of the value of our portfolio of investments. Although these companies are publicly traded, their stock may not trade at high volumes and/or we may own a significant portion of a company's outstanding stock, which may restrict our ability to sell our positions in an orderly fashion and prices at which sales can be made may be volatile and materially different than the closing prices of such positions at each financial statement date. We may also be subject to restrictions on transfer and/or other lock-up provisions after these companies complete public offerings and/or if we invest in unregistered securities of public companies. Many of our legacy privately held and publicly traded companies tend to not have attained profitability, and many of these companies also lack management depth and have limited or no history of operations. Because of the speculative nature of our investments and the lack of a liquid market for and restrictions on transfers of privately held investments, there is greater risk of loss relative to traditional marketable investment securities.

Approximately 5 percent of our portfolio was fair valued and comprised of securities of legacy privately held companies and rights to potential future milestone payments, as well as our warrants of Potbelly Corporation and options of Synchronoss Technologies, Inc. (Level 3 investments) which are securities of publicly traded companies. Because there is typically no public or readily ascertainable market for our securities of our legacy privately held companies, the valuation of the securities in that portion of our portfolio is determined in good faith by our Valuation Committee, which is comprised of all of the independent members of our Board of Directors. The values are determined in accordance with our Valuation Procedures and are subject to significant estimates and judgments. The fair value of the securities in our portfolio may differ significantly from the values that would be placed on these securities if a ready market for the securities existed. Additionally, inputs may become available after a financial statement date that could result in a material change in value at a future financial statement date from the value reported in the current financial statements. Any changes in valuation are recorded in the Company's Consolidated Statement of Operations as "Change in unrealized appreciation (depreciation) on investments." Changes in valuation of any of our investments in privately held companies from one period to another may be significant.

Diversification Risk

While we are subject to certain diversification requirements regarding the concentration of investments in any one industry or group of industries at the time of each investment, we do not choose investments based on a strategy of diversification. We also do not rebalance the portfolio should one of our portfolio companies increase in value substantially relative to the rest of the portfolio.  Therefore, the value of our portfolio may be more vulnerable to microeconomic events affecting a single sector, industry or portfolio company and to general macroeconomic events that may be unrelated to our portfolio companies. These factors may subject the value of our portfolio to greater volatility than a company that follows a diversification strategy. As of December 31, 2023, our largest 10 investments by value accounted for approximately 87 percent of the value of our investment portfolio. Our largest three investments, by value, Potbelly Corporation, comScore, Inc., and Synchronoss Technologies, Inc., accounted for approximately 27 percent, 11 percent and 10 percent, respectively, of our investment portfolio at December 31, 2023. Potbelly Corporation, comScore, Inc. and Synchronoss Technologies, Inc. are publicly traded companies.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We may invest in both short- and long-term U.S. government and agency securities. To the extent that we invest in short- and long-term U.S. government and agency securities, changes in interest rates result in changes in the value of these obligations that result in an increase or decrease of our net asset value. The level of interest rate risk exposure at any given point in time depends on the market environment, the expectations of future price and market movements, and the quantity and duration of long-term U.S. government and agency securities held by the Company, and it will vary from period to period.

In addition, market interest rates for high-yield corporate debt may be an input in determining value of our investments in debt securities of privately held and publicly traded companies. Significant changes in these market rates could affect the value of our debt securities as of the valuation date of measurement of value. While we do not currently have any investments in debt securities with floating interest rates, investment income in such securities should we acquire them in the future could be adversely affected by changes in interest rates.

Foreign Currency Risk

Our investments are not subject to foreign currency risk as they are all denominated in U.S. dollars. We have one investment in a company based in Canada, D-Wave Quantum, Inc., however the price per share and terms of those shares are denominated in U.S. dollars.

NOTE 4. FAIR VALUE OF INVESTMENTS

At December 31, 2023, our financial assets valued at fair value were categorized as follows in the fair value hierarchy:

	Fair Value Measurement at Reporting Date Using:
Description	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	December 31, 2023
Legacy Privately Held Equity and Equity-Related Securities:
Preferred Stock	$0	$0	$319,975	$319,975
Common Stock	0	0	15,091	15,091
Warrants	0	0	0	0
LLC Interests	0	0	150,000	150,000

Publicly Traded Equity and Equity-Related Securities:
Common Stock	$48,200,221	$0	$0	$48,200,221
Money Market Mutual Fund - Institutional Class Shares	96,445	0	0	96,445
Warrants/Stock Options	0	0	480,114	480,114
Total Investments:	$48,296,666	$0	$965,180	$49,261,846

Other Financial Instruments:
Rights to Milestone Payments	$0	$0	$1,356,391	$1,356,391
Total Financial Assets:	$48,296,666	$0	$2,321,571	$50,618,237

Significant Unobservable Inputs

The table below presents the valuation technique and quantitative information about the significant unobservable inputs utilized by the Company in the fair value measurements of Level 3 assets. Unobservable inputs are those inputs for which little or no market data exists and, therefore, require an entity to develop its own assumptions.

	Value as of December 31, 2023	Valuation Approach(es)	Unobservable Input(s)	Range(s) (Weighted Average(a))

			Price Per Share	$0.14 - $0.30 ($0.24)
			Public Comparable Adjustment (Including Non-Performance Risk)	-100.0% - -88.1% (-88.1%)
			Volatility	111.3% (111.3%)
Preferred Stock	$319,975	Income Approach	Time to Exit / Cash Flows (Years)	5.0 (5.0)
Common Stock	15,091	Market Approach	Price Per Share	$0.01 ($0.01)
			Price Per Share	$0.00 ($0.00)
			Volatility	48.4% - 78.3% (49.2%)
Warrants/Stock Options	480,114	Income Approach	Time to Exit (Years)	2.1 - 6.9 (2.2)
LLC Interests	150,000	Market Approach	Price Per Profit Interest Percent	$120,000 ($120,000)
			Probability of Achieving Independent Milestones	5.0% - 100.0% (99.2%)
			Probability of Achieving Dependent Milestones	2.4% - 3.7% (3.1%)
Rights to Milestone Payments	1,356,391	Income Approach	Time to Cash Flows (Years)	0.3 - 4.5 (0.4)
Total	$2,321,571

(a) Weighted average based on fair value at December 31, 2023.

Valuation Methodologies and Inputs for Level 3 Assets

The following sections describe the valuation techniques and significant unobservable inputs used to measure Level 3 assets.

Preferred Stock, LLC Interests, and Common Stock

Preferred stock, LLC interests, and common stock are valued by either a market, income or hybrid approach using internal models with inputs, most of which are not market observable. Common inputs for valuing Level 3 investments include prices from recently executed private transactions in a company’s securities or unconditional firm offers, revenue multiples of comparable publicly traded companies, merger and acquisition ("M&A") transactions consummated by comparable companies, discounts for lack of marketability, rights and preferences of the class of securities we own as compared with other classes of securities the portfolio company has issued, particularly related to potential liquidity scenarios of an initial public offering ("IPO") or an acquisition transaction, estimated time to exit, volatilities of comparable publicly traded companies and management’s best estimate of risk attributable to non-performance risk. Certain securities are valued using the present value of future cash flows.

We may also consider changes in market values for sets of comparable companies when recent private transaction information is not available and/or in consideration of non-performance risk. We define non-performance risk as the risk that the price per share (or implied valuation of a portfolio company) or the effective yield of a debt security of a portfolio company, as applicable, does not appropriately represent the risk that a portfolio company with negative cash flow will be: (a) unable to raise capital, will need to be shut down and will not return our invested capital; or (b) able to raise capital, but at a valuation significantly lower than the implied post-money valuation of the last round of financing.  We assess non-performance risk for each private portfolio company quarterly. Our assessment of non-performance risk typically includes an evaluation of the financial condition and operating results of the company, the company's progress towards milestones, and the long-term potential of the business and technology of the company and how this potential may or may not affect the value of the shares owned by us. An increase to the non-performance risk or a decrease in the private offering price of a future round of financing from that of the most recent round would result in a lower fair value measurement and/or a change in the distribution of value among the classes of securities we own.

Option pricing models place a high weighting on liquidation preferences, which means that small differences in how the preferences are structured can have a material effect on the fair value of our securities at the time of valuation and also on future valuations should additional rounds of financing occur with senior preferences. As such, valuations calculated by option pricing models may not increase if 1) rounds of financing occur at higher prices per share, 2) liquidation preferences include multiples on investment, 3) the amount of invested capital is small and/or 4) liquidation preferences are senior to prior rounds of financing. Additionally, an increase in the volatility assumption generally increases the enterprise value calculated in an option pricing model. An increase in the time to exit assumption also generally increases the enterprise value calculated in an option pricing model. Variations in the expected time to exit or expected volatility assumptions have a significant impact on fair value.

Warrants and Stock Options

We use the Black-Scholes-Merton option-pricing model to determine the fair value of warrants and stock options held in our portfolio unless there is a publicly traded active market for such securities or another indication of value such as a sale of the portfolio company or an expectation that we may exercise the security prior to expiration. Option pricing models, including the Black-Scholes-Merton model, require the use of subjective input assumptions, including expected volatility, expected life, expected dividend rate, and expected risk-free rate of return. In the Black-Scholes-Merton model, variations in the expected volatility or expected term assumptions have a significant impact on fair value.

An input to the Black-Scholes-Merton option-pricing model is the value per share of the type of stock for which the warrant is exercisable as of the date of valuation. This input is derived according to the methodologies discussed in "Preferred Stock, Preferred Units, LLC Interests, Common Stock and Common Units."

Rights to Milestone Payments

Rights to milestone payments are valued using a probability-weighted discounted cash flow model. We are entitled to potential future payments from the acquisition of TARA Biosystems, Inc. by Valo Health, LLC. We assign probabilities to the achievements of the various milestones. Milestones identified as independent milestones can be achieved irrespective of the achievement of other contractual milestones. Dependent milestones are those that can only be achieved after another, or series of other, milestones are achieved. The interest rates used in these models are observable inputs from sources such as the published interest rates for corporate bonds of the acquiring or comparable companies.

Changes in Valuation Approaches

There were no changes in valuation approaches during the year ended December 31, 2023.

The following chart shows the components of change in the financial assets categorized as Level 3 for the year ended December 31, 2023:

	Beginning Balance 1/1/2023	Total Realized Gains (Loss) Included in Changes in Net Assets		Transfers	Total Unrealized (Depreciation) Appreciation Included in Changes in Net Assets	Investments in Portfolio Companies	Disposals and Settlements	Ending Balance 12/31/2023	Amount of Total Appreciation (Depreciation) for the Year included in Changes in Net Assets Attributable to the Change in Unrealized Gains or Losses Relating to Assets Still Held at the Reporting Date

Preferred Stock/Units	$6,435,925	$(8,252,168)	1	$0	$2,173,393	$0	$(37,175)	$319,975	$76,688

Common Stock/Membership Units	2,722,986	(2,923,003)	1	0	215,108	0	0	15,091	(1,323)

Warrants/Stock Options	215,631	(785)	1	0	265,268	0	0	480,114	264,483

LLC Interests	218,534	0		0	(68,534)	0	0	150,000	(68,534)

Rights to Milestone Payments	2,842,814	(548,998)	1	0	684,316	0	(1,621,741)	1,356,391	135,318

Total	$12,435,890	$(11,724,954)		$0	$3,269,551	$0	$(1,658,916)	$2,321,571	$406,632

1 Represents gross realized losses.

NOTE 5. INDUSTRY DIVERSIFICATION

The following table shows the percentage of our net assets invested by industry as of December 31, 2023.

Industry	Value as of December 31, 2023	% of Net Assets	Value as of December 31, 2023	% of Net Assets
Advertising			$5,481,909	10.9%
Unaffiliated Portfolio Companies	$0	0.0%
Non-Controlled Affiliated Portfolio Companies	5,481,909	10.9%
Application Software			5,147,361	10.2%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	5,147,361	10.2%
Asset Management & Custody Banks			150,000	0.3%
Unaffiliated Portfolio Companies	150,000	0.3%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Communications Equipment			3,235,001	6.4%
Unaffiliated Portfolio Companies	3,235,001	6.4%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Construction Machinery & Heavy Trucks			2,260,150	4.5%
Unaffiliated Portfolio Companies	2,260,150	4.5%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Electronic Manufacturing Services
Unaffiliated Portfolio Companies	1,368,000	2.7%	1,368,000	2.7%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Health Care Equipment			201,439	0.4%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	201,439	0.4%
Health Care Technology			0	0.0%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Interactive Media & Services			2,359,037	4.7%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	2,359,037	4.7%
Internet Services & Infrastructure			826,415	1.6%
Unaffiliated Portfolio Companies	826,415	1.6%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Packaged Foods & Meats			2,690,189	5.4%
Unaffiliated Portfolio Companies	2,690,189	5.4%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Pharmaceuticals			1,490,018	3.0%
Unaffiliated Portfolio Companies	1,490,018	3.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Restaurants			14,386,531	28.6%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	14,386,531	28.6%
Specialty Chemicals			2,146,500	4.3%
Unaffiliated Portfolio Companies	2,146,500	4.3%
Non-Controlled Affiliated Portfolio Companies	0	0.0%

Industry	Value as of December 31, 2023	% of Net Assets	Value as of December 31, 2023	% of Net Assets
Steel			$2,919,433	5.8%
Unaffiliated Portfolio Companies	$2,919,433	5.8%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Technology Hardware, Storage & Peripherals			5,859,809	11.7%
Unaffiliated Portfolio Companies	5,859,809	11.7%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Total	$50,521,792		$50,521,792

NOTE 6. DERIVATIVES

During the year ended December 31, 2023, the Company did not purchase or sell any derivative securities. The Company abandoned warrants for the purchase of common stock of OpGen, Inc. and was assigned all economic benefit for options for the purchase of Common Stock of Synchronoss Technologies, Inc., that were issued to Kevin M. Rendino, Chairman, Chief Executive Officer and Portfolio Manager of the Company of the Company for his service on the Board of Directors of Synchronoss Technologies.

The following table presents the effect of derivatives held during the year ended December 31, 2023, along with the respective location in the consolidated financial statements.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES:

	Assets		Liabilities
Derivatives	Location	Fair Value	Location	Fair Value
Warrants for the purchase of Common Stock of Potbelly Corporation expiring 2/12/26 (acquired 2/10/21)	Investments	$467,485	--	--

Warrants for the purchase of Common Stock of Magnolia Neurosciences Corporation expiring 8/3/28 (acquired 8/26/21)	Investments	0	--	--

Stock Options for the purchase of Common Stock of Synchronoss Technologies, Inc. expiring 12/4/30 (acquired 12/4/23)	Investments	12,629	--	--

CONSOLIDATED STATEMENT OF OPERATIONS:

Derivatives	Location	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)
Warrants for the purchase of Common Stock of Potbelly Corporation expiring 2/12/26	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	$0	$251,854

Warrants for the purchase of Common Stock of Magnolia Neurosciences Corporation expiring 8/3/28	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	0	0

Warrants for the purchase of Common Stock of OpGen, Inc. expiring 2/17/25 (abandoned 12/21/23)	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	(785)	785

Stock Options for the purchase of Common Stock of Synchronoss Technologies, Inc. expiring 12/4/30	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	0	12,629

NOTE 7. OFFICERS' AND BOARD OF DIRECTORS' COMPENSATION

The aggregate compensation (salaries, 401(k) employer match, medical and dental benefits) paid by the Company during the year ended December 31, 2023, to its officers amounted to approximately $1.4 million. As of December 31, 2023, there is no accrual for deferred bonuses for time-elapsed portion as in prior years.

The aggregate compensation paid by the Company to the independent members of its Board of Directors during the year ended December 31, 2023 was $253,104.

Certain officers and directors currently and may in the future serve as members of the board of directors of our portfolio companies, including our controlled portfolio companies. These officers and directors do not receive any compensation for serving in such roles directly from the portfolio companies. Any such cash compensation paid by portfolio companies to members of their respective boards of directors is paid directly to the Company. In the case of securities-based compensation (restricted stock or stock options), the officer or director due such compensation assigns all beneficial interest, including but not limited to economic benefit and voting control, to such securities over to the Company.

NOTE 8. EMPLOYEE BENEFITS

401(k) Plan

We adopted a 401(k) Plan covering substantially all of our employees. Matching contributions to the plan are at the discretion of the Compensation Committee. For the year ended December 31, 2023, the Compensation Committee approved a 100 percent match, which amounted to $127,500.

Medical Benefit Retirement Plan

We historically administered a plan to provide medical and dental insurance for retirees and their spouses who, at the time of their retirement, attained certain years of service with us and a certain age (the "Medical Benefit Retirement Plan"). On April 27, 2017, the Board of Directors terminated the plan. The termination does not affect benefits accrued by former employees who are grandfathered under the former terms of the plan, and the termination of the plan does not affect benefits accrued by certain former employees who were grandfathered under the amended terms of the plan. The Medical Benefit Retirement Plan was terminated for all other employees. At December 31, 2023, we had $494,944 accrued for accumulated post-retirement benefit obligation for certain of these former employees, which is included in "Post-retirement plan liabilities" on the Company's Consolidated Statement of Assets and Liabilities.

Executive Mandatory Retirement Benefit Plan
On May 5, 2011, the Board of Directors terminated the Amended and Restated Executive Mandatory Retirement Benefit Plan. Our former President accrued benefits under this plan prior to his retirement, and the termination of this plan has no impact on his accrued benefits. At December 31, 2023, we had $132,342 accrued for benefits for this former employee under the plan, which is included in "Post-retirement plan liabilities" on the Company's Consolidated Statement of Assets and Liabilities.

The plan is unfunded and has no assets. The following disclosures about changes in the benefit obligation under the plan to provide medical and dental insurance for retirees are as of the measurement date of December 31, 2023:

2023
Accumulated post-retirement benefit obligation - December 31, 2022	$507,563
Interest cost	23,782
Actuarial loss	8,225
Benefits paid	(44,626)
Accumulated post-retirement benefit obligation - December 31, 2023	$494,944

In accounting for the plan, the assumption made for the discount rate was 4.70 percent for the year ended December 31, 2023. The discount rate was calculated using the December 31, 2023 FTSE Pension Liability Index. The assumed health care cost trend rates is assumed to be 7 percent in 2023 grading down to 5.60 percent uniformly over 3 years and then following the Getzen model thereafter for medical and 5 percent per year for dental.

The following is the net periodic post-retirement benefit cost for the year ended December 31, 2023:

2023
Interest cost on accumulated post-retirement benefit obligation	$23,782
Amortization of net gain	(21,182)
Net periodic post-retirement benefit cost	$2,600

The Company estimates the following benefits to be paid in each of the following years:

2024	$47,755
2025	60,906
2026	57,479
2027	58,048
2028	32,710
2029 through 2033	153,490

For the year ended December 31, 2023, net unrecognized actuarial loss of $29,407 resulted primarily from the decrease in the discount rate, which represents $8,225 of actuarial loss arising during the year, and from a reclassification adjustment of $21,182 that decreased the net periodic benefit cost for the year.

NOTE 9. INCOME TAXES

The Company filed for the 1999 tax year to elect treatment as a RIC under Subchapter M of the Code and qualified for the same treatment for the years 2000 through 2015, as well as 2017 and 2019. The Company did not qualify as a RIC under Subchapter M of the Code in 2016, 2018, 2020, 2021, 2022 and 2023. The Company did not have net taxable income in any of 2016, 2018, 2020, 2021, 2022 or 2023, so the failure to qualify as a RIC did not result in a tax liability for the Company. Under the Code, if the Company fails to qualify as a RIC three years in a row, it would be subject to taxation as a C-Corporation on built-in gains should realization of those gains occur within five years of the date of the last annual failure even if the Company qualified as a RIC in a future year.

As of December 31, 2023, the Company did not qualify as a RIC, and will therefore be taxed as a C-Corporation in 2023, as a result of failing certain Diversification Tests. The failure to qualify as a RIC in 2023 is the fourth year in a row that such qualification was not attained. As of December 31, 2023, the Company did not have any built-in gains that would be subject to taxation as a C-Corporation should the Company qualify as a RIC in a future year. Additionally, should the Company qualify as a RIC in a future year, it would be required to distribute any accumulated and undistributed ordinary income and/or undistributed long-term capital gains. As of December 31, 2023, the Company did not have any undistributed ordinary income and/or undistributed long-term capital gains. As a C-Corporation, the Company is permitted to use historical operating loss carryforwards to offset income and gains for tax purposes. As of December 31, 2023, the Company had approximately $87.0 million in operating loss carryforwards that begin to expire in 2026.

The Company's status as a RIC is irrevocable, but qualification is measured both quarterly and annually. Given the Company's status as a RIC and that the ability or inability to use such operating loss carryforwards depends on qualification metrics measured in each taxable year separate from prior years, the Company does not include a deferred tax asset and valuation allowance on deferred tax asset on its Consolidated Statement of Assets and Liabilities.

Under certain circumstances, even if we qualified for Subchapter M treatment for a given year, we might act in a subsequent year to ensure that we would be taxed in that subsequent year as a C Corporation, rather than as a RIC. We will fail to qualify for RIC tax treatment for a taxable year if we do not satisfy the 90 percent Income Test, the Diversification Tests or Annual Distribution Requirement for such year. In the event we do not satisfy the 90 percent Income Test, Diversification Tests or the Annual Distribution Requirement for any taxable year, we will be subject to federal tax with respect to all our taxable income, whether or not distributed. In addition to the corporate tax that would be paid by the Company, all our distributions to shareholders in that situation generally will be taxable as ordinary dividends and generally subject to up to a 30 percent withholding tax if received by a non-U.S. shareholder, although such dividends may qualify for long-term capital gain treatment as "qualified dividends" for U.S. shareholders meeting certain holding period requirements. If the aggregate values of our non-qualifying assets remain below 50 percent of total assets and no non-qualifying asset represents more than 25 percent of the total assets, we will continue to pass the Diversification Tests. Rather than selling portfolio companies that are performing well in order to pass our RIC Diversification Tests, we may opt instead not to qualify as a RIC. We will choose to take such action only if we believe that the result of the action will benefit the Company and our shareholders.

For U.S. federal tax purposes, the Company’s 2020 through 2022 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations. Generally, for New Jersey state tax purposes, the Company’s 2019 through 2022 tax years remain open for examination by the tax authorities under a four-year statute of limitations. The Company will file its 2023 federal and state taxes.
For the year ended December 31, 2023, the Company recorded a consolidated expense of $833 in federal, state and local income taxes.
The Company updated certain components of capital accounts on a tax-basis in 2023, to reflect a return of capital statement of position ("ROCSOP") adjustment. This ROCSOP adjustment includes the reclassification of $3,816,683 of accumulated net operating loss and $6,272,740 of accumulated net realized loss into additional paid in capital. This reclassification results primarily from certain non-deductible expenses and net operating loss. There is no impact to net asset value per share as a result of this ROCSOP adjustment. This adjustment may change in future years if the Company does not qualify as a RIC in a given tax year.
As of December 31, 2023, the Company's net unrealized depreciation of $29,663,378 was comprised of unrealized depreciation of $40,271,721 and unrealized appreciation is $10,608,343. The book cost of investments is $80,281,615. As of

December 31, 2023, the Company's net tax unrealized depreciation of $28,702,992 was comprised of tax unrealized depreciation of $39,311,335 and tax unrealized appreciation is $10,608,343. The tax cost of investments is $79,321,229. As of December 31, 2023, the Company was in a loss position and therefore did not have any undistributed ordinary income and/or undistributed long-term capital gains.
As of December 31, 2023, we had post-enactment loss carryforwards under the provisions of the Regulated Investment Company Modernization Act of 2010 (the "Act") in aggregate of $19,789,848, long term. Capital losses for the year ended December 31, 2023, were $5,695,394. As of December 31, 2023, we had cumulative capital losses, which were derived during years when the Company failed as a RIC, totaling $6,767,387, which may be carried back 3 years or carried forward 5 years. Capital losses when the Company failed as a RIC of $1,919,139 was expired in 2023. As of December 31, 2023, we had cumulative capital losses, which were derived during years when the Company qualified as a RIC, totaling $13,022,461. Post-enactment losses have no expiration date in years where we qualify as a RIC.
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "2017 Act") was enacted, which among other changes, lowered the tax rates for corporations and how future loss carryforwards can be used against future gains. The change of the federal corporate tax rate from 35 percent to 21 percent in the 2017 Act may impact future decisions regarding the issuance of deemed dividends should the Company failed to qualify as a RIC under Subchapter M of the Code and be in a net taxable gain position on investments.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Portfolio companies may seek additional capital in the future and any decision by the Company to not participate in the round of financing could result in outcomes that negatively impact the value of the Company's securities of those portfolio companies.

On November 17, 2021, the Company signed a lease extension through December 31, 2024. Upon an event of default, the lease provides that the landlord may terminate the lease and require us to pay all rent that would have been payable during the remainder of the lease or until the date the landlord re-enters the premises.

NOTE 11. PORTFOLIO PURCHASES AND SALES

During the year ended December 31, 2023:

Company	Purchases/Cost	Sales Proceeds/Distributions
Alta Equipment Group, Inc.	$1,454,352	$9,205,266
Arena Group Holdings, Inc.	970,266	0
Ascent Industries Co.	250,671	0
Brightcove, Inc.	1,513,410	27,420
Commercial Vehicle Group, Inc.	50,292	2,242,644
comScore, Inc.	2,597,286	10
D-Wave Quantum, Inc.	0	170,995
Intevac, Inc.	935,279	2,860,163
Lantronix, Inc.	918,737	1,082,399
Mama's Creations, Inc.	1,630,161	339,549
Potbelly Corporation	157,162	2,247,270
Quantum Corporation	267,201	197,173
Rayonier Advanced Materials, Inc.	3,715,858	536,401
RF Industries, Ltd.	507,912	0
Synchronoss Technologies, Inc.	1,386,099	49,000
VSE Corporation	1,786,884	2,082,314
Miscellaneous Common Stocks(1)	463,288	1,013,116
Total Publicly Traded Equity and Equity-Related Securities Purchases and Sales Proceeds	$18,604,858	$22,053,720

Rights to Milestone Payments from Acquisition of TARA Biosystems, Inc.	$0	$1,621,741
Magnolia Neurosciences Corporation	0	37,175
Total Legacy Privately Held Equity and Equity-Related Securities Cost and Distributions	$0	$1,658,916
Total Purchases/Cost and Sales Proceeds/Distributions	$18,604,858	$23,712,636

(1) Miscellaneous Common Stocks are unrestricted common stocks of publicly traded companies that the Company has not disclosed publicly.

NOTE 12. SHARE REPURCHASE PROGRAM

On February 24, 2023, our Board reauthorized the repurchase of up to $2.5 million of the Company's common stock within a six-month period from the date of notice to investors. On May 10, 2023, the Company noted in a press release it had repurchased 373,679 shares of its common stock at a price per share of $4.43 including brokerage commissions.

On May 11, 2023, our Board reauthorized the repurchase of up to $5 million of the Company's common stock. As of December 31, 2023, no additional repurchases under this reauthorization have occurred. On July 28, 2023, our Board reauthorized the repurchase of up to $5 million of the Company's common stock within a six-month period from the date of notice to investors, which was mailed on or about August 14, 2023. On February 16, 2024, our Board reauthorized the repurchase of up to $5 million of the Company's common stock within a six-month period from the date of notice to investors, which notice will be mailed on or about February 24, 2024.

NOTE 13. SUBSEQUENT EVENTS

Management of the Company has evaluated subsequent events through the date these financial statements were issued. Based upon this evaluation, management has determined there were no items requiring adjustment of the financial statements or additional disclosure.

Line for Schedule of Investments	Method / Level	Primary Industry	# of Shares Purchased/Principal	Cost of TURN's Investment	Valuation
Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities
Arena Group Holdings, Inc.		Interactive Media & Services
Common Stock	(L1)		991,192	$9,806,339	$2,359,037
comScore, Inc.		Advertising
Common Stock	(L1)		328,258	$12,175,182	$5,481,909
Potbelly Corporation		Restaurants
Common Stock	(L1)		1,335,801	$6,098,592	$13,919,046
Synchronoss Technologies, Inc.		Application Software
Common Stock	(L1)		826,849	$12,756,838	$5,134,732
Total Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities (53.5%)				$40,836,951	$26,894,724
Legacy Privately Held Equity and Equity-Related Securities
EchoPixel, Inc.		Health Care Equipment
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(I) (L3)		4,194,630	$1,250,000	$105,304
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(I) (L3)		1,476,668	500,000	37,818
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(I) (L3)		1,471,577	350,000	58,317
				$2,100,000	$201,439
HALE.life Corporation		Health Care Technology
Common Stock (acquired 3/1/16)	(I) (L3)		1,000,000	$10	$0
Series Seed-1 Convertible Preferred Stock (acquired 3/28/17)	(I) (L3)		11,000,000	1,896,920	0
Series Seed-2 Convertible Preferred Stock (acquired 12/28/18)	(I) (L3)		12,083,132	2,500,000	0
				$4,396,930	$0
Total Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities (0.4%)				$6,496,930	$201,439
Non-Controlled Affiliated Derivative Securities
Potbelly Corporation		Restaurants
Warrants for the Purchase of Common Stock expiring 2/12/26 (acquired 2/10/21)	(I) (L3)		80,605	$224,849	$467,485
Synchronoss Technologies, Inc. (Options)		Application Software
Stock Options for Common Stock Expiring 12/4/30 (acquired 12/4/23)	(I) (L3)		3,334	0	12,629
Total Non-Controlled Affiliated Derivative Securities (1.0%)				$224,849	$480,114
Total Non-Controlled Affiliated Securities (54.9%)				$47,558,730	$27,576,277
Total Controlled Non-Controlled Affiliated Equity and Equity-Related Securities (54.9%)				$47,558,730	$27,576,277

NOTE 14. INVESTMENTS AND ADVANCES TO AFFILIATES - SCHEDULE 12-14

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Net Realized Gain (Loss)	Value as of December 31, 2022	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of December 31, 2023
CONTROLLED AFFILIATED EQUITY & EQUITY-RELATED SECURITIES(E):
Parabellum Acquisition Partners, LLC	Membership Units	$0	$(2,923,003)	$2,706,572	$0	$(2,706,572)	$216,431	$0
Total Controlled Affiliated Equity & Equity-Related Securities		$0	$(2,923,003)	$2,706,572	$0	$(2,706,572)	$216,431	$0
NON-CONTROLLED AFFILIATED LEGACY PRIVATELY HELD EQUITY & EQUITY-RELATED SECURITIES(F):
EchoPixel, Inc.	Series Seed Convertible Preferred Stock	$0	$0	$78,993	$26,311	$0	$26,311	$105,304
	Series Seed-2 Convertible Preferred Stock	0	0	28,553	9,265	0	9,265	37,818
	Series A-2 Convertible Preferred Stock	0	0	51,340	6,977	0	6,977	58,317
HALE.life Corporation	Common Stock	$0	$0	$0	$0	$0	$0	$0
	Series Seed-1 Convertible Preferred Stock	0	0	0	0	0	0	0
	Series Seed-2 Convertible Preferred Stock	0	0	0	0	0	0	0
Total Non-Controlled Affiliated Legacy Privately Held Equity & Equity-Related Securities		$0	$0	$158,886	$42,553	$0	$42,553	$201,439

NON-CONTROLLED AFFILIATED PUBLICLY TRADED EQUITY & EQUITY-RELATED SECURITIES(F):
Arena Group Holdings, Inc.	Common Stock	$0	$0	$8,147,090	$0	$(5,788,053)	$(6,758,319)	$2,359,037
comScore, Inc.	Common Stock	$0	$8	$4,534,991	$946,918	$0	$(1,650,366)	$5,481,909
Potbelly Corporation	Common Stock	$0	$1,118,151	$8,843,873	$5,075,173	$0	$6,047,130	$13,919,046
	Warrants for Common Stock	0	0	215,631	251,854	0	251,854	467,485

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Net Realized Gain (Loss)	Value as of December 31, 2022	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of December 31, 2023
NON-CONTROLLED AFFILIATED PUBLICLY TRADED EQUITY & EQUITY-RELATED SECURITIES(F):
Synchronoss Technologies, Inc.	Common Stock	$0	$(108,620)	$3,379,203	$1,755,529	$0	$527,050	$5,134,732
	Options for Common Stock	0	0	0	12,629	0	12,629	12,629
Total Non- Controlled Affiliated Publicly Traded Equity & Equity-Related Securities		$0	$1,009,539	$25,120,788	$8,042,103	$(5,788,053)	$(1,570,022)	$27,374,838
Total Controlled and Non- Controlled Affiliated Equity & Equity-Related Securities		$0	$(1,913,464)	$27,986,246	$8,084,656	$(8,494,625)	$(1,311,038)	$27,576,277

(A)Common stock, warrants, options, membership units and, in some cases, preferred stock are generally non-income producing and restricted. The principal amount of debt and the number of shares of common and preferred stock and number of membership units are shown in the accompanying Consolidated Schedule of Investments as of December 31, 2023.

(B)Represents the total amount of interest or dividends credited/(debited) to income for the portion of the period an investment was a control or affiliate investment, as appropriate. Amounts credited to preferred or common stock represent accrued bridge note interest related to conversions that occurred during the year ended December 31, 2023.

(C)Gross additions include increases in investments resulting from new portfolio investments, paid-in-kind interest or dividends, the amortization of discounts and fees. Gross additions also include net increases in unrealized appreciation or decreases in unrealized depreciation.

(D)Gross reductions include decreases in investments resulting from principal collections related to investment repayments or sales, the amortization of premiums and acquisition costs. Gross reductions also include net increases in unrealized depreciation or decreases in unrealized appreciation.

(E)"Controlled Affiliated" is defined as investments in which we own 25 percent or more of the outstanding voting rights of the portfolio company or otherwise control the company, including control of a majority of the seats on the board of directors, or more than 25 percent of the seats on the board of directors, with no other entity or person in control of more director seats than us.

(F)"Non-Controlled Affiliated" is defined as ownership of five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where we hold the right to appoint one or more members to the portfolio company’s board of directors, but less than 25 percent of the members of the board of directors.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES (UNAUDITED)

March 31, 2025
ASSETS
Investments in securities and other financial instruments, at value:
Unaffiliated publicly traded equity and equity-related securities (cost: $27,181,062)	$21,603,420
Unaffiliated money market fund securities (cost: $7,129,658)	7,129,658
Non-controlled affiliated publicly traded equity and equity-related securities (cost: $26,451,633)	12,282,523
Non-controlled affiliated legacy privately held equity and equity-related securities (cost: $6,496,930)	75,000
Unaffiliated derivative securities (cost: $224,849)	327,256
Non-controlled affiliated derivative securities (cost: $0)	26,095
Unaffiliated rights to payments (cost: $0)	69,830
Cash	368,615
Receivable for securities sold	4,186,388
Prepaid expenses	168,531
Other assets	37,349
Total assets	$46,274,665
LIABILITIES & NET ASSETS

Professional fees payable	$1,555,401
Post-retirement plan liabilities	345,244
Accounts payable and accrued liabilities	153,845
Total liabilities	$2,054,490
Commitments and contingencies (Note 10)
Net assets	$44,220,175
Net assets are comprised of:
Preferred stock, $0.10 par value, 2,000,000 shares authorized; none issued	$0
Common stock, $0.03 par value, 15,000,000 shares authorized; 11,541,079 issued	334,594
Additional paid in capital	101,578,029
Total accumulated distributable loss	(51,431,525)
Treasury stock, at cost 1,540,938 shares	(6,260,923)
Net assets	$44,220,175
Shares outstanding	10,000,141
Net asset value per outstanding share	$4.42

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

Three Months Ended March 31, 2025
Income:
Dividend income	$106,753
Board fees from portfolio companies	16,250
Board fees from portfolio companies - stock grant	92,953
Interest - unaffiliated money market fund securities	70,968
Total income	286,924
Operating fees and expenses:
Professional	3,527,047
Salaries, bonuses and benefits	680,747
Software	87,678
Directors	71,042
Insurance	52,402
Administration and operations	14,129
Rent	9,987
Custody	3,352
Other	721
Total operating expenses	4,447,105
Net investment loss	(4,160,181)
Net realized gain from investments:
Unaffiliated publicly traded equity and equity-related securities	2,059,507
Unaffiliated legacy privately held equity and equity-related securities	100,000
Net realized gain from investments	2,159,507
Change in unrealized (depreciation) appreciation on investments:
Unaffiliated publicly traded equity and equity-related securities	(1,575,778)
Unaffiliated legacy privately held equity and equity-related securities	(100,000)
Non-controlled affiliated publicly traded equity and equity-related securities	1,545,251
Unaffiliated rights to payments	(626)
Net change in unrealized depreciation on investments	(131,153)
Net realized gain and change in unrealized depreciation on investments	2,028,354
Net decrease in net assets resulting from operations	$(2,131,827)
The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

Three Months Ended March 31, 2025
Cash flows used in operating activities:
Net decrease in net assets resulting from operations	$(2,131,827)
Adjustments to reconcile net decrease in net assets resulting from operations to net cash used in operating activities:
Net realized gain from investments	(2,159,507)
Net change in unrealized depreciation on investments	131,153
Board fees from portfolio companies - stock grant	(92,953)
Depreciation of fixed assets	721
Purchase of unaffiliated publicly traded equity and equity-related securities	(561,830)
Purchase of unaffiliated money market fund securities, net	(1,129,658)
Proceeds from sale of unaffiliated publicly traded equity and equity-related securities	9,008,550
Proceeds from sale of unaffiliated legacy privately held equity and equity-related securities	100,000

Changes in assets and liabilities:
Increase in receivable for securities sold	(4,186,388)
Decrease in prepaid expenses	48,037
Increase in other assets	(6,215)
Increase in professional fees payables	793,892
Decrease in post-retirement plan liabilities	(7,236)
Increase in accounts payable and accrued liabilities	9,776
Net cash used in operating activities	(183,485)
Net decrease in cash	(183,485)
Cash at beginning of the period/year	552,100
Cash at end of the period*	$368,615

* 180 Degree Capital had $7,129,658 held in money market securities as of March 31, 2025, that is not treated as cash or a cash equivalent for reporting purposes.
The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Period Ended March 31, 2025	Year Ended December 31, 2024
	(UNAUDITED)	(AUDITED)
Changes in net assets from operations:
Net investment loss	$(4,160,181)	$(4,019,686)
Net realized gain (loss) on investments	2,159,507	(3,670,653)
Net change in unrealized (depreciation) appreciation on investments	(131,153)	3,824,181
Net decrease in net assets resulting from operations	(2,131,827)	(3,866,158)

Net decrease in net assets	(2,131,827)	(3,866,158)
Net Assets:
Beginning of the period/year	46,352,002	50,218,160
End of the period/year	$44,220,175	$46,352,002

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended Mar 31, 2025	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2023	Year Ended Dec. 31, 2022		Year Ended Dec. 31, 2021		Year Ended Dec. 31 2020#
	(UNAUDITED)	(AUDITED)	(AUDITED)	(AUDITED)		(AUDITED)		(AUDITED)
Per Share Operating Performance:
Net asset value per share, beginning of the period/year	$4.64	$5.02	$6.32	$10.66		$9.28		$9.18
Net investment loss*	(0.42)	(0.40)	(0.38)	(0.25)		(0.33)		(0.05)
Net realized (loss) gain*	0.22	(0.37)	(0.56)	0.21		0.20		(0.11)
Net change in unrealized (depreciation) appreciation on investments and options*[1]	(0.02)	0.39	(0.42)	(4.30)		1.51		0.26
Total from investment operations*	(0.22)	(0.38)	(1.36)	(4.34)		1.38		0.10

Net increase as a result of purchase of treasury stock	0.00	0.00	0.06	0.00		0.00		0.00
Net (decrease) increase in net asset value	(0.22)	(0.38)	(1.30)	(4.34)		1.38		0.10
Net asset value per share, end of the period/year	$4.42	$4.64	$5.02	$6.32		$10.66		$9.28

Stock price per share, end of the period/year	$3.97	$3.67	$4.10	$5.28		$7.35		$6.66
Total return based on stock price	8.17%	(10.49)%	(22.35)%	(28.16)%		10.36%		3.26%
Supplemental Data:
Net assets, end of the period/year	$44,220,175	$46,352,002	$50,218,160	$65,545,149		$110,575,952		$96,317,794
Ratio of expenses to average net assets	9.86%	8.88%	6.39%	3.20%	^	5.87%	^	4.61%	^
Ratio of net investment loss to average net assets	(9.19)%	(8.47)%	(6.30)%	(2.88)%		(3.26)%		(0.59)%
Portfolio turnover	1.27%	26.61%	31.56%	30.95%		44.46%		35.16%
Number of shares outstanding, end of the period/year	10,000,141	10,000,141	10,000,141	10,373,820		10,373,820		10,373,820

# Reflect a 1-for-3 reverse stock split that became effective on January 4, 2021.
* Based on average shares outstanding.
^ 180 Degree Capital has entered into an expense offsetting arrangement with one of its unaffiliated brokers relating to broker fees paid. The total broker fee charged to 180 Degree Capital was applied as a credit to fees charged by an affiliate of the unaffiliated broker who 180 Degree Capital subscribes to for data services billed during the year. 180 Degree Capital received an offset to expense totaling approximately $20,600, $84,800, and $31,900, with that broker for the years ended December 31, 2022-2020, respectively.

1 Net unrealized losses include rounding adjustments to reconcile change in net asset value per share.

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2025 (UNAUDITED)

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
65.0% of net assets at value

Unaffiliated Publicly Traded Equity and Equity-Related Securities -
48.9% of net assets at value

Arena Group Holdings, Inc. (3)		Interactive Media & Services
Provides a shared digital publishing, advertising and distribution platform
Common Stock	(L1)		992,992	$9,807,981	$1,717,876

Ascent Industries Co. (3)		Steel
Manufactures metals and chemicals
Common Stock	(L1)		366,860	3,841,387	4,644,448

Aviat Networks, Inc. (3)		Communications Equipment
Provides IP solutions to wireless public and private telecommunication operators.
Common Stock	(L1)		10,200	210,768	195,534

Commercial Vehicle Group, Inc. (3)		Construction Machinery & Heavy Trucks
Supplier of vehicle components
Common Stock	(L1)		410,000	2,259,403	471,500

Lantronix, Inc. (3)		Communications Equipment
Provides secure data access and management solutions
Common Stock	(L1)		668,711	2,198,457	1,665,090

Mama's Creations, Inc. (3)		Packaged Foods & Meats
Provides packaged food products
Common Stock	(L1)		20,000	122,552	130,200

Potbelly Corporation (3)		Restaurants
Operates a chain of sandwich shops
Common Stock	(L1)		1,091,206	5,622,618	10,377,369

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2025 (UNAUDITED)

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Unaffiliated Equity and Equity-Related Securities (2) -
65.0% of net assets at value (cont.)

Unaffiliated Publicly Traded Equity and Equity-Related Securities -
48.9% of net assets at value (cont.)

RF Industries, Ltd. (3)		Electronic Manufacturing Services
Provides products that enable wired and wireless communications
Common Stock	(L1)		472,506	$2,924,335	$2,216,053

Miscellaneous Holdings (3)(4)
Common Stock	(L1)		55,000	193,561	185,350

Total Unaffiliated Publicly Traded Equity and Equity-Related Securities (cost: $27,181,062)					$21,603,420

Unaffiliated Money Market Fund Securities -
16.1% of net assets at value

JPMorgan 100% U.S. Treasury Securities Money Market Fund - Premier
Common Stock (Yield 3.93%)	(L1)		1,129,658	$1,129,658	$1,129,658

JPMorgan 100% U.S. Treasury Securities Money Market Fund - Capital
Common Stock (Yield 4.18%)	(L1)		6,000,000	6,000,000	6,000,000

Total Unaffiliated Money Market Fund Securities (cost: $7,129,658)					$7,129,658

Total Investments in Unaffiliated Equity and Equity-Related Securities (cost: $34,310,720)					$28,733,078

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2025 (UNAUDITED)

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (2) -
28.0% of net assets at value

Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities -
27.8% of net assets at value

comScore, Inc. (3)(5)		Advertising
Provides technology and services that measure audiences, brands and consumer behavior
Common Stock	(L1)		400,451	$13,348,438	$2,751,098

Synchronoss Technologies, Inc. (3)(5)		Application Software
Provides white-label cloud storage, messaging and other digital analytic services
Common Stock	(L1)		854,788	12,933,202	9,308,641
Common Stock (6)(7)	(M) (L2)		24,000	169,993	222,784
				13,103,195	9,531,425

Total Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities (cost: $26,451,633)					$12,282,523

Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities -
0.2% of net assets at value

EchoPixel, Inc. (3)(6)(8)		Health Care Equipment
Develops virtual reality 3-D visualization software for life sciences and health care applications
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(M) (L3)		4,194,630	$1,250,000	$44,044
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(M) (L3)		1,476,668	500,000	15,505
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(M) (L3)		1,471,577	350,000	15,451
				2,100,000	75,000

HALE.life Corporation (3)(6)(8)		Health Care Technology
Develops a platform to facilitate precision health and medicine
Common Stock (acquired 3/1/16)	(I) (L3)		1,000,000	10	0
Series Seed-1 Convertible Preferred Stock (acquired 3/28/17)	(I) (L3)		11,000,000	1,896,920	0
Series Seed-2 Convertible Preferred Stock (acquired 12/28/18)	(I) (L3)		12,083,132	2,500,000	0
				4,396,930	0

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2025 (UNAUDITED)

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Total Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities (cost: $6,496,930)					$75,000

Total Investments in Non-Controlled Affiliated Equity and Equity-Related Securities (cost: $32,948,563)					$12,357,523

Total Investments in Publicly Traded Equity and Equity-Related Securities, Money Market Funds, and Legacy Privately Held Equity and Equity-Related Securities (cost: $67,259,283)					$41,090,601

Derivative Securities -
0.8% of net assets at value
Unaffiliated Derivative Securities (2) -
0.7% of net assets at value

Potbelly Corporation (3)		Restaurants
Operates a chain of sandwich shops
Warrants for the Purchase of Common Stock expiring 2/12/26 (acquired 2/10/21)	(M) (L2)		80,605	$224,849	$327,256

Total Unaffiliated Derivative Securities (cost: $224,849)					$327,256

Non-Controlled Affiliated Derivative Securities (2) -
0.1% of net assets at value

Synchronoss Technologies, Inc. (3)(5)(6)(7)		Application Software
Provides white-label cloud storage, messaging and other digital analytic services
Stock Options for Common Stock Expiring 12/4/30 (acquired 12/4/23)	(I) (L3)		3,334	$0	$26,095

Total Non-Controlled Affiliated Derivative Securities (cost: $0)					$26,095

Total Derivative Securities (cost: $224,849)					$353,351

Total Investments (cost: $67,484,132)					$41,443,952

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP. CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2025 (UNAUDITED)

Method of Valuation (1)	Industry	Shares/Units	Cost	Value

Other Financial Instruments (9) -

Unaffiliated Rights to Payments (Illiquid) (2) -
0.2% of net assets at value

Rights to Milestone Payments from Acquisition of TARA Biosystems, Inc. (acquired 4/1/22) (3)(6)(8)(10)	(I) (L3)	Pharmaceuticals	$0	$0	$69,830

Total Unaffiliated Rights to Payments (cost: $0)					$69,830

Total Investments in Publicly Traded and Privately Held Equity, Money Market Fund and Equity-Related Securities, Derivative Securities and Other Financial Instruments (cost: $67,484,132)					$41,513,782

The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF MARCH 31, 2025
(UNAUDITED)

Notes to Consolidated Schedule of Investments

(1)See Note 2. Summary of Significant Accounting Policies: Portfolio Investment Valuations.
(2)Investments in unaffiliated securities consist of investments in which 180 Degree Capital owns less than five percent of the voting shares of the portfolio company. Investments in non-controlled affiliated securities consist of investments in which 180 Degree Capital owns five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where 180 Degree Capital controls one or more seats on the portfolio company’s board of directors but do not control the company. Investments in controlled affiliated securities consist of investments in which the Company owns 25 percent or more of the outstanding voting rights of the portfolio company or otherwise control the company, including control of a majority of the seats on the board of directors, or more than 25 percent of the seats on the board of directors, with no other entity or person in control of more director seats than us.
(3)Represents a non-income producing investment. Investments that have not paid dividends or interest within the last 12 months or are on non-accrual status for at least 12 consecutive months are considered to be non-income producing.
(4)The identity/identities of these investments have been concealed while 180 Degree Capital completes a purchase or selling program for these securities.
(5)180 Degree Capital is the investment manager of a separately managed account ("SMA") that owns shares of these portfolio companies. Under its investment management agreement for the SMA, 180 Degree Capital has the right to control the votes of the securities held by the SMA. 180 Degree Capital has voting ownership between 5 percent and 25 percent in these companies directly or when the shares held by us and our SMA are aggregated.
(6)180 Degree Capital is subject to legal restrictions on the sale of all or a portion of our investment(s) in this company. The total amount of restricted securities held is $393,709, or 0.9 percent of net assets.
(7)These restricted shares of common stock and stock options for the purchase of common stock were granted to Kevin Rendino in connection with his service as a member of the Board of Directors of Synchronoss Technologies, Inc. Mr. Rendino entered into an assignment and assumption agreement with 180 Degree Capital that transfers all beneficial and voting interest to 180 Degree Capital.
(8)These securities are held by 180 Degree Capital's wholly owned subsidiary, 180 Degree Private Holdings, LLC ("180PH"), which were transferred from 180 Degree Capital to 180PH in the fourth quarter of 2020. The acquisition dates of the securities reflect the dates such securities were obtained by 180 Degree Capital rather than the transfer date.
(9)Other financial instruments are holdings of 180 Degree Capital that do not meet the definition of a security or a derivative.
(10)If all the remaining milestones are met, 180 Degree Capital would receive approximately $2.7 million. There can be no assurance as to how much of the remaining approximately $2.7 million in potential milestone-based payments will ultimately be realized or when they will be realized, if at all.
The accompanying notes are an integral part of these unaudited financial statements.

180 DEGREE CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1. THE COMPANY

180 Degree Capital Corp. (including its wholly owned subsidiaries, “180 Degree Capital”, withdrew its election to be treated as a business development company on March 30, 2017, and subsequently returned to its prior status as a registered non-diversified closed-end management investment company ("Closed-End Fund" or "CEF") under the Investment Company Act of 1940 (the "1940 Act"). 180 Degree Capital operates as an internally managed investment company whereby its officers and employees, under the general supervision of its Board of Directors, conduct its operations. From May 22, 2020 to December 24, 2024, 180 Degree Capital was also registered with the Securities and Exchange Commission as a Registered Investment Adviser under the Investment Advisers Act of 1940 (the "Advisers Act").

180 Degree Private Holdings, LLC ("180PH"), is a wholly owned limited liability company that was created in October 2020 to hold certain of 180 Degree Capital’s securities of privately held companies. 180PH is consolidated for financial reporting purposes and is a disregarded entity for tax purposes under the Internal Revenue Code ("Code").

As of March 31, 2025, 180 Degree Capital manages approximately $1.3 million in net assets in a separately managed account ("SMA").

180 Degree Capital may, in certain cases, receive management fees and carried interest on profits generated on invested capital from any capital under management if and when capital is raised and if and when profits are realized, respectively. 180 Degree Capital does not consolidate its separately managed account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

Principles of Consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the US ("GAAP") and Articles 6 and 12 of Regulation S-X of the Securities Exchange Commission ("SEC") and include the accounts of 180 Degree Capital and its wholly owned subsidiaries. 180 Degree Capital is an investment company following accounting and reporting guidance in Accounting Standards Codification 946. In accordance with GAAP and Regulation S-X under 17 C.F.R. Part 210, 180 Degree Capital may only consolidate its interests in investment company subsidiaries and controlled operating companies whose business consists of providing services to 180 Degree Capital. Prior to February 2023, our wholly owned subsidiary, 180BD, was a controlled operating company that provided services to us and was, therefore, consolidated. 180PH is a controlled operating company that provide services to us and is, therefore, consolidated. All significant intercompany accounts and transactions were eliminated in the consolidated financial statements.

Use of Estimates. The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates, and the differences could be material. The most significant estimates relate to the fair valuations of our investments.

Portfolio Investment Valuations. Investments are stated at "value" as defined in the 1940 Act and in the applicable regulations of the SEC and in accordance with GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market price for those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the Board of Directors for all other assets. The Valuation Committee, comprised of all of the independent Board members, is responsible for determining the valuation of 180 Degree Capital’s assets within the guidelines established by the Board of Directors, pursuant with SEC Rule 2a-5. The Valuation Committee receives information and recommendations from management. 180 Degree Capital may from time to time use an independent valuation firm to review select portfolio company valuations on an as needed basis. The independent valuation firm, when engaged by 180 Degree Capital, does not provide independent valuations. The fair values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable. The Valuation Committee values 180 Degree Capital's investment assets as of the end of each calendar quarter and as of any other time requested by the Board of Directors.

Accounting Standards Codification Topic 820, "Fair Value Measurements," ("ASC 820") defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). It applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach and the hybrid approach.

•Market Approach (M): The market approach focuses on inputs and not techniques. The market approach may use quantitative inputs such as prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities and the values of market multiples derived from a set of comparable companies. The market approach may also use qualitative inputs such as progress toward milestones, the long-term potential of the business, current and future financing requirements and the rights and preferences of certain securities versus those of other securities. The selection of the relevant inputs used to derive value under the market approach requires judgment considering factors specific to the significance and relevance of each input to deriving value.
•Income Approach (I): The income approach focuses on techniques and not inputs. The income approach uses valuation techniques to convert future amounts (for example, revenue, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques; option-pricing models, such as the Black-Scholes-Merton formula (a closed-form model) and a binomial model (a lattice model), which incorporate present value techniques; and the multi-period excess earnings method, which is used to measure the fair value of certain assets.
•Hybrid Approach (H): The hybrid approach uses elements of both the market approach and the income approach. The hybrid approach calculates values using the market and income approach, individually. The resulting values are then distributed among the share classes based on probability of exit outcomes.

ASC Topic 820 classifies the inputs used to measure fair value by these approaches into the following hierarchy:

•Level 1 (L1): Unadjusted quoted prices in active markets for identical assets or liabilities;

•Level 2 (L2): Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Level 2 inputs are in those markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers; and

•Level 3 (L3): Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are those inputs that reflect our own assumptions that market participants would use to price the asset or liability based upon the best available information.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement and are not necessarily an indication of risks associated with the investment.

As of March 31, 2025, 180 Degree Capital’s financial statements include investments fair valued by the Board of Directors of $720,965. The fair values were determined in good faith by, or under the direction of, the Board of Directors. The fair value amount includes the values of 180 Degree Capital’s investments in legacy privately held companies and rights to future milestone payments, as well as 180 Degree Capital’s warrants for the purchase of common stock of Potbelly Corporation, 180 Degree Capital’s options for the purchase of common stock of Synchronoss Technologies, Inc., and 180 Degree Capital’s restricted common stock of Synchronoss Technologies, Inc.

Cash. Cash includes demand deposits. Cash is carried at cost, which approximates fair value.

Unaffiliated Rights to Payments. At March 31, 2025, the outstanding potential milestone from the acquisition of TARA Biosystems, Inc., by Valo Health, LLC were valued at $69,830. The milestone payments are valued using the probability-adjusted, present value of proceeds from future payments that would be due upon successful completion of certain regulatory milestones. There can be no assurance as to how much of the amounts related to milestone payments that 180 Degree Capital will ultimately realize or when they will be realized, if at all.

Prepaid Expenses. 180 Degree Capital includes prepaid insurance premiums in "Prepaid expenses." Prepaid insurance premiums are recognized over the term of the insurance contract and are included in "Insurance" in 180 Degree Capital's Consolidated Statement of Operations.

Property and Equipment. Property and equipment are included in "Other assets" and are carried at $2,871 at March 31, 2025, representing cost of $229,818, less accumulated depreciation of $226,947. Depreciation is provided using the straight-line method over the estimated useful lives of the property and equipment. 180 Degree Capital estimates the useful lives to be five to ten years for furniture and fixtures, and three years for computer equipment.

Post-Retirement Plan Liabilities. Until it was terminated on April 27, 2017, 180 Degree Capital provided a Retiree Medical Benefit Plan for employees who met certain eligibility requirements. Until it was terminated on May 5, 2011, 180 Degree Capital also provided an Executive Mandatory Retirement Benefit Plan for certain individuals employed by us in a bona fide executive or high policy-making position. The net periodic post-retirement benefit cost includes service cost and interest cost on the accumulated post-retirement benefit obligation. Unrecognized actuarial gains and losses are recognized as net periodic benefit cost, pursuant to 180 Degree Capital's historical accounting policy in "Salaries, bonus and benefits" in 180 Degree Capital's Consolidated Statement of Operations. The impact of plan amendments was amortized over the employee's average service period as a reduction of net periodic benefit cost. Unamortized prior service cost was fully amortized during 2017 as a result of the termination of the Retiree Medical Benefit Plan.

Interest Income Recognition. Interest income, including amortization of premium and accretion of discount, is recorded on an accrual basis. When accrued interest is determined not to be recoverable, 180 Degree Capital ceases accruing interest and writes off any previously accrued interest. Write-offs are netted in interest income. Securities are deemed to be non-income producing if investments have not paid dividends or interest within the last 12 months or are on non-accrual status for at least 12 consecutive months. When the fair value of a security that includes PIK interest is less than the accrued interest, 180 Degree Capital may place the security on non-accrued status.

Board Fees From Portfolio Companies. 180 Degree Capital recognizes revenues from board fees as those services are provided. The 1940 Act restricts the ability of affiliates, including officers, to receive fees or remuneration for any services, including serving on boards of directors, from any company in which 180 Degree Capital has an investment. As such, all remuneration for such services is paid directly to 180 Degree Capital and, in the case of equity-based compensation, such affiliate assigns all economic benefit from such equity-based compensation to 180 Degree Capital at the time of such grant. The value of equity-based compensation at the time of grant and recognized as income is determined using Black-Scholes-Merton model for stock options and the closing price on the date of grant less a discount for lack of marketability for restricted stock.
Management Fees and Performance Fees/Carried Interest from Managed Funds. 180 Degree Capital may be entitled to receive management fees and performance fees from clients including separately managed accounts (SMAs) and special purpose vehicles (SPVs). When applicable, 180 Degree Capital accrues management fees on SPVs that are to be paid upon liquidation of the entity regardless of performance. Performance fees or carried interest, if any, is paid annually by SMAs based on a fixed percentage of the increase in net assets during the year. Performance fees on SPVs, if any, are generally paid based on the amount of increase in net assets at the time of any distribution of capital above the amount of initial invested capital plus accrued expenses. The timing and payment terms of management fees and performance fees for future client accounts may be different than those of 180 Degree Capital’s current SMAs.

180 Degree Capital does not include accruals for carried interest in the consolidated financial statements until such carried interest is received and/or 180 Degree Capital concludes that it is probable that a reversal of any accrual will not occur. 180 Degree Capital did not earn or accrue any carried interest in the period ended March 31, 2025.

Other Income. 180 Degree Capital may purchase restricted securities issued by publicly traded companies that include provisions that provide for payment of partial liquidated damages in the event the issuer does not meet obligations specified in the purchase agreement or other ancillary documents associated with the transaction. These obligations most commonly are associated with the filing of registration statements and/or being up to date with the filing of the issuer's financial statements with the SEC.

Put and Call Options. 180 Degree Capital may purchase options on publicly traded securities as an investment and/or with the intention of limiting its downside risk. When 180 Degree Capital purchases an option, an amount equal to the premium paid is recorded in the Consolidated Statement of Assets and Liabilities as an investment. 180 Degree Capital may also purchase an option at one price and write/sell an option at another price in a simultaneous transaction referred to as a spread. The amount of these assets is subsequently marked-to-market to reflect the current value of the options. In the event that the options are exercised, 180 Degree Capital would be required to deliver those shares to the counterparty. When the options expire unexercised, 180 Degree Capital realizes a loss on the premium paid, or the difference between the premium paid and the premium received, as applicable.

Rent Expense. 180 Degree Capital currently leases and runs daily operations in approximately 1,250 square feet of office space in Montclair, New Jersey. Either 180 Degree Capital or the landlord may terminate the lease at any time with two months' written notice to either party. On November 17, 2021, 180 Degree Capital amended its month-to-month lease to a lease with annual pricing through December 31, 2024, at an average price during the three years covered by the amendment of approximately $30 per square foot. On June 11, 2024, 180 Degree Capital extended the lease agreement for an additional year, starting January 1, 2025 through December 31, 2025, at a price of approximately $32 per square foot. All other terms and conditions remain in full force and effect.

Realized Gain or Loss and Unrealized Appreciation or Depreciation of Portfolio Investments. Realized gain or loss is recognized when an investment is disposed of and is computed as the difference between 180 Degree Capital's cost basis in the investment at the disposition date and the net proceeds received from such disposition. Realized gain or loss on investment transactions are determined by specific identification. Unrealized appreciation or depreciation is computed as the difference between the fair value of the investment and the cost basis of such investment.

Income Taxes. As discussed in Note 9. Income Taxes, 180 Degree Capital did not qualify as a regulated investment company ("RIC") under Subchapter M of the Code in 2024, and will therefore be taxed as a C-Corporation in 2024. As of March 31, 2025, 180 Degree Capital did not qualify as a RIC, and will therefore be taxed as a C-Corporation in 2025. 180 Degree Capital did not accrue for any income taxes as of March 31, 2025 as it did not generate ordinary income. 180 Degree Capital has capital loss carryforwards that can be used to offset net realized capital gains. 180 Degree Capital also has operating loss carryforwards that can be used to offset operating income and net realized capital gains in years when it fails to qualify as a RIC. 180 Degree Capital recognizes interest and penalties in income tax expense. See Note 9. Income Taxes for further discussion..

Foreign Currency Translation. The accounting records of 180 Degree Capital are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies against U.S. dollars on the date of valuation. If 180 Degree Capital has assets denominated in foreign currencies, it does not isolate the portion of the results of operations that arises from changes in foreign currency rates on investments held on its Consolidated Statement of Operations.

Securities Transactions. Securities transactions are accounted for on the date the transaction for the purchase or sale of the securities is entered into by 180 Degree Capital (i.e., trade date). Securities transactions outside conventional channels, such as private transactions, are recorded as of the date 180 Degree Capital obtains the right to demand the securities purchased or to collect the proceeds from a sale and incurs the obligation to pay for the securities purchased or to deliver the securities sold.

Concentration of Credit Risk. 180 Degree Capital places its cash with financial institutions and, at times, cash held in depository accounts may exceed the Federal Deposit Insurance Corporation's insured limit and is subject to the credit risk of such institutions to the extent it exceeds such limit.

Recent Accounting Pronouncements and Adoptions. On November 4, 2024, the Financial Accounting Standards Board ("FASB") issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses". This ASU requires that certain costs to be disclosed in each relevant expense captions. The guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2026, and early adoption is permitted. This ASU is not expected to have a material impact on 180 Degree Capital's consolidated financial statements.

NOTE 3. BUSINESS RISKS AND UNCERTAINTIES

180 Degree Capital’s business activities contain elements of risk. 180 Degree Capital considers the principal types of market risk to be valuation risk, diversification risk, interest rate risk and foreign currency risk. Although 180 Degree Capital is risk-seeking rather than risk-averse in its investments, 180 Degree Capital considers the management of risk to be essential to our business.

Investment Objective

180 Degree Capital’s investment objective is to generate capital appreciation and current income from investments and investment-related activities such as managed funds and accounts.

Investment Strategy

180 Degree Capital’s investment strategy on future new investments is focused on generating capital appreciation and current income from investments in what it believes are deeply undervalued, small publicly traded companies where 180 Degree Capital believes we can positively impact the business and valuation through constructive activism. Historically, 180 Degree Capital’s investment strategy was to achieve long-term capital appreciation investing in venture capital investments. While 180 Degree Capital continues to provide such resources to its existing legacy portfolio companies, 180 Degree Capital no longer make venture capital investments. 180 Degree Capital classifies its legacy portfolio companies as Legacy Privately Held Equity and Equity-Related Securities.

180 Degree Capital believes it combines new perspectives with the historical knowledge and experience of managing the current portfolio. 180 Degree Capital’s investment approach is comprised of a patient examination of available opportunities through due diligence and close involvement with management of its portfolio companies. 180 Degree Capital invests its capital directly into portfolio companies or through purchases of securities of publicly traded companies directly and through open-market purchases. 180 Degree Capital may seek to invest its capital alongside capital from other investors through that it controls.

180 Degree Capital has discretion in the investment of its capital to achieve its objectives by investing in various types of assets, and it does not currently limit our investments to any security type. 180 Degree Capital’s investments may include, among other asset types: equity, equity-related securities (including warrants and options) and debt with equity features from either private or public issuers; debt obligations of all types having varying terms with respect to security or credit support, subordination, purchase price, interest payments and maturity; foreign securities; and miscellaneous investments.

Investment Policies

Fundamental policies may not be changed without the approval of the holders of a majority of our voting securities, as defined in the 1940 Act. As a matter of fundamental policy, 180 Degree Capital will not:

(1) Issue senior securities, borrow money from banks, brokers or other lenders, or engage in transactions involving the issuance by us of "senior securities" representing indebtedness, except to the extent permitted under the 1940 Act or the rules, regulations or interpretations thereof.

(2) Underwrite securities of other issuers, except insofar as we may be deemed an underwriter under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the disposition of our portfolio securities. We may invest in restricted securities (those that must be registered under the Securities Act before they may be offered or sold to the public) to the extent permitted by the 1940 Act or the rules, regulations or interpretations thereof.

(3) Invest more than 25% of our total assets in the securities of companies or entities engaged in any one industry, or group of industries. This limitation does not apply to investment in the securities of the U.S. Government, its agencies or instrumentalities.

(4) Purchase or sell real estate or interests in real estate (except that we may (a) purchase and sell real estate or interests in real estate in connection with the orderly liquidation of investments, or in connection with foreclosure on collateral, or (b) own the securities of companies that are in the business of buying, selling or developing real estate).

(5) Purchase or sell commodities or commodity contracts, but we may purchase and sell foreign currency and enter into foreign currency forward contracts, and may engage in other transactions in financial instruments, in each case to the extent permitted under 180 Degree Capital's investment policies as in effect from time to time.

(6) Make loans of money or securities to other persons, except through purchasing fixed-income securities or other debt instruments, lending portfolio securities or entering into repurchase agreements in a manner consistent with our investment policies. With respect to these investment restrictions, if a percentage restriction is adhered to at the time of entering into the investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of our total assets, unless otherwise stated or required by law, will not constitute a violation of the restriction or policy.

Valuation Risk

180 Degree Capital is currently focused on investing in what it believes are deeply undervalued microcapitalization publicly traded companies. 180 Degree Capital’s publicly traded and public company-related securities account for approximately 100 percent of the value of its portfolio of investments. Although these companies are publicly traded, their stock may not trade at high volumes and/or we may own a significant portion of a company's outstanding stock, which may restrict 180 Degree Capital’s ability to sell its positions in an orderly fashion and prices at which sales can be made may be volatile and materially different than the closing prices of such positions at each financial statement date. 180 Degree Capital may also be subject to restrictions on transfer and/or other lock-up provisions after these companies complete public offerings and/or if it invests in unregistered securities of public companies. Many of 180 Degree Capital’s legacy privately held and publicly traded companies tend to not have attained profitability, and many of these companies also lack management depth and have limited or no history of operations. Because of the speculative nature of our investments and the lack of a liquid market for and restrictions on transfers of privately held investments, there is greater risk of loss relative to traditional marketable investment securities.

Approximately 2 percent of 180 Degree Capital’s portfolio, excluding money market investments, was fair valued and comprised of securities of legacy privately held companies and rights to potential future milestone payments, as well as 180 Degree Capital’s warrants of Potbelly Corporation and options and restricted common stock of Synchronoss Technologies, Inc. which are securities of publicly traded companies. Because there is typically no public or readily ascertainable market for 180 Degree Capital’s securities of our legacy privately held companies, the valuation of the securities in that portion of 180 Degree Capital’s portfolio is determined in good faith by our Valuation Committee, which is comprised of all of the independent members of our Board of Directors. The values are determined in accordance with 180 Degree Capital’s Valuation Procedures and are subject to significant estimates and judgments. The fair value of the securities in 180 Degree Capital’s portfolio may differ significantly from the values that would be placed on these securities if a ready market for the securities existed. Additionally, inputs may become available after a financial statement date that could result in a material change in value at a future financial statement date from the value reported in the current financial statements. Any changes in valuation are recorded in 180 Degree Capital's Consolidated Statement of Operations as "Change in unrealized appreciation (depreciation) on investments." Changes in valuation of any of our investments in privately held companies from one period to another may be significant.

Diversification Risk

While 180 Degree Capital is subject to certain diversification requirements regarding the concentration of investments in any one industry or group of industries at the time of each investment, 180 Degree Capital does not choose investments based on a strategy of diversification. 180 Degree Capital also does not rebalance the portfolio should one of its portfolio companies increase in value substantially relative to the rest of the portfolio.  Therefore, the value of 180 Degree Capital’s portfolio may be more vulnerable to microeconomic events affecting a single sector, industry or portfolio company and to general macroeconomic events that may be unrelated to our portfolio companies. These factors may subject the value of 180 Degree Capital’s portfolio to greater volatility than a company that follows a diversification strategy. As of March 31, 2025, 180 Degree Capital’s largest 10 investments by value, excluding money market investments, accounted for approximately 95 percent of the value of our investment portfolio. Our largest three investments, by value, excluding money market investments, Potbelly Corporation, Synchronoss Technologies, Inc., and Ascent Industries Co., accounted for approximately 30 percent, 27 percent and 14 percent, respectively, of our investment portfolio at March 31, 2025. Potbelly Corporation, Synchronoss Technologies, Inc. and Ascent Industries Co. are publicly traded companies.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. 180 Degree Capital may invest in both short- and long-term U.S. government and agency securities. To the extent that 180 Degree Capital invests in short- and long-term U.S. government and agency securities, changes in interest rates result in changes in the value of these obligations that result in an increase or decrease of our net asset value. The level of interest rate risk exposure at any given point in time depends on the market environment, the expectations of future price and market movements, and the quantity and duration of long-term U.S. government and agency securities held by 180 Degree Capital, and it will vary from period to period.

In addition, market interest rates for high-yield corporate debt may be an input in determining value of our investments in debt securities of privately held and publicly traded companies. Significant changes in these market rates could affect the value of our debt securities as of the valuation date of measurement of value. While 180 Degree Capital does not currently have any investments in debt securities with floating interest rates, investment income in such securities should we acquire them in the future could be adversely affected by changes in interest rates.

Foreign Currency Risk

180 Degree Capital may from time to time invest in securities that are denominated in foreign currencies. As of March 31, 2025, 180 Degree Capital’s investments were not subject to foreign currency risk as they were all denominated in U.S. dollars.

NOTE 4. FAIR VALUE OF INVESTMENTS

At March 31, 2025, 180 Degree Capital’s financial assets valued at fair value were categorized as follows in the fair value hierarchy:

	Fair Value Measurement at Reporting Date Using:
Description	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	March 31, 2025
Publicly Traded Equity and Equity-Related Securities:
Common Stock	$33,663,159	$222,784	$0	$33,885,943
Money Market Mutual Fund - Institutional Class Shares	7,129,658	0	0	7,129,658
Warrants	0	327,256	26,095	353,351

Legacy Privately Held Equity and Equity-Related Securities:
Preferred Stock	$0	$0	$75,000	$75,000
Common Stock	0	0	0	0
LLC Interests	0	0	0	0
Total Investments:	$40,792,817	$550,040	$101,095	$41,443,952

Other Financial Instruments:
Rights to Milestone Payments	$0	$0	$69,830	$69,830
Total Financial Assets:	$40,792,817	$550,040	$170,925	$41,513,782

Significant Unobservable Inputs

The table below presents the valuation technique and quantitative information about the significant unobservable inputs utilized by 180 Degree Capital in the fair value measurements of Level 3 assets. Unobservable inputs are those inputs for which little or no market data exists and, therefore, require an entity to develop its own assumptions.

	Value as of March 31, 2025	Valuation Approach(es)	Unobservable Input(s)	Range(s) (Weighted Average(a))

			Volatility	79.9% (79.9%)
Warrants/Stock Options	$26,095	Income Approach	Time to Exit (Years)	5.7 (5.7)
Preferred Stock	0	Income Approach	Public Comparable Adjustment (Including Non-Performance Risk)	-100.0% (0.0%)
Preferred Stock	75,000	Market Approach	Bid/Ask	$75,000 ($75,000)
Common Stock	0	Income Approach	Public Comparable Adjustment (Including Non-Performance Risk)	-100.0% (-100.0%)

			Probability of Achieving Independent Milestones	5.0% (5.0%)
			Probability of Achieving Dependent Milestones	2.4% - 3.7% (3.1%)

Rights to Payments	69,830	Income Approach	Time to Cash Flows (Years)	2.5 - 4.5 (3.5)
Total	$155,211

(a) Weighted average based on fair value at March 31, 2025.

Valuation Methodologies and Inputs for Level 3 Assets

The following sections describe the valuation techniques and significant unobservable inputs used to measure Level 3 assets.

Preferred Stock, LLC Interests, and Common Stock

Preferred stock, LLC interests, and common stock are valued by either a market, income or hybrid approach using internal models with inputs, most of which are not market observable. Common inputs for valuing Level 3 investments include prices from recently executed private transactions in a company’s securities or unconditional firm offers, revenue multiples of comparable publicly traded companies, merger and acquisition ("M&A") transactions consummated by comparable companies, discounts for lack of marketability, rights and preferences of the class of securities we own as compared with other classes of securities the portfolio company has issued, particularly related to potential liquidity scenarios of an initial public offering ("IPO") or an acquisition transaction, estimated time to exit, volatilities of comparable publicly traded companies and management’s best estimate of risk attributable to non-performance risk. Certain securities are valued using the present value of future cash flows. Common inputs for valuing Level 2 investments include adjustment for lack of marketability on unregistered securities, and material information released by public companies subsequent to the closing price on date of the valuation.

180 Degree Capital may also consider changes in market values for sets of comparable companies when recent private transaction information is not available and/or in consideration of non-performance risk. We define non-performance risk as the risk that the price per share (or implied valuation of a portfolio company) or the effective yield of a debt security of a portfolio company, as applicable, does not appropriately represent the risk that a portfolio company with negative cash flow will be: (a) unable to raise capital, will need to be shut down and will not return our invested capital; or (b) able to raise capital, but at a valuation significantly lower than the implied post-money valuation of the last round of financing.  180 Degree Capital assesses non-performance risk for each private portfolio company quarterly. 180 Degree Capital’s assessment of non-performance risk typically includes an evaluation of the financial condition and operating results of the company, the company's progress towards milestones, and the long-term potential of the business and technology of the company and how this potential may or may not affect the value of the shares owned by 180 Degree Capital. An increase to the non-performance risk or a decrease in the private offering price of a future round of financing from that of the most recent round would result in a lower fair value measurement and/or a change in the distribution of value among the classes of securities we own.

Option pricing models place a high weighting on liquidation preferences, which means that small differences in how the preferences are structured can have a material effect on the fair value of our securities at the time of valuation and also on future valuations should additional rounds of financing occur with senior preferences. As such, valuations calculated by option pricing models may not increase if 1) rounds of financing occur at higher prices per share, 2) liquidation preferences include multiples on investment, 3) the amount of invested capital is small and/or 4) liquidation preferences are senior to prior rounds of financing. Additionally, an increase in the volatility assumption generally increases the enterprise value calculated in an option pricing model. An increase in the time to exit assumption also generally increases the enterprise value calculated in an option pricing model. Variations in the expected time to exit or expected volatility assumptions have a significant impact on fair value.

Warrants and Stock Options

180 Degree Capital uses the Black-Scholes-Merton option-pricing model to determine the fair value of warrants and stock options held in our portfolio unless there is a publicly traded active market for such securities or another indication of value such as a sale of the portfolio company or an expectation that we may exercise the security prior to expiration. Option pricing models, including the Black-Scholes-Merton model, require the use of subjective input assumptions, including expected volatility, expected life, expected dividend rate, and expected risk-free rate of return. In the Black-Scholes-Merton model, variations in the expected volatility or expected term assumptions have a significant impact on fair value.

An input to the Black-Scholes-Merton option-pricing model is the value per share of the type of stock for which the warrant is exercisable as of the date of valuation. This input is derived according to the methodologies discussed in "Preferred Stock, Preferred Units, LLC Interests, Common Stock and Common Units."

Rights to Milestone Payments

Rights to milestone payments are valued using a probability-weighted discounted cash flow model. 180 Degree Capital is entitled to potential future payments from the acquisition of TARA Biosystems, Inc. by Valo Health, LLC. 180 Degree Capital assigns probabilities to the achievements of the various milestones. Milestones identified as independent milestones can be achieved irrespective of the achievement of other contractual milestones. Dependent milestones are those that can only be achieved after another, or series of other, milestones are achieved. The interest rates used in these models are observable inputs from sources such as the published interest rates for corporate bonds of the acquiring or comparable companies.

Changes in Valuation Approaches

During the period ended March 31, 2025, the valuation approach for our warrants for the purchase of common stock of Potbelly Corporation changed from the Income Approach to the Market Approach owing to the expiration date being less than one year from the date of valuation and the valuation being based on intrinsic value versus Black-Scholes option models.

The following chart shows the components of change in the financial assets categorized as Level 3 for the period ended March 31, 2025:

	Beginning Balance 1/1/2025	Total Realized Gains (Loss) Included in Changes in Net Assets		Transfers	Total Unrealized (Depreciation) Appreciation Included in Changes in Net Assets	Investments in Portfolio Companies	Disposals and Settlements	Ending Balance 3/31/2025	Amount of Total Appreciation (Depreciation) for the Period included in Changes in Net Assets Attributable to the Change in Unrealized Gains or Losses Relating to Assets Still Held at the Reporting Date

Warrants/Stock Options	$373,708	$0		$(351,558)	$3,945	$0	$0	$26,095	$(11,769)

Preferred Stock	75,000	0		0	0	0	0	75,000	0

Common Stock	0	0		0	0	0	0	0	0

LLC Interests	100,000	100,000	1	0	(100,000)	0	(100,000)	0	0

Rights to Milestone Payments	70,456	0		0	(626)	0	0	69,830	(626)

Total	$619,164	$100,000		$(351,558)	$(96,681)	$0	$(100,000)	$170,925	$(12,395)
1 Represents gross realized gains.

We elected to use the beginning of period values to recognize transfers in and out of Level 3 investments.

NOTE 5. INDUSTRY DIVERSIFICATION

The following table shows the percentage of 180 Degree Capital’s net assets invested by industry, other than money market investments, as of March 31, 2025.

Industry	Value as of March 31, 2025	% of Net Assets	Value as of March 31, 2025	% of Net Assets
Advertising			$2,751,098	6.2%
Unaffiliated Portfolio Companies	$0	0.0%
Non-Controlled Affiliated Portfolio Companies	2,751,098	6.2%
Application Software			9,557,520	21.6%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	9,557,520	21.6%
Communications Equipment			1,860,624	4.2%
Unaffiliated Portfolio Companies	1,860,624	4.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Construction Machinery & Heavy Trucks			471,500	1.1%
Unaffiliated Portfolio Companies	471,500	1.1%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Electronic Manufacturing Services			2,216,053	5.0%
Unaffiliated Portfolio Companies	2,216,053	5.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Health Care Equipment			75,000	0.2%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	75,000	0.2%
Health Care Technology			0	0.0%
Unaffiliated Portfolio Companies	0	0.0%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Interactive Media & Services			1,717,876	3.9%
Unaffiliated Portfolio Companies	1,717,876	3.9%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Miscellaneous Holdings			185,350	0.4%
Unaffiliated Portfolio Companies	185,350	0.4%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Packaged Foods & Meats			130,200	0.3%
Unaffiliated Portfolio Companies	130,200	0.3%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Pharmaceuticals			69,830	0.2%
Unaffiliated Portfolio Companies	69,830	0.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Restaurants			10,704,625	24.2%
Unaffiliated Portfolio Companies	10,704,625	24.2%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Steel			4,644,448	10.5%
Unaffiliated Portfolio Companies	4,644,448	10.5%
Non-Controlled Affiliated Portfolio Companies	0	0.0%
Total	$34,384,124		$34,384,124

NOTE 6. DERIVATIVES

During the period ended March 31, 2025, 180 Degree Capital did not purchase or sell any derivative securities. 180 Degree Capital was assigned all economic benefit for options for the purchase of Common Stock and restricted stock units of Synchronoss Technologies, Inc., that were issued to Kevin M. Rendino, Chairman, Chief Executive Officer and Portfolio Manager of 180 Degree Capital for his service on the Board of Directors of Synchronoss Technologies.

The following table presents the effect of derivatives held during the period ended March 31, 2025, along with the respective location in the consolidated financial statements.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES:

	Assets		Liabilities
Derivatives	Location	Fair Value	Location	Fair Value
Warrants for the purchase of Common Stock of Potbelly Corporation expiring 2/12/26 (acquired 2/10/21)	Investments	$327,256	--	--

Stock Options for the purchase of Common Stock of Synchronoss Technologies, Inc. expiring 12/4/30 (acquired 12/4/23)	Investments	26,095	--	--

CONSOLIDATED STATEMENT OF OPERATIONS:

Derivatives	Location	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)
Warrants for the purchase of Common Stock of Potbelly Corporation expiring 2/12/26	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	$0	$(24,302)

Stock Options for the purchase of Common Stock of Synchronoss Technologies, Inc. expiring 12/4/30	Net Realized Gain (Loss) and Unrealized Appreciation (Depreciation) on Investments	0	(11,769)

NOTE 7. OFFICERS' AND BOARD OF DIRECTORS' COMPENSATION

The aggregate compensation (salaries, bonuses, 401(k) employer match, medical and dental benefits) paid by 180 Degree Capital during the period ended March 31, 2025, to its officers amounted to approximately $0.6 million.

The aggregate compensation paid by 180 Degree Capital to the independent members of its Board of Directors during the period ended March 31, 2025 was $71,042.

Certain officers and directors currently and may in the future serve as members of the board of directors of our portfolio companies, including our controlled portfolio companies. These officers and directors do not receive any compensation for serving in such roles directly from the portfolio companies. Any such cash compensation paid by portfolio companies to members of their respective boards of directors is paid directly to 180 Degree Capital. In the case of securities-based compensation (restricted stock or stock options), the officer or director due such compensation assigns all beneficial interest, including but not limited to economic benefit and voting control, to such securities over to 180 Degree Capital.

NOTE 8. EMPLOYEE BENEFITS

401(k) Plan

180 Degree Capital adopted a 401(k) Plan covering substantially all of its employees. Matching contributions to the plan are at the discretion of the Compensation Committee. For the period ended March 31, 2025, the Compensation Committee approved a 100 percent match, which amounted to approximately $27,250.

Medical Benefit Retirement Plan

180 Degree Capital historically administered a plan to provide medical and dental insurance for retirees and their spouses who, at the time of their retirement, attained certain years of service with it and a certain age (the "Medical Benefit Retirement Plan"). On April 27, 2017, the Board of Directors terminated the plan. The termination does not affect benefits accrued by former employees who are grandfathered under the former terms of the plan, and the termination of the plan does not affect benefits accrued by certain former employees who were grandfathered under the amended terms of the plan. The Medical Benefit Retirement Plan was terminated for all other employees. At March 31, 2025, we had $345,244 accrued for accumulated post-retirement benefit obligation for certain of these former employees, which is included in "Post-retirement plan liabilities" on 180 Degree Capital's Consolidated Statement of Assets and Liabilities.

Executive Mandatory Retirement Benefit Plan

On May 5, 2011, the Board of Directors terminated the Amended and Restated Executive Mandatory Retirement Benefit Plan. 180 Degree Capital’s former President accrued benefits under this plan prior to his retirement, and the termination of this plan had no impact on his accrued benefits. Following his death in October 2024, 180 Degree Capital has no further liabilities regarding these benefits as of March 31, 2025.

NOTE 9. INCOME TAXES

180 Degree Capital filed for the 1999 tax year to elect treatment as a RIC under Subchapter M of the Code and qualified for the same treatment for the years 2000 through 2015, as well as 2017 and 2019. 180 Degree Capital did not qualify as a RIC under Subchapter M of the Code in 2016, 2018, 2020, 2021, 2022, 2023 and 2024. 180 Degree Capital did not have net taxable income in any of 2016, 2018, 2020, 2021, 2022, 2023 or 2024, so the failure to qualify as a RIC did not result in a tax liability for 180 Degree Capital. Under the Code, if 180 Degree Capital fails to qualify as a RIC three years in a row, it would be subject to taxation as a C-Corporation on built-in gains should realization of those gains occur within five years of the date of the last annual failure even if 180 Degree Capital qualified as a RIC in a future year.

As of March 31, 2025, 180 Degree Capital did not qualify as a RIC, and will therefore be taxed as a C-Corporation in 2025, as a result of failing certain Diversification Tests. The failure to qualify as a RIC in 2025 will be the sixth year in a row that such qualification was not attained. As of March 31, 2025, 180 Degree Capital did not have any built-in gains that would be subject to taxation as a C-Corporation should 180 Degree Capital qualify as a RIC in a future year. Additionally, should 180 Degree Capital qualify as a RIC in a future year, it would be required to distribute any accumulated and undistributed ordinary income and/or undistributed long-term capital gains. As of March 31, 2025, 180 Degree Capital did not have any undistributed ordinary income and/or undistributed long-term capital gains. As a C-Corporation, 180 Degree Capital is permitted to use historical operating loss carryforwards to offset income and gains for tax purposes.

180 Degree Capital's status as a RIC is irrevocable, but qualification is measured both quarterly and annually. Given 180 Degree Capital's status as a RIC and that the ability or inability to use such operating loss carryforwards depends on qualification metrics measured in each taxable year separate from prior years, 180 Degree Capital does not include a deferred tax asset and valuation allowance on deferred tax asset on its Consolidated Statement of Assets and Liabilities.

Under certain circumstances, even if 180 Degree Capital qualified for Subchapter M treatment for a given year, we might act in a subsequent year to ensure that we would be taxed in that subsequent year as a C Corporation, rather than as a RIC. 180 Degree Capital will fail to qualify for RIC tax treatment for a taxable year if we do not satisfy the 90 percent Income Test, the Diversification Tests or Annual Distribution Requirement for such year. In the event we do not satisfy the 90 percent Income Test, Diversification Tests or the Annual Distribution Requirement for any taxable year, 180 Degree Capital will be subject to federal tax with respect to all our taxable income, whether or not distributed. In addition to the corporate tax that would be paid by 180 Degree Capital, all its distributions to shareholders in that situation generally will be taxable as ordinary dividends and generally subject to up to a 30 percent withholding tax if received by a non-U.S. shareholder, although such dividends may qualify for long-term capital gain treatment as "qualified dividends" for U.S. shareholders meeting certain holding period requirements. If the aggregate values of our non-qualifying assets remain below 50 percent of total assets and no non-qualifying asset represents more than 25 percent of the total assets, 180 Degree Capital will continue to pass the Diversification Tests. Rather than selling portfolio companies that are performing well in order to pass our RIC Diversification Tests, 180 Degree Capital may opt instead not to qualify as a RIC. 180 Degree Capital will choose to take such action only if we believe that the result of the action will benefit 180 Degree Capital and our shareholders.

For federal tax purposes, 180 Degree Capital’s 2021 through 2023 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations. Generally, for New Jersey state tax purposes, 180 Degree Capital’s 2020 through 2023 tax years remain open for examination by the tax authorities under a four-year statute of limitations. 180 Degree Capital will file its 2024 federal and state tax returns by their extended due dates.
As of March 31, 2025, 180 Degree Capital's net unrealized depreciation of $25,970,350 was comprised of unrealized depreciation of $31,786,933 and unrealized appreciation is $5,816,583. The book cost of investments is $67,484,132. As of March 31, 2025, 180 Degree Capital was in a loss position and therefore did not have any undistributed ordinary income and/or undistributed long-term capital gains.
As of December 31, 2024, 180 Degree Capital had loss carryforwards in aggregate of $23,460,501, long term. Capital losses for the year ended December 31, 2024, were $3,670,653. As of December 31, 2024, 180 Degree Capital had cumulative capital losses, which were derived during years when 180 Degree Capital failed as a RIC, totaling $10,438,040, which may be carried back 3 years or carried forward 5 years. As of December 31, 2024, 180 Degree Capital had post-enactment cumulative capital losses under the provisions of the Regulated Investment Company Modernization Act of 2010 (the "Act"), which were derived during years when 180 Degree Capital qualified as a RIC, totaling $13,022,461. Post-enactment losses have no expiration date.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "2017 Act") was enacted, which among other changes, lowered the tax rates for corporations and how future loss carryforwards can be used against future gains. The change of the federal corporate tax rate from 35 percent to 21 percent in the 2017 Act may impact future decisions regarding the issuance of deemed dividends should 180 Degree Capital failed to qualify as a RIC under Subchapter M of the Code and be in a net taxable gain position on investments.
NOTE 10. COMMITMENTS AND CONTINGENCIES

Portfolio companies may seek additional capital in the future and any decision by 180 Degree Capital to not participate in the round of financing could result in outcomes that negatively impact the value of 180 Degree Capital's securities of those portfolio companies.

On January 17, 2025, 180 Degree Capital announced that it had entered into a definitive agreement (the "Merger Agreement") to combine with Mount Logan Capital Inc. ("Mount Logan") in an all-stock transaction (the "Business Combination"). The surviving entity is expected to be a Delaware corporation operating as Mount Logan Capital Inc. ("New Mount Logan") listed on Nasdaq under the symbol MLCI. In connection with the Business Combination, 180 Degree Capital shareholders will receive proportionate ownership of New Mount Logan determined by reference to 180 Degree Capital's net asset value at closing relative to a valuation of Mount Logan of approximately $67.4 million at signing, subject to certain pre-closing adjustments. The Business Combination is currently expected to close in mid-2025, subject to regulatory and shareholder approvals. There are no changes to 180 Degree Capital's Investment Policies or Investment Objectives in conjunction with the signing of the definitive agreement for the Business Combination. In conjunction with the signing of the Merger Agreement, 180 Degree Capital paid $500,000 for a fairness opinion to Fenchurch Advisory Partners US, Inc. ("Fenchurch"), a financial advisor retained by the special committee of the Board of Directors of 180 Degree Capital. 180 Degree Capital has agreed to pay Fenchurch a net fee of $1,000,000 should the Business Combination close successfully.

On June 11, 2024, 180 Degree Capital signed an extension of its lease to December 31, 2025, under substantially similar terms of its original lease. Upon an event of default, the lease provides that the landlord may terminate the lease and require us to pay all rent that would have been payable during the remainder of the lease or until the date the landlord re-enters the premises.

NOTE 11. PORTFOLIO PURCHASES AND SALES

During the period ended March 31, 2025:

Company	Purchases/Cost	Sales Proceeds
Ascent Industries Co.	$0	$133,731
Aviat Networks, Inc.	210,768	0
Brightcove, Inc.	0	4,688,431
Intevac, Inc.	0	4,186,388
Lantronix, Inc.	34,949	0
Mama's Creations, Inc.	122,552	0
Synchronoss Technologies, Inc. (1)	92,953	0
Miscellaneous Common Stocks (2)	193,561	0
Total Publicly Traded Equity and Equity-Related Securities Purchases and Sales Proceeds	$654,783	$9,008,550

AutoTech Ventures Management I, LLC	$0	$100,000
Total Legacy Privately Held Equity and Equity-Related Securities Cost and Sales Proceeds	$0	$100,000
Total Purchases/Cost and Sales Proceeds	$654,783	$9,108,550

(1) During the period ended March 31, 2025, 180 Degree Capital received restricted stock units from Synchronoss Technologies, Inc. ("SNCR") which were issued to 180 Degree Capital for Kevin Rendino's service on the Board of Directors of SNCR. These restricted stock units had a cost basis of $92,953 on the date the restricted stock units vested. Amounts related to restricted stock units are also presented as "Board fee from portfolio companies - stock grant" on 180 Degree Capital's Consolidated Statement of Cash Flows.

(2) Miscellaneous Common Stocks are unrestricted common stocks of publicly traded companies that 180 Degree Capital has not disclosed publicly.

NOTE 12. RELATED PARTY TRANSACTIONS

180 Degree Capital has historically provided managerial assistance to some of our portfolio companies, including serving as members of the board of directors. In certain cases, we receive fees for providing such assistance. During the year ended March 31, 2025, we received fees totaling $16,250 in cash and $92,953 in stock grant, included in 180 Degree Capital's Consolidated Statement of Operations in "Board fees from portfolio companies."

NOTE 13. INVESTMENTS AND ADVANCES TO AFFILIATES - SCHEDULE 12-14 (UNAUDITED)

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Net Realized Gain (Loss)	Value as of December 31, 2024	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of March 31, 2025
NON-CONTROLLED AFFILIATED LEGACY PRIVATELY HELD EQUITY & EQUITY-RELATED SECURITIES(E):
EchoPixel, Inc.	Series Seed Convertible Preferred Stock	$0	$0	$44,044	$0	$0	$0	$44,044
	Series Seed-2 Convertible Preferred Stock	0	0	15,505	0	0	0	15,505
	Series A-2 Convertible Preferred Stock	0	0	15,451	0	0	0	15,451
HALE.life Corporation	Common Stock	$0	$0	$0	$0	$0	$0	$0
	Series Seed-1 Convertible Preferred Stock	0	0	0	0	0	0	0
	Series Seed-2 Convertible Preferred Stock	0	0	0	0	0	0	0
Total Non-Controlled Affiliated Legacy Privately Held Equity & Equity-Related Securities		$0	$0	$75,000	$0	$0	$0	$75,000

Name of Issuer	Title of Issue or Nature of Indebtedness (A)	Amount of Dividends or Interest Credited to Income (B)	Net Realized Gain (Loss)	Value as of December 31, 2024	Gross Additions (C)	Gross Reductions (D)	Net Change in Unrealized Appreciation (Depreciation)	Value as of March 31, 2025
NON-CONTROLLED AFFILIATED PUBLICLY TRADED EQUITY & EQUITY-RELATED SECURITIES(E):
Comscore, Inc.	Common Stock	$0	$0	$2,338,634	$412,464	$0	$412,464	$2,751,098
Synchronoss Technologies, Inc.	Common Stock	$0	$0	$8,205,965	$1,102,676	$0	$1,102,676	$9,308,641
	Common Stock - Restricted	0	0	103,665	119,119	0	26,166	222,784
	Options for Common Stock	0	0	22,150	3,945	0	3,945	26,095
		$0	$0	$10,670,414	$1,638,204	$0	$1,545,251	$12,308,618
Total Non- Controlled Affiliated Publicly Traded Equity & Equity-Related Securities		$0	$0	$10,745,414	$1,638,204	$0	$1,545,251	$12,383,618

(A)Common stock, warrants, options, membership units and, in some cases, preferred stock are generally non-income producing and restricted. The principal amount of debt and the number of shares of common and preferred stock and number of membership units are shown in the accompanying Consolidated Schedule of Investments as of March 31, 2025.

(B)Represents the total amount of interest or dividends credited/(debited) to income for the portion of the period an investment was a control or affiliate investment, as appropriate. Amounts credited to preferred or common stock represent accrued bridge note interest related to conversions that occurred during the year ended March 31, 2025.

(C)Gross additions include increases in investments resulting from new portfolio investments, paid-in-kind interest or dividends, the amortization of discounts and fees. Gross additions also include net increases in unrealized appreciation or decreases in unrealized depreciation.

(D)Gross reductions include decreases in investments resulting from principal collections related to investment repayments or sales, the amortization of premiums and acquisition costs. Gross reductions also include net increases in unrealized depreciation or decreases in unrealized appreciation.

(E)"Non-Controlled Affiliated" is defined as ownership of five percent or more, but less than 25 percent, of the voting shares of the portfolio company, or where we hold the right to appoint one or more members to the portfolio company’s board of directors, but less than 25 percent of the members of the board of directors.

Line for Schedule of Investments	Method / Level	Primary Industry	# of Shares Purchased/Principal	Cost of TURN's Investment	Valuation
Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities
comScore, Inc.		Advertising
Common Stock	(L1)		400,451	$13,348,438	$2,751,098
Synchronoss Technologies, Inc.		Application Software
Common Stock	(L1)		854,788	$12,933,202	$9,308,641
Common Stock - Restricted	(M) (L2)		24,000	169,993	222,784
				$13,103,195	$9,531,425
Total Non-Controlled Affiliated Publicly Traded Equity and Equity-Related Securities (27.8%)				$26,451,633	$12,282,523

Legacy Privately Held Equity and Equity-Related Securities
EchoPixel, Inc.		Health Care Equipment
Series Seed Convertible Preferred Stock (acquired 6/21/13-6/30/14)	(M) (L3)		4,194,630	$1,250,000	$44,044
Series Seed-2 Convertible Preferred Stock (acquired 1/22/16)	(M) (L3)		1,476,668	500,000	15,505
Series A-2 Convertible Preferred Stock (acquired 3/23/17)	(M) (L3)		1,471,577	350,000	15,451
				$2,100,000	$75,000
HALE.life Corporation		Health Care Technology
Common Stock (acquired 3/1/16)	(I) (L3)		1,000,000	$10	$0
Series Seed-1 Convertible Preferred Stock (acquired 3/28/17)	(I) (L3)		11,000,000	1,896,920	0
Series Seed-2 Convertible Preferred Stock (acquired 12/28/18)	(I) (L3)		12,083,132	2,500,000	0
				$4,396,930	$0

Total Non-Controlled Affiliated Legacy Privately Held Equity and Equity-Related Securities (0.2%)				$6,496,930	$75,000

Non-Controlled Affiliated Derivative Securities
Synchronoss Technologies, Inc.		Application Software
Stock Options for Common Stock Expiring 12/4/30 (acquired 12/4/23)	(I) (L3)		3,334	$0	$26,095
Total Non-Controlled Affiliated Derivative Securities (0.1%)				$0	$26,095
Total Non-Controlled Affiliated Securities (28.1%)				$32,948,563	$12,383,618

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Yukon New Parent, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Yukon New Parent, Inc. (the “Company”) as of February 7, 2025, and the related consolidated statement of changes in stockholder’s equity from January 7, 2025 to February 7, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 7, 2025 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company noted that it had no cash or sources of funding that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025. We have served as the auditor for 180 Degree Capital Corp., the parent company of Yukon New Parent, Inc. since 2023.

/s/ EisnerAmper LLP
EISNERAMPER LLP
New York, New York
February 18, 2025

YUKON NEW PARENT, INC.
CONSOLIDATED BALANCE SHEET

February 7, 2025
ASSETS
Total assets	$0

TOTAL ASSETS	$0

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$0

TOTAL LIABILITIES	$0

STOCKHOLDER’S EQUITY
Common Stock, par value $0.001; 1,000 shares authorized, issued and outstanding	$1
Stock subscription receivable (Note 3)	(1)
Total stockholder’s equity	0
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$0
The accompanying notes are an integral part of these consolidated financial statements.

YUKON NEW PARENT, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from January 7, 2025 (inception) to February 7, 2025

	Common Stock		Stock Subscription Receivable	Accumulated Equity	Total Stockholder’s Equity
Balance, January 7, 2025 (inception)	0	$0	$0	$0	$0
Shares issued to related party	1,000	1	(1)	0	0
Balance, February 7, 2025	1,000	$1	$(1)	$0	$0
The accompanying notes are an integral part of these consolidated financial statements.

YUKON NEW PARENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 7, 2025 (inception) to February 7, 2025

Note 1. Organization

Description of Business

Yukon New Parent, Inc. (“New Parent”) was incorporated in Delaware on January 7, 2025. New Parent was formed as a wholly-owned subsidiary of 180 Degree Capital Corp. (“180 Degree Capital”) to facilitate the Business Combination as discussed below. We currently anticipate that the Business Combination will be completed in mid-2025, subject to regulatory and shareholder approvals.

Polar Merger Sub, Inc. (“TURN Merger Sub”) was incorporated in New York on January 8, 2025. TURN Merger Sub was formed as a wholly-owned subsidiary of New Parent to facilitate the Business Combination as discussed below.

Moose Merger Sub, LLC (“MLC Merger Sub”) was formed as a limited liability company in Delaware on January 14, 2025. MLC Merger Sub was formed as a wholly-owned subsidiary of New Parent to facilitate the Business Combination as discussed below.

Proposed Business Combination

On January 16, 2025, 180 Degree Capital entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New Parent, Mount Logan Capital Inc. (“MLC”), a corporation organized under the Laws of the Province of Ontario, Canada, Polar Merger Sub, Inc., and Moose Merger Sub, LLC (the “Business Combination”). Pursuant to the Merger Agreement, and subject to the terms and conditions contained therein, (a) TURN Merger Sub shall merge with and into 180 Degree Capital (the “TURN Merger”), and 180 Degree Capital shall be the surviving company and shall continue its existence as a corporation under the Laws of the State of New York and as a wholly owned subsidiary of New Parent and (b) MLC Merger Sub shall merge with and into MLC (the “MLC Merger,” and with the TURN Merger, the “Mergers”), the separate existence of MLC Merger Sub shall cease, and MLC shall be the surviving company in the MLC Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware and as a wholly-owned subsidiary of New Parent. As a result of the Mergers, New Parent will become a new publicly-traded company and the shareholders of 180 Degree Capital and MLC, respectively, will exchange their shares of each entity for shares of New Parent.

Risks and Uncertainties

New Parent was formed to be the surviving publicly-traded company in connection with the Mergers. New Parent has no prior operating activities and no material assets. Completion of the Mergers may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond New Parent’s control. Plans to consummate the proposed mergers could be impacted by, among other things, downturns in the financial markets or in economic conditions, inflation, increases in interest rates, declines in consumer confidence and spending and geopolitical instability. New Parent cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the ability to complete the Mergers.

Liquidity, Capital Resources and Going Concern

As of February 7, 2025, New Parent had no cash, and no sources of funding other than funds that may be obtained from 180 Degree Capital.

These conditions raise substantial doubt about New Parent’s ability to continue as a going concern one year from the date that these consolidated financial statements are issued.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of New Parent and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in the consolidated financial statements.

Emerging Growth Company

New Parent is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Parent has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Parent, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Parent’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires New Parent’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considers in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Income Taxes

New Parent and TURN Merger Sub, each are currently not expected have federal income tax return filing requirements as they are not expected to have any trade or business activity prior to completion of the Business Combination.

MLC Merger Sub, under the domestic default classification rules of Reg. Sec. 301.7701-3(b)(1) this entity will be treated as a DRE for tax purposes and thus it will not have a federal income tax return filing requirement.

As of February 7, 2025, there were no uncertain tax positions related to New Parent or its subsidiaries.

Recently Issued Accounting Pronouncements

New Parent has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. New Parent does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Note 3. Related Party Transactions

New Parent’s parent company, 180 Degree Capital, has entered into a stock subscription agreement for the acquisition of the shares of common stock issued to 180 Degree Capital. As such, at February 7, 2025, 180 Degree Capital owes $1 to New Parent for the payment of New Parents’s common stock and is reflected as a stock subscription receivable in the Consolidated Balance Sheet.

Note 4. Stockholder’s Equity

Common stock

New Parent is authorized to issue 1,000 shares of common stock with par value of $0.001 each. As of February 7, 2025 there were 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

In the normal course of business New Parent may enter into agreements that could result in future commitments and contingencies related to its business. There were no commitments or contingencies as of February 7, 2025.

YUKON NEW PARENT, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

March 31, 2025
ASSETS
Total assets	$0

TOTAL ASSETS	$0

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$0

TOTAL LIABILITIES	$0

STOCKHOLDER’S EQUITY
Common Stock, par value $0.001; 1,000 shares authorized, issued and outstanding	$1
Stock subscription receivable (Note 3)	(1)
Total stockholder’s equity	0
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$0
The accompanying notes are an integral part of these unaudited consolidated financial statements.

YUKON NEW PARENT, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
(UNAUDITED)

For the period from January 7, 2025 (inception) to March 31, 2025

	Common Stock		Stock Subscription Receivable	Accumulated Equity	Total Stockholder’s Equity
Balance, January 7, 2025 (inception)	0	$0	$0	$0	$0
Shares issued to related party	1,000	1	(1)	0	0
Balance, March 31, 2025	1,000	$1	$(1)	$0	$0
The accompanying notes are an integral part of these unaudited consolidated financial statements.

YUKON NEW PARENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

For the period from January 7, 2025 (inception) to March 31, 2025

Note 1. Organization

Description of Business

Yukon New Parent, Inc. (“New Parent”) was incorporated in Delaware on January 7, 2025. New Parent was formed as a wholly-owned subsidiary of 180 Degree Capital Corp. (“180 Degree Capital”) to facilitate the Business Combination as discussed below. We currently anticipate that the Business Combination will be completed in mid-2025, subject to regulatory and shareholder approvals.

Polar Merger Sub, Inc. (“TURN Merger Sub”) was incorporated in New York on January 8, 2025. TURN Merger Sub was formed as a wholly-owned subsidiary of New Parent to facilitate the Business Combination as discussed below.

Moose Merger Sub, LLC (“MLC Merger Sub”) was formed as a limited liability company in Delaware on January 14, 2025. MLC Merger Sub was formed as a wholly-owned subsidiary of New Parent to facilitate the Business Combination as discussed below.

Proposed Business Combination

On January 16, 2025, 180 Degree Capital entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New Parent, Mount Logan Capital Inc. (“MLC”), a corporation organized under the Laws of the Province of Ontario, Canada, Polar Merger Sub, Inc., and Moose Merger Sub, LLC (the “Business Combination”). Pursuant to the Merger Agreement, and subject to the terms and conditions contained therein, (a) TURN Merger Sub shall merge with and into 180 Degree Capital (the “TURN Merger”), and 180 Degree Capital shall be the surviving company and shall continue its existence as a corporation under the Laws of the State of New York and as a wholly owned subsidiary of New Parent and (b) MLC Merger Sub shall merge with and into MLC (the “MLC Merger,” and with the TURN Merger, the “Mergers”), the separate existence of MLC Merger Sub shall cease, and MLC shall be the surviving company in the MLC Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware and as a wholly-owned subsidiary of New Parent. As a result of the Mergers, New Parent will become a new publicly-traded company and the shareholders of 180 Degree Capital and MLC, respectively, will exchange their shares of each entity for shares of New Parent.

Risks and Uncertainties

New Parent was formed to be the surviving publicly-traded company in connection with the Mergers. New Parent has no prior operating activities and no material assets. Completion of the Mergers may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond New Parent’s control. Plans to consummate the proposed mergers could be impacted by, among other things, downturns in the financial markets or in economic conditions, inflation, increases in interest rates, declines in consumer confidence and spending and geopolitical instability. New Parent cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the ability to complete the Mergers.

Liquidity, Capital Resources and Going Concern

As of March 31, 2025, New Parent had no cash, and no sources of funding other than funds that may be obtained from 180 Degree Capital.

These conditions raise substantial doubt about New Parent’s ability to continue as a going concern one year from the date that these consolidated financial statements are issued.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of New Parent and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in the consolidated financial statements.

Emerging Growth Company

New Parent is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New Parent has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Parent, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Parent’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires New Parent’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considers in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Income Taxes

New Parent and TURN Merger Sub, each are currently not expected have federal income tax return filing requirements as they are not expected to have any trade or business activity prior to completion of the Business Combination.

MLC Merger Sub, under the domestic default classification rules of Reg. Sec. 301.7701-3(b)(1) this entity will be treated as a DRE for tax purposes and thus it will not have a federal income tax return filing requirement.

As of March 31, 2025, there were no uncertain tax positions related to New Parent or its subsidiaries.

Recently Issued Accounting Pronouncements

New Parent has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. New Parent does not expect the adoption of any recently issued pronouncements to have a material impact on its results of operations or financial position.

Note 3. Related Party Transactions

New Parent’s parent company, 180 Degree Capital, has entered into a stock subscription agreement for the acquisition of the shares of common stock issued to 180 Degree Capital. As such, at March 31, 2025, 180 Degree Capital owes $1 to New Parent for the payment of New Parents’s common stock and is reflected as a stock subscription receivable in the Consolidated Balance Sheet.

Note 4. Stockholder’s Equity

Common stock

New Parent is authorized to issue 1,000 shares of common stock with par value of $0.001 each. As of March 31, 2025 there were 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

In the normal course of business New Parent may enter into agreements that could result in future commitments and contingencies related to its business. There were no commitments or contingencies as of March 31, 2025.

ANNEX A - AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

MOUNT LOGAN CAPITAL INC.,

180 DEGREE CAPITAL CORP.,

YUKON NEW PARENT, INC.,

POLAR MERGER SUB, INC.,

and

MOOSE MERGER SUB, LLC

Dated as of January 16, 2025

A-i

A-ii

A-iii

EXHIBITS AND ANNEXES
ANNEX A        TURN NAV Multiplier Adjustment Mechanism
EXHIBIT A-1        Registration Statement Tax Opinion to TURN
EXHIBIT A-2        Registration Statement Tax Opinion to MLC
EXHIBIT B        New Parent, MLC and TURN Directors and Officers
EXHIBIT C        Plan of Arrangement
EXHIBIT D        MLC Resolutions

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2025 (this “Agreement”), is made by and among Mount Logan Capital Inc., a corporation organized under the Laws of the Province of Ontario, Canada (“MLC”), 180 Degree Capital Corp., a corporation organized under the Laws of the State of New York (“TURN”), Yukon New Parent, Inc., a corporation organized under the Laws of the State of Delaware and a wholly-owned subsidiary of TURN (“New Parent”), Polar Merger Sub, Inc., a corporation organized under the Laws of the State of New York and a wholly-owned subsidiary of New Parent (“TURN Merger Sub”), and Moose Merger Sub, LLC, a limited liability company formed under the Laws of the State of Delaware and a wholly-owned subsidiary of New Parent (“MLC Merger Sub”, and collectively with MLC, TURN, New Parent and TURN Merger Sub, the “Parties” and each a “Party”).
RECITALS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, TURN Merger Sub shall be merged with and into TURN (the “TURN Merger”), with TURN as the surviving company in the TURN Merger;

WHEREAS, simultaneously with the TURN Merger, upon the terms and subject to the conditions set forth in this Agreement, MLC Merger Sub shall be merged with and into MLC (the “MLC Merger” and, together with the TURN Merger, the “Mergers”), with MLC as the surviving company in the MLC Merger;

WHEREAS, it is intended for Canadian federal income tax purposes, the MLC Merger qualifies as a tax-deferred “foreign merger” as defined in subsection 87(8.1) of the Income Tax Act (Canada) (the “Tax Act”) and, for greater certainty, under relevant corporate law does not involve the distribution of property to one corporation on the winding-up of another corporation;

WHEREAS, immediately prior to the Mergers, the MLC Domestication shall occur, pursuant to which MLC will domesticate from the Province of Ontario, Canada to the State of Delaware;

WHEREAS, the board of directors of TURN established a special committee consisting of Independent Directors of TURN for the purpose of, among other things, evaluating and negotiating the Transactions, which special committee has unanimously (a) determined that this Agreement and the terms of the Transactions (including the TURN Merger and the issuance to the shareholders of TURN of shares of New Parent Common Stock pursuant to the terms of this Agreement) are advisable and in the best interests of TURN and the shareholders of TURN, (b) recommended that the board of directors of TURN (i) determine that this Agreement and the terms of the Transactions are advisable and in the best interests of TURN and the shareholders of TURN and (ii) authorize, adopt and approve this Agreement and the Transactions (including the TURN Merger) and (c) recommended that, subject to the adoption and approval of this Agreement and the Transactions by the board of directors of TURN, the board of directors of TURN resolve to (i) submit this Agreement to the shareholders of TURN entitled to vote thereon for adoption thereby and (ii) recommend that such shareholders of TURN adopt this Agreement and authorize and approve the TURN Matters upon the terms and subject to the conditions set forth in this Agreement (as may be amended, restated or modified in accordance with its terms from time to time);

WHEREAS, the board of directors of TURN, including all of the Independent Directors of TURN, has unanimously (a) determined that this Agreement and the terms of the Transactions (including the TURN Merger and the issuance to the shareholders of TURN of shares of New Parent Common Stock pursuant to the terms of this Agreement) are advisable and in the best interests of TURN and the shareholders of TURN, (b) authorized, adopted and approved this Agreement and the Transactions (including the TURN Merger) and (c) directed that this Agreement be submitted to the shareholders of TURN entitled to vote thereon for adoption thereby and resolved to recommend that such shareholders of TURN adopt this Agreement and authorize and approve the TURN Matters upon the terms and subject to the conditions set forth in this Agreement (as may be amended, restated or modified in accordance with its terms from time to time);

WHEREAS, the board of directors of MLC has unanimously (a) determined that this Agreement and the terms of the Transactions (including the MLC Domestication, the MLC Merger and the issuance to the shareholders of MLC shares of New Parent Common Stock pursuant to the terms of this Agreement) are advisable and in the best interests of MLC and the shareholders of MLC, (b) authorized, adopted and approved this Agreement and the Transactions (including the MLC Domestication and the MLC Merger), and (c) directed that this Agreement be submitted to the shareholders of MLC entitled to vote thereon for adoption thereby and resolved to recommend that such shareholders of MLC adopt this Agreement and authorize and approve the MLC Matters upon the terms and subject to the conditions set forth in this Agreement (as may be amended, restated or modified in accordance with its terms from time to time);

WHEREAS, each of (a) the board of directors of New Parent and (b) TURN, acting in TURN’s capacity as the sole shareholder of New Parent, has approved this Agreement and the Transactions (including the Mergers);

WHEREAS, each of (a) the board of directors of TURN Merger Sub and (b) New Parent, acting in New Parent’s capacity as the sole shareholder of TURN Merger Sub and the sole member of MLC Merger Sub, has approved this Agreement and the Transactions (including the Mergers, as applicable);

WHEREAS, the Parties intend for the Mergers, taken together, to qualify as an exchange described in Section 351 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to MLC’s willingness to enter into this Agreement, the TURN Key Shareholders (solely in their capacities as shareholders of TURN) are executing and delivering Voting and Support Agreements pursuant to which each TURN Key Shareholder has, among other things, subject to the terms and conditions set forth therein, agreed to vote the shares of TURN held by such TURN Key Shareholder (i) in favor of all TURN Matters and (ii) against any (A) action or agreement that would reasonably be expected to result in the failure of any of the conditions to Closing set forth in Article VIII to be satisfied or (B) alternative proposal to the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to TURN’s willingness to enter into this Agreement, the MLC Key Shareholders (solely in their capacities as shareholders of MLC) are executing and delivering Voting and Support Agreements pursuant to which each MLC Key Shareholder has, among other things, subject to the terms and conditions set forth therein, agreed to vote the shares of MLC held by such MLC Key Shareholder (i) in favor of all MLC Matters and (ii) against any (A) action or agreement that would reasonably be expected to result in the failure of any of the conditions to Closing set forth in Article VIII to be satisfied or (B) alternative proposal to the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

THE MERGERS

1.1    The Mergers. Subject to the terms and conditions of this Agreement, (a) in accordance with the New York Business Corporation Law (the “NYBCL”), at the Effective Time, TURN Merger Sub shall merge with and into TURN, the separate corporate existence of TURN Merger Sub shall cease, and TURN shall be the surviving company in the TURN Merger and shall continue its existence as a corporation under the Laws of the State of New York and (b) in accordance with the Delaware Limited Liability Company Act (the “Act”), at the Effective Time, MLC Merger Sub shall merge with and into MLC, the separate existence of MLC Merger Sub shall cease, and MLC shall be the surviving company in the MLC Merger and shall continue its existence as a limited liability company under the Laws of the State of Delaware.

1.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Dechert LLP, Three Bryant Park, 1095 Avenue of the Americas, New York, NY 10036, on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless otherwise agreed in writing by the Parties (the “Closing Date”).

1.3    Effective Time. The TURN Merger shall become effective as set forth in the certificate of merger that shall be filed by TURN Merger Sub and TURN with the New York Department of State (the “TURN Certificate of Merger”). The MLC Merger shall become effective as set forth in the certificate of merger that shall be filed by MLC Merger Sub and MLC with the Secretary of State of the State of Delaware (together with the TURN Certificate of Merger, the “Certificates of Merger” and each, a “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Mergers become effective as set forth in the Certificates of Merger, which Mergers the Parties acknowledge and agree shall occur simultaneously and immediately following the MLC Domestication.

1.4    Effects of the Mergers. At and after the Effective Time, the TURN Merger shall have the effects set forth in the NYBCL and the MLC Merger shall have the effects set forth in the Act.

1.5    Conversion of Capital Stock. At the Effective Time, without any action on the part of TURN, MLC, New Parent, TURN Merger Sub, MLC Merger Sub or any other Person:

(a)    By virtue of the TURN Merger, each share of common stock, par value $.001 per share, of TURN Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of TURN as the surviving corporation of the TURN Merger.

(b)    Each share of New Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be redeemed by New Parent and such shares shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    By virtue of the TURN Merger, subject to Section 2.7(a), each share of common stock, par value $0.03 per share, of TURN (the “TURN Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of New Parent Common Stock equal to the TURN Exchange Ratio (the “TURN Merger Consideration”), subject to the treatment of fractional shares pursuant to Section 2.2.

(d)    By virtue of the MLC Merger, each unit representing a membership interest in MLC Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid unit representing a membership interest of MLC as the surviving limited liability company in the MLC Merger.

(e)    By virtue of the MLC Merger, subject to Section 2.7(a), each MLC Common Share issued and outstanding immediately prior to the Effective Time but, for the avoidance of doubt, after giving effect to the MLC Domestication (other than any Excluded Shares) shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of New Parent Common Stock equal to the MLC

Exchange Ratio (the “MLC Merger Consideration” and together with the TURN Merger Consideration, the “Merger Consideration”), subject to the treatment of fractional shares pursuant to Section 2.2.

(f)    By virtue of the applicable Merger, (i) all of the shares of TURN Common Stock and all MLC Common Shares (in each case, other than Excluded Shares) converted into the right to receive the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each such share of TURN Common Stock and each MLC Common Share shall thereafter represent only the right to receive the applicable Merger Consideration, and (ii) all of the Excluded Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any payment or consideration therefor.

1.6    Charter and Bylaws. The charter of TURN Merger Sub and the bylaws of TURN Merger Sub, in each case as in effect immediately prior to the Effective Time (which forms shall be mutually agreed to in writing by TURN and MLC prior thereto), shall be the charter and the bylaws of TURN as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such charter and bylaws, as applicable. The certificate of formation and limited liability company agreement of MLC Merger Sub as in effect immediately prior to the Effective Time (which forms shall be mutually agreed to in writing by TURN and MLC prior thereto), shall be the certificate of formation and limited liability company agreement of MLC as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such certificate of formation and limited liability company agreement. At the Effective Time, the charter and bylaws of New Parent shall be in a form mutually agreed to in writing by TURN and MLC.

1.7    Directors and Officers. Prior to the Effective Time, the Parties shall ensure that the officers of New Parent, and the directors (or managers, as applicable) and officers of TURN and MLC, as of immediately following the Effective Time, shall be as determined by MLC and each such director and officer shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

1.8    Other Securities. The Parties acknowledge and agree that MLC will cause to be accelerated in accordance with their terms all restricted share units issued pursuant to the Performance and Restricted Share Unit Plan of MLC, effective on May 30, 2019, as re-approved by the MLC shareholders on June 23, 2022 and as amended by the board of directors of MLC on May 7, 2024 and ratified by the MLC shareholders on June 7, 2024 (the “Restricted Unit Plan”). In addition, TURN agrees to cause New Parent to execute and deliver, at or prior to the Effective Time, one or more supplemental indentures to the Indentures in a form reasonably acceptable to each of MLC and TURN, in each case, to evidence and effectuate the due assumption by New Parent of the obligation to issue New Parent Common Stock upon the exercise of the Warrants in accordance with their terms.

ARTICLE II

MERGER CONSIDERATION

2.1    Delivery of Evidence of New Parent Common Stock. At the Effective Time, New Parent shall deposit with its transfer agent evidence of book-entry shares representing New Parent Common Stock issuable as Merger Consideration pursuant to Section 1.5(c) and Section 1.5(e).

2.2    No Fractional Shares. No fractional shares of New Parent Common Stock shall be issued upon the conversion of TURN Common Stock or MLC Common Shares pursuant to Section 1.5(c) or Section 1.5(e). As to any fraction of a share to which any holder of shares of TURN Common Stock or MLC Common Shares exchanged pursuant to the Mergers would be entitled (after aggregating all fractional shares of New Parent Common Stock to which such holder would be entitled in respect of such exchanged TURN Common Stock or MLC Common Shares, as applicable), such fraction shall be rounded down to the nearest whole number.

2.3    Paying and Exchange Agent. Prior to the Effective Time, New Parent shall appoint a transfer agent or other bank or trust company selected by MLC, in consultation with TURN, to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of TURN and MLC. New Parent shall deposit or shall cause to be deposited with the Paying and Exchange Agent, for the benefit of holders of TURN Common Stock and MLC Common Shares entitled to receive New Parent Common Stock hereunder, (a) at or prior to the Effective Time, the aggregate number of shares of New Parent Common Stock to be issued hereunder, and (b) from time to time after the Effective Time, any dividends or other distributions to which such holders may be entitled pursuant to Section 2.11 with a record date at or after the Effective Time and prior to the surrender of the underlying shares of TURN Common Stock or MLC Common Shares, as applicable (any deposits described by clause (a) or (b), together, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for by this Agreement.

2.4    Delivery of Merger Consideration.

(a)    As promptly as practicable once the Effective Time is determined, and in any event no later than the second Business Day after the Closing Date, (i) if MLC determines, with respect to the MLC Merger, that a Letter of Transmittal (as defined below) is necessary, advisable or appropriate, or (ii) if TURN determines, with respect to the TURN Merger, that a Letter of Transmittal is necessary, advisable or appropriate, the Parties shall, in each case, cause the Paying and Exchange Agent to mail to each holder of record of MLC Common Shares and/or shares of TURN Common Stock, as applicable, a letter of transmittal in customary form and containing such provisions as may be reasonably acceptable to MLC and TURN, which without limiting the foregoing shall specify that delivery shall be effected, and risk of loss and title to such MLC Common Shares or shares of TURN Common Stock, shall pass only upon proper delivery of the certificates, if any, for such MLC Common Shares or shares of TURN Common Stock to the Paying and Exchange Agent, and which shall include instructions for the return of such certificates, if any, to the Paying and Exchange Agent (such letter of transmittal, the “Letter of Transmittal”).

(b)    Each holder of record of shares of TURN Common Stock that are converted into the right to receive the TURN Merger Consideration pursuant to Section 1.5(c) shall, subject to delivery of a Letter of Transmittal if required, duly completed and validly executed in accordance with the instructions thereto, if applicable, promptly after the Effective Time, be entitled to receive the TURN Merger Consideration.

(c)    Each holder of record of MLC Common Shares that are converted into the right to receive the MLC Merger Consideration pursuant to Section 1.5(e) shall, subject to delivery of a Letter of Transmittal if required, duly completed and validly executed in accordance with the instructions thereto, if applicable, promptly after the Effective Time, be entitled to receive the MLC Merger Consideration.

2.5    No Further Ownership Rights. All Merger Consideration paid in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of TURN Common Stock and the MLC Common Shares in respect of which such Merger Consideration was paid.

2.6    Net Asset Value Calculation.

(a)    MLC shall deliver to TURN on the Determination Date (as defined below) a calculation of the Closing MLC Net Asset Value as of a date mutually agreed between MLC and TURN, such date to be no earlier than two (2) Business Days prior to the Closing Date (such agreed date, the “Determination Date”), calculated in good faith as of such date, approved by the board of directors of MLC and certified by the Chief Financial Officer or other senior executive officer of MLC, together with reasonable documentation to support such estimate (the “MLC NAV Statement”); provided that an updated MLC NAV Statement shall be delivered to TURN in the event that the Closing is subsequently delayed such that that the Determination Date is earlier than two (2) Business Days prior to the Closing Date or there is a material change to the Closing MLC Net Asset Value prior to the Closing. MLC shall reasonably and in good faith consider any reasonable comments provided by TURN in good faith to the calculation of the Closing MLC Net Asset Value, and prior to the Closing shall deliver to TURN a certificate reflecting the updated Closing MLC Net Asset Value incorporating any such comments, as well as the number of MLC Common Shares that will be issued and outstanding as of immediately prior to the Effective Time, certified by the Chief Financial Officer or other senior executive officer of MLC.

(b)    TURN shall deliver to MLC on the Determination Date a calculation of the Closing TURN Net Asset Value as of the Determination Date, calculated in good faith as of such date, approved by the board of directors of TURN and certified by the Chief Financial Officer or other senior executive officer of TURN, together with reasonable documentation to support such estimate (the “TURN NAV Statement”); provided that an updated TURN NAV Statement shall be delivered to MLC in the event that the Closing is subsequently delayed such that that the Determination Date is earlier than two (2) Business Days prior to the Closing Date or there is a material change to the Closing TURN Net Asset Value prior to the Closing. TURN shall reasonably and in good faith consider any reasonable comments provided by MLC in good faith to the calculation of the Closing TURN Net Asset Value, and prior to the Closing shall deliver to MLC a certificate reflecting the updated Closing TURN Net Asset Value incorporating any such comments, as well as the number of shares of TURN Common Stock that will be issued and outstanding as of immediately prior to the Effective Time, certified by the Chief Financial Officer or other senior executive officer of TURN.

(c)    TURN and MLC each agree to provide to the other Party and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including any reports prepared by valuation agents in their possession, in order to assist such Party with its review of such calculation.

2.7    Certain Adjustments.

(a)    The TURN Exchange Ratio and the MLC Exchange Ratio shall each be equitably adjusted (to the extent not already taken into account in determining the Closing TURN Net Asset Value and/or Closing MLC Net Asset Value, as applicable) if, from the Determination Date to the Effective Time, the number of outstanding shares of TURN Common Stock or MLC Common Shares shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, merger, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares or similar transaction, or if a stock dividend or dividend payable in any other securities shall have been authorized and declared with a record date within such period; provided, that for the avoidance of doubt, no such dividend resulting from Section 2.7(b) or the procedures set forth on Annex A shall result in any such adjustment pursuant to this Section 2.7(a). Nothing in this Section 2.7(a) shall be construed to permit any Party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b)    The Parties acknowledge and agree that, to the extent that the TURN NAV Multiplier would reasonably be expected to be greater than 50%, the Parties shall reasonably cooperate to implement the procedures set forth on Annex A attached hereto, which the Parties acknowledge and agree shall be implemented before the Effective Time.

2.8    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of MLC or TURN, as applicable, as of the first anniversary of the Effective Time may be paid to New Parent, upon New Parent’s written demand to the Paying and Exchange Agent. In such event, any former shareholders of MLC or TURN who have not theretofore complied with any applicable requirements to receive (or have otherwise not received) the Merger Consideration and any amounts to which such shareholder is entitled to receive pursuant to Section 2.2 or Section 2.11 shall thereafter look only to New Parent with respect thereto. Notwithstanding the foregoing, none of TURN, MLC, New Parent, TURN Merger Sub, MLC Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of MLC Common Shares or shares of TURN Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws from or after the first anniversary of the Effective Time.

2.9    Withholding Rights. New Parent, MLC, TURN and the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (including the issuance of New Parent Common Stock to holders of shares of TURN Common Stock or MLC Common Shares) such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law; provided, that, other than with respect to any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes, New Parent, MLC, TURN or the Paying and Exchange Agent, as applicable, shall reasonably cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law and shall use commercially reasonable efforts to provide written notice to the applicable party prior to any such withholding of the amounts it intends to deduct or withhold and the basis upon which such amounts are intended to be deducted or withheld and allow such party the reasonable opportunity to establish that such withholding is not required. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient. Without limiting the foregoing, New Parent may give effect to withholding hereunder by withholding any consideration issued in the form of New Parent Common Stock or other consideration issued in kind, and then selling such portion of New Parent Common Stock or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Governmental Entities.

2.10    No Further Transfers. From and after the Effective Time, there shall be no further transfers on the stock transfer books of TURN or MLC of the shares of TURN Common Stock or MLC Common Shares, respectively, that were outstanding immediately prior to the Effective Time.

2.11    Post-Effective Time Distributions. All shares of New Parent Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time. In furtherance of the foregoing, if any dividend or distribution having a record date at or following the Effective Time is declared by New Parent in respect of the New Parent Common Stock, such declaration shall apply to all shares of New Parent Common Stock issuable or issued pursuant to this Agreement that remain outstanding as of the payment date of such dividend or distribution.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TURN

Except with respect to matters that have been Previously Disclosed, TURN hereby represents and warrants to MLC that:
3.1    Corporate Organization.

(a)    Each of TURN, New Parent and TURN Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation. MLC Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of formation. Each of TURN, New Parent, TURN Merger Sub and MLC Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority to own, lease, license or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, licensed or operated by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

(b)    True, complete and correct copies of the charter of TURN, as amended (the “TURN Charter”), and the Amended and Restated Bylaws of TURN (the “TURN Bylaws”), each as in effect as of the date of this Agreement, have previously been publicly filed by TURN.

(c)    Each Subsidiary of TURN (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

3.2    No Other Business. New Parent is a wholly owned Subsidiary of TURN, and each of TURN Merger Sub and MLC Merger Sub are wholly owned Subsidiaries of New Parent. Each of New Parent, TURN Merger Sub and MLC Merger Sub are newly formed entities formed solely for the purpose of consummating the Transactions and have engaged in no business activity other than matters incidental to their formation and as expressly contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the Transactions and expressly described herein, none of New Parent, TURN Merger Sub and MLC Merger Sub has incurred, directly or indirectly, any obligations or liabilities.

3.3    Capitalization. The authorized capital stock of TURN consists of 15,000,000 shares of TURN Common Stock, of which 10,000,141 were outstanding as of the close of business on January 15, 2025 (the “TURN Capitalization Date”) and 2,000,000 shares of TURN Preferred Stock, of which zero were outstanding as of the close of business on the TURN Capitalization Date. All of the issued and outstanding shares of TURN Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (and free of preemptive rights, with no personal liability with respect to TURN attaching to the ownership thereof) and are uncertificated. As of the date of this Agreement, no Indebtedness having the right to vote or convertible into the right to vote on any matters on which shareholders of TURN may vote (“Voting Debt”) is issued or outstanding. As of the close of business on the TURN Capitalization Date, TURN does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (collectively, “Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of TURN Common Stock, Voting Debt or any other equity securities of TURN or any securities representing the right to purchase or otherwise receive any shares of TURN Common Stock, Voting Debt or other equity securities of TURN. There are no obligations of TURN or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of TURN, Voting Debt or any equity security of TURN or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other equity security of TURN or its Subsidiaries or (ii) pursuant to which TURN or any of its Subsidiaries is or could be required to register shares of TURN’s capital stock or other securities under the Securities Act. All of the TURN Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

3.4    Subsidiaries.

(a)    Section 3.4(a) of the TURN Disclosure Letter contains a list of each Subsidiary of TURN. Except for the TURN Investment Assets (as defined below) and for the equity interests and rights held by TURN and its Subsidiaries in the Persons set forth on Section 3.4(a) of the TURN Disclosure Letter, TURN and its Subsidiaries do not own directly or indirectly any equity interests or rights in any Person.

(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of TURN are owned by TURN, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable

(in respect of corporate entities) and free of preemptive rights. No Subsidiary of TURN has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.5    Authority; No Violation.

(a)    Each of TURN, New Parent, TURN Merger Sub and MLC Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other agreements ancillary to this Agreement to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the other agreements ancillary to this Agreement to which TURN, New Parent, TURN Merger Sub and MLC Merger Sub is or will be a party and the consummation of the Transactions have been duly and validly approved by the board of directors (or similar governing body in the case of MLC Merger Sub) of TURN, including all of the Independent Directors of TURN, New Parent, TURN Merger Sub and MLC Merger Sub, as applicable. The board of directors of TURN, including all of the Independent Directors of TURN, has unanimously (i) determined that this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of TURN, (ii) approved the TURN Matters, (iii) directed that the TURN Matters be submitted to TURN’s shareholders for approval at a duly held meeting of such shareholders (the “TURN Shareholders Meeting”) and (iv) adopted a resolution to recommend that the shareholders of TURN adopt this Agreement and vote in favor of the TURN Matters, subject to Section 7.10. Except for receipt of the affirmative vote of (x) with respect to the adoption of this Agreement, shares representing two-thirds of the outstanding shares of TURN Common Stock entitled to vote thereon, and (y) with respect to the deregistration of TURN under the Investment Company Act pursuant to Section 7.15, shares representing the majority of the outstanding shares of TURN Common Stock entitled to vote thereon, each at a duly held meeting of such shareholders (the “TURN Requisite Vote”), the Mergers and the other Transactions have been authorized by all necessary corporate action. This Agreement and the other agreements ancillary to this agreement have been or will be prior to Closing duly and validly executed and delivered by each of TURN, New Parent, TURN Merger Sub and MLC Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement and the other agreements ancillary to this Agreement to which any of TURN, New Parent, TURN Merger Sub and MLC Merger Sub is or will be a party to, nor the consummation by such party of the Transactions, nor performance of this Agreement and the other agreements ancillary to this Agreement which such party is or will be a party, will (i) violate any provision of the TURN Charter or the TURN Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.5(a) and Section 3.6 are duly obtained and/or made, (A) violate any Law or Order applicable to such Party or any of its Subsidiaries, (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or violate any of the terms, conditions or provisions of any Permit, Contract or other obligation to which such Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or (C) result in the creation of any Lien upon any of the properties or assets of such Party or any of its Subsidiaries, except, with respect to clauses (ii)(B) and (ii)(C), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, failure to obtain consent, approval or authorization, failure to give notice or file, or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

3.6    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by any of TURN, New Parent, TURN Merger Sub or MLC Merger Sub of the Mergers and the other Transactions, except for (i) the filing with the SEC of a Preliminary Joint Proxy Statement/Prospectus in definitive form relating to the TURN Shareholders Meeting and the MLC Shareholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form S-4 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Certificates of Merger with and the acceptance for record of the Certificates of Merger by the required Governmental Entities, (iii) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of New Parent Common Stock pursuant to this Agreement, (iv) approval of listing of such New Parent Common Stock on the Nasdaq and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TURN.

3.7    Reports.

(a)    TURN has timely filed or furnished in all material respects all forms, statements, certifications, reports and documents that it was required to file or furnish since January 1, 2022 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, including any amendments thereto, the “TURN SEC Reports”). At the time filed or furnished with the SEC, or if supplemented, modified or amended, as of the date of the most recent supplement, modification or amendment, the TURN SEC Reports (i) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, and (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Subsidiaries of TURN is required to make any filing with the SEC.

(b)    Other than those of general application that apply in a similar manner to similarly situated companies or their Subsidiaries, neither TURN nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Knowledge of TURN, that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of New Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, nor has TURN or any of its Subsidiaries been advised in writing or, to the Knowledge of TURN, orally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)    As of the date of this Agreement, to the Knowledge of TURN there are no unresolved comments from the SEC with respect to the TURN SEC Reports or any ongoing SEC examination of TURN.

3.8    TURN Financial Statements.

(a)    The consolidated financial statements, including the related schedules of investments, of TURN and its Subsidiaries included (or incorporated by reference) in the TURN SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of TURN and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. EisnerAmper LLP has not resigned, threatened resignation or been dismissed as TURN’s independent public accountant as a result of or in connection with any disagreements with TURN on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except for (A) liabilities reflected or reserved against on the consolidated statement of assets and liabilities of TURN as of December 31, 2023 (a true, complete and correct copy of which has been provided to MLC) (the “TURN Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of TURN as of September 30, 2024 included in the unaudited financial statements (the “TURN Interim Balance Sheet”), (C) liabilities incurred in the ordinary course of business since December 31, 2023, (D) liabilities incurred in connection with this Agreement and the Transactions, and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole, neither TURN nor any of its Subsidiaries has any liabilities that would be required to be reflected or reserved against in the TURN Balance Sheet or the TURN Interim Balance Sheet in accordance with GAAP.

(c)    Neither TURN nor any of its Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result of such contract or arrangement is that disclosure of any material transaction involving, or material liabilities of TURN and its Subsidiaries, is not reflected in the TURN SEC Reports.

(d)    Since the Applicable Date, (i) neither TURN nor any of its Subsidiaries nor, to the Knowledge of TURN, any director, officer, auditor, accountant or representative of TURN or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of TURN, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TURN or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that TURN or any of its Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rule 30a-3 under the Investment Company Act), and (ii) no attorney representing TURN or any of its Subsidiaries, whether or not employed by TURN or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by TURN or any of its directors, officers or agents to the board of directors of TURN or any committee thereof or to any director or officer of TURN.

(e)    To the Knowledge of TURN, since the Applicable Date, EisnerAmper LLP, which has expressed its opinion with respect to the financial statements of TURN and its Subsidiaries included in the TURN SEC Reports (including the related notes), has been (i) “independent” with respect to TURN and its Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f)    The principal executive officer and principal financial officer of TURN have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and TURN is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g)    TURN has in all material respects:

(i)    designed and maintained a system of disclosure controls and procedures (as defined in Rule 30a-3(c) promulgated under the Investment Company Act) to ensure that all information (both financial and non-financial) required to be disclosed by TURN in the reports that it files or submits to the SEC under the Investment Company Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to TURN’s management as appropriate to allow timely decisions regarding required disclosure and to allow TURN’s principal executive officer and principal financial officer to make the certifications required under the Investment Company Act with respect to such reports;

(ii)    designed and maintained a system of internal controls over financial reporting (as defined in Rule 30a-3(d) promulgated under the Investment Company Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that provide reasonable assurance that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of TURN; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of TURN are being made only in accordance with authorizations of management and directors of TURN; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of TURN’s assets that could have a material adverse effect on the financial statements.

(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the board of directors of TURN, TURN’s Knowledge of (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of TURN’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for any auditors any material weaknesses in internal controls that exist to TURN’s Knowledge; and

(iv)    provided to MLC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the board of directors of TURN that have been made in writing from the Applicable Date through the date hereof.

(h)    The fair market value of TURN’s investments as of September 30, 2024 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurement”, issued by the Financial Accounting Standards Board and (ii) for TURN’s investments as to which there are not readily available market quotations, reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the board of directors of TURN or the “valuation designee” (as that term is defined in Rule 2a-5(e)(4) under the Investment Company Act) designated by the board of directors of TURN pursuant to Rule 2a-5(b) under the Investment Company Act.

(i)    To the Knowledge of TURN, there is no fraud or suspected fraud affecting TURN involving management of TURN or employees of TURN who have significant roles in TURN’s internal control over financial reporting, when such fraud could have a material effect on TURN’s consolidated financial statements.

3.9    Broker’s Fees. Neither TURN, New Parent, TURN Merger Sub and MLC Merger Sub nor any of their respective Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Fenchurch Advisory Partners US LP (the fees and expenses of which will be a TURN Transaction Expense).

3.10    Absence of Changes or Events. Since December 31, 2023 through the date of this Agreement, (i) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN and (ii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of MLC under Section 5.2.

3.11    Compliance with Applicable Law; Permits.

(a)    TURN and each of its Subsidiaries are in compliance, and have been since the Applicable Date operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act. TURN has not received any written or, to TURN’s Knowledge, oral notification from a Governmental Entity of any non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole (including any notice which would, or would reasonably be expected to, give rise to an affirmative answer to any of the questions in Item 11, Part 1 or Item 9, Part 2A of the Form ADV of TURN). TURN has operated in compliance with all listing standards of Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole. TURN is not subject to any “stop order” and is, and was, qualified to sell shares of TURN Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

(b)    TURN is duly registered with the Commission as a closed-end management investment company under the Investment Company Act.

(c)    The shares of TURN Common Stock have been issued and sold in transactions that are registered under the Securities Act or pursuant to an applicable exemption of the Securities Act.

(d)    TURN is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

(e)    TURN has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for TURN, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to TURN’s board of directors and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

(f)    TURN has transferred in whole to a third party, and no longer has any rights or Liabilities, Liens, requirements or any other obligations associated with, any entity that is, or is required to be, registered with the SEC as a broker-dealer, and no such rights or Liabilities, Liens, requirements, or any other obligations associated with such broker-dealer entity will be transferred pursuant to this Agreement, all of which inure, following the transfer of such broker-dealer entity’s SEC registration and FINRA membership to such third party, entirely in such third party transferee. All approvals needed to execute the transfer of TURN’s former broker-dealer registration and FINRA membership were duly received by TURN and the third-party transferee. TURN has not received any written or, to TURN’s Knowledge, oral notification from a Governmental Entity of any existing or threatened Proceeding against such broker-dealer entity or relating to the activities of such broker-dealer entity at any time prior to its transfer to the third-party transferee.

(g)    TURN and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit TURN and each of its Subsidiaries to own, lease or license their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. TURN has not received any written, or to TURN’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which non-compliance or Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

(h)    The minute books and other similar records of TURN contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders of TURN, the board of directors of TURN and any committees of the board of directors of TURN.

(i)    Since the Applicable Date, neither TURN, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of TURN, employees or agents, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in each case in connection with the business of TURN or its Subsidiaries in violation of any applicable Laws or regulations related to anti-bribery or anti-corruption, including the Foreign Corrupt Practices Act of 1977.

(j)    Neither TURN, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of TURN, employees or agents, is a Sanctioned Person or is organized or engaged in business in a Sanctioned Country. Since the Applicable Date, neither TURN, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of TURN, employees or agents, has engaged directly or indirectly, in connection with the business of TURN or its Subsidiaries in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or otherwise in violation of applicable Sanctions.

(k)    The operations of TURN and each of its Subsidiaries are, and since the Applicable Date, have been, conducted in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), and the rules and regulations thereunder, the money laundering statutes of all applicable jurisdictions, and the rules and regulations thereunder and any related or similar binding rules, regulations or guidelines issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action by or before any Governmental Entity involving TURN or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of TURN, threatened.

3.12    State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.13    TURN Information. None of the information supplied or to be supplied by TURN for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to shareholders of TURN or stockholders of MLC or at the time of the TURN Shareholders Meeting or the MLC Shareholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by TURN, New Parent, TURN Merger Sub or MLC Merger Sub with respect to information supplied by MLC or its Representatives on behalf of MLC for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy/Prospectus.

3.14    Taxes and Tax Returns. Other than with respect to the representations and warranties set forth in Section 3.14(c), except as would not, individually or in the aggregate, be material to TURN and its Subsidiaries, taken as a whole:

(a)    TURN and each of its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (and all such Tax Returns are accurate and complete). All Taxes owed by TURN and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. Neither TURN nor any of its Subsidiaries is currently the subject of any Tax audit, dispute or other Proceeding related to Taxes, no such audit, dispute or other Proceeding related to Taxes has been threatened in writing, and there is no outstanding audit, deficiency, assessment or adjustment with respect to Taxes involving TURN or any of its Subsidiaries. Neither TURN nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TURN and its Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers is also a part), neither TURN nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither TURN nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by TURN or any of its Subsidiaries. Neither TURN nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Within the past seven years, neither TURN nor any of its Subsidiaries has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)    TURN and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld and collected from and paid over all amounts to the appropriate Governmental Entity required to be so withheld, collected and paid over under applicable Laws.

(c)    TURN is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.

(d)    No claim has been made in writing by a taxing authority in a jurisdiction where TURN or any of its Subsidiaries does not file Tax Returns that TURN or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)    Neither TURN nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country in which it was organized.

(f)    No private letter ruling from the IRS or comparable rulings from other taxing authorities has been entered into by or with respect to TURN or any of its Subsidiaries that still has any effect.

(g)    Neither TURN nor any of its Subsidiaries has any liability for the Taxes of another Person other than TURN and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(h)    Neither TURN nor any of its Subsidiaries has ever been a member of a, combined or unitary Tax group (other than such a group the common parent of which is TURN and which includes only TURN and its Subsidiaries).

(i)    There are no Liens (other than Permitted Liens) for Taxes (other than Taxes not yet due and payable) upon any of the assets of TURN or any of its Subsidiaries.

(j)    Neither TURN nor any of its Subsidiaries has consented to extend or waive the statute of limitations or time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity (other than an automatic extension to file Tax Returns).

(k)    Neither TURN nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any change in or use of a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing for which payment is due after the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Closing, (v) any prepaid or deposit amount received or deferred revenue or deferred gains accrued on or prior to the Closing Date, or (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

3.15    Litigation. There are no material Proceedings pending or, to the Knowledge of TURN, threatened against TURN or any of its Subsidiaries. There is no Order binding upon TURN or any of its Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

3.16    Employee Benefits Plans.

(a)    Section 3.16(a) of the TURN Disclosure Letter sets forth a true and complete list of all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity or equity-based, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by TURN or its Subsidiaries on behalf of any employee, officer, director or other service provider of TURN or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which TURN or its Subsidiaries has any material obligation (including contingent obligations that could reasonably be expected to flow to TURN by reason of an obligation of an ERISA Affiliate) on behalf of any employee, officer, director or other service provider or beneficiary of TURN or any of its ERISA Affiliates (each a “TURN Company Plan,” and collectively, the “TURN Company Plans”).

(b)    TURN has made available to MLC: (i) copies of all material documents setting forth the terms of each TURN Company Plan, including all material amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each TURN Company Plan; (iii) the most recent actuarial reports (if applicable) for all TURN Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each TURN Company Plan; (v) all material written contracts, instruments or agreements relating to each TURN Company Plan, including administrative service agreements and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each TURN Company Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings in the last six (6) years, and all compliance statements, no action letters and similar determinations, in each case, with respect to the TURN Company Plans under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors and the Department of Labor Voluntary Fiduciary and Delinquent Filer Voluntary Compliance Programs.

(c)    None of TURN, its Subsidiaries, or any of their respective ERISA Affiliates or predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any material liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), or any voluntary employees’ beneficiary association or other funded welfare arrangement (within the meaning of Section 419, 419A or 501(c)(9) of the Code). No TURN Company Plan is “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)    Each TURN Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS upon which it may rely regarding its qualified status (as to form) under the Code, and nothing has occurred, whether by action or by failure to act, that has caused or would reasonably be expected to cause the loss of such qualification or a material penalty.

(e)    All payments required by each TURN Company Plan or by the Laws applying to each TURN Company Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by TURN or its Subsidiaries in accordance with the provisions of each of the TURN Company Plans, applicable Law and GAAP.

(f)    No proceeding has been overtly threatened, asserted, instituted or, to the Knowledge of TURN, is anticipated against any of the TURN Company Plans (other than routine individual claims for benefits and appeals of such claims) or, with respect to each TURN Company Plan, the plan sponsor, any trustee or any fiduciary or other material service provider thereof or any of the assets of any trust of any of the TURN Company Plans.

(g)    Each TURN Company Plan substantially complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

(h)    None of TURN or its Subsidiaries has engaged in a material non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, and to the Knowledge of TURN, no material non-exempt “prohibited transaction” has occurred or is reasonably expected to occur with respect to the TURN Company Plans.

(i)    No TURN Company Plan is under, and neither TURN nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.

(j)    Except as set forth on Section 3.16(j) of the TURN Disclosure Letter, no TURN Company Plan provides post-retirement health and welfare benefits to any current or former employee of TURN or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(k)    Except as set forth on Section 3.16(k) of the TURN Disclosure Letter, the consummation of the Transactions alone, or in combination with any other event, (i) will not give rise to any material liability under any TURN Company Plan, (ii) accelerate the time of payment or vesting or materially increase the amount, or require the funding, of compensation or benefits due to any employee, director or other service provider of TURN or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (iii) restrict the ability of TURN or its Subsidiaries to amend or terminate any TURN Company Plan at any time.

(l)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions by any employee, director or other service provider of TURN or its Subsidiaries under any TURN Company Plan or otherwise would reasonably be expected not to be deductible by reason of Section 280G of the Code or would reasonably be expected to be subject to an excise tax under Section 4999 of the Code. Neither TURN nor any of its Subsidiaries has any indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the Code.

(m)    None of TURN or its Subsidiaries has made any promises or commitments to create any additional TURN Company Plan, or to modify or change in any material way any existing TURN Company Plan.

3.17    Labor.

(a)    None of TURN or any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization. None of the employees of TURN or any of its Subsidiaries are represented by any labor organization with respect to their employment by TURN or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole, no labor strike, slowdown, lockout, picketing, slowdown, union election petition, demand for recognition, or work stoppage against TURN or any of its Subsidiaries is pending or, to the Knowledge of TURN, threatened, and there has been no such action pending or, to the Knowledge of TURN, threatened in the past three (3) years. To the Knowledge of TURN, no union organizing activities involving any labor organization or any employees of TURN or any of its Subsidiaries are (or have been in the past three (3) years) pending or threatened against TURN or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole, there is no, and there has not been in the past three (3) years any, unfair labor practice charge or complaint against TURN or any of its Subsidiaries pending or, to the Knowledge of TURN, threatened before either (i) the National Labor Relations Board or (ii) similar Governmental Entity in any jurisdiction outside of the United States.

(b)    TURN and each of its Subsidiaries are in compliance, and have since the Applicable Date operated in compliance, with all applicable Laws relating to labor, employment, and employment practices, including all Laws relating to wages and hours, overtime, worker classification (including classification of individuals as employees or independent contractors, and classification of employees as exempt or nonexempt), health and safety, paid time off, background checks, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination, sexual or other harassment, retaliation, plant closings and mass layoffs, leaves of absence (including paid sick and safe leave), and immigration, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole. Each of TURN and each of its Subsidiaries has properly completed and retained a Form I-9 for each current and former employee whose employment with TURN or its applicable Subsidiary is or was based in the United States, except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

(c)    To the extent permitted by applicable Law, Section 3.17 of the TURN Disclosure Letter sets forth, as of a date no earlier than ten (10) days prior to the date hereof, a complete and accurate list of each employee of TURN or any of its Subsidiaries, along with each such employee’s (i) name, (ii) employer, (iii) job title, (iv) work location, (v) current base salary or hourly wage, (vi) classification by TURN or its Subsidiaries as exempt or nonexempt under applicable Law, (vii) date of hire, (viii) status as full time or part time, and (ix) status as actively at work or on a leave of absence (and, if on a leave of absence, expected return to work date). No director, officer, or Executive of TURN or any of its Subsidiaries has submitted his or her resignation in writing or, to the Knowledge of TURN, intends to resign within twelve (12) months of the Closing Date.

(d)    No allegations of sexual harassment have been made to TURN or its Subsidiaries or, to the Knowledge of TURN, to any other Person, against any director, officer or Executive of TURN or any of its Subsidiaries. In the past six (6) years, no allegations of sexual harassment have been made to TURN or any of its Subsidiaries against any current employee of TURN or any of its Subsidiaries (other than any director, officer, or Executive), except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

3.18    Certain Contracts.

(a)    TURN has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to MLC of, all Contracts (including any amendments, modifications or supplements, thereto, collectively, the “TURN Material Contracts”) to which, as of the date hereof, TURN or any of its Subsidiaries is a party, or which binds their respective assets or properties, with respect to:

(i)    any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of TURN or any of its Subsidiaries is outstanding or may be incurred, or any guarantee by TURN or any of its Subsidiaries of any Indebtedness;

(iii)    any Contract that creates future payment obligations in excess of $100,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of TURN or its Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole);

(iv)    except with respect to investments set forth in the TURN SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to TURN and its Subsidiaries, taken as a whole;

(v)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of TURN and its Subsidiaries, taken as a whole, is or could be conducted or the types of business that TURN and its Subsidiaries conducts or may conduct;

(vi)    any Contract (A) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations other than Contracts entered into in the ordinary course of business with respect to investments set forth in the TURN SEC Reports, or (B) that gives any Person the right to acquire any assets of TURN or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof;

(vii)    any Contract that obligates TURN or any of its Subsidiaries to conduct any business that is material to TURN and its Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate MLC or any of its Subsidiaries to conduct business with any third-party on an exclusive basis;

(viii)    any Contract that obligates TURN or any of its Subsidiaries to indemnify or hold harmless any past or present director or officer of TURN or any of its Subsidiaries (other than the TURN Charter, the TURN Bylaws or any of the organizational or governing documents of any Subsidiaries of TURN);

(ix)    any TURN IPR Agreement, provided that the following are excluded from the foregoing scheduling requirements: (A) agreements in respect of Commercially Available

Software are excluded from the scheduling requirement for TURN In-Bound Licenses; and (B) non-exclusive licenses granted by TURN or any of its Subsidiaries in the ordinary course of business are excluded from the scheduling requirement for TURN Out-Bound Licenses; and (C) provided that TURN has produced to MLC a copy of each such current and historical standard form of agreement, each standard agreement executed by a TURN Personnel assigning to TURN or its Subsidiary all Intellectual Property Rights developed by such Person within the scope of such Person’s employment or engagement with TURN or its Subsidiary is excluded from the scheduling requirement for TURN Development Agreements; or

(x)    any Contract with a Governmental Entity.

(b)    Each TURN Material Contract is (i) valid and binding on TURN or its applicable Subsidiary and, to the Knowledge of TURN, each other party thereto, (ii) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (iii) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. Neither TURN nor any of its Subsidiaries nor, to the Knowledge of TURN, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any TURN Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. No event has occurred with respect to TURN or any of its Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any TURN Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

3.19    Affiliate Arrangements. Except for the provision of compensation and benefits to employees in the ordinary course of business or as set forth on Section 3.19 of the TURN Disclosure Letter, no officer, director, manager or Affiliate of TURN or its Subsidiaries (other than TURN and its Subsidiaries) is a party to any agreement, Contract, commitment or transaction with TURN or its Subsidiaries or has any interest in any material assets or property (real, personal or mixed, tangible or intangible) of or used by TURN or its Subsidiaries.

3.20    Insurance Coverage.

(a)    All material insurance policies maintained by TURN or any of its Subsidiaries and that name TURN or any of its Subsidiaries as an insured (each, an “TURN Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each TURN Insurance Policy have been paid. Neither TURN nor any of its Subsidiaries has received written notice of cancellation of any TURN Insurance Policy.

(b)    There have been no claims made by TURN or any of its Subsidiaries under any TURN Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights, and there are no claims pending under any TURN Insurance Policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. Since the Applicable Date, neither TURN nor any of its Subsidiaries has been refused any insurance nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

3.21    Intellectual Property.
(a)    Section 3.21(a) of the TURN Disclosure Letter sets forth a complete and correct list of any and all TURN Registered IPR, in each case specifying for each item, as applicable, the owner(s) (and if different, also specifying the owner(s) of record) (and, in the case of domain names, the registrant) and any co-

owner(s); jurisdiction of application and/or registration; the application and/or registration number; the date of application and/or registration; and the status of application and/or registration. Each material item of TURN Registered IPR has been duly applied for and registered in accordance with applicable Laws, is validly registered and/or recorded in the name of TURN or its Subsidiary, and in full force, and all documents, recordations and certificates in connection with such TURN Registered IPR currently required to be filed have been filed with the relevant IPR Registration Authority for the purposes of prosecuting, maintaining, recording and perfecting such TURN Registered IPR and TURN’s and its Subsidiaries’ ownership interests therein.

(b)    TURN and its Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of TURN and its Subsidiaries taken as a whole, except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

(c)    TURN and its Subsidiaries have secured, by a written agreement or by operation of Law, from each Inventor who participated in the development of any material Intellectual Property Rights for TURN or any of its Subsidiaries, sole and exclusive legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property Rights and a waiver of any and all moral rights therein. To the Knowledge of TURN: (i) no material TURN IPR developed for TURN or any of its Subsidiaries by any current or former TURN Personnel is subject to the rights of any former employer of such Person and (ii) no current or former TURN Personnel is in violation of or has violated any agreement with any third party by virtue of such Person being employed by or performing services for TURN or any of its Subsidiaries or, without permission of the applicable third party, disclosing or using in connection with such Person’s employment or engagement with TURN or any of its Subsidiaries any Proprietary Information or Intellectual Property Rights owned by or subject to the rights of any third party.

(d)    The products and services of TURN and its Subsidiaries as offered currently and in the last six (6) years, including the use thereof, and the operation of TURN’s and its Subsidiaries’ business as conducted currently and in the last six (6) years, do not infringe, misappropriate, dilute or otherwise violate, and have not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property Rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole. To the Knowledge of TURN, no third party has in the last six (6) years infringed, misappropriated, diluted or otherwise violated or is infringing on, misappropriating, diluting or otherwise violating any material TURN IPR.

(e)    In the last six (6) years, TURN and its Subsidiaries have not received any written notice (i) that TURN or any of its Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any TURN IPR is invalid or unenforceable, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole. In the last six (6) years, TURN and its Subsidiaries have not sent any written notice to any third party or threatened any action or claim against any third party involving or relating to any material TURN IPR.

(f)    TURN has taken commercially reasonable and appropriate steps to protect and maintain all material TURN IPR, including to preserve the security and confidentiality of TURN’s and its Subsidiaries’ material Proprietary Information (including any material third party Proprietary Information held or used by TURN or any of its Subsidiaries under an obligation of confidentiality to a third party). There has been no material breach of confidentiality obligations or unauthorized disclosure on the part of TURN, any of its Subsidiaries or, to the Knowledge of TURN, by any third party with respect to material Proprietary Information of TURN. Except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole, TURN and its Subsidiaries use all Generative AI Tools in compliance with the applicable license terms, consents, agreements and Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole, TURN has not included and does not include any sensitive Personal Information, Proprietary Information of TURN or any of its Subsidiaries or of any

third Person under an obligation of confidentiality by TURN or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools.

(g)    No source code of any material Software included in the TURN IPR (“TURN Software”) has been disclosed, delivered or licensed to any third party and no third party has any option or right to receive any such source code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license of any such source code, other than disclosures by TURN and its Subsidiaries to TURN Personnel and subcontractors involved in the development, maintenance or operation of such TURN Software, in each case pursuant to written agreements that limit the use and disclosure of such source code. The TURN Software: (i) is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor and (ii) does not contain any Malicious Code. No TURN Software comprises, was or is developed in whole or in part using, or is linked to or distributed with, any Open Source Software (including any modification thereof), in any manner that subjects the TURN Software (or portion thereof) to any copyleft license or which otherwise requires or purports to require TURN or any of its Subsidiaries to: (i) disclose, publish or redistribute any source code of TURN Software to any third party or (ii) grant to any third party any license with respect to Intellectual Property Rights included in the TURN Software.

(h)    All material information technology hardware (including personal computers, servers, and network hardware), software, and network and communication systems and platforms used or held for use by TURN and its Subsidiaries (collectively, the “TURN IT Infrastructure”) are either owned by, licensed or leased to TURN and its Subsidiaries. The currently existing TURN IT Infrastructure is adequate and sufficient in all material respects to meet the processing and other business requirements of TURN and its Subsidiaries as the business is currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole, the TURN IT Infrastructure: (i) operates and performs in accordance with their documentation and functional specifications, (ii) is in good working order, has been properly maintained, performed adequately and not malfunctioned or failed at any time during the last twenty four (24) months (excluding any temporary problems arising in the ordinary course of business that did not materially disrupt the operations of TURN and its Subsidiaries), and (iii) is free of any Malicious Code. During the last twenty four (24) months, to the Knowledge of TURN, no third party has gained unauthorized access to any TURN IT Infrastructure or any data contained therein, or otherwise infiltrated or adversely impacted the operation of any TURN IT Infrastructure (including any external hack, denial of service attack, ransomware attack). TURN and its Subsidiaries have taken (including through its third party service providers) commercially reasonable precautions necessary to protect, secure and maintain the TURN IT Infrastructure and the data contained therein, and the storage capacities and requirements of TURN and its Subsidiaries.

3.22     Data Privacy.

(a)    TURN and each of its Subsidiaries are in material compliance with and have at all times in the last twenty-four (24) months materially complied with all Privacy Commitments. TURN and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data to which TURN or any of its Subsidiaries has access or otherwise Processes, including against Data Security Breaches.

(b)    TURN and each of its Subsidiaries (i) have obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the Transactions; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.

(c)    To the Knowledge of TURN, there has been no Data Security Breach affecting TURN in the last twenty-four (24) months.

(d)    Neither TURN nor any of its Subsidiaries has received any Order, request, warning, reprimand, inquiry, notification, allegation or claim (i) from a Governmental Entity regarding data privacy, cybersecurity, or its data handling or data sharing practices, or (ii) from any Person alleging that it is in violation of or has not complied in any respect with any Privacy Commitment. To the Knowledge of TURN, neither TURN nor any of its Subsidiaries is currently and has not in the last twenty four (24) months been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Entity, (b) state, federal, or foreign self-regulating body, or (c) Person regarding or alleging that the Processing of Personal Information by TURN or any of its Subsidiaries is in violation of any Privacy Commitment. No Person has claimed or threatened to claim any material amount of compensation (or offer for compensation) from TURN or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

(e)    TURN and each of its Subsidiaries has lawful authority for sending commercial electronic messages in compliance with Privacy and Data Security Laws, and TURN and each of its Subsidiaries has and has retained appropriate information and records upon which to ground such lawful authority.

3.23    Environmental Matters. There are no Proceedings of any kind, pending or, to the Knowledge of TURN, threatened, against TURN or any of its Subsidiaries, arising under any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. There are no Orders by or with any Governmental Entity, imposing any material liability or obligation on TURN or any of its Subsidiaries under or in respect of any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. There are and have been no releases of Hazardous Substances at any property owned or premises leased by TURN or any of its Subsidiaries during the period of TURN’s or such Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN. None of TURN nor any of its Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by TURN or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TURN.

3.24    Real Property. Neither TURN nor any of its Subsidiaries owns any real property. Section 3.24 of the TURN Disclosure Letter sets forth a complete and accurate list of all real property leased by TURN or any of its Subsidiaries (the “Leased Real Property”). Neither TURN nor any of its Subsidiaries has received written notice of any pending or contemplated condemnation, expropriation or other Proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, except for such Proceedings as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole. Neither TURN nor any of its Subsidiaries has received any written notice that the current use and occupancy of the Leased Real Property violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Leased Real Property, as applicable, other than such violations as would not, individually or in the aggregate, reasonably be expected to be material to TURN and its Subsidiaries, taken as a whole.

3.25    Investment Assets.

(a)    Each of TURN and its Subsidiaries has good title to all securities and other investment assets owned by it (the “TURN Investment Assets”), free and clear of any material Liens (other than Permitted Liens).

(b)    To the Knowledge of TURN, there are no Proceedings pending or threatened against any of the TURN Investment Assets except as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect with respect to TURN. To the Knowledge of TURN, there is no Order binding upon any of the TURN Investment Assets other than such Orders as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect with respect to TURN.

3.26    Appraisal Rights. No appraisal rights shall be available to holders of TURN Common Stock in connection with the Transactions.

3.27    Valuation. Except as may be mutually agreed by the Parties, the value of each TURN Investment Asset that is used in connection with the computations made by TURN pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the board of directors of TURN as of December 19, 2024 and set forth in TURN’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such TURN Investment Assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by TURN other than the TURN Investment Assets that are used in connection with the computations made by TURN pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the Parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the board of directors of TURN as of December 19, 2024. Except as may be mutually agreed by the Parties, the fair value of any portfolio securities for which there are no readily available market quotations and for which fair value determinations were made by the board of directors of TURN or the “valuation designee” (as that term is defined in Rule 2a-5(e)(4) under the Investment Company Act) designated by the board of directors of TURN pursuant to Rule 2a-5(b) under the Investment Company Act and the terms of this Agreement, for purposes of such computations were or will be determined by such board of directors or valuation designee, as applicable, in good faith in accordance with the valuation methods set forth in TURN’s valuation policies and procedures adopted by its board of directors as of December 19, 2024.

3.28    Opinion of Financial Advisor. Prior to the execution of this Agreement, the special committee of the board of directors of TURN has received the opinion of Fenchurch Advisory Partners US LP, financial advisor to the special committee of the board of directors of TURN, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the January Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to the holders of TURN Common Stock, other than the Excluded Shares.

3.29    Investment Advisor Matters.

(a)    TURN filed a Form ADV-W and has de-registered as an investment adviser as of December 24, 2024 (the “De-Registration Date”).

(b)    Prior to the De-Registration Date, TURN was, at all times since its initial registration with the SEC, duly registered as an investment adviser under the Investment Advisers Act and was qualified and licensed as an investment adviser in each state and other jurisdiction wherein it was required to be so qualified or licensed. Prior to the De-Registration Date, each of TURN’s officers or employees who was, since the Applicable Date, required to be registered, licensed or qualified as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Investment Advisers Act) was duly and properly registered, licensed or qualified as such, and was so registered, licensed or qualified at all times while in the employ with TURN since the Applicable Date.

(c)    Neither TURN, nor its Subsidiaries, nor any of their respective employees, officers, directors or members is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in such capacity to a registered investment company. Since the Applicable Date, neither TURN nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging any such ineligibility or disqualification described in this Section 3.29(c).

(d)    With respect to any material written report of examination (including any deficiency letter), inspection or investigation of TURN issued by any Governmental Entity, no Governmental Entity has informed TURN or any of its Subsidiaries in writing that (i) any material deficiencies or violations noted in such examination, inspection or investigation reports have not been resolved to the satisfaction of such Governmental Entity and (ii) it intends to take further action on any such matter.

(e)    Neither TURN nor any or its Subsidiaries, nor, to the Knowledge of TURN, any of their respective officers, managers, directors or employees has been the subject of any investigations or disciplinary proceedings or Orders of any Governmental Entity arising under applicable Securities Laws which would have been required to be disclosed on Form ADV, and no such disciplinary proceeding or Order is pending or, to the Knowledge of TURN, threatened. Neither TURN, nor any of its Subsidiaries, nor, to the Knowledge of TURN, any of their respective officers, managers, directors or employees have been permanently enjoined by the Order of any court or other Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity.

(f)    Section 3.29(h) of the TURN Disclosure Letter sets forth a true, correct and complete list of each client account pursuant to which TURN or its Subsidiaries provides services to a TURN Client (the “TURN Client Accounts”). There are no clawback obligations with respect to any past or present TURN Client Account and, to the Knowledge of TURN, no facts exist that would be reasonably likely to give rise to any such clawback obligation.

(g)    With respect to each client account pursuant to which TURN or its Subsidiaries provides or has provided services to, either (i) such account is not subject to Title I of ERISA, section 4975 of the Code or any similar Law; or (ii) such account has been operated in compliance with ERISA, Section 4975 of the Code and any applicable similar Law in all material respects. Neither TURN nor any of its “affiliates” (within the meaning of U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 (the “QPAM Exemption”)) is, or is reasonably expected to become, unable to meet the requirement set forth in section I(g) of the QPAM Exemption.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MLC

Except with respect to matters that have been Previously Disclosed, MLC hereby represents and warrants to TURN that:
4.1    Corporate Organization.

(a)    MLC is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. MLC has the requisite corporate power and authority to own, lease, license or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, licensed or operated by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

(b)    True, complete and correct copies of the articles of incorporation of MLC, as amended (the “MLC Articles”), and the by-laws of MLC, being the Amended and Restated By-Law NO. 1 of MLC (the “MLC Bylaws”), each as in effect as of the date of this Agreement, have previously been publicly filed by MLC.

(c)    Each Subsidiary of MLC (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

4.2    Capitalization. The authorized capital of MLC consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which 25,895,612 common shares and no preference shares were outstanding as of the close of business on January 15, 2025 (the “MLC Capitalization Date”). All of the issued and outstanding MLC Common Shares have been duly authorized and validly issued and are fully paid, nonassessable (and free of preemptive rights, with no personal liability with respect to MLC attaching to the ownership thereof) and are uncertificated. As of the date of this Agreement, no Indebtedness having the right to vote or convertible into the right to vote on any matters on which shareholders of MLC may vote (“MLC Voting Debt”) is issued or outstanding. As of the close of business on the MLC Capitalization Date, except for (A) the Indentures and (B) the Restricted Unit Plan, MLC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (collectively, “MLC Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of MLC Common Shares, Voting Debt or any other equity securities of MLC or any securities representing the right to purchase or otherwise receive any shares of MLC Common Shares, MLC Voting Debt or other equity securities of MLC. There are no obligations of MLC or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of MLC, MLC Voting Debt or any equity security of MLC or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, MLC Voting Debt or any other equity security of MLC or its Subsidiaries or (ii) pursuant to which MLC or any of its Subsidiaries is or could be required to register shares of MLC’s capital stock or other securities under the Securities Act. All of the MLC Common Shares sold have been sold in accordance with applicable Canadian Securities Laws.

4.3    Subsidiaries.

(a)    Section 4.3(a) of the MLC Disclosure Letter contains a list of each Subsidiary of MLC. Except for the MLC Investment Assets (as defined below) and for the equity interests and rights held by MLC and its Subsidiaries in the Persons set forth on Section 4.3(a) of the MLC Disclosure Letter, MLC and its Subsidiaries do not own directly or indirectly any equity interests or rights in any Person.

(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of MLC are owned by MLC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Subsidiary of MLC has or is bound by any outstanding MLC Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.4    Authority; No Violation.

(a)    MLC has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements ancillary to this Agreement to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the other agreements ancillary to this Agreement to which MLC is or will be a party and the consummation of the Transactions have been duly and validly approved by the board of directors of MLC, including all of the Independent Directors of MLC. The board of directors of MLC, including all of the Independent Directors of MLC, has unanimously (i) determined that this Agreement and the terms of the Mergers and the related Transactions are advisable and in the best interests of MLC, (ii) approved the MLC Matters, (iii) directed that the MLC Matters be submitted to MLC’s shareholders for approval at a duly held meeting of such shareholders (the “MLC Shareholders Meeting”) and (iv) adopted a resolution to recommend that the shareholders of MLC adopt this Agreement and vote in favor of the MLC Matters, subject to Section 7.9. Except for receipt of the affirmative vote of (i) two-thirds of the votes cast on such resolution by MLC shareholders present in person or represented by proxy at the MLC Shareholders Meeting, (ii) if required, a majority of the votes cast on such resolution by MLC shareholders present in person or represented by proxy at the MLC Shareholders Meeting excluding for this purpose votes attached to MLC Common Shares held by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101 and (iii) holders of a majority of the units of MLC, after giving effect to the MLC Domestication, as required by Section 18-209 of the Act, to approve the MLC Matters at a duly held meeting of such shareholders (the “MLC Requisite Vote”), the Mergers and the other Transactions have been authorized by all necessary corporate action. This Agreement and the other agreements ancillary to this agreement have been or will be prior to Closing duly and validly executed and delivered by MLC and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement and the other agreements ancillary to this Agreement to which MLC is or will be a party to, nor the consummation by such party of the Transactions, nor performance of this Agreement and the other agreements ancillary to this Agreement which such party is or will be a party, will (i) violate any provision of the MLC Articles or the MLC Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4(a) and Section 4.5 are duly obtained and/or made, (A) violate any Law or Order applicable to such Party or any of its Subsidiaries, (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or violate any of the terms, conditions or provisions of any Permit, Contract or other obligation to which such Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or (C) result in the creation of any Lien upon any of the properties or assets of such Party or any of its Subsidiaries, except, with respect to clauses (ii)(B) and (ii)(C), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, failure to obtain consent, approval or authorization, failure to give notice or file, or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

4.5    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by MLC of the Mergers and the other Transactions, except for (i) the consent of the Ontario Securities Commission in respect of the MLC Domestication pursuant to the OBCA, (ii) the authorization of the Ministry of Public and Business Service Delivery for MLC to continue out of Ontario to another jurisdiction, (iii) the consent of Cboe Canada in respect of the Transactions, (iv) notice to the Minister of Innovation, Science and Economic Development of the completion of the Transactions to be provided under the Investment Canada Act, (v) if required, the filing by Crown Private Credits Partners Inc. pursuant to Section 11.10 of National Instrument 31-103 – Registration Requirements, (vi) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (vii) the filing of the Certificates of Merger with and the acceptance for record of the Certificates of Merger by the required Governmental Entities, (viii) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of New Parent Common Stock pursuant to this Agreement, (ix) approval of listing of such New Parent Common Stock on the Nasdaq, (x) the reporting of this Agreement under applicable Canadian Securities Laws, (xi) the consent of the Nebraska Department of Insurance in respect of the Transactions, and (xii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MLC.

4.6    Reports.

(a)    MLC has timely filed all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the Canadian Securities Authorities (such filings since the Applicable Date, including any amendments thereto, the “MLC Reports”). At the time filed with the Canadian Securities Authorities, or if supplemented, modified or amended, as of the date of the most recent supplement, modification or amendment, the MLC Reports did not contain any misrepresentation (within the meaning of applicable Canadian Securities Laws), and complied as to form in all material respects with the published rules and regulations of the Canadian Securities Authorities with respect thereto. None of the Subsidiaries of MLC is required to make any filing with the Canadian Securities Authorities.

(b)    Other than those of general application that apply in a similar manner to similarly situated companies or their Subsidiaries, neither MLC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Knowledge of MLC, that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of New Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, nor has MLC or any of its Subsidiaries been advised in writing or, to the Knowledge of MLC, orally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)    As of the date of this Agreement, to the Knowledge of MLC there are no unresolved comments from the Canadian Securities Authorities with respect to the MLC Reports or any ongoing Canadian Securities Authorities examination of MLC.

(d)    MLC has not filed any confidential material change report which at the date of this Agreement remains confidential.

4.7    MLC Financial Statements.

(a)    The consolidated financial statements, including the related schedules of investments, of MLC and its Subsidiaries included (or incorporated by reference) in the MLC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of MLC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the Canadian Securities Authorities, in all material respects with applicable accounting requirements and with the published rules and regulations of the Canadian Securities Authorities with respect thereto and (iii) have been prepared in all material respects in accordance with IFRS consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte and Touche LLP has not resigned, threatened resignation or been dismissed as MLC’s independent public accountant as a result of or in connection with any disagreements with MLC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except for (A) liabilities reflected or reserved against on the consolidated statement of assets and liabilities of MLC as of December 31, 2023 (a true, complete and correct copy of which has been provided to TURN) (the “MLC Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of MLC as of September 30, 2024 included in the unaudited financial statements (the “MLC Interim Balance Sheet”), (C) liabilities incurred in the ordinary course of business since December 31, 2023, (D) liabilities incurred in connection with this Agreement and the Transactions, and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, neither MLC nor any of its Subsidiaries has any liabilities that would be required to be reflected or reserved against in the MLC Balance Sheet or the MLC Interim Balance Sheet in accordance with IFRS.

(c)    Neither MLC nor any of its Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result of such contract or arrangement is that disclosure of any material transaction involving, or material liabilities of MLC and its Subsidiaries, is not reflected in the MLC Reports.

(d)    Since the Applicable Date, (i) neither MLC nor any of its Subsidiaries nor, to the Knowledge of MLC, any director, officer, auditor, accountant or representative of MLC or any of its Subsidiaries has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of MLC, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MLC or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that MLC or any of its Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in applicable Canadian Securities Laws), and (ii) no attorney representing MLC or any of its Subsidiaries, whether or not employed by MLC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by MLC or any of its directors, officers or agents to the board of directors of MLC or any committee thereof or to any director or officer of MLC.

(e)    To the Knowledge of MLC, since the Applicable Date, Deloitte and Touche LLP, which has expressed its opinion with respect to the financial statements of MLC and its Subsidiaries included in the MLC Reports (including the related notes), has been “independent” with respect to MLC and its Subsidiaries within the meaning of applicable Laws.

(f)    The certifying officers (as defined in applicable Canadian Securities Laws) of MLC have made all certifications required by applicable Canadian Securities Laws, and the statements contained in any such certifications are complete and correct in all material respects.

(g)    MLC has in all material respects:

(i)    designed and maintained a system of disclosure controls and procedures (as defined in applicable Canadian Securities Laws ) to ensure that all information (both financial and non-financial) required to be disclosed by MLC in the reports that it files or submits to the Canadian Securities Authorities under applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified under applicable Canadian Securities Laws and that such information is accumulated and communicated to MLC’s management as appropriate to allow timely decisions regarding required disclosure and to allow MLC’s certifying officers to make the certifications required under the applicable Canadian Securities Laws with respect to such MLC Reports;

(ii)    designed and maintained a system of internal controls over financial reporting (as defined in applicable Canadian Securities Laws ) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures that provide reasonable assurance that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of MLC; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of MLC are being made only in accordance with authorizations of management and directors of MLC; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of MLC’s assets that could have a material adverse effect on the financial statements. MLC’s management, with the participation of MLC’s certifying officers, has completed an assessment of the effectiveness of MLC’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of applicable Canadian Securities Laws, and such assessment concluded that MLC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023;

(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the board of directors of MLC, MLC’s Knowledge of (1) any significant deficiencies or material weaknesses (as defined in applicable Canadian Securities Laws) in the design or operation of MLC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for any auditors any material weaknesses in internal controls that exist to MLC’s Knowledge; and

(iv)    provided to TURN true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the board of directors of MLC that have been made in writing from the Applicable Date through the date hereof.

(h)    To the Knowledge of MLC, there is no fraud or suspected fraud affecting MLC involving management of MLC or employees of MLC who have significant roles in MLC’s internal control over financial reporting, when such fraud could have a material effect on MLC’s consolidated financial statements.

4.8    Broker’s Fees. None of MLC, any of its Subsidiaries or any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions.

4.9    Absence of Changes or Events. Since December 31, 2023 through the date of this Agreement, (i) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC and (ii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of TURN under Section 6.2.

4.10    Compliance with Applicable Law; Permits.

(a)    MLC and each of its Subsidiaries are in compliance, and have been since the Applicable Date operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, applicable Canadian Securities Laws, the Investment Company Act, the Securities Act and the Exchange Act. MLC has not received any written or, to MLC’s Knowledge, oral notification from a Governmental Entity of any non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole. MLC is a “reporting issuer” in all Canadian provinces. MLC has not taken any action to cease to be a reporting issuer in any of the provinces of Canada nor has MLC received notification from any Canadian Securities Authority seeking to revoke the reporting issuer status of MLC. MLC has operated in compliance with all listing standards of Cboe Canada since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole. MLC is not subject to any delisting, suspension of trading or cease trade or other Order or restriction with respect to any of its securities and is, and was, qualified to sell MLC Common Shares in each jurisdiction in which such MLC Common Shares were sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

(b)    The MLC Common Shares have been issued and sold in transactions that were completed in compliance with applicable Canadian Securities Laws.

(c)    MLC is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in the MLC Reports and applicable Laws, as applicable, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

(d)    MLC and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit MLC and each of its Subsidiaries to own, lease or license their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MLC. MLC has not received any written or, to MLC’s Knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which non-compliance or Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

(e)    The minute books and other similar records of MLC contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders of MLC, the board of directors of MLC and any committees of the board of directors of MLC.

(f)    Since the Applicable Date, neither MLC, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of MLC, employees or agents, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in each case in connection with the business of MLC or its Subsidiaries in violation of any applicable Laws or regulations related to anti-bribery or anti-corruption, including the Foreign Corrupt Practices Act of 1977.

(g)    Neither MLC, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of MLC, employees or agents, is a Sanctioned Person or is organized or engaged in business in a Sanctioned Country. Since the Applicable Date, neither MLC, nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of MLC, employees or agents, has engaged directly or indirectly, in connection with the business of MLC or its Subsidiaries in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or otherwise in violation of applicable Sanctions.

(h)    The operations of MLC and each of its Subsidiaries are, and since the Applicable Date, have been, conducted in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended by Title III of the USA PATRIOT Act, and the Money Laundering Laws; and no action by or before any Governmental Entity involving MLC or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of MLC, threatened.

4.11    State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.12    MLC Information. None of the information supplied or to be supplied by MLC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of TURN or shareholders of MLC or at the time of the TURN Shareholders Meeting or the MLC Shareholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by MLC with respect to information supplied by TURN or its Representatives on behalf of TURN for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy/Prospectus.

4.13    Taxes and Tax Returns. Other than with respect to the representations and warranties set forth in Section 4.13(c), except as would not, individually or in the aggregate, be material to MLC and its Subsidiaries, taken as a whole:

(a)    MLC and each of its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it on or prior to the date of this Agreement (and all such Tax Returns are accurate and complete). All Taxes owed by MLC and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. Neither MLC nor any of its Subsidiaries is currently the subject of any Tax audit, dispute or other Proceeding related to Taxes, no such audit, dispute or other Proceeding related to Taxes has been threatened in writing, and there is no outstanding audit, deficiency, assessment or adjustment with respect to Taxes involving MLC or any of its Subsidiaries. Neither MLC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MLC and its Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers is also a part), neither MLC nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither MLC nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by MLC or any of its Subsidiaries. Neither MLC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Within the past seven years, neither MLC nor any of its Subsidiaries has participated in any transaction that could give rise to a disclosure obligation as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b)    MLC and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, withheld and collected from and paid over all amounts to the appropriate Governmental Entity required to be so withheld, collected and paid over under applicable Laws.

(c)    MLC is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.

(d)    No claim has been made in writing by a taxing authority in a jurisdiction where MLC or any of its Subsidiaries does not file Tax Returns that MLC or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)    Neither MLC nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country in which it is organized.

(f)    No private letter ruling from the IRS or comparable rulings from other taxing authorities has been entered into by or with respect to MLC or any of its Subsidiaries that still has any effect.

(g)    Neither MLC nor any of its Subsidiaries has any liability for the Taxes of another Person other than MLC and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(h)    Neither MLC nor any of its Subsidiaries has ever been a member of a, combined or unitary Tax group (other than such a group the common parent of which is MLC and which includes only MLC and its Subsidiaries).

(i)    There are no Liens (other than Permitted Liens) for Taxes (other than Taxes not yet due and payable) upon any of the assets of MLC or any of its Subsidiaries.

(j)    Neither MLC nor any of its Subsidiaries has consented to extend or waive the statute of limitations or time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity (other than an automatic extension to file Tax Returns).

(k)    Neither MLC nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any change in or use of a method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing for which payment is due after the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Closing, (v) any prepaid or deposit amount received or deferred revenue or deferred gains accrued on or prior to the Closing Date, or (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

4.14    Litigation. There are no material Proceedings pending or, to the Knowledge of MLC, threatened against MLC or any of its Subsidiaries. There is no Order binding upon MLC or any of its Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole.

4.15    Employee Benefits Plans.

(a)    Section 4.15(a) of the MLC Disclosure Letter sets forth a true and complete list of all material “employee benefit plans” within the meaning of Section 3(3) of ERISA (or any similar plan subject to Laws of a jurisdiction outside of the United States), all medical, dental, life insurance, equity or equity-based, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by MLC or its Subsidiaries on behalf of any employee, officer, director or other service provider of MLC or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which MLC or its Subsidiaries has any material obligation (including contingent obligations that could reasonably be expected to flow to MLC by reason of an obligation of an ERISA Affiliate) on behalf of any employee, officer, director or other service provider or beneficiary of MLC or any of its ERISA Affiliates (each a “MLC Company Plan,” and collectively, the “MLC Company Plans”).

(b)    MLC has made available to TURN: (i) copies of all material documents setting forth the terms of each MLC Company Plan, including all material amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500 or comparable), if any, required under the Tax Act, ERISA or the Code in connection with each MLC Company Plan; (iii) the most recent actuarial reports (if applicable) for all MLC Company Plans; (iv) the most recent summary plan description, if any, required by applicable Law with respect to each MLC Company Plan; (v) all material written contracts, instruments or agreements relating to each MLC Company Plan, including administrative service agreements and group insurance contracts; (vi) the most recent determination or opinion letter issued with respect to each MLC Company Plan intended to be tax-qualified; and (vii) all governmental filings in the last six (6) years, and all compliance statements, no action letters and similar determinations, in each case, with respect to the MLC Company Plans.

(c)    None of MLC, its Subsidiaries, or any of their respective ERISA Affiliates or predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any material liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), or any voluntary employees’ beneficiary association or other funded welfare arrangement (within the meaning of Section 419, 419A or 501(c)(9) of the Code). No MLC Company Plan is “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)    Each MLC Company Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS upon which it may rely regarding its qualified status (as to form) under the Code, and nothing has occurred, whether by action or by failure to act, that has caused or would reasonably be expected to cause the loss of such qualification or a material penalty. Each MLC Company Plan intended to qualify for favorable tax treatment under the Tax Act has received a determination from Revenue Canada upon which it may result regarding such qualification, and nothing has occurred, whether by action or by failure to act, that has caused or would reasonably be expected to cause the loss of such qualification or material penalty.

(e)    All payments required by each MLC Company Plan or by the Laws applying to each MLC Company Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by MLC or its Subsidiaries in accordance with the provisions of each of the MLC Company Plans, applicable Law and IFRS.

(f)    No proceeding has been overtly threatened, asserted, instituted or, to the Knowledge of MLC, is anticipated against any of the MLC Company Plans (other than routine individual claims for benefits and appeals of such claims) or, with respect to each MLC Company Plan, the plan sponsor, any trustee or any fiduciary or other material service provider thereof or any of the assets of any trust of any of the MLC Company Plans.

(g)    Each MLC Company Plan substantially complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA, the Code and the Tax Act.

(h)    None of MLC or its Subsidiaries has engaged in a material non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, and to the Knowledge of MLC, no material non-exempt “prohibited transaction” has occurred or is reasonably expected to occur with respect to the MLC Company Plans.

(i)    No MLC Company Plan is under, and neither MLC nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.

(j)    No MLC Company Plan provides post-retirement health and welfare benefits to any current or former employee of MLC or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(k)    Except as set forth on Section 4.15(k) of the MLC Disclosure Letter, the consummation of the Transactions alone, or in combination with any other event, (i) will not give rise to any material liability under any MLC Company Plan, (ii) accelerate the time of payment or vesting or materially increase the amount, or require the funding, of compensation or benefits due to any employee, director or other service provider of MLC or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (iii) restrict the ability of MLC or its Subsidiaries to amend or terminate any MLC Company Plan at any time.

(l)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions by any employee, director or other service provider of

MLC or its Subsidiaries under any MLC Company Plan or otherwise would reasonably be expected not to be deductible by reason of Section 280G of the Code or would reasonably be expected to be subject to an excise tax under Section 4999 of the Code. Neither MLC nor any of its Subsidiaries has any indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the Code.

(m)    None of MLC or its Subsidiaries has made any promises or commitments to create any additional MLC Company Plan, or to modify or change in any material way any existing MLC Company Plan.

4.16    Labor.

(a)    None of MLC or any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization. None of the employees of MLC or any of its Subsidiaries are represented by any labor organization with respect to their employment by MLC or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, no labor strike, slowdown, lockout, picketing, slowdown, union election petition, demand for recognition, or work stoppage against MLC or any of its Subsidiaries is pending or, to the Knowledge of MLC, threatened, and there has been no such action pending or, to the Knowledge of MLC, threatened in the past three (3) years. To the Knowledge of MLC, no union organizing activities involving any labor organization or any employees of MLC or any of its Subsidiaries are (or have been in the past three (3) years) pending or threatened against MLC or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, there is no, and there has not been in the past three (3) years any, unfair labor practice charge or complaint against MLC or any of its Subsidiaries pending or, to the Knowledge of MLC, threatened before either (i) the National Labor Relations Board or (ii) similar Governmental Entity in any jurisdiction outside of the United States.

(b)    MLC and each of its Subsidiaries are in compliance, and have since the Applicable Date operated in compliance, with all applicable Laws relating to labor, employment, and employment practices, including all Laws relating to wages and hours, overtime, worker classification (including classification of individuals as employees or independent contractors, and classification of employees as exempt or nonexempt), health and safety, paid time off, background checks, unemployment insurance, workers’ compensation, equal employment opportunity, employment discrimination, sexual or other harassment, retaliation, plant closings and mass layoffs, leaves of absence (including paid sick and safe leave), and immigration, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole. Each of MLC and each of its Subsidiaries has properly completed and retained a Form I-9 for each current and former employee whose employment with MLC or its applicable Subsidiary is or was based in the United States, except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole.

(c)    To the extent permitted by applicable Law, Section 4.16 of the MLC Disclosure Letter sets forth, as of a date no earlier than ten (10) days prior to the date hereof, a complete and accurate list of each employee of MLC or any of its Subsidiaries, along with each such employee’s (i) name, (ii) employer, (iii) job title, (iv) work location, (v) current base salary or hourly wage, (vi) classification by MLC or its Subsidiaries as exempt or nonexempt under applicable Law, (vii) date of hire, (viii) status as full time or part time, and (ix) status as actively at work or on a leave of absence (and, if on a leave of absence, expected return to work date). No director, officer, or Executive of MLC or any of its Subsidiaries has submitted his or her resignation in writing or, to the Knowledge of MLC, intends to resign within twelve (12) months of the Closing Date.

(d)    No allegations of sexual harassment have been made to MLC or its Subsidiaries or, to the Knowledge of MLC, to any other Person, against any director, officer or Executive of MLC or any of its Subsidiaries. In the past six (6) years, no allegations of sexual harassment have been made to MLC or any of its Subsidiaries against any current employee of MLC or any of its Subsidiaries (other than any director, officer, or

Executive), except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole.

4.17    Certain Contracts.

(a)    MLC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via SEDAR+) to TURN of, all Contracts (including any amendments, modifications or supplements, thereto, collectively, the “MLC Material Contracts”) to which, as of the date hereof, MLC or any of its Subsidiaries is a party, or which binds their respective assets or properties, with respect to:

(i)    any Contract that is a “material contract” within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations;

(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of MLC or any of its Subsidiaries is outstanding or may be incurred, or any guarantee by MLC or any of its Subsidiaries of any Indebtedness;

(iii)    any Contract that creates future payment obligations in excess of $100,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of MLC or its Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole);

(iv)    except with respect to investments set forth in the MLC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to MLC and its Subsidiaries, taken as a whole;

(v)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of MLC and its Subsidiaries, taken as a whole, is or could be conducted or the types of business that MLC and its Subsidiaries conducts or may conduct;

(vi)    any Contract (A) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations other than Contracts entered into in the ordinary course of business with respect to investments set forth in the MLC Reports, or (B) that gives any Person the right to acquire any assets of MLC or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof;

(vii)    any Contract that obligates MLC or any of its Subsidiaries to conduct any business that is material to MLC and its Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate MLC or any of its Subsidiaries to conduct business with any third-party on an exclusive basis;

(viii)    any Contract that obligates MLC or any of its Subsidiaries to indemnify or hold harmless any past or present director or officer of MLC or any of its Subsidiaries (other than the MLC Articles, the MLC Bylaws or any of the organizational or governing documents of any Subsidiaries of MLC);

(ix)    any MLC IPR Agreement, provided that the following are excluded from the foregoing scheduling requirements: (A) agreements in respect of Commercially Available Software are excluded from the scheduling requirement for MLC In-Bound Licenses; and (B) non-exclusive licenses granted by MLC or any of its Subsidiaries in the ordinary course of business are excluded from the scheduling requirement for MLC Out-Bound Licenses; and (C) provided that MLC has produced to TURN a copy of each such current and historical standard form of agreement, each standard agreement executed by a MLC Personnel assigning to MLC or its Subsidiary all Intellectual Property Rights developed by such Person within the scope of such Person’s employment or engagement with MLC or its Subsidiary is excluded from the scheduling requirement for MLC Development Agreements; or

(x)    any Contract with a Governmental Entity.

(b)    Each MLC Material Contract is (i) valid and binding on MLC or its applicable Subsidiary and, to the Knowledge of MLC, each other party thereto, (ii) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (iii) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. Neither MLC nor any of its Subsidiaries nor, to the Knowledge of MLC, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any MLC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. No event has occurred with respect to MLC or any of its Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any MLC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole.

4.18    Affiliate Arrangements. Except for the provision of compensation and benefits to employees in the ordinary course of business or as set forth on Section 4.18 of the MLC Disclosure Letter, no officer, director, manager or Affiliate of MLC or its Subsidiaries (other than MLC and its Subsidiaries) is a party to any agreement, Contract, commitment or transaction with MLC or its Subsidiaries or has any interest in any material assets or property (real, personal or mixed, tangible or intangible) of or used by MLC or its Subsidiaries.

4.19    Insurance Coverage.

(a)    All material insurance policies maintained by MLC or any of its Subsidiaries and that name MLC or any of its Subsidiaries as an insured (each, a “MLC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each MLC Insurance Policy have been paid. Neither MLC nor any of its Subsidiaries has received written notice of cancellation of any MLC Insurance Policy.

(b)    There have been no claims made by MLC or any of its Subsidiaries under any MLC Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights, and there are no claims pending under any MLC Insurance Policy, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. Since the Applicable Date, neither MLC nor any of its Subsidiaries has been refused any insurance nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

4.20    Intellectual Property.

(a)    Section 4.20(a) of the MLC Disclosure Letter sets forth a complete and correct list of any and all MLC Registered IPR, in each case specifying for each item, as applicable, the owner(s) (and if different, also specifying the owner(s) of record) (and, in the case of domain names, the registrant) and any co-owner(s); jurisdiction of application and/or registration; the application and/or registration number; the date of application and/or registration; and the status of application and/or registration. Each material item of MLC Registered IPR has been duly applied for and registered in accordance with applicable Laws, is validly registered and/or recorded in the name of MLC or its Subsidiary, and in full force, and all documents, recordations and certificates in connection with such MLC Registered IPR currently required to be filed have been filed with the relevant IPR Registration Authority for the purposes of prosecuting, maintaining, recording and perfecting such MLC Registered IPR and MLC’s and its Subsidiaries’ ownership interests therein.

(b)    MLC and its Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of MLC and its Subsidiaries taken as a whole, except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole.

(c)    MLC and its Subsidiaries have secured, by a written agreement or by operation of Law, from each Inventor who participated in the development of any material Intellectual Property Rights for MLC or any of its Subsidiaries, sole and exclusive legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property Rights and a waiver of any and all moral rights therein. To the Knowledge of MLC: (i) no material MLC IPR developed for MLC or any of its Subsidiaries by any current or former MLC Personnel is subject to the rights of any former employer of such Person and (ii) no current or former MLC Personnel is in violation of or has violated any agreement with any third party by virtue of such Person being employed by or performing services for MLC or any of its Subsidiaries or, without permission of the applicable third party, disclosing or using in connection with such Person’s employment or engagement with MLC or any of its Subsidiaries any Proprietary Information or Intellectual Property Rights owned by or subject to the rights of any third party.

(d)    The products and services of MLC and its Subsidiaries as offered currently and in the last six (6) years, including the use thereof, and the operation of MLC’s and its Subsidiaries’ business as conducted currently and in the last six (6) years, do not infringe, misappropriate, dilute or otherwise violate, and have not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property Rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole. To the Knowledge of MLC, no third party has in the last six (6) years infringed, misappropriated, diluted or otherwise violated or is infringing on, misappropriating, diluting or otherwise violating any material MLC IPR.

(e)    In the last six (6) years, MLC and its Subsidiaries have not received any written notice (i) that MLC or any of its Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any MLC IPR is invalid or unenforceable, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole. In the last six (6) years, MLC and its Subsidiaries have not sent any written notice to any third party or threatened any action or claim against any third party involving or relating to any material MLC IPR.

(f)    MLC has taken commercially reasonable and appropriate steps to protect and maintain all material MLC IPR, including to preserve the security and confidentiality of MLC’s and its Subsidiaries’ material Proprietary Information (including any material third party Proprietary Information held or used by MLC or any of its Subsidiaries under an obligation of confidentiality to a third party). There has been no material breach of confidentiality obligations or unauthorized disclosure on the part of MLC, any of its Subsidiaries or, to the Knowledge of MLC, by any third party with respect to material Proprietary Information of MLC. Except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, MLC and its Subsidiaries use all Generative AI Tools in compliance with the applicable license terms, consents, agreements and Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, MLC has not included and does not include any sensitive Personal Information, Proprietary Information of MLC or any of its Subsidiaries or of any third Person under an obligation of confidentiality by MLC or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools.

(g)    No source code of any material Software included in the MLC IPR (“MLC Software”) has been disclosed, delivered or licensed to any third party and no third party has any option or right to receive any such source code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license of any such source code, other than disclosures by MLC and its Subsidiaries to MLC Personnel and subcontractors involved in the development, maintenance or operation of such MLC Software, in each case pursuant to written agreements that limit the use and disclosure of such source code. The MLC Software: (i) is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor and (ii) does not contain any Malicious Code. No MLC Software comprises, was or is developed in whole or in part using, or is linked to or distributed with, any Open Source Software (including any modification thereof), in any manner that subjects the MLC Software (or portion thereof) to any copyleft license or which otherwise requires or purports to require MLC or any of its Subsidiaries to: (i) disclose, publish or redistribute any source code of MLC Software to any third party or (ii) grant to any third party any license with respect to Intellectual Property Rights included in the MLC Software.

(h)    All material information technology hardware (including personal computers, servers, and network hardware), software, and network and communication systems and platforms used or held for use by MLC and its Subsidiaries (collectively, the “MLC IT Infrastructure”) are either owned by, licensed or leased to MLC and its Subsidiaries. The currently existing MLC IT Infrastructure is adequate and sufficient in all material respects to meet the processing and other business requirements of MLC and its Subsidiaries as the business is currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, the MLC IT Infrastructure: (i) operates and performs in accordance with their documentation and functional specifications, (ii) is in good working order, has been properly maintained, performed adequately and not malfunctioned or failed at any time during the last twenty four (24) months (excluding any temporary problems arising in the ordinary course of business that did not materially disrupt the operations of MLC and its Subsidiaries), and (iii) is free of any Malicious Code. During the last twenty four (24) months, to the Knowledge of MLC, no third party has gained unauthorized access to any MLC IT Infrastructure or any data contained therein, or otherwise infiltrated or adversely impacted the operation of any MLC IT Infrastructure (including any external hack, denial of service attack, ransomware attack). MLC and its Subsidiaries have taken (including through its third party service providers) commercially reasonable precautions necessary to protect, secure and maintain the MLC IT Infrastructure and the data contained therein, and the storage capacities and requirements of MLC and its Subsidiaries.

4.21     Data Privacy.

(a)    MLC and each of its Subsidiaries are in material compliance with and have at all times in the last twenty-four (24) months materially complied with all Privacy Commitments. MLC and each of its Subsidiaries has established and maintains commercially reasonable technical, physical and organizational measures designed to protect Company Data to which MLC or any of its Subsidiaries has access or otherwise Processes, including against Data Security Breaches.

(b)    MLC and each of its Subsidiaries (i) have obtained all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the Transactions; and (ii) will, immediately following the Closing Date, continue to be permitted to Process Personal Information on terms substantially identical to those in effect as of the date of this Agreement.

(c)    To the Knowledge of MLC, there has been no Data Security Breach affecting MLC in the last twenty-four (24) months.

(d)    Neither MLC nor any of its Subsidiaries has received any Order, request, warning, reprimand, inquiry, notification, allegation or claim (i) from a Governmental Entity regarding data privacy, cybersecurity, or its data handling or data sharing practices, or (ii) from any Person alleging that it is in violation of or has not complied in any respect with any Privacy Commitment. To the Knowledge of MLC, neither MLC nor any of its Subsidiaries is currently and has not in the last twenty-four (24) months been under investigation, or subject to any complaint, audit, proceeding, investigation, enforcement action, inquiry or claim, initiated by any (a) Governmental Entity, (b) state, federal, or foreign self-regulating body, or (c) Person regarding or alleging that the Processing of Personal Information by MLC or any of its Subsidiaries is in violation of any Privacy Commitment. No Person has claimed or threatened to claim any material amount of compensation (or offer for compensation) from MLC or any of its Subsidiaries under or in connection with any actual or alleged violation of any Privacy Commitment.

(e)    MLC and each of its Subsidiaries has lawful authority for sending commercial electronic messages in compliance with Privacy and Data Security Laws, and MLC and each of its Subsidiaries has and has retained appropriate information and records upon which to ground such lawful authority.

4.22    Environmental Matters. There are no Proceedings of any kind, pending or, to the Knowledge of MLC, threatened, against MLC or any of its Subsidiaries, arising under any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. There are no Orders by or with any Governmental Entity, imposing any material liability or obligation on MLC or any of its Subsidiaries under or in respect of any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. There are and have been no releases of Hazardous Substances at any property owned or premises leased by MLC or any of its Subsidiaries during the period of MLC’s or such Subsidiary’s ownership or lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. None of MLC nor any of its Subsidiaries have entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by MLC or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC.

4.23    Real Property. Neither MLC nor any of its Subsidiaries owns any real property. Section 4.23 of the MLC Disclosure Letter sets forth a complete and accurate list of all real property leased by MLC or any of its Subsidiaries (the “MLC Leased Real Property”). Neither MLC nor any of its Subsidiaries has received written notice of any pending or contemplated condemnation, expropriation or other Proceeding in eminent domain affecting the MLC Leased Real Property or any portion thereof or interest therein, except for such Proceedings as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole. Neither MLC nor any of its Subsidiaries has received any written notice that the current use and occupancy of the MLC Leased Real Property violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the MLC Leased Real Property, as applicable, other than such violations as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole.

4.24    Investment Assets.

(a)    Each of MLC and its Subsidiaries has good title to all securities and other investment assets owned by it (the “MLC Investment Assets”), free and clear of any material Liens (other than Permitted Liens).

(b)    To the Knowledge of MLC, there are no Proceedings pending or threatened against any of the MLC Investment Assets except as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect with respect to MLC. To the Knowledge of MLC, there is no Order binding upon any of the MLC Investment Assets other than such Orders as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect with respect to MLC.

4.25    Appraisal Rights. Other than dissent and appraisal rights of holders of MLC Common Shares in connection with the MLC Domestication under Canadian Law, no dissent or appraisal rights shall be available to holders of MLC Common Shares in connection with the Transactions.

4.26    Investment Advisor Matters.

(a)    To the extent required by applicable Law, Mount Logan Management LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of MLC (“MLM”), has adopted, and maintained, customary “know-your-customer” and anti-money laundering programs and reporting procedures covering MLM, and has complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering with respect to MLM. To the extent applicable, other than as would not, individually or in the aggregate, reasonably be expected to be material to MLC and its Subsidiaries, taken as a whole, the subscription agreement that an investor executes prior to being admitted to any MLM Fund contains customary representations and warranties (which representations and warranties are customary as of the date of execution) that such investor, any MLM employee or any other employee, officer, director or personnel of any of the foregoing is not a Sanctioned Person.

(b)    No member of MLM or, to the Knowledge of MLC, any MLM employee: (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of MLM as currently conducted.

(c)    No “bad actor” disqualifying event described in Rule 506(d) under the Securities Act (a “Disqualification Event”) is applicable to any member of MLM, MLM Fund, any MLC Personnel or any other employee, officer, director or personnel of any of the foregoing or, with respect to any member of MLM or MLM Fund as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), nor is there any Proceeding pending or, to the Knowledge of MLC, threatened by any Governmental Entity that would result in the ineligibility of any MLM Client, member of MLM, MLM employee or any such other Person to offer or participate in an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(d)    Each member of MLM and each MLM Fund has, to the extent applicable to it, complied in all material respects with Regulation S-P and Regulation S-ID and has, to the extent required by applicable Law, adopted policies and procedures reasonably designed to address the protection of client records and information.

(e)    Since MLC’s latest balance sheet date, no member of MLM, any MLM Fund or, to the Knowledge of MLC, any “covered associate” of any of them has made a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) that would result in any such Person being unable to receive compensation for the provision of investment advisory services to any plan or program of a Governmental Entity. No member of MLM has a Contract under which it is paying a placement agent, finder, solicitor or similar person to solicit a “government entity” (as defined in Rule 206(4)-5 under the Investment Advisers Act) to retain a member of MLM to provide advisory, research or other services to a government entity or to invest in a MLM Fund, including any such Contracts that have been terminated but pursuant to which payments are continuing to be made for prior services.

(f)    Other than to the MLM Funds, no member of MLM (in such member’s capacity as such acting by or on behalf of MLM) provides (or since the Applicable Date has provided) investment advisory services to any investment vehicle, company, fund or account, or other Person.

(g)    Other than as would not result in a breach of applicable Law, none of MLM or any other member of MLM (in such member’s capacity as such acting by or on behalf of MLM) (i) is a broker, dealer, broker-dealer, bank, trust company, commodity broker-dealer, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent or similar type of entity within the meaning of any applicable Law, or, since the Applicable Date, has acted as such in connection with any offers, sales, or distributions of securities in connection with MLM, or (ii) is required to be registered, licensed, or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person, or sales person (or in a similar capacity) under the Securities Laws or other applicable Law and is not subject to any material Liability by reason of any failure to be so registered, licensed or qualified nor has received any notice from any Governmental Entity relating to any failure to be so registered, licensed or qualified.

(h)    Since the Applicable Date, (i) the applicable members of MLM have performed their respective investment management, advisory, and related duties and responsibilities in compliance, in all material respects with, and otherwise consistent with the MLM fund documentation and MLM Client Agreements applicable to such MLM Clients and (ii) no member of MLM has received any written communication from any limited partner or other similar investor of any MLM Fund or any Governmental Entity regarding any actual or alleged failure to perform investment management, advisory, and related duties and responsibilities in compliance with such agreements.

(i)    With respect to each client account pursuant to which MLC or its Subsidiaries provides or has provided services to, either (i) such account is not subject to Title I of ERISA, section 4975 of the Code or any similar Law; or (ii) such account has been operated in compliance with ERISA, Section 4975 of the Code and any applicable similar Law in all material respects.

4.27    MLM Funds.

(a)    Section 4.27(a) of the MLC Disclosure Letter sets forth a correct and complete list of each of the MLM Funds as of the date of this Agreement, together with the jurisdiction of formation of each MLM Fund. No member of MLM (in such member’s capacity as such acting by or on behalf of MLM) acts, for compensation, as the investment adviser, investment manager, investment sub-adviser, general partner, managing member, manager, or in any capacity similar to any of the foregoing, with respect to any Person (including any investment fund or other investment vehicle or separate account), other than the MLM Funds. No MLM Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to such MLM Fund other than a member of MLM. Except as set forth in Section 4.28(a) of the MLC Disclosure Letter, no Person other than a member of MLM is directly entitled to any proceeds from any MLM Fund. Each MLM Fund has been duly organized or formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company or similar power and authority to carry on its investment activities. Each MLM Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MLC. MLM is currently entitled to receive performance or incentive fees, performance allocations, management fees or other similar fees payable in respect of each of the MLM Funds, as set forth in the MLM fund documentation, except as may be modified by investor side letters and subscription agreements. Except as set forth in Section 4.28(a) of the MLC Disclosure Letter, MLM does not charge or receive any other fees to or from any MLM Fund other than those described in the preceding sentence.

(b)    MLM has a written MLM Client Agreement in respect of each MLM Fund for which it serves, for compensation, as investment adviser, general partner, managing member or similar entity. Each MLM Fund currently is in compliance in all material respects with applicable Laws and Orders and is operated in all material respects in accordance with its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other applicable offering document of such MLM Fund (as each such document is amended, restated or supplemented from time to time), except as would not, individually or in the aggregate, reasonably be expected to be material to the MLM Funds, taken as a whole. There have been no material errors, miscalculations, discrepancies and/or changes to calculation methodologies with respect to any fees charged under such MLM Client Agreements (or any credits, refunds or reimbursements to such MLM Funds or any investor therein related thereto), and all fees paid by such MLM Fund have been calculated using a calculation methodology consistently applied and in accordance with the applicable MLM Client Agreement in all material respects. Since MLC’s latest balance sheet date, each MLM Fund has been operated in compliance with all applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the MLM Funds, taken as a whole.

(c)    Except as would not reasonably be expected to be material to the MLM Funds, taken as a whole, each MLM Fund has offered its securities (i) in the United States in compliance with the applicable requirements of the private placement exemption in Section 4(a)(2) of the Securities Act or Rule 506 under the Securities Act and any applicable requirements under state law and (ii) in any foreign jurisdictions in compliance with the applicable requirements of the Laws of such jurisdictions regarding the offering of securities therein.

(d)    With respect to each MLM Fund, either (i) such MLM Fund does not hold (and has not held) Plan Assets and is not and has not been subject to Similar Laws that would be violated by the Transactions; or (ii) has been operated in compliance with ERISA in all material respects and is not subject to Similar Laws that would be violated by the Transactions (“Plan Asset Funds”). Section 4.28(d) of the MLC Disclosure Letter contains a true and complete list of Plan Asset Funds. Each member of MLM that acts (or has acted) as “fiduciary” (within the meaning of Section 3(21) of ERISA) and a “qualified professional asset manager” (“QPAM”) (within the meaning of the QPAM Exemption) with respect to any Benefit Plan Investor has, at all times, met the conditions to qualify as a QPAM under the QPAM Exemption. Other than with respect to the Plan Asset Funds, no member of MLM (in such member’s capacity as such acting by or on behalf of MLM) provides (or has provided) investment advisory services to any Benefit Plan Investor or plan, entity or account subject to any similar Laws.

4.28    No “Collateral Benefit”. Except as disclosed in Section 4.28 of the MLC Disclosure Letter, to the Knowledge of MLC, no related party of MLC (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding MLC Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the Transactions.

4.29    Insurance Business.

(a)    Each Subsidiary of MLC that conducts the business of insurance (each, an “MLC Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, except in each case, where the failure to be so qualiﬁed or licensed would not, individually or in the aggregate, reasonably be likely to be material to MLC and its Subsidiaries, taken as a whole. No Governmental Entity has asserted any deﬁciency related to any statutory statement of any MLC Insurance Subsidiary that has not been resolved to the reasonable satisfaction of such Governmental Entity, except for any such deficiency that would not, individually or in the aggregate, reasonably be likely to be material to MLC and its Subsidiaries, taken as a whole.

(b)     (i) There is no pending or, to MLC’s Knowledge, threatened in writing assertion by any state insurance regulatory authority that any MLC Insurance Subsidiary has violated, nor, to MLC’s Knowledge, is there any investigation pending or threatened in writing by any state insurance regulatory authority related to possible material violations by any MLC Insurance Subsidiary of any applicable insurance laws, (ii) each MLC

Insurance Subsidiary has been duly authorized by the relevant insurance regulatory authorities to operate in its jurisdictions of operations, and (iii) since the Applicable Date, each MLC Insurance Subsidiary has, to the extent applicable, timely ﬁled all material reports, forms, rates, notices and materials required to be ﬁled by it with any state insurance regulatory authority, except, in the case of clause (iii) as would not be material to MLC and its Subsidiaries, taken as a whole. None of the MLC Insurance Subsidiaries is subject to any Order of any insurance regulatory authority, and no insurance regulatory authority has revoked, suspended or limited, or, to MLC’s Knowledge, threatened in writing to revoke, suspend or limit, any Permit issued pursuant to applicable insurance Laws to any MLC Insurance Subsidiary.

(c)    None of the MLC Insurance Subsidiaries is commercially domiciled under the Laws of any jurisdiction and treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation. Neither MLC nor any of the MLC Insurance Subsidiaries is subject to any requirement imposed by a Governmental Entity to maintain speciﬁed capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable insurance Laws of general application.

ARTICLE V

CONDUCT OF BUSINESS OF TURN

5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with Article IX, except as may be required by applicable Law, as expressly permitted or required by this Agreement, as may be set forth in Section 5.1 or Section 5.2 of the TURN Disclosure Letter, or with the prior written consent of MLC, which prior written consent shall not be unreasonably delayed, conditioned or withheld, TURN shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to, in all material respects, conduct its business in the ordinary course of business consistent with past practice and TURN’s investment objectives and policies as publicly disclosed and in effect immediately prior to the date of this Agreement (the “TURN Investment Objectives”), and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships in all material respects.

5.2    TURN Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with Article IX, except as may be required by applicable Law, as expressly permitted or required by this Agreement or as set forth in Section 5.2 of the TURN Disclosure Letter, TURN shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of MLC (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a)    Issue, deliver, sell or grant, encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)    (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends payable by any direct or indirect wholly owned Subsidiary of TURN to TURN or another direct or indirect wholly owned Subsidiary of TURN; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire by tender offer or otherwise, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)    Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice and the TURN Investment Objectives, (ii) encumbrances required to secure Indebtedness of TURN or any of its Subsidiaries outstanding as of the date of this Agreement pursuant to the terms of such Indebtedness as in effect as of the date of this Agreement or (iii) of obsolete equipment.

(d)    Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments of any kind, except for (i) subject to the requirements of clause (ii) that follows, if applicable, any such acquisition or investment conducted in the ordinary course of business consistent with past practice and the TURN Investment Objectives or (ii) any investment (x) in liquid, “Level 1” securities (as determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820),” issued by the Financial Accounting Standards Board) traded on a national securities exchange where the size of the position is no more than 12.5% of the daily average float for such security measured based on daily weighted average over the immediately preceding 20 trading days and (y) that is not an existing portfolio company of BC Partners Advisors L.P. (“BC Partners”) or any of Affiliates (including for this purpose any of its or their managed or advised funds or vehicles) to the extent that such investment would reasonably be expected to limit BC Partners or any of its Affiliates from entering into transactions with such portfolio company based on the requirements and limitations of the Investment Company Act.

(e)    Amend, alter or otherwise modify the TURN Charter, the TURN Bylaws or any other governing documents of TURN or any governing documents of TURN’s Subsidiaries.

(f)    Implement or adopt any material change in TURN’s Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g)    Except as may be required by applicable Law or the terms of any TURN Company Plan as in effect as of the date of this Agreement and listed on Section 3.16(a) of the TURN Disclosure Letter, (i) hire or terminate (other than for cause), or provide notice of termination to any employee, officer, director, independent contractor or consultant of TURN or any of its Subsidiaries; (ii) establish, amend, become a party to, commit to adopt or terminate any TURN Company Plan or any arrangement that would be a TURN Company Plan if it were in effect on the date hereof; (iii) grant any increase in the base salary, hourly wage, severance entitlements or other compensation or benefits to any employee, officer, director or other individual service provider of TURN or any of its Subsidiaries; or (iv) enter into any labor or collective bargaining agreement.

(h)    Make, change or revoke any material election in respect of Taxes, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file or amend any material Tax Returns or file claims for material Tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax Liability; provided, however, that nothing in this Section 5.2(h) shall be construed to relate to or affect in any manner the determination of whether TURN is taxed as a regulated investment company (RIC) or as a C corporation under the Code for any tax year during the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with Article IX, which shall be left to the sole determination of TURN.

(i)    Take or agree to take any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(j)    Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for draw-downs with respect to financing arrangements existing as of the date of this Agreement that are identified on Section 5.2(j) of the TURN Disclosure Letter.

(k)    Make or agree to make any capital expenditure.

(l)    Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which TURN or any of its Subsidiaries has made or makes an investment that is, would or should be reflected in TURN’s schedule of investments included in its periodic reports that are filed with the SEC or that are in the ordinary course of business, consistent with past practice and the TURN Investment Objectives and comply with subclause (ii) of Section 5.2(d)).

(m)    Enter into any Contract that would otherwise constitute a TURN Material Contract or TURN Client Agreement had it been entered into prior to the date of this Agreement.

(n)    Terminate, cancel, renew or agree to any material amendment of, change in or waiver under any TURN Material Contract, other than any termination or renewal that occurs automatically pursuant to the terms of the TURN Material Contract.

(o)    Settle, cancel, waive, release or otherwise compromise any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice, in an amount not in excess of $25,000 in the aggregate (after reduction by any insurance proceeds actually received or that would reasonably be expected to be received); (ii) would not impose any material restriction on the conduct of the business of TURN or any of its Subsidiaries or, after the Effective Time, New Parent or any of its Subsidiaries, and (iii) would not admit liability, guilt or fault.

(p)    (i) Pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of such outstanding Indebtedness of TURN or its Subsidiaries as in effect as of the date of this Agreement or otherwise incurred in accordance with the terms of this Agreement or (ii) cancel any material Indebtedness.

(q)    Merge or consolidate TURN or any of its Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person (other than transactions solely by or among TURN and its Subsidiaries), or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of TURN or any of its Subsidiaries.

(r)    Enter into any Contract with any Affiliate, unless such Contract terminates at or prior to the Effective Time without any continuing liabilities or obligations thereafter on the part of TURN, New Parent, MLC or their respective Affiliates.

(s)    Terminate, cancel or let lapse any material TURN Insurance Policy (other than in connection with the earlier or concurrent replacement thereof with a policy having no less favorable coverage and other material terms to TURN and its Subsidiaries than the TURN Insurance Policy so terminated, canceled or lapsed) or fail to file any material claim under any TURN Insurance Policy in a timely manner as required by any such TURN Insurance Policy.

(t)    Agree to take, make any commitment to take, or adopt any resolution authorizing any of the actions prohibited by this Section 5.2.

5.3    Acknowledgement. Nothing contained in this Agreement shall give MLC, directly or indirectly, any right to control or direct the operations of TURN or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of TURN and its Subsidiaries, on the one hand, and MLC and its Subsidiaries, on the other hand, shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

ARTICLE VI

CONDUCT OF BUSINESS OF MLC

6.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with Article IX, except as may be required by applicable Law, as expressly permitted or required by this Agreement, as may be set forth in Section 6.1 or Section 6.2 of the MLC Disclosure Letter, or with the prior written consent of TURN, which prior written consent shall not be unreasonably delayed, conditioned or withheld, MLC shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to, in all material respects, conduct its business in the ordinary course of business consistent with past practice and MLC’s investment objectives and policies as publicly disclosed and in effect immediately prior to the date of this Agreement (the “MLC Investment Objectives”), and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and existing business relationships.

6.2    MLC Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated in accordance with Article IX, except as may be required by applicable Law, as expressly permitted or required by this Agreement or as set forth in Section 6.2 of the MLC Disclosure Letter, MLC shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of TURN (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a)    Issue, deliver, sell or grant, encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)    (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends (x) paid in the ordinary course of business consistent with past practice (including MLC’s quarterly dividend) or (y) payable by any direct or indirect wholly owned Subsidiary of MLC to MLC or another direct or indirect wholly owned Subsidiary of MLC; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire by tender offer or otherwise, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)    Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its material assets or properties, except for sales, transfers, leases, mortgages, encumbrances or other dispositions (i) in the ordinary course of business consistent with past practice and the MLC Investment Objectives, (ii) encumbrances required to secure Indebtedness of MLC or any of its Subsidiaries outstanding as of the date of this Agreement pursuant to the terms of such Indebtedness as in effect as of the date of this Agreement or (iii) obsolete equipment.

(d)    Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments of any kind, except for any such acquisition or investment conducted in the ordinary course of business consistent with past practice and the MLC Investment Objectives.

(e)    Amend, alter or otherwise modify the articles, bylaws or any other governing documents of MLC or any governing documents of its Subsidiaries.

(f)    Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, IFRS, GAAP, the SEC, Canadian Securities Authorities, Cboe Canada or applicable regulatory requirements.

(g)    Make, change or revoke any material election in respect of Taxes, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file or amend any material Tax Returns or file claims for material Tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax Liability.

(h)    Take or agree to take any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(i)    Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, in each case, in excess of $5,000,000 in the aggregate, except for draw-downs with respect to financing arrangements existing as of the date of this Agreement that are identified on Section 6.2(i) of the MLC Disclosure Letter.

(j)    Make or agree to make any capital expenditure, other than in the ordinary course of business consistent with past practice.

(k)    Enter into any new line of business outside of the asset management, insurance or receivable servicing space (it being understood that this prohibition does not apply to any portfolio companies in which MLC or any of its Subsidiaries has made or makes an investment that is, would or should be reflected in MLC’s schedule of investments included in its periodic reports that are filed under applicable Canadian Securities Laws or that are in the ordinary course of business, consistent with past practice and the MLC Investment Objectives).

(l)    Settle, cancel, waive, release or otherwise compromise any Proceeding against it, except for Proceedings (x) that (i) are settled in the ordinary course of business consistent with past practice, in an amount not in excess of $25,000 in the aggregate (after reduction by any insurance proceeds actually received or that would reasonably be expected to be received); (ii) would not impose any material restriction on the conduct of the business of MLC or any of its Subsidiaries or, after the Effective Time, New Parent or any of its Subsidiaries, and (iii) would not admit liability, guilt or fault or (y) that are related to the business or assets of Ability Insurance Company.

(m)    (i) Pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of such outstanding Indebtedness of MLC or its Subsidiaries as in effect as of the date of this Agreement or (ii) cancel any material Indebtedness.

(n)    Except for transactions solely by or among MLC and its Subsidiaries, merge, amalgamate or consolidate MLC or any of its Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MLC or any of its Subsidiaries.

(o)    Terminate, cancel or let lapse any material MLC Insurance Policy (other than in connection with the earlier or concurrent replacement thereof having no less favorable coverage and other material terms to MLC and its Subsidiaries than the MLC Insurance Policy so terminated, canceled or lapsed) or fail to file any material claim under any MLC Insurance Policy in a timely manner as required by any such MLC Insurance Policy.

(p)    Enter into any Contract with any Affiliate, unless (i) such Contract terminates at or prior to the Effective Time without any continuing liabilities or obligations thereafter on the part of TURN, New Parent,

MLC or their respective Affiliates or (ii) such Contract is materially similar in scope and amount to other existing Contracts between MLC or its Subsidiaries and their respective Affiliates.

(q)    Agree to take, make any commitment to take, or adopt any resolution authorizing any of the actions prohibited by this Section 6.2.

6.3    Acknowledgement. Nothing contained in this Agreement shall give TURN, directly or indirectly, any right to control or direct the operations of MLC or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of MLC and its Subsidiaries, on the one hand, and TURN and its Subsidiaries, on the other hand, shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Access to Information.

(a)    Without limitation of Section 2.6(c), until the Effective Time or the earlier termination of this Agreement in accordance with Article IX, and upon reasonable notice, except as may otherwise be restricted by applicable Law, each of MLC and TURN shall, and each shall cause its Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other Party, reasonable access, during normal business hours, to its properties, books, Contracts, and records for the purpose of preparing for Closing and any related post-Closing integration and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business and properties as the other Party may reasonably request in connection therewith; provided, that the foregoing shall not require MLC or TURN, as applicable, to afford access to or to disclose any information to the extent that such disclosure, in such Party’s reasonable judgment, would violate any confidentiality or other contractual or legal obligations to which such Party is subject if after using its commercially reasonable efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either MLC or TURN may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or other legal privilege from disclosure under any circumstances in which such privilege may be jeopardized by such disclosure or access.

(b)    Any information exchanged pursuant to this Section 7.1 shall be deemed Confidential Information and held by the receiving Party in accordance with Section 7.19.

(c)    No investigation by a Party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other Party set forth in this Agreement.

7.2    Reasonable Best Efforts. Subject to the right of MLC to take any action that constitutes a MLC Adverse Recommendation Change as expressly permitted pursuant to Section 7.9, and the right of TURN to take any action that constitutes a TURN Adverse Recommendation Change as expressly permitted pursuant to Section 7.10, and except as otherwise set forth in Section 7.3 with respect to Required Filings, the Parties shall use reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist, and reasonably cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including: (i) taking the steps set forth in Article I and Article II to consummate the Transactions, (ii) causing the conditions precedent set forth in Article VIII to be satisfied; (iii) obtaining applicable consents, waivers or approvals of any third-parties, including any Governmental Entities; (iv) defending any Proceeding, whether judicial or administrative, challenging this Agreement, the Transactions or the performance by the Parties of their obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the Parties may reasonably require in order to carry out the intent of the this Agreement. In furtherance (but not in limitation) of the foregoing and subject to applicable Law, MLC and TURN each shall consult the other on all the information that appears in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall reasonably consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each Party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions.

7.3    Regulatory Matters.

(a)    The Parties shall use reasonable best efforts to, as promptly as practicable following the date of this Agreement, obtain consents or approvals from, or make any notice filings or registrations with, any applicable Governmental Entity as may be required in connection with consummation of the Transactions. Without limiting the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall use reasonable best efforts to:

(i)    prepare and file with the SEC and Cboe Canada the Registration Statement and Joint Proxy Statement/Prospectus (which shall constitute a management information circular of MLC to be delivered to shareholders of MLC in connection with obtaining approval of the MLC Matters by the shareholders of MLC) together with any other documents required by Law in connection with the MLC Shareholders Meeting and the Arrangement; provided that notwithstanding the foregoing obligation with respect to the preparation and filing of the Registration Statement and Joint Proxy Statement/Prospectus and such other documents, the Parties acknowledge and agree that it is anticipated that the historical IFRS financial statements of MLC, which are expected to be needed for purposes of the initial filing with the SEC of the Registration Statement and Joint Proxy Statement/Prospectus, will need to be converted to GAAP financial statements, which are anticipated to be available on or about April 1, 2025, and MLC shall use its reasonable best efforts to effectuate such conversion as soon as reasonably practicable following the Effective Time;

(ii)    in respect of MLC, make application to the Ontario Securities Commission requesting the consent of the Ontario Securities Commission in respect of the MLC Domestication pursuant to the OBCA;

(iii)    in respect of MLC, make application in a manner reasonably acceptable to TURN for a hearing before the Court pursuant to Section 182 of the OBCA seeking the Interim Order and, in cooperation with TURN, proceed with such application and diligently pursue obtaining the Interim Order, which must provide, among other things:

(A)    for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the MLC Shareholders Meeting and for the manner in which such notice is to be provided;

(B)    that the required level of approval for the MLC Resolutions shall be (i) two-thirds of the votes cast on such resolution by MLC shareholders present in person or represented by proxy at the MLC Shareholders Meeting, and (ii) if required, a majority of the votes cast on such resolution by MLC shareholders present in person or represented by proxy at the MLC Shareholders Meeting excluding for this purpose votes attached to MLC Common Shares held by persons described in items (a) through (d) of Section 8.1(2) of MI 61-101;

(C)    that, in all other respects, the terms, restrictions and conditions of the MLC Constating Documents, including quorum requirements and all other matters, shall apply in respect of the MLC Shareholders Meeting;

(D)    for the grant of Dissent Rights to those MLC shareholders who are registered MLC shareholders as contemplated in the Plan of Arrangement;

(E)    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(F)    that the MLC Shareholders Meeting may be adjourned or postponed from time to time by MLC in accordance with the terms of this Agreement without the need for additional approval of the Court;

(G)    confirmation of the record date for the MLC shareholders entitled to receive notice of and to vote at the MLC Shareholders Meeting and that the record date will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the MLC Shareholders Meeting, unless required by the Court; and

(H)    for such other matters as MLC or TURN may reasonably require, subject to obtaining the prior consent of the other, such consent not to be unreasonably delayed, conditioned or withheld;

(iv)    in respect of MLC, if the Interim Order is obtained and the MLC Resolutions are passed at the MLC Shareholders Meeting as provided for in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue obtaining the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event submitting not later than three Business Days after the MLC Resolution is passed at the MLC Shareholders Meeting;

(v)    in respect of MLC, make application to the Ontario Ministry by filing a Form 5265E – Authorization to Continue Out of BCA, Business Corporations Act;

(vi)    in respect of MLC, prepare and file a notice to the Minister of Innovation, Science and Economic Development of the completion of the Transactions to be provided under the Investment Canada Act;

(vii)    in respect of MLC, if required, cause the filing by Crown Private Credits Partners Inc. pursuant to Section 11.10 of National Instrument 31-103 – Registration Requirements to be made;

(viii)    in respect of MLC, make application to obtain a consent to the Transactions from the Nebraska Department of Insurance;

(ix)    prepare and file articles of merger or equivalent instruments in connection with the Mergers; and

(x)    prepare and file any applications, notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), to the extent applicable.

(b)    Each of MLC and TURN shall cooperate with the other in the preparation of the Registration Statement, Joint Proxy Statement/Prospectus and such other documents described in Section 7.3(a)(i),

and any other filing or application required to be made by either Party in connection with the Transactions (collectively, the “Required Filings”). In furtherance of Section 7.4(a), MLC shall, as promptly as practicable after the Joint Proxy Statement/Prospectus is declared effective by the SEC and after obtaining the Interim Order, cause the Joint Proxy Statement/Prospectus to be filed and sent to each MLC shareholder and other Persons as required by the Interim Order and Law. Each of MLC and TURN shall also use its reasonable best efforts to obtain any necessary consents from any of its respective auditors and any other advisors to the use of any financial or other expert information required to be included in the Required Filings or in any other disclosure document required by Law and to the identification in the Required Filings or such disclosure document of each such advisor. Each Party shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Required Filings and shall provide the other with a draft of any such Required Filing a reasonable period in advance of its filing to allow the other Party to review and comment on such Required Filing, and the filing Party shall incorporate into such Required Filing any reasonable comments provided by the other Party in good faith. To the extent permitted by Law and reasonably practicable, and unless otherwise requested by the applicable Governmental Entity, each Party agrees to provide the other Parties the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, concerning this Agreement or any of the Transactions.

(c)    Prior to the Effective Time, subject to applicable Law, each Party hereto shall promptly notify the other Party in writing (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to any Required Filing and (ii) after the receipt by such Party of any comments on such Required Filing by the applicable Governmental Entity.

(d)    Subject to applicable Law, each of MLC and TURN shall promptly advise the other upon receiving any material communication from any Governmental Entity in respect of any Required Filing.

7.4    Shareholder Approvals; Court and Arrangement Matters.

(a)    As of the date of this Agreement, the board of directors of MLC has adopted resolutions (i) authorizing, approving and adopting this Agreement and the Transactions, (ii) declaring this Agreement, the Transactions and the other MLC Matters advisable and in the best interests of MLC and the shareholders of MLC, (iii) directing that this Agreement and the MLC Matters be submitted to the shareholders of MLC entitled to vote thereon and (iv) recommending that the shareholders of MLC adopt this Agreement and authorize and approve the MLC Matters (the foregoing clauses (ii) and (iv), the “MLC Recommendation”). Notwithstanding anything to the contrary in Section 7.9, MLC shall submit to its shareholders the MLC Resolutions on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by the shareholders of MLC in order to carry out the Transactions. In furtherance of that obligation, MLC shall take, in accordance with applicable Law, the Interim Order and the MLC Constating Documents, all actions necessary to send a notice as promptly as practicable following the later of (i) the date on which the SEC declares effective the Registration Statement of which the Joint Proxy Statement/Prospectus forms a part and (ii) the date the Interim Order is issued, to convene the MLC Shareholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the MLC Resolutions, on the terms and conditions set forth in this Agreement, as well as any other such matters. The record date for the MLC Shareholders Meeting shall be determined in prior consultation with and subject to the prior written approval of TURN (which prior written approval shall not be unreasonably delayed, conditioned or withheld). MLC shall use reasonable best efforts to obtain from MLC’s shareholders the vote required to approve the MLC Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.9, by providing to MLC’s shareholders the MLC board of directors’ recommendation of the MLC Resolutions and including such recommendation in the Joint Proxy Statement/Prospectus and by postponing or adjourning the MLC Shareholders Meeting on one or more occasions as would reasonably be deemed necessary to obtain a quorum or solicit additional proxies in order to achieve the MLC Requisite Vote; provided, that MLC shall not postpone or adjourn the MLC Shareholders Meeting for any other reason without the prior written consent of TURN (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, MLC’s obligations pursuant to this Section 7.4(a) (including its obligation to submit to its shareholders the MLC Resolutions and any other matters required to be approved or adopted by its shareholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to MLC, its Representatives or its shareholders of any Takeover Proposal (including any MLC Superior Proposal), (ii) MLC effecting a Takeover Approval or delivering a Notice of a MLC Superior Proposal or (iii) a MLC Adverse Recommendation Change (but shall cease, for the avoidance of doubt, upon the valid termination of this Agreement).

(b)    The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement. The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement. MLC shall send the Articles of Arrangement to the OBCA Director prior to the Effective Time.

(c)    In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, MLC shall diligently pursue, and cooperate with TURN in diligently pursuing, the Interim Order and the Final Order, and MLC will provide TURN and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials, and will reasonably consider any such comments proposed by TURN and its legal counsel in good faith. MLC will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement, provided that no modification or amendment to such filed or served materials that expands or increases TURN’s or New Parent’s obligations, or diminishes or limits TURN’s or New Parent’s rights under this Agreement shall be made without TURN’s prior written consent. MLC will also provide legal counsel to TURN with copies of any notice and evidence served on MLC or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. MLC will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, TURN.

(d)    As of the date of this Agreement, the board of directors of TURN has adopted resolutions (i) authorizing, approving and adopting this Agreement and the Transactions, (ii) declaring this Agreement and the Transactions advisable and in the best interests of TURN and the shareholders of TURN, (iii) directing that this Agreement and the TURN Matters be submitted to the shareholders of TURN entitled to vote thereon and (iv) recommending that the shareholders of TURN adopt this Agreement and authorize and approve the TURN Matters (the foregoing clauses (ii) and (iv), the “TURN Recommendation”). Notwithstanding anything to the contrary in Section 7.10, TURN shall submit to its shareholders the TURN Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by the shareholders of TURN in order to carry out the Transactions. In furtherance of that obligation, TURN shall take, in accordance with applicable Law and the TURN Charter and the TURN Bylaws, all actions necessary to send a notice as promptly as practicable following the date on which the SEC declares effective the Registration Statement of which the Joint Proxy Statement/Prospectus forms a part, to convene the TURN Shareholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the TURN Matters, on the terms and conditions set forth in this Agreement, as well as any other such matters. The record date for the TURN Shareholders Meeting shall be determined in prior consultation with and subject to the prior written approval of MLC (which prior written approval shall not be unreasonably delayed, conditioned or withheld). TURN shall use reasonable best efforts to obtain from TURN’s shareholders the vote required to approve the TURN Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.10, by providing to TURN’s shareholders the TURN board of directors’ recommendation of the TURN Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by postponing or adjourning the TURN Shareholders Meeting on one or more occasions as would reasonably be deemed necessary to obtain a quorum or solicit additional proxies in order to achieve the TURN Requisite Vote; provided, that TURN shall not postpone or adjourn the TURN Shareholders Meeting for any other reason without the prior written consent of MLC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing, TURN’s obligations pursuant to this Section 7.4(d) (including its obligation to submit to its shareholders the TURN Matters and any other matters required to be approved or adopted by its shareholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to TURN, its Representatives or its shareholders of any Takeover Proposal (including any TURN Superior Proposal), (ii) TURN effecting a Takeover Approval or delivering a Notice of a TURN Superior Proposal or (iii) a TURN Adverse Recommendation Change (but shall cease, for the avoidance of doubt, upon the valid termination of this Agreement).

7.5    New Parent Nasdaq Listing. The Parties shall, and shall cause New Parent to, use reasonable best efforts to cause the shares of New Parent Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

7.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    The Parties agree that all rights to indemnification, advancement of expenses, and exculpation by MLC or TURN, as applicable, now existing in favor of each Person who (i) is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of MLC or TURN, as applicable, or any of their respective Subsidiaries, or (ii) is now serving, or has served at any time prior to the date of this Agreement or who serves or agrees to serve prior to the Effective Time, any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of MLC or TURN (each Person described by clause (i) or (ii), an “Indemnified Party”) as such rights are provided in the organizational documents of MLC or TURN, as applicable, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of this Agreement to the extent disclosed in Section 7.6 of the MLC Disclosure Letter or Section 7.6 of the TURN Disclosure Letter, as applicable, shall be assumed by New Parent, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms; provided that, for the avoidance of doubt, notwithstanding such assumption, each of MLC and TURN, as applicable, shall retain such obligations on a joint and several basis with New Parent. For a period of six years from the Effective Time, New Parent shall maintain in effect (and cause TURN and MLC, as applicable, to maintain in effect) the exculpation, indemnification, and advancement of expenses provisions of their respective organizational documents as in effect as of the date of this Agreement with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)    Prior to the Effective Time, MLC shall obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of each of MLC’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time with coverage and amounts not less than, and terms and conditions that are no less advantageous to the insureds as, MLC’s existing policies with respect to matters existing or occurring at or prior to the Effective Time.

(c)    Prior to the Effective Time, TURN shall obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of each of TURN’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time with coverage and amounts not less than, and terms and conditions that are no less advantageous to the insureds as, TURN’s existing policies with respect to matters existing or occurring at or prior to the Effective Time.

(d)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.6 shall survive the Effective Time for a period of six (6) years after the Effective Time and shall be binding, jointly and severally, on all successors and assigns of New Parent, TURN and MLC. In the event that New Parent, TURN, MLC or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns thereof shall succeed to the obligations set forth in this Section 7.6.

(e)    The Indemnified Parties to whom this Section 7.6 apply are intended to be third-party beneficiaries of this Section 7.6, and the provisions of this Section 7.6 are intended to be for the benefit of such Indemnified Parties and their respective successors, heirs, executors, trustees, fiduciaries, administrators, agents or representatives.

7.7    Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of MLC and TURN. Thereafter, so long as this Agreement is in effect, MLC and TURN each shall consult with the other before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq and Cboe Canada and, to the extent practicable, before such press release or disclosure is issued or made, MLC or TURN, as applicable, shall have used commercially reasonable efforts to advise the other Party of, and consult with the other Party regarding, the text of such disclosure; provided, that either MLC or TURN may make any public statement (including in response to questions by analysts, investors or those attending industry conferences or financial analyst conference calls), so long as any such statements are consistent with, and do not include information (other than immaterial information) not included in, previous press releases, public disclosures or public statements made in compliance with this Section 7.7.

7.8    No Solicitation.

(a)    Each of MLC and TURN shall, and each shall cause its respective Subsidiaries, and its and their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to, or that are intended to or would reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to MLC or TURN, as applicable, to the extent contemplated by any applicable confidentiality agreement binding on such Person) of all confidential information previously furnished to any Person (other than MLC, TURN or their respective Affiliates or Representatives) with respect thereto. Prior to the Effective Time, subject to Section 7.9 in the case of MLC and Section 7.10 in the case of TURN, each of MLC and TURN shall not, shall cause its respective Subsidiaries and its and their respective officers and directors not to, and shall direct their respective other Representatives not to: (i) directly or indirectly solicit, initiate, knowingly facilitate or knowingly encourage or take any other action (including by providing information) designed to, or which would reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its shareholders) with respect to any Takeover Proposal (other than discussions solely to clarify whether a proposal or offer constitutes a Takeover Proposal); (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement, other than an Acceptable Confidentiality Agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that would reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than MLC, TURN or their respective Affiliates or Representatives) any non-public information with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal (other than to state that the terms of this Agreement prohibit such negotiations or discussions, or discussions solely to clarify whether a proposal or offer constitutes a Takeover Proposal); (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than MLC, TURN or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of MLC or TURN, other than, with respect to this clause (y), a waiver of a standstill or similar agreement to allow a third party to make a private Takeover Proposal to the board of directors of MLC or TURN, as applicable.

(b)    Each of MLC and TURN shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other Party in writing of any request for information in connection with, or any receipt of, a Takeover Proposal and the material terms and conditions of such request or Takeover Proposal (including the identity of the Person (or group of Persons) making such request or Takeover Proposal) and (ii) provide to the other Party copies of any written materials received by MLC or TURN, as applicable, or their respective Representatives in connection with any of the foregoing. Each of MLC and TURN agrees that it shall keep the other Party reasonably informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments thereof) of any such request or Takeover Proposal and keep the other Party reasonably informed on a reasonably current basis of any information requested of or provided by MLC or TURN and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.9    MLC Takeover Proposals.

(a)    If on or after the date of this Agreement and at any time prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters: (x) MLC receives a bona fide unsolicited Takeover Proposal (under circumstances in which MLC has complied in all material respects with the provisions of Sections 7.8(a) and (b)); and (y) the board of directors of MLC shall have determined in good faith, after consultation with its outside legal counsel and its financial advisors, that such Takeover Proposal constitutes or is reasonably likely to result in a MLC Superior Proposal, then, subject to compliance with this Section 7.9(a), MLC may:

(i)    engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if MLC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) (an “Acceptable Confidentiality Agreement”) and (B) provides TURN a copy of all such information that has not previously been delivered to TURN substantially simultaneously with delivery to such Person or such Person’s Representatives and Affiliates; and

(ii)    after fulfilling its obligations under Section 7.9(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

Subject to and solely after complying with Section 7.9(b), if on or after the date of this Agreement and at any time prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters, the board of directors of MLC shall have determined, after consultation with its outside legal counsel that continued recommendation of the MLC Matters to MLC’s shareholders would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of MLC under applicable Law as a result of an MLC Superior Proposal, MLC may (A) withdraw or qualify (or modify or amend in a manner adverse to TURN), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to TURN), the MLC Recommendation and (B) take any action or make any statement, filing or release, in connection with the MLC Shareholders Meeting or otherwise, inconsistent with the MLC Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “MLC Adverse Recommendation Change”).

(b)    Upon any determination that a Takeover Proposal constitutes a MLC Superior Proposal, MLC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to TURN a written notice (a “Notice of a MLC Superior Proposal”) (i) advising TURN that the board of directors of MLC has received a MLC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such MLC Superior Proposal, including the amount per share or other consideration that the shareholders of MLC will receive in connection with the MLC Superior Proposal and including (to the extent available) a copy of the definitive written agreement or other materials with respect to such MLC Superior Proposal (unless previously provided to TURN) and (iii) identifying the Person making such MLC Superior Proposal. MLC shall, and shall cause its Representatives to, cooperate and negotiate in good faith with TURN and its Representatives (to the extent TURN desires to negotiate) during the five (5) calendar day period following TURN’s receipt of the Notice of a MLC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such MLC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable MLC to determine that such MLC Superior Proposal is no longer a MLC Superior Proposal and proceed with the MLC Recommendation without a MLC Adverse Recommendation Change. If thereafter the board of directors of MLC determines, in its reasonable good faith judgment, after consultation with its outside legal counsel and financial advisors and after giving effect to any proposed adjustments to the terms of this Agreement that such MLC Superior Proposal remains a MLC Superior Proposal and the failure to make such MLC Adverse Recommendation Change would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of MLC under applicable Law, and MLC has complied in all material respects with Section 7.8, Section 7.9(a) above and this Section 7.9(b), MLC may enter into a definitive agreement with respect to such MLC Superior Proposal and terminate this Agreement pursuant to Section 9.1(c)(ii) or effect an MLC Adverse Recommendation Change.

(c)    Other than as permitted by Section 7.9(b) or Section 7.9(d), neither MLC nor the board of directors of MLC shall make any MLC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no MLC Adverse Recommendation Change shall change the approval of the MLC Matters or any other approval of the board of directors of MLC, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)    Other than in connection with a Takeover Proposal, nothing in this Agreement shall prohibit or restrict MLC’s board of directors from taking any action described in clause (A) of the definition of MLC Adverse Recommendation Change, at any time prior to the time at which the MLC Requisite Vote is obtained in respect of the MLC Matters, in response to an MLC Intervening Event (a “MLC Intervening Event Recommendation Change”) if (A) prior to effecting any such MLC Intervening Event Recommendation Change, MLC promptly notifies TURN, in writing, at least five (5) calendar days (the “MLC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a MLC Adverse Recommendation Change or a MLC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) MLC shall, and shall cause its Representatives to, during the MLC Intervening Event Notice Period, negotiate with TURN and its Representatives in good faith (to the extent TURN desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would not permit MLC’s board of directors to make a MLC Intervening Event Recommendation Change in respect of the specific MLC Intervening Event set out in the notice delivered to TURN, and (C) MLC’s board of directors (or a committee thereof) determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a MLC Intervening Event Recommendation Change, after taking into account any adjustments made by TURN during the MLC Intervening Event Notice Period, would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of MLC under applicable Law.

(e)    Nothing contained in this Agreement shall be deemed to prohibit MLC from making any disclosure with respect to any Takeover Proposal solely to the extent that outside legal counsel for MLC advises that such disclosure is required under applicable Law; provided, however, that any such disclosure shall be deemed to be a MLC Adverse Recommendation Change unless the board of directors of MLC expressly publicly reaffirms the MLC Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by TURN.

7.10    TURN Takeover Proposals.

(a)    If on or after the date of this Agreement and at any time prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters: (x) TURN receives a bona fide unsolicited Takeover Proposal (under circumstances in which TURN has complied in all material respects with the provisions of Sections 7.8(a) and (b)); and (y) the board of directors of TURN shall have determined in good faith, after consultation with its outside legal counsel and its financial advisors, that such Takeover Proposal constitutes or is reasonably likely to result in a TURN Superior Proposal, then, subject to compliance with this Section 7.10(a), TURN may:

(i)    engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if TURN (A) receives from such Person an executed Acceptable Confidentiality Agreement and (B) provides MLC a copy of all such information that has not previously been delivered to MLC substantially simultaneously with delivery to such Person or such Person’s Representatives or Affiliates; and

(ii)    after fulfilling its obligations under Section 7.10(b) below, effect a Takeover Approval.

Subject to and solely after complying with Section 7.10(b), if on or after the date of this Agreement and at any time prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters, the board of directors of TURN shall have determined, after consultation with its outside legal counsel that continued recommendation of the TURN Matters to TURN’s shareholders would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of TURN under applicable Law as a result of a TURN Superior Proposal, TURN may (A) withdraw or qualify (or modify or amend in a manner adverse to MLC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to MLC), the TURN Recommendation and (B) take any action or make any statement, filing or release, in connection with the TURN Shareholders Meeting or otherwise, inconsistent with the TURN Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “TURN Adverse Recommendation Change”).

(b)    Upon any determination that a Takeover Proposal constitutes a TURN Superior Proposal, TURN shall promptly provide (and in any event within twenty-four (24) hours of such determination) to MLC a written notice (a “Notice of a TURN Superior Proposal”) (i) advising MLC that the board of directors of TURN has received a TURN Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such TURN Superior Proposal, including the amount per share or other consideration that the shareholders of TURN will receive in connection with the TURN Superior Proposal and including (to the extent available) a copy of the definitive written agreement or other materials with respect to such TURN Superior Proposal (unless previously provided to MLC) and (iii) identifying the Person making such TURN Superior Proposal. TURN shall, and shall cause its Representatives to, cooperate and negotiate in good faith with MLC and its Representatives (to the extent MLC desires to negotiate) during the five (5) calendar day period following MLC’s receipt of the Notice of a TURN Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such TURN Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable TURN to determine that such TURN Superior Proposal is no longer a TURN Superior Proposal and proceed with a TURN Recommendation without a TURN Adverse Recommendation Change. If thereafter the board of directors of TURN determines, in its reasonable good faith judgment, after consultation with its outside legal counsel and financial advisors and after giving effect to any proposed adjustments to the terms of this Agreement that such TURN Superior Proposal remains a TURN Superior Proposal and the failure to make such TURN Adverse Recommendation Change would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of TURN under applicable Law, and TURN has complied in all material respects with Section 7.8, Section 7.10(a) above and this Section 7.10(b), TURN may enter into a definitive agreement with respect to such TURN Superior Proposal and terminate this Agreement pursuant to Section 9.1(d)(ii) or effect a TURN Adverse Recommendation Change.

(c)    Other than as permitted by Section 7.10(b) or Section 7.10(d), neither TURN nor the board of directors of TURN shall make any TURN Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no TURN Adverse Recommendation Change shall change the approval of the TURN Matters or any other approval of the board of directors of TURN, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)    Other than in connection with a Takeover Proposal, nothing in this Agreement shall prohibit or restrict TURN’s board of directors from taking any action described in clause (A) of the definition of TURN Adverse Recommendation Change, at any time prior to the time at which the TURN Requisite Vote is obtained in respect of the TURN Matters, in response to a TURN Intervening Event (a “TURN Intervening Event Recommendation Change”) if (A) prior to effecting any such TURN Intervening Event Recommendation Change, TURN promptly notifies MLC, in writing, at least five (5) calendar days (the “TURN Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a TURN Adverse Recommendation Change or a TURN Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) TURN shall, and shall cause its Representatives to, during the TURN Intervening Event Notice Period, negotiate with MLC and its Representatives in good faith (to the extent MLC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would not permit TURN’s board of directors to make a TURN Intervening Event Recommendation Change in respect of the specific TURN Intervening Event set out in the notice delivered to MLC, and (C) TURN’s board of directors (or a committee thereof) determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a TURN Intervening Event Recommendation Change, after taking into account any adjustments made by MLC during the TURN Intervening Event Notice Period, would be reasonably likely to be inconsistent with the standard of conduct and duties applicable to the directors of TURN under applicable Law.

(e)    Nothing contained in this Agreement shall be deemed to prohibit TURN from making any disclosure with respect to any Takeover Proposal solely to the extent that outside legal counsel for TURN advises that such disclosure is required under applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a TURN Adverse Recommendation Change unless the board of directors of TURN expressly publicly reaffirms the TURN Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by MLC.

7.11    Takeover Statutes. Neither MLC nor TURN will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. Each of MLC and TURN shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12    Equityholder Litigation. Each of the Parties to this Agreement shall (a) promptly notify the other Parties in writing of any Proceeding by any of such Party’s equityholders against such Party, its Affiliates or any of their respective directors, officers or employees, in each case based upon, arising out of or relating to this Agreement or the Transactions or any request or demand from an equityholder to enter into any kind of settlement or similar accommodation agreement of any kind, (b) reasonably cooperate and consult with the other Parties in connection with the defense and settlement of any such Proceeding or request or demand, (c) keep the other Parties reasonably informed of any material developments in connection with any such Proceeding or request or demand and (d) not settle any such Proceeding or request or demand without the prior written consent of each of the other Parties (such consent not to be unreasonably delayed, conditioned or withheld).

7.13    Section 16 Matters. Prior to the Effective Time, the board of directors of each of TURN and New Parent (or committees thereof) shall take all such steps as may be required to cause any (a) dispositions of TURN Common Stock (including derivative securities with respect to TURN Common Stock) and (b) acquisitions of New Parent Common Stock, in each case, resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from liability pursuant to Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable Law.

7.14    No Other Representations or Warranties. The Parties hereto acknowledge and agree that except for the representations and warranties of TURN in Article III or in the certificate to be delivered at Closing pursuant to Section 8.2(d) and the representations and warranties of MLC in Article IV or in the certificate to be delivered at Closing pursuant to Section 8.3(d), none of TURN, MLC, any of their respective Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.15    Deregistration; Delisting.

(a)    Following the Effective Time, New Parent shall cause TURN to deregister as an investment company under the Investment Company Act by filing an application on Form N-8F on the basis that TURN qualifies for an exclusion from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and therefore has abandoned its registration under the Investment Company Act, or such other basis as MLC and TURN shall mutually agree upon.

(b)    Prior to the Closing Date, TURN shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and the rules and policies of Nasdaq to enable the delisting of the TURN Common Stock therefrom.

(c)    Prior to the Closing Date, MLC shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and the rules and policies of the Cboe Canada to enable the delisting of the MLC Common Shares therefrom.

(d)    MLC shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law to cause MLC to cease being a reporting issuer as promptly as practicable following the Effective Time.

7.16    Board of Directors of New Parent. TURN, as the sole stockholder of New Parent immediately prior to the Effective Time, shall take all action so that, immediately after the Effective Time, the New Parent board of directors is comprised of seven members, consisting of the Persons listed on Exhibit B.

7.17    Tax Matters.

(a)    Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, each of New Parent, TURN, MLC, TURN Merger Sub and MLC Merger Sub shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”), including by not taking any action that such Party knows is reasonably likely to prevent such qualification. Each of New Parent, TURN, MLC, TURN Merger Sub and MLC Merger Sub shall (i) promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity and (ii) file all Tax Returns and other informational returns on a basis consistent with the Intended Tax Treatment unless (A) otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law or (B) neither Proskauer Rose LLP nor Dechert LLP is able to deliver a Registration Statement Tax Opinion. Furthermore, each Party agrees to act in a manner consistent with the Parties’ intention that the MLC Merger be treated, for Canadian federal income tax purposes, as a tax-deferred “foreign merger” as defined in subsection 87(8.1) of the Tax Act.

(b)    Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, stamp duty reserve tax, registration, value added or other similar Taxes (including any fees, costs and associated penalties and interest associated therewith) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by New Parent. The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and New Parent shall timely pay (or cause to be timely paid) to the applicable Governmental Entity such Transfer Taxes.

(c)    Tax Opinions. TURN shall use its reasonable best efforts to cause Proskauer Rose LLP to issue a Registration Statement Tax Opinion in form and substance as set forth in Exhibit A-1. MLC shall use its reasonable best efforts to cause Dechert LLP to issue a Registration Statement Tax Opinion in form and substance as set forth in Exhibit A-2.

(d)    Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of TURN and MLC shall execute and deliver to Proskauer Rose LLP and Dechert LLP (or such other counsel designated by TURN or MLC, as applicable) customary tax representation letters as may be reasonably necessary or appropriate to enable Proskauer Rose LLP and Dechert LLP, as applicable, to deliver a Registration Statement Tax Opinion.

7.18    Disclosed Canadian Personal Information. The Parties confirm that the Disclosed Canadian Personal Information is necessary for the Parties to determine whether to proceed with the Transactions and, if the determination is made to proceed with the Transactions, to complete them. The Parties shall: (i) not use or disclose any Disclosed Canadian Personal Information except as required to (A) determine whether to proceed with the Transactions, (B) perform their obligations and exercise their rights under this Agreement, (C) consummate the Transactions, or (D) comply with applicable Laws; (ii) safeguard all Disclosed Canadian Personal Information using security safeguards appropriate to the sensitivity of the information; and (iii) within a reasonable period following a decision by either or both Parties not to proceed with the Transactions, destroy or return all Disclosed Canadian Personal Information.

7.19    Confidentiality. Each Party shall, and shall cause its respective Subsidiaries and its and their respective Representatives to, keep any confidential or proprietary information supplied or otherwise provided by or on behalf of any other Party, confidential (“Confidential Information”) and to use, and cause its respective Subsidiaries and its and their respective Representatives to use, the Confidential Information only in connection with the Transactions; provided, however, that the term “Confidential Information” does not include information that (a) is or becomes generally available to the public at or before the time of disclosure by such Party other than as a result of an action or inaction, directly or indirectly, by such Party or such Party’s Subsidiaries or its or their Representatives in breach of this Agreement, (b) is or becomes available to such Party or its Subsidiaries or its or their Representatives on a non-confidential basis from a source other than any of the Parties hereto or any of their respective Representatives (provided, that such source is not known by such Party, after reasonable inquiry, to be bound by a confidentiality agreement with or other obligation of confidentiality to any Person) or (c) is independently developed by such Party or its Subsidiaries or its or their Representatives without use or reference to any Confidential Information; provided, further, however, that nothing herein shall prevent any Party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any Governmental Entity having jurisdiction over such Party, (iii) to the extent required by applicable Law or stock exchange or listing requirements, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any document executed or delivered in connection herewith and (v) to such Party’s Affiliates and its and their respective Representatives, who in each case, have a reasonable need to know such Confidential Information in connection with the Transactions in each case on a confidential basis; it being acknowledged and agreed that such disclosing Party shall be responsible for any act or omission by such Party’s Subsidiaries or Affiliates and their respective Representatives which, if they were the acts or omissions of such disclosing Party, would be deemed a breach of such disclosing Party’s obligations under this Section 7.19. If the Transactions are consummated, this Section 7.19 shall terminate upon the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1    Conditions to Each Party’s Closing Obligations. The respective obligations of the Parties to effect the Mergers shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)    Shareholder Approvals. (i) The MLC Matters shall have been approved by the MLC Requisite Vote, and (ii) the TURN Matters shall have been approved by the TURN Requisite Vote.

(b)    No Injunctions, Restraints or Litigation; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(c)    Regulatory and Other Approvals. All Regulatory Approvals set forth on Section 8.1(c) of the MLC Disclosure Letter and Section 8.1(c) of the TURN Disclosure Letter shall have been obtained and shall remain in full force and effect and any statutory waiting periods required pursuant to any Law in respect thereof shall have expired.

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC.

(e)    Nasdaq Listing. The shares of New Parent Common Stock to be issued under this Agreement in connection with the Mergers shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(f)    40 Act Closing Date Plan. The 40 Act Closing Date Plan, if applicable, shall have been mutually agreed by MLC and TURN and shall be implemented contemporaneously with the Closing.

(g)    Domestication of MLC. The MLC Domestication shall have occurred or shall be occurring on the Closing Date prior to the Effective Time.

8.2    Conditions to MLC’s Closing Obligations. The obligations of MLC to effect the Mergers are also subject to the satisfaction or waiver by MLC, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties of TURN. (i) The representations and warranties of TURN contained in Article III (except for the TURN Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), without regard (except for the representation and warranty set forth in Section 3.10(i)) to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications (it being understood by the Parties that any such representations and warranties that are so qualified shall be read as if such qualifications were not included therein), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to TURN, (ii) the TURN Fundamental Representations (except for the TURN Fundamental Representations contained in Section 3.3) shall be true and correct in all material respects as of the date hereof and as of the Closing (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) without regard to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications (it being understood by the Parties that any such representations and warranties that are so qualified shall be read as if such qualifications were not included therein) and (iii) the TURN Fundamental Representations contained in Section 3.3 shall be true and correct in all respects as of the date hereof and as of the Closing (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except for inaccuracies, individually or in the aggregate, that are de minimis in nature.

(b)    Performance of Covenants of TURN. TURN shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Absence of TURN Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect with respect to TURN that is continuing.

(d)    Closing Certificate. TURN shall have delivered a certificate signed by a duly authorized executive officer of TURN, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e)    Termination of Certain Contracts. TURN shall have terminated the Contracts set forth on Section 8.2(e) of the TURN Disclosure Letter.

(f)    Registration Statement Tax Opinion. MLC shall have received the opinion of its counsel, Dechert LLP (or another nationally recognized Tax counsel reasonably satisfactory to TURN), in form and substance as set forth in Exhibit A-2, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will, taken together, qualify as an exchange described in Section 351 of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of TURN and MLC.

(g)    New Parent Board. The board of directors of New Parent has been appointed in accordance with all requirements of Section 7.16 and Exhibit B.

8.3    Conditions to TURN’s Obligations. The obligations of TURN to effect the Mergers are also subject to the satisfaction or waiver by TURN, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties of MLC. (i) The representations and warranties of MLC contained in Article IV (except for the MLC Fundamental Representations) shall be true and correct in all respects as of the date hereof and as of the Closing (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date), without regard (except for the representation and warranty set forth Section 4.9(i)) to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications (it being understood by the Parties that any such representations and warranties that are so qualified shall be read as if such qualifications were not included therein), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to MLC, (ii) the MLC Fundamental Representations (except for the MLC Fundamental Representations contained in Section 4.2) shall be true and correct in all material respects as of the date hereof and as of the Closing (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date) without regard to any qualifications in such representations or warranties based on “material,” “Material Adverse Effect” or similar qualifications (it being understood by the Parties that any such representations and warranties that are so qualified shall be read as if such qualifications were not included therein) and (iii) the MLC Fundamental Representations contained in Section 4.2 shall be true and correct in all respects as of the date hereof and as of the Closing (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date), except for inaccuracies, individually or in the aggregate, that are de minimis in nature.

(b)    Performance of Covenants of MLC. MLC shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Absence of MLC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect with respect to MLC that is continuing.

(d)    Closing Certificate. MLC shall have delivered a certificate signed by a duly authorized executive officer of MLC, dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(e)    Registration Statement Tax Opinion. TURN shall have received the opinion of its counsel, Proskauer Rose LLP (or another nationally recognized Tax counsel reasonably satisfactory to MLC), in form and substance as set forth in Exhibit A-1, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will, taken together, qualify as an exchange described in Section 351 of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of TURN and MLC.

(f)    Dissenting MLC Shareholders. The period during which holders of MLC Common Shares can exercise their Dissent Rights shall have expired, and the holders of MLC Common Shares representing not more than ten percent (10%) of the issued and outstanding MLC Common Shares shall have exercised (and not subsequently withdrawn or waived) such rights.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the MLC Matters by the shareholders of MLC or the TURN Matters by the shareholders of TURN (except as otherwise specified below):

(a)    by mutual consent of MLC and TURN in a written instrument authorized by the board of directors of each of MLC and TURN;

(b)    by either MLC or TURN, if:

(i)    a final, non-appealable injunction, Order or Law is entered that prohibits or restrains the consummation of the Transactions; provided, that the right to terminate this Agreement under this clause (b)(i) shall not be available to any Party who is in material breach

(including in the case of TURN, if New Parent, TURN Merger Sub or MLC Merger Sub is in material breach) of any of its representations, warranties, covenants or other agreements in this Agreement that was the primary cause of, or primarily resulted in, such final, non-appealable injunction, Order or Law being threatened or entered, unless such breach was primarily or principally caused by the other Party’s breach (including New Parent’s, TURN Merger Sub’s or MLC Merger Sub’s breach, in the case of MLC) of any of its representations, warranties, covenants or other agreements in this Agreement;

(ii)    the Closing has not occurred on or before October 31, 2025 (the “Termination Date”); provided, that the Termination Date shall be automatically extended by sixty (60) days in the event the Closing has not occurred due to either a (x) Regulatory Approval or (y) the MLC Matters shall have not been approved by the MLC Requisite Vote or the TURN Matters shall not have been approved by the TURN Requisite Vote; provided, further, that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any Party who is in material breach (including in the case of TURN, if New Parent, TURN Merger Sub or MLC Merger Sub is in material breach) of any of its representations, warranties, covenants or other agreements in this Agreement that was the primary cause of, or primarily resulted in, the failure of any conditions set forth in Article VIII to be satisfied, unless such breach was primarily or principally caused by the other Party’s breach (including New Parent’s, TURN Merger Sub’s or MLC Merger Sub’s breach, in the case of MLC) of any of its representations, warranties, covenants or other agreements in this Agreement;

(iii)    the shareholders of TURN shall have failed to approve the TURN Matters by the TURN Requisite Vote of TURN’s shareholders at a duly held meeting of TURN’s shareholders or at any adjournment or postponement thereof taken in accordance with this Agreement at which the TURN Matters have been voted upon; or

(iv)    the shareholders of MLC shall have failed to approve the MLC Matters by the MLC Requisite Vote of MLC’s shareholders at a duly held meeting of MLC’s shareholders or at any adjournment or postponement thereof taken in accordance with this Agreement at which the MLC Matters have been voted upon.

(c)    by MLC, if:

(i)    there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of TURN, New Parent, TURN Merger Sub or MLC Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a) or (b), and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of written notice thereof by MLC to TURN; provided, that the right to terminate this Agreement under this clause (c)(i) shall not be available to MLC if MLC is then in material breach of any of its representations, warranties or covenants contained in this Agreement, unless such breach was primarily or principally caused by TURN’s, New Parent’s, TURN Merger Sub’s or MLC Merger Sub’s breach of any of its respective representations, warranties, covenants or other agreements in this Agreement.

(ii)    at any time prior to the time the MLC Requisite Vote with respect to the MLC Matters is obtained, (A) MLC is not in material breach of Section 7.8 or Section 7.9, (B) the board of directors of MLC authorizes MLC to enter into, and MLC enters into, a definitive Contract with respect to a MLC Superior Proposal and (C) MLC complies with Section 9.2(a);

(iii)    TURN, New Parent, TURN Merger Sub or MLC Merger Sub breaches, in any material respect, its obligations under Sections 7.8 or 7.10 and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within 10 days after the giving of written notice thereof by MLC to TURN; or

(iv)    prior to obtaining the TURN Requisite Vote in respect of the TURN Matters, (A) a TURN Adverse Recommendation Change and/or Takeover Approval with respect to TURN shall have occurred, (B) TURN shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of TURN’s board of directors that TURN’s shareholders vote in favor of the TURN Matters, (C) a Takeover Proposal with respect to TURN is publicly announced and TURN fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of TURN’s board of directors that TURN’s shareholders vote in favor of the TURN Matters, or (D) a tender or exchange offer relating to any shares of TURN Common Stock shall have been commenced by a third-party and TURN shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that TURN’s board of directors recommends rejection of such tender or exchange offer; provided, that, if an event permitting termination pursuant to this Section 9.1(c)(iv) has occurred, MLC’s right to terminate this Agreement pursuant to this Section 9.1(c)(iv) shall expire at 5:00 pm (New York City time) on the tenth (10th) Business Day following the date on which TURN provides written notice to MLC specifying the occurrence of such event.

(d)    by TURN, if:

(i)    there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of MLC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a) or (b), and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within thirty (30) days after the giving of written notice thereof by TURN to MLC; provided, that the right to terminate this Agreement under this clause (d)(i) shall not be available to TURN if TURN, New Parent, TURN Merger Sub or MLC Merger Sub is then in material breach of any of its representations, warranties or covenants contained in this Agreement, unless such breach was primarily or principally caused by MLC’s breach of any of its representations, warranties, covenants or other agreements in this Agreement.

(ii)    at any time prior to the TURN Requisite Vote with respect to the TURN Matters is obtained, (A) none of TURN, New Parent, TURN Merger Sub or MLC Merger Sub is in material breach of Sections 7.8 or 7.10, (B) the board of directors of TURN authorizes TURN, to enter into, and TURN enters into, a definitive Contract with respect to a TURN Superior Proposal and (C) TURN complies with Section 9.2(a);

(iii)    MLC breaches, in any material respect, its obligations under Section 7.8 or Section 7.9 and such breach is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within ten (10) days after the giving of written notice thereof by TURN to MLC; or

(iv)    prior to obtaining the MLC Requisite Vote in respect of the MLC Matters, (A) a MLC Adverse Recommendation Change and/or Takeover Approval with respect to MLC shall have occurred, (B) MLC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of MLC’s board of directors that MLC’s shareholders vote in favor of the MLC Matters, (C) a Takeover Proposal with respect to MLC is publicly announced and MLC fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of MLC’s board of directors that MLC’s shareholders vote in favor of the MLC Matters, or (D) a tender or exchange offer or take-over bid relating to any MLC Common Shares shall have been commenced by a third-party and MLC shall not have sent to its shareholders, within ten (10) Business Days after the commencement of such tender or exchange offer or take-over bid, a statement disclosing that MLC’s board of directors recommends rejection of such tender or exchange offer or take-over bid; provided, that, if an event permitting termination pursuant to this Section 9.1(d)(iv) has occurred, TURN’s right to terminate this Agreement pursuant to this Section 9.1(d)(iv) shall expire at 5:00 pm (New York City time) on the tenth (10th) Business Day following the date on which MLC provides written notice to TURN specifying the occurrence of such event.

The Party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 11.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2    Expense Reimbursement.

(a)    If this Agreement is validly terminated (i) by either Party pursuant to Section 9.1(b)(iii), (ii) by MLC pursuant to Section 9.1(c)(iii) or (iv) or (iii) by TURN pursuant to Section 9.1(d)(ii), then TURN shall, no later than two (2) Business Days after the date MLC delivers supporting documentation, pay to MLC an amount equal to the documented third-party fees and expenses of MLC, including the documented fees and expenses of counsel and other professionals retained by MLC that were incurred in connection with the negotiation, preparation and performance of this Agreement and the other documents and agreements contemplated hereby (the “MLC Expense Reimbursement”); provided, that the MLC Expense Reimbursement shall not exceed $1,000,000 in the aggregate (the “Expense Reimbursement Cap”).

(b)    If this Agreement is validly terminated (i) by either Party pursuant to Section 9.1(b)(iv), (ii) by TURN pursuant to Section 9.1(d)(iii) or (iv) or (iii) by MLC pursuant to Section 9.1(c)(ii), then MLC shall, no later than two (2) Business Days after the date TURN delivers supporting documentation, pay to TURN an amount equal to the reasonable and documented third-party fees and expenses of TURN, including the reasonable and documented fees and expenses of counsel and other professionals retained by TURN that were incurred in connection with the negotiation, preparation and performance of this Agreement and the other documents and agreements contemplated hereby (the “TURN Expense Reimbursement”); provided, that the TURN Expense Reimbursement shall not exceed the Expense Reimbursement Cap.

(c)    The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each Party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 are in consideration for the disposition of the affected Party’s rights under this Agreement and constitute liquidated damages (and do not constitute a penalty). If TURN fails to pay any amounts due to MLC pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or MLC fails to pay TURN any amounts due to TURN pursuant to this Section 9.2 within the time periods specified in this Section 9.2, TURN or MLC, as applicable, shall pay, in addition to the amounts payable under Section 9.2(a) or Section 9.2(b), as applicable, reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by MLC or TURN, as applicable, in connection with any Proceeding to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3    Effect of Termination. Except as set forth in Section 9.2, in the event of the valid termination of this Agreement by either MLC or TURN as provided in Section 9.1, this Agreement shall forthwith become void and have no further force or effect, and none of MLC, TURN, New Parent, TURN Merger Sub, MLC Merger Sub, any of their respective Affiliates or Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions; provided, however, that (a) paragraphs 3, 4, 5 and 6 of that certain letter agreement, dated as of November 7, 2024, by and between MLC and TURN, shall survive any termination of this Agreement in accordance with their respective terms, (b) Section 7.14, Section 7.19, this Article IX and Article XI (including, in each case, any applicable definitions) of this Agreement shall survive any termination of this Agreement and (c) nothing herein shall relieve any Party from any liabilities for damages incurred or suffered by another Party arising out of (x) the willful or intentional material breach by such Party of any provision of this Agreement prior to such termination, including such Party’s refusal to consummate the Closing when such Party was obligated to do so under this Agreement, or (y) any knowing and intentional common law fraud under New York Law by a Party arising prior to such termination in the making of the express representations and warranties set forth in this Agreement, including in the certificate to be delivered pursuant to Section 8.2(d) or Section 8.3(d) (which, for the avoidance of doubt, shall not include equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence or recklessness). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

9.4    Fees and Expenses. Subject to Section 9.2, except as otherwise expressly provided herein (including for the avoidance of doubt in the definition of “TURN Transaction Expenses” with respect to each Party bearing its portion of Shared Expenses), all fees and expenses incurred in connection with the Mergers, this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.

ARTICLE X

CERTAIN DEFINITIONS

10.1    Certain Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“40 Act Closing Date Plan” means, to the extent necessary in connection with Closing, to avoid having New Parent be deemed an investment company under the Investment Company Act (i.e., to avoid New Parent failing the “40% test” in Section 3(a)(1)(C) of the Investment Company Act), ensuring that, following Closing, the fair value of MLC equates to 60% or more of New Parent’s total assets (exclusive of cash and “government securities” (as defined in Section 2(a)(16) of the Investment Company Act) and that the fair value of TURN equates to less than 40% of New Parent’s total assets (exclusive of cash and government securities)), a mutually agreed plan between TURN and MLC pursuant to which TURN would, in connection with Closing, either (1) convert certain investment assets to cash and distribute the cash to New Parent, which cash New Parent would in turn contribute to MLC or one of its Subsidiaries, in connection with Closing or (2) distribute in kind certain investment assets to New Parent, which assets New Parent would in turn contribute on a cashless basis to MLC or one of its Subsidiaries, in connection with Closing. The assets to be liquidated or distributed in kind by TURN will be subject to regulatory, tax and other considerations and mutual agreement of TURN and MLC, with each of MLC and TURN required to act reasonably in connection with such determination and the 40 Act Closing Date Plan to the extent required to be implemented.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the term “controlled” has a meaning correlative thereto. Notwithstanding the foregoing, none of BC Partners or its Affiliates shall be deemed an Affiliate of MLC for purposes of Sections 4.17, 4.18 and 6.2.

“Anti-Spam Laws” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) and any other Laws governing spam or electronic communications.

“Arrangement” means the arrangement of MLC under the provisions of Section 182 of the OBCA, on the terms and conditions set forth in the Plan of Arrangement as amended or varied from time to time in accordance with the terms of this Agreement and the Plan of Arrangement or at the direction of the Court in the Final Order (with the prior written consent of MLC and TURN, each acting reasonably).

“Articles of Arrangement” means the articles of arrangement of MLC in respect of the Arrangement, required by the OBCA to be sent to the OBCA Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to MLC and TURN, each acting reasonably.

“Benefit Plan Investor” has the meaning defined by regulations issued by the U.S. Department of Labor and Section 3(42) of ERISA.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Toronto, Ontario, Canada.

“Canadian Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means the Securities Act (Ontario) and any other applicable Canadian provincial or territorial securities Laws, rules and regulations and published policies thereunder.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the OBCA Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Closing MLC Net Asset Value” means an amount, as finally determined in accordance with Section 2.6(a), equal to the following: (i) the MLC Net Asset Value, minus (ii) the aggregate amount of cash dividends or in kind distributions (other than distributions of MLC Common Shares), if any, paid by MLC to its stockholders during the period beginning on the date of this Agreement through the Determination Date for calculating Closing MLC Net Asset Value (the “Measurement Period”), excluding, for the avoidance of doubt, MLC Common Shares issued in the MLC Domestication, plus (iii) to the extent permitted under Section 6.2(a) (giving effect for the avoidance of doubt to the first paragraph of Section 6.2), the value ascribed by MLC to any new capital stock actually issued by MLC during the Measurement Period in exchange for cash contributions (including cash contributed in connection with any exercise of Warrants) or other assets actually received (including by way of any acquisition, however structured) during the Measurement Period, including for purposes of this clause (iii) new capital stock issued in connection with any acquisition, but excluding for purposes of this clause (iii), for the avoidance of doubt, (x) any equity issued as compensation to directors, officers, employees, contractors, service providers, any Affiliate of BC Partners or any Affiliate of MLC or any such equity the vesting of which occurs in connection with the Transaction or otherwise and (y) MLC Common Shares issued in the MLC Domestication.

“Closing TURN Net Asset Value” means an amount, as finally determined in accordance with Section 2.6(b), equal to the following: (i) the TURN Net Asset Value, minus (ii) TURN Transaction Expenses to the extent the same did not otherwise reduce on a dollar-for-dollar basis the calculation of TURN Net Asset Value, plus (iii)

the amount of TURN Change of Control Severance Payments included in Turn Transaction Expenses pursuant to the foregoing clause (ii).

“Code” means the Internal Revenue Code of 1986.

“Combined Closing NAV” means the sum of (i) the Closing TURN Net Asset Value, plus (ii) the Closing MLC Net Asset Value.

“Commercially Available Software” means software that is commercially available, has not been materially modified or customized by a third party for TURN or MLC (as applicable) or any of its Subsidiaries, and licensed non-exclusively to TURN or MLC (as applicable) or any of its Subsidiaries on substantially standard terms.

“Company Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of or otherwise held by or on behalf of TURN or MLC (as applicable) or any of its Subsidiaries.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Subsidiaries is a party or by which any of them may be bound.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Data Security Breach” means any accidental or unlawful unauthorized access to, acquisition of, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or unauthorized Processing of Company Data, including Personal Information, in the possession or control of TURN or MLC (as applicable) or any of its Subsidiaries, or any other act or omission that compromises the security, integrity, or confidentiality of information, including Personal Information.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.
“Disclosed Canadian Personal Information” means Personal Information subject to Canadian Privacy and Data Security Laws that a Party receives from the other Party in connection with this Agreement.

“Employee Benefit Plans” means any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any entity that would be deemed a “single employer” with such Person under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means (a) with respect to the TURN Merger, shares of TURN Common Stock owned by TURN, New Parent, TURN Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries or (b) with respect to the MLC Merger, MLC Common Shares owned by MLC, New Parent, MLC Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries.

“Executive” means, with respect to any entity, such entity’s principal executive officer and his or her direct reports, or any C-suite employee of such entity.

“Executive Mandatory Retirement Benefit” means the Harris & Harris Group, Inc. Executive Mandatory Retirement Benefit Plan.

“Final Order” means the order made after application to the Court approving the Arrangement, in form and substance acceptable to MLC and TURN, each acting reasonably, as such order may be amended, supplemented, varied or modified by the Court (with the consent of both MLC and TURN, each acting reasonably) or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to MLC and TURN, each acting reasonably).

“FINRA” means the Financial Industry Regulatory Authority.

“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

“Governmental Entities” means any federal, state, provincial, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any stock exchange, any quasi-governmental body, any self-regulatory agency (including FINRA), any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any material, substance or waste regulated as “hazardous”, “toxic” a “pollutant” or “contaminant” and for which liability or standards of conduct are imposed under Environmental Laws, including petroleum, oil, petroleum products or byproducts, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, mold, radiation or polychlorinated biphenyls.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Indebtedness” mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Indentures” means, together, (i) the Warrant Indenture, dated as of January 26, 2024, between MLC and Odyssey Trust Company and (ii) the Warrant Indenture, dated as of October 19, 2018, between Marret Resource Corp. and Computershare Trust Company of Canada.

“Independent Director” means, with respect to TURN, each director who is not an “interested person” of TURN as defined in the Investment Company Act. With respect to MLC, “independent director” as defined in Nasdaq Listing Rule 5605(a)(2).

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the universe, whether registered or unregistered, including all rights pertaining to or deriving from: (a) utility and design patents and patent applications (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable (collectively, “Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively, “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets, non-public information, confidential information, know-how, data, business information and technical information (including formulas, techniques and processes), and rights to limit the use or disclosure thereof by any Person (collectively, “Proprietary Information”); (g) mask works; (h) domain names; and (i) proprietary databases and data compilations, in each case including all registrations and applications to register any of the foregoing and all documentation relating to the foregoing.

“Interim Order” means the interim order of the Court made pursuant to the OBCA in a form acceptable to MLC and TURN, each acting reasonably, providing for, among other things, the calling and the holding of the MLC Shareholders Meeting and the MLC Domestication, as such order may be amended, supplemented or varied by the Court (with the consent of both MLC and TURN, each acting reasonably).

“Inventor” means any Person that, in whole or part, invents, authors, conceives, reduces to practice, creates, develops or otherwise contributes to the development of Intellectual Property Rights for TURN or MLC (as applicable) or any of its Subsidiaries.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“IPR Registration Authority” means any U.S. or non-U.S. Governmental Entity or other public or quasi-public legal authority (including domain name registrars) that has authority for registering or recording Intellectual Property Rights, including assignments or, where applicable, licenses thereof.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) in the case of TURN, the actual knowledge of Kevin M. Rendino and Daniel B. Wolfe, after reasonable inquiry, and (b) in the case of MLC, the actual knowledge of Ted Goldthorpe, Matthias Ederer, Henry Wang and Nikita Klassen, after reasonable inquiry.

“Laws” means any federal, state, provincial, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liabilities” means any and all debts, liabilities, claims, demands, expenses, leases, commitments, losses, and obligations, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Law or Proceeding and those arising under any Contract.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms which: (a) disrupts, disables, harms or impairs in any material way Software’s operation, including any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any Person’s ability to use such Software, including after a specific or random number of years or copies, (b) causes Software to damage or corrupt any data, storage media, programs, equipment or communications of a Person or its clients, or otherwise interfere with the Person’s operations in any material way or (c) permits any third party to access any Software to cause any material disruption, disablement, harm, impairment, damage erasure or corruption, including any back doors, time bombs, worms, drop dead devices or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such Software.

“Material Adverse Effect” means any event, change, circumstance, effect, development, condition or occurrence (an “Effect”), that, individually or together with any one or more event, changes, circumstances, effects, developments, conditions or occurrences, has, has had or would reasonably be expected to have (a) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of, in the case of TURN, TURN and its Subsidiaries, taken as a whole, or, in the case of MLC, MLC and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of, in the case of TURN, TURN, New Parent, TURN Merger Sub or MLC Merger Sub or, in the case of MLC, MLC, to consummate the Transactions prior to the Termination Date; provided, however, that, solely with respect to clause (a), a Material Adverse Effect shall not include and, in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, shall be deemed not to include any Effect to the extent resulting from or arising out of: (i) changes in the economic or securities, credit, financial or other capital market conditions generally (including changes in interest rates or changes in prices of debt or equity securities); (ii) a change or condition affecting the industries in which TURN or its Subsidiaries, or MLC or its Subsidiaries, as applicable operate generally; (iii) any changes or proposed changes after the date hereof in Laws or accounting regulations or principles (including GAAP and IFRS) or their respective interpretation or enforcement; (iv) any change after the date hereof in general political, regulatory, legislative or business conditions, acts of terrorism or war or the worsening thereof, including protests, riots or the engagement by the United States of America or any other country in hostilities, whether or not pursuant to a declaration of a national emergency or war, cybercrime, cyberterrorism or civil unrest; (v) disease outbreak or any other pandemic or the worsening thereof (including the impact on economies generally and the results of any actions taken by Governmental Entity in response thereto), earthquakes, hurricanes, or other natural disasters or acts of God; (vi) any failure, in and of itself, by, in the case of TURN, TURN or any of its Subsidiaries, or, in the case of MLC, MLC or any of its Subsidiaries, to meet any internal forecast or projection (provided that the underlying causes of such failures or decline may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect,” be taken into account and shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur); (vii) the taking of any action required to comply with this Agreement or to which the other Party has provided its express written consent or the failure to take any action prohibited by this Agreement; (viii) changes in the trading price or trading volume of TURN Common Stock or MLC Common Share, in and of itself; and (ix) the negotiation, execution or performance of this Agreement or any agreement ancillary hereto, the announcement of this Agreement and the Transactions and the identity of, or any facts or circumstances related to the other Party; provided, however, that the exceptions in (i), (ii), (iii), (iv) and (v) shall not apply to the extent that such effect disproportionately impacts in the case of TURN, TURN and its Subsidiaries, taken as a whole or in the case of MLC, MLC and its Subsidiaries, taken as a whole, relative to other similarly situated industry participants (in which case, only such incremental disproportionate impact may be taken into account in determining whether there was or has been a Material Adverse Effect).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“MLC Common Shares” means, prior to giving effect to the MLC Domestication, common shares in the capital of MLC and, after giving effect to the MLC Domestication, units representing membership interests of MLC.

“MLC Constating Documents” means the certificate and articles of amalgamation of MLC, as amended, and the by-laws of MLC as the same is amended, restated, supplemented or otherwise modified from time to time.

“MLC Domestication” means the continuance of MLC pursuant to the OBCA from a corporation existing under and governed by the OBCA to a limited liability company existing under and governed by the Act, as contemplated in the Plan of Arrangement, that will file IRS Form 8832 to elect to be treated as a corporation for U.S. federal income tax purposes; provided, that, prior to obtaining the approval of the shareholders of MLC with respect to the MLC Matters, MLC may, at its option and upon prior written approval of TURN (not to be unreasonably conditioned, delayed or withheld), cause the continuance of MLC to a corporation incorporated under and governed by the Delaware General Corporation Law.

“MLC Exchange Ratio” means the product of:
(i)     the quotient of (x) one, divided by (y) the Outstanding MLC Shares, multiplied by:
(ii)     the product of (x) New Parent Shares for Issuance, multiplied by (y) the MLC NAV Multiplier.

“MLC Fundamental Representations” means, collectively, the representations and warranties contained in (i) the first sentence of Section 4.1(a), (ii) Section 4.1(b), (iii) the first and fourth sentences of Section 4.2, (iv) the first two sentences and the last sentence of Section 4.4(a), and (v) Section 4.8.

“MLC Intervening Event” means with respect to MLC, any event, change or development first occurring or arising after the date hereof that is material to MLC and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, any member of MLC’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken MLC (or to be refrained from being taken by MLC) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an MLC Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third-party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this MLC Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the MLC Common Shares (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an MLC Intervening Event has occurred); (c) changes in general economic, social or political conditions or the financial markets in general; or (d) general changes or developments in the industries in which MLC and its Subsidiaries operate, including general changes in Law after the date hereof across such industries.

“MLC IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by MLC or any of its Subsidiaries.

“MLC IPR Agreements” means agreements under which: (a) MLC or any of its Subsidiaries has been granted any license or other rights (including rights granted on a service basis) under any Intellectual Property Rights owned by any Person that are material to the business of MLC or any of its Subsidiaries (“MLC In-Bound Licenses”); (b) MLC or any of its Subsidiaries has granted to any other Person any material license or other right under any material MLC IPR (“MLC Out-Bound Licenses”); or (c) any Intellectual Property Right is or has been developed by a third party for MLC or any of its Subsidiaries or assigned to MLC or any of its Subsidiaries by any other Person, in each case, that is material to the business of MLC or any of its Subsidiaries (“MLC Development Agreements”).
“MLC Key Shareholders” means holders of at least nineteen and a half percent (19.5)% of the issued and outstanding MLC Common Shares.

“MLC Matters” means (i) the authorization, adoption and approval of this Agreement and the MLC Merger and (ii) the MLC Domestication.

“MLC NAV Multiplier” means the difference of (i) one (1) minus (ii) the TURN NAV Multiplier.

“MLC Net Asset Value” means $67,410,000.

“MLC Personnel” means a natural person who is an employee, individual independent contractor or self-employed individual employed, retained or engaged by MLC or any of its Subsidiaries.

“MLC Registered IPR” means any and all MLC IPR that is registered or recorded with an IPR Registration Authority, including: (a) Patents (including utility and design patents); (b) Trademarks; (c) Copyrights; (d) mask works; and (e) domain name registrations, in each case including all issuances, registrations, recordations and applications for any of the foregoing.

“MLC Resolutions” means the special resolution approving the MLC Matters to be considered at the MLC Shareholders Meeting by MLC shareholders. The MLC resolutions related to the Plan of Arrangement shall be substantially in the form attached as Exhibit D.

“MLC Superior Proposal” means a bona fide written Takeover Proposal that was not solicited in violation of this Agreement, made by a third-party that would result in such third-party becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of MLC or more than 50% of the assets of MLC on a consolidated basis (a) on terms which MLC’s board of directors determines in good faith to be superior for the shareholders of MLC (in their capacity as shareholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to the payment of the MLC Expense Reimbursement and any alternative proposed by TURN in accordance with Section 7.9), and (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror, that MLC’s board of directors deems relevant) in accordance with its terms.

“MLM Client” means any Person with whom MLC or one of its Subsidiaries has entered into a MLM Client Agreement.

“MLM Client Agreement” means any investment advisory, investment sub-advisory or investment management Contract or other similar document entered into by MLC or any one of its Subsidiaries with any Person.

“MLM Funds” means those vehicles pursuant to which MLM is contractually obligated to provide investment advisory services.

“Nasdaq” means the Nasdaq Global Market.

“New Parent Common Stock” means the common stock of New Parent, par value $.001 per share.

“New Parent Shares for Issuance” means 13,000,000 or such other number as may be mutually agreed in writing by TURN and MLC.

“OBCA” means the Business Corporations Act (Ontario).

“OBCA Director” means the director appointed pursuant to section 278 of the OBCA.

“Ontario Ministry” means the Ontario Ministry of Government and Consumer Services.

“Open Source Software” means all Software or other materials that are subject to “open source” or similar license terms that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, and any license listed at www.opensource.org.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Outstanding MLC Shares” means the number of MLC Common Shares issued and outstanding as of immediately prior to the Effective Time.

“Outstanding TURN Shares” means the number of shares of TURN Common Stock issued and outstanding as of immediately prior to the Effective Time.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Liens” means (i) any restriction on transfer arising under applicable securities Laws, (ii) Liens for Taxes not yet delinquent or for Taxes being contested in good faith, (iii) purchase money Liens, (iv) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet payable and that are not resulting from a breach, default or violation of any Contract or Law, (v) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use and operation of such real property, (vi) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (vii) customary Liens of lessors, lessees, sublessor, sublessees, licensors or licensees arising under lease arrangements or license arrangements.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Personal Information” means (a) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (b) any information that is defined as “personal information” or “personal data” under applicable Privacy and Data Security Laws.

“Plan Assets” has the meaning set forth in the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan of Arrangement” means the plan of arrangement, substantially in the form attached as Exhibit C, as amended, modified or supplemented from time to time in accordance with either (i) this Agreement and the Plan of Arrangement; or (ii) at the direction of the Court in the Final Order, which Plan of Arrangement, for greater certainty, shall only be in respect of the MLC Domestication and not in respect of any other MLC Matter.

“Previously Disclosed” means information (i) with respect to TURN, (A) set forth by TURN in the TURN Disclosure Letter or (B) previously disclosed since the Applicable Date in any TURN SEC Report, and (ii) with respect to MLC, (A) set forth by MLC in the MLC Disclosure Letter or (B) previously disclosed since the Applicable Date in any MLC Report.

“Privacy Agreements” means any contracts, commitments, obligations or responsibilities to affiliated and unaffiliated third parties, including individuals, governing the Processing of Personal Information, into which TURN or MLC (as applicable) or any of its Subsidiaries has entered or is otherwise bound.

“Privacy and Data Security Laws” means any Laws (including Anti-Spam Laws) with which TURN or MLC (as applicable) or any of its Subsidiaries is required to comply relating to anti-spam or the privacy, Processing or security of Personal Information, including regarding data breach disclosure and notification.

“Privacy Commitments” means any and all (a) applicable Privacy and Data Security Laws, (b) Privacy Policies, (c) Privacy Agreements, and (d) the rules of any applicable self-regulatory organizations in which TURN or MLC (as applicable) or any of its Subsidiaries is a member.

“Privacy Policy” means each publicly-posted written statement made by TURN or MLC (as applicable) or any of its Subsidiaries related to the Processing of Personal Information, including website or mobile app privacy policies or notices and notices or policies related to the privacy of employees, individual contractors, temporary workers, and job applicants.

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Processing” (or its conjugates) means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.
“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, any Governmental Entity.

“Retiree Medical Benefit Plan” means the Harris & Harris Group, Inc. Retiree Medical Benefit Plan.
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including: (a) any Person listed on any Sanctions-related list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or controlled by a Person or Persons described in clauses (a) or (b); or (d) any Person otherwise the subject or target of Sanctions.

“Sanctions” means all economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, HM’s Department of the Treasury or any other applicable sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval maintained on behalf of the Canadian Securities Authorities.

“Shared Expenses” means, collectively, (a) all filing fees payable in connection with the notifications, filings, registrations, submissions and other materials required to satisfy the closing condition in Section 8.1(c), (b)

the fees and expenses of the Paying and Exchange Agent and (c) all registration and other filing fees payable to the SEC, Canadian securities regulators or Cboe Canada in respect of, and all legal, accounting, proxy solicitation and financial printer fees, costs and expenses incurred by or on behalf of a Party in connection with, the preparation, filing and revision of, in each case, the Registration Statement and Joint Proxy Statement/Prospectus (including for the avoidance of doubt with respect to the information included therein so that the Joint Proxy Statement/Prospectus constitutes a management information circular of MLC) in respect of the Mergers and the other Transactions, excluding any fees and expenses incurred in connection with the preparation of any financial statements of MLC.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than MLC or TURN or any of their respective Affiliates) (a) with respect to a merger, arrangement, amalgamation, consolidation, tender offer, exchange offer, take-over bid, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving MLC or TURN, as applicable, or any of such Party’s respective Subsidiaries, as applicable (excluding any internal reorganization involving only MLC or TURN, as applicable, and/or one or more of their respective Subsidiaries), or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of MLC or TURN, as applicable (based on the most recent publicly disclosed financial statements of the applicable Party), and such Party’s respective Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, MLC or TURN, as applicable, in each case other than the Mergers and the other Transactions (including shares held by the acquiring party on or before the date of this Agreement).

“Tax” includes: (a) any tax, assessment, fee, or other governmental charge imposed by any Governmental Entity, including any United States, Canadian, foreign, federal, state, provincial or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, environmental tax (including taxes under Section 59A of the Code), profits tax, severance tax, personal property tax, real property tax, sales tax, license tax, goods and services tax, harmonized sales tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, employer health tax, social security (or similar) tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, any amounts or refunds owing under section 125.7 of the Tax Act, employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions, or other charge, levy, duty or assessment in the nature of or similar to a tax of any kind whatsoever; (b) any interest, fine, penalty, late filing fees or addition to tax imposed by or due to a Governmental Entity; and (c) any liability in respect of any item described in clauses (a) or (b) above, regardless of whether such liability arises by reason of a contract, assumption, operation of a legal requirement, imposition of transferee or successor liability or otherwise and, in the case of each of clauses (a), (b), and (c), regardless of whether any item described therein is disputed or not.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) supplied or required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Transactions” means the transactions contemplated by this Agreement, including the MLC Domestication, the 40 Act Closing Date Plan and the Mergers.

“TURN Change of Control Severance Payments” means any payments due at or in connection with the Closing under the Change in Control and Severance Agreements listed in Section 3.19 of the TURN Disclosure Letter, including the employer’s portion of all payroll, employment, unemployment and similar Taxes applicable to any such amounts payable under such Change in Control and Severance Agreements.

“TURN Client” means any Person with whom TURN or one of its Subsidiaries has entered into a TURN Client Agreement.

“TURN Client Agreement” means any investment advisory, investment sub-advisory or investment management Contract or other similar document entered into by TURN or any one of its Subsidiaries with any Person.

“TURN Exchange Ratio” means the product of:
(i) the quotient of (x) one, divided by (y) the Outstanding TURN Shares, multiplied by:
(ii) the product of (x) New Parent Shares for Issuance, multiplied by (y) the TURN NAV Multiplier.

“TURN Fundamental Representations” means, collectively, the representations and warranties contained in (i) the first sentence of Section 3.1(a), (ii) Section 3.1(b), (iii) Section 3.2, (iv) the first and fourth sentences of Section 3.3, (v) the first two sentences and the last sentence of Section 3.5(a), and (vi) Section 3.9.

“TURN Intervening Event” means with respect to TURN, any event, change or development first occurring or arising after the date hereof that is material to TURN and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, any member of TURN’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken TURN (or to be refrained from being taken by TURN) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an TURN Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third-party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of this TURN Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the TURN Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an TURN Intervening Event has occurred); (c) changes in general economic, social or political conditions or the financial markets in general; or (d) general changes or developments in the industries in which TURN and its Subsidiaries operate, including general changes in Law after the date hereof across such industries.

“TURN IPR” means any and all Intellectual Property Rights owned or purported to be owned, in whole or part, by TURN or any of its Subsidiaries.

“TURN IPR Agreements” means agreements under which: (a) TURN or any of its Subsidiaries has been granted any license or other rights (including rights granted on a service basis) under any Intellectual Property Rights owned by any Person that are material to the business of TURN or any of its Subsidiaries (“TURN In-Bound Licenses”); (b) TURN or any of its Subsidiaries has granted to any other Person any material license or other right under any material TURN IPR (“TURN Out-Bound Licenses”); or (c) any Intellectual Property Right is or has been developed by a third party for TURN or any of its Subsidiaries or assigned to TURN or any of its Subsidiaries by any other Person, in each case, that is material to the business of TURN or any of its Subsidiaries (“TURN Development Agreements”).

“TURN Key Shareholders” means holders of at least nineteen and a half percent (19.5)% of the issued and outstanding shares of TURN Common Stock.

“TURN Matters” means (i) the adoption of this Agreement and (ii) the deregistration of TURN under the Investment Company Act pursuant to Section 7.15.

“TURN NAV Multiplier” means the quotient (rounded to the nearest fourth decimal place, with 0.00005 rounding up) of (i) the Closing TURN Net Asset Value, divided by (ii) the Combined Closing NAV.

“TURN Net Asset Value” means the net asset value of TURN, calculated using the same assumptions and methodologies, and applying the same categories of adjustments to net asset value, historically used by TURN in calculating the net asset value of TURN that has been publicly reported by TURN in its financial statements; provided that, notwithstanding anything in this Agreement to the contrary, the TURN Net Asset Value shall be calculated (i) without taking into account any conversion of TURN investment assets to cash, any subsequent distribution of such cash by TURN to New Parent or any of its Subsidiaries or any distribution in kind of TURN investment assets to New Parent or any of its Subsidiaries, in each case, as required to implement the mutually agreed 40 Act Closing Date Plan, if applicable, and (ii) to the extent not settled prior to the Determination Date (such settlement to be documented in a form reasonably acceptable to MLC) and reflected in the Closing TURN Net Asset Value, to include all current and future Liabilities under the Retiree Medical Benefit Plan, in an amount equal to the figure actuarially determined and included in TURN’s Annual Report on Form N-CSR for the year ending December 31, 2024, net of any payments made under such plan through the Determination Date and reflected in the Closing TURN Net Asset Value.

“TURN Personnel” means a natural person who is an employee, individual independent contractor or self-employed individual employed, retained or engaged by TURN or any of its Subsidiaries.

“TURN Registered IPR” means any and all TURN IPR that is registered or recorded with an IPR Registration Authority, including: (a) Patents (including utility and design patents); (b) Trademarks; (c) Copyrights; (d) mask works; and (e) domain name registrations, in each case including all issuances, registrations, recordations and applications for any of the foregoing.

“TURN Superior Proposal” means a bona fide written Takeover Proposal that was not solicited in violation of this Agreement, made by a third-party that would result in such third-party becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of TURN or more than 50% of the assets of TURN on a consolidated basis (a) on terms which TURN’s board of directors determines in good faith to be superior for the shareholders of TURN (in their capacity as shareholders), taken as a group, from a financial point of view as compared to the Mergers (after giving effect to the payment of the TURN Expense Reimbursement and any alternative proposed by MLC in accordance with Section 7.10), and (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror, that TURN’s board of directors deems relevant) in accordance with its terms.

“TURN Transaction Expenses” means the aggregate amount of all unpaid fees, costs, expenses and other amounts incurred or otherwise payable, directly or indirectly, by TURN, New Parent, TURN Merger Sub, MLC Merger Sub or any of their respective Subsidiaries in connection with, arising from or related to (a) the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Transactions, including all legal, accounting, proxy solicitation, financial printer, investment banking and financial advisory fees, costs and expenses of TURN, New Parent, TURN Merger Sub, MLC Merger Sub or any of their respective Subsidiaries, in each case other than to the extent constituting Shared Expenses; (b) all performance awards, deferred compensation, bonuses, including transaction bonuses and stay bonuses, change of control payments, retention payments, termination, severance or other bonuses or payments that are triggered or accelerated or otherwise due or payable in connection with or incident to (whether at or after Closing) the consummation of the Transactions (including for the avoidance of doubt all retention bonus payments payable to each of Kevin M. Rendino and Daniel B. Wolfe and any TURN Change of Control Severance Payments), including any gross-up or similar payments for Taxes, (c) the employer’s portion of all payroll, employment, unemployment and similar Taxes applicable to any amounts set forth in the preceding subclause (b), (d) one hundred percent (100%) of (i) Transfer Taxes associated with the TURN Merger and (ii) the costs of obtaining a six (6) year tail insurance policy for director and officer liability for TURN; and (e) fifty percent (50%) of all Shared Expenses.

“Warrants” means the warrants issued pursuant to the Indentures.

10.2    Table of Defined Terms.

Acceptable Confidentiality Agreement	A-60
Acceptable Courts	A-91
Agreement	A-1
Applicable Date	A-14
Bankruptcy and Equity Exception	A-13
Certificate of Merger	A-7
Certificates of Merger	A-7
Closing	A-7
Closing Date	A-7
Court	A-74
De-Registration Date	A-28
Determination Date	A-9
Disqualification Event	A-45
Effective Time	A-7
Exchange Fund	A-9
Expense Reimbursement Cap	A-71
Fair Value Measurement	A-16
Fair Value Measurements and Disclosures (Topic 820)	A-49
Federal Securities Laws	A-17
GAAP	A-14
HSR Act	A-55
Indemnified Party	A-58
Intended Tax Treatment	A-64
Joint Proxy Statement/Prospectus	A-14
Leased Real Property	A-27
Level 1	A-49
Material Adverse Effect	A-66
Material Compliance Matters	A-17
Merger Agreement	A-5
Mergers	A-5
MLC	A-5
MLC Adverse Recommendation Change	A-60
MLC Articles	A-29
MLC Balance Sheet	A-32
MLC Bylaws	A-29
MLC Capitalization Date	A-30

MLC Company Plan	A-37
MLC Company Plans	A-37
MLC Disclosure Letter	A-91
MLC Expense Reimbursement	A-71
MLC Insurance Policy	A-41
MLC Interim Balance Sheet	A-32
MLC Intervening Event Notice Period	A-61
MLC Intervening Event Recommendation Change	A-61
MLC Investment Assets	A-44
MLC Investment Objectives	A-51
MLC IT Infrastructure	A-43
MLC Leased Real Property	A-44
MLC Material Contracts	A-40
MLC Merger Sub	A-5
MLC NAV Statement	A-9
MLC Recommendation	A-56
MLC Requisite Vote	A-31
MLC Rights	A-30
MLC Reports	A-32
MLC Shareholders Meeting	A-30
MLC Software	A-43
MLC Voting Debt	A-30
MLM	A-45
Money Laundering Laws	A-18
New Parent	A-5
Non-Party Affiliates	A-92
Notice of a MLC Superior Proposal	A-61
Notice of a TURN Superior Proposal	A-62
NYBCL	A-6
Parties	A-5
Party	A-5
Paying and Exchange Agent	A-9
Plan Asset Funds	A-47
Plan of Arrangement	A-80
QPAM	A-47
QPAM Exemption	A-29
Registration Statement	A-14
Representatives	A-59
Required Filings	A-56
Rights	A-12
Sarbanes-Oxley Act	A-15
Takeover Approval	A-60
Takeover Statutes	A-18
Tax Act	A-5, A-82

Termination Date	A-69
Transfer Taxes	A-65
TURN	A-5
TURN Adverse Recommendation Change	A-62
TURN Balance Sheet	A-15
TURN Bylaws	A-12
TURN Capitalization Date	A-12
TURN Certificate of Merger	A-7
TURN Charter	A-12
TURN Client Accounts	A-29
TURN Company Plan	A-20
TURN Company Plans	A-20
TURN Disclosure Letter	A-91
TURN Expense Reimbursement	A-71
TURN Insurance Policy	A-24
TURN Interim Balance Sheet	A-15
TURN Intervening Event Notice Period	A-63
TURN Intervening Event Recommendation Change	A-63
TURN Investment Assets	A-27
TURN Investment Objectives	A-48
TURN IT Infrastructure	A-26
TURN Material Contracts	A-23
TURN Merger	A-5
TURN Merger Sub	A-5
TURN NAV Statement	A-10
TURN Recommendation	A-57
TURN Requisite Vote	A-13
TURN SEC Reports	A-14
TURN Shareholders Meeting	A-13
TURN Software	A-26
TURN Transaction Expenses	A-72
USA PATRIOT Act	A-18
Voting Debt	A-12

ARTICLE XI

GENERAL PROVISIONS

11.1    Non-survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part at or after the Effective Time, which shall survive the Effective Time in accordance with their respective terms, and (b) Section 7.14 and Article XI shall survive the Effective Time.

11.2    Amendments. At any time prior to the Effective Time, this Agreement (including the Plan of Arrangement, it being acknowledged and agreed that in connection with any amendment, supplement or modification of the Plan of Arrangement, no approval required by this Section 11.2 shall be unreasonably delayed, conditioned or withheld by any of TURN, New Parent, TURN Merger Sub or MLC Merger Sub) may be amended, supplemented or modified only by an instrument in writing signed on behalf of each of the Parties, with such action taken or authorized by their respective boards of directors, at any time before or after obtaining the MLC Requisite Vote in respect of the MLC Matters or the TURN Requisite Vote in respect of the TURN Matters; provided, however, that after obtaining the MLC Requisite Vote in respect of the MLC Matters or the TURN Requisite Vote in respect of the TURN Matters, there may not be any amendment, supplement or modification of this Agreement that requires approval by the shareholders of MLC or TURN, respectively, unless such approval shall have been obtained.

11.3    Extension; Waiver. At any time prior to the Effective Time, each of TURN and MLC, by action taken or authorized by its board of directors, may, to the extent legally allowed, (a) in the case of TURN, extend the time for the performance of any of the obligations or other acts of MLC, and in the case of MLC, extend the time for the performance of any of the obligations or other acts of TURN, New Parent, TURN Merger Sub or MLC Merger Sub, (b) in the case of TURN, waive any inaccuracies in the representations and warranties of MLC contained in this Agreement, and in the case of MLC, waive any inaccuracies in the representations and warranties of TURN contained in this Agreement or (c) in the case of TURN, waive compliance by MLC with any of the agreements or conditions contained in this Agreement, and in the case of MLC, waive compliance by TURN, New Parent, TURN Merger Sub or MLC Merger Sub with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of TURN or MLC, and such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such right, power or privilege, and no single or partial exercise thereof shall preclude any other or further exercise thereof. No provision of this Agreement shall be waived or modified at or following the Effective Time.

11.4    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) when delivered by hand (providing proof of delivery), (b) on the date sent via email (provided, that, the sender does not promptly receive any “bounce back” or notice of non-delivery), (c) on the fifth Business Day after mailing if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed with return receipt requested, or (d) one Business Day after mailing if mailed to the Party to whom notice is to be given by nationally recognized overnight carrier service prior to the deadline for next-day delivery. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to MLC, to:

Mount Logan Capital Inc.
650 Madison Avenue, 3rd Floor
New York, NY 10022
Attention:    Steven Wayne
                       Olivier Fioroni
                    Nikita Klassen
Email:           Steven.Wayne.oa@bcpartners.com
                       Olivier.Fioroni@bcpartners.com
                       Nikita.Klassen@bcpartners.com

with a copy, which will not constitute notice, to:

Dechert LLP 3 Bryant Park 1095 Avenue of the Americas New York, NY 10036 Attention: Kenneth E. Young, Esq. Stephen R. Pratt, Esq. Email: Ken.Young@dechert.com; Stephen.Pratt@dechert.com

If to TURN, New Parent, TURN Merger Sub or MLC Merger Sub, to:

180 Degree Capital Corp. 7 North Willow Street, Suite 4B Montclair, NJ 07042 Attention: Daniel Wolfe Email: daniel@180degreecapital.com with a copy, which will not constitute notice, to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention:     John J. Mahon, Esq.
    Joshua A. Apfelroth, Esq.
    Michael E. Ellis, Esq.
Email:     jmahon@proskauer.com
    japfelroth@proskauer.com
    mellis@proskauer.com

11.5    Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” Whenever the word “or” is used in this Agreement, it shall be deemed to not be exclusive and shall have the meaning represented by the term “and/or,” unless the context otherwise requires. The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto, including the TURN Disclosure Letter and MLC Disclosure Letter, shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to any statute, regulation or provision of Law shall be deemed to include a reference to any amendment, modification, replacement, or successor statute, regulation or provision of such Law, as well as any rules or regulations promulgated thereunder, unless expressly stated otherwise. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. References to “days” shall mean “calendar days” unless expressly stated otherwise. The Parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.6    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, then (a) the Parties shall amend or otherwise modify this Agreement to replace such term, provision, covenant or restriction with a valid and enforceable term, provision, covenant or restriction that gives effect to the original intent of the Parties in executing this Agreement and (b) the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated as a result thereof.

11.7    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each Party hereto forever waives any such defense.

11.8    Entire Agreement. This Agreement (including all exhibits, annexes and schedules referred to in this Agreement or attached to this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.

11.9    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all claims or Proceedings based upon, arising out of or relating to this Agreement or the Transactions, shall be governed and construed in accordance with the Laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction; provided, that (i) in advance of the MLC Domestication, the Laws of the Province of Ontario, Canada shall govern MLC’s obligations related to the Arrangement and to obtaining any vote of the MLC shareholders with respect to the MLC Matters and the fiduciary obligations of the members of the board of directors of MLC, and (ii) from and after the MLC Domestication, the Laws of the State of Delaware shall govern the fiduciary obligations of the members of the board of directors or board of managers, as applicable, if any, of MLC and the MLC Merger. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in (x) any court of the State of New York sitting in the borough of Manhattan, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York, and, in each case, the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the Parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or otherwise based upon, arising out of or relating to, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. Each Party (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.9.

11.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by merger, operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.6 and Section 11.14, this Agreement is not intended to and does not confer upon any Person, other than the Parties hereto, any rights or remedies.

11.11    Remedies Cumulative. Except as otherwise provided in this Agreement, (a) any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy arising under this Agreement, at Law, or in equity and (b) the exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

11.12    Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Acceptable Court without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Notwithstanding anything to the contrary contained in this Agreement, to the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to the earlier of (a) six (6) months from the Termination Date and (b) the twentieth (20th) Business Day following the resolution of such Proceeding (provided, that the Parties acknowledge and agree that the applicable court presiding over such Proceeding may establish a different time period).

11.13    Disclosure Letter. Contemporaneously with the execution of this Agreement, each of TURN and MLC have delivered to the other Party a disclosure letter (the “TURN Disclosure Letter” and the “MLC Disclosure

Letter”, respectively; each, a “Disclosure Letter”). Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty in the Disclosure Letter shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Letter shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Letter shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections or subsections. No disclosure in the Disclosure Letters shall be construed as an admission or indication to any Person, other than as expressly set forth in this Agreement. No disclosure in the Disclosure Letters relating to any possible breach or violation of any agreement or applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.14    Non-Recourse. All Proceedings (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto. No Person who is not a named Party to this Agreement, including any past, present or future direct or indirect, equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, Affiliates, members, managers, general or limited partners, lender, financing source or assignees (and any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) of any named Party to this Agreement (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or for any claim or Proceeding based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party waives and releases all such Liabilities against any such Non-Party Affiliate. The provisions of this Section 11.14 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates and such Person’s estate, heirs and representatives.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MOUNT LOGAN CAPITAL INC.

By: /s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: CEO

180 DEGREE CAPITAL CORP.

By: /s/ Kevin M. Rendino
Name: Kevin M. Rendino
Title: Chief Executive Officer

YUKON NEW PARENT, INC.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

POLAR MERGER SUB, INC.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

MOOSE MERGER SUB, LLC

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

Annex A
TURN NAV Multiplier Adjustment Mechanism
Pursuant to Section 2.7(b) of the Agreement, to the extent that the TURN NAV Multiplier would reasonably be expected to be greater than 50% or if any TURN shareholder (individually or together with its Affiliates) would reasonably be expected to own 25% or more of the issued and outstanding shares of New Parent Common Stock immediately after the Effective Time, the Parties shall reasonably cooperate to implement the following procedures, which shall be effected prior to the Effective Time:

1.    TURN shall promptly propose, by written notice to MLC (the “Proposed Distribution Notice”), assets of TURN that will be subject to in-kind distribution to TURN’s shareholders prior to the Effective Time so that the TURN NAV Multiplier will be under 50% or, if applicable, no TURN shareholder will be over the threshold specified above, in each case, as of the Effective Time.

2.    MLC shall have the right to approve in advance in writing (such approval not to be unreasonably conditioned, delayed or withheld) any such in-kind distributions set forth in the Proposed Distribution Notice.

3.    If MLC does not approve any such in-kind distribution pursuant to item 2 above, TURN shall promptly propose additional assets that will be subject to in-kind distributions in accordance with item 1, as necessary, and MLC shall again have the right to approve such distributions, in accordance with item 2.

4.    The Closing TURN Net Asset Value will be adjusted to reflect the attributes of the in-kind distributions on which the Parties have agreed pursuant to items 1-3 above (both with respect to the reduction in TURN assets and any increase in TURN Liabilities in connection therewith, including corporate-level taxes, it being agreed that MLC and TURN will reasonably cooperate to select assets that create tax efficiencies at the corporate level).

A-Annex A-1

Exhibit A-1
Registration Statement Tax Opinion to TURN
[See Attached.]

Annex A-A-1-1

January 16, 2025

Ladies and Gentlemen:

You have requested our opinion in connection with the proposed reorganization of 180 Degree Capital Corp., a New York corporation ("TURN"), and Mount Logan Capital Inc., a Delaware corporation ("MLC"), pursuant to the Agreement and Plan of Merger, dated as of January 16, 2025 (the "Merger Agreement"), among TURN, MLC, Yukon New Parent, Inc., a Delaware corporation ("New Parent"), Polar Merger Sub, Inc., a New York corporation ("TURN Merger Sub") and Moose Merger Sub, Inc., a Delaware limited liability company ("MLC Merger Sub"). In the Reorganization (as defined below), TURN Merger Sub will merge with and into TURN with TURN surviving (the "TURN Merger"), after which MLC will merge with and into MLC Merger Sub with MLC surviving (the "MLC Merger", and together with the TURN Merger, the "Reorganization"). The parties may subsequently choose to merge TURN and MLC.

In connection with this opinion, we have examined the Merger Agreement, certain public filings of TURN made with the U.S. Securities and Exchange Commission, and the representation of TURN addressed to us, dated as of the date hereof and the representation letter of MLC addressed to us, dated as of the date hereof (together, the "Representation Letters"). In rendering this opinion we have assumed (i) that the facts, representations and information contained in the Merger Agreement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, (ii) that the representations made by TURN and MLC in the Representation Letters are true, complete, and correct and will remain true, complete, and correct up to and including the Effective Time and (iii) that any representations made in such Representation Letters or the Merger Agreement that are qualified by knowledge or qualifications of like import are true, complete, and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualifications, and we have relied on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document submitted to us as originals, (iv) the conformity to the originals of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Merger Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of TURN and MLC, (viii) the due authority, execution and delivery by each of the parties to the Merger Agreement, (ix) that the Merger Agreement constitutes the legal, valid, and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Representation Letters is and will remain true, complete, and correct and (xi) that each of the parties to the Merger Agreement will perform all of its obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Paris | São Paulo | Washington, DC

Annex A-A-1-2

Proskauer
180 Degree Capital Corp.
January 16, 2025
Page 2

federal income tax law, that the Reorganization will be treated as a transfer to corporation controlled by transferors within the meaning of Section 351 of the Code.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

Very truly yours,

Annex A-A-1-3

Exhibit A-2
Registration Statement Tax Opinion to MLC
[See Attached.]

Annex A-A-2-1

Dechert LLP

Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036-6797
+1 212 698 3500 Main
+1 212 698 3599 Fax
www.dechert.com

January 16, 2025

Ladies and Gentlemen:

You have requested our opinion in connection with the proposed reorganization of 180 Degree Capital Corp., a New York corporation ("TURN"), and Mount Logan Capital Inc., a Delaware corporation ("MLC"), pursuant to the Agreement and Plan of Merger, dated as of January 16, 2025 (the "Merger Agreement"), among TURN, MLC, Yukon New Parent, Inc., a Delaware corporation ("New Parent"), Polar Merger Sub, Inc., a New York corporation ("TURN Merger Sub") and Moose Merger Sub, LLC, a Delaware limited liability company ("MLC Merger Sub"). In the Reorganization (as defined below), TURN Merger Sub will merge with and into TURN with TURN surviving (the "TURN Merger"), after which MLC will merge with and into MLC Merger Sub with MLC surviving (the "MLC Merger", and together with the TURN Merger, the "Reorganization"). The parties may subsequently choose to merge TURN and MLC.

In connection with this opinion, we have examined the Merger Agreement, certain public filings of TURN made with the U.S. Securities and Exchange Commission, and the representation of TURN addressed to us, dated as of the date hereof and the representation letter of MLC addressed to us, dated as of the date hereof (together, the "Representation Letters"). In rendering this opinion we have assumed (i) that the facts, representations and information contained in the Merger Agreement are true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, (ii) that the representations made by TURN and MLC in the Representation Letters are true, complete, and correct and will remain true, complete, and correct up to and including the Effective Time and (iii) that any representations made in such Representation Letters or the Merger Agreement that are qualified by knowledge or qualifications of like import are true, complete, and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualifications, and we have relied on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document submitted to us as originals, (iv) the conformity to the originals of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Merger Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of TURN and MLC, (viii) the due authority, execution and delivery by each of the parties to the Merger Agreement, (ix) that the Merger Agreement constitutes the legal, valid, and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Representation Letters is and will remain true, complete, and correct and (xi) that each of the parties to the Merger Agreement will perform all of its obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that the Reorganization will be treated as a transfer to corporation controlled by transferors within the meaning of Section 351 of the Code.

Annex A-A-2-2

January 16, 2025

Dechert LLP

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. In particular, we express no opinion on (i) the effect of the Reorganization and the transactions contemplated by the Merger Agreement on the Warrants and (ii) the consequences of the Reorganization and the transactions contemplated by the Merger Agreement on any shareholder of MLC that holds Warrants, with respect to their Warrants. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

Very truly yours,

Annex A-A-2-3

Exhibit B
New Parent, MLC and TURN Officers and Directors
The New Parent board of directors, which shall be a classified board, unless otherwise mutually agreed by MLC and TURN, shall be comprised of the following, to the extent such Persons qualify and are willing and able to serve:
•Ted Goldthorpe;
•Four (4) directors who qualify as “independent directors” as defined in Nasdaq Listing Rule 5605(a)(2) (each such qualifying director, an “Independent Directors”) designated in writing by MLC;
•One (1) Independent Director designated in writing by TURN; and
•One (1) Independent Director mutually agreed in writing by MLC and TURN.
If any individual designated by TURN or MLC fails to qualify or otherwise refuses or is unable to serve, TURN or MLC as applicable, shall be entitled to designate an alternative individual. If Ted Goldthorpe fails to qualify or otherwise refuses or is unable to serve, MLC shall be entitled to designate an alternative individual.
Officers of New Parent and officers and directors or managers, as applicable, of each of MLC and TURN from and after the Effective Time will be designated by MLC prior to the Effective Time in accordance with Section 1.7.

Annex A-B-1

Exhibit C
Plan of Arrangement
[See Attached.]

Annex A-C-1

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)
ARTICLE I
INTERPRETATION
1.1.Definitions

In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Act” means the Delaware Limited Liability Company Act;
“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement of the Company under the provisions of section 182 of the OBCA, on the terms and conditions set forth in this Plan of Arrangement as supplemented, modified, varied or amended from time to time in accordance with the terms of the Merger Agreement and Section 4.1 or at the direction of the Court in the Final Order (with the prior written consent of the Company and TURN, each acting reasonably), and not to any particular article, section or other portion thereof;
“Arrangement Resolution” means the special resolution approving the Arrangement to be considered at the Meeting by Shareholders;
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the OBCA Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to MLC and TURN, each acting reasonably;
“Certificate of Arrangement” means the certificate of arrangement issued by the OBCA Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;
“Code” has the meaning set forth in Section 2.4;
“Common Share” means a common share in the capital of the Company;
“Company” means Mount Logan Capital Inc., a corporation existing under the OBCA;
“Company Delaware DEUs” has the meaning set forth in Section 2.2;
“Company Delaware RSUs” has the meaning set forth in Section 2.2;
“Company Delaware Units” has the meaning set forth in Section 2.2;
“Company DEUs” has the meaning set forth in Section 2.2;
“Company RSUs” has the meaning set forth in Section 2.2;
“Company Warrants” has the meaning set forth in Section 2.2;
“Continuance” or “Delaware Domestication” means the continuance of the Company out from the jurisdiction of the OBCA and the substantially concurrent domestication of the Company in the State of Delaware pursuant to the provisions of Section 18-212 of the Act;
“Court” means the Ontario Superior Court of Justice (Commercial List);
Annex A-C-2

“Delaware Secretary of State” means the Secretary of State of the State of Delaware;
“Dissent Rights” has the meaning set forth in Section 3.1;
“Dissent Shares” has the meaning set forth in Section 3.1;
“Dissenting Shareholders” means registered Shareholders who validly exercise their Dissent Rights and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;
“Effective Time” means 30 minutes prior to the effective time of the merger of MLC Merger Sub with and into MLC Delaware as set forth in the certificate of merger that shall be filed by MLC Merger Sub and MLC with the Delaware Secretary of State on the Effective Date;
“Final Order” means the order made after the application to the Court pursuant to section 182 of the OBCA, in form and substance acceptable to the Company and TURN, each acting reasonably, after being informed of the intention to rely upon the Section 3(a)(10) Exemption and after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement as such order may be amended, affirmed, modified, supplemented or varied by the Court (with the consent of both the Company and TURN, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to the Company and TURN, each acting reasonably) on appeal;
“Governmental Entities” means any federal, state, provincial, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any stock exchange, any quasi-governmental body, any self-regulatory agency (including the Financial Industry Regulatory Authority), any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing;
“Interim Order” means the interim order of the Court made after application to the Court pursuant to section 182 of the OBCA in a form acceptable to MLC and TURN, each acting reasonably, after being informed of the intention to rely upon the Section 3(a)(10) Exemption, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of both the Company and TURN, each acting reasonably);
“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances;
“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be jointly prepared by the Company and TURN and forwarded as part of the proxy solicitation materials to Shareholders in respect of the Meeting;
“Meeting” means the special meeting of the Shareholders to be called and held in accordance with the Interim Order to consider and vote on the Arrangement Resolution and on the other matters set out in the Joint Proxy Statement/Prospectus, and any adjournment or postponement thereof in accordance with the terms of the Merger Agreement;
“Merger Agreement” means the agreement and plan of merger among the Company, 180 Degree Capital Corp., Yukon New Parent, Inc., Polar Merger Sub, Inc., and MLC Merger Sub, dated January 16, 2025, as it may from time to time be amended, modified or supplemented;
“MLC Delaware” means the Company upon and following the Continuance under the Act;
“MLC Merger Sub” means Moose Merger Sub, LLC, a limited liability company formed under the Act;
Annex A-C-3

“OBCA” means the Business Corporations Act (Ontario) as amended, including the regulations promulgated thereunder;
“OBCA Director” means the director appointed pursuant to section 278 of the OBCA;
“Section 3(a)(10) Exemption” means the exemption from registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof;
“Shareholders” means the holders from time to time of Common Shares;
“Taxes” includes: (a) any tax, assessment, fee, or other governmental charge imposed by any Governmental Entity, including any United States, Canadian, foreign, federal, state, provincial or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, environmental tax (including taxes under Section 59A of the Code), profits tax, severance tax, personal property tax, real property tax, sales tax, license tax, goods and services tax, harmonized sales tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, employer health tax, social security (or similar) tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, any amounts or refunds owing under section 125.7 of the Tax Act, employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions, or other charge, levy, duty or assessment in the nature of or similar to a tax of any kind whatsoever; (b) any interest, fine, penalty, late filing fees or addition to tax imposed by or due to a Governmental Entity; and (c) any liability in respect of any item described in clauses (a) or (b) above, regardless of whether such liability arises by reason of a contract, assumption, operation of a legal requirement, imposition of transferee or successor liability or otherwise and, in the case of each of clauses (a), (b), and (c), regardless of whether any item described therein is disputed or not;
“TURN” means 180 Degree Capital Corp., a corporation organized under the Laws of the State of New York; and
“U.S. Securities Act” means the United States Securities Act of 1933.
1.2.Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section refers to the specified section of this Plan of Arrangement.
1.3.Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, bodies corporate, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.
1.4.Date for any Action

In the event that any date on or by which any action is required or permitted to be taken hereunder is not a business day, such action shall be required or permitted to be taken on or by the next succeeding day which is a business day.
1.5.Statutory References

Any reference in this Plan of Arrangement to a statute includes such statute as amended, consolidated or re-enacted from time to time, all regulations made thereunder, all amendments to such regulations from time to time, and any statute or regulation which supersedes such statute or regulations.
Annex A-C-4

ARTICLE II
ARRANGEMENT
1.
2.1.Binding Effect

The Arrangement shall be effective as of, and be binding at and after, the Effective Time on the Company, all registered and beneficial owners of securities of the Company, including the Common Shares, the Company RSUs and Company Warrants, any Dissenting Shareholders, the registrar and transfer agent of the Company and all other applicable persons, without any further act or formality required on the part of any person.
2.2.Arrangement

At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:
(1)each Dissent Share in respect of which Dissent Rights have been validly exercised and not withdrawn or deemed to be withdrawn shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to the Company and such Dissent Share shall be cancelled, and in exchange such holder shall be entitled to be paid by the Company the fair value of such Dissent Share (less, for greater certainty, any applicable withholding or other taxes) in accordance with Section 3.1;
(2)the Delaware Domestication shall be effective, and the Company shall be domesticated in the State of Delaware and shall continue as a limited liability company under the Act in accordance with the following:
(a)the name of MLC Delaware shall be “Mount Logan Capital Intermediate LLC”;
(b)there shall be filed with the Delaware Secretary of State the Certificate of Limited Liability Company Domestication and Certificate of Formation, each in a form to be mutually agreed between the Company and TURN, each acting reasonably;
(c)the limited liability company operating agreement of MLC Delaware shall be in a form mutually agreed between the Company and TURN, each acting reasonably;
(d)the registered office of MLC Delaware shall be located at 108 W 13th Street, Suite 100, Wilmington, Delaware 19801;
(e)the number of managers on the board of managers of MLC Delaware shall initially be set at six (6);
(f)the authorized capital of MLC Delaware shall consist of an unlimited number of units (the “Company Delaware Units”);
(g)each issued and outstanding Common Share (for greater certainty, other than those Common Shares, if any, transferred pursuant to subsection 2.2(a) above) will continue to be outstanding and will for all purposes be deemed to be one issued and outstanding Company Delaware Unit, without any action required on the part of the Company or the holders thereof;
(h)each outstanding common share purchase warrant of the Company entitling the holder thereof to acquire, upon due exercise, Common Shares upon payment of the applicable exercise price (a “Company Warrant”) will for all purposes be deemed to be a common share purchase warrant of
Annex A-C-5

MLC Delaware (a “Company Delaware Warrant”), exercisable to receive an equal number of Company Delaware Units in accordance with the terms thereof;
(i)each outstanding restricted share unit of the Company entitling the holder thereof to receive, in accordance with the terms thereof, a Common Share (a “Company RSU”) will for all purposes be deemed to be a restricted share unit of MLC Delaware (a “Company Delaware RSU”) entitling the holder thereof to receive, in accordance with the terms thereof, a Company Delaware Unit;
(j)each outstanding dividend equivalent unit of the Company entitling the holder thereof to receive, in accordance with the terms thereof, a Common Share (a “Company DEU”) will for all purposes be deemed to be a dividend equivalent unit of MLC Delaware (a “Company Delaware DEU”) entitling the holder thereof to receive, in accordance with the terms thereof, a Company Delaware Unit;
(k)the property of the Company continues to be the property of MLC Delaware;
(l)MLC Delaware continues to be liable for the obligations of the Company;
(m)any existing cause of action, claim or liability to prosecution of the Company is unaffected;
(n)any civil, criminal or administrative action or proceeding pending by or against the Company may be continued to be prosecuted by or against MLC Delaware; and
(o)a conviction against the Company may be enforced against MLC Delaware or a ruling, order or judgment in favor of or against the Company may be enforced by or against MLC Delaware.
2.3.MLC Delaware Securities Registers

MLC Delaware shall make the appropriate entries in its securities registers to reflect the matters referred to under Section 2.2.
2.4.U.S. Federal Income Tax Treatment

For U.S. federal income tax purposes, the Continuance is intended to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and the Company and MLC Delaware are parties to such reorganization within the meaning of Section 368(b) of the Code. This Plan of Arrangement is being adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
ARTICLE III
DISSENTING SHAREHOLDERS
2.
3.1.Dissenting Shareholders

Each registered Shareholder as of the record date of the Meeting shall have the right to dissent with respect to the Arrangement (“Dissent Rights”) pursuant to and in accordance with section 185 of the OBCA, as modified by the Interim Order, the Final Order and this Section 3.1 in respect of all (but not less than all) Common Shares held by such registered Shareholder (each such Common Share, a “Dissent Share”); provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto time) two business days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). A Dissenting Shareholder shall, at the time of completion of the steps set forth in subsection 2.2(a), cease to have any
Annex A-C-6

rights as a Shareholder and shall only be entitled to be paid the fair value of the holder’s Dissent Shares (less, for greater certainty, any applicable withholding or other Taxes), and will not be entitled to any other payment or consideration. A Dissenting Shareholder who for any reason is not entitled to be paid the fair value of the holder’s Common Shares shall be treated as if the Shareholder had participated in the Arrangement on the same basis as a non-dissenting Shareholder, notwithstanding subsection 185(6) of the OBCA. Notwithstanding the foregoing, in no case will the Company or any other person be required to recognize such holders as holders of Common Shares or Company Delaware Units after the completion of the steps set forth in subsection 2.2(a), and each Dissenting Shareholder will cease to be entitled to the rights of a shareholder in respect of the Common Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Common Shares as and from the completion of the steps in subsection 2.2(a). Notwithstanding anything to the contrary contained in Part XIV of the OBCA, the fair value of the Common Shares shall be determined as of the close of business on the last business day before the day on which the Arrangement is approved by the Shareholders at the Meeting. For greater certainty, in addition to any other restrictions in subsection 185(6) of the OBCA, any person who (a) has voted or instructed a proxyholder to vote in favor of the Arrangement, (b) is not the registered holder of those Common Shares in respect of which Dissent Rights are sought to be exercised; (c) has not strictly complied with the procedures for exercising Dissent Rights; or (d) has withdrawn its exercise of Dissent Rights prior to the Effective Time, shall not be entitled to dissent with respect to the Arrangement.
ARTICLE IV
AMENDMENT AND TERMINATION
3.
4.1.Amendment

The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time; provided, that any such amendment, modification or supplement must be: (a) filed with the Court if made after receipt of the Interim Order and, if made following the Meeting, approved by the Court, (b) consented to by TURN in accordance with the Merger Agreement, and (c) communicated to Shareholders in the manner required by the Court (if so required).
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Meeting (provided that TURN shall have consented thereto in accordance with the Merger Agreement) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (a) if it is consented to by the Company and TURN (in each case, acting reasonably), and (b) if required by the Court or applicable law, it is consented to by the Shareholders.
4.2.Withdrawal of Plan of Arrangement

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Merger Agreement.
4.3.Effect of Termination

Upon the withdrawal of this Plan of Arrangement pursuant to Section 4.2, no party, including but not limited to the Company, shall have any liability or further obligations hereunder.
Annex A-C-7

ARTICLE V
TREATMENT OF SECURITIES
4.
5.1.Share Certificates

After the completion of the Arrangement, former registered holders of Common Shares (for greater certainty, other than those Common Shares, if any, transferred pursuant to subsection 2.2(a) above) shall be deemed to be registered holders of Company Delaware Units in accordance with Section 2.2(b)(vii) and any share certificates or Direct Registration System (DRS) advice formerly representing the Common Shares or the shares in the capital of any predecessor of the Company shall be deemed to be cancelled and shall cease to represent a right or claim of any kind or nature, other than the right of the registered holder of the Common Shares represented by such certificate to receive Company Delaware Units that such holder is entitled to receive in accordance with Section 2.2(b)(vii).
5.2.Company Warrants, Company RSUs and Company DEUs
(1)After the completion of the Arrangement, former holders of Company Warrants exercisable for Common Shares shall be deemed to be holders of Company Delaware Warrants entitled to receive an identical number of Company Delaware Units upon due exercise of the Company Delaware Warrants in accordance with the terms thereof. Any certificate evidencing Company Warrants exercisable for Common Shares prior to the completion of the Arrangement will thereafter evidence and be deemed to evidence Company Delaware Warrants exercisable in accordance with their terms for Company Delaware Units and no new warrant certificates evidencing the Company Delaware Warrants shall be required to be issued.
(2)After the completion of the Arrangement, former holders of Company RSUs and Company DEUs, each entitling the holder thereof to receive Common Shares in accordance with the terms thereof, shall be deemed to be holders of Company Delaware RSUs and Company Delaware DEUs, respectively, entitling them to receive an identical number of Company Delaware Units in accordance with the terms of the Company Delaware RSUs and Company Delaware DEUs. Any certificate or award agreement evidencing Company RSUs or Company DEUs prior to the completion of the Arrangement will thereafter evidence and be deemed to evidence Company Delaware RSUs and Company Delaware DEUs, respectively, entitling the holder to receive Company Delaware Units in accordance with the terms thereof, and no new certificates or award agreements evidencing the Company Delaware RSUs or Company Delaware DEUs shall be required to be issued.
5.3.Withholding Rights

The Company will be entitled to deduct and withhold from any amounts payable or otherwise deliverable to any person pursuant to this Plan of Arrangement (including, for greater certainty, Shareholders, holders of Company Warrants and Company Dissenting Shareholders), such Taxes or other amounts as the Company is required or permitted to deduct or withhold in connection with such payment or delivery under the Income Tax Act (Canada), the Code, or any other provisions of any applicable law. To the extent that amounts so deducted and withheld are remitted to the appropriate Governmental Entity, such deducted, withheld and remitted amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to such person in respect of which such deduction, withholding and remittance was made. If applicable, the Company is hereby authorized to sell or dispose (on behalf of the applicable person in respect of which such deduction, withholding and remittance is to be made) of such portion of Common Shares or Company Delaware Units payable as consideration hereunder, if any, or any property received in substitution therefor, as is necessary to provide sufficient funds to enable it to implement such deduction, withholding and remittance, and the Company will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale.
5.4.Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all
Annex A-C-8

Common Shares, Company RSUs and Company Warrants issued or outstanding prior to the Effective Time, (b) the rights and obligations of holders of Common Shares, Company RSUs and Company Warrants (whether registered or beneficial), the Company and any transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Company RSUs or Company Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.
ARTICLE VI
FURTHER ASSURANCES
6.1.Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Merger Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.
Annex A-C-9

Exhibit D
MLC Resolutions
RESOLVED AS A SPECIAL RESOLUTION THAT:

1.    The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) of Mount Logan Capital Inc. (“MLC”), pursuant to the agreement and plan of merger (as it may from time to time be amended, modified or supplemented, the “Merger Agreement”) among MLC, 180 Degree Capital Corp., Yukon New Parent, Inc., Polar Merger Sub, Inc., and Moose Merger Sub, LLC dated January 16, 2025, all as more particularly described and set forth in the joint proxy statement/prospectus of MLC dated [month day], 2025 (the “Joint Proxy Statement/Prospectus”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms), providing for[, among other things,] the domestication of MLC from the Province of Ontario to the State of Delaware, and all transactions contemplated thereby are hereby authorized, approved and adopted.
2.    The plan of arrangement of MLC (as it has been or may be amended, modified or supplemented in accordance with the Merger Agreement and its terms (the “Plan of Arrangement”)), the full text of which is set out in Exhibit E to the Joint Proxy Statement/Prospectus, is hereby authorized, approved and adopted.
3.    MLC be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Merger Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Joint Proxy Statement/Prospectus).
4.    Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of MLC or that the Arrangement has been approved by the Court, the directors of MLC are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of MLC: (i) amend, modify or supplement the Merger Agreement or the Plan of Arrangement to the extent permitted by the Merger Agreement; and (ii) subject to the terms of the Merger Agreement, not to proceed with the Arrangement and related transactions.
5.    Any officer or director of MLC is hereby authorized and directed for and on behalf of MLC to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Merger Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.
6.    Any officer or director of MLC is hereby authorized and directed for and on behalf of MLC to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.
Annex A-D-1

ANNEX B - OPINION OF FENCHURCH US ADVISORY LLC

[See Attached.]

Fenchurch Advisory

Fenchurch Advisory Partners US LP.
280 Park Avenue
New York, NY 10017

Email: Fenchurch@fenchurchadvisory.com

January 16, 2025

Special Committee of the Board of Directors (the "Special Committee")
c/o 180 Degree Capital Corporation
7 N. Willow Street, Suite 4B
Montclair, NJ 07042

Ladies and Gentlemen:

In connection with preparing our opinion, you have directed us to base our analyses and our opinion on (i) financial information, dated as of January 10, 2025, regarding the net asset value of TURN (which value was approximately $45,157,000), (ii) the MLC Net Asset Value (as defined in the Agreement), (iii) an adjustment to TURN's net asset value based on estimated Transaction expenses of approximately $2,515,000 and (iv) the number of issued and outstanding shares, as of January 10, 2025, of TURN Common Stock (which number was 10,000,141) (such information described in foregoing clauses (i)-(iv), the "January Exchange

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning TURN and MLC and the industries in which they operate; (iii) compared the financial and operating performance of TURN and MLC with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of TURN Common Stock and MLC Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses, estimates and forecasts relating to TURN and MLC, including projections for fiscal years 2024 through 2029 relating to MLC that were prepared by management of MLC and approved for our use by the Special Committee (collectively, the "MLC Projections"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with the Special Committee, TURN's management, MLC's management and representatives of BC Partners Advisors L.P., an affiliate of MLC ("BC Partners"), with respect to certain aspects of the Transaction, and the past and current business operations of TURN and MLC, the financial condition and future prospects and operations of TURN and MLC, the effects of the Transaction on the financial condition and future prospects of TURN and MLC, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, with your consent, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us or otherwise reviewed by or for us. We have also, with your consent, based our analyses with respect to MLC solely on MLC's asset management business, and we have not attributed, with your consent, any value to the spread-related earnings of MLC's insurance business. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter, dated as of October 11, 2024, with the Special Committee, we are not in any respect responsible for the accuracy or completeness of, and have not undertaken any obligation or responsibility to independently verify, such information, nor have we been furnished with any such verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities of TURN or MLC (other than the January Exchange Ratio Information) or the investment portfolio of TURN or MLC, nor have we evaluated the solvency of TURN or MLC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us (including the MLC Projections), we have assumed, with your consent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by TURN's management (in the case of any analyses and forecasts provided to us by TURN's management) and MLC's management (in the case of the MLC Projections and any other analyses and forecasts provided to us by MLC's management) to the expected future results of operations and financial condition of TURN and MLC, respectively. We express no view as to such analyses or forecasts (including the MLC Projections), or the assumptions on which they were based. We have also assumed, with your consent, that the Transaction and the

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We have acted as financial advisor to the Special Committee with respect to the proposed Transaction and will receive a fee from TURN for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. No portion of our fee is contingent upon the conclusion expressed in this opinion. In addition, TURN has agreed to indemnify us for certain liabilities arising out of our engagement. We are an independently-managed affiliate of a multinational banking group. During the two years preceding the date of this letter, the commercial banking division of such group has provided project financing to affiliates of BC Partners for which it has received fees totaling approximately $2,653,000 during such period and may receive additional fees in the future. Except with respect to the Transaction, we have not advised, or received fees from, TURN during this period.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the January Exchange Ratio is fair, from a financial point of view, to the holders of TURN Common Stock, other than Excluded Shares (as defined in the Agreement). For the avoidance of doubt, we express no opinion as to the TURN Exchange Ratio (as defined in the Agreement).

The issuance of this opinion has been authorized by Fenchurch Advisory Partners US LP.

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This letter is provided to the Special Committee (in their capacity as such) in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of TURN as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, that, notwithstanding the foregoing, this opinion may be reproduced in full in any proxy or information statement filed with the U.S. Securities and Exchange Commission and/or mailed to shareholders of TURN, subject to our prior review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

* * *

Very truly yours,

Fenchurch Advisory US LP

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ANNEX C - FORM OF VOTING AGREEMENT - MOUNT LOGAN CAPITAL SHAREHOLDER

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025, by and between Mount Logan Capital Inc., a corporation organized under the Laws of Ontario, Canada (“MLC”), 180 Degree Capital Corp., a New York corporation (the “TURN”) and [●] (“Shareholder” and, together with MLC and TURN, the “Parties”), a shareholder of MLC. Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Shareholder is the legal and beneficial owner of, or the beneficial owner exercising control or direction over of, the number of common shares of MLC (collectively, the “MLC Common Shares”) set forth opposite Shareholder’s name on Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, MLC, TURN, Yukon New Parent, Inc., a Delaware corporation and wholly-owned subsidiary of TURN (“New Parent”), Polar Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of New Parent (“TURN Merger Sub”), and [MLC Merger Sub], Inc., a Delaware corporation and wholly-owned subsidiary of New Parent (“MLC Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, (i) TURN Merger Sub will merge with and into TURN with TURN surviving the merger (the “TURN Merger”) and (ii) MLC Merger Sub will merge with and into MLC with MLC surviving the merger (the “MLC Merger” and, together, the “Mergers”);

WHEREAS, adoption of the Merger Agreement and the approval of the other MLC Matters by the requisite shareholders of MLC is a condition to the consummation of the Mergers;

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the MLC Matters and in furtherance thereof has agreed to enter into this Agreement; and

WHEREAS, in order to induce TURN and MLC to enter into the Merger Agreement, TURN and MLC has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all MLC Common Shares, now or hereafter “beneficially owned” by Shareholder, including shares acquired pursuant to the MLC Domestication (the “Covered Securities”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

Voting Agreement; Grant of Proxy

Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Shareholder shall (x) attend each meeting (whether annual or special and each adjourned or postponed meeting and including the MLC Shareholders Meeting) of the shareholders of MLC concerning proposals related to the Mergers, the Merger Agreement, the MLC Matters, any Takeover Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the MLC Common Shares owned (whether beneficially or of record) as at the record date of any such meeting by Shareholder to be counted as present thereat for purposes of calculating a quorum, and respond to each request by MLC for written consent, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all MLC Common Shares (including any shares of MLC Common Share that Shareholder purchases or with respect to which Shareholder otherwise acquires or holds record or beneficial ownership, including shares acquired pursuant to the MLC Domestication, after the date of this Agreement and prior to the record date of any meeting of the shareholders of MLC as contemplated in this Section 1.01 (the “New MLC Common Shares”), as applicable) owned (whether beneficially or of record) at such time by Shareholder:

(a) with respect to each meeting at which a vote of Shareholder on adoption of the Merger Agreement or other MLC Matters is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;

(b) against any Takeover Proposal, without regard to the terms of such Takeover Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of any Merger Proposal or in competition or inconsistent with the Mergers and the other transactions or matters contemplated by the Merger Agreement (including any Merger Proposal);

(c) against any other action, agreement or transaction that is intended, or that would or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other transactions expressly contemplated by the Merger Agreement or the performance by Shareholder of his, her or its obligations under this Agreement;

(d) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of MLC contained in the Merger Agreement, or of Shareholder contained in this Agreement; and

(e)    in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (e) of this Section 1.01, the “Required Votes”).

Section 1.02 Solicitation. Shareholder further agrees that, until the termination of this Agreement, Shareholder will not (a) solicit proxies, or act jointly or in concert with any other person in the solicitation of proxies, in connection with either any proposal against the Merger Agreement and the Mergers or any Takeover Proposal, (b) subject to Section 5.17, initiate a shareholders’ vote with respect to any Takeover Proposal, or (c) act jointly or in concert with any person with respect to any voting securities of MLC with respect to any Takeover Proposal.

Section 1.03 Irrevocable Proxy.

(a) Shareholder hereby revokes any and all previous proxies or voting instructions granted by Shareholder with respect to MLC Common Shares owned (whether beneficially or of record) by it as of the date of this Agreement that may conflict or be inconsistent with the obligations of Shareholder set forth in this Agreement. By entering into this Agreement, Shareholder hereby irrevocably grants to, and appoints, TURN, MLC and any designee of TURN or MLC (determined in TURN’s or MLC’s sole discretion) as Shareholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Shareholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Covered Securities owned (whether beneficially or of record) by Shareholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Shareholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, the Shareholder has not delivered to MLC prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a copy of a duly executed irrevocable proxy card or voting instruction form directing that the shares of MLC Common Shares of the Shareholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle TURN or MLC or its designee to vote on the matters specified by Section 1.01, and the Shareholder shall retain the authority to vote on all other matters; provided further that such proxy shall cease to be valid one year following the date upon which it becomes effective in accordance with this Agreement.

(b) The proxy granted by Shareholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of TURN and MLC entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Shareholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Shareholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its MLC Common Shares (including any New MLC Common Shares) in accordance with Section 1.01(a) through Section 1.01(e) above. The Parties agree that the foregoing is a voting agreement.

ARTICLE 2

Representations and Warranties of Shareholder

Shareholder represents and warrants to TURN and MLC that:

Section 2.01 Authorization.

(a) Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Shareholder, the performance by Shareholder of his, her or its covenants and obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of Shareholder (to the extent Shareholder is not a natural person), and no additional proceedings or actions on the part of Shareholder are necessary to authorize the execution and delivery of this Agreement, the performance by Shareholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by TURN and MLC, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Shareholder’s spouse (if Shareholder is a natural person) is necessary under any community property or other applicable Laws for Shareholder to enter into, and perform, his or her obligations under this Agreement.

Section 2.02 Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, (ii) require any consent or other action by any person under any provision of any agreement or other instrument binding on Shareholder, or (iii) result in the creation of any Lien upon the Covered Securities.

Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Shareholder, threatened against Shareholder or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by TURN and MLC of its rights under this Agreement or the ability of Shareholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.

Section 2.04 No Inconsistent Agreements. Except for this Agreement, Shareholder has not:

(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities; or

(b) deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).

Section 2.05 Ownership. As of the date hereof, (a) Shareholder owns (whether beneficially or of record) those shares of MLC Common Shares set forth opposite Shareholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof), will have at all times until the termination of this Agreement (in accordance with its terms) sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by this Agreement, Liens applicable to the Covered Securities that may exist pursuant to applicable Laws, under MLC’s organizational documents or customary Liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts (collectively, “Permitted Liens”)), (b) no person other than Shareholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Shareholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities, owned (whether beneficially or of record) by Shareholder.

Section 2.06 Broker Fees. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Shareholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission payable by TURN or MLC in connection with this Agreement.

Section 2.07 Acknowledgement. Shareholder understands and acknowledges that TURN and MLC are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Shareholder contained herein.

ARTICLE 3

Representations and Warranties of TURN and MLC

TURN and MLC each severally (and not jointly or jointly and severally) represent and warrant to Shareholder that:

Section 3.01 Authorization.

(a) Such Party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by such Party has been duly authorized by all necessary corporate action on the part of such Party, and no other corporate proceedings on the part of such Party are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02 Non-Contravention. The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law or (b) require any consent or other action by any person under any provision of any agreement or other instrument binding on such Party.

Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by Shareholder of its rights under this Agreement or the ability of such Party to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.04 No Other Representations. Shareholder hereby acknowledges and agrees that, except for the representations and warranties of TURN and MLC expressly set in Article 3 of this Agreement, none of MLC, TURN, their respective Affiliates, any Representative of any of the foregoing or any other Person has made, and neither Shareholder or any other Person has relied on, any representation or warranty regarding the Shareholder, the sufficiency of the representations and warranties set forth herein or any other matter in connection with the entry by Shareholder into this Agreement.

ARTICLE 4
Covenants of Shareholder

Shareholder hereby covenants and agrees that:

Section 4.01 No Proxies for or Encumbrances on Covered Securities. Shareholder shall not, without the prior written consent of TURN and MLC, directly or indirectly, (i) grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust in a manner that may conflict or be inconsistent with the obligations of Shareholder set forth in this Agreement, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Shareholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.

Section 4.02 No Transfer of Covered Securities.

(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by each of TURN and MLC, Shareholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee only if (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides TURN and MLC with the ability to enforce the obligations of Shareholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to TURN and MLC pursuant to Section 5.05.

(b) From and after the date of this Agreement, until the termination of this Agreement in accordance with its terms, Shareholder agrees not to request MLC to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Shareholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement. Shareholder agrees to authorize and request MLC to notify MLC’s transfer agent that there is a stop transfer order with respect to all of its shares of Covered Securities and that this Agreement places limits on the voting of its shares of Covered Securities; provided that, in the event of a Transfer permitted by this Section 4.02, TURN, MLC and Shareholder shall inform MLC that it can direct the transfer agent to transfer the shares of Covered Securities underlying the permitted Transfer to the transferee on the books of MLC.

(c) Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.

(d) A “Permitted Transferee” means, with respect to Shareholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Shareholder (if Shareholder is a natural person), (iii) any trust, the beneficiaries of which include only Shareholder and his or her family members (including the persons named in clause (ii)) (if Shareholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Shareholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Shareholder is a natural person), (v) if Shareholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto and (vii) in the event that Shareholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement. For the avoidance of doubt, a Permitted Transferee may Transfer Covered

Securities to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Covered Securities. Shareholder agrees that any Covered Securities (or other voting securities of MLC or any other securities exchangeable for, or convertible into, any voting securities of MLC) that Shareholder purchases or with respect to which Shareholder otherwise acquires or holds record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered Securities currently owned by Shareholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof, and the representations and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Covered Securities is acquired).

Section 4.04 No Solicitation. Shareholder hereby agrees that, during the term of this Agreement, Shareholder shall not take any action, in his, her or its capacity as a shareholder of MLC, that MLC otherwise is then-prohibited from taking under Section 7.8 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, solely to the extent MLC is permitted to take certain actions set forth in Section 7.8 of the Merger Agreement with respect to a Takeover Proposal, Shareholder in his or her capacity as an officer or director of MLC, if Shareholder is an officer or director, will be free to participate in any discussions or negotiations regarding such actions in accordance with and subject to the provisions of the Merger Agreement. For greater certainty, TURN and MLC agree and acknowledge that Shareholder is bound hereunder solely in his, her or its capacity as a securityholder of MLC and that the provisions of this Agreement shall not be deemed or interpreted to bind Shareholder in his or her capacity as a director or officer of MLC or any of MLC’s subsidiaries. As such, nothing in this Agreement is intended to or shall be interpreted to limit or restrict Shareholder or any person from properly fulfilling his or her fiduciary duties as a director or officer of MLC or any of its subsidiaries, irrespective of whether any other provision of this Agreement explicitly references this Section 4.04.

Section 4.05 Disclosure. Shareholder hereby consents to and authorizes the publication and disclosure by TURN and MLC in the Joint Proxy Statement/Prospectus, Management Circular or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Shareholder’s identity and ownership, this Agreement and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that TURN and MLC shall (with respect to any of its disclosures) give Shareholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, Shareholder hereby consents to the filing of this Agreement by TURN and MLC in the Joint Proxy Statement/Prospectus, Management Circular or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby without any prior review by Shareholder or its legal counsel). As promptly as practicable after obtaining knowledge thereof, Shareholder shall notify TURN and MLC of any required corrections with respect to such information previously supplied by Shareholder to TURN or MLC hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.06 Appraisal and Dissenter’s Rights. Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers or MLC Domestication that such Shareholder may have with respect to the Covered Securities or any other securities MLC or any of its Subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the MLC or any of its Subsidiaries.

Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “MLC Common Share” and “New MLC Common Share” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.

ARTICLE 5

Miscellaneous

Section 5.01 Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(c) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(d) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(e) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(f) The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i) Any reference to a Party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(j) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a Party, that such Party has not complied with or performed such covenant or other obligation.

Section 5.02 Further Assurances.

(a) TURN, MLC and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Party to this Agreement.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.04 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the mutual written consent of TURN, MLC and Shareholder and (iii) the consummation of the Mergers; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any Party hereto of liability for any breach prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any Party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. The representations, warranties and covenants contained herein shall not survive the termination of this Agreement.

Section 5.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to TURN and MLC in accordance with Section 11.4 of the Merger Agreement and to Shareholder at its address set forth in Exhibit A attached hereto (or at such other address for a Party as shall be specified by like notice). Shareholder shall be required to give each of TURN and MLC prompt (and in any event within 24 hours) written notice of any breaches of any representation, warranty, covenant or agreement of Shareholder set forth in this Agreement that would prevent or delay the performance by Shareholder of its obligations under this Agreement in any material respect.

Section 5.06 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 5.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto, except that TURN and MLC may transfer or assign its rights and obligations to any Affiliate of TURN or MLC, as applicable.

Section 5.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of TURN, MLC or the Shareholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 5.09 Jurisdiction. Each of the Parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York, and, in each case, the appellate courts to which orders and judgments therefore may be appealed, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any Party to this Agreement to serve process on any other Party in any other manner permitted by Law.

Section 5.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Counterparts; Effectiveness. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each Party hereto forever waives any such defense.

Section 5.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the Mergers are consummated as originally contemplated to the fullest extent possible.

Section 5.13 Remedies Cumulative; Specific Performance. The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.14 Entire Agreement. This Agreement, the documents, instruments and agreements delivered in connection with the Mergers, including the Exhibit, constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.15 No Third-Party Beneficiaries. Each of TURN, MLC and Shareholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

Section 5.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TURN or MLC any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Shareholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Shareholder, and TURN and MLC shall not have any authority to direct Shareholder in the voting or disposition of such Covered Securities except as otherwise provided herein.

Section 5.17 Capacity. Shareholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Shareholder in his or her capacity as director, officer or employee of MLC (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing MLC or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict Shareholder, in his or her capacity as a director or officer of MLC or any of its Subsidiaries (if applicable), from exercising Shareholder’s fiduciary duties as a director or officer of MLC or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Mount Logan Capital Inc.

By:
Name:
Title:

180 Degree Capital Corp.

By:
Name:
Title:

[Shareholder]

Exhibit A
Shareholder Information

Shareholder	Shares of MLC Common Share	Notice Address
[●]	[●]	[●]

ANNEX D - FORM OF VOTING AGREEMENT - 180 DEGREE CAPITAL SHAREHOLDER

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025, by and between Mount Logan Capital Inc., a corporation organized under the Laws of Ontario, Canada (“MLC”), 180 Degree Capital Corp., a New York corporation (the “TURN”) and [●] (“Shareholder” and, together with MLC and TURN, the “Parties”), a shareholder of TURN. Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, Shareholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, $0.03 par value per share, of TURN (collectively, the “TURN Common Stock”), set forth opposite Shareholder’s name on Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, MLC, TURN, Yukon New Parent, Inc., a Delaware corporation and wholly-owned subsidiary of TURN (“New Parent”), Polar Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of New Parent (“TURN Merger Sub”), and [MLC Merger Sub], Inc., a Delaware corporation and wholly-owned subsidiary of New Parent (“MLC Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, (i) TURN Merger Sub will merge with and into TURN with TURN surviving the merger (the “TURN Merger”) and (ii) MLC Merger Sub will merge with and into MLC with MLC surviving the merger (the “MLC Merger” and, together, the “Mergers”);

WHEREAS, adoption of the Merger Agreement and the approval of the other TURN Matters by the requisite shareholders of TURN is a condition to the consummation of the Mergers;

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Shareholder has determined to vote in favor of the TURN Matters and in furtherance thereof has agreed to enter into this Agreement; and

WHEREAS, in order to induce TURN and MLC to enter into the Merger Agreement, TURN and MLC has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all TURN Common Stock, now or hereafter “beneficially owned” by Shareholder (the “Covered Securities”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

Voting Agreement; Grant of Proxy

Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Shareholder shall (x) attend each meeting (whether annual or special and each adjourned or postponed meeting and including the TURN Shareholders Meeting) of the shareholders of TURN concerning proposals related to the Mergers, the Merger Agreement, the TURN Matters, any Takeover Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the TURN Common Stock owned (whether beneficially or of record) as at the record date of any such meeting by Shareholder to be counted as present thereat for purposes of calculating a quorum, and respond to each request by TURN for written consent, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all TURN Common Stock (including any shares of TURN Common Stock that Shareholder purchases or with respect to which Shareholder otherwise acquires or holds record or beneficial ownership after the date of this Agreement and prior to the record date of any meeting of the shareholders of TURN as contemplated in this Section 1.01 (the “New TURN Common Stock”), as applicable) owned (whether beneficially or of record) at such time by Shareholder:

(a) with respect to each meeting at which a vote of Shareholder on adoption of the Merger Agreement or other TURN Matters is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;

(b) against any Takeover Proposal, without regard to the terms of such Takeover Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of any Merger Proposal or in competition or inconsistent with the Mergers and the other transactions or matters contemplated by the Merger Agreement (including any Merger Proposal);

(c) against any other action, agreement or transaction that is intended, or that would or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other transactions expressly contemplated by the Merger Agreement or the performance by Shareholder of his, her or its obligations under this Agreement;

(d) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of TURN contained in the Merger Agreement, or of Shareholder contained in this Agreement; and
(e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (e) of this Section 1.01, the “Required Votes”).

Section 1.02 Solicitation. Shareholder further agrees that, until the termination of this Agreement, Shareholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with either any proposal against the Merger Agreement and the Mergers or any Takeover Proposal, (b) subject to Section 5.17, initiate a shareholders’ vote with respect to any Takeover Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of TURN with respect to any Takeover Proposal.

Section 1.03 Irrevocable Proxy.

(a) Shareholder hereby revokes any and all previous proxies or voting instructions granted by Shareholder with respect to TURN Common Stock owned (whether beneficially or of record) by it as of the date of this Agreement that may conflict or be inconsistent with the obligations of Shareholder set forth in this Agreement. By entering into this Agreement, Shareholder hereby irrevocably grants to, and appoints, TURN, MLC and any designee of TURN or MLC (determined in TURN’s or MLC’s sole discretion) as Shareholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Shareholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Covered Securities owned (whether beneficially or of record) by Shareholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Shareholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, the Shareholder has not delivered to TURN prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a copy of a duly executed irrevocable proxy card or voting instruction form directing that the shares of TURN Common Stock of the Shareholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle TURN or MLC or its designee to vote on the matters specified by Section 1.01, and the Shareholder shall retain the authority to vote on all other matters.

(b) The proxy granted by Shareholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of TURN and MLC entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Shareholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Shareholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its TURN Common Stock (including any New TURN Common Stock) in accordance with Section 1.01(a) through Section 1.01(e) above. The Parties agree that the foregoing is a voting agreement.

ARTICLE 2

Representations and Warranties of Shareholder

Shareholder represents and warrants to TURN and MLC that:

Section 2.01 Authorization.

(a) Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Shareholder, the performance by Shareholder of his, her or its covenants and obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of Shareholder (to the extent Shareholder is not a natural person), and no additional proceedings or actions on the part of Shareholder are necessary to authorize the execution and delivery of this Agreement, the performance by Shareholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by TURN and MLC, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Shareholder’s spouse (if Shareholder is a natural person) is necessary under any community property or other applicable Laws for Shareholder to enter into, and perform, his or her obligations under this Agreement.

Section 2.02 Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, (ii) require any consent or other action by any person under any provision of any agreement or other instrument binding on Shareholder, or (iii) result in the creation of any Lien upon the Covered Securities.

Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Shareholder, threatened against Shareholder or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by TURN and MLC of its rights under this Agreement or the ability of Shareholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.

Section 2.04 No Inconsistent Agreements. Except for this Agreement, Shareholder has not:

(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities; or

(b) deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).

Section 2.05 Ownership. As of the date hereof, (a) Shareholder owns (whether beneficially or of record) those shares of TURN Common Stock set forth opposite Shareholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof), will have at all times until the termination of this Agreement (in accordance with its terms) sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by this Agreement, Liens applicable to the Covered Securities that may exist pursuant to applicable Laws, under TURN’s organizational documents or customary Liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts (collectively, “Permitted Liens”)), (b) no person other than Shareholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Shareholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities, owned (whether beneficially or of record) by Shareholder.

Section 2.06 Broker Fees. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Shareholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission payable by TURN or MLC in connection with this Agreement.

Section 2.07 Acknowledgement. Shareholder understands and acknowledges that TURN and MLC are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Shareholder contained herein.

ARTICLE 3

Representations and Warranties of TURN and MLC

TURN and MLC each severally (and not jointly or jointly and severally) represent and warrant to Shareholder that:

Section 3.01 Authorization.

(a) Such Party has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by such Party has been duly authorized by all necessary corporate action on the part of such Party, and no other corporate proceedings on the part of such Party are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02 Non-Contravention. The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law or (b) require any consent or other action by any person under any provision of any agreement or other instrument binding on such Party.

Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of such Party, threatened against such Party or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the exercise by Shareholder of its rights under this Agreement or the ability of such Party to fully perform its covenants and obligations pursuant to this Agreement.

Section 3.04 No Other Representations. Shareholder hereby acknowledges and agrees that, except for the representations and warranties of TURN and MLC expressly set in Article 3 of this Agreement, none of MLC, TURN, their respective Affiliates, any Representative of any of the foregoing or any other Person has made, and neither Shareholder or any other Person has relied on, any representation or warranty regarding the Shareholder, the sufficiency of the representations and warranties set forth herein or any other matter in connection with the entry by Shareholder into this Agreement.

ARTICLE 4

Covenants of Shareholder

Shareholder hereby covenants and agrees that:

Section 4.01 No Proxies for or Encumbrances on Covered Securities. Shareholder shall not, without the prior written consent of TURN and MLC, directly or indirectly, (i) grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust in a manner that may conflict or be inconsistent with the obligations of Shareholder set forth in this Agreement, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Shareholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.

Section 4.02 No Transfer of Covered Securities.

(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by each of TURN and MLC, Shareholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee only if (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides TURN and MLC with the ability to enforce the obligations of Shareholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to TURN and MLC pursuant to Section 5.05.

(b) From and after the date of this Agreement, until the termination of this Agreement in accordance with its terms, Shareholder agrees not to request TURN to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Shareholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement. Shareholder agrees to authorize and request TURN to notify TURN’s transfer agent that there is a stop transfer order with respect to all of its shares of Covered Securities and that this Agreement places limits on the voting of its shares of Covered Securities; provided that, in the event of a Transfer permitted by this Section 4.02, TURN, MLC and Shareholder shall inform TURN that it can direct the transfer agent to transfer the shares of Covered Securities underlying the permitted Transfer to the transferee on the books of TURN.

(c) Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.

(d) A “Permitted Transferee” means, with respect to Shareholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Shareholder (if Shareholder is a natural person), (iii) any trust, the beneficiaries of which include only Shareholder and his or her family members (including the persons named in clause (ii)) (if Shareholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Shareholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Shareholder is a natural person), (v) if Shareholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto and (vii) in the event that Shareholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement. For the avoidance of doubt, a Permitted Transferee may Transfer Covered Securities to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Covered Securities. Shareholder agrees that any Covered Securities (or other voting securities of TURN or any other securities exchangeable for, or convertible into, any voting securities of TURN) that Shareholder purchases or with respect to which Shareholder otherwise acquires or holds record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered

Securities currently owned by Shareholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof, and the representations and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Covered Securities is acquired).

Section 4.04 No Solicitation. Shareholder hereby agrees that, during the term of this Agreement, Shareholder shall not take any action, in his, her or its capacity as a shareholder of TURN, that TURN otherwise is then-prohibited from taking under Section 7.8 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, solely to the extent TURN is permitted to take certain actions set forth in Section 7.8 of the Merger Agreement with respect to a Takeover Proposal, Shareholder in his or her capacity as an officer or director of TURN, if Shareholder is an officer or director, will be free to participate in any discussions or negotiations regarding such actions in accordance with and subject to the provisions of the Merger Agreement. For greater certainty, TURN and MLC agree and acknowledge that Shareholder is bound hereunder solely in his, her or its capacity as a securityholder of TURN and that the provisions of this Agreement shall not be deemed or interpreted to bind Shareholder in his or her capacity as a director or officer of TURN or any of TURN’s subsidiaries. As such, nothing in this Agreement is intended to or shall be interpreted to limit or restrict Shareholder or any person from properly fulfilling his or her fiduciary duties as a director or officer of TURN or any of its subsidiaries, irrespective of whether any other provision of this Agreement explicitly references this Section 4.04.

Section 4.05 Disclosure. Shareholder hereby consents to and authorizes the publication and disclosure by TURN and MLC in the Joint Proxy Statement/Prospectus or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Shareholder’s identity and ownership, this Agreement and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that TURN and MLC shall (with respect to any of its disclosures) give Shareholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures prior to any such disclosures being made public (provided, that by executing this Agreement, Shareholder hereby consents to the filing of this Agreement by TURN and MLC in the Joint Proxy Statement/Prospectus, Management Circular or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby without any prior review by Shareholder or its legal counsel). As promptly as practicable after obtaining knowledge thereof, Shareholder shall notify TURN and MLC of any required corrections with respect to such information previously supplied by Shareholder to TURN or MLC hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.06 Appraisal and Dissenter’s Rights. Shareholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that such Shareholder may have with respect to the Covered Securities or any other securities TURN or any of its Subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the TURN or any of its Subsidiaries.

Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “TURN Common Stock” and “New TURN Common Stock” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.

ARTICLE 5

Miscellaneous

Section 5.01 Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section”

refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).

(c) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(d) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(e) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(f) The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(g) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i) Any reference to a Party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(j) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a Party, that such Party has not complied with or performed such covenant or other obligation.

(k) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.

Section 5.02 Further Assurances.

(a) TURN, MLC and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Party to this Agreement.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.04 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement, (ii) the mutual written consent of TURN, MLC and Shareholder and (iii) the consummation of the Mergers; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any Party hereto of liability for any breach prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any Party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. The representations, warranties and covenants contained herein shall not survive the termination of this Agreement.

Section 5.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to TURN and MLC in accordance with Section 11.4 of the Merger Agreement and to Shareholder at its address set forth in Exhibit A attached hereto (or at such other address for a Party as shall be specified by like notice). Shareholder shall be required to give each of TURN and MLC prompt (and in any event within 24 hours) written notice of any breaches of any representation, warranty, covenant or agreement of Shareholder set forth in this Agreement that would prevent or delay the performance by Shareholder of its obligations under this Agreement in any material respect.

Section 5.06 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 5.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto, except that TURN and MLC may transfer or assign its rights and obligations to any Affiliate of TURN or MLC, as applicable.

Section 5.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of TURN, MLC or the Shareholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 5.09 Jurisdiction. Each of the Parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York, and, in each case, the appellate courts to which orders and judgments therefore may be appealed, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any court of the State of New York sitting in New York County, or (y) if such state court lacks subject matter jurisdiction, the United States District Court for Southern District of New York. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any Party to this Agreement to serve process on any other Party in any other manner permitted by Law.

Section 5.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Counterparts; Effectiveness. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each Party hereto forever waives any such defense.

Section 5.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the Mergers are consummated as originally contemplated to the fullest extent possible.

Section 5.13 Remedies Cumulative; Specific Performance. The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.14 Entire Agreement. This Agreement, the documents, instruments and agreements delivered in connection with the Mergers, including the Exhibit, constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.15 No Third-Party Beneficiaries. Each of TURN, MLC and Shareholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

Section 5.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TURN or MLC any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Shareholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Shareholder, and TURN and MLC shall not have any authority to direct Shareholder in the voting or disposition of such Covered Securities except as otherwise provided herein.

Section 5.17 Capacity. Shareholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Shareholder in his or her capacity as director, officer or employee of TURN (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing TURN or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict Shareholder, in his or her capacity as a director or officer of TURN or any of its Subsidiaries (if applicable), from exercising Shareholder’s fiduciary duties as a director or officer of TURN or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Mount Logan Capital Inc.

By:
Name:
Title:

180 Degree Capital Corp.

By:
Name:
Title:

[Shareholder]

Exhibit A
Shareholder Information

Shareholder	Shares of TURN Common Stock	Notice Address
[●]	[●]	[●]

ANNEX E - MOUNT LOGAN CAPITAL INC. 2025 OMNIBUS INCENTIVE PLAN
MOUNT LOGAN CAPITAL INC.

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2025 OMNIBUS INCENTIVE PLAN

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ARTICLE I
PURPOSE

The purpose of this Mount Logan Capital Inc. 2025 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; or (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.
2.2    “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be confirmed by, and subject to the terms of, an Award Agreement executed by the Company and the Participant.
2.3    “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to the Participant’s (i) insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct or breach of any fiduciary duty; (ii) commission of, conviction of, or the entering of a plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude; (iii) material violation of applicable federal, state or local law or regulation governing the business of the Company; (iv) refusal to perform the Participant’s duties or responsibilities for any reason other than illness or incapacity; (v) materially unsatisfactory performance of the Participant’s duties for the Company or an Affiliate; or (vi) material breach of any employment or other material written agreement between the Participant and the Company or its Affiliates or of the Company’s written policies or standards of conduct, in each case as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.
2.6    “Change in Control” has the meaning set forth in 11.2.
2.7    “Change in Control Price” has the meaning set forth in Section 11.1.
2.8    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.
2.9    “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the members of the Board who satisfy the requirements set forth in Section 3.1.
2.10    “Common Stock” means the common stock, $0.001 par value per share, of the Company.
2.11    “Company” means Mount Logan Capital Inc., a Delaware corporation, and its successors by operation of law.
2.12    “Consultant” means any Person who is an advisor or consultant to the Company or its Affiliates (provided that any such consultant also meets the eligibility requirements for employees specified in the instructions to Form S-8 under the Securities Act).
2.13    “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code and provide for payment upon Disability, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.
2.14    “Effective Date” means the effective date of the Plan as defined in Article XV.
2.15    “Eligible Employees” means each officer or employee of the Company or an Affiliate (provided that any such employee also meets the eligibility requirements for employees specified in the instructions to Form S-8 under the Securities Act).
2.16    “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.
2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.18    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the closing price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code and other applicable laws. If the Common Stock is publicly traded, listed or otherwise reported or quoted, and there are no sales on the applicable date, the Fair Market Value shall be the closing price reported for the Common Stock on the next preceding trading day during which a sale occurred.
2.19    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.
2.20    “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.21    “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.
2.22    “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.
2.23    “Non-Tandem Stock Appreciation Right” means the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.
2.24    “Other Cash-Based Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.25    “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.
2.26    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.
2.27    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.
2.28    “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.
2.29    “Performance Goals” means goals established by the Committee, in its sole discretion, as contingencies for Awards to vest and/or become exercisable or distributable.
2.30    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.
2.31    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.
2.32    “Plan” means this Mount Logan Capital Inc. 2025 Omnibus Incentive Plan, as set forth herein and amended from time to time.

2.33    “Prior Plan” means the Mount Logan Capital Inc. Performance and Restricted Share Unit Plan, as amended and/or restated from time to time.
2.34    “Proceeding” has the meaning set forth in Section 14.10.
2.35    “Reference Stock Option” has the meaning set forth in Section 7.1.
2.36    “Reorganization” has the meaning set forth in Section 4.2(b)(ii).
2.37    “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.
2.38    “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.
2.39    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.40     “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.
2.41    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.42    “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII.
2.43    “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.
2.44    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
2.45    “Tandem Stock Appreciation Right” means the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (i) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).
2.46    “Ten Percent Stockholder” means a Person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.
2.47    “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
2.48    “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not cause the applicable Award to fail to comply with Section 409A of the Code.
2.49    “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.
2.50    “Termination of Employment” means: (a) a termination of employment of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not cause the applicable Award to fail to comply with Section 409A of the Code.
2.51    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3 and (b) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
3.2    Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Performance Awards; (v) Other Stock-Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:
(a)    to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;
(b)    to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;
(c)    to determine the number of shares of Common Stock to be covered by each Award granted hereunder;
(d)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any

Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(e)    to determine the amount of cash to be covered by each Award granted hereunder;
(f)    to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;
(g)    to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);
(h)    to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;
(i)    to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;
(j)    to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not cause the Award to fail to comply with Section 409A of the Code; and
(k)    solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.
3.3    Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency or ambiguity in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.
3.4    Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.
3.5    Designation of Consultants/Liability.
(a)    The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee; provided, that no Participant may execute any Award Agreement granting Awards to such Participant and any delegation shall be subject to all limitations prescribed by applicable law and/or the rules of any national securities exchange or national securities association, as applicable. In the event of any designation of authority hereunder, subject to applicable law, applicable stock exchange rules and any limitations imposed by the

Committee in connection with such designation, such designee or designees shall have the power and authority to take such actions, exercise such powers and make such determinations that are otherwise specifically designated to the Committee hereunder.
(b)    The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any Person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
3.6    Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such Person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.
ARTICLE IV
SHARE LIMITATION
4.1    Shares.
(a)    The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 2,600,000 shares (subject to any increase or decrease pursuant to Section 4.2). On and after the Effective Date, no additional awards shall be made under the Prior Plan, and the Prior Plan shall be deemed to have terminated. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 2,600,000 shares (subject to any increase or decrease pursuant to Section 4.2). Notwithstanding the foregoing, shares of Common Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company or any Subsidiary shall not reduce the shares of Common Stock available under the Plan, and to the extent permitted by the rules of the stock exchange on which the shares of Common Stock are then listed or quoted, shares under a stockholder approved plan of an acquired company (adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the shares of Common Stock available under the Plan. With respect to Options or Stock Appreciation Rights settled in Common Stock, upon settlement, the total number of shares of Common Stock subject to such Options or Stock Appreciation Rights shall count against the aggregate and individual share limitations set forth under this Section 4.1. If any Award granted under the Plan is forfeited, expires, terminates, is settled for cash (in whole or in part) or is unearned (in whole or in part) or is canceled for any reason (where applicable, without having been exercised in full), the number of shares of Common Stock underlying any such Award shall again be available for the purpose of Awards under the Plan to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained in this Plan, (i) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an Option or a Stock Appreciation Right, (ii) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding, and (iii) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 4.1(a) of the Plan.
(b)    Annual Non-Employee Director Compensation Limitation. Notwithstanding anything to the contrary contained in this Article IV or elsewhere in the Plan, in no event will any individual Non-Employee Director in any fiscal year of the Company be granted compensation for such Non-Employee Director service having an aggregate maximum value (computed as of the date of grant in accordance with applicable financial accounting rules) exceeding $350,000.
4.2    Changes.
(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board, the Committee or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.
(b)    Subject to the provisions of Section 11.1:
(i)    If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares of Common Stock, or combines (by reverse split, combination or otherwise) its outstanding Common Stock into a lesser number of shares of Common Stock, or engages in any other corporate transaction or event having an effect substantially similar to the foregoing, then the respective exercise prices for outstanding Awards that provide for a Participant elected exercise and the number of shares of Common Stock covered by outstanding Awards, and other Award terms, shall be adjusted by the Committee, as it determines in its sole discretion that is equitably required to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(ii)    Excepting transactions covered by Section 4.2(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event having an effect substantially similar to the foregoing in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity (each, a “Reorganization”), then, subject to the provisions of Section 11.1, the Committee shall make or provide for such adjustments in the number of and kind of securities covered by any Award granted hereunder, in the exercise price provided in outstanding Awards, and in other Award terms, as the Committee determines in its sole discretion that is equitably required to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iii)    If there shall occur any change in the capital structure of the Company other than those covered by Section 4.2(b)(i) or 4.2(b)(ii), including by reason of any extraordinary dividend (whether cash or equity), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, or any other corporate transaction or event having an effect substantially similar to the foregoing, then the Committee shall adjust any Award and its terms and make such other adjustments to the Plan, as the Committee determines in its sole discretion that is equitably required to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iv)    If there shall occur any transaction or event described in Section 4.2(b)(ii) or a Change in Control, the Committee may in its sole discretion elect to cancel each Stock Option or Stock Appreciation

Right for which the exercise price per share equals or exceeds the per share consideration offered in connection with such transaction, event or Change in Control, without any payment to the person holding such Stock Option or Stock Appreciation Right.
(v)    Any such adjustment determined by the Committee pursuant to this Section 4.2(b) shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.2(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.2.
(vi)    Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or this Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise or payment by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be required with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.
4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.
ARTICLE V
ELIGIBILITY
5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.
5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.
ARTICLE VI
STOCK OPTIONS
6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.
6.2    Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.
6.4    Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
(a)    Exercise Price. Unless otherwise determined by the Committee at the time of grant, the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant, unless such Stock Option is granted pursuant to an assumption or substitution of another Stock Option in a manner that satisfies the requirements of Section 424(a) of the Code.
(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.
(c)    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(d)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.
(e)    Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement. Unless otherwise determined by the Committee, in no event will any Stock Option granted under this Plan be transferred for value.
(f)    Termination by Death or Disability. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.
(g)    Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(h)    Voluntary Resignation. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(i)    Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, or if it is discovered after such Termination that such Participant had engaged in conduct that would have justified a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination, provided that upon any determination by the Committee that a Termination is for Cause, the Committee may, in its discretion, require the Participant to promptly pay to the Company (and the Company shall have the right to recover) all gains (if any) that the Participant realized as a result of any Option exercise that occurred within one (1) year prior thereto.
(j)    Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.
(k)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)    Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof or cancel an outstanding “underwater” Option in exchange for cash, another Award or a Stock Option with an exercise price that is less than the exercise price of the original Option, nor may a new Option at a lower price be substituted for a surrendered Option (other than in all cases adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.
(m)     Dividends. Unless otherwise determined by the Committee, Stock Options granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(n)    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.5. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VII
STOCK APPRECIATION RIGHTS
7.1    Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.
7.2    Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:
(a)    Exercise Price. Unless otherwise determined by the Committee at the time of grant, the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% (or, in the case of a Tandem Stock Appreciation Right granted in conjunction with an Incentive Stock Option to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant, unless such Tandem Stock Appreciation Right is granted pursuant to an assumption or substitution of another Tandem Stock Appreciation Right in a manner that satisfies the requirements of Section 424(a) of the Code.
(b)    Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that, the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.
(c)    Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.4(c).

(d)    Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.
(e)    Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares of Common Stock in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.
(f)    Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.
(g)    Dividends. Unless otherwise determined by the Committee, Tandem Stock Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(h)    Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan. Unless otherwise determined by the Committee, in no event will any Tandem Stock Appreciation Right granted under this Plan be transferred for value.
7.3    Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.
7.4    Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:
(a)    Exercise Price. Unless otherwise determined by the Committee at the time of grant, the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant, unless such Non-Tandem Stock Appreciation Right is granted pursuant to an assumption or substitution of another Non-Tandem Stock Appreciation Right in a manner that satisfies the requirements of Section 424(a) of the Code.
(b)    Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.
(c)    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.4, Non-Tandem Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(d)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.4(c), Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.
(e)    Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.
(f)    Dividends. Unless otherwise determined by the Committee, Non-Tandem Stock Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(g)    Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Non-Tandem Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).
(h)    Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Unless otherwise determined by the Committee, in no event will any Non-Tandem Stock Appreciation Right granted under this Plan be transferred for value.
7.5    Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights.
7.6    Modification of Stock Appreciation Rights. An outstanding Stock Appreciation Right may not be modified to reduce the exercise price thereof or cancel an outstanding “underwater” Stock Appreciation Right in exchange for cash, another Award or a Stock Appreciation Right with an exercise price that is less than the exercise price of the original Stock Appreciation Right, nor may a new Stock Appreciation Right at a lower price be substituted for a surrendered Stock Appreciation Right (other than in all cases adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.
7.7    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.5. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.
ARTICLE VIII
RESTRICTED STOCK
8.1    Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. Unless otherwise determined by the Committee, in no event will any shares of Restricted Stock granted under this Plan be transferred for value.
The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion.
8.2    Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(a)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.2, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.
(b)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.
8.3    Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
(a)    Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement or as otherwise provided for by the Committee. Based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.
(i)    If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
(b)    Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. Unless otherwise provided in the Award Agreement, the payment of dividends or other distributions on Restricted Stock shall be deferred until, and conditioned upon, (i) the expiration of the applicable Restriction Period and (ii) with respect to Awards of Restricted Stock described in Section 8.3(a)(ii), the attainment of the applicable Performance Goals, and shall in each case be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they are paid.
(c)    Termination. Unless otherwise determined by the Committee, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.
(d)    Lapse of Restrictions. If and when the Restriction Period expires (and the applicable Performance Goals, if any, are achieved) without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.
ARTICLE IX
PERFORMANCE AWARDS
9.1    Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII, or in combination with any continuous service requirement. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals or, if applicable, upon any continuous service requirement following the attainment of the relevant Performance Goals, either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.
9.2    Terms and Conditions. Performance Awards awarded pursuant to this Article IX shall be subject to the following terms and conditions:
(a)    Earning of Performance Award. At or in connection with the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals are achieved and the percentage of each Performance Award that has been earned. The Committee may, subject to Section 409A of the Code, in its sole discretion, adjust the Performance Period to be subject to continued vesting, earlier lapse or other modification.
(b)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period. Unless otherwise determined by the Committee, in no event will any Performance Award granted under this Plan be transferred for value.
(c)    Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant. Unless otherwise provided in an Award Agreement, any dividends or other distributions on Performance Awards will be deferred until, and paid contingent upon, the vesting of such Performance Awards and shall be subject to the same restrictions on transferability and forfeitability as the Performance Awards with respect to which they are paid.
(d)    Payment. Following the Committee’s determination in accordance with Section 9.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards.
(e)    Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

(f)    Continued or Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, subject to Section 409A of the Code, at or after grant, provide for continued vesting of or accelerate the vesting of all or any part of any Performance Award.
ARTICLE X
OTHER STOCK-BASED AND CASH-BASED AWARDS
10.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee may condition grant or vesting of Other Stock-Based Awards upon the attainment of Performance Goals, as the Committee may determine in its sole discretion.
Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.
10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:
(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Unless otherwise determined by the Committee, in no event will any Other Stock Based Award granted under this Plan be transferred for value.
(b)    Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Other Stock-Based Award. Unless otherwise provided in the Award Agreement, any dividends or other distributions on Other Stock-Based Awards will be deferred until, and paid contingent upon, the vesting of such Other Stock-Based Awards and shall be subject to the same restrictions on transferability and forfeitability as the Other Stock-Based Awards with respect to which they were paid.
(c)    Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.
(d)    Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.
10.3    Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-

Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.
ARTICLE XI
CHANGE IN CONTROL PROVISIONS
11.1    Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:
(a)    Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).
(b)    The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash, securities or other property equal to the excess (if any) of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that in the discretion of the Committee, any cash or other consideration payable upon the purchase of such an Award may be subjected to (x) vesting terms substantially identical to those that applied to such Award immediately prior to the Change in Control, or (y) earn-out, escrow, indemnification, holdback or similar arrangements, to the extent such arrangements are applicable to consideration paid to other equity holders of the Company in connection with the Change in Control. For purposes hereof, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.
(c)    The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.
(d)    Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.
11.2    Change in Control. Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall be deemed to occur if:
(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c)    consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 11.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or
(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
ARTICLE XII
TERMINATION OR AMENDMENT OF PLAN
The Plan shall terminate at the close of business on the tenth anniversary of the Effective Date, unless terminated sooner as hereinafter provided, and no Award shall be granted under the Plan on or after that date. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (b) increase the maximum individual Participant limitation for a fiscal year under Section 4.1(b); (c) change the classification of individuals eligible to receive Awards under the Plan; (d) decrease the minimum exercise price of any Stock Option or Stock Appreciation Right (except by operation of Section 4.2); (e) extend the maximum option period under Section 6.4; (f) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (g) to the extent applicable to Incentive Stock Options, require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company, except by operation of Section 4.2. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code or pursuant to (x) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (y) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or the listing standards of any national securities exchange or association on which the Company’s securities are listed. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.
ARTICLE XIII
UNFUNDED STATUS OF PLAN
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.
ARTICLE XIV
GENERAL PROVISIONS
14.1    Minimum Vesting Period. Notwithstanding anything to the contrary in the Plan, the minimum vesting schedule applicable to Awards shall provide for vesting over a service period of not less than one (1) year, with vesting only permitted on or following the one (1) year anniversary of the date such Award was granted; provided that (i) such limitation shall not apply to Awards granted for up to an aggregate of five percent (5%) of the shares of Common Stock available under the Plan, (ii) such limitation shall not apply to Awards made to Non-Employee Directors and (iii) the Committee may, in its sole discretion, accelerate the vesting of Awards subject to such limitation in the event of a Change in Control or upon a Participant’s death, Disability, Termination without Cause or Termination with “good reason” or similar term, if applicable.
14.2    Legend. The Committee may require each Person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
14.3    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
14.4    No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.
14.5    Withholding of Taxes. The Company shall have the right to deduct from any payment or Award under the Plan, or to otherwise require, at such time and in such amounts as the Company determines to be required by applicable law for any federal, state, local or foreign taxes. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay (or cause to be paid) all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant. Regardless of the amounts withheld or reported, each Participant shall be solely responsible for all taxes in respect of their Awards, except for the Company’s share of employment taxes (if any).
14.6    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such Person.
14.7    Listing and Other Conditions.
(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
(b)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c)    Upon termination of any period of suspension under this Section 14.7, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d)    A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.
14.8    Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder’s agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such stockholder’s agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder’s agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).

14.9    Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
14.10    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.
14.11    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
14.12    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.13    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder. Notwithstanding the foregoing, Participants shall bear all brokerage fees attributable to exercise of Stock Options.
14.14    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
14.15    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.
14.16    Section 16(b) of the Exchange Act. All elections and transactions under the Plan by Persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.17    Section 409A of the Code. The Plan is intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.
14.18    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.
14.19    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
14.20    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent Person or other Person incapable of receipt thereof shall be deemed paid when paid to such Person’s guardian or to the party providing or reasonably appearing to provide for the care of such Person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
14.21    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
14.22    Company Recoupment of Awards. A Participant’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or the listing standards of any national securities exchange or association on which the Company’s securities are listed. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. The Participant’s execution or acceptance of an Award Agreement shall constitute the Participant’s acknowledgement that the Participant is subject to such clawback policies and that such Participant’s Award may be subject to recoupment to the extent provided in such clawback policies. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
14.23    Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary.  Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)    Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 14.23(a) or 14.23(b) above will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 4.1 of the Plan. In addition, no Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 14.23(a) or 14.23(b) above will be added to the aggregate plan limit contained in Section 4.1 of the Plan.
ARTICLE XV
EFFECTIVE DATE OF PLAN
The Plan shall become effective on [●], 2025, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.
ARTICLE XVI
TERM OF PLAN
No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.
ARTICLE XVII
NAME OF PLAN
The Plan shall be known as the “Mount Logan Capital Inc. 2025 Omnibus Incentive Plan.”

ANNEX F - INFORMATION CONCERNING NEW MOUNT LOGAN FOLLOWING THE BUSINESS COMBINATION

This Annex F is a summary of New Mount Logan and its business, assets and operations, which should be read together with the more detailed information, including financial information, contained elsewhere in this combined joint proxy statement/prospectus to which this Annex F is attached, including under the heading “Cautionary Statement Regarding Forward-Looking Information”. The information contained in this Annex F is given as the MLC Record Date, unless otherwise indicated.

CORPORATE STRUCTURE

Name and Incorporation

New Mount Logan was incorporated on January 7, 2025, as “Yukon New Parent, Inc.” under the laws of the State of Delaware for the sole purpose of facilitating the Business Combination. New Mount Logan has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. In connection with the completion of the Business Combination, New Mount Logan will change its name from “Yukon New Parent, Inc.” to “Mount Logan Capital Inc.”.

Immediately following the Effective Time, New Mount Logan will own, directly and indirectly, all issued and outstanding membership interests in Mount Logan (for certainty, after giving effect to the MLC Merger) and all of the issued and outstanding shares of 180 Degree Capital (for certainty, after giving effect to the TURN Merger) and each of Mount Logan and 180 Degree Capital will be a wholly-owned subsidiary of New Mount Logan. Accordingly, upon completion of the Business Combination, the business and operations of each of Mount Logan and 180 Degree Capital will each be managed and operated as a subsidiary of New Mount Logan. See “Description of the Business of New Mount Logan” below.

The shares of New Mount Logan Common Stock are not currently listed on any stock exchange. It is a condition to the completion of the Business Combination that the shares of New Mount Logan Common Stock to be issued under the Merger Agreement in connection with the Mergers have been authorized for listing on Nasdaq, subject to official notice of issuance. It is expected that on completion of the Business Combination the shares of New Mount Logan Common Stock will trade on Nasdaq under the symbol “MLCI”.

New Mount Logan’s head and registered offices is expected to be located at 650 Madison Avenue, 3rd Floor, New York, NY 10022.

The following diagram sets forth the corporate structure of New Mount Logan following the Business Combination:

F-1

DESCRIPTION OF THE BUSINESS OF NEW MOUNT LOGAN

The business of New Mount Logan following the Business Combination will primarily be that of Mount Logan and as disclosed elsewhere under the heading “Business of Mount Logan” in this combined joint proxy statement/prospectus to which this Annex F is attached, as well as described in certain documents filed by Mount Logan with the securities regulatory authorities in Canada which are available for review under Mount Logan’s SEDAR+ profile at www.sedarplus.com. In addition, following the completion of the Business Combination, 180 Degree Capital will deregister as a closed-end investment company registered with the SEC under the 1940 Act and New Mount Logan, through 180 Degree Capital, expects to actively manage and monetize 180 Degree Capital’s remaining holdings in a manner consistent with historical portfolio turnover. New Mount Logan expects to re-invest capital derived from such monetization into organic and inorganic growth opportunities consistent with the business objectives of Mount Logan as an alternative asset manager and insurance solutions platform.

DESCRIPTION OF NEW MOUNT LOGAN’S SECURITIES

For a description of New Mount Logan’s securities, please see the section entitled “Description of New Mount Logan Share Capital” in the combined joint proxy statement/prospectus to which this Annex F is attached.

PRO FORMA CONSOLIDATED CAPITALIZATION

[Capitalization Table to be added]
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
For the pro forma condensed consolidated financial information of New Mount Logan, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in the combined joint proxy statement/prospectus to which this Annex F is attached.

F-2

DIVIDENDS OR DISTRIBUTIONS

Dividend Policy

It is currently anticipated that New Mount Logan will declare and pay a regular quarterly cash dividend on New Mount Logan Common Stock; however, any decision to declare and pay dividends in the future will be at the discretion of the board of directors of New Mount Logan, after considering New Mount Logan’s operating results, financial condition, cash requirements, financing agreement restrictions and any other factors the board of directors of New Mount Logan may deem relevant. Please see the sections entitled “Comparative Per Share Market Price and Dividend Information – Dividends” and “Risk Factors – Risk Factors Relating to Mount Logan and New Mount Logan” in the combined joint proxy statement/prospectus to which this Annex F is attached.
In any given period, actual cash flow from operations may differ from the amount of distributions paid to the holders of New Mount Logan Common Stock as a result of, among other things, timing differences between the receipt by New Mount Logan of proceeds from management and servicing arrangements and the sale of investments as well as premiums received that relate to insurance contracts, together with the timing for the redeployment of such proceeds and the payment of claims related to insurance contracts, in relation to the dates of declaration and payment of dividends. Distributions in excess of cash flow from operations represent an economic return of capital, rather than a return on capital, since they represent cash payments in excess of cash generated by New Mount Logan continuing operations during the period.
The DGCL provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due, or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital. Furthermore, holders of New Mount Logan Common Stock may be subject to the prior dividend rights of holders of preferred stock, if any, then outstanding.
ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

New Mount Logan will not have any securities in escrow or that are subject to a contractual restriction on transfer following the closing of the Business Combination.

PRINCIPAL SECURITYHOLDERS

To the best of the knowledge of the directors and officers of each of Mount Logan and 180 Degree Capital, upon completion of the Business Combination, there will be no persons or companies who will beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to the shares of New Mount Logan Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW MOUNT LOGAN

Executive Officers

Immediately prior to the Effective Time, it is expected that Edward Goldthorpe, the current Chief Executive Officer and Chairman of the Mount Logan Board, will be appointed as Chief Executive Officer and Chairman of the board of directors of New Mount Logan.

The other executive officers of New Mount Logan will be designated by Mount Logan.

F-3

Directors

Immediately prior to the Effective Time, it is expected that the board of directors of New Mount Logan will be comprised of Edward Goldthorpe (Chair), four (4) independent directors designated by Mount Logan; one (1) independent director designated by 180 Degree Capital, and one (1) independent director mutually agreed by Mount Logan and 180 Degree Capital.

After giving effect to the Business Combination, it is expected that the number of shares of New Mount Logan Common Stock beneficially owned, directly or indirectly, or over which control or direction will be exercised, by the proposed directors and officers of New Mount Logan and their associates and affiliates, will be an aggregate of approximately [●] shares of New Mount Logan Common Stock, representing approximately [●]% of the estimated issued and outstanding New Mount Logan Common Stock following completion of the Business Combination.

EXECUTIVE COMPENSATION

Following the completion of the Business Combination, it is expected that New Mount Logan will review the policies of Mount Logan with respect to executive compensation for their appropriateness for the executive officers of New Mount Logan, provided that the MLC PR Plan will no longer be in effect and the 2025 Plan shall be the equity compensation plan of New Mount Logan. See the sections entitled “Management of New Mount Logan – Compensation of Executive Officers” and “Description of 2025 Omnibus Incentive Plan” in the combined joint proxy statement/prospectus to which this Annex F is attached.

DIRECTOR COMPENSATION

Following the completion of the Business Combination, it is expected that New Mount Logan will review the policies of Mount Logan with respect to director compensation for their appropriateness for the directors of New Mount Logan, provided that the MLC PR Plan will no longer be in effect and the 2025 Plan shall be the equity compensation plan of New Mount Logan. See the sections entitled “Management of New Mount Logan – Compensation of Directors” and “Description of 2025 Omnibus Incentive Plan” in the combined joint proxy statement/prospectus to which this Annex F is attached.

AUDIT COMMITTEE AND CORPORATE GOVERNANCE

For a summary of the committees of the board of New Mount Logan, see the section entitled “Management of New Mount Logan – Committees of the Board” in the combined joint proxy statement/prospectus to which this Annex F is attached.

RISK FACTORS

Following completion of the Business Combination, it is expected that the risk factors applicable to the operations of New Mount Logan will generally be the same as the risk factors currently applicable to Mount Logan. See “Risk Factors – Risks Relating to Mount Logan and New Mount Logan” in the combined joint proxy statement/prospectus to which this Annex F is attached.

AUDITOR

Following the completion of the Business Combination, it is expected that the auditor for New Mount Logan will be [●] located at [insert address]. Deloitte & Touche LLP is the current auditor of Mount Logan. [●] is independent of New Mount Logan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

F-4

Deloitte & Touche LLP is the current auditor of Mount Logan. Deloitte & Touche LLP is independent of Mount Logan within the meaning of the American Institute of Certified Public Accountants and Rule 204 of the Rules of Professional Conduct of Chartered Professional Accountants.

The consolidated financial statements of Yukon New Parent, Inc. (New Mount Logan) as of February 7, 2025, included in the combined joint proxy statement/prospectus to which this Annex F is attached, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing. EisnerAmper LLP is independent of Yukon New Parent (New Mount Logan) in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

REGISTRAR AND TRANSFER AGENT

Following the completion of the Business Combination, it is expected that the transfer agent and registrar of New Mount Logan will be [●] at its principal office located at [insert address].

LEGAL MATTERS

[Certain legal opinions with respect to matters addressed in the combined joint proxy statement/prospectus to which this Annex F is attached have been or will be provided by each of Proskauer Rose LLP and Dechert LLP in accordance with applicable regulatory requirements under U.S. federal securities laws or the terms and conditions of the Merger Agreement, as applicable. With respect to each of Proskauer Rose LLP and Dechert LLP, neither the attorneys who worked on each firm’s respective opinions, nor the attorneys who comprise each firm’s respective executive management team, collectively beneficially own as a group, directly or indirectly, 1% or more of the issued and outstanding MLC Common Shares as of the date of the combined joint proxy statement/prospectus to which this Annex F is attached.]
F-5

ANNEX G - INFORMATION CONCERNING 180 DEGREE CAPITAL

INTRODUCTION

This Annex G is a summary of 180 Degree Capital, its business, assets and operations, which should be read together with the audited financial statements and management’s discussion and analysis of financial conditions and results of operations for 180 Degree Capital contained in the Preliminary Joint Proxy Statement/Prospectus of which this Annex G forms a part. The information contained in this Annex G – “Information Concerning 180 Degree Capital”, unless otherwise indicated, is given as of [month day], 2025.
GLOSSARY

Certain terms used in this Annex G shall have the meaning ascribed in the following “Glossary of Terms”. All other capitalized terms used herein and not defined below shall have the meanings ascribed thereto in the section “Certain Defined Terms” in the Preliminary Joint Proxy Statement/Prospectus to which this Annex G forms a part.
Glossary of Terms
“180 Degree Capital preferred stock” means preferred stock of 180 Degree Capital, par value $0.10 per share;
“CCO” means Chief Compliance Officer;
G-1

“CEO” means Chief Executive Officer;
“CFO” means Chief Financial Officer;
“Executive Director” is a 180 Degree Capital Board member who is also either a full or part-time employee of 180 Degree Capital or holder of an executive office;
“NEO” means the named executive officers of 180 Degree Capital and “named executive officer” has the meaning ascribed thereto in Form 51-102F6 – Statement of Executive Compensation of the Canadian Securities Administrators;
“Non-Executive Director” is a 180 Degree Capital Board member who is not a full or part-time employee of 180 Degree Capital or holder of an executive office; and
“PCAOB” means Public Company Accounting Oversight Board (US).

CORPORATE STRUCTURE
180 Degree Capital Corp. is a publicly traded registered closed-end fund. 180 Degree Capital was incorporated as “Sovereign Thoroughbreeders, Inc.” under the laws of the state of New York in August 1981. It amended its certificate of incorporation to reflect changes in its corporate name multiple times subsequent to its incorporation date, culminating with a change of its corporate name to “180 Degree Capital Corp.” on March 27, 2017. On March 30, 2017, 180 Degree Capital withdrew its election to be treated as a business development company and returned to its prior status as a registered non-diversified closed-end management investment company under the 1940 Act. 180 Degree Capital’s head and registered offices are located at 7 N. Willow Street, Suite 4B, Montclair, NJ 07042, and its telephone number is 973-746-4500, and its website is https://www.180degreecapital.com.
180 Degree Private Holdings, LLC (“180PH”), is a wholly owned limited liability company that was created in October 2020 to hold certain of 180 Degree Capital’s securities of privately held companies. 180PH is consolidated for financial reporting purposes and is a disregarded entity for tax purposes under the Code.
TURN Common Shares are listed on Nasdaq, trading under the symbol “TURN.”
Current Organizational Structure
The diagram below depicts the simplified current organizational structure of 180 Degree Capital.

180 Degree Capital Corp. (NASDAQ:TURN) (New York)
(Wholly Owned Subsidiary)
(Wholly Owned Subsidiary)
180 Degree Private Holdings, LLC (Delaware)
Yukon New Parent, Inc. (Delaware)
(Wholly Owned Subsidiary)
(Wholly Owned Subsidiary)
Polar Merger Sub, Inc. (New York)
Moose Merger Sub, LLC (Delaware)

Merger Transactions
Mount Logan, 180 Degree Capital, New Mount Logan, MLC Merger Sub and TURN Merger Sub have entered into the Merger Agreement, which provides for the business combination of Mount Logan and 180 Degree Capital. The business combination will occur through the merger of MLC Merger Sub with and into Mount Logan, with Mount Logan continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan, and simultaneously with the MLC Merger, the merger of TURN Merger Sub with and into 180 Degree Capital, with 180 Degree Capital continuing as the surviving entity as a direct wholly-owned Subsidiary of New Mount Logan. As a result of the Mergers, the separate existence of MLC Merger Sub and TURN Merger Sub will cease and Mount Logan and 180 Degree Capital will continue its existence under the NYBCL and Delaware Limited Liability Company Act, respectively, as surviving entities and as wholly-owned Subsidiaries of New Mount Logan. Following the completion of the Mergers, New Mount Logan, the parent company of 180 Degree Capital and Mount Logan, will be a newly listed public company on Nasdaq trading under the symbol “MLCI”.
The diagram below depicts 180 Degree Capital’s organizational structure immediately following the Mergers.

GENERAL DEVELOPMENT OF 180 DEGREE CAPITAL’S BUSINESS
Overview
180 Degree Capital is an internally managed investment company. It is are overseen by our board of directors and managed by its officers and has no external investment advisor.
180 Degree Capital is focused on generating capital appreciation and current income from investments in what it believes are deeply undervalued, small publicly traded companies where it believes it can positively impact the business and valuation through constructive activism. 180 Degree Capital believes it combines new perspectives with the historical knowledge and experience of managing the current portfolio. It believes these complementary sets of experiences and skills in investment management and in working with management teams to build businesses can be a foundation for future growth of net assets and net asset value per share.
For a description of its investment objective, investment strategy and investment policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of 180 Degree Capital” in this Preliminary Joint Proxy Statement/Prospectus.
Specialized Skill and Knowledge
The nature of 180 Degree Capital’s business requires specialized skills and knowledge, including knowledge of the industries in which we invest, investment management skills, due diligence, portfolio management, finance, accounting, employee relations and benefits, legal and regulatory, among other areas. Increased competition for personnel may make it more difficult to hire and retain qualified employees and consultants. However, 180 Degree Capital does not currently anticipate significant obstacles recruiting and retaining appropriate personnel that possess the skill and knowledge to carry out its business.
Competitive Conditions
Numerous companies and individuals are engaged in investing in privately held or small publicly traded businesses, and such businesses are intensely competitive. We believe our corporate structure permits public market investors to participate in investing in small publicly traded businesses leveraging access to due diligence, constructive activism and other resources that may not be readily or easily accessible. We also believe our corporate structure permits greater liquidity and better transparency than private investment funds. We believe we are a unique company with our focus on being actively involved investors in small capitalization publicly traded companies as a liquid, U.S. exchange-listed, publicly traded company.
Intangible Properties
180 Degree Capital recognizes the important of its intangible assets, which consist of relationships with management of our portfolio companies, domain names, computer software and technology. In order to protect its proprietary rights, 180 Degree Capital relies on a combination of confidentiality and non-solicitation agreements with its employees, consultants and third parties with whom it has relationships.
Government Regulation
180 Degree Capital is subject to U.S. government regulations owing to its status as a registered close-end management investment company under the 1940 Act.
Employees
As at December 31, 2024 and March 31, 2025, 180 Degree Capital had a total of three full-time employees, and one part-time employee, all of whom were located in the United States. We believe that our relations with our employees are satisfactory.

Three-Year History
The following is a summary of 180 Degree Capital’s development over the three most recently completed financial years.
2022
There were no developments to note in 2022.
2023
In February 2023, 180 Degree Capital BD, LLC (“180BD”), a 100 percent owned subsidiary of 180 Degree Capital, was sold to an unrelated buyer. 180BD was registered by 180 Degree Capital as a broker-dealer with the Financial Industry Regulatory Authority (“FINRA”) that was formed to provide services to 180 Degree Capital related to fundraising for co-investment funds and not for investment returns. Historically, 180 Degree Capital consolidated 180BD for financial reporting purposes.
On May 10, 2023, 180 Degree Capital announced that it had repurchased 373,679 shares of its common stock at $4.41 per share (excluding brokerage commissions), reducing its total shares outstanding to 10,000,141.
On November 13, 2023, 180 Degree Capital announced a discount management program. The discount management program established two measurement periods of January 1, 2024, to December 31, 2024, and January 1, 2025, to June 30, 2025. Should TURN Common Shares trade at an average daily discount to net asset value per share of more than the then-current average trading discount of other equity-focused closed end funds, or 12%, during either of these measurement periods, then the 180 Degree Capital Board will consider all available options to reduce such discount.
180 Degree Capital was the General Partner of 180 Phoenix Fund, L.P., (“180 Phoenix”) a limited partnership formed to facilitate the opportunity to manage capital for investors in a traditional limited partnership structure. 180 Degree Capital did not raise capital into 180 Phoenix. In December 2023, based on conversations with potential investors that indicated more interest in management of separate accounts rather than a limited partnership structure, 180 Degree Capital elected to file a certificate of cancellation to terminate the existence of the entity.
2024
In November 2024, 180 Degree Capital filed a certificate of cancellation for 180 Degree Capital Management, LLC (“180CM”), a limited liability company formed to facilitate the opportunity for interested investors to co-invest alongside 180 Degree Capital in individual publicly traded portfolio companies. 180 Degree Capital was the Managing Member of 180CM.
2025 Through March 31, 2025
On January 17, 2025, 180 Degree Capital announced that it had entered into the Merger Agreement to combine with Mount Logan in the Business Combination. See the Preliminary Proxy Statement/Prospectus to which this Annex G forms a part for additional details.
DIVIDENDS OR DISTRIBUTIONS
180 Degree Capital does not pay cash dividends and 180 Degree Capital has no plan to declare or pay cash dividends in the foreseeable future. Under the terms of the Merger Agreement, 180 Degree Capital is not permitted to declare, set aside or pay any dividends or make other distributions in respect of any outstanding capital stock or other equity interests prior to the Effective Time without the prior written consent of Mount Logan.

DESCRIPTION OF 180 DEGREE CAPITAL’S SECURITIES
This summary is qualified in its entirety by reference to the relevant provisions of NYBCL, as well as the full text of each of the 180 Degree Capital Certificate of Incorporation, and the 180 Degree Capital By-Laws.
Common Stock
180 Degree Capital is authorized to issue up to 17,000,000 shares of stock. Of these, 15,000,000 shares are classified as common stock, par value $0.03 per share. As of the record date for the 180 Degree Capital Special Meeting, there were 10,000,141 outstanding TURN Common Shares.
Dividends
The 180 Degree Capital Board may from time to time declare a dividend to be paid to holders of TURN Common Shares from the surplus or net profits available therefor.
There have been no dividends paid to holders of TURN Common Shares in the past three years.
Voting
The 180 Degree Capital By-Laws provide that at each meeting of the shareholders, every holder of stock then entitled to vote is entitled to one vote for each share of stock registered in the shareholder’s name, except as otherwise provided in the 180 Degree Capital Certificate of Incorporation.
Pre-Emptive Rights
The 180 Degree Capital Certificate of Incorporation provides that no shareholder shall have pre-emptive or preferential rights to any shares of any class of stock of 180 Degree Capital.
Preferred Stock
180 Degree Capital is authorized to issue 2,000,000 shares of preferred stock, par value $0.10 per share. The 180 Degree Capital Board is authorized to divide shares of 180 Degree Capital preferred stock into one or more series, to issue the shares of 180 Degree Capital preferred stock in such series, and to fix the number of shares to be included in each series, and the designation, relative rights, preferences and limitations of all shares of each series. As of the record date for the 180 Degree Capital Special Meeting, there were no outstanding shares of any series of 180 Degree Capital preferred stock.
Dividends
The 180 Degree Capital Board may from time to time declare a dividend to be paid to holders of 180 Degree Capital preferred stock from the surplus or net profits available therefor.
There have been no dividends paid to holders of 180 Degree Capital preferred stock to date.
Voting
The 180 Degree Capital Certificate of Incorporation provides that the 180 Degree Capital Board may determine the voting rights (including but not limited to, the number of votes per share), if any, of shares of such series of preferred stock in addition to voting rights prescribed by law, and the terms, if any, of such voting rights.

Pre-Emptive Rights

The 180 Degree Capital Certificate of Incorporation provides that no shareholder shall have pre-emptive or preferential rights to any shares of any class of stock of 180 Degree Capital.
CONSOLIDATED CAPITALIZATION
There have been no material changes to 180 Degree Capital’s share and loan capital, on a consolidated basis, since December 31, 2024, or March 31, 2025.
OPTIONS TO PURCHASE SECURITIES
There are currently no options to acquire TURN Common Shares or 180 Degree Capital preferred shares, whether under any equity compensation plan or otherwise.
PRIOR SALES
There have been no issuance of TURN Common Shares for the 12-month period preceding the date hereof.
TRADING PRICE AND VOLUME
The TURN Common Shares trade on Nasdaq under the symbol “TURN”. See below for the reported high and low prices (including intra-day prices) and the total volume of trading of the TURN Common Shares on Nasdaq, in U.S. dollars, on a monthly basis for the past 12 months:

	High US$	Low US$	Total Volume
May 2024..................................	3.98	3.75	278,874
June 2024.............................	3.84	3.63	201,355
July 2024.............................	3.79	3.42	314,479
August 2024 .................................	3.55	3.31	393,751
September 2024 ............................	3.41	3.31	190,128
October 2024 ................................	3.39	3.12	338,312
November 2024 ............................	3.70	3.20	648,838
December 2024 .............................	3.85	3.43	675,961
January 2025 .................................	4.09	3.53	830,343
February 2025...............................	4.20	3.78	729,104
March 2025 ..................................	4.20	4.05	1,100,000
April 2025 .............................	3.99	3.50	943220
May 2025 .............................	4.12	3.87	545.285
[June -, 2025.....................

DIRECTORS AND EXECUTIVE OFFICERS
Name, Address and Occupation
The following table sets out the 180 Degree Capital directors and officers, together with the state and country of residence, positions and offices held, principal occupations during the last five years, and the years in which they were first appointed as directors and/or officers of 180 Degree Capital. For information with respect to the security ownership of 180 Degree Capital’s directors and executive officers, see the section entitled “Control Persons and Principal Shareholders of 180 Degree Capital” in this Preliminary Joint Proxy Statement/Prospectus.

Name and Place of Residence	Position held at 180 Degree Capital	Principal Occupation	Director/Officer since	Term expiring
Kevin M. Rendino New Jersey, United States of America	Interested Director, Chairman, Chief Executive Officer and Portfolio Manager	N/A	Chief Executive Officer and Portfolio Manager: March 2017; Member of the 180 Degree Capital Board: June 2016	2025 Annual Meeting of 180 Degree Capital Shareholders
Daniel B. Wolfe New Jersey, United States of America	Interested Director, President, Chief Financial Officer and Chief Compliance Officer	N/A	President: January 2009; Chief Financial Officer and Chief Compliance Officer: July 2016; Portfolio Manager and Member of the 180 Degree Capital Board: March 2017	2025 Annual Meeting of 180 Degree Capital Shareholders
Stacy R. Brandom(1)(2)(3)(4) Connecticut, United States of America	Independent Director	Chief Financial Officer of Save the Children U.S. (June 2015 to March 2019)	January 2014	2025 Annual Meeting of 180 Degree Capital Shareholders
Richard P. Shanley(1)(2)(3)(4) Connecticut, United States of America	Independent Director	N/A	March 2007	2025 Annual Meeting of 180 Degree Capital Shareholders
Parker A. Weil(1)(2)(3)(4) New Jersey, United States of America	Independent Director	Global Co-Head of Investment Banking at TD Cowen (since August 2018)	July 2017	2025 Annual Meeting of 180 Degree Capital Shareholders
Robert E. Bigelow, III New Jersey, United States of America	Vice President, Head of Fund Development	N/A	October 2017	N/A
Alicia M. Gift New Jersey, United States of America	Senior Controller; Secretary and Treasurer	N/A	Senior Controller: June 2016; Secretary and Treasurer: April 2017	N/A
Notes:
1. Member of the Audit Committee, with Stacy R. Brandom as Committee Chair.
2. Member of the Compensation Committee, with Parker A. Weil as Committee Chair.
3. Member of the Nominating Committee, with Parker A. Weil as Committee Chair.
4. Member of the Valuation Committee, with Richard P. Shanley as Committee Chair
See “Audit Committee” and “Corporate Governance – Board Committees” of this Annex G.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions
To the knowledge of 180 Degree Capital, no director or executive officer of 180 Degree Capital has, within the 10 years prior to the date of this Preliminary Joint Proxy Statement/Prospectus, been a director, CEO or CFO of any issuer (including 180 Degree Capital) that: (i) was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days while the person was acting in the capacity as director, CEO or CFO; or (ii) was subject to an order that, after the director or executive officer ceased to be a director, CEO or CFO of an issuer, resulted in the issuer being the subject of a cease trade or similar order or an order that denied the relevant issuer access to any exemption under securities legislation, for a period of more than 30 consecutive days and which resulted from an event that occurred while that person was acting as a director, CEO or CFO of the issuer.
No current or proposed director or officer or securityholder holding a sufficient number of securities of 180 Degree Capital to affect materially the control of 180 Degree Capital has, within the last 10 years prior to the date of this Preliminary Joint Proxy Statement/Prospectus, been a director or executive officer of any company (including 180 Degree Capital) that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement for compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. No current director or officer or securityholder holding a sufficient number of securities of 180 Degree Capital to affect materially the control of 180 Degree Capital has, within the last 10 years prior to the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or securityholder.
No current or proposed director or officer or securityholder holding a sufficient number of securities of 180 Degree Capital to affect materially the control of 180 Degree Capital has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
Conflicts of Interest
As of the date hereof, 180 Degree Capital was not aware of any existing or potential material conflicts of interest between 180 Degree Capital and a subsidiary of 180 Degree Capital, a director or officer of 180 Degree Capital or of a subsidiary of 180 Degree Capital. However, certain of 180 Degree Capital’s directors and officers are, or may become, directors or officers of other companies with businesses which may conflict with its business. Accordingly, conflicts of interest may arise which could influence these individuals in acting on 180 Degree Capital’s behalf. The 180 Degree Capital Board has adopted a code of ethics applicable to our employees and directors that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships (the “Code of Conduct”). Our Code of Conduct is available on our website at https://ir.180degreecapital.com/governance-docs.
EXECUTIVE COMPENSATION
The following discussion describes the significant elements of 180 Degree Capital’s executive compensation, with particular emphasis on the process for determining compensation payable to 180 Degree Capital’s “Named Executive Officers” or “NEOs” for the year ended December 31, 2024, which means each of the following individuals: (i) each individual who, in respect of 180 Degree Capital, during any part of the year ended December 31, 2024, served as the CEO, including an individual performing functions similar to a CEO; (ii) each individual who, in respect of 180 Degree Capital, during any part of the year ended December 31, 2024, served as the CFO, including an individual performing functions similar to a CFO; (iii) in respect of 180 Degree Capital, the three most highly compensated executive officers other than the individuals identified in paragraphs (i) and (ii) at the end of the year ended December 31, 2024 whose total compensation was more than C$150,000; and (iv) each individual who would be an NEO under (iii) but for the fact that the individual was neither an executive officer of 180 Degree Capital, nor acting in a similar capacity, at the end of that financial year. For the purposes of this section, the NEOs of 180 Degree Capital are: (i) Kevin M. Rendino, CEO; (ii) Daniel B. Wolfe, CFO; (iii) Alicia M. Gift, Senior Controller, Secretary and Treasurer, and (iv) Robert E. Bigelow, III, Vice President, Head of Fund Development.
Compensation Committee
See “Corporate Governance – Board Committees – Compensation Committee” of this Annex G.
Named Executive Officer Remuneration
The principal elements of our officer compensation program are base salary, bonus, equity incentive stock awards, and severance benefits. The Compensation Committee of the 180 Degree Capital Board believes that each element is essential to achieve 180 Degree Capital’s objectives.
Base Salaries. We recognize the need to pay our officers, and other employees, a competitive annual base salary. We review base salaries for our officers annually.
•Cash Bonuses. 180 Degree Capital provides annual bonuses at the discretion of the Compensation Committee derived from a number of quantitative and qualitative inputs including, but not limited to:
◦Performance against individual and corporate targets and goals;
◦Performance as compared to indices and other observable entities that track or invest in microcapitalization publicly traded companies;
◦Full year actual versus estimated expenses and expenses as a percentage of assets;
◦Changes in the price per share of 180 Degree Capital’s stock, including dividends, if any;
◦Changes in the net asset value of 180 Degree Capital, including dividends, if any; and
◦The importance of retaining employees.
The weighting of these inputs in the Compensation Committee’s determinations of bonuses are adjusted based on a retrospective full analysis of individual and corporate achievements and challenges during the year under consideration.
180 Degree Capital has not engaged external remuneration consultants to advise the 180 Degree Capital Board on remuneration matters.
Compensation Governance
180 Degree Capital has established a Compensation Committee which assists the 180 Degree Capital Board in reviewing and approving the compensation structure, including all forms of compensation, relating to 180 Degree Capital’s directors and executive officers. 180 Degree Capital’s CEO may not be present at any Compensation Committee meeting during which his compensation is deliberated. The Compensation Committee also evaluates and makes recommendations regarding the compensation of the directors, including their compensation for services on the 180 Degree Capital Board committees. The members of the Compensation Committee are Parker A. Weil (Chair), Richard P. Shanley and Stacy R. Brandom, each of which is independent.

See “Corporate Governance – Compensation” and “Corporate Governance – Board Committees – Compensation Committee” of this Annex G.
Summary Compensation Table
The following table sets out information concerning the compensation paid by 180 Degree Capital to its NEOs for the financial years ended December 31, 2024, 2023 and 2022:

Name and principal position	Year ended December 31	Salary (US$)	Stock awards (US$)	Non-equity incentive plan compensation (US$)	Pension Value (US$)	All other com-pensation (US$)[1]	Total com- pensation (US$)
Kevin M. Rendino CEO	2024 2023 2022	415,000 415,000 415,000	N/A N/A N/A	0 0 0	N/A N/A N/A	104,304 95,178 91,012	519,304 510,178 506,012
Daniel B. Wolfe CFO	2024 2023 2022	415,000 415,000 415,000	N/A N/A N/A	335,000 0 0	N/A N/A N/A	73,348 69,995 66,743	823,348 484,995 481,743
Alicia M. Gift Senior Controller, Secretary and Treasurer	2024 2023 2022	255,750 247,800 230,000	N/A N/A N/A	50,000 50,000 50,000	N/A N/A N/A	41,570 41,255 38,399	347,320 339,055 318,399
Robert E. Bigelow, III Vice President, Head of Fund Development	2024 2023 2022	84,000 84,000 84,000	N/A N/A N/A	0 0 0	N/A N/A N/A	30,500 30,000 27,000	114,500 114,000 111,000
Notes:
1.    For the year ended December 31, 2024, December 31, 2023, and December 31, 2022, Mr. Rendino received health related benefits of $73,804, $65,178, and $64,012, respectively, and 401(k) matching contributions of $30,500, $30,000, and $27,000, respectively. For the year ended December 31, 2024, December 31, 2023, and December 31, 2022, Mr. Wolfe received health related benefits of $50,348, $47,495, and $46,243, respectively, and 401(k) matching contributions of $23,000, $22,500, and $20,500, respectively. For the year ended December 31, 2024, December 31, 2023, and December 31, 2022, Ms. Gift received health related benefits of $18,570, $18,755, and $17,899, respectively, and 401(k) matching contributions of $23,000, $22,500, and $20,500, respectively. For the year ended December 31, 2024, December 31, 2023, and December 31, 2022, Mr. Bigelow received 401(k) matching contributions of $30,500, $30,000, and $27,000, respectively.

Outstanding Option-Based and Share-Based Awards

There were no share-based or option-based awards outstanding as of December 31, 2024 that were granted by 180 Degree Capital to its NEOs as 180 Degree Capital is not permitted to have an equity incentive plan under the 1940 Act.

Clawback Policy (Recoupment)

If the 180 Degree Capital Board determines that an executive officer has engaged in fraud, willful misconduct or a violation of 180 Degree Capital policy that caused or otherwise contributed to the need for a material restatement of 180 Degree Capital’s financial results, the Compensation Committee will review all performance-based compensation awarded to or earned by that executive officer on the basis of performance during fiscal periods materially affected by the restatement. This would include annual cash incentive/bonus awards. If, in 180 Degree Capital’s view, the performance-based compensation would have been materially lower if it had been based on the restated results, the Compensation Committee will, to the extent permitted by applicable law, seek recoupment from that executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.
In determining whether to recover a payment, the Compensation Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Compensation Committee shall have sole discretion in determining whether an executive officer’s conduct has or has not met any particular standard of conduct under law or 180 Degree Capital policy.
Termination and Change of Control Benefits
See “Interests of 180 Degree Capital Directors and Executive Officers in the Mergers – Severance Entitlements” in this Preliminary Joint Proxy Statement/Prospectus.
The following table provides details regarding the estimated incremental payments payable by 180 Degree Capital to the NEOs assuming termination of employment without cause or resignation for good reason (for Messrs. Rendino and Wolfe) on December 31, 2024.

	Severance
Name and principal position	Base Salary (US$)	Incentive Compensation (US$)[1]	COBRA premiums (US$)
Kevin M. Rendino CEO	415,000	0	77,783
Daniel B. Wolfe President, CFO, CCO	415,000	0	50,476
Notes:
1.At the discretion of the Compensation Committee of the 180 Degree Capital Board, no performance bonus was paid to Messrs. Rendino and Wolfe in 2024. This amount may be materially different in future periods at the sole discretion of the Compensation Committee of the 180 Degree Capital Board.

The following table provides details regarding the estimated incremental payments payable by 180 Degree Capital to the NEOs assuming a change of control of the Corporation on December 31, 2024 and if a NEO is terminated without cause or resigns for good reason (for solely Messrs. Rendino and Wolfe) within the period beginning three months prior to, and ending 12 months following, such change in control.

	Severance
Name and principal position	Base Salary (US$)	Incentive Compensation (US$)[1]	COBRA premiums (US$)
Kevin M. Rendino CEO	415,000	416,000	77,783
Daniel B. Wolfe President, CFO, CCO	415,000	313,000	50,476
Alicia M. Gift Senior Controller, Secretary and Treasurer	262,400	50,000	17,110
Notes:
1.Amount for each employee is based on a target minimum annual cash compensation including base salary of $831,000 and $728,000 for Mr. Rendino and Mr. Wolfe, respectively, and minimum annual bonus of $50,000 for Ms. Gift as set by the Compensation Committee of the 180 Degree Capital Board.

DIRECTOR COMPENSATION
General
180 Degree Capital’s director compensation program is designed to attract and retain qualified individuals to serve on the 180 Degree Capital Board. Each of Kevin M. Rendino and Daniel B. Wolfe are Executive Directors of 180 Degree Capital and each of Parker A. Weil, Richard P. Shanley and Stacy R. Brandom are Non-Executive Directors of 180 Degree Capital. Each of Mr. Rendino, CEO and Mr. Wolfe, CFO, serves on the 180 Degree Capital Board, but did not receive compensation for their services as a director, and all compensation paid to Mr. Rendino and Mr. Wolfe during the years ended 2022, 2023 and 2024 is set forth in the “Executive Compensation” section above. The amount of compensation received by each of the Non-Executive Directors of 180 Degree Capital is disclosed in the table below:
Summary Compensation Table
The following table discloses all compensation that was paid to non-NEO directors of 180 Degree Capital for the financial years ended December 31, 2024, 2023 and 2022:

Name	Year ended December 31	Fees earned (US$)	Share- based awards (US$)	Non-equity incentive plan compensation (US$)	All other compensation (US$)	Total compensation (US$)
Stacy R. Brandom Non-Executive Director	2024	69,208	N/A	N/A	N/A	69,208
	2023	67,500	N/A	N/A	N/A	67,500
	2022	67,500	N/A	N/A	N/A	67,500
Richard P. Shanley Non-Executive Director	2024	94,208	N/A	N/A	N/A	94,208
	2023	92,500	N/A	N/A	N/A	92,500
	2022	92,500	N/A	N/A	N/A	92,500
Parker A. Weil Non-Executive Director	2024 2023 2022	77,625 72,500 72,500	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	77,625 72,500 72,500

Outstanding Option-Based and Share-Based Awards

There were no share-based or option-based awards outstanding as of December 31, 2024 that were granted by 180 Degree Capital to its Non-Executive Directors as 180 Degree Capital is not permitted to have an equity incentive plan under the 1940 Act.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
None of 180 Degree Capital’s directors, executive officers, employees, former directors, former executive officers or former employees and none of their respective associates, is or has within 30 days before the date of this Preliminary Joint Proxy Statement/Prospectus, or at any time since the beginning of the most recently completed financial year been indebted to 180 Degree Capital or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided to 180 Degree Capital.
CORPORATE GOVERNANCE
180 Degree Capital Board of Directors
The 180 Degree Capital Board is composed of five directors, three of whom are independent directors within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Instrument 52-110 – Audit Committees and the rules of the Nasdaq Global Market. Stacy R. Brandom, Richard P. Shanley, and Parker A. Weil are all considered independent on the basis that they do not have any material relationships that could reasonably be expected to interfere with the exercise of their independent judgement. A majority of the directors of 180 Degree Capital are independent.
Kevin M. Rendino, Chairman, CEO and Portfolio Manager, and Daniel B. Wolfe, President, Chief Financial Officer and Chief Compliance Officer, are each non-independent directors, as they are members of 180 Degree Capital’s management.
Other Directorships
One director of 180 Degree Capital, as of the date hereof, is also a director of another issuer that is an SEC registrant. This position is summarized as follows:

Name of Director	Issuer	Position	Market
Kevin M. Rendino	Synchronoss Technologies, Inc.	Director	Nasdaq

180 Degree Capital Board Leadership Structure
The 180 Degree Capital Board does not require the separation of the offices of the Chairman of the 180 Degree Capital Board and the Chief Executive Officer. The 180 Degree Capital Board believes it should be free to choose its Chairman in any way that it deems best for 180 Degree Capital at any given point in time. Mr. Rendino, the current Chairman and Chief Executive Officer, is an “interested person” of 180 Degree Capital (as defined in Section 2(a)(19) of the 1940 Act). At present, the 180 Degree Capital Board believes that Mr. Rendino's service as both Chairman and Chief Executive Officer is in the best interest of 180 Degree Capital and its shareholders. Mr. Rendino possesses detailed and in-depth knowledge of the day-to-day and overall issues, opportunities and challenges facing 180 Degree Capital and its business and is thus best positioned to develop agendas that ensure that the 180 Degree Capital Board’s time and attention are focused on the most critical matters.
Mr. Rendino's combined role enables decisive leadership, ensures clear accountability, and enhances 180 Degree Capital’s ability to communicate its message and strategy clearly and consistently to 180 Degree Capital’s shareholders, employees, and portfolio companies. The 180 Degree Capital Board also believes that combining the Chairman and Chief Executive Officer roles is appropriate given our current asset size.
The 180 Degree Capital Board members also believe that the Lead Independent Director plays an important role and fulfills most of the benefits to 180 Degree Capital of having an independent Chairman without the full expense of hiring an independent Chairman. Richard P. Shanley currently serves as our Lead Independent Director. The Lead Independent Director’s duties include acting as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, providing the Chairman with input regarding agenda items for 180 Degree Capital Board and committee meetings, coordinating with the Chairman to provide information to the independent directors regarding their duties, coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the 180 Degree Capital Board's independent directors and other non-employee directors, and facilitating communications between the other members of the 180 Degree Capital Board, between the 180 Degree Capital Board and senior management, and between the Chief Compliance Officer and the 180 Degree Capital Board. The 180 Degree Capital Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.
In addition, three of the five directors of the 180 Degree Capital Board, other than Mr. Rendino and Mr. Wolfe, are independent, and the 180 Degree Capital Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of 180 Degree Capital Board meetings, the independent directors have regular executive sessions. During the fiscal year ended December 31, 2024, the independent directors attended four such executive sessions. Additionally, the independent directors meet on a quarterly basis in executive session with the Chief Compliance Officer.
180 Degree Capital Board’s Role in Risk Oversight
The 180 Degree Capital Board as a whole, under the direction of the Lead Independent Director, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant 180 Degree Capital Board committees that report on their deliberations to the 180 Degree Capital Board. The oversight responsibility of the 180 Degree Capital Board and its committees is enabled by management reporting processes that are designed to provide visibility to the 180 Degree Capital Board about the identification, assessment and management of critical risks and the controls that management uses to mitigate those risks. Members of the senior management team meet annually to review the current risks for 180 Degree Capital’s business, and to ensure that the compliance policies and procedures are revised along with changes to the current risks. The risks and the amended policies and procedures are presented to the 180 Degree Capital Board for its review and input at least annually. In addition, members of the senior management team meet quarterly to review strategic risks and report to the 180 Degree Capital Board about these discussions as appropriate.

Additionally, the 180 Degree Capital Board committees assist the full 180 Degree Capital Board in risk assessment. The Independent Directors meet regularly in executive session, with and without the Chief Compliance Officer, and oversee compliance and strategic risks of 180 Degree Capital. The Audit Committee oversees compliance by 180 Degree Capital with legal and regulatory requirements. Specifically, the Audit Committee discusses with 180 Degree Capital’s management and independent registered public accountants the integrity of 180 Degree Capital’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks, and reviews 180 Degree Capital’s compliance with certain regulatory requirements.
The Audit Committee Chairman meets independently with the registered public accountants and the other outside accounting firms. The Compensation Committee reviews risks related to compensation policies and procedures. The Nominating Committee considers risk assessment skills when considering nominees for the 180 Degree Capital Board. The 180 Degree Capital Board has appointed all independent members of the 180 Degree Capital Board to the Valuation Committee to have oversight of valuation risk. See also “– Board Committees” in this Annex G.
Terms of Directors and Executive Officers
Each of 180 Degree Capital’s directors holds office until a successor has been duly elected and qualified unless the director was appointed by the 180 Degree Capital Board, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of 180 Degree Capital’s executive officers are appointed by and serve at the discretion of the 180 Degree Capital Board.
Share Ownership
180 Degree Capital does not currently have any formal share ownership guidelines applicable to its executive officers or directors.
Attendance at 180 Degree Capital Board Meetings
The number of meetings of the 180 Degree Capital Board (including committee meetings of directors) held during the year ended December 31, 2024, and the number of meetings attended by each director were:

	Board Meetings		Audit Committee Meetings		Compensation Committee Meetings		Nominating Committee Meetings		Valuation Committee Meetings
Director	A	B	A	B	A	B	A	B	A	B
Kevin M. Rendino	11	9	—	—	—	—	—	—	—	—
Daniel B. Wolfe	11	11	—	—	—	—	—	—	—	—
Stacy R. Brandom	11	11	4	4	1	1	1	1	4	4
Richard P. Shanley	11	11	4	4	1	1	1	1	4	4
Parker A. Weil	11	11	4	4	1	1	1	1	4	4
A = Number of meetings held during the time the director held office or was a member of the committee.
B = Number of meetings attended
— = Not a member of the relevant committee

Mandate of 180 Degree Capital Board

The 180 Degree Capital Board has adopted Corporate Governance Guidelines, the text of which is attached as Exhibit “A” hereto (the “Corporate Governance Guidelines”), and which sets forth guidelines as to how the 180 Degree Capital Board delineates its role and responsibilities.
Position Descriptions
Due to 180 Degree Capital’s size and nature of operations, the 180 Degree Capital Board has not yet developed a written position description for the Chair or the Chief Executive Officer. There are also no written position descriptions for the Chair of any 180 Degree Capital Board committees. The 180 Degree Capital Board delineates the role and responsibilities of each such position through informal discussions with the Chair and each member of the 180 Degree Capital Board.
Orientation and Continuing Education
The 180 Degree Capital Board encourages new directors to review the history of 180 Degree Capital prior to joining the 180 Degree Capital Board and to fully understand the written corporate governance policies of 180 Degree Capital to ensure they are fully familiar with the role of the board, its committees and its directors.
New board members are also given the opportunity to discuss the operations of 180 Degree Capital with the CEO and Chairman, the President, and the Chief Compliance Officer. In addition, senior management are regularly invited to attend sessions of board meetings to address the 180 Degree Capital Board on operations and activities.
All board members are encouraged to pursue continuing education and attend presentations relevant to the business segments and activities of 180 Degree Capital.
Ethical Business Conduct
180 Degree Capital has adopted a Code of Conduct, which is available on 180 Degree Capital’s website (https://ir.180degreecapital.com/) and which is signed by all employees and directors on an annual basis. The Code of Conduct covers such matters as:
•compliance with the applicable rules and regulations of the 1940 Act, the Advisers Act, and the Code of Ethics Pursuant to Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act;
•disclosure practices;
•obligations related to fair trading and dealing;
•conflicts of interest;
•confidentiality; and
•document retention.
Persons who become aware of or suspect violations of the Code of Conduct are to report such suspected violations promptly to the CCO, the Lead Independent Director or the Chair of 180 Degree Capital’s Audit Committee.
If the CCO, the Lead Independent Director or Chair of the Audit Committee determines that a violation has occurred, the CCO will take all appropriate disciplinary or preventative action, which shall follow review by the 180 Degree Capital Board in situations that are material. Appropriate disciplinary or preventative action may include a letter of censure, reduction in compensation, damages, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

While the 180 Degree Capital Board does not have a formal process for monitoring compliance with its Code of Conduct, it does regularly self-assess its compliance. Given the relatively small number of 180 Degree Capital directors, 180 Degree Capital believes it does not currently warrant a formal process to ensure compliance with its Code of Conduct.
As applicable, the 180 Degree Capital Board assesses the independence of each director in relation to matters under discussion at a meeting where such independence is required to be assessed. If a director or directors are deemed to have an interest in a particular matter, they are precluded from the discussion and decision-making process on the matter.
180 Degree Capital has also adopted a formal Code of Ethics which is made available on 180 Degree Capital’s website (https://ir.180degreecapital.com/). This code applies to all directors and employees of 180 Degree Capital. The purpose of this code is to prevent employees and directors of 180 Degree Capital from engaging in any fraudulent or manipulative practices, including with respect to purchase or sales of securities held by 180 Degree Capital.
Nomination of Directors
The Nominating Committee leads the search for individuals qualified to become members of the 180 Degree Capital Board and to select, or to recommend that the 180 Degree Capital Board select, director nominees to be presented for election by 180 Degree Capital shareholders at each annual meeting of shareholders. The Nominating Committee selects individuals as director nominees who shall have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the 180 Degree Capital Board, in collectively serving the long-term interests of 180 Degree Capital shareholders. See also “– Board Committees – Nominating Committee” in this Annex G.
Board Committees
180 Degree Capital has established four committees under the 180 Degree Capital Board: an Audit Committee, a Compensation Committee, a Nominating Committee and a Valuation Committee. 180 Degree Capital has adopted a formal charter for each of the Audit Committee, Compensation Committee, Nominating Committee and Valuation Committee. 180 Degree Capital has determined that each of Stacy R. Brandom, Richard P. Shanley, and Parker A. Weil are “independent” under the rules of the Nasdaq Global Market and not “interested” directors for the purposes of the 1940 Act. Each Committee’s members and functions are described below.
Members will serve on these committees until their resignation or until otherwise determined by the 180 Degree Capital Board.
Audit Committee. All of 180 Degree Capital’s Audit Committee members satisfy the “independence” requirements of the Nasdaq Global Market rules and are not “interested” directors for the purposes of the 1940 Act. 180 Degree Capital has determined that Ms. Brandom and Messrs. Shanley and Weil possesses accounting or related financial management experience that qualifies each as an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee is responsible for, among other things:
•overseeing all aspects of 180 Degree Capital’s accounting and financial reporting processes, internal control and audit functions;
•monitoring the independence and performance of 180 Degree Capital’s independent registered public accountants;
•providing a means for open communications amongst 180 Degree Capital’s independent registered public accountants, financial and senior management, and the 180 Degree Capital Board; and
•overseeing compliance by 180 Degree Capital with legal and regulatory requirements.

The members of the Audit Committee are Stacy R. Brandom (Chair), Richard P. Shanley and Parker A. Weil.
Compensation Committee. All of 180 Degree Capital’s Compensation Committee members satisfy the “independence” requirements of the Nasdaq rules and are not “interested” directors for the purposes of the 1940 Act. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to total compensation – that is, changes in components of total compensation, including base salary, bonus and equity incentive plan compensation – of the Chief Executive Officer and other executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total compensation. The Compensation Committee also annually reviews benefits for all employees.
The members of the Compensation Committee are Parker A. Weil (Chair), Richard P. Shanley and Stacy R. Brandom. Each has managed and determined the compensation of employees as part of past roles and responsibilities as executives and/or members of boards of directors.
Nominating Committee. All of 180 Degree Capital’s Audit Committee members satisfy the “independence” requirements of the Nasdaq Global Market rules and are not “interested” directors for the purposes of the 1940 Act. The Nominating Committee as an advisory committee to the Board by identifying individuals qualified to serve on the Board as directors and on committees of the Board, and to recommend that the Board select the Board nominees for the next annual meeting of shareholders. The Nominating Committee annually reviews the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, potential conflicts of interest, diversity, age, skills, including risk assessment skills and specific past experience or particular expertise that would be useful to the Company, and industry backgrounds and knowledge in the context of the needs of the Board and the Company. The Nominating Committee also considers the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation in meetings. In particular, the Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business.
While the Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating Committee considers diversity in the context of the 180 Degree Capital Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (skills, industry, professional, public service) of current and prospective directors to facilitate 180 Degree Capital Board deliberations that reflect a broad range of perspectives. The 180 Degree Capital Board believes that director nominees should not be chosen nor excluded solely or largely because of age, race, color, gender, national origin or sexual orientation or identity. Most importantly, the 180 Degree Capital Board believes that diversity of experience is an important factor to consider when evaluating nominees because of the breadth of our business as a publicly traded, registered closed-end fund.
The Nominating Committee evaluates all candidates for the 180 Degree Capital Board based on the above qualifications, regardless of whether the candidate was nominated by an officer, board member or shareholder. The Nominating Committee also conducts annual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, by reviewing the considerations described above and past contributions to the 180 Degree Capital Board.
Preliminary interviews of director candidates may be conducted by the Chairman of the Nominating Committee or, at his request, any other member of the Nominating Committee or 180 Degree Capital Board, the Lead Independent Director and the Chairman of the 180 Degree Capital Board. Background material pertaining to director candidates is distributed to the members of the Nominating Committee for their review. Director candidates who the Nominating Committee determines merit further consideration are interviewed by the Chairman of the Nominating Committee and such other Nominating Committee members, directors and key senior management personnel as determined by the Chairman of the Nominating Committee. The results of these interviews are considered by the Nominating Committee in its deliberations. We do not currently pay any third party a fee to assist in the process of identifying and evaluating candidates.

The Nominating Committee operates pursuant to a written charter approved by the 180 Degree Capital Board. The Nominating and Management Development Committee Charter sets out the responsibilities, authority and duties of the Nominating Committee. The Nominating and Management Development Committee Charter is available on our website (https://ir.180degreecapital.com/corporate-governance).
The members of the Nominating Committee are Parker A. Weil (Chair), Richard P. Shanley and Stacy R. Brandom.
Valuation Committee. The Valuation Committee has the full power and authority of the 180 Degree Capital Board in reviewing and approving the valuation of 180 Degree Capital’s securities for reporting purposes pursuant to valuation procedures that were established and approved by the 180 Degree Capital Board.
The members of the Valuation Committee are Richard P. Shanley (Chair), Parker A. Weil and Stacy R. Brandom.
Assessment
The 180 Degree Capital Board conducts an annual self-assessment of its performance as well as the performance of the committees of the 180 Degree Capital Board, the results of which are discussed with the full 180 Degree Capital Board. This self-assessment may take place as part of the Nominating Committee’s assessment and determination of the characteristics and critical skills required of prospective candidates for election to the 180 Degree Capital Board and making recommendations to the 180 Degree Capital Board with respect to assignments of 180 Degree Capital Board members to various committees.
Board Term Limits and Other Mechanisms of Board Renewal
At the date hereof, 180 Degree Capital has not adopted term limits for the directors on the 180 Degree Capital Board or other mechanisms of board renewal. It is the general policy of the Company that no director having attained the age of 75 years shall be nominated for re-election or reappointment to the 180 Degree Capital Board. However, the 180 Degree Capital Board may determine to waive this policy in individual cases. The 180 Degree Capital Board believes that its process of assessment of directors on an annual basis ensures that the board has the requisite skills and qualifications to guide the activities of 180 Degree Capital. As the requirements of 180 Degree Capital change the board will seek new directors with skills as are appropriate to continue the growth of 180 Degree Capital and its changing needs.
Representation of Women on the 180 Degree Capital Board, Consideration of the Representation of Women in the Director Identification and Selection Process, Representation of Women in the Director Identification and Selection Process and Representation of Women in Executive Officer Appointments
The 180 Degree Capital Board has not adopted a written policy regarding the representation, identification and nomination of women to the 180 Degree Capital Board. Given the size and stage of development of 180 Degree Capital, the 180 Degree Capital Board has not set any targets with regards to the representation of women on the 180 Degree Capital Board. At this time, there is one female 180 Degree Capital Board member.
180 Degree Capital provides the following information regarding the proportion of gender diversity in the organization for the year ended December 31, 2024:

Proportion of female/total number of persons employed
Females employed in 180 Degree Capital in senior executive positions	1/4 (25%)
Females appointed as a director of 180 Degree Capital	1/5 (20%)

180 Degree Capital has not at this time implemented specific measurable objectives regarding the proportion of females to be employed within the organization or implemented requirements for a proportion of female candidates for employment and 180 Degree Capital Board positions. The 180 Degree Capital Board considers that the setting of quantitative gender based measurable targets is not necessarily consistent with the merit and ability-based policies currently implemented by 180 Degree Capital.
The 180 Degree Capital Board has not set any targets with regards to the representation of women on the 180 Degree Capital Board and in executive officer positions. The 180 Degree Capital Board considers numerous factors in identifying 180 Degree Capital Board candidates and executive officers, including gender, education, industry experience, and independence. As of the date hereof, 180 Degree Capital has five directors, one of whom is a woman.
AUDIT COMMITTEE
See “Corporate Governance – Board Committees” for more information on 180 Degree Capital’s Audit Committee. 180 Degree Capital has adopted an Audit Committee Charter, the text of which is attached as Exhibit “B” hereto, and which sets forth the purpose, composition, authority and responsibility of the Audit Committee.
Relevant Education and Experience
The relevant education and experience of the members of the Audit Committee are as follows:

Name	Relevant Education and Experience	Independent	Financially Literate
Stacy R. Brandom
Chief Financial Officer of Save the Children U.S. from 2015 to 2019; Executive Vice President and Chief Financial Officer of Trinity Wall Street from 2009 to 2015; Managing Advisor of Brandom Advisors from 2008 to 2009. Chief Financial Officer and Managing Director of Citi Smith Barney from 2005 to 2007; Various positions at JPMorgan Chase and its predecessor firms from 1984 to 2005, including Chief Financial Officer of JP Morgan Chase Corporate Sector and Chase Commercial Banking Group; Head of Strategy and Administration, Corporate Business Service of JP Morgan Chase; Head of Strategy and Administration and Managing Director, Global Investment Banking (Chase); Head of Strategy and Managing Director, Global Bank (Chemical Bank, pre- Chase merger).

Graduated from the University of North Texas (B.B.A.) and the Kellogg School of Business at Northwestern University (M.B.A.).
		Yes	Yes
Richard P. Shanley
Partner of Deloitte & Touche LLP from 2001 to 2006; 30 years of public accounting experience, serving as lead audit partner on numerous audit engagements for public and private companies and companies making public stock offerings; Member of the Board of Directors of HALE.life Corporation since 2017; Managing Director of Great Eastern Behavioral Partners, LLC, a privately held company, from 2018 to 2020.

Member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants; Licensed Certified Public Accountant in New York.

Graduated from Fordham University (B.S.) and Long Island University (M.B.A.).
		Yes	Yes
Parker A. Weil
Global Co-Head of Investment Banking at TD Cowen since 2018; Managing Director of investment banking for Stifel Financial Corp. from 2012 to 2018; 30+ years in investment banking serving as an advisor, underwriter and placement agent on numerous initial public offerings, add-on financings and merger and acquisition transactions; Member of the board of directors of Clean Energy Fuels Corporation from 2020 to 2024;

Graduated from the University of Pennsylvania (B.A.) and the Kellogg Graduate School of Management at Northwestern University (M.B.A.).
		Yes	Yes

Audit Committee Oversight

Since the commencement of the most recently completed financial year, no recommendation of the Audit Committee to nominate or compensate an external auditor was not adopted by the 180 Degree Capital Board.

Pre-Approval Policies and Procedures
180 Degree Capital has adopted specific policies and procedures for the engagement of non-audit services. These policies and procedures provide that the Audit Committee (or the Chairman pursuant to delegated authority) must pre-approve all auditing services and permitted non-audit services and that all such requests to provide services must be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Chief Financial Officer. These policies and procedures are set forth in Annex B to the Audit Committee Charter attached as Exhibit “B” hereto.
External Auditor Service Fees
The aggregate fees billed to 180 Degree Capital by EisnerAmper LLP, 180 Degree Capital’s external auditor, for the respective years ended December 31, 2024 and 2023, are as follows:
Total remuneration paid or payable to auditors during the financial year:

	2024	2023
	US$	US$
Audit Fees	183,750	178,500
Audit-Related Fees	0	0
Tax Fees	35,175	34,125
All Other Fees	0	0
Total Fees	218,925	212,625

Audit fees include fees for professional services rendered by of EisnerAmper LLP in connection with its annual audit of 180 Degree Capital’s consolidated financial statements and assistance with and review of documents filed with the SEC.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of 180 Degree Capital's consolidated financial statements and are not reported under “Audit Fees.” This includes fees billed for issuances of consents for Registration Statements and consultation regarding financial accounting standards and reporting standards. 180 Degree Capital incurred no audit-related fees for the fiscal years ended December 31, 2024 and December 31, 2023.
Tax fees consist of fees billed for professional services for corporate and subsidiary tax compliance, tax advice and tax planning. These services included assistance regarding federal, state, local and international tax compliance.
All other fees would include fees for products and services other than the services reported above. In 2024 and 2023, no such fees were paid to EisnerAmper LLP.
LEGAL PROCEEDINGS AND REGULATORY ACTIONS
Legal Proceedings
Since the beginning of 180 Degree Capital’s most recently completed financial year, there have been and are no legal proceedings outstanding, threatened or pending, by or against 180 Degree Capital or to which 180 Degree Capital is a party or to which any of 180 Degree Capital’s property is subject, nor to 180 Degree Capital’s knowledge are any such legal proceedings contemplated, which could become material to 180 Degree Capital.

Regulatory Actions
180 Degree Capital is not subject to, and in the last three years immediately preceding the date hereof, has not been subject to (i) any penalties or sanctions imposed against 180 Degree Capital by a securities regulatory authority; (ii) any other penalties or sanctions imposed by a court or regulatory body against 180 Degree Capital that would likely be considered important to a reasonable investor making an investment decision or (iii) any settlement agreement entered into before a court relating to applicable securities legislation or with a securities regulatory authority.
INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
Other than as disclosed elsewhere in this Preliminary Joint Proxy Statement/Prospectus, within the three most recently completed financial years or during the current financial year, no director or executive officer of 180 Degree Capital, or shareholder who beneficially owns, or controls or directs, directly or indirectly, more than 10% of outstanding TURN Common Shares, or any known associates or affiliates of such persons, has or has had any material interest, direct or indirect, in any transaction or in any proposed transaction that has materially affected or is reasonably expected to materially affect 180 Degree Capital. For further information, see the section entitled “Interests of 180 Degree Capital Directors and Executive Officers in the Mergers” in this Preliminary Joint Proxy Statement/Prospectus.
AUDITORS, TRANSFER AGENTS AND REGISTRARS
Auditor
180 Degree Capital’s auditor is EisnerAmper LLP, located at 733 3rd Avenue, New York, New York 10017. EisnerAmper LLP has advised 180 Degree Capital that it is independent of 180 Degree Capital in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.
Transfer Agent
The transfer agent and registrar for TURN Common Shares is Equiniti Trust Company, LLC, which is located at EQ Shareowner Services, PO Box 64874, St. Paul, Minnesota, 55164-0874, where transfers of securities of 180 Degree Capital may be recorded.
MATERIAL CONTRACTS
Other than the contracts entered into in the ordinary course of business and as disclosed below, there are no material contracts entered into by 180 Degree Capital since the beginning of the most recently completed fiscal year, or that are still in effect prior to the date of this Annex G.
•Merger Agreement – See “The Merger Agreement” in the body of this Preliminary Joint Proxy Statement/Prospectus;
LEGAL MATTERS

[Certain legal opinions with respect to matters addressed in the Preliminary Joint Proxy Statement/Prospectus of which this Annex G forms part have been or will be provided by each of Proskauer Rose LLP and Dechert LLP in accordance with applicable regulatory requirements under U.S. federal securities laws or the terms and conditions of the Merger Agreement, as applicable. With respect to each of Proskauer Rose LLP and Dechert LLP, neither the attorneys who worked on each firm’s respective opinions, nor the attorneys who comprise each firm’s respective executive management team, collectively beneficially own as a group, directly or indirectly, 1% or more of the issued and outstanding TURN Common Shares as of the date of this Preliminary Joint Proxy Statement/Prospectus.]

EXPERTS

EisnerAmper LLP prepared the independent auditor’s report for the audited annual consolidated financial statements of 180 Degree Capital for the years ended December 31, 2024 and December 31, 2023. EisnerAmper LLP has advised 180 Degree Capital that it is independent of 180 Degree Capital in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

Certain financial opinions with respect to matters addressed in the Preliminary Joint Proxy Statement/Prospectus of which this Annex G forms part have been or will be provided by Fenchurch Advisory US, LLC. With respect to Fenchurch Advisory US, LLC, neither its employees who worked on the opinion, or who comprise the firm’s respective executive management team, collectively beneficially own as a group, directly or indirectly, 1% or more of the issued and outstanding MLC Common Shares or TURN Common Shares as of the date of this Preliminary Joint Proxy Statement/Prospectus.

Exhibit “A”
180 Degree Capital Corporate Governance Guidelines
Adopted as of November 2, 2006
Last Amended November 3, 2016
Last Amended July 31, 2017

The following Corporate Governance Guidelines have been adopted by the Board of Directors (the “Board”) of 180 Degree Capital Corp. (the “Company”) to assist the Board in the exercise of its responsibilities. These Corporate Governance Guidelines are not intended to change or interpret any Federal or state law or regulation, including the New York Business Corporation Law, or the Certificate of Incorporation or By-laws of the Company. These Corporate Governance Guidelines are subject to modification from time to time by the Board.

THE BOARD

Role of Directors

The business and affairs of the Company shall be managed by or under the direction of the Board. A director is expected to spend the time and effort necessary to properly discharge such director's responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman of the Board or the Chairman of the appropriate committee in advance of such meeting.

The Board's Goals

The Board's goals are to build long-term value for the Company's shareholders and to assure the vitality of the Company for its portfolio companies, employees and the other individuals and organizations who depend on the Company.

To achieve these goals the Board will monitor both the performance of the Company (in relation to its goals, strategy and competitors) and the performance of the Chief Executive Officer, and offer him or her constructive advice and feedback. When it is appropriate or necessary, it is the Board's responsibility to remove the Chief Executive Officer and to select his or her successor.

Selection of the Chairman of the Board

The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board shall be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time.

Size of the Board

The size of the Board may be increased or decreased if determined to be appropriate by the Board. For example, it may be desirable to increase the size of the Board in order to accommodate the availability of an outstanding candidate for director.

Selection of New Directors

The Board shall be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its Board membership recommendations, the Nominating Committee shall also consider advice and recommendations from others as it deems appropriate.

The Nominating Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may establish procedures, from time to time, regarding shareholder submission of candidates.

Board Membership Criteria

The Nominating Committee shall be responsible for assessing the appropriate balance of criteria required of Board members.

The Nominating Committee may apply several criteria in selecting nominees. At a minimum, the Committee shall consider independence, potential conflicts of interest, diversity, age, skills, including risk assessment skills and specific past experience or particular expertise that would be useful to the Company, and industry backgrounds and knowledge in the context of the needs of the Board and the Company. The Nominating Committee also considers the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation in meetings. In particular, the Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business.

Other Public Company Directorships

The Company does not have a policy limiting the number of other public company boards of directors upon which a director may sit, in general. However, the Nominating Committee shall consider the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member.

Although the Company does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to Board membership and expects that the members of its Board be fully committed to devoting all such time as is necessary to fulfill their Board responsibilities, both in terms of preparation for, and attendance and participation at meetings.

In addition, in recognition of the enhanced time commitments associated with membership on a public company's audit committee, the Board has adopted a policy that no member of the Audit Committee may serve simultaneously on the audit committees of more than two (2) other public companies.

Independence of the Board

The Board shall be comprised of a majority of directors who qualify as non-interested directors as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act") and the Nasdaq Stock Market ("Independent Directors").

The CCO, or his/her designee shall review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), including additional qualifications prescribed under the 1940 Act, the listing standards of the Nasdaq Stock Market or under applicable law, and shall report back to the board if any issue arises. The Board may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the 1940 Act, the listing standards of the Nasdaq Stock Market or under applicable law, the directors shall promptly inform the Chairman of the Board and the CCO, or his/her designee.

Lead Independent Director

If the Chairman of the Board is not an Independent Director, the Company's Independent Directors will designate one of the Independent Directors on the Board to serve as a lead Independent Director (the "Lead Independent Director"). If the Chairman of the Board is an Independent Director then he or she shall serve as Lead Independent Director. The Lead Independent Director's duties will include coordinating the activities of the

Independent Directors, coordinating the agenda for and moderating sessions of the Board's Independent Directors and other non-management directors, and facilitating communications between the other members of the Board.

In performing the duties described above, the Lead Independent Director is expected to consult with the Chairmen of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairmen.

Directors Who Change Their Present Job Responsibility

Directors who are also employees of the Company are expected to resign from the Board at the same time they leave employment with the Company.

The Board does not believe that non-employee directors who retire or change the position they held when they became a member of the Board should necessarily leave the Board. Promptly following such event, the director must notify the Nominating Committee, which shall review the continued appropriateness of the affected director remaining on the Board under the circumstances. The affected director is expected to act in accordance with the Nominating Committee’s recommendation following such review.

Retirement Age

It is the general policy of the Company that no director having attained the age of 75 years shall be nominated for re-election or reappointment to the Board. However, the Board may determine to waive this policy in individual cases.

Director Tenure

In connection with each director nomination recommendation, the Nominating Committee shall consider the issue of continuing director tenure and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. An individual director’s re-nomination is dependent upon such director’s performance, as well as a suitability review, each to be conducted by the Nominating Committee in connection with each director nomination recommendation.

Board Compensation

A director who is also an officer of the Company shall not receive additional compensation for such service as a director.

The Company believes that compensation for non-employee directors should be competitive and should encourage increased ownership of the Company’s stock through the payment of a portion of director compensation in restricted stock. Directors may also choose to purchase shares with some or all of their cash compensation. The Compensation Committee will periodically review the level and form of the Company's director compensation. Such review will also include a review of both direct and indirect forms of compensation to the Company's directors, including any charitable contributions by the Company to organizations in which a director is affiliated and consulting or other similar arrangements between the Company and a director. Changes to director compensation will be proposed to the full Board for consideration.

Separate Sessions of Independent Directors

The Independent Directors of the Company shall meet in executive session without management on a regularly scheduled basis, but no less than four times a year. The Lead Independent Director shall preside at such executive sessions, or in such director's absence, another Independent Director designated by the Lead Independent Director shall preside at such executive sessions.

Communication with Directors

Any interested parties desiring to communicate with the Lead Independent Director and the other non-management directors regarding the Company may directly contact such directors by mail. To communicate with the

Board or any member of the Board, correspondence should be addressed to the Board or the Board members with whom they wish to communicate by either name or title. All such correspondence should be sent c/o 180 Degree Capital Corp., 7 N. Willow Street, Suite 4B, Montclair, NJ 07042. Such correspondence will be forwarded to the appropriate board member or members after screening to eliminate marketing and junk mail.

Self-Evaluation by the Board

The Chairman of the Board will sponsor an annual self-assessment of the Board's performance as well as the performance of the committees of the Board, the results of which will be discussed with the full Board. The assessment should include a review of any areas in which the Board or management believes the Board can make a better contribution to the Company. This self-assessment may take place as part of the Nominating Committee’s assessment and determination of the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.

Strategic Direction of the Company

Normally it is management's job to formalize, propose and implement strategic choices and the Board's role to approve strategic direction and evaluate strategic results. However, as a practical matter, the Board and management will be better able to carry out their respective strategic responsibilities if there is an ongoing dialogue among the Chief Executive Officer, other members of top management and other Board members. To facilitate such discussions, members of senior management who are not directors may be invited to participate in Board meetings when appropriate.

Board Access to Management

Board members shall have access to the Company's management and, as appropriate, to the Company's outside advisors. Board members shall coordinate such access through the Chairman of the Board.

Attendance of Management Personnel at Board Meetings

The Board encourages the Chief Executive Officer to bring members of management from time to time into Board meetings to (i) provide management insight into items being discussed by the Board which involve the manager; (ii) make presentations to the Board on matters which involve the manager; and (iii) bring managers with significant potential into contact with the Board. Attendance of such management personnel at Board meetings is at the discretion of the Board.

Board Materials Distributed in Advance

Information and materials that are important to the Board's understanding of the agenda items and other topics to be considered at a Board meeting should, to the extent practicable, be distributed sufficiently in advance of the meeting to permit prior review by the directors. In the event of a pressing need for the Board to meet on short notice or if such materials would otherwise contain highly confidential or sensitive information, it is recognized that written materials may not be available in advance of the meeting.

Board Minutes

No changes, deletions or additions to approved minutes or attachments are permitted without the express approval of the Board, duly noted in its minutes.

Board Interaction with Institutional Investors, Analysts, Press and Customers

The Board believes that management generally should speak for the Company. Each director shall refer all inquiries from institutional investors, analysts, the press or customers to the Chief Executive Officer, the President, the Chief Financial Officer, or his or her designee.

Board Orientation and Continuing Education

The Company shall provide new directors with a director orientation, under the direction of the Chairman, to familiarize such directors with, among other things, the Company's business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. Each director is expected to participate in Company sponsored training programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a director.

Director Attendance at Annual Meetings of Shareholders

Our Directors are encouraged to attend the Company's annual meeting of shareholders. A director who is unable to attend the Company’s annual meeting of shareholders (which it is understood will occur on occasion) is expected to notify the Chairman of the Board.

BOARD MEETINGS

Frequency of Meetings

There shall be four regularly scheduled meetings of the Board each year. The Chairman of the Board of Directors may call, and at the request of any two directors must call, a special meeting of the Board of Directors, three days’ notice of which shall be given by overnight United States Mail or by Federal Express or any other private overnight courier service, or two days’ notice of which shall be given personally or by telephone, telecopier or telefax (or similar communications equipment), telegram, cable or electronic mail, to each director.

Selection of Agenda Items for Board Meetings

The Chairman of the Board, in consultation with the Lead Independent Director and the CCO, or his/her designee shall prepare agendas for each meeting of the Board. Each Board member shall be free to suggest inclusion of items on the agenda as well as free to raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

COMMITTEE MATTERS

Number and Names of Board Committees

The Company shall have five standing committees: Audit, Nominating, Compensation, Independent and Valuation. The purpose and responsibilities for at least the Audit, Nominating and Compensation committees shall be outlined in committee charters adopted by the Board. The Board may want, from time to time, to form a new committee or disband a current committee depending on circumstances. In addition, the Board may determine to form ad hoc committees from time to time, and determine the composition and areas of competence of such committees.

Independence of Board Committees

Each of the Audit Committee, the Nominating Committee and the Compensation Committee shall be composed entirely of Independent Directors satisfying applicable legal, regulatory and stock exchange requirements necessary for an assignment to any such committee.

Assignment and Rotation of Committee Members

The Nominating Committee shall be responsible, after consultation with the Chairman of the Board and the Lead Independent Director, for making recommendations to the Board with respect to the assignment of Board members to various committees. After reviewing the Nominating Committee's recommendations, the Board shall be responsible for appointing the Chairman and members to the committees on an annual basis.

The Nominating Committee shall annually review the Committee assignments and shall consider the rotation of the Chairman and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

SUCCESSION PLANNING

The Board shall plan for the succession to the position of the Chief Executive Officer. The Company's Business Continuity Plan shall provide for short-term succession in the case of an emergency. Such Business Continuity Plan shall be reviewed by the CFO and CCO, and his/her designee on an annual basis and revisions shall be approved by the Board.

Exhibit “B”
180 Degree Capital Audit Committee Charter
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF 180 DEGREE CAPITAL CORP.
(As Adopted on November 1, 2007 and Most Recently Updated on November 4, 2019)

The Board of Directors (the “Board”) of 180 Degree Capital Corp. (the “Company”) has determined that the Audit Committee of the Board shall assist the Board in fulfilling certain of the Board’s oversight responsibilities. The Board hereby adopts this Charter to establish the governing principles of the Audit Committee and shall review and reassess the adequacy of this Charter on an annual basis.

I.Role of the Audit Committee

The role of the Audit Committee is to act on behalf of the Board in fulfilling the following responsibilities of the Board:

1.To oversee all material aspects of the Company’s accounting and financial reporting processes, internal control and audit functions, except those that are specifically related to the responsibilities of another committee of the Board;

2.To monitor the independence and performance of the Company’s independent registered public accountants;

3.To provide a means for open communication among the Company’s independent registered public accountants, financial and senior management and the Board; and

4.To oversee compliance by the Company with legal and regulatory requirements.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct financial statement audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The responsibility to plan and conduct financial statement audits is that of the Company’s independent registered public accountants. The Company’s management has the responsibility to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to assure the Company’s compliance with laws and regulations. The primary responsibility for these matters also rests with the Company’s management.

II.Composition of the Audit Committee

1.The Board shall designate the members of the Audit Committee and each member shall serve, subject to his or her earlier resignation or removal from the Audit Committee or his or her ceasing to be a director, until the next such meeting and until their successors are designated by the Board.

2.The Audit Committee shall consist of at least three members, but no more than six members. The members of the Audit Committee shall meet the independence and experience requirements of the rules of the principal market or transaction reporting system on which the Company’s securities are traded or quoted (currently, the Nasdaq Global Market), Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

III.Meetings of the Audit Committee

The Audit Committee shall meet at least four (4) times each year and more frequently as circumstances may require. The Audit Committee shall be responsible for meeting with the independent registered public accountants at their request to discuss the interim financial statements. The Audit Committee shall meet privately with the independent registered public accountants at least annually in a separate executive session.

I.Responsibilities of the Audit Committee

The Audit Committee shall assist the Board in overseeing the Company’s financial and operating reporting practices, internal controls and compliance with laws and regulations.

Specifically, the Audit Committee shall have the responsibility with respect to:

1.The Company’s Risks and Control Environment:

i.To discuss with the Company’s management and independent registered public accountants the integrity of the Company’s financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks; and

i.To investigate and follow up on any matters brought to its attention within the scope of its duties.

1.The Company’s Independent Registered Public Accountants:

i.The Audit Committee shall have the sole authority to appoint or replace the independent registered public accountants (subject, to ratification by the independent directors of the Board). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent registered public accountants (including resolution of disagreements between management and the independent registered public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accountants shall report directly to the Audit Committee;

i.To ensure that the Audit Committee receives annually from the Company’s independent registered public accountants the information about all of the relationships between the independent registered public accountants and the Company that the independent registered public accountants are required to provide to the Audit Committee, to actively engage in a dialogue with the independent registered public accountants about any relationships between the independent registered public accountants and the Company or any services that the independent registered public accountants provide or propose to provide that may affect the objectivity and independence of the independent registered public accountants and to take, or recommend that the Board take, any appropriate action to oversee the independence of the independent registered public accountants;

•The Audit Committee shall establish guidelines similar to those set forth in Annex A relating to the Company’s hiring of employees or former employees of the independent registered public accountants who participated in any capacity in the audit of the Company.

•The Audit Committee shall establish policies or procedures similar to those set forth in Annex B to pre-approve all auditing services and permitted non-audit services (including fees and terms thereof) (the "Covered Services") to be performed for the Company by its independent registered public accountants. The Audit Committee may form and delegate authority to the Chair of the Audit Committee or subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the Chair or such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting; and

•Obtain and review a report from the independent registered public accountant at least annually regarding (a) the independent registered public accountant’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the Company, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the Company, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent registered public accountant and the Company. Evaluate the qualification, performance and independence of the independent registered public accountant, including considering whether the auditor’s quality controls are adequate and provision of permitted non-audit service is compatible with maintaining the independent registered public accountant’s independence, and taking into account the opinions of management.

•To ensure the rotation of the lead (or coordinating) audit partner (or, if required by the rules and regulations of the SEC, other employees of the independent registered public accountants) having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

▪The Company’s Financial Reporting Process:

•To oversee the Company’s selection of and major changes to its accounting policies;

•To meet with the Company’s independent registered public accountants and financial management both to discuss the proposed scope of the audit and to discuss the conclusions of the audit, including any items that the independent registered public accountants are required by generally accepted auditing standards to discuss with the Audit Committee, such as, any significant changes to the Company’s accounting policies, the integrity of the Company’s financial reporting process and any proposed changes or improvements in financial, accounting or auditing practices;

•To discuss with the Company’s financial management and independent registered public accountants the Company’s annual results and, when appropriate, the interim results before they are made public;

•To review with management and the independent registered public accountants, prior to the filing of an audit report with the SEC, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by independent registered public accountants;

•To review with management and the independent registered public accountants, prior to the filing of an audit report with the SEC, material written communications between the independent registered public accountants and management, such as any management letter or schedule of unadjusted differences;

•Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form N-CSR and Form N-PORT about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

•To review with the independent registered public accountants, prior to the filing of an audit report with the SEC, all critical accounting policies and practices to be used;

•To review and discuss with the Company’s financial management and independent registered public accountants the Company’s audited financial statements including critical accounting policies, qualitative judgments, appropriateness of accounting principles (old and new), financial disclosure practices, and any observations regarding the quality of accounting principles and underlying estimates and, when appropriate, the Company’s interim financial statements, before they are made public;

▪To recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form N-CSR;

▪To issue for public disclosure by the Company the report required by the rules of the SEC; and

▪To review the appointment, replacement or dismissal of outside accounting firms.

▪Other Matters

◦To review and reassess the adequacy of this charter on an annual basis and recommend any changes to the Board;

◦To review reports and any financial information submitted by the Company to a government body or the public;

◦To report to the Board the matters discussed at each meeting of the Audit Committee;

◦Administer the procedures set forth in Annex C relating to the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees or any other provider of accounting related services of concerns regarding questionable accounting or auditing matters;

◦To keep an open line of communication with the financial and senior management and the independent registered public accountants and the Board;

◦To review in advance and approve any "related party" transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which such related party had, or will have, a direct or indirect material interest. For purposes of this item, a "related party" includes any director or executive officer of the Company, any nominee for election as a director, any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company's voting securities, and any member of the immediate family1 of any of the foregoing persons. The materiality of any interest is to be determined on the basis of the significance of the information to investors in light;

◦of all the circumstances of the particular case; and

◦To perform other oversight functions as requested by the full Board.

Advisors/Funding

In discharging its duties hereunder, the Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of such compensation as is determined by the Audit Committee to the independent registered public accountants and to any other advisors employed by the Audit Committee. The Company shall also provide funding for any other functions or initiatives undertaken by the Audit Committee.

ANNEX A

Hiring Guidelines for Independent Registered Public Accountant’s Employees

The Audit Committee has adopted the following practices regarding the hiring by the Company of any employee of its independent registered public accountants who participated in any capacity in the audit of the Company.
1 A person's immediate family shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

1.No member of the audit team that is auditing the Company can be hired by the Company in a financial reporting oversight role (as defined in the SEC’s Regulation S-X) for a period of 1 year following the completion of the audit for which that individual was a member of the audit team.

2.The Company’s Chief Financial Officer shall consult with the Chair of the Audit Committee prior to hiring anybody who previously worked for the independent registered public accountant.

ANNEX B

Audit Committee Pre-Approval Policy

Statement of Principles

The Audit Committee of the Board of Directors of the Company is required to pre-approve all Covered Services (as defined in this Audit Committee Charter) in order to assure that the provision of the Covered Services does not impair the auditors' independence. Unless a type of service to be provided by the independent registered public accountant is pre-approved in accordance with the terms of this Audit Committee Pre-Approval Policy (the "Policy"), it will require specific pre-approval by the Audit Committee or by any member of the Audit Committee to which pre-approval authority has been delegated.

This Policy and the Annex A to this Policy describe the Audit, Audit-Related, Tax and All Other services that are Covered Services and that have been pre-approved under this Policy. Annex A hereto sometimes is referred to herein as the "Service Pre-Approval Document". The term of any such pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Annually, the Audit Committee will review and re-approve this Policy and approve or re-approve the Service Pre-Approval Document for that year, together with any changes deemed necessary or desirable by the Audit Committee. The Audit Committee may, from time to time, modify the nature of the services pre- approved, the aggregate level of fees pre-approved or both. The Audit Committee hereby directs that each version of this Policy and the Service Pre-Approval Document approved, re-approved or amended from time to time be maintained with the books and records of the Company.

Delegation

In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under this Policy to the Chair of the Audit Committee (the "Chair"). The Chair shall report any pre-approval decisions under this Policy to the Audit Committee at its next scheduled meeting. At each scheduled meeting, the Audit Committee will review the Covered Services pre-approved by the Chair pursuant to delegated authority, if any, and the fees related thereto. Based on these reviews, the Audit Committee can modify, at its discretion, the pre-approval originally granted by the Chair pursuant to delegated authority. This modification can be to the nature of services pre-approved, the aggregate level of fees approved, or both. The Audit Committee expects pre-approval of Covered Services by the Chair pursuant to this delegated authority to be the exception rather than the rule and may modify or withdraw this delegated authority at any time the Audit Committee determines that it is appropriate to do so.

Pre-Approved Fee Levels

Fee levels for all Covered Services to be provided by the independent registered public accountant and pre-approved under this Policy will be established annually by the Audit Committee and set forth in the Service Pre-Approval Document. Any increase in pre-approved fee levels will require specific pre-approval by the Audit Committee (or the Chair pursuant to delegated authority).

Audit Services

The terms and fees of the annual Audit services engagement for the Company are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions or fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement specifically approved by the Audit Committee, any other Audit services for the Company not listed in the Service Pre-Approval Document for the respective period must be specifically pre-approved by the Audit Committee (or the Chair pursuant to delegated authority).

Audit-Related Services

Audit-Related services are assurance and related services that are not required for the audit, but are reasonably related to the performance of the audit or review of the financial statements of the Company or that are traditionally performed by the independent registered public accountant. Audit-Related services that are Covered Services and are not listed in the Service Pre-Approval Document for the respective period must be specifically pre-approved by the Audit Committee (or the Chair pursuant to delegated authority).

Tax Services

The Audit Committee believes that the independent registered public accountant can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor's independence. However, the Audit Committee will not permit the retention of the independent registered public accountant in connection with a transaction initially recommended by the independent registered public accountant, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986 and related regulations. Tax services that are Covered Services and are not listed in the Service Pre-Approval Document for the respective period must be specifically pre-approved by the Audit Committee (or the Chair pursuant to delegated authority).

All Other Services

All Other services that are Covered Services and are not listed in the Service Pre-Approval Document for the respective period must be specifically pre-approved by the Audit Committee (or the Chair pursuant to delegated authority).

Procedures

Requests or applications to provide Covered Services that require approval by the Audit Committee (or the Chair pursuant to delegated authority) must be submitted to the Audit Committee or the Chair, as the case may be, by both the independent registered public accountant and the Chief Financial Officer. A request or application submitted to the Chair between scheduled meetings of the Audit Committee should include a discussion as to why approval is being sought prior to the next regularly scheduled meeting of the Audit Committee.

ANNEX H - INTERIM ORDER

[To be included in future filing by amendment]

H-1

ANNEX I - SECTION 185 OF THE OBCA

Rights of dissenting shareholders
185     (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,
(a)    amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;
(b)    amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
(c)    amalgamate with another corporation under sections 175 and 176;
(d)    be continued under the laws of another jurisdiction under section 181;
(d.1) be continued under the Co-operative Corporations Act under section 181.1;
(d.2) be continued under the Not-for-Profit Corporations Act, 2010 under section 181.2; or
(e)    sell, lease or exchange all or substantially all its property under subsection 184 (3), a holder of shares of any class or series entitled to vote on the resolution may dissent. R.S.O. 1990, c. B.16, s. 185 (1); 2017, c. 20, Sched. 6, s. 24.

Idem
(2)    If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,
(a)    clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or
(b)    subsection 170 (5) or (6). R.S.O. 1990, c. B.16, s. 185 (2).

One class of shares
(2.1)     The right to dissent described in subsection (2) applies even if there is only one class of shares. 2006, c. 34, Sched. B, s. 35.

Exception
(3)    A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,
(a)    amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or
(b)    deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986. R.S.O. 1990, c. B.16,
s. 185 (3).

Shareholder’s right to be paid fair value
(4)    In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted. R.S.O. 1990, c. B.16, s. 185 (4).

No partial dissent
(5)    A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. R.S.O. 1990, c. B.16, s. 185 (5).

Objection
(6)    A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent. R.S.O. 1990, c. B.16, s. 185 (6).

Idem
(7)    The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6). R.S.O. 1990, c. B.16, s. 185 (7).

Notice of adoption of resolution
(8)    The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection. R.S.O. 1990, c. B.16, s. 185 (8).

Idem
(9)    A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights. R.S.O. 1990, c. B.16, s. 185 (9).

Demand for payment of fair value
(10)    A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,
(a)    the shareholder’s name and address;
(b)    the number and class of shares in respect of which the shareholder dissents; and
(c)    a demand for payment of the fair value of such shares. R.S.O. 1990, c. B.16, s. 185 (10).

Certificates to be sent in
(11)    Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates, if any, representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent. R.S.O. 1990, c. B.16, s. 185 (11); 2011, c. 1, Sched. 2, s. 1 (9).

Idem
(12)    A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section. R.S.O. 1990, c. B.16, s. 185 (12).

Endorsement on certificate
(13)    A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder. R.S.O. 1990, c. B.16, s. 185 (13).

Rights of dissenting shareholder
(14)    On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,
(a)    the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);
(b)    the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or
(c)    the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10). R.S.O. 1990, c. B.16, s. 185 (14); 2011, c. 1, Sched. 2, s. 1 (10).

Same
(14.1)     A dissenting shareholder whose rights are reinstated under subsection (14) is entitled, upon presentation and surrender to the corporation or its transfer agent of any share certificate that has been endorsed in accordance with subsection (13),
(a)    to be issued, without payment of any fee, a new certificate representing the same number, class and series of shares as the certificate so surrendered; or
(b)    if a resolution is passed by the directors under subsection 54 (2) with respect to that class and series of shares,
(i)    to be issued the same number, class and series of uncertificated shares as represented by the certificate so surrendered, and
(ii)    to be sent the notice referred to in subsection 54 (3). 2011, c. 1, Sched. 2, s. 1 (11).
Same
(14.2)     A dissenting shareholder whose rights are reinstated under subsection (14) and who held uncertificated shares at the time of sending a notice to the corporation under subsection (10) is entitled,
(a)    to be issued the same number, class and series of uncertificated shares as those held by the dissenting shareholder at the time of sending the notice under subsection (10); and
(b)    to be sent the notice referred to in subsection 54 (3). 2011, c. 1, Sched. 2, s. 1 (11).

Offer to pay
(15)    A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a)a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or
(b)if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares. R.S.O. 1990, c. B.16, s. 185 (15).

Idem
(16)     Every offer made under subsection (15) for shares of the same class or series shall be on the same terms. R.S.O. 1990, c. B.16, s. 185 (16).

Idem
(17)     Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made. R.S.O. 1990, c. B.16, s. 185 (17).

Application to court to fix fair value
(18)    Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder. R.S.O. 1990, c. B.16, s. 185 (18).

Idem
(19)    If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow. R.S.O. 1990, c. B.16, s. 185 (19).

Idem
(20)    A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19). R.S.O. 1990, c. B.16, s. 185 (20).

Costs

(21)    If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders. R.S.O. 1990, c. B.16, s. 185 (21).

Notice to shareholders
(22)    Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,
(a)has sent to the corporation the notice referred to in subsection (10); and
(b)has not accepted an offer made by the corporation under subsection (15), if such an offer was made, of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions. R.S.O. 1990, c. B.16, s. 185 (22).

Parties joined
(23)    All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application. R.S.O. 1990, c. B.16, s. 185 (23).

Idem
(24)    Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders. R.S.O. 1990, c. B.16, s. 185 (24).

Appraisers
(25)    The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders. R.S.O. 1990, c. B.16, s. 185 (25).

Final order
(26)    The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b). R.S.O. 1990, c. B.16, s. 185 (26).

Interest
(27)    The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment. R.S.O. 1990, c. B.16, s. 185 (27).

Where corporation unable to pay
(28)    Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares. R.S.O. 1990, c. B.16, s. 185 (28).

Idem
(29)    Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,
(a)withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or
(b)retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders. R.S.O. 1990, c. B.16, s. 185 (29).

Idem
(30)    A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,
(a)the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or
(b)the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities. R.S.O. 1990, c. B.16, s. 185 (30).

Court order
(31)     Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission. 1994, c. 27, s. 71 (24).

Commission may appear
(32)    The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation. 1994, c. 27, s. 71 (24).

ANNEX J - NOTICE OF APPLICATION FOR FINAL ORDER

[To be included in future filing by amendment]
J-1

ANNEX K - MLC MERGER AND EQUITY INCENTIVE PLAN RESOLUTIONS
RESOLVED THAT:
1.    The Agreement and Plan of Merger, dated January 16, 2025 (the “Merger Agreement”), by and among Mount Logan Capital Inc., a corporation existing under the laws of the Province of Ontario, Canada (“Mount Logan”), 180 Degree Capital Corp., a corporation organized under the laws of the State of New York (“TURN”), Yukon New Parent, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of TURN (“New Parent”), Polar Merger Sub, Inc., a corporation organized under the laws of the State of New York and a wholly-owned subsidiary of New Parent, and Moose Merger Sub, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of New Parent (“MLC Merger Sub”), as more particularly described and set forth in the joint proxy statement/prospectus of Mount Logan dated [●], 2025 (the “Joint Proxy Statement/Prospectus”), and all transactions contemplated thereby, including, following the continuance of Mount Logan out of the jurisdiction of the Province of Ontario to the State of Delaware by way of the domestication of Mount Logan as a Delaware limited liability company, the merger of MLC Merger Sub with and into Mount Logan, with Mount Logan surviving and continuing its existence as a limited liability company under the laws of the State of Delaware (the “MLC Merger”), are hereby authorized, approved and adopted (the “MLC Merger Resolution”).
2.    The new omnibus incentive plan of New Parent (the “2025 Plan”), as more particularly described and set forth in the Joint Proxy Statement/Prospectus, is hereby authorized, approved and adopted (the “Incentive Plan Resolution”).
3.    Notwithstanding that these resolutions have been passed by the shareholders of Mount Logan, the directors of Mount Logan are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of Mount Logan: (i) amend, modify or supplement the Merger Agreement or the 2025 Plan to the extent permitted therein; and (ii) subject to the terms of the Merger Agreement and the 2025 Plan, not to proceed with the Merger Agreement and the MLC Merger or the 2025 Plan.
4.    Any officer or director of Mount Logan is hereby authorized and directed for and on behalf of Mount Logan to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

K-1

PART II

INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

New Mount Logan has adopted provisions in its amended and restated certificate of incorporation and amended and restated by-laws that will indemnify to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of New Mount Logan or any predecessor of New Mount Logan, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of New Mount Logan or any predecessor of New Mount Logan. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liabilities arising (i) from any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director under Section 174 of the DGCL, (iv) from any transaction from which the director or officer derived an improper personal benefit, or (v) for an officer in any action by or in the right of the corporation.. These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States and do not affect the availability of equitable remedies such as an injunction or rescission.

New Mount Logan’s by-laws will provide that New Mount Logan will advance all expenses, including attorneys’ fees, to its directors and officers and persons serving at the request of New Mount Logan as a director (or equivalent position) or officer of another corporation, partnership, entity, joint venture, trust or other enterprise, in connection with legal proceedings relating to their service for or on behalf of New Mount Logan or such other entity, subject to certain limitations.

New Mount Logan plans to enter into indemnification agreements with each of its directors and executive officers. These agreements are expected to provide that New Mount Logan will indemnify each of its directors, executive officers and, at times, their affiliates to the fullest extent permitted by the DGCL. New Mount Logan will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and New Mount Logan will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of New Mount Logan or in furtherance of New Mount Logan’s rights. Additionally, certain of New Mount Logan’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, New Mount Logan expects to agree in the indemnification agreements that New Mount Logan’s obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary. The form of indemnification agreement to be entered into by each of the New Mount Logan directors and executive officers is attached as an exhibit hereto, and MLC Shareholders are encouraged to read the entire document for further information about its terms and conditions.

New Mount Logan also expects to maintain general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Under the Merger Agreement, from the effective time of the Mergers through the sixth (6th) anniversary of the date of the Mergers, New Mount Logan has agreed to maintain the exculpation, indemnification and advancement of expenses provisions in the respective organizational documents of each of Mount Logan and 180 Degree Capital, to indemnify and hold harmless each person who was, as of January 16, 2025, the signing date of the Merger Agreement, or had been at any time prior, or who becomes, prior to the effective time of the Mergers, a director or officer of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of either Mount Logan or 180 Degree Capital, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses pertaining to claims arising out of the fact that such person was a director or officer of Mount Logan or 180 Degree Capital, at or prior to the effective time of the Merger, to the fullest extent permitted under such organizational documents. In addition, New Mount Logan has agreed not to amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions in the organizational documents of New Mount Logan, Mount Logan or 180 Degree Capital (or any successor entities) in a manner which would adversely affect the rights of any indemnified period thereunder during such six (6) year period.

The Merger Agreement also provides that Mount Logan and 180 Degree Capital shall each purchase a “tail” insurance policy providing for the extension of their respective directors’ and officers’ liability coverage, which will remain in effect for a period of six (6) years from the effective time of the Mergers. The “tail insurance policies” shall provide terms and conditions that are no less advantageous to the insureds as the current directors’ and officers’ liability insurance policies maintained by each of Mount Logan and 180 Degree Capital, respectively, with respect to coverage and amounts covered thereunder of matters existing or occurring prior to the effective time of the Mergers.

Item 21. Exhibits and Financial Statement Schedules

(a)Exhibit Index

A list of exhibits filed with the registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b)Financial Statements

Mount Logan Capital Inc.—Schedule I—Summary of Investments—Other than Investments in Related Parties, as of December 31, 2024 beginning on page F-86.

Item 22. Undertakings

(a)The registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g)
(1)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)The registrant undertakes that every prospectus
(i)that is filed pursuant to paragraph (h)(1) immediately preceding, or
(ii)(ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of

1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
(3)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of January 16, 2025, by and among Mount Logan Capital Inc., 180 Degree Capital Corp., Yukon New Parent, Inc., Polar Merger Sub, Inc., and Moose Merger Sub, LLC (included as Annex A to the Preliminary Joint Proxy Statement/Prospectus and incorporated herein by reference).

3.1^	Certificate of Incorporation of Yukon New Parent, Inc., as currently in effect.
3.2^	Bylaws of Yukon New Parent, Inc., as currently in effect.
3.3^	Form of Amended and Restated Certificate of Incorporation of Yukon New Parent, Inc.
3.4^	Form of Amended and Restated By-laws of Yukon New Parent, Inc.
3.5^	Form of Limited Liability Company Agreement of Mount Logan Capital Intermediate, LLC, which will become effective immediately following the MLC Domestication.
4.1	Debenture Indenture between Mount Logan Capital Inc. and Odyssey Trust Company.
4.2	Warrant Indenture between Mount Logan Capital Inc. and Odyssey Trust Company.
5.1*	Opinion of Proskauer Rose LLP
8.1
Form of Tax Opinion of Proskauer Rose LLP (included as Exhibit A-1 to the Agreement and Plan of Merger included as Annex A to the Preliminary Joint Proxy Statement/Prospectus and incorporated herein by reference).

8.2
Form of Tax Opinion of Dechert LLP (included as Exhibit A-2 to the Agreement and Plan of Merger included as Annex A to the Preliminary Joint Proxy Statement/Prospectus and incorporated herein by reference).

10.1
Form of Mount Logan Capital Inc. Voting Agreement (included as Exhibit C to the Agreement and Plan of Merger included as Annex A to the Preliminary Joint Proxy Statement/Prospectus and incorporated herein by reference).

10.2
Form of 180 Degree Capital Corp. Voting Agreement (included as Exhibit D to the Agreement and Plan of Merger included as Annex A to the Preliminary Joint Proxy Statement/Prospectus and incorporated herein by reference).

10.3#*	Form of Indemnification Agreement.
10.4	Third Amended and Restated Servicing Agreement between Mount Logan Capital Inc. and BC Partners Advisors L.P.
10.5	2025 Omnibus Equity Incentive Plan (included as Annex E to the Preliminary Joint Proxy Statement/Prospectus and incorporated herein by reference)
10.6	Investment Advisory Agreement between Opportunistic Credit Interval Fund and Mount Logan Management LLC.
10.7	Investment Advisory Agreement between Logan Ridge Finance Corporation and Mount Logan Management LLC.
10.8†	Form of Subscription Agreement for Debenture Units of Mount Logan Capital Inc.
10.9	Incremental Amendment No. 4 to Credit Agreement, by and among MLC US Holdings LLC, the financial institutions party thereto, the Lenders party thereto, and the Agent party thereto.
10.10	Amended and Restated Promissory Note from Sierra Crest Investment Management LLC to MLC US Holdings LLC.
10.11	Amended and Restated Master Services Agreement between MLC US Holdings LLC and Sierra Crest Investment Management LLC.
10.12	Staffing Agreement by and among Mount Logan Management, LLC and BC Partners Advisors L.P.
10.13	Amended and Restated Membership Interest and Asset Purchase Agreement by and among OFM II Ovation Management LLC, Ovation Partners, LP and Mount Logan Capital Inc.
23.1	Consent of Deloitte & Touche LLP. (Mount Logan Capital Inc.)
23.2	Consent of EisnerAmper LLP (180 Degree Capital Corp.).
23.3	Consent of EisnerAmper LLP. (Yukon New Parent, Inc.).
99.9†	Schedule of Debenture Units Investors.
107^	Filing Fee Table
*    To be filed by amendment.
+     Portions of this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. New Mount Logan will furnish copies of any omitted exhibits and schedules to the SEC upon its request; provided, that New Mount Logan may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.
#     Indicates a management contract or compensatory plan.
^    Previously filed.
†    The Subscription Agreements are substantially identical in all material respects to the form of Subscription Agreement filed as Exhibit 10.8 hereto, except as to the identity of each Debenture Units Investor, the number of Debenture Units subscribed for by each Debenture Units Investor and the purchase price to be paid by each Debenture Units Investor. Pursuant to Instruction 2 to Item 601 of Regulation S-K, we have omitted filing copies of each such Subscription Agreement as exhibits to this Registration Statement on Form S-4/A and have filed a schedule as Exhibit 99.9 hereto identifying each Debenture Units Investor, the number of Debenture Units subscribed for by each Debenture Units Investor and the purchase price to be paid by each Debenture Units Investor.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 12th day of June, 2025.

YUKON NEW PARENT, INC.

By:	/s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin M. Rendino	Chief Executive Officer and Director	June 12, 2025
Kevin M. Rendino	(Principal Executive Officer)

/s/ Daniel B. Wolfe	President, Chief Financial Officer and Director	June 12, 2025
Daniel B. Wolfe	(Principal Financial Officer and Principal Accounting Officer)